As filed with the Securities and Exchange Commission on February 2, 2021

No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549
________________________________________

FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
________________________________________

ArcLight Clean Transition Corp.*
(Exact name of registrant as specified in its charter)

________________________________________

Cayman Islands*	6770	98-1551379
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

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200 Clarendon Street, 55th Floor
Boston, Massachusetts 02116
617-531-6300
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

________________________________________

John F. Erhard
Chief Executive Officer
200 Clarendon Street, 55th Floor
Boston, Massachusetts 02116
617-531-6300
(Name, address, including zip code, and telephone number, including area code, of agent for service)

________________________________________

Copies of all communications, including communications sent to agent for service, should be sent to:

Christian O. Nagler James S. Rowe Kirkland & Ellis LLP 601 Lexington Avenue New York, New York 10022 (212) 446-4800	Mark Gerstein Ryan Maierson Latham & Watkins LLP 330 North Wabash Avenue, Suite 2800 Chicago, Illinois 60611 (312) 876-7700	Dawn H. Belt Nicolas H.R. Dumont Fenwick & West LLP 801 California Street Mountain View, California 94041 (650) 988-8500

________________________________________

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

If this Form is filed to registered additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated Filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐

Exchange Act Rule 14d-l(d) (Cross-Border Third-Party Tender Offer) ☐

CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities to be Registered	Amount to be Registered(4)	Proposed Maximum Offering Price Per Unit		Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee
New Proterra Common Stock(1)	237,712,633	$23.45	(5)	$5,574,361,244	$608,162.81	(8)
New Proterra Common Stock(2)	21,425,000	$11.50	(6)	$246,387,500	$26,880.88	(8)
Warrants to purchase New Proterra Common Stock(3)	21,425,000	$7.61	(7)	$163,044,250	$17,788.13	(8)
Total	280,562,633				$652,831.82	(8)

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(1)      The number of shares of common stock of New Proterra (as defined below) being registered represents (i) 25,000,000 Class A ordinary shares underlying units issued in the initial public offering of ArcLight Clean Transition Corp., a Cayman Islands exempted company (“ArcLight”), (ii) 2,750,000 Class A ordinary shares underlying units issued pursuant to the partial exercise by the underwriters of their over-allotment option in connection with ArcLight’s initial public offering, (iii) 6,937,500 Class B ordinary shares held by ArcLight’s initial shareholders and (iv) up to 203,025,133 shares of common stock of New Proterra (the “New Proterra Common Stock”) that may be issued to the Proterra Holders (as defined in the accompanying proxy statement/prospectus) in connection with the Business Combination as described in the proxy statement/prospectus forming part of this registration statement (the “proxy statement/prospectus”).

(2)      Represents shares of New Proterra Common Stock to be issued upon the exercise of (i) 13,875,000 warrants to purchase Class A ordinary shares underlying units issued in ArcLight’s initial public offering (“public warrants”) and (ii) 7,550,000 warrants to purchase Class A ordinary shares underlying units issued in a private placement simultaneously with the closing of ArcLight’s initial public offering (“private placement warrants” and, together with the public warrants, the “ArcLight warrants”). The ArcLight warrants will convert into warrants to acquire shares of New Proterra Common Stock.

(3)      The number of warrants to acquire shares of New Proterra Common Stock being registered represents (i) 13,875,000 public warrants and (ii) 7,550,000 private placement warrants.

(4)      Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(5)      Estimated solely for the purpose of calculating the registration fee, based on the average of the high and low prices of the Class A ordinary shares of ArcLight on the Nasdaq Capital Market on January 28, 2021 ($23.45 per Class A ordinary share). This calculation is in accordance with Rule 457(f)(1) of the Securities Act.

(6)      Represents the exercise price of the warrants.

(7)      Estimated solely for the purpose of calculating the registration fee, based on the average of the high and low prices of the ArcLight public warrants on the Nasdaq Capital Market on January 28, 2021 ($7.61 per warrant). This calculation is in accordance with Rule 457(f)(1) of the Securities Act.

(8)      Calculated by multiplying the proposed maximum aggregate offering price of securities to be registered by 0.0001091.

*        Immediately prior to the consummation of the Business Combination (as defined in the accompanying proxy statement/prospectus), ArcLight, intends to effect a deregistration under the Cayman Islands Companies Act (As Revised) and a domestication under Part XII of the Delaware General Corporation Law, pursuant to which ArcLight’s jurisdiction of incorporation will be changed from the Cayman Islands to the State of Delaware (the “Domestication”). All securities being registered will be issued by the continuing entity following the Domestication, which continuing entity will be renamed “Proterra Inc” following the Effective Time. As used herein, “New Proterra” refers to ArcLight after giving effect to the Business Combination.

The registrant hereby amends this Registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary proxy statement/prospectus is not complete and may be changed. The registrant may not sell the securities described in this preliminary proxy statement/prospectus until the registration statement filed with the Securities and Exchange Commission is declared effective. This preliminary proxy statement/prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY — SUBJECT TO COMPLETION, DATED FEBRUARY 2, 2021

PROXY STATEMENT FOR
EXTRAORDINARY GENERAL MEETING OF ARCLIGHT CLEAN TRANSITION CORP.
PROSPECTUS FOR
259,137,633 SHARES OF COMMON STOCK AND 21,425,000 WARRANTS OF
ARCLIGHT CLEAN TRANSITION CORP.
(AFTER ITS DOMESTICATION AS A CORPORATION INCORPORATED IN THE STATE OF DELAWARE, WHICH WILL BE RENAMED PROTERRA INC IN CONNECTION WITH THE
DOMESTICATION DESCRIBED HEREIN)

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The board of directors of ArcLight Clean Transition Corp., a Cayman Islands exempted company (“ArcLight”), has unanimously approved the transactions (collectively, the “Business Combination”) contemplated by that certain Agreement and Plan of Merger, dated January 11, 2021 (as it may be amended, supplemented or otherwise modified from time to time, the “Merger Agreement”), by and among ArcLight, Phoenix Merger Sub, Inc., a Delaware corporation and a wholly-owned direct subsidiary of ArcLight (“Phoenix Merger Sub”), and Proterra Inc, a Delaware corporation (“Proterra”), a copy of which is attached to this proxy statement/prospectus as Annex A, including the deregistration of ArcLight under the Cayman Islands Companies Act (As Revised) and the domestication under Part XII of the Delaware General Corporation Law, pursuant to which ArcLight’s jurisdiction of incorporation will be changed from the Cayman Islands to the State of Delaware (the “Domestication”). As described in this proxy statement/prospectus, ArcLight’s shareholders are being asked to consider a vote upon each of the Domestication and the Business Combination, among other items. As used in this proxy statement/prospectus, “New Proterra” refers to ArcLight after giving effect to the Business Combination.

In connection with the Domestication, on the Closing Date prior to the Effective Time (each as defined in the accompanying proxy statement/prospectus): (i) each issued and outstanding Class A ordinary share, par value $0.0001 per share (the “Class A ordinary shares”), of ArcLight will be converted, on a one-for-one basis, into duly authorized, validly issued, fully paid and nonassessable shares of common stock, par value $0.0001 per share, of New Proterra (the “New Proterra Common Stock”); (ii) each issued and outstanding Class B ordinary share, par value $0.0001 per share (the “Class B ordinary shares”), of ArcLight will automatically convert, on a one-for-one basis, into shares of New Proterra Common Stock (of which 679,750 shares shall be subject to certain vesting and forfeiture terms as described in this proxy statement/prospectus), (iii) each issued and outstanding whole warrant to purchase Class A ordinary shares of ArcLight will automatically represent the right to purchase one share of New Proterra Common Stock at an exercise price of $11.50 per share on the terms and conditions set forth in the ArcLight warrant agreement; and (iv) the governing documents of ArcLight will be amended and restated and become the certificate of incorporation and the bylaws of New Proterra as described in this proxy statement/prospectus. Following the Effective Time, ArcLight will change its name to “Proterra Inc”. In connection with clauses (i), (ii) and (iii) of this paragraph, each issued and outstanding unit of ArcLight that has not been previously separated into the underlying Class A ordinary shares of ArcLight and the underlying warrants of ArcLight prior to the Domestication will be cancelled and will entitle the holder thereof to one share of New Proterra Common Stock and one-half of one warrant, with such whole warrant representing the right to purchase one share of New Proterra Common Stock at an exercise price of $11.50 per share, on the terms and subject to the conditions set forth in the ArcLight warrant agreement.

On the Closing Date, promptly following the consummation of the Domestication, Phoenix Merger Sub will merge with and into Proterra (the “Merger”), with Proterra as the surviving company in the Merger and, after giving effect to the Merger, Proterra will be a wholly-owned subsidiary of ArcLight (the time that the Merger becomes effective being referred to as the “Effective Time”).

In accordance with the terms and subject to the conditions of the Merger Agreement, at the Effective Time, (i) each share of Proterra outstanding as of immediately prior to the Effective Time will be exchanged for 0.8925 shares of New Proterra Common Stock, (ii) each warrant and equity award of Proterra outstanding as of immediately prior to the Effective Time will be exchanged for comparable warrants or equity awards that are exercisable for 0.8925 shares of New Proterra Common Stock, as applicable, and (iii) each outstanding secured convertible promissory note convertible into shares of Proterra stock (collectively, the “Convertible Notes”) that is not optionally converted immediately prior to the Effective Time will become convertible into shares of New Proterra Common Stock, in accordance with the terms of the Convertible Note.

It is anticipated that, upon completion of the Business Combination, (i) the Proterra Holders will own, collectively, approximately 68.6% of the outstanding New Proterra Common Stock, and (ii) ArcLight’s Initial Shareholders (as defined in the accompanying proxy statement/prospectus) will own approximately 2.6% of the outstanding New Proterra Common Stock, in each case, assuming that none of ArcLight’s outstanding public shares are redeemed in connection with the Business Combination, or approximately 77.8% and 2.9%, respectively, assuming that all of ArcLight’s outstanding public shares are redeemed in connection with the Business Combination. These percentages assume (i) 164,618,789 shares (or 167,264,804 shares assuming that all of ArcLight’s outstanding public shares are redeemed in connection with the Business Combination) of New Proterra Common Stock are issued to Proterra Holders (as defined in the accompanying proxy statement/prospectus) at the closing of the Business Combination (“Closing”); (ii) 41,500,000 shares of New Proterra Common Stock are issued in the PIPE Financing; and (iii) no ArcLight warrants to purchase New Proterra Common Stock that will be outstanding immediately following the Closing have been exercised. The share totals in clause (i) of the prior sentence are calculated assuming that all outstanding warrants and vested, in-the-money equity awards are net exercised using a $10.00 per share value, based on vesting as of January 8, 2021, assuming the conversion of the principal balance of the Convertible Notes, and without taking into account the effect of accrued unpaid cash interest or paid-in-kind interest. See “Unaudited Pro Forma Condensed Combined Financial Information” for more details. If the actual facts are different than these assumptions, the ownership percentages in New Proterra will be different.

This prospectus covers 259,137,633 shares of New Proterra Common Stock, which consists of (i) 25,000,000 shares of New Proterra Common Stock issuable upon conversion of the same number of Class A ordinary shares underlying units issued in connection with ArcLight’s initial public offering, (ii) 2,750,000 shares of New Proterra Common Stock issuable upon conversion of the same number of Class A ordinary shares underlying units issued pursuant to the partial exercise by the underwriters of their over-allotment option in connection with ArcLight’s initial public offering, (iii) 6,937,500 shares of New Proterra Common Stock issuable upon conversion the same number of Class B ordinary shares held by ArcLight’s Initial Shareholders (6,797,500 of which are held by the Sponsor, and 10% of which are subject to certain vesting and forfeiture terms as described in this proxy statement/prospectus); (iv) 21,425,000 shares of New Proterra Common Stock issuable upon exercise of the ArcLight warrants and (v) up to 203,025,133 shares of New Proterra Common Stock issuable to the Proterra Holders (as defined in the accompanying proxy statement/prospectus), which includes (A) 121,346,782 shares of New Proterra Common Stock to be issued in exchange for shares of Proterra Common Stock (including shares of Proterra Common Stock received immediately prior to Closing upon the conversion of outstanding shares of preferred stock of Proterra) outstanding at Closing, (B) 30,347,249 shares of New Proterra Common Stock issuable upon the conversion of the Convertible Notes of Proterra (which represents the number of shares issuable if the principal balance on all outstanding Convertible Notes were to convert at Closing, under the no redemption scenario, based on current estimates of transaction expenses, without giving effect to the applicable accrued unpaid cash interest or paid-in-kind interest), (C) 5,104,037 shares of New Proterra Common Stock issuable upon the exercise of warrants of Proterra outstanding at Closing (which represents the maximum number of shares issuable under outstanding Proterra warrants), (D) 11,395,171 shares of New Proterra Common Stock issuable upon exercise of vested, in-the-money equity awards of Proterra outstanding at Closing (calculated based on a vesting date of January 8, 2021, assuming a value of $10.00 per share), (E) 12,022,394 shares of New Proterra Common Stock issuable upon exercise of vested, out-of-the-money and unvested equity awards of Proterra outstanding at Closing (calculated based on a vesting date of January 8, 2021, assuming a value of $10.00 per share) and (F) 22,809,500 shares of Proterra Common Stock that may be issued following Closing in the event that the closing sale price of New Proterra Common Stock exceeds certain price thresholds over certain periods in the five years following Closing (as described in this proxy statement/prospectus), in each case based on the 0.8925 exchange ratio described in the Merger Agreement. The number of shares of New Proterra Common Stock that this prospectus covers represents the maximum number of shares that may be issued to holders of shares, warrants and equity awards of Proterra in connection with the Business Combination, and the maximum number of shares that may be issuable to holders of Convertible Notes if such Notes were converted at the Closing (as more fully described in this proxy statement/prospectus), together with the shares issued or issuable to the existing shareholders and warrant holders of ArcLight in connection with the Business Combination.

ArcLight’s units, public shares and public warrants are currently listed on Nasdaq under the symbols “ACTCU,” “ACTC” and “ACTCW,” respectively. ArcLight will apply for listing, to be effective at the time of the Business Combination, of New Proterra Common Stock and warrants on Nasdaq under the proposed symbols “PTRA” and “PTRAW,” respectively. It is a condition of the consummation of the Business Combination that ArcLight receive confirmation from Nasdaq that New Proterra has been conditionally approved for listing on Nasdaq, but there can be no assurance such listing condition will be met or that ArcLight will obtain such confirmation from Nasdaq. If such listing condition is not met or if such confirmation is not obtained, the Business Combination will not be consummated unless the Nasdaq condition set forth in the Merger Agreement is waived by the applicable parties.

The accompanying proxy statement/prospectus provides shareholders of ArcLight with detailed information about the Business Combination and other matters to be considered at the extraordinary general meeting of ArcLight. We encourage you to read the entire accompanying proxy statement/prospectus, including the Annexes and other documents referred to therein, carefully and in their entirety. You should also carefully consider the risk factors described in “Risk Factors” beginning on page 26 of the accompanying proxy statement/prospectus.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE TRANSACTIONS DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS, PASSED UPON THE MERITS OR FAIRNESS OF THE BUSINESS COMBINATION OR RELATED TRANSACTIONS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY CONSTITUTES A CRIMINAL OFFENSE.

The accompanying proxy statement/prospectus is dated        , 2021, and
is first being mailed to ArcLight’s shareholders on or about        , 2021.

ARCLIGHT CLEAN TRANSITION CORP.

200 Clarendon Street, 55th Floor
Boston, Massachusetts 02116

Dear ArcLight Clean Transition Corp. Shareholders:

You are cordially invited to attend the extraordinary general meeting (the “extraordinary general meeting”) of ArcLight Clean Transition Corp., a Cayman Islands exempted company (“ArcLight”), at        , on        , 2021, at the offices of Kirkland & Ellis LLP located at                , or at such other time, on such other date and at such other place to which the meeting may be adjourned. In the interest of public health, and due to the impact of the coronavirus (“COVID-19”), we are also planning for the meeting to be held virtually over the Internet, but the physical location of the meeting will remain at the location specified above for the purposes of our amended and restated memorandum and articles of association.

As further described in the accompanying proxy statement/prospectus, in connection with the Domestication, on the Closing Date prior to the Effective Time (as described below), among other things, (i) all of the outstanding shares of ArcLight will be converted into common stock of a new Delaware corporation and all of the outstanding ArcLight warrants will be converted into warrants to purchase common stock of a new Delaware corporation and (ii) the governing documents of ArcLight will be amended and restated. Following consummation of the Business Combination, ArcLight will change its name to “Proterra Inc”. As used in the accompanying proxy statement/prospectus, “New Proterra” refers to ArcLight after giving effect to the Business Combination.

At the extraordinary general meeting, ArcLight shareholders will be asked to consider and vote upon a proposal, which is referred to herein as the “Business Combination Proposal” to approve and adopt the Agreement and Plan of Merger, dated as of January 11, 2021 (as may be amended, supplemented or otherwise modified from time to time, the “Merger Agreement”), by and among ArcLight, Phoenix Merger Sub, Inc., a Delaware corporation and a wholly-owned direct subsidiary of ArcLight (“Phoenix Merger Sub”), and Proterra Inc, a Delaware corporation (“Proterra”), a copy of which is attached to the accompanying proxy statement/prospectus as Annex A, including the transactions contemplated thereby, and to vote upon a proposal to approve the Domestication, which is referred to herein a the “Domestication Proposal.”

As further described in the accompanying proxy statement/prospectus, subject to the terms and conditions of the Merger Agreement, the following transactions will occur:

(a)     On the Closing Date, prior to the Effective Time, ArcLight will change its jurisdiction of incorporation by deregistering as a Cayman Islands exempted company and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware (the “Domestication”) (for further details, see “Proposal No. 2 — The Domestication Proposal”). Following consummation of the Business Combination, ArcLight will change its name to “Proterra Inc” (“New Proterra”).

(b)    Phoenix Merger Sub will merge with and into Proterra (the “Merger”), with Proterra as the surviving company in the Merger and, after giving effect to such Merger, Proterra shall be a wholly-owned subsidiary of ArcLight. In accordance with the terms and subject to the conditions of the Merger Agreement, at the Effective Time, (i) each share of Proterra outstanding as of immediately prior to the Effective Time will be exchanged for 0.8925 shares of common stock, par value $0.0001 per share, of New Proterra (the “New Proterra Common Stock”), and (ii) each warrant and equity award of Proterra outstanding as of immediately prior to the Effective Time will be exchanged for comparable warrants and equity awards that are exercisable for 0.8925 shares of New Proterra Common Stock, and (iii) each outstanding secured convertible promissory notes of Proterra (a “Convertible Note,” collectively the “Convertible Notes”) that is not optionally converted immediately prior to the Effective Time will become convertible into shares of New Proterra Common Stock, in accordance with the terms of the Convertible Note.

In connection with the foregoing and concurrently with the execution of the Merger Agreement, ArcLight entered into Subscription Agreements (the “Subscription Agreements”) with certain investors, including certain affiliates of ArcLight (the “PIPE Investors”), pursuant to which the PIPE Investors have agreed to subscribe for and purchase, and ArcLight has agreed to issue and sell to the PIPE Investors, an aggregate of 41,500,000 shares New Proterra Common Stock at a price of $10.00 per share, for aggregate gross proceeds of $415,000,000, on the terms and subject to the conditions set forth in the Subscription Agreements (the “PIPE Financing”). The shares of New Proterra Common Stock to be issued pursuant to the Subscription Agreements have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), in reliance upon the exemption provided in Section 4(a)(2) of the Securities Act. ArcLight has granted the PIPE Investors certain registration rights in connection with the PIPE Financing. The PIPE Financing is contingent upon, among other things, the substantially concurrent closing of the Business Combination.

In addition to the Business Combination Proposal and the Domestication Proposal, you will also be asked to consider and vote upon (a) four (4) separate proposals to approve material differences between ArcLight’s existing amended and restated memorandum and articles of association (the “Existing Governing Documents”) and the proposed new certificate of incorporation of New Proterra and the proposed new bylaws of New Proterra upon the Domestication, copies of which are attached to the accompanying proxy statement/prospectus as Annexes C and D, respectively, which are referred to herein collectively as the “Governing Documents Proposals,” (b) a proposal to approve, for purpose of complying with Nasdaq Listing Rule 5635, the issuance of New Proterra Common Stock in connection with the Business Combination and the PIPE Financing, which is referred to herein as the “Nasdaq Proposal,” (c) a proposal to approve and adopt the Proterra Inc 2021 Equity Incentive Plan, a copy of which is attached to the proxy statement/prospectus as Annex H, which is referred to herein as the “Equity Incentive Plan Proposal,” (d) a proposal to approve and adopt the Proterra Inc 2021 Employee Stock Purchase Plan, a copy of which is attached to the accompanying proxy statement/prospectus as Annex I, which is referred to herein as the “Employee Stock Purchase Plan Proposal,” and (e) a proposal to adjourn the extraordinary general meeting to a later date or dates to the extent necessary, which is referred to herein as the “Adjournment Proposal.”

The Business Combination will be consummated only if the Business Combination Proposal, the Domestication Proposal, the Governing Documents Proposals, the Nasdaq Proposal, the Equity Incentive Plan Proposal and the Employee Stock Purchase Plan Proposal (collectively, the “Condition Precedent Proposals”) are approved at the extraordinary general meeting. The Adjournment Proposal is not conditioned upon the approval of any other proposal. Each of these proposals is more fully described in the accompanying proxy statement/prospectus, which each shareholder is encouraged to read carefully and in its entirety.

The Adjournment Proposal provides for a vote to adjourn the extraordinary general meeting to a later date or dates (A) to the extent necessary to ensure that any required supplement or amendment to the accompanying proxy statement/prospectus is provided to ArcLight shareholders or, if as of the time for which the extraordinary general meeting is scheduled, there are insufficient ArcLight ordinary shares represented (either in person or by proxy) to constitute a quorum necessary to conduct business at the extraordinary general meeting, (B) in order to solicit additional proxies from ArcLight shareholders in favor of one or more of the proposals at the extraordinary general meeting or (C) if ArcLight shareholders redeem an amount of the public shares such that one of the conditions to consummate the Business Combination that the aggregate cash proceeds to be received by ArcLight from the trust account in connection with the Business Combination, together with the aggregate gross proceeds from the PIPE Financing, equal no less than $300,000,000 as a condition to ArcLight’s obligation to close or $350,000,000 as a condition to Proterra’s obligation to close (in each case, after deducting any amounts paid to ArcLight’s stockholders that exercise their redemption rights in connection with the Business Combination and net of unpaid transaction expenses incurred or subject to reimbursement by ArcLight) would not be satisfied at Closing (such aggregate proceeds, the “Aggregate Transaction Proceeds,” and such condition to the consummation of the Business Combination, the “Aggregate Transaction Proceeds Condition”).

In connection with the Business Combination, certain related agreements have been, or will be entered into on or prior to the closing of the Business Combination, including the Subscription Agreements, the Sponsor Support Agreement, the Sponsor Letter Agreement, Amendment No. 1 to the Sponsor Letter Agreement, the Proterra Stockholder Support Agreements, and the Amended and Restated Registration Rights Agreement (each as defined in the accompanying proxy statement/prospectus). See “Business Combination Proposal — Related Agreements” in the accompanying proxy statement/prospectus for more information.

Pursuant to the Existing Governing Documents, a holder of ArcLight’s public shares (a “public shareholder”) may request that ArcLight redeem all or a portion of such public shares for cash if the Business Combination is consummated. In order to redeem public shares underlying units, holders of units must elect to separate their units into the underlying public shares and warrants prior to exercising redemption rights with respect to such public shares. Holders that hold their units in an account at a brokerage firm or bank must notify their broker or bank that they elect to separate the units into the underlying public shares and warrants, or if a holder holds units registered in its own name, the holder must contact Continental Stock Transfer & Trust Company (“Continental”), ArcLight’s transfer agent, directly and instruct it to do so. The redemption rights include the requirement that a holder must identify itself in writing as a beneficial holder and provide its legal name, phone number and address to Continental in order to validly redeem its shares. Public shareholders may elect to redeem their public shares even if they vote “for” the Business Combination Proposal. If the Business Combination is not consummated, the public shares will be returned to the respective holder, broker or bank. If the Business Combination is consummated, and if a public shareholder properly exercises its right to redeem all or a portion of the public shares that it holds and timely delivers its shares to Continental, ArcLight will redeem such public shares for a per-share price, payable in cash, equal to the pro rata portion of the trust account established at the consummation of ArcLight’s initial public offering, calculated as of two business days prior to the consummation of the Business Combination. For illustrative purposes, based on 26,412,674 shares subject to possible redemption as of September 30, 2020, this would have amounted to approximately $10.51 per issued and outstanding public share. If a public shareholder exercises its redemption rights in full, then it will be electing to exchange its public shares for cash and will no longer own public shares. The redemption will take place following the Domestication and, accordingly, it is shares of New Proterra Common Stock that will be redeemed immediately after consummation of the Business Combination. See “Extraordinary General Meeting of ArcLight — Redemption Rights” in the accompanying proxy statement/prospectus for a detailed description of the procedures to be followed if you wish to redeem your public shares for cash.

Notwithstanding the foregoing, a public shareholder, together with any affiliate of such public shareholder or any other person with whom such public shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (“Exchange Act”)), will be restricted from redeeming its public shares with respect to more than an aggregate of 15% of the public shares. Accordingly, if a public shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the public shares, then any such shares in excess of that 15% limit would not be redeemed for cash.

The Initial Shareholders have, pursuant to the Sponsor Support Agreement (each as defined in the accompanying proxy statement/prospectus), agreed to, among other things, vote all of their ordinary shares in favor of the proposals being presented at the extraordinary general meeting and waive their anti-dilution rights with respect to their Class B ordinary shares in connection with the consummation of the Business Combination. Such shares will be excluded from the pro rata calculation used to determine the per-share redemption price. As of the date of the accompanying proxy statement/prospectus, the Initial Shareholders own 20.0% of the issued and outstanding ordinary shares. See “Business Combination Proposal — Related Agreements — Sponsor Support Agreement” in the accompanying proxy statement/prospectus for more information related to the Sponsor Letter Agreement.

The Merger Agreement is subject to the satisfaction or waiver of certain other closing conditions as described in the accompanying proxy statement/prospectus. There can be no assurance that the parties to the Merger Agreement would waive any such provision of the Merger Agreement. In addition, in no event will ArcLight redeem public shares in an amount that would cause New Proterra’s net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) to be less than $5,000,001 after giving effect to the transactions contemplated by the Merger Agreement and the PIPE Financing.

ArcLight is providing the accompanying proxy statement/prospectus and accompanying proxy card to ArcLight’s shareholders in connection with the solicitation of proxies to be voted at the extraordinary general meeting and at any adjournments of the extraordinary general meeting. Information about the extraordinary general meeting, the Business Combination and other related business to be considered by ArcLight’s shareholders at the extraordinary general meeting is included in the accompanying proxy statement/prospectus. Whether or not you plan to attend the extraordinary general meeting, all of ArcLight’s shareholders are urged to read the accompanying proxy statement/prospectus, including the Annexes and other documents referred to therein, carefully and in their entirety. You should also carefully consider the risk factors described in “Risk Factors” beginning on page 26 of the accompanying proxy statement/prospectus.

After careful consideration, the board of directors of ArcLight has unanimously approved the Merger Agreement and the transactions contemplated thereby, including the Merger, and unanimously recommends that shareholders vote “FOR” the adoption of the Merger Agreement and approval of the transactions contemplated thereby, including the Merger, and “FOR” all other proposals presented to ArcLight’s shareholders in the accompanying proxy statement/prospectus. When you consider the recommendation of these proposals by the board of directors of ArcLight, you should keep in mind that ArcLight’s directors and officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Business Combination Proposal — Interests of ArcLight’s Directors and Executive Officers in the Business Combination” in the accompanying proxy statement/prospectus for a further discussion of these considerations.

The approval of the Domestication Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of at least a two-thirds (2/3) majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter. The approval of each of the Business Combination Proposal, the Governing Documents Proposals (other than Proposal D), the Equity Incentive Plan Proposal, the Employee Stock Purchase Plan Proposal, the Nasdaq Proposal and the Adjournment Proposal requires an ordinary resolution, being the affirmative vote of at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.

Your vote is very important.    Whether or not you plan to attend the extraordinary general meeting, please vote as soon as possible by following the instructions in the accompanying proxy statement/prospectus to make sure that your shares are represented at the extraordinary general meeting. If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your shares are represented and voted at the extraordinary general meeting. The Business Combination will be consummated only if the Condition Precedent Proposals are approved at the extraordinary general meeting. Each of the Condition Precedent Proposals is cross-conditioned on the approval of each other. The Adjournment Proposal is not conditioned on the approval of any other proposal set forth in the accompanying proxy statement/prospectus.

If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted FOR each of the proposals presented at the extraordinary general meeting. If you fail to return your proxy card or fail to instruct your bank, broker or other nominee how to vote, and do not attend the extraordinary general meeting in person, the effect will be, among other things, that your shares will not be counted for purposes of determining whether a quorum is present at the extraordinary general meeting. If you are a shareholder of record and you attend the extraordinary general meeting and wish to vote in person, you may withdraw your proxy and vote in person.

TO EXERCISE YOUR REDEMPTION RIGHTS, YOU MUST DEMAND IN WRITING THAT YOUR PUBLIC SHARES ARE REDEEMED FOR A PRO RATA PORTION OF THE FUNDS HELD IN THE TRUST ACCOUNT AND TENDER YOUR SHARES TO ARCLIGHT’S TRANSFER AGENT AT LEAST TWO BUSINESS DAYS PRIOR TO THE VOTE AT THE EXTRAORDINARY GENERAL MEETING. IN ORDER TO EXERCISE YOUR REDEMPTION RIGHT, YOU NEED TO IDENTIFY YOURSELF AS A BENEFICIAL HOLDER AND PROVIDE YOUR LEGAL NAME, PHONE NUMBER AND ADDRESS IN YOUR WRITTEN DEMAND. YOU MAY TENDER YOUR SHARES BY EITHER DELIVERING YOUR SHARE CERTIFICATE TO THE TRANSFER AGENT OR BY DELIVERING YOUR SHARES ELECTRONICALLY USING THE DEPOSITORY TRUST COMPANY’S DWAC (DEPOSIT WITHDRAWAL AT CUSTODIAN) SYSTEM. IF THE BUSINESS COMBINATION IS NOT COMPLETED, THEN THESE SHARES WILL BE RETURNED TO YOU OR YOUR ACCOUNT. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS.

On behalf of ArcLight’s board of directors, I would like to thank you for your support and look forward to the successful completion of the Business Combination.

Sincerely,
Daniel R. Revers Chairman of the Board of Directors

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE TRANSACTIONS DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS, PASSED UPON THE MERITS OR FAIRNESS OF THE BUSINESS COMBINATION OR RELATED TRANSACTIONS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY CONSTITUTES A CRIMINAL OFFENSE.

The accompanying proxy statement/prospectus is dated              , 2021 and is first being mailed to shareholders on or about              , 2021.

ARCLIGHT CLEAN TRANSITION CORP.

200 Clarendon Street, 55th Floor
Boston, Massachusetts 02116

NOTICE OF EXTRAORDINARY GENERAL MEETING
TO BE HELD ON            , 2021

TO THE SHAREHOLDERS OF ARCLIGHT CLEAN TRANSITION CORP.:

NOTICE IS HEREBY GIVEN that an extraordinary general meeting of the shareholders (the “extraordinary general meeting”) of ArcLight Clean Transition Corp., a Cayman Islands exempted company (“ArcLight”), will be held at              ,              Time, on              , 2021, at the offices of Kirkland & Ellis LLP located at              . In the interest of public health, and due to the impact of the coronavirus (COVID-19), the extraordinary general meeting may also be attended through a “virtual” or online method. You are cordially invited to attend the extraordinary general meeting, which will be held for the following purposes:

•        Proposal No. 1 — The Business Combination Proposal — RESOLVED, as an ordinary resolution, that ArcLight’s entry into the Merger Agreement, dated as of January 11, 2021 (as may be amended, supplemented or otherwise modified from time to time, the “Merger Agreement”), by and among ArcLight, Phoenix Merger Sub, Inc., a Delaware corporation and a wholly-owned direct subsidiary of ArcLight (“Phoenix Merger Sub”), and Proterra Inc, a Delaware corporation (“Proterra”), a copy of which is attached to the proxy statement/prospectus as Annex A, pursuant to which, among other things, following the de-registration of ArcLight as an exempted company in the Cayman Islands and the continuation and domestication of ArcLight as a corporation in the State of Delaware, (a) Phoenix Merger Sub will merge with and into Proterra, with Proterra as the surviving company in the Merger and, after giving effect to the Merger, Proterra will be a wholly-owned subsidiary of ArcLight and (b) at the Effective Time, (i) each share of Proterra outstanding as of immediately prior to the Effective Time will be exchanged for 0.8925 shares of common stock, par value $0.0001 per share, of New Proterra (the “New Proterra Common Stock”), (ii) each warrant and equity award of Proterra outstanding as of immediately prior to the Effective Time will be exchanged for comparable warrants and equity awards that are exercisable for 0.8925 shares of New Proterra Common Stock, and (iii) each outstanding secured convertible promissory notes of Proterra (a “Convertible Note,” collectively the “Convertible Notes”) that is not optionally converted immediately prior to the Effective Time will become convertible into shares of New Proterra Common Stock, in accordance with the terms of the Convertible Note, certain related agreements (including the Subscription Agreements, the Sponsor Support Agreement, the Sponsor Letter Agreement, Amendment No. 1 to the Sponsor Letter Agreement, the Proterra Stockholder Support Agreements, and the Amended and Restated Registration Rights Agreement, each in the form attached to the proxy statement/prospectus as Annex E, Annex J, Annex K, Annex L, Annex G and Annex F, respectively), and the transactions contemplated thereby, be approved, ratified and confirmed in all respects.

•        Proposal No. 2 — The Domestication Proposal — RESOLVED, as a special resolution, that ArcLight be transferred by way of continuation to Delaware pursuant to Article 47 of ArcLight’s Articles of Association and Section 388 of the General Corporation Law of the State of Delaware and, immediately upon being de-registered in the Cayman Islands, ArcLight be continued and domesticated as a corporation under the laws of the State of Delaware.

•        Governing Documents Proposals — to consider and vote upon the following four (4) separate resolutions to approve that, upon the Domestication, the amended and restated memorandum and articles of association of ArcLight (“Existing Governing Documents”) be amended and restated by the deletion in their entirety and the substitution in their place of the proposed new certificate of incorporation, a copy of which is attached to the proxy statement/prospectus as Annex C (the “Proposed Certificate of Incorporation”) and the proposed new bylaws, a copy of which is attached to the proxy statement/prospectus as Annex D (the “Proposed Bylaws”) upon the Domestication (such proposals, collectively, the “Governing Documents Proposals”):

•        Proposal No. 3 — Governing Documents Proposal A — RESOLVED, as an ordinary resolution, that the change in the authorized share capital of ArcLight from US$55,500 divided into (i) 500,000,000 Class A ordinary shares, par value $0.0001 per share, 50,000,000 Class B ordinary shares, par value $0.0001 per share, and 5,000,000 preference shares, par value $0.0001 per share, to (ii) 500,000,000 shares of common stock, par value $0.0001 per share, of New Proterra and 10,000,000 shares of preferred stock, par value $0.0001 per share, of New Proterra be approved.

•        Proposal No. 4 — Governing Documents Proposal B — RESOLVED, as an ordinary resolution, that the authorization to the New Proterra Board to issue any or all shares of New Proterra Preferred Stock in one or more classes or series, with such terms and conditions as may be expressly determined by the New Proterra Board and as may be permitted by the Delaware General Corporation Law be approved.

•        Proposal No. 5 — Governing Documents Proposal C — RESOLVED, as an ordinary resolution, that the removal of the ability of New Proterra stockholders to take action by written consent in lieu of a meeting be approved.

•        Proposal No. 6 — Governing Documents Proposal D — RESOLVED, as a special resolution, that the amendment and restatement of the Existing Governing Documents be approved and that all other changes necessary or, as mutually agreed in good faith by ArcLight and Proterra, desirable in connection with the replacement of Existing Governing Documents with the Proposed Certificate of Incorporation and Proposed Bylaws as part of the Domestication (copies of which are attached to the proxy statement/prospectus as Annex C and Annex D, respectively), including (i) making New Proterra’s corporate existence perpetual, (ii) adopting Delaware as the exclusive forum for certain stockholder litigation and the federal district courts of the United States as the exclusive forum for litigation arising out of the Securities Act of 1933, as amended and (iii) removing certain provisions related to our status as a blank check company that will no longer be applicable upon consummation of the Business Combination be approved.

•        Proposal No. 7 — The Nasdaq Proposal — RESOLVED, as an ordinary resolution, that for the purposes of complying with the applicable provisions of Nasdaq Listing Rule 5635, the issuance of shares of New Proterra Common Stock be approved.

•        Proposal No. 8 — The Equity Incentive Plan Proposal — RESOLVED, as an ordinary resolution, that the Proterra Inc 2021 Equity Incentive Plan, a copy of which is attached to the proxy statement/prospectus as Annex H, be adopted and approved.

•        Proposal No. 9 — The Employee Stock Purchase Plan Proposal — RESOLVED, as an ordinary resolution, that the Proterra Inc 2021 Employee Stock Purchase Plan, a copy of which is attached to the proxy statement/prospectus as Annex I, be adopted and approved.

•        Proposal No. 10 — The Adjournment Proposal — RESOLVED, as an ordinary resolution, that the adjournment of the extraordinary general meeting to a later date or dates (A) to the extent necessary to ensure that any required supplement or amendment to the proxy statement/prospectus is provided to ArcLight shareholders or, if as of the time for which the extraordinary general meeting is scheduled, there are insufficient ArcLight ordinary shares represented (either in person or by proxy) to constitute a quorum necessary to conduct business at the extraordinary general meeting, (B) in order to solicit additional proxies from ArcLight shareholders in favor of one or more of the proposals at the extraordinary general meeting or (C) if ArcLight shareholders redeem an amount of the public shares such that one of the conditions to consummate the Business Combination that the aggregate cash proceeds to be received by ArcLight from the trust account in connection with the Business Combination, together with the aggregate gross proceeds from the PIPE Financing, equal no less than $300,000,000 as a condition to ArcLight’s obligation to close or $350,000,000 as a condition to Proterra’s obligation to close (in each case, after deducting any amounts paid to ArcLight’s stockholders that exercise their redemption rights in connection with the Business Combination and net of unpaid transaction expenses incurred or subject to reimbursement by ArcLight) would not be satisfied at Closing, be approved.

Each of the Business Combination Proposal, the Domestication Proposal, the Governing Documents Proposals, the Nasdaq Proposal, the Equity Incentive Plan Proposal and the Employee Stock Purchase Plan Proposal is conditioned on the approval and adoption of each of the other Condition Precedent Proposals. The Adjournment Proposal is not conditioned on any other proposal.

These items of business are described in this proxy statement/prospectus, which we encourage you to read carefully and in its entirety before voting.

Only holders of record of ordinary shares at the close of business on            , 2021 are entitled to notice of and to vote and have their votes counted at the extraordinary general meeting and any adjournment of the extraordinary general meeting.

This proxy statement/prospectus and accompanying proxy card is being provided to ArcLight’s shareholders in connection with the solicitation of proxies to be voted at the extraordinary general meeting and at any adjournment of the extraordinary general meeting. Whether or not you plan to attend the extraordinary general meeting, all of ArcLight’s shareholders are urged to read this proxy statement/prospectus, including the Annexes and the documents referred to herein carefully and in their entirety. You should also carefully consider the risk factors described in “Risk Factors” beginning on page 26 of this proxy statement/prospectus.

After careful consideration, the board of directors of ArcLight has unanimously approved the Merger Agreement and the transactions contemplated thereby, including the Merger, and unanimously recommends that shareholders vote “FOR” the adoption of the Merger Agreement and approval of the transactions contemplated thereby, including the Merger, and “FOR” all other proposals presented to ArcLight’s shareholders in this proxy statement/prospectus. When you consider the recommendation of these proposals by the board of directors of ArcLight, you should keep in mind that ArcLight’s directors and officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Business Combination Proposal — Interests of ArcLight’s Directors and Executive Officers in the Business Combination” in this proxy statement/prospectus for a further discussion of these considerations.

Pursuant to the Existing Governing Documents, a public shareholder may request that ArcLight redeem all or a portion of its public shares for cash if the Business Combination is consummated. As a holder of public shares, you will be entitled to receive cash for any public shares to be redeemed only if you:

(i)     (a) hold public shares or (b) if you hold public shares through units, you elect to separate your units into the underlying public shares and warrants prior to exercising your redemption rights with respect to the public shares;

(ii)    submit a written request to Continental, ArcLight’s transfer agent, in which you (i) request that ArcLight redeem all or a portion of your public shares for cash, and (ii) identify yourself as the beneficial holder of the public shares and provide your legal name, phone number and address; and

(iii)   deliver your public shares to Continental, ArcLight’s transfer agent, physically or electronically through The Depository Trust Company.

Holders must complete the procedures for electing to redeem their public shares in the manner described above prior to            ,            Time, on            , 2021 (two business days before the extraordinary general meeting) in order for their shares to be redeemed.

Holders of units must elect to separate the units into the underlying public shares and warrants prior to exercising redemption rights with respect to the public shares. Public holders that hold their units in an account at a brokerage firm or bank, must notify their broker or bank that they elect to separate the units into the underlying public shares and warrants, or if a holder holds units registered in its own name, the holder must contact Continental, ArcLight’s transfer agent, directly and instruct them to do so. The redemption rights include the requirement that a holder must identify itself in writing as a beneficial holder and provide its legal name, phone number and address to Continental in order to validly redeem its shares. Public shareholders may elect to redeem public shares regardless of if or how they vote in respect of the Business Combination Proposal. If the Business Combination is not consummated, the public shares will be returned to the respective holder, broker or bank. If the Business Combination is consummated, and if a public shareholder properly exercises its right to redeem all or a portion of the public shares that it holds and timely delivers its shares to Continental, ArcLight’s transfer agent, New Proterra will redeem such public shares for a per-share price, payable in cash, equal to the pro rata portion of the trust account established at the consummation of ArcLight’s initial public offering (the “trust account”), calculated as of two business days prior to the consummation of the Business Combination. For illustrative purposes, this would have amounted to approximately $10.51 per issued and outstanding public share, based on 26,412,674 shares subject to possible redemption as of September 30, 2020. If a public shareholder exercises its redemption rights in full, then it will be electing to exchange its public shares for cash and will no longer own public shares. The redemption will take place following the Domestication and, accordingly, it is shares of New Proterra Common Stock that will be redeemed immediately after consummation of the Business Combination. See “Extraordinary General Meeting of ArcLight — Redemption Rights” in this proxy statement/prospectus for a detailed description of the procedures to be followed if you wish to redeem your public shares for cash.

Notwithstanding the foregoing, a public shareholder, together with any affiliate of such public shareholder or any other person with whom such public shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (“Exchange Act”)), will be restricted from redeeming its public shares with respect to more than an aggregate of 15% of the public shares. Accordingly, if a public shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the public shares, then any such shares in excess of that 15% limit would not be redeemed for cash.

Our Initial Shareholders have, pursuant to the Sponsor Support Agreement, agreed to, among other things, vote all of their ordinary shares in favor of the proposals being presented at the extraordinary general meeting and waive their anti-dilution rights with respect to their Class B ordinary shares in connection with the consummation of the Business Combination. Such shares will be excluded from the pro rata calculation used to determine the per-share redemption price. As of the date of this proxy statement/prospectus, the Initial Shareholders own 20.0% of the issued and outstanding ordinary shares. See “Business Combination Proposal — Related Agreements — Sponsor Support Agreement” in the accompanying proxy statement/prospectus for more information related to the Sponsor Letter Agreement.

The Merger Agreement is subject to the satisfaction or waiver of certain other closing conditions as described in the accompanying proxy statement/prospectus. There can be no assurance that the parties to the Merger Agreement would waive any such provision of the Merger Agreement. In addition, in no event will ArcLight redeem public shares in an amount that would cause New Proterra’s net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) to be less than $5,000,001 after giving effect to the transactions contemplated by the Merger Agreement and the PIPE Financing.

The approval of the Domestication Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of at least a two-thirds (2/3) majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter. The approval of each of the Business Combination Proposal, the Governing Documents Proposals (other than Proposal D), the Equity Incentive Plan Proposal, the Employee Stock Purchase Plan Proposal, the Nasdaq Proposal and the Adjournment Proposal requires an ordinary resolution, being the affirmative vote of at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.

Your vote is very important.    Whether or not you plan to attend the extraordinary general meeting, please vote as soon as possible by following the instructions in this proxy statement/prospectus to make sure that your shares are represented at the extraordinary general meeting. If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your shares are represented and voted at the extraordinary general meeting. The Business Combination will be consummated only if the Condition Precedent Proposals are approved at the extraordinary general meeting. Each of the Condition Precedent Proposals is cross-conditioned on the approval of each other. The Adjournment Proposal is not conditioned on the approval of any other proposal set forth in this proxy statement/prospectus.

If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted FOR each of the proposals presented at the extraordinary general meeting. If you fail to return your proxy card or fail to instruct your bank, broker or other nominee how to vote, and do not attend the extraordinary general meeting in person, the effect will be, among other things, that your shares will not be counted for purposes of determining whether a quorum is present at the extraordinary general meeting. If you are a shareholder of record and you attend the extraordinary general meeting and wish to vote in person, you may withdraw your proxy and vote in person.

Your attention is directed to the remainder of the proxy statement/prospectus following this notice (including the Annexes and other documents referred to herein) for a more complete description of the proposed Business Combination and related transactions and each of the proposals. You are encouraged to read this proxy statement/prospectus carefully and in its entirety, including the Annexes and other documents referred to herein. If you have any questions or need assistance voting your ordinary shares, please contact Morrow Sodali LLC, our proxy solicitor, by calling (800) 662-5200, or banks and brokers can call collect at (203) 658-9400, or by emailing ACTC.info@investor.morrowsodali.com.

Thank you for your participation. We look forward to your continued support.

By Order of the Board of Directors of ArcLight Clean Transition Corp.,

Daniel R. Revers

Chairman of the Board of Directors

TO EXERCISE YOUR REDEMPTION RIGHTS, YOU MUST DEMAND IN WRITING THAT YOUR PUBLIC SHARES ARE REDEEMED FOR A PRO RATA PORTION OF THE FUNDS HELD IN THE TRUST ACCOUNT AND TENDER YOUR SHARES TO ARCLIGHT’S TRANSFER AGENT AT LEAST TWO BUSINESS DAYS PRIOR TO THE VOTE AT THE EXTRAORDINARY GENERAL MEETING. IN ORDER TO EXERCISE YOUR REDEMPTION RIGHT, YOU NEED TO IDENTIFY YOURSELF AS A BENEFICIAL HOLDER AND PROVIDE YOUR LEGAL NAME, PHONE NUMBER AND ADDRESS IN YOUR WRITTEN DEMAND. YOU MAY TENDER YOUR SHARES BY EITHER DELIVERING YOUR SHARE CERTIFICATE TO THE TRANSFER AGENT OR BY DELIVERING YOUR SHARES ELECTRONICALLY USING THE DEPOSITORY TRUST COMPANY’S DWAC (DEPOSIT WITHDRAWAL AT CUSTODIAN) SYSTEM. IF THE BUSINESS COMBINATION IS NOT COMPLETED, THEN THESE SHARES WILL BE RETURNED TO YOU OR YOUR ACCOUNT. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS.

Page
ADDITIONAL INFORMATION	iii
TRADEMARKS	iii
SELECTED DEFINITIONS	iv
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS	vii
QUESTIONS AND ANSWERS FOR SHAREHOLDERS OF ARCLIGHT	x
SUMMARY OF THE PROXY STATEMENT/PROSPECTUS	1
SELECTED HISTORICAL FINANCIAL INFORMATION OF ARCLIGHT	21
SELECTED HISTORICAL FINANCIAL INFORMATION OF PROTERRA	22
SUMMARY UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION	24
RISK FACTORS	26
EXTRAORDINARY GENERAL MEETING OF ARCLIGHT	85
BUSINESS COMBINATION PROPOSAL	91
DOMESTICATION PROPOSAL	117
GOVERNING DOCUMENTS PROPOSALS	120
GOVERNING DOCUMENTS PROPOSAL A — APPROVAL OF AUTHORIZATION OF CHANGE TO AUTHORIZED SHARE CAPITAL, AS SET FORTH IN THE PROPOSED GOVERNING DOCUMENTS	122
GOVERNING DOCUMENTS PROPOSAL B —APPROVAL OF PROPOSAL REGARDING ISSUANCE OF PREFERRED STOCK OF NEW PROTERRA AT THE BOARD OF DIRECTORS’ SOLE DISCRETION, AS SET FORTH IN THE PROPOSED GOVERNING DOCUMENTS	124
GOVERNING DOCUMENTS PROPOSAL C — APPROVAL OF PROPOSAL REGARDING THE ABILITY OF STOCKHOLDERS TO ACT BY WRITTEN CONSENT, AS SET FORTH IN THE PROPOSED GOVERNING DOCUMENTS	126
GOVERNING DOCUMENTS PROPOSAL D — APPROVAL OF OTHER CHANGES IN CONNECTION WITH ADOPTION OF THE PROPOSED GOVERNING DOCUMENTS	128
NASDAQ PROPOSAL	131
2021 EQUITY INCENTIVE PLAN PROPOSAL	133
EMPLOYEE STOCK PURCHASE PLAN PROPOSAL	139
ADJOURNMENT PROPOSAL	143
U.S. FEDERAL INCOME TAX CONSIDERATIONS	145
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION	158
NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION	167
INFORMATION ABOUT ARCLIGHT	172
ARCLIGHT’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	186
INFORMATION ABOUT PROTERRA	190
PROTERRA’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	212
MANAGEMENT OF NEW PROTERRA FOLLOWING THE BUSINESS COMBINATION	238
BENEFICIAL OWNERSHIP OF SECURITIES	251
CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS	255
COMPARISON OF CORPORATE GOVERNANCE AND SHAREHOLDER RIGHTS	260
DESCRIPTION OF NEW PROTERRA SECURITIES	263
SECURITIES ACT RESTRICTIONS ON RESALE OF NEW PROTERRA COMMON STOCK	275
STOCKHOLDER PROPOSALS AND NOMINATIONS	276
SHAREHOLDER COMMUNICATIONS	276

i

ADDITIONAL INFORMATION

You may request copies of this proxy statement/prospectus and any other publicly available information concerning ArcLight, without charge, by written request to ArcLight Clean Transition Corp., 200 Clarendon Street, 55th Floor, Boston, Massachusetts, 02116, or by telephone request at (617) 531-6300; or Morrow Sodali LLC, our proxy solicitor, by calling (800) 662-5200, or banks and brokers can call collect at (203) 658-9400, or by emailing ACTC.info@investor.morrowsodali.com or from the SEC through the SEC website at http://www.sec.gov.

In order for ArcLight’s shareholders to receive timely delivery of the documents in advance of the extraordinary general meeting of ArcLight to be held on           , 2021, you must request the information no later than five business days prior to the date of the extraordinary general meeting, by            , 2021.

TRADEMARKS

This document contains references to trademarks, trade names and service marks belonging to other entities. Solely for convenience, trademarks, trade names and service marks referred to in this proxy statement/prospectus may appear without the ® or TM symbols, but such references are not intended to indicate, in any way, that the applicable licensor will not assert, to the fullest extent under applicable law, its rights to these trademarks and trade names. We do not intend our use or display of other companies’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

SELECTED DEFINITIONS

Unless otherwise stated in this proxy statement/prospectus or the context otherwise requires, the following terms shall have the following meanings:

•        “Aggregate Transaction Proceeds” means the aggregate funds in the trust account immediately prior to the Closing, together with the aggregate gross proceeds from the PIPE Financing, after deducting any amounts paid to ArcLight shareholders that exercise their redemption rights in connection with the Business Combination;

•        “ArcLight,” “we,” “us” or “our” means ArcLight Clean Transition Corp., a Cayman Islands exempted company, prior to the consummation of the Business Combination;

•        “ArcLight Board” means ArcLight’s board of directors;

•        “ArcLight warrant agreement” means the warrant agreement, dated September 25, 2020, between ArcLight and Continental Stock Transfer & Trust Company, as warrant agent, which sets forth the expiration and exercise price of and procedure for exercising the warrants;

•        “Articles of Association” means the amended and restated articles of association of ArcLight;

•        “Business Combination” means the Domestication, the Merger and other transactions contemplated by the Merger Agreement, collectively, including the PIPE Financing;

•        “Cayman Islands Companies Law” means the Companies Act (As Revised) of the Cayman Islands as the same may be amended from time to time;

•        “Class A ordinary shares” means the Class A ordinary shares, par value $0.0001 per share, of ArcLight, which will automatically convert into a number of shares of New Proterra Common Stock, on a one-for-one basis, in connection with the Domestication;

•        “Class B ordinary shares” or “founder shares” means the 6,937,500 Class B ordinary shares, par value $0.0001 per share, of ArcLight outstanding as of the date of this proxy statement/prospectus that were initially issued to our Sponsor (a portion of which were subsequently transferred to the other Initial Shareholders) in a private placement prior to our initial public offering, and, in connection with the Domestication, will automatically convert, on a one-for-one basis, into shares of New Proterra Common Stock (6,797,500 of which are held by the Sponsor, and 10% of which are subject to certain vesting and forfeiture terms as described in this proxy statement/prospectus);

•        “Closing” means the closing of the Business Combination;

•        “Closing Date” means that date that is in no event later than the third (3rd) business day, following the satisfaction (or, to the extent permitted by applicable law, waiver) of the conditions described under the section entitled “Business Combination Proposal — The Merger Agreement — Conditions to Closing of the Business Combination,” (other than those conditions that by their nature are to be satisfied at the Closing, but subject to satisfaction or waiver of such conditions) or at such other date as ArcLight and Proterra may agree in writing;

•        “Condition Precedent Proposals” means the Business Combination Proposal, the Domestication Proposal, the Governing Documents Proposals, the Nasdaq Proposal and the Equity Incentive Plan Proposal and the Employee Stock Purchase Plan Proposal, collectively;

•        “Continental” means Continental Stock Transfer & Trust Company;

•        “Convertible Notes” means the Proterra secured convertible promissory notes in aggregate principal amount of $200.0 million issued in August 2020.

•        “Domestication” means the transfer by way of continuation and deregistration of ArcLight from the Cayman Islands and the continuation and domestication of ArcLight as a corporation incorporated in the State of Delaware;

•        “Effective Time” means the time at which the Merger becomes effective;

•        “Equity Incentive Plan” means the Proterra Inc 2021 Equity Incentive Plan to be considered for adoption and approval by the shareholders pursuant to the Equity Incentive Plan Proposal;

•        “ESPP” means the Proterra Inc 2021 Employee Stock Purchase Plan to be considered for adoption and approval by the shareholders pursuant to the Employee Stock Purchase Plan Proposal;

•        “extraordinary general meeting” means the extraordinary general meeting of ArcLight at             ,     Time, on           , 2021, at the offices of Kirkland & Ellis LLP located at               , and via a virtual meeting, unless the extraordinary general meeting is adjourned, or at such other time, on such other date and at such other place to which the meeting may be adjourned;

•        “Existing Governing Documents” means the Memorandum of Association and the Articles of Association;

•        “initial public offering” means ArcLight’s initial public offering that was consummated on September 25, 2020;

•        “GAAP” means the United States generally accepted accounting principles, consistently applied;

•        “Initial Shareholders” means the Sponsor and ArcLight’s four independent directors who hold Class B ordinary shares;

•        “Memorandum of Association” means the amended and restated memorandum of association of ArcLight;

•        “Merger” means the merger of Phoenix Merger Sub with and into Proterra pursuant to the Merger Agreement, with Proterra as the surviving company in the Merger and, after giving effect to such Merger, Proterra becoming a wholly-owned subsidiary of ArcLight;

•        “Merger Agreement” means that certain Merger Agreement, dated as of January 11, 2021 (as may be amended, supplemented or otherwise modified from time to time), by and among ArcLight, Phoenix Merger Sub and Proterra;

•        “Nasdaq” means the Nasdaq Capital Market;

•        “New Proterra” means ArcLight upon and after the Domestication;

•        “New Proterra Board” means the board of directors of New Proterra;

•        “New Proterra Common Stock” means the common stock, par value $0.0001 per share, of New Proterra;

•        “ordinary shares” refer to our Class A ordinary shares and our Class B ordinary shares;

•        “Phoenix Merger Sub” refers to Phoenix Merger Sub, Inc., a Delaware corporation and a wholly-owned direct subsidiary of ArcLight;

•        “PIPE Financing” means the transactions contemplated by the Subscription Agreements, pursuant to which the PIPE Investors have collectively committed to subscribe for an aggregate of 41,500,000 shares of New Proterra Common Stock for an aggregate purchase price of $415,000,000 to be consummated in connection with the Closing;

•        “PIPE Investors” means the investors who agreed to participate in the PIPE Financing and entered into the Subscription Agreements;

•        “private placement shares” means Class A ordinary shares of ArcLight underlying the private placement warrants;

•        “private placement warrants” means the 7,550,000 private placement warrants outstanding as of the date of this proxy statement/ prospectus that were issued to our Sponsor as part of the initial public offering, which are substantially identical to the public warrants sold as part of the units in the initial public offering, subject to certain limited exceptions;

v

•        “pro forma” means giving pro forma effect to the Business Combination, including the Merger and the PIPE Financing;

•        “Proposed Bylaws” means the proposed bylaws of New Proterra to be effective upon the Domestication attached to this proxy statement/prospectus as Annex D;

•        “Proposed Certificate of Incorporation” means the proposed certificate of incorporation of New Proterra to be effective upon the Domestication attached to this proxy statement/prospectus as Annex C;

•        “Proposed Governing Documents” means the Proposed Certificate of Incorporation and the Proposed Bylaws;

•        “Proterra” means Proterra Inc, a Delaware corporation, prior to the consummation of the Business Combination;

•        “Proterra Acquisition Proposal” means (a) any transaction or series of related transactions under which any person(s), directly or indirectly, (i) acquires or otherwise purchases Proterra or any of its controlled affiliates or (ii) all or a material portion of assets or businesses of Proterra or any of its controlled affiliates (in the case of each of clause (i) and (ii), whether by merger, consolidation, recapitalization, purchase or issuance of equity securities, tender offer or otherwise); or (b) any equity or similar investment in Proterra or any of its controlled affiliates (subject to exceptions to the PIPE Financing or the issuance of the applicable class of shares of capital stock of Proterra upon the exercise or conversion of any outstanding Proterra equity awards);

•        “Proterra Common Stock” means common stock of Proterra, par value $0.0001 per share;

•        “Proterra Holders” means holders of (i) Proterra Common Stock, (ii) preferred stock of Proterra, (iii) Convertible Notes and (iv) any other securities of Proterra that provide the holder thereof the right to acquire shares of New Proterra Common Stock in connection with the Business Combination, including warrants and equity awards of Proterra, held immediately prior to Closing;

•        “public shareholders” means holders of public shares, whether acquired in ArcLight’s initial public offering or acquired in the secondary market;

•        “public shares” means the currently outstanding 27,750,000 Class A ordinary shares of ArcLight, whether acquired in ArcLight’s initial public offering or acquired in the secondary market;

•        “public warrants” means the currently outstanding 13,875,000 redeemable warrants to purchase Class A ordinary shares of ArcLight that were issued by ArcLight in its initial public offering;

•        “redemption” means each redemption of public shares for cash pursuant to the Existing Governing Documents;

•        “SEC” means the Securities and Exchange Commission;

•        “Securities Act” means the Securities Act of 1933, as amended;

•        “Sponsor” means ArcLight CTC Holdings, L.P., a Delaware limited partnership;

•        “Subscription Agreements” means the subscription agreements, entered into by ArcLight and each of the PIPE Investors in connection with the PIPE Financing;

•        “transfer agent” means Continental, ArcLight’s transfer agent;

•        “trust account” means the trust account established at the consummation of ArcLight’s initial public offering that holds the proceeds of the initial public offering and is maintained by Continental, acting as trustee;

•        “units” means the units of ArcLight, each unit representing one Class A ordinary share and one-half of one warrant, with such whole warrant representing the right to acquire one Class A ordinary share, that were offered and sold by ArcLight in its initial public offering and in its concurrent private placement; and

•        “warrants” means the public warrants and the private placement warrants.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements in this proxy statement/prospectus may constitute “forward-looking statements” for purposes of the federal securities laws. Our forward-looking statements include, but are not limited to, statements regarding our or our management team’s expectations, hopes, beliefs, intentions or strategies regarding the future, including those relating to the Business Combination. The information included in this proxy statement/prospectus in relation to Proterra has been provided by Proterra and its respective management, and forward-looking statements include statements relating to our and its respective management team’s expectations, hopes, beliefs, intentions or strategies regarding the future, including those relating to the Business Combination. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipate,” “believe,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “will,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements in this proxy statement/prospectus may include, for example, statements about:

•        our ability to complete the Business Combination with Proterra or, if we do not consummate such Business Combination, any other initial business combination;

•        satisfaction or waiver of the conditions to the Business Combination including, among others: (i) the approval by our shareholders of the Condition Precedent Proposals being obtained; (ii) the applicable waiting period under the Hart-Scott-Rodino Act of 1976 (the “HSR Act”) relating to the Merger Agreement having expired or been terminated; (iii) the Aggregate Transaction Proceeds Condition; and (iv) the approval by Nasdaq of our initial listing application in connection with the Business Combination;

•        the occurrence of any event, change or other circumstances, including the outcome of any legal proceedings that may be instituted against ArcLight and Proterra following the announcement of the Merger Agreement and the transactions contemplated therein, that could give rise to the termination of the Merger Agreement;

•        New Proterra’s financial and business performance following the Business Combination, including financial projections and business metrics;

•        the ability to obtain and/or maintain the listing of the New Proterra Common Stock and the warrants on Nasdaq, and the potential liquidity and trading of such securities;

•        the amount of redemptions made by public shareholders;

•        the risk that the proposed Business Combination disrupts current plans and operations of Proterra as a result of the announcement and consummation of the proposed Business Combination;

•        the ability to recognize the anticipated benefits of the proposed Business Combination, which may be affected by, among other things, competition, the ability of the combined company to grow and manage growth profitably and retain its key employees;

•        costs related to the proposed Business Combination;

•        changes in applicable laws or regulations;

•        our success in retaining or recruiting, or changes required in, our officers, key employees or directors following the completion of the Business Combination, and New Proterra’s ability to attract and retain key personnel;

•        our officers and directors allocating their time to other businesses and potentially having conflicts of interest with our business or in approving the Business Combination;

•        the anticipated success of New Proterra’s most recent business expansion with Proterra Powered and Proterra Energy, and New Proterra’s ability to attract the customers and business partners it expects;

•        forecasts regarding long-term end-customer adoption rates and demand for New Proterra’s products in markets that are new and rapidly evolving;

•        New Proterra’s ability to compete successfully against current and future competitors in light of intense and increasing competition in the transit bus and commercial vehicle electrification market;

•        macroeconomic conditions resulting from the global COVID-19 pandemic;

•        the availability of government economic incentives and government funding for public transit upon which New Proterra’s transit business is significantly dependent;

•        willingness of corporate and other public transportation providers to adopt and fund the purchase of electric vehicles for mass transit;

•        availability of a limited number of suppliers for New Proterra’s products and services;

•        material losses and costs from product warranty claims, recalls, or remediation of electric transit buses for real or perceived deficiencies or from customer satisfaction campaigns;

•        increases in costs, disruption of supply, or shortage of materials, particularly lithium-ion cells;

•        New Proterra’s dependence on a small number of customers that fluctuate from year to year, and failure to add new customers or expand sales to New Proterra’s existing customers;

•        rapid evolution of New Proterra’s industry and technology, and related unforeseen changes, including developments in alternative technologies and powertrains or improvements in the internal combustion engine that could adversely affect the demand for New Proterra’s electric transit buses;

•        development, maintenance and growth of strategic relationships in the Proterra Powered or Proterra Energy business, identification of new strategic relationship opportunities, or formation strategic relationships;

•        competition for the business of both small and large transit agencies, which place different demands on New Proterra’s business, including the need to build an organization that can serve both types of transit customers;

•        substantial regulations, which are evolving, and unfavorable changes or failure by New Proterra to comply with these regulations;

•        accident or safety incidents involving Proterra’s buses, battery systems, electric drivetrains, high-voltage systems or charging solutions;

•        product liability claims, which could harm New Proterra’s financial condition and liquidity if New Proterra is not able to successfully defend or insure against such claims;

•        changes to U.S. trade policies, including new tariffs or the renegotiation or termination of existing trade agreements or treaties;

•        various environmental and safety laws and regulations that could impose substantial costs upon Proterra and negatively impact New Proterra’s ability to operate New Proterra’s manufacturing facilities; outages and disruptions of New Proterra’s services if it fails to maintain adequate security and supporting infrastructure as it scales New Proterra’s information technology systems;

•        availability of additional capital to support business growth;

•        failure to protect New Proterra’s intellectual property;

•        intellectual property rights claims by third parties, which could be costly to defend, related significant damages and resulting limits on New Proterra’s ability to use certain technologies. developments and projections relating to New Proterra’s competitors and industry;

•        the anticipated growth rates and market opportunities of New Proterra;

•        the period over which New Proterra anticipates its existing cash and cash equivalents will be sufficient to fund its operating expenses and capital expenditure requirements;

•        the potential for New Proterra’s business development efforts to maximize the potential value of its portfolio;

•        New Proterra’s ability to attract and retain key personnel;

•        New Proterra’s estimates regarding expenses, future revenue, capital requirements and needs for additional financing;

•        New Proterra’s financial performance;

•        the inability to develop and maintain effective internal controls;

•        the diversion of management’s attention and consumption of resources as a result of potential acquisitions of other companies;

•        failure to maintain adequate operational and financial resources or raise additional capital or generate sufficient cash flows;

•        cyber-attacks and security vulnerabilities;

•        the effect of the novel coronavirus (“COVID-19”) pandemic on the foregoing, including our ability to consummate the Business Combination due to the uncertainty resulting from the recent COVID-19 pandemic; and

•        other factors detailed under the section entitled “Risk Factors.”

The forward-looking statements contained in this proxy statement/prospectus are based on current expectations and beliefs concerning future developments and their potential effects on us and/or Proterra. There can be no assurance that future developments affecting us and/or Proterra will be those that we and/or Proterra have anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond our control or the control of Proterra) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those factors described under the heading “Risk Factors.” Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. Some of these risks and uncertainties may in the future be amplified by the COVID-19 outbreak and there may be additional risks that we consider immaterial or which are unknown. It is not possible to predict or identify all such risks. Neither we nor Proterra undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

Before any shareholder grants its proxy or instructs how its vote should be cast or vote on the proposals to be put to the extraordinary general meeting, such stockholder should be aware that the occurrence of the events described in the “Risk Factors” section and elsewhere in this proxy statement/prospectus may adversely affect us.

QUESTIONS AND ANSWERS FOR SHAREHOLDERS OF ARCLIGHT

The questions and answers below highlight only selected information from this document and only briefly address some commonly asked questions about the proposals to be presented at the extraordinary general meeting, including with respect to the proposed Business Combination. The following questions and answers do not include all the information that is important to ArcLight’s shareholders. We urge shareholders to read this proxy statement/prospectus, including the Annexes and the other documents referred to herein, carefully and in their entirety to fully understand the proposed Business Combination and the voting procedures for the extraordinary general meeting, which will be held at               , on         , 2021, at the offices of Kirkland & Ellis LLP located at         and via a virtual meeting, unless the extraordinary general meeting is adjourned.

Q:     Why am I receiving this proxy statement/prospectus?

A:     ArcLight shareholders are being asked to consider and vote upon, among other proposals, a proposal to approve and adopt the Merger Agreement and approve the transactions contemplated thereby, including the Business Combination. In accordance with the terms and subject to the conditions of the Merger Agreement, among other things, in connection with the Domestication, on the Closing Date prior to the Effective Time, (i) each share of Proterra outstanding as of immediately prior to the Effective Time will be exchanged for 0.8925 shares of New Proterra Common Stock, (ii) each warrant and equity award of Proterra outstanding as of immediately prior to the Effective Time will be exchanged for comparable warrants or equity awards that are exercisable for 0.8925 shares of New Proterra Common Stock, as applicable, and (iii) each Convertible Note that is not optionally converted immediately prior to the Effective Time will become convertible into shares of New Proterra Common Stock, in accordance with the terms of the Convertible Note. For further details, see “Business Combination Proposal — Consideration to Proterra Holders in the Business Combination.”

A copy of the Merger Agreement is attached to this proxy statement/prospectus as Annex A and you are encouraged to read the Merger Agreement in its entirety.

The approval of each of the Business Combination Proposal, the Governing Documents Proposals (other than Proposal D), the Equity Incentive Plan Proposal, the Employee Stock Purchase Plan Proposal, the Nasdaq Proposal and the Adjournment Proposal requires an ordinary resolution, being the affirmative vote of at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter, and the Domestication Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of at least a two-thirds (2/3) majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.

In connection with the Domestication, on the Closing Date prior to the Effective Time, (i) each issued and outstanding Class A ordinary share will convert automatically by operation of law, on a one-for-one basis, into shares of New Proterra Common Stock; (ii) each issued and outstanding Class B ordinary share of ArcLight will convert automatically by operation of law, on a one-for-one basis, into shares of New Proterra Common Stock, (iii) each issued and outstanding warrant to purchase Class A ordinary shares of ArcLight will automatically represent the right to purchase one share of New Proterra Common Stock at an exercise price of $11.50 per share of New Proterra Common Stock on the terms and conditions set forth in the warrant agreement; and (iv) each issued and outstanding unit of ArcLight that has not been previously separated into the underlying Class A ordinary share and underlying warrant upon the request of the holder thereof, will be cancelled and will entitle the holder thereof to one share of New Proterra Common Stock and one-half of one warrant, with such whole warrant representing the right to acquire one share of New Proterra Common Stock. In connection with clause (i), (ii) and (iii), each issued and outstanding unit of ArcLight that has not been previously separated into the underlying Class A ordinary shares of ArcLight and underlying ArcLight warrants prior to the Domestication will be cancelled and will entitle the holder thereof to one share of New Proterra Common Stock and one-half of one warrant, a whole warrant representing the right to purchase one share of New Proterra Common Stock at an exercise price of $11.50 per share on the terms and subject to the conditions set forth in the ArcLight warrant agreement. See “Domestication Proposal.”

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The provisions of the Proposed Governing Documents will differ in certain material respects from the Existing Governing Documents. Please see “What amendments will be made to the Existing Governing Documents of ArcLight?” below.

THE VOTE OF SHAREHOLDERS IS IMPORTANT. SHAREHOLDERS ARE ENCOURAGED TO VOTE AS SOON AS POSSIBLE AFTER CAREFULLY REVIEWING THIS PROXY STATEMENT/PROSPECTUS.

Q:     What proposals are shareholders of ArcLight being asked to vote upon?

A:     At the extraordinary general meeting, ArcLight is asking holders of its ordinary shares to consider and vote upon ten (10) separate proposals:

•        a proposal to approve by ordinary resolution and adopt the Merger Agreement, including the Merger, and the transactions contemplated thereby;

•        a proposal to approve by special resolution the Domestication;

•        the following four (4) separate proposals to approve by ordinary resolution (other than Proposal D) the following material differences between the Existing Governing Documents and the Proposed Governing Documents:

•        to authorize the change in the authorized share capital of ArcLight from US$55,500 divided into (i) 500,000,000 Class A ordinary shares, par value $0.0001 per share, 50,000,000 Class B ordinary shares, par value $0.0001 per share, and 5,000,000 preference shares, par value $0.0001 per share, to (ii) 500,000,000 shares of New Proterra Common Stock and 10,000,000 shares of New Proterra Preferred Stock;

•        to authorize the New Proterra Board to issue any or all shares of New Proterra Preferred Stock in one or more classes or series, with such terms and conditions as may be expressly determined by the New Proterra Board and as may be permitted by the DGCL;

•        to authorize the removal of the ability of New Proterra stockholders to take action by written consent in lieu of a meeting; and

•        to amend and restate the Existing Governing Documents and authorize all other changes necessary or, as mutually agreed in good faith by ArcLight and Proterra, desirable in connection with the replacement of Existing Governing Documents with the Proposed Governing Documents as part of the Domestication;

•        a proposal to approve by ordinary resolution the issuance of shares of New Proterra Common Stock in connection with the Business Combination and the PIPE Financing in compliance with the Nasdaq Listing Rules;

•        a proposal to approve and adopt by ordinary resolution the Equity Incentive Plan;

•        a proposal to approve and adopt by ordinary resolution the ESPP; and

•        a proposal to approve by ordinary resolution the adjournment of the extraordinary general meeting to a later date or dates, if necessary, to, among other things, permit further solicitation and vote of proxies in the event that there are insufficient votes for the approval of one or more proposals at the extraordinary general meeting.

If our shareholders do not approve each of the Condition Precedent Proposals, then unless certain conditions in the Merger Agreement are waived by the applicable parties to the Merger Agreement, the Merger Agreement could terminate and the Business Combination may not be consummated.

For more information, please see “Business Combination Proposal,” “Domestication Proposal,” “Governing Documents Proposals,” “Nasdaq Proposal,” “Equity Incentive Plan Proposal,” “Employee Stock Purchase Plan Proposal” and “Adjournment Proposal.”

ArcLight will hold the extraordinary general meeting to consider and vote upon these proposals. This proxy statement/prospectus contains important information about the Business Combination and the other matters to be acted upon at the extraordinary general meeting. Shareholders of ArcLight should read it carefully.

After careful consideration, the ArcLight Board has determined that the Business Combination Proposal, the Domestication Proposal, each of the Governing Documents Proposals, the Nasdaq Proposal, the Equity Incentive Plan Proposal, the Employee Stock Purchase Plan Proposal and the Adjournment Proposal are in the best interests of ArcLight and its shareholders and unanimously recommends that you vote or give instruction to vote “FOR” each of those proposals.

The existence of financial and personal interests of one or more of ArcLight’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of ArcLight and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, ArcLight’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Business Combination Proposal — Interests of ArcLight’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

Q:     Why is ArcLight proposing the Business Combination?

A:     ArcLight is a blank check company incorporated on July 28, 2020 as a Cayman Islands exempted entity for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities, which we refer to throughout this prospectus as our initial business combination. Based on ArcLight’s business activities, it is a “shell company” as defined under the Exchange Act because it has no operations and nominal assets consisting almost entirely of cash.

ArcLight has identified several general criteria and guidelines to evaluate prospective acquisition opportunities. ArcLight has sought to acquire a business or company that: (i) exhibits, or has the potential to develop, fundamentally sound financial performance, with visibility into revenue and cash flow growth and relatively predictable future financial performance; (ii) is an active market participant in the global development of the clean energy industry, continued decarbonization of the industrial, government and consumer spaces, and/or broader transition toward a sustainable economic model; (iii) targets large addressable markets with long-term tailwinds and low risk of obsolescence; (iv) has a defensible market position with differentiated product offerings, technology, assets, distribution channels, supply chain capabilities or other sustainable competitive advantages; (v) can serve as a platform for both organic and acquisitive growth; (vi) is led by an experienced management team with a proven track record and complementary capabilities, or is open to enhancing the existing management team’s strengths with additional talent through ArcLight’s network; and (vii) embraces the potential to utilize ArcLight’s industry experience, as well as operating, strategic, financing and M&A capabilities to maximize the value to shareholders.

Based on its due diligence investigations of Proterra and the industry in which it operates, including the financial and other information provided by Proterra in the course of negotiations, the ArcLight Board believes that Proterra meets the general criteria and guidelines listed above. However, there is no assurance of this. See “Business Combination Proposal — The ArcLight Board’s Reasons for the Business Combination.”

Although the ArcLight Board believes that the Business Combination with Proterra presents a unique business combination opportunity and is in the best interests of ArcLight and its shareholders, the board of directors did consider certain potentially material negative factors in arriving at that conclusion. These factors are discussed in greater detail in the sections entitled “Business Combination Proposal — The ArcLight Board’s Reasons for the Business Combination” and “Risk Factors — Risks Related to the Business Following the Business Combination.”

Q:     Did the ArcLight Board obtain a third-party valuation or fairness opinion in determining whether or not to proceed with the Business Combination?

A:     No. The ArcLight Board did not obtain a third-party valuation or fairness opinion in connection with its determination to approve the Business Combination. However, ArcLight’s management, the members of the ArcLight Board and other representatives of ArcLight have substantial experience in evaluating the operating and financial merits of companies engaged in the energy industry and reviewed certain financial information of Proterra and compared it to certain publicly traded companies, selected based on the experience and the professional judgment of ArcLight’s management team, which enabled them to make the necessary analyses and determinations regarding the Business Combination. Accordingly, investors will be relying solely on the judgment of ArcLight’s management and the ArcLight Board in valuing Proterra’s business and assuming the risk that ArcLight’s management and the ArcLight Board may not have properly valued such business.

Q:     What will Proterra’s equityholders receive in return for the Business Combination with ArcLight?

A:     Following the consummation of the Domestication, on the Closing Date, Phoenix Merger Sub will merge with and into Proterra, with Proterra as the surviving company in the Merger and, after giving effect to the Merger, Proterra will be a wholly-owned subsidiary of ArcLight. In accordance with the terms and subject to the conditions of the Merger Agreement, at the Effective Time, (i) each share of Proterra outstanding as of immediately prior to the Effective Time will be exchanged for 0.8925 shares of New Proterra Common Stock, (ii) each warrant and equity award of Proterra outstanding as of immediately prior to the Effective Time will be exchanged for comparable warrants or equity awards that are exercisable for 0.8925 shares of New Proterra Common Stock, as applicable, and (iii) each Convertible Note that is not optionally converted immediately prior to the Effective Time will become convertible into shares of New Proterra Common Stock, in accordance with the terms of Convertible Note. In addition to the issuance of New Proterra Common Stock (based on the 0.8925 exchange ratio, referred to herein as the “Exchange Ratio”) as of Closing, in the event that the sale price of New Proterra Common Stock exceeds certain price thresholds for 20 out of any 30 consecutive trading days during the first five years following the Closing Date, up to an additional 22,809,500 shares of New Proterra Common Stock may be issued to certain Proterra Holders. For further details, see “Business Combination Proposal — Consideration to Proterra Holders in the Business Combination.”

Q:     How will the combined company be managed following the business combination?

A:     Following the Closing, it is expected that the current management of Proterra will become the management of New Proterra, and the New Proterra Board will consist of up to nine (9) directors, which will be divided into three classes (Class I, II and III) with each consisting of three directors. Pursuant to the Merger Agreement, the New Proterra Board will consist of (i) eight (8) individuals designated by Proterra (all of whom are existing members of Proterra’s board of directors) and (ii) one director selected by the Sponsor. Please see the section entitled “Management of New Proterra Following the Business Combination” for further information.

Q:     What equity stake will current ArcLight shareholders and current equityholders of Proterra hold in New Proterra immediately after the consummation of the Business Combination?

A:     As of the date of this proxy statement/prospectus, there are 34,687,500 ordinary shares issued and outstanding, which includes an aggregate of 6,937,500 Class B ordinary shares held by the Initial Shareholders, including the Sponsor. In addition, as of the date of this proxy statement/prospectus, there is outstanding an aggregate of 21,425,000 warrants to acquire ordinary shares, comprised of 7,550,000 private placement warrants held by the Sponsor and 13,875,000 public warrants. Each whole warrant entitles the holder thereof to purchase one Class A ordinary share and, following the Domestication, will entitle the holder thereof to purchase one share of New Proterra Common Stock. Therefore, as of the date of this proxy statement/prospectus (without giving effect to the Business Combination and assuming that none of ArcLight’s outstanding public shares are redeemed in connection with the Business Combination), ArcLight’s fully diluted share capital, giving effect to the exercise of all of the private placement warrants and public warrants, would be 56,112,500 Class A ordinary shares.

The following table illustrates varying ownership levels in New Proterra Common Stock immediately following the consummation of the Business Combination based on the varying levels of redemptions by the public shareholders and the following additional assumptions: (i) 164,618,789 shares of New Proterra Common Stock are issued to the Proterra Holders at Closing in a no redemption scenario and 167,264,804 shares of New Proterra Common Stock are issued to the Proterra Holders at Closing in a maximum redemption scenario; (ii) 41,500,000 shares of New Proterra Common Stock are issued in the PIPE Financing; and (iii) no ArcLight warrants to purchase New Proterra Common Stock that will be outstanding immediately following Closing have been exercised. The share totals in clause (i) of the prior sentence are calculated assuming that all outstanding warrants and vested, in-the-money equity awards are net exercised using a $10.00 per share value, based on vesting as of January 8, 2021, assuming the conversion of the principal balance of the Convertible Notes, and without taking into account the effect of accrued unpaid cash interest or paid-in-kind interest. See “Unaudited Pro Forma Condensed Combined Financial Information” for more details. If the actual facts differ from these assumptions, the ownership percentages in ArcLight will be different and totals may not add up to 100% due to rounding.

	Share Ownership in New Proterra (Percentage of Outstanding Shares)
	No redemptions	Maximum redemptions
Proterra Holders(1)	68.6%	77.8%
PIPE Investors(2)	17.3%	19.3%
ArcLight public shareholders(3)	11.6%	0.0%
Initial Shareholders(4)	2.6%	2.9%

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(1)      Assumes that the number of shares of New Proterra Common Stock to be held by Proterra Holders is 164,618,789 shares in the no redemption scenario and 167,264,804 in the maximum redemption scenario. The shares to be issued for outstanding warrants, vested stock options and Convertible Notes are calculated on a cashless exercise basis, based on a deemed value of $10.00 per share, and as if converted at the Closing, and excludes the effect of accrued interest on the Convertible Notes. See “Unaudited Pro Forma Condensed Combined Financial Information” for more details. The number of vested options is calculated as of January 8, 2021.

(2)      Consists of 41,500,000 shares to be acquired in connection with the PIPE Financing, including 600,000 shares to be acquired by certain affiliates of ArcLight.

(3)      Includes (i) 25,000,000 shares issued in connection with ArcLight’s initial public offering and (ii) an additional 2,750,000 shares issued pursuant to the partial exercise by the underwriters of their over-allotment option in connection with ArcLight’s initial public offering.

(4)      Includes 6,257,750 shares of New Proterra Common Stock. Does not include 679,750 shares of New Proterra Common Stock received by the Sponsor at Closing, which are subject to forfeiture upon the failure to achieve certain price targets following the consummation of the Business Combination. Does not include 600,000 shares to be acquired by certain affiliates of ArcLight in the PIPE Financing.

For further details, see “Business Combination Proposal — Consideration to Proterra Holders in the Business Combination.”

Q:     Why is ArcLight proposing the Domestication?

A:     Our board of directors believes that there are significant advantages to us that will arise as a result of a change of our domicile to Delaware. Further, our board of directors believes that any direct benefit that the Delaware General Corporation Law (the “DGCL”) provides to a corporation also indirectly benefits its stockholders, who are the owners of the corporation. The board of directors believes that there are several reasons why transfer by way of continuation to Delaware is in the best interests of ArcLight and its shareholders, including, (i) the prominence, predictability and flexibility of the DGCL, (ii) Delaware’s well-established principles of corporate governance and (iii) the increased ability for Delaware corporations to attract and retain qualified directors, each of the foregoing are discussed in greater detail in the section entitled “Domestication Proposal — Reasons for the Domestication.”

To effect the Domestication, we will file an application for deregistration with the Cayman Islands Registrar of Companies, together with the necessary accompanying documents, and file a certificate of corporate domestication and a certificate of incorporation with the Secretary of State of the State of Delaware, under which we will be domesticated and continue as a Delaware corporation.

The approval of the Domestication Proposal is a condition to closing the Business Combination under the Merger Agreement. The approval of the Domestication Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of at least a two-thirds (2/3) majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on a particular proposal.

Q:     What is involved with the Domestication?

A:     The Domestication will require ArcLight to file certain documents in both the Cayman Islands and the State of Delaware. At the effective time of the Domestication, which will be the Closing Date, ArcLight will cease to be a company incorporated under the laws of the Cayman Islands and in connection with the Business Combination, ArcLight will continue as a Delaware corporation. The Articles of Association will be replaced by the Proposed Certificate of Incorporation and Proposed Bylaws and your rights as a shareholder will cease to be governed by the laws of the Cayman Islands and will be governed by Delaware law.

Q:     What amendments will be made to the Existing Governing Documents of ArcLight?

A:     The consummation of the Business Combination is conditional, among other things, on the Domestication. Accordingly, in addition to voting on the Business Combination, ArcLight’s shareholders also are being asked to consider and vote upon a proposal to approve the Domestication, and replace ArcLight’s Existing Governing Documents, in each case, under Cayman Islands law with the Proposed Governing Documents, in each case, under the DGCL, which differ from the Existing Governing Documents in the following material respects:

	Existing Governing Documents	Proposed Governing Documents
Authorized Shares (Governing Documents Proposal A)

The share capital under the Existing Governing Documents is US$55,500 divided into 500,000,000 Class A ordinary shares of par value US$0.0001 per share, 50,000,000 Class B ordinary shares of par value US$0.0001 per share and 5,000,000 preference shares of par value US$0.0001 per share.

The Proposed Governing Documents authorize 500,000,000 shares of New Proterra Common Stock and 10,000,000 shares of New Proterra Preferred Stock.
	See paragraph 5 of the Memorandum of Association.	See Article IV of the Proposed Certificate of Incorporation.
Authorize the Board of Directors to Issue Preferred Stock Without Stockholder Consent (Governing Documents Proposal B)

The Existing Governing Documents authorize the issuance of 5,000,000 preference shares with such designation, rights and preferences as may be determined from time to time by our board of directors. Accordingly, our board of directors is empowered under the Existing Governing Documents, without shareholder approval, to issue preference shares with dividend, or other distribution, voting, return of capital or other rights which could adversely affect the voting power or other rights of the holders of ordinary shares.

The Proposed Governing Documents authorize the board of directors to issue preferred stock from time to time in one or more series, and, with respect to each series, to establish the number of shares in each such series, to fix the designation, powers (including voting powers), preferences and relative, participating, optional or other special rights, if any, of each such series and any qualifications, limitations or restrictions thereof, and, subject to the rights of such series, and to increase or decrease the number of shares of any such series.

	See paragraph 5 of the Memorandum of Association and Article 3 of the Articles of Association.	See Article IV, subsection 2 of the Proposed Certificate of Incorporation.

	Existing Governing Documents	Proposed Governing Documents
Shareholder/Stockholder Written Consent In Lieu of a Meeting (Governing Documents Proposal C)	The Existing Governing Documents provide that resolutions may be passed by a vote in person, by proxy at a general meeting, or by unanimous written resolution.	The Proposed Governing Documents allow stockholders to vote in person or by proxy at a meeting of stockholders, but prohibit the ability of stockholders to act by written consent in lieu of a meeting.
	See Articles 22 and 23 of our Articles of Association.	See Article VIII subsection 1 of the Proposed Certificate of Incorporation.
Corporate Name (Governing Documents Proposal D)	The Existing Governing Documents provide the name of the company is “ArcLight Clean Transition Corp.” See paragraph 1 of our Memorandum of Association.	The Proposed Governing Documents will provide that the name of the corporation will be “Proterra Inc” See Article I of the Proposed Certificate of Incorporation.
Perpetual Existence (Governing Documents Proposal D)

The Existing Governing Documents provide that if we do not consummate a business combination (as defined in the Existing Governing Documents) by September 25, 2022 (twenty-fourth months after the closing of ArcLight’s initial public offering), ArcLight will cease all operations except for the purposes of winding up and will redeem the shares issued in ArcLight’s initial public offering and liquidate its trust account.

The Proposed Governing Documents do not include any provisions relating to New Proterra’s ongoing existence; the default under the DGCL will make New Proterra’s existence perpetual.
	See Article 49 of our Articles of Association.	This is the default rule under the DGCL.
Exclusive Forum (Governing Documents Proposal D)	The Existing Governing Documents do not contain a provision adopting an exclusive forum for certain shareholder litigation.

The Proposed Governing Documents adopt Delaware as the exclusive forum for certain stockholder litigation and the federal courts of the United States as the exclusive forum for litigation arising out of the Securities Act.

See Article IX of the Proposed Certificate of Incorporation and Article XI of the Proposed Bylaws.
Provisions Related to Status as Blank Check Company (Governing Documents Proposal D)	The Existing Governing Documents set forth various provisions related to our status as a blank check company prior to the consummation of a business combination.

The Proposed Governing Documents do not include such provisions related to our status as a blank check company, which no longer will apply upon consummation of the Business Combination, as we will cease to be a blank check company at such time.

See Article 49 of our Articles of Association.

Q:     How will the Domestication affect my ordinary shares, warrants and units?

A:     In connection with the Domestication, on the Closing Date prior to the Effective Time, (i) each issued and outstanding Class A ordinary share will convert automatically by operation of law, on a one-for-one basis, into shares of New Proterra Common Stock; (ii) each issued and outstanding Class B ordinary share of ArcLight will convert automatically by operation of law, on a one-for-one basis, into shares of New Proterra Common Stock, (iii) each issued and outstanding warrant to purchase Class A ordinary shares of ArcLight will automatically represent the right to purchase one share of New Proterra Common Stock at an exercise price of $11.50 per share of New Proterra Common Stock on the terms and conditions set forth in the warrant agreement; and (iv) each issued and outstanding unit of ArcLight that has not been previously separated into the underlying Class A ordinary share and underlying warrant upon the request of the holder thereof, will be cancelled and will entitle the holder thereof to one share of New Proterra Common Stock and one-half of one warrant, with a whole warrant representing the right to acquire one share of New Proterra Common Stock. See “Domestication Proposal.”

In accordance with the terms and subject to the conditions of the Merger Agreement, at the Effective Time, (i) each share of Proterra outstanding as of immediately prior to the Effective Time will be exchanged for 0.8925 shares of New Proterra Common Stock, (ii) each warrant and equity award of Proterra outstanding as of immediately prior to the Effective Time will be exchanged for comparable warrants or equity awards that are exercisable for 0.8925 shares of New Proterra Common Stock, as applicable, and (iii) each Convertible Note that is not optionally converted immediately prior to the Effective Time will become convertible into shares of New Proterra Common Stock, in accordance with the terms of the Convertible Notes. For further details, see “Business Combination Proposal — Consideration to Proterra Holders in the Business Combination.”

Q:     What are the U.S. federal income tax consequences of the Domestication?

A:     As discussed more fully under “U.S. Federal Income Tax Considerations,” the Domestication generally should constitute a tax-deferred reorganization within the meaning of Section 368(a)(l)(F) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”). However, due to the absence of direct guidance on the application of Section 368(a)(1)(F) of the Code to the facts and circumstances relating to ArcLight, this result is not entirely clear. In the case of a transaction, such as the Domestication, that should qualify as a tax-deferred reorganization within the meaning of Section 368(a)(1)(F) of the Code, U.S. Holders (as defined in “U.S. Federal Income Tax Considerations — U.S. Holders” below) will be subject to Section 367(b) of the Code and, as a result of the Domestication:

•        a U.S. Holder that holds public shares that have a fair market value of less than $50,000 on the date of the Domestication generally will not recognize any gain or loss and will not be required to include any part of ArcLight’s earnings in income;

•        a U.S. Holder that holds public shares that have a fair market value of $50,000 or more and that, on the date of the Domestication, owns (actually and constructively) less than 10% of the total combined voting power of all classes of our stock entitled to vote and less than 10% of the total value of all classes of our stock generally will recognize gain (but not loss) on the exchange of public shares for shares of New Proterra Common Stock pursuant to the Domestication. As an alternative to recognizing gain, such U.S. Holder may file an election to include in income as a deemed dividend the “all earnings and profits amount” (as defined in the Treasury Regulations under Section 367(b) of the Code) attributable to its public shares provided certain other requirements are satisfied; and

•        a U.S. Holder that holds public shares have a fair market value of $50,000 or more and that, on the date of the Domestication, owns (actually or constructively) 10% or more of the total combined voting power of all classes of our stock entitled to vote or 10% or more of the total value of all classes of our stock generally will be required to include in income as a deemed dividend the “all earnings and profits amount” attributable to its public shares provided certain other requirements are satisfied. Any such

U.S. Holder that is a corporation may, under certain circumstances, effectively be exempt from taxation on a portion or all of the deemed dividend pursuant to Section 245A of the Code (commonly referred to as the participation exemption).

ArcLight does not expect to have significant cumulative earnings and profits through the date of the Domestication.

ArcLight believes that it is likely classified as a PFIC. If ArcLight is a PFIC, a U.S. Holder of public shares may, in certain circumstances, still recognize gain (but not loss) upon the exchange of its public shares or public warrants for New Proterra Common Stock or New Proterra public warrants pursuant to the Domestication under the “passive foreign investment company” (“PFIC”) rules of the Code equal to the excess, if any, of the fair market value of the shares of New Proterra Common Stock or New Proterra public warrants received in the Domestication over the U.S. Holder’s adjusted tax basis in the corresponding public shares or public warrants surrendered in exchange therefor. The tax on any such gain so recognized would be imposed at the rate applicable to ordinary income and an interest charge would apply. For a more complete discussion of the potential application of the PFIC rules to U.S. Holders as a result of the Domestication, see the discussion in the section entitled “U.S. Federal Income Tax Considerations — U.S. Holders — PFIC Considerations.”

Additionally, the Domestication may cause non-U.S. Holders (as defined in “U.S. Federal Income Tax Considerations — Non-U.S. Holders”) to become subject to U.S. federal income withholding taxes on any dividends paid in respect of such non-U.S. Holder’s shares of New Proterra Common Stock after the Domestication.

The tax consequences of the Domestication are complex and will depend on a holder’s particular circumstances. All holders are urged to consult their tax advisor on the tax consequences to them of the Domestication, including the applicability and effect of U.S. federal, state, local and foreign income and other tax laws. For a more complete discussion of the U.S. federal income tax considerations of the Domestication, see “U.S. Federal Income Tax Considerations.”

Q:     Do I have redemption rights?

A:     If you are a holder of public shares, you have the right to request that we redeem all or a portion of your public shares for cash provided that you follow the procedures and deadlines described elsewhere in this proxy statement/prospectus. Public shareholders may elect to redeem all or a portion of the public shares held by them regardless of if or how they vote in respect of the Business Combination Proposal. If you wish to exercise your redemption rights, please see the answer to the next question: “How do I exercise my redemption rights?”

Notwithstanding the foregoing, a public shareholder, together with any affiliate of such public shareholder or any other person with whom such public shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from redeeming its public shares with respect to more than an aggregate of 15% of the public shares. Accordingly, if a public shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the public shares, then any such shares in excess of that 15% limit would not be redeemed for cash and such shares would be converted into the merger consideration in connection with the Business Combination.

The Sponsor has agreed to waive its redemption rights with respect to all of its ordinary shares in connection with the consummation of the Business Combination. Such shares will be excluded from the pro rata calculation used to determine the per-share redemption price.

Q:     How do I exercise my redemption rights?

A:     In connection with the proposed Business Combination, pursuant to the Existing Governing Documents, ArcLight’s public shareholders may request that ArcLight redeem all or a portion of such public shares for cash if the Business Combination is consummated. If you are a public shareholder and wish to exercise your right to redeem the public shares, you must:

(i)     (a) hold public shares or (b) if you hold public shares through units, you elect to separate your units into the underlying public shares and public warrants prior to exercising your redemption rights with respect to the public shares;

(ii)    submit a written request to Continental, ArcLight’s transfer agent, in which you (i) request that we redeem all or a portion of your public shares for cash, and (ii) identify yourself as the beneficial holder of the public shares and provide your legal name, phone number and address; and

(iii)   deliver your public shares to Continental, our transfer agent, physically or electronically through The Depository Trust Company (“DTC”).

Holders must complete the procedures for electing to redeem their public shares in the manner described above prior to           ,            Time, on           , 2021 (two business days before the extraordinary general meeting) in order for their shares to be redeemed.

The address of Continental, ArcLight’s transfer agent, is listed under the question “Who can help answer my questions?” below.

Holders of units must elect to separate the units into the underlying public shares and public warrants prior to exercising redemption rights with respect to the public shares. Public holders that hold their units in an account at a brokerage firm or bank, must notify their broker or bank that they elect to separate the units into the underlying public shares and public warrants, or if a holder holds units registered in its own name, the holder must contact Continental, our transfer agent, directly and instruct them to do so.

Public shareholders will be entitled to request that their public shares be redeemed for a pro rata portion of the amount then on deposit in the trust account as of two business days prior to the consummation of the Business Combination including interest earned on the funds held in the trust account and not previously released to us (net of taxes payable). For illustrative purposes, this would have amounted to approximately $10.51 per issued and outstanding public share, based on 26,412,674 shares subject to possible redemption as of September 30, 2020. However, the proceeds deposited in the trust account could become subject to the claims of our creditors, if any, which could have priority over the claims of our public shareholders, regardless of whether such public shareholders vote or, if they do vote, irrespective of if they vote for or against the Business Combination Proposal. Therefore, the per share distribution from the trust account in such a situation may be less than originally expected due to such claims. Whether you vote, and if you do vote irrespective of how you vote, on any proposal, including the Business Combination Proposal, will have no impact on the amount you will receive upon exercise of your redemption rights. It is expected that the funds to be distributed to public shareholders electing to redeem their public shares will be distributed promptly after the consummation of the Business Combination.

Any request for redemption, once made by a holder of public shares, may be withdrawn at any time up to the time the vote is taken with respect to the Business Combination Proposal at the extraordinary general meeting. If you deliver your shares for redemption to Continental, our transfer agent, and later decide prior to the extraordinary general meeting not to elect redemption, you may request that our transfer agent return the shares (physically or electronically) to you. You may make such request by contacting Continental, our transfer agent, at the phone number or address listed at the end of this section.

Any corrected or changed written exercise of redemption rights must be received by Continental, our transfer agent, prior to the vote taken on the Business Combination Proposal at the extraordinary general meeting. No request for redemption will be honored unless the holder’s public shares have been delivered (either physically or electronically) to Continental, our transfer agent, at least two business days prior to the vote at the extraordinary general meeting.

If a holder of public shares properly makes a request for redemption and the public shares are delivered as described above, then, if the Business Combination is consummated, we will redeem the public shares for a pro rata portion of funds deposited in the trust account, calculated as of two business days prior to the consummation of the Business Combination. The redemption takes place following the Domestication and, accordingly, it is shares of New Proterra Common Stock that will be redeemed immediately after consummation of the Business Combination.

If you are a holder of public shares and you exercise your redemption rights, such exercise will not result in the loss of any warrants that you may hold.

Q:     If I am a holder of units, can I exercise redemption rights with respect to my units?

A:     No. Holders of issued and outstanding units must elect to separate the units into the underlying public shares and public warrants prior to exercising redemption rights with respect to the public shares. If you hold your units in an account at a brokerage firm or bank, you must notify your broker or bank that you elect to separate the units into the underlying public shares and public warrants, or if you hold units registered in your own name, you must contact Continental, our transfer agent, directly and instruct them to do so. The redemption rights include the requirement that a holder must identify itself in writing as a beneficial holder and provide its legal name, phone number and address to Continental in order to validly redeem its shares. You are requested to cause your public shares to be separated and delivered to Continental, our transfer agent, by             ,              Time, on               , 2021 (two business days before the extraordinary general meeting) in order to exercise your redemption rights with respect to your public shares.

Q:     What are the U.S. federal income tax consequences of exercising my redemption rights?

A:     We expect that a U.S. Holder (as defined in “U.S. Federal Income Tax Considerations — U.S. Holders”) that exercises its redemption rights to receive cash from the trust account in exchange for its shares of New Proterra Common Stock will generally be treated as selling such shares of New Proterra Common Stock resulting in the recognition of capital gain or loss. There may be certain circumstances in which the redemption may be treated as a distribution for U.S. federal income tax purposes depending on the amount of shares of New Proterra Common Stock that such U.S. Holder owns or is deemed to own (including through the ownership of warrants) prior to and following the redemption. For a more complete discussion of the U.S. federal income tax considerations of an exercise of redemption rights, see “U.S. Federal Income Tax Considerations.”

Additionally, because the Domestication will occur immediately prior to the redemption by any public shareholder, U.S. Holders exercising redemption rights will be subject to the potential tax consequences of Section 367(b) of the Code and the tax rules relating to PFICs. The tax consequences of the exercise of redemption rights, including pursuant to Section 367(b) of the Code and the PFIC rules, are discussed more fully below under “U.S. Federal Income Tax Considerations — U.S. Holders.” All holders of our public shares considering exercising their redemption rights are urged to consult their tax advisor on the tax consequences to them of an exercise of redemption rights, including the applicability and effect of U.S. federal, state, local and foreign income and other tax laws.

Q:     What happens to the funds deposited in the trust account after consummation of the Business Combination?

A:     Following the closing of ArcLight’s initial public offering, an amount equal to $277,500,000 ($10.00 per unit) of the net proceeds from our initial public offering and the sale of the private placement warrants was placed in the trust account. As of September 30, 2020, funds in the trust account totaled approximately $277,500,000, $249,999,104 of which were held in U.S. treasury securities. These funds will remain in the trust account, except for the withdrawal of interest to pay taxes, if any, until the earliest of (i) the completion of a business combination (including the closing of the Business Combination) or (ii) the redemption of all of the public shares if we are unable to complete a business combination by September 25, 2022 (unless such date is extended in accordance with the Existing Governing Documents), subject to applicable law.

If our initial business combination is paid for using equity or debt securities or not all of the funds released from the trust account are used for payment of the consideration in connection with our initial business combination or used for redemptions or purchases of the public shares, we may apply the balance of the cash released to us from the trust account for general corporate purposes, including for maintenance or expansion of operations of New Proterra, the payment of principal or interest due on indebtedness incurred in completing our Business Combination, to fund the purchase of other companies or for working capital. See “Summary of the Proxy statement/prospectus — Sources and Uses of Funds for the Business Combination.”

Q:     What happens if a substantial number of the public shareholders vote in favor of the Business Combination Proposal and exercise their redemption rights?

A:     Our public shareholders are not required to vote “FOR” the Business Combination in order to exercise their redemption rights. Accordingly, the Business Combination may be consummated even though the funds available from the trust account and the number of public shareholders are reduced as a result of redemptions by public shareholders, subject to the satisfaction or waiver of the Aggregate Transaction Proceeds Condition.

In no event will ArcLight redeem public shares in an amount that would cause our net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) to be less than $5,000,001 after giving effect to the transactions contemplated by the Merger Agreement and the PIPE Financing.

Additionally, as a result of redemptions, the trading market for the New Proterra Common Stock may be less liquid than the market for the public shares was prior to consummation of the Business Combination and we may not be able to meet the listing standards for Nasdaq or another national securities exchange.

Q:     What conditions must be satisfied to complete the Business Combination?

A:     The consummation of the Business Combination is conditioned upon, among other things, (i) the approval by the ArcLight shareholders of the Condition Precedent Proposals being obtained; (ii) the applicable waiting period under the HSR Act relating to the Business Combination having expired or been terminated; (iii) the aggregate cash proceeds from ArcLight’s trust account, together with the proceeds from the PIPE Financing, equaling no less than $300,000,000 as a condition to ArcLight’s obligation to close or $350,000,000 as a condition to Proterra’s obligation to close (in each case, after deducting any amounts paid to ArcLight’s stockholders that exercise their redemption rights in connection with the Business Combination and net of unpaid transaction expenses incurred or subject to reimbursement by ArcLight); (iv) the New Proterra Common Stock to be issued in connection with the Business Combination having been approved for listing on Nasdaq; and (v) receipt of fully executed copies of the Debt Facility Amendment (as defined in the Merger Agreement) from Proterra’s first-lien debtholders in support of the Business Combination. Therefore, unless these conditions are waived by the applicable parties to the Merger Agreement, the Merger Agreement could terminate and the Business Combination may not be consummated.

For more information about conditions to the consummation of the Business Combination, see “Business Combination Proposal — Conditions to Closing of the Business Combination.”

Q:     When do you expect the Business Combination to be completed?

A:     It is currently expected that the Business Combination will be consummated in the second quarter of 2021. This date depends, among other things, on the approval of the proposals to be put to ArcLight shareholders at the extraordinary general meeting. However, such extraordinary general meeting could be adjourned if the Adjournment Proposal is adopted by our shareholders at the extraordinary general meeting and we elect to adjourn the extraordinary general meeting to a later date or dates to consider and vote upon a proposal to approve by ordinary resolution the adjournment of the extraordinary general meeting to a later date or dates (A) to the extent necessary to ensure that any required supplement or amendment to the accompanying proxy statement/prospectus is provided to ArcLight shareholders or, if as of the time for which the extraordinary general meeting is scheduled, there are insufficient ArcLight ordinary shares represented (either in person or by proxy) to constitute a quorum necessary to conduct business at the extraordinary general meeting, (B) in order to solicit additional proxies from ArcLight shareholders in favor of one or more of the proposals at the extraordinary general meeting or (C) if ArcLight shareholders redeem an amount of public shares such that the Aggregate Transaction Proceeds Condition would not be satisfied. For a description of the conditions for the completion of the Business Combination, see “Business Combination Proposal — Conditions to Closing of the Business Combination.”

Q:     What happens if the Business Combination is not consummated?

A:     ArcLight will not complete the Domestication to Delaware unless all other conditions to the consummation of the Business Combination have been satisfied or waived by the parties in accordance with the terms of the Merger Agreement. If ArcLight is not able to consummate the Business Combination with Proterra nor able to complete another business combination by September 25, 2022, in each case, as such date may be extended pursuant to our Existing Governing Documents, we will (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest earned on the funds held in the trust account and not previously released to us to pay our income taxes, if any (less up to $100,000 of interest to pay dissolution expenses) divided by the number of the then-outstanding public shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any); and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining shareholders and our board of directors, liquidate and dissolve, subject in the case of clauses (ii) and (iii), to our obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law.

Q:     Do I have appraisal rights in connection with the proposed Business Combination and the proposed Domestication?

A:     Neither our shareholders nor our warrant holders have appraisal rights in connection with the Business Combination or the Domestication under the Cayman Islands Companies Law or under the DGCL.

Q:     What do I need to do now?

A:     We urge you to read this proxy statement/prospectus, including the Annexes and the documents referred to herein, carefully and in their entirety and to consider how the Business Combination will affect you as a shareholder and/or warrant holder. Our shareholders should then vote as soon as possible in accordance with the instructions provided in this proxy statement/prospectus and on the enclosed proxy card.

Q:     How do I vote?

A:     If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or nominee, and were a holder of record of ordinary shares on               , 2021, the record date for the extraordinary general meeting, you may vote with respect to the proposals in person or virtually at the extraordinary general meeting, or by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided. For the avoidance of doubt, the record date does not apply to ArcLight shareholders that hold their shares in registered form and are registered as shareholders in ArcLight’s register of members. All holders of shares in registered form on the day of the extraordinary general meeting are entitled to vote at the extraordinary general meeting.

Q:     If my shares are held in “street name,” will my broker, bank or nominee automatically vote my shares for me?

A:     No. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial holder” of the shares held for you in what is known as “street name.” If this is the case, this proxy statement/prospectus may have been forwarded to you by your brokerage firm, bank or other nominee, or its agent. As the beneficial holder, you have the right to direct your broker, bank or other nominee as to how to vote your shares. If you do not provide voting instructions to your broker on a particular proposal on which your broker does not have discretionary authority to vote, your shares will not be voted on that proposal. This is called a “broker non-vote.” Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on a particular proposal. If you decide to vote, you should provide instructions to your broker, bank or other nominee on how to vote in accordance with the information and procedures provided to you by your broker, bank or other nominee.

Q:     When and where will the extraordinary general meeting be held?

A:     The extraordinary general meeting will be held at               ,         Time, on           , 2021, at the offices of Kirkland & Ellis LLP, located at             , and via a virtual meeting, unless the extraordinary general meeting is adjourned. As part of our precautions regarding COVID-19, we are also planning for the meeting to be held virtually over the Internet. We will post the details for such meeting on our website that will also be filed with the SEC as proxy material. Only shareholders who held ordinary shares of ArcLight at the close of business on the Record Date will be entitled to vote at the Shareholders Meeting. We plan to announce any such updates in a press release filed with the SEC and on our proxy website at           , and we encourage you to check this website prior to the meeting if you plan to attend.

Q:     What impact will the COVID-19 Pandemic have on the Business Combination?

A:     Given the ongoing and dynamic nature of the circumstances, it is difficult to predict the impact of the COVID-19 outbreak on the business of ArcLight and Proterra, and there is no guarantee that efforts by ArcLight and Proterra to address the adverse impacts of the COVID-19 will be effective. The extent of such impact will depend on future developments, which are highly uncertain and cannot be predicted, including new information which may emerge concerning the severity of the COVID-19 and actions taken to contain the COVID-19 or its impact, among others. If ArcLight or Proterra are unable to recover from a business disruption on a timely basis, the Business Combination and New Proterra’s business, financial condition and results of operations following the completion of the Business Combination would be adversely affected. The Business Combination may also be delayed and adversely affected by the COVID-19 outbreak and become more costly. Each of ArcLight and Proterra may also incur additional costs to remedy damages caused by any such disruptions, which could adversely affect its financial condition and results of operations.

Q:     Who is entitled to vote at the extraordinary general meeting?

A:     We have fixed           , 2021 as the record date for the extraordinary general meeting. If you were a shareholder of ArcLight at the close of business on the record date, you are entitled to vote on matters that come before the extraordinary general meeting. However, a shareholder may only vote his or her shares if he or she is present in person or is represented by proxy at the extraordinary general meeting.

Q:     How many votes do I have?

A:     ArcLight shareholders are entitled to one vote at the extraordinary general meeting for each ordinary share held of record as of the record date. As of the close of business on the record date for the extraordinary general meeting, there were 34,687,500 ordinary shares issued and outstanding, of which 27,750,000 were issued and outstanding public shares.

Q:     What constitutes a quorum?

A:     A quorum of ArcLight shareholders is necessary to hold a valid meeting. A quorum will be present at the extraordinary general meeting if one or more shareholders who together hold not less than a majority of the issued and outstanding ordinary shares entitled to vote at the extraordinary general meeting are represented in person or by proxy at the extraordinary general meeting. As of the record date for the extraordinary general meeting, 17,343,751 ordinary shares would be required to achieve a quorum.

Q:     What vote is required to approve each proposal at the extraordinary general meeting?

A:     The following votes are required for each proposal at the extraordinary general meeting:

(i)     Business Combination Proposal: The approval of the Business Combination Proposal requires an ordinary resolution, being the affirmative vote of at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.

(ii)    Domestication Proposal: The approval of the Domestication Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of at least a two-thirds (2/3) majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.

(iii)   Governing Documents Proposals: The separate approval of each of the Governing Documents Proposals requires an ordinary resolution, being the affirmative vote of at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter, other than Proposal D, which requires a special resolution under Cayman Islands law, being the affirmative vote of at least a two-thirds (2/3) majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.

(iv)   Nasdaq Proposal: The approval of the Nasdaq Proposal requires an ordinary resolution, being the affirmative vote of at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.

(v)    Equity Incentive Plan Proposal: The approval of the Equity Incentive Plan Proposal requires an ordinary resolution, being the affirmative vote of at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.

(vi)   Employee Stock Purchase Plan Proposal: The approval of the Employee Stock Purchase Plan Proposal requires an ordinary resolution, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.

(vii)  Adjournment Proposal: The approval of the Adjournment Proposal requires an ordinary resolution, being the affirmative vote of at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.

As of the record date, ArcLight had 34,687,500 ordinary shares issued and outstanding. ArcLight shareholders are entitled to one vote at the extraordinary general meeting for each ordinary share held of record as of the record date. 6,937,500 ordinary shares are subject to the Sponsor Support Agreement, pursuant to which the Initial Shareholders have agreed to vote all of their shares in favor of the Business Combination. 27,750,000 ordinary shares are not subject to the Sponsor Support Agreement. For additional information regarding the Sponsor Support Agreement, see “Business Combination Proposal — Related Agreements — Transaction Support Agreements.”

Assuming all holders that are entitled to vote on such matter vote all of their ordinary shares in person or by proxy, 17,343,751 shares, of which 10,406,251 shares are not subject to the Sponsor Support Agreement, will need to be voted in favor of each of the Business Combination Proposal, the Governing Documents Proposals (other than Proposal D), the Nasdaq Proposal, the Equity Incentive Plan Proposal, the Employee Stock Purchase Plan Proposal and the Adjournment Proposal in order to approve each of the Business Combination Proposal, the Governing Documents Proposals, the Nasdaq Proposal, the Equity Incentive Plan Proposal, the Employee Stock Purchase Plan Proposal and the Adjournment Proposal.

Assuming all holders that are entitled to vote on such matter vote all of their ordinary shares in person or by proxy, 23,125,000 shares, of which 16,187,500 shares are not subject to the Sponsor Support Agreement, will need to be voted in favor of each of the Domestication Proposal and Proposal D of the Governing Documents Proposals in order to approve the such proposals.

Q:     What are the recommendations of the ArcLight Board?

A:     The ArcLight Board believes that the Business Combination Proposal and the other proposals to be presented at the extraordinary general meeting are in the best interest of ArcLight and its shareholders and unanimously recommends that its shareholders vote “FOR” the Business Combination Proposal, “FOR” the Domestication

Proposal, “FOR” each of the separate Governing Documents Proposals, “FOR” the Nasdaq Proposal, “FOR” the Equity Incentive Plan Proposal, “FOR” the Employee Stock Purchase Plan Proposal and “FOR” the Adjournment Proposal, in each case, if presented to the extraordinary general meeting.

The existence of financial and personal interests of one or more of ArcLight’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of ArcLight and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, ArcLight’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Business Combination Proposal — Interests of ArcLight’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

Q:     How do Sponsor and the other Initial Shareholders intend to vote their shares?

A:     Unlike some other blank check companies in which the Initial Shareholders agree to vote their shares in accordance with the majority of the votes cast by the public shareholders in connection with an initial business combination, our Initial Shareholders have agreed to vote all their shares in favor of all the proposals being presented at the extraordinary general meeting. As of the date of this proxy statement/prospectus, our Initial Shareholders own 20.0% of the issued and outstanding ordinary shares.

At any time at or prior to the Business Combination, during a period when they are not then aware of any material nonpublic information regarding us or our securities, our Initial Shareholders, Proterra and/or their respective directors, officers, advisors or respective affiliates may purchase public shares from institutional and other investors who vote, or indicate an intention to vote, against any of the Condition Precedent Proposals, or execute agreements to purchase such shares from such investors in the future, or they may enter into transactions with such investors and others to provide them with incentives to acquire public shares or vote their public shares in favor of the Condition Precedent Proposals. Such a purchase may include a contractual acknowledgement that such shareholder, although still the record or beneficial holder of our shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that our Initial Shareholders, Proterra and/or their directors, officers, advisors or respective affiliates who have agreed to vote in favor of this transaction purchase shares in privately negotiated transactions from public shareholders who have already elected to exercise their redemption rights, such selling shareholder would be required to revoke their prior elections to redeem their shares. The purpose of such share purchases and other transactions would be to increase the likelihood of satisfaction of the requirements that (i) the Business Combination Proposal, the Governing Documents Proposals, the Nasdaq Proposal, the Equity Incentive Plan Proposal, the Employee Stock Purchase Plan Proposal and the Adjournment Proposal are approved by the affirmative vote of at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter (ii) the Domestication Proposal is approved by the affirmative vote of at least a two-thirds (2/3) majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter, (iii) otherwise limit the number of public shares electing to redeem their public shares and (iv) New Proterra’s net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) being at least $5,000,001 after giving effect to the transactions contemplated by the Merger Agreement and the PIPE Financing.

If such transactions are effected, the consequence could be to cause the Business Combination to be consummated in circumstances where such consummation could not otherwise occur. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the proposals to be presented at the extraordinary general meeting and would likely increase the chances that such proposals would be approved. We will file or submit a Current Report on Form 8-K to disclose any material arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the proposals to be put to the extraordinary general meeting or the redemption threshold.

Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.

Q:     What happens if I sell my ArcLight ordinary shares before the extraordinary general meeting?

A:     The record date for the extraordinary general meeting is earlier than the date of the extraordinary general meeting and earlier than the date that the Business Combination is expected to be completed. If you transfer your public shares after the applicable record date, but before the extraordinary general meeting, unless you grant a proxy to the transferee, you will retain your right to vote at such general meeting.

Q:     May I change my vote after I have mailed my signed proxy card?

A:     Yes. Shareholders may send a later-dated, signed proxy card to our general counsel at our address set forth below so that it is received by our general counsel prior to the vote at the extraordinary general meeting (which is scheduled to take place on               , 2021) or attend the extraordinary general meeting in person and vote. Shareholders also may revoke their proxy by sending a notice of revocation to our general counsel, which must be received by our general counsel prior to the vote at the extraordinary general meeting. However, if your shares are held in “street name” by your broker, bank or another nominee, you must contact your broker, bank or other nominee to change your vote.

Q:     What happens if I fail to take any action with respect to the extraordinary general meeting?

A:     If you fail to vote with respect to the extraordinary general meeting and the Business Combination is approved by shareholders and the Business Combination is consummated, you will become a stockholder and/or warrant holder of New Proterra. If you fail to vote with respect to the extraordinary general meeting and the Business Combination is not approved, you will remain a shareholder and/or warrant holder of ArcLight. However, if you fail to vote with respect to the extraordinary general meeting, you will nonetheless be able to elect to redeem your public shares in connection with the Business Combination.

Q:     What should I do if I receive more than one set of voting materials?

A:     Shareholders may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast a vote with respect to all of your ordinary shares.

Q:     Who will solicit and pay the cost of soliciting proxies for the extraordinary general meeting?

A:     ArcLight will pay the cost of soliciting proxies for the extraordinary general meeting. ArcLight has engaged Morrow Sodali LLC, as proxy solicitor (“Morrow”) to assist in the solicitation of proxies for the extraordinary general meeting. ArcLight has agreed to pay Morrow a fee of $30,000, plus disbursements, and will reimburse Morrow for its reasonable out-of-pocket expenses and indemnify Morrow and its affiliates against certain claims, liabilities, losses, damages and expenses. ArcLight will also reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of Class A ordinary shares for their expenses in forwarding soliciting materials to beneficial owners of Class A ordinary shares and in obtaining voting instructions from those owners. ArcLight’s directors and officers may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

Q:     Where can I find the voting results of the extraordinary general meeting?

A:     The preliminary voting results will be announced at the extraordinary general meeting. ArcLight will publish final voting results of the extraordinary general meeting in a Current Report on Form 8-K within four business days after the extraordinary general meeting.

Q:     Who can help answer my questions?

A:     If you have questions about the Business Combination or if you need additional copies of the proxy statement/prospectus or the enclosed proxy card you should contact:

Morrow Sodali LLC
470 West Avenue

Stamford CT 06902

Individuals call toll-free: (800) 662-5200

Banks and brokers call: (203) 658-9400

Email: ACTC.info@investor.morrowsodali.com

You also may obtain additional information about ArcLight from documents filed with the SEC by following the instructions in the section entitled “Where You Can Find More Information; Incorporation by Reference.” If you are a holder of public shares and you intend to seek redemption of your public shares, you will need to deliver your public shares (either physically or electronically) to Continental, ArcLight’s transfer agent, at the address below prior to the extraordinary general meeting. Holders must complete the procedures for electing to redeem their public shares in the manner described above prior to         ,             Time, on           , 2021 (two business days before the extraordinary general meeting) in order for their shares to be redeemed. If you have questions regarding the certification of your position or delivery of your stock, please contact:

Continental Stock Transfer & Trust Company
1 State Street, 30th Floor
New York, New York 10004
Attention: Mark Zimkind
E-mail: mzimkind@continentalstock.com

SUMMARY OF THE PROXY STATEMENT/PROSPECTUS

This summary highlights selected information from this proxy statement/prospectus and does not contain all of the information that is important to you. To better understand the proposals to be submitted for a vote at the extraordinary general meeting, including the Business Combination, you should read this proxy statement/prospectus, including the Annexes and other documents referred to herein, carefully and in their entirety. The Merger Agreement is the legal document that governs the Business Combination and the other transactions that will be undertaken in connection with the Business Combination. The Merger Agreement is also described in detail in this proxy statement/prospectus in the section entitled “Business Combination Proposal — The Merger Agreement.”

Business Summary

Unless otherwise indicated or the context otherwise requires, references in this Business Summary to “we,” “us,” “our” and other similar terms refer to Proterra prior to the Business Combination and to New Proterra and its consolidated subsidiaries after giving effect to the Business Combination.

Company Overview

Proterra’s mission is to advance electric vehicle technology to deliver the world’s best performing commercial vehicles.

Early in the 20th century, new methods of harnessing thermal energy, advancements in diesel engine technology, and a significant increase in manufacturing helped spark a revolution in transportation which unleashed billions of internal combustion engine trucks, buses, and cars into use around the world. Early in the 21st century, new methods of harnessing chemical energy, advancements in battery technology, and related advancements in manufacturing processes have begun to lay the groundwork for another revolution in transportation in which batteries can power vehicles with zero emissions.

Proterra is at the forefront of this revolution, with an integrated business model focused on providing end-to-end solutions that enable commercial vehicle electrification. Our commercial electric vehicle technology platform spans key elements of the electric vehicle ecosystem and provides solutions to some of the greatest difficulties facing fleet electrification.

While our business has historically been centered on the development and sale of electric transit buses, we are currently organized around three business lines, each of which addresses a critical component of the commercial vehicle electrification value proposition in a complementary and self-reinforcing manner:

•        Proterra Powered designs, develops, manufactures, sells, and integrates proprietary battery systems and electrification solutions into vehicles for global commercial vehicle original equipment manufacturer (“OEM”) customers serving the Class 3 to Class 8 vehicle segments, including delivery trucks, school buses, coach buses, construction and mining equipment, and other applications.

•        Proterra Transit designs, develops, manufactures, and sells electric transit buses as an OEM for North American public transit agencies, airports, universities, and other commercial transit fleets. Proterra Transit offers an ideal venue to showcase and validate our electric vehicle technology platform through rigorous daily use by a large group of sophisticated customers focused on meeting the wide-ranging needs of the diverse communities they serve.

•        Proterra Energy provides turnkey fleet-scale, high-power charging solutions and software services, ranging from fleet and energy management software-as-a-service, to fleet planning, hardware, infrastructure, installation, utility engagement, and charging optimization. These solutions are designed to optimize energy use and costs, and to provide vehicle-to-grid functionality.

The first application of Proterra Powered commercial vehicle electrification technology was through Proterra Transit’s heavy-duty electric transit bus, which we designed from the ground up for the North American market. Our industry experience, the performance of our transit buses, and compelling total cost of ownership has helped make us the leader in the U.S. electric transit bus market with over 50% market share of deliveries between 2012 and 2019 according to the National Transit Database. With over 550 vehicles on the road, our electric transit buses have delivered over 16 million cumulative service miles to over 130 unique customers across 43 states, territories and provinces spanning a wide spectrum of climates, conditions, altitudes, and terrains.

This experience has not only provided us a valuable opportunity to validate our products’ performance, fuel efficiency and maintenance costs to a demanding customer base but has also helped broaden our appeal as a supplier to OEMs in other commercial vehicle segments and geographies. Proterra Powered has partnered with Thomas Built Buses (a subsidiary of Daimler Trucks North America LLC), Freightliner Custom Chassis Corporation (a subsidiary of Daimler Trucks North America LLC), Van Hool NV, Optimal Electric Vehicles LLC, BusTech Pty Ltd. and Komatsu Ltd. in the school bus, step-van, motor coach and double-decker transit bus, shuttle bus, international transit bus, and construction and mining markets, respectively. Through September 30, 2020, Proterra Powered has delivered battery systems and electrification solutions for 97 vehicles to our OEM partner customers.

In addition, Proterra Energy has established itself as a leading commercial vehicle charging solution provider by helping fleet operators fulfill the high-power charging needs of commercial electric vehicles and optimize their energy usage, while meeting our customers’ space constraints and continuous service requirements. As of September 30, 2020, we had installed approximately 44 MW of charging infrastructure across more than 425 charge points throughout North America.

Through these three business lines, we have generated cumulative revenue of more than $447.3 million for the years ended December 31, 2018, 2019 and the nine-month period ended September 30, 2020. In 2018, 2019 and for the nine months ended September 30, 2020, our total revenue was $123.2 million, $181.3 million and $142.8 million, respectively. Manufacturing efficiencies and scale benefits have helped us improve from a gross loss of $11.2 million to $1.6 million for the years ended December 31, 2018 and 2019, respectively, representing an improvement in gross margin from (9)% to (1)%; and from a gross profit of $1.6 million to $6.4 million for the nine months ended September 30, 2019 and 2020, respectively, representing an increase in gross margin from 1% to 5%. We have also invested significant resources in research and development, operations, and sales and marketing to grow our business and as a result, generated net losses of $91.6 million, $101.6 million and $94.4 million for the years ended December 31, 2018 and 2019 and the nine months ended September 30, 2020, respectively. Proterra Powered delivered battery systems and electrification solutions for 74 vehicle sets during the nine months ended September 30, 2020, 20 vehicle sets in 2019 and 3 vehicle sets in 2018. Proterra Transit delivered 122 vehicles during the nine months ended September 30, 2020, 177 vehicles in 2019, and 135 vehicles in 2018. We have significant manufacturing capacity already in place and at scale with approximately 350,000 square feet of manufacturing space across three facilities in two states. Battery manufacturing capacity at our City of Industry, California facility, once fully staffed, is 675 megawatt-hours (“MWh”), sufficient to supply batteries for both our total bus manufacturing capacity of 680 electric transit buses across our two bus assembly facilities in Greenville, South Carolina and City of Industry, as well as more than 350 MWh of Proterra Powered batteries for OEM customers in other commercial vehicle segments, equivalent to 1,500 school buses and/or delivery vehicles per year.

Summary of Risk Factors

In evaluating the proposals to be presented at the ArcLight extraordinary general meeting, a shareholder should carefully read the risks described below, this proxy statement/prospectus and especially consider the factors discussed in the section entitled “Risk Factors.” If any of the following events occur, our business, financial condition and operating results may be materially adversely affected. In that event, the trading price of our securities could decline, and you could lose all or part of your investment. Such risks include, but are not limited to:

Risks related to Proterra’s business

•        Proterra’s limited history of selling battery systems, electrification and charging solutions, fleet and energy management systems, electric transit buses, and related technologies makes it difficult to evaluate Proterra’s business and prospects and may increase the risks associated with your investment.

•        Proterra’s most recent business expansion with Proterra Powered and Proterra Energy may not be as successful as anticipated, may not attract the customers and business partners Proterra expects.

•        Because many of the markets in which Proterra competes are new and rapidly evolving, it is difficult to forecast long-term end-customer adoption rates and demand for Proterra’s products.

•        Proterra faces intense and increasing competition in the transit bus and commercial vehicle electrification market and may not be able to compete successfully against current and future competitors, which could adversely affect New Proterra’s business, revenue growth, and market share.

•        Proterra has been and may continue to be impacted by macroeconomic conditions resulting from the global COVID-19 pandemic.

•        Proterra’s transit business is significantly dependent on government funding for public transit, and the unavailability, reduction, or elimination of government economic incentives would have an adverse effect on Proterra’s business, prospects, financial condition, and operating results.

•        The growth of Proterra’s transit business is dependent upon the willingness of corporate and other public transportation providers to adopt and fund the purchase of electric vehicles for mass transit.

•        Proterra’s dependence on a limited number of suppliers introduces significant risk that could have adverse effects on Proterra’s financial condition and operating results.

•        Proterra has a long sales, production, and technology development cycle for new public transit customers, which may create fluctuations in whether and when revenue is recognized, and may have an adverse effect on Proterra’s business.

•        Proterra has a history of net losses, anticipate increasing Proterra’s operating expenses in the future, and may not achieve or sustain positive gross margin or profitability in the future.

•        Proterra could incur material losses and costs from product warranty claims, recalls, or remediation of electric transit buses for real or perceived deficiencies or from customer satisfaction campaigns.

•        Increases in costs, disruption of supply, or shortage of materials, particularly lithium-ion cells, could harm Proterra’s business.

•        Proterra’s annual revenue has in the past depended, and will likely continue to depend, on a small number of customers that fluctuate from year to year, and failure to add new customers or expand sales to Proterra’s existing customers could have an adverse effect on New Proterra’s operating results for a particular period.

•        Proterra’s industry and its technology are rapidly evolving and may be subject to unforeseen changes. Developments in alternative technologies and powertrains or improvements in the internal combustion engine may adversely affect the demand for Proterra’s electric transit buses.

•        Proterra may not be able to develop, maintain and grow strategic relationships in the Proterra Powered or Proterra Energy business, identify new strategic relationship opportunities, or form strategic relationships, in the future.

•        Proterra is competing for the business of both small and large transit agencies, which place different demands on Proterra’s business, and if we do not build an organization that can serve both types of transit customers, Proterra’s business may be harmed.

•        Proterra’s business is subject to substantial regulations, which are evolving, and unfavorable changes or failure by us to comply with these regulations could have an adverse effect on Proterra’s business.

•        Proterra’s business could be adversely affected from an accident or safety incident involving Proterra’s battery systems, electrification and charging solutions, fleet and energy management systems, electric transit buses.

•        Proterra may become subject to product liability claims, which could harm Proterra’s financial condition and liquidity if we are not able to successfully defend or insure against such claims.

•        Changes to U.S. trade policies, including new tariffs or the renegotiation or termination of existing trade agreements or treaties, may adversely affect Proterra’s financial performance.

•        Proterra is subject to various environmental and safety laws and regulations that could impose substantial costs upon Proterra and negatively impact Proterra’s ability to operate Proterra’s manufacturing facilities.

•        Proterra may experience outages and disruptions of Proterra’s services if it fails to maintain adequate security and supporting infrastructure as it scales Proterra’s information technology systems.

•        Proterra may require additional capital to support business growth, and such capital might not be available on terms acceptable to Proterra, if at all.

•        Failure to protect Proterra’s intellectual property could adversely affect Proterra’s business.

•        Proterra may be subject to intellectual property rights claims by third parties, which could be costly to defend, could require Proterra to pay significant damages and could limit Proterra’s ability to use certain technologies.

•        Proterra’s loan and security agreements contain covenants that may restrict Proterra’s business and financing activities.

•        Proterra received a loan under the Paycheck Protection Program of the CARES Act, and all or a portion of the loan may not be forgivable.

•        If Proterra fails to develop and maintain an effective system of disclosure controls and internal control over financial reporting, Proterra’s ability to produce timely and accurate financial statements or comply with applicable law and regulations could be impaired.

•        Regulations related to “conflict minerals” may force Proterra to incur additional expenses, may make Proterra’s supply chain more complex and may result in damage to Proterra’s reputation with customers.

•        Proterra’s management team has limited experience managing a public company.

The Parties to the Business Combination

ArcLight

ArcLight is a blank check company incorporated on July 28, 2020 as a Cayman Islands exempted entity for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities, which we refer to throughout this prospectus as our initial business combination. Based on ArcLight’s business activities, it is a “shell company” as defined under the Exchange Act because it has no operations and nominal assets consisting almost entirely of cash.

On September 25, 2020, ArcLight completed its initial public offering of 25,000,000 units, plus an additional 2,750,000 units subsequently issued upon partial exercise of the underwriters’ overallotment option, at a price of $10.00 per unit generating gross proceeds of $277,500,000 before underwriting discounts and expenses. Each unit consisted of one Class A ordinary share and one-half of one public warrant. Each whole public warrant entitles the holder thereof to purchase one Class A ordinary share at an exercise price of $11.50 per share, subject to certain adjustments.

Following the closing of our initial public offering, an amount equal to $277,500,000 of the net proceeds from its initial public offering and the sale of the private placement warrants was placed in the trust account. The trust account may be invested only in U.S. government treasury bills with a maturity of 185 days or less or in money market funds investing solely in United States Treasuries and meeting certain conditions under Rule 2a-7 under the Investment Company Act of 1940, as amended, which invest only in direct U.S. government obligations. As of September 30, 2020, funds in the trust account totaled approximately $277,500,000, $249,999,104 of which were held in U.S. treasury securities. These funds will remain in the trust account, except for the withdrawal of interest to pay taxes, if any, until the earliest of (i) the completion of ArcLight’s initial business combination, (ii) the redemption of any public shares properly tendered in connection with a shareholder vote to amend the Existing Governing Documents to modify the substance and timing of our obligation to redeem 100% of the public shares if ArcLight does not complete a business combination by September 25, 2022, or (iii) the redemption of all of the public shares if ArcLight is unable to complete a business combination by September 25, 2022 (unless such date is extended in accordance with the Existing Governing Documents), subject to applicable law.

ArcLight’s units, public shares and public warrants are currently listed on Nasdaq under the symbols “ACTCU,” “ACTC” and “ACTCW,” respectively.

ArcLight’s principal executive office is located at 200 Clarendon Street, 55th Floor, Boston, Massachusetts, 02116, and its telephone number is (617) 531-6300. ArcLight’s corporate website address is https://www.arclightclean.com/. ArcLight’s website and the information contained on, or that can be accessed through, the website is not deemed to be incorporated by reference in, and is not considered part of, this proxy statement/prospectus.

Proterra

Proterra was formed in June 2004 as Mobile Energy Solutions, LLC, a Colorado limited liability company. In February 2010, Proterra became a Delaware corporation and changed its name to Proterra Inc.

Proterra’s principal executive office is located at 1815 Rollins Road, Burlingame, California 94010, and its telephone number is (864) 438-0000. Proterra’s corporate website address is https://www.proterra.com/. Proterra’s website and the information contained on, or that can be accessed through, the website is not deemed to be incorporated by reference in, and is not considered part of, this proxy statement/prospectus.

Phoenix Merger Sub

Phoenix Merger Sub is a Delaware corporation and wholly-owned subsidiary of ArcLight formed for the purpose of effecting the Business Combination. Phoenix Merger Sub owns no material assets and does not operate any business.

Phoenix Merger Sub’s principal executive office is located at 200 Clarendon Street, 55th Floor, Boston, Massachusetts, 02116, and its telephone number is (617) 531-6300.

Proposals to be put to the Shareholders of ArcLight at the Extraordinary General Meeting

The following is a summary of the proposals to be put to the extraordinary general meeting of ArcLight and certain transactions contemplated by the Merger Agreement. Each of the proposals below, except the Adjournment Proposal, is cross-conditioned on the approval of each other. The Adjournment Proposal is not conditioned upon the approval of any other proposal set forth in this proxy statement/prospectus. The transactions contemplated by the Merger Agreement will be consummated only if the Condition Precedent Proposals are approved at the extraordinary general meeting.

As discussed in this proxy statement/prospectus, ArcLight is asking its shareholders to approve by ordinary resolution the Merger Agreement, pursuant to which, among other things, on the Closing Date, promptly following the consummation of the Domestication, Phoenix Merger Sub will merge with and into Proterra, with Proterra as the surviving company in the Merger and, after giving effect to such Merger, Proterra shall be a wholly-owned subsidiary of ArcLight. In accordance with the terms and subject to the conditions of the Merger Agreement, at the Effective Time, (i) each share of Proterra outstanding as of immediately prior to the Effective Time will be exchanged for 0.8925 shares of New Proterra Common Stock, (ii) each warrant and equity award of Proterra outstanding as of immediately prior to the Effective Time will be exchanged for comparable warrants or equity awards that are exercisable for 0.8925 shares of New Proterra Common Stock, as applicable, and (iii) each Convertible Note that is not optionally converted immediately prior to the Effective Time will become convertible into shares of New Proterra Common Stock, in accordance with the terms of the Convertible Notes. For further details, see “Business Combination Proposal — Consideration to Proterra Holders in the Business Combination.”

After consideration of the factors identified and discussed in the section entitled “Business Combination Proposal — The ArcLight Board’s Reasons for the Business Combination,” the ArcLight Board concluded that the Business Combination met all of the requirements disclosed in the prospectus for ArcLight’s initial public offering, including that the businesses of Proterra had a fair market value of at least 80% of the balance of the funds in the trust account at the time of execution of the Merger Agreement. For more information about the transactions contemplated by the Merger Agreement, see “Business Combination Proposal.”

Consideration to Proterra Holders in the Business Combination

In accordance with the terms and subject to the conditions of the Merger Agreement, at the Effective Time, (i) each share of Proterra outstanding as of immediately prior to the Effective Time will be exchanged for 0.8925 shares of New Proterra Common Stock, (ii) each warrant and equity award of Proterra outstanding as of immediately prior to the Effective Time will be exchanged for comparable warrants or equity awards that are exercisable for 0.8925 shares of New Proterra Common Stock, as applicable, and (iii) each Convertible Note that is not optionally converted immediately prior to the Effective Time will become convertible into shares of New Proterra Common Stock, in accordance with the terms of the Convertible Notes. For further details, see “Business Combination Proposal — Consideration to Proterra Holders in the Business Combination.”

Conditions to Closing of the Business Combination

The consummation of the Business Combination is conditioned upon, among other things, (i) the approval by our shareholders of the Condition Precedent Proposals being obtained; (ii) the applicable waiting period under the HSR Act relating to the Merger Agreement having expired or been terminated; (iii) the Aggregate Transaction Proceeds Condition; (iv) the approval by Nasdaq of our initial listing application in connection with the Business Combination; and (v) the consummation of the Domestication. Therefore, unless these conditions are waived by the applicable parties to the Merger Agreement, the Merger Agreement could terminate and the Business Combination may not be consummated. For further details, see “Business Combination Proposal — Conditions to Closing of the Business Combination.”

Domestication Proposal

As discussed in this proxy statement/prospectus, ArcLight will ask its shareholders to approve by special resolution the Domestication Proposal. As a condition to closing the Business Combination pursuant to the terms of the Merger Agreement, the ArcLight Board has unanimously approved the Domestication Proposal. The Domestication Proposal, if approved, will authorize a change of ArcLight’s jurisdiction of incorporation from the Cayman Islands to the State of Delaware. Accordingly, while ArcLight is currently incorporated as an exempted company under the Cayman Islands Companies Law, upon Domestication, New Proterra will be governed by the DGCL. There are differences between Cayman Islands corporate law and Delaware corporate law as well as the Existing Governing Documents and the Proposed Governing Documents. The approval of the Domestication Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of holders at least a two-thirds (2/3) majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter. Accordingly, we encourage shareholders to carefully consult the information set out below under “Comparison of Corporate Governance and Shareholder Rights.”

For further details, see “Domestication Proposal” and “Governing Documents Proposals.”

Governing Documents Proposals

ArcLight will ask its shareholders to approve by ordinary resolution (unless otherwise stated) four (4) separate Governing Documents Proposals in connection with the replacement of the Existing Governing Documents, under Cayman Islands law, with the Proposed Governing Documents, under the DGCL. The ArcLight Board has unanimously approved each of the Governing Documents Proposals and believes such proposals are necessary to adequately address the needs of New Proterra after the Business Combination. Approval of each of the Governing Documents Proposals is a condition to the consummation of the Business Combination. A brief summary of each of the Governing Documents Proposals is set forth below. These summaries are qualified in their entirety by reference to the complete text of the Proposed Governing Documents.

•        Governing Documents Proposal A — to authorize the change in the authorized share capital of ArcLight from US$55,500 divided into (i) 500,000,000 Class A ordinary shares, par value $0.0001 per share, 50,000,000 Class B ordinary shares, par value $0.0001 per share, and 5,000,000 preference shares, par value $0.0001 per share, to (ii) 500,000,000 shares of New Proterra Common Stock and 10,000,000 shares of New Proterra Preferred Stock.

•        Governing Documents Proposal B — to authorize the New Proterra Board to issue any or all shares of New Proterra Preferred Stock in one or more classes or series, with such terms and conditions as may be expressly determined by the New Proterra Board and as may be permitted by the DGCL.

•        Governing Documents Proposal C — to authorize the removal of the ability of New Proterra stockholders to take action by written consent in lieu of a meeting.

•        Governing Documents Proposal D — as a special resolution, to amend and restate the Existing Governing Documents and authorize all other changes necessary or, as mutually agreed in good faith by ArcLight and Proterra, desirable in connection with the replacement of Existing Governing Documents with the Proposed Governing Documents as part of the Domestication, including (i) making New Proterra’s corporate existence perpetual, (ii) adopting Delaware as the exclusive forum for certain stockholder litigation and the federal district courts of the United States as the exclusive forum for litigation arising out of the Securities Act, (iii) electing to not be governed by Section 203 of the DGCL and limiting certain corporate takeovers by interested stockholders and (iv) removing certain provisions related to our status as a blank check company that will no longer be applicable upon consummation of the Business Combination, all of which the ArcLight Board believes is necessary to adequately address the needs of New Proterra after the Business Combination.

The Proposed Governing Documents differ in certain material respects from the Existing Governing Documents, and we encourage shareholders to carefully consult the information set out in the section entitled “Governing Documents Proposals” and the full text of the Proposed Governing Documents of New Proterra, attached hereto as Annexes C and D.

Nasdaq Proposal

Our shareholders are also being asked to approve, by ordinary resolution, the Nasdaq Proposal. Our units, public shares and public warrants are listed on Nasdaq and, as such, we are seeking shareholder approval for issuance of New Proterra Common Stock in connection with the Business Combination and the PIPE Financing pursuant to Nasdaq Listing Rule 5635.

For additional information, see “Nasdaq Proposal.”

Equity Incentive Plan Proposal

Our shareholders are also being asked to approve, by ordinary resolution, the Equity Incentive Plan Proposal. Pursuant to the Equity Incentive Plan, a number of shares of New Proterra Common Stock equal to 10,000,000 shares of New Proterra Common Stock that are outstanding on an as-converted and as-redeemed basis as of the date immediately following the consummation of the Business Combination will be reserved for issuance under the Incentive Award Plan. The Equity Incentive Plan provides that the number of shares reserved and available for issuance under the plan will automatically increase each January 1, beginning on January 1, 2022, and continuing through January 1, 2031, by 4.0% of the outstanding number of shares of New Proterra Common Stock on the immediately preceding December 31, or such lesser amount as determined by the Board of New Proterra. For additional information, see “Equity Incentive Plan Proposal.” The full text of the Incentive Award Plan is attached hereto as Annex H.

Employee Stock Purchase Plan Proposal

Our shareholders are also being asked to approve, by ordinary resolution, the Employee Stock Purchase Plan Proposal. A total of 1,630,000 shares of New Proterra Common Stock will be reserved for issuance under the ESPP. Based upon a price per share of $10.00, the maximum aggregate market value of the New Proterra Common Stock that could potentially be issued under the ESPP at Closing is $16,300,000. The ESPP provides that the number of shares reserved and available for issuance under the ESPP will automatically increase each January 1, beginning on January 1, 2022, and continuing through January 1, 2031, by 1.0% of the outstanding number of shares of New

Proterra Common Stock on the immediately preceding December 31, or such lesser amount as determined by the New Proterra Board. For additional information, see “Employee Stock Purchase Plan Proposal.” The full text of the ESPP is attached hereto as Annex I.

Adjournment Proposal

If, based on the tabulated vote, there are not sufficient votes at the time of the extraordinary general meeting to authorize ArcLight to consummate the Business Combination, the ArcLight Board may submit a proposal to adjourn the extraordinary general meeting to a later date or dates to consider and vote upon a proposal to approve by ordinary resolution the adjournment of the extraordinary general meeting to a later date or dates. For additional information, see “Adjournment Proposal.”

The Adjournment Proposal is not conditioned on any other proposal.

The ArcLight Board’s Reasons for the Business Combination

ArcLight was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. The ArcLight Board sought to do this by utilizing the networks and industry experience of both the Sponsor and the ArcLight Board and management to identify, acquire and operate one or more businesses. The members of the ArcLight Board and management have extensive transactional experience, particularly in the energy infrastructure industry.

As described under “The Background of the Merger,” the ArcLight Board, in evaluating the Merger, consulted with ArcLight’s management and legal advisors. In reaching its unanimous decision to approve the Merger Agreement and the transactions contemplated by the Merger Agreement, the ArcLight Board considered a range of factors, including, but not limited to, the factors discussed below. In light of the number and wide variety of factors considered in connection with its evaluation of the proposed combination, the ArcLight Board did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors that it considered in reaching its determination and supporting its decision. The ArcLight Board contemplated its decision as in the context of all of the information available and the factors presented to and considered by it. In addition, individual directors may have given different weight to different factors. This explanation of ArcLight’s reasons for approving the combination and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under the section titled “Cautionary Note Regarding Forward-Looking Statements.”

In approving the combination, the ArcLight Board decided not to obtain a fairness opinion. The officers and directors of ArcLight have substantial experience in evaluating the operating and financial merits of companies from a wide range of industries and concluded that their experience and background, together with the experience of their representatives, enabled them to make the necessary analyses and determinations regarding the Merger.

The ArcLight Board considered a number of factors pertaining to the Merger as generally supporting its decision to enter into the Merger Agreement and the transactions contemplated thereby, including, but not limited to, the following: Proterra’s strategic focus on and demonstrable contributions toward global sustainability and decarbonization, the quality of its products, the experience of the management team, the successful history of scaling manufacturing, the prudent financial management of the business, the proven ability to improve the economics of the business over time, and more generally the large market opportunity across electric vehicles, electric powertrains and charging infrastructure (where Proterra was already a proven leader working with strong partners and customers). The ArcLight Board and management team alike were impressed with the Proterra team during the diligence process and in their own investigation of the broader electric vehicle industry. More specifically, the ArcLight Board took into consideration the following factors or made the following determinations, as applicable:

•        Meets the acquisition criteria that ArcLight had established to evaluate prospective business combination targets;

•        Leadership in electric vehicles, electric powertrains, and charging product development and commercialization;

•        Strong uptake of Proterra’s products;

•        Unique exposure to attractive tailwinds in a growing electric vehicle market;

•        Multiple avenues to accelerate organic growth opportunities;

•        Significant value creation opportunities;

•        Experienced management team;

•        Strong commitment of existing Proterra stockholders;

•        Proterra’s post-closing financial condition; and

•        Valuation supported by financial analysis and due diligence.

The ArcLight Board also considered a variety of uncertainties, risks and other potentially negative factors relating to the Merger including, but not limited to, the following: redemptions, complexities related to the shareholder vote, litigation and threats of litigation and broader macro risks, including the potential for limited state and local procurement budgets for Proterra’s transit vehicles, battery design roadmap and associated cost competitiveness over the long-term and potential safety malfunctions with its products. Specifically, the ArcLight Board considered the following issues and risks:

•        Risk that the benefits described above may not be achieved;

•        Risk of the liquidation of ArcLight;

•        Exclusivity;

•        Risk regarding the shareholder vote;

•        Limitations of review;

•        Closing conditions;

•        Potential litigation;

•        Fees and expenses;

•        Potential impacts of COVID-19; and

•        Other risk factors.

In addition to considering the factors described above, the ArcLight Board also considered that some officers and directors of ArcLight might have interests in the Merger as individuals that are in addition to, and that may be different from, the interests of ArcLight’s stockholders. ArcLight’s independent directors reviewed and considered these interests during the negotiation of the Merger and in evaluating and unanimously approving, as members of the ArcLight Board, the Merger Agreement and the transactions contemplated thereby, including the Merger.

The ArcLight Board concluded that the potential benefits that it expected ArcLight and its stockholders to achieve as a result of the Merger outweighed the potentially negative factors associated with the Merger. Accordingly, the ArcLight Board unanimously determined that the Merger Agreement, and the transactions contemplated thereby, including the Merger, were advisable, fair to, and in the best interests of, ArcLight and its stockholders.

For more information about the ArcLight Board’s decision-making process concerning the Business Combination, please see the section entitled “The Business Combination Proposal — the ArcLight Board’s Reasons for the Business Combination.”

Related Agreements

This section describes certain additional agreements entered into or to be entered into in connection with the Merger Agreement.

PIPE Financing

ArcLight entered into Subscription Agreements (the “Subscription Agreements”) with the PIPE Investors to consummate the PIPE Financing, pursuant to which the PIPE Investors have agreed to subscribe for and purchase, and ArcLight has agreed to issue and sell to the PIPE Investors, an aggregate of 41,500,000 shares of New Proterra Common Stock at a price of $10.00 per share, for aggregate gross proceeds of $415,000,000. As part of the 41,500,000 shares of New Proterra Common Stock to be issued pursuant to the Subscription Agreements, certain affiliates of ArcLight have agreed to subscribe for and purchase 600,000 shares of New Proterra Common Stock on the same terms and conditions of the other PIPE Investors at a price of $10.00 per share, for aggregate gross proceeds of $6,000,000. The New Proterra Common Stock to be issued pursuant to the Subscription Agreements have not been registered under the Securities Act in reliance upon the exemption provided in Section 4(a)(2) of the Securities Act. ArcLight has granted the PIPE Investors certain registration rights in connection with the PIPE Financing. The PIPE Financing is contingent upon, among other things, the substantially concurrent closing of the Business Combination.

As part of the 41,500,000 shares of New Proterra Common Stock to be issued pursuant to the Subscription Agreements, certain affiliates of ArcLight have agreed to subscribe for and purchase 600,000 shares of New Proterra Common Stock on the same terms and conditions of the other PIPE Investors at a price of $10.00 per share, for aggregate gross proceeds of $6,000,000.

Sponsor Support Agreement

Concurrently with the execution of the Merger Agreement, the Initial Shareholders entered into a Sponsor Support Agreement (the “Sponsor Support Agreement”) with ArcLight and Proterra, pursuant to which the Initial Shareholders agreed to, among other things, (i) vote at any meeting of the shareholders of ArcLight all of their ordinary shares held of record or thereafter acquired in favor of the proposals being presented at the extraordinary general meeting of ArcLight, (ii) be bound by certain other covenants and agreements related to the Business Combination and (iii) be bound by certain transfer restrictions with respect to such securities, prior to the closing of the Business Combination, in each case, on the terms and subject to the conditions set forth in the Sponsor Support Agreement. For additional information, see “Business Combination Proposal — Related Agreements — Sponsor Support Agreement.”

Sponsor Letter Agreement

Concurrently with the execution of the Merger Agreement, the Sponsor entered into the Sponsor Letter Agreement (as amended, the “Sponsor Letter Agreement”) with ArcLight and Proterra, pursuant to which the parties thereto agreed, among other things, (i) to certain vesting and forfeiture terms with respect to 10% of the New Proterra Common Stock beneficially owned by the Sponsor immediately following the closing, (ii) to cause ArcLight’s designee to the ArcLight Board to resign in the event the Sponsor sells, disposes of, transfers or assigns (other than to an affiliate) 50% or more of the ordinary shares held beneficially by the Sponsor as of the closing of the Business Combination, and (iii) to subject the Sponsor to a 180-day post-closing lock-up with respect to its shares of New Proterra Common Stock, in each case, on the terms and subject to the conditions set forth in the Sponsor Letter Agreement. The Sponsor Letter Agreement was subsequently amended (the “Early Release Amendment”) to provide that the 180 day post-closing lock-up period will terminate early with respect to (A) 33% of the shares subject to the lock-up agreement on the business day after the Release Condition (as defined below) is satisfied during the period starting on the day after the Closing Date and ending on the 119th day after the Closing Date; provided, that such early termination will occur no earlier than the later of sixty (60) days after the Closing and thirty (30) days after the registration statement registering shares of New Proterra Common Stock issued in the PIPE Financing is declared effective under the Securities Act; and (B) 33% of the shares subject to the lock-up agreement on the business day after the Release Condition is satisfied during the period starting 120 days after the Closing. The “Release Condition” occurs if over any 20 trading days within any 30 trading day period, the VWAP of the New Proterra Common Stock is greater than or equal to $20.00 per share or there occurs any transaction resulting in a change in control with a valuation of the New Proterra Common Stock that is greater than or equal to $20.00 per share.

Proterra Stockholder Support Agreements

Concurrently with the execution of the Merger Agreement, certain stockholders of Proterra representing the requisite votes necessary to approve the Business Combination entered into support agreements (the “Proterra Stockholder Support Agreements”) with ArcLight and Proterra, pursuant to which each such holder agreed to (i) vote at any meeting of the shareholders of Proterra all of its Proterra Common Stock held of record or thereafter acquired in favor of the proposals being presented at the extraordinary general meeting of ArcLight and appoint ArcLight as such holder’s proxy, (ii) be bound by certain other covenants and agreements related to the Business Combination and (iii) be bound by certain transfer restrictions with respect to such securities, in each case, on the terms and subject to the conditions set forth in Proterra Stockholder Support Agreements.

Amended and Restated Registration Rights Agreement

At the Closing, New Proterra, the Sponsor and other holders of New Proterra Common Stock will enter into an Amended and Restated Registration Rights Agreement (the “Amended and Restated Registration Rights Agreement”), which will supersede the registration and shareholder rights agreement between ArcLight and its initial shareholders, pursuant to which, among other things, the Sponsor and such holders will be granted certain customary registration rights, demand rights and piggyback rights with respect to their respective shares of New Proterra Common Stock. For additional information, see “Business Combination Proposal — Related Agreements — Amended and Restated Registration Rights Agreement.”

Ninth Amended and Restated Investors’ Rights Agreement

Concurrently with the execution of the Merger Agreement, Proterra and certain holders of its convertible preferred stock including entities affiliated with certain of Proterra’s directors and holders of more than 5% Proterra’s outstanding capital stock, entered into the Ninth Amended and Restated Investors’ Rights Agreement (the “IRA”). Pursuant to the IRA, certain of Proterra’s stockholders are entitled to certain information rights, rights to participate in certain additional issuances of Proterra’s capital stock and rights with respect to the registration of their shares. Further, the parties to the IRA agreed to be subject to a post-closing lock-up with respect to their common shares for a period of 180 days, subject to customary terms; provided that any waiver, termination, shortening or other modification to similar restrictions applicable to such shares shall apply pro rata. The lock-up release provisions set forth in the Early Release Amendment will also apply to the parties to the IRA. All of the terms of the IRA, except for the lock-up provisions, will terminate in connection with the Closing.

Amendment No. 1 to the Ninth Amended and Restated Voting Agreement

Concurrently with the execution of the Merger Agreement, Proterra and certain holders of its convertible preferred stock including entities affiliated with certain of Proterra’s directors and holders of more than 5% Proterra’s outstanding capital stock, entered into the Amendment No. 1 to Ninth Amended and Restated Voting Agreement, dated August 2, 2019, pursuant to which such parties have agreed that the Proterra stockholders party to that agreement may enter into certain support agreements, including the Transaction Support Agreements, and that upon the Closing, the voting agreement, as amended, will terminate automatically.

Amendment No. 1 to the Eighth Amended and Restated Right of First Refusal and Co-Sale Agreement

Concurrently with the execution of the Merger Agreement, Proterra and certain holders of its convertible preferred stock including entities affiliated with certain of Proterra’s directors and holders of more than 5% Proterra’s outstanding capital stock, entered into the Amendment No. 1 to Eighth Amended and Restated Right of First Refusal and Co-Sale Agreement, dated August 2, 2019, pursuant to which such parties have agreed that upon the Closing, the right of first refusal and co-sale agreement, as amended, will terminate automatically.

Ownership of New Proterra

As of the date of this proxy statement/prospectus, there are 34,687,500 ordinary shares issued and outstanding, which includes an aggregate of 6,937,500 Class B ordinary shares held by the Initial Shareholders, including the Sponsor. In addition, as of the date of this proxy statement/prospectus, there is outstanding an aggregate of 21,425,000 warrants to acquire ordinary shares, comprised of 7,550,000 private placement warrants held by the Sponsor and 13,875,000 public warrants. Each whole warrant entitles the holder thereof to purchase one Class A ordinary share and, following the Domestication, will entitle the holder thereof to purchase one share of New Proterra Common Stock. Therefore, as of the date of this proxy statement/prospectus (without giving effect to the Business Combination and assuming that none of ArcLight’s outstanding public shares are redeemed in connection with the Business Combination), ArcLight’s fully diluted share capital would be 56,112,500 ordinary shares.

The following table illustrates varying ownership levels in New Proterra Common Stock immediately following the consummation of the Business Combination based on the varying levels of redemptions by the public shareholders and the following additional assumptions: (i) 164,618,789 shares of New Proterra Common Stock are issued to the Proterra Holders at Closing in a no redemption scenario and 167,264,804 shares of New Proterra Common Stock are issued to the Proterra Holders at Closing in a maximum redemption scenario; (ii) 41,500,000 shares of New Proterra Common Stock are issued in the PIPE Financing; and (iii) no ArcLight warrants to purchase New Proterra Common Stock that will be outstanding immediately following Closing have been exercised. The share totals in clause (i) of the prior sentence are calculated assuming that all outstanding warrants and vested, in-the-money equity awards are net exercised using a $10.00 per share value, based on vesting as of January 8, 2021, assuming the conversion of the principal balance of the Convertible Notes, and without taking into account the effect of accrued unpaid cash interest or paid-in-kind interest. See “Unaudited Pro Forma Condensed Combined Financial Information” for more details. If the actual facts differ from these assumptions, the ownership percentages in ArcLight will be different and totals may not add up to 100% due to rounding.

	Share Ownership in New Proterra (Percentage of Outstanding Shares)
	No redemptions	Maximum redemptions
Proterra Holders(1)	68.6%	77.8%
PIPE Investors(2)	17.3%	19.3%
ArcLight public shareholders(3)	11.6%	0.0%
Initial Shareholders(4)	2.6%	2.9%

____________

(1)      Assumes that the number of shares of New Proterra Common Stock to be held by Proterra Holders is 164,618,789 shares in the no redemption scenario and 167,264,804 in the maximum redemption scenario. The shares to be issued for outstanding warrants, vested stock options and Convertible Notes are calculated on a cashless exercise basis, based on a deemed value of $10.00 per share, and as if converted at the Closing, and excludes the effect of accrued interest on the Convertible Notes. See “Unaudited Pro Forma Condensed Combined Financial Information” for more details. The number of vested options is calculated as of January 8, 2021.

(2)      Consists of 41,500,000 shares to be acquired in connection with the PIPE Financing, including 600,000 shares to be acquired by certain affiliates of ArcLight.

(3)      Includes (i) 25,000,000 shares issued in connection with ArcLight’s initial public offering and (ii) an additional 2,750,000 shares issued pursuant to the partial exercise by the underwriters of their over-allotment option in connection with ArcLight’s initial public offering.

(4)      Includes 6,257,750 shares of New Proterra Common Stock. Does not include 679,750 shares of New Proterra Common Stock received by the Sponsor at Closing, which are subject to forfeiture upon the failure to achieve certain price targets following the consummation of the Business Combination. Does not include 600,000 shares to be acquired by certain affiliates of ArcLight in the PIPE Financing.

For further details, see “Business Combination Proposal — Consideration to Proterra Holders in the Business Combination.”

Date, Time and Place of Extraordinary General Meeting of ArcLight’s Shareholders

The extraordinary general meeting of ArcLight, will be held at             ,           Time, on           ,           2021, at the offices of Kirkland & Ellis LLP, located at             , and via a virtual meeting, unless the extraordinary general meeting is adjourned, to consider and vote upon the proposals to be put to the extraordinary general meeting, including if necessary, the Adjournment Proposal, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the extraordinary general meeting, each of the Condition Precedent Proposals have not been approved.

Voting Power; Record Date

ArcLight shareholders will be entitled to vote or direct votes to be cast at the extraordinary general meeting if they owned ordinary shares at the close of business on             , 2021, which is the “record date” for the extraordinary general meeting. Shareholders will have one vote for each ordinary share owned at the close of business on the record date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. Our warrants do not have voting rights. As of the close of business on the record date, there were 34,687,500 ordinary shares issued and outstanding, of which 27,750,000 were issued and outstanding public shares.

Quorum and Vote of ArcLight Shareholders

A quorum of ArcLight shareholders is necessary to hold a valid meeting. A quorum will be present at the extraordinary general meeting if one or more shareholders who together hold not less than a majority of the issued and outstanding ordinary shares entitled to vote at the extraordinary general meeting are represented in person or by proxy at the extraordinary general meeting. As of the record date for the extraordinary general meeting, 17,343,751 ordinary shares would be required to achieve a quorum.

The Initial Shareholders have, pursuant to the Sponsor Support Agreement, agreed to, among other things, vote all of their ordinary shares in favor of the proposals being presented at the extraordinary general meeting. As of the date of this proxy statement/prospectus, the Initial Shareholders own 20.0% of the issued and outstanding ordinary shares. See “Business Combination Proposal — Related Agreements — Sponsor Letter Agreement” in the accompanying proxy statement/prospectus for more information related to the Sponsor Letter Agreement.

The proposals presented at the extraordinary general meeting require the following votes:

(i)     Business Combination Proposal:    The approval of the Business Combination Proposal requires an ordinary resolution, being the affirmative vote of at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.

(ii)    Domestication Proposal:    The approval of the Domestication Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of at least a two-thirds (2/3) majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.

(iii)   Governing Documents Proposals:    The separate approval of each of the Governing Documents Proposals requires an ordinary resolution, being the affirmative vote of at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter, other than Proposal D which requires a special resolution under Cayman Islands law, being the affirmative vote of at least a two-thirds (2/3) majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.

(iv)   Nasdaq Proposal:    The approval of the Nasdaq Proposal requires an ordinary resolution, being the affirmative vote of at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.

(v)    Equity Incentive Plan Proposal:    The approval of the Equity Incentive Plan Proposal requires an ordinary resolution, being the affirmative vote of at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.

(vi)   Employee Stock Purchase Plan Proposal:    The approval of the Employee Stock Purchase Plan Proposal requires an ordinary resolution, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.

(vii)  Adjournment Proposal:    The approval of the Adjournment Proposal requires an ordinary resolution, being the affirmative vote of at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.

Redemption Rights

Pursuant to the Existing Governing Documents, a public shareholder may request that ArcLight redeem all or a portion of its public shares for cash if the Business Combination is consummated. As a holder of public shares, you will be entitled to receive cash for any public shares to be redeemed only if you:

(i)     (a) hold public shares or (b) if you hold public shares through units, you elect to separate your units into the underlying public shares and warrants prior to exercising your redemption rights with respect to the public shares;

(ii)    submit a written request to Continental, ArcLight’s transfer agent, in which you (i) request that ArcLight redeem all or a portion of your public shares for cash, and (ii) identify yourself as the beneficial holder of the public shares and provide your legal name, phone number and address; and

(iii)   deliver your public shares to Continental, ArcLight’s transfer agent, physically or electronically through DTC.

Holders must complete the procedures for electing to redeem their public shares in the manner described above prior to ,             Time, on             , 2021 (two business days before the extraordinary general meeting) in order for their shares to be redeemed.

Holders of units must elect to separate the units into the underlying public shares and public warrants prior to exercising redemption rights with respect to the public shares. Public holders that hold their units in an account at a brokerage firm or bank, must notify their broker or bank that they elect to separate the units into the underlying public shares and public warrants, or if a holder holds units registered in its own name, the holder must contact Continental, ArcLight’s transfer agent, directly and instruct them to do so. The redemption rights include the requirement that a holder must identify itself in writing as a beneficial holder and provide its legal name, phone number and address to Continental in order to validly redeem its shares. Public shareholders may elect to redeem all or a portion of the public shares held by them regardless of if or how they vote in respect of the Business Combination Proposal. If the Business Combination is not consummated, the public shares will be returned to the respective holder, broker or bank. If the Business Combination is consummated, and if a public shareholder properly exercises its right to redeem all or a portion of the public shares that it holds and timely delivers its shares to Continental, ArcLight’s transfer agent, New Proterra will redeem such public shares for a per-share price, payable in cash, equal to the pro rata portion of the trust account, calculated as of two business days prior to the consummation of the Business Combination. For illustrative purposes, this would have amounted to approximately $10.51 per issued and outstanding public share, based on 26,412,674 shares subject to possible redemption as of September 30, 2020. If a public shareholder exercises its redemption rights in full, then it will be electing to exchange its public shares for cash and will no longer own public shares. The redemption takes place following the Domestication and accordingly it is shares of New Proterra Common Stock that will be redeemed immediately after consummation of the Business Combination. See “Extraordinary General Meeting of ArcLight — Redemption Rights” in this proxy statement/prospectus for a detailed description of the procedures to be followed if you wish to redeem your public shares for cash.

Notwithstanding the foregoing, a public shareholder, together with any affiliate of such public shareholder or any other person with whom such public shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from redeeming its public shares with respect to more than an aggregate of 15% of the public shares. Accordingly, if a public shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the public shares, then any such shares in excess of that 15% limit would not be redeemed for cash.

The Initial Shareholders have, pursuant to the Sponsor Support Agreement, agreed to, among other things, vote all of their ordinary shares in favor of the proposals being presented at the extraordinary general meeting and waive their anti-dilution rights with respect to their Class B ordinary shares in connection with the consummation of the Business Combination. Such shares will be excluded from the pro rata calculation used to determine the per-share redemption price. As of the date of this proxy statement/prospectus, the Initial Shareholders own 20.0% of the issued and outstanding ordinary shares. See “Business Combination Proposal — Related Agreements — Sponsor Letter Agreement” in the accompanying proxy statement/prospectus for more information related to the Sponsor Letter Agreement.

Holders of the warrants will not have redemption rights with respect to the warrants.

Appraisal Rights

Neither ArcLight shareholders nor ArcLight warrant holders have appraisal rights in connection with the Business Combination or the Domestication under the Cayman Islands Companies Law or under the DGCL.

Proxy Solicitation

Proxies may be solicited by mail, telephone or in person. ArcLight has engaged Morrow to assist in the solicitation of proxies.

If a shareholder grants a proxy, it may still vote its shares in person if it revokes its proxy before the extraordinary general meeting. A shareholder also may change its vote by submitting a later-dated proxy as described in the section entitled “Extraordinary General Meeting of ArcLight — Revoking Your Proxy.”

Interests of ArcLight Directors and Executive Officers in the Business Combination

When you consider the recommendation of the ArcLight Board in favor of approval of the Business Combination Proposal, you should keep in mind that the Initial Shareholders, including ArcLight’s directors, have interests in such proposal that are different from, or in addition to, those of ArcLight shareholders and warrant holders generally. These interests include, among other things, the interests listed below:

•        the fact that our Initial Shareholders have agreed not to redeem any ordinary shares held by them in connection with a shareholder vote to approve a proposed initial business combination;

•        the fact that the Sponsor paid an aggregate of $25,000 for 8,625,000 Class B ordinary shares, 6,937,500 of which are currently owned by the Initial Shareholders and such securities will have a significantly higher value at the time of the Business Combination;

•        the fact that Sponsor paid $7,550,000 for its private placement warrants, and the private placement warrants would be worthless if a business combination is not consummated by September 25, 2022 (unless such date is extended in accordance with the Existing Governing Documents);

•        the fact that the affiliates of ArcLight have agreed to purchase 600,000 shares of New Proterra Common Stock at $10.00 per share in the PIPE Financing on the same terms and conditions as the other PIPE Investors;

•        the fact that the Initial Shareholders and certain of ArcLight’s current officers have agreed to waive their rights to liquidating distributions from the trust account with respect to any ordinary shares (other than public shares) held by them if ArcLight fails to complete an initial business combination by September 25, 2022;

•        the fact that the Amended and Restated Registration Rights Agreement will be entered into by the Sponsor and certain other affiliates of ArcLight;

•        the fact that, at the option of the Sponsor, any amounts outstanding under any loan made by the Sponsor or any of its affiliates to ArcLight in an aggregate amount of up to $1,500,000 may be converted into warrants to purchase Class A ordinary shares in connection with the consummation of the Business Combination;

•        the continued indemnification of ArcLight’s directors and officers and the continuation of ArcLight’s directors’ and officers’ liability insurance after the Business Combination (i.e., a “tail policy”);

•        the fact that the Sponsor and ArcLight’s officers and directors will lose their entire investment in ArcLight and will not be reimbursed for any out-of-pocket expenses if an initial business combination is not consummated by September 25, 2022;

•        the fact that if the trust account is liquidated, including in the event ArcLight is unable to complete an initial business combination by September 25, 2022, the Sponsor has agreed to indemnify ArcLight to ensure that the proceeds in the trust account are not reduced below $10.00 per public share, or such lesser per public share amount as is in the trust account on the liquidation date, by the claims of prospective target businesses with which ArcLight has entered into an acquisition agreement or claims of any third party for services rendered or products sold to ArcLight, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the trust account;

•        the fact that ArcLight may be entitled to distribute or pay over funds held by ArcLight outside the Trust Account to the Sponsor or any of its Affiliates prior to the Closing; and

•        the fact that the Initial Shareholders entered into the Sponsor Support Agreement pursuant to which the original lock-up period to which our Sponsor and our directors and executive officers are subject was amended to remove such lock-up period, but only with respect to securities that are not held by the Sponsor.

The Initial Shareholders have, pursuant to the Sponsor Support Agreement, agreed to, among other things, vote all of their ordinary shares in favor of the proposals being presented at the extraordinary general meeting and waive their anti-dilution rights with respect to their Class B ordinary shares in connection with the consummation of the Business Combination. Such shares will be excluded from the pro rata calculation used to determine the per-share redemption price. As of the date of this proxy statement/prospectus, the Initial Shareholders own 20.0% of the issued and outstanding ordinary shares. See “Business Combination Proposal — Related Agreements — Sponsor Letter Agreement” in the accompanying proxy statement/prospectus for more information related to the Sponsor Letter Agreement.

At any time at or prior to the Business Combination, during a period when they are not then aware of any material nonpublic information regarding us or our securities, our Initial Shareholders, Proterra and/or their directors, officers, advisors or respective affiliates may purchase public shares from institutional and other investors who vote, or indicate an intention to vote, against any of the Condition Precedent Proposals, or execute agreements to purchase such shares from such investors in the future, or they may enter into transactions with such investors and others to provide them with incentives to acquire public shares or vote their public shares in favor of the Condition Precedent Proposals. Such a purchase may include a contractual acknowledgement that such shareholder, although still the record or beneficial holder of our shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that our Initial Shareholders, Proterra and/or their directors, officers, advisors or respective affiliates who have agreed to vote in favor of this transaction purchase shares in privately negotiated transactions from public shareholders who have already elected to exercise their redemption rights, such selling shareholder would be required to revoke their prior elections to redeem their shares. The purpose of such share purchases and other transactions would be to increase the likelihood of satisfaction of the requirements that (i) the Business Combination Proposal, the Governing Documents Proposals, the Nasdaq Proposal, the Equity Incentive Plan Proposal, the Employee Stock Purchase Plan Proposal and the Adjournment Proposal are approved by the affirmative vote of at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter (ii) the Domestication Proposal is approved by the affirmative vote of at least a two-thirds (2/3) majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter, (iii) otherwise limit the number of public shares electing to redeem and (iv) New Proterra’s net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) being at least $5,000,001 after giving effect to the transactions contemplated by the Merger Agreement and the PIPE Financing.

If such transactions are effected, the consequence could be to cause the Business Combination to be consummated in circumstances where such consummation could not otherwise occur. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the proposals to be presented at the extraordinary general meeting and would likely increase the chances that such proposals would be approved. We will file or submit a Current Report on Form 8-K to disclose any material arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the proposals to be put to the extraordinary general meeting or the redemption threshold. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.

The existence of financial and personal interests of one or more of ArcLight’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of ArcLight and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, ArcLight’s officers have interests in the Business Combination that may conflict with your interests as a shareholder.

Recommendation to Shareholders of ArcLight

The ArcLight Board believes that the Business Combination Proposal and the other proposals to be presented at the extraordinary general meeting are in the best interest of ArcLight and its shareholders and unanimously recommends that its shareholders vote “FOR” the Business Combination Proposal, “FOR” the Domestication Proposal, “FOR” each of the Governing Documents Proposals, “FOR” the Nasdaq Proposal, “FOR” the Equity Incentive Plan Proposal, “FOR” the Employee Stock Purchase Plan Proposal and “FOR” the Adjournment Proposal, in each case, if presented to the extraordinary general meeting.

The existence of financial and personal interests of one or more of ArcLight’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of ArcLight and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, ArcLight’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Business Combination Proposal — Interests of ArcLight’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

Sources and Uses of Funds for the Business Combination

The following tables summarize the sources and uses for funding the Business Combination, assuming (i) none of ArcLight’s outstanding public shares are redeemed in connection with the Business Combination and (ii) all of ArcLight’s outstanding public shares are redeemed in connection with the Business Combination.

No Redemption

Source of Funds(1) (in thousands)		Uses(1) (in thousands)
Existing Cash held in trust account(2)	$277,500	Shares of New Proterra Common Stock issued to the Proterra Holders(3)	$1,646,188
Shares of New Proterra Common Stock issued to the Proterra Holders(3)	1,646,188	Transaction Fees and Expenses	45,000
PIPE Financing	415,000	Remaining Cash on Balance Sheet(4)	647,500
Total Sources	$2,338,688	Total Uses	$2,338,688

____________

(1)      Totals might be affected by rounding.

(2)      As of September 30, 2020.

(3)      Shares issued to Proterra are at a deemed value of $10.00 per share based on 164,618,789 shares of New Proterra Common Stock expected to be issued at Closing. See “Unaudited Pro Forma Condensed Combined Financial Information” for more details.

(4)      Does not include outstanding warrants to purchase an aggregate of 21,425,000 shares of New Proterra Common Stock, which will become exercisable on the earlier to occur of (i) 30 days after closing of the Business Combination and (ii) September 25, 2021, at an exercise price of $11.50 per share.

Maximum Redemption

Source of Funds (in thousands)		Uses (in thousands)
Existing Cash held in trust account(2)	$277,500	Shares of New Proterra Common Stock issued to the Proterra Holders(3)	$1,672,648
Shares of New Proterra Common Stock issued to the Proterra Holders(3)	1,672,648	Transaction Fees and Expenses	45,000
		ArcLight public redemption(4)	277,500
PIPE Financing	415,000	Remaining Cash on Balance Sheet(5)	370,000
Total Sources	$2,365,148	Total Uses	$2,365,148

____________

(1)      Totals might be affected by rounding.

(2)      As of September 30, 2020.

(3)      Shares issued to Proterra are at a deemed value of $10.00 per share based on 167,264,804 shares of New Proterra Common Stock expected to be issued at Closing. See “Unaudited Pro Forma Condensed Combined Financial Information” for more details.

(4)      Based on 27,750,000 shares subject to possible redemption, which assumes the maximum number of Class A ordinary shares that can be redeemed are redeemed, while still satisfying the Aggregate Transaction Proceeds Condition.

(5)      Does not include outstanding warrants to purchase an aggregate of 21,425,000 shares of New Proterra Common Stock, which will become exercisable on the later to occur of (i) 30 days after closing of the Business Combination and (ii) September 25, 2021, at an exercise price of $11.50 per share.

U.S. Federal Income Tax Considerations

For a discussion summarizing the U.S. federal income tax considerations of the Domestication and exercise of redemption rights, please see “U.S. Federal Income Tax Considerations.”

Expected Accounting Treatment

The Domestication

There will be no accounting effect or change in the carrying amount of the consolidated assets and liabilities of ArcLight as a result of the Domestication. The business, capitalization, assets and liabilities and financial statements of New Proterra immediately following the Domestication will be the same as those of ArcLight immediately prior to the Domestication.

The Business Combination

The Business Combination will be accounted for as a reverse recapitalization in conformity with accounting principles generally accepted in the United States of America, or GAAP. Under this method of accounting, ArcLight has been treated as the “acquired” company for financial reporting purposes. This determination was primarily based on existing Proterra stockholders comprising a relative majority of the voting power of the combined company, Proterra’s operations prior to the acquisition comprising the only ongoing operations of New Proterra, Proterra’s senior management comprising a majority of the senior management of New Proterra, and Proterra will initially designate a majority of the board of directors of New Proterra. Accordingly, for accounting purposes, the financial statements of the combined entity will represent a continuation of the financial statements of Proterra with the Business Combination being treated as the equivalent of Proterra issuing stock for the net assets of ArcLight, accompanied by a recapitalization. The net assets of ArcLight will be stated at historical costs, with no goodwill or other intangible assets recorded.

Regulatory Matters

Under the HSR Act and the rules that have been promulgated thereunder by the U.S. Federal Trade Commission (“FTC”), certain transactions may not be consummated unless information has been furnished to the Antitrust Division of the Department of Justice (“Antitrust Division”) and the FTC and certain waiting period requirements have been satisfied. Certain aspects of the Business Combination are subject to these requirements and may not be completed until the expiration of a 30-day waiting period following the filing of the required Notification and Report Forms with the Antitrust Division and the FTC or until early termination is granted. ArcLight and Proterra have filed the required forms under the HSR Act with the Antitrust Division and the FTC and requesting early termination in accordance with the Merger Agreement. The statutory HSR waiting period for the HSR Act is set to expire on February 25, 2021.

At any time before or after consummation of the Business Combination, notwithstanding termination of the waiting period under the HSR Act, the applicable competition authorities in the United States or any other applicable jurisdiction could take such action under applicable antitrust laws as such authority deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the Business Combination, conditionally approving the Business Combination upon divestiture of New Proterra’s assets, subjecting the completion of the Business Combination to regulatory conditions or seeking other remedies. Private parties may also seek to take legal action under the antitrust laws under certain circumstances. ArcLight cannot assure you that the Antitrust Division, the FTC, any state attorney general, or any other government authority will not attempt to challenge the Business Combination on antitrust grounds, and, if such a challenge is made, ArcLight cannot assure you as to its result.

None of ArcLight and Proterra are aware of any material regulatory approvals or actions that are required for completion of the Business Combination other than the expiration or early termination of the waiting period under the HSR Act. It is presently contemplated that if any such additional regulatory approvals or actions are required, those approvals or actions will be sought. There can be no assurance, however, that any additional approvals or actions will be obtained.

Emerging Growth Company

ArcLight is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a registration statement under the Securities Act declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. ArcLight has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, ArcLight, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of ArcLight’s financial statements with certain other public companies difficult or impossible because of the potential differences in accounting standards used.

We will remain an emerging growth company until the earlier of: (i) the last day of the fiscal year (a) following the fifth anniversary of the closing of ArcLight’s initial public offering, (b) in which we have total annual gross revenue of at least $1.07 billion, or (c) in which we are deemed to be a large accelerated filer, which means the market value of our common equity that is held by non-affiliates exceeds $700 million as of the last business day of its most recently completed second fiscal quarter; and (ii) the date on which we have issued more than $1.00 billion in non-convertible debt securities during the prior three-year period. References herein to “emerging growth company” have the meaning associated with it in the JOBS Act.

Smaller Reporting Company

Additionally, we are a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. We will remain a smaller reporting company until the last day of the fiscal year in which (i) the market value of our ordinary shares held by non-affiliates exceeds $250 million as of the prior June 30, or (ii) our annual revenues exceeded $100 million during such completed fiscal year and the market value of our ordinary shares held by non-affiliates exceeds $700 million as of the prior June 30.

SELECTED HISTORICAL FINANCIAL INFORMATION OF ARCLIGHT

ArcLight is providing the following selected historical financial data to assist you in your analysis of the financial aspects of the Business Combination. ArcLight’s statement of operations data and cash flow data for the period from July 28, 2020 (inception) through September 30, 2020 and balance sheet data as of September 30, 2020 are derived from ArcLight’s unaudited financial statements contained in its Quarterly Report on Form 10-Q for the quarter ended September 30, 2020 filed with the SEC and included elsewhere in this proxy statement/prospectus.

The information is only a summary and should be read in conjunction with ArcLight’s consolidated financial statements and related notes and “ArcLight’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained elsewhere in this proxy statement/prospectus. ArcLight’s historical results are not necessarily indicative of future results, and the results for any interim period are not necessarily indicative of the results that may be expected for a full fiscal year.

For the period from July 28, 2020 (inception) through September 30, 2020 (unaudited)
Statement of Operations Data:
Formation, general and administrative expenses	$63,748
Net loss	$(63,748)
Weighted average Class A and Class B ordinary shares outstanding, basic and diluted	7,066,920
Basic and diluted net loss per Class A and Class B ordinary share	$(0.01)

Condensed Balance Sheet Data (At Period End):
Total assets	$279,941,343
Total liabilities	$10,814,595
Class A ordinary shares; 26,412,674 shares subject to possible redemption at $10.00 per share	$264,126,740
Shareholder’s Equity
Class A ordinary shares, $0.0001 par value; 500,000,000 shares authorized; 1,337,326 shares issued and outstanding (excluding 26,412,674 shares subject to possible redemption)	$134
Class B ordinary shares	$694
Total shareholders’ equity	$5,000,008
Cash Flow Data:
Net cash used in operating activities	$(15,450)
Net cash used in investing activities	(277,500,000)
Net cash provided by financing activities	279,500,100

SELECTED HISTORICAL FINANCIAL INFORMATION OF PROTERRA

The following tables present selected historical financial data for Proterra’s business. Proterra derived the selected statement of operations data for 2018 and 2019 and the balance sheet data as of December 31, 2018 and 2019 from its audited financial statements that are included elsewhere in this proxy statement/ prospectus. Proterra derived its selected statements of operations for the nine months ended September 30, 2019 and 2020 and its selected balance sheet data as of September 30, 2020 from its unaudited interim financial statements included elsewhere in this proxy statement/prospectus. Proterra’s unaudited interim financial statements have been prepared in accordance with U.S. GAAP on the same basis as its audited annual financial statements and, in the opinion of management, reflect all adjustments, consisting only of normal, recurring adjustments, that are necessary for the fair statement of Proterra’s financial position as of September 30, 2020 and its results of operations for the nine months ended September 30, 2019 and 2020. Proterra’s historical results are not necessarily indicative of the results to be expected in the future, and its results of operations for the nine months ended September 30, 2020 are not necessarily indicative of the results to be expected for the full year or any other period. You should read this information in conjunction with the section titled “Proterra’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Proterra’s financial statements, the accompanying notes, and other financial information included elsewhere in this proxy statement/prospectus.

	Year Ended December 31,		Nine Months Ended September 30,
(in thousands, except per share data)	2018	2019	2019	2020
			(unaudited)
Product revenue	$119,314	$172,295	$137,130	$137,253
Parts and other service revenue	3,896	8,989	4,508	5,543
Total revenue	123,210	181,284	141,638	142,796
Product cost of goods sold	130,660	173,428	134,638	130,505
Parts and other service cost of goods sold	3,767	9,467	5,389	5,862
Total cost of goods sold(1)	134,427	182,895	140,027	136,367
Gross (loss) profit	(11,217)	(1,611)	1,611	6,429
Research and development(1)	31,504	35,477	25,225	26,133
Selling, general and administrative(1)	46,343	56,132	41,573	47,165
Asset impairment charge	—	6,440	—	—
Total operating expenses	77,847	98,049	66,798	73,298
Loss from operations	(89,064)	(99,660)	(65,187)	(66,869)
Interest expense, net	3,476	2,704	2,246	6,564
Other expense (income), net	(918)	(812)	(686)	20,951
Loss before income taxes	(91,622)	(101,552)	(66,747)	(94,384)
Provision for income taxes	—	—	—	—
Net loss	$(91,622)	$(101,552)	$(66,747)	$(94,384)
Net loss per share of common stock, basic and diluted(2)	$(32.36)	$(25.06)	$(16.89)	$(20.35)
Shares used in computing net loss per share of common stock, basic and diluted(2)	2,831	4,052	3,952	4,637

____________

(1)      Includes stock-based compensation expense as follows:

	Year Ended December 31,		Nine Months Ended September 30,
(in thousands)	2018	2019	2019	2020
			(unaudited)
Cost of goods sold	$553	$826	$580	$688
Research and development	1,227	1,436	1,044	1,183
Selling, general and administrative	3,596	6,258	4,560	5,680
Total stock-based compensation expense	$5,376	$8,520	$6,184	$7,551

(2)      See Note 10 of the notes to the audited Financial Statement of Proterra Inc and Note 11 of the notes to the Unaudited Condensed Financial Statement of Proterra Inc included elsewhere in this proxy statement/prospectus for an explanation of the calculation of Proterra’s net loss per share of common stock, basic and diluted.

	As of December 31,		September 30, 2020
(in thousands)	2018	2019
Balance Sheet Data:
Cash and cash equivalents	$92,845	$40,240	$139,378
Short-term investments	18,175	39,877	64,983
Total assets	300,275	293,873	448,215
Total debt	29,547	24,574	127,030
Total liabilities	108,795	106,894	346,474
Convertible preferred stock	11	13	13
Total stockholders’ equity	191,480	186,979	101,741

Non-GAAP Financial Measure — Adjusted EBITDA

Proterra collects and analyzes operating and financial data to evaluate the health of its business and assess its performance. In addition to revenue, gross margin, loss from operations, and net loss, Proterra uses Adjusted EBITDA to evaluate its business. Adjusted EBITDA is a non-GAAP financial measure that management uses to evaluate Proterra’s ongoing operations and for internal planning and forecasting purposes, because, among other reasons, it eliminates the effect of financing, non-recurring items, capital expenditures, and non-cash expenses such as stock-based compensation. However, you should be aware that when evaluating Adjusted EBITDA, Proterra may incur future expenses similar to those excluded when calculating these measures. Proterra’s presentation of this measure should not be construed as an inference that its future results will be unaffected by unusual or non-recurring items. Further, this non-GAAP financial measure should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. Proterra compensates for these limitations by relying primarily on its GAAP results and using Adjusted EBITDA on a supplemental basis. Proterra’s computation of Adjusted EBITDA may not be comparable to other similarly titled measures computed by other companies because not all companies calculate this measure in the same fashion. You should review the reconciliation of net loss to Adjusted EBITDA below and not rely on any single financial measure to evaluate Proterra’s business.

	Year Ended December 31,		Nine Months Ended September 30,
(in thousands)	2018	2019	2019	2020
Adjusted EBITDA Reconciliation:
Net loss	$(91,622)	$(101,552)	$(66,747)	$(94,384)
Add (deduct):
Interest expense, net	3,476	2,704	2,246	6,564
Provision for income taxes	—	—	—	—
Depreciation and amortization expense	9,254	12,643	8,051	11,493
Stock-based compensation expense	5,376	8,520	6,184	7,551
Change in fair value of derivative and warrant liabilities	—	—	—	19,061
Asset impairment charge	—	6,440	—	—
Adjusted EBITDA	$(73,516)	$(71,245)	$(50,266)	$(49,715)

SUMMARY UNAUDITED PRO FORMA
CONDENSED COMBINED FINANCIAL INFORMATION

The following summary unaudited pro forma condensed combined financial data (the “summary pro forma data”) gives effect to the merger and the PIPE Financing included elsewhere in this proxy statement/prospectus. The merger will be accounted for as a reverse recapitalization in accordance with U.S. GAAP. Under this method of accounting, ArcLight will be treated as the “acquired” company for accounting and financial reporting purposes. Accordingly, for accounting purposes, this merger transaction will be treated as the equivalent of Proterra issuing equity for the net assets of ArcLight, accompanied by a recapitalization. The net assets of ArcLight will be stated at historical cost, with no goodwill or other intangible assets recorded. The summary unaudited pro forma condensed combined balance sheet data as of September 30, 2020 gives effect to the merger and PIPE Transaction as if they had occurred on September 30, 2020. The summary unaudited pro forma condensed combined statements of operations data the nine months ended September 30, 2020 and the year ended December 31, 2019 give effect to the merger and PIPE Transaction as if they had occurred on January 1, 2019.

The summary pro forma data have been derived from, and should be read in conjunction with the more detailed unaudited pro forma condensed combined financial information (the “pro forma financial statements”) of ArcLight appearing elsewhere in this proxy statement/prospectus and the accompanying notes to the pro forma financial statements. The pro forma financial statements are based upon, and should be read in conjunction with, the historical consolidated financial statements and related notes of ArcLight and Proterra for the applicable periods included in this proxy statement/prospectus.

The summary pro forma data have been presented for informational purposes only and are not necessarily indicative of what Proterra’s and ArcLight’s financial position or results of operations actually would have been had the merger and PIPE Transaction been completed as of the dates indicated. In addition, the summary pro forma data do not purport to project the future financial position or operating results of New Proterra.

The unaudited pro forma condensed combined financial information has been prepared using the assumptions below:

•        Assuming No Redemption Scenario:    This scenario assumes that no shares of ArcLight’s redeemable common stock will be redeemed;

•        Assuming Maximum Redemption Scenario:    This scenario assumes that all ArcLight stockholders holding approximately 27.8 million public shares will exercise their redemption rights for the $277.5 million of funds in ArcLight’s trust account. The Merger Agreement includes a minimum cash available requirement that ArcLight will need to have a minimum of $350.0 million of funds, net of any unpaid liabilities, to effect the Closing. Furthermore, ArcLight will only proceed with the merger if it will have net tangible assets of at least $5.0 million upon consummation of the merger and a majority of the shares voted are voted in favor of the merger. Based on the amount of $277.5 million in the trust account as of September 30, 2020, and taking into account the anticipated proceeds of $415.0 million from the PIPE Financing, if the entire 27.8 million shares of ArcLight’s public shares are redeemed, ArcLight will still have sufficient cash to satisfy the minimum cash available requirement in the Merger Agreement.

	Combined Pro Forma
(in thousands, except per share amounts)	Assuming No Redemptions	Assuming Maximum redemption
Summary Unaudited Pro Forma Condensed Combined Statement of Operations Data – For the Nine Months Ended September 30, 2020
Total revenue	$142,796	$142,796
Net loss	(75,387)	(75,387)
Net loss per share of common stock, basic and diluted	(0.38)	(0.45)
Shares used in computing net loss per share of common stock, basic and diluted	196,855	169,105

	Combined Pro Forma
(in thousands, except per share amounts)	Assuming No Redemption	Assuming Maximum Redemption
Summary Unaudited Pro Forma Condensed Combined Statement of Operations Data – For the Year Ended December 31, 2019
Total revenue	$181,284	$181,284
Net loss	(101,552)	(101,552)
Net loss per share of common stock, basic and diluted	(0.52)	(0.60)
Shares used in computing net loss per share of common stock, basic and diluted	196,855	169,105
	Combined Pro Forma
(in thousands, except per share amounts)	Assuming No Redemption	Assuming Maximum Redemption
Summary Unaudited Pro Forma Condensed Combined Balance Sheet Data – As of September 30, 2020
Cash and cash equivalents	$788,863	$511,363
Short-term investments	64,983	64,983
Total current assets	1,015,988	738,488
Total assets	1,095,953	818,453
Total current liabilities	68,458	68,458
Total liabilities	230,964	230,964
Total stockholders’ equity	864,989	587,489

RISK FACTORS

ArcLight shareholders should carefully consider the following risk factors, together with all of the other information included in this proxy statement/prospectus, before they decide whether to vote or instruct their vote to be cast to approve the relevant proposals described in this proxy statement/prospectus. These risk factors are not exhaustive and investors are encouraged to perform their own investigation with respect to our business, financial condition and prospects.

Risks Related to Proterra’s Business Following the Business Combination

Unless the context requires otherwise, references to “Proterra,” “we,” “us” or “our” in this section are to the business and operations of Proterra prior to the Business Combination and to New Proterra and its subsidiaries following the Business Combination. ArcLight’s business and operations as directly or indirectly affected by Proterra by virtue of ArcLight’s ownership of the business of Proterra following the Business Combination.

Our limited history of selling battery systems, electrification and charging solutions, fleet and energy management systems, electric transit buses, and related technologies makes it difficult to evaluate our business and prospects and may increase the risks associated with your investment.

Although we were incorporated in 2004, we only began delivering electric vehicles in 2010, and through September 30, 2020 had delivered over 550 electric transit buses. In 2018, 2019 and for the nine months ended September 30, 2019 and 2020, we recognized $123.2 million, $181.3 million and $141.6 million and $142.8 million in total revenue, respectively. Since 2010, our product line has changed significantly, and our most recent transit bus model has only been in operation since 2020. In addition, certain variations of our 40-foot and 35-foot ZX5 transit buses have not yet passed the Federal Transit Administration’s (“FTA”) federal bus testing program, which is a necessary condition to selling our buses to customers that use federal money to fund their purchases. Further, we started developing our battery technology in 2015 and did not begin battery pack production in any significant volume until 2017. We also have limited experience deploying our electric powertrain technology in vehicles other than electric transit buses. In 2018, we announced our software platform for connected vehicle intelligence, which we now refer to as our Apex fleet and energy management software-as-a-service platform. Our energy services, which includes fleet planning, charging infrastructure and related energy management services, only began generating revenue in 2019. We began providing integrated charging solutions in 2019 and have only begun sourcing our new charging hardware from a new partner in 2020.

As a result, we have a limited operating history upon which to evaluate our business and future prospects, which subjects us to a number of risks and uncertainties, including our ability to plan for and predict future growth. Our limited operating experience is particularly concentrated in our Proterra Transit line of business, and that limited experience may not prove to be relevant to Proterra Powered and Proterra Energy. As a result, the operating history of Proterra Transit may not prove to be predictive of the success of Proterra Powered and Proterra Energy.

Our battery systems, electrification and charging solutions, fleet and energy management software and electric transit buses have in the past contained, and may in the future contain, product defects. Due to the limited deployment of our battery systems, electrification and charging solutions, fleet and energy management systems, electric transit buses, and related technologies, there may be latent problems with our products that have not yet been discovered. Moreover, because of the limited deployment of our products and services to date and our focus on electric transit buses, problems with our products or industry-wide setbacks that impact the electric vehicle market may disproportionately impact our ability to attract additional customers or sell to existing customers, and harm our brand and reputation relative to larger, more established vehicle manufacturers that have a longer operating history and investments in more than one technology. We have encountered and expect to continue to encounter risks and difficulties experienced by growing companies in rapidly developing and changing industries, including challenges related to achieving market acceptance of our existing and future products and services, competing against companies with greater financial and technical resources, competing against entrenched incumbent competitors that have long-standing relationships with our prospective customers in the commercial vehicle market, including the public transit market and other transportation markets, recruiting and retaining qualified employees, and making use of our limited resources. We cannot ensure that we will be successful in addressing these and other challenges that we may face in the future, and our business may be adversely affected if we do not manage these risks appropriately. As a result, we may not attain sufficient revenue to achieve or maintain positive cash flow from operations or profitability in any given period, or at all.

Our most recent business expansion with Proterra Powered and Proterra Energy may not be as successful as anticipated, may not attract the customers and business partners we expect, and the assumptions underlying the growth prospects of these businesses may not prove to be accurate.

We have recently introduced and, in the future may introduce, new services and products that our customers and prospective customers may not utilize to the extent we anticipate or at all. For example, Proterra Powered and Proterra Energy products and services are designed to simplify the complexities of electric vehicle energy delivery and the deployment of large electric vehicle fleets for our customers. Through these businesses, we offer to design, build, finance, operate, and maintain the energy ecosystem that we believe to be required to power commercial electric vehicles. We have made, and will continue to be required to make, significant investments to scale these businesses, but we cannot be certain that such investments will be successful or meet the needs of our customers. Moreover, even if our customers use these services, we may encounter new challenges related to the delivery of energy solutions and competition from companies that may be better positioned to provide energy management services. If we invest in services or products that are not adopted by our customers or fail to invest in new services and products that meet the needs of our customers, our business, prospects, financial condition, and operating results could be adversely affected. In addition, we have limited history operating these businesses and providing the products and services they offer. There can be no assurances that these products and services will be accepted by our customers, or that we will effectively be able to market and sell them to existing customers, especially our transit customers who comprise the vast majority of our current revenues. Further, the limited experience we have acquired operating Proterra Transit may not prove to be applicable to Proterra Powered and Proterra Energy.

While Proterra Powered and Proterra Energy currently comprise a small amount of our revenues, and we expect them to account for a growing percentage of our revenue in the future, it is possible that certain assumptions underlying the launch of these businesses are subsequently determined to be inaccurate, such as assumptions regarding the growing adoption of electrification by commercial vehicle manufacturers and their customers in general; the attractiveness of our products and services to OEMs that would use our battery systems, electric drivetrains, high-voltage systems, vehicle controls, telemetry gateways, charging solutions, software and telematics platforms and related technologies in their electric transit buses or elsewhere; government and regulatory initiatives and directives impacting the adoption of electrification technologies for commercial vehicle applications; and the overall reliance by enterprises on commercial vehicles and the demand for medium- and heavy-duty trucks in the future.

Our projections are subject to significant risks, assumptions, estimates and uncertainties, including assumptions regarding adoption of our products and services. As a result, our projected revenues, market share, expenses and profitability may differ materially from our expectations in any given quarter or fiscal year.

We operate in rapidly changing and competitive industries and our projections are subject to the risks and assumptions made by management with respect to our industries. Operating results are difficult to forecast as they generally depend on our assessment of the timing of adoption of commercial vehicle electrification technologies, which is uncertain. Furthermore, as we invest in the development of new businesses that have yet to achieve significant commercial success, such as Proterra Powered and Proterra Energy, whether because of competition or otherwise, we may not recover the often substantial up-front costs of developing and marketing those products and services or recover the opportunity cost of diverting management and financial resources away from other products or services. Additionally, our business may be affected by reductions in consumer demand as a result of a number of factors which may be difficult to predict. Similarly, our assumptions and expectations with respect to margins and the pricing of our products and services may not prove to be accurate as a result of competitive pressures or customer demands. This may result in decreased revenue, and we may be unable to adopt measures in a timely manner to compensate for any unexpected shortfall in revenue. This inability could cause our operating results in a given quarter or year to be higher or lower than expected. If actual results differ from our estimates, analysts may negatively react and our stock price could be materially impacted. See “— Our future growth prospects are dependent upon the interest of commercial vehicle manufacturers to adopt our products and services that are designed to facilitate the electrification of commercial vehicles.”

The forecasts of market growth in this proxy statement/prospectus or that we may provide publicly may prove to be inaccurate, and even if the markets in which we compete achieve the forecasted growth, we cannot assure you our business will grow at similar rates, if at all.

Growth forecasts are subject to significant uncertainty and are based on assumptions and estimates that may not prove to be accurate. The forecasts we have provided in this proxy statement/prospectus or that we may provide publicly relating to the expected growth in the commercial electric vehicle markets may prove to be inaccurate. Even if these markets experience the forecasted growth, we may not grow our business at similar rates, or at all. Our growth is subject to many factors, including our success in executing our business strategy, which is subject to many risks and uncertainties. Accordingly, the forecasts of market growth we have provided herein should not be taken as indicative of our future growth.

Because many of the markets in which we compete are new and rapidly evolving, it is difficult to forecast long-term end-customer adoption rates and demand for our products.

We are pursuing opportunities in markets that are undergoing rapid changes, including technological and regulatory changes, and it is difficult to predict the timing and size of the opportunities. Commercial vehicle battery systems, electrification and charging solutions, fleet and energy management systems, electric transit buses, and related technologies, represent complex products and services. Because these automotive systems depend on technology from many companies, commercialization of commercial vehicle electrification products could be delayed or impaired due to unavailability of technology or integration challenges inherent in the use of multiple vendors in commercial vehicle production. Although we currently have contracts with several commercial customers, these companies may not be able to implement our technology immediately, or at all. Regulatory, safety or reliability requirements, many of which are outside of our control, could also cause delays or otherwise impair commercial adoption of these new technologies, which will adversely affect our growth. Our future financial performance will depend on our ability to make timely investments in the correct market opportunities. If one or more of these markets experience a shift in customer or prospective customer demand, our products may not compete as effectively, if at all, and they may not be designed into commercialized products. Given the evolving nature of the markets in which we operate, it is difficult to predict customer demand or adoption rates for our products or the future growth of the markets in which we operate. As a result, the financial projections in this proxy statement/prospectus necessarily reflect various estimates and assumptions that may not prove accurate and these projections could differ materially from actual results. If demand does not develop or if we cannot accurately forecast customer demand, the size of our markets, or our future financial results, our business, prospects, financial condition, and operating results could be adversely affected.

We face intense and increasing competition in the transit bus market and may not be able to compete successfully against current and future competitors, which could adversely affect our business, revenue growth, and market share.

The transit bus industry is relationship driven and dominated by incumbent companies that have served their respective markets longer than we have. In the transit bus industry, our main sources of competition are incumbent transit vehicle integrators that have served our market with legacy diesel, diesel-hybrid and compressed natural gas products for many years, such as NFI Group Inc., Gillig Corporation, and Nova Bus Company; BYD Company Ltd., a Chinese company that offers an array of vehicles and other products, including electric transit vehicles; and new entrants and companies in adjacent markets, including other vehicle manufacturers that have entered or are reported to have plans to enter the transit bus market.

In the transit bus industry, electric bus procurements still represent a minority of annual transit bus purchases. As the number of electric bus OEMs increases, we may not be able to maintain our leading market position in North America. We also may not be successful in competing against incumbent competitors that have longer histories of serving the transit bus market and established track records of service, or with much larger, well-funded companies that choose to invest in the electric transit bus market. As more established bus companies develop their electric vehicle or competing zero-emission solutions, their long history in the transit sector could prove to be a competitive advantage which may have a negative impact on our ability to compete with them. Moreover, our competitors that also manufacture diesel-hybrid and compressed natural gas vehicles may have an advantage with their existing and prospective customers that are interested in exploring diesel alternatives without committing to electric vehicles or to pursue a gradual electrification strategy with the same manufacturer. Additionally, these competitors have more experience with the procurement process of public transit authorities, including bid protests. Competitors, potential customers, or regulators may also make claims that our electric transit buses or competitive bid activity are not in compliance with laws, regulatory requirements, or industry standards, which may impact our ability to sell our electric transit buses and to compete successfully for current and future customers. For example, in 2017 and 2018 one of our competitors notified certain of our customers that our transit bus was overweight on the front axle and lobbied those customers to withdraw their business from us. While this competitor’s actions did not result in the termination of customer awards or contracts, similar actions by this or other competitors may have consequences for future business or effects that we have not anticipated on other future opportunities.

We face intense and increasing competition in the commercial vehicle electrification market and may not be able to compete successfully against current and future competitors, which could adversely affect our business, revenue growth, and market share.

The electric powertrain, electric commercial vehicle and charging solutions industries are highly competitive. We may not be successful in competing against companies in the battery systems, electric powertrain, charging solutions and related industries who may have more resources than we do or who are able to produce products and deliver services that are perceived by the market to be superior to ours. Global battery makers in particular may be able to leverage their superior scale and access to capital to sell their products more effectively to potential customers. We may also face competitive pressure from incumbent vehicle producers that decide to enter the battery system or electric powertrain business, or vertically integrate their supply chain, and that are able to leverage their superior resources and capital to produce products that perform or are priced competitively when compared to our own.

In the battery system and electric powertrain industry, our main sources of competition include large Chinese battery suppliers such as CATL; new companies that are focused on battery electric technology for the commercial vehicle market, such as Romeo Power and Akasol; incumbent tier one automotive suppliers that are developing electric powertrain alternatives to internal combustion engines, such as Cummins, Allison Transmission and Dana; and passenger and commercial vehicle manufacturers that are developing their own internal electric powertrain solutions for their vehicles including large automotive companies, such as Daimler, General Motors and Tesla. In the future, incumbents and new companies offering competing zero emission solutions such as fuel cell electric vehicles may also become significant competitors.

In the charging solutions industry, our main sources of competition are incumbent charging solutions providers that develop charging solutions for commercial vehicles such as Siemens, ABB, Heliox, Chargepoint and Rhombus; and software companies that offer charging management solutions and can partner with hardware providers to provide complete solutions to end customers.

These competitors may have greater financial, technical, manufacturing, marketing, sales, and other resources than we do, and may have more experience and ability to devote greater resources to designing, developing, testing, manufacturing, distributing, deploying, promoting, selling or supporting battery systems, electrification and charging solutions, fleet and energy management software, and related technologies. Similarly, our principal competitors that also design, test, manufacture and deploy battery systems, electrification and charging solutions, fleet and energy management systems and related technologies for passenger vehicles may have a competitive advantage, through their established distribution and service networks for legacy vehicle technology, brand recognition and market acceptance of their products and services, and perceived reliability or popularity, all of which could be attractive to prospective partners and manufacturers that are exploring commercial vehicle electrification alternatives. As a result, our current and potential competitors may be able to respond more quickly and effectively than we can to new or changing opportunities, technologies, standards, or customer requirements, or devote greater resources than we can to the development, promotion, distribution and sale of their products and services. Our competitors and potential competitors may also be able to develop products or services that are equal or superior to ours, achieve greater market acceptance of their products and services, and increase sales by utilizing different distribution channels than we do. Some of our competitors may aggressively discount their products and services in order to gain market share, which could result in pricing pressures, reduced profit margins, lost market share, or a failure to grow market share for us. As the market for commercial electric vehicles grows and battery systems, electrification and charging solutions, fleet and energy management software, and related technologies gain wider adoption, we expect that additional specialized providers of battery systems, electric powertrain technology, charging infrastructure, and related software solutions and related technologies will enter the markets that we address and that larger competitors could more effectively sell their offerings.

In addition, we developed our battery system and powertrain systems and related components to be compliant with “Buy America” regulations applicable to the transit business, which means that we may have higher costs to procure components, and design, test and manufacture such products in the United States than competitors that are not compliant with Buy America or similar regulations. Our competitors may be able to manufacture comparable or competitive products in more cost-effective jurisdictions and import them to the United States at prices lower than ours, which competition could cause us to lose market share or compel us to reduce prices for goods or services to remain competitive, which could result in reduced sales and revenue in industry segments that are not subject to Buy America or similar regulation. The production of battery systems, electrification and charging solutions, fleet and energy management systems, and related technologies in China, where production costs are lower and where the development of such technologies could be subsidized by the state, could negatively impact our competitive profile by presenting our customers and partners a more cost-effective alternative to our products and services, which could result in reduced sales and revenue and loss of market share or compel us to reduce prices for goods or services to remain competitive.

Moreover, current and future competitors may also make strategic acquisitions or establish cooperative relationships among themselves or with others, including our current or future suppliers or business partners. By doing so, these competitors may increase their ability to meet the needs of our customers or potential customers. These developments could limit our ability to generate revenue from existing and new customers. If we are unable to compete successfully against current and future competitors, our business, prospects, financial condition, and operating results would be adversely affected.

We have been and may continue to be impacted by macroeconomic conditions resulting from the global COVID-19 pandemic.

The COVID-19 pandemic has impacted worldwide economic activity since the first quarter of 2020. Government regulations and shifting social behaviors have limited or closed non-essential transportation, government functions, business activities and person-to-person interactions. In some cases, the relaxation of such trends has been followed by actual or contemplated returns to stringent restrictions on gatherings or commerce, including in parts of the United States. At this time, it is difficult to predict the extent of the impact of the COVID-19 pandemic, and whether more stringent restrictions on commerce or non-essential interaction will be imposed, including as a result of new strains or variants of the virus.

We temporarily suspended operations at each of our manufacturing facilities in the United States for short periods of time during 2020, and have in several periods operated at reduced capacity in our battery and bus manufacturing plants because of a shortage of available workers, quarantine restrictions and social-distancing requirements. Some of our suppliers and partners also experienced disruption, including, for example, a Michigan-based supplier of battery system components, which resulted in the delayed launch of our battery production line in City of Industry because of delays in receiving necessary manufacturing equipment. We have experienced delays in parts deliveries from some of our overseas suppliers related to congestion at the port of Los Angeles. These delays have not caused any plant shutdowns, but have caused incremental shipping costs for air freight. Reduced operations or closures at the Bus Testing Center at Altoona, and delayed product inspections by customers, also resulted in delayed delivery and acceptances of electric transit buses. Macroeconomic conditions and changes to levels of consumer outlook and spend in the future may further adversely impact the energy product and automotive industries generally. For example, many of our customers, especially those in public transit, have postponed deliveries of our electric transit buses, and other potential customers have delayed requests for product proposals for new electric bus procurements or postponed changing infrastructure projects. If there is lower demand for public transportation in the future and a corresponding decrease in electric transit bus purchases and school bus purchases, our revenue and results of operations could be adversely affected. In addition, the COVID-19 pandemic delayed interest in commercial vehicle electrification for some school bus customers as school districts have reduced spending on capital investments and scaled back their operations generally.

We cannot predict the duration or direction of current domestic or global trends, the sustained impact of which is largely unknown, rapidly evolving, and varied across geographic regions, including within the United States. We continue to monitor macroeconomic conditions and we may not accurately project demand and infrastructure requirements and deploy our production, workforce, and other resources effectively in response. In the event of more stringent restrictions on commerce or non-essential interactions, our operations could be further suspended, perhaps indefinitely. If current market conditions continue or worsen, if we cannot or do not maintain operations appropriately scaled to such conditions, or are later required to or choose to suspend such operations again, our business, prospects, financial condition, and operating results may be harmed. Sustaining our production trajectory will also require the readiness and solvency of our suppliers and vendors, a stable and healthy production workforce, and ongoing government cooperation, including for travel allowances, each of which could be negatively affected by the duration and long-term effects of the COVID-19 pandemic.

Our suppliers may fail to deliver components according to schedules, prices, quality and volumes that are acceptable to us, or we may be unable to manage these components effectively.

Some of our products contain thousands of parts that we purchase from hundreds of mostly single-source direct suppliers, generally without long-term supply agreements. This exposes us to multiple potential sources of component shortages. Unexpected changes in business conditions, materials pricing, labor issues, wars, governmental changes, tariffs, natural disasters, health epidemics such as the global COVID-19 pandemic, and other factors beyond our or our suppliers’ control could also affect these suppliers’ ability to deliver components to us or to remain solvent and operational. The unavailability of any component or supplier could result in production delays, idle manufacturing facilities, product design changes, and loss of access to important technology and tools for producing and supporting our products. Moreover, significant increases in our production, or product design changes made by us have required and may in the future require us to procure additional components in a short amount of time. Our suppliers may not be able to sustainably meet our timelines or our cost, quality and volume needs, or may increase prices to do so, requiring us to replace them with other sources. Our supply for battery cells and other raw materials is critical in allowing us to scale our operations and meet our growth targets, such that any supply delay or vulnerability in the battery cell supply chain could alter our growth plans. Further, we have limited manufacturing experience and we may experience issues increasing the level of localized procurement at our current or future facilities. While we believe that we will be able to secure additional or alternate sources or develop our own replacements for many of our components, there is no assurance that we will be able to do so quickly or at all, particularly with highly customized components. Additionally, we may be unsuccessful in our continuous efforts to negotiate with existing suppliers to obtain cost reductions and avoid unfavorable changes to terms, source less expensive suppliers for certain parts, and redesign certain parts to make them less expensive to produce. Any of these occurrences may harm our business, prospects, financial condition and operating results.

As the scale of our production increases, we will also need to accurately forecast, purchase, warehouse and transport components at high volumes to our manufacturing facilities across the United States. If we are unable to accurately match the timing and quantities of component purchases to our actual needs or successfully implement automation, inventory management and other systems to accommodate the increased complexity in our supply chain and parts management, we may incur unexpected production disruption, storage, transportation and write-off costs, which may harm our business and operating results.

Our transit business is significantly dependent on government funding for public transit, and the unavailability, reduction, or elimination of government economic incentives would have an adverse effect on our business, prospects, financial condition, and operating results.

Our principal transit customers are transit authorities that depend on government funding and programs authorized for public transportation under Title 49, Chapter 53 of the U.S. Code, and administered by the FTA, including Urbanized Area Formula Grants, Formula Grants for Rural Areas, the Capital Investment Program, and the Bus and Bus Facilities Program. The Fixing America’s Surface Transportation Act, or FAST Act, enacted in December 2015, allocated over $305 billion for highway, transit, and vehicle safety programs for a five-year period that ended on September 30, 2020. Among other programs, the FAST Act reinstated a competitive Bus and Bus Facilities Infrastructure Investment Program, which grew from $268 million in 2016 to $344 million in 2020, resulting in an 89% increase over the 2015 funding levels for buses and bus facilities. The FAST Act also funds the Low or No Emission Vehicle Program at $55 million annually, and additional discretionary funds have been added to the Low or No Emission Vehicle Program in recent years. To date, a substantial majority of our customers have received funding through these FAST Act programs in order to purchase new electric transit buses. For example, in 2018, nearly 70% of transit agencies that ordered buses from us were recipients of grants through the Low or No Emission Vehicle Program. The Low or No Emission Vehicle Program has enabled public transit agencies to purchase electric transit buses when the upfront cost of the electric bus was significantly higher than legacy diesel buses and the technology was new to customers. A continuing resolution in October 2020 extended the FAST Act for one year at its current funding levels.

In addition to funding under the FAST Act, certain states and cities offer vouchers for the purchase of electric buses, such as California’s Hybrid & Zero Emission Truck & Voucher Incentive Project, the New York Truck Voucher Incentive Program, and the Maryland Freedom Voucher Program. These vouchers provide point-of-sale discounts to vehicle purchasers. Additionally, there are other state programs that help fund electric bus purchases, including California’s Transit and Intercity Rail Capital Program, which has been allocated 10% of California’s Cap-and-Trade funds annually. The California Low Carbon Fuel Standard, or LCFS, also enables transit agencies using electricity as a source of fuel to opt into the LCFS program and earn credits that can be monetized. While the value of these credits fluctuates, the credits may help to offset up to half of the fuel costs for our transit customers.

There can be no assurance that the FAST Act will be reauthorized following expiration of the one year extension on September 30, 2021, that other government funding programs will continue to be available at the current levels or at all in the future, or that new government funding programs will be adopted, including with respect to products and services that are currently or will in the future be offered by Proterra Powered and Proterra Energy. Uncertainty or delay in extending, renewing, or adopting these incentives beyond their current or future expiration dates could negatively impact our business because sales cycles for public and other transit customers are long and customers may be unwilling to adopt electric technology if supportive funding is not assured. For example, transit authorities have reduced order sizes in the past because of a decrease in available funding.

Available government funding and economic incentives are subject to change for a variety of reasons that are beyond our control, including budget and the policy initiatives and priorities of current and future administrations at the federal and state level. In addition, future government shutdowns may impact the availability and administration of government funding, which could adversely impact future bus orders and result in payment delays for existing orders. For example, we experienced payment delays from customers during the U.S. federal government shutdown in January 2019 related to the FTA’s inability to administer grant funding during the shutdown. If government support for adoption of electric vehicles and clean energy initiatives wanes, as it did during the Trump Administration, this could adversely affect the growth of the North American public transit electric bus market and the commercial electric vehicle market generally, and could have an adverse effect on our business, prospects, financial condition, and operating results.

Our future growth prospects depend upon the interest of commercial vehicle manufacturers to adopt our products and services that are designed to facilitate the electrification of commercial vehicles.

Our growth is highly dependent upon the adoption of our battery systems, electrification and charging solutions, fleet and energy management software and electric transit buses by commercial vehicle manufacturers and OEMs, and their willingness to partner with us on the design, development, testing, manufacturing, distribution, deployment, promotion, sale, and support of our products. The market for commercial electric vehicles and electrification technologies is relatively new, rapidly evolving, and characterized by rapidly changing technologies, price competition, additional competitors, evolving government regulation and industry standards, frequent new product and vehicle announcements, and changing demands and behaviors of customers and potential partners. As a result, we spend resources educating our potential customers and partners on the benefits of adopting electric vehicle technology and engaging in lobbying efforts to promote clean energy initiatives.

Other factors that may influence the adoption of our commercial vehicle electrification technologies by manufacturers and OEMs include:

•        perceptions about commercial electric vehicle performance, total cost of ownership, design, quality, cost and reliability that may be attributed to the use of advanced technology (in particular with respect to lithium-ion battery packs), especially if adverse events or accidents occur that are linked to the quality or safety of commercial electric vehicles;

•        the amount and availability of federal, state, or other government funding and, in particular, the availability of economic incentives promoting fuel efficiency and alternate forms of energy, such as the Low or No Emission Vehicle Program and the Advanced Technology Vehicle Manufacturing Loan Program;

•        the range over which commercial electric vehicles may be driven on a single battery charge and the time it takes to recharge the batteries of these vehicles;

•        the cost and feasibility of installing new charging infrastructure;

•        concerns about electric grid capacity and reliability, the cost of electricity, and reliance of utilities on fossil fuels for electricity generation, which could derail our past and present efforts to promote commercial electric vehicles as a practical substitution for vehicles that require fossil fuels;

•        the availability of alternative fuel vehicles, including diesel-hybrid and compressed natural gas vehicles, and battery electric fuel cell vehicles;

•        improvements in the fuel economy of the internal combustion engine;

•        perceptions about the impact of electric vehicles on the environment and the health and welfare of communities;

•        perceptions about the use of electric batteries, sourcing of battery components, recyclability, and safe disposal of batteries;

•        the availability of service for commercial electric vehicles;

•        the environmental consciousness of corporations and public agencies;

•        volatility in the cost of diesel fuel and oil;

•        government regulations;

•        social and political support for clean energy initiatives and commercial electric vehicles;

•        perceptions about and the actual cost of alternative fuel vehicles; and

•        macroeconomic factors.

Moreover, the willingness of commercial vehicle manufacturers and OEMs to embrace our battery systems, electrification and charging solutions, fleet and energy management software, and related technologies depends, in part, on the real or perceived reliability of these products and services, and their ability to provide complete electrification solutions to potential customers. Any lapse in quality, reliability or performance of any of these products or services could harm the perception of our other products and negatively impact the adoption of our products or services.

Any of the factors described above may cause current or potential customers not to purchase or adopt our products or services. If the market for commercial electric vehicles does not develop as we expect or develops more slowly than we expect, our business, prospects, financial condition, and operating results could be adversely affected.

The growth of our transit business is dependent upon the willingness of corporate and other public transportation providers to adopt and fund the purchase of electric vehicles for mass transit.

The growth of our transit business is highly dependent upon the adoption of electric transit buses for mass transit by corporate and public transportation providers. The market for electric transit buses is relatively new, rapidly evolving, and characterized by rapidly changing technologies, price competition, additional competitors, evolving government regulation and industry standards, frequent new vehicle announcements, and changing demands and behaviors of riders. As a result, we spend resources educating our potential customers on the benefits of adopting electric vehicle technology and engaging in lobbying efforts to promote clean energy initiatives.

The same factors described above that may influence the adoption of our commercial vehicle electrification technologies by manufacturers and OEMs, also may influence the adoption of electric transit buses by corporate and public transportation providers. Moreover, the willingness of corporate and public transportation providers to embrace electric transit buses depends, in part, on the willingness of users of public transportation to continue to use buses instead of alternative modes of transportation, including private car, rail, and ridesharing services including Uber, Lyft, and electric bikes and scooter services, on-demand shuttles and, in the future, autonomous vehicles. Bus ridership has been severely impacted by the COVID-19 pandemic and has been declining in large transportation markets, which may lead to fewer investments in electric transit buses in the long term.

Any of these factors may cause current or potential corporate and other public transit customers not to purchase our electric transit buses or use our services. If the market for electric vehicles for mass transit does not develop as we expect or develops more slowly than we expect, our business, prospects, financial condition, and operating results could be adversely affected.

Our dependence on a limited number of suppliers introduces significant risk that could have adverse effects on our financial condition and operating results.

We are a relatively low-volume producer of battery systems, electrification and charging solutions, fleet and energy management software and electric transit buses, and related technologies, and do not have significant purchasing power with suppliers in the electric vehicle market for many components of our products, including batteries, drivetrains, high-voltage systems and electric transit buses. As a result, suppliers and other third parties may be less likely to invest time and resources in developing business relationships with us if they are not convinced that our business will succeed. To build and maintain our business and obtain favorable contract terms, we must maintain our suppliers’ and other vendors’ confidence in our stability, liquidity, and business prospects. Maintaining such confidence may be complicated by certain factors, such as our limited operating history, suppliers’ unfamiliarity with our products, competition, and uncertainty regarding the future of commercial vehicle electrification. Some of these factors are outside of our control and any negative perception about our business prospects, even if exaggerated or unfounded, would likely harm our business and make it more difficult to contract with suppliers on favorable terms. In addition, some of our suppliers may have more established relationships with our competitors, and as a result of those relationships, some suppliers may choose to limit or terminate their relationship with us.

In addition, with respect to our battery manufacturing business that supports Proterra Transit and Proterra Powered, our battery production volumes are relatively small and we are currently sole sourcing key components from select suppliers, such as LG Chem for the lithium-ion cells that we use to manufacture our battery packs and other sole source suppliers for key elements of the battery pack. Disruptions in production may result if we had to replace any of these sole source suppliers on short notice.

With respect to our transit business, we have few long-term agreements with suppliers and typically purchase supplies on an order-by-order basis depending on the material requirements to build customers’ buses. In many cases, we rely on a small group of suppliers, many of which are single-source suppliers, to provide us with components for our products, such as our bus body and our drivetrains. Moreover, a transit bus customer may specify a certain supplier for components, such as its preferred seating or heating, ventilation, and air conditioning units, and we would be beholden to that specified supplier’s terms and delivery schedule. While we obtain components from multiple sources when that is a viable alternative, certain components used in our electric transit buses, such as bus bodies, must be custom made for us. For example, TPI Composites, Inc. is the current sole source supplier for our bus body.

If these suppliers become unwilling or unable to provide components, there may be few alternatives for supply of specific components, which may not be available to us on acceptable terms or favorable prices, or that meet our published specifications. We may also experience delays while we qualify new suppliers and validate their components. In addition, replacing our sole source suppliers may require us to reengineer our products, which could be time consuming and costly.

Our reliance on a small group of sole-source suppliers as well as certain suppliers specifically chosen by customers creates multiple potential sources of delivery failure or component shortages for the production of our products. As a result, we may be required to renegotiate our existing agreements with our suppliers, potentially with less favorable terms, and incur additional costs associated with the production. In the past, we have experienced delays related to supply shortages and untimely or unsatisfactory delivery of components that have stalled production with respect to our electric transit buses. Moreover, although we continue to expend significant time and resources vetting and managing suppliers and sourcing alternatives, we may experience future interruptions in our supply chain. Failure by our suppliers to provide components for our electric transit buses, battery systems or other products could severely restrict our ability to manufacture our products and prevent us from fulfilling customer orders in a timely fashion, which could harm our relationships with our customers and result in contract fines, negative publicity, damage to our reputation, and adverse effects on our business, prospects, financial condition, and operating results.

If we fail to make the right investment decisions in our technologies and services, we may be at a competitive disadvantage.

Electrification of commercial vehicles is a relatively new field. We have invested significant resources into our technologies, including our battery systems, electrification and charging solutions, fleet and energy management systems, electric transit buses, and related technologies. For example, we invested in a single-blade overhead charging system that we have deployed and must continue to support for transit customers, even though the industry has moved to other solutions such as overhead pantograph or plug-in charging which also have required, and may continue to require, new investments on our part. If we select and invest in technology standards that are not widely adopted or invest in technologies that are not widely adopted by large customers who influence the industry in the future, we may not recover our investments in these technologies and may be at a competitive disadvantage, and our business, prospects, financial condition, and operating results could be adversely affected.

We have a long sales, production, and technology development cycle for new public transit customers, which may create fluctuations in whether and when revenue is recognized, and may have an adverse effect on our business.

The vast majority of our current and historical sales are to transit agencies that do not procure electric transit buses every year. The complexity, expense, and nature of government procurement processes result in a lengthy customer acquisition and sales process. It can take us years to attract, obtain an award from, contract with, and recognize revenue from the sale of a vehicle to a new customer, if we are successful at all. Before awarding an order for electric transit buses, transit agencies generally conduct a comprehensive and competitive proposal process based on a variety of criteria, including technical requirements, reliability, reputation, and price. Even if we are awarded an order, the actual realization and timing of revenue is subject to various contingencies, many of which are beyond our control, including the customer’s interpretation of technical or performance requirements for acceptance, timing and conditions of customer acceptance, and the customer’s reduction, modification, or termination of an order. A customer is not obligated to purchase the electric transit buses and may cancel or modify an award prior to entering into a contract with us. We have in the past, and may in the future, experience customer cancellations or modifications of awards. A customer can cancel or modify an award for a variety of reasons, including as a result of improvements in our technology or the technology of our competitors between the dates of award and signed contract, or as the result of a successful bid protest.

Our sales and production cycle for a transit customer can be a long and time-consuming process. The initial sales process from first engagement to award typically ranges from 6 to 18 months. The award of a proposal is typically followed by a pre-production process where the design and specifications of the customized buses are mutually agreed and we negotiate a final contract and purchase order with our customer. Procurement of parts and production typically follow this final agreement between us and the customer. Once a bus is fully manufactured, the customer performs a final inspection and determines whether to accept delivery of the bus, at which time we recognize revenue on the sale. The length of time between a customer award and vehicle acceptance typically varies between 12 and 24 months, depending on product availability, production capacity, and the pre-delivery and post-delivery inspection process by the customer which often results in additional changes to the transit bus after manufacturing completion, re-works, further product validation and acceptance periods, and additional costs to us that we may not be able to recover. Consequently, we may invest significant resources and incur substantial expenses before a customer accepts a bus order and these expenses may not be recovered at all if a customer does not accept the completed bus, the bus requires costly modifications, or we extend additional warranties. For instance, we create a bill of materials and obtain the appropriate parts for each customized bus for a customer, which can result in excessive inventory risk if a customer changes or cancels the order. In addition, we may devote significant management effort to develop potential relationships that do not result in bus orders, acceptance of the bus as delivered, and the corresponding recognition of revenue, and the diversion of that effort may prevent us from pursuing other opportunities. As a result, our long sales and development cycle may subject us to significant risks that could have an adverse effect our business, prospects, financial condition, and operating results.

If we are unable to attract new customers and expand sales to existing customers, our revenue growth could be slower than we expect and our business would be adversely affected.

Our ability to achieve significant future revenue will depend in large part upon our ability both to attract new customers and to expand our sales to existing customers, including sales of Proterra Powered and Proterra Energy products and services to current and future customers, including Proterra Transit customers. If we fail to attract new customers or fail to maintain and expand our customer relationships, our business would be adversely affected. For example, if our existing transit customers do not expand their orders, our revenue may grow more slowly than expected, may not grow at all, or may decline. Additionally, we have a small direct sales force for each part of our business. We plan to continue expanding our sales efforts, but we cannot be assured that our efforts will result in sales to new customers, or increased sales to existing customers, with respect to our Proterra Powered, Proterra Transit or Proterra Energy offerings. Further, given the small size of our sales team, losing a member of our team may adversely affect our sales efforts with existing or potential new customers. If our efforts to expand sales to our existing customers are not successful, our existing customers do not continue to purchase additional products and services, or we are unable to attract new customers, our business, prospects, financial condition, and operating results would be adversely affected.

We have a history of net losses, anticipate increasing our operating expenses in the future, and may not achieve or sustain positive gross margin or profitability in the future.

We incurred net losses of $91.6 million in 2018, $101.6 million in 2019, and $94.4 million for the nine month period ended September 30, 2020, and we expect to incur net losses for the foreseeable future. As of September 30, 2020, we had an accumulated deficit of $575.6 million. We expect to make significant expenditures related to the development and expansion of our business, including: making new capital investments and continuing investments in our electric powertrain, including advancements in our battery technology and high voltage systems; hiring and retaining qualified employees; adding additional production lines or production shifts in our manufacturing facilities; expanding our software offerings; expanding our business into new markets and geographies; research and development in new product and service categories; and in connection with legal, accounting, and other administrative expenses related to operating as a public company. These efforts may prove more expensive than we currently anticipate, and we may not succeed in increasing our revenue sufficiently, or at all, to offset these higher expenses. While our revenue has grown in recent periods, our operating expenses have also increased significantly. If our revenue declines or fails to grow at a rate faster than increases in our operating expenses, or we are unable to increase gross margin, whether through reducing the cost of production or increasing sales, we would not be able to achieve and maintain profitability in future periods. As a result, we may continue to generate losses. We cannot ensure that we will achieve profitability in the future or that, if we do become profitable, that we will be able to sustain profitability.

Our operating results may fluctuate from quarter to quarter, which makes our future results difficult to predict.

Our quarterly operating results have fluctuated in the past and may fluctuate in the future. Our revenue recognition with respect to electric transit buses and charging systems depends on the timing of customer acceptance. Large order sizes may result in a significant number of electric transit buses or charging systems being accepted or rejected at one time, which could disproportionately impact revenue recognition in a given quarter. Revenue for battery systems and electrification and charging solutions is less dependent on customer acceptance but can be unpredictable based on our customers’ ability to cancel within lead times. Additionally, we have a limited operating history, which makes it difficult to forecast our future results and subjects us to several risks and uncertainties, including our ability to plan for and anticipate future growth. As a result, our past quarterly operating results may not be reliable indicators of future performance, particularly in our rapidly evolving market.

Our operating results in any given quarter can be influenced by numerous factors, many of which are unpredictable or are outside of our control, including:

•        our ability to maintain and grow our customer base and to sell additional products to our existing customers;

•        our ability to build a reputation as a manufacturer of quality battery systems, electrification and charging solutions, fleet and energy management software and electric transit buses and to build trust and long-term relationships with customers;

•        the effects of the ongoing COVID-19 pandemic, particularly with respect to funding for state and federal transit programs and reduced operating revenue from reduced passenger levels, and the effect on our suppliers;

•        the amount of funding appropriated annually for state and federal transit programs and the amount and timing of government funding programs for electric vehicles;

•        our ability to deliver our products as planned to meet our revenue goals and avoid liquidated damages within certain contracts, which may depend on factors such as supply shortages of components and component quality issues, customer configuration, manufacturing, or shipping delays, our ability to manage logistics, and to accurately forecast inventory and labor requirements;

•        the mix of order size for transit bus orders, and variations in profit margins for each contract, which may affect our overall gross margin in any particular period;

•        fluctuations in the cost of raw materials, including as a result of tariffs and other trade restrictions;

•        cancellations or modifications of awards or orders by our customers;

•        our ability to design and produce safe, reliable, and quality products on an ongoing basis;

•        levels of warranty claims or estimated costs of warranty claims and vehicle or equipment recalls;

•        our ability to distinguish ourselves from competitors in our industry by developing and offering competitive products, effectively partner with manufacturers in adjacent markets and respond to competitive developments, including the introduction of new battery systems, electrification and charging solutions, fleet and energy management software or electric transit buses and pricing changes by our competitors;

•        our ability to promote the adoption of electric vehicles over other fuel solutions such as diesel-hybrid, hybrid, or compressed natural gas vehicles or battery electric fuel cell vehicles;

•        the success and timing of our strategic relationships to enter adjacent markets;

•        pricing pressure as a result of competition or otherwise;

•        our ability to implement cost reduction measures;

•        buying patterns of customers, and the procurement schedules of our current and prospective customers in the public transit market, school bus market, and other commercial vehicle markets;

•        current and evolving industry standards and government regulations that impact our business at the federal, state, and local level, particularly in the areas of product safety and rules of origin such as Buy America, Buy American, and provincial Canadian Content regulations, and competitive bidding regulations at the federal, state and local level for electric transit buses;

•        the timing of testing by, and the ability of our buses to pass, the FTA’s federal bus testing program;

•        delays or disruptions in our supply, manufacturing, or distribution chain, including insolvency, credit, or other difficulties confronting our key suppliers;

•        our ability to effectively manage the length and complexity of our sales cycles;

•        the mix of financing alternatives that we offer and our customers choose to utilize;

•        our ability to continuously improve our product without obsoleting inventory or production tooling;

•        litigation, adverse judgments, settlements, or other litigation-related costs;

•        timing of stock-based compensation expense; and

•        general economic and political conditions and government regulations in the United States and Canada and the countries where we may expand in the future.

The impact of one or more of the foregoing and other factors may cause our operating results to vary significantly. As such, we believe that quarter-to-quarter comparisons of our operating results may not be meaningful and should not be relied upon as an indication of future performance. If we fail to meet or exceed the expectations of investors or securities analysts, then the trading price of our common stock could fall substantially, and we could face costly lawsuits, including securities class action suits.

Failure to execute cost-reduction measures successfully could adversely affect our profitability.

While we have experienced, and expect in the future to realize, cost reductions both in the products and services that we procure from our suppliers and in our own cost base, we may not be able to achieve sufficient cost savings to reach our profitability goals. While we have implemented, and intend to continue to implement, cost-reduction strategies in order to meet these goals, if we do not achieve expected savings or if operating costs increase as a result of investments in strategic initiatives, our total operating costs would be greater than anticipated. We may also incur substantial costs or cost overruns in utilizing and increasing our production capability, particularly if we build new battery production lines, and if we vertically integrate subsystem production into our manufacturing facilities. In addition, if we do not manage cost-reduction efforts properly, such efforts may affect the quality of our products and our ability to generate future revenue. Moreover, significant portions of our operating expenses are fixed costs that will neither increase nor decrease proportionately with revenue. In addition, we incur significant costs related to procuring the materials required to manufacture our battery systems, electrification and charging solutions, fleet and energy management systems and electric transit buses, as well as assembling electric transit buses and systems, and compensating our personnel. If we are not able to implement further cost-reduction efforts or reduce our fixed costs sufficiently in response to a decline in revenue, our business, prospects, financial condition, and operating results may be adversely affected.

We could incur material losses and costs from product warranty claims, recalls, or remediation of electric transit buses for real or perceived deficiencies or from customer satisfaction campaigns.

We provide warranties on our Proterra Transit, Proterra Powered and Proterra Energy hardware products and process warranty claims in the ordinary course of our business. Warranty estimates are inherently uncertain and changes to our historical or projected experience, especially with respect to new battery systems, electrification and charging solutions, fleet and energy management systems or other vehicle technologies, may cause material changes to our warranty reserves in the future. If our warranty reserves are inadequate to cover future warranty claims on our products, our business, prospects, financial condition, and operating results could be adversely affected. In addition, we may also choose to upgrade parts or systems across an entire vehicle fleet or electric drivetrain product line for our own service or customer satisfaction needs, which may result in unforeseen costs.

We provide a limited warranty to customers on battery systems, electric transit buses and charging systems. The limited warranty ranges from one to twelve years depending on the components. Specifically, under the fleet defect provisions included in some transit bus purchase contracts, we are required to establish proactive programs to prevent the re-occurrence of defects in electric transit buses delivered under the contract if the same defect occurs in more than a specified percentage of the fleet within the base warranty period following delivery of the electric transit bus. We calculate an estimate of these costs into each of our contracts based on our historical experience and technical expectations. Warranty reserves include management’s best estimate of the projected costs to repair or to replace items under warranty. These estimates are based on actual claims incurred to date and an estimate of the nature, frequency, and costs of future claims.

Because of the short operating history of our current product line, we have had limited data upon which to base our warranty expense estimates. Also, although we may offer customers lengthy warranties, our ability to recover warranty claims from underlying suppliers may be limited to a shorter period by contract. We are currently aware of warranty claims on certain transit bus structures and components which may result in material warranty costs. For example, we have received warranty claims related to cracked wheel wells and rear door framing in our buses and failures with third-party charging systems installed by us that did not meet customer specifications.

We are potentially subject to recalls of our products to cure real or perceived manufacturing defects or if we fail to comply with applicable U.S. Federal Motor Vehicle Safety Standards, or FMVSS. As of September 30, 2020, we had filed nine voluntary recalls with the United States National Highway Transportation Safety Administration. We are potentially subject to recalls made by the suppliers of components or parts that we purchase and incorporate into our electric transit buses. In October 2018, for example, we initiated a recall on certain of our electric transit buses because of a defect in a brake caliper after an equipment recall by our axle supplier, even though none of our customers had experienced a problem with the part. We may also need to bring battery systems back to our facilities for warranty work and deploy staff to assist customers with battery system issues, and we may need to transport buses back to one of our facilities or retrofit transit buses in the field to address a warranty claim, a recall campaign, or to otherwise satisfy customer concerns, which may require significant staff to be deployed to customer locations.

Even if a defect or perceived defect is not subject to a warranty claim or a current recall process, we may still incur costs of a customer satisfaction campaign when we choose to upgrade our battery systems, electrification and charging solutions, fleet and energy management systems, electric transit buses, and related technologies without cost to the customer. For example, we are currently aware that the amount of weight on the front axle of certain of our buses in operation may exceed the manufacturer’s gross axle weight rating. To address this issue with our customers, in 2019 we launched a customer satisfaction campaign to upgrade our electric transit buses’ front axle, which will result in increased labor and parts costs, for which we have accrued a reserve. We are also aware of cracks in the gel coat finish on some of our composite bus bodies which has required and is expected to require customer service support at our cost.

A product warranty claim, product recall, or product remediation, as a result of real or perceived defects, caused by systems or components engineered or manufactured by us or our suppliers, could involve significant expense and could have an adverse effect on our business, prospects, financial condition, and operating results. In addition, adverse publicity or industry rumors and speculation that may result from a customer or customers taking our battery systems, electrification and charging solutions, fleet and energy management systems, electric transit buses, and related technologies out of service pending a repair or remedy, product warranty claims, or product recalls, could slow market acceptance of our products and have an adverse effect on our reputation, brand image, and our ability to successfully market and sell our products.

If our battery systems, drivetrains, high-voltage systems, electric transit buses, charging solutions or other products that we sell fail to perform as expected and if our customer service is not effective in addressing customer concerns, our ability to develop, market and sell our products and services could be harmed.

We have in the past found defects in our battery systems, electric transit buses, and charging systems. We may in the future find additional design and manufacturing defects that cause our products to require repair or not perform as expected. While we perform our own and third-party testing on the products we manufacture, we currently have a limited amount of customer operating experience with our battery systems, drivetrains, high-voltage systems, electric transit buses and charging solutions by which to evaluate detailed long-term quality, reliability, durability, and performance characteristics of these products and solutions. There can be no assurance that we will be able to detect and fix any defects in our products prior to their sale to or operation by customers. Our efforts to remedy any issues may not be timely, may hamper production, or may not be satisfactory to our customers. Further, our business has grown rapidly in recent periods, and we may not be able to scale our service organization or partner with an existing service network quickly enough to satisfactorily provide timely customer service and address customer complaints and warranty issues, which could result in customer dissatisfaction and negatively impact further sales.

Any product defects, delays, or legal restrictions on our products, or other failure of our products to perform as expected could harm our reputation, negatively impact our ability to market and sell our products, and result in delivery delays, product recalls, product liability claims, significant warranty and other expenses, and could have an adverse effect on our business, prospects, financial condition, and operating results.

Defects in the materials or workmanship of our composite bus bodies could harm our reputation, expose us to product warranty or other liability claims, decrease demand for our buses, or materially harm existing or prospective customer relationships.

We are the only transit bus manufacturer in the United States to use a composite unibody for our electric transit buses. In the past, we have sourced composite bus bodies from three suppliers, and now use only one supplier. Defects in the composite body, whether caused by design, engineering, materials, manufacturing errors, or deficiencies in manufacturing or quality control processes at our suppliers, are an inherent risk in manufacturing technically advanced products for new applications. We offer our customers a twelve-year warranty on the composite bus body and bear the risk of possible defects. We have experienced defects in some bus bodies and have had to make repairs. For example, in October 2018 we discovered cracking in the wheel wells on some of our buses which required us to repair these defects under our warranty and will increase our field and customer service costs. In 2020, we repaired cracking near a door frame of a customer bus. These defects or future defects with our advanced body materials may harm our existing and prospective customer relationships, damage our brand, and result in a reduction of awards, increased warranty claims, product liability claims and other damages.

Increases in costs, disruption of supply, or shortage of materials, particularly lithium-ion cells, could harm our business.

We may experience increases in the cost or a sustained interruption in the supply or shortage of materials necessary for the production, maintenance and service of our battery systems, electrification and charging solutions, fleet and energy management systems, and related technologies. Any such increase in cost, supply interruption, or materials shortage could adversely impact our business, prospects, financial condition, and operating results. Our suppliers use various materials, including aluminum, carbon fiber, lithium, cobalt, nickel, copper and neodymium. The prices and supply of these materials may fluctuate, depending on market conditions and global demand for these materials, including increased production of electric transit buses and other energy storage applications by our competitors and companies in adjacent markets such as passenger cars and stationary storage.

Moreover, we are subject to risks and uncertainties associated with changing economic, political, and other conditions in foreign countries where our suppliers are located, such as disruptions due to the COVID-19 pandemic, increased import duties, tariffs, and trade restrictions. Unavailability or delay of imports from our foreign suppliers would likely cause interruptions in our supply chain.

Our business is dependent on reliable availability of lithium-ion cells for our battery packs. While we believe other sources of lithium-ion cells will be available for our battery packs, to date, we have only used one supplier for lithium-ion cells for the battery packs used in commercial applications for our Proterra Transit and Proterra Powered customers. Any disruption in the supply of battery cells could disrupt production of our battery systems and electric transit buses we produce until we are able to find a different supplier that can meet our specifications. Such disruption could have an adverse effect on our business, prospects, financial condition, and operating results.

Substantial increases in the prices for our materials or prices charged to us, particularly those charged by lithium-ion cell suppliers or charger hardware providers, would increase our operating costs and could reduce our margins if we cannot recoup the increased costs through increased sale prices on our battery system, vehicle or charging systems. Furthermore, fluctuations in fuel costs, or other economic conditions, may cause us to experience significant increases in freight charges and material costs. Additionally, because the negotiated price of an existing battery system, vehicle or charging system is established at the outset, we, rather than our customers, bear the economic risk of increases in the cost of materials. Moreover, any attempts to increase battery system, vehicle or charging system prices in response to increased material costs could increase the difficulty of selling our electric transit buses at attractive prices to new and existing customers and lead to cancellations of customer orders. If we are unable to effectively manage our supply chain and respond to disruptions to our supply chain in a cost-efficient manner, we may fail to achieve the financial results we expect or that financial analysts and investors expect, and our business, prospects, financial condition, and operating results may be adversely affected.

If we are unable to scale production and deliver battery systems and buses on time, our business could be adversely affected.

Our business plan calls for significant increases in both vehicle and battery system production in a short amount of time to meet expected delivery dates to customers. Our ability to achieve our production plans will depend upon many factors, including adding additional battery lines, auxiliary vehicle production lines and production shifts, recruiting and training new staff while maintaining our desired quality levels, and improving our vehicle configuration process, supply chain management, and our suppliers’ ability to support our needs. Moreover, because many of our orders are with respect to products that will be delivered only after 2021, whether we are the battery system supplier or, in the case of electric transit buses, the vehicle OEM, there can be no assurance that we will be able to accurately forecast our supply chain demands or scale our manufacturing accordingly to meet the delivery deadlines for these orders. In addition, we have adopted, and may adopt in the future, new factory and supply chain management technologies and manufacturing and quality control processes, which we must successfully introduce and scale for production across our factories. We have introduced new battery system configurations for our customers that are all produced on the same battery production line, and we are new to modifying our production processes to complete different configurations. These new systems include our recently introduced modularized battery systems to be built in a new factory in Southern California. Moreover, our electric transit buses are customized for our customers and certain battery systems require custom integration with our customer electric transit buses, which means that each new electric transit bus order brings its own set of challenges to vehicle configuration and supply chain. For example, each new electric transit bus configuration may introduce a multitude of parts that we have not used in previous electric transit bus builds, which in turn requires obtaining parts from new suppliers that engineering must validate and incorporate into our vehicle configuration. In the past, we have experienced changes in work instructions for electric transit buses that have not been timely communicated between factories, resulting in recalls of delivered product. We have limited experience developing, manufacturing, selling, servicing, and allocating our available resources among multiple products and multiple factories simultaneously. If we fail to effectively manage the complexity of our production process, our business, prospects, financial condition, and operating results could be adversely affected.

Our inability to deliver electric transit buses that meet customer specifications in a timely manner could significantly delay recognition of revenue and receipt of payment, because we do not recognize revenue and are not paid for electric transit buses until they are delivered to and accepted by the customer. Moreover, some of our contracts with transit agencies include liquidated damages clauses that apply monetary penalties on a per vehicle per day basis if electric transit buses are not delivered to the customer by the date specified in the contract. Per day penalties can be significant depending on the contract. We have delivered battery systems, charging systems and electric transit buses late in the past, and have incurred substantial penalties with respect to certain of these late deliveries, which have reduced our revenue and margin. Although we actively manage our production schedule and our customers’ expectations, we may still fail to meet delivery deadlines and may incur penalties as a result. If we are unable to realize our production plans and deliver our battery systems and buses on time, our reputation, business, prospects, financial condition, and operating results could be adversely affected.

Our business could be adversely affected if utilities and state utility commissions do not, or are slow to, support transportation electrification efforts.

Fleet-wide adoption of electric vehicles will benefit from favorable electricity rate structures for transit authorities and other large fleet operators and investment in make-ready infrastructure for electric vehicle charging at scale by utilities. For example, pursuant to California Senate Bill 350: Clean Energy and Pollution Reduction Act, the California investor-owned utilities have submitted Integrated Resource Plans that detailed how each utility will meet its customers’ resource needs and reduce greenhouse gas emissions, including support for transportation electrification. The California Public Utilities Commission approved the plans in May 2018, including Pacific Gas and Electric Company’s proposed investment in infrastructure and rebates and Southern California Edison Corporation’s proposed time-of-use rates for charging electric transit buses. In September 2018, the Public Service Enterprise Group in New Jersey outlined a number of initiatives, including providing funding for charging system installations, deploying make-ready electric infrastructure and making grants for electric school buses. The New Jersey Board of Public Utilities will now evaluate the filing. In addition, utility commissions in several states are also evaluating the needs and benefits of transportation electrification, including the transit bus sector.

Our customers expect to pay lower electricity costs and generally look to the utilities to invest in infrastructure upgrades that will support commercial vehicle electrification plans. Therefore, efforts on the part of utility companies and state utility commissions to develop an appropriate rate designed to ensure that electricity as a fuel is competitive with fossil fuels will improve the total cost of ownership benefits for our transit customers and vehicle fleet owners, and enhance the attractiveness of our other products and offerings. Similarly, investments that utilities make to upgrade the infrastructure necessary to support additional load on the electrical grid will save our customers from potentially having to make their own investments. However, if utilities and utility commissions do not make the necessary investments to support commercial vehicle electrification and develop the appropriate, cost-competitive electricity rates, or delay such efforts, the market for battery systems, electrification and charging solutions, fleet and energy management software and electric transit buses, and related technologies may not develop as we expect or may develop more slowly than we expect, and our business, prospects, financial condition, and operating results could be adversely affected.

Our annual revenue has in the past depended, and will likely continue to depend, on a small number of customers that fluctuate from year to year, and failure to add new customers or expand sales to our existing customers could have an adverse effect on our operating results for a particular period.

Because the majority of our historical and current customers are public transit authorities who do not procure new vehicle fleets every year, the composition of customers that account for a significant portion of our revenue is likely to vary from year to year based on which customers have accepted delivery of large fleet orders with us during the applicable period. For example, in 2018, Southeastern Pennsylvania Transportation Authority, Regional Transportation Commission of Washoe County and District Department of Transportation accounted for 15%, 12%, and 12%, respectively, of our total revenue. Moreover, because public transit authorities tend to procure new vehicles in large batch orders, our revenue in any given quarter may be highly dependent on a single customer. For example, in the second quarter of 2020, approximately 50% of the electric transit buses we delivered were delivered to a single customer, the Port Authority of New York and New Jersey and in the fourth quarter of 2020, approximately 40% of the buses we delivered were delivered to a single customer, the City of Edmonton. Because we generally do not recognize revenue until a customer accepts delivery of our buses, the timing of the acceptance of large orders may impact our revenue recognition and create fluctuations in our revenue and other operating results. While we expect our reliance on any one customer with a large fleet order to decrease over time, we believe that we will continue to depend upon a relatively small number of customers for a significant portion of our revenue in any given period for the foreseeable future because we have only recently begun to deliver our buses and other products at a larger scale and we have a lengthy sales cycle and on-ramp for new customers. Our failure to diversify our customer base by adding new customers or expanding sales to our existing transit customers and our failure to add new customers and expand sales to existing customers in our Proterra Powered and Proterra Energy businesses outside of the transit industry could therefore have an adverse effect on our operating results for a particular period.

We have experienced rapid growth in recent periods and expect to continue to invest in our growth for the foreseeable future. If we are unable to manage our growth effectively, our business, prospects, financial condition, and operating results could be adversely affected.

We have experienced rapid growth in recent periods. For example, our number of employees has increased significantly over the last few years, from 492 full-time employees as of December 31, 2018 to 614 full-time employees as of September 30, 2020. We plan to continue to expand our operations and personnel significantly. Sustaining our growth will place significant demands on our management as well as on our administrative, operational, legal and financial resources. To manage our growth effectively, we must continue to improve and expand our infrastructure, including our information technology, financial, legal, compliance and administrative systems and controls. We must also continue to effectively and efficiently manage our employees, operations, finances, research and development, and capital investments. If we do not adapt to meet these evolving challenges, the quality of our products and services, brand, and reputation may suffer, which could, in turn, have an adverse effect on our business, prospects, financial condition, and operating results.

Our industry and its technology are rapidly evolving and may be subject to unforeseen changes. Developments in alternative technologies and powertrains or improvements in the internal combustion engine may adversely affect the demand for our electric transit buses.

The electric vehicle industry, and the electric commercial vehicle industry in particular, is relatively new and has experienced substantial change in the last several years. As more companies invest in electric vehicle and autonomous vehicle technology and alternative modes of transportation, we may be unable to keep up with technology advancements and, as a result, our competitiveness may suffer. As technologies change, we plan to spend significant resources in ongoing research and development, and to upgrade or adapt our products and services, and introduce new products and services in order to continue to provide battery systems, electrification and charging solutions, fleet and energy management software electric transit buses, and related technologies with the latest technology, in particular battery technology. Our research and development efforts may not be sufficient or could involve substantial costs and delays and lower our return on investment for our technologies. For example, we recently entered a new contract for supply of charging systems, replacing the solution that we invested substantial resources in developing in 2018. Additionally, due to the impacts of COVID-19 in 2020, we experienced delays in battery development and testing which could delay certain customer deliveries in 2021. Delays or missed opportunities to adopt new technologies could adversely affect our business, prospects, financial condition, and operating results.

In addition, we may not be able to compete effectively with other alternative fuel vehicles and integrate the latest technology, which may include autonomous vehicle technology, into our battery systems, electrification and charging solutions, fleet and energy management systems, and related technologies. Even if we are able to keep pace with changes in technology and develop new products and services, we are subject to the risk that our prior models, products, services and designs will become obsolete more quickly than expected, resulting in unused inventory and potentially reducing our return on investment. For example, we incurred $4.2 million and $4.9 million in inventory write-offs in 2018 and 2019, respectively, as the result of unused raw materials or adopting new technologies. Additionally, given the long sales cycle of each of our products and services, customers may delay purchases and modify or cancel existing orders in anticipation of the release of new models and technology. Moreover, developments in alternative technologies, such as advanced diesel, ethanol, fuel cells, or compressed natural gas, or improvements in the fuel economy of the internal combustion engine, may adversely affect our business and prospects in ways we do not currently anticipate. Any developments with respect to these technologies, in particular fuel cell technologies and related chemical research, or the perception that they may occur, may prompt us to invest heavily in additional research to compete effectively with these advances, which research and development may not be effective. Any failure by us to successfully react to changes in existing technologies could adversely affect our competitive position and growth prospects.

If we are unable to successfully manufacture and sell our battery systems, electrification and charging solutions, fleet and energy management software and electric transit buses, and related technologies, our business could be adversely affected.

We have limited experience with manufacturing and selling battery systems, electrification and charging solutions, fleet and energy management software and electric transit buses, and related technologies to global commercial vehicle manufacturers and other types of manufacturers. As we develop partnerships with global commercial vehicle manufacturers to provide these products and other component parts to these partners and customers, we must introduce and implement manufacturing and quality control processes across our factories that are comparable to those of other Tier 1 suppliers in the automotive industry. We have identified areas for improvement as we scale and mature, such as ISO certification for our operations, that would allow us to meet quality standards required by companies such as Daimler and its subsidiaries. Furthermore, we must compete against more established battery designers, drivetrain designers, vehicle manufacturers, charging solution designers and component suppliers with greater resources and more experience in large scale manufacturing and deployment than we have. To compete effectively against these incumbent manufacturers and suppliers, we will have to devote substantial resources and effort to efficiently and effectively scale our manufacturing capabilities, implement new manufacturing and quality control processes, and enhance our existing processes. The implementation of a Tier 1 automotive supplier manufacturing operations inherently involves risks related to infrastructure and process development, quality control, and customer acceptance. If we fail to mature our manufacturing operations to the satisfaction of our customers, then our business, prospects, financial condition, and operating results could be adversely affected.

If we are unable to design, develop, market, and sell new products and services that address adjacent market opportunities, our business, prospects, and operating results may be adversely impacted.

We may not be able to successfully develop new products and services or develop a significantly broader customer base. For the past several years, we have focused our business on the development and sale of electric transit buses for the mass transit market. Our product line in the transit market is currently limited to the 40-foot and 35-foot ZX5 transit buses, and spare parts. We have recently expanded our offerings to include battery systems, electrification and charging solutions, and fleet and energy management software, and related technologies that are designed for broader application to other commercial vehicles.

In this regard, we have entered into development and supply agreements to develop and sell our battery systems, electrification and charging solutions and fleet and energy management software to other medium-duty and heavy-duty commercial vehicle manufacturers. Our business model offers end-to-end powertrain systems, energy system integrations when electric drivetrains are supplied by a third party, and battery system supply when integration and electric drivetrains are supplied by third parties to the end customer. Achieving success in these relatively new markets will require us to, among other things:

•        enter into strategic agreements with leading manufacturers in these markets and maintain and grow these relationships;

•        adapt our electric powertrain technology to meet the specifications of additional commercial vehicle categories;

•        successfully compete with other manufacturers in the new markets;

•        effectively and efficiently scale our manufacturing capabilities;

•        effectively and efficiently grow and manage our supply chain;

•        expand our sales and marketing capabilities;

•        enter into service partnerships or expand our internal service and parts capabilities;

•        expand our integration and engineering services to compete with other integrators and suppliers of high voltage systems, controls and drivetrains;

•        expand our software and telematics platform to offer competitive solutions;

•        develop technology solutions that are compatible with offerings of third-party providers;

•        develop charging solutions, including software and telematics that are compatible with electric vehicle technology independent of manufacturer or supplier; and

•        comply with changing regulations applicable to our products and services.

If we fail to adequately improve our products and services to compete effectively against our competitors, we may not be successful in expanding our customer base in the electric commercial vehicle market.

In addition, our failure to address additional market opportunities could harm our business, financial condition, operating results, and prospects. We may not be able to successfully design, develop, or test new products and services in order to effectively compete with our competitors in these new markets. Furthermore, there may be no demand by customers to purchase newly developed or improved products and services, there may be risks and unbudgeted costs associated with launching new products and services, and we may not be able to recoup our research and development costs, all of which could have an adverse effect on our business, prospects, financial condition, and operating results.

We may not be able to develop, maintain and grow strategic relationships in the Proterra Powered or Proterra Energy business, identify new strategic relationship opportunities, or form strategic relationships, in the future.

We expect that our ability to establish, maintain, and manage strategic relationships, such as our development and supply agreements with Daimler, Van Hool, Optimal, BusTech and others, could have a significant impact on the success of our business. While we expect to increase the amount of revenue associated with Proterra Powered and Proterra Energy to become a more substantial in the future, there can be no assurance that we will be able to identify or secure suitable and scalable business relationship opportunities in the future or that our competitors will not capitalize on such opportunities before we do. We entered a strategic collaboration agreement with Daimler in 2017, which has since largely expired, that involved Daimler making a significant equity investment in our company and a representative from Daimler joining our board of directors. We may not be able to offer similar benefits to other companies with which we would like to establish and maintain strategic relationships, which could impair our ability to establish such relationships. Moreover, identifying such opportunities could demand substantial management time and resources, and may involve significant costs and uncertainties.

Additionally, we cannot guarantee that the companies with which we have developed or will develop strategic relationships will continue to devote the resources necessary to promote mutually beneficial business relationships and grow our business. Our current arrangements are not exclusive, and some of our strategic partners offer competing products. As a result of these factors, many of the companies with which we have development and supply agreements may choose to develop alternative products in addition to or in lieu of our solutions, either on their own or in collaboration with others, including our competitors. If we are unsuccessful in establishing or maintaining our relationships with key strategic partners, our overall growth could be impaired, and our business, prospects, financial condition, and operating results could be adversely affected.

Lack of long-term customer contracts, uncertainty regarding customer option exercises, and customer suspension or termination of contracts may have adverse effects on our Proterra Transit business.

Proterra Transit relies heavily on sales to public and other transit authorities, which, consistent with general industry practice, do not make long-term purchase commitments with transit vendors. Most transit authorities usually undertake significant procurement of new transit buses once every few years and typically acquire a relatively small percentage of their fleet each time. Often, the terms of our procurements allow customers, without notice or penalty, to suspend or terminate their relationship with us at any time and for any reason. For example, one of our customers previously awarded us a contract for buses in 2017, but due in part to improvements in electric vehicle technology and the release of new bus models, withdrew the award in 2018 in favor of considering a new request for proposal process. Even if customers continue their relationship with us, they may not purchase the same volume of products as in the past or they may not pay the same price for those products. This may also be true with respect to Proterra Powered, where customers may have long-term contracts, but are not subject to fixed quantity order requirements such that final orders may be below our revenue expectations or estimates.

Further, many transit authority contracts include options to purchase additional electric transit buses in the future, and while a portion of future orders may be represented by options, customers may not end up exercising these options. Although options represent a significant source of potential orders for us, we do not have an extensive history of fulfilling orders based on our customer option agreements. Even if we had a history of significant option exercises by customers, customers may not continue to exercise such options at the same rate or at all in the future. Any loss of customers or decrease in the number of electric transit buses purchased under a contract could have an adverse effect on our business, prospects, financial condition, and operating results.

We are competing for the business of both small and large transit agencies, which place different demands on our business, and if we do not build an organization that can serve both types of transit customers, our business may be harmed.

Proterra Transit has begun competing for the business of larger transit agencies that maintain fleets of thousands of vehicles, including New York City, Toronto and Chicago. These customers place significant demands on our business because they have large, specialized groups of professionals focused on different requirements or systems related to transit bus procurement and rigorous inspections with multiple levels of review to assure each bus meets their specifications, which may be driven by conformity with other vehicles in the fleet, large long-term supply contracts, such as for tires and other wear items, and operating contracts with maintenance and operations teams. Serving these customers requires significant investment in customer relationship managers and service professionals to support the levels of design, review, change orders, inspection, and commissioning and delivery of the electric transit buses. Similarly, servicing our Proterra Powered customers requires significant investments in customer relationship managers and other professionals as each customer requires different levels of battery integration support and service.

We also compete for the business of smaller transit agencies. Although smaller transit agencies often have less complicated procurement processes than larger transit agencies, serving these smaller agencies requires processing small order sizes while still catering to the specific vehicle configurations for each customer. If we continue to serve both large and small transit agency customers, we will need to effectively and efficiently scale our internal resources to meet varying customer needs. Our failure to do so could have an adverse effect on our business, prospects, financial condition, and operating results. Our business is subject to substantial regulations, which are evolving, and unfavorable changes or failure by us to comply with these regulations could have an adverse effect on our business.

The majority of our current transit customers are government entities and we are subject to many local, state, and federal laws that add significant compliance costs to our operations. In addition, local, state, and federal regulations may conflict, making it difficult to build one vehicle that satisfies all requirements in all jurisdictions. Moreover, competitive bidding rules for government contracts add additional layers of complexity and require compliance with federal and state conflict of interest rules and rules governing our choice of suppliers and components.

Our electric transit buses and component products must comply with the National Traffic and Motor Vehicle Safety Act of 1966, as amended, and regulations promulgated thereunder, or NTMVSA, which are administered by the National Highway Traffic Safety Administration, or NHTSA. NTMVSA requires vehicle and equipment manufacturers to provide notice of safety defects to NHTSA and initiate a recall process within five days of such a determination by a manufacturer. NHTSA also administers reporting requirements from vehicle manufacturers under the Transportation Recall Enhancement, Accountability and Documentation Act of 2000, or TREAD Act. We have ongoing reporting requirements under the TREAD Act and in the past have failed to timely report under the TREAD Act. NHTSA may also require a manufacturer to recall and repair vehicles that contain safety defects or that are not compliant with FMVSS or other certification requirements for vehicles. Sales into foreign countries may be subject to similar regulations. We cannot assure you that violations of these laws and regulations will not occur in the future or have not occurred in the past as a result of human error, accidents, equipment failure, manufacturing or design defects, or other causes. It is possible that our reporting for historical periods for which we failed to timely report may reveal instances where we should have taken actions required by law but failed to do so. For example, we became subject to certain early warning reporting obligations under the TREAD Act in 2018. Our ongoing reporting obligations require us to provide certain early warning data to help identify potential safety-related defects, including certain safety data dating back ten years. While we have filed reports for current periods, we are currently not in full compliance with these early warning reporting requirements for prior periods. As we work to remediate our non-compliance, we may be subject to retrospective safety recall notices on our electric transit buses. Recalls of our electric transit buses or components, whether initiated by us, NHTSA or another authority, or penalties for regulatory compliance failures could have a material adverse effect on our reputation, business and operating results and be used by our competitors to our disadvantage.

Furthermore, if we choose to expand internationally, we would likely face additional international requirements that may not be compatible with regulations that govern our business in the United States. For example, in the United States, we developed our supply chain to ensure that we comply with Buy America regulations, which govern manufactured products and rolling stock, including transit bus, procurements that are paid for, in part, with funds administered by the FTA. Buy America regulations currently require that 70% of our vehicle components by cost be manufactured in the United States, which has the effect of rendering the cost of our supply chain more expensive when compared with our competitors. As we began selling buses to airports, we had to modify our operations to comply with the Buy American requirements under Federal Aviation Administration, or FAA, rules, which differ from the Buy America requirements under the FTA rules. In June 2018, we received our first order from a Canadian transit authority, and as a result, we need to comply with Canadian Content requirements, which will require sourcing components from Canadian suppliers or assembly of components in Canada. These regulations may increase the costs of doing business and add operational challenges.

In addition, there is no assurance that the current Buy America, Buy American, or Canadian Content requirements will not change or become stricter or that we will continue to be able to meet those requirements in the future. Our competitors have lobbied extensively to alter Buy America regulations to effectively prohibit our use of cylindrical battery cells produced outside of the United States for which there currently is no source of domestic supply available to us. Our ability to meet domestic content requirements is, in part, dependent on hundreds of suppliers. If any of these suppliers change the source of the components or subcomponents comprising their products, they could potentially prevent us from meeting domestic content requirements and negatively impact our business. Conversely, if domestic content requirements become less stringent in the future, foreign competitors without significant U.S. operations may be able to enter the U.S. market more easily and gain market share. Thus, any change to domestic content regulations could have an adverse effect on our business, prospects, financial condition, and operating results.

Delays in FTA mandated Model Bus Testing Program, or failure to successfully complete federally mandated testing, could adversely impact our business.

The FTA mandates that new transit bus models must undergo testing at its testing facility in Altoona, Pennsylvania and meet certain performance standards set by the FTA’s Model Bus Testing Program, known as “Altoona Testing,” in order to be eligible to receive federal funding. There is only one facility approved for testing by the FTA and in the past, we have experienced delays of several months receiving regulatory approval to test our buses at Altoona, as well as delays in the actual testing at Altoona. The COVID-19 pandemic has resulted in a shut-down of the Altoona facility in 2020 and there can be no assurances that the facility will not be shut down again due to the COVID-19 pandemic or otherwise.

When available, Altoona Testing is designed to promote production of better transit vehicles and components and to ensure that transit customers purchase vehicles that can withstand the rigors of transit service. Our 40-foot and 35-foot electric transit buses, including the ZX5 with DuoPower drivetrain, have satisfactorily completed Altoona Testing, but for each material change that we make to our transit bus platform, we must undergo a new round of testing. We have in the past and may in the future experience failures of components of out transit bus during Altoona Testing, which may prolong the test process, and cause us to be required to redesign components on the test bus and restart the testing process. Testing is available to vendors on a first-come, first-served basis. We cannot receive payment from customers relying on federal funds unless the applicable bus platform has satisfactorily completed Altoona Testing, and thus testing delays could have an adverse effect on our business, prospects, financial condition, and operating results. We have in the past and may in the future experience delays in Altoona Testing availability, including as a result of COVID-19, other pandemics, or other unforeseen events. In the past, a delay in receiving a required Altoona test report resulted in late delivery of buses to a customer and caused us to incur monetary penalties, delayed acceptance and delayed revenue recognition and customer payments. Moreover, there can be no assurance that the current Altoona Testing requirements will not change or become more onerous or that our future bus models will pass Altoona Testing. For instance, in 2016, the Model Bus Testing Program regulations changed to require a pass/fail test result. If we cannot produce electric transit buses that pass Altoona Testing, we would not be able to continue to sell buses to customers in the United States that rely on federal funds for their procurements, which would have a material and adverse effect on our business, prospects, financial condition, and operating results.

Failure to comply with the Disadvantaged Business Enterprise, or DBE, program requirements or our failure to have our DBE goals approved by the FTA could adversely impact our transit business.

The FTA requires transit vehicle manufacturers that bid on federally-assisted rolling stock procurements to submit annual goals to support qualified DBEs (as defined in the DBE program regulations), and to certify that they have complied with the requirements of the DBE program established by the U.S. Department of Transportation, or DOT, which aims to increase the participation of DBEs in state and local procurements. Companies are certified as DBE if they are for-profit small businesses majority-owned by socially and economically disadvantaged individuals. The FTA reviews and approves transit vehicle manufacturers’ DBE goals for the upcoming year and maintains a certified list of transit vehicle manufacturers that are eligible to bid on federally funded vehicle procurements based on their goals to contract with DBEs and good faith implementation of those goals. Our failure to comply with the DBE program requirements or a delay in having our DBE goals approved by the FTA could result in our ineligibility to bid on federally funded transit vehicle procurements, which could have an adverse effect on our business, prospects, financial condition, and operating results.

Our business and prospects depend significantly on our ability to build our brand. We may not succeed in continuing to establish, maintain, and strengthen our brand, and our brand and reputation could be harmed by negative publicity regarding our company or products.

Our business and prospects are heavily dependent on our ability to develop, maintain, and strengthen the Proterra brand. Promoting and positioning our brand will depend significantly on our ability to provide high quality battery systems, electrification and charging solutions, fleet and energy management systems, electric transit buses, and related technologies, and we have limited experience in these areas, particularly with respect to products and services that are not used in electric transit buses. In addition, we expect that our ability to develop, maintain, and strengthen our brand will also depend heavily on the success of our branding efforts. To promote our brand, we need to incur increased expenses, including product demonstrations and attending trade conferences. Brand promotion activities may not yield increased revenue, and even if they do, the increased revenue may not offset the expenses we incur in building and maintaining our brand and reputation. If we fail to promote and maintain our brand successfully or to maintain loyalty among our customers, or if we incur substantial expenses in an unsuccessful attempt to promote and maintain our brand, we may fail to attract new customers and partners, or retain our existing customers and partners and our business and financial condition may be adversely affected.

Moreover, any negative publicity relating to our employees, current or future partners, original equipment manufacturers deploying our battery or powertrain technology in their electric transit buses, partners or customers who use our high-voltage systems or software and telematics platforms, or others associated with these parties may also tarnish our own reputation simply by association and may reduce the value of our brand. Additionally, if safety or other incidents or product defects occur or are perceived to have occurred, whether or not such incidents or defects are our fault, we could be subject to adverse publicity, which could be particularly harmful to our business given our limited operating history. Given the popularity of social media, any negative publicity about our products or their safety, whether true or not, could quickly proliferate and harm customer and community perceptions and confidence in our brand. Public transit agencies and OEMs are particularly sensitive to concerns and perceptions of the passenger and community constituencies they serve. If the passengers in our electric transit buses or people in communities where electric transit buses using our technology are deployed form a negative opinion of our electric transit buses or battery systems or charging solutions, our current and potential customers might not choose our products, and strategic partners in other markets may not adopt our battery systems or electric powertrain technology or charging solutions. Other businesses, including our competitors, and organized labor, may also be incentivized to fund negative campaigns against our company to damage our brand and reputation to further their own purposes. Future customers of our products and services may have similar sensitivities and may be subject to similar public opinion and perception risks. Damage to our brand and reputation may result in reduced demand for our products and increased risk of losing market share to our competitors. Any efforts to restore the value of our brand and rebuild our reputation may be costly and may not be successful, and our inability to develop and maintain a strong brand could have an adverse effect on our business, prospects, financial condition, and operating results.

The use of lithium-ion cells may become disfavored as a result of the availability, or perceived superiority of, other types of batteries or yet undeveloped or unknown technologies.

The battery packs that we currently produce make use of lithium-ion cells, which we believe currently represent the industry standard for battery technology for electric vehicles. It is possible, however, that other types of batteries or yet undeveloped or unknown technologies may become favored in the future, such as lithium iron phosphate, or LFP, batteries. LFP batteries currently have a wide range of applications, including in electric vehicle applications, and are perceived by many as offering cost-effective performance as compared to lithium-ion cells. The cost-effectiveness of LFPs is due, in part, to substantial investments in this technology development and manufacturing capability in China. While we believe that our products and services based on the lithium-ion cells that we have chosen to offer our customers present advantages with respect to ease of integration with their products and services and underlying performance, it is possible that these customers and partners may deem LFP-based technology, or other technologies, as sufficient or superior for their purposes, and may demand that we shift to LFP-based technology or decide to partner with other service providers who employ such technologies. In addition, it is possible that the performance, safety features or characteristics, reliability or cost-effectiveness of LFP batteries, or another form of battery, could improve in the future such that our current lithium-ion cell based offerings would become, or be perceived as, inferior or obsolete. In addition, it is possible that new forms of batteries or electrification technologies, such as solid state batteries, could emerge as a more cost effective or safer alternative to the batteries we currently offer. In the event that LFP or a new form of battery emerges or is deemed to exhibit better performance, operate at lower cost or exhibit better safety features, we could be compelled to attempt to integrate those new types of batteries into our platform, which may not be possible or feasible at a price that would be attractive to our customers or potential partners. Any developments with respect to LFP or new battery technology, or new electrification technologies that are based on unforeseen developments in fuel cell technology, or the perception that they may occur, may prompt us to invest heavily in additional research to compete effectively with these advances, which research and development may not be effective. Any failure by us to successfully react to changes in existing technologies could adversely affect our competitive position and growth prospects.

Battery packs for our electric transit buses make use of lithium-ion cells, which in other settings have been observed to catch fire, and our charging solutions operate at high voltages which may cause concerns regarding the use of battery systems, electrification and charging solutions and fleet and energy management software in public transit and other commercial vehicles.

The battery packs that we produce make use of lithium-ion cells. On rare occasions, it is possible for lithium-ion cells to rapidly release contained energy by venting smoke and flames in a manner that can ignite nearby materials as well as other lithium-ion cells. Highly publicized incidents of laptop computers and cell phones containing lithium-ion batteries bursting into flames have focused consumer attention on the safety of these cells. Fires have also been reported in electric cars using lithium-ion batteries. These events have raised questions about the suitability of using lithium-ion cells for commercial vehicle applications.

Despite the safety features that we design into our battery packs, there could be a failure of the battery packs in our buses or battery packs that we may produce for third parties, which could subject us to lawsuits, product recalls, cancelled contracts, lost customers, and potentially slow market adoption of our electric transit buses by transit authorities and our technologies by other customers. Also, negative public perceptions regarding the suitability of lithium-ion cells for commercial vehicle applications or any future incident involving lithium-ion cells, such as a vehicle or other fires, particularly public transit vehicle incidents, even if unrelated to our products, could have an adverse effect on our business, prospects, financial condition, and operating results.

In addition to thermal risk related to battery packs, related accessories and ancillary products could also be subject to similar safety concerns and risks as a result of the high voltage they carry and transmit. Our charging solutions also operate at high voltages and charging equipment must be properly maintained. In the past, our legacy single blade chargers have experienced charger fires which caused damage to the chargers and the bus. In particular, we experienced four such thermal incidents related to our legacy overhead single blade chargers over 2019 and 2020, including one incident in which a charger was completely destroyed. While none of these events resulted in personal injury or significant property damage to the bus or other property, it is possible that other such or related incidents could occur in the future, or that such thermal discharge could result in personal injury or property damage.

We also store a significant number of lithium-ion cells and design, test, and produce battery modules and packs at our manufacturing facilities and other locations. While we have implemented safety procedures for handling cells, we may experience a safety issue or fire related to the cells. Once we ship our customers battery systems, those systems are out of immediate control. Any mishandling of battery systems or equipment failures in our operations or in our customers operations may cause accidents that could potentially harm our employees or third parties or result in disruptions to our business or our customers’ business. While we have implemented safety procedures and require our customers to implement safety procedures, we or our customers could experience a safety issue or fire which could disrupt operations or cause injuries and could have an adverse effect on our business, prospects, financial condition, and operating results.

Our business could be adversely affected from an accident or safety incident involving our battery systems, electrification and charging solutions, fleet and energy management systems, electric transit buses.

An accident or safety incident involving one of our battery systems, electrification and charging solutions, fleet and energy management systems or electric transit buses could expose us to significant liability and a public perception that our electric transit buses and products are unsafe or unreliable. Our agreements with customers contain broad indemnification provisions, and in the event of a major accident, we could be subject to significant personal injury and property claims that could subject us to substantial liability. While we maintain liability insurance in amounts and of the type generally consistent with industry practice, the amount of such coverage may not be adequate to cover fully all claims, and we may be forced to bear substantial losses from an accident or safety incident. In addition, any accident or safety incident involving one of our buses, even if fully insured, could harm our reputation and result in a loss of future customer demand if it creates a public perception that our electric transit buses are unsafe or unreliable as compared to those offered by other transit bus manufacturers or other means of transportation. While we have not experienced significant accident or safety incidents involving our electric transit buses, we have experienced malfunctions, such as the overhead single blade charger thermal events and a bus fire related to low voltage wiring. Moreover, the public may be more sensitive to incidents involving transit buses and school buses, thereby compounding the effects of such incidents on the public and customer perception of our electric transit buses. As a result, any accident or safety incident involving our buses, or the buses of our competitors could materially and adversely affect our business, prospects, financial condition, and operating results.

Our work with government customers exposes us to unique risks inherent in government contracting.

We must comply with and are affected by laws and regulations relating to the award, administration, and performance of government contracts. Government contract laws and regulations affect how we do business with our customers and impose certain risks and costs on our business. A violation of specific laws and regulations by us, our employees, or others working on our behalf could harm our reputation and result in the imposition of fines and penalties, the termination of our contracts, suspension or debarment from bidding on or being awarded contracts, and civil or criminal investigations or proceedings.

Our performance under our contracts with government entities and our compliance with the terms of those contracts and applicable laws and regulations are subject to periodic audit, review, and investigation by various agencies of the government. If such an audit, review, or investigation uncovers a violation of a law or regulation or improper or illegal activities relating to our government contracts, we may be subject to civil or criminal penalties or administrative sanctions, including the termination of contracts, forfeiture of profits, the triggering of price reduction clauses, withholding of payments, suspension of payments, fines, and suspension or debarment from contracting with government agencies. There is inherent uncertainty as to the outcome of any audit, review, or investigation. If we incur a material penalty or administrative sanction or otherwise suffer harm to our reputation, our business, prospects, financial condition, or operating results could be adversely affected.

Further, if a government regulatory authority were to initiate suspension or debarment proceedings against us as a result of a conviction or indictment for illegal activities, we may lose our ability to be awarded contracts in the future or receive renewals of existing contracts for a period of time. We could also suffer harm to our reputation if allegations of impropriety were made against us, which would impair our ability to win awards of contracts in the future or receive renewals of existing contracts. Inability to be awarded contracts in the future or receive renewal of existing contacts could have an adverse effect on our business, prospects, financial condition, and operating results.

A portion of our business is dependent upon U.S. government contracts and grants, which are highly regulated and subject to oversight audits by U.S. government representatives and subject to cancellations. Such audits could result in adverse findings and negatively impact our business.

Our U.S. government business is subject to specific procurement regulations with numerous compliance requirements. These requirements, although customary in government contracting in the United States, increase our performance and compliance costs. These costs may increase in the future, thereby reducing our margins, which could have an adverse effect on our financial condition. Failure to comply with these regulations or other compliance requirements could lead to suspension or debarment from U.S. government contracting or subcontracting for a period. Among the causes for debarment are violations of various laws or policies, including those related to procurement integrity, export control, U.S. government security regulations, employment practices, protection of criminal justice data, protection of the environment, accuracy of records, proper recording of costs, foreign corruption, Trade Agreements Act, Buy America Act, and the False Claims Act.

Generally, in the United States, government contracts and grants are subject to oversight audits by government representatives. For example, in December 2020, the FTA released an audit of our and other manufacturers compliance with Buy America requirements. Such audits could result in adjustments to our contracts. For contracts covered by the Cost Accounting Standards, any costs found to be improperly allocated to a specific contract may not be allowed, and such costs already reimbursed may have to be refunded. Future audits and adjustments, if required, may materially reduce our revenues or profits upon completion and final negotiation of audits. Negative audit findings could also result in investigations, termination of a contract or grant, forfeiture of profits or reimbursements, suspension of payments, fines and suspension or prohibition from doing business with the U.S. government. All contracts with the U.S. government can be terminated for convenience by the government at any time.

In addition, contacts with government officials and participation in political activities are areas that are tightly controlled by federal, state, local and international laws. Failure to comply with these laws could cost us opportunities to seek certain government sales opportunities or even result in fines, prosecution, or debarment.

We may not be able to obtain, or comply with terms and conditions for, government grants, loans, and other incentives for which we have applied and may apply for in the future, which may limit our opportunities to expand our business.

We have in the past applied for and received state grants and tax incentives designed to promote the manufacturing of electric vehicles and related technologies, including charging solutions. In April 2015, the California Energy Commission awarded us $3.0 million based on our investment of approximately $8.4 million in our manufacturing facilities in California through December 31, 2018. In April 2017, California’s Office of Business and Economic Development entered into a California Competes Tax Credit Allocation Agreement with us for an award of a California Competes Tax Credit in the amount of $7.5 million if certain conditions in that agreement are met in the prescribed time periods. In April 2019, the California Energy Commission awarded us a $1.8 million grant based on our expected investment of approximately $4.3 million in our manufacturing facility in City of Industry, California.

We anticipate that in the future there will be new opportunities for us to apply for grants, loans, and other federal and state incentives. Our ability to obtain funds or incentives from government sources is subject to the availability of funds under applicable government programs and approval of our applications to participate in such programs. The application process for these funds and other incentives is and will remain highly competitive. We may not be successful in obtaining any of these additional grants, loans, and other incentives. We have in the past failed and may also in the future fail to comply with the conditions of these incentives, which could cause us to lose funding or negotiate with governmental entities to revise such conditions. For example, we received a grant in South Carolina in 2010 that was subject to certain performance criteria, including a condition that we create no fewer than 400 new full- time jobs. We were unable to meet the original deadline but negotiated with the South Carolina Coordinating Council for Economic Development, or the Council, for an extension on the date of job creation and we have since fulfilled the revised condition to the Council’s satisfaction. Our estimates of job growth under our California Competes Tax Credit have also not come to fruition for certain fiscal years. We may be unable to find alternative sources of funding to meet our planned capital needs, in which case, our business, prospects, financial condition, and operating results could be adversely affected.

We may become subject to product liability claims, which could harm our financial condition and liquidity if we are not able to successfully defend or insure against such claims.

We provide indemnification to our customers who may be sued for product liability related to our electric transit buses and electric powertrain solutions, and we may otherwise be subject to product liability claims, including with respect to our charging solutions. The commercial vehicle market experiences significant product liability claims and we face inherent risk of exposure to claims in the event our electric transit buses or components do not perform as expected. Commercial vehicles including public transit buses have been involved and may in the future be involved in crashes resulting in death or personal injury, and in some cases catastrophic crashes resulting in the death and injury to many passengers.

While we carry insurance for product liability, it is possible that our insurance coverage may not cover the full exposure on a product liability claim of significant magnitude. A successful product liability claim against us could require us to pay a substantial monetary award. A product liability claim could also generate substantial negative publicity about our products and business and could have an adverse effect on our brand, business, prospects, financial condition, and operating results.

Changes to U.S. trade policies, including new tariffs or the renegotiation or termination of existing trade agreements or treaties, may adversely affect our financial performance.

We currently manufacture our products in the United States, but may consider other international locations, including locations in Canada. Although many of our suppliers are in the United States, we rely on a number of suppliers in other countries for key components. We are subject to risks and uncertainties associated with changing economic, political, and other conditions in foreign countries where our vendors are located, such as increased import duties, tariffs, trade restrictions, and quotas or other government regulations, work stoppages, fluctuations of foreign currencies, natural disasters, political unrest, and customs delays. Unavailability or delay of imports from our foreign vendors would likely cause interruptions in our supply chain and could have an adverse effect on our business, prospects, financial condition, and operating results.

Moreover, the U.S. federal government may alter U.S. international trade policy and to renegotiate or terminate certain existing trade agreements and treaties with foreign governments. Recently, the U.S. federal government renegotiated the North American Free Trade Agreement, renamed the U.S.-Mexico-Canada Agreement, which was signed on November 30, 2018. The U.S. federal government’s potential decision to re-enter, withdraw or modify other existing trade agreements or treaties could adversely impact our business, customers, and suppliers by disrupting trade and commercial transactions and adversely affecting the U.S. economy.

In addition, the U.S. federal government has imposed, tariffs on certain foreign goods. For example, in 2018, the U.S. federal government imposed additional tariffs under Section 232 of the Trade Expansion Act of 1962, as amended, on many products including certain aluminum products imported into the United States, which may impact the commercial vehicle market and our supply chain. Moreover, these tariffs, as well as country-specific or product-specific exemptions, may also lead to retaliatory actions from foreign governments that could adversely affect our business. Certain foreign governments, including China and the European Union, have instituted or may consider imposing additional tariffs on certain U.S. goods. Restrictions on trade with foreign countries, imposition of customs duties, or further modifications to U.S. international trade policy have the potential to disrupt our supply chain or the supply chains of our suppliers and to adversely impact our costs, customers, suppliers, and the economy, which could have an adverse effect on our business, prospects, financial condition, and operating results.

We are subject to various environmental and safety laws and regulations that could impose substantial costs upon us and negatively impact our ability to operate our manufacturing facilities if we fail in our efforts to abide by these laws and regulations.

As a manufacturer, producer and seller of battery systems, electrification and charging solutions, fleet and energy management systems, electric transit buses, and related technologies, we are subject to numerous environmental, health, and safety laws and regulations in the United States, including laws relating to exposure to, use, handling, storage, and disposal of hazardous materials, and the building and testing of batteries and high-voltage systems. Moreover, we may be subject to additional regulations as we expand our operations internationally. The costs of compliance, including assessing changes to our operations and notices required in our facilities and on our electric transit buses regarding potential hazards that may be mandated by new or amended laws, may be significant. In addition, we have indemnified certain of our landlords for any hazardous waste that may be found on or about property that we lease. Furthermore, any violations of applicable environmental and safety laws and regulations may result in substantial fines and penalties, remediation costs, third-party damages, a suspension or cessation of our operations, and negative publicity that could harm our business, reputation, prospects, financial condition, and operating results.

Our future success depends on the continuing efforts of our key employees and on our ability to hire, retain, and motivate additional key employees.

Our future success depends upon the continuing services of our key employees and on our ability to attract and retain members of our management team and other highly skilled employees, including battery and high voltage systems engineers, electric powertrain designers and engineers, vehicle systems and integration engineers, supply chain and quality control employees, sales personnel, service personnel, and software engineers. In our key areas of operations, including California, there is increasing competition for individuals with skill sets needed for our business, including specialized knowledge of batteries, electric vehicles, software engineering, and manufacturing engineering and quality control. This competition affects both our ability to retain key employees and hire new ones. Moreover, none of our key employees has an employment agreement for a specific term and any of our employees may terminate his or her employment with us at any time. Our continued success depends upon our continued ability to retain current employees and hire new employees in a timely manner, especially to support our expansion plans and to continue to ramp up our suite of offerings related to commercial vehicle electrification. Additionally, we compete for talent with both large and established companies that have far greater financial resources than we do and start-ups and emerging companies that may promise more attractive growth opportunities.

In addition, new employees often require significant training and, in many cases, take significant time before they achieve full productivity. As a result, we may incur significant costs to attract and retain new employees, including significant expenditures related to salaries and benefits and compensation expenses related to equity awards, and we may lose new employees to our competitors or other companies before we realize the benefit of our investment in recruiting and training them. Moreover, new employees may not be or become as productive as we expect, as we may face challenges in adequately or appropriately integrating them into our workforce and culture. Difficulties in retaining current employees or recruiting new ones could have an adverse effect on our business, prospects, financial condition, and operating results.

Our businesses rely heavily on our specialized sales personnel and technical sales support to market and sell our products. If we are unable to effectively hire, train, manage, and retain our sales personnel, our business may be adversely impacted.

The success of our businesses largely depends on our ability to hire, train, and manage our sales personnel who have experience with and connections to the public and other transit agencies and commercial vehicle OEMs that are our current and potential customers. Because we employ a small and specialized sales force, the loss of any member of our sales team or technical sales support professionals could weaken our sales expertise and our customer reach, and adversely affect our business, and we may not be able to find adequate replacements on a timely basis, or at all. Moreover, there are no assurances that we will be able to maintain a sufficient level of sales personnel to effectively meet our needs as our business continues to grow, particularly with respect to Proterra Powered and Proterra Energy.

Competition for sales personnel who are familiar with and trained to sell our products and services continues to be strong. We train our sales personnel to better understand our existing and new product technologies and how they can be positioned against our competitors’ products. We also train our sales personnel to be adept at working with long sales cycles characteristic of public agency customers and commercial vehicle manufacturers, as well as the special requirements attendant to each.

These initiatives are intended to improve the productivity of our sales personnel and our revenue and profitability. It takes time for the sales professionals to become productive following their hiring and training and there can be no assurance that sales representatives will reach adequate levels of productivity, or that we will not experience significant levels of attrition in the future. Measures we implement to improve the productivity may not be successful and may instead contribute to instability in our operations, departures from our sales and technical support organizations, or reduce our revenue, profitability, and harm our business.

If we are unable to obtain bid bonds, performance bonds, or letters of credit required by public transit agencies or other customers, our ability to obtain future projects could be negatively affected.

We have in the past been, and may in the future be, required to provide bid bonds or performance bonds to secure our performance under customer contracts or, in some cases, as a prerequisite to submitting a bid on a potential project. Our continued ability to obtain these bonds will depend primarily upon our capitalization, working capital, past performance, management expertise, reputation and certain external factors, including the overall capacity of the surety market. Surety companies consider these factors in relation to the amount of our awards and their underwriting standards, which may change from time to time. Surety companies also require that we collateralize a percentage of the bond with cash or other form of credit enhancement. With a decreasing number of insurance providers in that market, it may be difficult to find sureties who will continue to provide contract-required bonding on acceptable terms and conditions, or at all. Furthermore, events that affect surety markets generally may result in bonding becoming more difficult to obtain in the future or being available only at a significantly greater cost.

In addition, some of our Proterra Transit and Proterra Energy customers also require collateral guarantees in the form of letters of credit to secure performance or to fund possible damages in the event of default under our contracts with them. If we enter agreements that require the issuance of letters of credit, our liquidity could be negatively impacted. Our inability to obtain adequate bonding or letters of credit and, as a result, to bid or enter into agreements, could have an adverse effect on our business, prospects, financial condition, and operating results.

We may experience outages and disruptions of our services if we fail to maintain adequate security and supporting infrastructure as we scale our information technology systems.

As we grow our business, we expect to continue to invest in our existing information technology systems, including data centers, network services, data storage, and database technologies, and cybersecurity technologies both to assist us in our business and to better provide our fleet-scale, high-power charging solutions and software services to our customers. Creating the appropriate information technology support systems for our business is time intensive, expensive, and complex. Our implementation, maintenance, and improvement of these systems may create inefficiencies, operational failures and increased vulnerability to cyber-attacks. Moreover, there are inherent risks associated with developing, improving, and implementing new information technology systems, including the disruption of our current data management, procurement, manufacturing, execution, finance, supply chain, sales, and service processes. As we continue to grow our services that rely on collecting and analyzing customer telematics and charging data, our exposure to information technology risks will increase. These risks may affect our ability to manage our data and inventory, procure parts or supplies or manufacture, sell, deliver, and service electric transit buses, or achieve and maintain compliance with applicable regulations.

We also maintain information technology measures designed to protect us against system security risks, data breaches, and cyber-attacks. Cyber-attacks could include denial-of-service attacks impacting customer service availability and reliability, the exploitation of software vulnerabilities in internet facing applications, social engineering of system administrators (for example, tricking company employees into releasing control of their systems to a hacker), or the introduction of computer viruses or malware into our systems to steal confidential or proprietary data. In 2020, we were the victim of a successful social engineering attack that resulted in the diversion of significant funds intended to pay a supplier to a fraudulent account. Cyber-attacks of increasing sophistication may be difficult to detect and could result in the theft of our funds, intellectual property and data. In addition, we are vulnerable to unintentional errors or malicious actions by persons who have authorized access to our systems but exceed the scope of their access rights, or unintentionally or intentionally alter parameters or otherwise interfere with the intended operations of our technology services. The steps we take to increase the reliability, integrity, and security of our systems as they scale may be expensive and may not prevent system failures or unintended vulnerabilities resulting from the increasing number of persons with access to our systems, complex interactions within our technology platform and the increasing number of connections with third-party partners’ and vendors’ technology. Operational errors or failures or successful cyber-attacks could compromise our proprietary information, the quality of our services, and our ability to perform for our customers, resulting in damage to our reputation, which could have an adverse effect on our business, prospects, financial condition, and operating results.

We may require additional capital to support business growth, and such capital might not be available on terms acceptable to us, if at all.

We intend to continue to make investments to support our business growth and may require additional funds to respond to business challenges, including the need to improve our operating infrastructure or acquire complementary businesses and technologies. Accordingly, we may need to engage in the issuance of public or private equity, equity-linked, or debt securities to secure additional funds. We may not be able to obtain additional financing on terms favorable to us, if at all. If we raise additional funds through future issuances of equity or convertible debt securities, our existing stockholders could suffer significant dilution, and any new equity securities we issue could have rights, preferences, and privileges superior to those of holders of our common stock. Any debt financing that we secure in the future could involve restrictive covenants relating to our capital raising activities and other financial and operational matters, including the ability to pay dividends. This may make it more difficult for us to obtain additional capital and to pursue business opportunities, including potential acquisitions. If we are unable to obtain adequate financing or financing on terms satisfactory to us when we require it, our ability to continue to support our business growth and respond to business challenges could be significantly impaired, and our business, prospects, financial condition, and operating results could be adversely affected.

If we update our manufacturing equipment more quickly than expected, we may have to shorten the useful lives of any equipment to be retired as a result of any such update, and the resulting acceleration in our depreciation could negatively affect our financial results.

We have invested and expect to continue to invest significantly in what we believe is state-of-the-art tooling, machinery, and other manufacturing equipment for production of our battery systems, electrification and charging solutions, fleet and energy management systems, electric transit buses, and related technologies. We depreciate the cost of such equipment and electric transit buses over their expected useful lives. However, manufacturing and commercial vehicle technology may evolve rapidly, and we may decide to update our manufacturing process with more advanced equipment or tooling. Moreover, as our engineering and manufacturing expertise and efficiency increase, we may be able to manufacture our products using less of our installed equipment. The useful life of any equipment that would be retired early as a result would be shortened, causing the depreciation on such equipment to be accelerated, and our operating results could be negatively impacted.

Failure to protect our intellectual property could adversely affect our business.

Our success depends in large part on our proprietary technology, software and data. We rely on various intellectual property rights, including patents, copyrights, trademarks, and trade secrets, as well as confidentiality provisions and contractual arrangements, and other forms of statutory protection to protect our proprietary rights. If we do not protect and enforce our intellectual property rights adequately and successfully, our competitive position may suffer, which could adversely affect our business, prospects, financial condition, and operating results.

Our pending patent or trademark applications may not be approved, or competitors or others may challenge the validity, enforceability, or scope of our patents, the scope of our copyrights, the registrability of our trademarks or the trade secret status of our proprietary information. There can be no assurance that additional patents will be issued or that any issued patents will provide significant protection for our intellectual property or for those portions of our proprietary technology and software that are the most key to our competitive positions in the marketplace. In addition, our patents, copyrights, trademarks, trade secrets, and other intellectual property rights may not provide us a significant competitive advantage. There is no assurance that the forms of intellectual property protection that we seek, including business decisions about when and where to file patents and when and how to maintain and protect copyrights, trade secrets, license and other contractual rights will be adequate to protect our business.

Moreover, recent amendments to developing jurisprudence regarding and current and possible future changes to intellectual property laws and regulations, including U.S. and foreign patent, copyright, trade secret and other statutory law, may affect our ability to protect and enforce our intellectual property rights and to protect our proprietary technology, software and data. In addition, the laws of some countries do not provide the same level of protection for our intellectual property as do the laws of the United States. As we expand our international activities, our exposure to unauthorized copying and use of our technology and proprietary information will likely increase. Despite our precautions, our intellectual property is vulnerable to unauthorized access and copying through employee or third-party error or actions, including malicious state or state-sponsored actors, theft, hacking, cybersecurity incidents, and other security breaches and incidents, and such incidents may be difficult to detect or unknown for a significant period of time. It is possible for third parties to infringe upon or misappropriate our intellectual property, to copy or reverse engineer our bus and battery pack designs, and to use information that we regard as proprietary to create products and services that compete with ours. Effective intellectual property protection may not be available to us in every country in which we may sell our electric transit buses and related or other products and services. In addition, many countries limit the enforceability of patents against certain third parties, including government agencies or government contractors, or make patents subject to compulsory licenses to third parties under certain circumstances. In these countries, patents may provide limited or no benefit.

Intellectual property laws, procedures, and restrictions provide only limited protection and any of our intellectual property rights may be challenged, invalidated, circumvented, infringed, or misappropriated. Further, the laws of certain countries do not protect proprietary rights to the same extent as the laws of the United States, and, therefore, in certain jurisdictions, we may be unable to protect our proprietary technology.

We enter into confidentiality and invention assignment or intellectual property ownership agreements with our employees and contractors and enter into confidentiality agreements with other third parties. We cannot ensure that these agreements, or all the terms thereof, will be enforceable or compliant with applicable law, or otherwise effective in controlling access to, use of, reverse engineering, and distribution of our proprietary information or in effectively securing exclusive ownership of intellectual property developed by our current or former employees and contractors. Further, these agreements with our employees, contractors, and other parties may not prevent other parties from independently developing technologies, products and services that are substantially equivalent or superior to our technologies, products and services.

We may need to spend significant resources securing and monitoring our intellectual property rights, and we may or may not be able to detect infringement by third parties. Our competitive position may be adversely impacted if we cannot detect infringement or enforce our intellectual property rights quickly or at all. In some circumstances, we may choose not to pursue enforcement because an infringer has a dominant intellectual property position, because of uncertainty relating to the scope of our intellectual property or the outcome of an enforcement action, or for other business reasons. In addition, competitors might avoid infringement by designing around our intellectual property rights or by developing non-infringing competing technologies. Litigation brought to protect and enforce our intellectual property rights could be costly, time-consuming, and distracting to management and our development teams and could result in the impairment or loss of portions of our intellectual property. Further, our efforts to enforce our intellectual property rights may be met with defenses, counterclaims attacking the scope, validity, and enforceability of our intellectual property rights, or with counterclaims and countersuits asserting infringement by us of third-party intellectual property rights. Our failure to secure, protect, and enforce our intellectual property rights could adversely affect our brand and our business, any of which could have an adverse effect on our business, prospects, financial condition, and operating results.

We may be subject to intellectual property rights claims by third parties, which could be costly to defend, could require us to pay significant damages and could limit our ability to use certain technologies.

Third parties may assert claims of infringement of intellectual property rights or violation of other statutory, license or contractual rights in technology, software or data against us or against our customers for which we may be liable or have an indemnification obligation. Any such claim by a third party, even if without merit, could cause us to incur substantial costs defending against such claim and could distract our management and our development teams from our business.

Although third parties may offer a license to their technology, software or data, the terms of any offered license may not be acceptable and the failure to obtain a license or the costs associated with any license could cause our business, prospects, financial condition, and operating results to be adversely affected. In addition, some licenses may be non-exclusive, and therefore our competitors may have access to the same technology, software or data licensed to us. Alternatively, we may be required to develop non-infringing technology, software or data which could require significant effort and expense and ultimately may not be successful. Furthermore, a successful claimant could secure a judgment or we may agree to a settlement that prevents us from selling certain products or performing certain services or that requires us to pay substantial damages, including treble damages if we are found to have willfully infringed such claimant’s patents, copyrights, trade secrets or other statutory rights, royalties or other fees. Any of these events could have an adverse effect on our business, prospects, financial condition, and operating results.

Adverse litigation judgments or settlements resulting from legal proceedings in which we may be involved could expose us to monetary damages or limit our ability to operate our business.

We have in the past and may in the future become involved in private actions, collective actions, investigations, and various other legal proceedings by customers, employees, suppliers, competitors, government agencies, or others. The results of any such litigation, investigations, and other legal proceedings are inherently unpredictable and expensive. Any claims against us, whether meritorious or not, could be time consuming, result in costly litigation, damage our reputation, require significant management time, and divert significant resources. If any of these legal proceedings were to be determined adversely to us, or we were to enter into a settlement arrangement, we could be exposed to monetary damages or limits on our ability to operate our business, which could have an adverse effect on our business, financial condition, and operating results.

Our business is subject to the risk of earthquakes, fire, power outages, floods, and other catastrophic events and to interruption by manmade problems such as terrorism.

We maintain production facilities in Northern and Southern California and South Carolina. Any of our facilities may be harmed or rendered inoperable by disasters, including earthquakes, tornadoes, hurricanes, wildfires, floods, nuclear disasters, acts of terrorism or other criminal activities, infectious disease outbreaks (such as COVID-19), and power outages. In the event of natural disaster or other catastrophic event, we may be unable to continue our operations and may endure production interruptions, reputational harm, delays in manufacturing, development and testing of our battery systems, electrification and charging solutions, fleet and energy management systems, electric transit buses, and related technologies, and loss of critical data, all of which could have an adverse effect on our business, prospects, financial condition, and operating results. Moreover, our corporate headquarters and one of our current battery production facilities are in the San Francisco Bay Area and our West Coast bus production factory and newest battery production facilities are in Los Angeles County, regions known for seismic activity and potentially subject to catastrophic fires. If our facilities are damaged by such natural disasters or catastrophic events, our repair or replacement would likely be costly and any such efforts would likely require substantial time that may affect our ability to produce and deliver our products. For example, in July 2015, we experienced a fire in our Greenville, South Carolina manufacturing facility and then-headquarters, in which substantially all of our computer equipment, furniture and fixtures, leasehold improvements, work in progress, raw material, and finished goods inventories were damaged or destroyed. While we were insured for our losses and resumed manufacturing shortly thereafter, the disruption temporarily impacted our business. Similarly, any future disruptions in our operations could negatively impact our business, prospects, financial condition, and operating results and harm our reputation. In addition, we may not carry enough insurance to compensate for the losses that may occur.

Our business may be adversely affected by workforce disruptions.

Our production employees in our City of Industry facility are represented by a union and we are subject to a collective bargaining agreement that expires in May 2024. Our other employees are not represented by a union, though it is common throughout the commercial vehicle industry for employees to belong to a union, and if more of our employees decide to join or form a labor union, we may become party to additional collective bargaining agreements, which could result in higher employee costs, higher administrative and legal costs, and increased risk of work stoppages. It is also possible that a union seeking to organize our facilities may mount a corporate campaign, resulting in negative publicity or other actions that require attention by our management team and our employees. Negative publicity, work stoppages, or strikes by unions could have an adverse effect on our business, prospects, financial condition, and operating results.

Moreover, some of our suppliers and vendors, including freight companies, have workforces represented by unions and are subject to collective bargaining agreements. The failure of our suppliers and vendors to successfully negotiate collective bargaining agreements could result in disruptions to our supply chain, manufacturing, and sale of our electric transit buses. Such delays could have an adverse impact on our business, prospects, financial condition, or operating results.

Our loan and security agreements contain covenants that may restrict our business and financing activities.

Our Loan, Guaranty and Security Agreement (which we refer to as the Senior Credit Facility) is secured by substantially all our assets including our intellectual property and other restricted property. Subject to certain exceptions, our Senior Credit Facility and Convertible Notes also restrict our ability to, among other things:

•        dispose of or sell our assets;

•        make material changes in our business or management, or accounting and reporting practices;

•        acquire, consolidate, or merge with other entities;

•        incur additional indebtedness;

•        create liens on our assets;

•        pay dividends;

•        make investments;

•        enter transactions with affiliates; and

•        pre-pay other indebtedness.

The covenants in our Senior Credit Facility, Convertible Notes, and any future financing agreements that we may enter, may restrict our ability to finance our operations, engage in, expand or otherwise pursue our business activities and strategies. If we fail to comply with certain of these covenants, there can be no guarantee that we will be allowed to amend the Senior Credit Facility or Convertible Notes to remediate such defaults. Our ability to comply with these covenants may be affected by events beyond our control. If not waived, our failure to comply with such covenants could result in a default under our Senior Credit Facility or Convertible Notes, causing all the outstanding indebtedness under our Senior Credit Facility or Convertible Notes to become immediately due and payable and Lender may terminate all commitments to extend further credit.

Moreover, we may not have or may be unable to generate sufficient cash available to repay our debt obligations when they become due and payable, either upon maturity or in the event of a default, which would have an immediate adverse effect on our business and operating results. This could potentially cause us to cease operations and result in a complete loss of your investment in our common stock.

We received a loan under the Paycheck Protection Program of the CARES Act, and all or a portion of the loan may not be forgivable.

On May 6, 2020, we received a $10 million loan pursuant to the Paycheck Protection Program of the CARES Act (“PPP Loan”). We used these funds to continue to employ our production and other staff during the pandemic. The PPP Loan matures in 2022 with an annual interest rate of 1%. This loan has a six-month deferral of payments period and may be prepaid at any time without penalty. Under the CARES Act, we are eligible to apply for forgiveness of all loan proceeds used to pay payroll costs, rent, utilities and other qualifying expenses during the 24-week period following receipt of the loan, provided that we maintain our number of employees and compensation within certain parameters during such period. While we applied for such forgiveness in December 2020, we cannot provide any assurance that we will be eligible for loan forgiveness or that any amount of the PPP loan will ultimately be forgiven by the SBA. Any forgiven amounts will not be included in our taxable income.

Conversion of the Convertible Notes will dilute the ownership interest of existing stockholders or may otherwise depress our stock price.

In August 2020, we issued $200.0 million in aggregate principal amount of Convertible Notes, with cash interest of 5.0% per annum payable at each quarter end and paid-in-kind interest of 4.5% per annum payable by increasing the principal balance at each quarter end. We do not expect the majority of holders, if any, will opt to convert their Convertible Notes at the Closing. To the extent the Convertible Notes remain outstanding post-Closing and are later converted pursuant to their mandatory conversion provisions, the balance under the Convertible Notes will grow and the number of shares that may be issued upon conversion will increase accordingly. The conversion of the Convertible Notes will dilute the ownership interests of existing stockholders. Any sales in the public market of the common stock issuable upon such conversion could adversely affect prevailing market prices of our common stock. In addition, the existence of the Convertible Notes may encourage short selling by market participants because the anticipated conversion of the Convertible Notes into shares of our common stock could depress our stock price.

We may be unable to integrate acquired businesses and technologies successfully or achieve the expected benefits of such acquisitions. We may acquire or invest in additional companies, which may divert our management’s attention, result in additional dilution to our stockholders, and consume resources that are necessary to sustain our business.

Although we have not made any acquisitions to date, our business strategy in the future may include acquiring other complementary products, technologies, or businesses. We also may enter relationships with other businesses to expand our domestic and international operations and to create services networks to support our products. An acquisition, investment, or business relationship may result in unforeseen operating difficulties and expenditures. We may encounter difficulties assimilating or integrating the businesses, technologies, products, services, personnel, or operations of the acquired companies particularly if the key personnel of the acquired companies choose not to work for us. Acquisitions may also disrupt our business, divert our resources, and require significant management attention that would otherwise be available for the development of our business. Moreover, the anticipated benefits of any acquisition, investment, or business relationship may not be realized or we may be exposed to unknown liabilities.

Negotiating these transactions can be time consuming, difficult, and expensive, and our ability to close these transactions may often be subject to approvals that are beyond our control. Consequently, these transactions, even if undertaken and announced, may not close. Even if we do successfully complete acquisitions, we may not ultimately strengthen our competitive position or achieve our goals, and any acquisitions we complete could be viewed negatively by our customers, securities analysts, and investors.

Our ability to use our net operating loss carryforwards and certain other tax attributes may be limited.

We may be limited in the portion of net operating loss, or NOL, carryforwards that we can use in the future to offset taxable income for U.S. federal and state income tax purposes. As of December 31, 2019, we had U.S. federal NOL carryforwards and state NOL carryforwards of approximately $382.1 million and $272.0 million, respectively, which if not utilized will begin to expire for federal and state tax purposes beginning in 2030 and 2023, respectively. Federal NOLs generated after December 31, 2017 have an indefinite carryover period, and federal NOLs generated after December 31, 2020 may be utilized to offset no more than 80% of taxable income annually. Realization of these NOL carryforwards depends on future income, and there is a risk that our existing carryforwards could expire unused and be unavailable to offset future income tax liabilities, which could adversely affect our operating results.

In addition, under Sections 382 and 383 of the Code, if a corporation undergoes an “ownership change,” generally defined as a greater than 50% change (by value) in its equity ownership over a three-year period, the corporation’s ability to use its pre-change NOL carryforwards and other pre-change tax attributes, such as research tax credits, to offset its post-change income may be limited. While we have conducted a Section 382 study, we may experience ownership changes in the future, including in connection with the Business Combination or as a result of subsequent shifts in our stock ownership. As a result, if we earn net taxable income, our ability to use our pre-change NOL carry-forwards and other tax attributes to offset U.S. federal taxable income may be subject to limitations, which could potentially result in increased future tax liability to us.

If we fail to develop and maintain an effective system of disclosure controls and internal control over financial reporting, our ability to produce timely and accurate financial statements or comply with applicable law and regulations could be impaired.

The Sarbanes-Oxley Act requires, among other things, that we maintain effective disclosure controls and procedures and internal control over financial reporting. We are continuing to develop and refine our disclosure controls and other procedures that are designed to ensure that information required to be disclosed by us in the reports that we file with the SEC is recorded, processed, summarized, and reported within the time periods specified in SEC rules and forms, and that information required to be disclosed in reports under the Securities Exchange Act of 1934, or the Exchange Act, is accumulated and communicated to our principal executive and financial officers. We are also continuing to improve our internal control over financial reporting. In order to maintain and improve the effectiveness of our disclosure controls and procedures and internal control over financial reporting, we have expended, and anticipate that we will continue to expend, significant resources, including accounting-related costs and significant management oversight. If any of these new or improved controls and systems do not perform as expected, we may experience material weaknesses in our controls. Our ERP system is critical to our ability to accurately maintain books and records and prepare our financial statements. Despite our recent technology and process updates, we continue to depend on a number of systems that are not fully integrated with one another and we have in the past, and may in the future, encounter difficulty as a result of the lack of integration of all of our technology and process systems. If we encounter unforeseen problems with our ERP system or other systems and infrastructure, it could adversely affect our financial reporting systems and our ability to produce financial reports, the effectiveness of internal controls over financial reporting, and our business, prospectus, financial condition, and operating results.

In the course of preparing our financial statements for 2017, we identified a material weakness in our internal control over financial reporting. A material weakness is a deficiency, or combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the annual or interim financial statements will not be prevented or detected on a timely basis. The material weakness identified related to ineffective control over completeness of cost accumulation in our newly implemented ERP system with respect to the assembly of battery blocks to ensure a sufficient level of precision to detect a material misstatement in inventory balances in the financial statements. Our remediation efforts for this material weakness include: (i) an increased level of review over cost accumulation in sub-assemblies in our ERP system; (ii) expanded cross-functional involvement and process improvements in the inventory management process, including monthly reviews of work orders for reasonableness; and (iii) increased reporting capabilities from our financial and enterprise resource planning systems to monitor and track financial reporting. We have remediated this material weakness as of December 31, 2018. Despite our efforts, we may not have identified all of our existing material weaknesses, and we may experience additional material weaknesses in the future.

Our current controls and any new controls that we develop may become inadequate because of changes in conditions in our business. Further, weaknesses in our disclosure controls and internal control over financial reporting may be discovered in the future. Any failure to develop or maintain effective controls or any difficulties encountered in their implementation or improvement could harm our operating results or cause us to fail to meet our reporting obligations and may result in a restatement of our financial statements for prior periods. As a public company, we will be required to provide an annual management report on the effectiveness of our internal control over financial reporting in our annual reports on Form 10-K.

Our independent registered public accounting firm is not required to formally attest to the effectiveness of our internal control over financial reporting until after we are no longer an “emerging growth company” as defined in the JOBS Act, or we otherwise do not qualify as a non-accelerated filer. At such time, our independent registered public accounting firm may issue a report that is adverse in the event it is not satisfied with the level at which our internal control over financial reporting is documented, designed, or operating. Any failure to implement and maintain effective internal control over financial reporting also could adversely affect the results of periodic management evaluations and annual independent registered public accounting firm attestation reports regarding the effectiveness of our internal control over financial reporting that we will eventually be required to include in our periodic reports that are filed with the SEC. Ineffective disclosure controls and procedures and internal control over financial reporting could also cause investors to lose confidence in our reported financial and other information, which would likely have a negative effect on the trading price of our common stock. In addition, if we are unable to continue to meet these requirements, we may not be able to remain listed on Nasdaq.

Any potential future international expansion will subject us to additional costs and risks that could harm our business, including unfavorable regulatory, political, tax, and labor conditions, and our potential future efforts to expand internationally may not be successful.

Should we choose to expand our business internationally in the future and establish business relationships with new international partners, we may be subject to legal, political, and regulatory requirements and social and economic conditions that may be very different from those affecting us domestically. For example, we have recently expanded our transit business into Canada. As we expanded into Canada, our electric transit buses were required to comply with Canadian Motor Vehicle Safety Standards, which differ from the FMVSS. Funding for transit bus procurement from certain provincial governments in Canada also requires compliance with Canadian Content requirements, which will require different supply chain partners than those that we rely on for our electric transit buses sold in the U.S. market and assembly of certain components or subcomponents in Canada. In addition, we are providing products and services to OEMs in Australia and Western Europe, and as we expand our Proterra Powered or Proterra Energy business internationally, or should we choose to further expand our Proterra Transit business outside the United States and Canada, we may face a number of risks associated with international business activities that may increase our costs, impact our ability to sell our electric transit buses, and require significant management attention. These risks include:

•        conforming our products to various international regulatory and safety requirements as well as charging and other electric infrastructures;

•        difficulty in establishing, staffing, and managing foreign operations and service networks;

•        challenges in attracting international customers;

•        preferences of foreign nations for domestically manufactured products;

•        our ability to enforce our contractual rights;

•        longer sales and collection cycles in some countries;

•        weaker intellectual property protection in some countries;

•        compliance with multiple, potentially conflicting and changing governmental laws, regulations and permitting processes, including environmental, product safety, banking, employment, and tax;

•        compliance with U.S. and foreign anti-bribery laws including the U.S. Foreign Corrupt Practices Act of 1977, as amended, or FCPA, and the UK Bribery Act of 2010;

•        currency exchange rate fluctuations;

•        regional economic and political instability in countries where we may operate;

•        restrictions on repatriations of earnings;

•        trade restrictions, customs regulations, tariffs, and price or exchange controls;

•        increased competition from local providers of similar products;

•        increased costs to establish and maintain effective controls at foreign locations; and

•        overall higher costs of doing business internationally.

As a result of these risks, any potential future international expansion efforts that we may undertake may not be successful and may incur significant operational expenses. Our failure to manage these risks and challenges successfully could have an adverse effect on our business, prospects, financial condition, and operating results.

Failure to comply with anti-corruption, anti-money laundering laws, and sanctions laws, including the FCPA and similar laws associated with our activities outside of the United States, could subject us to penalties and other adverse consequences.

We are subject to the FCPA, the U.S. domestic bribery statute contained in 18 U.S.C. § 201, the U.S. Travel Act, the USA PATRIOT Act, the UK Bribery Act of 2010, U.S. and foreign laws relating to economic sanctions, including the laws and regulations administered by the U.S. Department of the Treasury’s Office of Foreign Assets Control, and may be subject to other anti-bribery, anti-money laundering, and sanctions laws in countries in which we conduct activities. We face significant risks if we fail to comply with the FCPA and other anti-corruption laws that prohibit companies and their employees and third-party intermediaries from promising, authorizing, offering, or providing, directly or indirectly, improper payments or benefits to foreign government officials, political parties, and private sector recipients for the purpose of obtaining or retaining business, directing business to any person, or securing any advantage. In many foreign countries, particularly in countries with developing economies, it may be a local custom that businesses engage in practices that are prohibited by the FCPA or other applicable laws and regulations. We may have direct or indirect interactions with officials and employees of government agencies or state- owned or affiliated entities and we can be held liable for the corrupt or other illegal activities of these third- party intermediaries, our employees, representatives, contractors, partners, and agents, even if we do not explicitly authorize such activities. We have implemented an anti-corruption compliance program but cannot assure you that all of our employees and agents, as well as those companies to which we outsource certain of our business operations, will not take actions in violation of our policies and applicable law, for which we may be ultimately held responsible.

Any violation of the FCPA, other applicable anti-corruption laws, anti-money laundering and other applicable laws could result in whistleblower complaints, adverse media coverage, investigations, loss of export privileges, or severe criminal or civil sanctions, which could have an adverse effect on our business, prospects, financial condition, and operating results. In addition, responding to any enforcement action may result in a significant diversion of management’s attention and resources, significant defense costs, and other professional fees.

The requirements of being a public company may strain our resources, divert management’s attention and affect our ability to attract and retain additional executive management and qualified board members.

Upon consummation of the Business Combination, we will be subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, the listing requirements of Nasdaq and other applicable securities rules and regulations. Compliance with these rules and regulations will increase our legal and financial compliance costs, make some activities more difficult, time-consuming, or costly, and increase demand on our systems and resources, particularly after we are no longer an emerging growth company. The Exchange Act requires, among other things, that we file annual, quarterly, and current reports with respect to our business and operating results. The Sarbanes-Oxley Act requires, among other things, that we maintain effective disclosure controls and procedures and internal control over financial reporting. In order to maintain and, if required, improve our disclosure controls and procedures and internal control over financial reporting to meet this standard, significant resources and management oversight may be required. As a result, management’s attention may be diverted from other business concerns, which could adversely affect our business and operating results. Although we have already hired additional employees to comply with these requirements, we may need to hire more employees in the future or engage outside consultants, which would increase our costs and expenses.

In addition, changing laws, regulations, and standards relating to corporate governance and public disclosure are creating uncertainty for public companies, increasing legal and financial compliance costs, and making some activities more time consuming. These laws, regulations, and standards are subject to varying interpretations, in many cases due to their lack of specificity, and, as a result, their application in practice may evolve or otherwise change over time as new guidance is provided by regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. We intend to invest resources to comply with evolving laws, regulations, and standards (or changing interpretations of them), and this investment may result in increased selling, general and administrative expenses and a diversion of management’s time and attention from revenue-generating activities to compliance activities. If our efforts to comply with new laws, regulations, and standards differ from the activities intended by regulatory or governing bodies due to ambiguities related to their application and practice, regulatory authorities may initiate legal proceedings against us, and our business may be adversely affected. We also expect that being a public company and the associated rules and regulations will make it more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced coverage or incur substantially higher costs to obtain coverage. These factors could also make it more difficult for us to attract and retain qualified members of our board of directors, particularly to serve on our audit committee, compensation committee, and nominating and governance committee, and qualified executive officers.

As a result of disclosure of information in this proxy statement/prospectus and in filings required of a public company, our business and financial condition will become more visible, which may result in threatened or actual litigation, including by competitors. If such claims are successful, our business and operating results could be adversely affected, and even if the claims do not result in litigation or are resolved in our favor, these claims, and the time and resources necessary to resolve them, could divert the resources of our management and adversely affect our business and operating results. In addition, as a result of our disclosure obligations as a public company, we will have reduced flexibility and will be under pressure to focus on short-term results, which may adversely affect our ability to achieve long-term profitability.

Regulations related to “conflict minerals” may force us to incur additional expenses, may make our supply chain more complex and may result in damage to our reputation with customers.

Pursuant to the Dodd-Frank Act, the SEC has adopted requirements for companies that use certain minerals and metals, known as conflict minerals, in their products, whether these products are manufactured by third parties. These requirements require companies to perform due diligence, disclose, and report whether such minerals originate from the Democratic Republic of Congo and adjoining countries, or come from recycled or scrap sources. These requirements could adversely affect the sourcing, availability, and pricing of minerals used in the manufacture of heavy-duty electric vehicles, including our products. While these requirements continue to be subject to administrative uncertainty, we will incur additional costs to comply with the disclosure requirements, including costs related to determining the source of any of the relevant minerals and metals used in our products. Since our supply chain is complex, we may not be able to sufficiently verify the origins for these minerals and metals used in our products through the due diligence procedures that we implement, which may harm our reputation. In such event, we may also face difficulties in satisfying customers who require that all of the components of our products are certified as conflict mineral free.

Our management team has limited experience managing a public company.

Most members of our management team have limited experience managing a publicly traded company, interacting with public company investors, and complying with the increasingly complex laws pertaining to public companies. Our management team may not successfully or efficiently manage our transition to a public company subject to significant regulatory oversight and reporting obligations under the federal securities laws and the continuous scrutiny of securities analysts and investors. These new obligations and constituents will require significant attention from our senior management and could divert their attention away from the day-to-day management of our business, which could have an adverse effect our business, prospects, financial condition, and operating results.

Economic uncertainty or downturns could adversely affect our business and operating results.

In recent years, the United States and other significant markets have experienced cyclical downturns and worldwide economic conditions remain uncertain, including downturns of economic displacement unrelated to COVID-19 or other similar pandemics. Economic uncertainty and associated macroeconomic conditions make it extremely difficult for our customers and us to accurately forecast and plan future business activities, and could cause our customers to slow spending on our battery systems, electrification and charging solutions, fleet and energy management systems, electric transit buses, and related technologies, which could delay and lengthen sales cycles. Furthermore, during uncertain economic times our customers may face issues gaining timely access to sufficient funding, which could result in an impairment of their ability to make timely payments to us. If that were to occur, we may be required to increase our allowance for doubtful accounts and our results could be negatively impacted.

A significant downturn in economic activity, or general spending on transit or commercial vehicle electrification technologies, may cause our current or potential customers to react by reducing their capital and operating expenditures in general or by specifically reducing their spending on electric commercial vehicles and related technologies. In addition, our customers may delay or cancel projects to upgrade or replace existing vehicles in their fleets, or other projects to electrify commercial vehicle fleets, with our products or seek to lower their costs by renegotiating contracts. Moreover, competitors may respond to challenging market conditions by lowering prices and attempting to lure away our customers.

We cannot predict the timing, strength, or duration of any economic slowdown or any subsequent recovery generally, or in any industry. If the conditions in the general economy and the markets in which we operate worsen from present levels, our business, financial condition, and operating results could be adversely affected.

If our estimates or judgments relating to our critical accounting policies prove to be incorrect or financial reporting standards or interpretations change, our operating results could be adversely affected.

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates, judgments, and assumptions that affect the amounts reported in our financial statements and accompanying notes. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances, as described in the section titled “ArcLight’s Management’s Discussion and Analysis of Financial Condition and Results of Operations.” The results of these estimates form the basis for making judgments about the carrying values of assets, liabilities, and equity as of the date of the financial statements, and the amount of revenue and expenses, during the periods presented, that are not readily apparent from other sources. Significant assumptions and estimates used in preparing our financial statements include those related to determination of revenue recognition, stock-based compensation, inventory, warranties, and accounting for income taxes. Our operating results may be adversely affected if our assumptions change or if actual circumstances differ from those in our assumptions, which could cause our operating results to fall below the expectations of industry or financial analysts and investors, resulting in a decline in the trading price of our common stock.

Additionally, we regularly monitor our compliance with applicable financial reporting standards and review new pronouncements and drafts thereof that are relevant to us. As a result of new standards, changes to existing standards, and changes in interpretation, we might be required to change our accounting policies, alter our operational policies, or implement new or enhance existing systems so that they reflect new or amended financial reporting standards, or we may be required to restate our published financial statements. Changes to existing standards or changes in their interpretation may have an adverse effect on our reputation, business, financial position, and profit, or cause an adverse deviation from our revenue and operating profit target, which may negatively impact our financial results.

U.S. federal income tax reform could adversely affect us.

New legislation or regulation which could affect our tax burden could be enacted by any governmental authority. United States federal legislation affecting the tax laws was enacted in December 2017 (the Tax Cuts and Jobs Act, or TCJA), March 2020 (the Families First Coronavirus Response Act), and again in March 2020 (the CARES Act).

We continue to examine the impact the TCJA and CARES Act may have on our business. The TCJA is a far- reaching and complex revision to the U.S. federal income tax laws with disparate and, in some cases, countervailing impacts on different categories of taxpayers and industries, and will require subsequent rulemaking and interpretation in a number of areas. The long-term impact of the TCJA on the overall economy, the industries in which we operate and our and our partners’ businesses cannot be reliably predicted at this early stage of the new law’s implementation. There can be no assurance that the TCJA will not negatively impact our operating results, financial condition, and future business operations. The estimated impact of the TCJA is based on our management’s current knowledge and assumptions, following consultation with our tax advisors. Because of our valuation allowance in the United States, ongoing tax effects of the Act are not expected to materially change our effective tax rate in future periods.

In response to the COVID-19 pandemic, California’s Legislature passed Assembly Bill 85 (A.B. 85), which suspends the use of net operating losses for tax years beginning in 2020, 2021, and 2022 for taxpayers with taxable income of $1.0 million or more before an application of net operating loss. A.B. 85 includes an extended carryover period for the suspended net operating losses with an additional year carryforward for each year of suspension. A.B. 85 also limits the utilization of business incentive tax credits for taxable years 2020, 2021, and 2022, requiring that taxpayers can only claim a maximum of $5.0 million in tax credit on an aggregate basis.

We use our best judgment in attempting to quantify and reserve for these tax obligations. However, a challenge by a taxing authority, our ability to utilize tax benefits such as carryforwards or tax credits, or a deviation from other tax-related assumptions may cause actual financial results to deviate from previous estimates.

We do not intend to pay dividends for the foreseeable future.

We have never declared or paid any cash dividends on our common stock and do not intend to pay any cash dividends in the foreseeable future. Additionally, our ability to pay dividends on our common stock is limited by restrictions under the terms of our Loan Agreements. We anticipate that for the foreseeable future we will retain all our future earnings for use in the development of our business and for general corporate purposes. Any determination to pay dividends in the future will be at the discretion of our board of directors. Accordingly, investors must rely on sales of their common stock after price appreciation, which may never occur, as the only way to realize any future gains on their investments.

Provisions in our charter documents and under Delaware law could make an acquisition of our company more difficult, limit attempts by our stockholders to replace or remove our current management, limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers, or employees, and limit the market price of our common stock.

Provisions in our restated certificate of incorporation and restated bylaws that will be in effect immediately following the closing of the Business Combination may have the effect of delaying or preventing a change of control or changes in our management. Our restated certificate of incorporation and restated bylaws include provisions that:

•         provide that our board of directors will be classified into three classes of directors with staggered three-year terms;

•        permit the board of directors to establish the number of directors and fill any vacancies and newly created directorships;

•        require super-majority voting (or if two-thirds of the board of directors approves, a majority) to amend some provisions in our restated certificate of incorporation and restated bylaws;

•        authorize the issuance of “blank check” preferred stock that our board of directors could use to implement a stockholder rights plan;

•        provide that only a majority of our board of directors will be authorized to call a special meeting of stockholders;

•        prohibit stockholder action by written consent, which requires all stockholder actions to be taken at a meeting of our stockholders;

•        provide that the board of directors is expressly authorized to make, alter, or repeal our bylaws; and

•        establish advance notice requirements for nominations for election to our board of directors or for proposing matters that can be acted upon by stockholders at annual stockholder meetings.

In addition, our restated certificate of incorporation will provide that the Court of Chancery of the State of Delaware, to the fullest extent permitted by law, will be the exclusive forum for any derivative action or proceeding brought on our behalf, any action asserting a breach of fiduciary duty, any action asserting a claim against us arising pursuant to the Delaware General Corporation Law, or DGCL, our restated certificate of incorporation, or our restated bylaws, or any action asserting a claim against us that is governed by the internal affairs doctrine. The provision will not apply to suits brought to enforce a duty or liability created by the Exchange Act. Our restated bylaws will provide that the federal district courts of the United States of America will, to the fullest extent permitted by law, be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act, which we refer to as a Federal Forum Provision. Our decision to adopt a Federal Forum Provision followed a decision by the Supreme Court of the State of Delaware holding that such provisions are facially valid under Delaware law. While there can be no assurance that federal courts or state courts will follow the holding of the Delaware Supreme Court or determine that the Federal Forum Provision should be enforced in a particular case, application of the Federal Forum Provision means that suits brought by our stockholders to enforce any duty or liability created by the Securities Act must be brought in federal court and cannot be brought in state court. These choice of forum provisions may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or any of our directors, officers, or other employees, which may discourage lawsuits against us and our directors, officers, and other employees.

Moreover, Section 203 of the DGCL may discourage, delay, or prevent a change of control of our company. Section 203 imposes certain restrictions on mergers, business combinations, and other transactions between us and holders of 15% or more of our common stock. See the section titled “Description of Capital Stock” for additional information.

Risks Related to the Business Combination and ArcLight

Unless the context otherwise requires, any reference in this section of this proxy statement/prospectus to “ArcLight,” “we,” “us” or “our” refers to ArcLight prior to the Business Combination and to New Proterra and its subsidiaries following the Business Combination.

Our Initial Shareholders have entered into letter agreements with us to vote in favor of the Business Combination, regardless of how our public shareholders vote.

Unlike some other blank check companies in which the Initial Shareholders agree to vote their shares in accordance with the majority of the votes cast by the public shareholders in connection with an initial business combination, our Initial Shareholders, pursuant to the Sponsor Support Agreement, have agreed, among other things, to vote all of their public shares and Class B ordinary shares in favor of all the proposals being presented at the extraordinary general meeting, including the Business Combination Proposal and the transactions contemplated thereby (including the Merger). As of the date of this proxy statement/prospectus, our Initial Shareholders own 20.0% of the issued and outstanding ordinary shares (excluding the ordinary shares underlying the private placement warrants).

Neither the ArcLight Board nor any committee thereof obtained a third-party valuation in determining whether or not to pursue the Business Combination.

Neither the ArcLight Board nor any committee thereof is required to obtain an opinion from an independent investment banking or accounting firm that the price that ArcLight is paying for Proterra is fair to ArcLight from a financial point of view. Neither the ArcLight Board nor any committee thereof obtained a third party valuation in connection with the Business Combination. In analyzing the Business Combination, the ArcLight Board and management conducted due diligence on Proterra and researched the industry in which Proterra operates. The ArcLight Board reviewed, among other things, financial due diligence materials prepared by professional advisors, including quality of earnings reports and tax due diligence reports previously prepared in connection with Proterra’ most recent issuance of preferred stock, financial and market data information on selected comparable companies, the implied purchase price multiple of Proterra and the financial terms set forth in the Merger Agreement, and concluded that the Business Combination was in the best interest of its shareholders. Accordingly, investors will be relying solely on the judgment of the ArcLight Board and management in valuing Proterra, and the ArcLight Board and management may not have properly valued Proterra’s business. The lack of a third-party valuation may also lead an increased number of shareholders to vote against the Business Combination or demand redemption of their shares, which could potentially impact our ability to consummate the Business Combination.

The COVID-19 pandemic triggered an economic crisis which may delay or prevent the consummation of the Business Combination.

In December 2019, the COVID-19 outbreak was reported in China, and, in March 2020, the World Health Organization declared it a pandemic. Since being initially reported in China, COVID-19 has spread throughout the world and has resulted in unprecedented restrictions and limitations on operations of many businesses, institutions and governmental entities, including in the United States and Canada. Given the ongoing and dynamic nature of the COVID-19 crisis, it is difficult to predict the impact on the business of ArcLight, Proterra and New Proterra, and there is no guarantee that efforts by ArcLight, Proterra and New Proterra to address the adverse impact of COVID-19 will be effective. If ArcLight or Proterra are unable to recover from a business disruption on a timely basis, the Business Combination and New Proterra’s business and financial conditions and results of operations following the completion of the Business Combination could be adversely affected. The Business Combination may also be delayed and adversely affected by the COVID-19 pandemic, and become more costly. Each of ArcLight and Proterra may also incur additional costs to remedy damages caused by such disruptions, which could adversely affect its financial condition and results of operations.

Since the Initial Shareholders and our executive officers have interests that are different, or in addition to (and which may conflict with), the interests of our shareholders, a conflict of interest may have existed in determining whether the Business Combination with Proterra is appropriate as our initial business combination. Such interests include that the Initial Shareholders and our executive officers, will lose their entire investment in us if our business combination is not completed.

When you consider the recommendation of the ArcLight Board in favor of approval of the Business Combination Proposal, you should keep in mind that the Initial Shareholders, including ArcLight’s directors, have interests in such proposal that are different from, or in addition to (which may conflict with), those of ArcLight shareholders and warrant holders generally.

These interests include, among other things, the interests listed below:

•        the fact that our Initial Shareholders have agreed not to redeem any Class A ordinary shares held by them in connection with a shareholder vote to approve a proposed initial business combination;

•        the fact that the Sponsor paid an aggregate of $25,000 for 8,625,000 Class B ordinary shares, 6,937,500 of which are currently owned by the Initial Shareholders and such securities will have a significantly higher value at the time of the Business Combination;

•        the fact that Sponsor paid $7,550,000 for its private placement warrants, and the private placement warrants would be worthless if a business combination is not consummated by September 25, 2022 (unless such date is extended in accordance with the Existing Governing Documents);

•        the fact that the affiliates of ArcLight have agreed to purchase 600,000 shares of New Proterra Common Stock at $10.00 per share in the PIPE Financing on the same terms and conditions as the other PIPE Investors;

•        the fact that the Initial Shareholders and certain of ArcLight’s current officers have agreed to waive their rights to liquidating distributions from the trust account with respect to any ordinary shares (other than public shares) held by them if ArcLight fails to complete an initial business combination by September 25, 2022;

•        the fact that the Amended and Restated Registration Rights Agreement will be entered into by the Sponsor and certain other affiliates of ArcLight;

•        the fact that, at the option of the Sponsor, any amounts outstanding under any loan made by the Sponsor or any of its affiliates to ArcLight in an aggregate amount of up to $1,500,000 may be converted into warrants to purchase Class A ordinary shares in connection with the consummation of the Business Combination;

•        the continued indemnification of ArcLight’s directors and officers and the continuation of ArcLight’s directors’ and officers’ liability insurance after the Business Combination (i.e., a “tail policy”);

•        the fact that the Sponsor and ArcLight’s officers and directors will lose their entire investment in ArcLight and will not be reimbursed for any out-of-pocket expenses if an initial business combination is not consummated by September 25, 2022;

•        the fact that if the trust account is liquidated, including in the event ArcLight is unable to complete an initial business combination by September 25, 2022, the Sponsor has agreed to indemnify ArcLight to ensure that the proceeds in the trust account are not reduced below $10.00 per public share, or such lesser per public share amount as is in the trust account on the liquidation date, by the claims of prospective target businesses with which ArcLight has entered into an acquisition agreement or claims of any third party for services rendered or products sold to ArcLight, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the trust account;

•        the fact that ArcLight may be entitled to distribute or pay over funds held by ArcLight outside the Trust Account to the Sponsor or any of its Affiliates prior to the Closing; and

•        the fact that the Initial Shareholders entered into the Sponsor Support Agreement pursuant to which the original lock-up period to which our Sponsor and our directors and executive officers are subject was amended to remove such lock-up period, but only with respect to securities that are not held by the Sponsor.

See “Business Combination Proposal — Interests of ArcLight’s Directors and Executive Officers in the Business Combination” for additional information on interests of ArcLight’s directors and executive officers.

The personal and financial interests of the Initial Shareholders as well as ArcLight’s directors and executive officers may have influenced their motivation in identifying and selecting Proterra as business combination targets, completing an initial business combination with Proterra and influencing the operation of the business following the initial business combination. In considering the recommendations of the ArcLight Board to vote for the proposals, its shareholders should consider these interests.

The exercise of ArcLight’s directors’ and executive officers’ discretion in agreeing to changes or waivers in the terms of the Business Combination may result in a conflict of interest when determining whether such changes to the terms of the Business Combination or waivers of conditions are appropriate and in ArcLight’s shareholders’ best interest.

In the period leading up to the closing of the Business Combination, events may occur that, pursuant to the Merger Agreement, would require ArcLight to agree to amend the Merger Agreement, to consent to certain actions taken by Proterra or to waive rights that ArcLight is entitled to under the Merger Agreement. Such events could arise because of changes in the course of Proterra’s business, a request by Proterra to undertake actions that would otherwise be prohibited by the terms of the Merger Agreement or the occurrence of other events that would have a material adverse effect on Proterra’s business and would entitle ArcLight to terminate the Merger Agreement. In any of such circumstances, it would be at ArcLight’s discretion, acting through its board of directors, to grant its consent or waive those rights. The existence of financial and personal interests of one or more of the directors or executive officers described in the preceding risk factors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is best for ArcLight and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining whether or not to take the requested action. As of the date of this proxy statement/prospectus, ArcLight does not believe there will be any changes or waivers that ArcLight’s directors and executive officers would be likely to make after shareholder approval of the Business Combination Proposal has been obtained. While certain changes could be made without further shareholder approval, ArcLight will circulate a new or amended proxy statement/prospectus and resolicit ArcLight’s shareholders if changes to the terms of the transaction that would have a material impact on its shareholders are required prior to the vote on the Business Combination Proposal.

The Sponsor Support Agreement provides that the doctrine of corporate opportunity will not apply with respect to ArcLight Capital Partners, LLC and its affiliates, including our directors and officers.

The doctrine of corporate opportunity generally provides that a corporate fiduciary may not pursue an opportunity using corporate resources or information obtained in their corporate capacity for their personal advantage, acquire an interest adverse to that of the corporation or acquire property that is reasonably incident to the present or prospective business of the corporation or in which the corporation has a present or expectancy interest, unless that opportunity is first presented to the corporation and the corporation chooses not to pursue that opportunity. The doctrine of corporate opportunity is intended to preclude officers, directors or other fiduciaries from personally benefiting from opportunities that belong to the corporation.

Pursuant to the Sponsor Support Agreement, to the fullest extent permitted by law, the doctrine of corporate opportunity and any analogous doctrine will not apply to ArcLight Capital Partners, LLC (“ArcLight Capital”) or any of its affiliates or any of its or their agents, shareholders, members, partners, directors, officers, employees, affiliates or subsidiaries (other than New Proterra and its subsidiaries), including any director or officer of New Proterra who is also an agent, shareholder, member, partner, director, officer, employee, affiliate or subsidiary of ArcLight Capital (any such person being referred to herein as an External Party). Therefore, we renounced any interest or expectancy in, or being offered an opportunity to participate in, business opportunities that are from time to time presented to any External Party.

As a result, the External Parties are not prohibited from operating or investing in competing businesses. We therefore may find ourselves in competition with the External Parties, and we may not have knowledge of, or be able to pursue, transactions that could potentially be beneficial to us. Accordingly, we may lose a corporate opportunity or suffer competitive harm, which could negatively impact our business or prospects.

Subsequent to consummation of the Business Combination, we may be required to take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on our financial condition, results of operations and the share price of our securities, which could cause you to lose some or all of your investment.

We cannot assure you that the due diligence conducted in relation to Proterra has identified all material issues or risks associated with Proterra, its business or the industry in which it competes. As a result of these factors, we may incur additional costs and expenses and we may be forced to later write-down or write-off assets, restructure our operations, or incur impairment or other charges that could result in our reporting losses. Even if our due diligence has identified certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with our preliminary risk analysis. If any of these risks materialize, this could have a material adverse effect on our financial condition and results of operations and could contribute to negative market perceptions about our securities or New Proterra. Accordingly, any shareholders of ArcLight who choose to remain New Proterra stockholders following the Business Combination could suffer a reduction in the value of their shares and warrants. Such shareholders are unlikely to have a remedy for such reduction in value unless they are able to successfully claim that the reduction was due to the breach by our officers or directors of a duty of care or other fiduciary duty owed to them, or if they are able to successfully bring a private claim under securities laws that the registration statement or proxy statement/prospectus relating to the Business Combination contained an actionable material misstatement or material omission.

Our warrant agreement designates the courts of the State of New York or the United States District Court for the Southern District of New York as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by holders of our warrants, which could limit the ability of warrant holders to obtain a favorable judicial forum for disputes with our company.

Our warrant agreement provides that, subject to applicable law, (i) any action, proceeding or claim against us arising out of or relating in any way to the warrant agreement, including under the Securities Act, will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and (ii) that we irrevocably submit to such jurisdiction, which jurisdiction shall be the exclusive forum for any such action, proceeding or claim. We will waive any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum.

Notwithstanding the foregoing, these provisions of the warrant agreement will not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal district courts of the United States of America are the sole and exclusive forum. Any person or entity purchasing or otherwise acquiring any interest in any of our warrants shall be deemed to have notice of and to have consented to the forum provisions in our warrant agreement. If any action, the subject matter of which is within the scope of the forum provisions of the warrant agreement, is filed in a court other than a court of the State of New York or the United States District Court for the Southern District of New York (a “foreign action”) in the name of any holder of our warrants, such holder shall be deemed to have consented to: (x) the personal jurisdiction of the state and federal courts located in the State of New York in connection with any action brought in any such court to enforce the forum provisions (an “enforcement action”), and (y) having service of process made upon such warrant holder in any such enforcement action by service upon such warrant holder’s counsel in the foreign action as agent for such warrant holder.

This choice-of-forum provision may limit a warrant holder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with our company, which may discourage such lawsuits. Alternatively, if a court were to find this provision of our warrant agreement inapplicable or unenforceable with respect to one or more of the specified types of actions or proceedings, we may incur additional costs associated with resolving such matters in other jurisdictions, which could materially and adversely affect our business, financial condition and results of operations and result in a diversion of the time and resources of our management and board of directors.

The unaudited pro forma financial information included elsewhere in this proxy statement/prospectus may not be indicative of what New Proterra’s actual financial position or results of operations would have been.

ArcLight and Proterra currently operate as separate companies and have had no prior history as a combined entity, and ArcLight’s and Proterra’s operations have not previously been managed on a combined basis. The pro forma financial information included in this proxy statement/prospectus is presented for informational purposes only and is not necessarily indicative of the financial position or results of operations that would have actually occurred had the Business Combination been completed at or as of the dates indicated, nor is it indicative of the future operating results or financial position of Proterra. The pro forma statement of operations does not reflect future nonrecurring charges resulting from the Business Combination. The unaudited pro forma financial information does not reflect future events that may occur after the Business Combination and does not consider potential impacts of future market conditions on revenues or expenses. The pro forma financial information included in the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” has been derived from ArcLight’s and Proterra’s historical financial statements and certain adjustments and assumptions have been made regarding Proterra after giving effect to the Business Combination. There may be differences between preliminary estimates in the pro forma financial information and the final acquisition accounting, which could result in material differences from the pro forma information presented in this proxy statement/prospectus in respect of the estimated financial position and results of operations of Proterra.

In addition, the assumptions used in preparing the pro forma financial information may not prove to be accurate and other factors may affect Proterra’s financial condition or results of operations following the Closing. Any potential decline in Proterra’s financial condition or results of operations may cause significant variations in the stock price New Proterra.

The ability of our public shareholders to exercise redemption rights with respect to a large number of our public shares may not allow us to complete the most desirable business combination or optimize the capital structure of New Proterra.

At the time of entering into the Merger Agreement, we did not know how many shareholders may exercise their redemption rights, and therefore, we needed to structure the transaction based on our expectations as to the number of shares that will be submitted for redemption. The consummation of the Business Combination is conditioned upon, among other things, (i) the approval by our shareholders of the Condition Precedent Proposals being obtained; (ii) the applicable waiting period under the HSR Act relating to the Merger Agreement having expired or been terminated; (iii) the Aggregate Transaction Proceeds Condition; (iv) the approval by Nasdaq of our initial listing application in connection with the Business Combination; and (v) the consummation of the Domestication. Therefore, unless these conditions are waived by the applicable parties to the Merger Agreement, the Merger Agreement could terminate and the Business Combination may not be consummated. For further details, see “Business Combination Proposal — Conditions to Closing of the Business Combination.”

Our Initial Shareholders, as well as Proterra, our directors, executive officers, advisors and their affiliates may elect to purchase public shares prior to the consummation of the Business Combination, which may influence the vote on the Business Combination and reduce the public “float” of our Class A ordinary shares.

At any time at or prior to the Business Combination, during a period when they are not then aware of any material nonpublic information regarding us or our securities, our Initial Shareholders, Proterra and/or their directors, officers, advisors or respective affiliates may purchase public shares from institutional and other investors who vote, or indicate an intention to vote, against any of the Condition Precedent Proposals, or execute agreements to purchase such shares from such investors in the future, or they may enter into transactions with such investors and others to provide them with incentives to acquire public shares or vote their public shares in favor of the Condition Precedent Proposals. Such a purchase may include a contractual acknowledgement that such shareholder, although still the record or beneficial holder of our shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that our Initial Shareholders, Proterra and/or their directors, officers, advisors or respective affiliates who have agreed to vote in favor of this transaction purchase shares in privately negotiated transactions from public shareholders who have already elected to exercise their redemption rights, such selling shareholder would be required to revoke their prior elections to redeem their shares. The purpose of such share purchases and other transactions would be to increase the likelihood of satisfaction of the requirements that (i) the Business Combination Proposal, the Governing Documents Proposals, the Nasdaq Proposal, the Equity Incentive Plan Proposal, the Employee Stock Purchase Plan Proposal and the Adjournment Proposal are approved by the affirmative vote of at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter (ii) the Domestication Proposal is approved by the affirmative vote of at least a two-thirds (2/3) majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter, (iii) otherwise limit the number of public shares electing to redeem and (iv) New Proterra’s net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) being at least $5,000,001 after giving effect to the transactions contemplated by the Merger Agreement and the PIPE Financing.

If such transactions are effected, the consequence could be to cause the Business Combination to be consummated in circumstances where such consummation could not otherwise occur. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the proposals to be presented at the extraordinary general meeting and would likely increase the chances that such proposals would be approved.

In addition, if such purchases are made, the public “float” of our public shares and the number of beneficial holders of our securities may be reduced, possibly making it difficult to maintain or obtain the quotation, listing or trading of our securities on a national securities exchange.

If third parties bring claims against us, the proceeds held in the trust account could be reduced and the per share redemption amount received by shareholders may be less than $10.00 per share (which was the offering price in our initial public offering).

Our placing of funds in the trust account may not protect those funds from third-party claims against us. Although we have and will continue to seek to have all vendors, service providers (other than our independent registered public accounting firm), prospective target businesses or other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to any monies held in the trust account, there is no guarantee that they will execute such agreements or even if they execute such agreements that they would be prevented from bringing claims against the trust account, including, but not limited to, fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain advantage with respect to a claim against our assets, including the funds held in the trust account. If any third party refuses to execute an agreement waiving such claims to the monies held in the trust account, our management will perform an analysis of the alternatives available to it and will only enter into an agreement with a third party that has not executed a waiver if management believes that such third party’s engagement would be significantly more beneficial to us than any alternative.

Examples of possible instances where we may engage a third party that refuses to execute a waiver include the engagement of a third party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with us and will not seek recourse against the trust account for any reason. Upon redemption of our public shares, if we are unable to complete our business combination within the prescribed time frame, or upon the exercise of a redemption right in connection with our business combination, we will be required to provide for payment of claims of creditors that were not waived that may be brought against us within the ten years following redemption. Accordingly, the per share redemption amount received by public shareholders could be less than the $10.00 per share initially held in the trust account, due to claims of such creditors. In order to protect the amounts held in the trust account, the Sponsor has agreed to be liable to us if and to the extent any claims by a vendor for services rendered or products sold to us, or a prospective target business with which we have discussed entering into a transaction agreement, reduces the amount of funds in the trust account. This liability will not apply with respect to any claims by a third party who executed a waiver of any right, title, interest or claim of any kind in or to any monies held in the trust account or to any claims under our indemnity of the underwriters of our initial public offering against certain liabilities, including liabilities under the Securities Act. Moreover, even in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third party claims. We have not independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and we have not asked Sponsor to reserve for such indemnification obligations. Therefore, we cannot assure you that the Sponsor would be able to satisfy those obligations. None of our officers will indemnify us for claims by third parties including, without limitation, claims by vendors and prospective target businesses.

Additionally, if we are forced to file a bankruptcy case or an involuntary bankruptcy case is filed against us which is not dismissed, or if we otherwise enter compulsory or court supervised liquidation, the proceeds held in the trust account could be subject to applicable bankruptcy law, and may be included in our bankruptcy estate and subject to the claims of third parties with priority over the claims of our shareholders. To the extent any bankruptcy claims deplete the trust account, we may not be able to return to our public shareholders $10.00 per share (which was the offering price in our initial public offering).

In the event we distribute the proceeds in the trust account to our public shareholders and subsequently file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, a bankruptcy court may seek to recover such proceeds, and we and our board of directors may be exposed to claims of punitive damages.

If, after we distribute the proceeds in the trust account to our public shareholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, any distributions received by shareholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover all amounts received by our shareholders. In addition, our board of directors may be viewed as having breached its fiduciary duty to our creditors and/or having acted in bad faith, thereby exposing it and us to claims of punitive damages, by paying public shareholders from the trust account prior to addressing the claims of creditors. We cannot assure you that claims will not be brought against us for these reasons.

If, before distributing the proceeds in the trust account to our public shareholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, the claims of creditors in such proceeding may have priority over the claims of our shareholders and the per share amount that would otherwise be received by our shareholders in connection with our liquidation may be reduced.

If, before distributing the proceeds in the trust account to our public shareholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, the proceeds held in the trust account could be subject to applicable bankruptcy law, and may be included in our bankruptcy estate and subject to the claims of third parties with priority over the claims of our shareholders. To the extent any bankruptcy claims deplete the trust account, the per share amount that would otherwise be received by our shareholders in connection with our liquidation may be reduced.

Our shareholders may be held liable for claims by third parties against us to the extent of distributions received by them upon redemption of their shares.

If we are forced to enter into an insolvent liquidation, any distributions received by shareholders could be viewed as an unlawful payment if it was proved that immediately following the date on which the distribution was made, we were unable to pay our debts as they fall due in the ordinary course of business. As a result, a liquidator could seek to recover all amounts received by our shareholders. Furthermore, our directors may be viewed as having breached their fiduciary duties to us or our creditors and/or may have acted in bad faith, and thereby exposing themselves and our company to claims, by paying public shareholders from the trust account prior to addressing the claims of creditors. Claims may be brought against us for these reasons. We and our directors and officers who knowingly and willfully authorized or permitted any distribution to be paid out of the Trust Account while we were unable to pay our debts as they fall due in the ordinary course of business would be guilty of an offence and may be liable to a fine of $18,292.68 and to imprisonment for five years in the Cayman Islands.

We are an emerging growth company and a smaller reporting company within the meaning of the Securities Act, and if we take advantage of certain exemptions from disclosure requirements available to “emerging growth companies” or “smaller reporting companies,” this could make our securities less attractive to investors and may make it more difficult to compare our performance with other public companies.

We are an “emerging growth company” within the meaning of the Securities Act, as modified by the JOBS Act, and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. As a result, our shareholders may not have access to certain information they may deem important. We could be an emerging growth company for up to five years, although circumstances could cause us to lose that status earlier, including if the market value of our Class A ordinary shares or, after the Business Combination, the New Proterra Common Stock held by non-affiliates exceeds $700 million as of any June 30 before that time, in which case we would no longer be an emerging growth company as of the following December 31. We cannot predict whether investors will find our securities less attractive because we will rely on these exemptions. If some investors find our securities less attractive as a result of our reliance on these exemptions, the trading prices of our securities may be lower than they otherwise would be, there may be a less active trading market for our securities and the trading prices of our securities may be more volatile.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. We have elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of our financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Additionally, we are a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. We will remain a smaller reporting company until the last day of the fiscal year in which (i) the market value of our ordinary shares or, after the Business Combination, the New Proterra Common Stock held by non-affiliates exceeds $250 million as of the prior June 30, or (ii) our annual revenues exceeded $100 million during such completed fiscal year and the market value of our ordinary shares or, after the Business Combination, the New Proterra Common Stock held by non-affiliates exceeds $700 million as of the prior June 30. To the extent we take advantage of such reduced disclosure obligations, it may also make comparison of our financial statements with other public companies difficult or impossible.

Compliance obligations under the Sarbanes-Oxley Act may make it more difficult for us to effectuate the Business Combination, require substantial financial and management resources and increase the time and costs of completing a business combination.

The fact that we are a blank check company makes compliance with the requirements of the Sarbanes-Oxley Act particularly burdensome on us as compared to other public companies. Proterra is not a publicly reporting company required to comply with Section 404 of the Sarbanes-Oxley Act and New Proterra management may not be able to effectively and timely implement controls and procedures that adequately respond to the increased regulatory compliance and reporting requirements that will be applicable to New Proterra after the Business Combination. If we are not able to implement the requirements of Section 404, including any additional requirements once we are no longer an emerging growth company, in a timely manner or with adequate compliance, we may not be able to assess whether its internal control over financial reporting are effective, which may subject us to adverse regulatory consequences and could harm investor confidence and the market price of New Proterra Common Stock. Additionally, once we are no longer an emerging growth company, we will be required to comply with the independent registered public accounting firm attestation requirement on our internal control over financial reporting.

The price of New Proterra Common Stock and New Proterra’s warrants may be volatile.

Upon consummation of the Business Combination, the price of New Proterra Common Stock and New Proterra’s warrants may fluctuate due to a variety of factors, including:

•        changes in the industries in which New Proterra and its customers operate;

•        variations in its operating performance and the performance of its competitors in general;

•        material and adverse impact of the COVID-19 pandemic on the markets and the broader global economy;

•        actual or anticipated fluctuations in New Proterra’s quarterly or annual operating results;

•        the public’s reaction to New Proterra’s press releases, its other public announcements and its filings with the SEC;

•        New Proterra’s failure or the failure of its competitors to meet analysts’ projections or guidance that New Proterra or its competitors may give to the market;

•        additions and departures of key personnel;

•        changes in laws and regulations affecting its business;

•        commencement of, or involvement in, litigation involving New Proterra;

•        changes in New Proterra’s capital structure, such as future issuances of securities or the incurrence of additional debt;

•        publication of research reports by securities analysts about New Proterra or its competitors or its industry;

•        sales of shares of New Proterra Common Stock by the PIPE Investors;

•        the volume of shares of New Proterra Common Stock available for public sale, including as a result of the conversion of the Convertible Notes into shares of New Proterra Common Stock or termination of the post-closing lock-up pursuant to the terms thereof; and

•        general economic and political conditions such as recessions, interest rates, fuel prices, foreign currency fluctuations, international tariffs, social, political and economic risks and acts of war or terrorism.

These market and industry factors may materially reduce the market price of New Proterra Common Stock and New Proterra’s warrants regardless of the operating performance of New Proterra.

A significant portion of our total outstanding shares are restricted from immediate resale but may be sold into the market in the near future. This could cause the market price of New Proterra Common Stock to drop significantly, even if New Proterra’s business is doing well.

Sales of a substantial number of shares of New Proterra Common Stock in the public market could occur at any time. These sales, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of New Proterra Common Stock.

It is anticipated that, upon completion of the Business Combination, (i) the Proterra Holders will own approximately 68.6% of the outstanding New Proterra Common Stock and (ii) our Initial Shareholders will own approximately 2.6% of the outstanding New Proterra Common Stock, in each case, assuming that none of ArcLight’s outstanding public shares are redeemed in connection with the Business Combination, or approximately 77.8% and 2.9%, respectively, assuming that 27,750,000 of ArcLight’s outstanding public shares (which assumes the maximum number of Class A ordinary shares that can be redeemed are redeemed, while still satisfying the Aggregate Transaction Proceeds Condition) are redeemed in connection with the Business Combination. These percentages assume that (i) 164,618,789 shares (or 167,264,804 shares assuming that all of ArcLight’s outstanding public shares are redeemed in connection with the Business Combination) of New Proterra Common Stock are issued to the Proterra Holders at Closing; (ii) 41,500,000 shares of New Proterra Common Stock are issued in connection with the PIPE Financing; and (iii) no ArcLight warrants to purchase New Proterra Common Stock that will be outstanding immediately following Closing have been exercised. If the actual facts are different than these assumptions, the ownership percentages in New Proterra will be different.

Although the Sponsor and certain of Proterra’s stockholders will be subject to certain restrictions regarding the transfer of New Proterra Common Stock, these shares may be sold after the expiration or early termination of the respective applicable lock-ups under the Sponsor Letter Agreement and the Amended and Restated Investors’ Rights Agreement, respectively. We intend to file one or more registration statements shortly after the closing of the Business Combination to provide for the resale of such shares from time to time. As restrictions on resale end and the registration statements are available for use, the market price of New Proterra Common Stock could decline if the holders of currently restricted shares sell them or are perceived by the market as intending to sell them.

The public shareholders will experience immediate dilution as a consequence of the issuance of New Proterra Common Stock as consideration in the Business Combination and in the PIPE Financing.

In accordance with the terms and subject to the conditions of the Merger Agreement, at the Effective Time, (i) each share of Proterra outstanding as of immediately prior to the Effective Time will be exchanged for 0.8925 shares of New Proterra Common Stock, (ii) each warrant and equity award of Proterra outstanding as of immediately prior to the Effective Time will be exchanged for comparable warrants or equity awards that are exercisable for 0.8925 shares of New Proterra Common Stock, as applicable, and (iii) each Convertible Note that is not optionally converted immediately prior to the Effective Time will become convertible into shares of New Proterra Common Stock, in accordance with the terms of the Convertible Notes. For further details, see “Business Combination Proposal — Consideration to Proterra Holders in the Business Combination.”

The issuance of additional common stock will significantly dilute the equity interests of existing holders of ArcLight securities, and may adversely affect prevailing market prices for the New Proterra Common Stock and/or the New Proterra warrants.

Warrants will become exercisable for New Proterra Common Stock, which, if exercised, would increase the number of shares eligible for future resale in the public market and result in dilution to our stockholders.

If the Business Combination is completed, outstanding warrants to purchase an aggregate of 21,425,000 shares of New Proterra Common Stock will become exercisable in accordance with the terms of the warrant agreement governing those securities. These warrants will become exercisable 30 days after the completion of the Business Combination. The exercise price of these warrants will be $11.50 per share. To the extent such warrants are exercised, additional shares of New Proterra Common Stock will be issued, which will result in dilution to the holders of New Proterra Common Stock and increase the number of shares eligible for resale in the public market. Sales of substantial numbers of such shares in the public market or the fact that such warrants may be exercised could adversely affect the prevailing market prices of New Proterra Common Stock. However, there is no guarantee that the public warrants will ever be in the money prior to their expiration, and as such, the warrants may expire worthless. See “— Even if the Business Combination is consummated, the public warrants may never be in the money, and they may expire worthless and the terms of the warrants may be amended in a manner adverse to a holder if holders of at least 50% of the then outstanding public warrants approve of such amendment.”

Even if the Business Combination is consummated, the public warrants may never be in the money, and they may expire worthless and the terms of the warrants may be amended in a manner adverse to a holder if holders of at least 50% of the then outstanding public warrants approve of such amendment.

The warrants were issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and ArcLight. The warrant agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision or correct any mistake, but requires the approval by the holders of at least 50% of the then-outstanding public warrants to make any change that adversely affects the interests of the registered holders of public warrants. Accordingly, we may amend the terms of the public warrants in a manner adverse to a holder if holders of at least 50% of the then-outstanding public warrants approve of such amendment and, solely with respect to any amendment to the terms of the private placement warrants or any provision of the warrant agreement with respect to the private placement warrants, 50% of the number of the then outstanding private placement warrants. Although our ability to amend the terms of the public warrants with the consent of at least 50% of the then-outstanding public warrants is unlimited, examples of such amendments could be amendments to, among other things, increase the exercise price of the warrants, convert the warrants into cash, shorten the exercise period or decrease the number of shares of New Proterra Common Stock purchasable upon exercise of a warrant.

We may redeem your unexpired warrants prior to their exercise at a time that is disadvantageous to you, thereby making your warrants worthless.

We have the ability to redeem outstanding warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per warrant, provided that the last reported sales price of the New Proterra Common Stock equals or exceeds $18.00 per share (as adjusted for share subdivisions, share dividends, rights issuances, subdivisions, reorganizations, recapitalizations and the like) for any 20 trading days within a 30 trading-day period ending on the third trading day prior to the date we send the notice of redemption to the warrant holders. If and when the warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws. Redemption of the outstanding warrants could force you to: (i) exercise your warrants and pay the exercise price therefore at a time when it may be disadvantageous for you to do so; (ii) sell your warrants at the then-current market price when you might otherwise wish to hold your warrants; or (iii) accept the nominal redemption price which, at the time the outstanding warrants are called for redemption, is likely to be substantially less than the market value of your warrants. None of the private placement warrants will be redeemable by us so long as they are held by their initial purchasers or their permitted transferees.

In addition, we may redeem your warrants at any time after they become exercisable and prior to their expiration at a price of $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption provided that holders will be able to exercise their warrants prior to redemption for a number of Class A ordinary shares determined based on the redemption date and the fair market value of our Class A ordinary shares.

The value received upon exercise of the warrants (1) may be less than the value the holders would have received if they had exercised their warrants at a later time where the underlying share price is higher and (2) may not compensate the holders for the value of the warrants. None of the private placement warrants will be redeemable by us, subject to certain circumstances, so long as they are held by our sponsor or its permitted transferees.

Nasdaq may not list New Proterra’s securities on its exchange, which could limit investors’ ability to make transactions in New Proterra’s securities and subject New Proterra to additional trading restrictions.

An active trading market for New Proterra’s securities following the Business Combination may never develop or, if developed, it may not be sustained. In connection with the Business Combination, in order to continue to maintain the listing of our securities on Nasdaq, we will be required to demonstrate compliance with Nasdaq’s listing requirements. We will apply to have New Proterra’s securities listed on Nasdaq upon consummation of the Business Combination. We cannot assure you that we will be able to meet all listing requirements. Even if New Proterra’s securities are listed on Nasdaq, New Proterra may be unable to maintain the listing of its securities in the future.

If New Proterra fails to meet the listing requirements and Nasdaq does not list its securities on its exchange, Proterra would not be required to consummate the Business Combination. In the event that Proterra elected to waive this condition, and the Business Combination was consummated without New Proterra’s securities being listed on the Nasdaq or on another national securities exchange, New Proterra could face significant material adverse consequences, including:

•        a limited availability of market quotations for New Proterra’s securities;

•        reduced liquidity for New Proterra’s securities;

•        a determination that New Proterra Common Stock is a “penny stock” which will require brokers trading in New Proterra Common Stock to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for New Proterra’s securities;

•        a limited amount of news and analyst coverage; and

•        a decreased ability to issue additional securities or obtain additional financing in the future.

The National Securities Markets Improvement Act of 1996, which is a federal statute, prevents or preempts the states from regulating the sale of certain securities, which are referred to as “covered securities.” If New Proterra’s securities were not listed on Nasdaq, such securities would not qualify as covered securities and we would be subject to regulation in each state in which we offer our securities because states are not preempted from regulating the sale of securities that are not covered securities.

Reports published by analysts, including projections in those reports that differ from our actual results, could adversely affect the price and trading volume of our common shares.

Securities research analysts may establish and publish their own periodic projections for New Proterra following consummation of the Business Combination. These projections may vary widely and may not accurately predict the results we actually achieve. Our share price may decline if our actual results do not match the projections of these securities research analysts. Similarly, if one or more of the analysts who write reports on us downgrades our stock or publishes inaccurate or unfavorable research about our business, our share price could decline. If one or more of these analysts ceases coverage of us or fails to publish reports on us regularly, our share price or trading volume could decline. While we expect research analyst coverage following consummation of the Business Combination, if no analysts commence coverage of us, the market price and volume for our common shares could be adversely affected.

We are subject to, and New Proterra will be subject to, changing law and regulations regarding regulatory matters, corporate governance and public disclosure that have increased both ArcLight’s costs and the risk of non-compliance and will increase both New Proterra’s costs and the risk of non-compliance.

We are and New Proterra will be subject to rules and regulations by various governing bodies, including, for example, the SEC, which are charged with the protection of investors and the oversight of companies whose securities are publicly traded, and to new and evolving regulatory measures under applicable law. Our efforts to comply with new and changing laws and regulations have resulted in and New Proterra’s efforts to comply likely will result in, increased general and administrative expenses and a diversion of management time and attention.

Moreover, because these laws, regulations and standards are subject to varying interpretations, their application in practice may evolve over time as new guidance becomes available. This evolution may result in continuing uncertainty regarding compliance matters and additional costs necessitated by ongoing revisions to New Proterra’s disclosure and governance practices. If we fail to address and comply with these regulations and any subsequent changes, we may be subject to penalty and our business may be harmed.

During the pendency of the Business Combination, ArcLight will not be able to solicit, initiate or take any action to facilitate or encourage any inquiries or the making, submission or announcement of, or enter into a business combination with another party because of restrictions in the Merger Agreement. Furthermore, certain provisions of the Merger Agreement will discourage third parties from submitting alternative takeover proposals, including proposals that may be superior to the arrangements contemplated by the Merger Agreement.

During the pendency of the Business Combination, ArcLight will not be able to enter into a business combination with another party because of restrictions in the Merger Agreement. Furthermore, certain provisions of the Merger Agreement will discourage third parties from submitting alternative takeover proposals, including proposals that may be superior to the arrangements contemplated by the Merger Agreement, in part because of the inability of the ArcLight Board to change its recommendation in connection with the Business Combination. The Merger Agreement does not permit our Board of Directors to change, withdraw, withhold, qualify or modify, or publicly propose to change, withdraw, withhold, qualify or modify its recommendation in favor of adoption of the Shareholder Proposals.

Certain covenants in the Merger Agreement impede the ability of ArcLight to make acquisitions or complete certain other transactions pending completion of the Business Combination. As a result, ArcLight may be at a disadvantage to its competitors during that period. In addition, if the Business Combination is not completed, these provisions will make it more difficult to complete an alternative business combination following the termination of the Merger Agreement due to the passage of time during which these provisions have remained in effect

Risks Related to the Consummation of the Domestication

Unless the context otherwise requires, any reference in this section of this proxy statement/prospectus to “we,” “us” or “our” refers to ArcLight prior to the Business Combination and to New Proterra and its subsidiaries following the Business Combination.

The Domestication may result in adverse tax consequences for holders of public shares.

U.S. Holders (as defined in “U.S. Federal Income Tax Considerations — U.S. Holders”) may be subject to U.S. federal income tax as a result of the Domestication. Because the Domestication will occur immediately prior to the redemption of New Proterra Common Stock, U.S. Holders exercising redemption rights will be subject to the potential tax consequences of the Domestication. Additionally, non-U.S. Holders (as defined in “U.S. Federal Income Tax Considerations — Non-U.S. Holders” below) may become subject to withholding tax on any dividends paid or deemed paid on shares of New Proterra Common Stock after the Domestication.

As discussed more fully under “U.S. Federal Income Tax Considerations,” the Domestication generally should constitute a tax-deferred reorganization within the meaning of Section 368(a)(l)(F) of the Code. However, due to the absence of direct guidance on the application of Section 368(a)(1)(F) of the Code to the facts and circumstances relating to ArcLight, this result is not entirely clear. Accordingly, due to the absence of such guidance, it is not possible to predict whether the IRS or a court considering the issue would take a contrary position. If the Domestication fails to qualify as a reorganization under Section 368(a)(1)(F) of the Code, subject to the PFIC rules described in further detail below, a U.S. Holder generally would recognize gain or loss with respect to its public shares or public warrants in an amount equal to the difference, if any, between the fair market value of the corresponding shares of New Proterra Common Stock or New Proterra public warrants received in the Domestication and the U.S. Holder’s adjusted tax basis in its public shares and public warrants surrendered in exchange therefor.

In the case of a transaction, such as the Domestication, that should qualify as a tax-deferred reorganization within the meaning of Section 368(a)(1)(F) of the Code, U.S. Holders will be subject to Section 367(b) of the Code and, as a result: a U.S. Holder that on the day of the Domestication beneficially owns (actually and constructively) public shares with a fair market value of less than $50,000 on the date of the Domestication generally will not recognize any gain or loss and will not be required to include any part of ArcLight’s earnings in income in respect of the Domestication; a U.S. Holder that on the day of the Domestication beneficially owns (actually and constructively) public shares with a fair market value of $50,000 or more, but less than 10% of the total combined voting power of all classes of our stock entitled to vote and less than 10% or more of the total value of all classes of our stock, generally will recognize gain (but not loss) in respect of the Domestication as if such U.S. Holder exchanged its public shares for shares of New Proterra Common Stock in a taxable transaction, unless such U.S. Holder elects in accordance with applicable Treasury Regulations to include in income as a deemed dividend the “all earnings and profits amount” (as defined in the Treasury Regulations under Section 367(b) of the Code) attributable to the public shares held directly by such U.S. Holder; and a U.S. Holder that on the day of the Domestication beneficially owns (actually or constructively) 10% or more of the total combined voting power of all classes of our stock entitled to vote or 10% or more of the total value of all classes of our stock, will generally be required to include in income as a deemed dividend the “all earnings and profits amount” attributable to the public shares held directly by such U.S. Holder; however, any such U.S. Holder that is a corporation may, under certain circumstances, effectively be exempt from taxation on a portion or all of the deemed dividend pursuant to Section 245A of the Code (commonly referred to as the participation exemption).

Notwithstanding the foregoing, if ArcLight qualifies as a PFIC, a U.S. Holder of public shares or public warrants may, in certain circumstances, still recognize gain (but not loss) upon the exchange of its public shares or public warrants for New Proterra Common Stock or New Proterra public warrants pursuant to the Domestication under PFIC rules of the Code equal to the excess, if any, of the fair market value of the shares of New Proterra Common Stock or New Proterra public warrants received in the Domestication over the U.S. Holder’s adjusted tax basis in the corresponding public shares or public warrants surrendered in exchange therefor. The tax on any such gain so recognized would be imposed at the rate applicable to ordinary income and an interest charge would apply. For a more complete discussion of the potential application of the PFIC rules to U.S. Holders as a result of the Domestication, see the discussion in the section entitled “U.S. Federal Income Tax Considerations — U.S. Holders — PFIC Considerations.”

All holders are urged to consult their tax advisor for the tax consequences of the Domestication to their particular situation. For a more detailed description of the U.S. federal income tax consequences associated with the Domestication, see “U.S. Federal Income Tax Considerations.”

Upon consummation of the Business Combination, the rights of holders of New Proterra Common Stock arising under the DGCL as well as Proposed Governing Documents will differ from and may be less favorable to the rights of holders of Class A ordinary shares arising under Cayman Islands law as well as our current memorandum and articles of association.

Upon consummation of the Business Combination, the rights of holders of New Proterra Common Stock will arise under the Proposed Governing Documents as well as the DGCL. Those new organizational documents and the DGCL contain provisions that differ in some respects from those in the Existing Governing Documents and Cayman Islands law and, therefore, some rights of holders of New Proterra Common Stock could differ from the rights that holders of Class A ordinary shares currently possess. For instance, while class actions are generally not available to shareholders under Cayman Islands law, such actions are generally available under the DGCL. This change could increase the likelihood that New Proterra becomes involved in costly litigation, which could have a material adverse effect on New Proterra.

In addition, there are differences between the Proposed Governing Documents of New Proterra and the Existing Governing Documents of ArcLight. For a more detailed description of the rights of holders of New Proterra Common Stock and how they may differ from the rights of holders of Class A ordinary shares, please see “Comparison of Corporate Governance and Shareholder Rights.” The forms of the Proposed Certificate of Incorporation and the Proposed Bylaws of New Proterra are attached as Annex C and Annex D, respectively, to this proxy statement/prospectus, and we urge you to read them.

Risks Related to the Redemption

Unless the context otherwise requires, any reference in this section of this proxy statement/prospectus to “we,” “us” or “our” refers to ArcLight prior to the Business Combination and to New Proterra and its subsidiaries following the Business Combination.

Public Shareholders who wish to redeem their public shares for a pro rata portion of the trust account must comply with specific requirements for redemption that may make it more difficult for them to exercise their redemption rights prior to the deadline. If shareholders fail to comply with the redemption requirements specified in this proxy statement/prospectus, they will not be entitled to redeem their public shares for a pro rata portion of the funds held in the trust account.

A public shareholder will be entitled to receive cash for any public shares to be redeemed only if such public shareholder: (i) (a) holds public shares, or (b) if the public shareholder holds public shares through units, the public shareholder elects to separate its units into the underlying public shares and public warrants prior to exercising its redemption rights with respect to the public shares; (ii) submits a written request to Continental, ArcLight’s transfer agent, in which it (a) requests that ArcLight redeem all or a portion of its public shares for cash, and (b) identifies itself as a beneficial holder of the public shares and provides its legal name, phone number and address; and (iii) delivers its public shares to Continental, ArcLight’s transfer agent, physically or electronically through DTC. Holders must complete the procedures for electing to redeem their public shares in the manner described above prior to           ,            Time, on                     , 2021 (two business days before the extraordinary general meeting) in order for their shares to be redeemed. In order to obtain a physical share certificate, a shareholder’s broker and/or clearing broker, DTC and Continental, ArcLight’s transfer agent, will need to act to facilitate this request. It is ArcLight’s understanding that shareholders should generally allot at least two weeks to obtain physical certificates from the transfer agent. However, because ArcLight does not have any control over this process or over DTC, it may take significantly longer than two weeks to obtain a physical stock certificate. If it takes longer than anticipated to obtain a physical certificate, public shareholders who wish to redeem their public shares may be unable to obtain physical certificates by the deadline for exercising their redemption rights and thus will be unable to redeem their shares.

If the Business Combination is consummated, and if a public shareholder properly exercises its right to redeem all or a portion of the public shares that it holds and timely delivers its shares to Continental, ArcLight’s transfer agent, ArcLight will redeem such public shares for a per-share price, payable in cash, equal to the pro rata portion of the trust account established at the consummation of our initial public offering, calculated as of two business days prior to the consummation of the Business Combination. Please see the section entitled “Extraordinary General Meeting of ArcLight — Redemption Rights” for additional information on how to exercise your redemption rights.

If a public shareholder fails to receive notice of ArcLight’s offer to redeem public shares in connection with the Business Combination, or fails to comply with the procedures for tendering its shares, such shares may not be redeemed.

If, despite ArcLight’s compliance with the proxy rules, a public shareholder fails to receive ArcLight’s proxy materials, such public shareholder may not become aware of the opportunity to redeem his, her or its public shares. In addition, the proxy materials that ArcLight is furnishing to holders of public shares in connection with the Business Combination describes the various procedures that must be complied with in order to validly redeem the public shares. In the event that a public shareholder fails to comply with these procedures, its public shares may not be redeemed. Please see the section entitled “Extraordinary General Meeting of ArcLight — Redemption Rights” for additional information on how to exercise your redemption rights.

ArcLight does not have a specified maximum redemption threshold. The absence of such a redemption threshold may make it possible for us to complete the Business Combination with which a substantial majority of ArcLight’s public shareholders have redeemed their shares.

The Existing Governing Documents do not provide a specified maximum redemption threshold, except that ArcLight will not redeem public shares in an amount that would cause ArcLight’s net tangible assets to be less than $5,000,001 after giving effect to the transactions contemplated by the Merger Agreement and the PIPE Financing (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act).

As a result, ArcLight may be able to complete the Business Combination even though a substantial portion of public shareholders have redeemed their shares or have entered into privately negotiated agreements to sell their shares to Sponsor, directors or officers or their affiliates. As of the date of this proxy statement/prospectus, no agreements with respect to the private purchase of public shares by ArcLight or the persons described above have been entered into with any such investor or holder. ArcLight will file or submit a Current Report on Form 8-K to disclose any material arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the proposals to be put to the extraordinary general meeting or the redemption threshold. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.

If you or a “group” of shareholders of which you are a part are deemed to hold an aggregate of more than 15% of the public shares, you (or, if a member of such a group, all of the members of such group in the aggregate) will lose the ability to redeem all such shares in excess of 15% of the public shares.

A public shareholder, together with any of his, her or its affiliates or any other person with whom it is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from redeeming in the aggregate his, her or its shares or, if part of such a group, the group’s shares, in excess of 15% of the public shares. In order to determine whether a shareholder is acting in concert or as a group with another shareholder, ArcLight will require each public shareholder seeking to exercise redemption rights to certify to ArcLight whether such shareholder is acting in concert or as a group with any other shareholder. Such certifications, together with other public information relating to stock ownership available to ArcLight at that time, such as Section 13D, Section 13G and Section 16 filings under the Exchange Act, will be the sole basis on which ArcLight makes the above-referenced determination. Your inability to redeem any such excess shares will reduce your influence over ArcLight’s ability to consummate the Business Combination and you could suffer a material loss on your investment in ArcLight if you sell such excess shares in open market transactions. Additionally, you will not receive redemption distributions with respect to such excess shares if ArcLight consummates the Business Combination. As a result, you will continue to hold that number of shares aggregating to more than 15% of the public shares and, in order to dispose of such excess shares, would be required to sell your stock in open market transactions, potentially at a loss. ArcLight cannot assure you that the value of such excess shares will appreciate over time following the Business Combination or that the market price of the public shares will exceed the per-share redemption price. Notwithstanding the foregoing, shareholders may challenge ArcLight’s determination as to whether a shareholder is acting in concert or as a group with another shareholder in a court of competent jurisdiction.

However, ArcLight’s shareholders’ ability to vote all of their shares (including such excess shares) for or against the Business Combination is not restricted by this limitation on redemption.

There is no guarantee that a shareholder’s decision whether to redeem its shares for a pro rata portion of the trust account will put the shareholder in a better future economic position.

ArcLight can give no assurance as to the price at which a shareholder may be able to sell its public shares in the future following the completion of the Business Combination or any alternative business combination. Certain events following the consummation of any initial business combination, including the Business Combination, may cause an increase in ArcLight share price, and may result in a lower value realized now than a shareholder of ArcLight might realize in the future had the shareholder not redeemed its shares. Similarly, if a shareholder does not redeem its shares, the shareholder will bear the risk of ownership of the public shares after the consummation of any initial business combination, and there can be no assurance that a shareholder can sell its shares in the future for a greater amount than the redemption price set forth in this proxy statement/prospectus. A shareholder should consult the shareholder’s own financial advisor for assistance on how this may affect his, her or its individual situation.

The securities in which we invest the funds held in the trust account could bear a negative rate of interest, which could reduce the value of the assets held in trust such that the per-share redemption amount received by public shareholders may be less than $10.00 per share.

The proceeds held in the trust account will be invested only in U.S. government treasury obligations with a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act, which invest only in direct U.S. government treasury obligations. While short-term U.S. government treasury obligations currently yield a positive rate of interest, they have briefly yielded negative interest rates in recent years. Central banks in Europe and Japan pursued interest rates below zero in recent years, and the Open Market Committee of the Federal Reserve has not ruled out the possibility that it may in the future adopt similar policies in the United States. In the event that we are unable to complete our initial business combination or make certain amendments to our amended and restated memorandum and articles of association, our public shareholders are entitled to receive their pro-rata share of the proceeds held in the trust account, plus any interest income, net of income taxes paid or payable (less, in the case we are unable to complete our initial business combination, $100,000 of interest to pay dissolution expenses). Negative interest rates could reduce the value of the assets held in trust such that the per-share redemption amount received by public shareholders may be less than $10.00 per share.

Our directors may decide not to enforce the indemnification obligations of the Sponsor, resulting in a reduction in the amount of funds in the Trust Account available for distribution to our Public Shareholders.

In the event that the proceeds in the Trust Account are reduced below the lesser of (i) $10.00 per share and (ii) the actual amount per share held in the Trust Account as of the date of the liquidation of the Trust Account if less than $10.00 per share due to reductions in the value of the trust assets, in each case less taxes payable, and the Sponsor asserts that it is unable to satisfy its obligations or that it has no indemnification obligations related to a particular claim, our independent directors would determine whether to take legal action against the Sponsor to enforce its indemnification obligations. While we currently expect that our independent directors would take legal action on our behalf against the Sponsor to enforce its indemnification obligations to us, it is possible that our independent directors in exercising their business judgment and subject to their fiduciary duties may choose not to do so in any particular instance. If our independent directors choose not to enforce these indemnification obligations, the amount of funds in the Trust Account available for distribution to our public shareholders may be reduced below $10.00 per share.

We may not have sufficient funds to satisfy indemnification claims of our directors and executive officers.

We agreed to indemnify our officers and directors to the fullest extent permitted by law. However, our officers and directors agreed to waive any right, title, interest or claim of any kind in or to any monies in the Trust Account and to not seek recourse against the Trust Account for any reason whatsoever (except to the extent they are entitled to funds from the Trust Account due to their ownership of public shares).

Accordingly, any indemnification provided will be able to be satisfied by us only if (i) we have sufficient funds outside of the Trust Account or (ii) we consummate an initial business combination (which shall be the Business Combination should it occur). Our obligation to indemnify our officers and directors may discourage shareholders from bringing a lawsuit against our officers or directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against our officers and directors, even though such an action, if successful, might otherwise benefit us and our shareholders. Furthermore, a shareholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against our officers and directors pursuant to these indemnification provisions

Risks if the Adjournment Proposal is Not Approved

If the Adjournment Proposal is not approved, and an insufficient number of votes have been obtained to authorize the consummation of the Business Combination and the Domestication, the ArcLight Board will not have the ability to adjourn the extraordinary general meeting to a later date in order to solicit further votes, and, therefore, the Business Combination will not be approved, and, therefore, the Business Combination may not be consummated.

The ArcLight Board is seeking approval to adjourn the extraordinary general meeting to a later date or dates if, at the extraordinary general meeting, based upon the tabulated votes, there are insufficient votes to approve each of the Condition Precedent Proposals. If the Adjournment Proposal is not approved, the ArcLight Board will not have the ability to adjourn the extraordinary general meeting to a later date and, therefore, will not have more time to solicit votes to approve the Condition Precedent Proposals. In such events, the Business Combination would not be completed.

Risks if the Domestication and the Business Combination are not Consummated

References in this section to “we,” “us” and “our” refer to ArcLight.

If we are not able to complete the Business Combination with Proterra nor able to complete another business combination by September 25, 2022, in each case, as such date may be extended pursuant to our Existing Governing Documents, we would cease all operations except for the purpose of winding up and we would redeem our Class A ordinary shares and liquidate the trust account, in which case our public shareholders may only receive approximately $10.00 per share and our warrants will expire worthless.

If we are not able to complete the Business Combination with Proterra nor able to complete another business combination by September 25, 2022, in each case, as such date may be extended pursuant to our Existing Governing Documents we will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest (which interest will be net of taxes payable, and (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining shareholders and our board of directors, liquidate and dissolve, subject in each case to our obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. In such case, our public shareholders may only receive approximately $10.00 per share and our warrants will expire worthless.

You will not have any rights or interests in funds from the trust account, except under certain limited circumstances. To liquidate your investment, therefore, you may be forced to sell your public shares or public warrants, potentially at a loss.

Our public shareholders will be entitled to receive funds from the trust account only upon the earlier to occur of: (i) the completion of a business combination (including the closing of the Business Combination), and then only in connection with those Class A ordinary shares that such shareholder properly elected to redeem, subject to the limitations described herein; (ii) the redemption of any public shares properly tendered in connection with a shareholder vote to amend the Existing Governing Documents (A) to modify the substance or timing of our obligation to provide holders of our Class A ordinary shares the right to have their shares redeemed in connection with a business combination or to redeem 100% of our public shares if we do not complete our initial business combination by September 25, 2022 or (B) with respect to any other provision relating to the rights of holders of our Class A ordinary shares; and (iii) the redemption of our public shares if we have not consummated an initial business by September 25, 2022, subject to applicable law and as further described herein. Public shareholders who redeem their public shares in connection with a shareholder vote described in clause (ii) in the preceding sentence will not be entitled to funds from the trust account upon the subsequent completion of an initial business combination or liquidation if we have not consummated an initial business combination by September 25, 2022, with respect to such public shares so redeemed. In no other circumstances will a shareholder have any right or interest of any kind to or in the trust account. Holders of warrants will not have any right to the proceeds held in the trust account with respect to the warrants. Accordingly, to liquidate your investment, you may be forced to sell your public shares or warrants, potentially at a loss.

If we do not consummate an initial business combination by September 25, 2022, our public shareholders may be forced to wait until after September 25, 2022 before redemption from the trust account.

If we are unable to consummate our initial business combination by September 25, 2022 (as such date may be extended pursuant to our Existing Governing Documents), we will distribute the aggregate amount then on deposit in the trust account, including interest earned on the funds held in the trust account and not previously released to us to pay our income taxes, if any (less up to $100,000 of the net interest earned thereon to pay dissolution expenses), pro rata to our public shareholders by way of redemption and cease all operations except for the purposes of winding up of our affairs, as further described in this proxy statement/prospectus. Any redemption of public shareholders from the trust account shall be affected automatically by function of the Existing Governing Documents prior to any voluntary winding up. If we are required to wind-up, liquidate the trust account and distribute such amount therein, pro rata, to our public shareholders, as part of any liquidation process, such winding up, liquidation and distribution must comply with Cayman Islands law. In that case, investors may be forced to wait beyond September 25, 2022 (as such date may be extended pursuant to our Existing Governing Documents), before the redemption proceeds of the trust account become available to them, and they receive the return of their pro rata portion of the proceeds from the trust account. We have no obligation to return funds to investors prior to the date of our redemption or liquidation unless, prior thereto, we consummate our initial business combination or amend certain provisions of our Existing Governing Documents, and only then in cases where investors have sought to redeem their public shares. Only upon our redemption or any liquidation will public shareholders be entitled to distributions if we do not complete our initial business combination and do not amend our Existing Governing Documents. Our Existing Governing Documents provide that, if we wind up for any other reason prior to the consummation of our initial business combination, we will follow the foregoing procedures with respect to the liquidation of the trust account as promptly as reasonably possible but not more than ten business days thereafter, subject to applicable Cayman Islands law.

If the net proceeds of our initial public offering not being held in the trust account are insufficient to allow us to operate through September 25, 2022, and we are unable to obtain additional capital, we may be unable to complete our initial business combination, in which case our public shareholders may only receive $10.00 per share, and our warrants will expire worthless.

As of September 30, 2020, we had cash of approximately $2.0 million held outside the trust account, which is available for use by us to cover the costs associated with identifying a target business and negotiating a business combination and other general corporate uses. In addition, as of September 30, 2020, we had total current liabilities of approximately $1.1 million. The funds available to us outside of the trust account may not be sufficient to allow us to operate until September 25, 2022, assuming that our initial business combination is not completed during that time. Of the funds available to us, we could use a portion of the funds available to us to pay fees to consultants to assist us with our search for a target business. We could also use a portion of the funds as a down payment or to fund a “no-shop” provision (a provision in letters of intent designed to keep target businesses from “shopping” around for transactions with other companies on terms more favorable to such target businesses) with respect to a particular proposed business combination, although we do not have any current intention to do so. If we entered into a letter of intent where we paid for the right to receive exclusivity from a target business and were subsequently required to forfeit such funds (whether as a result of our breach or otherwise), we might not have sufficient funds to continue searching for, or conduct due diligence with respect to, a target business.

If we are required to seek additional capital, we would need to borrow funds from Sponsor, members of our management team or other third parties to operate or may be forced to liquidate. Any such advances would be repaid only from funds held outside the trust account or from funds released to us upon completion of our initial business combination. If we are unable to obtain additional financing, we may be unable to complete our initial business combination. If we are unable to complete our initial business combination because we do not have sufficient funds available to us, we will be forced to cease operations and liquidate the trust account. Consequently, our public shareholders may only receive approximately $10.00 per share on our redemption of the public shares and the public warrants will expire worthless.

Because ArcLight is incorporated under the laws of the Cayman Islands, in the event the Business Combination is not completed, you may face difficulties in protecting your interests, and your ability to protect your rights through the U.S. Federal courts may be limited.

Because ArcLight is currently incorporated under the laws of the Cayman Islands, you may face difficulties in protecting your interests and your ability to protect your rights through the U.S. Federal courts may be limited prior to the Domestication. ArcLight is currently an exempted company under the laws of the Cayman Islands. As a result, it may be difficult for investors to effect service of process within the United States upon ArcLight’s directors or officers, or enforce judgments obtained in the United States courts against ArcLight’s directors or officers.

Until the Domestication is effected, ArcLight’s corporate affairs are governed by the Existing Governing Documents, the Cayman Islands Companies Act and the common law of the Cayman Islands. The rights of shareholders to take action against the directors, actions by minority shareholders and the fiduciary responsibilities of its directors to ArcLight under the laws of the Cayman Islands are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as from English common law, the decisions of whose courts are of persuasive authority, but are not binding on a court in the Cayman Islands. The rights of ArcLight’s shareholders and the fiduciary responsibilities of its directors under Cayman Islands law are different from what they would be under statutes or judicial precedent in some jurisdictions in the United States. In particular, the Cayman Islands has a different body of securities laws as compared to the United States, and certain states, such as Delaware, may have more fully developed and judicially interpreted bodies of corporate law. In addition, Cayman Islands companies may not have standing to initiate a shareholders derivative action in a Federal court of the United States.

The courts of the Cayman Islands are unlikely (i) to recognize or enforce against ArcLight judgments of courts of the United States predicated upon the civil liability provisions of the federal securities laws of the United States or any state; and (ii) in original actions brought in the Cayman Islands, to impose liabilities against ArcLight predicated upon the civil liability provisions of the federal securities laws of the United States or any state, so far as the liabilities imposed by those provisions are penal in nature. In those circumstances, although there is no statutory enforcement in the Cayman Islands of judgments obtained in the United States, the courts of the Cayman Islands will recognize and enforce a foreign money judgment of a foreign court of competent jurisdiction without retrial on the merits based on the principle that a judgment of a competent foreign court imposes upon the judgment debtor an obligation to pay the sum for which judgment has been given provided certain conditions are met. For a foreign judgment to be enforced in the Cayman Islands, such judgment must be final and conclusive and for a liquidated sum, and must not be in respect of taxes or a fine or penalty, inconsistent with a Cayman Islands judgment in respect of the same matter, impeachable on the grounds of fraud or obtained in a manner, or be of a kind the enforcement of which is, contrary to natural justice or the public policy of the Cayman Islands (awards of punitive or multiple damages may well be held to be contrary to public policy). A Cayman Islands court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere.

The public shareholders may have more difficulty in protecting their interests in the face of actions taken by management, members of the ArcLight Board or controlling shareholders than they would as public shareholders of a United States company.

EXTRAORDINARY GENERAL MEETING OF ARCLIGHT

General

ArcLight is furnishing this proxy statement/prospectus to ArcLight’s shareholders as part of the solicitation of proxies by the ArcLight Board for use at the extraordinary general meeting of ArcLight to be held on        , 2021, and at any adjournment thereof. This proxy statement/prospectus is first being furnished to ArcLight’s shareholders on or about           , 2021 in connection with the vote on the proposals described in this proxy statement/prospectus. This proxy statement/prospectus provides ArcLight’s shareholders with information they need to know to be able to vote or instruct their vote to be cast at the extraordinary general meeting.

Date, Time and Place

The extraordinary general meeting will be held at         ,         Time, on        , 2021 at the offices of Kirkland & Ellis LLP located at           , and via a virtual meeting, unless the extraordinary general meeting is adjourned. In the interest of public health, and due to the impact of the coronavirus (COVID-19), we may hold the extraordinary general meeting through a “virtual” or online method.

Purpose of the ArcLight Extraordinary General Meeting

At the extraordinary general meeting, ArcLight is asking holders of ordinary shares to consider and vote upon:

•        a proposal to approve by ordinary resolution and adopt the Merger Agreement, including the Merger, and the transactions contemplated thereby;

•        a proposal to approve by special resolution the Domestication;

•        the following four (4) separate proposals to approve the following material differences between the Existing Governing Documents and the Proposed Governing Documents:

•        to authorize the change in the authorized share capital of ArcLight from US$55,500 divided into (i) 500,000,000 Class A ordinary shares, par value $0.0001 per share, 50,000,000 Class B ordinary shares, par value $0.0001 per share, and 5,000,000 preference shares, par value $0.0001 per share, to (ii) 500,000,000 shares of New Proterra Common Stock and 10,000,000 shares of New Proterra Preferred Stock;

•        to authorize the New Proterra Board to issue any or all shares of New Proterra Preferred Stock in one or more classes or series, with such terms and conditions as may be expressly determined by the New Proterra Board and as may be permitted by the DGCL;

•        to authorize the removal of the ability of New Proterra stockholders to take action by written consent in lieu of a meeting; and

•        as a special resolution, to amend and restate the Existing Governing Documents and authorize all other changes in connection with the replacement of Existing Governing Documents with the Proposed Governing Documents as part of the Domestication, including (i) making New Proterra’s corporate existence perpetual, (ii) adopting Delaware as the exclusive forum for certain stockholder litigation and the federal district courts of the United States as the exclusive forum for litigation arising out of the Securities Act, and (iii) removing certain provisions related to our status as a blank check company that will no longer be applicable upon consummation of the Business Combination, all of which the ArcLight Board believes is necessary to adequately address the needs of New Proterra after the Business Combination;

•        a proposal to approve by ordinary resolution shares of New Proterra Common Stock issued in connection with the Business Combination and the PIPE Financing pursuant to Nasdaq Listing Rule 5635;

•        a proposal to approve and adopt by ordinary resolution the Equity Incentive Plan;

•        a proposal to approve and adopt by ordinary resolution the ESPP; and

•        a proposal to approve by ordinary resolution the adjournment of the extraordinary general meeting to a later date or dates, if necessary, to, among other things, permit further solicitation and vote of proxies in the event that there are insufficient votes for the approval of one or more proposals at the extraordinary general meeting.

Each of the Business Combination Proposal, the Domestication Proposal, the Governing Documents Proposals, the Nasdaq Proposal, the Equity Incentive Plan Proposal and the Employee Stock Purchase Plan Proposal is conditioned on the approval and adoption of each of the other Condition Precedent Proposals. The Adjournment Proposal is not conditioned on any other proposal.

Recommendation of the ArcLight Board

The ArcLight Board believes that the Business Combination Proposal and the other proposals to be presented at the extraordinary general meeting are in the best interest of ArcLight and its shareholders and unanimously recommends that its shareholders vote “FOR” the Business Combination Proposal, “FOR” the Domestication Proposal, “FOR” each of the separate Governing Documents Proposals, “FOR” the Nasdaq Proposal, “FOR” the Equity Incentive Plan Proposal, “FOR” the Employee Stock Purchase Plan Proposal and “FOR” the Adjournment Proposal, in each case, if presented to the extraordinary general meeting.

The existence of financial and personal interests of one or more of ArcLight’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of ArcLight and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, ArcLight’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Business Combination Proposal — Interests of ArcLight’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

Record Date; Who is Entitled to Vote

ArcLight shareholders holding shares in “street name” will be entitled to vote or direct votes to be cast at the extraordinary general meeting if they owned ordinary shares at the close of business on         , 2021, which is the “record date” for the extraordinary general meeting. Shareholders will have one vote for each ordinary share owned at the close of business on the record date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. Our warrants do not have voting rights. As of the close of business on the record date, there were 34,687,500 ordinary shares issued and outstanding, of which 27,750,000 were issued and outstanding public shares.

Quorum

A quorum of ArcLight shareholders is necessary to hold a valid meeting. A quorum will be present at the extraordinary general meeting if one or more shareholders who together hold not less than a majority of the issued and outstanding ordinary shares entitled to vote at the extraordinary general meeting are represented in person or by proxy at the extraordinary general meeting. As of the record date for the extraordinary general meeting, 17,343,751 ordinary shares would be required to achieve a quorum.

Abstentions and Broker Non-Votes

Proxies that are marked “abstain” and proxies relating to “street name” shares that are returned to ArcLight but marked by brokers as “not voted” will be treated as shares present for purposes of determining the presence of a quorum on all matters. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on a particular proposal. If a shareholder does not give the broker voting instructions, under applicable self-regulatory organization rules, its broker may not vote its shares on “non-routine” proposals, such as the Business Combination Proposal.

Vote Required for Approval

The approval of the Business Combination Proposal requires an ordinary resolution, being the affirmative vote of at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.

The approval of the Domestication Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of at least a two-thirds (2/3) majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.

The approval of each of the Governing Documents Proposals requires an ordinary resolution, being the affirmative vote of at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter, other than Proposal D which requires a special resolution under Cayman Islands law, being the affirmative vote of at least a two-thirds (2/3) majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.

The approval of the Nasdaq Proposal requires an ordinary resolution, being the affirmative vote of at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.

The approval of the Equity Incentive Plan Proposal requires an ordinary resolution, being the affirmative vote of at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.

The approval of the Employee Stock Purchase Plan Proposal requires an ordinary resolution, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.

The approval of the Adjournment Proposal requires an ordinary resolution, being the affirmative vote of at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.

Each of the Business Combination Proposal, the Domestication Proposal, the Governing Documents Proposals, the Nasdaq Proposal and the Equity Incentive Plan Proposal is conditioned on the approval and adoption of each of the other Condition Precedent Proposals. The Employee Stock Purchase Plan Proposal is conditioned on the approval of the Condition Precedent Proposals. The Adjournment Proposal is not conditioned on any other proposal.

Voting Your Shares

Each ordinary share that you own in your name entitles you to one vote. Your proxy card shows the number of ordinary shares that you own. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted.

There are two ways to vote your ordinary shares at the extraordinary general meeting:

•        You can vote by signing and returning the enclosed proxy card. If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares will be voted as recommended by the ArcLight Board “FOR” the Business Combination Proposal, “FOR” the Domestication Proposal, “FOR” each of the separate Governing Documents Proposals, “FOR” the Nasdaq Proposal, “FOR” the Equity Incentive Plan Proposal, “FOR” the Employee Stock Purchase Plan Proposal and “FOR” the Adjournment Proposal, in each case, if presented to the extraordinary general meeting. Votes received after a matter has been voted upon at the extraordinary general meeting will not be counted.

•        You can attend the extraordinary general meeting and vote in person. You will receive a ballot when you arrive. However, if your shares are held in the name of your broker, bank or another nominee, you must get a valid legal proxy from the broker, bank or other nominee. That is the only way ArcLight can be sure that the broker, bank or nominee has not already voted your shares.

Revoking Your Proxy

If you are an ArcLight shareholder and you give a proxy, you may revoke it at any time before it is exercised by doing any one of the following:

•        you may send another proxy card with a later date;

•        you may notify ArcLight’s general counsel in writing before the extraordinary general meeting that you have revoked your proxy; or

•        you may attend the extraordinary general meeting, revoke your proxy, and vote in person, as indicated above.

Who Can Answer Your Questions About Voting Your Shares

If you are a shareholder and have any questions about how to vote or direct a vote in respect of your ordinary shares, you may call Morrow, our proxy solicitor, by calling free (800) 662-5200, or banks and brokers can call collect at (203) 658-9400, or by emailing ACTC.info@investor.morrowsodali.com.

Redemption Rights

In connection with the proposed Business Combination, pursuant to the Existing Governing Documents, a public shareholder may request that ArcLight redeem all or a portion of its public shares for cash if the Business Combination is consummated. As a holder of public shares, you will be entitled to receive cash for any public shares to be redeemed only if you:

(i)     (a) hold public shares or (b) if you hold public shares through units, you elect to separate your units into the underlying public shares and warrants prior to exercising your redemption rights with respect to the public shares;

(ii)    submit a written request to Continental, ArcLight’s transfer agent, in which you (a) request that ArcLight redeem all or a portion of your public shares for cash, and (b) identify yourself as the beneficial holder of the public shares and provide your legal name, phone number and address; and

(iii)   deliver your public shares to Continental, ArcLight’s transfer agent, physically or electronically through DTC.

Holders must complete the procedures for electing to redeem their public shares in the manner described above prior to         ,          Time, on         , 2021 (two business days before the extraordinary general meeting) in order for their shares to be redeemed.

Holders of units must elect to separate the units into the underlying public shares and public warrants prior to exercising redemption rights with respect to the public shares. Public holders that hold their units in an account at a brokerage firm or bank, must notify their broker or bank that they elect to separate the units into the underlying public shares and public warrants, or if a holder holds units registered in its own name, the holder must contact Continental, ArcLight’s transfer agent, directly and instruct them to do so. The redemption rights include the requirement that a holder must identify itself in writing as a beneficial holder and provide its legal name, phone number and address to Continental in order to validly redeem its shares. Public shareholders may elect to redeem all or a portion of the public shares held by them regardless of if or how they vote in respect of the Business Combination Proposal. If the Business Combination is not consummated, the public shares will be returned to the respective holder, broker or bank. If the Business Combination is consummated, and if a public shareholder properly exercises its right to redeem all or a portion of the public shares that it holds and timely delivers its shares to Continental, ArcLight’s transfer agent, ArcLight will redeem such public shares for a per-share price, payable in cash, equal to the pro rata portion of the trust account, calculated as of two business days prior to the consummation of the Business Combination. For illustrative purposes, this would have amounted to approximately $10.51 per issued and outstanding public share, based on 26,412,674 shares subject to possible redemption as of September 30, 2020. If a public shareholder exercises its redemption rights in full, then it will be electing to exchange its public shares for cash and will no longer own public shares. The redemption takes place following the Domestication and accordingly it is shares of New Proterra Common Stock that will be redeemed immediately after consummation of the Business Combination.

If you hold the shares in “street name,” you will have to coordinate with your broker to have your shares certificated or delivered electronically. Shares of New Proterra Common Stock that have not been tendered (either physically or electronically) in accordance with these procedures will not be redeemed for cash. There is a nominal cost associated with this tendering process and the act of certificating the shares or delivering them through DTC’s DWAC system. The transfer agent will typically charge the tendering broker $80 and it would be up to the broker whether or not to pass this cost on to the redeeming shareholder. In the event the proposed business combination is not consummated this may result in an additional cost to shareholders for the return of their shares.

Any request for redemption, once made by a holder of public shares, may be withdrawn at any time up to the time the vote is taken with respect to the Business Combination Proposal at the extraordinary general meeting. If you deliver your shares for redemption to Continental, our transfer agent, and later decide prior to the extraordinary general meeting not to elect redemption, you may request that our transfer agent return the shares (physically or electronically) to you. You may make such request by contacting Continental, our transfer agent, at the phone number or address listed at the end of this section.

Any corrected or changed written exercise of redemption rights must be received by Continental, our transfer agent, prior to the vote taken on the Business Combination Proposal at the extraordinary general meeting. No request for redemption will be honored unless the holder’s public shares have been delivered (either physically or electronically) to Continental, our agent, at least two business days prior to the vote at the extraordinary general meeting.

Notwithstanding the foregoing, a public shareholder, together with any affiliate of such public shareholder or any other person with whom such public shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from redeeming its public shares with respect to more than an aggregate of 15% of the public shares. Accordingly, if a public shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the public shares, then any such shares in excess of that 15% limit would not be redeemed for cash.

The Initial Shareholders have, pursuant to the Sponsor Letter Agreement, agreed to, among other things, vote all of their ordinary shares in favor of the proposals being presented at the extraordinary general meeting and waive their redemption rights with respect to such ordinary shares in connection with the consummation of the Business Combination. Such shares will be excluded from the pro rata calculation used to determine the per-share redemption price. As of the date of this proxy statement/prospectus, the Initial Shareholders own 20.0% of the issued and outstanding ordinary shares. See “Business Combination Proposal — Related Agreements — Sponsor Letter Agreement” in the accompanying proxy statement/prospectus for more information related to the Sponsor Letter Agreement.

Holders of the warrants will not have redemption rights with respect to the warrants.

The closing price of public units on September 30, 2020 was $10.04 per share. For illustrative purposes, as of September 30, 2020, funds in the trust account plus accrued interest thereon totaled approximately $277,500,000, or $10.00 per issued and outstanding public share.

Prior to exercising redemption rights, public shareholders should verify the market price of the public shares as they may receive higher proceeds from the sale of their public shares in the public market than from exercising their redemption rights if the market price per share is higher than the redemption price. ArcLight cannot assure its shareholders that they will be able to sell their public shares in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in its securities when its shareholders wish to sell their shares.

Appraisal Rights

Neither our shareholders nor our warrant holders have appraisal rights in connection with the Business Combination or the Domestication under the Cayman Islands Companies Law or under the DGCL.

Proxy Solicitation Costs

ArcLight is soliciting proxies on behalf of its board of directors. This solicitation is being made by mail but also may be made by telephone or in person. ArcLight and its directors, officers and employees may also solicit proxies in person, by telephone or by other electronic means. ArcLight will bear the cost of the solicitation.

ArcLight has hired Morrow to assist in the proxy solicitation process. ArcLight will pay that firm a fee of $30,000 plus disbursements, and will reimburse Morrow for its reasonable out-of-pocket expenses and indemnify Morrow and its affiliates against certain claims, liabilities, losses, damages and expenses. Such fee will be paid with non-trust account funds.

ArcLight will ask banks, brokers and other institutions, nominees and fiduciaries to forward the proxy materials to their principals and to obtain their authority to execute proxies and voting instructions. ArcLight will reimburse them for their reasonable expenses.

ArcLight Initial Shareholders’ Agreements

As of the date of this proxy statement/prospectus, there are 34,687,500 ordinary shares issued and outstanding, which includes an aggregate of 6,937,500 Class B ordinary shares held by the Initial Shareholders, including the Sponsor. In addition, as of the date of this proxy statement/prospectus, there is outstanding an aggregate of 21,425,000 warrants to acquire ordinary shares, comprised of 7,550,000 private placement warrants held by the Sponsor and 13,875,000 public warrants.

At any time at or prior to the Business Combination, during a period when they are not then aware of any material nonpublic information regarding us or our securities, our Initial Shareholders, Proterra and/or their directors, officers, advisors or respective affiliates may purchase public shares from institutional and other investors who vote, or indicate an intention to vote, against any of the Condition Precedent Proposals, or execute agreements to purchase such shares from such investors in the future, or they may enter into transactions with such investors and others to provide them with incentives to acquire public shares or vote their public shares in favor of the Condition Precedent Proposals. Such a purchase may include a contractual acknowledgement that such shareholder, although still the record or beneficial holder of our shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that our Initial Shareholders, Proterra and/or their directors, officers, advisors or respective affiliates who have agreed to vote in favor of this transaction purchase shares in privately negotiated transactions from public shareholders who have already elected to exercise their redemption rights, such selling shareholder would be required to revoke their prior elections to redeem their shares. The purpose of such share purchases and other transactions would be to increase the likelihood of satisfaction of the requirements that (i) the Business Combination Proposal, the Governing Documents Proposals, the Nasdaq Proposal, the Equity Incentive Plan Proposal, the Employee Stock Purchase Plan Proposal and the Adjournment Proposal are approved by the affirmative vote of at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter, (ii) the Domestication Proposal is approved by the affirmative vote of at least a two-thirds (2/3) majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter, (iii) otherwise limit the number of public shares electing to redeem their public shares and (iv) New Proterra’s net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) being at least $5,000,001 after giving effect to the transactions contemplated by the Merger Agreement and the PIPE Financing.

If such transactions are effected, the consequence could be to cause the Business Combination to be consummated in circumstances where such consummation could not otherwise occur. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the proposals to be presented at the extraordinary general meeting and would likely increase the chances that such proposals would be approved. We will file or submit a Current Report on Form 8-K to disclose any material arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the proposals to be put to the extraordinary general meeting or the redemption threshold. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.

BUSINESS COMBINATION PROPOSAL

Overview

We are asking our shareholders to adopt and approve the Merger Agreement, certain related agreements and the transactions contemplated thereby (including the Business Combination). ArcLight shareholders should read carefully this proxy statement/prospectus in its entirety for more detailed information concerning the Merger Agreement, which is attached as Annex A to this proxy statement/prospectus, and the transactions contemplated thereby. Please see “— The Merger Agreement” below for additional information and a summary of certain terms of the Merger Agreement. You are urged to read carefully the Merger Agreement in its entirety before voting on this proposal.

Because we are holding a shareholder vote on the Business Combination, we may consummate the Business Combination only if it is approved by the affirmative vote of at least a majority of the votes cast by the holders of the issued of ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.

The Merger Agreement

This subsection of the proxy statement/prospectus describes the material provisions of the Merger Agreement, but does not purport to describe all of the terms of the Merger Agreement. The following summary is qualified in its entirety by reference to the complete text of the Merger Agreement, which is attached as Annex A to this proxy statement/prospectus. You are urged to read the Merger Agreement in its entirety because it is the primary legal document that governs the Business Combination.

The Merger Agreement contains representations, warranties and covenants that the respective parties made to each other as of the date of the Merger Agreement or other specific dates. The assertions embodied in those representations, warranties and covenants were made for purposes of the contract among the respective parties and are subject to important qualifications and limitations agreed to by the parties in connection with negotiating the Merger Agreement. The representations, warranties and covenants in the Merger Agreement are also modified in part by the disclosure schedules (the “disclosure schedules”), which are not filed publicly and which are subject to a contractual standard of materiality different from that generally applicable to stockholders and were used for the purpose of allocating risk among the parties rather than establishing matters as facts. We do not believe that the disclosure schedules contain information that is material to an investment decision. Additionally, the representations and warranties of the parties to the Merger Agreement may or may not have been accurate as of any specific date and do not purport to be accurate as of the date of this proxy statement/prospectus. Accordingly, no person should rely on the representations and warranties in the Merger Agreement or the summaries thereof in this proxy statement/prospectus as characterizations of the actual state of facts about ArcLight, Phoenix Merger Sub, Proterra or any other matter.

On January 11, 2021, ArcLight, Phoenix Merger Sub and Proterra entered into the Merger Agreement, which provides for, among other things, the following transactions:

(a)     On the Closing Date, prior to the time at which the Effective Time occurs, ArcLight will change its jurisdiction of incorporation by deregistering as a Cayman Islands exempted company and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware; and

(b)    the parties to the Merger Agreement will cause a certificate of merger to be executed and filed with the Secretary of State of the State of Delaware, pursuant to which Phoenix Merger Sub will merge with and into Proterra, with Proterra as the surviving company in the Merger and, after giving effect to such merger, Proterra shall be a wholly-owned subsidiary of ArcLight. In accordance with the terms and subject to the conditions of the Merger Agreement, at the Effective Time, (i) each share of Proterra outstanding as of immediately prior to the Effective Time will be exchanged for 0.8925 shares of New Proterra Common Stock, (ii) each warrant and equity award of Proterra outstanding as of immediately prior to the Effective Time will be exchanged for comparable warrants or equity awards that are exercisable for 0.8925 shares of New Proterra Common Stock, as applicable, and (iii) each Convertible Note that is not optionally converted immediately prior to the Effective Time will become convertible into shares of New Proterra Common Stock, in accordance with the terms of the Convertible Notes. For further details, see “Business Combination Proposal — Consideration to Proterra Holders in the Business Combination.”

In connection with the foregoing and contemporaneously with the execution of the Merger Agreement, ArcLight entered into Subscription Agreements with each of the PIPE Investors, pursuant to which the PIPE Investors have agreed to subscribe for and purchase, and ArcLight has agreed to issue and sell to the PIPE Investors, an aggregate of 41,500,000 shares of New Proterra Common Stock at a price of $10.00 per share, for aggregate gross proceeds of $415,000,000, on the terms and subject to the conditions set forth in such Subscription Agreement and the Merger Agreement. The New Proterra Common Stock to be issued pursuant to the Subscription Agreements have not been registered under the Securities Act in reliance upon the exemption provided in Section 4(a)(2) of the Securities Act. ArcLight has granted the PIPE Investors certain registration rights in connection with the PIPE Financing. The PIPE Financing is contingent upon, among other things, the substantially concurrent closing of the Business Combination.

In connection with the Business Combination, certain related agreements have been, or will be entered into on or prior to Closing, including the Subscription Agreements, the Sponsor Support Agreement, the Sponsor Letter Agreement, Amendment No. 1 to the Sponsor Letter Agreement, the Proterra Stockholder Support Agreements, the Amended and Restated Registration Rights Agreement and the Ninth Amended and Restated Investors’ Rights Agreement, Amendment No. 1 to the Ninth Amended and Restated Voting Agreement and Amendment No. 1 to the Eighth Amended and Restated Right of First Refusal and Co-Sale Agreement (each as defined in the accompanying proxy statement/prospectus). See “— Related Agreements” for more information.

Effect of the Domestication on Existing ArcLight Equity in the Business Combination

The Domestication will result in, among other things, the following, each of which will occur prior to the Effective Time on the Closing Date:

•        each issued and outstanding Class A ordinary share of ArcLight will convert automatically by operation of law, on a one-for-one basis, into shares of New Proterra Common Stock;

•        each issued and outstanding Class B ordinary share of ArcLight will convert automatically by operation of law, on a one-for-one basis, into shares of New Proterra Common Stock;

•        each issued and outstanding whole warrant to purchase Class A ordinary shares of ArcLight will represent the right to purchase one share of New Proterra Common Stock at an exercise price of $11.50 per share on the terms and conditions set forth in the ArcLight warrant agreement;

•        the governing documents of ArcLight will be amended and restated and become the certificate of incorporation and the bylaws as described in this proxy statement/prospectus;

•        the form of the certificate of incorporation and the bylaws will be appropriately adjusted to give effect to any amendments contemplated by the form of certificate of incorporation or the bylaws that are not adopted and approved by the ArcLight stockholders, other than the amendments to the ArcLight governing documents that are contemplated by the Governing Documents Proposals, which is a condition to the closing of the Business Combination; and

•        in connection with the first three bullets above, each issued and outstanding unit of ArcLight that has not been previously separated into the underlying Class A ordinary shares of ArcLight and underlying ArcLight warrants upon the request of the holder thereof prior to the Domestication will be cancelled and will entitle the holder thereof to one share of New Proterra Common Stock and one-half of one warrant representing the right to purchase one share of New Proterra Common Stock at an exercise price of $11.50 per share on the terms and subject to the conditions set forth in the ArcLight warrant agreement.

Consideration to Proterra Holders in the Business Combination

In accordance with the terms and subject to the conditions of the Merger Agreement, at the Effective Time, (i) each share of Proterra outstanding as of immediately prior to the Effective Time will be exchanged for 0.8925 (the “Exchange Ratio”) shares of New Proterra Common Stock, (ii) each warrant and equity award of Proterra outstanding as of immediately prior to the Effective Time will be exchanged for comparable warrants and equity awards that are exercisable for shares of New Proterra Common Stock, as applicable, after application of the Exchange Ratio to the exercise price and the number of shares underlying each warrant and equity award and (iii) each Convertible Note that is not optionally converted immediately prior to the Effective Time will become convertible into shares of New Proterra Common Stock, in accordance with the terms of the Convertible Notes. In addition to the issuance of New Proterra Common Stock at the Exchange Ratio as of Closing, in the event that the closing sale price of New Proterra Common Stock exceeds certain price thresholds for 20 out of any 30 consecutive trading days during the first five years following the Closing Date, up to an additional 22,809,500 shares of New Proterra Common Stock may be issued to certain of the Proterra Holders immediately prior to the Closing.

The parties agreed to the Exchange Ratio assuming a Proterra enterprise value of approximately $1.6 billion.

Aggregate New Proterra Proceeds

The Aggregate Transaction Proceeds will be used for general corporate purposes after the Business Combination.

Closing and Effective Time of the Business Combination

The Closing of the transactions contemplated by the Merger Agreement is required to take place electronically by exchange of the closing deliverables on the third (3rd) business day following the satisfaction (or, to the extent permitted by applicable law, waiver) of the conditions described below under the section entitled “— Conditions to Closing of the Business Combination,” (other than those conditions that by their nature are to be satisfied at the Closing, but subject to satisfaction or waiver of such conditions) or at such other place, date and/or time as ArcLight and Proterra may agree in writing.

Conditions to Closing of the Business Combination

Conditions to Each Party’s Obligations

The respective obligations of each party to the Merger Agreement to consummate the transactions contemplated by the Business Combination are subject to the satisfaction or, if permitted by applicable law, waiver by the party whose benefit such condition exists of the following conditions:

•        the applicable waiting period under the HSR Act relating to the Business Combination having been expired or been terminated;

•        no order or law issued by any court of competent jurisdiction or other governmental entity or other legal restraint or prohibition preventing the consummation of the transactions contemplated by Business Combination being in effect;

•        the Offer (as such term is defined in the Merger Agreement) shall have been completed in accordance with the terms of the Merger Agreement and this proxy statement;

•        this registration statement/proxy statement becoming effective in accordance with the provisions of the Securities Act, no stop order being issued by the SEC and remaining in effect with respect to this registration statement/proxy statement, and no proceeding seeking such a stop order being threatened or initiated by the SEC and remaining pending;

•        the approval of each Condition Precedent Proposal by the affirmative vote of the holders of the requisite number of ordinary shares of ArcLight being obtained in accordance with ArcLight’s Governing Documents and applicable law; and

•        the approval of the Merger Agreement and, to the extent required, the transactions contemplated by the Merger Agreement (including the Merger) being obtained by the requisite number of stockholders of Proterra in accordance with the DGCL, Proterra’s governing documents and agreements between Proterra and its stockholders.

Other Conditions to the Obligations of ArcLight

The obligations of ArcLight to consummate the transactions contemplated by the Merger Agreement are subject to the satisfaction or, if permitted by applicable law, waiver by ArcLight of the following further conditions:

•        the representations and warranties of Proterra regarding organization and qualification of Proterra, and the representations and warranties of Proterra regarding the authority and approvals of Proterra to, among other things, execute and deliver the Merger Agreement, and each of the ancillary documents attached thereto to which it is or will be a party and to consummate the transactions contemplated thereby, absence of certain changes or events and brokers fees being true and correct in all material respects as of the Closing Date as if made at and as of such date (or, if given as of an earlier date, as of such earlier date);

•        the representations and warranties regarding the capitalization of Proterra being true and correct in all respects (except for de minimis inaccuracies) as of the Closing Date;

•        the other representations and warranties of Proterra being true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation set forth in the Merger Agreement) as of the Closing Date (or, if given as of an earlier date, as of such earlier date), except where the failure of such representations and warranties to be true and correct, taken as a whole, does not result in Material Adverse Effect;

•        Proterra having performed and complied in all material respects with the covenants and agreements required to be performed or complied with by it under the Merger Agreement prior to the Closing;

•        ArcLight must have received a certificate signed by an officer of Proterra confirming that the conditions set forth in the first four bullet points in this section have been satisfied;

•        the aggregate cash proceeds from ArcLight’s trust account, together with the proceeds from the PIPE Financing, equaling no less than $300,000,000 (after deducting any amounts paid to ArcLight stockholders that exercise their redemption rights in connection with the Business Combination and net of unpaid transaction expenses incurred or subject to reimbursement by ArcLight) and ArcLight shall have made arrangements for such amounts held in the trust account to be released from the trust account at the Effective Time;

•        ArcLight must have received the executed counterparts to all of the Ancillary Agreements (as defined in the Merger Agreement) to which Proterra, or any Proterra Stockholder, is party;

•        since the date of the Merger Agreement, no Material Adverse Effect will have occurred that is continuing; and

•        ArcLight must have received fully executed copies of the Debt Facility Amendment, in form and substance reasonably satisfactory to ArcLight, which Debt Facility Amendment shall be effective on or prior to the Closing Date.

Other Conditions to the Obligations of Proterra

The obligations of Proterra to consummate the transactions contemplated by the Merger Agreement are subject to the satisfaction or, if permitted by applicable law, waiver by Proterra of the following further conditions:

•        the representations and warranties of ArcLight and Phoenix Merger Sub regarding organization and qualification, the authority to execute and deliver the Merger Agreement, and each of the ancillary documents thereto to which it is or will be a party and to consummate the transactions contemplated thereby, absence of certain changes or events and brokers fees being true and correct, in all material respects as of the Closing Date, as though made on and as of the Closing Date (or, if given as of an earlier date, as of such earlier date);

•        the representations and warranties regarding the capitalization of ArcLight and Phoenix Merger Sub being true and correct in all respects, (except for de minimis inaccuracies) as of the Closing Date;

•        the other representations and warranties regarding ArcLight and Phoenix Merger Sub being true and correct (without giving effect to any limitation of “materiality” or “material adverse effect” or any similar limitation set forth in the Merger Agreement) as of the Closing Date, except where the failure of such representations and warranties to be true and correct, taken as a whole, does not result in a material adverse effect;

•        ArcLight having performed and complied in all material respects with the covenants and agreements required to be performed or complied with by it under the Merger Agreement;

•        Proterra must have received a certificate signed by an officer of ArcLight confirming that the conditions set forth in the first four bullet points of this section have been satisfied;

•        the New Proterra Common Stock to be issued in connection with the Business Combination shall have been approved for listing on NASDAQ, subject only to official notice of issuance thereof and the requirement to have a sufficient number of round lot holders;

•        the aggregate cash proceeds from ArcLight’s trust account, together with the proceeds from the PIPE Financing, equaling no less than $350,000,000 (after deducting any amounts paid to ArcLight stockholders that exercise their redemption rights in connection with the Business Combination and net of unpaid transaction expenses incurred or subject to reimbursement by ArcLight) and ArcLight shall have made arrangements for such amounts held in the trust account to be released from the trust account at the Effective Time;

•        Proterra must have received the executed counterparts to all of the Ancillary Agreements (as defined in the Merger Agreement) to which ArcLight or Sponsor is party; and

•        certain directors and executive officers of ArcLight shall have been removed from their respective positions or tendered their irrevocable resignations, in each case effective as of the Effective Time.

Representations and Warranties

Under the Merger Agreement, Proterra made customary representations and warranties to ArcLight and Phoenix Merger Sub relating to, among other things: organization, standing and corporate power; corporate authority; governmental approvals; capitalization; subsidiaries; financial statements; internal controls; compliance with laws; absence of certain changes or events; no undisclosed liabilities; information supplied; litigation; contracts; employment matters; taxes; intellectual property; data protection; information technology; real property; corrupt practices; sanctions; insurance; competition and trade regulation; environmental matters; brokers; affiliate agreements; and no other representations or warranties.

Under the Merger Agreement, ArcLight and Phoenix Merger Sub made customary representations and warranties to Proterra relating to, among other things: organization, standing and corporate power; corporate authority; approval; non-contravention; litigation; compliance with laws; employee benefit plans; financial ability; trust account; taxes; brokers; acquiror SEC reports; financial statements; Sarbanes-Oxley Act; business activities; absence of changes; registration statement; no outside reliance; capitalization; NASDAQ stock market quotation; contracts; no defaults; title to property; Investment Company Act; affiliate agreements; corrupt practices; takeover statutes and charter provisions; PIPE investment amount; Subscription Agreements; and no other representations or warranties.

Material Adverse Effect

Under the Merger Agreement, certain representations and warranties of Proterra, ArcLight and Phoenix Merger Sub are qualified in whole or in part by materiality thresholds. In addition, certain representations and warranties of Proterra are qualified in whole or in part by a material adverse effect standard for purposes of determining whether a breach of such representations and warranties has occurred.

Pursuant to the Merger Agreement, a “Material Adverse Effect” means any event, change, circumstance or development that has a material adverse effect on (i) the assets, business, results of operations or financial condition of Proterra or (ii) the ability of Proterra to consummate the Business Combination; provided, however, that in no event would any of the following (or the effect of any of the following), alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Material Adverse Effect” pursuant to clause (i) above: (a) any change or development in applicable Laws (as defined in the Merger Agreement) (including COVID-19 Measures) or GAAP or any official interpretation thereof, (b) any change or development in interest rates or economic, political, legislative, regulatory, business, financial, commodity, currency or market conditions generally affecting the economy or the industry in which Proterra operates, (c) the announcement or the execution of the Merger Agreement, the pendency or consummation of the Business Combination or the performance of the Merger Agreement, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, licensors, distributors, partners, providers and employees (provided, that the exceptions in this clause (c) shall not be deemed to apply to references to “Material Adverse Effect” in the representations and warranties set forth in Section 4.02(b) of the Merger Agreement and, to the extent related thereto, the condition in Section 9.02(a) of the Merger Agreement), (d) any change generally affecting any of the industries or markets in which Proterra operates or the economy as a whole, (e) the compliance with the terms of the Merger Agreement or the taking of any action, or failure to take action, required or contemplated by the Merger Agreement or with the prior written consent of ArcLight (provided, that the exceptions in this clause (e) shall not be deemed to apply to references to “Material Adverse Effect” in the representations and warranties set forth in Section 4.02(b) of the Merger Agreement and, to the extent related thereto, the condition in Section 9.02(a) of the Merger Agreement), (f) any earthquake, hurricane, tsunami, tornado, flood, mudslide, wild fire or other natural disaster, epidemic, disease outbreak, pandemic (including COVID-19 (or any mutation or variation thereof or related health condition)), weather condition, explosion fire, act of God or other force majeure event, (g) any national or international political or social conditions in countries in which, or in the proximate geographic region of which, Proterra operates, including the engagement by the United States or such other countries in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military or terrorist attack upon the United States or such other country, or any territories, possessions, or diplomatic or consular offices of the United States or such other countries or upon any United States or such other country military installation, equipment or personnel, and (h) any failure of Proterra to meet any projections, forecasts or budgets; provided, that clause (h) shall not prevent or otherwise affect a determination that any change or effect underlying such failure to meet projections or forecasts has resulted in, or contributed to, or would reasonably be expected to result in or contribute to, a Material Adverse Effect (to the extent such change or effect is not otherwise excluded from this definition of Material Adverse Effect), except in the case of clause (a), (b), (d), (f) and (g) to the extent that such change has a disproportionate impact on Proterra, as compared to other industry participants.

Covenants of the Parties

Covenants of Proterra

Proterra made certain covenants under the Merger Agreement, including, among others, the following:

•        Subject to certain exceptions (including with respect to potential suspension of operations for COVID-19) or as consented to in writing by ArcLight (such consent not to be unreasonably conditioned, withheld or delayed), prior to the Closing, Proterra will conduct and operate its business in the ordinary course, consistent with past practice, in all material respects, use commercially reasonable efforts to preserve intact Proterra’s current business organization and ongoing businesses, and maintain its existing relations and goodwill with its customers, suppliers, distributors and creditors, and use commercially reasonable efforts to retain the services of its present officers.

•        Subject to certain exceptions, prior to the Closing, Proterra will not do any of the following without ArcLight’s consent (such consent not to be unreasonably conditioned, withheld or delayed):

•        change or amend the certificate of incorporation, bylaws or other organizational documents of Proterra;

•        declare, make or pay any dividend or other distribution to Proterra stockholders;

•        create, allot, issue, redeem or repurchase any shares or other securities convertible into shares of Proterra, except pursuant to the exercise of options or warrants, or agree to do any of the foregoing;

•        enter into, or amend or modify any material term of, terminate, or waive or release any material right, claim or benefit under any material contract or lease to which Proterra is a party or otherwise bound, other than in the ordinary course of business, consistent with past practice;

•        enter into, or amend or modify any material term of, terminate, or waive or release any material right, claim or benefit under any related-party contract, other than in the ordinary course of business consistent with past practice;

•        sell, transfer or subject to any lien any assets, properties or businesses of Proterra (including its intellectual property);

•        materially increase the compensation or benefits payable to any current or former executive officer or director; adopt or materially amend any material benefit plan or any collective bargaining agreement; or waive or release any noncompetition, nonsolicitation, nondisclosure, nondisparagement or other restrictive covenant of current or former employees of Proterra;

•        fail to maintain its existence or acquire any material portion of assets or equity of any business or adopt any plan of liquidation, dissolution, merger or other reorganization;

•        make any capital expenditures outside of Proterra’s annual capital expenditure budget in excess of specified thresholds;

•        make any loans, advances or capital contributions to, or investments in, any other Person or materially change its existing borrowing and lending arrangements other than would be consistent with past practice in the ordinary course of business;

•        make, revoke or change any material tax election or change any material tax accounting method or period;

•        enter into any settlements in excess of a specified threshold, other than in the ordinary course of business consistent with past practice;

•        incur, issue, assume, guarantee or otherwise become liable for any indebtedness, other than in the ordinary course of business in an aggregate amount that does not preclude satisfaction of the conditions to the Business Combination;

•        enter into any material new line of business;

•        make any material change in financial accounting methods, principles or practices; and

•        fail to maintain, cancel or materially change coverage under any insurance policy maintained with respect to Proterra and its assets and properties.

•        As promptly as practicable after this registration statement of which this proxy statement/prospectus forms a part, is declared effective under the Securities Act, Proterra will solicit a written consent of the Proterra stockholders (holding at least a majority of (a) the outstanding preferred stock, voting as a single class on an as-converted basis, (b) the outstanding shares of Series 7 Preferred Stock, (c) the outstanding shares of Series 8 Preferred Stock and (d) the voting power of the outstanding stock of Proterra, voting together as a single class on an as-converted basis) approving and adopting the Merger Agreement and, to the extent required by law, the Business Combination and, through its board of directors, will recommend to the Proterra stockholders, the approval and adoption of the Merger Agreement and the Business Combination (including the Merger).

•        Proterra acknowledged that ArcLight is a blank check company, waives any past, present or future claim of any kind against the Trust Account and agrees not to seek recourse against the Trust Account for any reason.

Prior to the Closing or termination of the Merger Agreement in accordance with its terms, Proterra shall not, and shall cause its representatives not to: (i)  initiate, solicit or knowingly encourage or facilitate any inquiry or request for information with respect to, or the making of, any inquiry regarding, a Proterra Acquisition Proposal; (ii) engage in, continue or otherwise participate in any negotiation or discussion concerning, or provide access to its properties, books and records or any confidential information or data to, any Person relating to, or that could reasonably be expected to lead to, a Proterra Acquisition Proposal; (iii) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any Proterra Acquisition Proposal; (iv) execute or enter into any letter of intent, memorandum of understanding, agreement in principle, confidentiality agreement, merger agreement or other similar agreement for or relating to any Proterra Acquisition Proposal; or (v) resolve or agree to do any of the foregoing.

Covenants of ArcLight

ArcLight made certain covenants under the Merger Agreement, including, among others, the following:

•        Subject to certain exceptions, prior to the Closing, ArcLight will, and will cause Phoenix Merger Sub to, not do any of the following without Proterra’s written consent (such consent not to be unreasonably conditioned, withheld or delayed):

•        change, modify or amend the Trust Agreement or the organizational documents of ArcLight or Phoenix Merger Sub;

•        declare, make or pay any dividend or other distribution in respect of any of its outstanding capital stock or other equity interests or otherwise adjust its capital structure;

•        make, revoke or change any material tax election or change any material tax accounting method or period;

•        enter into, renew or amend in any material respect any related-party contract;

•        enter into, or amend or modify any material term of (in a manner adverse to itself), terminate, or waive or release any material right, claim or benefit under any material contract;

•        enter into any settlements, other than in the ordinary course of business consistent with past practice;

•        incur, create, assume, refinance, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any indebtedness;

•        offer, issue, grant or sell any of its capital stock, other equity interests or securities convertible into any such capital stock or equity interests, other than in connection with the exercise of outstanding warrants or the Business Combination or PIPE Financing;

•        adopt or amend any benefit plan, hire any employee or any other individual to provide services following Closing or enter into any agreement to compensate any of its officers or directors;

•        fail to maintain its existence or acquire, merge or consolidate with, or purchase a material portion of the assets or equity of another Person;

•        make any capital expenditures;

•        make any loans, advances or capital contributions to, or investments in, any other Person or make any change in its existing borrowing or lending arrangements;

•        enter into any new line of business;

•        make any change in financial accounting methods, principles or practices; and

•        fail to maintain, cancel or materially change coverage under any insurance policy maintained with respect to it and its assets and properties.

•        ArcLight will use reasonable best efforts, as promptly as reasonably practicable following the effectiveness of this registration statement of which this proxy statement/prospectus forms a part, to duly convene and hold the special meeting in accordance with the CLCI.

•        Subject to certain exceptions, ArcLight shall use its reasonable best efforts to ensure that ArcLight remains listed as a public company on NASDAQ and to cause the New Proterra Common Stock to be issued in connection with the Business Combination, including the Domestication and the Merger, to be approved for listing on NASDAQ.

•        Prior to the Closing, ArcLight will purchase a “tail” policy providing liability insurance coverage for Proterra’s directors and officers with respect to matters occurring on or prior to the Closing.

•        The ArcLight Board will adopt the Equity Incentive Plan and the Employee Stock Purchase Plan with any modifications Proterra proposes based on the recommendation of its compensation consultant and board of directors as ArcLight may consider and approve (such approval not to be unreasonably withheld or delayed).

•        Prior to the Closing or termination of the Merger Agreement, ArcLight shall, and shall use its reasonable best efforts to cause its representatives to, cease any solicitations, discussions or negotiations with any Person conducted prior to entry into the Merger Agreement in connection with a business combination or any inquiry or request for information that could reasonably be expected to lead to, or result in, a business combination. ArcLight will also provide prompt written notice to Proterra of the receipt of any inquiry, proposal, offer or request for information received after the date of the Merger Agreement that constitutes, or could reasonably be expected to result in or lead to, any business combination and will keep Proterra reasonably informed of any material developments with respect to any such proposal.

ArcLight also made certain covenants under the Sponsor Support Agreement, including that, to the fullest extent permitted by law, the doctrine of corporate opportunity and any analogous doctrine will not apply to Sponsor or any of its affiliates or any of its or their agents, shareholders, members, partners, directors, officers, employees, affiliates or subsidiaries (other than New Proterra and its subsidiaries) (any such person being referred to herein as an External Party). Therefore, New Proterra will renounce any interest or expectancy in, or being offered an opportunity to participate in, business opportunities that are from time to time presented to any External Party.

Mutual Covenants of the Parties

The parties made certain covenants under the Merger Agreement, including, among others, the following:

•        using commercially reasonable efforts to consummate the Business Combination;

•        making relevant public announcements and solicitation of Company Stockholder Approvals (as defined in the Merger Agreement);

•        keeping certain information confidential in accordance with the existing non-disclosure agreements;

•        Intending that the Domestication and the Merger will each constitute a transaction treated as a “reorganization” within the meaning of Section 368 of the Code and agreeing not to take any action that would reasonably be expected to cause the Domestication or the Merger to fail to qualify for such treatment; and

•        cooperating in connection with certain tax matters and filings.

In addition, ArcLight and Proterra agreed that ArcLight and Proterra will prepare and mutually agree upon and ArcLight will file with the SEC, this registration statement/proxy statement on Form S-4 relating to the Business Combination.

Board of Directors

Following the Closing, the current management of Proterra will become the management of New Proterra, and the New Proterra Board will consist of nine (9) directors, which will be divided into three classes (Class I, II and III) with each consisting of three directors. Pursuant to the Merger Agreement, the New Proterra Board will consist of (i) eight (8) individuals designated by Proterra (all of whom are existing members of Proterra’s board of directors) and (ii) one director selected by the Sponsor.

Survival of Representations, Warranties and Covenants

The representations, warranties, covenants, obligations or other agreements in the Merger Agreement terminate at the Effective Time, except for those covenants and agreements that by their terms expressly apply in whole or in part after the Closing and then only with respect to any breaches occurring after the Closing, and those contained in Article XI of the Merger Agreement.

Termination

The Merger Agreement may be terminated under certain customary and limited circumstances at any time prior to the Closing, including, among others, the following:

•        by the mutual written consent of ArcLight and Proterra;

•        by ArcLight, subject to certain exceptions, if any of the representations or warranties made by Proterra are not true and correct or if Proterra fails to perform any of its respective covenants or agreements under the Merger Agreement (including an obligation to consummate the Closing) such that certain conditions to the obligations of ArcLight, as described in the section entitled “— Conditions to Closing of the Business Combination” above could not be satisfied and the breach (or breaches) of such representations or warranties or failure (or failures) to perform such covenants or agreements is (or are) not cured or cannot be cured within the earlier of (i) thirty (30) days after written notice thereof, and (ii) July 11, 2021 (the “Termination Date”);

•        by Proterra, subject to certain exceptions, if any of the representations or warranties made by ArcLight are not true and correct or if ArcLight fails to perform any of its covenants or agreements under the Merger Agreement (including an obligation to consummate the Closing) such that the condition to the obligations of Proterra, as described in the section entitled “— Conditions to Closing of the Business Combination” above could not be satisfied and the breach (or breaches) of such representations or warranties or failure (or failures) to perform such covenants or agreements is (or are) not cured or cannot be cured within the earlier of (i) thirty (30) days after written notice thereof, and (ii) the Termination Date;

•        by either ArcLight or Proterra if the Company Stockholder Approvals are not obtained at the extraordinary general meeting (subject to any adjournment or recess of the meeting); and

•        by ArcLight, if the Company Stockholder Approvals have not been obtained within ten (10) Business Days following the date that the Consent Solicitation Statement (as defined in the Merger Agreement) is disseminated by Proterra to the Proterra stockholders.

If the Merger Agreement is validly terminated, none of the parties to the Merger Agreement will have any liability or any further obligation under the Merger Agreement other than customary confidentiality obligations, except in the case of a Willful Breach (as defined in the Merger Agreement) of any covenant or agreement under the Merger Agreement.

Expenses

The fees and expenses incurred in connection with the Merger Agreement and the ancillary documents thereto, and the transactions contemplated thereby, including the fees and disbursements of counsel, financial advisors and accountants, will be paid by the party incurring such fees or expenses; provided that, on the Closing Date, following the Closing, ArcLight shall pay or cause to be paid (i) the Outstanding Company Expenses (as defined in the Merger Agreement) and (ii) the Outstanding Acquiror Expenses (as defined in the Merger Agreement).

Additionally, ArcLight and Proterra shall each bear half (50%) of all HSR filing fees, registration fees and all transfer, documentary, sales, use, stamp, registration, value added or other similar taxes incurred in connection with the transactions contemplated by the Merger Agreement.

Governing Law

The Merger Agreement is governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of Delaware (except that the Cayman Islands Act also applies to the Domestication and the Company Stockholder Approvals).

Amendments

The Merger Agreement may be amended or modified only by a written agreement executed and delivered by ArcLight and Proterra.

Ownership of New Proterra

As of the date of this proxy statement/prospectus, there are 34,687,500 ordinary shares issued and outstanding, which includes an aggregate of 6,937,500 Class B ordinary shares held by the Initial Shareholders, including the Sponsor. In addition, as of the date of this proxy statement/prospectus, there is outstanding an aggregate of 21,425,000 warrants to acquire ordinary shares, comprised of 7,550,000 private placement warrants held by the Sponsor and 13,875,000 public warrants. Each whole warrant entitles the holder thereof to purchase one Class A ordinary share and, following the Domestication, will entitle the holder thereof to purchase one share of New Proterra Common Stock. Therefore, as of the date of this proxy statement/prospectus (without giving effect to the Business Combination and assuming that none of ArcLight’s outstanding public shares are redeemed in connection with the Business Combination), ArcLight’s fully diluted share capital would be 56,112,500 ordinary shares.

The following table illustrates varying ownership levels in New Proterra Common Stock immediately following the consummation of the Business Combination based on the varying levels of redemptions by the public shareholders and the following additional assumptions: (i) 164,618,789 shares of New Proterra Common Stock are issued to the Proterra Holders at Closing in a no redemption scenario and 167,264,804 shares of New Proterra Common Stock are issued to the Proterra Holders at Closing in a maximum redemption scenario; (ii) 41,500,000 shares of New Proterra Common Stock are issued in the PIPE Financing; and (iii) no ArcLight warrants to purchase New Proterra Common Stock that will be outstanding immediately following Closing have been exercised. The share totals in clause (i) of the prior sentence are calculated assuming that all outstanding warrants and vested, in-the-money equity awards are net exercised using a $10.00 per share value, based on vesting as of January 8, 2021, assuming the conversion of the principal balance of the Convertible Notes, and without taking into account the effect of accrued unpaid cash interest or paid-in-kind interest. See “Unaudited Pro Forma Condensed Combined Financial Information” for more details. If the actual facts differ from these assumptions, the ownership percentages in ArcLight will be different and totals may not add up to 100% due to rounding.

	Share Ownership in New Proterra (Percentage of Outstanding Shares)
	No redemptions	Maximum redemptions
Proterra Holders(1)	68.6%	77.8%
PIPE Investors(2)	17.3%	19.3%
ArcLight public shareholders(3)	11.6%	0.0%
Initial Shareholders(4)	2.6%	2.9%

____________

(1)      Assumes that the number of shares of New Proterra Common Stock to be held by Proterra Holders is 164,618,789 shares in the no redemption scenario and 167,264,804 in the maximum redemption scenario. The shares to be issued for outstanding warrants, vested stock options and Convertible Notes are calculated on a cashless exercise basis, based on a deemed value of $10.00 per share, and as if converted at the Closing, and excludes the effect of accrued interest on the Convertible Notes. See “Unaudited Pro Forma Condensed Combined Financial Information” for more details. The number of vested options is calculated as of January 8, 2021.

(2)      Consists of 41,500,000 shares to be acquired in connection with the PIPE Financing, including 600,000 shares to be acquired by certain affiliates of ArcLight.

(3)      Includes (i) 25,000,000 shares issued in connection with ArcLight’s initial public offering and (ii) an additional 2,750,000 shares issued pursuant to the partial exercise by the underwriters of their over-allotment option in connection with ArcLight’s initial public offering.

(4)      Includes 6,257,750 shares of New Proterra Common Stock. Does not include 679,750 shares of New Proterra Common Stock received by the Sponsor at Closing, which are subject to forfeiture upon the failure to achieve certain price targets following the consummation of the Business Combination. Does not include 600,000 shares to be acquired by certain affiliates of ArcLight in the PIPE Financing.

Related Agreements

This section describes certain additional agreements entered into or to be entered into pursuant to the Merger Agreement, but does not purport to describe all of the terms thereof. The following summary is qualified in its entirety by reference to the complete text of each of the agreements. The form of Subscription Agreement, the Sponsor Support Agreement, the Sponsor Letter Agreement, Amendment No. 1 to the Sponsor Letter Agreement, the form of Proterra Stockholder Support Agreement, and the form of Amended and Restated Registration Rights Agreement are attached hereto as Annex E, Annex J, Annex K, Annex L, Annex G and Annex F, respectively. You are urged to read such agreements in their entirety prior to voting on the proposals presented at the extraordinary general meeting.

PIPE Financing

ArcLight entered into Subscription Agreements with the PIPE Investors to consummate the PIPE Financing, pursuant to which the PIPE Investors have agreed to subscribe for and purchase, and ArcLight has agreed to issue and sell to the PIPE Investors, an aggregate of 41,500,000 shares of New Proterra Common Stock at a price of $10.00 per share, for aggregate gross proceeds of $415,000,000. As part of the 41,500,000 shares of New Proterra Common Stock to be issued pursuant to the Subscription Agreements, certain affiliates of ArcLight have agreed to subscribe for and purchase 600,000 shares of New Proterra Common Stock on the same terms and conditions of the other PIPE Investors at a price of $10.00 per share, for aggregate gross proceeds of $6,000,000. The New Proterra Common Stock to be issued pursuant to the Subscription Agreements have not been registered under the Securities Act in reliance upon the exemption provided in Section 4(a)(2) of the Securities Act. ArcLight has granted the PIPE Investors certain registration rights in connection with the PIPE Financing. The PIPE Financing is contingent upon, among other things, the substantially concurrent closing of the Business Combination.

Amended and Restated Registration Rights Agreement

At the Closing, New Proterra, the Sponsor and the certain other holders intend to enter into the Amended and Restated Registration Rights Agreement, which will supersede the registration and shareholder rights agreement between ArcLight and its initial shareholders, pursuant to which, among other things, the Sponsor and other holders party thereto will be granted certain registration rights, on the terms and subject to the conditions therein.

In particular, the Amended and Restated Registration Rights Agreement provides for the following registration rights:

•        Demand registration rights.    At any time after the Closing Date, New Proterra will be required, upon the written request of (i) the Sponsor and certain other holders who previously held Class B ordinary shares (the “Sponsor Holders”) and (ii) the other parties thereto who hold New Proterra Common Stock (the “New Holders”), to file a registration statement and use reasonable best efforts to effect the registration of all or part of their registrable securities. New Proterra is not obligated to effect any demand registration during the period starting with the date sixty (60) days prior to the Company’s good faith estimate of the date of the filing of, and ending on a date one hundred and twenty (120) days after the effective date of, a Company initiated Registration.

•        Shelf registration rights.    Within sixty (60) calendar days after the Closing Date, New Proterra will be required to file a shelf registration statement pursuant to Rule 415 of the Securities Act and use reasonable best efforts to cause such registration statement to be declared effective as promptly as reasonably practicable after the initial filing thereof, but in no event later than one hundred and twenty (120) days after the Closing Date; provided, that the such deadline shall be extended to one hundred and eighty (180) days after the Closing Date if the registration statement is reviewed by, and receives comments from, the Commission. At any time New Proterra has an effective shelf registration statement with respect to Sponsor Holders’ or New Holder’s registrable securities, a holder may make a written request to effect a public offering, including pursuant to an underwritten shelf takedown, provided that such holder (a) reasonably expects the aggregate gross proceeds in excess of $35,000,000 from such underwritten shelf takedown or (b) reasonably expects to sell all of the registrable securities held by such holder in such underwritten shelf takedown but in no event less than $10,000,000 in aggregate gross proceeds (the “Shelf Threshold”).

•        Piggyback registration rights.    At any time after the Closing Date, if New Proterra proposes to file a registration statement to register any of its equity securities under the Securities Act or to conduct a public offering, either for its own account or for the account of any other person, subject to certain exceptions, the Sponsor Holders, the New Holders, and certain other holders of piggyback registration rights are entitled to include their registrable securities in such registration statement.

•        Expenses and indemnification.    All fees, costs and expenses of underwritten registrations will be borne by New Proterra and underwriting discounts and selling commissions will be borne by the holders of the shares being registered. The Amended and Restated Registration Rights Agreement contains customary cross-indemnification provisions, under which New Proterra is obligated to indemnify holders of registrable securities in the event of material misstatements or omissions in the registration statement attributable to New Proterra, and holders of registrable securities are obligated to indemnify New Proterra for material misstatements or omissions attributable to them.

•        Registrable securities.    Securities of New Proterra shall cease to be registrable securities when a registration statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been disposed of in accordance with such registration statement, such securities shall have been transferred pursuant to Rule 144 or, with respect to a holder, when all such securities held by such holder could be sold without restriction on volume or manner of sale in any three-month period without registration under Rule 144 or such securities shall have ceased to be outstanding.

Sponsor Support Agreement

Concurrently with the execution of the Merger Agreement, the Initial Shareholders, entered into the Sponsor Support Agreement with ArcLight and Proterra, pursuant to which the Initial Shareholders agreed to, among other things, (i) vote at any meeting of the shareholders of ArcLight all of their ordinary shares held of record or thereafter acquired in favor of the Proposals (as defined in the Merger Agreement), (ii) be bound by certain other covenants and agreements related to the Business Combination and (iii) be bound by certain transfer restrictions with respect to such securities, prior to the closing of the Business Combination, in each case, on the terms and subject to the conditions set forth in the Sponsor Support Agreement.

Pursuant to the Sponsor Support Agreement, to the fullest extent permitted by law, the doctrine of corporate opportunity and any analogous doctrine will not apply to Sponsor or any of its affiliates or any of its or their agents, shareholders, members, partners, directors, officers, employees, affiliates or subsidiaries (other than New Proterra and its subsidiaries) (any such person being referred to herein as an External Party). Therefore, New Proterra will renounce any interest or expectancy in, or being offered an opportunity to participate in, business opportunities that are from time to time presented to any External Party.

Sponsor Letter Agreement

Concurrently with the execution of the Merger Agreement, the Sponsor entered into the Sponsor Letter Agreement (as amended) with ArcLight and Proterra, pursuant to which the parties thereto agreed, among other things, (i) to certain vesting and forfeiture terms with respect to 10% of the New Proterra Common Stock beneficially owned by the Sponsor immediately following the closing, (ii) to cause ArcLight’s designee to the ArcLight Board to resign in the event the Sponsor sells, disposes of, transfers or assigns (other than to an affiliate) 50% or more of the ordinary shares held beneficially by the Sponsor as of the closing of the Business Combination, and (iii) to subject the Sponsor to a 180-day post-closing lock-up with respect to its shares of New Proterra Common Stock, in each case, on the terms and subject to the conditions set forth in the Sponsor Letter Agreement. The Sponsor Letter Agreement

was subsequently amended to provide that the 180-day post-closing lock-up period will terminate early with respect to (A) 33% of the shares subject to the lock-up agreement on the business day after the Release Condition (as defined below) is satisfied during the period starting on the day after the Closing Date and ending on the 119th day after the Closing Date; provided, that such early termination will occur no earlier than the later of sixty (60) days after the Closing and thirty (30) days after the registration statement registering shares of New Proterra Common Stock issued in the PIPE Financing is declared effective under the Securities Act; and (B) 33% of the shares subject to the lock-up agreement on the business day after the Release Condition is satisfied during the period starting 120 days after the Closing. The “Release Condition” occurs if over any 20 trading days within any 30 trading day period, the VWAP of the New Proterra Common Stock is greater than or equal to $20.00 per share or there occurs any transaction resulting in a change in control with a valuation of the New Proterra Common Stock that is greater than or equal to $20.00 per share.

Proterra Stockholder Support Agreements

Concurrently with the execution of the Merger Agreement, certain stockholders of Proterra representing the requisite votes necessary to approve the Business Combination entered into support agreements (the “Proterra Stockholder Support Agreements”) with ArcLight and Proterra, pursuant to which each such holder agreed to (i) vote at any meeting of the shareholders of Proterra all of its Proterra Common Stock held of record or thereafter acquired in favor of the proposals being presented at the extraordinary general meeting of ArcLight and appoint ArcLight as such holder’s proxy, (ii) be bound by certain other covenants and agreements related to the Business Combination and (iii) be bound by certain transfer restrictions with respect to such securities, in each case, on the terms and subject to the conditions set forth in Proterra Stockholder Support Agreements.

Ninth Amended and Restated Investors’ Rights Agreement

Concurrently with the execution of the Merger Agreement, Proterra and certain holders of its convertible preferred stock, including entities affiliated with certain of Proterra’s directors and holders of more than 5% Proterra’s outstanding capital stock, entered into the IRA. Pursuant to the IRA, certain of Proterra’s stockholders are entitled to certain information rights, rights to participate in certain additional issuances of Proterra’s capital stock and rights with respect to the registration of their shares. Further, the parties to the IRA agreed to be subject to a post-closing lock-up with respect to its ordinary shares for a period of 180 days, subject to customary terms; provided that any waiver, termination, shortening or other modification to similar restrictions applicable to such shares shall apply pro rata. The lock-up release provisions set forth in the Early Release Amendment will also apply to the parties to the IRA. All of the terms of the IRA, except for the lock-up provisions, will terminate in connection with the Closing.

Amendment No. 1 to the Ninth Amended and Restated Voting Agreement

Concurrently with the execution of the Merger Agreement, Proterra and certain holders of its convertible preferred stock, including entities affiliated with certain of Proterra’s directors and holders of more than 5% Proterra’s outstanding capital stock, entered into the Amendment No. 1 to Ninth Amended and Restated Voting Agreement, dated August 2, 2019, pursuant to which such parties have agreed that the Proterra stockholders party to the agreement may enter into certain support agreements, including the Transaction Support Agreements, and that upon the Closing, the voting agreement, as amended, will terminate automatically.

Amendment No. 1 to the Eighth Amended and Restated Right of First Refusal and Co-Sale Agreement

Concurrently with the execution of the Merger Agreement, Proterra and certain holders of its convertible preferred stock, including entities affiliated with certain of Proterra’s directors and holders of more than 5% Proterra’s outstanding capital stock, entered into the Amendment No. 1 to Eighth Amended and Restated Right of First Refusal and Co-Sale Agreement, dated August 2, 2019, pursuant to which such parties have agreed that upon the Closing, the right of first refusal and co-sale agreement, as amended, will terminate automatically.

Background to the Business Combination

ArcLight is a blank check company incorporated on July 28, 2020 as a Cayman Islands exempted company for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities. In conducting a targeted search for a business combination target, as described in greater detail below, ArcLight utilized the global network and investing, industry and sector and transaction experience of Sponsor, ArcLight’s management and the ArcLight Board. The terms of the Merger Agreement and the related ancillary documents are the result of extensive negotiations among ArcLight, Proterra and their respective representatives and advisors.

On August 3, 2020, prior to the closing of ArcLight’s initial public offering, ArcLight issued 8,625,000 founder shares to Sponsor in exchange for a capital contribution of $25,000. On September 3, 2020, Sponsor transferred 35,000 founder shares to each of Arno Harris, Ja-Chin Audrey Lee, Brian Goncher and Steven Berkenfeld, ArcLight’s independent director nominees. On September 18, 2020, Sponsor irrevocably surrendered to ArcLight for cancellation and for nil consideration 1,687,500 Class B ordinary shares resulting in 6,937,500 Class B ordinary shares outstanding.

On September 25, 2020, ArcLight completed its initial public offering of 25,000,000 units at a price of $10.00 per unit, generating gross proceeds of $250,000,000 before underwriting discounts and expenses. Each unit consisted of one Class A ordinary share and one-half of one public warrant. Each whole public warrant entitles the holder thereof to purchase one Class A ordinary share at an exercise price of $11.50 per share, subject to certain adjustments. Simultaneous with the closing of its initial public offering, ArcLight completed the private placement of 7,000,000 private placement warrants at a price of $1.00 per private placement warrant to Sponsor. On September 29, 2020, ArcLight issued an additional 2,750,000 units pursuant to the partial exercise by the underwriters of their over-allotment option in connection with the IPO, generating total gross proceeds of $27,500,000. Concurrently, the Sponsor also purchased an additional 550,000 private placement warrants for $550,000 at a price of $1.00 per warrant. Of the proceeds received from the consummation of the IPO, the private placement purchases by the Sponsor and the sale of the units pursuant to the underwriters’ over-allotment option, an aggregate of $277,500,000 was deposited in the Trust Account.

Except for a portion of the interest earned on the funds held in the Trust Account that may be released to ArcLight to pay income taxes, none of the funds held in the Trust Account will be released until the earlier of the completion of its initial business combination or its failure to effect a business combination within the allotted time.

ArcLight did not select any business combination target in advance of its IPO and did not, nor did anyone on its behalf, initiate any substantive discussions, directly or indirectly, with any business combination target in advance of its IPO. After its IPO, ArcLight considered over 350 potential targets, including both privately held companies and assets or divisions owned by publicly traded companies. Of those potential targets, ArcLight entered into non-disclosure agreements with 50 entities. ArcLight primarily focused its search on businesses that, in ArcLight’s view, are best in class within the clean energy industry and the broader energy transition space. ArcLight prioritized companies that target large addressable markets with long-term growth potential and whose products and technologies have low risk of obsolescence. ArcLight also focused on companies that could serve as platforms for both organic and acquisitive growth and were led by an experienced management team with a proven track record and complementary capabilities. ArcLight focused primarily on companies with an equity value between $750,000,000 and $2,000,000,000, but did evaluate companies outside of that range as well. Additional criteria that ArcLight considered for potential target companies are described in its prospectus related to its IPO. Throughout this process, ArcLight leveraged the investing, industry and transaction experience of Sponsor, ArcLight’s management and the ArcLight Board to screen, prioritize and diligence potential acquisition candidates. A number of the potential targets that ArcLight evaluated did not, in ArcLight’s opinion, meet enough of the criteria it sought in its business combination partner. Other potential targets, while suitable for a business combination, either were not ready to transact or, in ArcLight’s opinion, were deemed less attractive than Proterra.

The following is a brief description of the background of the negotiations between ArcLight and Proterra and summarizes the key meetings and events that led to the signing of the Merger Agreement. The following chronology does not purport to catalogue every conversation among the parties to the Merger Agreement or their representatives.

ArcLight was initially introduced to Proterra on October 5, 2020, by an ArcLight board member who knew Proterra’s Chief Technology Officer and, subsequently, Proterra’s Vice President of Investor Relations. Following that initial introduction, on October 11, 2020, ArcLight had a discussion with BofA Securities Inc. (“BofA”), who was acting as Proterra’s financial advisor. Morgan Stanley & Co. LLC (“Morgan Stanley”) had also been engaged by Proterra as a co-financial advisor.

On October 16, 2020, ArcLight and Proterra entered into a mutual non-disclosure agreement to facilitate ArcLight’s review of Proterra’s confidential information. Subsequently, Proterra and its advisors began to share, and ArcLight began to evaluate, information regarding Proterra’s business and prospects. In parallel, BofA approached a small number of special purpose acquisition companies to participate in a process of evaluating a potential combination with Proterra. BofA provided a presentation, including an overview of the contemplated process and a list of questions that potential bidders should address, and a form letter of intent dated October 25, 2020 for potential bidders to comment on and submit as part of their initial proposals. Key items requested of each bidder by BofA were: (i) an initial valuation of Proterra (including comparable companies and fully distributed valuation), (ii) a proposed transaction structure (including capital structure/sources and uses, governance expectations, indicative PIPE sizing and potential modification of sponsor economics), (iii) a detailed marketing plan and (iv) a list of top potential PIPE investors as well as details related to the bidder’s current investor base. Simultaneously, BofA gave the ArcLight team access to a data room with commercial, financial and technical information.

The ArcLight team attended several videoconference meetings with members of Proterra’s management team. The initial videoconference, which took place on October 22, 2020, was an introduction to the company led by Proterra’s management team and was attended by members of ArcLight’s Board, management team, and outside consultants. Two follow-up videoconferences between ArcLight’s and Proterra’s senior management teams were held on October 27 and 28, 2020, during which Proterra presented additional details regarding its technology and operations, its existing commercial partnerships and its pipeline for sales across its three business units. In addition, during these videoconferences, the ArcLight team provided an overview of its perspectives regarding Proterra’s current and future business, as well as comparable companies in the electric mobility space. During this time, ArcLight held a number of discussions and information exchanges with BofA and Proterra regarding the company’s financial model and other customary due diligence matters.

On October 29, 2020, members of the ArcLight Board and an employee of ArcLight Capital attended a tour of Proterra’s Burlingame research and development and manufacturing facility. In addition to gaining a deeper understanding of Proterra’s manufacturing process, ArcLight’s representatives were able to meet a broader group of Proterra’s employees and see its battery research and development facilities, as well as a completed bus and multiple generations of batteries and charging equipment.

On November 1, 2020, ArcLight submitted a non-binding proposal to BofA describing its interest in pursuing a potential business combination with Proterra and attaching a revised version of the initial letter of intent provided by BofA on behalf of Proterra.

On November 3, 2020, ArcLight was notified by BofA that it had been selected to continue engagement with Proterra, along with one other special purpose acquisition company. Proterra provided initial feedback on the key commercial terms in ArcLight’s proposal and letter of intent, including the earnout for existing Proterra Holders, the lock-up terms, treatment of Proterra’s in-the-money options and representation on the New Proterra Board. During the same week, members of ArcLight’s and Proterra’s management teams had telephonic discussions regarding the terms of the letter of intent, the status of certain of Proterra’s commercial prospects and the timing of the PIPE marketing process. These discussions were followed by multiple conversations between ArcLight’s management team and directors and Proterra’s management team, directors and existing stockholders.

After exchanging comments and negotiating the letter of intent, Proterra ultimately chose to move forward with ArcLight. ArcLight and Proterra entered into a letter of intent on November 15, 2020 describing the basic terms of the proposed combination and including a mutual exclusivity period extending through December 15, 2020. The letter of intent established an enterprise value ascribed to Proterra of $1.60 billion, implying a pre-money equity value of $1.758 billion (assuming the deemed conversion of the convertible notes and the deemed exercise of the warrants and vested, in-the-money equity awards), provided for the vesting of 90% of the Class B ordinary shares held by Sponsor at the closing (with the remaining 10% vesting if the New Proterra Common Stock trades above $15.00 per share within five years of closing) and afforded the existing Proterra stockholders earnout shares totaling 9.5% of the equity of New Proterra as of closing if the New Proterra Stock trades or is otherwise valued above specified thresholds within five years of closing, among other key terms. The letter of intent also contemplated a minimum PIPE size of $225 million and stated that the PIPE would include at least one large, well-recognized, long-only mutual fund and at least five other third-party institutional investors. Additionally, the letter of intent provided that ArcLight would be entitled to appoint one director to the New Proterra Board, provided that such director would be contractually obligated to resign if Sponsor transferred or otherwise disposed of 50% or more of the number of shares of New Proterra Common Stock that Sponsor held at Closing. The letter of intent also provided that the consummation of the transaction would be conditioned on minimum cash-in-trust conditions, a long-stop date for the consummation of the merger, a mutual exclusivity provision and other customary conditions. At this stage, ArcLight terminated business combination discussions with all other targets.

Following the signing of the letter of intent, the ArcLight team worked closely with the Proterra team on more detailed technical due diligence. To assist with technical due diligence, ArcLight engaged the Battery Lab, a technical consulting organization focused on validating battery design, reliability, performance and associated supplier qualification to investigate Proterra’s battery design architecture from a safety, cost and robustness perspective. The Battery Lab held several calls with the Proterra technical team to conduct diligence, reviewed extensive desktop documentation and briefed the ArcLight team on its findings, culminating in a final written report which was broadly supportive of Proterra’s battery design and manufacturing approach.

In additional to technical diligence, ArcLight also conducted extensive commercial diligence. This included a detailed review of existing contractual agreements and purchase orders, as well as discussions with Proterra’s commercial management team and existing partners, such as Daimler, to assess customer feedback. The ArcLight and Proterra management teams also thoroughly discussed Proterra’s current business model and future growth opportunities and strategy. ArcLight also instructed Kirkland & Ellis LLP (“K&E”), its legal counsel, to conduct an in-depth legal review of Proterra’s governance documents, debt instruments, material contracts, employment practices and related exposure, real property, intellectual property entitlements and regulatory, environmental and litigation matters.

On December 8 and 9, 2020, ArcLight’s Chief Executive Officer toured Proterra’s manufacturing facilities in City of Industry and Burlingame, together with Proterra’s Chief Executive Officer, Chief Technology Officer, Chief Operating Officer and Senior Vice President of Engineering, among other Proterra employees. ArcLight’s Chief Executive Officer also met with Proterra’s Co-Founder and Executive Director. The parties had extensive discussions regarding Proterra’s operations and business strategy.

On December 10, 2020, ArcLight formally engaged Morgan Stanley and Barclays Capital Inc. (“Barclays”) as lead placement agents. The ArcLight Board affirmatively considered the role that Morgan Stanley had played as a financial advisor to Proterra, and after carefully considering the potential conflict and the perceived benefits of engaging Morgan Stanley as a lead placement agent for the PIPE Financing, agreed to waive the potential conflict. Later that day, Morgan Stanley and Barclays began contacting potential PIPE Investors about participation in the PIPE Financing, and the first investors were wall-crossed the following day. Each potential PIPE Investor was provided an investor presentation and financial model related to Proterra and its business after being wall crossed. On December 13, 2020, ArcLight engaged Citigroup Global Markets Inc. and BofA as additional placement agents for the PIPE Financing, with Citigroup Global Markets Inc. later ceasing to serve in that role through an amendment to the placement agent agreement with ArcLight dated January 11, 2021. Within that same time period, on December 21, 2020, the ArcLight Board affirmatively considered the role that BofA had played as a co-financial advisor to Proterra, and after carefully considering the potential conflict and the perceived benefits of engaging BofA as an additional placement agent for the PIPE Financing, agreed to waive the potential conflict. Between December 14, 2020 and January 7, 2021, a number of potential PIPE Investors participated in discussions with representatives of ArcLight and Proterra.

On December 19, 2020, Latham & Watkins LLP (“Latham”), counsel to Proterra, provided an initial draft of the Merger Agreement to K&E, the proposed terms of which K&E began to review with ArcLight. During the week of December 20, 2020, representatives of the parties discussed the draft Merger Agreement and preparation of various ancillary agreements. K&E provided a revised draft of the Merger Agreement to Latham on December 24, 2020.

On December 20, 2020, a draft Subscription Agreement was posted to a virtual data room for potential PIPE Investors to review, and, over the ensuing days, K&E and ArcLight negotiated the definitive terms of the Subscription Agreements with the PIPE Investors.

On December 31, 2020, Latham sent a revised draft of the Merger Agreement back to K&E. K&E provided a further revised draft of the Merger Agreement to Latham on January 3, 2021 and, on January 5, 2021, ArcLight, Proterra and both of their counsel participated in a conference call to discuss and seek resolution of the remaining open issues in the draft Merger Agreement. Minor comments to the draft Merger Agreement, including feedback from ArcLight’s and Proterra’s respective Delaware counsel, were exchanged over the following week before the parties agreed on the final version on January 11, 2021.

Initial drafts of (and minor revisions to) the post-closing organizational documents for ArcLight and Proterra were traded between ArcLight, Proterra and their respective counsel during the week of January 4, 2021. The agreed forms, which were attached as exhibits to the Merger Agreement, were exchanged on January 10, 2021.

K&E provided initial drafts of the form Company Support Agreement, Sponsor Support Agreement and Sponsor Letter Agreement to Latham on January 6, 2021. Several drafts of each agreement were exchanged among the parties over the coming week, with negotiations focusing on who would be subject to transfer restrictions during the interim period and following closing and the duration of the post-closing transfer restrictions. The discussion of these terms extended to negotiation of amendments to Proterra’s existing Investors’ Rights Agreement, Voting Agreement and Right of First Refusal and Co-Sale Agreement. ArcLight and Proterra ultimately agreed to a 180-day post-closing transfer restriction for existing Proterra stockholders and the Sponsor, acknowledging that if the restriction were waived or released with respect to any such stockholder, it would be waived or released for all others to the same extent.

ArcLight’s management provided a meeting agenda and key materials, including drafts of the Merger Agreement and various ancillary agreements, to the ArcLight Board on January 5, 2021. The ArcLight Board met via videoconference with management and K&E on the afternoon of January 6, 2021 to discuss the status of negotiations with Proterra, the status of the PIPE Financing, including a proposed upsizing of the PIPE Financing from $225 million to $400 million and the proposed participation of affiliates of Sponsor in the PIPE Financing through a newly-formed investment vehicle (the “ArcLight PIPE Investor”), the proposed terms of the transactions and anticipated timing. ArcLight’s management presented the background of and strategic rationale for the proposed combination with Proterra, along with their perspective on Proterra’s business, prospects and valuation as implied by the terms of the proposed combination, to the ArcLight Board. ArcLight’s management also described the perceived benefit of participation in the PIPE Financing by the ArcLight PIPE Investor, and confirmed that its participation would be on the same terms and conditions as the other PIPE Investors. K&E presented a summary of the currently proposed terms of the Merger Agreement and ancillary agreements. The ArcLight Board asked questions of management and K&E and discussed the benefits to ArcLight’s stockholders of consummating the proposed combination. In concluding the conversation, the ArcLight Board agreed that the proposed transactions, including the participation of the ArcLight PIPE Investor in the PIPE Financing, were in ArcLight’s and its stockholders’ best interests and encouraged management to progress discussions with Proterra and continue negotiating the transaction documents.

On January 6, 2021, the draft Merger Agreement was posted to the virtual data room for potential PIPE Investors to review in connection with the evaluation of their participation on the PIPE Financing.

Phoenix Merger Sub was incorporated under the laws of the State of Delaware on January 7, 2021.

The ArcLight Board received draft resolutions, legal presentations, a legal diligence memorandum, a summary of the transaction structure and key transaction documents and updated copies of the key transaction documents, including the Merger Agreement, on the morning of January 11, 2021 before meeting via videoconference that afternoon with management, K&E and Maples & Calder, Cayman Islands counsel to ArcLight (“Maples”). ArcLight’s management provided an update on the PIPE Financing (including a proposal to further upsize the PIPE Financing to $415 million), the outcome of final negotiations regarding the terms of the proposed combination and anticipated benefits of the transactions to ArcLight’s stockholders. Representatives of Maples reviewed the ArcLight Board’s fiduciary duties from a Cayman Islands law perspective, and representatives of K&E reviewed the terms of the proposed definitive transaction documentation. The ArcLight Board unanimously adopted resolutions by written consent (i) determining that it was in the best interests of ArcLight and its stockholders for ArcLight to enter into the Merger Agreement and consummate the transactions contemplated thereby (including the Merger, the PIPE

Financing and the Domestication), (ii) authorizing management to negotiate, execute and deliver the transaction documents and (iii) authorizing management to consummate the transactions contemplated by the Merger Agreement, among other things.

The ArcLight Board’s Reasons for the Business Combination

ArcLight was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. The ArcLight Board sought to do this by utilizing the networks and industry experience of both the Sponsor and the ArcLight Board and management to identify, acquire and operate one or more businesses. The members of the ArcLight Board and management have extensive transactional experience, particularly in the energy infrastructure industry.

As described under “The Background of the Merger” above, the ArcLight Board, in evaluating the Merger, consulted with ArcLight’s management and legal advisors. In reaching its unanimous decision to approve the Merger Agreement and the transactions contemplated by the Merger Agreement, the ArcLight Board considered a range of factors, including, but not limited to, the factors discussed below. In light of the number and wide variety of factors considered in connection with its evaluation of the proposed combination, the ArcLight Board did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors that it considered in reaching its determination and supporting its decision. The ArcLight Board contemplated its decision as in the context of all of the information available and the factors presented to and considered by it. In addition, individual directors may have given different weight to different factors. This explanation of ArcLight’s reasons for approving the combination and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under the section titled “Cautionary Note Regarding Forward-Looking Statements.”

In approving the combination, the ArcLight Board decided not to obtain a fairness opinion. The officers and directors of ArcLight have substantial experience in evaluating the operating and financial merits of companies from a wide range of industries and concluded that their experience and background, together with the experience of their representatives, enabled them to make the necessary analyses and determinations regarding the Merger.

The ArcLight Board considered a number of factors pertaining to the Merger as generally supporting its decision to enter into the Merger Agreement and the transactions contemplated thereby, including, but not limited to, the following: Proterra’s strategic focus on and demonstrable contributions toward global sustainability and decarbonization, the quality of its products, the experience of the management team, the successful history of scaling manufacturing, the prudent financial management of the business, and the proven ability to improve the economics of the business over time, and more generally the large market opportunity across electric vehicles, electric powertrains and charging infrastructure (where Proterra was already a proven leader working with strong partners and customers). The ArcLight Board and management team alike were impressed with the Proterra team during the diligence process and in their own investigation of the broader electric vehicle industry. More specifically, the ArcLight Board took into consideration the following factors or made the following determinations, as applicable:

•        Meets the acquisition criteria that ArcLight had established to evaluate prospective business combination targets.    The ArcLight Board determined that Proterra satisfies a number of the criteria and guidelines that ArcLight established at its IPO, including its active participation in the global transition to a sustainable transportation model, its revenue and cash flow growth potential, its exposure to large addressable markets with long-term tailwinds, its differentiated product offerings and technology, its organic growth potential, its experienced management team, and embrace of ArcLight’s industry experience.

•        Leadership in electric vehicles, electric powertrains, and charging product development and commercialization.    Proterra leverages its differentiated understanding of battery cells, modules, powertrains, and charging infrastructure to develop a differentiated and comprehensive product pipeline, which includes six generations of battery systems that are modular and scalable for many commercial vehicle segments. The ArcLight Board believes that Proterra’s innovative product pipeline, along with its manufacturing experience, makes Proterra well positioned to continue to maintain leadership in both electric powertrains and the buses that utilize them.

•        Strong uptake of Proterra’s products.    The ArcLight Board believes that Proterra is advancing its innovative product pipeline, including its battery systems, drivetrains, and transit buses, which advancement is evidenced by Proterra’s orders and backlog in excess of $750 million.

•        Unique exposure to attractive tailwinds in a growing electric vehicle market.    The ArcLight Board considered that the electric vehicle industry is at an inflection point in its growth, as demand for clean, quiet, and dependable transportation solutions has accelerated due to increasing cost competitiveness of electric vehicle solutions relative to conventional internal combustion engine vehicles, increased focus on climate change and associated government mandates for procuring clean energy and transportation, as well as increased consumer demand for these types of solutions. Such tailwinds, in combination with the proven high-quality products that are already being manufactured at scale, position Proterra well for significant strategic and financial growth.

•        Multiple avenues to accelerate organic growth opportunities.    The ArcLight Board also considered that Proterra benefits from multiple opportunities to drive accelerated and profitable organic growth. For example, as transit sales continue to increase, the Energy business is expected to sell more high-margin charging equipment. Proterra’s value-creation strategies are focused on each segment of its integrated business offerings increasing sales opportunities for the other segments.

•        Significant value creation opportunities.    In addition to the organic growth opportunities described above, the ArcLight Board considered that Proterra would have the potential to add substantial value to the charging business by selling to third parties and not just as an attachment-rate sales business to its Transit business. Additionally, the Powered business continues to expand its customer base, including through service for excavators and new classes of delivery vans.

•        Experienced management team.    The ArcLight Board determined that Proterra has a proven and experienced team that is positioned to successively lead New Proterra after the Merger.

•        Strong commitment of existing Proterra stockholders.    Daimler, Franklin Templeton and other existing Proterra investors committed a substantial amount of capital in the PIPE Financing, and all existing Proterra Stockholders agreed to roll their ownership stakes.

•        Proterra’s post-closing financial condition.    The ArcLight Board also considered factors such as Proterra’s outlook, financial plan and debt structure, taking into consideration the fact that, after consummation of the Merger, Proterra will have approximately $825 million (assuming no redemptions) of cash on its balance sheet, positioning it well to invest in scaling out manufacturing and developing a next-generation suite of products.

•        Valuation supported by financial analysis and due diligence.    The ArcLight Board determined that the valuation analysis conducted by ArcLight’s management team, based on the trading levels of comparable companies and the materials and financial projections provided by Proterra, supported the equity valuation of Proterra. As part of this determination, ArcLight’s management, Board and legal counsel conducted due diligence examinations of Proterra and discussed with Proterra’s management the financial, technical, manufacturing and legal outlook of Proterra.

The ArcLight Board also considered a variety of uncertainties, risks and other potentially negative factors relating to the Merger including, but not limited to, the following: redemptions, complexities related to the shareholder vote, litigation and threats of litigation and broader macro risks, including the potential for limited state and local procurement budgets for Proterra’s transit vehicles, battery design roadmap and associated cost competitiveness over the long-term and potential safety malfunctions with its products. Specifically, the ArcLight Board considered the following issues and risks:

•        Risk that the benefits described above may not be achieved.    The risk that the potential benefits of the Merger may not be fully achieved, or may not be achieved within the expected timeframe.

•        Risk of the liquidation of ArcLight.    The risks and costs to ArcLight if the Merger is not completed, including the risk of diverting management’s focus and resources from other business combination opportunities, which could result in ArcLight being unable to effect a business combination in the requisite time frame and force ArcLight to liquidate.

•        Exclusivity.    The fact that the Merger Agreement includes an exclusivity provision that prohibits ArcLight from soliciting other business combination proposals, which restricts ArcLight’s ability, so long as the Merger Agreement is in effect, to consider other potential business combinations.

•        Risks regarding the shareholder vote.    The risk that ArcLight’s shareholders may fail to provide the votes necessary to effect the Merger.

•        Limitations of review.    The ArcLight Board did not obtain an opinion from any independent investment banking or accounting firm that the consideration to be exchanged is fair to ArcLight, Proterra or their respective shareholders from a financial point of view. Accordingly, the ArcLight Board considered that ArcLight might not have properly valued Proterra.

•        Closing conditions.    The fact that completion of the Merger is conditioned on the satisfaction of certain closing conditions that are not within ArcLight’s control, including approval by ArcLight stockholders and approval by Nasdaq of the initial listing application in connection with the Merger.

•        Potential Litigation.    The possibility of litigation challenging the Merger or that an adverse judgment granting permanent injunctive relief could indefinitely enjoin consummation of the Merger.

•        Fees and expenses.    The fees and expenses associated with completing the Merger.

•        Potential impacts of COVID-19.    Uncertainties regarding the potential impacts of the COVID-19 virus and related economic disruptions on Proterra’s operations and demand for its products.

•        Other risk factors.    Various other risk factors associated with the respective businesses of ArcLight and Proterra.

In addition to considering the factors described above, the ArcLight Board also considered that some officers and directors of ArcLight might have interests in the Merger as individuals that are in addition to, and that may be different from, the interests of ArcLight’s stockholders. ArcLight’s independent directors reviewed and considered these interests during the negotiation of the Merger and in evaluating and unanimously approving, as members of the ArcLight Board, the Merger Agreement and the transactions contemplated thereby, including the Merger.

The ArcLight Board concluded that the potential benefits that it expected ArcLight and its stockholders to achieve as a result of the Merger outweighed the potentially negative factors associated with the Merger. Accordingly, the ArcLight Board unanimously determined that the Merger Agreement, and the transactions contemplated thereby, including the Merger, were advisable, fair to, and in the best interests of, ArcLight and its stockholders.

Certain Proterra Projected Financial Information

Proterra does not as a matter of course make public projections as to future results. Proterra provided its internally-derived forecasts, prepared in the fourth quarter of 2020, for each of the years in the five-year period ending December 31, 2025 to ArcLight for use as a component of its overall evaluation of Proterra. Such projected financial information is included in this proxy statement/prospectus because it was provided to the ArcLight Board for its evaluation of the Merger. Proterra’s projected financial information was not prepared with a view towards public disclosure or compliance with the published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. These projections were prepared solely for internal use, and were not intended for third-party use, including by investors or stockholders. You are cautioned not to rely on the projections in making a decision regarding the transaction, as the projections may differ materially from actual results.

The projections reflect numerous assumptions, including economic, market and operational assumptions, all of which are difficult to predict and many of which are beyond Proterra’s control, such as the risks and uncertainties contained in the sections titled “Risk Factors”, “Proterra Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Cautionary Note Regarding Forward-Looking Statements”. The financial projections for revenue, costs, gross profit (loss) and gross margin provided to ArcLight’s board are forward-looking statements that are based on growth assumptions, which are inherently subject to significant uncertainties and contingencies, many of which are beyond Proterra’s control. There will be differences between actual and projected results, and actual results may be materially greater or materially less than those contained in the projections. While all projections are necessarily speculative, notably, statements regarding Proterra’s five-year business plan and yearly forecasts, and summary financial projections are, without limitation, subject to material assumptions regarding Proterra’s ability to manufacture, distribute and service its products at scale and meet its customers’ business needs, Proterra’s ability to successfully execute its technology and business development plans and growth strategy, Proterra’s ability to compete in rapidly developing markets, Proterra’s ability to source and maintain strategic supply arrangements, rates of adoption of battery electric vehicles by customers in the markets in which Proterra operates, and continuation of favorable regulations and government incentives affecting the markets in which the Company operates. Proterra cautions that its assumptions may not materialize and that market developments and economic conditions may render such assumptions, although believed reasonable at the time they were made, subject to greater uncertainty.

The inclusion of the projections in this proxy statement/prospectus should not be regarded as an indication that Proterra or its representatives currently consider the projections to be a reliable prediction of actual future events, and reliance should not be placed on the projections to make a decision regarding the transaction.

EXCEPT AS REQUIRED BY APPLICABLE SECURITIES LAWS, PROTERRA DOES NOT INTEND TO MAKE PUBLICLY AVAILABLE ANY UPDATE OR OTHER REVISION TO THE PROJECTED FINANCIAL INFORMATION. THE PROJECTED FINANCIAL INFORMATION DOES NOT TAKE INTO ACCOUNT ANY CIRCUMSTANCES OR EVENTS OCCURRING AFTER THE DATE THAT INFORMATION WAS PREPARED. READERS OF THIS PROXY STATEMENT/ PROSPECTUS ARE CAUTIONED NOT TO RELY ON THE UNAUDITED PROJECTED FINANCIAL INFORMATION SET FORTH BELOW. NONE OF PROTERRA, ARCLIGHT NOR ANY OF THEIR RESPECTIVE AFFILIATES, OFFICERS, DIRECTORS, ADVISORS OR OTHER REPRESENTATIVES HAS MADE OR MAKES ANY REPRESENTATION TO ANY PROTERRA STOCKHOLDER, ARCLIGHT STOCKHOLDER OR ANY OTHER PERSON REGARDING ULTIMATE PERFORMANCE COMPARED TO THE INFORMATION CONTAINED IN THE PROJECTED FINANCIAL INFORMATION OR THAT FINANCIAL AND OPERATING RESULTS WILL BE ACHIEVED.

Proterra has not made any representations or warranties regarding the accuracy, reliability, appropriateness or completeness of the projections to anyone, including ArcLight. Neither Proterra’s board, officers, management nor any other representative of Proterra has made or makes any representation to any person regarding Proterra’s ultimate performance compared to the information contained in the projections, and none of them intends to or undertakes any obligation to update or otherwise revise the projections to reflect circumstances existing after the date when made or to reflect the occurrence of future events if any or all of the assumptions underlying the projections are shown to be in error. Accordingly, the projections should not be looked upon as “guidance” of any sort. Proterra does not intend to refer back to these projections in its future periodic reports filed under the Exchange Act.

The projections were prepared by, and are the responsibility of, Proterra’s management. KPMG LLP, Proterra’s independent auditors, have not examined, compiled or otherwise applied procedures with respect to the accompanying projected financial information presented herein and, accordingly, expresses no opinion or any other form of assurance on it. The report of KPMG LLP included in this proxy statement/prospectus relates to historical financial information of Proterra. It does not extend to the projections and should not be read as if it does. You are encouraged to review the financial statements of Proterra included in this proxy statement/prospectus, as well as the financial information provided in the sections titled “Selected Historical Financial Information of Proterra” and “Selected Historical Financial Information of Proterra” in this proxy statement/prospectus and to not rely on any single financial measure.

The key elements of the projections provided to us are summarized below (in millions of dollars).

	Forecast Year Ended December 31,
(in millions)	2020E	2021E	2022E	2023E	2024E	2025E
	(unaudited)
Total revenue	$193	$246	$439	$838	$1,449	$2,566
Gross (loss) profit	8	11	55	130	290	$642
Profit (Loss) from operations	$(81)	$(96)	$(59)	$6	$154	$499
EBITDA	$(66)	$(82)	$(40)	$33	$190	$539

Proterra’s forecasted financial information was prepared using a number of assumptions, including the following assumptions that Proterra’s management believed to be material:

•        Revenue forecast based on backlog and orders from current customers and pipeline of potential new customers;

•        Gross margin improvements driven by expected cost reductions, including cost reductions on Proterra’s current product roadmap and other expected volume based pricing improvements with suppliers; and

•        Increased investment in research and development and sales expenses to drive growth of Proterra Powered and Proterra Energy, but improved economies of scale in general and administrative functions.

In making the foregoing assumptions, which imply a revenue compound annual growth rate of 68% between 2021 and 2025, Proterra’s management relied on a number of factors, including:

•        Acceleration of adoption in Proterra Transit based on recent bid activity;

•        Increasing electrification of new commercial vehicle categories based on recent bid activity and

•        Third-party forecasts for industry growth and market penetration.

Satisfaction of 80% Test

It is a requirement under the Existing Governing Documents that any business acquired by ArcLight have a fair market value equal to at least 80% of the balance of the funds in the trust account at the time of the execution of a definitive agreement for an initial business combination. Based on the financial analysis of Proterra generally used to approve the transaction, the ArcLight Board determined that this requirement was met. The board determined that the consideration being paid in the Business Combination, which amount was negotiated at arms-length, was fair to and in the best interests of ArcLight and its shareholders and appropriately reflected Proterra’s value. In reaching this determination, the board concluded that it was appropriate to base such valuation in part on qualitative factors such as management strength and depth, competitive positioning, customer relationships, and technical skills, as well as quantitative factors such as Proterra’s historical growth rate and its potential for future growth in revenue and profits. The ArcLight Board believes that the financial skills and background of its members qualify it to conclude that the acquisition of Proterra met this requirement.

Interests of ArcLight’s Directors and Executive Officers in the Business Combination

When you consider the recommendation of the ArcLight Board in favor of approval of the Business Combination Proposal, you should keep in mind that the Initial Shareholders, including ArcLight’s directors, have interests in such proposal that are different from, or in addition to, those of ArcLight shareholders and warrant holders generally. These interests include, among other things, the interests listed below:

•        the fact that our Initial Shareholders have agreed not to redeem any Class A ordinary shares held by them in connection with a shareholder vote to approve a proposed initial business combination;

•        the fact that the Sponsor paid an aggregate of $25,000 for 8,625,000 Class B ordinary shares, 6,937,500 of which are currently owned by the Initial Shareholders and such securities will have a significantly higher value at the time of the Business Combination;

•        the fact that Sponsor paid $7,550,000 for its private placement warrants, and the private placement warrants would be worthless if a business combination is not consummated by September 25, 2022 (unless such date is extended in accordance with the Existing Governing Documents);

•        the fact that the affiliates of ArcLight have agreed to purchase 600,000 shares of New Proterra Common Stock at $10.00 per share in the PIPE Financing on the same terms and conditions as the other PIPE Investors;

•        the fact that the Initial Shareholders and certain of ArcLight’s current officers have agreed to waive their rights to liquidating distributions from the trust account with respect to any ordinary shares (other than public shares) held by them if ArcLight fails to complete an initial business combination by September 25, 2022;

•        the fact that the Amended and Restated Registration Rights Agreement will be entered into by the Sponsor and certain other affiliates of ArcLight;

•        the fact that the Initial Shareholders entered into the Sponsor Support Agreement pursuant to which the original lock-up period to which our Sponsor and our directors and executive officers are subject was amended to remove such lock-up period, but only with respect to securities that are not held by the Sponsor;

•        the continued indemnification of ArcLight’s directors and officers and the continuation of ArcLight’s directors’ and officers’ liability insurance after the Business Combination (i.e., a “tail policy”);

•        the fact that the Sponsor and ArcLight’s officers and directors will lose their entire investment in ArcLight and will not be reimbursed for any out-of-pocket expenses if an initial business combination is not consummated by September 25, 2022;

•        the fact that if the trust account is liquidated, including in the event ArcLight is unable to complete an initial business combination by September 25, 2022, the Sponsor has agreed to indemnify ArcLight to ensure that the proceeds in the trust account are not reduced below $10.00 per public share, or such lesser per public share amount as is in the trust account on the liquidation date, by the claims of prospective target businesses with which ArcLight has entered into an acquisition agreement or claims of any third party for services rendered or products sold to ArcLight, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the trust account;

•        the fact that ArcLight may be entitled to distribute or pay over funds held by ArcLight outside the Trust Account to the Sponsor or any of its Affiliates prior to the Closing; and

•        the fact that the Initial Shareholders entered into the Sponsor Support Agreement pursuant to which the original lock-up period to which our Sponsor and our directors and executive officers are subject was amended to remove such lock-up period, but only with respect to securities that are not held by the Sponsor.

The Initial Shareholders have, pursuant to the Sponsor Support Agreement, agreed to, among other things, vote all of their ordinary shares in favor of the proposals being presented at the extraordinary general meeting and waive their redemption rights with respect to such ordinary shares in connection with the consummation of the Business Combination. Such shares will be excluded from the pro rata calculation used to determine the per-share redemption price. As of the date of this proxy statement/prospectus, the Initial Shareholders own 20.0% of the issued and outstanding ordinary shares. See “Related Agreements — Sponsor Letter Agreement” in the accompanying proxy statement/prospectus for more information related to the Sponsor Letter Agreement.

At any time at or prior to the Business Combination, during a period when they are not then aware of any material nonpublic information regarding us or our securities, our Initial Shareholders, Proterra and/or their directors, officers, advisors or respective affiliates may purchase public shares from institutional and other investors who vote, or indicate an intention to vote, against any of the Condition Precedent Proposals, or execute agreements to purchase such shares from such investors in the future, or they may enter into transactions with such investors and others to provide them with incentives to acquire public shares or vote their public shares in favor of the Condition Precedent Proposals. Such a purchase may include a contractual acknowledgement that such shareholder, although still the record or beneficial holder of our shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that our Initial Shareholders, Proterra and/or their directors, officers, advisors or respective affiliates who have agreed to vote in favor of this transaction purchase shares in privately negotiated transactions from public shareholders who have already elected to exercise their redemption rights, such selling shareholder would be required to revoke their prior elections to redeem their shares. The purpose of such share purchases and other transactions would be to increase the likelihood of satisfaction of the requirements that (i) the Business Combination Proposal, the Governing Documents Proposals, the Nasdaq Proposal, the Equity Incentive Plan Proposal, the Employee Stock Purchase Plan Proposal and the Adjournment Proposal are approved by the affirmative vote of at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter, (ii) the Domestication Proposal is approved by the affirmative vote of at least a two-thirds (2/3) majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter, (iii) otherwise limit the number of public shares electing to redeem their public shares and (iv) New Proterra’s net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) being at least $5,000,001 after giving effect to the transactions contemplated by the Merger Agreement and the PIPE Financing.

If such transactions are effected, the consequence could be to cause the Business Combination to be consummated in circumstances where such consummation could not otherwise occur. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the proposals to be presented at the extraordinary general meeting and would likely increase the chances that such proposals would be approved. We will file or submit a Current Report on Form 8-K to disclose any material arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the proposals to be put to the extraordinary general meeting or the redemption threshold. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.

Expected Accounting Treatment of the Business Combination

The Business Combination will be accounted for as a reverse recapitalization in conformity with GAAP. Under this method of accounting, ArcLight has been treated as the “acquired” company for financial reporting purposes. This determination was primarily based on existing Proterra stockholders comprising a relative majority of the voting power of the combined company, Proterra’s operations prior to the acquisition comprising the only ongoing operations of New Proterra, Proterra’s senior management comprising a majority of the senior management of New Proterra, and Proterra will initially designate a majority of the board of directors of New Proterra. Accordingly, for accounting purposes, the financial statements of the combined entity will represent a continuation of the financial statements of Proterra with the Business Combination being treated as the equivalent of Proterra issuing stock for the net assets of ArcLight, accompanied by a recapitalization. The net assets of ArcLight will be stated at historical costs, with no goodwill or other intangible assets recorded.

Regulatory Matters

Under the HSR Act and the rules that have been promulgated thereunder by the FTC, certain transactions may not be consummated unless information has been furnished to the Antitrust Division and the FTC and certain waiting period requirements have been satisfied. The Proterra portion of the Business Combination is subject to these requirements and may not be completed until the expiration of a 30-day waiting period following the filing of the required Notification and Report Forms with the Antitrust Division and the FTC or until early termination is granted. ArcLight and Proterra have filed the required forms under the HSR Act with the Antitrust Division and the FTC and requesting early termination. The statutory HSR waiting period for the HSR Act is set to expire on February 25, 2021.

At any time before or after consummation of the Business Combination, notwithstanding termination of the waiting period under the HSR Act, the applicable competition authorities the United States or any other applicable jurisdiction could take such action under applicable antitrust laws as such authority deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the Business Combination, conditionally approving the Business Combination upon divestiture of New Proterra’s assets, subjecting the completion of the Business Combination to regulatory conditions or seeking other remedies. Private parties may also seek to take legal action under the antitrust laws under certain circumstances. ArcLight cannot assure you that the Antitrust Division, the FTC, any state attorney general, or any other government authority will not attempt to challenge the Business Combination on antitrust grounds, and, if such a challenge is made, ArcLight cannot assure you as to its result.

None of ArcLight or Proterra are aware of any material regulatory approvals or actions that are required for completion of the Business Combination other than the expiration or early termination of the waiting period under the HSR Act. It is presently contemplated that if any such additional regulatory approvals or actions are required, those approvals or actions will be sought. There can be no assurance, however, that any additional approvals or actions will be obtained.

Vote Required for Approval

The approval of the Business Combination Proposal requires an ordinary resolution, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.

Resolution

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that ArcLight’s entry into the Merger Agreement, dated as of January 11, 2021 (as may be amended, supplemented or otherwise modified from time to time, the “Merger Agreement”), by and among Phoenix Merger Sub, Inc., a Delaware corporation and a wholly-owned direct subsidiary of ArcLight (“Phoenix Merger Sub”), and Proterra Inc, a Delaware corporation (“Proterra”), pursuant to which, among other things, following the de-registration of ArcLight as an exempted company in the Cayman Islands and the continuation and domestication of ArcLight as a corporation in the State of Delaware (a) Phoenix Merger Sub will merge with and into Proterra, with Proterra as the surviving company in the Merger and, after giving effect to the Merger, Proterra will be a wholly-owned subsidiary of ArcLight and (b) at the Effective Time, (i) each share of Proterra outstanding as of immediately prior to the Effective Time will be exchanged for 0.8925 (the “Exchange Ratio”) shares of common stock, par value $0.0001 per share, of New Proterra (the “New Proterra Common Stock”), (ii) each warrant and equity award of Proterra outstanding as of immediately prior to the Effective Time will be exchanged for comparable warrants and equity awards that are exercisable for shares of New Proterra Common Stock, as applicable, after application of the Exchange Ratio to the exercise price and the number of shares underlying each warrant and equity award and (iii) each outstanding secured convertible promissory notes of Proterra (the “Convertible Notes”) that is not optionally converted immediately prior to the Effective Time will become convertible into shares of New Proterra Common Stock, in accordance with the terms of the Convertible Notes, certain related agreements (including the Subscription Agreements, the Sponsor Support Agreement, the Sponsor Letter Agreement, Amendment No. 1 to the Sponsor Letter Agreement, the Proterra Stockholder Support Agreements, and the Amended and Restated Registration Rights Agreement, each in the form attached to the proxy statement/prospectus as Annex E, Annex J, Annex K, Annex L, Annex G and Annex F, respectively), and the transactions contemplated thereby, be approved, ratified and confirmed in all respects.”

Recommendation of the ArcLight Board

THE ARCLIGHT BOARD UNANIMOUSLY RECOMMENDS THAT THE ARCLIGHT SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE BUSINESS COMBINATION PROPOSAL.

The existence of financial and personal interests of one or more of ArcLight’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of ArcLight and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, ArcLight’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “— Interests of ArcLight’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

DOMESTICATION PROPOSAL

Overview

As discussed in this proxy statement/prospectus, ArcLight is asking its shareholders to approve the Domestication Proposal. Under the Merger Agreement, the approval of the Domestication Proposal is also a condition to the consummation of the Business Combination.

As a condition to closing the Business Combination, the ArcLight Board has unanimously approved, and ArcLight shareholders are being asked to consider and vote upon a proposal to approve (the “Domestication Proposal”), a change of ArcLight’s jurisdiction of incorporation by deregistering as a Cayman Islands exempted company and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware. To effect the Domestication, ArcLight will file an application to deregister with the Cayman Islands Registrar of Companies, together with the necessary accompanying documents, and file a certificate of incorporation and a certificate of corporate domestication with the Secretary of State of the State of Delaware, under which ArcLight will be domesticated and continue as a Delaware corporation.

In connection with the Domestication, on the Closing Date prior to the Effective Time, (i) each issued and outstanding Class A ordinary share will convert automatically by operation of law, on a one-for-one basis, into shares of New Proterra Common Stock; (ii) and issued and outstanding Class B ordinary share of ArcLight will convert automatically by operation of law, on a one-for-one basis, into shares of New Proterra Common Stock, (iii) each issued and outstanding warrant to purchase Class A ordinary shares of ArcLight will automatically represent the right to purchase one share of New Proterra Common Stock at an exercise price of $11.50 per share of New Proterra Common Stock on the terms and conditions set forth in the warrant agreement; and (iv) each issued and outstanding unit of ArcLight that has not been previously separated into the underlying Class A ordinary share and underlying warrant upon the request of the holder thereof, will be cancelled and will entitle the holder thereof to one share of New Proterra Common Stock and one-half of one warrant, with a whole warrant representing the right to acquire one share of New Proterra Common Stock.

The Domestication Proposal, if approved, will approve a change of ArcLight’s jurisdiction of incorporation from the Cayman Islands to the State of Delaware. Accordingly, while ArcLight is currently incorporated as an exempted company under the Cayman Islands Companies Law, upon the Domestication, New Proterra will be governed by the DGCL. We encourage shareholders to carefully consult the information set out below under “Comparison of Corporate Governance and Shareholder Rights.” Additionally, we note that if the Domestication Proposal is approved, then ArcLight will also ask its shareholders to approve the Governing Documents Proposals (discussed below), which, if approved, will replace the Existing Governing Documents with a new certificate of incorporation and bylaws of New Proterra under the DGCL. The Proposed Governing Documents differ in certain material respects from the Existing Governing Documents and we encourage shareholders to carefully consult the information set out below under “Governing Documents Proposals,” the Existing Governing Documents of ArcLight, attached hereto as Annex B and the Proposed Governing Documents of New Proterra, attached hereto as Annex C and Annex D.

Reasons for the Domestication

Our board of directors believes that there are significant advantages to us that will arise as a result of a change of our domicile to Delaware. Further, our board of directors believes that any direct benefit that the DGCL provides to a corporation also indirectly benefits its stockholders, who are the owners of the corporation. The board of directors believes that there are several reasons why a reincorporation in Delaware is in the best interests of ArcLight and its shareholders. As explained in more detail below, these reasons can be summarized as follows:

•        Prominence, Predictability, and Flexibility of Delaware Law.    For many years Delaware has followed a policy of encouraging incorporation in its state and, in furtherance of that policy, has been a leader in adopting, construing, and implementing comprehensive, flexible corporate laws responsive to the legal and business needs of corporations organized under its laws. Many corporations have chosen Delaware initially as a state of incorporation or have subsequently changed corporate domicile to Delaware.

Because of Delaware’s prominence as the state of incorporation for many major corporations, both the legislature and courts in Delaware have demonstrated the ability and a willingness to act quickly and effectively to meet changing business needs. The DGCL is frequently revised and updated to accommodate changing legal and business needs and is more comprehensive, widely used and interpreted than other state corporate laws. This favorable corporate and regulatory environment is attractive to businesses such as ours.

•        Well-Established Principles of Corporate Governance.    There is substantial judicial precedent in the Delaware courts as to the legal principles applicable to measures that may be taken by a corporation and to the conduct of a company’s board of directors, such as under the business judgment rule and other standards. Because the judicial system is based largely on legal precedents, the abundance of Delaware case law provides clarity and predictability to many areas of corporate law. We believe such clarity would be advantageous to New Proterra, its board of directors and management to make corporate decisions and take corporate actions with greater assurance as to the validity and consequences of those decisions and actions. Further, investors and securities professionals are generally more familiar with Delaware corporations, and the laws governing such corporations, increasing their level of comfort with Delaware corporations relative to other jurisdictions. The Delaware courts have developed considerable expertise in dealing with corporate issues, and a substantial body of case law has developed construing Delaware law and establishing public policies with respect to corporate legal affairs. Moreover, Delaware’s vast body of law on the fiduciary duties of directors provides appropriate protection for New Proterra’s stockholders from possible abuses by directors and officers.

•        Increased Ability to Attract and Retain Qualified Directors.    Reincorporation from the Cayman Islands to Delaware is attractive to directors, officers, and stockholders alike. New Proterra’s incorporation in Delaware may make New Proterra more attractive to future candidates for our board of directors, because many such candidates are already familiar with Delaware corporate law from their past business experience. To date, we have not experienced difficulty in retaining directors or officers, but directors of public companies are exposed to significant potential liability. Thus, candidates’ familiarity and comfort with Delaware laws — especially those relating to director indemnification (as discussed below) — draw such qualified candidates to Delaware corporations. Our board of directors therefore believes that providing the benefits afforded directors by Delaware law will enable New Proterra to compete more effectively with other public companies in the recruitment of talented and experienced directors and officers. Moreover, Delaware’s vast body of law on the fiduciary duties of directors provides appropriate protection for our stockholders from possible abuses by directors and officers.

Expected Accounting Treatment of the Domestication

There will be no accounting effect or change in the carrying amount of the consolidated assets and liabilities of ArcLight as a result of the Domestication. The business, capitalization, assets and liabilities and financial statements of New Proterra immediately following the Domestication will be the same as those of ArcLight immediately prior to the Domestication.

Vote Required for Approval

The approval of the Domestication Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of at least a two-thirds (2/3) majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on the proposal.

The Domestication Proposal is conditioned on the approval and adoption of each of the other Condition Precedent Proposals.

Resolution

The full text of the resolution to be passed is as follows:

“RESOLVED, as a special resolution, that ArcLight be transferred by way of continuation to Delaware pursuant to Article 47 of the Articles of Association of ArcLight and Section 388 of the General Corporation Law of the State of Delaware and, immediately upon being de-registered in the Cayman Islands, ArcLight be continued and domesticated as a corporation under the laws of the State of Delaware.

Recommendation of the ArcLight Board

THE ARCLIGHT BOARD UNANIMOUSLY RECOMMENDS THAT ARCLIGHT SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE DOMESTICATION PROPOSAL.

The existence of financial and personal interests of one or more of ArcLight’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of ArcLight and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, ArcLight’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Business Combination Proposal  — Interests of ArcLight’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

GOVERNING DOCUMENTS PROPOSALS

If each of the following Governing Documents Proposals and the Condition Precedent Proposals are approved and the Business Combination is to be consummated, ArcLight will replace the Existing Governing Documents, with a proposed new certificate of incorporation (the “Proposed Certificate of Incorporation”) and proposed new bylaws (the “Proposed Bylaws” and, together with the Proposed Certificate of Incorporation, the “Proposed Governing Documents”) of New Proterra, in each case, under the DGCL.

ArcLight’s shareholders are asked to consider and vote upon and to approve four (4) separate proposals (collectively, the “Governing Documents Proposals”) in connection with the replacement of the Existing Governing Documents with the Proposed Governing Documents. The Governing Documents Proposals are conditioned on the approval of the Domestication Proposal, and, therefore, also conditioned on approval of the Business Combination Proposal. Therefore, if the Businesses Combination Proposal and the Domestication Proposal are not approved, the Governing Documents Proposals will have no effect, even if approved by holders of ordinary shares.

The Proposed Governing Documents differ in certain material respects from the Existing Governing Documents. The following table sets forth a summary of the principal changes proposed to be made between the Existing Governing Documents and the Proposed Certificate of Incorporation and Proposed Bylaws for New Proterra. This summary is qualified by reference to the complete text of the Existing Governing Documents of ArcLight, attached to this proxy statement/prospectus as Annex B, the complete text of the Proposed Certificate of Incorporation, a copy of which is attached to this proxy statement/prospectus as Annex C and the complete text of the Proposed Bylaws, a copy of which is attached to this proxy statement/prospectus as Annex D. All shareholders are encouraged to read each of the Proposed Governing Documents in its entirety for a more complete description of its terms. Additionally, as the Existing Governing Documents governed by Cayman Islands law and the Proposed Governing Documents will be governed by the DGCL, we encourage shareholders to carefully consult the information set out under the “Comparison of Corporate Governance and Shareholder Rights” section of this proxy statement/prospectus.

	Existing Governing Documents	Proposed Governing Documents
Authorized Shares (Governing Documents Proposal A)

The share capital under the Existing Governing Documents is US$55,500 divided into 500,000,000 Class A ordinary shares of par value US$0.0001 per share, 50,000,000 Class B ordinary shares of par value US$0.0001 per share and 5,000,000 preference shares of par value US$0.0001 per share.

The Proposed Governing Documents authorize 500,000,000 shares of New Proterra Common Stock and 10,000,000 shares of New Proterra Preferred Stock.
	See paragraph 5 of the Memorandum of Association.	See Article IV of the Proposed Certificate of Incorporation.
Authorize the Board of Directors to Issue Preferred Stock Without Stockholder Consent (Governing Documents Proposal B)

The Existing Governing Documents authorize the issuance of 5,000,000 preference shares with such designation, rights and preferences as may be determined from time to time by our board of directors. Accordingly, our board of directors is empowered under the Existing Governing Documents, without shareholder approval, to issue preference shares with dividend, or other distribution, voting, return of capital or other rights which could adversely affect the voting power or other rights of the holders of ordinary shares.

The Proposed Governing Documents authorize the board of directors to issue preferred stock from time to time in one or more series, and, with respect to each series, to establish the number of shares in each such series, to fix the designation, powers (including voting powers), preferences and relative, participating, optional or other special rights, if any, of each such series and any qualifications, limitations or restrictions thereof, and, subject to the rights of such series, and to increase or decrease the number of shares of any such series.

	See paragraph 5 of the Memorandum of Association and Article 3 of the Articles of Association.	See Article IV subsection 2 of the Proposed Certificate of Incorporation.

	Existing Governing Documents	Proposed Governing Documents
Shareholder/Stockholder Written Consent In Lieu of a Meeting (Governing Documents Proposal C)	The Existing Governing Documents provide that resolutions may be passed by a vote in person, by proxy at a general meeting, or by unanimous written resolution.	The Proposed Governing Documents allow stockholders to vote in person or by proxy at a meeting of stockholders, but prohibit the ability of stockholders to act by written consent in lieu of a meeting.
	See Articles 22 and 23 of our Articles of Association.	See Article VIII, subsection 1 of the Proposed Certificate of Incorporation.
Corporate Name (Governing Documents Proposal D)	The Existing Governing Documents provide the name of the company is “ArcLight Clean Transition Corp.” See paragraph 1 of our Memorandum of Association.	The Proposed Governing Documents will provide that the name of the corporation will be “Proterra Inc”. See Article I of the Proposed Certificate of Incorporation.
Perpetual Existence (Governing Documents Proposal D)

The Existing Governing Documents provide that if we do not consummate a business combination (as defined in the Existing Governing Documents) by September 25, 2022 (twenty-fourth months after the closing of ArcLight’s initial public offering), ArcLight will cease all operations except for the purposes of winding up and will redeem the shares issued in ArcLight’s initial public offering and liquidate its trust account.

The Proposed Governing Documents do not include any provisions relating to New Proterra’s ongoing existence; the default under the DGCL will make New Proterra’s existence perpetual.
	See Article 49 of our Articles of Association.	This is the default rule under the DGCL.
Exclusive Forum (Governing Documents Proposal D)	The Existing Governing Documents do not contain a provision adopting an exclusive forum for certain shareholder litigation.

The Proposed Governing Documents adopt Delaware as the exclusive forum for certain stockholder litigation and the federal courts of the United States as the exclusive forum for litigation arising out of the Securities Act.

See Article IX of the Proposed Certificate of Incorporation and Article XI of the Proposed Bylaws.
Provisions Related to Status as Blank Check Company (Governing Documents Proposal D)	The Existing Governing Documents set forth various provisions related to our status as a blank check company prior to the consummation of a business combination.

The Proposed Governing Documents do not include such provisions related to our status as a blank check company, which no longer will apply upon consummation of the Business Combination, as we will cease to be a blank check company at such time.

See Article 49 of our Articles of Association.

GOVERNING DOCUMENTS PROPOSAL A  — APPROVAL OF AUTHORIZATION OF CHANGE TO AUTHORIZED SHARE CAPITAL, AS SET FORTH IN THE PROPOSED GOVERNING DOCUMENTS

Overview

Governing Documents Proposal A  — as an ordinary resolution, to approve the change in the authorized share capital of ArcLight from US$55,500 divided into (i) 500,000,000 Class A ordinary shares, par value $0.0001 per share, 50,000,000 Class B ordinary shares, par value $0.0001 per share, and 5,000,000 preference shares, par value $0.0001 per share, to (ii) 500,000,000 shares of New Proterra Common Stock and 10,000,000 shares of New Proterra Preferred Stock.

As of the date of this proxy statement/prospectus, there are 34,687,500 ordinary shares issued and outstanding, which includes an aggregate of 6,937,500 Class B ordinary shares held by the Initial Shareholders, including the Sponsor. In addition, as of the date of this proxy statement/prospectus, there is outstanding an aggregate of 21,425,000 warrants to acquire ordinary shares, comprised of 7,550,000 private placement warrants held by the Sponsor and 13,875,000 public warrants.

In connection with the Domestication, on the Closing Date prior to the Effective Time, (i) each issued and outstanding Class A ordinary share will convert automatically by operation of law, on a one-for-one basis, into shares of New Proterra Common Stock; (ii) each issued and outstanding Class B ordinary share of ArcLight will convert automatically by operation of law, on a one-for-one basis, into shares of New Proterra Common Stock, (iii) each issued and outstanding warrant to purchase Class A ordinary shares of ArcLight will automatically represent the right to purchase one share of New Proterra Common Stock at an exercise price of $11.50 per share of New Proterra Common Stock on the terms and conditions set forth in the warrant agreement; and (iv) each issued and outstanding unit of ArcLight that has not been previously separated into the underlying Class A ordinary share and underlying warrant upon the request of the holder thereof, will be cancelled and will entitle the holder thereof to one share of New Proterra Common Stock and one-half of one warrant, with a whole warrant representing the right to acquire one share of New Proterra Common Stock.

In accordance with the terms and subject to the conditions of the Merger Agreement, at the Effective Time, (i) each share of Proterra outstanding as of immediately prior to the Effective Time will be exchanged for 0.8925 shares of New Proterra Common Stock, (ii) each warrant and equity award of Proterra outstanding as of immediately prior to the Effective Time will be exchanged for comparable warrants or equity awards that are exercisable for 0.8925 shares of New Proterra Common Stock, as applicable, and (iii) each Convertible Note that is not optionally converted immediately prior to the Effective Time will become convertible into shares of New Proterra Common Stock, in accordance with the terms of the Convertible Notes. For further details, see “Business Combination Proposal — Consideration to Proterra Holders in the Business Combination.”

In order to ensure that New Proterra has sufficient authorized capital for future issuances, our board of directors has approved, subject to stockholder approval, that the Proposed Governing Documents of New Proterra the change in the authorized share capital of ArcLight from US$55,500 divided into (i) 500,000,000 Class A ordinary shares, par value $0.0001 per share, 50,000,000 Class B ordinary shares, par value $0.0001 per share, and 5,000,000 preference shares, par value $0.0001 per share, to (ii) 500,000,000 shares of New Proterra Common Stock and 10,000,000 shares of New Proterra Preferred Stock.

This summary is qualified by reference to the complete text of the Proposed Governing Documents of New Proterra, copies of which are attached to this proxy statement/prospectus as Annex C and Annex D. All stockholders are encouraged to read the Proposed Governing Documents in their entirety for a more complete description of their terms.

Reasons for the Amendments

The principal purpose of this proposal is to provide for an authorized capital structure of New Proterra that will enable it to continue as an operating company governed by the DGCL. Our board of directors believes that it is important for us to have available for issuance a number of authorized shares of common stock and preferred stock sufficient to support our growth and to provide flexibility for future corporate needs (including, if needed, as part of financing for future growth acquisitions).

Vote Required for Approval

The approval of Governing Documents Proposal A requires an ordinary resolution, being the affirmative vote of a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on the proposal.

Governing Documents Proposal A is conditioned on the approval and adoption of each of the other Condition Precedent Proposals.

Resolution

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that the change in the authorized share capital of ArcLight from US$55,500 divided into (i) 500,000,000 Class A ordinary shares, par value $0.0001 per share, 50,000,000 Class B ordinary shares, par value $0.0001 per share, and 5,000,000 preference shares, par value $0.0001 per share, to (ii) 500,000,000 shares of New Proterra Common Stock and 10,000,000 shares of New Proterra Preferred Stock be approved.”

Recommendation of the ArcLight Board

THE ARCLIGHT BOARD UNANIMOUSLY RECOMMENDS THAT ARCLIGHT SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE GOVERNING DOCUMENTS PROPOSAL A.

The existence of financial and personal interests of one or more of ArcLight’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of ArcLight and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, ArcLight’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Business Combination Proposal  — Interests of ArcLight’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

GOVERNING DOCUMENTS PROPOSAL B — APPROVAL OF PROPOSAL REGARDING ISSUANCE OF PREFERRED STOCK OF NEW PROTERRA AT THE BOARD OF DIRECTORS’ SOLE DISCRETION, AS SET FORTH IN THE PROPOSED GOVERNING DOCUMENTS

Overview

Governing Documents Proposal B — to authorize the New Proterra Board to issue any or all shares of New Proterra Preferred Stock in one or more classes or series, with such terms and conditions as may be expressly determined by the New Proterra Board and as may be permitted by the DGCL.

Our shareholders are also being asked to approve Governing Documents Proposal B, which is, in the judgment of our board of directors, necessary to adequately address the needs of New Proterra after the Business Combination.

If Governing Documents Proposal A is approved, the number of authorized shares of preferred stock of New Proterra will be 10,000,000 shares. Approval of this Governing Documents Proposal B will allow for issuance of any or all of these shares of preferred stock from time to time at the discretion of the board of directors, as may be permitted by the DGCL, and without further stockholder action. The shares of preferred stock would be issuable for any proper corporate purpose, including, among other things, future acquisitions, capital raising transactions consisting of equity or convertible debt, stock dividends or issuances under current and any future stock incentive plans, pursuant to which we may provide equity incentives to employees, officers and directors, and in certain instances may be used as an anti-takeover defense.

This summary is qualified by reference to the complete text of the Proposed Governing Documents of New Proterra, copies of which are attached to this proxy statement/prospectus as Annex C and Annex D. All stockholders are encouraged to read the Proposed Governing Documents in their entirety for a more complete description of their terms.

Reasons for the Amendments

Our board of directors believes that these additional shares of preferred stock will provide us with needed flexibility to issue shares of preferred stock in the future in a timely manner and under circumstances we consider favorable without incurring the risk, delay and potential expense incident to obtaining stockholder approval for a particular issuance.

Authorized but unissued preferred stock may enable the board of directors to render it more difficult or to discourage an attempt to obtain control of New Proterra and thereby protect continuity of or entrench its management, which may adversely affect the market price of New Proterra. If, in the due exercise of its fiduciary obligations, for example, the board of directors was to determine that a takeover proposal was not in the best interests of New Proterra, such preferred stock could be issued by the board without stockholder approval in one or more private placements or other transactions that might prevent or render more difficult or make more costly the completion of any attempted takeover transaction by diluting voting or other rights of the proposed acquirer or insurgent stockholder group, by creating a substantial voting bloc in institutional or other hands that might support the position of the board of directors, by effecting an acquisition that might complicate or preclude the takeover, or otherwise. Allowing the New Proterra Board to issue the authorized preferred stock without further approvals will enable New Proterra to have the flexibility to issue such preferred stock in the future for financing its business, for acquiring other businesses, for forming strategic partnerships and alliances and for stock dividends and stock splits. New Proterra currently has no such plans, proposals, or arrangements, written or otherwise, to issue any of the additional authorized stock for such purposes.

Vote Required for Approval

The approval of Governing Documents Proposal B requires an ordinary resolution, being the affirmative vote of a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on the proposal.

Governing Documents Proposal B is conditioned on the approval and adoption of the Business Combination Proposal, the Domestication Proposal, the Governing Documents Proposals, the Nasdaq Proposal, the Equity Incentive Plan Proposal and the Employee Stock Purchase Plan Proposal.

Resolution

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that the authorization to the New Proterra Board to issue any or all shares of New Proterra Preferred Stock in one or more classes or series, with such terms and conditions as may be expressly determined by the Proterra Board and as may be permitted by the DGCL be approved.”

Recommendation of the ArcLight Board

THE ARCLIGHT BOARD UNANIMOUSLY RECOMMENDS THAT ARCLIGHT SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE GOVERNING DOCUMENTS PROPOSAL B.

The existence of financial and personal interests of one or more of ArcLight’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of ArcLight and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, ArcLight’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Business Combination Proposal — Interests of ArcLight’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

GOVERNING DOCUMENTS PROPOSAL C — APPROVAL OF PROPOSAL REGARDING THE ABILITY OF STOCKHOLDERS TO ACT BY WRITTEN CONSENT, AS SET FORTH IN THE PROPOSED GOVERNING DOCUMENTS

Overview

Governing Documents Proposal C — to authorize the removal of the ability of New Proterra stockholders to take action by written consent in lieu of a meeting.

Our shareholders are also being asked to approve Governing Documents Proposal C, which is, in the judgment of our board of directors, necessary to adequately address the needs of New Proterra after the Business Combination.

The Proposed Governing Documents stipulate that any action required or permitted to be taken by the stockholders of New Proterra must be effected at a duly called annual or special meeting of stockholders of New Proterra, and may not be effected by any consent in writing by such stockholder.

This summary is qualified by reference to the complete text of the Proposed Governing Documents of New Proterra, copies of which are attached to this proxy statement/prospectus as Annex C and Annex D. All stockholders are encouraged to read the Proposed Governing Documents in their entirety for a more complete description of their terms.

Reasons for the Amendments

Under the Proposed Governing Documents, New Proterra’s stockholders will have the ability to propose items of business (subject to the restrictions set forth therein) at duly convened stockholder meetings. Eliminating the right of stockholders to act by written consent limits the circumstances under which stockholders can act on their own initiative to remove directors, or alter or amend New Proterra’s organizational documents outside of a duly called special or annual meeting of the stockholders of New Proterra. Further, our board of directors believes continuing to limit stockholders’ ability to act by written consent will reduce the time and effort our board of directors and management would need to devote to stockholder proposals, which time and effort could distract our directors and management from other important company business.

In addition, the elimination of the stockholders’ ability to act by written consent may have certain anti-takeover effects by forcing a potential acquirer to take control of the board of directors only at a duly called special or annual meeting. However, this proposal is not in response to any effort of which ArcLight is aware to obtain control of New Proterra, and ArcLight and its management do not presently intend to propose other anti-takeover measures in future proxy solicitations. Further, the board of directors does not believe that the effects of the elimination of stockholder action by written consent will create a significant impediment to a tender offer or other effort to take control of New Proterra. Inclusion of these provisions in the Proposed Governing Documents might also increase the likelihood that a potential acquirer would negotiate the terms of any proposed transaction with the board of directors and thereby help protect stockholders from the use of abusive and coercive takeover tactics.

Vote Required for Approval

The approval of Governing Documents Proposal C requires an ordinary resolution, being the affirmative vote of a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on the proposal.

Governing Documents Proposal C is conditioned on the approval and adoption of the Business Combination Proposal, the Domestication Proposal, the Governing Documents Proposals and the Nasdaq Proposal, the Equity Incentive Plan Proposal and the Employee Stock Purchase Plan Proposal.

Resolution

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that the removal of the ability of New Proterra stockholders to take action by written consent in lieu of a meeting be approved.

Recommendation of the ArcLight Board

THE ARCLIGHT BOARD UNANIMOUSLY RECOMMENDS THAT ARCLIGHT SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE GOVERNING DOCUMENTS PROPOSAL C.

The existence of financial and personal interests of one or more of ArcLight’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of ArcLight and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, ArcLight’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Business Combination Proposal — Interests of ArcLight’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

GOVERNING DOCUMENTS PROPOSAL D — APPROVAL OF OTHER CHANGES IN CONNECTION WITH ADOPTION OF THE PROPOSED GOVERNING DOCUMENTS

Overview

Governing Documents Proposal D — to amend and restate the Existing Governing Documents and to authorize all other changes in connection with the replacement of Existing Governing Documents with the Proposed Certificate of Incorporation and Proposed Bylaws as part of the Domestication (copies of which are attached to this proxy statement/prospectus as Annex C and Annex D, respectively), including (i) making New Proterra’s corporate existence perpetual, (ii) adopting Delaware as the exclusive forum for certain stockholder litigation and the federal district courts of the United States as the exclusive forum for litigation arising out of the Securities Act, and (iii) removing certain provisions related to our status as a blank check company that will no longer be applicable upon consummation of the Business Combination, all of which the ArcLight Board believes is necessary to adequately address the needs of New Proterra after the Business Combination.

Our shareholders are also being asked to approve Governing Documents Proposal D, which is, in the judgment of our board of directors, necessary to adequately address the needs of New Proterra after the Business Combination.

The Proposed Governing Documents will be further amended in connection with the Business Combination to provide that the name of the corporation will be “Proterra Inc” In addition, the Proposed Governing Documents will make New Proterra’s corporate existence perpetual.

The Proposed Certificate of Incorporation, which will be in effect upon consummation of the Domestication, provides that, unless New Proterra consents in writing to the selection of an alternative forum (an “Alternative Forum Consent”), the Court of Chancery of the State of Delaware will, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of New Proterra, (ii) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, stockholder, employee or agent of New Proterra to New Proterra or New Proterra’s stockholders, (iii) any action asserting a claim against New Proterra arising out of or relating to any provision of the General Corporation Law of Delaware, the Proposed Certificate of Incorporation or Proposed Bylaws or as to which the General Corporation Law of Delaware confers jurisdiction on the Court of Chancery of the State of Delaware, (iv) any action to interpret, apply, enforce or determine the validity of the Proposed Certificate of Incorporation or the Proposed Bylaws; or (v) any action governed by the internal affairs doctrine. The foregoing shall not preclude the filing of claims in the federal district courts of the United States of under the Securities Act or under the Exchange Act.

The Proposed Certificate of Incorporation will not contain provisions related to a blank check company (including those related to operation of the trust account, winding up of our operations should we not complete a business combination by a specified date, and other such blank check-specific provisions as are present in the Existing Governing Documents) because following the consummation of the Business Combination, New Proterra will not be a blank check company.

Approval of each of the Governing Documents Proposals, assuming approval of each of the other Condition Precedent Proposals, will result, upon the consummation of the Domestication, in the wholesale replacement of ArcLight’s Existing Governing Documents with New Proterra’s Proposed Governing Documents. While certain material changes between the Existing Governing Documents and the Proposed Governing Documents have been unbundled into distinct Governing Documents Proposals or otherwise identified in this Governing Documents Proposal D, there are other differences between the Existing Governing Documents and the Proposed Governing Documents (arising from, among other things, differences between Cayman Islands law and the DGCL and the typical form of organizational documents under each such body of law) that will be approved (subject to the approval aforementioned related proposals and consummation of the Business Combination) if our shareholders approve this Governing Documents Proposal D. Accordingly, we encourage shareholders to carefully review the terms of the Proposed Governing Documents of New Proterra, attached hereto as Annex C and Annex D, as well as the information set under the “Comparison of Corporate Governance and Shareholder Rights” section of this proxy statement/prospectus. Any description of the Proposed Governing Documents herein is qualified in its entirety by the terms of such Proposed Governing Documents.

Reasons for the Amendments

Corporate Name

Our board of directors believes that changing the post-business combination corporate name from “ArcLight Clean Transition Corp.” to “Proterra Inc” is desirable to reflect the Business Combination with Proterra and to clearly identify New Proterra as the publicly traded entity.

Perpetual Existence

Our board of directors believes that making New Proterra’s corporate existence perpetual is desirable to reflect the Business Combination. Additionally, perpetual existence is the usual period of existence for public corporations, and our board of directors believes that it is the most appropriate period for New Proterra following the Business Combination.

Exclusive Forum

Adopting Delaware as the exclusive forum for certain stockholder litigation is intended to assist New Proterra in avoiding multiple lawsuits in multiple jurisdictions regarding the same matter. The ability to require such claims to be brought in a single forum will help to assure consistent consideration of the issues, the application of a relatively known body of case law and level of expertise and should promote efficiency and cost-savings in the resolutions of such claims. Our board of directors believes that the Delaware courts are best suited to address disputes involving such matters given that the after the Domestication, New Proterra will be incorporated in Delaware. Delaware law generally applies to such matters and the Delaware courts have a reputation for expertise in corporate law matters. Delaware offers a specialized Court of Chancery to address corporate law matters, with streamlined procedures and processes which help provide relatively quick decisions. This accelerated schedule can minimize the time, cost and uncertainty of litigation for all parties. The Court of Chancery has developed considerable expertise with respect to corporate law issues, as well as a substantial and influential body of case law construing Delaware’s corporate law and long-standing precedent regarding corporate governance. This provides stockholders and the post-combination company with more predictability regarding the outcome of intra-corporate disputes. In the event the Court of Chancery does not have jurisdiction, the other state courts located in Delaware would be the most appropriate forums because these courts have more expertise on matters of Delaware law compared to other jurisdictions.

In addition, this amendment would promote judicial fairness and avoid conflicting results, as well as make the post-combination company’s defense of applicable claims less disruptive and more economically feasible, principally by avoiding duplicative discovery.

Provisions Related to Status as Blank Check Company

The elimination of certain provisions related to our status as a blank check company is desirable because these provisions will serve no purpose following the Business Combination. For example, the Proposed Certificate of Incorporation does not include the requirement to dissolve New Proterra and allows it to continue as a corporate entity with perpetual existence following consummation of the Business Combination. Perpetual existence is the usual period of existence for public corporations, and our board of directors believes it is the most appropriate period for New Proterra following the Business Combination. In addition, certain other provisions in our current certificate require that proceeds from the ArcLight’s initial public offering be held in the trust account until a business combination or liquidation of ArcLight has occurred. These provisions cease to apply once the Business Combination is consummated and are therefore not included in the Proposed Certificate of Incorporation.

Vote Required for Approval

The approval of Governing Documents Proposal D requires a special resolution, being the affirmative vote of a majority of at least two-thirds of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on the proposal.

Governing Documents Proposal D is conditioned on the approval and adoption of the Business Combination Proposal, the Domestication Proposal, the Governing Documents Proposals and the Nasdaq Proposal, the Equity Incentive Plan Proposal and the Employee Stock Purchase Plan Proposal.

Resolution

The full text of the resolution to be passed is as follows:

“RESOLVED, as a special resolution, that the amendment and restatement of the Existing Governing Documents be approved and that all other changes necessary or, as mutually agreed in good faith by ArcLight and Proterra, desirable in connection with the replacement of Existing Governing Documents with the Proposed Certificate of Incorporation and Proposed Bylaws as part of the Domestication (copies of which are attached to the proxy statement/prospectus as Annex C and Annex D, respectively), including (i) making New Proterra’s corporate existence perpetual, (ii) adopting Delaware as the exclusive forum for certain stockholder litigation and the federal district courts of the United States as the exclusive forum for litigation arising out of the Securities Act of 1933, as amended and (iii) removing certain provisions related to our status as a blank check company that will no longer be applicable upon consummation of the Business Combination be approved.”

Recommendation of the ArcLight Board

THE ARCLIGHT BOARD UNANIMOUSLY RECOMMENDS THAT ARCLIGHT SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE GOVERNING DOCUMENTS PROPOSAL D.

The existence of financial and personal interests of one or more of ArcLight’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of ArcLight and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, ArcLight’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Business Combination Proposal — Interests of ArcLight’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

NASDAQ PROPOSAL

Overview

The Nasdaq Proposal — to consider and vote upon a proposal to approve by ordinary resolution for the purposes of complying with the applicable provisions of the Nasdaq Stock Exchange Listing Rules (each, a “Nasdaq Listing Rule”) 5635(a), (b) and (d), the issuance of shares of New Proterra Common Stock in connection with the Business Combination and the PIPE Financing, to the extent such issuance would require a shareholder vote under Nasdaq Listing Rule 5635(a), (b) or (d) (such proposal, the “Nasdaq Proposal”).

Reasons for the Approval for Purposes of Nasdaq Listing Rule 5635

Under Nasdaq Listing Rule 5635(a)(1), shareholder approval is required prior to the issuance of common stock, or of securities convertible into or exercisable for common stock, in connection with the acquisition of another company if such securities are not issued in a public offering for cash and (i) the common stock has, or will have upon issuance, voting power equal to or in excess of 20% of the voting power outstanding before the issuance of such securities (or securities convertible into or exercisable for common stock; or (ii) the number of shares of common stock to be issued is or will be equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of the stock or securities. Additionally, under Nasdaq Listing Rule 5635(b), shareholder approval is required prior to the issuance of securities when the issuance or potential issuance will result in a change of control of the registrant. Under Nasdaq Listing Rule 5635(d), shareholder approval is required for a transaction other than a public offering, involving the sale, issuance or potential issuance by an issuer of common stock (or securities convertible into or exercisable for common stock) at a price that is less than the lesser of the official Nasdaq closing price immediately before signing of the binding agreement and the average official Nasdaq closing price for the five trading days immediately preceding the signing of the binding agreement of the stock if the number of shares of common stock to be issued is or may be equal to 20% or more of the common stock, or 20% or more of the voting power, outstanding before the issuance. If the Business Combination is completed pursuant to the Merger Agreement, ArcLight currently expects to issue an estimated 107,485,832 shares of New Proterra Common Stock (assuming that none of ArcLight’s outstanding public shares are redeemed) in connection with the Business Combination and the PIPE Financing. For further details, see “Business Combination Proposal — Consideration to Proterra Holders in the Business Combination” and “Equity Incentive Plan Proposal.”

Additionally, pursuant to Nasdaq Listing Rule 5635(a)(2), when a Nasdaq-listed company proposes to issue securities in connection with the acquisition of the stock or assets of another company, shareholder approval is required if any director, officer or substantial shareholder of such company has a 5% or greater interest, directly or indirectly, in such company or the assets to be acquired or in the consideration to be paid in the transaction or series of related transactions and the present or potential issuance of common stock (or securities convertible into or exercisable for common stock) could result in an increase in outstanding shares of common stock or voting power of 5% or more. Nasdaq Listing Rule 5635(e)(3) defines a substantial stockholder as the holder of an interest of 5% or more of either the number of shares of common stock or the voting power outstanding of a Nasdaq-listed company. Because Sponsor currently owns greater than 5% of ArcLight’s ordinary shares, the Sponsor is considered a substantial shareholder of ArcLight under Nasdaq Listing Rule 5635(e)(3). In connection with the PIPE Financing, ArcLight CTC Investors is expected to be issued 600,000 shares of New Proterra Common Stock. Since Daniel R. Revers has voting and investment discretion with respect to the securities held by the Sponsor and ArcLight Investors, the two entities may be deemed to be under common control, and therefore approval of such issuance may be required under Nasdaq Listing Rule 5635(e)(3).

In the event that this proposal is not approved by ArcLight shareholders, the Business Combination cannot be consummated. In the event that this proposal is approved by ArcLight shareholders, but the Merger Agreement is terminated (without the Business Combination being consummated) prior to the issuance of shares of New Proterra Common Stock pursuant to the Merger Agreement, New Proterra will not issue such shares of New Proterra Common Stock.

Vote Required for Approval

The approval of the Nasdaq Proposal requires an ordinary resolution, being the affirmative vote of at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on the proposal.

The Nasdaq Proposal is conditioned on the approval and adoption of each of the other Condition Precedent Proposals.

Resolution

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that for the purposes of complying with the applicable provisions of Nasdaq Listing Rule 5635, the issuance of shares of New Proterra Common Stock be approved.”

Recommendation of the ArcLight Board

THE ARCLIGHT BOARD UNANIMOUSLY RECOMMENDS THAT ARCLIGHT SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE NASDAQ PROPOSAL.

The existence of financial and personal interests of one or more of ArcLight’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of ArcLight and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, ArcLight’s directors and officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Business Combination Proposal — Interests of ArcLight’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

2021 EQUITY INCENTIVE PLAN PROPOSAL

Overview

The Equity Incentive Plan Proposal — to consider and vote upon a proposal to approve and adopt by ordinary resolution the Proterra Inc 2021 Equity Incentive Plan, which is referred to herein as the “Equity Incentive Plan,” a copy of which is attached to this proxy statement/prospectus as Annex H (such proposal, the “Equity Incentive Plan Proposal”).

A total of 10,000,000 shares of New Proterra Common Stock will be reserved for issuance under the Equity Incentive Plan. On             , 2021, the closing price on Nasdaq of a Class A ordinary share, each of which shall be converted to one share of New Proterra Common Stock, was $            . The ArcLight Board approved the Equity Incentive Plan on January 11, 2021, subject to approval by ArcLight’s shareholders. If the Equity Incentive Plan is approved by our shareholders, then the Equity Incentive Plan will be effective upon the consummation of the Business Combination.

The following is a summary of the material features of the Equity Incentive Plan. This summary is qualified in its entirety by the full text of the Equity Incentive Plan, a copy of which is included as Annex H to this proxy statement/prospectus.

Summary of the Proterra Inc 2021 Equity Incentive Plan

The Equity Incentive Plan was adopted by the ArcLight Board prior to the Closing, subject to stockholder approval, and will become effective upon the Closing. The Equity Incentive Plan allows New Proterra to grant awards of stock options, restricted stock awards, stock appreciation rights (“SARs”), restricted stock units (“RSUs”), performance awards, and stock bonus awards to officers, employees, directors and consultants. The ArcLight Board anticipates that providing such persons with a direct stake in New Proterra will assure a closer alignment of the interests of such individuals with those of New Proterra and its stockholders, thereby stimulating their efforts on New Proterra’s behalf and strengthening their desire to remain with New Proterra.

Securities to be offered.    ArcLight has initially reserved 10,000,000 shares of New Proterra Common Stock, plus any reserved shares not issued or subject to outstanding grants under the Proterra Inc 2010 Equity Incentive Plan on the effective date of the Equity Incentive Plan, for issuance pursuant to awards granted under the Equity Incentive Plan. The number of shares reserved for issuance under the Equity Incentive Plan will increase automatically on January 1 of each of 2022 through 2031 by the number of shares equal to the lesser of 4% of the total number of outstanding shares of all classes of New Proterra Common Stock as of the immediately preceding December 31, or a number as may be determined by the New Proterra Board. In addition, the following shares of New Proterra Common Stock will be available for grant and issuance under the Equity Incentive Plan:

•        shares subject to issuance upon exercise of stock options or SARs granted under the Equity Incentive Plan that cease to be subject to the stock option or SAR for any reason other than exercise of the option or SAR;

•        shares subject to awards granted under the Equity Incentive Plan that are subsequently forfeited or repurchased at the original issue price;

•        shares subject to awards granted under the Equity Incentive Plan that otherwise terminate without shares being issued;

•        shares surrendered, canceled, or exchanged for cash or the same type of award or a different award (or combination thereof);

•        shares subject to an award that is paid out in cash or other property, rather than shares;

•        shares subject to awards under the Equity Incentive Plan that are used to pay the exercise price of an award or withheld to satisfy the tax withholding obligations related to any award;

•        shares issuable upon the exercise of stock options or subject to other awards under the Proterra Inc 2010 Equity Incentive Plan that cease to be subject to such stock options or other awards by forfeiture or otherwise after the effective date of the Equity Incentive Plan;

•        shares issued pursuant to outstanding awards under the Proterra Inc 2010 Equity Incentive Plan that are forfeited or repurchased by us at the original issue price after the effective date of the Equity Incentive Plan; and

•        shares subject to awards under the Proterra Inc 2010 Equity Incentive Plan that are used to pay the exercise price of a stock option or withheld to satisfy the tax withholding obligations related to any award The following is a description of the material terms of the Equity Incentive Plan. The summary below does not contain a complete description of all provisions of the Equity Incentive Plan and is qualified in its entirety by reference to the Equity Incentive Plan, a copy of which will be included as an exhibit to the registration statement to which this prospectus forms a part.

Administration.    The Equity Incentive Plan is expected to be administered by New Proterra’s compensation committee or by the New Proterra Board acting in place of the compensation committee. Subject to the terms and conditions of the Equity Incentive Plan, the compensation committee will have the authority, among other things, to select the persons to whom awards may be granted, construe and interpret the Equity Incentive Plan as well as to determine the terms of such awards and prescribe, amend, and rescind the rules and regulations relating to the plan or any award granted thereunder. The Equity Incentive Plan provides that the board of directors or compensation committee may delegate its authority, including the authority to grant awards, to one or more officers to the extent permitted by applicable law, provided that awards granted to non-employee directors may only be determined by the New Proterra Board.

Eligibility.    The Equity Incentive Plan is expected to provide for the grant of awards to company employees, directors, and consultants. No non-employee director may receive awards under the Equity Incentive Plan that, when combined with cash compensation received for service as a non-employee director, exceed $750,000 in value (measured as of the date of grant) in any calendar year.

Options.    The Equity Incentive Plan is expected to provide for the grant of both incentive stock options intended to qualify under Section 422 of the Code, and non-statutory stock options to purchase shares of New Proterra Common Stock at a stated exercise price. Incentive stock options may only be granted to employees, including officers and directors who are also employees. The exercise price of stock options granted under the Equity Incentive Plan must be at least equal to the fair market value of New Proterra Common Stock on the date of grant. Incentive stock options granted to an individual who holds, directly or by attribution, more than ten percent of the total combined voting power of all classes of New Proterra capital stock must have an exercise price of at least 110% of the fair market value of New Proterra Common Stock on the date of grant. Subject to stock splits, dividends, recapitalizations or similar events, no more than 30,000,000 shares may be issued pursuant to the exercise of incentive stock options granted under the Equity Incentive Plan.

Options may vest based on service or achievement of performance conditions. The compensation committee may provide for options to be exercised only as they vest or to be immediately exercisable, with any shares issued on exercise being subject to a right of repurchase that lapses as the shares vest. The maximum term of options granted under the Equity Incentive Plan is ten years from the date of grant, except that the maximum permitted term of incentive stock options granted to an individual who holds, directly or by attribution, more than ten percent of the total combined voting power of all classes of New Proterra capital stock is five years from the date of grant. Upon exercise of options, the option exercise price must be paid in full either in cash or cash equivalents or in other manners approved by the compensation committee, including by surrender of shares of New Proterra Common Stock that are beneficially owned by the optionee free of restrictions. Subject to applicable law, the exercise price may also be delivered pursuant to a broker assisted or other form of cashless exercise program implemented by New Proterra in connection with the Equity Incentive Plan.

Restricted stock awards.    An award of restricted stock is an offer to sell shares of common stock subject to restrictions that may lapse based on the satisfaction of service or achievement of performance conditions. The price, if any, of an award of restricted stock will be determined by the compensation committee. Unless otherwise determined by the compensation committee, holders of restricted stock will be entitled to vote and to receive any dividends or stock distributions paid pursuant to any vested shares of restricted stock. Holders of unvested restricted stock will not be entitled to receive any dividends or stock distributions paid with respect to unvested shares of restricted stock, and any such dividends or stock distributions will be accrued and paid only as and when such shares of restricted stock become vested. If any such dividends or distributions are paid in shares of New Proterra Common Stock, the shares will be subject to the same restrictions on transferability and forfeiture as the shares of restricted stock with respect to which they were paid.

Stock appreciation rights.    A SAR provides for a payment, in cash or shares of New Proterra Common Stock (up to a specified maximum of shares, if determined by the compensation committee), to the holder equal to the fair market value of New Proterra Common Stock on the date of exercise less a pre-determined exercise price per share, multiplied by the number of shares with respect to which the SAR is being exercised. Under the Equity Incentive Plan, the exercise price of a SAR must be at least equal to the fair market value of a share of New Proterra Common Stock on the date of grant. SARs may vest based on service or achievement of performance conditions and may not have a term that is longer than ten years from the date of grant.

Restricted stock units.    RSUs represent the right to receive shares of common stock at a specified date in the future, and may be subject to vesting based on service or achievement of performance conditions. Payment of earned RSUs may be made as soon as practicable after the date determined at the time of grant or on a deferred basis in the discretion of the compensation committee, and may be settled in cash, shares of common stock or a combination of both. No RSU may have a term that is longer than ten years from the date of grant.

Performance awards.    Performance awards granted pursuant to the Equity Incentive Plan may be in the form of a cash bonus, or an award of performance shares or performance units denominated in shares of New Proterra Common Stock, that may be settled in cash, property or by issuance of those shares subject to the satisfaction or achievement of specified performance conditions.

Stock bonus awards.    A stock bonus award provides for payment in the form of cash, shares of New Proterra Common Stock or a combination thereof, based on the fair market value of shares subject to such award as determined by the compensation committee. The awards may be subject to vesting restrictions based on continued service or performance conditions.

Dividend equivalent rights.    Dividend equivalent rights may be granted at the discretion of the compensation committee and represent the right to receive the value of dividends, if any, paid with respect of the number of shares of New Proterra Common Stock underlying an award. Dividend equivalent rights will be subject to the same vesting or performance conditions as the underlying award and, subject to the discretion of the compensation committee, may be paid when dividend payments are made to stockholders or paid only at such time as the underlying award has become fully vested. Dividend equivalent rights may be settled in cash, shares, or other property, or a combination of thereof as determined by the compensation committee. No dividend equivalent rights will be paid in respect of options or SARs.

Change of control.    The Equity Incentive Plan is expected to provide that, in the event of certain corporate transactions (as set forth in the Equity Incentive Plan), including the consummation of a merger or consolidation of New Proterra with another corporation, outstanding awards under the Equity Incentive Plan shall be subject to the agreement evidencing the corporate transaction, which need not treat all outstanding awards in an identical manner, and may include one or more of the following actions: (i) the continuation of outstanding awards; (ii) the assumption of outstanding awards by the successor or acquiring entity or its parent; (iii) the substitution of outstanding awards by the successor or acquiring entity or its parent with equivalent awards with substantially the same terms; (iv) the full or partial acceleration of exercisability, vesting, or lapse of forfeiture conditions including any right of New Proterra to repurchase shares, and accelerated expiration of the award; (v) the settlement of the full value of the outstanding awards (whether or not then vested or exercisable) in cash, cash equivalents, or securities of the successor entity with a fair market value equal to the required amount, as determined in accordance with the Equity Incentive Plan, which may be deferred until the date or dates the award would have become exercisable or vested; or (vi) the cancellation of the outstanding awards for no consideration. Notwithstanding the foregoing, the vesting of all awards granted to New Proterra’s non-employee directors will accelerate and such awards will become exercisable (to the extent applicable) in full prior to the consummation of a corporate transaction at such times and on such conditions as the compensation committee determines.

Adjustment.    In the event of a change in the number of outstanding shares of common stock by reason of a stock dividend, extraordinary dividend or distribution, recapitalization, stock split, reverse stock split, subdivision, combination, consolidation, reclassification, spin-off or similar change in New Proterra’s capital structure, without consideration, appropriate proportional adjustments will be made to (i) the number and class of shares reserved for issuance under the Equity Incentive Plan and the incentive stock option limit; (ii) the exercise prices of stock options and SARs; and (iii) number and class of shares subject to outstanding awards.

Clawback; transferability.    All awards will be subject to clawback or recoupment pursuant to any compensation clawback or recoupment policy adopted by the New Proterra Board, to the extent set forth in such policy or applicable agreement, or as required by law. Except in limited circumstances, awards granted under the Equity Incentive Plan may generally not be transferred in any manner prior to vesting other than by will or by the laws of descent and distribution.

Amendment and termination; Exchange Program.    The New Proterra Board may amend or terminate the Equity Incentive Plan at any time, subject to stockholder approval as may be required. The Equity Incentive Plan will automatically terminate ten years from the date the ArcLight Board adopts the Plan, unless it is terminated earlier by the New Proterra Board. No termination or amendment of the Equity Incentive Plan may materially adversely affect any then-outstanding award without the consent of the affected participant, except as is necessary to comply with applicable law. Subject to the foregoing, the compensation committee may at any time increase or decrease the exercise price applicable to outstanding options or SARs or pay cash or issue new awards in exchange for the surrender and cancellation of any, or all, outstanding awards.

Form S-8

Following the consummation of the Business Combination, when permitted by SEC rules, we intend to file with the SEC a registration statement on Form S-8 covering the New Proterra Common Stock issuable under the Equity Incentive Plan.

Material United States Federal Income Tax Consequences

The following is a general summary under current law of the material U.S. federal income tax consequences related to awards and certain transactions under the Equity Incentive Plan. This summary deals with the general federal income tax principles that apply and is provided only for general information. It does not describe all federal tax consequences under the Equity Incentive Plan, nor does it describe state, local or foreign income tax consequences or federal employment tax consequences. This summary is not intended as tax advice to participants, who should consult their own tax advisors.

Incentive Stock Options.    No taxable income is generally realized by the optionee upon the grant or exercise of an incentive stock option. If shares of New Proterra Common Stock issued to an optionee pursuant to the exercise of an incentive stock option are sold or transferred after two years from the date of grant and after one year from the date of exercise, then generally (i) upon sale of such shares, any amount realized in excess of the option exercise price (the amount paid for the shares) will be taxed to the optionee as a long-term capital gain, and any loss sustained will be a long-term capital loss, and (ii) New Proterra will not be entitled to any deduction for federal income tax purposes; provided that such incentive stock option otherwise meets all of the technical requirements of an incentive stock option. The exercise of an incentive stock option will give rise to an item of tax preference that may result in alternative minimum tax liability for the optionee.

If shares of New Proterra Common Stock acquired upon the exercise of an incentive stock option are disposed of prior to the expiration of the two-year and one-year holding periods described above (a “disqualifying disposition”), generally (i) the optionee will realize ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of the shares of New Proterra Common Stock at exercise (or, if less, the amount realized on a sale of such shares of New Proterra Common Stock) over the option exercise price thereof, and (ii) New Proterra will be entitled to deduct such amount. Special rules will apply where all or a portion of the exercise price of the incentive stock option is paid by tendering shares of New Proterra Common Stock.

If an incentive stock option is exercised at a time when it no longer qualifies for the tax treatment described above, the option is treated as a non-qualified option. Generally, an incentive stock option will not be eligible for the tax treatment described above if it is exercised more than three months following termination of employment (or one year in the case of termination of employment by reason of disability). In the case of termination of employment by reason of death, the three-month rule does not apply.

Non-Qualified Options.    No income is generally realized by the optionee at the time a non-qualified option is granted. Generally (i) at exercise, ordinary income is realized by the optionee in an amount equal to the difference between the option exercise price and the fair market value of the shares of New Proterra Common Stock on the date of exercise, and New Proterra receives a tax deduction for the same amount, and (ii) at disposition, appreciation or depreciation after the date of exercise is treated as either short-term or long-term capital gain or loss depending on how long the shares of New Proterra Common Stock have been held. Special rules will apply where all or a portion of the exercise price of the non-qualified option is paid by tendering shares of New Proterra Common Stock. Upon exercise, the optionee will also be subject to Social Security taxes on the excess of the fair market value over the exercise price of the option.

Other Awards.    The current federal income tax consequences of other awards authorized under the Equity Incentive Plan generally follow certain basic patterns: (i) stock appreciation rights are taxed and deductible in substantially the same manner as non-qualified options; (ii) nontransferable restricted stock subject to a substantial risk of forfeiture results in income recognition equal to the excess of the fair market value over the price paid, if any, only at the time the restrictions lapse (unless the recipient elects to accelerate recognition as of the date of grant through a Section 83(b) election); and (iii) restricted stock units, dividend equivalents and other stock or cash based awards are generally subject to tax at the time of payment. New Proterra or our subsidiaries or affiliates generally should be entitled to a federal income tax deduction in an amount equal to the ordinary income recognized by the participant at the time the participant recognizes such income.

Parachute Payments.    The vesting of any portion of an award that is accelerated due to the occurrence of a change in control (such as a corporate transaction) may cause all or a portion of the payments with respect to such accelerated awards to be treated as “parachute payments” as defined in the Code. Any such parachute payments may be non-deductible to New Proterra, in whole or in part, and may subject the recipient to a non-deductible 20% federal excise tax on all or a portion of such payment (in addition to other taxes ordinarily payable).

Section 409A of the Code.    Certain types of awards under the Equity Incentive Plan may constitute, or provide for, a deferral of compensation subject to Section 409A of the Code. Unless certain requirements set forth in Section 409A of the Code are complied with, holders of such awards may be taxed earlier than would otherwise be the case (e.g., at the time of vesting instead of the time of payment) and may be subject to an additional 20% penalty tax (and, potentially, certain interest, penalties and additional state taxes). To the extent applicable, the Equity Incentive Plan and awards granted under the Equity Incentive Plan are intended to be structured and interpreted in a manner intended to either comply with or be exempt from Section 409A of the Code and the Department of Treasury regulations and other interpretive guidance that may be issued under Section 409A of the Code. To the extent determined necessary or appropriate by the Equity Incentive Plan administrator, the Equity Incentive Plan and applicable award agreements may be amended to further comply with Section 409A of the Code or to exempt the applicable awards from Section 409A of the Code.

New Equity Incentive Plan Benefits

No awards have been previously granted under the Equity Incentive Plan and no awards have been granted that are contingent on stockholder approval of the Equity Incentive Plan. The awards that are to be granted to any participant or group of participants are indeterminable at the date of this proxy statement/prospectus because participation and the types of awards that may be granted under the Equity Incentive Plan are subject to the discretion of the administrator. Consequently, no new plan benefits table is included in this proxy statement/prospectus.

Vote Required for Approval

The approval of the Equity Incentive Plan Proposal requires an ordinary resolution, being the affirmative vote of at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on the proposal.

The Equity Incentive Plan Proposal is conditioned on the approval and adoption of the Business Combination Proposal, the Domestication Proposal, the Governing Documents Proposal and the Nasdaq Proposal. Notwithstanding the approval of the Equity Incentive Plan Proposal, if the Business Combination is not consummated for any reason, the adoption of the Equity Incentive Plan will not be effected.

Resolution

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that the Proterra Inc 2021 Equity Incentive Plan, a copy of which is attached to the proxy statement/prospectus as Annex H, be adopted and approved.”

Recommendation of the ArcLight Board

THE ARCLIGHT BOARD UNANIMOUSLY RECOMMENDS THAT ARCLIGHT SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE EQUITY INCENTIVE PLAN PROPOSAL.

The existence of financial and personal interests of one or more of ArcLight’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of ArcLight and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, ArcLight’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Business Combination Proposal — Interests of ArcLight’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

EMPLOYEE STOCK PURCHASE PLAN PROPOSAL

Overview

The Employee Stock Purchase Plan Proposal — to consider and vote upon a proposal to approve and adopt by ordinary resolution the Proterra Inc 2021 Employee Stock Purchase Plan, which is referred to herein as the “ESPP,” a copy of which is attached to this proxy statement/prospectus as Annex I (such proposal, the “Employee Stock Purchase Plan Proposal”).

On January 11, 2021, the ArcLight Board adopted, subject to the approval of our stockholders, the ESPP. We believe that the adoption of the ESPP will benefit us by providing employees with an opportunity to acquire shares of New Proterra Common Stock and will enable us to attract, retain and motivate valued employees.

A total of 1,630,000 shares of New Proterra Common Stock will be reserved for issuance under the ESPP. As of             , 2021, the closing price on Nasdaq of a Class A ordinary share, each of which shall be converted to one share of New Proterra Common Stock, was $            . Based upon a price per share of $10.00, the maximum aggregate market value of the New Proterra Common Stock that could potentially be issued under the ESPP at Closing is $16,300,000.

Summary of the Material Provisions of the ESPP

The following description of certain provisions of the ESPP is intended to be a summary only. The summary is qualified in its entirety by the full text of the ESPP, a copy of which is attached to this proxy statement/prospectus as Annex K. It is our intention that a component of the ESPP qualify as an “employee stock purchase plan” under Section 423 of the Code.

Share reserve.    An aggregate of 1,630,000 shares of New Proterra Common Stock will be reserved and available for sale under the ESPP. The aggregate number of shares reserved for sale under the ESPP will increase automatically on January 1 of each of 2022 through 2031 by a number of shares equal to the lesser of 1% of the total number of outstanding shares of New Proterra’s Common Stock as of the immediately preceding December 31 or a number of shares as may be determined by the New Proterra Board or the compensation committee. The aggregate number of shares issued over the term of the ESPP, subject to adjustments for stock-splits, recapitalizations or similar events, may not exceed 16,300,000 shares.

Administration.    The compensation committee will administer the ESPP subject to the terms and conditions of the ESPP. Among other things, the compensation committee will have the authority to determine eligibility for participation in the ESPP, designate separate offerings under the ESPP, and construe, interpret and apply the terms of the ESPP.

Eligibility.    Employees eligible to participate in any offering pursuant to the ESPP generally include any employee who is employed by New Proterra at the beginning of the applicable offering period. However, any employee who owns (or is deemed to own as a result of attribution) 5% or more of the total combined voting power or value of all classes of New Proterra capital stock, or the capital stock of one of New Proterra’s qualifying subsidiaries in the future, or who will own such amount as a result of participation in the ESPP, will not be eligible to participate in the ESPP. The compensation committee may impose additional restrictions on eligibility from time to time.

Offering Periods; Enrollment.    Under the ESPP, eligible employees will be offered the option to purchase shares of New Proterra Common Stock at a discount over a series of offering periods. Each offering period may itself consist of one or more purchase periods. No offering period may be longer than 27 months and each offering period will be determined by the compensation committee. New participants may enroll by submitting an enrollment form prior to the start of an offering period. Once an employee is enrolled, participation will be automatic in subsequent offering periods. An employee’s participation automatically ends upon a termination of employment for any reason, and an employee may withdraw from an offering period at any time without affecting his or her eligibility to participate in future offering periods.

Offerings; payroll deductions.    Under the ESPP, eligible employees will be offered the option to purchase shares of New Proterra Common Stock at a discount over a series of offering periods by accumulating funds through payroll deductions of between 1% and 15% of the employee’s compensation. The purchase price for shares of New Proterra Common Stock purchased under the ESPP will be 85% of the lesser of the fair market value of New Proterra Common Stock on (i) the first business day of the applicable offering period and (ii) the date of purchase. However, no participant may purchase more than 2,500 shares on any one purchase date. The compensation committee, in its discretion, may set a lower maximum amount of shares which may be purchased. In addition, no participant will have the right to purchase our shares in an amount, when aggregated with purchase rights under all of New Proterra’s employee stock purchase plans that are also in effect in the same calendar years, that has a fair market value of more than $25,000, determined as of the first day of the applicable offering period, for each calendar year in which that right is outstanding.

Subject to certain limitations, the number of shares of New Proterra Common Stock a participant purchases in each offering period is determined by dividing the total amount of payroll deductions withheld from the participant’s compensation during the offering period by the purchase price. In general, if an employee ceases to be a participant in the ESPP, the employee’s option to purchase shares of New Proterra Common Stock under the ESPP will be automatically terminated, and the amount of the employee’s accumulated payroll deductions or other contributions will be refunded.

Adjustments upon recapitalization.    If the number of outstanding shares of New Proterra Common Stock is changed by a stock dividend, recapitalization, stock split, reverse stock split, subdivision, combination, reclassification, or similar change in our capital structure without consideration, then the compensation committee will proportionately adjust the number and class of New Proterra Common Stock that is available under the ESPP, the purchase price and number of shares any participant has elected to purchase under the ESPP, as well as the maximum number of shares which may be issued to participants under the ESPP.

Change of control.    If we experience a corporate transaction (as defined in the ESPP), any offering period that commenced prior to the closing of the proposed corporate transaction will be shortened and terminated on a new purchase date. The new purchase date will be on or prior to the closing of the proposed corporate transaction, and the ESPP will then terminate on the closing of the corporate transaction.

Transferability.    No participant may assign, transfer, pledge, or otherwise dispose of payroll deductions credited to his or her account or of any rights with regard to an election to purchase shares pursuant to the ESPP, other than by will or the laws of descent or distribution.

Amendment; termination.    The compensation committee may amend, suspend, or terminate the ESPP at any time without stockholder consent, except as required by law. The ESPP will continue until the earlier to occur of (i) termination of the ESPP by the board of directors, (ii) issuance of all of the shares of New Proterra Common Stock reserved for issuance under the ESPP, or (iii) the tenth anniversary of the effective date of the ESPP.

New Plan Benefits

Since participation in the ESPP is voluntary and benefits under the ESPP depend on contribution elections and the fair market value of the shares of New Proterra Common Stock on various future dates, the benefits or amounts that will be received by or allocated to any individual or group of individuals under the ESPP in the future are not determinable and no awards have been granted that are contingent on stockholder approval of the ESPP.

Summary of Material U.S. Federal Income Tax Consequences

The material U.S. federal income tax consequences of the ESPP under current federal income tax law are summarized in the following discussion, which deals with the general tax principals applicable to the ESPP. The following is only a summary of the effect of the United States income tax laws, regulations, rulings and decisions now in effect upon an employee and us with respect to an employee’s participation in the ESPP. This summary does not purport to be a complete description of all U.S. federal tax implications of participation in the ESPP, nor does it discuss the income tax laws of any municipality, state or foreign country in which a participant may reside or otherwise be subject to tax or any employment, estate and gift tax considerations, due to the fact that such considerations may vary depending on individual circumstances and from locality to locality.

A participant in the ESPP generally recognizes no taxable income either as a result of participation in the ESPP or upon exercise of an option to purchase shares of New Proterra Common Stock under the terms of the ESPP. Upon a sale or disposition of the shares purchased under the ESPP, a participant will generally be subject to tax in an amount that depends upon the length of time such shares are held by the participant prior to disposing of them.

If a participant disposes of shares purchased upon exercise of an option granted under the ESPP within two years from the first day of the applicable offering period or within one year from the purchase date, which we refer to as a “disqualifying disposition,” the participant will generally recognize ordinary income in the year of that disposition equal to the amount by which the fair market value of the shares on the date the shares were purchased exceeds the purchase price, and we will be entitled to a tax deduction for compensation expense in the amount of ordinary income recognized by the participant. The amount of ordinary income will be added to the participant’s basis in the shares, and any additional gain or resulting loss recognized on the disposition of the shares will be a long-term or short-term capital gain or loss, depending on how long the shares were held following the date they were purchased by the participant prior to disposing of them. A capital gain or loss will generally be long-term if the participant’s holding period is more than 12 months, or short-term if the participant’s holding period is 12 months or less. If the shares are sold or otherwise disposed of in a disqualifying disposition but are sold for a price that is less than the purchase price, the participant will recognize ordinary income equal to the excess of the fair market value of the shares on the date of purchase over the purchase price (and we will be entitled to a corresponding deduction), but the participant will be able to report a capital loss equal to the difference between the sale price of the shares and the fair market value of the shares on the date of purchase.

If the participant disposes of shares purchased upon exercise of an option granted under the ESPP at least two years after the first day of the applicable offering period and at least one year after the purchase date, or if the participant dies while holding the shares, the participant (or his or her estate) will recognize ordinary income in the year of disposition equal to the lesser of: (1) the excess of the fair market value of the shares at the time the option was granted over the amount paid and (2) the excess of the amount actually received for the New Proterra Common Stock over the amount paid. The amount of any ordinary income will be added to the participant’s basis in the shares, and any additional gain recognized upon the disposition after that basis adjustment will be treated as long-term capital gain. If the fair market value of the shares on the date of disposition is less than the purchase price, there will be no ordinary income and any loss recognized will be a long-term capital loss.

We are generally entitled to a tax deduction in the year of a disqualifying disposition equal to the amount of ordinary income recognized by the participant as a result of that disposition. In all other cases, we are not allowed a deduction.

Vote Required for Approval

The approval of the Employee Stock Purchase Plan Proposal requires an ordinary resolution, being the affirmative vote of at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on the proposal.

The Employee Stock Purchase Plan Proposal is conditioned on the approval and adoption of the Business Combination Proposal, the Domestication Proposal, the Governing Documents Proposal and the Nasdaq Proposal. Notwithstanding the approval of the Employee Stock Purchase Plan Proposal, if the Business Combination is not consummated for any reason, the adoption of the Employee Stock Purchase Plan Proposal will not be effected.

Resolution

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that the Proterra Inc 2021 Employee Stock Purchase Plan, a copy of which is attached to the proxy statement/prospectus as Annex I, be adopted and approved.”

Recommendation of the ArcLight Board

THE ARCLIGHT BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE EMPLOYEE STOCK PURCHASE PLAN PROPOSAL.

The existence of financial and personal interests of one or more of ArcLight’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of ArcLight and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, ArcLight’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Business Combination Proposal — Interests of ArcLight’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

ADJOURNMENT PROPOSAL

The Adjournment Proposal allows the ArcLight Board to submit a proposal to approve, by ordinary resolution, the adjournment of the extraordinary general meeting to a later date or dates (i) to the extent necessary to ensure that any required supplement or amendment to the accompanying proxy statement/prospectus is provided to ArcLight shareholders or, if as of the time for which the extraordinary general meeting is scheduled, there are insufficient ArcLight ordinary shares represented (either in person or by proxy) to constitute a quorum necessary to conduct business at the extraordinary general meeting, (ii) in order to solicit additional proxies from ArcLight shareholders in favor of one or more of the proposals at the extraordinary general meeting or (iii) if ArcLight shareholders redeem an amount of public shares such that the Aggregate Transaction Proceeds Condition would not be satisfied. See “Business Combination Proposal — Interests of ArcLight’s Directors and Executive Officers in the Business Combination.”

Consequences if the Adjournment Proposal is Not Approved

If the Adjournment Proposal is presented to the extraordinary general meeting and is not approved by the shareholders, the ArcLight Board may not be able to adjourn the extraordinary general meeting to a later date in the event that, based on the tabulated votes, there are not sufficient votes at the time of the extraordinary general meeting to approve the Condition Precedent Proposals. In such events, the Business Combination would not be completed.

Vote Required for Approval

The approval of the Adjournment Proposal requires an ordinary resolution, being the affirmative vote of at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on the proposal.

The Adjournment Proposal is not conditioned on any other proposal.

Resolution

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that the adjournment of the extraordinary general meeting to a later date or dates (A) to the extent necessary to ensure that any required supplement or amendment to the accompanying proxy statement/prospectus is provided to ArcLight shareholders or, if as of the time for which the extraordinary general meeting is scheduled, there are insufficient ArcLight ordinary shares represented (either in person or by proxy) to constitute a quorum necessary to conduct business at the extraordinary general meeting, (B) in order to solicit additional proxies from ArcLight shareholders in favor of one or more of the proposals at the extraordinary general meeting or (C) if ArcLight shareholders redeem an amount of the public shares such that one of the conditions to consummate the Business Combination that the aggregate cash proceeds to be received by ArcLight from the trust account in connection with the Business Combination, together with the aggregate gross proceeds from the PIPE Financing, equal no less than $300,000,000 as a condition to ArcLight’s obligation to close or $350,000,000 as a condition to Proterra’s obligation to close (in each case, after deducting any amounts paid to ArcLight’s stockholders that exercise their redemption rights in connection with the Business Combination and net of unpaid transaction expenses incurred or subject to reimbursement by ArcLight) would not be satisfied, at the extraordinary general meeting be approved.”

Recommendation of the ArcLight Board

THE ARCLIGHT BOARD UNANIMOUSLY RECOMMENDS THAT ARCLIGHT SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL.

The existence of financial and personal interests of one or more of ArcLight’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of ArcLight and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, ArcLight’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Business Combination Proposal — Interests of ArcLight’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion is a summary of material U.S. federal income tax considerations generally applicable to holders of our public shares or public warrants (other than our Sponsor or any of its affiliates) as a consequence of the (i) Domestication, (ii) exercise of redemption rights and (iii) ownership and disposition of shares of New Proterra Common Stock and New Proterra public warrants after the Domestication. This section applies only to investors that hold their public shares or public warrants, and that will hold their New Proterra Common Stock or New Proterra public warrants, as capital assets for U.S. federal income tax purposes (generally, property held for investment). This discussion is a summary only and does not discuss all aspects of U.S. federal income taxation that may be relevant to particular holders in light of their particular circumstances or status including:

•        financial institutions or financial services entities;

•        broker-dealers;

•        S corporations;

•        taxpayers that are subject to the mark-to-market accounting rules;

•        tax-exempt entities;

•        governments or agencies or instrumentalities thereof;

•        insurance companies;

•        regulated investment companies or real estate investment trusts;

•        expatriates or former long-term residents of the United States;

•        persons that actually or constructively own five percent or more of our voting shares or five percent or more of the total value of all classes of our shares (except as specifically addressed below);

•        persons that acquired our securities pursuant to an exercise of employee share options, in connection with employee share incentive plans or otherwise as compensation;

•        persons that hold our securities as part of a straddle, constructive sale, hedging, conversion or other integrated or similar transaction;

•        persons subject to the alternative minimum tax;

•        persons whose functional currency is not the U.S. dollar;

•        controlled foreign corporations;

•        persons that purchase stock in New Proterra as part of the PIPE Financing;

•        accrual method taxpayers that file applicable financial statements as described in Section 451(b) of the Code; or

•        passive foreign investment companies.

This discussion is based on current U.S. federal income tax law as in effect on the date hereof, which is subject to change, possibly on a retroactive basis, which may affect the U.S. federal income tax consequences described herein. Furthermore, this discussion does not address any aspect of U.S. federal non-income tax laws, such as gift, estate or Medicare contribution tax laws, or state, local or non-U.S. tax laws. In addition, this summary does not address any tax consequences to investors that directly or indirectly hold equity interests in Proterra prior to the Business Combination, including holders of our public shares or public warrants that also hold, directly or indirectly, equity interests in Proterra. With respect to the consequences of holding shares of New Proterra Common Stock and New Proterra public warrants, this discussion is limited to holders that acquire such shares of New Proterra Common Stock in connection with the Domestication or as a result of the exercise of a New Proterra public warrant, and holders that acquire such New Proterra public warrants in connection with the Domestication. ArcLight has not sought, and neither ArcLight nor New Proterra will seek, a ruling from the U.S. Internal Revenue Service (“IRS”) as to any U.S. federal income tax consideration described herein. The IRS may disagree with the discussion herein, and its determination may be upheld by a court. Moreover, there can be no assurance that future legislation, regulations, administrative rulings or court decisions will not adversely affect the accuracy of the statements in this discussion.

This discussion does not consider the U.S. federal income tax treatment of partnerships or other pass-through entities or persons that hold our securities or New Proterra securities through such entities. If a partnership (or other entity classified as a partnership for U.S. federal income tax purposes) is the beneficial owner of our public shares or public warrants, or the New Proterra Common Stock or New Proterra public warrants, the U.S. federal income tax treatment of a partner in the partnership generally will depend on the status of the partner and the activities of the partner and the partnership. If you are a partner of a partnership holding our public shares or public warrants, or that will hold New Proterra Common Stock or New Proterra public warrants, we urge you to consult your tax advisor.

THE FOLLOWING IS FOR INFORMATIONAL PURPOSES ONLY. EACH HOLDER SHOULD CONSULT ITS TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES TO SUCH HOLDER OF THE DOMESTICATION, AN EXERCISE OF REDEMPTION RIGHTS, AND OWNERSHIP AND DISPOSITION OF SHARES OF NEW PROTERRA COMMON STOCK AND NEW PROTERRA WARRANTS, INCLUDING THE EFFECTS OF U.S. FEDERAL, STATE AND LOCAL AND NON-U.S. TAX LAWS.

For purposes of this discussion, because any unit consisting of one Class A ordinary share and one-half of one warrant, with a whole warrant representing the right to acquire one share of New Proterra Common Stock to acquire one Class A ordinary share is separable at the option of the holder, ArcLight is treating any Class A ordinary share and one-half of one warrant to acquire one Class ordinary share held by a holder in the form of a single unit as separate instruments and is assuming that the unit itself will not be treated as an integrated instrument. Accordingly, the cancellation or separation of the units in connection with the consummation of the Domestication or the exercise of redemption rights generally should not be a taxable event for U.S. federal income tax purposes. This position is not free from doubt, and no assurance can be given that the IRS would not assert, or that a court would not sustain, a contrary position.

U.S. Holders

As used herein, a “U.S. Holder” is a beneficial owner of our public shares or public warrants or New Proterra Common Stock or New Proterra Warrants, as applicable, and is, for U.S. federal income tax purposes:

•        an individual citizen or resident of the United States;

•        a corporation (or other entity that is treated as a corporation for U.S. federal income tax purposes) that is created or organized (or treated as created or organized) in or under the laws of the United States or any state thereof or the District of Columbia;

•        an estate the income of which is subject to U.S. federal income tax regardless of its source; or

•        a trust if (i) a U.S. court can exercise primary supervision over the administration of such trust and one or more United States persons (within the meaning of the Code) have the authority to control all substantial decisions of the trust or (ii) it has a valid election in place to be treated as a United States person.

Effects of the Domestication on U.S. Holders

The U.S. federal income tax consequences of the Domestication will depend primarily upon whether the Domestication qualifies as a “reorganization” within the meaning of Section 368 of the Code.

Under Section 368(a)(1)(F) of the Code, a reorganization is a “mere change in identity, form, or place of organization of one corporation, however effected” (an “F Reorganization”). Pursuant to the Domestication, we will change our jurisdiction of incorporation by deregistering as an exempted company in the Cayman Islands and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware, changing our name to “Proterra Inc”

The Domestication generally should qualify as an F Reorganization. However, due to the absence of direct guidance, this result is not entirely clear. Accordingly, due to the absence of such guidance, it is not possible to predict whether the IRS or a court considering the issue would take a contrary position.

In the case of a transaction, such as the Domestication, that should qualify as an F Reorganization, U.S. Holders of public shares or public warrants generally should not recognize gain or loss for U.S. federal income tax purposes on the Domestication, except as provided under “— Effects of Section 367(b) to U.S. Holders” and “—  PFIC Considerations,” and the Domestication should be treated for U.S. federal income tax purposes as if ArcLight (i) transferred all of its assets and liabilities to New Proterra in exchange for all of the outstanding common stock and warrants of New Proterra; and then (ii) distributed the common stock and warrants of New Proterra to the shareholders and warrant holders of ArcLight in liquidation of ArcLight. The taxable year of ArcLight should be deemed to end on the date of the Domestication.

If the Domestication qualifies as an F Reorganization, subject to the PFIC rules discussed below: (i) a U.S. Holder’s tax basis in a share of New Proterra Common Stock or a New Proterra public warrant received in the Domestication should generally be the same as its tax basis in the public share or public warrant surrendered in exchange therefor, increased by any amount included in the income of such U.S. Holder under Section 367(b) of the Code (as discussed below) and (ii) the holding period for a share of New Proterra Common Stock or New Proterra public warrant should generally include such U.S. Holder’s holding period for the public share or public warrant surrendered in exchange therefor.

If the Domestication fails to qualify as an F Reorganization, subject to the PFIC rules discussed below, a U.S. Holder generally would recognize gain or loss with respect to a public share or public warrant in an amount equal to the difference, if any, between the fair market value of the corresponding share of New Proterra Common Stock or New Proterra public warrant received in the Domestication and the U.S. Holder’s adjusted tax basis in its public share or public warrant surrendered in exchange therefor. In such event, such U.S. Holder’s basis in the share of New Proterra Common Stock or New Proterra public warrant would be equal to the fair market value of that share of New Proterra Common Stock or New Proterra public warrant on the date of the Domestication, and such U.S. Holder’s holding period for the share of New Proterra Common Stock or New Proterra public warrant would begin on the day following the date of the Domestication.

Because the Domestication will occur immediately prior to the redemption of U.S. Holders that exercise redemption rights with respect to our public shares, U.S. Holders exercising such redemption rights will be subject to the potential tax consequences of the Domestication. All U.S. Holders considering exercising redemption rights with respect to their public shares are urged to consult with their tax advisors with respect to the potential tax consequences to them of the Domestication and exercise of redemption rights.

Effects of Section 367(b) to U.S. Holders

Section 367(b) of the Code applies to certain transactions involving foreign corporations, including an inbound domestication of a foreign corporation in an F Reorganization. Section 367(b) of the Code imposes U.S. federal income tax on certain U.S. persons in connection with transactions that would otherwise qualify as a “reorganization” within the meaning of Section 368 of the Code. Section 367(b) of the Code will generally apply to U.S. Holders on the date of the Domestication. Because the Domestication will occur immediately prior to the redemption of U.S. Holders that exercise redemption rights with respect to our public shares, U.S. Holders exercising such redemption rights will be subject to the potential tax consequences of Section 367(b) of the Code as a result of the Domestication.

A.      U.S. Holders That Hold 10 Percent or More of ArcLight

A U.S. Holder that on the date of the Domestication beneficially owns (actually or constructively) 10% or more of the total combined voting power of all classes of our stock entitled to vote or 10% or more of the total value of all classes of our stock (a “U.S. Shareholder”) must include in income as a dividend the “all earnings and profits amount” attributable to the public shares it directly owns, within the meaning of Treasury Regulations under Section 367(b) of the Code. A U.S. Holder’s ownership of public warrants will be taken into account in determining whether such U.S. Holder is a U.S. Shareholder. Complex attribution rules apply in determining whether a U.S. Holder is a U.S. Shareholder and all U.S. Holders are urged to consult their tax advisors with respect to these attribution rules.

A U.S. Shareholder’s “all earnings and profits amount” with respect to its public shares is the net positive earnings and profits of ArcLight (as determined under Treasury Regulations under Section 367 of the Code) attributable to such public shares (as determined under Treasury Regulations under Section 367 of the Code) but without regard to any gain that would be realized on a sale or exchange of such public shares. Treasury Regulations under Section 367 provide that the all earnings and profits amount attributable to a shareholder’s stock is determined according to the principles of Section 1248 of the Code and the Treasury Regulations thereunder. In general, Section 1248 of the Code and the Treasury Regulations thereunder provide that the amount of earnings and profits attributable to a block of stock (as defined in Treasury Regulations under Section 1248 of the Code) in a foreign corporation is the ratably allocated portion of the foreign corporation’s earnings and profits generated during the period the shareholder held the block of stock.

ArcLight does not expect to have significant cumulative earnings and profits through the date of the Domestication. If ArcLight’s cumulative earnings and profits through the date of the Domestication are less than or equal to zero, then a U.S. Holder should not be required to include in gross income an “all earnings and profits amount” with respect to its public shares. If ArcLight’s cumulative net earnings and profits are greater than zero through the date of the Domestication, a U.S. Shareholder would be required to include its “all earnings and profits amount” in income as a deemed dividend under Treasury Regulations under Section 367(b) of the Code as a result of the Domestication. Any such U.S. Holder that is a corporation may, under certain circumstances, effectively be exempt from taxation on a portion or all of the deemed dividend pursuant to Section 245A of the Code (commonly referred to as the participation exemption). Such U.S. Holders that are corporate shareholders should consult their own tax advisors as to the applicability of Section 245A of the Code in their particular circumstances.

B.      U.S. Holders That Own Less Than 10 Percent of ArcLight

A U.S. Holder that, on the date of the Domestication, beneficially owns (actually and constructively) public shares with a fair market value of $50,000 or more, but is not a U.S. Shareholder, will recognize gain (but not loss) with respect to the Domestication or, in the alternative, may elect to recognize the “all earnings and profits amount” attributable to such U.S. Holder as described below.

Unless a U.S. Holder makes the election described below, such U.S. Holder generally must recognize gain (but not loss) with respect to shares of New Proterra Common Stock received in the Domestication in an amount equal to the excess of the fair market value of such shares of New Proterra Common Stock over the U.S. Holder’s adjusted tax basis in the public shares deemed surrendered in exchange therefor.

In lieu of recognizing any gain as described in the preceding paragraph, a U.S. Holder may elect to include in income the “all earnings and profits amount” attributable to its public shares under Section 367(b) of the Code.

There are, however, strict conditions for making this election. This election must comply with applicable Treasury Regulations and generally must include, among other things:

(i)     a statement that the Domestication is a Section 367(b) exchange (within the meaning of the applicable Treasury Regulations);

(ii)    a complete description of the Domestication;

(iii)   a description of any stock, securities or other consideration transferred or received in the Domestication;

(iv)   a statement describing the amounts required to be taken into account for U.S. federal income tax purposes;

(v)    a statement that the U.S. Holder is making the election including (A) a copy of the information that the U.S. Holder received from ArcLight establishing and substantiating the U.S. Holder’s “all earnings and profits amount” with respect to the U.S. Holder’s public shares and (B) a representation that the U.S. Holder has notified ArcLight (or New Proterra) that the U.S. Holder is making the election; and

(vi)   certain other information required to be furnished with the U.S. Holder’s tax return or otherwise furnished pursuant to the Code or the Treasury Regulations.

In addition, the election must be attached by an electing U.S. Holder to such U.S. Holder’s timely filed U.S. federal income tax return for the taxable period in which the Domestication occurs, and the U.S. Holder must send notice of making the election to New Proterra no later than the date such tax return is filed. In connection with this election, we intend to provide each U.S. Holder eligible to make such an election with information regarding ArcLight’s earnings and profits upon written request.

ArcLight does not expect to have significant cumulative earnings and profits through the date of the Domestication. However, as noted above, if it were determined that ArcLight had positive earnings and profits through the date of the Domestication, a U.S. Holder that makes the election described herein could have an “all earnings and profits amount” with respect to its public shares, and thus could be required to include that amount in income as a deemed dividend under applicable Treasury Regulations as a result of the Domestication.

EACH U.S. HOLDER IS URGED TO CONSULT ITS TAX ADVISOR REGARDING THE CONSEQUENCES TO IT OF MAKING THE ELECTION DESCRIBED HEREIN AND THE APPROPRIATE FILING REQUIREMENTS WITH RESPECT TO SUCH ELECTION.

C.     U.S. Holders that Own Public Shares with a Fair Market Value of Less Than $50,000

A U.S. Holder that, on the date of the Domestication, beneficially owns (actually and constructively) public shares with a fair market value less than $50,000 generally should not be required to recognize any gain or loss under Section 367(b) of the Code in connection with the Domestication, and generally should not be required to include any part of the “all earnings and profits amount” in income.

D.     Tax Consequences for U.S. Holders of Public Warrants

Subject to the considerations described above relating to a U.S. Holder’s ownership of public warrants being taken into account in determining whether such U.S. Holder is a U.S. Shareholder for purposes of Section 367(b) of the Code, and the considerations described below relating to PFIC considerations, a U.S. Holder of public warrants should not be subject to U.S. federal income tax with respect to the exchange of warrants for newly issued New Proterra public warrants in the Domestication.

ALL U.S. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE EFFECT OF SECTION 367(b) OF THE CODE TO THEIR PARTICULAR CIRCUMSTANCES.

PFIC Considerations

In addition to the discussion under “— Effects of Section 367(b) to U.S. Holders,” the Domestication could be a taxable event to U.S. Holders under the PFIC provisions of the Code.

A.      Definition of a PFIC

A foreign (i.e., non-U.S.) corporation will be classified as a PFIC for U.S. federal income tax purposes if either (i) at least 75% of its gross income in a taxable year, including its pro rata share of the gross income of any corporation in which it is considered to own at least 25% of the shares by value, is passive income or (ii) at least 50% of its assets in a taxable year (ordinarily determined based on fair market value and averaged quarterly over the year), including its pro rata share of the assets of any corporation in which it is considered to own at least 25% of the shares by value, are held for the production of, or produce, passive income. Passive income generally includes dividends, interest, rents and royalties (other than rents or royalties derived from the active conduct of a trade or business) and gains from the disposition of passive assets. For purposes of these rules, which may apply to ArcLight prior to the Domestication, interest income earned by ArcLight would be considered passive income and cash held by ArcLight would be considered a passive asset.

B.      PFIC Status of ArcLight

Because ArcLight is a blank check company with no current active business, based upon the composition of its income and assets, and upon a review of its financial statements, ArcLight believes that it likely was a PFIC for its most recent taxable year ended on December 31, 2020 and likely will be considered a PFIC for its current taxable year which ends as a result of the Domestication.

C.     Effects of PFIC Rules on the Domestication

As discussed above, ArcLight believes that it is likely classified as a PFIC for U.S. federal income tax purposes.

Section 1291(f) of the Code requires that, to the extent provided in Treasury Regulations, a United States person that disposes of stock of a PFIC recognizes gain notwithstanding any other provision of the Code. No final Treasury Regulations are currently in effect under Section 1291(f) of the Code. However, proposed Treasury Regulations under Section 1291(f) of the Code have been promulgated with a retroactive effective date. If finalized in their current form, those proposed Treasury Regulations may require gain recognition to U.S. Holders of public shares and public warrants upon the Domestication if (i) ArcLight were classified as a PFIC at any time during such U.S. Holder’s holding period for such public shares or public warrants and (ii) the U.S. Holder had not timely made (a) a QEF Election (as described below) for the first taxable year in which the U.S. Holder owned such public shares or in which ArcLight was a PFIC, whichever is later, or (b) a mark-to-market election (as described below) with respect to such public shares. Generally, neither election is available with respect to the public warrants. The tax on any such recognized gain would be imposed based on a complex set of computational rules.

Under these rules:

•        the U.S. Holder’s gain will be allocated ratably over the U.S. Holder’s holding period for such U.S. Holder’s public shares or public warrants;

•        the amount of gain allocated to the U.S. Holder’s taxable year in which the U.S. Holder recognized the gain, or to the period in the U.S. Holder’s holding period before the first day of the first taxable year in which ArcLight was a PFIC, will be taxed as ordinary income;

•        the amount of gain allocated to other taxable years (or portions thereof) of the U.S. Holder and included in such U.S. Holder’s holding period would be taxed at the highest tax rate in effect for that year and applicable to the U.S. Holder; and

•        an additional tax equal to the interest charge generally applicable to underpayments of tax will be imposed on the U.S. Holder in respect of the tax attributable to each such other taxable year of such U.S. Holder.

In addition, the proposed Treasury Regulations provide coordinating rules with Section 367(b) of the Code, whereby, if the gain recognition rule of the proposed Treasury Regulations under Section 1291(f) of the Code applies to a disposition of PFIC stock that results from a transfer with respect to which Section 367(b) of the Code requires the shareholder to recognize gain or include an amount in income as discussed under “—  Effects of Section 367(b) to U.S. Holders,” the gain realized on the transfer is taxable under the PFIC rules discussed above, and the excess, if any, of the amount to be included in income under Section 367(b) of the Code over the gain realized under Section 1291 of the Code is taxable as provided under Section 367(b) of the Code.

It is difficult to predict whether, in what form and with what effective date, final Treasury Regulations under Section 1291(f) of the Code will be adopted. Therefore, if ArcLight is a PFIC, U.S. Holders of public shares that have not made a timely QEF Election or a mark-to-market election (both as defined and described below) and U.S. Holders of public warrants may, pursuant to the proposed Treasury Regulations, be subject to taxation on the Domestication to the extent their public shares or public warrants have a fair market value in excess of their tax basis therein. An Electing Shareholder (as defined below) generally would not be subject to the adverse PFIC rules discussed above with respect to its public shares but rather would include annually in gross income its pro rata share of the ordinary earnings and net capital gain of ArcLight, whether or not such amounts are actually distributed to such shareholders in any taxable year.

D.     QEF Election and Mark-to-Market Election

The impact of the PFIC rules on a U.S. Holder of public shares would depend on whether the U.S. Holder makes a timely and effective election to treat ArcLight as a “qualified electing fund” under Section 1295 of the Code for the taxable year that is the first year in the U.S. Holder’s holding period of public shares during which ArcLight qualified as a PFIC (a “QEF Election”). The QEF Election is made on a shareholder-by-shareholder basis and, once made, can be revoked only with the consent of the IRS. A U.S. Holder generally makes a QEF election by attaching a completed IRS Form 8621 (Return by a Shareholder of a Passive Foreign Investment Company or Qualified Electing Fund), including the information provided in a “PFIC Annual Information Statement,” to a timely filed U.S. federal income tax return for the tax year to which the election relates. Retroactive QEF Elections generally may be made only by filing a protective statement with such return and if certain other conditions are met or with the consent of the IRS. If applicable, U.S. Holders should consult their tax advisors regarding the availability and tax consequences of a retroactive QEF Election under their particular circumstances. A U.S. Holder’s ability to make a QEF Election with respect to ArcLight is contingent upon, among other things, the provision by ArcLight of a “PFIC Annual Information Statement” to such U.S. Holder. Upon written request, we will endeavor to provide to a U.S. Holder such information as the IRS may require, including a PFIC Annual Information Statement, in order to enable the U.S. Holder to make and maintain a QEF Election. There is no assurance, however, that we would timely provide such required information. A U.S. Holder that makes a QEF Election may be referred to as an “Electing Shareholder” and a U.S. Holder that does not make a QEF Election may be referred to as a “Non-Electing Shareholder.” A QEF Election is not available with respect to public warrants. An Electing Shareholder generally would not be subject to the adverse PFIC rules discussed above with respect to their public shares. As a result, such a U.S. Holder should not recognize gain or loss as a result of the Domestication except to the extent described under “—  Effects of Section 367(b) to U.S. Holders.”

The impact of the PFIC rules on a U.S. Holder of public shares may also depend on whether the U.S. Holder has made an election under Section 1296 of the Code. U.S. Holders that hold (actually or constructively) stock of a foreign corporation that is classified as a PFIC may annually elect to mark such stock to its market value if such stock is regularly traded on an established exchange (a “mark-to-market election”). No assurance can be given that the public shares are considered to be regularly traded for purposes of the mark-to-market election or whether the other requirements of this election are satisfied. If such an election is available and has been made, such U.S. Holders will generally not be subject to the special taxation rules of Section 1291 of the Code discussed herein. However, if the mark-to-market election is made by a Non-Electing Shareholder after the beginning of the holding period for the PFIC stock, then the Section 1291 rules will apply to certain dispositions of, distributions on and other amounts taxable with respect to public shares. A mark-to-market election is not available with respect to public warrants.

ALL U.S. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS CONCERNING THE CONSEQUENCES TO THEM OF THE PFIC RULES, INCLUDING, WITHOUT LIMITATION WHETHER A QEF ELECTION, A MARK-TO-MARKET ELECTION OR ANY OTHER ELECTION IS AVAILABLE AND THE CONSEQUENCES TO THEM OF ANY SUCH ELECTION.

Effects to U.S. Holders of Exercising Redemption Rights

The U.S. federal income tax consequences to a U.S. Holder of public shares (which will be exchanged for shares of New Proterra Common Stock in the Domestication) that exercises its redemption rights to receive cash from the trust account in exchange for all or a portion of its shares of New Proterra Common Stock will depend on whether the redemption qualifies as a sale of the shares of New Proterra Common Stock redeemed under Section 302 of the Code or is treated as a distribution under Section 301 of the Code. If the redemption qualifies as a sale of such U.S. Holder’s shares of New Proterra Common Stock redeemed, such U.S. Holder will generally be treated in the same manner as described under “—  Sale, Exchange or Other Disposition of Shares of New Proterra Common Stock and New Proterra Public Warrants” below.

The redemption of shares of New Proterra Common Stock generally will qualify as a sale of the shares of New Proterra Common Stock redeemed if such redemption either (i) is “substantially disproportionate” with respect to the redeeming U.S. Holder, (ii) results in a “complete termination” of such U.S. Holder’s interest in New Proterra or (iii) is “not essentially equivalent to a dividend” with respect to such U.S. Holder. These tests are explained more fully below.

For purposes of such tests, a U.S. Holder takes into account not only shares of New Proterra Common Stock actually owned by such U.S. Holder, but also shares of New Proterra Common Stock that are constructively owned by such U.S. Holder. A redeeming U.S. Holder may constructively own, in addition to shares of New Proterra Common Stock owned directly, shares of New Proterra Common Stock owned by certain related individuals and entities in which such U.S. Holder has an interest or that have an interest in such U.S. Holder, as well as any shares of New Proterra Common Stock such U.S. Holder has a right to acquire by exercise of an option, which would generally include shares of New Proterra Common Stock which could be acquired pursuant to the exercise of the New Proterra public warrants.

The redemption of shares of New Proterra Common Stock generally will be “substantially disproportionate” with respect to a redeeming U.S. Holder if the percentage of New Proterra’s outstanding voting shares that such U.S. Holder actually or constructively owns immediately after the redemption is less than 80 percent of the percentage of New Proterra’s outstanding voting shares that such U.S. Holder actually or constructively owned immediately before the redemption, and such U.S. Holder immediately after the redemption actually and constructively owned less than 50 percent of the total combined voting power of New Proterra Common Stock. There will be a complete termination of such U.S. Holder’s interest if either (i) all of the shares of New Proterra Common Stock actually or constructively owned by such U.S. Holder are redeemed or (ii) all of the shares of New Proterra Common Stock actually owned by such U.S. Holder are redeemed and such U.S. Holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of the shares of New Proterra Common Stock owned by certain family members and such U.S. Holder does not constructively own any other shares of New Proterra Common Stock. The redemption of shares of New Proterra Common Stock will not be essentially equivalent to a dividend if it results in a “meaningful reduction” of such U.S. Holder’s proportionate interest in New Proterra. Whether the redemption will result in a “meaningful reduction” in such U.S. Holder’s proportionate interest will depend on the particular facts and circumstances applicable to it. The IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority shareholder in a publicly held corporation that exercises no control over corporate affairs may constitute such a “meaningful reduction.”

If none of the above tests is satisfied, a redemption will be treated as a distribution with respect to the shares of New Proterra Common Stock, the U.S. federal income tax consequences of which are described above under “—  Distributions on Shares of New Proterra Common Stock” below. After the application of those rules, any remaining tax basis of the U.S. Holder in the redeemed New Proterra Common Stock will be added to the U.S. Holder’s adjusted tax basis in its remaining shares, or, if it has none, to the U.S. Holder’s adjusted tax basis in its New Proterra public warrants or possibly in other shares constructively owned by it.

ALL U.S. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS AS TO THE TAX CONSEQUENCES TO THEM OF A REDEMPTION OF ALL OR A PORTION OF THEIR SHARES OF NEW PROTERRA COMMON STOCK PURSUANT TO AN EXERCISE OF REDEMPTION RIGHTS.

Because the Domestication will occur immediately prior to the redemption of U.S. Holders that exercise redemption rights, U.S. Holders exercising redemption rights will be subject to the potential tax consequences of Section 367(b) of the Code and the tax rules relating to PFICs as a result of the Domestication (discussed further above).

Distributions on Shares of New Proterra Common Stock

A U.S. Holder generally will be required to include in gross income as dividends the amount of any cash distribution paid with respect to shares of New Proterra Common Stock, to the extent the distribution is paid out of New Proterra’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Distributions in excess of current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in its shares of New Proterra Common Stock. Any remaining excess will be treated as gain realized on the sale or other disposition of the shares of New Proterra Common Stock and will be treated as described under “— Sale, Exchange or Other Disposition of Shares of New Proterra Common Stock and New Proterra Public Warrants” below.

Dividends that New Proterra pays to a U.S. Holder that is a taxable corporation generally will qualify for the dividends received deduction if the requisite holding period is satisfied. With certain exceptions (including, but not limited to, dividends treated as investment income for purposes of investment interest deduction limitations), and provided certain holding period requirements are met, dividends that New Proterra pays to a non-corporate U.S. Holder may be taxed as “qualified dividend income” at the preferential tax rate accorded to long-term capital gains. It is unclear whether the redemption rights described herein with respect to the shares of New Proterra Common Stock may have suspended the running of the applicable holding period for these purposes.

Sale, Exchange or Other Disposition of Shares of New Proterra Common Stock and New Proterra Public Warrants

Upon a sale or other taxable disposition of shares of New Proterra Common Stock or New Proterra public warrants which, in general, would include a redemption of shares of New Proterra Common Stock or New Proterra public warrants that is treated as a sale of such securities as described above and below, a U.S. Holder generally will recognize capital gain or loss. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. Holder’s holding period for the shares of New Proterra Common Stock or New Proterra public warrants so disposed of exceeds one year. It is unclear, however, whether the redemption rights described herein with respect to the shares of New Proterra Common Stock may have suspended the running of the applicable holding period for this purpose. Long-term capital gains recognized by non-corporate U.S. Holders will be eligible to be taxed at reduced rates. The deductibility of capital losses is subject to limitations.

Generally, the amount of gain or loss recognized by a U.S. Holder is an amount equal to the difference between (i) the sum of the amount of cash and the fair market value of any property received in such disposition and (ii) the U.S. Holder’s adjusted tax basis in its shares of New Proterra Common Stock or New Proterra public warrants so disposed of. See “— Effects of the Domestication on U.S. Holders” above for discussion of a U.S. Holder’s adjusted tax basis in its shares of New Proterra Common Stock and/or New Proterra public warrants following the Domestication. See “— Exercise, Lapse or Redemption of New Proterra Public Warrants” below for a discussion regarding a U.S. Holder’s tax basis in New Proterra Common Shares acquired pursuant to the exercise of a New Proterra public warrant.

Exercise, Lapse or Redemption of New Proterra Public Warrants

Except as discussed below with respect to the cashless exercise of a New Proterra public warrant, a U.S. Holder generally will not recognize taxable gain or loss as a result of the acquisition of shares of New Proterra Common Stock upon exercise of a New Proterra public warrant for cash. The U.S. Holder’s tax basis in the share of New Proterra Common Stock received upon exercise of a New Proterra public warrant generally will be an amount equal to the sum of the U.S. Holder’s tax basis in the New Proterra public warrant, and the exercise price of such New Proterra public warrant. It is unclear whether a U.S. Holder’s holding period for the shares of New Proterra Common Stock received upon exercise of the New Proterra public warrant will commence on the date of exercise of the New Proterra public warrant or the day following the date of exercise of the New Proterra public warrant; in either case, the holding period will not include the period during which the U.S. Holder held the New Proterra public warrant. If a New Proterra public warrant is allowed to lapse unexercised, a U.S. Holder generally will recognize a capital loss equal to such U.S. Holder’s adjusted tax basis in the New Proterra public warrant. See “— Effects of the Domestication on U.S. Holders” above for a discussion of a U.S. Holder’s adjusted tax basis in its New Proterra public warrant following the Domestication.

The tax consequences of a cashless exercise of a New Proterra public warrant are not clear under current tax law. A cashless exercise may not be taxable, either because the exercise is not a realization event or because the exercise is treated as a recapitalization for U.S. federal income tax purposes. In either situation, a U.S. Holder’s tax basis in the shares of New Proterra Common Stock received generally should equal the U.S. Holder’s tax basis in the New Proterra public warrants. If the cashless exercise was not a realization event, it is unclear whether a U.S. Holder’s holding period for the shares of New Proterra Common Stock would be treated as commencing on the date of exercise of the New Proterra public warrant or the day following the date of exercise of the New Proterra public warrant. If the cashless exercise were treated as a recapitalization, the holding period of the shares of New Proterra Common Stock received would include the holding period of the New Proterra public warrants that were exercised.

It is also possible that a cashless exercise may be treated in part as a taxable exchange in which gain or loss would be recognized. In such event, a U.S. Holder may be deemed to have surrendered a number of New Proterra public warrants having a value equal to the exercise price for the total number of New Proterra public warrants to be exercised. The U.S. Holder would recognize capital gain or loss in an amount equal to the difference between the fair market value of the New Proterra public warrants deemed surrendered and the U.S. Holder’s tax basis in the New Proterra public warrants deemed surrendered. In this case, a U.S. Holder’s tax basis in the shares of New Proterra Common Stock received would equal the sum of the U.S. Holder’s tax basis in the New Proterra public warrants exercised, and the exercise price of such New Proterra public warrants. It is unclear whether a U.S. Holder’s holding period for the shares of New Proterra Common Stock would commence on the date of exercise of the New Proterra public warrant or the day following the date of exercise of the New Proterra public warrant; in either case, the holding period would not include the period during which the U.S. Holder held the New Proterra public warrant.

Due to the absence of authority on the U.S. federal income tax treatment of a cashless exercise, including when a U.S. Holder’s holding period would commence with respect to the shares of New Proterra Common Stock received, there can be no assurance as to which, if any, of the alternative tax consequences and holding periods described above would be adopted by the IRS or a court of law. Accordingly, U.S. Holders should consult their tax advisors regarding the tax consequences of a cashless exercise.

The U.S. federal income tax consequences of an exercise of a New Proterra public warrant occurring after New Proterra’s giving notice of an intention to redeem the New Proterra public warrants described in the section entitled “Description of New Proterra Securities — Warrants — New Proterra Public Warrants” are unclear under current law. In the case of a cashless exercise, the exercise may be treated either as if New Proterra redeemed such New Proterra public warrant for shares of New Proterra Common Stock or as an exercise of the New Proterra public warrant. If the cashless exercise of New Proterra public warrants for shares of New Proterra Common Stock is treated as a redemption, then such redemption generally should be treated as a tax-deferred recapitalization for U.S. federal income tax purposes, in which case a U.S. Holder should not recognize any gain or loss on such redemption, and accordingly, a U.S. Holder’s tax basis in the shares of New Proterra Common Stock received should equal the U.S. Holder’s tax basis in the New Proterra public warrants and the holding period of the shares of New Proterra Common Stock should include the holding period of the New Proterra public warrants. Alternatively, if the cashless exercise of a New Proterra public warrant is treated as such, the U.S. federal income tax consequences generally should be as described above in the second and third paragraphs under the heading “— Exercise, Lapse or Redemption of New Proterra Public Warrants.” In the case of an exercise of a New Proterra public warrant for cash, the U.S. federal income tax treatment generally should be as described above in the first paragraph under the heading “— Exercise, Lapse or Redemption of New Proterra Public Warrants.” Due to the lack of clarity under current law regarding the treatment described in this paragraph, there can be no assurance as to which, if any, of the alternative tax consequences described above would be adopted by the IRS or a court of law. Accordingly, U.S. Holders should consult their tax advisors regarding the tax consequences of the exercise of a New Proterra public warrant occurring after New Proterra’s giving notice of an intention to redeem the New Proterra public warrant as described above.

If New Proterra redeems New Proterra public warrants for cash or if New Proterra purchases New Proterra public warrants in an open market transaction, such redemption or purchase generally will be treated as a taxable disposition to the U.S. Holder, taxed as described above under “— Sale, Exchange or Other Disposition of Shares of New Proterra Common Stock and New Proterra Public Warrants.”

Possible Constructive Distributions

The terms of each New Proterra public warrant provide for an adjustment to the exercise price of the New Proterra public warrant or an increase in the shares of New Proterra Common Stock issuable on exercise in certain circumstances discussed in “Description of New Proterra Securities — Warrants — New Proterra Public Warrants.” An adjustment which has the effect of preventing dilution generally is not taxable. The U.S. Holders of the New Proterra public warrants would, however, be treated as receiving a constructive distribution from New Proterra if, for example, the adjustment increases the U.S. Holder’s proportionate interest in New Proterra’s assets or earnings and profits (e.g., through a decrease to the exercise price or an increase in the number of shares of New Proterra Common Stock that would be obtained upon exercise) as a result of a distribution of cash or other property to the U.S. Holders of shares of New Proterra Common Stock which is taxable to them as described under “— Distributions on Shares of New Proterra Common Stock” above. For example, U.S. Holders of New Proterra public warrants would generally be treated as receiving a constructive distribution from New Proterra where the exercise price of the New Proterra public warrants is reduced in connection with the payment of certain dividends as described in “Description of New Proterra Securities — Warrants — New Proterra Public Warrants.” Such constructive distribution received by a U.S. Holder would be subject to U.S. federal income tax in the same manner as if the U.S. Holders of the New Proterra public warrant received a cash distribution from New Proterra equal to the fair market value of such increased interest. The rules governing constructive distributions as a result of certain adjustments with respect to a New Proterra public warrant are complex, and U.S. Holders are urged to consult their tax advisors on the tax consequences any such constructive distribution with respect to a New Proterra public warrant.

Non-U.S. Holders

As used herein, a “non-U.S. Holder” is a beneficial owner (other than a partnership or entity treated as a partnership for U.S. federal income tax purposes) of public shares or public warrants or New Proterra Common Stock or New Proterra public warrants, as applicable, that is not a U.S. Holder.

The following describes U.S. federal income tax considerations relating to (i) the Domestication, (ii) exercise of redemption rights and (iii) ownership and disposition of shares of New Proterra Common Stock and New Proterra public warrants by a non-U.S. Holder after the Domestication.

Effects of the Domestication on Non-U.S. Holders

ArcLight does not expect the Domestication to result in any U.S. federal income tax consequences to non-U.S. Holders of public shares or public warrants.

Effects to Non-U.S. Holders of Exercising Redemption Rights

Because the Domestication will occur immediately prior to the redemption of non-U.S. Holders that exercise redemption rights with respect to our public shares, the U.S. federal income tax consequences to a non-U.S. Holder of shares of New Proterra Common Stock that exercises its redemption rights to receive cash from the trust account in exchange for all or a portion of its shares of New Proterra Common Stock will depend on whether the redemption qualifies as a sale of the shares of New Proterra Common Stock redeemed, as described above under “—  U.S. Holders — Effects to U.S. Holders of Exercising Redemption Rights.” If such a redemption qualifies as a sale of shares of New Proterra Common Stock, the U.S. federal income tax consequences to the non-U.S. Holder will be as described below under “—  U.S. Holders — Sale, Exchange or Other Disposition of Shares of New Proterra Common Stock and New Proterra Public Warrants.” If such a redemption does not qualify as a sale of shares of New Proterra Common Stock, the non-U.S. Holder will be treated as receiving a distribution, the U.S. federal income tax consequences of which are described below under “U.S. Federal Income Tax Considerations — Non-U.S. Holders — Distributions on Shares of New Proterra Common Stock.”

Distributions on Shares of New Proterra Common Stock

In general, any distributions made to a non-U.S. Holder with respect to shares of New Proterra Common Stock, to the extent paid out of New Proterra’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles), will constitute dividends for U.S. federal income tax purposes and, provided such dividends are not effectively connected with such non-U.S. Holder’s conduct of a trade or business within the United States, will be subject to withholding tax from the gross amount of the dividend at a rate of 30%, unless such non-U.S. Holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN or W-8BEN-E, as applicable). Any distribution not constituting a dividend will be treated first as reducing (but not below zero) the non-U.S. Holder’s adjusted tax basis in its shares of New Proterra Common Stock and then, to the extent such distribution exceeds the non-U.S. Holder’s adjusted tax basis, as gain realized from the sale or other disposition of such shares of New Proterra Common Stock, which will be treated as described under “— Sale, Exchange or Other Disposition of Shares of New Proterra Common Stock and New Proterra Public Warrants.” Dividends paid by New Proterra to a non-U.S. Holder that are effectively connected with such non-U.S. Holder’s conduct of a trade or business within the United States (and if an income tax treaty applies, are attributable to a U.S. permanent establishment or fixed base maintained by the non-U.S. Holder) will generally not be subject to U.S. withholding tax, provided such non-U.S. Holder complies with certain certification and disclosure requirements (usually by providing an IRS Form W-8ECI). Instead, such dividends will generally be subject to U.S. federal income tax, net of certain deductions, at the same graduated individual or corporate rates applicable to U.S. Holders.

Sale, Exchange or Other Disposition of Shares of New Proterra Common Stock and New Proterra Public Warrants

A non-U.S. Holder will generally not be subject to U.S. federal income tax on gain realized on a sale or other disposition of shares of New Proterra Common Stock or New Proterra public warrants unless:

(i)     such non-U.S. Holder is an individual that was present in the United States for 183 days or more in the taxable year of such disposition (subject to certain exceptions as a result of the COVID pandemic) and certain other requirements are met, in which case any gain realized will generally be subject to a flat 30% U.S. federal income tax;

(ii)    the gain is effectively connected with a trade or business of such non-U.S. Holder in the United States (and if an income tax treaty applies, is attributable to a U.S. permanent establishment or fixed base maintained by such non-U.S. Holder), in which case such gain will be subject to U.S. federal income tax, net of certain deductions, at the same graduated individual or corporate rates applicable to U.S. Holders, and, if the non-U.S. Holder is a corporation, an additional “branch profits tax” may also apply; or

(iii)   New Proterra is or has been a “U.S. real property holding corporation” at any time during the shorter of the five-year period preceding such disposition and such non-U.S. Holder’s holding period.

If paragraph (iii) above applies to a non-U.S. Holder, subject to certain exceptions in the case of interests that are regularly traded on an established securities market, gain recognized by such non-U.S. Holder on the sale, exchange or other disposition of shares of New Proterra Common Stock or New Proterra public warrants will be subject to tax at generally applicable U.S. federal income tax rates. In addition, a buyer of such shares of New Proterra Common Stock or New Proterra public warrants from a non-U.S. Holder may be required to withhold U.S. income tax at a rate of 15% of the amount realized upon such disposition. New Proterra will be classified as a “U.S. real property holding corporation” if the fair market value of its “United States real property interests” equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business, as determined for U.S. federal income tax purposes. We do not expect New Proterra to be classified as a “U.S. real property holding corporation” following the Business Combination. However, such determination is factual and in nature and subject to change and no assurance can be provided as to whether New Proterra will be a U.S. real property holding corporation with respect to a non-U.S. Holder following the Business Combination or at any future time.

Exercise, Lapse or Redemption of New Proterra Public Warrants

The U.S. federal income tax treatment of a non-U.S. Holder’s exercise of a New Proterra public warrant, or the lapse of a New Proterra public warrant held by a non-U.S. Holder, generally will correspond to the U.S. federal income tax treatment of the exercise or lapse of a warrant held by a U.S. Holder, as described above under “—  U.S. Holders — Exercise, Lapse or Redemption of New Proterra Public Warrants,” although to the extent a cashless exercise results in a taxable exchange, the consequences would be similar to those described above under “—  Sale, Exchange or Other Disposition of Shares of New Proterra Common Stock and New Proterra Public Warrants.” If New Proterra redeems New Proterra public warrants for cash or if it purchases New Proterra public warrants in an open market transaction, such redemption or purchase generally will be treated as a disposition to the non-U.S. Holder, the consequences of which would be similar to those described above under “—  Sale, Exchange or Other Disposition of Shares of New Proterra Common Stock and New Proterra Public Warrants.”

Possible Constructive Distributions.

The terms of each New Proterra public warrant provide for an adjustment to the exercise price of the New Proterra public warrant or an increase in the shares of New Proterra Common Stock issuable on exercise in certain circumstances discussed in “Description of New Proterra Securities  — Warrants  — New Proterra Public Warrants.” As described above under “—  U.S. Holders — Possible Constructive Distributions,” certain adjustments with respect to the New Proterra public warrants can give rise to a constructive distribution. Any constructive distribution received by a non-U.S. Holder would be subject to U.S. federal income tax (including any applicable withholding) in the same manner as if such non-U.S. holder received a cash distribution from New Proterra equal to the fair market value of such increased interest. If withholding applies to any constructive distribution received by a non-U.S. Holder, it is possible that the tax would be withheld from any amount paid to or held on behalf of the

non-U.S. holder by the applicable withholding agent. The rules governing constructive distributions as a result of certain adjustments with respect to a New Proterra public warrant are complex, and non-U.S. Holders are urged to consult their tax advisors on the tax consequences any such constructive distribution with respect to a New Proterra public warrant.

Information Reporting Requirements and Backup Withholding

Information returns will be filed with the IRS in connection with payments of dividends on and the proceeds from a sale or other disposition of shares of New Proterra Common Stock. A non-U.S. Holder may have to comply with certification procedures to establish that it is not a United States person for U.S. federal income tax purposes or otherwise establish an exemption in order to avoid information reporting and backup withholding requirements or to claim a reduced rate of withholding under an applicable income tax treaty. The amount of any backup withholding from a payment to a non-U.S. Holder will be allowed as a credit against such non-U.S. Holder’s U.S. federal income tax liability and may entitle such non-U.S. Holder to a refund, provided that the required information is furnished by such non-U.S. Holder to the IRS in a timely manner.

Foreign Account Tax Compliance Act

Sections 1471 through 1474 of the Code and the Treasury Regulations and administrative guidance promulgated thereunder (commonly referred as the “Foreign Account Tax Compliance Act” or “FATCA”) generally impose withholding at a rate of 30% in certain circumstances on dividends in respect of, and (subject to the proposed Treasury Regulations discussed below) gross proceeds from the sale or other disposition of, securities (including public shares or public warrants and shares of New Proterra Common Stock or New Proterra public warrants) which are held by or through certain foreign financial institutions (including investment funds), unless any such institution (i) enters into, and complies with, an agreement with the IRS to report, on an annual basis, information with respect to interests in, and accounts maintained by, the institution that are owned by certain U.S. persons and by certain non- U.S. entities that are wholly or partially owned by U.S. persons and to withhold on certain payments, or (ii) if required under an intergovernmental agreement between the United States and an applicable foreign country, reports such information to its local tax authority, which will exchange such information with the U.S. authorities. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. Accordingly, the entity through which public shares or public warrants and shares of New Proterra Common Stock or New Proterra public warrants are held will affect the determination of whether such withholding is required. Similarly, dividends in respect of, and (subject to the proposed Treasury Regulations discussed below) gross proceeds from the sale or other disposition of, public shares or public warrants and shares of New Proterra Common Stock or New Proterra public warrants held by an investor that is a non-financial non-U.S. entity that does not qualify under certain exceptions will generally be subject to withholding at a rate of 30%, unless such entity either (i) certifies to the applicable withholding agent that such entity does not have any “substantial United States owners” or (ii) provides certain information regarding the entity’s “substantial United States owners,” which will in turn be provided to the U.S. Department of Treasury.

Under the applicable Treasury Regulations and administrative guidance, withholding under FATCA generally applies to payments of dividends in respect of our securities. While withholding under FATCA generally would also apply to payments of gross proceeds from the sale or other disposition of securities (including shares of New Proterra Common Stock or New Proterra public warrants), proposed Treasury Regulations eliminate FATCA withholding on payments of gross proceeds entirely. Taxpayers generally may rely on these proposed Treasury Regulations until final Treasury Regulations are issued. All holders should consult their tax advisors regarding the possible implications of FATCA on their investment in public shares, public warrants, shares of New Proterra Common Stock or New Proterra public warrants.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Introduction

The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X.

ArcLight was incorporated as a Cayman Islands exempted company on July 28, 2020. ArcLight was formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar merger with one or more businesses.

Proterra was originally formed in June 2004 as a Colorado limited liability company and converted to a Delaware corporation in February 2010. Proterra is a high-growth commercial electric vehicle technology leader with over a decade of production experience. The Company has designed an end-to-end, flexible technology platform that delivers world-class performance and a low total cost of ownership to original equipment manufacturers (OEMs) and end customers.

Subject to the terms and conditions of the Merger Agreement, on the closing date of the Merger, (i) ArcLight will change its jurisdiction of incorporation by deregistering as a Cayman Islands exempted company and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware, upon which ArcLight will change its name to “Proterra Inc” (New Proterra), and (ii) Phoenix Merger Sub will merge with and into Proterra, with Proterra as the surviving company in the Merger and, after giving effect to such Merger, Proterra shall be a wholly-owned subsidiary of ArcLight.

The unaudited pro forma condensed combined balance sheet of New Proterra as of September 30, 2020 gives pro forma effect to the merger and PIPE Financing as if they had been consummated on September 30, 2020. The unaudited pro forma condensed combined statements of operations of New Proterra for the nine months ended September 30, 2020 and the year ended December 31, 2019 give pro forma effect to the merger and PIPE Financing as if they had been consummated on January 1, 2019, the beginning of the earliest period presented.

The unaudited pro forma condensed combined financial information is based on and should be read in conjunction with the audited and unaudited historical financial statements of each of ArcLight and Proterra and the notes thereto, as well as the disclosures contained in the sections titled “ArcLight’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Proterra Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

The unaudited pro forma condensed combined financial statements have been presented for illustrative purposes only and do not necessarily reflect what New Proterra’s financial condition or results of operations would have been had the merger and PIPE Financing occurred on the dates indicated. Further, the unaudited pro forma condensed combined financial information also may not be useful in predicting the future financial condition and results of operations of New Proterra. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors. The unaudited pro forma adjustments represent management’s estimates based on information available as of the date of these unaudited pro forma condensed combined financial statements and are subject to change as additional information becomes available and analyses are performed.

The merger will be accounted for as a reverse recapitalization in accordance with U.S. GAAP. Proterra has been determined to be the accounting acquirer based on evaluation of the following facts and circumstances:

•        Proterra’s stockholders will have majority of the voting power under both the no redemption and maximum redemption scenarios;

•        Proterra will initially designate a majority of the board of directors of the post-combination company;

•        Proterra’s management will comprise the management of the post-combination company;

•        Proterra will comprise the ongoing operations of the post-combination company;

•        Proterra is the larger entity based on historical revenues and business operations; and

•        The post-combination company will assume Proterra’s name.

Under this method of accounting, ArcLight will be treated as the “acquired” company for accounting and financial reporting purposes. Accordingly, for accounting purposes, this merger transaction will be treated as the equivalent of Proterra issuing equity for the net assets of ArcLight, accompanied by a recapitalization. The net assets of ArcLight will be stated at historical cost, with no goodwill or other intangible assets recorded.

ArcLight public shareholders were being offered the opportunity to redeem, upon the closing of the merger, (the “Closing”), public shares then held by them for cash equal to their pro rata share of the aggregate amount on deposit in the trust account. As of September 30, 2020, 26.4 million public shares are subject to redemption, and based on $10.00 per share price, up to $264.1 million in the trust account may be used to redeem shares.

The unaudited pro forma condensed combined financial statements contained herein assumes that ArcLight’s shareholders approve the proposed merger transaction. ArcLight’s public shareholders may elect to redeem their public shares for cash even if they approve the proposed merger transaction. ArcLight cannot predict how many of its public shareholders will exercise their right to have their public shares redeemed for cash. As a result, New Proterra has elected to provide the unaudited pro forma condensed combined financial information under two different redemption scenarios, which produce different allocations of total New Proterra equity between holders of the New Proterra Common Stock:

•        Assuming No Redemption Scenario:    This scenario assumes that no shares of ArcLight’s redeemable common stock will be redeemed;

•        Assuming Maximum Redemption Scenario:    This scenario assumes that all ArcLight shareholders holding approximately 27.8 million public shares will exercise their redemption rights for the $277.5 million of funds in ArcLight’s trust account. The Merger Agreement includes a minimum cash available requirement that ArcLight will need to have a minimum of $350.0 million of funds, net of any unpaid liabilities, to effect the Closing. Furthermore, ArcLight will only proceed with the merger if it will have net tangible assets of at least $5.0 million upon consummation of the merger and a majority of the shares voted are voted in favor of the merger. Based on the amount of $277.5 million in the trust account as of September 30, 2020, and taking into account the anticipated proceeds of $415.0 million from the PIPE Financing, if the entire 27.8 million shares of ArcLight’s public shares are redeemed, ArcLight will still have sufficient cash to satisfy the minimum cash available requirement in the Merger Agreement.

Description of the Transactions

On January 11, 2021, ArcLight and its wholly-owned subsidiary, Phoenix Merger Sub, entered into the Merger Agreement with Proterra. Phoenix Merger Sub will merge with and into Proterra, with Proterra as the surviving company and continuing as a wholly-owned subsidiary of ArcLight. ArcLight will change its jurisdiction of incorporation by deregistering as an exempted company in the Cayman Islands and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware, upon which ArcLight will change its name to “Proterra Inc”.

In connection with the execution of the Merger Agreement, ArcLight entered into the subscription agreements to sell to certain investors (the “PIPE Investors”), an aggregate of 41.5 million shares of ArcLight’s common stock, immediately following the closing of merger, for a purchase price of $10.00 per share and at an aggregate gross proceeds of $415.0 million (the “PIPE Financing”). The obligations to consummate the transactions contemplated by the subscription agreements are conditioned upon, among other things, customary closing conditions and the consummation of the transactions contemplated by the Merger Agreement.

At the effective time of the merger,

•        each share of ArcLight Class A and Class B ordinary shares will be converted into the right to receive one share of New Proterra’s common stock;

•        each ArcLight warrant outstanding immediately prior to the consummation will be converted into a warrant exercisable into an equivalent number of shares of New Proterra Common Stock;

•        each share of Proterra convertible preferred stock will be converted into shares of Proterra common stock in accordance with the applicable conversion ratio immediately prior to the effective time, and each share of Proterra common stock (including shares issuable upon conversion of Proterra convertible preferred stock) will be converted into the right to receive 0.8925 shares of New Proterra Common Stock, as a result of applying the Exchange Ratio;

•        each Proterra option will be converted into an option to purchase shares of New Proterra Common Stock by multiplying the number of underlying shares by the Exchange Ratio, rounded down to the nearest whole share; the exercise price of each converted option will be determined by dividing the per share exercise price of the respective Proterra options by the Exchange Ratio, rounded up to the nearest whole cent;

•        each Proterra warrant to purchase common stock and convertible preferred stock will be converted into a warrant to purchase shares of New Proterra Common Stock by multiplying the number of underlying shares by the Exchange Ratio, rounded down to the nearest whole share; the exercise price of each converted warrant will be determined by dividing the per share exercise price of the respective Proterra warrant by the Exchange Ratio, rounded up to the nearest whole cent;

•        each outstanding Convertible Note that was not optionally converted in connection with the Closing will remain outstanding and become convertible into shares of New Proterra Common Stock in accordance with the terms of such Convertible Notes.

As of December 31, 2020, Proterra had outstanding options to purchase an aggregate of 22,609,796 shares of common stock, excluding 3,000,000 shares underlying the Equity Awards (defined below) and 750,000 shares underlying the Milestone Options (as defined below), pursuant to our 2010 Plan. In connection with the Merger, these options will be exchanged for options to purchase an aggregate of 20,178,654 shares of New Proterra Common Stock, excluding 2,677,500 shares of New Proterra Common Stock in respect of the Equity Awards and 669,375 shares of New Proterra Common Stock in respect of the Milestone Options. This reflects an exchange of each outstanding option award, rounded down to the nearest whole share. After giving effect to this exchange, (i) 11,278,730 options will be vested as of December 31, 2020 and will have a weighted average exercise price of $2.95 per share, (ii) 8,899,924 options will be unvested as of December 31, 2020 and will have a weighted-average exercise price of $4.89 per share, (iii) the Equity Awards will have a weighted average exercise price of $19.61 per share and (iv) the Milestone Options will have an exercise price of $5.33 per share.

In addition, certain of the Proterra Holders, including holders of any vested options, warrants, and Convertible Notes, on an as converted basis, as of immediately prior to Closing, are entitled to additional consideration up to an aggregate of 22,809,500 shares of New Proterra Common Stock (“Earnout Stock”), on a pro rata basis, upon the occurrence of any of the following events during the period from the Closing date to the fifth anniversary of the Closing date (“earnout period”):

(i)     21.0526% of the Earnout Stock if over any 20 trading days within any 30 trading day period, the volume-weighted average price (“VWAP”) of the New Proterra Common Stock is greater than or equal to $15.00 per share or there occurs any transaction resulting in a change in control with a valuation of the New Proterra Common Stock that is greater than or equal to $15.00 per share;

(ii)    an additional 26.3158% of the Earnout Stock if over any 20 trading days within any 30 trading day period, the VWAP of the New Proterra Common Stock is greater than or equal to $20.00 per share or there occurs any transaction resulting in a change in control with a valuation of the New Proterra Common Stock that is greater than or equal to $20.00 per share;

(iii)   an additional 26.3158% of the Earnout Stock if over any 20 trading days within any 30 trading day period, the VWAP of the New Proterra Common Stock is greater than or equal to $25.00 per share or there occurs any transaction resulting in a change in control with a valuation of the New Proterra Common Stock that is greater than or equal to $25.00 per share;

(iv)   an additional 26.3158% of the Earnout Stock if over any 20 trading days within any 30 trading day period, the VWAP of the New Proterra Common Stock is greater than or equal to $30.00 per share or there occurs any transaction resulting in a change in control with a valuation of the New Proterra Common Stock that is greater than or equal to $30.00 per share;

In connection with the execution of the Merger Agreement, ArcLight entered into the Sponsor Letter Agreement with Sponsor under which 10% of the Sponsor’s New Proterra Common Stock exchanged in connection with the merger from the Sponsor’s 6,797,500 outstanding shares of class B ordinary shares will be subject to vesting and forfeiture (the “Sponsor Earnout Stock”). Such shares of Sponsor Earnout Stock will vest if over any 20 trading days within any 30 trading day period during the five-year earnout period, the VWAP of the New Proterra Common Stock is greater than or equal to $15.00 per share or there occurs any transaction resulting in a change in control with a valuation of the New Proterra Common Stock that is greater than or equal to $15.00 per share. Unvested shares at the end of earnout period will be forfeited without any consideration.

The following summarizes the pro forma of New Proterra Common Stock ownership valued at $10.00 per share as of immediately following the Closing under each of these scenarios (totals may not add up to 100% due to rounding):

	Pro Forma Combined
	(Assuming No Redemption)		(Assuming Maximum Redemption)
(in thousands)	Shares	%	Shares	%
ArcLight public shareholders(a)	27,750	11.6%	—	—%
ArcLight Sponsor(b)	6,118	2.5%	6,118	2.8%
ArcLight independent directors	140	0.1%	140	0.1%
PIPE Investors	41,500	17.3%	41,500	19.3%
Proterra Holders(c)(d)(e)	164,619	68.6%	167,265	77.8%
Total shares at Closing	240,127	100%	215,023	100%

____________

(a)      Excludes 13.9 million shares of public warrants, which are not exercisable until the later of 30 days after the merger or 12 months from the closing of its IPO (or September 25, 2021). Refer to Note 7 of the Unaudited Condensed Interim Financial Statement of ArcLight Clean Transition Corp. for further details of the exercisability and redemption of warrants.

(b)      Excludes (i) 0.68 million shares of Sponsor Earnout Stock held by the Sponsor, and (ii) 7.6 million private placement warrants, which are not exercisable until the later of 30 days after the merger or 12 months from the closing of its IPO (or September 25, 2021). Refer to Note 7 of the Unaudited Condensed Interim Financial Statement of ArcLight Clean Transition Corp. for further details of the exercisability and redemption of warrants.

(c)      The number of shares of New Proterra Common Stock to be held by Proterra Holders in the no redemption scenario includes 121.3 million shares to be issued for all issued and outstanding Proterra common and convertible preferred stock, 4.9 million shares underlying outstanding warrants, 8.0 million shares underlying vested stock options (excluding certain vested Equity Awards - see footnote (d)), 30.3 million shares issuable upon conversion of the Convertible Notes. The number of outstanding shares held by Proterra Holders in the maximum redemption scenario is the same as for the no redemption scenario, except that the number of shares issuable upon conversion of the Convertible Notes is 33.0 million. The shares to be issued for outstanding warrants, stock options and Convertible Notes are calculated on a cashless exercise basis, based on a deemed value of $10.00 per share, and as if converted at the Closing, and excludes the effect of accrued interest on the Convertible Notes. See “Treatment of Convertible Notes” below. The number of vested options is calculated as of January 8, 2021. Individual line items in the table below may not add up to the total due to rounding.

(in thousands)	Assuming No Redemption	Assuming Maximum Redemption
Proterra convertible preferred stock and common stock	121,347	121,347
Proterra outstanding warrants	4,888	4,888
Proterra outstanding vested stock options	8,036	8,036
Convertible Notes	30,347	32,993
Total	164,619	167,265

(d)    Excludes time-based stock options held by Mr. Allen, Proterra’s CEO, in respect of 3.0 million shares of Proterra common stock (“Equity Awards”). The Equity Awards are divided into four equal tranches with exercise prices of $10, $15, $20 and $25 per share of Proterra common stock, all of which are subject to time-based vesting. As of September 30, 2020, 0.4 million shares underlying Equity Awards are vested, but have been excluded from the total reported shares underlying vested stock options because they are out-of-the-money based on a deemed value of $10.00 per share.

(e)     Excludes 313,125 shares of New Proterra Common Stock issuable upon net exercise of a milestone-based option granted to Mr. Allen, with respect to 750,000 shares of Proterra common stock at an exercise price of $4.75 per share (prior to the application of the Exchange Ratio), which will vest in full and become exercisable upon the Closing (“Milestone Options”).

The management of New Proterra has concluded that the Earnout Stock and Sponsor Earnout Stock are equity-classified instruments.

If the actual facts are different than these assumptions, the ownership percentage retained by the ArcLight’s public shareholders in New Proterra will be different from the above-stated ownership percentage.

Treatment of Convertible Notes

For purposes of estimating the number of shares of New Proterra Common Stock to be issued to holders of the Convertible Notes upon conversion (“Conversion Stock”), we have calculated an estimated conversion price in accordance with the terms of the Convertible Notes. In the no redemption scenario, the estimated conversion price is $6.59, and is based on the assumption that, at the Closing, ArcLight will have $277.5 million in its trust account, the proceeds from the PIPE Financing will be $415.0 million, $29.0 million of ArcLight transaction expenses will be offset against these proceeds to calculate the SPAC Contribution Amount, as defined in the Convertible Notes, and 75.5 million shares of New Proterra Common Stock will be held by Sponsor, ArcLight shareholders immediately prior to the Closing and PIPE Investors. In the maximum redemption scenario, the estimated conversion price is $6.06, and is based on the assumption that, at the closing of the Business Combination, ArcLight will have $0.0 million in its trust account, the proceeds from the PIPE Financing will be $415.0 million, $29.0 million of ArcLight transaction expenses will be offset against these proceeds to calculate the SPAC Contribution Amount, and 47.8 million shares of New Proterra Common Stock will be held by Sponsor, ArcLight shareholders immediately prior to the Closing, and PIPE Investors. The actual conversion price that will apply to the conversion of the Convertible Notes will be determined at the Closing and will depend on the actual SPAC Contribution Amount and shares held by Sponsor, ArcLight shareholders immediately prior to the Closing and PIPE investors at the Closing.

Further, the estimated number of shares of Conversion Stock in the pro forma common ownership table above, excludes the effect of $0.2 million of unpaid cash interest and $3.5 million of PIK interest accrued as of January 8, 2021. We do not expect that the majority of holders, if any, will opt to convert their Convertible Notes at the Closing. To the extent the Convertible Notes remain outstanding post-Closing and are later converted pursuant to their mandatory conversion provisions, the balance under the Convertible Notes will grow at the rate of 4.5% per annum of PIK interest, and the number of shares of Conversion Stock that may be issued in a later conversion will increase accordingly, and all other holders of New Proterra Common Stock will be diluted to a greater extent than presented in the table above.

The following unaudited pro forma condensed combined balance sheet of New Proterra as of September 30, 2020, the unaudited pro forma condensed combined statement of operations of New Proterra for the year ended December 31, 2019, and the unaudited pro forma condensed combined statement of operations of New Proterra for the nine months ended September 30, 2020 are based on the historical financial statements of ArcLight and Proterra. The unaudited pro forma adjustments are based on information currently available, assumptions, and estimates underlying the pro forma adjustments and are described in the accompanying notes. Actual results may differ materially from the assumptions used to present the accompanying unaudited pro forma condensed combined financial information.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

As of September 30, 2020
(in thousands)

	ArcLight (Historical)	Proterra (Historical)	Proterra Pro Forma Adjustments		Proterra As Adjusted	Merger Related Pro Forma Adjustments (Assuming No Redemption)		Pro Forma combined (Assuming No Redemption)	Additional Pro Forma Adjustments (Assuming Maximum Redemption)		Pro Forma combined (Assuming Maximum Redemption)
Assets:
Cash and cash equivalents	$1,985	$139,378	—		139,378	$647,500	(A)	$788,863	$(277,500)	(K)	$511,363
Accounts receivable, net	—	47,108	—		47,108	—		47,108	—		47,108
Short-term investments	—	64,983	—		64,983	—		64,983	—		64,983
Inventory	—	99,435	—		99,435	—		99,435	—		99,435
Prepaid expenses and other current assets	457	9,022	(2,204)	(B)	6,818			7,275	—		7,275
Deferred cost of goods sold	—	1,973	—		1,973	—		1,973	—		1,973
Restricted cash, current portion	—	6,351	—		6,351	—		6,351	—		6,351
Total current assets	2,442	368,250	(2,204)		366,046	647,500		1,015,988	(277,500)		738,488

Property, plant and equipment, net	—	54,698	—		54,698	—		54,698	—		54,698
Operating lease right-of-use assets	—	11,280	—		11,280	—		11,280	—		11,280
Restricted cash, net of current portion	—	6,307	—		6,307	—		6,307	—		6,307
Other assets	—	7,680	—		7,680	—		7,680	—		7,680
Investments held in Trust Account	277,500	—	—		—	(277,500)	(C)	—	—		—
Total assets	$279,942	$448,215	$(2,204)		$446,011	$370,000		$1,095,953	$(277,500)		$818,453

Liabilities and Stockholders’ Equity
Accounts payable	$429	$36,801	—		36,801	—		$37,230	—		$37,230
Accrued liabilities	509	15,681	—		15,681	—		16,190	—		16,190
Accrued liabilities – related party	10	—	—		—	—		10	—		10
Note payable – related party	154	—	—		—	—		154	—		154
Deferred revenue, current portion	—	11,677	—		11,677	—		11,677	—		11,677
Operating lease liabilities, current portion	—	3,197	—		3,197	—		3,197	—		3,197
Debt, current portion	—	—	—		—	—		—	—		—
Total current liabilities	1,102	67,356	—		67,356	—		68,458	—		68,458

Debt, non-current portion	—	127,030	—		127,030	—		127,030	—		127,030
Derivative liability	—	87,626	—		87,626	(87,626)	(D)	—	—		—
Warrant liability	—	28,986	—		28,986	(28,986)	(D)	—	—		—
Deferred revenue, non-current portion	—	12,207	—		12,207	—		12,207	—		12,207
Deferred underwriting commission	9,713	—	—		—	(9,713)	(E)	—	—		—

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET — Continued

As of September 30, 2020
(in thousands)

	ArcLight (Historical)	Proterra (Historical)	Proterra Pro Forma Adjustments		Proterra As Adjusted	Merger Related Pro Forma Adjustments (Assuming No Redemption)		Pro Forma combined (Assuming No Redemption)	Additional Pro Forma Adjustments (Assuming Maximum Redemption)		Pro Forma combined (Assuming Maximum Redemption)
Operating lease liabilities, non-current portion	—	8,695	—		8,695	—		8,695	—		8,695
Other long-term liabilities	—	14,574	—		14,574	—		14,574	—		14,574
Total liabilities	10,815	346,474	—		346,474	(126,325)		230,964	—		230,964

Commitments and contingencies
Common stock subject to possible redemption	264,127	—	—		—	(264,127)	(F)	—	—		—

Stockholders’ equity:								—	—		—
Proterra convertible preferred stock	—	13	—		13	(13)	(G)(H)	—	—		—
Proterra Common stock	—	1	—		1	(1)	(G)(H)	—	—		—
ArcLight preference shares	—	—	—		—	—		—	—		—
ArcLight class A ordinary shares	—	—	—		—	—		—	—		—
ArcLight class B ordinary shares	1	—	—		—	(1)	(G)	—	—		—
New Proterra Common Stock	—	—	—		—	20	(G)	20	(3)	(K)	17
Additional paid-in capital	5,063	677,323	—		677,323	763,162	(H)	1,445,548	(277,497)	(K)	1,168,051
Accumulated deficit	(64)	(575,596)	(2,204)	(B)	(577,800)	(2,715)	(I)	(580,579)	—		(580,579)
Total stockholders’ equity	5,000	101,741	(2,204)		99,537	760,452		864,989	(277,500)		587,489
Total liabilities and stockholders’ equity	$279,942	$448,215	$(2,204)		$446,011	$370,000		$1,095,953	$(277,500)		$818,453

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

For The Nine Months Ended September 30, 2020
(in thousands, except per share data)

	ArcLight (Historical)	Proterra (Historical)	Proterra Pro Forma Adjustments		Proterra As Adjusted	Merger Related Pro Forma Adjustments (Assuming No Redemption)	Pro Forma combined (Assuming No Redemption)	Additional Pro Forma Adjustments (Assuming Maximum Redemption)	Pro Forma combined (Assuming Maximum Redemption)
Product revenue	$—	$137,253	$—		$137,253	$—	$137,253	$—	$137,253
Parts and other service revenue	—	5,543	—		5,543	—	5,543	—	5,543
Total revenue	—	142,796	—		142,796	—	142,796	—	142,796
Product cost of goods sold	—	130,505	—		130,505	—	130,505	—	130,505
Parts and other service cost of goods sold	—	5,862	—		5,862	—	5,862	—	5,862
Total cost of goods sold	—	136,367	—		136,367	—	136,367	—	136,367
Gross profit	—	6,429	—		6,429	—	6,429	—	6,429
Research and development	—	26,133	—		26,133	—	26,133	—	26,133
Selling, general and administrative	—	47,165	—		47,165	—	47,165	—	47,165
Formation, general and administrative	64	—	—		—	—	64	—	64
Total operating expenses	64	73,298	—		73,298	—	73,362	—	73,362
Loss from operations	(64)	(66,869)	—		(66,869)	—	(66,933)	—	(66,933)
Interest expense, net	—	6,564	—		6,564	—	6,564	—	6,564
Other (income) expense, net	—	20,951	(19,061)	(AA)	1,890	—	1,890	—	1,890
Loss before income taxes	(64)	(94,384)	19,061		(75,323)	—	(75,387)	—	(75,387)
Provision for income taxes	—	—	—		—	—	—	—	—
Net loss	$(64)	$(94,384)	$19,061		$(75,323)	$—	$(75,387)	$—	$(75,387)
Net loss per share of common stock, basic and diluted	$(0.01)	$(20.35)					$(0.38)		$(0.45)
Shares used in computing net loss per share of common stock, basic and diluted	7,067	4,637					196,855		169,105

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

For The Year Ended December 31, 2019
(in thousands, except per share data)

	ArcLight (Historical)	Proterra (Historical)	Proterra Pro Forma Adjustments	Proterra As Adjusted	Merger Related Pro Forma Adjustments (Assuming No Redemption)	Pro Forma combined (Assuming No Redemption)	Additional Pro Forma Adjustments (Assuming Maximum Redemption)	Pro Forma combined (Assuming Maximum Redemption)
Product revenue	$—	$172,295	$—	$172,295	$—	$172,295	$—	$172,295
Parts and other service revenue	—	8,989	—	8,989	—	8,989	—	8,989
Total revenue	—	181,284	—	181,284	—	181,284	—	181,284
Product cost of goods sold	—	173,428	—	173,428	—	173,428	—	173,428
Parts and other service cost of goods sold	—	9,467	—	9,467	—	9,467	—	9,467
Total cost of goods sold	—	182,895	—	182,895	—	182,895	—	182,895
Gross loss	—	(1,611)	—	(1,611)	—	(1,611)	—	(1,611)
Research and development	—	35,477	—	35,477	—	35,477	—	35,477
Selling, general and administrative	—	56,132	—	56,132	—	56,132	—	56,132
Asset impairment charge	—	6,440	—	6,440	—	6,440	—	6,440
Total operating expenses	—	98,049	—	98,049	—	98,049	—	98,049
Loss from operations	—	(99,660)	—	(99,660)	—	(99,660)	—	(99,660)
Interest expense, net	—	2,704	—	2,704	—	2,704	—	2,704
Other (income) expense, net	—	(812)	—	(812)	—	(812)	—	(812)
Loss before income taxes	—	(101,552)	—	(101,552)	—	(101,552)	—	(101,552)
Provision for income taxes	—	—	—	—	—	—	—	—
Net loss	$—	$(101,552)	$—	$(101,552)	$—	$(101,552)	$—	$(101,552)
Net loss per share of common stock, basic and diluted		$(25.06)				$(0.52)		$(0.60)
Shares used in computing net loss per share of common stock, basic and diluted		4,052				196,855		169,105

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

1. Basis of Presentation

Under both the no redemption and the maximum redemption scenarios, the merger transaction will be accounted for as a reverse acquisition and recapitalization, with no goodwill or other intangible assets recorded, in accordance with U.S. GAAP. Under this method of accounting, ArcLight will be treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the merger transaction will be treated as the equivalent of Proterra issuing stock for the net assets of ArcLight, accompanied by a recapitalization. The net assets of ArcLight will be stated at historical cost, with no goodwill or other intangible assets recorded.

The unaudited pro forma condensed combined balance sheet as of September 30, 2020 gives pro forma effect to the merger and PIPE Financing as if they had been consummated on September 30, 2020. The unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2020 and the year ended December 31, 2019 give pro forma effect to the merger and PIPE Financing as if they had been consummated on January 1, 2019, the beginning of the earliest period presented.

The unaudited pro forma condensed combined financial statements have been developed from and should be read in conjunction with:

•        these accompanying notes to the unaudited pro forma condensed combined financial statements;

•        the (i) historical condensed unaudited financial statements of ArcLight as of and for the period from July 28, 2020 (inception) through September 30, 2020 and the related notes, included elsewhere in this proxy statement/prospectus;

•        the (i) historical unaudited financial statements of Proterra as of and for the nine months ended September 30, 2020 and (ii) historical audited financial statements of Proterra as of and for the year ended December 31, 2019 and the related notes, in each case, included elsewhere in this proxy statement/prospectus;

Management has made significant estimates and assumptions in its determination of the pro forma adjustments. As the unaudited pro forma condensed combined financial information has been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented.

The unaudited pro forma condensed combined financial information does not give effect to any anticipated synergies, operating efficiencies, tax savings, or cost savings that may be associated with the Transactions.

The pro forma adjustments reflecting the consummation of the merger are based on certain currently available information and certain assumptions and methodologies that ArcLight believes are reasonable under the circumstances. The unaudited condensed pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments and it is possible the difference may be material. ArcLight believes that these assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the merger based on information available to management at the time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial information is not necessarily indicative of what the actual results of operations and financial position would have been had the Business Combination taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of the post-combination company. They should be read in conjunction with the historical financial statements and notes thereto of ArcLight and Proterra.

2. Accounting Policies

Upon completion of the merger, management will perform a comprehensive review of ArcLight’s and Proterra’s accounting policies. As a result of the review, management may identify differences between the accounting policies of the two entities which, when conformed, could have a material impact on the financial statements of the post-combination company.

3. Adjustments to Unaudited Pro Forma Condensed Combined Financial Information

The unaudited pro forma condensed combined financial information has been prepared to illustrate the effect of the Transactions and has been prepared for informational purposes only. The historical financial statements have been adjusted in the unaudited pro forma condensed combined financial information to give pro forma effect to events that are (1) directly attributable to the merger, (2) factually supportable, and (3) with respect to the statements of operations, expected to have a continuing impact on the results of the post-combination company. ArcLight and Proterra did not have any historical relationship prior to the merger. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

The unaudited pro forma combined provision for income taxes does not necessarily reflect the amounts that would have resulted had the post-combination company filed consolidated income tax returns during the periods presented.

Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet

The adjustments included in the unaudited pro forma condensed combined balance sheet as of September 30, 2020 are as follows:

(A)    Represents pro forma adjustments to cash to reflect the following:

Investments held in Trust Account	277,500	(1)
PIPE proceeds	415,000	(2)
Payment of deferred underwriter fees, legal fees, and other transaction-related fees	(45,000	)(3)
	647,500

_______________

(1)      Reflects the reclassification of $277.5 million of cash held in ArcLight trust account that becomes available at closing of the merger.

(2)      Reflects the proceeds of $415.0 million from the issuance of 41.5 million shares of New Proterra Common Stock with par value of $0.0001 in the PIPE based on commitments received.

(3)      Reflects the settlement of estimated $45.0 million of transaction costs at close in connection with the merger. Of the total, $21.5 million relates to advisory, legal and other acquisition-related transaction costs to be incurred, $9.7 million of deferred underwriting fees payable, and 3.325% of gross proceeds or $13.8 million related to PIPE fees. The acquisition-related transaction costs are accounted for as equity issuance costs and the unaudited pro forma condensed balance sheet reflects these costs as a reduction of cash with a corresponding decrease to additional paid in capital.

(B)    Represents pro forma adjustments to write off Proterra’s deferred financing costs of $2.2 million that were previously capitalized by Proterra as of September 30, 2020 in connection with Proterra’s previously contemplated IPO.

(C)    Reflects the reclassification of $277.5 million of cash held in the ArcLight trust account that becomes available at closing of the merger.

(D)    Represents pro forma adjustments associated with the Convertible Notes:

•        Reclassification of $87.6 million derivative liability to additional paid-in capital: Upon the consummation of the merger, the embedded conversion features associated with the Convertible Notes will no longer qualify for derivative accounting since the conversion price will become fixed. The carrying amount of the embedded derivative, fair value as of the date of the Closing, should be reclassified to shareholders’ equity in accordance with Topic 815, Derivatives and Hedging.

•        Reclassification of $29.0 million warrant liability to additional paid-in capital: The warrants issued in connection with the Convertible Notes were classified as a liability because they can become exercisable into Proterra common stock upon an underwritten initial public offering in which Proterra receives gross proceeds of not less than $100 million (“Qualified IPO” or “QIPO”) or into Proterra convertible preferred stock after five years from the issuance date in the event that there is no QIPO during such period. Upon the consummation of the merger, the stock issuable upon exercise of the warrants will be New Proterra Common Stock, with no possibility to convert to Proterra convertible preferred stock. As a result, the carrying amount of the warrant liability will be reclassified to shareholders’ equity.

The holders of the Convertible Notes may elect to convert the outstanding balance of their notes into shares of New Proterra Common Stock in connection with the Closing, at the applicable conversion price pursuant to the terms of the Convertible Notes. At any time after the six-month anniversary of the Closing, the Convertible Notes will automatically be converted into New Proterra Common Stock if the VWAP of the New Proterra Common Stock over a period of 20 consecutive trading days exceeds 150% of the conversion price. Based on current estimates of the conversion price, the automatic conversion of the notes will be triggered based on a VWAP of $9.89 in the no redemption scenario and $9.09 in the maximum redemption scenario. See “Description of Transactions — Treatment of Convertible Notes” for further information regarding the conversion price determination and the assumptions behind the current estimated conversion prices.

If the Convertible Notes converted upon consummation of the merger, Debt, non-current portion would be reduced by $201.2 million, equity would be increased by $201.2 million, and a $100.7 million interest expense would be recorded to write off the unamortized debt discount and issuance costs based on the outstanding balance of the Convertible Notes as of September 30, 2020.

(E)    Reflects the payment of $9.7 million upon consummation of the merger of deferred underwriting commission incurred by ArcLight in connection with its initial public offering.

(F)    Reflects the reclassification of 26.4 million shares or $264.1 million of ArcLight public shares subject to redemption to permanent equity at $0.0001 par value.

(G)    Represents pro forma adjustments to New Proterra Common Stock balance at par value $0.0001 per share to reflect the following:

Issuance of New Proterra Common Stock from PIPE Financing	4
Recapitalization of Proterra convertible preferred stock to New Proterra Common Stock	12	(4)
Recapitalization of Proterra common stock to New Proterra Common Stock	—
Reclassification of ArcLight public shares subject to redemption, assuming no redemption, to permanent equity	3		(F)
Conversion of ArcLight Class B ordinary shares to New Proterra Common Stock	1
	20

_______________

(4)      Proterra’s outstanding convertible preferred stock of 129,003,889 shares as of September 30, 2020 will convert into 129,496,639 shares of Proterra common stock immediately prior to the consummation of the merger, and then be exchanged for 115,575,750 shares of New Proterra Common Stock at the exchange ratio of 0.8925 upon the consummation of the merger.

(H)    Represents pro forma adjustments to additional paid-in capital balance to reflect the following:

Reclassification of ArcLight public shares subject to redemption, assuming no redemption, to permanent equity, and increase in par value of common stock	264,124	(F)
Issuance of New Proterra Common Stock from PIPE Financing	414,996
Reclassification of derivative liability to additional paid-in capital	87,626	(D)
Reclassification of warrant liability to additional paid-in capital	28,986	(D)
Compensation cost for the Milestone Options	2,779 (5)
Recapitalization of Proterra common stock and convertible preferred stock to New Proterra Common Stock	2
Reclassification of ArcLight’s historical retained earnings to additional paid in capital as part of the reverse recapitalization.	(64)	(J)
Reduction in additional paid-in capital for acquisition-related transaction expenses	(35,287)
	763,162

_______________

(5)      Represents the stock-based compensation for the Milestone Options. The stock-based compensation expense for milestone-based performance awards will be recognized only upon the performance milestone becoming probable of achievement. The Milestone Options will vest in full and become exercisable upon the consummation of the merger.

(I)     Represents pro forma adjustments to accumulated deficit balance to reflect the following:

Reclassification of ArcLight’s historical retained earnings to additional paid in capital as part of the reverse recapitalization.	64	(J)
Compensation cost for the Milestone Options	(2,779)	(H)
	(2,715)

(J)     Reclassification of ArcLight’s historical retained earnings of $0.06 million to additional paid in capital as part of the reverse recapitalization.

(K)    Reflects the maximum redemption of approximately 27.8 million ArcLight public shares outstanding for the $277.5 million held in trust, which is allocated to New Proterra Common Stock and additional paid-in capital using $0.0001 par value per share.

Adjustments to Unaudited Pro Forma Condensed Combined Statements of Operations

The pro forma adjustments included in the unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2020 and for the year ended December 31, 2019 are as follows:

(AA) Elimination of the change in fair value of derivative and warrant liabilities of $19.1 million recorded in other (income) expense, net for the nine months ended September 30, 2020.

The adjustment gives pro forma effect to the merger and PIPE Financing as if they had been consummated on January 1, 2019. Under such assumption, the embedded conversion features associated with the Convertible Notes would not be qualified for derivative accounting since the conversion price would be fixed, and it would not be bifurcated from the debt host. The warrants issued in connection with the Convertible Notes would not be classified as a liability, but instead as equity, as there would be no possibility to convert to Proterra convertible preferred stock. Accordingly, the expenses from the change in fair value of the derivative and warrant liabilities would not be incurred.

The adjustment reflects the income tax effect of pro forma adjustments using the estimated effective tax rate of 0%. In its historical periods, Proterra concluded that it is more likely than not that it will not recognize the benefits of federal and state net deferred tax assets and as a result established a valuation allowance. For pro forma purposes, it is assumed that this conclusion will continue at the close date of the merger and as such, a 0% effective tax rate is reflected.

4. Loss per Share

Net loss per share is calculated using the historical weighted average shares outstanding, and the issuance of additional shares in connection with the merger, assuming the shares were outstanding since January 1, 2019. As the Business Combination and PIPE Financing are being reflected as if they had occurred at the beginning of the periods presented, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the shares issuable relating to the merger have been outstanding for the entire periods presented. If the maximum number of shares are redeemed, this calculation is retroactively adjusted to eliminate such shares for the entire periods.

The unaudited pro forma condensed combined financial information has been prepared assuming two alternative levels of redemption for the nine months ended September 30, 2020 and the year ended December 31, 2019:

	Nine Months Ended September 30, 2020		Year Ended December 31, 2019
(in thousands, except per share data)	No Redemption	Maximum Redemption	No Redemption	Maximum Redemption
Pro forma net loss	$(75,387)	$(75,387)	$(101,552)	$(101,552)
Pro forma weighted average shares outstanding — basic and diluted	196,855	169,105	196,855	169,105
Pro forma net loss per share — basic and diluted	$(0.38)	$(0.45)	$(0.52)	$(0.60)
Pro forma weighted average shares outstanding — basic and diluted:
ArcLight public shareholders	27,750	—	27,750	—
ArcLight Sponsors(1)	6,118	6,118	6,118	6,118
ArcLight directors	140	140	140	140
PIPE Investors	41,500	41,500	41,500	41,500
Proterra Holders(2)	121,347	121,347	121,347	121,347
Pro forma weighted average shares outstanding — basic and diluted	196,855	169,105	196,855	169,105

____________

(1)      Unvested common shares converted from the 10% ArcLight Sponsor Class B ordinary shares (or ArcLight Earnout Stock) are excluded from the calculation of the weighted average common shares until they vested as they are subject to forfeiture.

(2)      Because New Proterra was in a loss position for each of the periods presented, diluted net loss per share is the same as basic net loss per share for each period as the inclusion of all potential common stock shares outstanding would have been anti-dilutive. The potentially dilutive securities that were excluded from the diluted per share calculation because they would have been anti-dilutive were as follows:

(in thousands)	Assuming No Redemption	Assuming Maximum Redemption
Proterra outstanding warrants	4,888	4,888
Proterra outstanding vested stock options(a)	8,036	8,036
Convertible Notes	30,347	32,993
Total	43,271	45,917

__________

(a)      Based on vested options as of January 8, 2021, calculated on a cashless basis, based on a deemed value of $10.00 per share. Excludes vested shares underlying the Equity Awards because they are currently out-of-the-money.

INFORMATION ABOUT ARCLIGHT

We are a blank check company incorporated on July 28, 2020 as a Cayman Islands exempted company and formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. We reviewed a number of opportunities to enter into a business combination with an operating business, and we entered into the Merger Agreement on January 11, 2021. We intend to finance the Business Combination through the issuance of New Proterra Common Stock plus $277,500,000 in cash from the trust and $415,000,000 in proceeds from the PIPE Financing.

Our Sponsor is an affiliate of ArcLight Capital, one of the leading firms focused on energy infrastructure investments in North America. Since inception, ArcLight Capital has been at the forefront of the energy transition, investing $23 billion in 110 platform investments across the energy infrastructure landscape, including approximately 5 gigawatts of renewable generation as well as critical assets within the U.S. electric grid. ArcLight Capital has also extensive exposure to the transportation sector through its investments in multiple fuel supply and logistics companies. ArcLight Capital’s joint venture and transaction counterparties range from some of the largest global corporations to privately-held, entrepreneur-led businesses. ArcLight Capital’s long-standing operational partner, Consolidated Asset Management Services, LLC (“CAMS”), which is minority-owned by an affiliate of ArcLight Capital and which has a 12 year working relationship with ArcLight Capital, is also our partner and brings to bear its experience in providing information technology, environmental health and safety, engineering, due diligence and general operating services to the renewable energy sector, as well as its relationships with an extensive network of equipment, services and software providers.

On September 25, 2020, ArcLight completed its initial public offering of 25,000,000 units, plus an additional 2,750,000 units subsequently issued upon partial exercise of the underwriters’ overallotment option, at a price of $10.00 per unit generating gross proceeds of $277,500,000 before underwriting discounts and expenses. Each unit consisted of one Class A ordinary share and one-half of one public warrant. Each whole public warrant entitles the holder thereof to purchase one Class A ordinary share at an exercise price of $11.50 per share, subject to certain adjustments. Simultaneous with the closing of its initial public offering, ArcLight completed the private placement of 7,550,000 private placement warrants at a price of $1.00 per private placement warrants to Sponsor. The private placement warrants sold in the private placement are substantially identical to the public warrants forming a part of the warrants sold in the initial public offering, except that if held by the Sponsor or its permitted transferees, they (i) may be exercised for cash or on a cashless basis, (ii) are not subject to being called for redemption and (iii) subject to certain limited exceptions, will be subject to transfer restrictions until 30 days following the consummation of the Company’s initial business combination. Prior to the consummation of ArcLight’s initial public offering, neither ArcLight, nor any authorized person on its behalf, initiated any substantive discussions, formal or otherwise, with respect to a business combination involving ArcLight.

Following the closing of our initial public offering, an amount equal to $277,500,000 of the net proceeds from its initial public offering and the sale of the private placement warrants was placed in the trust account. The trust account may be invested only in U.S. government treasury bills with a maturity of 185 days or less or in money market funds investing solely in United States Treasuries and meeting certain conditions under Rule 2a-7 under the Investment Company Act of 1940, as amended, which invest only in direct U.S. government obligations. As of September 30, 2020, funds in the trust account totaled approximately $277,500,000, $249,999,104 of which were held in U.S. treasury securities. These funds will remain in the trust account, except for the withdrawal of interest to pay taxes, if any, until the earliest of (i) the completion of ArcLight’s initial business combination, (ii) the redemption of any public shares properly tendered in connection with a shareholder vote to amend the Existing Governing Documents to modify the substance and timing of our obligation to redeem 100% of the public shares if ArcLight does not complete a business combination by September 25, 2022, or (iii) the redemption of all of the public shares if ArcLight is unable to complete a business combination by September 25, 2022 (unless such date is extended in accordance with the Existing Governing Documents), subject to applicable law.

ArcLight’s units, public shares and public warrants are currently listed on Nasdaq under the symbols “ACTCU,” “ACTC” and “ACTCW,” respectively.

Financial Position

As of September 30, 2020, in the trust account, we had approximately $249.9 million held in marketable securities and $27.5 million held in cash equivalents, respectively, not taking into account payment of $9.7 million of deferred underwriting commissions. With the funds available, we offer a target business a variety of options such as creating a liquidity event for its owners, providing capital for the potential growth and expansion of its operations or strengthening its balance sheet by reducing its debt ratio. Because we are able to complete our initial business combination using ArcLight’s cash, debt or equity securities, or a combination of the foregoing, we have the flexibility to use the most efficient combination that will allow us to tailor the consideration to be paid to the target business to fit its needs and desires.

Effecting Our Business Combination

Fair Market Value of Target Business

The Nasdaq Listing Rules require that our business combination must be with one or more target businesses that together have a fair market value equal to at least 80% of the balance in the trust account (less any deferred underwriting commissions and taxes payable on interest earned) at the time of our signing a definitive agreement in connection with our initial business combination. Our board of directors determined that this test was met in connection with the proposed Business Combination.

Lack of Business Diversification

For an indefinite period of time after the completion of our initial business combination, the prospects for our success may depend entirely on the future performance of a single business. Unlike other entities that have the resources to complete business combinations with multiple entities in one or several industries, it is probable that we will not have the resources to diversify our operations and mitigate the risks of being in a single line of business. By completing our initial business combination with only a single entity, our lack of diversification may:

•        subject us to negative economic, competitive and regulatory developments, any or all of which may have a substantial adverse impact on the particular industry in which we operate after our initial business combination; and

•        cause us to depend on the marketing and sale of a single product or limited number of products or services.

Redemption Rights for Public Shareholders upon Completion of the Business Combination

We are providing our public shareholders with the opportunity to redeem all or a portion of their public shares upon the completion of our initial business combination at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account calculated as of two business days prior to the consummation of the initial business combination, including interest earned on the funds held in the trust account and not previously released to us to pay our income taxes, if any, divided by the number of the then-outstanding public shares, subject to the limitations described herein. The amount in the trust account was approximately $10.00 per public share as of September 30, 2020. The per share amount we will distribute to shareholders who properly redeem their shares will not be reduced by the deferred underwriting commissions that we will pay to the underwriters of our initial public offering. The redemption rights include the requirement that a beneficial holder must identify itself in writing as a beneficial holder and provide its legal name, phone number and address to the Transfer Agent in order to validly redeem its shares. There will be no redemption rights upon the completion of our initial business combination with respect to our warrants. Further, we will not proceed with redeeming our public shares, even if a public shareholder has properly elected to redeem its shares, if the Business Combination does not close. Our sponsor and each member of our management team have entered into an agreement with us, pursuant to which they have agreed to waive their redemption rights with respect to any founder shares and public shares held by them in connection with (i) the completion of the Business Combination and (ii) a shareholder vote to approve an amendment to our amended and restated memorandum and articles of association (A) that would modify the substance or timing of our obligation to provide holders of our Class A ordinary shares the right to have their shares redeemed in connection with our initial business combination or to redeem 100% of our public shares if we do not complete our initial business combination within 24 months from the closing of this offering or (B) with respect to any other provision relating to the rights of holders of our Class A ordinary shares. The redemptions referred to herein shall take effect as repurchases under the Existing Governing Documents.

Limitations on Redemption Rights

Notwithstanding the foregoing, the Existing Governing Documents provide that in no event will we redeem our public shares in an amount that would cause our net tangible assets to be less than $5,000,001 (so that we do not then become subject to the SEC’s “penny stock” rules).

Redemption of Public Shares and Liquidation if No Business Combination

We have until September 25, 2022 (unless such date is extended in accordance with the Existing Governing Documents) to complete a business combination. If we are unable to consummate an initial business combination by September 25, 2022, we will: (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest earned on the funds held in the trust account and not previously released to us to pay our income taxes, if any (less up to $100,000 of interest to pay dissolution expenses), divided by the number of the then-outstanding public shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any); and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining shareholders and our board of directors, liquidate and dissolve, subject in the case of clauses (ii) and (iii) to our obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to our warrants, which will expire worthless if we fail to consummate an initial business combination by September 25, 2022. The Existing Governing Documents provide that, if we wind up for any other reason prior to the consummation of our initial business combination, we will follow the foregoing procedures with respect to the liquidation of the trust account as promptly as reasonably possible but not more than ten business days thereafter, subject to applicable Cayman Islands law.

Our Sponsor and each member of our management team have entered into an agreement with us, pursuant to which they have agreed to waive their rights to liquidating distributions from the trust account with respect to any founder shares or private placement shares they hold if we fail to consummate an initial business combination by September 25, 2022 (although they will be entitled to liquidating distributions from the trust account with respect to any public shares they hold if we fail to complete our initial business combination by September 25, 2022).

Our Sponsor, executive officers and directors have agreed, pursuant to a written agreement with us, that they will not propose any amendment to the Existing Governing Documents (A) that would modify the substance or timing of our obligation to provide holders of our Class A ordinary shares the right to have their shares redeemed in connection with our initial business combination or to redeem 100% of our public shares if we do not complete our initial business combination by September 25, 2022 or (B) with respect to any other provision relating to the rights of holders of our Class A ordinary shares, unless we provide our public shareholders with the opportunity to redeem their public shares upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest earned on the funds held in the trust account and not previously released to us to pay our income taxes, if any, divided by the number of the then-outstanding public shares. However, we may not redeem our public shares in an amount that would cause our net tangible assets to be less than $5,000,001 (so that we do not then become subject to the SEC’s “penny stock” rules). If this optional redemption right is exercised with respect to an excessive number of public shares such that we cannot satisfy the net tangible asset requirement, we would not proceed with the amendment or the related redemption of our public shares at such time. This redemption right shall apply in the event of the approval of any such amendment, whether proposed by our Sponsor, any executive officer, director or director nominee, or any other person.

We expect that all costs and expenses associated with implementing our plan of dissolution, as well as payments to any creditors, will be funded from amounts remaining out of the proceeds of our initial public offering held outside the trust account plus up to $100,000 of funds from the trust account available to us to pay dissolution expenses, although we cannot assure you that there will be sufficient funds for such purpose.

If we were to expend all of the net proceeds of our initial public offering and the sale of the private placement warrants other than the proceeds deposited in the trust account, and without taking into account interest, if any, earned on the trust account, the per-share redemption amount received by shareholders upon our dissolution would be $10.00. The proceeds deposited in the trust account could, however, become subject to the claims of our creditors which would have higher priority than the claims of our public shareholders. We cannot assure you that the actual per-share redemption amount received by shareholders will not be less than $10.00. While we intend to pay such amounts, if any, we cannot assure you that we will have funds sufficient to pay or provide for all creditors’ claims.

Although we will seek to have all vendors, service providers (excluding our independent registered public accounting firm), prospective target businesses and other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to any monies held in the trust account for the benefit of our public shareholders, there is no guarantee that they will execute such agreements or even if they execute such agreements that they would be prevented from bringing claims against the trust account including but not limited to fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain an advantage with respect to a claim against our assets, including the funds held in the trust account. If any third party refuses to execute an agreement waiving such claims to the monies held in the trust account, our management will perform an analysis of the alternatives available to it and will only enter into an agreement with a third party that has not executed a waiver if management believes that such third party’s engagement would be significantly more beneficial to us than any alternative. Examples of possible instances where we may engage a third party that refuses to execute a waiver include the engagement of a third party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver. The underwriters of our initial public offering will not execute agreements with us waiving such claims to the monies held in the trust account. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with us and will not seek recourse against the trust account for any reason. In order to protect the amounts held in the trust account, our Sponsor has agreed that it will be liable to us if and to the extent any claims by a third party for services rendered or products sold to us (other than our independent registered accounting firm), or a prospective target business with which we have discussed entering into a transaction agreement, reduce the amounts in the trust account to below the lesser of (i) $10.00 per public share and (ii) the actual amount per public share held in the trust account as of the date of the liquidation of the trust account if less than $10.00 per public share due to reductions in the value of the trust assets, in each case net of the interest that may be withdrawn to pay our tax obligations, provided that such liability will not apply to any claims by a third party or prospective target business that executed a waiver of any and all rights to seek access to the trust account nor will it apply to any claims under our indemnity of the underwriters of our initial public offering against certain liabilities, including liabilities under the Securities Act. In the event that an executed waiver is deemed to be unenforceable against a third party, our Sponsor will not be responsible to the extent of any liability for such third party claims. However, we have not asked our Sponsor to reserve for such indemnification obligations, nor have we independently verified whether our Sponsor has sufficient funds to satisfy its indemnity obligations and we believe that our Sponsor’s only assets are securities of our company. Therefore, we cannot assure you that our Sponsor would be able to satisfy those obligations. None of our officers or directors will indemnify us for claims by third parties including, without limitation, claims by vendors and prospective target businesses.

In the event that the proceeds in the trust account are reduced below the lesser of (i) $10.00 per public share and (ii) the actual amount per public share held in the trust account as of the date of the liquidation of the trust account if less than $10.00 per public share due to reductions in the value of the trust assets, in each case net of the amount of interest which may be withdrawn to pay our tax obligations, and our Sponsor asserts that it is unable to satisfy its indemnification obligations or that it has no indemnification obligations related to a particular claim, our independent directors would determine whether to take legal action against our Sponsor to enforce its indemnification obligations. While we currently expect that our independent directors would take legal action on our behalf against our Sponsor to enforce its indemnification obligations to us, it is possible that our independent directors in exercising their business judgment may choose not to do so in any particular instance. Accordingly, we cannot assure you that due to claims of creditors the actual value of the per-share redemption price will not be less than $10.00 per public share.

We will seek to reduce the possibility that our Sponsor will have to indemnify the trust account due to claims of creditors by endeavoring to have all vendors, service providers, prospective target businesses or other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to monies held in the trust account. Our Sponsor will also not be liable as to any claims under our indemnity of the underwriters of our initial public offering against certain liabilities, including liabilities under the Securities Act. At September 30, 2020, we had access to up to $277.5 million from the proceeds of the initial public offering and the sale of the private placement warrants with which to pay any such potential claims (including costs and expenses incurred in connection with our liquidation, currently estimated to be no more than approximately $100,000). In the event that we liquidate and it is subsequently determined that the reserve for claims and liabilities is insufficient, shareholders who received funds from our trust account could be liable for claims made by creditors; however, such liability will not be greater than the amount of funds from our trust account received by any such shareholder.

If we file a bankruptcy or insolvency or an involuntary bankruptcy or insolvency is filed against us that is not dismissed, the proceeds held in the trust account could be subject to applicable bankruptcy law, and may be included in our bankruptcy estate and subject to the claims of third parties with priority over the claims of our shareholders. To the extent any bankruptcy claims deplete the trust account, we cannot assure you we will be able to return $10.00 per public share to our public shareholders. Additionally, if we file a bankruptcy or insolvency or an involuntary bankruptcy or insolvency is filed against us that is not dismissed, any distributions received by shareholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.”

As a result, a bankruptcy court could seek to recover some or all amounts received by our shareholders. Furthermore, our board of directors may be viewed as having breached its fiduciary duty to our creditors and/or may have acted in bad faith, and thereby exposing itself and our company to claims of punitive damages, by paying public shareholders from the trust account prior to addressing the claims of creditors. We cannot assure you that claims will not be brought against us for these reasons.

See “Risk Factors — Risks Related to the Business Combination and ArcLight — If, after we distribute the proceeds in the trust account to our public shareholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, a bankruptcy court may seek to recover such proceeds, and we and our board of directors may be exposed to claims of punitive damages.”

Employees

We currently have four executive officers. These individuals are not obligated to devote any specific number of hours to our matters but they intend to devote as much of their time as they deem necessary to our affairs until we have completed our initial business combination. The amount of time they will devote in any time period will vary based on whether a target business has been selected for our initial business combination and the stage of the business combination process we are in. We do not intend to have any full-time employees prior to the completion of our initial business combination.

Directors and Executive Officers

Our executive officers and directors are as follows:

Name	Age	Position
Daniel R. Revers	58	Chairman
John F. Erhard	46	President, Chief Executive Officer and Director
Marco F. Gatti	37	Chief Financial Officer
Kerrick S. Knauth	57	Chief Operating Officer
Christine M. Miller	50	General Counsel
Arno Harris	51	Director
Dr. Ja-Chin Audrey Lee	42	Director
Brian Goncher	64	Director
Steven Berkenfeld	61	Director

Daniel R. Revers serves as our Chairman. Mr. Revers is the founder of ArcLight Capital and has 30 years of energy finance and private equity experience. Mr. Revers is responsible for overall investment, asset management, strategic planning, and operations of ArcLight Capital and its funds. Prior to forming ArcLight Capital in 2001, Mr. Revers was a Managing Director in the Corporate Finance Group at John Hancock Financial Services, a private insurance and financial services firm, where he was responsible for the origination, execution, and management of a $6 billion portfolio consisting of debt, equity, and mezzanine investments in the energy industry. Prior to joining John Hancock in 1995, Mr. Revers held various financial positions at Wheelabrator Technologies, where he specialized in the development, acquisition, and financing of domestic and international power and energy projects. Mr. Revers earned a Bachelor of Arts in Economics from Lafayette College and a Master of Business Administration from the Amos Tuck School of Business Administration at Dartmouth College. We believe that Mr. Revers’ broad operational and transactional experience make him well qualified to serve as the Chairman of our board of directors.

John F. Erhard serves as our President, Chief Executive Officer and Director, and he will serve on the board of directors of New Proterra. Mr. Erhard is also a Partner and Head of ESG at ArcLight Capital, an energy infrastructure investment firm, where he has worked in various leadership positions since September 2001. During his time at the firm, ArcLight Capital has invested approximately $4 billion into renewable energy and electric grid companies. Mr. Erhard currently serves on the boards of directors of various private companies in the energy sector. Mr. Erhard earned a B.A. degree in Economics from Princeton University and a J.D. degree from Harvard Law School. We believe Mr. Erhard is qualified to serve on the New Proterra Board because of his broad operational and transactional experience in finance.

Marco F. Gatti serves as our Chief Financial Officer. Mr. Gatti joined ArcLight Capital in 2018 and has 11 years of energy and private equity experience. Prior to joining ArcLight Capital, Mr. Gatti spent five years as a Vice President in the Energy group at Warburg Pincus, where he focused on the sourcing, execution and portfolio management of equity investments in the energy and heavy industry sectors. Prior to joining Warburg Pincus in 2013, Mr. Gatti worked at Bain Capital, McKinsey & Company and Praxair between 2007 and 2012. Mr. Gatti earned a Master of Business Administration from the Wharton School of the University of Pennsylvania, a Master of Science in Mechanical Engineering from the University of Minnesota and a Bachelor of Science in Mechanical Engineering from Politecnico di Milano.

Kerrick S. Knauth serves as our Chief Operating Officer. Mr. Knauth joined CAMS in 2013 and has 25 years of energy project development and asset management experience. Prior to CAMS, Mr. Knauth was a Director at Vestas, a Danish wind turbine manufacturer, where he held both contract negotiation and asset management roles. Mr. Knauth has a bachelor’s degree in engineering from Tulane University and an MA in Economics and International Relations from the Johns Hopkins School of Advanced International Studies, with a concentration in energy and the environment.

Christine M. Miller serves as our General Counsel. Ms. Miller joined ArcLight Capital in 2004 and has 23 years of legal experience in the areas of investment transactions and fund operations, with 21 years specific to energy finance and private equity. Prior to joining ArcLight Capital, she was Counsel in John Hancock’s Investment Law Division, where she represented investment managers and advised institutional investors in purchasing private debt and equity securities. Ms. Miller earned a Bachelor of Arts in Political Science from the University of Massachusetts at Amherst and a Juris Doctor from Boston University School of Law.

Arno Harris currently serves on our board of directors. Mr. Harris has spent the last 25 years starting and growing successful businesses in high technology, clean energy and electric mobility. He now advises startups and growth companies, helping them to raise capital and achieve scale. In addition to his advisory work, Mr. Harris serves as an independent director for Pacific Gas & Electric Company (NYSE: PCG), California’s largest investor-owned utility, and Azure Power Global Limited (NYSE: AZRE), India’s leading solar developer with almost 2GW of operating assets and over 5GW in development. Between 2006 and 2015, Mr. Harris was the founder, CEO and chair of Recurrent Energy, one of North America’s largest solar project developers. Prior to Recurrent Energy, Mr. Harris was the founder and CEO of Prevalent Power, one of California’s fastest growing commercial solar project developers. Mr. Harris earned a Bachelor of Arts from the University of California Berkeley. We believe that Mr. Harris’ experience in clean energy and electric mobility, as well his experience on the boards of both public and private companies, make him well qualified to serve on our board of directors.

Dr. Ja-Chin Audrey Lee currently serves on our board of directors. Dr. Lee has 15 years of experience in clean energy. Previously, Dr. Lee served as Vice President of Energy Services at Sunrun Inc (NASDAQ: RUN) from 2017 to 2020. Prior to Sunrun, she served as Vice President of Analytics and Design at Advanced Microgrid Solutions from 2014 to 2017. Before her role at Advanced Microgrid Solutions, Dr. Lee was appointed by the Governor as Advisor to the President of the California Public Utilities Commission from 2011 to 2014, where she led the approval of first-in-the-nation rules on customer energy data. Dr. Lee serves on the board of Gridworks, a non-profit that convenes, educates and empowers stakeholders to decarbonize electricity grids. She also serves on the board of Pinnacle Engines, commercializing advanced engines for reduced petroleum usage and greenhouse gas emissions. Dr. Lee also serves on the board of directors of Redaptive, Inc., an Efficiency-as-a-Service tool for commercial and industrial customers. She volunteered as Co-Chair and Co-Founder of Clean Energy for Biden. Dr. Lee earned her Ph.D. and M.S. in Electrical Engineering from Princeton University and her B.S. in Applied Physics from the California Institute of Technology. We believe that Dr. Lee’s experience in the clean energy industry make her well qualified to serve on our board of directors.

Brian Goncher currently serves on our board of directors. Mr. Goncher is Strategy Advisor to Powerhouse and active member of Clean Energy for Biden with more than 42 years of experience in finance, management and consulting. Mr. Goncher was a Managing Director at Deloitte until 2019, where he created and led their Energy Tech Practice. Before Deloitte, Mr. Goncher was a venture capitalist at Frontier Ventures between 1997 and 2000, and Crystal Ventures between 2000 and 2003 where he invested in technology companies. In addition, between 1990 and 1996, Mr. Goncher created and led the Emerging Company Services Group at Coopers & Lybrand (now part of PwC). He provided financial and strategic consulting services to tech startups. Earlier in his career, Mr. Goncher was the founder/CFO of several technology-enabled startups and a Corporate Banking Officer at Bank of America. Mr. Goncher earned a BS in Economics and MBA in Finance from the University of Chicago. We believe that Mr. Goncher’s experience advising energy technology companies make him well qualified to serve on our board of directors.

Steven Berkenfeld currently serves on our board of directors. After 33 years, Mr. Berkenfeld retired from a career in investment banking in 2019 to focus entirely on impact and sustainability. Steven is founder and principal of Ecotopia Consulting LLC and is primarily engaged in advising earlier stage, mission driven companies. Previously he was a Managing Director in Investment Banking at Barclays where he served as senior sponsor of the Environmental and Social Impact Banking Initiative and was co-head of the firm’s Cleantech Initiative. Before joining Barclays in 2008, Steven spent over 21 years at Lehman Brothers in numerous roles including Chief Investment Officer of the firm’s Private Equity Division. Steven is former chair of the board of the Sierra Club Foundation, and is a sponsor of several projects, and board member of several other organizations, focused on social impact and sustainability. He holds a J.D. from Columbia Law School and a Bachelor’s Degree from Cornell University. We believe that Mr. Berkenfeld’s experience in investment banking and the sustainability industry make him well qualified to serve on our board of directors.

Number and Terms of Office of Officers and Directors

Our board of directors is divided into three classes, with only one class of directors being appointed in each year, and with each class (except for those directors appointed prior to our first annual general meeting) serving a three-year term. In accordance with Nasdaq corporate governance requirements, we are not required to hold an annual meeting until one year after our first fiscal year end following our listing on Nasdaq. The term of office of the first class of directors, consisting of Steven Berkenfeld and John F. Erhard, will expire at our first annual general meeting. The term of office of the second class of directors, consisting of Brian Goncher and Daniel R. Revers, will expire at our second annual general meeting. The term of office of the third class of directors, consisting of Ja-Chin Audrey Lee and Arno Harris, will expire at our third annual general meeting.

Prior to the completion of an initial business combination, any vacancy on the board of directors may be filled by a nominee chosen by holders of a majority of our Class B ordinary shares. In addition, prior to the completion of an initial business combination, holders of a majority of our Class B ordinary shares may remove a member of the board of directors for any reason.

Our officers are appointed by the board of directors and serve at the discretion of the board of directors, rather than for specific terms of office. Our board of directors is authorized to appoint persons to the offices set forth in the Existing Governing Documents as it deems appropriate. The Existing Governing Documents provide that our officers may consist of one or more chairman of the board, chief executive officer, president, chief financial officer, vice presidents, secretary, treasurer and such other offices as may be determined by the board of directors.

Committees of the Board of Directors

Our board of directors has three standing committees: an audit committee, a nominating committee and a compensation committee. Each committee operates under a charter that has been approved by our board and has the composition and responsibilities described below. The charter of each committee is available on our website.

Audit Committee

We established an audit committee of the board of directors. Brian Goncher, Steven Berkenfeld and Arno Harris serve as members of our audit committee. Our board of directors has determined that each of Brian Goncher, Steven Berkenfeld and Arno Harris are independent. Brian Goncher serves as the Chairman of the audit committee. Each member of the audit committee meets the financial literacy requirements of Nasdaq and our board of directors has determined that Brian Goncher, Steven Berkenfeld and Arno Harris qualify as an “audit committee financial expert” as defined in applicable SEC rules.

The audit committee is responsible for:

•        meeting with our independent registered public accounting firm regarding, among other issues, audits, and adequacy of our accounting and control systems;

•        monitoring the independence of the independent registered public accounting firm;

•        verifying the rotation of the lead (or coordinating) audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit as required by law;

•        inquiring and discussing with management our compliance with applicable laws and regulations;

•        pre-approving all audit services and permitted non-audit services to be performed by our independent registered public accounting firm, including the fees and terms of the services to be performed;

•        appointing or replacing the independent registered public accounting firm;

•        determining the compensation and oversight of the work of the independent registered public accounting firm (including resolution of disagreements between management and the independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work;

•        establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or reports which raise material issues regarding our financial statements or accounting policies;

•        monitoring compliance on a quarterly basis with the terms of our initial public offering and, if any noncompliance is identified, immediately taking all action necessary to rectify such noncompliance or otherwise causing compliance with the terms of our initial public offering; and

•        reviewing and approving all payments made to our existing shareholders, executive officers or directors and their respective affiliates. Any payments made to members of our audit committee will be reviewed and approved by our board of directors, with the interested director or directors abstaining from such review and approval.

Nominating Committee

We established a nominating committee of our board of directors. The members of our nominating committee are Steven Berkenfeld, Ja-Chin Audrey Lee and Arno Harris, and Steven Berkenfeld serves as chairman of the nominating committee. Our board of directors has determined that each of Steven Berkenfeld, Ja-Chin Audrey Lee and Arno Harris are independent.

The nominating committee is responsible for overseeing the selection of persons to be nominated to serve on our board of directors. The nominating committee considers persons identified by its members, management, shareholders, investment bankers and others.

Guidelines for Selecting Director Nominees

The guidelines for selecting nominees, which are specified in a charter adopted by us, generally provide that persons to be nominated:

•        should have demonstrated notable or significant achievements in business, education or public service;

•        should possess the requisite intelligence, education and experience to make a significant contribution to the board of directors and bring a range of skills, diverse perspectives and backgrounds to its deliberations; and

•        should have the highest ethical standards, a strong sense of professionalism and intense dedication to serving the interests of the shareholders.

The nominating committee considers a number of qualifications relating to management and leadership experience, background and integrity and professionalism in evaluating a person’s candidacy for membership on the board of directors. The nominating committee may require certain skills or attributes, such as financial or accounting experience, to meet specific board needs that arise from time to time and will also consider the overall experience and makeup of its members to obtain a broad and diverse mix of board members. The nominating committee does not distinguish among nominees recommended by shareholders and other persons.

Compensation Committee

We established a compensation committee of our board of directors. The members of our compensation committee are Ja-Chin Audrey Lee, Arno Harris and Brian Goncher, and Ja-Chin Audrey Lee serves as chairman of the compensation committee.

Our board of directors has determined that each of Ja-Chin Audrey Lee, Arno Harris and Brian Goncher, and Ja-Chin Audrey Lee are independent. We adopted a compensation committee charter, which details the principal functions of the compensation committee, including:

•        reviewing and approving on an annual basis the corporate goals and objectives relevant to our President’s, Chief Financial Officer’s and Chief Operating Officer’s, evaluating our President’s, Chief Financial Officer’s and Chief Operating Officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of our President, Chief Financial Officer and Chief Operating Officer based on such evaluation;

•        reviewing and approving the compensation of all of our other Section 16 executive officers;

•        reviewing our executive compensation policies and plans;

•        implementing and administering our incentive compensation equity-based remuneration plans;

•        assisting management in complying with our proxy statement and annual report disclosure requirements;

•        approving all special perquisites, special cash payments and other special compensation and benefit arrangements for our executive officers and employees;

•        producing a report on executive compensation to be included in our annual proxy statement; and

•        reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

The charter also provides that the compensation committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel or other adviser and will be directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the compensation committee will consider the independence of each such adviser, including the factors required by Nasdaq and the SEC.

Compensation Committee Interlocks and Insider Participation

None of our executive officers currently serves, and in the past year has not served, as a member of the compensation committee of any entity that has one or more executive officers serving on our board of directors.

Code of Ethics

We adopted a Code of Ethics applicable to our directors, officers and employees. A copy of the Code of Ethics will be provided without charge upon request from us. We intend to disclose any amendments to or waivers of certain provisions of our Code of Ethics in a Current Report on Form 8-K.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our officers, directors and persons who beneficially own more than ten percent of our ordinary shares to file reports of ownership and changes in ownership with the SEC. These reporting persons are also required to furnish us with copies of all Section 16(a) forms they file.

Conflicts of Interest

Under Cayman Islands law, all of our directors owe three types of duties to us: (i) statutory duties, (ii) fiduciary duties, and (iii) common law duties. A Cayman Islands director’s fiduciary duties are not codified, however the courts of the Cayman Islands have held that a director owes the following fiduciary duties: (a) a duty to act in what the director bona fide considers to be in the best interests of the company, (b) a duty to exercise their powers for the purposes they were conferred, (c) a duty to avoid fettering his or her discretion in the future and (d) a duty to avoid conflicts of interest and of duty. The common law duties owed by a director are those to act with skill, care and diligence that may reasonably be expected of a person carrying out the same functions as are carried out by that director in relation to the company and, also, to act with the skill, care and diligence in keeping with a standard of care commensurate with any particular skill they have which enables them to meet a higher standard than a director without those skills. In fulfilling their duty of care to us, our directors must ensure compliance with the Existing Organizational Documents. We have the right to seek damages if a duty owed by any of our directors is breached. As set out above, directors have a duty not to put themselves in a position of conflict and this includes a duty not to engage in self-dealing, or to otherwise benefit as a result of their position. However, in some instances what would otherwise be a breach of this duty can be forgiven and/or authorized in advance by the shareholders provided that there is full disclosure by the directors. This can be done by way of permission granted in the Existing Governing Documents or alternatively by shareholder approval at general meetings.

Prior to the consummation of the Business Combination, certain of our officers and directors presently have, and any of them in the future are expected to have, additional fiduciary and contractual duties to other entities. Accordingly, if any of our officers or directors becomes aware of a business combination opportunity which is suitable for an entity to which he or she has then-current fiduciary or contractual obligations, then, subject to their fiduciary duties under Cayman Islands law, he or she will honor his or her fiduciary or contractual obligations to present such business combination opportunity to such entity before we can pursue such opportunity.

Potential investors should also be aware of the following other potential conflicts of interest:

•        Our executive officers and directors are not required to, and will not, commit their full time to our affairs, which may result in a conflict of interest in allocating their time between our operations and our search for a business combination and their other businesses. We do not intend to have any full-time employees prior to the completion of our initial business combination. Each of our executive officers is engaged in several other business endeavors for which he may be entitled to substantial compensation, and our executive officers are not obligated to contribute any specific number of hours per week to our affairs.

•        Our Sponsor and each member of our management team have entered into an agreement with us, pursuant to which they have agreed to waive their redemption rights with respect to any Class B ordinary shares and public shares held by them in connection with (i) the completion of ArcLight’s initial business combination and (ii) a shareholder vote to approve an amendment to our amended and restated memorandum and articles of association (A) that would modify the substance or timing of our obligation to provide holders of our Class A ordinary shares the right to have their shares redeemed in connection with our initial business combination or to redeem 100% of our public shares if we do not complete our initial business combination September 25, 2022 or (B) with respect to any other provision relating to the rights of holders of our Class A ordinary shares.

•        Our officers and directors may have a conflict of interest with respect to evaluating a particular business combination if the retention or resignation of any such officers and directors was included by a target business as a condition to any agreement with respect to our initial business combination.

We cannot assure you that any of the above mentioned conflicts will be resolved in our favor.

Accordingly, as a result of multiple business affiliations, ArcLight’s officers and directors may have similar legal obligations relating to presenting business opportunities meeting the above-listed criteria to multiple entities. If any of the above executive officers or directors become aware of a business combination opportunity which is suitable for any of the above entities to which he or she has then-current fiduciary or contractual obligations, he or she will honor his or her fiduciary or contractual obligations to present such business combination opportunity to such entity, and only present it to ArcLight if such entity rejects the opportunity, subject to their fiduciary duties under Cayman Islands law. ArcLight does not believe, however, that any of the foregoing fiduciary duties or contractual obligations will materially affect ArcLight’s ability to complete a business combination.

Limitation on Liability and Indemnification of Officers and Directors

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against willful default, willful neglect, civil fraud or the consequences of committing a crime. The Existing Governing Documents provide for indemnification of our officers and directors to the maximum extent permitted by law, including for any liability incurred in their capacities as such, except through their own actual fraud, willful default or willful neglect. We will enter into agreements with our directors and officers to provide contractual indemnification in addition to the indemnification provided for in our amended and restated memorandum and articles of association. We expect to purchase a policy of directors’ and officers’ liability insurance that insures our officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against our obligations to indemnify our officers and directors.

Our officers and directors have agreed to waive any right, title, interest or claim of any kind in or to any monies in the trust account, and have agreed to waive any right, title, interest or claim of any kind they may have in the future as a result of, or arising out of, any services provided to us and will not seek recourse against the trust account for any reason whatsoever (except to the extent they are entitled to funds from the trust account due to their ownership of public shares). Accordingly, any indemnification provided will only be able to be satisfied by us if (i) we have sufficient funds outside of the trust account or (ii) we consummate an initial business combination.

Our indemnification obligations may discourage shareholders from bringing a lawsuit against our officers or directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against our officers and directors, even though such an action, if successful, might otherwise benefit us and our shareholders. Furthermore, a shareholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against our officers and directors pursuant to these indemnification provisions.

We believe that these provisions, the insurance and the indemnity agreements are necessary to attract and retain talented and experienced officers and directors.

Executive Compensation and Director Compensation and Other Interests

On August 3, 2020, the Sponsor paid an aggregate of $25,000 for certain expenses on behalf of the Company in exchange for issuance of 8,625,000 Class B ordinary shares, of which 6,937,500 remain outstanding. On September 3, 2020, the Sponsor transferred 35,000 Founder Shares to each of Arno Harris, Ja-Chin Audrey Lee, Brian Goncher and Steven Berkenfeld, the Company’s independent director nominees. In addition, our Sponsor, executive officers and directors, or any of their respective affiliates are reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. Our audit committee reviews on a quarterly basis all payments that were made by us to our Sponsor, executive officers or directors, or our or their affiliates. Any such payments prior to an initial business combination will be made using funds held outside the trust account. Other than quarterly audit committee review of such reimbursements, we do not have any additional controls in place governing our reimbursement payments to our directors and executive officers for their out-of-pocket expenses incurred in connection with our activities on our behalf in connection with identifying and consummating an initial business combination. Other than these payments and reimbursements, no compensation of any kind, including finder’s and consulting fees, will be paid by the company to Sponsor, executive officers and directors, or any of their respective affiliates, prior to completion of our initial business combination.

After the completion of the Business Combination, directors or members of our management team who remain with us may be paid consulting or management fees from New Proterra. All of these fees will be fully disclosed to shareholders, to the extent then known, in the proxy solicitation materials or tender offer materials furnished to our shareholders in connection with a proposed business combination. We have not established any limit on the amount of such fees that may be paid by New Proterra to our directors or members of management. It is unlikely the amount of such compensation will be known at the time of the proposed business combination, because the directors of the post-combination business will be responsible for determining executive officer and director compensation. Any compensation to be paid to our executive officers will be determined, or recommended to the board of directors for determination, either by a compensation committee constituted solely by independent directors or by a majority of the independent directors on our board of directors.

We do not intend to take any action to ensure that members of our management team maintain their positions with us after the consummation of our initial business combination, although it is possible that some or all of our executive officers and directors may negotiate employment or consulting arrangements to remain with us after our initial business combination. The existence or terms of any such employment or consulting arrangements to retain their positions with us may influence our management’s motivation in identifying or selecting a target business but we do not believe that the ability of our management to remain with us after the consummation of our initial business combination will be a determining factor in our decision to proceed with any potential business combination. We are not party to any agreements with our executive officers and directors that provide for benefits upon termination of employment.

Director Independence

Nasdaq listing standards require that a majority of our board of directors be independent. An “independent director” is defined generally as a person other than an officer or employee of ArcLight or its subsidiaries or any other individual having a relationship with ArcLight which in the opinion of the ArcLight Board, could interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. We have “independent directors” as defined in Nasdaq’s listing standards and applicable SEC rules. Our board of directors has determined that Arno Harris, Brian Goncher, Ja-Chin Audrey Lee and Steven Berkenfeld are “independent directors” as defined in the Nasdaq listing standards and applicable SEC rules. Our independent directors have regularly scheduled meetings at which only independent directors are present.

Legal Proceedings

There is no material litigation, arbitration or governmental proceeding currently pending or, to our knowledge, threatened against us or any members of our management team in their capacity as such.

Properties

We currently maintain our executive offices at 200 Clarendon Street, 55th Floor, Boston, MA 02116. The cost for our use of this space is included in the $10,000 per month fee we will pay to an affiliate of sponsor for office space, administrative and support services, commencing on the date that our securities are first listed on NASDAQ. Upon consummation of the Business Combination, the principal executive offices of New Proterra will be located at 1815 Rollins Road, Burlingame, California 94010.

Competition

If we succeed in effecting the Business Combination with Proterra, there will be, in all likelihood, significant competition from Proterra’s competitors. We cannot assure you that, subsequent to the Business Combination, we will have the resources or ability to compete effectively.

Periodic Reporting and Audited Financial Statements

ArcLight has registered its securities under the Exchange Act and has reporting obligations, including the requirement to file annual and quarterly reports with the SEC. In accordance with the requirements of the Exchange Act, ArcLight’s annual reports contain financial statements audited and reported on by ArcLight’s independent registered public accounting firm.

Section 404 of the Sarbanes-Oxley Act requires that we evaluate and report on our system of internal controls beginning with our Annual Report on Form 10-K for the year ending December 31, 2021. Only in the event we are deemed to be a large accelerated filer or an accelerated filer and no longer qualify as an emerging growth company, will we not be required to comply with the independent registered public accounting firm attestation requirement on our internal control over financial reporting. The fact that we are a blank check company makes compliance with the requirements of the Sarbanes-Oxley Act particularly burdensome on us as compared to other public companies because a target business with which we seek to complete our initial business combination may not be in compliance with the provisions of the Sarbanes-Oxley Act regarding adequacy of its internal controls. The development of the internal controls of any such entity to achieve compliance with the Sarbanes-Oxley Act may increase the time and costs necessary to complete any such acquisition.

We are a Cayman Islands exempted company. Exempted companies are Cayman Islands companies conducting business mainly outside the Cayman Islands and, as such, are exempted from complying with certain provisions of the Companies Law. As an exempted company, we have applied for and received a tax exemption undertaking from the Cayman Islands government that, in accordance with Section 6 of the Tax Concessions Law (2018 Revision) of the Cayman Islands, for a period of 20 years from the date of the undertaking, no law which is enacted in the Cayman Islands imposing any tax to be levied on profits, income, gains or appreciations will apply to us or our operations and, in addition, that no tax to be levied on profits, income, gains or appreciations or which is in the nature of estate duty or inheritance tax will be payable (i) on or in respect of our shares, debentures or other obligations or (ii) by way of the withholding in whole or in part of a payment of dividend or other distribution of income or capital by us to our shareholders or a payment of principal or interest or other sums due under a debenture or other obligation of us.

We are an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the JOBS Act. As such, we are eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. If some investors find our securities less attractive as a result, there may be a less active trading market for our securities and the prices of our securities may be more volatile.

In addition, Section 107 of the JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We intend to take advantage of the benefits of this extended transition period.

We will remain an emerging growth company until the earlier of (i) the last day of the fiscal year (a) following the fifth anniversary of the completion of our initial public offering, (b) in which we have total annual gross revenue of at least $1.07 billion, or (c) in which we are deemed to be a large accelerated filer, which means the market value of our Class A ordinary shares that are held by non-affiliates exceeds $700 million as of the prior June 30th, and (ii) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period.

Additionally, we are a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. We will remain a smaller reporting company until the last day of the fiscal year in which (i) the market value of our ordinary shares held by non-affiliates exceeds $250 million as of the prior June 30, or (ii) our annual revenues exceeded $100 million during such completed fiscal year and the market value of our ordinary shares held by non-affiliates exceeds $700 million as of the prior June 30.

ARCLIGHT’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Unless the context otherwise requires, all references in this section to the “Company,” “ArcLight,” “we,” “us” or “our” refer to ArcLight prior to the consummation of the Business Combination. The following discussion and analysis of ArcLight’s financial condition and results of operations should be read in conjunction with ArcLight’s consolidated financial statements and notes to those statements included in this proxy statement/prospectus. Certain information contained in the discussion and analysis set forth below includes forward-looking statements that involve risks and uncertainties. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of many factors. Please see “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” in this proxy statement/prospectus.

Overview

ArcLight is a blank check company incorporated on July 28, 2020 as a Cayman Islands exempted company for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities.

ArcLight’s registration statement for its Initial Public Offering was declared effective on September 22, 2020. On September 25, 2020, ArcLight consummated its Initial Public Offering of 25,000,000 units (the “Units” and, with respect to the Class A ordinary shares included in the Units being offered, the “Public Shares”), at $10.00 per Unit, generating gross proceeds of $250.0 million, and incurring offering costs of approximately $14.4 million, inclusive of approximately $8.8 million in deferred underwriting commissions. On September 29, 2020, ArcLight issued an additional 2,750,000 units (the “Over-Allotment Units”) pursuant to the partial exercise by the underwriters of their over-allotment option in connection with the Initial Public Offering (the “Over-Allotment”). The Over-Allotment Units were priced at $10.00 per Unit, generating total gross proceeds of $27.5 million and incurring additional offering costs of approximately $1.5 million, inclusive of approximately $1.0 million in deferred underwriting commissions.

Simultaneously with the closing of the Initial Public Offering on September 25, 2020, ArcLight consummated the private placement (“Private Placement”) of 7,000,000 private placement warrants (each, a “Private Placement Warrant” and collectively, the “Private Placement Warrants”), at a price of $1.00 per Private Placement Warrant with the Sponsor, generating gross proceeds of $7.0 million. Concurrently with the consummation of the Over-Allotment on September 29, 2020, the Sponsor also purchased an additional 550,000 Private Placement Warrants, generating gross proceeds of approximately $0.6 million.

Upon the closing of the Initial Public Offering and the Private Placement on September 25, 2020, $250.0 million ($10.00 per Unit) of the net proceeds of the sale of the Units in the Initial Public Offering and the Private Placement were placed in a trust account (“Trust Account”) with Continental Stock Transfer & Trust Company acting as trustee and invested in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations, as determined by us, until the earlier of: (i) the completion of a business combination and (ii) the distribution of the Trust Account as described below. In connection with the consummation of the Over-Allotment on September 29, 2020, an additional amount of $27.5 million ($10.00 per Unit), for a total of approximately $277.5 million, was placed in the Trust Account.

If ArcLight is unable to complete a business combination within 24 months from the closing of the Initial Public Offering, or September 25, 2022, ArcLight will (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to us to pay its income taxes, if any (less up to $100,000 of interest to pay dissolution expenses) divided by the number of the then-outstanding Public Shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any); and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining shareholders and the board of directors, liquidate and dissolve, subject in the case of clauses (ii) and (iii), to ArcLight’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law.

As of September 30, 2020, ArcLight had approximately $2.0 million in cash held outside of the trust account and approximately $249.9 million held in marketable securities and $27.5 million held in cash equivalents, respectively, in the Trust Account not taking into account payment of $9.7 million of deferred underwriting commissions.

Proposed Business Combination

On January 11, 2021, ArcLight entered into the Merger Agreement. In connection with the Business Combination, ArcLight also entered into the Subscription Agreements, the Sponsor Support Agreement, the Sponsor Letter Agreement and the Proterra Stockholder Support Agreements, as further described in “Business Combination Proposal — Related Agreements.”

At the closing of the Business Combination, the Sponsor, and certain of ArcLight and Proterra Holders will enter into the Amended and Restated Registration Rights Agreement.

Results of Operations

ArcLight’s entire activity since inception through September 30, 2020 related to ArcLight’s formation, the preparation for the Initial Public Offering, and since the closing of the Initial Public Offering, the search for a prospective initial business combination. We have neither engaged in any operations nor generated any revenues to date. We will not generate any operating revenues until after completion of our initial business combination. We will generate non-operating income in the form of interest income on cash and cash equivalents. We expect to incur increased expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as for due diligence expenses.

For the period from July 28, 2020 (inception) through September 30, 2020, ArcLight had net loss of approximately $64,000, which consisted of approximately $64,000 in general and administrative costs.

Liquidity and Capital Resources

As of September 30, 2020, ArcLight had approximately $2.0 million in ArcLight’s operating bank account, and working capital of approximately $1.3 million.

Our liquidity needs up to September 25, 2020 had been satisfied through a payment of $25,000 from the Sponsor to cover certain expenses on our behalf in exchange for the issuance of the Founder Shares (as defined below), a loan under a note agreement from the Sponsor of approximately $154,000 (the “Note”), and the net proceeds from the consummation of the Private Placement not held in the Trust Account. The Note was still outstanding as of September 30, 2020, although has been subsequently repaid in full. In addition, in order to finance transaction costs in connection with a business combination, ArcLight’s officers, directors and Initial Shareholders may, but are not obligated to, provide us working capital loans. To date, there are no amounts outstanding under any working capital loans.

Based on the foregoing, management believes that ArcLight will have sufficient working capital and borrowing capacity from the Sponsor or an affiliate of the Sponsor or ArcLight’s officers and directors to meet ArcLight’s needs through the consummation of a business combination. Over this time period, ArcLight has been be using these funds for paying existing accounts payable, identifying and evaluating prospective initial business combination candidates, performing due diligence on prospective target businesses, paying for travel expenditures, selecting the target business to merge with or acquire, and structuring, negotiating and consummating the business combination.

We continue to evaluate the impact of the COVID-19 pandemic and have concluded that the specific impact is not readily determinable as of the date of the balance sheet. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Contractual Obligations

We do not have any long-term debt obligations, capital lease obligations, operating lease obligations, purchase obligations or long-term liabilities, other than an administrative services agreement to pay the Sponsor $10,000 per month for office space, secretarial and administrative services provided to us.

Critical Accounting Policies

This management’s discussion and analysis of ArcLight’s financial condition and results of operations is based on ArcLight’s financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of ArcLight’s financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses and the disclosure of contingent assets and liabilities in ArcLight’s financial statements. On an ongoing basis, ArcLight evaluates its estimates and judgments, including those related to fair value of financial instruments and accrued expenses. We base ArcLight’s estimates on historical experience, known trends and events and various other factors that ArcLight believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions. We have identified the following as its critical accounting policies:

Class A ordinary shares subject to possible redemption

ArcLight accounts for ArcLight’s Class A ordinary shares subject to possible redemption in accordance with the guidance in ASC Topic 480 “Distinguishing Liabilities from Equity.” Class A ordinary shares subject to mandatory redemption (if any) are classified as liability instruments and are measured at fair value. Conditionally redeemable Class A ordinary shares (including Class A ordinary shares that features redemption right that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, Class A ordinary shares are classified as stockholders’ equity. Our Class A ordinary shares feature certain redemption rights that are considered to be outside of ArcLight’s control and subject to the occurrence of uncertain future events. Accordingly, at September 30, 2020, 26,412,674 Class A ordinary shares subject to possible redemption are presented at redemption value as temporary equity, outside of the stockholders’ equity section of the Company’s balance sheet.

Net Loss Per Ordinary Share

We comply with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share.” Net loss per share is computed by dividing net loss by the weighted average number of shares outstanding during the period excluding shares subject to forfeiture. An aggregate, of 26,412,674 Class A ordinary shares subject to possible redemption at September 30, 2020 has been excluded from the calculation of basic loss per share of, since such shares, if redeemed, only participate in their pro rata share of the trust earnings. We have not considered the effect of the warrants sold in the Initial Public Offering (including the consummation of the over-allotment option) and Private Placement to purchase an aggregate of 21,425,000 shares in the calculation of diluted loss per share, since the exercise of the warrants are contingent upon the occurrence of future events. As a result, diluted net loss per ordinary share is the same as basic net loss per ordinary share for the period presented.

Recent Accounting Pronouncements

Our management does not believe that any recently issued, but not yet effective, accounting standards if currently adopted would have a material effect on the accompanying financial statements.

Off-Balance Sheet Arrangements

As of September 30, 2020, ArcLight did not have any off-balance sheet arrangements as defined in Item 303(a)(4)(ii) of Regulation S-K.

JOBS Act

The Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) contains provisions that, among other things, relax certain reporting requirements for qualifying public companies. We qualify as an “emerging growth company” and under the JOBS Act are allowed to comply with new or revised accounting pronouncements based on the effective date for private (not publicly traded) companies. We are electing to delay the adoption of new or revised accounting standards, and as a result, ArcLight may not comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies. As a result, the financial statements may not be comparable to companies that comply with new or revised accounting pronouncements as of public company effective dates.

Additionally, ArcLight is in the process of evaluating the benefits of relying on the other reduced reporting requirements provided by the JOBS Act. Subject to certain conditions set forth in the JOBS Act, if, as an “emerging growth company,” ArcLight chooses to rely on such exemptions ArcLight may not be required to, among other things, (i) provide an auditor’s attestation report on ArcLight’s system of internal controls over financial reporting pursuant to Section 404, (ii) provide all of the compensation disclosure that may be required of non-emerging growth public companies under the Dodd-Frank Wall Street Reform and Consumer Protection Act, (iii) comply with any requirement that may be adopted by the PCAOB regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (auditor discussion and analysis) and (iv) disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of the CEO’s compensation to median employee compensation. These exemptions will apply for a period of five years following the completion of ArcLight’s initial public offering or until ArcLight is no longer an “emerging growth company,” whichever is earlier.

Quantitative and Qualitative Disclosures about Market Risk

As of September 30, 2020, ArcLight was not subject to any market or interest rate risk. Following the consummation of ArcLight’s initial public offering, the net proceeds of ArcLight’s initial public offering, including amounts in the Trust Account, have been invested in certain U.S. government obligations with a maturity of 185 days or less or in certain money market funds that invest solely in U.S. treasuries. Due to the short-term nature of these investments, ArcLight believes there will be no associated material exposure to interest rate risk.

INFORMATION ABOUT PROTERRA

Business Summary

Unless otherwise indicated or the context otherwise requires, references in this Business Summary to “Proterra,” “we,” “us,” “our” and other similar terms refer to Proterra prior to the Business Combination and to New Proterra after giving effect to the Business Combination.

Who we are

Proterra’s mission is to advance electric vehicle technology to deliver the world’s best performing commercial vehicles.

Early in the 20th century, new methods of harnessing thermal energy, advancements in diesel engine technology, and a significant increase in manufacturing helped spark a revolution in transportation which unleashed billions of internal combustion engine trucks, buses, and cars into use around the world. Early in the 21st century, new methods of harnessing chemical energy, advancements in battery technology, and related advancements in manufacturing processes have begun to lay the groundwork for another revolution in transportation in which batteries can power vehicles with zero emissions.

Proterra is at the forefront of this revolution, with an integrated business model focused on providing end-to-end solutions that enable commercial vehicle electrification. Our commercial electric vehicle technology platform spans key elements of the electric vehicle ecosystem and provides solutions to some of the greatest difficulties facing fleet electrification.

While our business has historically been centered on the development and sale of electric transit buses, we are currently organized around three business lines, each of which addresses a critical component of the commercial vehicle electrification value proposition in a complementary and self-reinforcing manner:

•        Proterra Powered designs, develops, manufactures, sells, and integrates proprietary battery systems and electrification solutions into vehicles for global commercial vehicle OEM customers serving the Class 3 to Class 8 vehicle segments, including delivery trucks, school buses, coach buses, construction and mining equipment, and other applications.

•        Proterra Transit designs, develops, manufactures, and sells electric transit buses as an OEM for North American public transit agencies, airports, universities, and other commercial transit fleets. Proterra Transit offers an ideal venue to showcase and validate our electric vehicle technology platform through rigorous daily use by a large group of sophisticated customers focused on meeting the wide-ranging needs of the diverse communities they serve.

•        Proterra Energy provides turnkey fleet-scale, high-power charging solutions and software services, ranging from fleet and energy management software-as-a-service, to fleet planning, hardware, infrastructure, installation, utility engagement, and charging optimization. These solutions are designed to optimize energy use and costs, and to provide vehicle-to-grid functionality.

The first application of Proterra Powered commercial vehicle electrification technology was through Proterra Transit’s heavy-duty electric transit bus, which we designed from the ground up for the North American market. Our industry experience, the performance of our transit buses, and compelling total cost of ownership has helped make us the leader in the U.S. electric transit bus market with over 50% market share of deliveries between 2012 and 2019 according to the National Transit Database. With over 550 vehicles on the road, our electric transit buses have delivered over 16 million cumulative service miles to over 130 unique customers across 43 states, territories and provinces spanning a wide spectrum of climates, conditions, altitudes, and terrains.

This experience has not only provided us a valuable opportunity to validate our products’ performance, fuel efficiency and maintenance costs to a demanding customer base but has also helped broaden our appeal as a supplier to OEMs in other commercial vehicle segments and geographies. Proterra Powered has partnered with Thomas Built Buses (a subsidiary of Daimler Trucks North America LLC), Freightliner Custom Chassis Corporation (a subsidiary of Daimler Trucks North America LLC), Van Hool NV, Optimal Electric Vehicles LLC, BusTech Pty Ltd.

and Komatsu Ltd. in the school bus, step-van, motor coach and double-decker transit bus, shuttle bus, international transit bus, and construction and mining markets, respectively. Through September 30, 2020, Proterra Powered has delivered battery systems and electrification solutions for 97 vehicles to our OEM partner customers.

In addition, Proterra Energy has established itself as a leading commercial vehicle charging solution provider by helping fleet operators fulfill the high-power charging needs of commercial electric vehicles and optimize their energy usage, while meeting our customers’ space constraints and continuous service requirements. As of September 30, 2020, we had installed approximately 44 MW of charging infrastructure across more than 425 charge points throughout North America.

Through these three business lines, we have generated cumulative revenue of more than $447.3 million for the years ended December 31, 2018, 2019 and the nine-month period ended September 30, 2020. In 2018, 2019 and for the nine months ended September 30, 2020, our total revenue was $123.2 million, $181.3 million and $142.8 million, respectively. Manufacturing efficiencies and scale benefits have helped us improve from a gross loss of $11.2 million to $1.6 million for the years ended December 31, 2018 and 2019, respectively, representing an improvement in gross margin from (9)% to (1)%; and from a gross profit of $1.6 million to $6.4 million for the nine months ended September 30, 2019 and 2020, respectively, representing an increase in gross margin from 1% to 5%. We have also invested significant resources in research and development, operations, and sales and marketing to grow our business and as a result, generated net losses of $91.6 million, $101.6 million and $94.4 million for the years ended December 31, 2018 and 2019 and the nine months ended September 30, 2020, respectively. Proterra Powered delivered battery systems and electrification solutions for 74 vehicle sets during the nine months ended September 30, 2020, 20 vehicle sets in 2019 and 3 vehicle sets in 2018. Proterra Transit delivered 122 vehicles during the nine months ended September 30, 2020, 177 vehicles in 2019, and 135 vehicles in 2018. We have significant manufacturing capacity already in place and at scale with approximately 350,000 square feet of manufacturing space across three facilities in two states. Battery manufacturing capacity at our City of Industry, California facility, once fully staffed, is 675 megawatt-hours (“MWh”), sufficient to supply batteries for both our total bus manufacturing capacity of 680 electric transit buses across our two bus assembly facilities in Greenville, South Carolina and City of Industry, as well as more than 350 MWh of Proterra Powered batteries for OEM customers in other commercial vehicle segments, equivalent to 1,500 school buses and/or delivery vehicles per year.

Our solution

Driven by stricter government regulations, government incentives, changing consumer behavior, and increased focus by corporations on their emissions standards and targets, a heightened focus on the environment and emissions has helped spur greater interest in vehicle electrification. However, to date, the electrification of commercial vehicles has trailed that of passenger vehicles in large part because of its greater technical challenges. These challenges include a vehicle weight that can be as much as 20 times higher than passenger vehicles and longer life requirements of 12-15 years (two times those of passenger vehicles), requiring a battery life of 2,500 to 5,000 cycles or more, 60% to 200% higher than the typical 1,500 cycles required for passenger vehicles. Commercial vehicle fleets also typically demand high uptime with little tolerance for breakdown and delays, leading to higher durability and reliability requirements. Finally, safety is an important factor for larger, more energy dense batteries, especially in applications such as transit buses which can carry more than 70 passengers or school buses that can transport more than 30 children.

Despite these challenges, interest in commercial vehicle electrification is strong. According to a 2018 UPS/Greenbiz research study of more than 3,800 fleet and procurement managers, 47% already had fleet electrification goals for 2020 or beyond and said that the top barriers to adoption were price, lack of charging infrastructure, and lack of product availability. Successful commercial vehicle electrification will require continued improvements in performance and energy density, further reductions in costs, and significant infrastructure build-out. We believe the leaders in this transition will be those that excel on these three factors. Our technology platform offers a broad portfolio of products and services across the electrification ecosystem designed to overcome the most significant obstacles to commercial vehicle electrification. Our commercial electric vehicle technology has undergone not only significant testing but also multiple iterations of development. The key foundational aspects of our technology platform have been validated with proven performance in over 550 vehicles on the road that have accumulated over 16 million service miles. The primary features of our electric vehicle technology platform, designed to meet the unique requirements of commercial fleet electrification and differentiate it from the competition, include:

•        Integrated technology solutions spanning the electrification ecosystem.    Our proprietary commercial electric vehicle platform is centered on our Proterra Powered battery and electric drivetrain technology, is complemented by our Proterra Energy fleet-scale, high-power charging infrastructure solutions, and enhanced by our Apex fleet and energy management software-as-a-service platform, which is designed to enable customers to manage their vehicles and charging operations in real-time, reducing the total cost of ownership. Proterra Transit offers real-world validation, testing, and a positive feedback loop for our technology platform. These three business units support each other in a self-reinforcing manner and enhance the value and differentiation we can provide our customers.

•        Modular battery platform.    We offer a modular battery platform available in different battery pack shapes and sizes, all of which can be produced on the same manufacturing line, to satisfy the specific needs of our customers and the design constraints of their vehicles. Commercial vehicles are not homogenous and span a wide range of weight classes (from Class 3 over 10,000 pounds to Class 8 over 33,000 pounds), chassis sizes, and frame rail lengths. We believe offering compatibility with as many different vehicle segments as possible without requiring equipment retooling or manufacturing customization is key to achieving higher market penetration. Enabled by the simplicity of design and integrated architecture of our battery modules, our battery packs are available in two widths and heights to accommodate different frame rails, various lengths ranging from 3-feet to 9-feet, and four different voltages which can be strung together in up to 16 parallel strings, with voltages as high as 1,200V, The modularity and manufacturability of our batteries enable us to seamlessly provide solutions for a wide variety of commercial vehicle sizes and segments, ranging from as low as 35 kWh systems for commercial vans and shuttles up to 1 MWh or more for long haul trucks.

•        Highly efficient design enabling exceptional energy density and range.    Our battery systems are structurally designed to optimize energy density, safety, and cost. We achieve this through a highly efficient design in which the cooling mechanisms, module structure, and pack structure are all the same element, reducing space, weight and cost. The high energy density of our battery systems increases vehicle efficiency, extends range and allows higher occupant or cargo capacity. Our focus on efficiency extends to our drivetrains, which we have designed to optimize torque and efficiency through the use of multi-speed transmissions to meet the demands of the most rigorous and diverse routes for commercial vehicles. As a result, relative to diesel’s low fuel efficiency of less than 5 miles per gallon, our electric vehicles can exceed 20 miles per gallon equivalent, generating significant cost savings. By implementing these efficient designs, maintenance costs can also be materially reduced given fewer moving parts, no need for oil changes, and less frequent brake replacements.

•        Designed and certified for safety.    Safety is a top priority in our battery design. In addition to offering higher energy density than typical electric passenger vehicle batteries, our commercial-grade batteries offer a high degree of safety and durability due in large part to two core design attributes: cooling and structural rigidity. Through the use of both active cooling and passive propagation resistance in module and pack construction, we have designed our batteries to not only achieve a lifespan of 12 years or more while operating under daily charge/discharge cycles, but also to maintain safe and reliable operation. Our battery systems incorporate hundreds of sensors that continuously monitor the active and passive safety systems with multiple layers of redundancy. In addition, we designed our battery packs to be structurally robust, providing protection against strenuous duty cycles and high impact incidents. Our battery systems have been certified by Underwriter Laboratories to be compliant to ISO 26262, which represents today’s state-of-the-art for functional safety for road vehicles. This certification provides us a competitive advantage, especially in markets where this certification is a prerequisite to sell electric vehicles and with vehicle OEMs that have their own standards for component safety.

Our competitive strengths

Our competitive strengths include:

•        Depth of electrification offerings spanning battery supply to vehicle integration services.    We are not simply a battery supplier — we provide a proprietary package of solutions that can be tailored to the specific needs of our OEM customers. Complementing our core battery offering, we sell proprietary electric drivetrain systems that are designed to optimize efficiency and torque, as well as high voltage systems, vehicle control units, charge controllers, telemetry gateways, and our embedded software to manage the entire system, and also provide complete vehicle integration services. Our firsthand experience in integrating our own batteries and electric drivetrain systems through our flagship application of Proterra Transit enhances our ability to help OEM customers throughout the vehicle development and integration process and differentiates us from our competitors.

•        Extensive track record provides positive feedback loop and product validation.    There are many new entrants to the zero-emission commercial powertrain market, but most either only recently launched a product, are still in pilot phase, or are in pre-production and still developing their first commercial-ready product. We achieved high-volume production years ago, and believe our longer tenure with battery systems, electrification and charging solutions, fleet and energy management software and electric transit bus development provides us a competitive advantage. With more than 550 of our Proterra Electric Transit Buses on the road, which have accumulated more than 16 million real-world service miles for more than 130 customers in cities across North America spanning Dallas, TX to Edmonton, Canada and Reno, Nevada to Moline, IL, supplemented by an additional 90 school buses on the road using Proterra Powered battery systems and electrification and charging solutions, our technology has been proven to perform across a wide range of temperatures — spanning from below 0°F to more than 110°F — climates, altitudes, hill grades, and road conditions. This experience and data from real-world service has helped us continue to develop our technology and refine our products. As we continue to increase the number of Proterra Transit buses and other vehicles using Proterra Powered battery systems and electrification solutions on the road every year, this positive feedback loop effect helps us continue to iterate and advance our technology. This experience serves as a key validation of our technology for OEMs in other commercial vehicle segments and geographies that value uptime, reliability, and visibility into operating costs.

•        Long track record in manufacturing with significant capacity already in operation.    Proterra has been manufacturing electric transit buses for over 10 years and vertically integrated battery packs for more than seven years. We have significant manufacturing capacity already in place and at scale. Across approximately 350,000 square feet of manufacturing space in operation across three facilities in two states, we have capacity in place to produce more than 1 GWh of battery modules and packs, and 680 electric transit buses per year. Through December 31, 2020, we have cumulatively produced more than 300 MWh of batteries and more than 550 electric transit buses. We are currently manufacturing our fourth-generation battery system and our fifth-generation electric transit bus, and performance and cost have continued to improve through each iteration. Our manufacturing team has significant experience scaling production and is well positioned to drive operating leverage against the growing demand for our products.

•        Scalable, capital-efficient manufacturing.    We developed our battery modules using a design for manufacturability approach that enables high-volume automated production using a modular manufacturing line that can be rapidly built with low capital expenditures. A key feature of this manufacturing line is our proprietary automated laser welding process which connects thousands of cells in various parallel and series configurations. Our flexible, automated battery manufacturing line has been designed not only to produce multiple module variants but to be scalable in both a capital- and space-efficient manner. Our newest 675 MWh battery manufacturing facility in City of Industry was constructed in less than 12 months for under $20 million, and we believe this serves as a template for future battery facilities that can be centrally located for easier distribution or co-located at our customers’ facilities.

•        Deep and experienced engineering team focused on vehicle electrification.    Unlike companies that continue to depend on internal combustion engine technologies and their associated parts and service revenue streams to drive future growth, we focus exclusively on commercial electric vehicle technology. We have assembled a world-class team of engineers, electric vehicle industry veterans, and manufacturing experts. We believe that our combination of technological innovation, intellectual property, and talent differentiates us from our competitors and increases barriers to entry.

Customers

Proterra Powered.    As of December 31, 2020, we have delivered electric vehicle battery systems and electrification solutions to five customers and have produced prototypes for a sixth customer. These customers include Thomas Built Buses (a subsidiary of Daimler Trucks North America LLC), Freightliner Custom Chassis Corporation (a subsidiary of Daimler Trucks North America LLC), Van Hool NV, Optimal Electric Vehicles LLC, BusTech Pty Ltd. and Komatsu Ltd. These customers serve the school bus, step-van, motor coach and double-decker transit bus, shuttle bus, international transit bus, and construction and mining markets, respectively.

Proterra Transit.    As of December 31, 2020, Proterra Transit had 133 customers, including municipal transit agencies, corporations, airports, universities, and national parks. We have customers represented in 40 states and territories, Washington D.C., and two Canadian provinces. Representative customers in the United States include Foothill Transit, which connects the people of greater Los Angeles County, and the University of Georgia, which serves the university’s students and visitors. In Canada, representative customers include municipal transit agencies in Edmonton, Banff and Toronto. The map below shows the location of each of our U.S. and Canadian customers.

Proterra Energy.    As of September 30, 2020, we had installed approximately 44 MW of charging infrastructure across more than 425 charge points throughout North America. Our largest charging customers include Edmonton Transit Service, L.A. Department of Transportation, Chicago Transit Authority, the University of Georgia Transit, and Reno’s Regional Transportation Commission of Washoe County. Our contract with Edmonton Transit Service is representative of the breadth of our solutions as it included 33 charge points totaling 4.3 MW to service 40 ZX5-Max Proterra Transit buses, an innovative depot design to accommodate space constraints, as well a charge scheduling and control system operated by our APEX software platform that enables fleets to meet scheduling requirements while saving on utility demand charges.

Our growth strategy

We are pursuing the following growth strategies:

•        Utilize and further develop our electric commercial vehicle technology platform to broaden and deepen electric penetration of commercial vehicles.    We believe that our battery systems, electrification and charging solutions and fleet and energy management software has widespread applicability across commercial vehicle markets, positioning us to capitalize on the growing demand for electrification in a wide range of applications, including school buses, shuttle buses, delivery and other vocational trucks, construction and mining vehicles, and ultimately heavy-duty long-haul trucks. Commercial vehicle electrification poses distinct challenges including high mileage, weight, and lifecycle requirements that our electric commercial vehicle platform has been designed to overcome through optimized performance, cost, safety, and battery life. We continue to make significant investments in research and development to extend our leadership in electric commercial vehicle technology. Based on our deep understanding of customers’ electrification requirements, we intend to enhance existing products and develop new solutions to appeal to more customers and more segments of the commercial electric vehicle market, including ultimately the long-haul truck market.

•        Maintain Proterra Transit’s No. 1 market share and scale production.    Driven by a competitive total cost of ownership and expanding zero emission mandates, the electrification of the North American transit bus market is expected to outpace most vehicle segments, with a 2017 Frost & Sullivan report forecasting 50% electric penetration of new bus sales by 2025. Enhanced by Proterra Powered’s high performance battery systems and electrification and charging solutions, and our purpose-built electric transit bus vehicle designed to optimize power, weight, and efficiency, Proterra Transit has delivered more than 50% of all the electric transit buses delivered in North America between 2012 and 2019. Our sales efforts are focused on the 400 largest public transit agencies, which operate more than 85% of the more than 70,000 transit buses on the road in North America, according to the FTA’s National Transit Database, as well as on airports, universities, hospitals, and corporate shuttles. As of December 31, 2020, there are, in total, more than 25,000 buses in operation at fleets that are mandated to convert to 100% zero-emission by 2040, including fleets in the state of California and the cities of New York City, Chicago, and Seattle, among others. The fleet size of our primary public transit agency customer targets ranges between approximately 100 to more than 4,000 buses, and their electrification plans typically involve a phased-in approach. Our strategy is to maintain number one market share of the North American electric transit bus market as electric penetration continues to rise by both acquiring new customers and expanding our share of wallet with existing customers as transit agencies’ average order rates increase to meet their zero emission targets. We believe we have a competitive advantage in winning new bus sales due to our extensive track record with, more than 550 vehicles on the road across more than 130 customers which have accumulated more than 16 million real-world service miles. We see considerable growth opportunity in repeat orders of increasing scale for our core electric transit buses. After initial purchase, our customers often expand their electric vehicle programs and place additional orders for electric buses and charging systems. Repeat orders lower our customer acquisition costs and increase visibility into our sales pipeline. Many of our existing customers have announced long-term goals to implement fleets completely comprised of electric vehicles.

•        Leverage validation and track record of Proterra Transit to expand Proterra Powered’s reach into additional commercial vehicle segments.    We believe that, while the North American transit bus market offers Proterra Transit one of our fastest growing near-term opportunities, longer-term our larger overall opportunity is in the adoption of Proterra Powered battery systems and electrification and charging solutions by OEMs of other commercial vehicle segments, including Class 3-7 medium-duty and Class 8 heavy-duty vehicles. Our strategy is to leverage the transit bus market to showcase the performance of our technology and demonstrate a strong track record of range and reliability in order to expand into such other commercial vehicle segments. We believe our success in the transit market using our battery systems and electrification and charging solutions to power heavy-duty vehicles with faster acceleration than a diesel-powered bus up steep hills, all while maintaining a rigorous regular schedule of operation with little tolerance for error, helps demonstrate the broad applicability of our technology to other commercial vehicle segments with similar requirements, and has been instrumental in our relationship with Daimler. Rather than build our own vehicle manufacturing capacity, sales and service networks in each of these specialized segments, our strategy is to partner with existing vehicle OEMs in each segment who already outsource their engines and transmissions to outside suppliers and are willing to replace them with new electric drivetrain suppliers. Sales of our products and services to existing vehicle OEMs would enable us to penetrate new commercial vehicle segments without having to invest significantly in our own vehicle manufacturing and assembly operations or develop our own sales infrastructure and relationships for each individual segment.

•        Capitalize on Proterra Energy’s fleet-scale charging solutions to increase electric penetration, acquire new customers and expand wallet share of existing ones.    Charging infrastructure is a principal consideration and obstacle in electric vehicle adoption. Our unique integrated solutions, which encompass everything from the design and implementation of charging solutions and the provision of charging equipment to fleet charging management software capable of handling vehicle-to-grid applications, enable us to help customers surmount this challenge and differentiate us meaningfully from our competition. For many electric vehicle and powertrain manufacturers, charging is not a core offering or business objective, particularly for incumbents who have relied on the decades-old diesel fueling infrastructure and take infrastructure for granted. As a result, many of the industry’s standard charging solution providers take overly simplistic approaches, such as implementing one charger per vehicle, which can be both inefficient and costly. In contrast, our charging infrastructure solutions are a core component of our value proposition, as our experience with over 130 transit bus customers has provided us with powerful insights into how to optimize charging locations and management. Through our proprietary software algorithms, our expertise in battery management solutions and technology, and our experience with fleet charging, Proterra Energy’s charging solutions are capable of reducing the number of chargers required per vehicle by 50% or more and deliver electricity more cost effectively. We offer both depot-based and on-route charging options, depending upon customer needs. Our small fleet solutions include 75 kW, 150 kW, 250 kW, and 500 kW charging hardware. Our large fleet solution of 1.5 MW charging hardware connects directly to medium voltage transmissions lines, with no need for a substation or new switchgear and transformers and can connect up to 40 vehicles for serial overnight charging. Our differentiated charging solutions enhance the attractiveness and distinctiveness of our entire portfolio of offerings and offer a significant supplemental revenue source. We intend to leverage our fleet-scale charging solutions to enhance sales with existing and future customers, gather insight into customer needs to enhance the quality and competitiveness of our solutions as a whole, and grow market share. As of September 30, 2020, we had installed approximately 44 MW of charging infrastructure across more than 425 charge points throughout North America. Charging infrastructure solutions represented 14% of our total revenue for the year ended December 31, 2019.

•        Enhance our software-as-a-service offering to further differentiate our product portfolio and broaden our recurring revenue model.    Fleet electrification entails energy and utility management, as well as significant planning and scheduling. If done effectively, it also offers opportunities to improve the efficiency of operations and further lower energy costs, as well as potentially generate supplemental revenue to us and our customers. Proterra Energy’s proprietary APEX software platform provides core monitoring functionality, enabling basic fleet management, remote diagnostics, and carbon credit management services, as well as enhanced control functionality including smart charging, fleet planning, and vehicle-to-grid services.

•        Expand battery manufacturing capacity in part through co-locating at Proterra Powered’s OEM customer sites.    A key differentiator of our commercial electric vehicle technology platform is the scalability, modularity and capital efficiency of our battery module and pack manufacturing lines. Our 675 MWh battery facility in City of Industry was constructed in less than 12 months for less than $20 million. We believe that this facility can be used as a template for the construction of future facilities and the expansion of our battery manufacturing capacity, including onsite at Proterra Powered’s OEM customer manufacturing facilities.

•        Partner with a global leader in a domestic cell manufacturing plant to secure cell supply and further lower costs.    Our growth strategy requires us to scale manufacturing, lower production costs and reduce supply chain friction. In addition, if electric penetration of both commercial and passenger vehicles accelerates and outpaces forecasts, we will compete for critical components for battery production to grow. In order to both secure supply of our most important components, battery cells, as well as further lower our cell input and freight costs, we will seek to co-invest in dedicated domestic cell manufacturing capacity with one of our cell suppliers. Though we have no agreement in place, exploratory discussions have begun. We believe this investment initiative, if successfully executed, would assist in de-risking our production ramp and further differentiate us from the competition.

•        Invest in our next-generation battery program designed to expand our addressable market to higher weight and longer-range commercial vehicle segments.    We intend to invest heavily in research & development focused on our next-generation battery program. Our technological leadership and our culture of innovation is central to our success and competitive differentiation. We are in continual pursuit of cutting-edge performance and cost leadership. Since 2017, we have reduced our battery cost per kWh by over 80% while maintaining high energy density and cycle life. Our fifth-generation platform, planned for 2022, targets further improvements with no sacrifice in cycle life. Along with a potential partner investment in domestic cell capacity and a significant increase in our battery module and pack capacity to approximately 5 GWh, our next-generation program will make further improvements designed to increase energy density and reduce cost per kWh that we believe will broaden the appeal of battery electric vehicles to higher weight and longer range commercial vehicle segments.

•        Harness our battery technology’s long life and durability for use in second-life applications beyond vehicles.    Our latest-generation battery modules have been designed to outlast the typical life of a commercial vehicle. Nevertheless, after incurring deep daily charge/discharge cycles for many years, the peak capacity of all batteries typically degrades slowly over time. By the end of the life of the vehicle, this peak capacity may no longer offer sufficient range for continued use in vehicle applications, but would still be useful in other energy storage applications such as stationary storage. We have designed our batteries to be both modular and stackable in order to accommodate their use in second-life applications, and intend to enhance the value and usability of the batteries by expanding our offerings to include stationary storage.

Our products

We design, manufacture, and sell proprietary battery systems, electrification and charging solutions and fleet and energy management systems purpose-built for commercial vehicles. Proterra Powered supplies these batteries and drivetrains to global commercial vehicle OEMs. Our battery systems, electrification and charging solutions and fleet and energy management systems are also used in Proterra Transit’s electric buses that we design, sell, and manufacture. Proterra Energy provides charging infrastructure solutions that simplify the adoption of electric commercial vehicles and improve fleet operations, as well as software services relating to fleet management, remote diagnostics, smart charging and vehicle-to-grid energy management.

Battery system

Our highly modular battery systems meet the needs of a variety of commercial vehicle segments and sizes. We sell our battery packs in two different widths and heights depending upon the frame rail length constraints of the vehicle. In addition, each module is available in two different lengths, and four different voltages (17V, 25V, 35V and 50V). Modules can be strung in series up to 1,200V within a pack. Packs can be combined up to 16 strings in parallel.

We design, validate, test, and manufacture high-voltage battery packs that are used in our electric transit buses, as well as other commercial vehicle applications through our strategic relationships. We have designed our batteries based on the core principles of modularity, durability, safety, and scalability.

Our batteries have been designed around standardized form factor cylindrical cells that are produced by numerous global cell manufacturers. Our battery design is flexible to chemistry and manufacturer, allowing us to utilize the best cells commercially available in terms of energy density, cost, cycle life performance, charge rate acceptance, and safety. We have partnered with LG Chem Ltd. to develop cells that are optimized for our applications. Our core battery module is a 7.5 kWh base building block. For our transit bus application, we use 15 modules in a 112.5 kWh pack and offer between 2 and 6 packs per vehicle. Each module contains a proprietary battery monitoring board, and each pack contains a proprietary battery management system, which together monitor the performance of the battery pack and communicate with the vehicle.

Because our electric transit buses carry passengers and are designed to operate for a minimum of 12 years and 500,000 miles, we engineered the battery pack with safety and durability as core principles. The battery enclosure is a rugged structure, built using aluminum extrusions and castings, with an aluminum base plate to protect the cells. The module and enclosure architecture are designed to be safe in extreme mechanical abuse scenarios. We internally test our battery cells, modules, and packs to ensure they meet our durability, cycle life performance, and safety and warranty requirements.

Inherent to the mechanical and electrical architecture of our battery modules and battery packs is the flexibility to rapidly reconfigure components for use in various commercial vehicle applications. Battery modules and packs can be connected electrically in a series of strings to increase system voltage up to 1,200V. Additionally, multiple strings can be connected in parallel to enable megawatt-hour-scale battery systems. While our battery system is optimized for commercial vehicle applications, we have also created an architecture with second-life use in mind. For instance, our battery packs are designed to be stackable in order to be deployed with minimal modification in stationary energy storage applications.

We operate a battery research and development laboratory at our Burlingame headquarters, co-located with battery engineering and manufacturing operations. Capabilities of this lab include mechanical and environmental durability testing, highly accelerated life testing, electrical safety testing, cell lifecycle and safety testing, mechanical abuse testing, and prototype assembly for new applications. Prototype and production variants of our battery products are tested and certified to industry standards, including SAE J2929, as well as proprietary internal test requirements.

Our battery system

Electric drivetrains

The key driver of vehicle performance, and biggest consumer of battery energy, is the drivetrain, which includes the traction motor, inverter, controller, and transmission. We have partnered with leading engineering and manufacturing companies to design and develop both a single- and a dual-motor drivetrain: the 295 horsepower ProDrive and the 510 horsepower DuoPower drivetrains. Both systems utilize three-phase, permanent-magnet, liquid-cooled motors. In contrast to internal combustion engines, electric motors provide high and immediate torque that remains steady whether the motor is starting from a standing stop or already operating at high speed, helping provide our buses with superior performance to a comparably sized commercial diesel vehicle. Our drivetrains also have significant advantages over traditional powertrains in weight and serviceability. Our motor weighs 90 kilograms, compared to over 800 kilograms for a typical diesel engine, and may be removed in four hours, compared to 12 hours for a standard diesel engine.

The traction motor inverter is a liquid-cooled power electronics unit that converts high-voltage direct-current into the three-phase power required for the desired torque and speed of the traction motor. This unit operates bi-directionally, acting as the control to turn the motor into a regenerative brake, recovering energy back into the battery packs. The drivetrain controller translates the accelerator and brake pedal commands into torque and speed commands for the inverter. The drivetrain also has a number of safety functions, including anti-lock brake system activation, hill-hold features, and programmable responsiveness for both acceleration and regeneration. We believe that multispeed gearboxes, paired with small high-performance motors, provide our customers compelling value, performance, and vehicle range.

High-voltage systems, controls, and telemetry gateways

To integrate the battery, drivetrain, charging, and other vehicle hardware, we developed a controls architecture to ensure optimal system function, reliability, and safety. The core components of the control system are the battery management system, the charge controller that manages the interface between the battery and the charging system during charging, the telematics unit that provides wireless data connectivity, the drivetrain controller that interfaces with the motor and inverter, the vehicle controller that manages all base vehicle systems, including the high voltage and thermal systems, and the body controller that manages customer configurable functions such as HVAC, doors, lighting, and vehicle ride height.

Developed expressly for heavy duty and high-occupancy vehicle applications, our proprietary battery management system (“BMS”) and battery monitoring board (“BMB”) hardware, software, and patented control algorithms are designed to ensure safe and reliable operation for all Proterra Powered vehicles. The BMS is an automotive grade printed circuit board assembly (“PCBA”) that is an embedded system responsible for safely managing a lithium ion battery pack. It controls the battery pack contactors, monitors all relevant parameters of the battery pack (either through direct measurement or via communication to the BMBs), determines real-time state and limits designed to ensure safe and reliable operation, and communicates limits, diagnostics, and other relevant information to the vehicle. Moreover, the BMS performs electrical safety functions such as isolation monitoring and high voltage interlock loop signal generation and evaluation. These functions are critical to performance and safety. The BMB is also an automotive grade PCBA whose core functions are to measure cell voltages, temperatures, and relative humidity within a battery module, as well as perform dissipative cell balancing. Each of our battery packs contain one BMS, and each of our battery modules contain one BMB.

These units and other devices, such as dashboard displays and other onboard electronics, are interconnected with industry standard CAN Bus vehicle networking. Our controls team uses model-based control architecture to create software for each of these units and ensure proper validation through automated software testing. At the system level, we use these models in conjunction with industry-standard Hardware-In the-Loop and Software-In the-Loop test set-ups, which allow for full vehicle simulation and development.

ZX5 transit bus

The Proterra electric transit bus is our flagship product and the only finished vehicle we manufacture ourselves as an OEM to provide an ideal demonstration of the performance of our electric vehicle technology under rigorous customer requirements across a range of operating conditions. In 2014, we launched our first 40-foot electric low-floor transit bus seating up to 40 people, followed one year later by a 35-foot version seating up to 29 people. We currently focus on 35-foot and 40-foot buses, as these buses represent more than three-quarters of the market according to the Federal Transit Authority’s National Transit Database. Offered with battery sizes including 225 kWh, 450 kWh, and 675 kWh, our buses can provide a range of up to 329 miles on a single charge. With the batteries mounted in ballistic-grade enclosures below the floor of the vehicle between the axles, the bus has been designed to optimize for mass distribution and safety. Enabled by our battery and electric drive train technology and a body made of light-weight composite materials, our purpose-built electric transit bus also offers compelling acceleration, gradeability, and energy efficiency. Along with zero tailpipe emissions and low maintenance costs, the Proterra Electric Transit Bus offers a compelling value proposition to transit agencies seeking to electrify their fleets.

While other manufacturers use a modified steel body and frame that was originally designed for an internal combustion engine, we have partnered with a supplier to architect a lighter weight bus body with advanced materials specifically designed for an electric powertrain. Our design houses the battery packs below the floor of the vehicle, between the axles, to achieve a low center of gravity and ride comfort and safety. Utilizing carbon fiber and fiberglass, our design approach optimizes mass, stiffness, and durability. Our bus body has been tested on a four-post shaker table to a simulated 750,000 miles and 18 years of useful life, and has also undergone 125,000 effective miles at the Bus Research and Testing Center’s test track in Altoona, Pennsylvania which executes federally mandated transit vehicle durability testing.

The ZX5 bus can be charged by either a standard J1772 CCS charge port overnight, with an estimated charge time of three hours, or an overhead charging dock that enables rapid energy replenishment for on-route charging.

40-foot ZX5 bus

Our electric transit bus can also offer significant total cost of ownership savings as compared to the equivalent diesel- and natural gas-powered buses. Our electric transit bus uses approximately 75% less energy per mile than the average legacy diesel bus. In a typical transit operation, the total cost of ownership of our bus is lower than diesel, diesel-hybrid, and compressed natural gas-powered vehicles. Our electric transit bus combines a competitive upfront price with low operations and maintenance costs, which we estimate results in a lower total cost of ownership over the lifetime of the vehicle.

Proterra Transit electric buses can also be acquired through our battery leasing program, which is run in partnership with Mitsui. This program enables the customer to pay for the price of the battery over time rather than upfront with the price of the bus. Given the operational savings our buses typically offer in both fuel and maintenance costs, we seek to structure the battery lease payments so they are covered by the operating cost savings.

Fleet-scale charging solutions

Fleet charging involves a complex balance, involving fleet logistics, battery chemistry, and electric utility engagement, and presents more challenges than passenger vehicle charging. Successful charging infrastructure implementation is critical to achieving the expected total cost of ownership savings as well as the high uptime and availability that fleet managers demand. We have designed our charging solutions with a focus on scalability, bi-directional power capability, autonomous charge docking, and charge management. We believe our software algorithms and planning solutions can enable as much as 50% fewer chargers, while optimizing both charging time and energy costs, as well as ongoing services such as smart charging and vehicle-to-grid management. As of September 30, 2020, we had installed approximately 44 MW of charging infrastructure across more than 425 charge points throughout North America.

We have partnered with Power Electronics, a global leader in inverter technology, to co-develop charging hardware tailor-made for commercial fleet applications. We currently offer four charger capacities for small fleet solutions: 75 kW, 150 kW, 250 kW, and 500 kW. We also offer a 1.5MW charger for large fleet solutions. Plug-in systems are compliant with the J1772 CCS charging standard and have been developed to meet the high reliability and serviceability requirements of commercial vehicle operators. All of our charging hardware is compatible with our proprietary Proterra Charge Dispenser, which enables multiple charge points from one central charging power control system (“PCS”) to optimize space in our customers’ depots and yards. Our system allows the large PCS hardware to be placed remotely near grid hardware where it can be positioned in dense clusters, with PCS units arranged side-by-side and back-to-back, while the smaller local Proterra Charge Dispenser is placed close to the vehicle. The dispensers can be ground-, wall-, or overhead structure-mounted to meet a customer’s specific requirements. The Proterra Charge Dispenser has a wireless data connection to our APEX telematics platform that allows for over-the-air software updates. Our system complies with the OCPP 1.6 communication protocol, enabling the charging systems to be configured and controlled to optimize charge power and time profiles in conjunction with our APEX telematics platform as well as third-party energy management platforms.

All of our charging hardware offers bi-directional and vehicle-to-grid capability, enabling utilities to turn vehicles into grid assets when they are not on the road. Connected to a bi-directional charger on the grid, vehicle batteries can offer a range of energy services including peak load-shifting, frequency regulation, and voltage regulation.

Our fleet-scale charging solutions

APEX software and telematics platform

The Proterra APEX connected vehicle intelligence system is a cloud-based data platform that offers our customers performance information about their fleets, and is designed to optimize vehicle and charging operations thereby reducing operating costs. The telematics platform can enable over-the-air updates, and over time we expect to expand its functionality to include charge management capabilities, which is expected to enable customers to minimize demand charges, and further reduce energy costs. The APEX platform is flexible and can also be configured for use with other commercial electric vehicles.

The state-of-the-art hardware and software connectivity platform we developed is included with every vehicle and charging system that we deliver. Each gateway on a bus or charging system automatically connects securely with our cloud-based platform. Applications that run on this platform are accessible to registered users through a role-based, access-controlled web portal. Sophisticated data exploration for current and historical metrics, insights, and reports are available to our customers and service personnel through interactive dashboards and customized downloads. Metrics include odometer readings and mileages, battery state-of-charge, energy usage by subsystem, overall energy efficiency, route geolocation, and environmental impact. Charging voltages, current, power, energy delivered, and session start and stop times are also available. Over-the-air firmware capability and configuration updates enable rapid remote feature updates, while real-time fault and status alert capabilities provide user notifications through email and text message. Our telematics platform also provides charge management capability, enabling dynamic optimization of power levels and energy costs, based on bus arrival and departure schedules.

HVAC
DC2
DFC1
Defroster + BTM
Power Steering
Air Conditioner
Speed (mph)
33
Odometer: 21078
Cabin Temp
64F
Outside Temp: 76F
State of Change
Odometer
%
Miles
8:25 PM EDT
8:55 PM EDT
9:25 PM EDT
9:55 PM EDT
10:25 PM EDT
10:55 PM EDT
11:25 PM EDT
11:55 PM EDT
2019-10-07
2019-10-07
2019-10-11
2019-10-12
Frequency #1
Frequency #2
Frequency #3
SESSION SUCCESS
Miles & kWh Used / Remaining
3.57
7.65
Actual Duration
Est Remaining Duration
58.6
153.01

# PROTERRA® APEX™

Energy Management
3,745 kW
10 / 10
15°c
1,000kW
2,250kW
650kW
0kW
1,816
No Faults Found
45%
OR
1,685 kW
0 min
15°c
Power Monitoring
Power Management & Configuration
ESS Central
Start Charging
150 kW
Start Discharging
150 kW
Stop
Power (kW)
3000
2500
2000
1500
1000
500
0
14:00
15:00
16:00
17:00
18:00
19:00
20:00
21:00
Bus Status
Charged 0
Charging 0
Available to Charge 10
Out of Service 0
Companion out of S... 0
Unavailable 7
Total 17
Charger Status
Charged 0
Charging 0
Available to Charge 2
Out of Service 0
Companion out of S... 0
Unavailable 4
Total 6
CHARGING DATA
15 Min Avg
Demand Limit
200
180
160
140
120
100
80
60
40
20
0
5/10 7:00 PM PDT
5/10 8:00 PM PDT
5/10 9:00 PM PDT
5/10 10:00 PM PDT
5/10 11:00 PM PDT
5/11 12:00 AM PDT
Bus Charging
Status
Bus
SoC
Plugged in?
Status
Charger
Ready By
Charge Plan
Energy Mgmt
Avail
16401
-
Avail
SJRTD 002
-
Initial Charge Plan
Avail
16404
-
Avail
SJRTD 003
-
Initial Charge Plan

Sales and marketing

Sales

We sell our battery systems, electrification and charging solutions, fleet and energy management software and electric transit buses using a business development team as well as a channel sales team for certain markets. These teams are located in North America and focus on the customers and industries that are likely to adopt commercial vehicle electrification. The sales team for Proterra Powered works closely with the engineering team to develop optimal electrification solutions for our customers, depending on their vehicle requirements. Proterra Transit sells buses through a direct sales force, which is comprised of a small team of sales directors who maintain an active dialogue with the largest 400 transit agencies in the United States. Given the well-defined and consolidated nature of our customer base, we are able to cover our market with a lean and focused sales team. We organize our transit sales team by designated geographical regions. Our transit sales organization also includes a demo team, and a proposals and contracts team. Our demo team leads product experiences with customers and has been an integral tool in our sales process. Our proposals and contracts team leads customer engagement in the procurement process, assisting with documentation related to the request for information or request for proposal process, as well as detailed customer-specific product configuration. Proterra Energy has a sales team that directly sells to Proterra Powered and Proterra Transit customers but also responds to requests for proposals from other customers. The Proterra Energy team includes a fleet modeling specialist and sales engineers to help design optimal charging solutions for customers. In addition to the sales teams, we have a government relations team that helps to facilitate our sales effort by building and supporting relationships with public utilities, local governments, the federal government, and transit agencies to educate these entities about our company and facilitate the adoption of electric vehicles.

Marketing

We utilize strategic marketing to accelerate sales opportunities and build brand awareness. Our current marketing programs primarily target commercial vehicle OEMs and transit agencies, and include:

•        conferences and industry events that we participate in, sponsor, and exhibit at, such as the American Public Transportation Association Annual Meeting and the Annual Mobility Conference;

•        press releases and email campaigns;

•        print and digital advertising campaigns;

•        graphical wraps for our demo buses;

•        cooperative marketing efforts with customers and suppliers; and

•        communicating our differentiated selling points and product features through marketing collateral such as our website, print and digital brochures, presentation slides, webinars, and videos.

To date, conferences and industry events have been the primary drivers of our sales leads and have helped us achieve sales with relatively low marketing costs.

Engineering

We have made significant investments in our development and customer engineering teams. Our team members have a broad range of expertise from the commercial vehicle, automotive, aerospace, industrial, and consumer goods industries. We also use external engineering consultants in specialized development areas, including custom circuit board layouts, CAD design, and custom gear box and axle development. These teams provide components, sub-systems and assemblies for our Proterra Powered, Proterra Energy, and Proterra Transit businesses. They support the full product lifecycle from new product innovation to sustaining engineering, including range improvement, product features, cost reduction, and mass optimization.

Our engineering team in the Bay Area includes battery and charging system engineers with significant industry experience. We have launched several battery and charger families using a rigorous multi-phase process in collaboration with our design and internal manufacturing teams, as well as outside vendors. Key areas of technical focus include battery structure, thermal and battery management systems, charging systems, high voltage power distribution, and embedded electronics. The team uses the latest combined environment durability test methods and rigorous safety testing protocols that are designed to assure product reliability and safe operation.

Proterra Transit’s vehicle engineering team, based primarily in Greenville includes a number of experienced sub-teams organized by vehicle technology. Those include body, interior/exterior, chassis, pneumatics, mechanical systems, low and high voltage electrical, thermal systems, controls, embedded electronics and drivetrain. Starting with a base vehicle that has already been validated, our customer engineering process within the vehicle engineering team works with customer program managers to develop a bus customized to each customer’s specifications.

These teams are supported by a program management function that guides significant projects and customer mandates across Proterra through a phase-gate process for consistency and visibility. The company’s product management, configuration, change management and technical publications teams sit within our engineering team. We are expanding a number of toolsets in this area including PLM and CAD systems to become more efficient and better manage the entire product lifecycle, including design, source, build and service.

We have invested heavily in product reliability. We operate a fleet of test and validation vehicles at local and offsite facilities and on internal test programs. We intend to launch an internal capability of the FTA’s Altoona durability track for accelerated durability tests in early 2021. We also intend to invest in software SIL and HIL test simulation systems as control systems become more complex in both Proterra Transit and Proterra Powered customer programs.

We believe that the experience our design and engineering teams have acquired from developing several generations of Proterra transit vehicles can be leveraged to serve the needs of Proterra Powered customers. In addition to providing battery, drivetrain, ancillary device and controls products to these customers, we aim to provide valuable design and integration advice to better address the challenges of commercial vehicle electrification.

Supply chain

We have developed close relationships with several key suppliers, particularly for lithium-ion cells, drivetrain components, charging systems, and bus bodies. While we obtain some components from multiple sources, in some cases we also purchase significant components used in our products from a single source that we have validated. For our battery cells, we have two qualified suppliers for supply chain resiliency but have only used one of these suppliers for our current battery system to date. We also operate a cell testing lab where we regularly test new cells from a wide range of global cell manufacturers.

We obtain systems, components, raw materials, parts, manufacturing equipment, and other supplies from suppliers that we believe to be reputable and reliable. We have established and follow internal quality control processes to source suppliers, considering engineering validation, quality, cost, delivery, and lead-time. We have a quality management team that is responsible for managing and ensuring that supplied components meet quality standards. Our quality standards are guided by industry standards, including Automotive Industry Action Group, Advanced Product Quality Planning, and Production Part Approval Process procedures, which were developed by the U.S. auto industry.

Our electric transit buses use purchased parts that are primarily sourced from American suppliers. We developed our supply chain to comply with the FTA’s Buy America requirements and the FAA’s Buy American requirements, which govern transit bus procurements that are paid for, in part, with federal funds by transit agencies and airports, respectively. For certain Canadian customers, we source select vehicle content from Canadian suppliers in order to comply with Canadian Content requirements.

Manufacturing

We have battery manufacturing facilities in City of Industry and Burlingame. We manufacture electric transit buses at each of our facilities in City of Industry and Greenville. We strive to instill a manufacturing culture of continuous improvement and leverage best practices in quality control and worker safety across our facilities. We are ISO 14001 certified in our Burlingame, City of Industry, and Greenville facilities.

Battery facility

We designed our battery manufacturing technology and processes to operate efficiently and scale easily as we grow. Our 34,400 square foot Burlingame battery facility began production in 2017. Our proprietary battery manufacturing process, which includes specialized automated equipment, is comprised of three primary steps to inspect battery cells, electrically connect cells into the battery high-voltage chain, and assemble complete battery modules. In September 2020, we began production on our second battery line within a 50,000 enclosed space in our City of Industry facility. Leveraging our institutional knowledge from building battery packs over the prior three years, we added more automation to the new battery line, and made it compatible to build each configurable option in our new modular battery architecture. We have sufficient capacity at our battery manufacturing facility to fulfill current demand and anticipated near-term growth but expect to build out battery capacity as Proterra Powered becomes a growing part of our business.

Our battery manufacturing facility in Burlingame, California

Bus facilities

Our light-manufacturing facilities are designed to easily scale production with minimal investment. Both our 157,100 square foot City of Industry facility and 209,300 square foot Greenville facility contain full vehicle manufacturing and assembly lines. We have runway for increased production within our existing manufacturing footprint and ability to scale without significant capital investments.

4
ROOFTOP ASSEMBLY
THE BIG MOTTY
OUR MISSION
2
UNDERBODY ASSEMBLY

Our bus manufacturing facility in City of Industry, California

Quality control

We have adopted an integrated, end-to-end approach to quality control. We have strategies to identify and correct any defects at each of the design, supplier development, production, and field performance stages for our battery systems, electrification and charging solutions and fleet and energy management software and our electric transit buses. Our battery lines are required to undergo end-of-line testing for safety, and to assess readiness for vehicle integration. We designed our bus manufacturing line with multiple checkpoints where buses are inspected before advancing to the next station. The final two stations involve comprehensive commissioning and functional validation, inspection of already-assembled buses, and road testing. Our customers typically inspect our buses onsite at our facilities prior to shipment. In August of 2020, we passed the ISO audit and became ISO 9001 and 14001 certified. We believe these certifications are a testament to our commitment to quality control.

Service and warranty

Service

We believe customer service is a critical component of promoting adoption of our technology. Our customer service team provides various onsite services for our vehicles at our customers’ locations. Our services typically include training for operators and technicians, onsite delivery support, field support, engineering escalation support, and procurement of spare parts. By performing vehicle services ourselves, we can efficiently identify problems, find solutions, and incorporate improvements into our products.

We design our charging systems and buses with the capability to connect to our telematics platform. We use this data to inform product development and assist with service calls. We are constantly evaluating our service offerings to make sure we are properly aligned with our customers’ needs.

Warranty

We offer warranties for our battery systems, electric transit buses, including their major subsystems, and charging systems.

Our battery system warranty is dependent on the vehicle and its usage. We offer a 12-year standard warranty on the battery for materials and workmanship, and an energy capacity warranty that depends on vehicle capacity and expected usage. We typically offer two to five-year warranties on other ancillary components of our powertrain system. Our standard warranty on battery systems reserves the right to replace components with different items of equal or better performance to keep pace with improvements in battery technology development.

Our electric transit bus warranty is comprised of a one-year complete bus warranty, a 12-year warranty on our composite bus body, and warranties on other components generally ranging from one to three years. Transit agencies will often request additional coverage as part of the initial capital purchase, in part to minimize their operational costs. We price these extended warranties into our contract bids.

For electric transit buses, we also provide a 12-year standard warranty on the battery for materials and workmanship, and a six-year or 200,000 kWh of gross discharge throughput per battery pack warranty on battery energy capacity on 80% of the initial usable capacity of the battery.

Under the fleet defect provisions included in some electric transit bus purchase contracts, we are required to proactively prevent re-occurrences of a defect in the entire fleet of electric transit buses delivered under a contract if the same defect occurs in more than a specified percentage of the fleet within the base warranty period (or sometimes base warranty period plus one year) following delivery of the electric transit bus.

We offer a standard two-year warranty on our charging hardware. Warranties for installed third party hardware can extend up to seven years.

Government regulations, funding, and other programs

Regulations and programs

Battery safety and testing

Our battery system complies with all requirements of the SAE J2929 Safety Standard for Electric and Hybrid Vehicle Propulsion Battery Systems Utilizing Lithium-based Rechargeable Cells. In addition, we test our battery systems to specific SAE, ECE, UL and internal standards for conditions, including mechanical abuse, thermal cycling, humidity, water immersion, corrosion, and short circuit events. Our engineers participate in select SAE standard setting committees, and in many cases, given our expertise in battery engineering, we are helping to drive standards across the broader commercial electric vehicle industry. We have also completed applicable transportation tests for our battery packs, demonstrating our compliance with applicable regulations that govern the transport of lithium-ion batteries.

Certain materials in our battery packs contain trace amounts of hazardous chemicals, whose use, storage, and disposal are regulated under federal and state law. Most of our battery systems are recyclable, which enables us to develop battery recycling programs with third parties to recycle our battery packs at the end of their useful life.

Model bus testing program

The FTA mandates that new transit bus models, and subsequent material changes to those models, be physically tested to meet certain performance standards in order to be eligible to receive federal transit funding. Altoona Testing is designed to promote production of better transit vehicles and components, and to ensure that transit customers purchase vehicles that are able to withstand the rigors of transit service. Altoona Testing, typically a required pre-condition for customer acceptances, is available to vendors on a first-come, first-served basis and subject to a waiting list. To date, our 40-foot and 35-foot buses have completed Altoona Testing, but as material changes are made to our bus platform, we must undergo new rounds of testing.

The vehicles we sell in Canada are subject to different safety testing regulations and may require redesign or additional testing.

Motor Vehicle Safety Standards

The United States National Highway Traffic Safety Administration (“NHTSA”) mandates that vehicles, including transit buses, meet all the Federal Motor Vehicle Safety Standards (“FMVSS”) testing requirements issued by the agency. We self-certify that our electric transit buses comply with applicable FMVSS as of the date of vehicle production. Our electric transit buses must also conform to state and local requirements which vary by jurisdiction. Transit buses sold in Canada must also meet Canada Motor Vehicle Safety Standards (“CMVSS”). Transport Canada monitors FMVSS for applicability to Canada to further align with U.S. regulations, adopting or modifying an FMVSS to address unique usage and environmental conditions in the Canadian market.

Government funding opportunities for transit customers

Federal formula and competitive funding programs

Our transit customers are generally transit authorities who depend on federal government funding and programs authorized for public transportation under Title 49, Chapter 53 of the United States Code, and administered by the FTA, as well as other state funding programs. Federal and state funding has accelerated the adoption of electric vehicles in our core market. Our principal customers are eligible for government funding, including, in particular, programs authorized under the Fixing America’s Surface Transportation (FAST) Act, to accelerate their investments in electric transit fleets. Passed in December 2015, the FAST Act allocated over $305 billion for highway, transit, and vehicle safety programs for a five-year period ending September 30, 2020. The FAST act was recently extended through September 30, 2021. Among other programs, the FAST Act reinstated a competitive Bus and Bus Facilities Infrastructure Investment Program, which will grow from $268 million in 2016 to $415 million in 2021. The FAST Act also funds the Low or No Emission Vehicle Program at $55 million annually, which was upsized to $180 million for fiscal year 2020. Since inception of the program, over half of the transit agencies that were recipients of grants through the Low or No Emission Vehicle Program partnered with us versus other transit bus OEMs on their grant applications.

State funding programs

Certain states offer vouchers for the purchase of clean energy vehicles. To be eligible vehicles, our electric transit buses must meet Environmental Protection Agency and, where applicable, California Air Resources Board certification requirements for electric vehicles. For example, California offers the Hybrid & Zero Emission Truck & Voucher Incentive Project (“HVIP”), which provides a point-of-sale discount to organizations that purchase fleets of hybrid and electric trucks and buses. The HVIP vouchers are targeted to offset about 80% of the incremental cost of hybrid and electric trucks and buses. In addition, New York offers the Truck Voucher Incentive Program. Other states offer similar programs that provide point-of-sale discounts to purchasers of electric vehicles, which help our customers offset the costs of purchasing our vehicles. Additionally, there are other state programs that help fund electric bus purchases. For example, states are allocating portions of settlement funds from the approximately $15 billion Volkswagen Emissions Settlement Program to investments in zero-emission transit buses, and the state of California has allocated about 10% of its annual Cap-and-Trade funds to California’s Transit and Intercity Rail Capital Program.

State emissions credits

Public transit agencies and other customers may be eligible for emission reduction credits through state programs.

The California Low Carbon Fuel Standard (“LCFS”) enables transit agencies using electricity as a source of fuel to opt into the LCFS program and earn credits that can be monetized. While the value of these credits fluctuates, the credits may help to offset up to half of the fuel costs for our transit customers.

Competition

Our main sources of competition fall into four categories:

•        companies, including established vehicle manufacturers and component suppliers, that have entered, or are reported to have plans to enter, the commercial electric vehicle market, such as Cummins;

•        specialized developers of electric and other zero-emission powertrain technology that are beginning to enter the market;

•        incumbent transit vehicle integrators that have served our market with legacy diesel, diesel-hybrid and compressed natural gas products for many years, including NFI Group, Gillig, and Nova Bus; and

•        BYD, a Chinese company, that offers an array of vehicle and other products, including electric transit vehicles.

The principal competitive factors in our market include:

•        cost;

•        performance;

•        integrated business model;

•        technology innovation;

•        charging expertise;

•        manufacturing efficiency;

•        product quality and safety;

•        service capability; and

•        customer experience.

Because of our singular focus on electric vehicle technology for commercial applications, we believe that we compete favorably across these factors.

Intellectual property

The protection of our technology and intellectual property is an important aspect of our business. We rely upon a combination of patents, trademarks, trade secrets, copyrights, confidentiality procedures, contractual commitments, and other legal rights to establish and protect our intellectual property. We generally enter into confidentiality agreements and invention or work product assignment agreements with our employees and consultants to control access to, and clarify ownership of, our proprietary information.

As of December 31, 2020, we held 57 issued U.S. patents and had 28 U.S. patent applications pending. We also held 24 issued patents and 31 patent applications pending in a foreign jurisdiction. Our U.S. issued patents expire between 2029 and 2039. As of December 31, 2020, we held 10 registered trademarks in the United States, including the Proterra mark, and also held 12 registered trademarks in foreign jurisdictions. We continually review our development efforts to assess the existence and patentability of new intellectual property. We intend to continue to file additional patent applications with respect to our technology.

Employees

As of September 30, 2020, we had 614 full-time employees. We believe the positive relationship we have with our employees and our strong culture of collaboration and innovation differentiate us and are key drivers of business success. Our production employees in City of Industry are represented by the United Steel Paper & Forestry, Rubber, Manufacturing, Energy, Allied & Industrial Service Workers International Union AFL-CIO, CLC and we have a collective bargaining agreement with the union that will continue in effect until May 31, 2024, and then continue from year to year until the following May 31 unless either party serves written notice upon the other of a desire to alter, amend, or terminate the collective bargaining agreement sixty days prior to the expiration date.

Facilities

Our corporate headquarters are in Burlingame, California, where we occupy facilities totaling approximately 34,400 square feet under a lease that expires in September 2024. We use these facilities for administration, finance, legal, human resources, information technology, sales and marketing, engineering, technology, and development. Our Burlingame headquarters also includes one of our battery manufacturing facilities and our test lab.

We also have bus manufacturing facilities in City of Industry and Greenville. Battery manufacturing is also in City of Industry where we lease approximately 157,100 square feet of space under a lease that expires in August 2022, for which we have one three-year option to extend our lease to August 2025. In Greenville, we lease approximately 209,300 square feet under a lease that expires in June 2026, for which we have two five-year options to extend our lease to June 2036.

We have in the past applied for and received state grants and tax incentives designed to promote the manufacturing of electric vehicles and related technologies. In April 2015, the California Energy Commission awarded us $3.0 million based on our investment of approximately $8.4 million in our manufacturing facilities in California through December 31, 2018. In addition, in April 2019, the California Energy Commission awarded us a $1.8 million grant based on our expected investment of approximately $4.3 million in our manufacturing facility in City of Industry, California. The California Energy Commission awards were made after a competitive grant solicitation that offered to fund development of advanced vehicle technology manufacturing facilities in California.

We intend to procure additional space as we add employees and expand geographically. We believe that our facilities are adequate to meet our needs for the immediate future, and that suitable additional space will be available to accommodate any expansion of our operations if needed in the future.

Legal proceedings

We are not a party to any material pending legal proceedings. From time to time, we may be subject to legal proceedings and claims arising in the ordinary course of business.

PROTERRA’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of Proterra’s financial condition and results of operations together with the section entitled “Selected Historical Financial Information of Proterra” and Proterra’s audited financial statements and notes thereto and unaudited condensed financial statements and notes thereto included elsewhere in this proxy statement/prospectus. Certain of the information contained in this discussion and analysis or set forth elsewhere in this proxy statement/prospectus, including information with respect to plans and strategy for Proterra’s business, includes forward-looking statements that involve risks and uncertainties. As a result of many factors, including those factors set forth in the section entitled “Risk Factors,” Proterra’s actual results could differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis. You should carefully read the section entitled “Risk Factors” to gain an understanding of the important factors that could cause actual results to differ materially from Proterra’s forward-looking statements. Please also see the section entitled “Cautionary Note Regarding Forward-Looking Statements.”

Unless otherwise indicated or the context otherwise requires, references in this Proterra’s Management’s Discussion and Analysis of Financial Condition and Results of Operations section to “Proterra,” “we,” “us,” “our” and other similar terms refer to Proterra prior to the Business Combination and to New Proterra and its consolidated subsidiaries after giving effect to the Business Combination.

Overview

We are a leading developer and producer of commercial electric vehicle technology with an integrated business model focused on providing end-to-end solutions that enable commercial vehicle electrification.

While our business has historically been centered on the development and sale of electric transit buses, we are currently organized around three business lines, each of which addresses a critical component of the commercial vehicle electrification value proposition in a complementary and self-reinforcing manner:

•        Proterra Powered designs, develops, manufactures, sells, and integrates proprietary battery systems and electrification solutions into vehicles for global commercial vehicle OEM customers serving the Class 3 to Class 8 vehicle segments, including delivery trucks, school buses, coach buses, construction and mining equipment, and other applications.

•        Proterra Transit designs, develops, manufactures, and sells electric transit buses as an OEM for North American public transit agencies, airports, universities, and other commercial transit fleets. Proterra Transit offers an ideal venue to showcase and validate our electric vehicle technology platform through rigorous daily use by a large group of sophisticated customers focused on meeting the wide-ranging needs of the communities they serve.

•        Proterra Energy provides turnkey fleet-scale, high-power charging solutions and software services, ranging from fleet and energy management software-as-a-service, to fleet planning, hardware, infrastructure, installation, utility engagement, and charging optimization. These solutions are designed to optimize energy use and costs, and to provide vehicle-to-grid functionality.

The first application of Proterra Powered’s commercial vehicle electrification technology was through Proterra Transit’s heavy-duty transit bus, which we designed from the ground up for the North American market. Proterra Powered has partnered with Thomas Built Buses (a subsidiary of Daimler Trucks North America LLC), Freightliner Custom Chassis Corporation (a subsidiary of Daimler Trucks North America LLC), Van Hool NV, Optimal Electric Vehicles LLC, BusTech Pty Ltd. and Komatsu Ltd. in the school bus, step-van, motor coach and double-decker transit bus, shuttle bus, international transit bus, and construction and mining markets, respectively. Through September 30, 2020, Proterra Powered has delivered battery systems and electrification solutions for 97 vehicles to our OEM partner customers.

In addition, Proterra Energy has established itself as a leading commercial vehicle charging solution provider by helping fleet operators fulfill the high-power charging needs of commercial electric vehicles and optimize their energy usage, while meeting their logistical constraints and continuous service requirements. As of September 30, 2020, we had installed approximately 44 MW of charging infrastructure across more than 425 charge points throughout North America.

# PROTERRA HISTORY

## 2010

- Delivered first transit vehicle, the EcoRide bus

## 2011

- Launched vehicle manufacturing facility in Greenville, South Carolina

## 2012

- The first heavy-duty electric bus to pass Altoona Testing

## 2014

- Introduced current generation vehicle, the Catalyst bus

## 2015

- Opened headquarters and began development of battery manufacturing facility in Burlingame, California

## 2016

- Completed development of next-generation E2 battery system
- Catalyst E2 test bus traveled over 600 miles on a single charge

## 2017

- Delivered 100th vehicle
- Announced first strategic partnership with Van Hool
- Launched West Coast vehicle manufacturing facility in City of Industry, California
- Catalyst E2 Max test bus drove 1,101 miles, breaking the world record for distance traveled on a single charge

## 2018

- Delivered 200th vehicle
- Announced strategic partnerships with Thomas Built Buses
- Announced a strategic investment and collaboration with Daimler to bring electric vehicle technology to additional segments of Daimler's commercial vehicle portfolio

## 2019

- Delivered 300th vehicle
- Launched Proterra Energy fleet solutions to enable turnkey delivery of a complete energy ecosystem for heavy-duty electric vehicles

## 2020

- Sold 1,000th bus
- Unveiled the Proterra ZX5 next-generation electric bus with range of up to 329 miles on a single charge
- Entered into strategic agreements to electrify delivery vans, shuttle buses, and transit buses outside North America

Through September 30, 2020, we have generated the majority of our revenue from Proterra Transit’s sales of electric transit buses, complemented by additional revenue from Proterra Powered’s sales of battery systems and electrification solutions and Proterra Energy’s sales and installation of charging systems, as well as from the sale of spare parts and other services provided to customers. As fleet electrification continues to expand beyond buses to trucks and other commercial vehicles, we expect Proterra Powered and Proterra Energy to grow into a significantly larger portion of our overall business and generate a greater portion of revenue. Through September 30, 2020, our chief operating decision maker, Chief Executive Officer, reviewed financial information presented at the entity level for ongoing operations and for internal planning and forecasting purposes, and we have a single reportable segment.

Proterra Powered’s strategy is to leverage Proterra Transit’s success in the electric transit bus market to showcase the performance of our technology and demonstrate a strong track record of range and reliability in order to provide our battery systems and electrification solutions to other commercial vehicle segments. We believe our success in the transit bus market using our battery systems and electrification solutions to power heavy-duty vehicles with faster acceleration than a diesel-powered bus up steep hills, all while maintaining a rigorous regular schedule of operation with little tolerance for error, helps demonstrate the broad applicability of our technology to other commercial vehicle segments with similar requirements. We sell our electric powertrains using a business development team as well as a channel sales team for certain end markets. These teams work closely with our engineering team to develop optimal electrification solutions for our customers, depending on their vehicle requirements. We have entered into supply agreements for our battery systems and other technology components with Van Hool for electric coach buses and double decker coach buses and with Bustech Pty Ltd for an Australian electric transit bus, and limited supply agreements with Daimler Trucks North America LLC for electric school buses and delivery trucks. We have also entered development agreements with Optimal, Inc. for an electric shuttle bus. We intend to continue to expand our strategic collaborations to develop and sell battery systems and electrification solutions across the commercial vehicle market.

Enhanced by Proterra Powered’s high performance battery systems and electrification solutions and our purpose-built transit bus vehicle designed to optimize power, weight, and efficiency, Proterra Transit has delivered more than 50% of all the electric transit buses in North America between 2012 and 2019. Our sales efforts are focused on the 400 largest public transit agencies, which operate more than 85% of the more than 70,000 transit buses on the road in North America, according to the FTA’s National Transit Database, as well as airports, universities, hospitals, and corporate shuttles. As of September 30, 2020, there are, in aggregate, more than 25,000 buses in operation at fleets that are mandated to convert to 100% zero-emission by 2040, including fleets in the state of California and the cities of New York City, Chicago, and Seattle, among others. The fleet size of our primary public transit agency customer targets ranges between approximately 100 to more than 4,000 buses, and their electrification plans typically involve a phased approach. Our strategy is to maintain No. 1 market share of the North American electric transit bus market as electric penetration continues to rise by both acquiring new customers and expanding our share of existing customers as transit agencies’ average order rates increase to meet their zero emission targets. We believe we have a competitive advantage in winning new bus sales due to our extensive track record, with more than 550 vehicles on the road across more than 130 customers which have accumulated more than 16 million real-world service miles. We believe that repeat orders of increasing scale represent a considerable growth opportunity for our electric transit buses. After initial purchase, our customers often expand their electric vehicle programs and place additional orders for electric buses and charging systems. Repeat orders lower our customer acquisition costs and increase visibility into our sales pipeline. Many of our existing customers have announced long-term goals to transition to fleets completely comprised of electric vehicles.

We have a long sales and production cycle given our customers’ structured procurement processes and vehicle customization requirements, and believe that our proven ability to deliver commercial-quality battery systems, electrification and charging solutions, and electric transit buses gives us a distinct first mover advantage in end markets that are electrifying rapidly. For Proterra Powered, new vehicle development programs for commercial vehicle OEMs typically last between one and three years. As a result, volume production and revenue generation tend to trail initial contract signatures by a few years. For Proterra Transit, public transit agencies typically conduct a request for proposal process before awards are made and purchase orders are issued. Proposals are evaluated on various criteria, including but not limited to technical requirements, reliability, reputation of the manufacturer, and price. This initial sales process from first engagement to award typically ranges from 6 to 18 months. Once a proposal has been awarded, a pre-production process is completed where customer specific options are mutually agreed upon. A final purchase order follows the pre-production process. Procurement of parts and production typically follow the purchase order. Once a bus is fully manufactured, the customer performs a final inspection before accepting delivery, allowing us to recognize revenue. The length of time between a customer award and vehicle acceptance typically varies between 12 and 24 months, depending on product availability and production capacity.

We have significant manufacturing capacity already in place and at scale with approximately 350,000 square feet of manufacturing space across three facilities in two states. In City of Industry, California, we operate a battery production facility as well as a bus manufacturing facility. We also operate a battery production facility in Burlingame, California. Our largest bus manufacturing facility is located in Greenville, South Carolina. Battery manufacturing capacity at our City of Industry facility, once fully staffed, is 675 megawatt-hours (“MWh”), sufficient to supply batteries for both our total bus manufacturing capacity of 680 transit buses across our two bus assembly facilities in Greenville, SC and City of Industry, CA, as well as more than 350 MWh of Proterra Powered batteries for third-party customers, equivalent to 1,500 school buses and/or delivery vehicles per year. We have specifically developed our battery modules using a design for manufacturability DFM approach that enables high-volume automated production of the module using a modular manufacturing line that can be rapidly built with low capital expenditures. Enabled by the simplicity of design and integrated architecture of our battery modules, we manufacture our battery packs in two widths and heights, various lengths ranging from 3-feet to 9-feet, and four different voltages. As we increase our production volumes, we believe that we will be able to leverage our historical investments in capacity to reduce our labor and overhead costs as a percentage of total revenue. We currently have sufficient capacity to fulfill our current backlog and anticipated near-term growth.

We have generated cumulative revenue of more than $447.3 million in the years ended December 31, 2018, 2019 and the nine months ended September 30, 2020. For the years ended December 31, 2018 and 2019, our total revenue was $123.2 million and $181.3 million, respectively. For the nine months ended September 30, 2019 and 2020, our total revenue was $141.6 million and $142.8 million, respectively. Manufacturing efficiencies and scale benefits have helped us improve from a gross loss of $11.2 million to $1.6 million for the years ended December 31, 2018 and 2019, respectively, representing an improvement in gross margin from (9)% to (1)%; and from a gross profit of $1.6 million to $6.4 million in the nine months ended September 30, 2019 and 2020, respectively, representing an increase in gross margin from 1% to 5%. We have also invested significant resources in research and development, operations, and sales and marketing to grow our business and as a result, generated net losses of $91.6 million, $101.6 million and $94.4 million for the years ended December 31, 2018 and 2019 and the nine months ended September 30, 2020, respectively.

Key metrics and select financial data

We monitor the following key financial and operational metrics that assist us in evaluating our business, measuring our performance, identifying trends, and making strategic decisions.

Deliveries

We delivered 135 vehicles in 2018, 177 vehicles in 2019, and 142 vehicles and 122 vehicles in the nine months ended September 30, 2019 and 2020, respectively. We delivered battery systems for 3 vehicle sets in 2018 and 20 vehicle sets in 2019. In the nine months ended September 30, 2019 and 2020, we delivered battery systems for 7 and 74 vehicle sets, respectively.

Deliveries is an indicator of our ability to convert awarded orders into revenue and demonstrates the scaling of our operations. Vehicles delivered represents the number of buses that have been accepted by our Proterra Transit customers during a period. Customers will accept a bus when they determine the bus meets their service requirements. Battery systems delivered represents the battery systems that have met revenue recognition criteria during a period and is measured based on the number of underlying vehicles in which they are to be used. In addition to batteries, battery systems could include batteries drivetrains and high voltage systems and controls, depending upon the customer contract.

Growth rates between deliveries and total revenue are not perfectly correlated because our total revenue is affected by other variables, such as the mix of products sold during the period or other services provided in addition to the hardware delivered.

Adjusted EBITDA

Adjusted EBITDA is a non-GAAP financial measure that we use to evaluate our ongoing operations and for internal planning and forecasting purposes, because, among other reasons, it eliminates the effect of financing, non-recurring items, capital expenditures, and non-cash expenses such as stock-based compensation. We believe that adjusted EBITDA provides useful information to investors and others in understanding and evaluating our operating results in the same manner as our management and board of directors.

	Three Months Ended
(in thousands)	Mar. 31, 2018	Jun. 30, 2018	Sept. 30, 2018	Dec. 31, 2018	Mar. 31, 2019	Jun. 30, 2019	Sept. 30, 2019	Dec. 31, 2019	Mar. 31, 2020	Jun. 30, 2020	Sept. 30, 2020
Adjusted EBITDA Reconciliation:
Net loss	$(23,252)	$(19,249)	$(18,438)	$(30,683)	$(22,048)	$(22,917)	$(21,782)	$(34,805)	$(24,825)	$(22,699)	$(46,860)
Add (deduct):
Interest expense, net	974	994	736	772	827	986	433	458	639	727	5,198
Provision for income taxes	—	—	—	—	—	—	—	—	—	—	—
Depreciation and amortization expense	2,297	2,366	2,480	2,111	2,479	2,550	3,022	4,592	3,706	4,091	3,696
Stock-based compensation expense	859	1,440	1,241	1,836	1,940	2,054	2,190	2,336	2,425	2,446	2,680
Change in fair value of derivative and warrant liabilities	—	—	—	—	—	—	—	—	—	—	19,061
Asset impairment charge	—	—	—	—	—	—	—	6,440	—	—	—
Adjusted EBITDA	$(19,122)	$(14,449)	$(13,981)	$(25,964)	$(16,802)	$(17,327)	$(16,137)	$(20,979)	$(18,055)	$(15,435)	$(16,225)

Key factors affecting our performance

COVID-19 Pandemic:

The outbreak of the novel coronavirus COVID-19, which was declared a pandemic by the World Health Organization on March 11, 2020, has led to adverse impacts on the U.S. and global economies and created uncertainty regarding potential impacts to our supply chain, operations, and customer demand. Our manufacturing operations, and our transit agency customers, have been designated as an “Essential Business”, and have continued to operate with limited interruptions since March 2020 with no material adverse impact to our operations, financial position, or liquidity through September 30, 2020. While the COVID-19 pandemic is currently expected to continue to have a limited impact to our results of operations, financial position, and liquidity, if the outbreak, and related shutdowns, are prolonged or worsen, it could lead to delays in production, the signing of new customer contracts, and customer acceptances of near-term deliveries.

Ability to sell additional powertrains, vehicles, chargers and other products to new and existing customers

Our results will be impacted by our ability to sell our battery systems, electrification solutions, and electric transit buses, to new and existing customers. We have had initial success with Proterra Powered establishing five strategic partnerships and with Proterra Transit selling electric transit buses to more than 130 transit agency customers. Our growth opportunity is dependent on commercial vehicle manufacturers electrifying their product offerings and increasing production as well as transit agencies electrifying more of their fleets, both of which we believe will increase with continued improvement in battery performance and costs over time. Our ability to sell additional products to existing customers is a key part of our success, as follow-on purchases indicate customer satisfaction and decrease the likelihood of competitive substitution. In order to sell additional products to new and existing customers, we will need to continue to invest significant resources in our products and services. If we fail to make the right investment decisions in our technology and electrification solutions, including our battery systems and electrification and charging solutions, if customers do not adopt our technology or our products and services, or if our competitors are able to develop technology or products and services that are superior to ours, our business, prospects, financial condition, and operating results could be adversely affected.

Ability to improve profit margins and scale our business

We intend to continue investing in initiatives to improve our operating leverage and significantly ramp production. We believe continued reduction in costs and an increase in production volumes will enable commercial vehicle manufacturers to electrify faster. Purchased materials represent the largest component of cost of goods sold in all products and we continue to explore ways to reduce these costs through improved design for cost, strategic sourcing, long-term contracts, and in some cases vertical integration. We launched two new manufacturing facilities in 2017 and a new battery manufacturing facility in 2020. We believe that an increase in volume and additional experience will allow us to leverage those investments and reduce our labor and overhead costs, as well as our freight costs, as a percentage of total revenue. By reducing material costs, increasing facility utilization rates and improving overall economies of scale, we can reduce prices while maintaining or growing gross margins of our products to improve customers’ total cost of ownership and help accelerate commercial electric vehicle adoption. Our ability to achieve our cost-saving and production-efficiency objectives could be negatively impacted by a variety of factors including, among other things, lower-than-expected facility utilization rates, manufacturing and production cost overruns, increased purchased material costs, and unexpected supply-chain quality issues or interruptions. If we are unable to achieve our goals, we may not be able to reduce price enough to accelerate commercial vehicle electrification and our cost of goods sold and operating costs could be greater than anticipated, which would negatively impact gross margin and profitability.

Continued emissions regulation and environmental stewardship

Our business benefits from international, federal, state, and local government interest in regulating air pollution and greenhouse gas emissions that contribute to global climate change. In July 2020, 15 states, including California and New York, pledged to work jointly towards a unified goal of zero emissions for 100% of new sales of medium- and heavy-duty commercial vehicles by 2050. In August 2019, the European Union passed Regulation 2019/1242, mandating a reduction in emissions from new trucks by 2025 and 2030. In addition, a growing number of cities and transit agencies have pledged to convert their entire transit bus fleets to zero-emission vehicles by a specific target date, and many have already begun to purchase electric vehicles in order to meet this goal. For example, on December 14, 2018, the California Air Resources Board adopted a state-wide mandate, the Innovative Clean Transit Rule, mandating transit agencies to commit to purchasing zero-emission buses starting in 2029. The move away from diesel- and natural gas-powered commercial vehicles is a significant step forward to accelerate the use of advanced technologies in medium- and heavy-duty vehicles to meet air quality and public health, thereby boosting near-term deployment of battery-electric commercial vehicles. As legacy internal combustion engine technology becomes more heavily regulated and costly across the globe, commercial vehicle manufacturers are investing in electrification. While this investment may increase competition, we believe that it will also increase customer demand, and help build the necessary supply chain and adjacent industry investments to support powertrain electrification. However, any reduction in governmental interest in emissions regulation could negatively impact our business prospects or operating results.

Government programs accelerating adoption of zero-emission vehicles

Federal and state funding has accelerated the adoption of electric vehicles in our target markets. For instance, our U.S. transit customers have partially funded electric bus purchases through competitive grant programs, including the Low or No Emission Vehicle Program authorized by the federal Fixing America’s Surface Transportation Act in 2015, and other state-specific funding. In each of the last two years, we have acquired, on average, 12 new customers who partnered with us to apply for competitive grants through the Low or No Emission Vehicle Program. In the United States, states are also allocating portions of settlement funds from the approximately $15 billion Volkswagen Emissions Settlement Program to investments in zero-emission transit buses and school buses. We expect that the continued availability of government funding for our customers to help fund purchases of our electric transit buses and battery systems and electrification solutions will remain an important factor in our company’s growth prospects.

Components of results of operations

Revenue

We derive revenue primarily from the sale of vehicles, the sale of battery packs and powertrain systems, the sale and installation of charging systems and related equipment, as well as the sale of spare parts and other services provided to customers.

Product revenue.    Product revenue consists of revenue earned from the sale of vehicles, sale of battery packs and powertrain systems as well as sales and installation of charging systems. We generally recognize product revenue from contracts with customers for the sales of our vehicles once we deliver a vehicle to a customer. A vehicle is considered delivered once a customer has accepted it. Acceptance generally occurs once the customer has completed its inspection of the vehicle and determined it to be operating as defined in the applicable contract. Revenue from the sale of battery packs and powertrain systems is typically recognized upon shipping. Revenue from sales and installation of overhead charging systems and the Proterra charging system, is typically recognized upon acceptance by the customer. Under certain contract arrangements, revenue related to the overhead charging systems and Proterra charging system is recognized over the installation period using an input measure based on costs incurred to date relative to total estimated costs to completion. Revenue from plug-in chargers is recognized upon delivery to the customer, and for installation, we recognize revenue over time using an input method based on costs incurred to measure progress toward complete satisfaction of the performance obligations. Product revenue also includes revenue from leasing vehicles and charging systems under operating leases. Revenue from operating lease arrangements is recognized ratably over the life of those contracts. The amount of product revenue we recognize in a given period depends on the number of vehicles accepted in a given period and on the type of financing used by the customer.

Parts and other service revenue.    Parts and other service revenue includes sales of spare parts, revenue earned from the development of electric vehicle powertrain components, the design and development of battery and drive systems for other vehicle manufacturers, and sales of extended warranties. The amount of parts and service revenue tends to grow with the number of vehicles delivered. However, variability can exist as customers have different methodologies for sourcing spare parts for their fleets. Revenue related to the design, development and integration of battery and drive systems are typically recognized upon shipping or delivery of services and prototypes, depending on the terms in customer contracts.

For a description of our revenue recognition policies, see the section titled “— Critical Accounting Policies and Estimates.”

Cost of goods sold

Product cost of goods sold.    Product cost of goods sold consists primarily of direct material and labor costs, manufacturing overhead, other personnel-related expenses, which include salaries, bonuses, benefits, and stock-based compensation expense, reserves for estimated warranty costs, freight expense, and depreciation expense. Product cost of goods sold also includes charges to write-down the carrying value of inventory when it exceeds its estimated net realizable value, including on-hand inventory that is either obsolete or in excess of forecasted demand. We expect our product cost of goods sold to increase in absolute dollars in future periods as we sell more vehicles and charging systems. As we grow into our current capacity and execute on cost-reduction initiatives, we expect our product cost of goods sold as a percentage of revenue to decrease over time.

Parts and other service cost of goods sold.    Parts and other service cost of goods sold consists primarily of material costs and the cost of services provided, including field service costs and costs related to our development team. We record costs of development services incurred in periods prior to the finalization of an agreement as research and development expense. Once a development agreement is finalized, we record these costs in parts and other service cost of goods sold. We expect our parts and other service cost of goods sold to increase in absolute dollars in future periods as more customers put additional vehicles into service and sign new development agreements.

Because purchased materials comprise more than 50% of cost of goods sold, lowering our bill of materials cost is our most critical cost reduction initiative. Bill of materials cost reduction is a cross-functional effort involving engineering, supply chain, manufacturing, and finance. These cost-reduction efforts yielded improvements in bill of materials costs in 2018 and 2019, and we have identified additional opportunities to address cost reduction in the near and medium term.

Gross profit (loss) and margin

Gross profit (loss) is total revenue less total cost of goods sold. Gross margin is gross profit (loss) expressed as a percentage of total revenue. Our gross profit (loss) and margin may fluctuate from period-to-period. Such fluctuations have been and will continue to be affected by a variety of factors, including the timing of vehicle acceptance, mix of products sold, manufacturing costs, financing options, and warranty costs. We expect our gross margin to improve over time as we continue to scale our operations and execute on cost reduction initiatives.

Operating expenses

Research and development.    Research and development expense consists primarily of personnel-related expenses, consulting and contractor expenses, validation and testing expense, prototype parts and materials, depreciation expense, and allocated overhead costs. Through September 30, 2020, we have expensed software development costs as incurred because technological feasibility has not been achieved. We intend to continue to make significant investments in developing new products and enhancing existing products. Research and development expense will be variable relative to the number of products that are in development, validation or testing. However, we expect it to decline as a percentage of total revenue over time.

Selling, general and administrative.    Selling, general and administrative expenses consist primarily of personnel-related expenses for our sales, marketing, supply chain, finance, legal, human resources, and administrative personnel, as well as the costs of customer service, information technology, professional services, insurance, travel, allocated overhead, and other marketing, communications and administrative expenses. We will continue to actively promote our products. We also expect to invest in our corporate organization and incur additional expenses associated with transitioning to, and operating as, a public company, including increased legal and accounting costs, investor relations costs, higher insurance premiums, and compliance costs. As a result, we expect that selling, general and administrative expenses will increase in absolute dollars in future periods but decline as a percentage of total revenue over time.

Interest expense, net

Interest expense, net consists primarily of interest expense associated with our convertible note, Hercules Credit and Senior Credit Facilities and amortization of debt discount and issuance costs. Interest income consists primarily of interest income earned on our cash and cash equivalents and short-term investments balances.

Other expense (income), net

Other expense (income), net primarily relates to sublease income, currency fluctuations that generate foreign exchange gains or losses on invoices denominated in currencies other than the U.S. dollar, and changes in the fair value of derivative and warrant liabilities.

Provision for income taxes

We are subject to income taxes in the United States but, due to our net operating loss position, we have not recognized any provision or benefit in recent years.

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. A valuation allowance is provided when it is more likely than not that the deferred tax assets will not be realized. We have established a full valuation allowance to offset our U.S. net deferred tax assets due to the uncertainty of realizing future tax benefits from our net operating loss carryforwards and other deferred tax assets.

As of December 31, 2019, we had U.S. federal net operating loss carryforwards of $382.1 million, and state net operating loss carryforwards of $272.0 million. The federal net operating loss carryforwards generated prior to 2018 will begin to expire in 2030, and the federal net operating loss carryforwards generated in 2018 and 2019 do not expire. The state net operating loss carryforwards will begin to expire in 2023. Also, as of December 31, 2019, we had U.S. federal research and development tax credit carryforwards of $1.7 million, and state research and development tax credit carryforwards of $1.1 million. The federal research credits begin to expire in 2037, and the South Carolina research and development tax credit carryforwards begin to expire in 2027. California state research and development tax credit carryforwards have no expiration date. Our ability to use net operating loss carryforwards and other tax attributes to reduce future taxable income and liabilities may be subject to limitations based on possible ownership changes in the past or in the future, including as a result of this offering. As a result, if we earn net taxable income, our ability to use our pre-change net operating loss carryforwards or other pre-change tax attributes to offset U.S. federal and state taxable income may still be subject to limitations, which could potentially result in increased future tax liability to us. Additionally, a challenge by a taxing authority, a change in our ability to utilize tax benefits such as carryforwards or tax credits, or a deviation from other tax-related assumptions may cause actual financial results to deviate from previous estimates.

United States federal legislation affecting the tax laws was recently enacted in (i) December 2017 through the Tax Cuts and Jobs Act (the “TCJA”), (ii) March 2020 through the Families First Coronavirus Response Act, and (iii) again in March 2020 through the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”).

We continue to examine the impact the TCJA and CARES Act may have on our business. The TCJA is a far-reaching and complex revision to the U.S. federal income tax laws with disparate and, in some cases, countervailing impacts on different categories of taxpayers and industries, and will require subsequent rule making and interpretation in a number of areas. The long-term impact of the TCJA on the overall economy, the industries in which we operate and our and our partners’ businesses cannot be reliably predicted at this early stage of the new law’s implementation. There can be no assurance that the TCJA will not negatively impact our operating results, financial condition, and future business operations. The estimated impact of the TCJA is based on our management’s current knowledge and assumptions, following consultation with our tax advisors. Because of our valuation allowance in the U.S., ongoing tax effects of the Act are not expected to materially change our effective tax rate in future periods.

In response to the COVID-19 pandemic, California’s Legislature passed Assembly Bill 85 (“A.B. 85”), which suspends the use of net operating losses for tax years beginning in 2020, 2021, and 2022 for taxpayers with taxable income of $1.0 million or more before an application of net operating loss. A.B. 85 includes an extended carryover period for the suspended net operating losses with an additional year carryforward for each year of suspension. A.B. 85 also limits the utilization of business incentive tax credits for taxable years 2020, 2021, and 2022, requiring that taxpayers can only claim a maximum of $5.0 million in tax credit on an aggregate basis.

However, since we maintain a full valuation allowance against these assets, this did not have a material impact on our operating results or financial condition.

Results of operations

The following tables set forth our results of operations for the periods presented and as a percentage of our total revenue for those periods. Percentages presented in the following tables may not sum due to rounding.

	Year Ended December 31,		Nine Months Ended September 30,
(in thousands)	2018	2019	2019	2020
Product revenue	$119,314	$172,295	$137,130	$137,253
Parts and other service revenue	3,896	8,989	4,508	5,543
Total revenue	123,210	181,284	141,638	142,796
Product cost of goods sold	130,660	173,428	134,638	130,505
Parts and other service cost of goods sold	3,767	9,467	5,389	5,862
Total cost of goods sold(1)	134,427	182,895	140,027	136,367
Gross (loss) profit	(11,217)	(1,611)	1,611	6,429
Research and development(1)	31,504	35,477	25,225	26,133
Selling, general and administrative(1)	46,343	56,132	41,573	47,165
Asset impairment charge	—	6,440	—	—
Total operating expenses	77,847	98,049	66,798	73,298
Loss from operations	(89,064)	(99,660)	(65,187)	(66,869)
Interest expense, net	3,476	2,704	2,246	6,564
Other expense (income), net	(918)	(812)	(686)	20,951
Loss before income taxes	(91,622)	(101,552)	(66,747)	(94,384)
Provision for income taxes	—	—	—	—
Net loss	$(91,622)	$(101,552)	$(66,747)	$(94,384)

____________

(1)      Includes stock-based compensation as follows:

	Year Ended December 31,		Nine Months Ended September 30,
(in thousands)	2018	2019	2019	2020
Cost of goods sold	$553	$826	$580	$688
Research and development	1,227	1,436	1,044	1,183
Selling, general and administrative	3,596	6,258	4,560	5,680
Total stock-based compensation expense	$5,376	$8,520	$6,184	$7,551

	Year Ended December 31,		Nine Months Ended September 30,
	2018	2019	2019	2020
Product revenue	97%	95%	97%	96%
Parts and other service revenue	3	5	3	4
Total revenue	100	100	100	100
Product cost of goods sold	106	96	95	91
Parts and other service cost of goods sold	3	5	4	4
Total cost of goods sold(1)	109	101	99	95
Gross (loss) profit	(9)	(1)	1	5
Research and development(1)	26	19	18	18
Selling, general and administrative(1)	37	31	29	33
Asset impairment charge	—	4	—	—
Total operating expenses	63	54	47	51
Loss from operations	(72)	(55)	(46)	(46)
Interest expense, net	3	1	2	5
Other expense (income), net	(1)	—	—	15
Loss before income taxes	(74)	(56)	(47)	(66)
Provision for income taxes	—	—	—	—
Net loss	(74)%	(56)%	(47)%	(66)%

____________

(1)      Includes stock-based compensation expense as follows:

	Year Ended December 31,		Nine Months Ended September 30,
(in thousands)	2018	2019	2019	2020
Cost of goods sold	—%	1%	—%	—%
Research and development	1	1	1	1
Selling, general and administrative	3	3	3	4
Total stock-based compensation expense	4%	5%	4%	5%

Comparison of the Nine Months Ended September 30, 2019 and September 30, 2020

Revenue

(dollars in thousands)	Nine Months Ended September 30,		$ Change	% Change
	2019	2020
Product revenue	$137,130	$137,253	$123	0%
Parts and other service revenue	4,508	5,543	1,035	23
Total revenue	$141,638	$142,796	$1,158	1

Total revenue increased by $1.2 million in the nine months ended September 30, 2020 compared to the nine months ended September 30, 2019. The $0.1 million increase in product revenue was primarily due to $9.4 million of battery systems revenue in the nine months ended September 30, 2020, which is offset by the decreased number of buses and chargers accepted in this period. We delivered and our customers accepted 122 buses in the nine months ended September 30, 2020 as compared to 142 buses accepted in the nine months ended September 30, 2019. COVID-19 impacted both production and deliveries due to inefficiencies experienced with required safety measures and complications with inspections and regulatory testing. In the nine months ended September 30, 2020, we delivered battery systems for 74 vehicle sets, which is increased from 7 vehicle sets for the nine months ended September 30, 2019. Parts and other service revenue increased by $1.0 million in the nine months ended September 30, 2020 as compared to the nine months ended September 30, 2019 primarily as a result of increased parts sales due to the increase in the cumulative number of buses sold and operated.

Cost of goods sold and gross profit

	Nine Months Ended September 30,		$ Change	% Change
(dollars in thousands)	2019	2020
Product cost of goods sold	$134,638	$130,505	$(4,133)	(3)%
Parts and other service cost of goods sold	5,389	5,862	473	9
Total cost of goods sold	$140,027	$136,367	$(3,660)	(3)
Gross (loss) profit	$1,611	$6,429	$4,818	299

Cost of goods sold decreased by $3.7 million in the nine months ended September 30, 2020 compared to the nine months ended September 30, 2019. The $4.1 million decrease in product cost of goods sold was driven by the decrease in bus and charger acceptances, partially offset by increased battery pack and powertrain cost of goods sold. The $0.5 million increase in parts and other service cost of goods sold was primarily the result of increased parts sales. Parts and other service cost of goods sold also increased due to higher headcount in the service organization to meet the needs of our growing customer base.

Gross profit increased by $4.8 million in the nine months ended September 30, 2020 compared to the nine months ended September 30, 2019. The increase in gross profit by $4.8 million was primarily driven by product and customer mix and lower bill of materials costs.

Operating expenses

Research and development

	Nine Months Ended September 30,		$ Change	% Change
(dollars in thousands)	2019	2020
Research and development	$25,225	$26,133	$908	4%

Research and development expense increased by $0.9 million in the nine months ended September 30, 2020 compared to the nine months ended September 30, 2019. The increase was primarily due to the design of new features and functionality for our buses. Personnel expenses increased by $1.5 million in the nine months ended September 30, 2020 when compared to the nine months ended September 30, 2019 due to increased product development efforts. Equipment depreciation expense increased by $1.0 million in the nine months ended September 30, 2020 as compared to the nine months ended September 30, 2019 due to shorter depreciable lives of engineering assets. These increases were partially offset by the decreased prototype parts and tools expense of $1.7 million due to more stability in the bus platform.

Selling, general and administrative

	Nine Months Ended September 30,		$ Change	% Change
(dollars in thousands)	2019	2020
Selling, general and administrative	$41,573	$47,165	$5,592	13%

Selling, general and administrative expense increased by $5.6 million in the nine months ended September 30, 2020 compared to the nine months ended September 30, 2019 primarily due to an increase in contract labor and consulting expense of $3.3 million, stock-based compensation expense of $1.1 million and personnel expenses of $0.6 million. Contract labor and consulting expense was mainly related to market studies, certain process improvement projects and supplier development expenses. Stock-based compensation and personnel expenses increased due to higher headcount related to the growth in the business.

Interest expense, net

	Nine Months Ended September 30,		$ Change	% Change
(dollars in thousands)	2019	2020
Interest income	$(1,125)	$(213)	$912	(81)%
Interest expense	3,371	6,777	3,406	101
Interest expense, net	$2,246	$6,564	$4,318	192

Interest expense, net increased by $4.3 million in the nine months ended September 30, 2020 compared to the nine months ended September 30, 2019 primarily due to additional interest expense resulting from the $200.0 million convertible notes issued in August 2020 (“Convertible Notes”) and decreased interest income earned on the short-term investment balance.

Other (income) expense, net

	Nine Months Ended September 30,		$ Change	% Change
(dollars in thousands)	2019	2020
Other (income) expense, net	$(686)	$20,951	$21,637	nm

In the nine months ended September 30, 2020, we recognized other expense, net, of $21.0 million, $21.6 million higher than for the nine months ended September 30, 2019. $19.1 million of the increase in other expense is related to fair value change of derivative liability arising from the Convertible Notes. Other income and expense also includes sublease income, currency fluctuations that generate foreign exchange gains or losses on invoices denominated in currencies other than the U.S. dollar, and other non-operational financial losses.

Comparison of the Years Ended December 31, 2018 and December 31, 2019

Revenue

	Year Ended December 31,		$ Change	% Change
(dollars in thousands)	2018	2019
Product revenue	$119,314	$172,295	$52,981	44%
Parts and other service revenue	3,896	8,989	5,093	131
Total revenue	$123,210	$181,284	$58,074	47

Total revenue increased by $58.1 million in 2019 compared to 2018. The $53.0 million increase in product revenue was primarily due to the increased number of buses and chargers accepted in 2019. We delivered and our customers accepted 177 buses in 2019 as compared to 135 buses accepted in 2018. Parts and other service revenue increased by $5.1 million in 2019 as compared to 2018 as a result of development service prototype sales and increased parts sales due to the increase in the cumulative number of buses sold and operated.

Cost of goods sold and gross loss

	Year Ended December 31,		$ Change	% Change
(dollars in thousands)	2018	2019
Product cost of goods sold	$130,660	$173,428	$42,768	33%
Parts and other service cost of goods sold	3,767	9,467	5,700	151
Total cost of goods sold	$134,427	$182,895	$48,468	36
Gross loss	$(11,217)	$(1,611)	$9,606	(86)

Cost of goods sold increased by $48.5 million in 2019 compared to 2018. The $42.8 million increase in product cost of goods sold was driven by the increase in bus and charger acceptances. Cost of goods sold also increased compared to 2018 due to the increased number of charger installation and infrastructure projects in 2019. The $5.7 million increase in parts and other service cost of goods sold was primarily the result of increased powertrain and parts sales. Parts and other service cost of goods sold also increased due to higher headcount in the service organization to meet the needs of our growing customer base.

Gross loss improved by $9.6 million in 2019 compared to 2018. The improvement was primarily driven by labor productivity and volume-driven labor and overhead absorption improvements as well as reduced bill of materials and freight costs.

Operating expenses

Research and development

	Year Ended December 31,		$ Change	% Change
(dollars in thousands)	2018	2019
Research and development	$31,504	$35,477	$3,973	13%

Research and development expense increased by $4.0 million in 2019 compared to 2018. The increase was primarily due to the design of new features and functionality for our buses. Personnel expenses increased $5.2 million in 2019 when compared to 2018 due to increased product development efforts. Other increases in research and development expense in 2019 as compared to 2018 included increased equipment depreciation expense of $2.3 million, increased prototype parts and tooling expenses of $0.7 million and increased overhead allocation costs of $0.7 million. The increases were partially offset by decreased contractor labor and consulting expense of $5.7 million, mainly due to the non-recurrence of certain supplier development costs incurred in 2018.

Selling, general and administrative

	Year Ended December 31,		$ Change	% Change
(dollars in thousands)	2018	2019
Selling, general and administrative	$46,343	$56,132	$9,789	21%

Selling, general and administrative expense increased by $9.8 million in 2019 compared to 2018 primarily due to an increase in personnel expenses of $3.2 million, stock-based compensation expense of $2.7 million, consulting costs of $2.3 million, travel and entertainment of $0.7 million, and insurance expense of $0.9 million. 2018 included freight expense of $0.6 million related to moving production tools that did not recur in 2019.

Asset impairment charge

	Year Ended December 31,		$ Change	% Change
(dollars in thousands)	2018	2019
Asset impairment charge	$—	$6,440	$6,440	N/A

In 2019, we incurred an impairment charge of $6.4 million related to certain assets leased to customers due to introduction of new products and related technological advancements and the resulting change in expectations for the future cash flows associated with those assets.

Interest expense, net

	Year Ended December 31,		$ Change	% Change
(dollars in thousands)	2018	2019
Interest income	$(1,296)	$(1,447)	$(151)	12%
Interest expense	4,772	4,151	(621)	(13)
Interest expense, net	$3,476	$2,704	$(772)	(22)

Interest expense, net decreased by $0.8 million in 2019 compared to 2018 primarily due to increased interest income earned on a higher short-term investment balance and lower interest rates associated with our Senior Credit Facility.

Other expense (income), net

	Year Ended December 31,		$ Change	% Change
(dollars in thousands)	2018	2019
Other expense (income), net	$(918)	$(812)	$106	(12)%

In 2019, we recognized other income, net, of $0.8 million, a decrease of $0.1 million over 2018. Other income and expense primarily relates to sublease income and currency fluctuations that generate foreign exchange gains or losses on invoices denominated in currencies other than the U.S. dollar. The year-over-year change was due to variations in exchange rates and the start of sublease income in one facility, which began in 2018.

Quarterly results of operations

The following table sets forth selected unaudited quarterly statements of operations data for each of the eleven quarters ended September 30, 2020. In management’s opinion, the data below has been prepared on the same basis as the audited financial statements included elsewhere in this proxy statement/prospectus, and reflects all necessary adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the results of operations for these periods in accordance with U.S. GAAP. The following quarterly financial data should be read in conjunction with our audited financial statements and related notes included elsewhere in this proxy statement/prospectus. The results of historical periods are not necessarily indicative of the results to be expected for a full year or any future period.

	Three Months Ended
(in thousands)	Mar. 31, 2018	Jun. 30, 2018	Sept. 30, 2018	Dec. 31, 2018	Mar. 31, 2019	Jun. 30, 2019	Sept. 30, 2019	Dec. 31, 2019	Mar. 31, 2020	Jun. 30, 2020	Sept. 30, 2020
Product revenue	$21,522	$29,121	$33,136	$35,535	$41,390	$45,397	$50,343	$35,165	$50,663	$40,448	$46,142
Parts and other service revenue	531	311	870	2,184	755	1,700	2,053	4,481	2,536	1,612	1,395
Total revenue	22,053	29,432	34,006	37,719	42,145	47,097	52,396	39,646	53,199	42,060	47,537
Product cost of goods sold	26,348	30,119	33,150	41,044	41,981	44,750	47,907	38,790	48,229	38,327	43,949
Parts and other service cost of goods sold	614	729	1,208	1,215	870	2,081	2,438	4,078	2,792	1,391	1,679
Total cost of goods sold	26,962	30,848	34,358	42,259	42,851	46,831	50,345	42,868	51,021	39,718	45,628
Gross (loss) profit	(4,909)	(1,416)	(352)	(4,540)	(706)	266	2,051	(3,222)	2,178	2,342	1,909
Research and development	5,669	5,235	6,734	13,866	8,059	8,436	8,730	10,252	8,604	8,300	9,229
Selling, general and administrative	11,747	11,709	10,851	12,036	12,727	13,927	14,919	14,559	16,431	15,494	15,240
Asset impairment charge	—	—	—	—	—	—	—	6,440	—	—	—
Total operating expenses	17,416	16,944	17,585	25,902	20,786	22,363	23,649	31,251	25,035	23,794	24,469
Loss from operations	(22,325)	(18,360)	(17,937)	(30,442)	(21,492)	(22,097)	(21,598)	(34,473)	(22,857)	(21,452)	(22,560)
Interest expense, net	974	994	736	772	827	986	433	458	639	727	5,198
Other expense (income), net	(47)	(105)	(235)	(531)	(271)	(166)	(249)	(126)	1,329	520	19,102
Loss before income taxes	(23,252)	(19,249)	(18,438)	(30,683)	(22,048)	(22,917)	(21,782)	(34,805)	(24,825)	(22,699)	(46,860)
Provision for income taxes	—	—	—	—	—	—	—	—	—	—	—
Net loss	$(23,252)	$(19,249)	$(18,438)	$(30,683)	$(22,048)	$(22,917)	$(21,782)	$(34,805)	$(24,825)	$(22,699)	$(46,860)

____________

(1)      Includes stock-based compensation expense as follows:

	Three Months Ended
(in thousands)	Mar. 31, 2018	Jun. 30, 2018	Sept. 30, 2018	Dec. 31, 2018	Mar. 31, 2019	Jun. 30, 2019	Sept. 30, 2019	Dec. 31, 2019	Mar. 31, 2020	Jun. 30, 2020	Sept. 30, 2020
Cost of goods sold	$66	$171	$151	$165	$176	$198	$206	$246	$225	$228	$235
Research and development	$141	$236	$225	$625	$333	$335	376	392	372	350	461
Selling, general and administrative	$652	$1,033	$865	$1,046	$1,431	$1,521	1,608	1,698	1,828	1,868	1,984
Total stock-based compensation expense	$859	$1,440	$1,241	$1,836	$1,940	$2,054	$2,190	$2,336	$2,425	$2,446	$2,680

The following table sets forth our unaudited quarterly results of operations data for each of the periods indicated as a percentage of total revenue. Percentages presented in the following tables may not sum due to rounding.

	Three Months Ended
(as a percentage of total revenue)	Mar. 31, 2018	Jun. 30, 2018	Sep. 30, 2018	Dec. 31, 2018	Mar. 31, 2019	Jun. 30, 2019	Sep. 30, 2019	Dec. 31, 2019	Mar. 31, 2020	Jun. 30, 2020	Sep. 30, 2020
Product revenue	98%	99%	97%	94%	98%	96%	96%	89%	95%	96%	97%
Parts and other service revenue	2	1	3	6	2	4	4	11	5	4	3
Total revenue	100	100	100	100	100	100	100	100	100	100	100
Product cost of goods sold	119	102	97	109	100	95	91	98	91	91	92
Parts and other service cost of goods sold	3	2	4	3	2	4	5	10	5	3	4
Total cost of goods sold	122	105	101	112	102	99	96	108	96	94	96
Gross (loss) profit	(22)	(5)	(1)	(12)	(2)	1	4	(8)	4	6	4
Research and development	26	18	20	37	19	18	17	26	16	20	19
Selling, general and administrative	53	40	32	32	30	30	28	37	31	37	32
Asset impairment charge	—	—	—	—	—	—	—	16	—	—	—
Total operating expenses	79	58	52	69	49	47	45	79	47	57	51
Loss from operations	(101)	(62)	(53)	(81)	(51)	(47)	(41)	(87)	(43)	(51)	(47)
Interest expense, net	4	3	2	2	2	2	1	1	1	2	12
Other (income) expense, net	—	—	(1)	(1)	(1)	—	—	—	2	1	40
Loss before income taxes	(105)	(65)	(54)	(81)	(52)	(49)	(42)	(88)	(46)	(54)	(99)
Provision for income taxes	—	—	—	—	—	—	—	—	—	—	—
Net loss	(105)%	(65)%	(54)%	(81)%	(52)%	(49)%	(42)%	(88)%	(46)%	(54)%	(99)%

Quarterly revenue, cost of goods sold and gross (loss) profit trends

Over the periods presented, we have generally experienced growth in total revenue. Product revenue is directly correlated to customer deliveries and acceptances, although product mix can lead to variability in growth rates. Parts and other service revenue can be dependent on timing of certain customer deliveries of spare parts and battery and drivetrain systems, which leads to some variability in its growth rate and its contribution as a percentage of total revenue. During 2018, 2019 and 2020 our product revenue generally grew at an annual rate consistent with our parts and other service revenue, and as a result the percentage of total revenue approximated 96% of total revenue during those years. Certain quarters had specific variances. In the fourth quarter of 2018 and the fourth quarter of 2019, the total revenue from parts and other service increased due to higher incremental revenue from battery and drivetrain systems. The lower revenue in the fourth quarter of 2019 was due to a supplier performance issue causing delays in buses being completed which was resolved in the first quarter of 2020. However, due to COVID-19’s negative impact on travel and suppliers, as well as resulting customer delays on inspection of buses, revenue in 2020 was generally negatively impacted.

Cost of goods sold has generally grown at a slower rate than total revenue. This improvement is due to cost reduction efforts in the bill of materials and improved absorption of labor and overhead with increased volume. In the three months ended March 31, 2018, we recognized warranty expense of $3.0 million associated with specific product remediation required for buses sold before that date, which increased our product cost of goods sold as a percentage of revenue. In the fourth quarter of 2018, product cost of goods sold increased as a percentage of revenue due to the impacts of new product introduction, which included a write-off of tooling assets and an increase in excess and obsolete inventory reserves. In 2019, cost of goods sold declined as a percentage of total revenue due to improved labor productivity and labor and overhead absorption as well as reduced costs in the bill of materials and freight. In the fourth quarter of 2019, production was abnormally inefficient due to the first production efforts associated with a new drivetrain. Additionally, inventory reserves were increased in connection with the launch of a new product and the implied obsolescence of previous parts. In 2020, product cost of goods sold as a percentage of revenue declined as increased revenue from battery parts and drivetrain systems reduced unit costs.

There is additional variability in cost of goods sold as a percentage of total revenue that is due to customer and product mix for both product and parts and other service. As a result of cost of goods sold growing slower than total revenue over the periods presented, our gross (loss) profit has improved and in the second and third quarters of 2019 and throughout 2020, we achieved positive gross margin.

Quarterly expense trends

We invest in research and development based on product development timelines which are not necessarily consistent from year to year and are not based on the timing of total revenue. Research and development expense in 2018 reflected growth in the core vehicle and customer engineering team in preparation for the finalization and development of additional products which were launched in 2019 and the general growth in our customers and their requirements. In the fourth quarter of 2018, we incurred additional expense of $5.0 million related to the design of the 35-foot bus body. In 2019, research and development declined from the fourth quarter of 2018 but increased significantly again in the fourth quarter of 2019 due to increased depreciation and impairment expenses associated with engineering test assets. Engineering costs continue to increase in absolute terms as we finalize and launch new products but as a percentage of revenue, they have declined to the levels from 2018.

Selling, general and administrative expenses have generally increased in absolute dollars on a quarterly basis due to the growth in costs needed to support the business. The historic quarterly trend has not been consistent, mainly due to payments required to be made for suppliers in contract negotiations as demonstrated in the fourth quarter of 2019 and the second quarter of 2020. As a percentage of revenue, selling, general and administrative expenses declined in 2019 but have increased again in 2020 with financing and strategic initiatives.

An impairment charge was incurred in the fourth quarter of 2019. This expense was associated with our re-evaluation of the useful life and residual values of leased assets due to introduction of new products and related technological advancements and the resulting change in expectations for the future cash flows associated with those assets.

Liquidity and capital resources

As of September 30, 2020, we had cash and cash equivalents and short-term investments of $204.4 million. Our primary requirements for liquidity and capital are working capital, the improvement and expansion of existing manufacturing facilities, debt service, and general corporate needs. Historically, these cash requirements have been met through the net proceeds we received through private sales of equity securities, borrowings under our Loan Agreements, and payments received from customers.

We believe that our sources of existing cash and cash equivalents and short-term investments, funds available under our Loan Agreements, and payments from customers will be sufficient to meet our working capital and capital expenditure needs for at least the next twelve months. However, if we are unable to generate sufficient cash flows from operations in the future, or fund availability under our Loan Agreements is not sufficient, we may have to obtain additional equity or debt financing. The issuance and sale of additional equity would result in further dilution to our stockholders. The incurrence of indebtedness would result in increased fixed obligations and could result in significant financial and operating covenants that would restrict our operations. We cannot assure you that we will be able to obtain refinancing or additional financing on favorable terms or at all.

Hercules Credit Facility

In May 2015, we entered into the Hercules Credit Facility. After entering into the May 2019 amendment, our Hercules Credit Facility provided for a $10.0 million term loan. In August 2020, we repaid in full our obligations of $10.3 million including principal and accrued interest, and terminated this credit facility.

Senior Credit Facility

In May 2019, we entered into the Senior Credit Facility, which is a senior secured asset-based lending facility with borrowing capacity up to $75.0 million. The Senior Credit Facility is available on a revolving basis through the earlier of May 2024 or 91 days prior to the stated maturity of any subordinated debt in aggregate amount of $7.5 million or more. The maximum availability under the Senior Credit Facility is based on certain specified percentages of eligible accounts receivable and inventory, subject to certain reserves, to be determined in accordance with the Senior Credit Facility. The commitment under the Senior Credit Facility includes a $10.0 million letter of credit sub-line. Subject to certain conditions, the commitment may be increased by $50.0 million upon approval by the lender, and at our option, the commitment can be reduced to $25.0 million or terminated upon at least 15 days written notice.

The Senior Credit Facility is secured by a security interest on substantially all our assets except for intellectual property and other restricted property.

Borrowings under the Senior Credit Facility bear interest at per annum rates equal to, at our option, either (i) the base rate plus an applicable margin for base rate loan, or (ii) the London Interbank Offered Rate, or LIBOR, plus an applicable margin for LIBOR loan. The base rate is calculated as the greater of (a) the Lender prime rate, (b) the federal funds rate plus 0.5%, and (c) one-month LIBOR plus 1.0%. The applicable margin is calculated based on a pricing grid linked to quarterly average excess availability (as a percentage of borrowing capacity). For base rate loans, the applicable margin ranges from 0.0% to 1.5%, and for LIBOR Loans, it ranges from 1.5% to 3.0%. The unused line fee is 0.375% per annum of the actual daily amount of the unutilized revolver commitment and will be reduced to 0.25% under certain conditions.

The Senior Credit Facility contains certain customary non-financial covenants. In addition, the Senior Credit Facility requires us to maintain a Fixed Charge Coverage Ratio of at least 1.00:1.00 during such times as a covenant trigger event shall exist.

As of September 30, 2020, the outstanding balance was $16.8 million with a maturity date in May 2024. The interest rate was 4.50% as of September 30, 2020.

We have received consent to the Business Combination from the lender under the Senior Credit Facility.

Small Business Administration Loan

In May 2020, we received Small Business Administration (“SBA”) loan proceeds of $10.0 million from Town Center Bank pursuant to the Paycheck Protection Program (the “PPP loan”) under CARES Act. The PPP loan was in the form of a note that matures on May 6, 2022. The interest rate is 1.00% per annum and payable monthly commencing in December 2020. All or a portion of the loan may be forgiven by the SBA upon application with supporting documentation of expenditures in accordance with SBA requirements, which include employees being kept on the payroll for eight weeks after the date of the loan and the proceeds being used for payroll, rent, mortgage interest, or utilities. We applied for forgiveness of the PPP loan in December 2020.

Secured Convertible Promissory Notes

In August 2020, we entered into a Note Purchase Agreement for Secured Convertible Promissory Notes (“Convertible Notes”). The Convertible Notes have an aggregate principal amount of $200.0 million, with a cash interest of 5.0% per annum payable at each quarter end and a paid-in-kind interest of 4.5% per annum payable by increasing the principal balance at each quarter end. The Convertible Notes will mature in August 2025, and the Company may not make prepayment unless approved by the required holders of the Convertible Notes.

At or after an initial public offering in which we receives gross proceeds of not less than $100 million (a “QIPO”), or at the time of a merger, acquisition or other combination between us and a publicly-traded special purpose acquisition company (“SPAC transaction”), the holders may elect to convert the Convertible Notes into shares of common stock.

At the next bona fide equity financing following the Note Purchase Agreement, or 36 months after the date of the Note Purchase Agreement if no such equity financing shall have occurred, the holders may elect to convert the Convertible Notes into shares of the most senior series of our preferred stock.

The Convertible Notes will automatically be converted into common stock after a QIPO or SPAC transaction if certain price conditions are met at the time of the QIPO or SPAC transaction and in the subsequent public trading price of our common stock.

Each of the Convertible Notes shall rank equally without preference or priority of any kind over one another, but senior in all rights, privileges and preferences to all other shares of our capital stock and all other securities that are convertible into or exercisable for our capital stock directly or indirectly.

Prior to the maturity date or conversion of the entire balance of the Convertible Notes, in the event of a liquidation or sale of the Company, we shall pay to the holders of Convertible Notes the greater of (i) 150% of the principal balance of the Convertible Notes or (ii) the consideration that the holders would have received had the holders elected to convert the Convertible Notes into preferred stock immediately prior to such liquidation event.

The Convertible Notes do not entitle the holders to any voting rights or other rights as a stockholder of the Company, unless and until the Convertible Notes are actually converted into shares of our capital stock in accordance with their terms.

The Note Purchase Agreement contains certain customary non-financial covenants. In addition, the Note Purchase Agreement requires us to maintain liquidity at quarter end of not less than the greater of (i) $75.0 million and (ii) four times of cash burn for the three-month period then ended.

In connection with the issuance of the Convertible Notes, we issued to the purchasers of Convertible Notes warrants to purchase 5.1 million shares of our stock at an exercise price of $0.01 per share. The stock issuable upon exercise of the warrants shall be common stock, or in the event that a QIPO has not occurred within five years of the Note Purchase Agreement or in the event of a liquidation or sale of the Company, the most senior series of our preferred stock. The warrants are exercisable for 7 years, and will be automatically exercised in the event of a change of control transaction or the expiration of the warrants.

The warrants are freestanding financial instruments and classified as liability due to the possibility that they can become exercisable into convertible preferred stock. The warrant liability of $29.0 million was initially measured at fair value on its issuance date and recorded as a debt discount, and will be amortized during the term of the Convertible Notes to interest expense using effective interest method. The warrant liability is remeasured on a recurring basis at each reporting period date, with the change in fair value reported in other expense (income), net. The change in fair value of the warrant liability was not material for the nine months ended September 30, 2020.

The embedded features are composed of conversion options that have the economic characteristics of a contingent early redemption feature settled in shares of our stock rather than cash, because the total number of shares of our stock delivered to settle these embedded features will predominantly have a fixed value. These conversion options are bifurcated and accounted for separately from the host debt instrument. The derivative liability of $68.5 million was initially measured at fair value on its issuance date and recorded as a debt discount and will be amortized during the term of the Convertible Notes to interest expense using effective interest method. The derivative liability is remeasured on a recurring basis at each reporting period date, with the change in fair value reported in other expense (income), net. The change in fair value of the derivative liability was $19.1 million for the nine months ended September 30, 2020.

As of September 30, 2020, the outstanding balance was $201.2 million including PIK interest of $1.2 million. The amortization expense of debt discount and issuance costs was $1.9 million for the nine months ended September 30, 2020.

At the closing of the Business Combination, the holders of the Convertible Notes may optionally convert the outstanding balance under the Convertible Notes including unpaid interest into shares of New Proterra Common Stock at a conversion price of 75% of the SPAC Transaction Price Per Share as defined in the Convertible Notes. At any time after the expiration of the lock-up period following the closing of the Business Combination, the Convertible Notes will automatically be converted into common stock if the volume-weighted average price of the New Proterra Common Stock over a period of 20 consecutive trading days exceeds 150% of the conversion price. Based on current estimates of the conversion price, the automatic conversion of the notes will be triggered based on a VWAP of $9.89 in the no redemption scenario and $9.09 in the maximum redemption scenario. See “Description of Transactions — Treatment of Convertible Notes” for further information regarding the conversion price determination and the assumptions behind the current estimated conversion prices.

Performance bonds

Public transit agencies may require their suppliers to obtain performance bonds from surety companies or letters of credit to protect against non-performance. These performance guarantees are normally valid from contract effective date to completion of the contract, which is generally upon customer acceptance of the vehicle. Surety companies limit the maximum coverage they will provide based on financial performance and do not provide committed bonding facilities. Currently, we are required to cash collateralize a portion of the total performance bond amount. The collateral provided is shown as restricted cash on the balance sheet. As of September 30, 2020, we had $12.2 million of restricted cash related to performance bonds. We believe that we currently have sufficient capacity to meet the performance guarantee needs of our business through our arrangements with our primary surety provider.

Cash flows

The following table summarizes our cash flows:

	Year Ended December 31,		Nine Months Ended September 30,
(in thousands)	2018	2019	2019	2020
Cash flows (used in) provided by:
Operating activities	$(103,679)	$(97,294)	$(49,493)	$(59,592)
Investing activities	(34,650)	(35,227)	9,686	(44,741)
Financing activities	176,630	83,196	70,917	202,720
Net (decrease) increase in cash and cash equivalents, and restricted cash	$38,301	$(49,325)	$31,110	$98,387

Operating activities

Net cash used in operating activities in the nine months ended September 30, 2020 was $59.6 million compared to $49.5 million in the nine months ended September 30, 2019. In both periods, the cash used in operating activities was due to net losses and increases in working capital. The increase in net loss of $27.6 million between the comparison periods includes $19.1 million of non-cash change in the fair value of derivative liability. In the nine months ended September 30, 2020, cash provided by deferred revenue and other non-current liabilities was $5.3 million and $4.2 million, respectively, and was offset by uses of cash of $4.9 million, $4.1 million, $2.6 million and $2.6 million related to inventory, accounts payable and accrued liabilities, accounts receivable and prepaid expense and other current assets. In the nine months ended September 30, 2019, cash provided by accounts payable and accrued liabilities and deferred cost of goods sold of $6.0 million and $3.1 million, respectively, was offset by a use of cash of $4.9 million and $1.7 million related to other assets and accounts receivables, respectively. Non-cash expense arising from fair value change of warrant and derivative liabilities increased by $19.1 million, non-cash depreciation expense increased by $3.4 million, and non-cash interest expense increased by $2.1 million in the nine months ended September 30, 2020 as compared to the nine months ended September 30, 2019.

Net cash used in operating activities was $97.3 million in 2019 compared to $103.7 million in 2018. In both years, the cash used in operating activities was due to net losses and increases in working capital. The net loss increased by $9.9 million in 2019 as compared to 2018. In 2019, cash provided by deferred cost of goods sold and other non-current liabilities was $4.2 million and $1.1 million, respectively, and was offset by use of cash of $15.7 million, $9.0 million and $4.7 million related to inventory, accounts receivable and other assets, respectively. In 2018, cash used in inventory, accounts receivable, prepaid expense and other current assets, and deferred cost of goods sold was $23.6 million, $23.2 million, $5.0 million and $3.4 million, respectively, and was partially offset by cash provided of $12.5 million, $11.8 million and $3.0 million related to accounts payable and accrued liabilities, deferred revenue and other non-current liabilities, respectively. Non-cash depreciation expense increased by $3.4 million, stock-based compensation expense increased by $3.1 million, impairment charge increased by $6.4 million in 2019 as compared to 2018.

Investing activities

Net cash used in investment activities was $44.7 million in the nine months ended September 30, 2020 compared to net cash provided by investment activities of $9.7 million in the nine months ended September 30, 2019. The change is primarily driven by the increase of capital expenditure of $11.1 million and the net increase of $43.4 million related to the purchase of short-term investments in the nine months ended September 30, 2020 as compared to the nine months ended September 30, 2019.

Net cash used in investing activities was $35.2 million in 2019 compared to $34.7 million in 2018. The change was primarily driven by the decrease of net cash invested in short-term investments of $3.5 million in 2019. Capital expenditures of $13.8 million were $2.9 million lower in 2019 as compared to 2018.

Financing activities

Net cash provided by financing activities was $202.7 million in the nine months ended September 30, 2020 compared to $70.9 million in the nine months ended September 30, 2019. The net cash provided by financing activities in the nine months ended September 30, 2020 primarily resulted from proceeds from borrowings of $200.0 million through the issuance of the Convertible Notes, $14.3 million under the Senior Credit Facility, and $10.0 million from PPP loan, offset by $12.8 million repayment under the Senior Credit Facility and $10.0 million repayment of the Hercules Credit Facility. In the nine months ended September 30, 2019, we received $74.9 million in net proceeds from the issuance of our Series 8 preferred stock.

Net cash provided by financing activities was $83.2 million in 2019 as compared to $176.6 million in 2018. In 2019, we completed our Series 8 convertible preferred stock financing in which we received net proceeds of $86.7 million and we also received $21.4 million in proceeds from borrowing under the Senior Credit Facility, and $1.7 million in proceeds from the exercise of stock options. These amounts were offset by a $20.0 million repayment of a portion of the Hercules Credit Facility and a $6.5 million partial repayment of amounts previously borrowed under the Senior Credit Facility. In 2018, we completed a Series 6 convertible preferred stock financing extension in which we received net proceeds of $19.9 million, as well as a Series 7 convertible preferred stock financing in which we received additional cash of $153.7 million. We also received $1.9 million in proceeds from the exercise of stock options and $1.5 million of proceeds from government grants.

Contractual obligations

The following table summarizes our non-cancelable contractual obligations as of September 30, 2020 (in thousands):

	Payments Due By Period
	Total	Less Than 1 Year	1 – 3 Years	3 – 5 Years	More Than 5 Years
Leases(1)	$13,149	$3,679	$5,853	$2,913	$704
Debt principal(2)	228,054	—	10,000	218,054	—
Purchase obligations(3)	199,135	87,960	111,175	—	—
Total	$440,338	$91,639	$127,028	$220,967	$704

____________

(1)      Represents minimum operating lease payments under operating leases for office facilities and equipment, excluding potential lease renewals.

(2)      Including PIK interest added to principal balance through September 30, 2020.

(3)      Represents purchase orders or contracts for the purchase of certain goods and services and purchase commitments.

In August 2020, we entered into a Note Purchase Agreement for the Convertible Notes, which have an aggregate principal amount of $200.0 million and will mature in August 2025. We may not prepay amounts outstanding unless approved by the required holders of the Convertible Notes. The holders may optionally convert the outstanding balances under the Convertible Notes into Proterra capital stock in connection with the Closing, and such balances may be mandatorily converted into common stock following the Closing if certain criteria are met, in each case pursuant to the terms specified in the Note Purchase Agreement. See Note 5 to the Unaudited Condensed Financial Statement of Proterra Inc included elsewhere in this proxy statement/prospectus for details of conversion features.

Off-balance sheet arrangements

We have not created, and are not party to, any special-purpose or off-balance sheet entities for the purpose of raising capital, incurring debt, or operating our business. With the exception of letters of credit primarily used to support performance bond obligations, we do not have any off-balance sheet arrangements or relationships with entities that are not disclosed in our financial statements that have, or are reasonably likely to have, a material current or future effect on our financial condition, revenue, expenses, results of operations, liquidity, capital expenditures, or capital resources. In addition, we do not engage in trading activities involving non-exchange traded contracts.

Quantitative and qualitative disclosures about market risk

We are exposed to market risks in the ordinary course of our business. These risks primarily include interest rate and foreign currency risks as follows:

Interest rate risk

As of September 30, 2020, we had cash and cash equivalents and short-term investments of $204.4 million. Our cash and cash equivalents are held primarily in money market funds. We believe that we do not have any material exposure to changes in fair value as a result of changes in interest rates due to the short-term nature of these instruments. We have not been exposed to material risks on investment income due to changes in interest rates given the low levels of interest being earned.

We are exposed to interest rate risk related to our indebtedness that bears interest at floating rates based on the prime rate or LIBOR rate plus a specified margin. As of September 30, 2020, we had $16.8 million of principal outstanding under the Senior Credit Facility at an average rate of 4.50% per annum and $10.0 million of principal outstanding under the PPP loan at an interest rate of 1.0%, and $201.2 million of principal outstanding under the Convertible Notes at an cash interest rate of 5.0% and PIK interest rate of 4.5%.

Foreign exchange risk

We are exposed to foreign currency exchange rate risk, primarily related to certain raw material purchases denominated in Euros and certain accounts receivables from one customer denominated in Canadian dollars during 2019 and 2020. In 2018, 2019 and the nine months ended September 30, 2020, payments denominated in foreign currencies represented less than 5% of our total payments. The customer with accounts receivable denominated in Canadian dollars accounted for approximately 5% and 10% of our total revenue in 2019 and the nine months ended September 30, 2020, respectively. The exchange rate fluctuations accounted for $0.1 million of other income, $0.1 million of other income, and $0.9 million of other expense, in 2018, 2019 and the nine months ended September 30, 2020, respectively. The higher expense in 2020 was mainly due to foreign exchange rate fluctuation in the first half of 2020. As a result, we believe that we currently do not have any material exposure to changes in foreign currency exchange rates.

Critical accounting policies and estimates

Our financial statements are prepared in accordance with U.S. GAAP. The preparation of financial statements in conformity with U.S. GAAP requires us to make estimates, assumptions, and judgments that affect amounts of assets and liabilities reported in the financial statements, the disclosure of contingent assets and liabilities as of the date of the financial statements and reported amounts of revenues and expenses during the applicable periods. We base our estimates, assumptions, and judgments on historical experience and on various other factors that we believe to be reasonable under the circumstances. Different assumptions and judgments would change the estimates used in the preparation of our financial statements, which, in turn, could change the results from those reported. We evaluate our estimates, assumptions, and judgments on an ongoing basis. The critical accounting estimates, assumptions, and judgments that we believe have the most significant impact on our financial statements are described below.

Revenue recognition

We derive revenue primarily from the sale of vehicles and charging equipment, the installation of charging equipment, and the sale of batteries and powertrain components to other vehicle manufacturers, as well as the sale of spare parts and other services provided to customers. Product revenue consists of revenue earned from the sale of vehicles and charging equipment, the sale of batteries and powertrain components to other vehicle manufacturers, as well as installation of charging equipment. Product revenue also includes revenue from leasing vehicles, batteries and charging systems under operating leases. Parts and other service revenue includes sales of spare parts, revenue earned from the development of electric vehicle powertrain components, the design and development of battery and drive systems for other vehicle manufacturers, and sales of extended warranties.

Goods and services that are promised in our contracts include the sale of vehicles and charging equipment, the sale of batteries and powertrain components to other vehicle manufacturers, the installation of charging equipment, the sale of spare parts, and extended warranty. We assess the products and services promised in our contracts with customers at contract inception, and identify performance obligations for each promise to transfer to the customer a product or service that is distinct. If a product or service is separately identifiable from other items in the bundled arrangement and a customer can benefit from the product or service on its own, or with other resources that are readily available to the customer, then such product or service is considered distinct. Customer contracts typically have multiple performance obligations. Generally, our goods and services are considered separate performance obligations. While plug-in chargers represent a single performance obligation, the performance obligation related to the sale of overhead charging systems and the Proterra charging systems include related installation services as both the charging equipment and installation represent inputs of a combined integrated output which benefits the customer. Development services are typically sold on a stand-alone basis and are not bundled with other goods or services.

The transaction price of the contract is allocated to each performance obligation in a manner depicting the amount of consideration to which we expect to be entitled in exchange for transferring the goods or services to the customer, which we refer to as the allocation objective. If the allocation objective is met at contractual prices, no further allocations are made. Otherwise, we allocate the transaction price to each performance obligation identified in the contract on a relative standalone selling price basis.

To determine the standalone selling price of our promised products or services, we conduct an analysis to determine whether our products or services have an observable standalone selling price. In determining the observable standalone selling price, we require that a substantial majority of the standalone selling prices for a product or service fall within a reasonably narrow range. If we do not have a directly observable standalone selling price for a particular product or service, then we estimate a standalone selling price by using the estimated cost plus margin or by reviewing external and internal market factors including, but not limited to, pricing practices including historical discounting, major service groups, and the geographies in which we offer our products and services.

We recognize revenue when or as we satisfy a performance obligation by transferring control of a product or service to a customer. Amounts collected in advance of meeting all of the revenue recognition criteria are not recognized in the statement of operations and are instead recorded as deferred revenue on the balance sheets.

For vehicle sales, revenue is recognized upon acceptance by the customer. Revenue from sales and installation of overhead charging systems and Proterra charging systems is typically recognized upon acceptance by the customer. Under certain contract arrangements, the control of the performance obligations related to the overhead charging systems and Proterra charging systems is transferred over time, and the associated revenue is recognized over the installation period using an input measure based on costs incurred to date relative to total estimated costs to completion. Revenue from plug-in chargers is recognized upon delivery to the customer. The installation service for plug-in chargers meets the definition of a performance obligation and the associated revenue is recognized over the installation period using an input measure based on costs incurred to date relative to total estimated costs to completion. For spare parts sales, revenue is recognized upon shipment. Revenue from extended warranty is recognized over the life of the extended warranty using the time elapsed method. Development service contracts typically include the delivery of prototype products to customers. The performance obligation associated with the development of prototype products as well as batteries and powertrain components to other vehicle manufacturers, is satisfied at a point in time, upon shipping or delivery depending on the contractual terms.

Stock-based compensation expense

We use the fair value method for recording stock-based compensation expense. Stock-based compensation expense for stock options is estimated at the grant date based on each stock option’s fair value as calculated using the Black-Scholes option pricing model. We recognize stock-based compensation expense for stock option grants on a straight-line basis over the requisite service period for the entire award.

Determining the fair value of stock-based awards at the grant date requires judgment. The determination of the grant date fair value of stock options using an option pricing model is affected by our estimated common stock fair value, as well as assumptions regarding a number of complex and subjective variables. The assumptions used in the Black-Scholes option pricing model, other than the fair value of our common stock, are estimated as follows:

Expected term.    The expected term represents the period over which stock-based awards are expected to be outstanding. We do not have sufficient historical exercise data to provide a reasonable basis upon which to estimate expected term due to the limited period of time stock-based awards have been exercisable. As a result, we used the simplified method to calculate the expected term estimate based on the vesting and contractual terms of the stock option. Under the simplified method, the expected term is equal to the average of the stock-based award’s weighted average vesting period and its contractual term.

Expected volatility.    Expected volatility is a measure of the amount by which the stock price is expected to fluctuate. We estimate the expected volatility of the common stock underlying our stock options at the grant date by taking the average historical volatility of the common stock of a representative industry peer group of comparable publicly traded companies over a period approximately equal to the expected life of the stock options.

Risk-free interest rate.    The risk-free interest rate is the estimated average interest rate based on U.S. Treasury zero-coupon issues with remaining terms similar to the expected term of the options.

Dividend yield.    We have never declared or paid any cash dividends and do not presently plan to pay cash dividends in the foreseeable future. Consequently, we use an expected dividend yield of zero.

Forfeiture.    All stock-based payment awards are amortized on a straight-line basis over the requisite service periods of the awards, which are generally the vesting periods. We elected to account for forfeitures when they occur.

Common stock valuations.    In the absence of a public trading market, the fair value of our common stock was determined by our board of directors, with input from management, taking into account our most recent valuations from an independent third-party valuation firm. Our board of directors intended all stock options granted to have an exercise price per share not less than the per share fair value of our common stock on the date of grant. The valuations of our common stock were determined in accordance with the guidelines outlined in the American Institute of Certified Public Accountants Practice Aid, Valuation of Privately-Held-Company Equity Securities Issued as Compensation. The assumptions we use in the valuation models were based on future expectations combined with management judgment, and considered numerous objective and subjective factors to determine the fair value of our common stock as of the date of each option grant, including the following factors:

•        the liquidation preferences, rights, and privileges of our convertible preferred stock relative to the common stock;

•        our actual operating and financial performance;

•        current business conditions and projections;

•        our stage of development;

•        the likelihood and timing of achieving a liquidity event for the shares of common stock underlying the stock options, such as an initial public offering or sale of our company, given prevailing market conditions;

•        any adjustment necessary to recognize a lack of marketability of the common stock underlying the granted options;

•        the market performance of comparable publicly traded companies; and

•        the U.S. and global capital market conditions.

In valuing our common stock, our board of directors relied in part upon independent third-party valuation reports to determine the equity value of our business using various valuation methods including combinations of income and market approaches with input from management. The income approach estimates value based on the expectation of future cash flows that a company will generate. These future cash flows are discounted to their present values using a discount rate derived from an analysis of the cost of capital of comparable publicly traded companies in our industry or similar lines of business as of each valuation date and is adjusted to reflect the risks inherent in our cash flows.

The market approach estimates value considering an analysis of guideline public companies. The guideline public company method estimates value by applying a representative revenue multiple from a peer group of companies in similar lines of business to our forecasted revenue. To determine our peer group of companies, public marketplace companies, and automotive, trucking, and industrial companies were considered, and those that represented similar but alternative investment opportunities were selected. From time to time, the set of comparable companies were updated as new or more relevant information became available. This approach involves the identification of relevant transactions, and determining relevant multiples to apply to our revenue.

The equity values implied by the income and market approaches reasonably approximated each other as of each valuation date.

The hybrid probability-weighted expected return method (“PWERM”), was used to allocate the equity value amongst the various holders of our capital stock. Under the PWERM, the value of the common stock is estimated based on analysis of future values for the common stock assuming relevant events and expected future exit scenarios. The exit scenarios consisted of initial public offering scenarios and remain private scenario. The enterprise value derived under each scenario was based primarily on the income approach and the probability-weighted expected exit values under each scenario. Additionally, a discount was applied for lack of marketability.

In August 2020, we issued Convertible Notes that contain several conversion options. The Monte Carlo simulation was be the most appropriate valuation method given the variability of distributions to different share classes depending on the conversion terms upon various potential exit events of the Company and considering that the likelihood of such exit events and potential exit values were speculative as of the valuation date.

Application of these approaches involves the use of estimates, judgment, and assumptions that are highly complex and subjective, such as those regarding our expected future revenue, expenses, and future cash flows, discount rates, market multiples, the selection of comparable companies, and the probability of possible future events. Changes in any or all of these estimates and assumptions or the relationships between those assumptions impact our valuations as of each valuation date and may have a material impact on the valuation of our common stock.

For valuations after the completion of this offering, our board of directors will determine the fair value of each share of underlying common stock based on the closing price of our common stock as reported on the date of the grant. Future expense amounts for any particular period could be affected by changes in our assumptions or market conditions.

Embedded Derivatives and Warrant Liability

In August 2020, we issued Convertible Notes that contain embedded features subject to derivative accounting. These embedded features are composed of conversion options that have the economic characteristics of a contingent early redemption feature settled in shares of our stock rather than cash, because the total number of shares of our common stock delivered to settle these embedded features will predominantly have a fixed value. These conversion options are bifurcated and accounted for separately from the host debt instrument. Embedded derivatives are recognized as a derivative liability on our balance sheet. We measure these instruments at their estimated fair value and recognize changes in their estimated fair value in other expense (income), net in our statement of operations during the period when they occur.

We value these embedded derivatives as the difference between the estimated value of the Convertible Notes with and without such conversion features utilizing Monte Carlo simulation pricing model.

We classify warrants issued in connection with the Convertible Notes as a liability because they can become exercisable into common stock upon a Qualified Initial Public Offering (“QIPO”) or into convertible preferred stock after five years from issuance date in the event that there is no QIPO during such period. Such warrants are measured and recognized at fair value and are subject to remeasurement at each balance sheet date, with changes in the estimated fair value recorded in other expense (income), net in our statement of operations during the period when they occur. The fair value of the warrant liability is measured using Monte Carlo Simulation pricing model.

The key inputs to the valuation model include common stock fair value, equity volatility, expected term until a liquidity event, expected term until exercise, and risk-free interest rate.

Inventory

Inventories are recorded at the lower of cost and net realizable value using the first-in, first-out method. Inventory costs consist primarily of the costs of materials, manufacturing support costs, including labor and factory overhead associated with such production, and shipping costs. We assess the valuation of inventory and periodically record a provision, which increases cost of goods sold, to adjust inventory to its estimated net realizable value, including when we determine inventory to be in excess of anticipated demand or obsolete. Once inventory has been written-off or written-down, it creates a new cost basis for the inventory that is not subsequently written-up.

Warranty

We provide a limited warranty to customers on vehicles, charging systems, and battery and powertrain systems. The limited warranty ranges from one to twelve years depending on the components. Separately, we also periodically perform field service actions related to product service campaigns. Pursuant to these warranties and field service actions, we will repair, replace, or adjust the parts on the products that are defective in factory-supplied materials or workmanship. We record a warranty reserve for the products sold at the point of revenue recognition, which includes the best estimate of the projected costs to repair or replace items under the limited warranty and field service actions. These estimates are based on actual claims incurred to date and an estimate of the nature, frequency, and costs of future claims. These estimates are inherently uncertain given our relatively short history of sales, and changes to the historical or projected warranty experience may cause material changes to the warranty reserve in the future. The warranty reserve does not include projected warranty costs associated with the vehicles subject to lease accounting, as the costs to repair these warranty claims are expensed as incurred. The portion of the warranty reserve expected to be incurred within the next twelve months is included within accrued liabilities while the remaining balance is included within other long-term liabilities on the balance sheets.

Income taxes

Income taxes are computed using the asset and liability method, under which deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. In assessing the realizability of deferred tax assets, management determined that it is more likely than not that no deferred tax assets will be realized. Therefore, we have provided a full valuation allowance against deferred tax assets. A history of earnings will be required to release this valuation allowance.

Recent accounting pronouncements not yet adopted

See Note 2 to the Unaudited Condensed Financial Statement of Proterra Inc included elsewhere in this proxy statement/prospectus for recently issued accounting pronouncements not yet adopted.

MANAGEMENT OF NEW PROTERRA FOLLOWING THE BUSINESS COMBINATION

Unless the context otherwise requires, any reference in this section of this proxy statement/prospectus to the “Proterra,” “we,” “us” or “our” refers to Proterra and its consolidated subsidiaries prior to the consummation of the Business Combination and to New Proterra and its consolidated subsidiaries following the Business Combination.

Executive officers and directors after the Business Combination

Effective immediately after the consummation of the Business Combination, the business and affairs of New Proterra will be managed by or under the direction of the New Proterra Board. The management team of New Proterra is expected to be composed of the management team of Proterra. The following table lists the names, ages as of December 31, 2020, and positions of the individuals who are expected to serve as directors and executive officers of the post-combination company upon consummation of the Business Combination:

Name	Age	Position
Executive Officers:
John J. Allen	63	Chairman of the Board of Directors, President and Chief Executive Officer
Amy E. Ard	47	Chief Financial Officer
Gareth T. Joyce	47	President, Proterra Powered and Energy
JoAnn C. Covington	53	Chief Legal Officer, Head of Government Relations, Secretary
Joshua P. Ensign	47	Chief Operating Officer

Management Team:
Dustin Grace	39	Chief Technology Officer
Richard Huibregtse	58	Senior Vice President, Engineering
Kelly Scheib	37	Vice President, Human Resources
John Walsh	55	Senior Vice President of Sales

Directors:
John F. Erhard	46	Director
Jennifer M. Granholm	61	Director
Jochen M. Goetz	49	Director
Ryan C. Popple	43	Executive Director and Co-Founder
Brook F. Porter	43	Director
Jeannine P. Sargent	56	Director
Constance E. Skidmore	69	Director
Michael D. Smith	54	Director

Executive officers

John J. Allen will serve as President and Chief Executive Officer and as a member of the board of directors. Mr. Allen has served as Proterra’s President and Chief Executive Officer since March 2020, and has served as a member of Proterra’s board of directors since July 2017 and as Chairman of Proterra’s board of directors since January 2018. Prior to retiring in January 2015, Mr. Allen held a variety of leadership roles at Navistar International Corporation, a manufacturer of commercial trucks and buses, where he had worked since 1981, including as the President of the North America truck and parts division, Vice President and General Manager of the parts organization, and most recently as Executive Vice President and Chief Operating Officer of Navistar, Inc. from April 2013 to November 2014. Mr. Allen previously served on the board of directors of The Valspar Corporation from December 2011 to June 2017, prior to its acquisition by The Sherwin-Williams Company. He currently serves on the board of directors of the Milwaukee School of Engineering Board of Regents and Lurie Children’s Hospital of Chicago. Mr. Allen holds a B.S. degree from the Milwaukee School of Engineering and an M.B.A. from the Illinois Institute of Technology. We believe that Mr. Allen is qualified to serve on the New Proterra Board because of his extensive leadership and operational experience in the commercial trucking industry.

Amy E. Ard will serve as the Chief Financial Officer. Ms. Ard has served as Proterra’s Chief Financial Officer since May 2017. Ms. Ard was previously the Chief Financial Officer at Le Tote, Inc., an online clothing rental subscription company, from February 2016 to May 2017. Before that, she served in several roles at AMG Advanced Metallurgical Group N.V., a global specialty metals and engineering company, including as the Executive Vice President and Chief Financial Officer from April 2013 to January 2016 and as the Senior Vice President and Corporate Controller from October 2005 to April 2013. She also previously worked as a Division Controller at Precision Castparts Corp., an industrial goods and metal fabrication company, a Treasurer at PQ Corporation, a manufacturer of specialty chemicals and catalysts, and a Manager at PricewaterhouseCoopers LLP, a public accounting firm. Ms. Ard has a B.S. degree in Accountancy and an M.B.A. in Finance from Villanova University.

Gareth T. Joyce will serve as the President of Proterra Powered and Energy. Mr. Joyce has served as President of the Proterra Powered and Energy division since November 2020. Mr. Joyce previously worked at Delta Air Lines, Inc., an international airline company, serving as President of Delta Cargo between April 2016 and March 2020, Senior Vice President for Airport Customer Services between February 2017 and March 2020, and as Chief Sustainability Officer from March 2020 until November 2020. Mr. Joyce has also served as an Executive Board Member for DAL Global Services, LLC, doing business as Delta Global Services (now Unifi). Previously, Mr. Joyce served as President and Chief Executive Officer of Mercedes-Benz Canada Inc. in 2016, having formerly served as Vice President of Customer Services at Mercedes-Benz USA, LLC between 2012 and 2016, Vice President of Customer Services at Mercedes-Benz Cars Nederland B.V. between 2009 and 2012, and Vice President of Customer Service at Mercedes-Benz South Africa Ltd. between 2007 and 2009, and before that as Senior Technical Manager and a Divisional Manager for the same organization. Mr. Joyce has served on the board of directors of the American Cancer Society, a voluntary organization, since 2016. Mr. Joyce received a Masters of Commerce in Business Management from the University of Johannesburg in 2000 and a Bachelor of Science in Mechanical Engineering from the University of Witwatersrand in 1994.

JoAnn C. Covington will serve as the Chief Legal Officer, Head of Government Relations, and Secretary. Ms. Covington has served as Proterra’s Chief Legal Officer, Head of Government Relations and Secretary since April 2017. Before joining Proterra, Ms. Covington was Senior Vice President, General Counsel, and Corporate Secretary at Rocket Fuel Inc., a technology company that used artificial intelligence and big data systems to deliver digital advertising services, from March 2015 to April 2017. She served as Vice President, General Counsel and Corporate Secretary of Rocket Fuel from July 2012 through March 2015, and as its Chief Privacy Officer from December 2012 until April 2017. Prior to that, Ms. Covington was with Electronic Arts Inc., an interactive entertainment software company, from October 1998 until July 2012, where she held various senior roles, including division counsel for a major entertainment label. Ms. Covington holds a B.A. degree in government from Clark University and a J.D. degree from Harvard Law School.

Joshua P. Ensign will serve as Chief Operating Officer. Mr. Ensign has served as Proterra’s Chief Operating Officer since September 2016. Prior to his role at Proterra, he was the Vice President of Manufacturing at Tesla, Inc., where he was responsible for ramping production of the Model S, launching production of the Model X and building Tesla’s seat manufacturing factory. Prior to Tesla, Mr. Ensign worked in a variety of supply chain and manufacturing roles in Honeywell International Inc.’s Automation Controls, Turbo Technologies and Aerospace businesses. Mr. Ensign also served as an officer in the U.S. Army. Mr. Ensign holds a B.S. degree in Civil Engineering from Gonzaga University and an M.B.A. from the University of Southern California.

Management team

Dustin Grace will serve as the Chief Technology Officer. Mr. Grace has served as Proterra’s Chief Technology Officer since April 2020. Mr. Grace previously served as Proterra’s Vice President of Technology from October 2017 to April 2020, and before that as Director, Battery & HV Systems from September 2015 to October 2017. Prior to joining Proterra, he served as Engineering Manager, Battery Engineering at Tesla Motors from February 2007 until September 2015. Mr. Grace has also held various engineering roles at Honda R&D Americas, Inc. Mr. Grace holds a B.S. degree in Mechanical Engineering from the University of Colorado, Boulder.

Richard Huibregtse will serve as the Senior Vice President, Engineering. Mr. Huibregtse has served as Proterra’s Senior Vice President, Engineering since February 2018. Mr. Huibregtse was previously the Senior Vice President, Engineering of Edisun Microgrids, Inc., a developer of distributed solar power solutions, from February 2017 to February 2018.  Prior to that, he served as Senior Vice President, Engineering at eSolar, Inc., a

provider of concentrated solar power generation systems, from January 2012 to February 2017. Mr. Huibregtse has also held various engineering positions at Remy Inc, Delphi Automotive Systems and General Motors. Mr. Huibregtse holds a B.S. degree in Mechanical Engineering from Kettering University.

Kelly Scheib will serve as Vice President, Human Resources. Ms. Scheib has served as Proterra’s Vice President, Human Resources since January 2020. Prior to joining Proterra, Ms. Scheib was Vice President of Human Resources at Tindall Corporation, one of the largest precast concrete manufacturers in North America, from July 2016 until January 2020. She previously held Human Resources, Organizational Development, and Organizational Effectiveness roles at Hubbell Lighting, one of the largest lighting manufacturers in North America, between September 2006 and July 2016. Ms. Scheib holds a B.S. degree in Labor and Industrial Relations and an M.S. degree in Industrial Relations and Human Resources from Pennsylvania State University. She also holds a Senior Professional in Human Resources certification (SPHR) from the HR Certification Institute and a Senior Certified Professional certification from the Society for Human Resource Management (SHRM-SCP).

John Walsh will serve as the Senior Vice President of Sales for Proterra Transit. Mr. Walsh has served as Proterra’s Senior Vice President of Sales since January 2019. Prior to joining Proterra, from February 2018 to January 2019, Mr. Walsh served as President and Chief Operating Officer at Davey Coach Sales, Inc., one of the leading dealers of new and used mid-sized buses and shuttles in North America. Mr. Walsh was previously the President of REV Group, one of the largest bus manufacturing groups in the United States, from June 2015 to November 2017. Mr. Walsh has also served in senior sales and leadership positions at ARBOC Specialty Vehicles, VPG Autos, and National Bus Sales & Leasing, Inc. Mr. Walsh holds a B.A. degree in Business Administration from Methodist University.

Directors

John F. Erhard will serve on the board of directors. Mr. Erhard serves as the President, Chief Executive Officer and Director of ArcLight. Mr. Erhard is also a Partner and Head of ESG at ArcLight Capital, an energy infrastructure investment firm, where he has worked in various leadership positions since September 2001. During his time at the firm, ArcLight Capital has invested approximately $4 billion into renewable energy and electric grid companies. Mr. Erhard currently serves on the boards of directors of various private companies in the energy sector. Mr. Erhard earned a B.A. degree in Economics from Princeton University and a J.D. degree from Harvard Law School. We believe Mr. Erhard is qualified to serve on the New Proterra Board because of his broad operational and transactional experience in finance.

Jennifer M. Granholm will serve on the board of directors. Ms. Granholm has served as a member of Proterra’s board of directors since February 2017. Ms. Granholm was a Managing Partner for Sustainability at Ridge-Lane Limited Partners, a strategic advisory firm, from February 2018 to September 2020, and the Chief Executive Officer of Granholm Mulhern Associates, a speaking and leadership consulting firm, since January 2011. In addition, Ms. Granholm has taught policy at the Goldman School of Public Policy at the University of California, Berkeley since January 2011, and she has been a Senior Research Fellow at the Berkeley Energy and Climate Institute since January 2011, and a Senior Fellow at the Berkeley Center for Information Technology Research in the Interests of Society since 2015. From 2003 to 2011, Ms. Granholm served as the Governor of Michigan and prior to that was the Attorney General of Michigan. Ms. Granholm currently serves on various other boards of directors of private companies and organizations. She has served on the board of directors of Talmer Bancorp. Inc. and the Dow Chemical Company. Ms. Granholm holds a B.A. degree in Political Science from the University of California, Berkeley and a J.D. degree from Harvard Law School. We believe that Ms. Granholm is qualified to serve on the New Proterra Board because of her extensive experience working at the intersection of government. business, and sustainability efforts. Ms. Granholm has been announced as President Biden’s choice for Secretary of the Department of Energy, and if confirmed by the Senate, Ms. Granholm will resign from the New Proterra Board.

Jochen M. Goetz will serve on the board of directors. Mr. Goetz has served as a member of Proterra’s board of directors since September 2018. Mr. Goetz is the CFO and member of the board of directors of Daimler Truck AG, a subsidiary of Daimler AG, a multinational automotive corporation. Mr. Goetz has worked for Daimler for over 30 years, including in leading positions at Mercedes-Benz Trucks, Powertrain, and Daimler Trucks North America divisions and was the Head of Planning and Reporting for Mercedes-Benz Cars and the Daimler Group. Since April 2016, Mr. Goetz has served on the board of directors of Mitsubishi Fuso Truck and

Bus Corporation, a manufacturer of trucks and buses and a majority-owned subsidiary of Daimler. We believe that Mr. Goetz is qualified to serve on the New Proterra Board because of his experience in the trucking and heavy-duty vehicle industries in the United States and internationally.

Ryan C. Popple will serve on the board of directors. Mr. Popple has served as Proterra’s Executive Director and Co-Founder since March 2020, and served as Proterra’s President and Chief Executive Officer between May 2014 and March 2020. Mr. Popple has served on the board of directors of Qell Acquisition Corp since October 2020 and has also been a General Partner at R7 Partners Management LLC, a venture capital firm, since April 2020, as well as an advisor to Conductive Ventures II LLC, also a venture capital firm, since late 2020. Mr. Popple was a Partner at Kleiner Perkins Caufield & Byers, LLC, a venture capital firm, from April 2010 to October 2014. From July 2007 to May 2010, Mr. Popple served in a variety of senior roles at Tesla, Inc., a designer and manufacturer of electric vehicles and related clean energy generation and storage products, including as the Senior Director of Finance. Mr. Popple previously also held a senior financial analyst position at Cilion, Inc., a renewable fuels company, prior to its acquisition by Aemetis Advanced Fuels Keyes, Inc., and served as an officer in the U.S. Army. Mr. Popple currently serves on the board of directors of Silicon Valley Leadership Group and is a member of the California League of Conservation Voters Green Advisory Council. Mr. Popple holds a B.A. degree in Finance from the College of William and Mary and an M.B.A. from Harvard University. We believe Mr. Popple is qualified to serve on the New Proterra Board because of the historical knowledge, operational expertise, and continuity that he brings to the New Proterra Board and his experience working at the intersection of finance, technology and sustainability.

Brook F. Porter will serve on the board of directors. Mr. Porter has served as a member of the Proterra board of directors since February 2017. Mr. Porter is a founding partner at G2VP, LLC, a venture capital firm, which was founded in October 2016, and has been a partner in the Green Growth Fund at Kleiner Perkins Caufield & Byers since July 2010. Previously, Mr. Porter co-founded and served as the Executive Vice President of Primafuel, Inc., a technology provider for the bio-fuels industry, co-founded Nyansa Learning Corporation, a provider of in-home educational services for special needs children, served as the Manager of Research and Development at Intelligent Energy, Ltd, a fuel cell engineering company, and was a Group Team Leader at Hydrogen Burner Technology, Inc., a hydrogen fuel cell company. Mr. Porter currently serves on the boards of directors of various private companies. Mr. Porter holds a B.S. degree in Chemical Engineering from the University of California, Berkeley. We believe that Mr. Porter is qualified to serve on the New Proterra Board because of his significant experience investing in and serving on the boards of directors of other green technology companies.

Jeannine P. Sargent will serve on the board of directors. Ms. Sargent has served on Proterra’s board of directors since October 2018. Ms. Sargent has served on the board of directors of Synopsys Inc., an electronic design automation company, since September 2020. She also has served on the board of directors of Fortive Corporation since February 2019. In addition, Ms. Sargent serves in investment and advisory roles, that are focused on industries ranging from AI-enabled solutions to energy and sustainability, including serving as an Advisor at Breakthrough Energy Ventures since December 2018, Senior Advisor at Generation Investment Management LLP since November 2017, and Operating Partner and Senior Advisor at Katalyst Ventures Management LLC, an early-stage technology venture fund, since January 2018. Ms. Sargent previously served as a member of the board of directors at Cypress Semiconductor Corporation from December 2017 to May 2020. She was also an Entrepreneur in Residence/Venture Advisor at Crosslink Capital from 2010 to 2012. From January 2012 to October 2017, Ms. Sargent held multiple executive leadership roles at Flex Ltd., a leading contract design, engineering and manufacturing company, including President of Innovation and New Ventures and President of Flex’s Energy business. Prior to joining Flex Ltd., Ms. Sargent served as Chief Executive Officer at Oerlikon Solar AG, a thin-film silicon solar photovoltaic module manufacturer, from 2007 to 2010; as Executive Vice President and General Manager at Veeco Instruments, Inc. from 2004 to 2007; and as Chief Executive Officer of Voyan Technology, an embedded systems software provider from 1996 to 2001. Ms. Sargent has also served as a member of the board of trustees of Northeastern University since July 2017. We believe that Ms. Sargent is qualified to serve on the New Proterra Board because of her significant executive and operational experience, and her experience advising investors in green technology and serving on the boards of directors of technology and manufacturing companies.

Constance E. Skidmore will serve on the board of directors. Ms. Skidmore has served as a member of Proterra’s board of directors since March 2019. Prior to retiring in 2009, Ms. Skidmore was a partner at PricewaterhouseCoopers LLP, a public accounting firm, where she had worked since 1977, including as a member of its governing board. Ms. Skidmore has been a member of the board of directors and audit committee of Comfort

Systems USA, Inc. since December 2012 and a member of the board of directors and audit committee of Sensata Technologies Holding Plc since May 2017. She previously served on the board of directors and audit committee of ShoreTel, Inc. from 2014 until 2017, prior to its acquisition by Mitel Networks Corporation. Ms. Skidmore also currently serves on various other boards of directors of private companies and nonprofit organizations. She holds a B.S. degree in Psychology from Florida State University and an M.S. degree in Taxation from Golden Gate University. We believe that Ms. Skidmore is qualified to serve on the New Proterra Board because of her extensive strategic leadership experience and expertise in finance and accounting.

Michael. D. Smith will serve on the board of directors. Mr. Smith has served as a member of Proterra’s board of directors since May 2014. Since November 2020, Mr. Smith has been Chief Executive Officer of ForeFront Power, LLC., a renewable energy company wholly owned by Mitsui & Co., Ltd., a global energy infrastructure and investment company. Between November 2017 and November 2020 Mr. Smith was the Senior Vice President of Distributed Energy at Constellation, a competitive supplier of power, natural gas and energy related products and services, and a subsidiary of Exelon Corporation. Mr. Smith previously served in various senior management positions at Exelon Corporation itself, an electric power generation, competitive energy sales, transmission and distribution company, including as Vice President of Exelon Generation, Innovation and Strategy Development from February 2016 to October 2017 and as Vice President of Constellation Technology Ventures from June 2013 to February 2016. Mr. Smith served in management positions at Constellation Energy Group, Inc., an electric power generation, sales and distribution company between 2003 and 2013, and before that at Enron Corp., an energy commodities and services company, and as an associate at Bricker & Eckler LLP, a law firm. He has served and currently serves on the boards of directors of various private companies and nonprofit organizations. Mr. Smith holds a B.A. degree in Political Science and Economics from the University of Miami and a J.D. degree from the Duke University School of Law. We believe that Mr. Smith is qualified to serve on the New Proterra Board because of his significant executive experience in the energy field.

Election of executive officers

New Proterra’s executive officers are appointed by, and serve at the discretion of, the New Proterra Board.

Family relationships

There are no family relationships among any of New Proterra’s executive officers or directors.

Board composition

New Proterra’s business and affairs will be organized under the direction of the New Proterra Board. We anticipate that the New Proterra Board will consist of nine members upon the consummation of the Business Combination. Mr. Allen will serve as Chairman of the New Proterra Board. Upon consummation of the Business Combination, the New Proterra Board will appoint a lead independent director. The primary responsibility of the New Proterra Board will be to provide oversight, strategic guidance, counseling and direction to New Proterra’s management. The New Proterra Board will meet on a regular basis and additionally as required.

Classified board of directors

In accordance with the terms of the Proposed Certificate of Incorporation, which will be effective upon the consummation of the Business Combination, the New Proterra Board will consist of nine members and be divided into three classes of directors that will serve staggered three-year terms. At each annual meeting of stockholders, a class of directors will be elected for a three-year term to succeed the same class whose term is then expiring. As a result, only one class of directors will be elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective three-year terms. The New Proterra Board will be divided among the three classes as follows:

•        the Class I directors, which we anticipate will be Jeannine P. Sargent, Jochen M. Goetz, and John F Erhard, and their terms will expire at the first annual meeting of stockholders to be held after the consummation of the Business Combination;

•        the Class II directors, which we anticipate will be John J. Allen, Michael Smith, and Ryan C. Popple, and their terms will expire at the second annual meeting of stockholders to be held after the consummation of the Business Combination; and

•        the Class III directors, which we anticipate will be Constance E. Skidmore, Brook F. Porter, and Jennifer M. Granholm, and their terms will expire at the third annual meeting of stockholders to be held after the consummation of the Business Combination.

Each director’s term will continue until the election and qualification of his or her successor, or his or her earlier death, resignation, or removal. The Proposed Certificate of Incorporation and Proposed Bylaws, which, in each case, will be effective upon the consummation of the Business Combination will authorize only the New Proterra Board to fill vacancies on the New Proterra Board. Any increase or decrease in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. This classification of the New Proterra Board may have the effect of delaying or preventing changes in control of New Proterra.

Director independence

Upon the consummation of the Business Combination, the New Proterra Board is expected to determine that each of the directors except for Mr. Allen and Mr. Popple on the New Proterra Board will qualify as independent directors under the rules of The Nasdaq Stock Market LLC (“Nasdaq”), and SEC rules and regulations. Under the rules of Nasdaq, independent directors must comprise a majority of a listed company’s board of directors. In addition, the rules of Nasdaq require that, subject to specified exceptions, each member of a listed company’s audit, compensation, and nominating and governance committees be independent. Under the rules of Nasdaq, a director will only qualify as an “independent director” if, in the opinion of that company’s board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In making these determinations, our board of directors will review and discuss information provided by the directors and Proterra with regard to each director’s business and personal activities and relationships as they may relate to Proterra and its management, including the beneficial ownership of capital stock by each non-employee director and the transactions involving them as described in the section entitled “Certain Relationships and Related Party Transactions.”

Audit committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Exchange Act. In order to be considered independent for purposes of Rule 10A-3, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, the board of directors or any other board committee: (i) accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the listed company or any of its subsidiaries; or (ii) be an affiliated person of the listed company or any of its subsidiaries. New Proterra intends to satisfy the audit committee independence requirements of Rule 10A-3 as of the consummation of the Business Combination. Additionally, compensation committee members must not have a relationship with New Proterra that is material to the director’s ability to be independent from management in connection with the duties of a compensation committee member.

Committees of the board of directors

Effective upon the consummation of the Business Combination, the New Proterra Board will have three standing committees — an audit committee, a compensation committee and a nominating and ESG committee. Following the consummation of the Business Combination, copies of the charters for each committee will be available on New Proterra’s website.

Audit committee

New Proterra’s audit committee will consist of Mss. Sargent and Skidmore and Messrs. Goetz and Smith, with Ms. Skidmore serving as the chair.

Our board of directors is expected to determine that each of the members of the audit committee meet the independence requirements under Nasdaq and SEC rules and is financially literate, and Ms. Skidmore qualifies as an audit committee financial expert within the meaning of the SEC regulations and meets the financial sophistication requirements of the Nasdaq listing rules. In making this determination, our board of directors will consider Ms. Skidmore’s formal education and previous experience in financial roles. Both New Proterra’s independent registered public accounting firm and management periodically will meet privately with New Proterra’s audit committee.

The functions of this committee are expected include, among other things:

•        selecting a firm to serve as our independent registered public accounting firm to audit our financial statements;

•        ensuring the independence of the independent registered public accounting firm;

•        discussing the scope and results of the audit with the independent registered public accounting firm, and reviewing, with management and that firm, our interim and year-end operating results;

•        establishing procedures for employees to anonymously submit concerns about accounting, audit or other matters;

•        considering the adequacy of our internal controls;

•        reviewing related-party transactions that are material or otherwise implicate disclosure requirements; and

•        approving, or as permitted, pre-approving all audit and non-audit services to be performed by the independent registered public accounting firm.

The composition and function of the audit committee will comply with all applicable requirements of the Sarbanes-Oxley Act and all applicable SEC rules and regulations. New Proterra will comply with future requirements to the extent they become applicable to New Proterra.

Compensation committee

New Proterra’s compensation committee will consist of Ms. Granholm and Messrs. Porter and Smith, with Mr. Porter serving as the chair. Our board of directors is expected to determine that each of the members of New Proterra’s compensation committee meets the independence requirements under Nasdaq and SEC rules. Each member of this committee will also be a “non-employee director” within the meaning of Rule 16b-3 under the Exchange Act.

The functions of the compensation committee are expected to include:

•        reviewing and approving, or recommending that the New Proterra Board approve, the compensation and the terms of any compensatory agreements of our Chief Executive Officer and our other executive officers;

•        reviewing and recommending to the New Proterra Board the compensation of its directors;

•        administering our stock and equity incentive plans;

•        reviewing and approving, or making recommendations to the New Proterra Board with respect to, incentive compensation and equity plans;

•        establishing New Proterra’s overall compensation philosophy; and

•        such other functions as are required to comply with Nasdaq listing rules.

The composition and function of the compensation committee will comply with all applicable requirements of the Sarbanes-Oxley Act and all applicable SEC rules and regulations. New Proterra will comply with future requirements to the extent they become applicable to New Proterra.

Nominating and ESG Committee

New Proterra’s nominating and environmental, sustainability and governance committee (“nominating and ESG committee”) will consist of Ms. Sargent and Mr. Porter, with Ms. Sargent serving as the chair. Our board of directors is expected to determine that each of the members of New Proterra’s nominating and ESG committee meet the independence requirements under Nasdaq and SEC rules.

The functions of the nominating and ESG committee are expected to include:

•        identifying and recommending candidates for membership on the New Proterra Board;

•        recommending directors to serve on board committees;

•        oversight of the company’s environmental, social and governance initiatives;

•        reviewing and recommending to the New Proterra Board any changes to our corporate governance principles;

•        reviewing proposed waivers of the code of conduct for directors and executive officers;

•        overseeing the process of evaluating the performance of the New Proterra Board; and

•        advising the New Proterra Board on corporate governance matters.

The composition and function of the nominating and ESG committee will comply with all applicable requirements of the Sarbanes-Oxley Act and all applicable SEC rules and regulations. New Proterra will comply with future requirements to the extent they become applicable to New Proterra.

Compensation committee interlocks and insider participation

None of the intended members of New Proterra’s compensation committee is currently, or has been at any time, one of New Proterra’s officers or employees. John J. Allen served as a member of the board of directors and as a member of the compensation committee during 2020 and, during the 2020, was also an officer and employee of Proterra. The Proterra board of directors replaced Mr. Allen on the compensation committee when he became an officer and employee of Proterra. Mr. Popple served as an executive officer of Proterra but has not served on the compensation committee. No other intended executive officer of New Proterra has served as a member of Proterra’s board of directors, or as a member of the compensation or similar committee, of any entity that has one or more executive officers who served on New Proterra Board or compensation committee during 2020.

Code of business conduct and ethics

Prior to the completion of the Business Combination, our board of directors will adopt a code of business conduct and ethics that applies to all of our employees, officers and directors, including our President and Chief Executive Officer, Chief Financial Officer, and other executive and senior officers. The full text of this code of business conduct and ethics will be posted on the investor relations page of New Proterra’s website. The reference to New Proterra’s website address in this filing does not include or incorporate by reference the information on that website into this filing. New Proterra intends to disclose future amendments to certain provisions of this code of business conduct and ethics, or waivers of these provisions, on its website or in public filings to the extent required by the applicable rules.

Non-employee director compensation

The following table sets forth information concerning the compensation paid to certain of Proterra’s non-employee directors for the year ended December 31, 2020.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)(1)(2)	All other compensation ($)	Total ($)
Jochen M. Goetz	0	0	0	0	0
Brook F. Porter	0	0	49,381	0	49,381
Jeannine P. Sargent	0	0	49,381	0	49,381
Jennifer M. Granholm	0	0	49,381	0	49,381
Constance E. Skidmore	0	0	49,381	0	49,381
Michael D. Smith	0	0	49,381	0	49,381

____________

(1)      Amounts reflect the full grant date fair value of awards of stock or options granted during 2020 computed in accordance with ASC Topic 718, rather than the amounts paid to or realized by the named individual.

(2)      Each non-employee director, other than Mr. Goetz, was granted options to purchase 22,500 shares on December 21, 2020, which vest at a rate of 2.0833% each month from the date of grant.

Before the Business Combination, Proterra’s compensation committee evaluated and made periodic adjustments to director compensation in consultation with the compensation committee’s external compensation advisors but did not adopt a formal policy to provide cash or equity compensation to Proterra’s non-employee directors for their service on its board of directors or committees of its board of directors. In connection with the Business Combination, the New Proterra Board expects to approve the non-employee director compensation policy described below, which is designed to align compensation with New Proterra’s business objectives and the creation of stockholder value, while enabling New Proterra to attract, retain, incentivize and reward directors who contribute to the long-term success of the company.

Under the contemplated policy, on the date of each annual meeting of New Proterra’s stockholders, each non-employee director who is serving on the New Proterra Board prior to, and will continue to serve on the New Proterra Board following, such annual meeting will be granted Restricted Stock Units under the 2021 Equity Incentive Plan covering shares with a value equal to $100,000 (the “Annual Award”). The Annual Award will be granted on the date of the annual meeting of New Proterra’s stockholders (the “Annual Award Grant Date”). The Annual Award will vest on the earlier of (a) the date of the next annual meeting of New Proterra’s stockholders and (b) the date that is one year following the Annual Award Grant Date, subject to continued service on each applicable vesting date.

Each non-employee director will receive annual cash compensation of $50,000 for service on the New Proterra Board, and additional cash compensation for the chairperson of each committee as set forth below. All cash payments will be made quarterly in arrears and will be pro-rated for any partial quarters of service.

•        Lead Independent Director: $25,000

•         Audit Committee Chair: $12,000

•        Compensation Committee Chair: $10,000

•        Nominating and ESG Committee Chair: $7,500

The policy will also be subject to limits set forth in the 2021 Equity Incentive Plan, which provides that no non-employee director may receive awards under the 2021 Equity Incentive Plan with an aggregate fair value on the Annual Award Grant Date that, when combined with cash compensation received for service as a non-employee director, exceeds $750,000 in a calendar year.

New Proterra expects to review director compensation periodically to ensure that director compensation remains competitive such that New Proterra is able to recruit and retain qualified directors.

The New Proterra Board is expected to adopt Stock Ownership Guidelines that require each member of the New Proterra Board to achieve stock ownership with a value equal to five times his or her annual cash compensation within five years.

Executive compensation prior to the Business Combination

Unless the context otherwise requires, any reference in this section of this proxy statement/prospectus to the “Proterra,” “we,” “us” or “our” refers to Proterra prior to the consummation of the Business Combination and to New Proterra and its consolidated subsidiaries following the Business Combination.

The following tables and accompanying narrative set forth information about the 2020 compensation provided to our principal executive officer and the two most highly-compensated executive officers (other than our principal executive officer) who were serving as executive officers as of December 31, 2020. These executive officers were John J. Allen, our Chief Executive Officer, Amy E. Ard, our Chief Financial Officer, Gareth T. Joyce, President of Proterra Powered, and Ryan C. Popple, our former Chief Executive Officer, and we refer to them in this section as our “named executive officers.”

2020 summary compensation table

The following table presents summary information regarding the total compensation for services rendered in all capacities that was awarded to, earned by, or paid to our named executive officers for 2020.

Name and Principal Position	Salary ($)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)
John J. Allen, President and Chief Executive Officer	305,462	11,201,595	—	5,612	11,512,669
Amy E. Ard, Chief Financial Officer	334,231	991,820	—	12,893	1,338,944
Gareth T. Joyce, President, Proterra Powered and Energy	38,053	2,021,418	—	0	2,059,471
Ryan C. Popple Former Chief Executive Officer	226,108	0	—	7,195	233,303

____________

(1)      Amounts represent the aggregate grant date fair value of the stock options awarded to the named executive officer during 2020 in accordance with FASB Accounting Standards Codification Topic 718. The assumptions used in calculating the grant date fair value of the stock options reported in the Option Awards column are set forth in Note 9 of the notes to our financial statements included in this proxy statement/prospectus. Such grant-date fair market value does not take into account any estimated forfeitures related to service-vesting conditions.

(2)      The amounts reported in the column represent incentive cash bonuses earned pursuant to our Key Employee Incentive Plan in 2020. For additional information, see the section titled “— Non-Equity Incentive Plan Compensation.”

(3)      The amounts reported in this column represent our matching contributions made on behalf of our named executive officers under our 401(k) plan.

Equity compensation

Proterra previously granted, and New Proterra will, from time to time, grant equity awards to its named executive officers, which are generally subject to vesting based on each named executive officer’s continued service. Each of our named executive officers currently holds outstanding options to purchase shares of our common stock that were granted under our 2010 Plan, as set forth in the table below titled “2020 Outstanding Equity Awards at Fiscal Year-End.”

Non-Equity Incentive Plan Compensation

Under our 2020 Key Employee Incentive Plan, our named executive officers were eligible to earn cash incentives based on Proterra achieving certain financial and operational targets set by the board of directors. In             2021, based on the achievement of these corporate performance objectives, Proterra’s board of directors determined to award cash incentives for 2020 equal to         %,         %,         % and         % of each of Messrs. Allen, Popple, and Joyce and Ms. Ard, target incentive of $250,800, $90,000, $170,000, and $175,000, respectively, as set forth in the table above. Mr. Joyce’ cash incentive award for 2020 was prorated based on his hire date.

Potential payments upon termination or change of control

In September 2018, we entered into change-in-control and severance agreements (“Severance Agreements”) with certain of our executive officers. An executive offer other than our President and Chief Executive Officer or Mr. Popple who is terminated by us without cause outside of a change in control (as such term is defined in the Severance Agreement) will receive, in exchange for a customary release of claims: (i) a severance payment of six months base salary in equal installments and (ii) payment of premiums for continued medical benefits for up to six months. If our President and Chief Executive Officer is terminated by us without cause or he resigns for good reason (as such term is defined in the Severance Agreement) outside of a change in control (as such term is defined in the Severance Agreement) he will receive, in exchange for a customary release of claims: (i) a severance payment of twelve months base salary in equal installments and (ii) payment of premiums for continued medical benefits for up to twelve months. Mr. Popple’s Severance Agreement provides that if he is terminated by us without cause or he resigns for good reason outside of a change in control he will receive, in exchange for a customary release of claims: (i) a severance payment of twelve months base salary in equal installments and (ii) payment of premiums for continued medical benefits for up to twelve months.

If an executive officer’s (other than our President and Chief Executive Officer or Mr. Popple) employment is terminated by us without cause or by an executive for good reason within the three months preceding a change in control (but after a legally binding and definitive agreement for a potential change of control has been executed) or within the twelve months following a change in control, the Severance Agreement provides the following benefits in exchange for a customary release of claims: (i) a severance payment of twelve months base salary in equal installments and then-current target bonus opportunity (at the rates in effect immediately prior to the actions that resulted in the termination) (18 months for our President and Chief Executive Officer), (ii) 100% acceleration of any then-unvested equity awards (including equity awards that vest, in whole or in part, upon satisfaction of performance criteria), and (iii) payment of premiums for continued medical benefits for up to twelve months (18 months for our President and Chief Executive Officer). Mr. Popple’s Severance Agreement provides that if he is terminated by us without cause or he resigns for good reason within the three months preceding a change in control (but after a legally binding and definitive agreement for a potential change of control has been executed) or within the twelve months following a change in control he will receive, in exchange for a customary release of claims: (i) a severance payment of eighteen months base salary in equal installments, (ii) 100% acceleration of any then-unvested equity awards (including equity awards that vest, in whole or in part, upon satisfaction of performance criteria), and (iii) payment of premiums for continued medical benefits for up to eighteen months.

Each Severance Agreement is in effect until the earlier of (i) the termination of the executive officer’s employment other than in a situation described above and (ii) the date that we have met all our obligations under the Severance Agreement following the termination of the executive officer’s employment due to a situation described above.

The benefits under the Severance Agreements supersede all other cash severance and vesting acceleration arrangements (excluding equity awards that vest, in whole or in part, upon satisfaction of performance criteria, which will be governed by the terms of the applicable performance-based equity awards).

2020 outstanding equity awards at fiscal year-end

The following table presents, for each of our named executive officers, information regarding outstanding stock options as of December 31, 2020.

Name	Grant Date		Option Awards
			Number of Securities Underlying Unexercised Options
			Exercisable (#)(1)	Unexercisable (#)(1)	Exercise Price ($)	Expiration Date
John J. Allen	7/17/2017	(2)	196,875	28,125	1.94	7/16/2027
	2/28/2018	(3)	103,125	46,875	2.36	2/27/2028
	12/23/2019	(4)	12,500	37,500	5.35	12/22/2029
	3/16/2020	(5)	281,250	1,218,750	4.75	3/15/2030
	3/16/2020	(5)	21,052	84,208	4.75	3/15/2030
	3/16/2020	(5)	140,625	609,375	10.00	3/15/2030
	3/16/2020	(5)	140,625	609,375	15.00	3/15/2030
	3/16/2020	(5)	140,625	609,375	20.00	3/15/2030
	3/16/2020	(5)	140,625	609,375	25.00	3/15/2030
	3/16/2020	(6)	0	750,000	4.75	3/15/2030
	12/21/2020	(7)	0	5,625	4.26	12/20/2030

Gareth T. Joyce	12/21/2020	(8)	0	915,000	4.26	12/20/2030

Amy E. Ard	5/30/2017	(9)	154,638	51,546	1.94	5/30/2027
	5/30/2017	(9)	545,362	48,454	1.94	5/30/2027
	11/16/2018	(10)	37,500	37,500	4.82	11/15/2028
	12/29/2018	(11)	100,000	100,000	4.82	12/28/2028
	8/20/2020	(12)	25,000	175,000	4.12	8/19/2030
	8/20/2020	(13)	6,250	93,750	4.12	8/19/2030
	12/21/2020	(14)	0	50,000	4.26	12/20/2030

Ryan C. Popple	10/20/2014		1,832,880	0	1.18	10/19/2024
	04/21/2015		50,000	0	1.18	04/20/2025
	12/16/2016		65,414	0	1.79	12/15/2026
	12/16/2016	(15)	1,715,523	182,813	1.79	12/15/2026
	06/22/2018		233,290	0	3.80	06/21/2028
	12/29/2018	(16)	250,000	0	4.82	12/28/2028

____________

(1)      All of the outstanding equity awards were granted under the 2010 Plan, unless otherwise indicated. The equity awards are subject to vesting acceleration as set forth in the section titled “Potential Payments upon Termination or Change of Control.”

(2)      The stock option vests at a rate of 2.0833% of the shares of Proterra’s common stock underlying the stock option each month following the June 29, 2017 vesting commencement date.

(3)      The stock option vests at a rate of 25% of the shares of Proterra’s common stock underlying the stock option on February 28, 2019 and 6.25% of the shares of Proterra’s common stock underlying the stock option quarterly thereafter.

(4)      The stock option vests at a rate of 2.0833% of the shares of Proterra’s common stock underlying the stock option each month following the December 23, 2019 vesting commencement date.

(5)      The stock option vests at a rate of 2.0833% of the shares of Proterra’s common stock underlying the stock option each month following the March 16, 2020 vesting commencement date. As originally drafted, the vesting of the stock option was contingent on Mr. Allen’s continued status as the Chief Executive Officer of Proterra on each vesting date; on December 11, 2020, the stock option was amended to provide that the vesting of the stock option is subject to Mr. Allen’s continued status as a service provider of Proterra through each vesting date.

(6)      100% of the stock option will vest on the earliest of (i) the first trading day following the expiration of the “lockup” period applicable to Proterra’s initial public offering pursuant to an effective registration statement under the Securities Act covering the offer and sale by the company of its equity securities, (ii) the consummation of a change in control (as that term is defined in the 2010 Plan) of Proterra, or (iii) pursuant to an amendment to the stock option on December 11, 2020, the consummation of a merger, acquisition or other business combination involving a special purpose acquisition company that does not constitute a change in control of Proterra under Proterra’s 2010 Plan (the “Liquidity Requirement”). As originally approved, the vesting of the stock option was contingent on Mr. Allen’s continued status as the Chief Executive Officer of Proterra through the date on which the Liquidity Event (as that term is defined in the stock option agreement) is satisfied; on December 11, 2020, the stock option was amended to provide that the vesting of the stock option is subject to Mr. Allen’s continued status as a service provider of Proterra through the date on which the Liquidity Requirement is satisfied.

(7)      The stock option vests at a rate of 2.0833% of the shares of Proterra’s common stock underlying the stock option each month following the December 21, 2020 vesting commencement date. The stock option subject to this grant was awarded to Mr. Allen in connection with his service as a member of the Proterra board of directors.

(8)      The stock option vests at a rate of 25% of the shares of Proterra’s common stock underlying the stock option on November 17, 2021 and 6.25% of the shares of Proterra’s common stock underlying the stock option quarterly thereafter.

(9)      The stock option vests at a rate of 25% of the shares of Proterra’s common stock underlying the stock option on May 15, 2017 and 6.25% of the shares of Proterra’s common stock underlying the stock option quarterly thereafter.

(10)    The stock option vests at a rate of 6.25% of the shares of Proterra’s common stock underlying the stock option each quarter following the November 13, 2018 vesting commencement date.

(11)    The stock option vests at a rate of 6.25% of the shares of Proterra’s common stock underlying the stock option each quarter following the December 28, 2018 vesting commencement date.

(12)    The stock option vests at a rate of 6.25% of the shares of Proterra’s common stock underlying the stock option each quarter following the June 1, 2020 vesting commencement date.

(13)    The stock option vests at a rate of 6.25% of the shares of Proterra’s common stock underlying the stock option each quarter following the August 20, 2020 vesting commencement date.

(14)    The stock option vests at a rate of 6.25% of the shares of Proterra’s common stock underlying the stock option each quarter following the December 21, 2020 vesting commencement date.

(15)    The stock options vested quarterly at the rate of 6.25% of the total grant per quarter for the four years following the grant, until March 24, 2020. On March 24, 2020, in connection with Mr. Popple’s resignation as Proterra’s Chief Executive Officer, 225,000 of the unvested shares subject to this stock option were subjected to a new vesting schedule, pursuant to which the 225,000 unvested shares underlying the stock option vests at a rate of 6.25% each quarter following the March 24, 2020 vesting commencement date, of which 182,813 remain unvested. A further 176,250 unvested shares subject to this grant were cancelled on March 24, 2020.

(16)    On March 24, 2020, in connection with Mr. Popple’s resignation as Proterra’s Chief Executive Officer, 750,000 of the unvested shares subject to this stock option were cancelled.

Executive Compensation

Following the Closing, New Proterra intends to develop an executive compensation program that is designed to align compensation with New Proterra’s business objectives and the creation of stockholder value, while enabling the combined company to attract, motivate and retain individuals who contribute to the long-term success of the combined company. The executive compensation program may include an executive compensation plan for which the combined company would seek stockholder approval following the Closing. Decisions on the executive compensation program will be made by the compensation committee of the New Proterra Board.

BENEFICIAL OWNERSHIP OF SECURITIES

The following table sets forth information regarding the beneficial ownership of ArcLight ordinary shares as of the record date and of New Proterra Common Stock immediately following consummation of the Business Combination by:

•        each person known by ArcLight to be the beneficial owner of more than 5% of ArcLight’s outstanding ordinary shares on the record date;

•        each person known by ArcLight who may become beneficial owner of more than 5% of New Proterra’s outstanding Common Stock immediately following the Business Combination;

•        each of ArcLight’s current executive officers and directors;

•        each person who will become an executive officer or a director of New Proterra upon consummation of the Business Combination;

•        all of ArcLight’s current executive officers and directors as a group; and

•        all of New Proterra’s executive officers and directors as a group after the consummation of the Business Combination.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security. Under those rules, beneficial ownership includes securities that the individual or entity has the right to acquire, such as through the exercise of warrants or stock options or the vesting of restricted stock units, within 60 days of the record date. Shares subject to warrants or options that are currently exercisable or exercisable within 60 days of the record date or subject to restricted stock units that vest within 60 days of the record date are considered outstanding and beneficially owned by the person holding such warrants, options or restricted stock units for the purpose of computing the percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Shares issuable pursuant to Proterra Common Stock or underlying warrants and options of Proterra listed in the table below are represented in shares of New Proterra Common Stock, after giving effect to the Business Combination, including application of the Exchange Ratio. Except as noted by footnote, and subject to community property laws where applicable, based on the information provided to ArcLight, ArcLight believes that the persons and entities named in the table below have sole voting and investment power with respect to all shares shown as beneficially owned by them.

			After Business Combination
	Prior to Business Combination(2)		Assuming No Redemptions(3)		Assuming Maximum Redemptions(4)
Name and Address of Beneficial Owners(1)	Number of Shares	%	Number of Shares	%	Number of Shares	%
Directors and officers prior to the Business Combination:
Arno Harris(5)	35,000	*	35,000	*	35,000	*
Brian Goncher	35,000	*	35,000	*	35,000	*
Christine M. Miller	—	—	—	—	—	—
Daniel R. Revers(6)	6,797,500	19.6%	7,397,500	3.7%	7,397,500	4.4%
Ja-Chin Lee(5)	35,000	*	35,000	*	35,000	*
John F. Erhard	—	—	—	—	—	—
Kerrick S. Knauth	—	—	—	—	—	—
Marco F. Gatti	—	—	—	—	—	—
Steven Berkenfeld	35,000	*	35,000	*	35,000	*
All directors and officers prior to the Business Combination (nine persons)	6,937,500	20.0%	7,537,500	3.8%	7,537,500	4.4%

Directors and officers after the Business Combination:
John J. Allen(7)	—	—	1,720,130	*	1,720,130	*
Amy E. Ard(8)	—	—	840,902	*	840,902	*
Ryan C. Popple(9)	—	—	3,864,454	2.0%	3,864,454	2.3%
Gareth T. Joyce	—	—	—	—	—	—
Jochen M. Goetz (10)	—	—	9,408,185	4.8%	9,408,185	5.5%
Jennifer M. Granholm(11)	—	—	214,664	*	214,664	*
Constance E. Skidmore(12)	—	—	114,258	*	114,258	*
Brook F. Porter(13)	—	—	2,502,693	1.3%	2,502,693	1.5%
Jeannine P. Sargent(14)	—	—	130,992	*	130,992	*
Michael D. Smith(15)	—	—	135,175	*	135,175	*
John F. Erhard	—	—	—	—	—	—
All directors and officers after the Business Combination as a group (13 persons)	—	—	20,670,422	10.5%	20,670,422	12.2%

Five Percent Holders:
ArcLight CTC Holdings, L.P.(16)	6,797,500	20.0%	6,797,500	3.4%	6,797,500	4.0%
ArcLight CTC Investors, LLC(17)	—	—	600,000	*	600,000	*
Daimler Trucks & Buses US Holding Inc.(18)	—	—	9,408,185	4.8%	9,408,185	5.5%
Certain funds and accounts advised by Franklin Advisers, Inc(19)	—	—	17,949,618	9.1%	17,949,618	10.6%
KPCB Holdings, Inc., as nominee(20)	—	—	15,875,811	8.0%	15,875,811	9.4%
Entities affiliated with Tao Capital Partners, LLC(21)	—	—	11,922,041	6.0%	11,922,041	7.0%

____________

*        Less than 1%

(1)      Unless otherwise noted, the business address of each of the directors and officers prior to the Business Combination is 200 Clarendon Street, 55th Floor, Boston, Massachusetts, 02116 and the business address of each of the directors and officers after the Business Combination is 1815 Rollins Road, Burlingame, California 94010.

(2)      Prior to the Business Combination, the percentage of beneficial ownership of ArcLight on the record date is calculated based on (i) 27,750,000 Class A ordinary shares and (ii) 6,937,500 Class B ordinary shares, in each case, outstanding as of such date.

(3)      The expected beneficial ownership of New Proterra immediately upon consummation of the Business Combination, assuming no holders of public shares exercise their redemption rights in connection therewith and the Closing occurs, is based on 197,534,282 shares of New Proterra Common Stock outstanding as of such date, and consists of (i) 27,750,000 Class A ordinary shares that will convert into a like number of shares of New Proterra Common Stock, (ii) 6,937,500 Class B ordinary shares that will convert into a like number of shares of New Proterra Common Stock, (iii) 121,346,782 shares of New Proterra Common Stock that are expected to be issued to the holders of shares of common stock and preferred stock of Proterra at closing, and (iv) 41,500,000 shares of New Proterra Common Stock that will be issued in connection with the PIPE Financing pursuant to the Subscription Agreements.

(4)      The expected beneficial ownership of New Proterra immediately upon consummation of the Business Combination, assuming all holders of public shares exercise their redemption rights in connection therewith and the Closing occurs, is based on 169,784,282 shares of New Proterra Common Stock outstanding as of such date, and consists of (i) 6,937,500 Class B ordinary shares that will convert into a like number of shares of New Proterra Common Stock, (ii) 121,346,782 shares of New Proterra Common Stock that are expected to be issued to the holders of shares of common stock and preferred stock of Proterra at closing, and (iii) 41,500,000 shares of New Proterra Common Stock that will be issued in connection with the PIPE Financing pursuant to the Subscription Agreements.

(5)      Does not include any shares that may be deemed to be indirectly owned by this individual because of his or her ownership interest in the Sponsor.

(6)      Comprised of 6,797,500 Class A ordinary shares held directly by the Sponsor, prior to the consummation of the Business Combination. Following the consummation of the Business Combination, is expected to consists of (i) 6,797,500 shares of New Proterra Common Stock held directly by the Sponsor (10% of which shall be subject to certain vesting and forfeiture terms) and (ii) 600,000 shares of New Proterra Common Stock held directly by ArcLight CTC Investors, LLC (the “ArcLight Investors”) issued in connection with the PIPE Financing pursuant to the Subscription Agreements. Does not include 7,550,000 Class A ordinary shares underlying private placement warrants, or, following the consummation of the Business Combination, 7,550,000 shares of New Proterra Common Stock, in each case, that may not become exercisable within 60 days of the date hereof. Mr. Revers has voting and investment discretion with respect to the securities held by the Sponsor and ArcLight Investors, and thus may be deemed to have beneficial ownership of such securities. Mr. Revers expressly disclaims any such beneficial ownership of such securities, except to the extent of his individual pecuniary interests therein.

(7)      Represents 1,720,130 shares underlying options to purchase New Proterra Common Stock that are exercisable within 60 days of December 31, 2020, including 669,375 shares underlying the Equity Awards. See “Unaudited Pro Forma Condensed Combined Financial Information” for more details about these stock options.

(8)      Represents 840,902 shares underlying options to purchase New Proterra Common Stock that are exercisable within 60 days of December 31, 2020.

(9)      Represents 3,864,454 shares underlying options to purchase New Proterra Common Stock that are exercisable within 60 days of December 31, 2020.

(10)    Mr. Goetz is a member of various M&A approval bodies at Daimler AG and its subsidiaries, and as a result may, directly or indirectly, have voting and dispositive control over the shares held by Daimler Trucks & Buses US Holding Inc. (“DTBUS”). Mr. Goetz is the DTBUS designee to the Proterra board of directors, and is employed by Daimler Truck AG, the parent company of DTBUS. See footnote (18) below for additional information regarding DTBUS.

(11)    Represents 214,664 shares underlying options to purchase New Proterra Common Stock that are exercisable within 60 days of December 31, 2020.

(12)    Represents 114,258 shares underlying options to purchase New Proterra Common Stock that are exercisable within 60 days of December 31, 2020.

(13)    Represents (a) 135,175 shares underlying options to purchase New Proterra Common Stock that are exercisable within 60 days of December 31, 2020, (b) 1,000,000 shares of New Proterra Common Stock held directly by G2VP I, LLC, for itself and as nominee for G2VP Founders Fund I, LLC (“G2VP”) issued in connection with the PIPE Financing pursuant to the Subscription Agreements and (c) 1,367,518 shares of New Proterra Common Stock held by G2VP. Mr. Porter, together with Ben Kortlang, David Mount and Daniel Oros, is a managing member of G2VP I Associates, LLC, which is the managing member of G2VP, and may be deemed to share voting and dispositive control over the shares held by G2VP. Mr. Porter is also a partner in Kleiner Perkins Green Growth Fund, an entity affiliated with KPCB Holdings described in footnote (20) below, but does not hold voting or dispositive power over the shares held by KPCB Holdings. See footnote (20) below for additional information regarding KPCB Holdings.

(14)    Represents 130,992 shares underlying options to purchase New Proterra Common Stock that are exercisable within 60 days of December 31, 2020.

(15)    Represents 135,175 shares underlying options to purchase New Proterra Common Stock that are exercisable within 60 days of December 31, 2020.

(16)    Comprised of 6,797,500 Class A ordinary shares held directly by the Sponsor, prior to the consummation of the Business Combination. Following the consummation of the Business Combination, will consists of 6,797,500 shares of New Proterra Common Stock held directly by the Sponsor (10% of which shall be subject to certain vesting and forfeiture terms). Does not include 7,550,000 Class A ordinary shares underlying private placement warrants, or, following the consummation of the Business Combination, 7,550,000 shares of New Proterra Common Stock, in each case, that may not become exercisable within 60 days of the date hereof. Mr. Revers has voting and investment discretion with respect to the securities held by the Sponsor and ArcLight Investors, and thus may be deemed to have beneficial ownership of such securities. Mr. Revers expressly disclaims any such beneficial ownership of such securities, except to the extent of his individual pecuniary interests therein. The business address of Sponsor and Mr. Revers is 200 Clarendon Street, 55th Floor, Boston, MA, 02116.

(17)    Consists solely of shares of New Proterra Common Stock held directly by ArcLight Investors issued in connection with the PIPE Financing pursuant to the Subscription Agreements. ArcLight Capital Holdings, LLC (“ArcLight Holdings”) is the manager of ArcLight Investors. ACHP II, L.P. (“ACHP II”) is the managing member of ArcLight Holdings. ACH GP, LLC (“ACH GP”) is the general partner of ACHP II. ACH GP is controlled by Daniel R. Revers. The business address of each of the foregoing entities and Mr. Revers is 200 Clarendon Street, 55th Floor, Boston, MA, 02116.

(18)    Consists of (i) 7,408,185 shares of New Proterra Common Stock held by DTBUS and (ii) 2,000,000 shares of New Proterra Common Stock held directly by DTBUS issued in connection with the PIPE Financing pursuant to the Subscription Agreements. DTBUS is a wholly owned indirect subsidiary of Daimler AG. Daimler AG is a publicly held entity. The address of DTBUS is 4555 N. Channel Avenue Portland, Oregon 97217.

(19)    Represents (a) 3,595,579 shares of New Proterra Common Stock held by Franklin Strategic Series — Franklin Growth Opportunities Fund, or Franklin Growth Opportunities, (b) 3,243,566 shares of New Proterra Common Stock held by Franklin Strategic Series — Franklin Small Cap Growth Fund, or Franklin Small Cap Growth, (c) 1,264,595 shares of New Proterra Common Stock held by Franklin Strategic Series — Franklin Small-Mid Cap Growth Fund, or Franklin Small-Mid Cap Growth, (d) 2,016,702 shares of New Proterra Common Stock held by Franklin Templeton Investment Funds — Franklin Technology Fund, or Franklin Technology, and (e) 3,329,176 shares of New Proterra Common Stock held by Franklin Templeton Investment Funds — Franklin U.S. Opportunities Fund, and, together with Franklin Growth Opportunities, Franklin Small Cap Growth, Franklin Small-Mid Cap Growth, and Franklin Technology, the Franklin Funds. Franklin Advisers, Inc., or FAV, is the investment manager of the Franklin Funds. FAV is an indirect wholly owned subsidiary of a publicly traded company, Franklin Resources, Inc., or FRI, and may be deemed to be the beneficial owner of these securities for purposes of Rule 13d-3 under the Exchange Act in its capacity as the investment adviser to such funds and accounts pursuant to investment management contracts that grant investment and/or voting power to FAV. When an investment management contract (including a sub-advisory agreement) delegates to FAV investment discretion or voting power over the securities held in the investment advisory accounts that are subject to that agreement, FRI treats FAV as having sole investment discretion or voting authority, as the case may be, unless the agreement specifies otherwise. Accordingly, FAV reports for purposes of Section 13(d) of the Exchange Act that it has sole investment discretion and voting authority over the securities covered by any such investment management agreement, unless otherwise specifically noted. The address of the Franklin Funds is c/o Franklin Advisers, Inc., One Franklin Parkway, San Mateo, California 94403.

(20)    Consists of 15,875,811 shares held by KPCB Green Growth Fund, LLC (“KPCB GGF”) and 830,701 shares held by individuals and entities associated with Kleiner Perkins Caufield & Byers (“KPCB”). All shares are held for convenience in the name of KPCB Holdings, Inc., as nominee for the accounts of such individuals and entities. The managing member of KPCB GGF is KPCB GGF Associates, LLC (“GGF Associates”). Brook Byers, L. John Doerr, Raymond Lane, Ben Kortlang and Theodore Schlein, the managing members of GGF Associates, exercise shared voting and dispositive control over such shares. The managing members disclaim beneficial ownership of all shares held by GGF Fund except to the extent of their pecuniary interest therein. The principal business address of KPCB is c/o Kleiner Perkins Caufield & Byers, 2750 Sand Hill Road, Menlo Park, California 94025.

(21)    Represents (a) 320,707 shares of New Proterra Common Stock held by Tao NILOC LLC, or Tao NILOC, and (b) 8,616,165 shares of New Proterra Common Stock held by Tao Pro LLC, or Tao Pro, (c) 64,604 shares of New Proterra Common Stock held by Tao Big LLC, or Tao Big, (d) 19,381 shares of New Proterra Common Stock held by 40 FOXES LLC, or 40 FOXES, (e) 32,302 shares of New Proterra Common Stock held by BROOKS JL LLC, or BROOKS JL and (f) 77,524 shares of New Proterra Common Stock held by PBCJL LLC, or PBCJL and together with Tao NILOC, Tao Pro, Tao Big, 40 FOXES and BROOKS JL, or Tao. Each of Christopher Olin and Joseph I. Perkovich, the managers of Tao NILOC, has sole voting and dispositive power over the shares held by Tao NILOC, and each of Nicholas J. Pritzker and Joseph I. Perkovich, the managers of Tao Pro, has sole voting and dispositive power over the shares held by Tao Pro. The address of Tao is c/o Tao Capital Partners LLC, 1 Letterman Drive, Suite C4-420, San Francisco, California 94129.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Certain Relationships and Related Person Transactions — ArcLight

Founder Shares

On August 3, 2020, the Sponsor paid an aggregate of $25,000 for certain expenses on behalf of the Company in exchange for issuance of 8,625,000 Class B ordinary shares, of which 6,937,500 remain outstanding. On September 3, 2020, the Sponsor transferred 35,000 founder shares to each of Arno Harris, Ja-Chin Audrey Lee, Brian Goncher and Steven Berkenfeld, the Company’s independent director nominees. On September 18, 2020, the Sponsor irrevocably surrendered to the Company for cancellation and for nil consideration 1,437,500 Class B ordinary shares. All shares and associated amounts have been retroactively restated to reflect the share surrender. The Founder Shares currently represent 20% of the Company’s issued and outstanding shares. The underwriters partially exercised their over-allotment option on September 29, 2020, with the remaining portion of the over-allotment option expiring at the conclusion of the 45-day option period. As a result of the expiration of the over-allotment option, an aggregate of 250,000 Founder Shares were forfeited by the Sponsor, and currently 6,937,500 Class B ordinary shares remain outstanding.

Related Party Loans

On August 3, 2020, the Sponsor agreed to loan the Company up to $300,000 to be used for the payment of costs related to the Initial Public Offering pursuant to a promissory note (the “Note”). The Note is non-interest bearing, unsecured and due upon the closing of the Initial Public Offering. As of September 30, 2020, the Company had borrowed approximately $154,000 under the Note, but the Note has been subsequently repaid in full.

In addition, in order to finance transaction costs in connection with a business combination, the Sponsor, members of the Company’s founding team or any of their affiliates may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a business combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a business combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1.5 million of such Working Capital Loans may be convertible into warrants of the post business combination entity at a price of $1.00 per warrant. The warrants would be identical to the Private Placement Warrants. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. To date, the Company had no borrowings under the Working Capital Loans.

Administrative Services Agreement

The Company entered into an agreement that provides that, commencing on the date that the Company’s securities are first listed on Nasdaq Stock Market through the earlier of consummation of the initial Business Combination and the liquidation, the Company may pay the Sponsor $10,000 per month for office space, secretarial and administrative services provided to the Company.

In addition, the Sponsor, officers and directors, or their respective affiliates will be reimbursed for any out-of-pocket expenses incurred in connection with activities on the Company’s behalf such as identifying potential target businesses and performing due diligence on suitable Business Combinations. The Company’s audit committee reviews on a quarterly basis all payments that are made by the Company to the Sponsor, executive officers or directors, or their affiliates. Any such payments prior to an initial Business Combination will be made using funds held outside the Trust Account.

Private Placement Warrants

Simultaneously with the closing of the initial public offering, the Sponsor purchased an aggregate of 7,550,000 private placement warrants at a price of $1.00 per private placement warrant in a private placement, generating gross proceeds of $7.55 million.

The private placement warrants (including the shares issuable upon exercise of such warrants) will not be transferable or salable until 30 days after the completion of an initial business combination.

Each whole private placement warrant is exercisable for one whole Class A ordinary share at a price of $11.50 per share. The proceeds from the private placement warrants were added to the proceeds from the initial public offering held in the Trust Account. If ArcLight does not complete an initial business combination within the Combination Period, the private placement units and the underlying securities will expire worthless. The private placement warrants will be non-redeemable and exercisable on a cashless basis so long as they are held by the Sponsor or its permitted transferees.

ArcLight Amended and Restated Registration Rights Agreement

ArcLight has previously entered into a registration and shareholder rights agreement pursuant to which its Initial Shareholders and their permitted transferees, if any, are entitled to certain registration rights with respect to the private placement warrants, the securities issuable upon conversion of working capital loans (if any) and the Class A ordinary shares issuable upon exercise of the foregoing and upon conversion of the founder shares. At the Closing, New Proterra, the Sponsor and other holders of New Proterra Common Stock will enter into the Amended and Restated Registration Rights Agreement, which will supersede the registration and shareholder rights agreement, and pursuant to which, among other things, the Sponsor and such holders will be granted certain customary registration rights, demand rights and piggyback rights with respect to their respective shares of New Proterra Common Stock. For additional information, see “Business Combination Proposal — Related Agreements — Amended and Restated Registration Rights Agreement.”

PIPE Financing

In connection with the consummation of the Business Combination, the PIPE Investors will purchase $415,000,000 of New Proterra Common Stock in a private placement. The funds from such private placement will be used as part of the consideration to New Proterra’s equityholders in connection with the Business Combination, and any excess funds from such private placement would be used for working capital in New Proterra. As part of the 41,500,000 shares of New Proterra Common Stock to be issued pursuant to the Subscription Agreements, certain affiliates of ArcLight have agreed to subscribe for and purchase 600,000 shares of New Proterra Common Stock on the same terms and conditions of the other PIPE Investors at a price of $10.00 per share, for aggregate gross proceeds of $6 million. For additional information, see “Business Combination Proposal — Related Agreements — PIPE Financing.”

Sponsor Support Agreement

Concurrently with the execution of the Merger Agreement, Sponsor, and other holders of Class B ordinary share, entered into the Sponsor Support Agreement with ArcLight and Proterra, pursuant to which the Initial Shareholders agreed to, among other things, (i) vote at any meeting of the shareholders of ArcLight all of their ordinary shares held of record or thereafter acquired in favor of the proposals being presented at the extraordinary general meeting of ArcLight, (ii) be bound by certain other covenants and agreements related to the Business Combination and (iii) be bound by certain transfer restrictions with respect to such securities, prior to the closing of the Business Combination, in each case, on the terms and subject to the conditions set forth in the Sponsor Support Agreement.

Sponsor Letter Agreement

Concurrently with the execution of the Merger Agreement, the Sponsor entered into the Sponsor Letter Agreement with ArcLight and Proterra, pursuant to which the parties thereto agreed, among other things, (i) to certain vesting and forfeiture terms with respect to 10% of the New Proterra Common Stock beneficially owned by the Sponsor immediately following the closing, (ii) to cause ArcLight’s designee to the ArcLight Board to resign in the event the Sponsor sells, disposes of, transfers or assigns (other than to an affiliate) 50% or more of the ordinary shares held beneficially by the Sponsor as of the closing of the Business Combination, and (iii) to subject the Sponsor to a 180-day post-closing lock-up with respect to its shares of New Proterra Common Stock, in each case, on the terms and subject to the conditions set forth in the Sponsor Letter Agreement. The Sponsor Letter Agreement was subsequently amended to provide that the 180-day post-closing lock-up period will terminate early with respect to (A) 33% of the shares subject to the lock-up agreement on the business day after the Release Condition (as defined below) is satisfied during the period starting on the day after the Closing Date and ending on the 119th day after the Closing Date; provided, that such early termination will occur no earlier than the later of sixty (60) days after the Closing and thirty (30) days after the registration statement registering shares of New Proterra Common Stock issued in the PIPE Financing is declared effective under the Securities Act; and (B) 33% of the shares subject to the lock-up agreement on the business day after the Release Condition is satisfied during the period starting 120 days after the Closing. The “Release Condition” occurs if over any 20 trading days within any 30 trading day period, the VWAP of the New Proterra Common Stock is greater than or equal to $20.00 per share or there occurs any transaction resulting in a change in control with a valuation of the New Proterra Common Stock that is greater than or equal to $20.00 per share.

Certain Relationships and Related Person Transactions — Proterra

PIPE Financing

In January 2021, certain existing stockholders of Proterra entered into Subscription Agreements with ArcLight to subscribe for shares of ArcLight common stock at a purchase price of $10.00 per share as part of the PIPE Transaction.

Name of Stockholder	Shares of ArcLight Common Stock	Total Purchase Price ($)
Certain funds and accounts advised by Franklin Advisers, Inc.(1)	4,500,000	45,000,000
Daimler Trucks & Buses US Holding Inc.(2)	2,000,000	20,000,000
Entities affiliated with G2VP I LLC(3)	1,000,000	10,000,000

____________

(1)      Consists of shares subscribed for by Franklin Custodian Funds — Franklin Growth Fund, Franklin Strategic Series — Franklin Natural Resources Fund, Franklin Templeton Investment Funds — Franklin Natural Resources Fund, Franklin Strategic Series — Franklin Small Cap Growth Fund, Franklin Strategic Series — Franklin Small-Mid Cap Growth Fund, Franklin Strategic Series — Franklin Growth Opportunities Fund, Franklin Templeton Investment Funds — Franklin U.S. Opportunities Fund, and Franklin Templeton Investment Funds — Franklin Technology Fund, and which collectively hold more than 5% of Proterra’s outstanding capital stock.

(2)      Jochen M. Goetz, a member of Proterra’s board of directors, is the CFO and member of the Board of Directors of Daimler Truck AG, the parent company of DTBUS.

(3)      Brook F. Porter, a member of Proterra’s board of directors, is a partner at G2VP, LLC and at KPCB Holdings, Inc.

Series 8 convertible preferred stock financing

From August through October 2019, Proterra sold an aggregate of 12,576,907 shares of its Series 8 convertible preferred stock at a purchase price of approximately $6.9075 per share for an aggregate purchase price of approximately $86.9 million. The following table summarizes the Series 8 convertible preferred stock purchased by related persons and their affiliated entities:

Name of Stockholder	Shares of Series 8 Convertible Preferred Stock	Total Purchase Price ($)
Certain funds and accounts advised by Franklin Advisers, Inc.(1)	718,722	4,964,572
Entities affiliated with Tao Pro LLC(2)	3,329,714	23,000,000
Daimler Trucks & Buses US Holding Inc.(3)	2,171,552	14,999,995

____________

(1)      Consists of shares purchased by Franklin Strategic Series — Franklin Growth Opportunities Fund, Franklin Templeton Investment Funds — Franklin Technology Fund, and Franklin Templeton Investment Funds — Franklin U.S. Opportunities Fund, which collectively hold more than 5% of Proterra’s outstanding capital stock.

(2)      Consists of shares purchased by 40 Foxes LLC, Brooks JL LLC, PBCJL LLC, Tao Big LLC, Tao NILOC LLC, and Tao Pro LLC, which together hold more than 5% of our outstanding capital stock. Ryan Popple, a member of our board of directors, is a designee of Tao Pro LLC, or Tao. Mr. Popple is not an affiliate of Tao.

(3)      Jochen M. Goetz, a member of Proterra’s board of directors, is the CFO and member of the Board of Directors of Daimler Truck AG, the parent company of DTBUS.

Series 7 convertible preferred stock financing

From May through September 2018, Proterra sold an aggregate of 23,749,620 shares of its Series 7 convertible preferred stock at a purchase price of approximately $6.53 per share for an aggregate purchase price of approximately $155.0 million.

The following table summarizes the Series 7 convertible preferred stock purchased by related persons and their affiliated entities:

Name of Stockholder	Shares of Series 7 Convertible Preferred Stock	Total Purchase Price ($)
Certain funds and accounts advised by Franklin Advisers, Inc.(1)	3,141,078	20,499,991
G2VP I, LLC(2)	1,532,233	9,999,995
General Motors Ventures LLC(3)	306,446	1,999,995
Entities affiliated with Tao Pro LLC(4)	3,830,583	24,999,990
Daimler Trucks & Buses US Holding Inc.(5)	6,128,935	39,999,998

____________

(1)      Consists of shares purchased by Franklin Strategic Series — Franklin Growth Opportunities Fund, Franklin Strategic Series — Franklin Small Cap Growth Fund, Franklin Templeton Investment Funds — Franklin Technology Fund, and Franklin Templeton Investment Funds — Franklin U.S. Opportunities Fund, which collectively hold more than 5% of Proterra’s outstanding capital stock.

(2)      Brook F. Porter, a member of Proterra’s board of directors, is a partner at G2VP, LLC and at KPCB Holdings, Inc.

(3)      General Motors Ventures LLC held more than 5% of Proterra’s outstanding capital stock immediately prior to the closing of the Proterra Series 7 convertible preferred stock financing.

(4)      Consists of shares purchased by Tao Pro LLC and Tao NILOC LLC, which together hold more than 5% of Proterra’s outstanding capital stock. Ryan Popple, a member of Proterra’s board of directors, is a designee of Tao Pro LLC, or Tao. Mr. Popple is not an affiliate of Tao.

(5)      Jochen M. Goetz, a member of Proterra’s board of directors, is the CFO and member of the Board of Directors of Daimler Truck AG, the parent company of DTBUS.

Daimler strategic collaboration and confidentiality agreement

In September 2018, Proterra entered into a strategic collaboration and confidentiality agreement with Daimler North America Corporation (“DNAC”), an indirect subsidiary of Daimler AG, pursuant to which Proterra agreed to collaborate with DNAC to explore the electrification of select Daimler commercial vehicles. In October 2018 the agreement was assigned by DNAC to DTBUS. Proterra did not receive any payments from Daimler for the year ended December 31, 2018. Proterra received payments totaling $1,983,156 in 2019 from Daimler and payments totaling $13,901,912 in 2020 from Daimler. Proterra records payments received from Daimler affiliated entities at the parent company level. Proterra received payments in 2019 and 2020 for goods and services including engineering services, prototypes, charging stations, and other tools and parts sold to Daimler AG affiliated companies. Mr. Goetz, a member of Proterra’s board of directors, is the CFO and member of the Board of Directors of Daimler Truck AG, the parent company of DTBUS.

Investors’ rights agreement

Proterra is party to the Ninth Amended and Restated Investors’ Rights Agreement, dated January 11, 2021 (the “IRA”) with certain holders of its convertible preferred stock, including entities with which certain of our directors are affiliated and holders of more than 5% Proterra’s outstanding capital stock. Pursuant to the IRA, these stockholders are entitled to certain information rights, rights to participate in certain additional issuances of Proterra’s capital stock and rights with respect to the registration of their shares. Further, the parties to the IRA agreed to be subject to a post-closing lock-up with respect to their common shares for a period of 180 days, subject to customary terms; provided that any waiver, termination, shortening or other modification to similar restrictions applicable to such shares shall apply pro rata. The lock-up release provisions set forth in the Early Release Amendment will also apply to the parties to the IRA. All of the terms of the IRA, except for the market standoff provisions, will terminate in connection with the closing of the Merger.

Voting agreement

Proterra is party to the Ninth Amended and Restated Voting Agreement, dated August 2, 2019, as amended on January 11, 2021, with certain holders of its convertible preferred stock, including entities with which certain of our directors are affiliated and holders of more than 5% Proterra’s outstanding capital stock, pursuant to which such parties have agreed to vote their shares of Proterra capital stock on certain matters, including with respect to the election of directors, and have agreed to certain drag-along provisions. This agreement will terminate in connection with the closing of the Merger.

Right of first refusal and co-sale agreement

Proterra is party to the Eighth Amended and Restated Right of First Refusal and Co-Sale Agreement, dated August 2, 2019, as amended on January 11, 2021, with certain holders of its convertible preferred stock, including entities with which certain of our directors are affiliated and holders of more than 5% Proterra’s outstanding capital stock, pursuant to which such parties have rights of first refusal and co-sale with respect to certain proposed stock transfers. This agreement will terminate in connection with the closing of the Merger.

Indemnification agreements

Proterra has entered into indemnification agreements, and New Proterra plans on entering into new indemnification agreements, with each of their respective directors and executive officers. The indemnification agreements and our restated bylaws will require New Proterra to indemnify our directors to the fullest extent not prohibited by DGCL. Subject to very limited exceptions, our restated bylaws will also require us to advance expenses incurred by our directors and officers. For additional information regarding these agreements, see the section titled “Executive Compensation — Limitations on Liability and Indemnification Matters.”

Certain relationships and related-party transactions — New Proterra

Amended and Restated Registration Rights Agreement

Pursuant to the Merger Agreement, New Proterra, Sponsor and certain stockholders and noteholders of Proterra, and certain stockholders and warrant holders of ArcLight will enter into the Amended and Restated Registration Rights Agreement, pursuant to which New Proterra provides registration rights for these parties. This agreement will become effective upon the consummation of the Business Combination. See “Other Agreements — Registration Rights Agreement,” which disclosure is incorporated herein by reference.

Policies and procedures for related-person transactions

Effective upon the consummation of the Business Combination, the board of directors of New Proterra expects to adopt a written related-party transactions policy that conforms with the requirements for issuers having securities listed on the Nasdaq stock exchange. Under the policy, New Proterra’s audit committee will serve as the approval authority for related party transactions, provided that, if the related party is, or is associated with, a member of the audit committee, New Proterra’s nominating and governance committee will serve as the approval authority for such transaction. New Proterra’s legal department will compile and maintain a master list of related parties, disseminate the master list to function and department leaders, the Chief Financial officer and individuals responsible for accounts payable and accounts receivable, and contracting personnel in the legal department. Any transaction that New Proterra intends to undertake with a related party will be submitted to the compliance officer for determination of what approvals are required under the related party transactions policy, and the compliance officer will refer to the approval authority any related party transaction he or she determines should be considered for evaluation by the approval authority consistent with the policy. If the compliance officer becomes aware of a transaction with a related party that has not been previously approved or previously ratified under the policy that required such approval, the transaction will be submitted promptly to the approval authority for review.

COMPARISON OF CORPORATE GOVERNANCE AND SHAREHOLDER RIGHTS

ArcLight is an exempted company incorporated under the Cayman Islands Companies Law. The Cayman Islands Companies Law, Cayman Islands law generally and the Existing Governing Documents govern the rights of its shareholders. The Cayman Islands Companies Law and Cayman Islands law generally differs in some material respects from laws generally applicable to United States corporations and their stockholders. In addition, the Existing Governing Documents differ in certain material respects from the Proposed Governing Documents. As a result, when you become a stockholder of New Proterra, your rights will differ in some regards as compared to when you were a shareholder of ArcLight.

Below is a summary chart outlining important similarities and differences in the corporate governance and stockholder/shareholder rights associated with each of ArcLight and New Proterra according to applicable law and/or the organizational documents of ArcLight and New Proterra. You also should review the Proposed Certificate of Incorporation and the Proposed Bylaws of New Proterra attached hereto as Annex C and Annex D to this proxy statement/prospectus, as well as the Delaware corporate law and corporate laws of the Cayman Islands, including the Cayman Islands Companies Law, to understand how these laws apply to ArcLight and New Proterra.

	Delaware	Cayman Islands
Applicable legislation	General Corporation Law of the State of Delaware.
Stockholder/Shareholder Approval of Business Combinations

Mergers generally require approval of a majority of all outstanding shares.

Mergers in which less than 20% of the acquirer’s stock is issued generally do not require acquirer stockholder approval.

Mergers in which one corporation owns 90% or more of a second corporation may be completed without the vote of the second corporation’s board of directors or stockholders.

Mergers require a special resolution, and any other authorization as may be specified in the relevant articles of association. Parties holding certain security interests in the constituent companies must also consent.

All mergers (other than parent/subsidiary mergers) require shareholder approval — there is no exception for smaller mergers.

Where a bidder has acquired 90% or more of the shares in a Cayman Islands company, it can compel the acquisition of the shares of the remaining shareholders and thereby become the sole shareholder.

A Cayman Islands company may also be acquired through a “scheme of arrangement” sanctioned by a Cayman Islands court and approved by 50%+1 in number and 75% in value of shareholders in attendance and voting at a general meeting.

Stockholder/Shareholder Votes for Routine Matters

Generally, approval of routine corporate matters that are put to a stockholder vote require the affirmative vote of the majority of shares present in person or represented by proxy at the meeting and entitled to vote on the subject matter.

Under the Cayman Islands Companies Law and the Existing Governing Documents, routine corporate matters may be approved by an ordinary resolution (being a resolution passed by a simple majority of the shareholders as being entitled to do so).

	Delaware	Cayman Islands
Requirement for Quorum	Quorum is a majority of shares entitled to vote at the meeting unless otherwise set in the constitutional documents, but cannot be less than one third of shares entitled to vote at the meeting.	Quorum is set in the company’s memorandum and articles of association.
Stockholder/Shareholder Consent to Action Without Meeting	Unless otherwise provided in the certificate of incorporation, stockholders may act by written consent.

Shareholder action by written resolutions (whether unanimous or otherwise) may be permitted by the articles of association. The articles of association may provide that shareholders may not act by written resolutions.

Appraisal Rights	Generally a stockholder of a publicly traded corporation does not have appraisal rights in connection with a merger except in certain circumstances.	Minority shareholders that dissent from a merger are entitled to be paid the fair market value of their shares, which if necessary may ultimately be determined by the court.
Inspection of Books and Records	Any stockholder may inspect the corporation’s books and records for a proper purpose during the usual hours for business.	Shareholders generally do not have any rights to inspect or obtain copies of the register of shareholders or other corporate records of a company.
Stockholder/Shareholder Lawsuits	A stockholder may bring a derivative suit subject to procedural requirements (including adopting Delaware as the exclusive forum as per Governing Documents Proposal D).

In the Cayman Islands, the decision to institute proceedings on behalf of a company is generally taken by the company’s board of directors. A shareholder may be entitled to bring a derivative action on behalf of the company, but only in certain limited circumstances.

Fiduciary Duties of Directors	Directors must exercise a duty of care and duty of loyalty and good faith to the company and its stockholders.

A director owes fiduciary duties to a company, including to exercise loyalty, honesty and good faith to the company as a whole.

In addition to fiduciary duties, directors owe a duty of care, diligence and skill.

Such duties are owed to the company but may be owed directly to creditors or shareholders in certain limited circumstances.

	Delaware	Cayman Islands
Indemnification of Directors and Officers

A corporation shall have the power to indemnify any person who was or is a party to any proceeding because such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another entity against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred if the person acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and. with respect to any criminal proceeding, had no reasonable cause to believe their conduct was unlawful. If the action was brought by or on behalf of the corporation, no indemnification is made when a person is adjudged liable to the corporation unless a court determines such person is fairly and reasonably entitled to indemnity for expenses the court deems proper.

A Cayman Islands exempted company generally may indemnify its directors or officers except with regard to fraud or willful default.
Limited Liability of Directors

Permits limiting or eliminating the monetary liability of a director to a corporation or its stockholders, except with regard to breaches of duty of loyalty, intentional misconduct, unlawful repurchases or dividends, or improper personal benefit.

Liability of directors may be eliminated except with regard to their own fraud or willful default.
Removal of Directors

Any director or the entire board may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors, except as follows: (1) unless the charter otherwise provides, or (2) in the case of a corporation having cumulative voting, if less than the entire board is to be removed, no director may be removed without cause if the votes cast against such director’s removal would be sufficient to elect such director if then cumulatively voted at an election of the entire board.

A company’s memorandum and articles of association may provide that a director may be removed for any or no reason and that, in addition to shareholders, boards may be granted the power to remove a director.

Number of Directors

The number of directors is fixed by the bylaws, unless the certificate of incorporation fixes the number of directors, in which case a change in the number of directors shall be made only by amendment of the certificate of incorporation. The bylaws may provide that the board may increase the size of the board and fill any vacancies.

Subject to the memorandum and articles of association, the board may increase the size of the board and fill any vacancies.

DESCRIPTION OF NEW PROTERRA SECURITIES

The following summary of certain provisions of New Proterra securities does not purport to be complete and is subject to the Proposed Certificate of Incorporation, the Proposed Bylaws and the provisions of applicable law. In case of any conflict between the following summary and the provisions they purport to describe, the terms of the Proposed Certificate of Incorporation, the Proposed Bylaws and the provisions of applicable law shall govern. Copies of the Proposed Certificate of Incorporation and the Proposed Bylaws are attached to this proxy statement/prospectus as Annex C and Annex D, respectively.

Authorized Capitalization

General

The total amount of our authorized share capital consists of 500,000,000 shares of New Proterra Common Stock and 10,000,000 shares of New Proterra Preferred Stock. We expect to have approximately 197,528,197 shares of New Proterra Common Stock outstanding immediately after the consummation of the Business Combination, assuming that none of ArcLight’s outstanding Class A ordinary shares are redeemed in connection with the Business Combination, and no shares of New Proterra Preferred Stock outstanding immediately after the consummation of the Business Combination.

The following summary describes all material provisions of our capital stock. We urge you to read the Proposed Certificate of Incorporation and the Proposed Bylaws (copies of which are attached to this proxy statement/prospectus as Annex C and Annex D, respectively).

New Proterra Common Stock

Voting rights.    Each outstanding share of New Proterra Common Stock shall entitle the holder thereof to one vote on each matter properly submitted to the stockholders of New Proterra for their vote. Except as otherwise required by law, holders of New Proterra Common Stock will not be entitled to vote on any amendment to the Proposed Certificate of Incorporation that relates solely to the terms of one or more outstanding series of New Proterra Preferred Stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon pursuant to the Proposed Certificate of Incorporation.

Dividend rights.    Subject to preferences that may apply to any shares of New Proterra Preferred Stock outstanding at the time, the holders of New Proterra Common Stock are entitled to receive dividends out of funds legally available if the New Proterra Board, in its discretion, determines to issue dividends and then only at the times and in the amounts that the New Proterra Board may determine.

Rights upon liquidation.    Upon New Proterra’s liquidation, dissolution, or winding-up, the assets legally available for distribution to New Proterra stockholders would be distributable ratably among the holders of New Proterra Common Stock outstanding at that time, subject to prior satisfaction of all outstanding debt and liabilities and the preferential rights of and the payment of liquidation preferences, if any, on any outstanding shares of New Proterra Preferred Stock.

Other rights.    No holder of shares of New Proterra Common Stock will be entitled to preemptive or subscription rights contained in the Proposed Certificate of Incorporation or in the Proposed Bylaws. There are no redemption or sinking fund provisions applicable to the New Proterra Common Stock. The rights, preferences and privileges of holders of the New Proterra Common Stock will be subject to those of the holders of any shares of the New Proterra Preferred Stock that New Proterra may issue in the future.

Preferred Stock

New Proterra Preferred Stock may be issued from time to time in one or more series. The New Proterra Board is expressly authorized, subject to any limitations prescribed by the laws of the State of Delaware, to provide, out of unissued shares of New Proterra Preferred Stock that have not been designated as to series, with respect to each series, to establish the number of shares to be included in each such series, to fix the designation, powers (including voting powers), preferences and relative, participating, optional or other special rights, if any, of each such series and any qualifications, limitations or restrictions thereof, and, subject to the rights of such series, to thereafter increase

(but not above the total number of authorized shares of the New Proterra Preferred Stock) or decrease (but not below the number of shares of such series then outstanding) the number of shares of any such series. The issuance of New Proterra Preferred Stock could have the effect of decreasing the trading price of New Proterra Common Stock, restricting dividends on the capital stock of New Proterra, diluting the voting power of the New Proterra Common Stock, impairing the liquidation rights of the capital stock of New Proterra, or delaying or preventing a change in control of New Proterra.

Election of Directors and Vacancies

Subject to the rights of any series of New Proterra Preferred Stock then outstanding to elect additional directors under specified circumstances, the directors on the New Proterra Board will initially consist of nine (9) directors, and be divided, with respect to the time for which they severally hold office, into three classes designated as Class I, Class II and Class III, respectively. The initial term of office of the Class I directors will expire at New Proterra’s first annual meeting of stockholders following the consummation of the Business Combination, the initial term of office of the Class II directors shall expire at the New Proterra’ second annual meeting of stockholders following the initial classification of the New Proterra Board and the initial term of office of the Class III directors shall expire at New Proterra’s third annual meeting of stockholders following the initial classification of the New Proterra Board. At each annual meeting of stockholders following the initial classification of the New Proterra Board, directors elected to succeed those directors of the class whose terms then expire shall be elected for a term of office expiring at the third succeeding annual meeting of New Proterra stockholders after their election.

Under the Proposed Bylaws, except as may be required in the Proposed Certificate of Incorporation, directors shall be elected by a plurality of the votes cast by the holders of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors.

Each director of New Proterra shall hold office until the annual meeting at which such director’s term expires and until such director’s successor is elected and qualified or until such director’s earlier death, resignation, or removal. Subject to the rights of holders of any series of New Proterra Preferred Stock to elect directors, directors may be removed only as provided by the Proposed Certificate of Incorporation and applicable law. All vacancies occurring in the New Proterra Board and any newly created directorships resulting from any increase in the authorized number of directors shall be filled in the manner set forth below.

Subject to the rights of any series of New Proterra Preferred Stock then outstanding, any vacancy occurring in the New Proterra Board for any cause, and any newly created directorship resulting from any increase in the authorized number of directors, shall be filled only by the affirmative vote of a majority of the directors then in office, even if less than a quorum, or by a sole remaining director, and shall not be filled by the stockholders. Any director elected in accordance with the preceding sentence shall hold office for a term expiring at the annual meeting of stockholders at which the term of office for the class in which the vacancy was created or occurred or, in the case of newly created directorships, the class to which the director has been assigned expires and until such director’s successor shall have been duly elected and qualified, or until such director’s earlier death, resignation, or removal.

If and for so long as the holders of any series of New Proterra Preferred Stock have the special right to elect additional directors, the then otherwise total authorized number of directors of New Proterra shall automatically be increased by such specified number of directors, and the holders of such New Proterra Preferred Stock will be entitled to elect the additional directors so provided for or fixed pursuant to the terms of the series of New Proterra Preferred Stock. Each such additional director shall serve until such director’s successor shall have been duly elected and qualified, or until such director’s right to hold such office terminates pursuant to said provisions, whichever occurs earlier, subject to his or her earlier death, resignation, or removal.

Quorum

Except as otherwise provided by applicable law, the Proposed Certificate of Incorporation or the Proposed Bylaws, at each meeting of stockholders the holders of a majority of the voting power of the shares of stock issued and outstanding and entitled to vote at the meeting, present in person or represented by proxy, shall constitute a quorum for the transaction of business. If a quorum shall fail to attend any meeting, the chairperson of the meeting or, if directed to be voted on by the chairperson of the meeting, the holders of a majority of the voting power of the shares entitled to vote who are present in person or represented by proxy at the meeting may adjourn the meeting. If the adjournment is for more than thirty (30) days, or if after the adjournment a new record date is fixed for the adjourned meeting, then a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. At the adjourned meeting, New Proterra may transact any business that might have been transacted at the original meeting. If a quorum is present at the original meeting, it shall also be deemed present at the adjourned meeting.

Anti-takeover Effects of the Proposed Certificate of Incorporation and the Proposed Bylaws

The Proposed Certificate of Incorporation and the Proposed Bylaws contain provisions that may delay, defer or discourage another party from acquiring control of New Proterra. We expect that these provisions, which are summarized below, will discourage coercive takeover practices or inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of New Proterra to first negotiate with the board of directors, which we believe may result in an improvement of the terms of any such acquisition in favor of our stockholders. However, they also give the board of directors the power to discourage acquisitions that some stockholders may favor.

Authorized but Unissued Capital Stock

Delaware law does not require stockholder approval for any issuance of authorized shares. However, the listing requirements of Nasdaq, which would apply if and so long as the New Proterra Common Stock (or units or warrants) remains listed on Nasdaq, require stockholder approval of certain issuances equal to or exceeding 20% of the then outstanding voting power or then outstanding number of shares of New Proterra Common Stock. Additional shares that may be issued in the future may be used for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions.

One of the effects of the existence of unissued and unreserved common stock may be to enable the New Proterra Board to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of New Proterra by means of a merger, tender offer, proxy contest or otherwise and thereby protect the continuity of management and possibly deprive stockholders of opportunities to sell their shares of New Proterra Common Stock at prices higher than prevailing market prices.

Special Meeting, Action by Written Consent and Advance Notice Requirements for Stockholder Proposals

Unless otherwise required by law, and subject to the rights, if any, of the holders of any series of New Proterra Preferred Stock, special meetings of the stockholders of New Proterra, for any purpose or purposes, may be called only by a majority of the New Proterra Board, and stockholders of New Proterra may not take action by written consent in lieu of a meeting. Notice of all meetings of stockholders shall be given in writing stating the date, time and place, if any, of the meeting, the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting and the record date for determining the stockholders entitled to vote at the meeting if such date is different from the record date for determining stockholders entitled to notice of the meeting. Such notice shall also set forth the purpose or purposes for which the meeting is called. Unless otherwise required by applicable law or the Proposed Certificate of Incorporation, notice of any meeting of stockholders shall be given not less than ten (10), nor more than sixty (60), days before the date of the meeting to each stockholder of record entitled to vote at such meeting as of the record date for determining stockholders entitled to notice. The Proposed Bylaws also provide that any action required or permitted to be taken at any meeting of the New Proterra Board, or of any committee thereof, may be taken without a meeting if all members of the New Proterra Board or such committee, as the case may be, consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions are filed with the minutes of proceedings of the New Proterra Board or committee, as applicable. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

The Proposed Bylaws provide advance notice procedures for stockholders seeking to bring business before a New Proterra annual meeting of stockholders or to nominate candidates for election as directors at an annual meeting of stockholders. The Proposed Bylaws also specify certain requirements regarding the form and content of a stockholder’s notice, including disclosure of the proposing stockholders’ agreements, arrangements and understandings made in connection with such a proposal or nomination. These provisions may preclude stockholders from bringing matters before New Proterra’s annual meeting of stockholders or from making nominations for directors at New Proterra’s annual meeting of stockholders. We expect that these provisions might also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of New Proterra. These provisions could have the effect of delaying until the next stockholder meeting any stockholder actions, even if they are favored by the holders of a majority of our outstanding voting securities.

Amendment to Certificate of Incorporation and Bylaws

New Proterra may amend or repeal any provision contained in the Proposed Certificate of Incorporation in the manner prescribed by the laws of the State of Delaware, and all rights conferred upon stockholders are granted subject to this reservation. Notwithstanding any provision of the Proposed Certificate of Incorporation or any provision of law that might otherwise permit a lesser vote or no vote, subject to the rights of any outstanding series of New Proterra Preferred Stock, but in addition to any vote of the holders of any class or series of the stock of New Proterra required by law or by the Proposed Certificate of Incorporation, the affirmative vote of the holders of at least two-thirds of the voting power of all of the then-outstanding shares of the capital stock of New Proterra entitled to vote generally in the election of directors, voting together as a single class, will be required to amend or repeal any provision of the Proposed Certificate of Incorporation. If two-thirds of the New Proterra Board has approved such amendment or repeal, in which case only the affirmative vote of the holders of at least a majority of the voting power of all of the then-outstanding shares of capital stock of New Proterra entitled to vote generally in the election of directors, voting together as a single class (in addition to any other vote of the holders of any class or series of stock of New Proterra required by law or by the Proposed Certificate of Incorporation), will be required for such amendment or repeal.

The New Proterra Board shall have the power to adopt, amend or repeal the Proposed Bylaws. Any adoption, amendment or repeal of the Proposed Bylaws by the New Proterra Board shall require the approval of a majority of the New Proterra Board. The stockholders shall also have power to adopt, amend or repeal the Proposed Bylaws. Notwithstanding any other provision of the Proposed Certificate of Incorporation or any provision of law that might otherwise permit a lesser or no vote, but in addition to any vote of the holders of any class or series of stock of New Proterra required by applicable law or by the Proposed Certificate of Incorporation, the affirmative vote of the holders of at least two-thirds of the voting power of all of the then-outstanding shares of the capital stock of New Proterra entitled to vote generally in the election of directors, voting together as a single class, shall be required for the stockholders to adopt, amend or repeal any provision of the Proposed Bylaws. In the case of any proposed adoption, amendment or repeal of any provisions of the Proposed Bylaws that is approved by the New Proterra Board and submitted to the stockholders for adoption thereby, if at least two-thirds of the New Proterra Board has approved such adoption, amendment or repeal of any provisions of the Proposed Bylaws, then only the affirmative vote of the holders of a majority of the voting power of all of the then-outstanding shares of the capital stock of New Proterra entitled to vote generally in the election of directors, voting together as a single class, shall be required to adopt, amend or repeal any provision of the Proposed Bylaws.

Delaware Anti-Takeover Statute

Section 203 of the DGCL provides that if a person acquires 15% or more of the voting stock of a Delaware corporation, such person becomes an “interested stockholder” and may not engage in certain “business combinations” with the corporation for a period of three years from the time such person acquired 15% or more of the corporation’s voting stock, unless:

(1)    the board of directors approves the acquisition of stock or the merger transaction before the time that the person becomes an interested stockholder;

(2)    the interested stockholder owns at least 85% of the outstanding voting stock of the corporation at the time the merger transaction commences (excluding voting stock owned by directors who are also officers and certain employee stock plans); or

(3)    the merger transaction is approved by the board of directors and at a meeting of stockholders, not by written consent, by the affirmative vote of 2/3 of the outstanding voting stock which is not owned by the interested stockholder.

A Delaware corporation may elect in its certificate of incorporation or bylaws not to be governed by this particular Delaware law. Under the Proposed Certificate of Incorporation, New Proterra does not opt out of Section 203 of the DGCL and therefore is subject to Section 203.

Limitations on Liability and Indemnification of Officers and Directors

Section 145 of the DGCL, authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers under certain circumstances and subject to certain limitations. The terms of Section 145 of the DGCL are sufficiently broad to permit indemnification under certain circumstances for liabilities, including reimbursement of expenses incurred, arising under the Securities Act. As permitted by the DGCL, the Proposed Certificate of Incorporation to be effective upon consummation of the Business Combination contains provisions that eliminate the personal liability of directors for monetary damages for any breach of fiduciary duties as a director, except liability for the following (i) any breach of a director’s duty of loyalty to New Proterra or its stockholders; (ii) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the DGCL (regarding unlawful dividends and stock purchases); or (iv) any transaction from which the director derived an improper personal benefit. As permitted by the DGCL, the Proposed Bylaws provide that: (i) New Proterra is required to indemnify its directors and executive officers to the fullest extent permitted by the DGCL, subject to very limited exceptions; (ii) New Proterra may indemnify its other employees and agents as set forth in the DGCL; (iii) New Proterra is required to advance expenses, as incurred, to its directors and executive officers in connection with a legal proceeding to the fullest extent permitted by the DGCL, subject to very limited exceptions; and (iv) the rights conferred in the restated bylaws are not exclusive.

Prior to consummation of the Business Combination, New Proterra will enter into indemnification agreements with each director and executive officer to provide these individuals additional contractual assurances regarding the scope of the indemnification set forth in the Proposed Certificate of Incorporation and Proposed Bylaws and to provide additional procedural protections. There is no pending litigation or proceeding involving a director or executive officer of New Proterra for which indemnification is sought. The indemnification provisions in the Proposed Certificate of Incorporation, Proposed Bylaws, and the indemnification agreements entered into or to be entered into between New Proterra and each of its directors and executive officers may be sufficiently broad to permit indemnification of New Proterra’s directors and executive officers for liabilities arising under the Securities Act. Proterra currently carries liability insurance for its directors and officers. Certain of Proterra’s directors are also indemnified by their employers with regard to service on New Proterra’s board of directors.

Exclusive Jurisdiction of Certain Actions

The Proposed Certificate of Incorporation requires, to the fullest extent permitted by law, unless New Proterra consents in writing to the selection of an alternative forum, that the Court of Chancery of the State of Delaware will be the sole and exclusive forum for: (i) any derivative action or proceeding brought on behalf of New Proterra; (ii) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, stockholder, employee or agent of New Proterra to New Proterra or the New Proterra’s stockholders; (iii) any action asserting a claim against New Proterra arising pursuant to any provision of the DGCL, the Proposed Certificate of Incorporation or the Proposed Bylaws or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware; (iv) any action to interpret, apply, enforce or determine the validity of the Proposed Certificate of Incorporation or the Proposed Bylaws; or (v) any action governed by the internal affairs doctrine.

In addition, the Proposed Bylaws require that, unless New Proterra consents in writing to the selection of an alternative forum, the federal district courts of United States shall be the sole and exclusive forum for resolving any action asserting a claim arising under the Securities Act.

Warrants

New Proterra Public Warrants

Each New Proterra whole warrant entitles the registered holder to purchase one share of New Proterra Common Stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing on the later of one year from the closing of ArcLight’s initial public offering (which occurred on September 25, 2020) and 30 days after the completion of the Business Combination, provided in each case that New Proterra has an effective registration statement under the Securities Act covering the New Proterra Common Stock issuable upon exercise of the warrants and a current prospectus relating to them is available (or we permit holders to exercise their warrants on a cashless basis under the circumstances specified in the warrant agreement) and such shares are registered, qualified or exempt from registration under the securities, or blue sky, laws of the state of residence of the holder. Pursuant to the warrant agreement, a warrant holder may exercise its warrants only for a whole number of shares of New Proterra Common Stock. This means only a whole warrant may be exercised at a given time by a warrant holder. The warrants will expire five years after the completion of our initial business combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

We will not be obligated to deliver any shares of New Proterra Common Stock pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the New Proterra Common Stock underlying the warrants is then effective and a prospectus relating thereto is current, subject to our satisfying our obligations described below with respect to registration, or a valid exemption from registration is available. No warrant will be exercisable and we will not be obligated to issue a share of New Proterra Common Stock upon exercise of a warrant unless the share of New Proterra Common Stock issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In no event will we be required to net cash settle any warrant.

We have agreed that as soon as practicable, but in no event later than 20 business days after the closing of the Business Combination, we will use our commercially reasonable efforts to file with the SEC a registration statement covering the shares of New Proterra Common Stock issuable upon exercise of the warrants, and we will use our commercially reasonable efforts to cause the same to become effective within 60 business days after the closing of the Business Combination, and to maintain the effectiveness of such registration statement and a current prospectus relating to those shares of New Proterra Common Stock until the warrants expire or are redeemed, as specified in the warrant agreement; provided that if our shares of New Proterra Common Stock are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of public warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we so elect, we will not be required to file or maintain in effect a registration statement, but we will use our commercially reasonably efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. If a registration statement covering the shares of New Proterra Common Stock issuable upon exercise of the warrants is not effective by the 60th business day after the closing of the Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when we will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption, but we will use our commercially reasonably efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. In such event, each holder would pay the exercise price by surrendering the warrants for that number of New Proterra Common Stock equal to the lesser of (A) the quotient obtained by dividing (x) the product of the number of shares of New Proterra Common Stock underlying the warrants, multiplied by the excess of the “fair market value” (defined below) less the exercise price of the warrants by (y) the fair market value and (B) 0.361. The “fair market value” as used in this paragraph shall mean the volume weighted average price of the New Proterra Common Stock for the 10 trading days ending on the trading day prior to the date on which the notice of exercise is received by the warrant agent.

Once the warrants become exercisable, we may redeem the outstanding warrants (except as described herein with respect to the private placement warrants):

Redemption of warrants when the price per Class A ordinary share equals or exceeds $18.00.

•        in whole and not in part;

•        at a price of $0.01 per warrant;

•        upon a minimum of 30 days’ prior written notice of redemption to each warrant holder; and

•        if, and only if, the closing price of the New Proterra Common Stock equals or exceeds $18.00 per share (as adjusted for share splits, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending three trading days before we send the notice of redemption to the warrant holders.

We will not redeem the warrants as described above unless a registration statement under the Securities Act covering the issuance of the New Proterra Common Stock issuable upon exercise of the warrants is then effective and a current prospectus relating to those New Proterra Common Stock is available throughout the 30-day redemption period. If and when the warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws.

We have established the last of the redemption criteria discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the warrants, each warrant holder will be entitled to exercise his, her or its warrant prior to the scheduled redemption date. However, the price of the shares of New Proterra Common Stock may fall below the $18.00 redemption trigger price (as adjusted for share splits, share capitalizations, reorganizations, recapitalizations and the like) as well as the $11.50 (for whole shares) warrant exercise price after the redemption notice is issued.

Redemption of warrants when the price per New Proterra Common Stock equals or exceeds $10.00. Once the warrants become exercisable, we may redeem the outstanding warrants:

•        in whole and not in part;

•        at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares determined by reference to the table below, based on the redemption date and the “fair market value” of New Proterra Common Stock (as defined below) except as otherwise described below;

•        if, and only if, the closing price of the shares of New Proterra Common Stock equals or exceeds $10.00 per public share (as adjusted for share subdivisions, share dividends, reorganizations, reclassifications, recapitalizations and the like) for any 20 trading days within the 30-trading day period ending three trading days before we send the notice of redemption to the warrant holders; and

•        if the closing price of the New Proterra Common Stock for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which we send the notice of redemption to the warrant holders is less than $18.00 per share (as adjusted for share subdivisions, share dividends, reorganizations, reclassifications, recapitalizations and the like), the private placement warrants must also be concurrently called for redemption on the same terms as the outstanding public warrants, as described above.

Beginning on the date the notice of redemption is given until the warrants are redeemed or exercised, holders may elect to exercise their warrants on a cashless basis. The numbers in the table below represent the number of shares of New Proterra Common Stock that a warrant holder will receive upon such cashless exercise in connection with a redemption by us pursuant to this redemption feature, based on the “fair market value” of the New Proterra Common Stock on the corresponding redemption date (assuming holders elect to exercise their warrants and such warrants are not redeemed for $0.10 per warrant), determined based on volume weighted average price of the shares of New Proterra Common Stock as reported during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of warrants, and the number of months that the corresponding redemption date precedes the expiration date of the warrants, each as set forth in the table below. We will provide our warrant holders with the final fair market value no later than one business day after the 10-trading day period described above ends.

The share prices set forth in the column headings of the table below will be adjusted as of any date on which the number of shares of New Proterra Common Stock issuable upon exercise of a warrant is adjusted as set forth below in the first three paragraphs discussing anti-dilution adjustments. The adjusted share prices in the column headings will equal the share prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the number of shares deliverable upon exercise of a warrant immediately prior to such adjustment and the denominator of which is the number of shares deliverable upon exercise of a warrant as so adjusted. The number of shares in the table below shall be adjusted in the same manner and at the same time as the number of shares issuable upon exercise of a warrant.

Redemption Date (period to expiration of warrants)	Fair Market Value of Class A Ordinary Shares
	≤ $10.00	11.00	12.00	13.00	14.00	15.00	16.00	17.00	≥ 18.00
60 months	0.261	0.281	0.297	0.311	0.324	0.337	0.348	0.358	0.361
57 months	0.257	0.277	0.294	0.310	0.324	0.337	0.348	0.358	0.361
54 months	0.252	0.272	0.291	0.307	0.322	0.335	0.347	0.357	0.361
51 months	0.246	0.268	0.287	0.304	0.320	0.333	0.346	0.357	0.361
48 months	0.241	0.263	0.283	0.301	0.317	0.332	0.344	0.356	0.361
45 months	0.235	0.258	0.279	0.298	0.315	0.330	0.343	0.356	0.361
42 months	0.228	0.252	0.274	0.294	0.312	0.328	0.342	0.355	0.361
39 months	0.221	0.246	0.269	0.290	0.309	0.325	0.340	0.354	0.361
36 months	0.213	0.239	0.263	0.285	0.305	0.323	0.339	0.353	0.361
33 months	0.205	0.232	0.257	0.280	0.301	0.320	0.337	0.352	0.361
30 months	0.196	0.224	0.250	0.274	0.297	0.316	0.335	0.351	0.361
27 months	0.185	0.214	0.242	0.268	0.291	0.313	0.332	0.350	0.361
24 months	0.173	0.204	0.233	0.260	0.285	0.308	0.329	0.348	0.361
21 months	0.161	0.193	0.223	0.252	0.279	0.304	0.326	0.347	0.361
18 months	0.146	0.179	0.211	0.242	0.271	0.298	0.322	0.345	0.361
15 months	0.130	0.164	0.197	0.230	0.262	0.291	0.317	0.342	0.361
12 months	0.111	0.146	0.181	0.216	0.250	0.282	0.312	0.339	0.361
9 months	0.090	0.125	0.162	0.199	0.237	0.272	0.305	0.336	0.361
6 months	0.065	0.099	0.137	0.178	0.219	0.259	0.296	0.331	0.361
3 months	0.034	0.065	0.104	0.150	0.197	0.243	0.286	0.326	0.361
0 months	—	—	0.042	0.115	0.179	0.233	0.281	0.323	0.361

The exact fair market value and redemption date may not be set forth in the table above, in which case, if the fair market value is between two values in the table or the redemption date is between two redemption dates in the table, the number of shares of New Proterra Common Stock to be issued for each warrant exercised will be determined by a straight-line interpolation between the number of shares set forth for the higher and lower fair market values and the earlier and later redemption dates, as applicable, based on a 365 or 366-day year, as applicable. For example, if the volume weighted average price of the shares of New Proterra Common Stock as reported during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of the warrants is $11.00 per share, and at such time there are 57 months until the expiration of the warrants, holders may choose to, in connection with this redemption feature, exercise their warrants for 0.277 shares of New Proterra Common Stock for each whole warrant. For an example where the exact fair market value and redemption date are not as set forth in the table above, if the volume weighted average price of the shares of New Proterra Common Stock as reported during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of the warrants is $13.50 per share, and at such time there are 38 months until the expiration of the warrants, holders may choose to, in connection with this redemption feature, exercise their warrants for 0.298 shares of New Proterra Common Stock for each whole warrant. In no event will the warrants be exercisable on a cashless basis in connection with this redemption feature for more than 0.361 shares of New Proterra Common Stock per warrant. Finally, as reflected in the table above, if the warrants are out of the money and about to expire, they cannot be exercised on a cashless basis in connection with a redemption by us pursuant to this redemption feature, since they will not be exercisable for any shares of New Proterra Common Stock.

This redemption feature differs from the typical warrant redemption features used in some other blank check offerings, which only provide for a redemption of warrants for cash (other than the private placement warrants) when the trading price for the shares of New Proterra Common Stock exceeds $18.00 per share for a specified period of time. This redemption feature is structured to allow for all of the outstanding warrants to be redeemed when the shares of New Proterra Common Stock are trading at or above $10.00 per public share, which may be at a time when the trading price of our shares of New Proterra Common Stock is below the exercise price of the warrants. We have established this redemption feature to provide us with the flexibility to redeem the warrants without the warrants having to reach the $18.00 per share threshold set forth above. Holders choosing to exercise their warrants in connection with a redemption pursuant to this feature will, in effect, receive a number of shares of New Proterra Common Stock for their warrants based on an option pricing model with a fixed volatility input. This redemption right provides us with an additional mechanism by which to redeem all of the outstanding warrants, and therefore have certainty as to our capital structure as the warrants would no longer be outstanding and would have been exercised or redeemed. We will be required to pay the applicable redemption price to warrant holders if we choose to exercise this redemption right and it will allow us to quickly proceed with a redemption of the warrants if we determine it is in our best interest to do so. As such, we would redeem the warrants in this manner when we believe it is in our best interest to update our capital structure to remove the warrants and pay the redemption price to the warrant holders.

As stated above, we can redeem the warrants when the shares of New Proterra Common Stock are trading at a price starting at $10.00, which is below the exercise price of $11.50, because it will provide certainty with respect to our capital structure and cash position while providing warrant holders with the opportunity to exercise their warrants on a cashless basis for the applicable number of shares. If we choose to redeem the warrants when the shares of New Proterra Common Stock are trading at a price below the exercise price of the warrants, this could result in the warrant holders receiving fewer shares of New Proterra Common Stock than they would have received if they had chosen to wait to exercise their warrants for shares of New Proterra Common Stock if and when such shares were trading at a price higher than the exercise price of $11.50.

No fractional shares of New Proterra Common Stock will be issued upon exercise. If, upon exercise, a holder would be entitled to receive a fractional interest in a share, we will round down to the nearest whole number of the number of shares of New Proterra Common Stock to be issued to the holder. If, at the time of redemption, the warrants are exercisable for a security other than the shares of New Proterra Common Stock pursuant to the warrant agreement, the warrants may be exercised for such security. At such time as the warrants become exercisable for a security other than the shares of New Proterra Common Stock, New Proterra (or surviving company) will use its commercially reasonable efforts to register under the Securities Act the security issuable upon the exercise of the warrants.

Redemption procedures.

A holder of a warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 9.8% (or such other amount as a holder may specify) of the shares of New Proterra Common Stock issued and outstanding immediately after giving effect to such exercise.

Anti-dilution Adjustments.    If the number of outstanding shares of New Proterra Common Stock is increased by a capitalization or share dividend payable in shares of New Proterra Common Stock, or by a split-up of common stock or other similar event, then, on the effective date of such capitalization or share dividend, split-up or similar event, the number of shares of New Proterra Common Stock issuable on exercise of each warrant will be increased in proportion to such increase in the outstanding shares of common stock. A rights offering made to all or substantially all holders of common stock entitling holders to purchase shares of New Proterra Common Stock at a price less than the “historical fair market value” (as defined below) will be deemed a share dividend of a number of shares of New Proterra Common Stock equal to the product of (i) the number of shares of New Proterra Common Stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for shares of New Proterra Common Stock) and (ii) one minus the quotient of (x) the price per share of New Proterra Common Stock paid in such rights offering and (y) the historical fair market value. For these purposes, (i) if the rights offering is for securities convertible into or exercisable for Class A ordinary shares, in determining the price payable for shares of New Proterra Common Stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) “historical fair market value” means the volume weighted average price of shares of New Proterra Common Stock as reported during the 10 trading day period ending on the trading day prior to the first date on which the shares of New Proterra Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if we, at any time while the warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to all or substantially all the holders of shares of New Proterra Common Stock on account of such shares (or other securities into which the warrants are convertible), other than (a) as described above, (b) any cash dividends or cash distributions which, when combined on a per share basis with all other cash dividends and cash distributions paid on the shares of New Proterra Common Stock during the 365-day period ending on the date of declaration of such dividend or distribution does not exceed $0.50 (as adjusted to appropriately reflect any other adjustments and excluding cash dividends or cash distributions that resulted in an adjustment to the exercise price or to the number of shares of New Proterra Common Stock issuable on exercise of each warrant) but only with respect to the amount of the aggregate cash dividends or cash distributions equal to or less than $0.50 per share, (c) to satisfy the redemption rights of the holders of shares of New Proterra Common Stock in connection with the Business Combination or (d) to satisfy the redemption rights of the holders of New Proterra Common Stock in connection with the shareholder vote to amend our amended and restated memorandum and articles of association (A) to modify the substance or timing of our obligation to provide holders of our New Proterra Common Stock the right to have their shares redeemed in connection with our initial business combination or to redeem 100% of our public shares if we do not complete our initial business combination within 24 months from the closing of this offering or (B) with respect to any other provision relating to the rights of holders of New Proterra Common Stock, or (e) in connection with the redemption of our public shares upon our failure to complete our initial business combination, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of New Proterra Common Stock in respect of such event.

If the number of outstanding shares of New Proterra Common Stock is decreased by a consolidation, combination, reverse share split or reclassification of share of New Proterra Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse share split, reclassification or similar event, the number of shares of New Proterra Common Stock issuable on exercise of each warrant will be decreased in proportion to such decrease in outstanding shares of New Proterra Common Stock.

Whenever the number of shares of New Proterra Common Stock purchasable upon the exercise of the warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of New Proterra Common Stock purchasable upon the exercise of the warrants immediately prior to such adjustment and (y) the denominator of which will be the number of shares of New Proterra Common Stock so purchasable immediately thereafter.

In addition, if (x) we issue additional New Proterra Common Stock or equity-linked securities for capital raising purposes in connection with the closing of our initial business combination at an issue price or effective issue price of less than $9.20 per ordinary share (with such issue price or effective issue price to be determined in good faith by our board of directors and, in the case of any such issuance to our sponsor or its affiliates, without taking into account any founder shares held by our sponsor or such affiliates, as applicable, prior to such issuance) (the “newly issued price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of our initial business combination on the date of the consummation of our initial business combination (net of redemptions), and (z) the volume weighted average trading price of New Proterra Common Stock during the 20 trading day period starting on the trading day prior to the day on which we consummate our initial business combination (such price, the “market value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger price described above will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price, and the $10.00 per share redemption trigger price described above will be adjusted (to the nearest cent) to be equal to the higher of the Market Value and the Newly Issued Price.

In case of any reclassification or reorganization of the outstanding shares of New Proterra Common Stock (other than those described above or that solely affects the par value of such shares of New Proterra Common Stock), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our outstanding shares of New Proterra Common Stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of the shares of New Proterra Common Stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of New Proterra Common Stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the warrants would have received if such holder had exercised their warrants immediately prior to such event. If less than 70% of the consideration receivable by the holders of shares of New Proterra Common Stock in such a transaction is payable in the form of shares of New Proterra Common Stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the warrant within thirty days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the warrant agreement based on the Black-Scholes value (as defined in the warrant agreement) of the warrant. The purpose of such exercise price reduction is to provide additional value to holders of the warrants when an extraordinary transaction occurs during the exercise period of the warrants pursuant to which the holders of the warrants otherwise do not receive the full potential value of the warrants. The purpose of such exercise price reduction is to provide additional value to holders of the warrants when an extraordinary transaction occurs during the exercise period of the warrants pursuant to which the holders of the warrants otherwise do not receive the full potential value of the warrants.

The warrants have been issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us. The warrant agreement provides that the terms of the warrants may be amended without the consent of any holder for the purpose of (i) curing any ambiguity or correct any mistake, including to conform the provisions of the warrant agreement to the description of the terms of the warrants and the warrant agreement set forth in ArcLight’s prospectus, or defective provision (ii) amending the provisions relating to cash dividends on ordinary shares as contemplated by and in accordance with the warrant agreement or (iii) adding or changing any provisions with respect to matters or questions arising under the warrant agreement as the parties to the warrant agreement may deem necessary or desirable and that the parties deem to not adversely affect the rights of the registered holders of the warrants, provided that the approval by the holders of at least 50% of the then-outstanding public warrants is required to make any change that adversely affects the interests of the registered holders. You should review a copy of the warrant agreement, which is filed as an exhibit to the registration statement of which this prospectus is a part, for a complete description of the terms and conditions applicable to the warrants.

The warrant holders do not have the rights or privileges of holders of shares of New Proterra Common Stock and any voting rights until they exercise their warrants and receive shares of New Proterra Common Stock. After the issuance of New Proterra Common Stock upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by shareholders.

If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number the number of shares of New Proterra Common Stock to be issued to the warrant holder.

We have agreed that, subject to applicable law, any action, proceeding or claim against us arising out of or relating in any way to the warrant agreement will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and we irrevocably submit to such jurisdiction, which jurisdiction will be the exclusive forum for any such action, proceeding or claim. This provision applies to claims under the Securities Act but does not apply to claims under the Exchange Act or any claim for which the federal district courts of the United States of America are the sole and exclusive forum.

Private Placement Warrants

Except as described below, the private placement warrants have terms and provisions that are identical to those of the public warrants. The private placement warrants (including the shares of New Proterra Common Stock issuable upon exercise of the private placement warrants) will not be transferable, assignable or salable until 30 days after the completion of the Business Combination, except pursuant to limited exceptions to our officers and directors and other persons or entities affiliated with the initial purchasers of the private placement warrants, and they will not be redeemable by us, except as described above when the price per share of New Proterra Common Stock equals or exceeds $10.00, so long as they are held by the Sponsor or its permitted transferees (except as otherwise set forth herein). The Sponsor, or its permitted transferees, has the option to exercise the private placement warrants on a cashless basis. If the private placement warrants are held by holders other than the Sponsor or its permitted transferees, the private placement warrants will be redeemable by us in all redemption scenarios and exercisable by the holders on the same basis as the public warrants. Any amendment to the terms of the private placement warrants or any provision of the warrant agreement with respect to the private placement warrants will require a vote of holders of at least 50% of the number of the then outstanding private placement warrants.

Except as described above regarding redemption procedures and cashless exercise in respect of the public warrants, if holders of the private placement warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering his, her or its warrants for that number of shares of New Proterra Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of New Proterra Common Stock underlying the warrants, multiplied by the excess of the “historical fair market value” (defined below) over the exercise price of the warrants by (y) the historical fair market value. The “historical fair market value” will mean the average reported closing price of the shares of New Proterra Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the warrant agent.

Transfer Agent and Warrant Agent

The transfer agent for New Proterra Common Stock and warrant agent for the New Proterra public warrants and private placement warrants will be            .

SECURITIES ACT RESTRICTIONS ON RESALE OF NEW PROTERRA COMMON STOCK

Pursuant to Rule 144 under the Securities Act (“Rule 144”), a person who has beneficially owned restricted New Proterra Common Stock for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been an affiliate of New Proterra at the time of, or at any time during the three months preceding, a sale and (ii) New Proterra is subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the twelve months (or such shorter period as New Proterra was required to file reports) preceding the sale.

Persons who have beneficially owned restricted New Proterra Common Stock shares for at least six months but who are affiliates of New Proterra at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

•        1% of the total number of New Proterra Common Stock then outstanding; or

•        the average weekly reported trading volume of the New Proterra Common Stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by affiliates of New Proterra under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about New Proterra.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

•        the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•        the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•        the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding twelve months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

•        at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

We anticipate that following the consummation of the Business Combination, New Proterra will no longer be a shell company, and as a result, once the conditions set forth in the exceptions listed above are satisfied, Rule 144 will become available for the resale of the above noted restricted securities.

As a result, it is anticipated that the Sponsor will be able to sell its Class B ordinary shares and private placement warrants, and any shares of New Proterra Common Stock received as a result thereof, as applicable, pursuant to Rule 144 without registration one year after we have completed our initial business combination.

STOCKHOLDER PROPOSALS AND NOMINATIONS

Stockholder Proposals

New Proterra’s Proposed Bylaws establish an advance notice procedure for stockholders who wish to present a proposal before an annual meeting of stockholders. New Proterra’s Proposed Bylaws provide that the only business that may be conducted at an annual meeting of stockholders is business that is (i) specified in the notice of such meeting (or any supplement thereto), (ii) by or at the direction of the New Proterra Board or any committee thereof, or (iii) otherwise properly brought before such meeting by a stockholder who is a stockholder of record at the time of giving of the notice and at the time of the annual meeting, is a stockholder of record who is entitled to vote at such meeting who has complied with the notice procedures specified in New Proterra’s Proposed Bylaws. To be timely for New Proterra’s annual meeting of stockholders, New Proterra’s secretary must receive the written notice at New Proterra’s principal executive offices:

•        not later than the 90th day; and

•        not earlier than the 120th day before the one-year anniversary of the preceding year’s annual meeting.

In the event that no annual meeting was held in the previous year (as would be the case for New Proterra’s 2021 annual meeting) or New Proterra holds its annual meeting of stockholders more than 30 days before or 60 days after the one-year anniversary of a preceding year’s annual meeting, notice of a stockholder proposal must be received no later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. Nominations and proposals also must satisfy other requirements set forth in the bylaws. The chairperson of the annual meeting will have the power and duty to determine whether a nomination or any other business proposed to be brought before the meeting was made or proposed, as the case may be, in accordance with these procedures. If any proposed nomination or business is not in compliance, the chairperson may declare that such defective proposal or nomination can be disregarded.

Under Rule 14a-8 of the Exchange Act, a shareholder proposal to be included in the proxy statement and proxy card for the 2021 annual general meeting pursuant to Rule 14a-8 must be received at our principal office a reasonable time before New Proterra begins to print and send out its proxy materials for such 2021 annual meeting.

Stockholder Director Nominees

New Proterra’s Proposed Bylaws permit stockholders to nominate directors for election at an annual general meeting of stockholders. To nominate a director, the stockholder must provide the information required by New Proterra’s Proposed Bylaws. In addition, the stockholder must give timely notice to New Proterra’s secretary in accordance with New Proterra’s Proposed Bylaws, which, in general, require that the notice be received by New Proterra’s secretary within the time periods described above under “— Stockholder Proposals” for stockholder proposals.

SHAREHOLDER COMMUNICATIONS

Shareholders and interested parties may communicate with the ArcLight Board, any committee chairperson or the non-management directors as a group by writing to the board or committee chairperson in care of ArcLight Clean Transition Corp., 200 Clarendon Street, 55th Floor, Boston, Massachusetts, 02116. Following the Business Combination, such communications should be sent in care of Proterra Inc, 1815 Rollins Road, Burlingame, California 94010. Each communication will be forwarded, depending on the subject matter, to the board of directors, the appropriate committee chairperson or all non-management directors.

LEGAL MATTERS

Kirkland & Ellis LLP has passed upon the validity of the securities of New Proterra offered by this proxy statement/prospectus and certain other legal matters related to this proxy statement/prospectus.

EXPERTS

The financial statements of ArcLight Clean Transition Corp. as of August 3, 2020 and for the period from July 28, 2020 (inception) through August 3, 2020 appearing in this prospectus have been audited by Marcum LLP, independent registered public accounting firm, as set forth in their report thereon (which contains an explanatory paragraph relating to substantial doubt about the ability of ArcLight Clean Transition Corp. to continue as a going concern as described in Note 1 to the financial statements), appearing elsewhere in this prospectus, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The balance sheet of ArcLight Clean Transition Corp. as of as of September 25, 2020 and related notes appearing in this prospectus have been audited by Marcum LLP, independent registered public accounting firm, as set forth in their report thereon, appearing elsewhere in this prospectus, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The financial statements of Proterra Inc as of December 31, 2019 and 2018 and for each of the years in the two-year period ended December 31, 2019 have been included herein and in the registration statement in reliance upon the report of KPMG LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

DELIVERY OF DOCUMENTS TO SHAREHOLDERS

Pursuant to the rules of the SEC, ArcLight and services that it employs to deliver communications to its shareholders are permitted to deliver to two or more shareholders sharing the same address a single copy of each of ArcLight’s annual report to shareholders and ArcLight’s proxy statement. Upon written or oral request, ArcLight will deliver a separate copy of the annual report to shareholders and/or proxy statement to any shareholder at a shared address to which a single copy of each document was delivered and who wishes to receive separate copies of such documents. Shareholders receiving multiple copies of such documents may likewise request that ArcLight delivers single copies of such documents in the future. Shareholders receiving multiple copies of such documents may request that ArcLight delivers single copies of such documents in the future. Shareholders may notify ArcLight of their requests by calling or writing ArcLight at its principal executive offices at 200 Clarendon Street, 55th Floor, Boston, Massachusetts, 02116 or (617) 531-6300.

ENFORCEABILITY OF CIVIL LIABILITY

ArcLight is a Cayman Islands exempted company. If ArcLight does not change its jurisdiction of incorporation from the Cayman Islands to Delaware by effecting the Domestication, you may have difficulty serving legal process within the United States upon ArcLight. You may also have difficulty enforcing, both in and outside the United States, judgments you may obtain in U.S. courts against ArcLight in any action, including actions based upon the civil liability provisions of U.S. federal or state securities laws. Furthermore, there is doubt that the courts of the Cayman Islands would enter judgments in original actions brought in those courts predicated on U.S. federal or state securities laws. However, ArcLight may be served with process in the United States with respect to actions against ArcLight arising out of or in connection with violation of U.S. federal securities laws relating to offers and sales of ArcLight’s securities by serving ArcLight’s U.S. agent irrevocably appointed for that purpose.

TRANSFER AGENT AND REGISTRAR

The transfer agent for ArcLight’s securities is Continental Stock Transfer & Trust Company.

WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION BY REFERENCE

ArcLight has filed a registration statement on Form S-4 to register the issuance of securities described elsewhere in this proxy statement/prospectus. This proxy statement/prospectus is a part of that registration statement.

ArcLight files reports, proxy statements and other information with the SEC as required by the Exchange Act. You may access information on ArcLight at the SEC website containing reports, proxy statements and other information at: http://www.sec.gov. Those filings are also available free of charge to the public on, or accessible through, ArcLight’s corporate website at https://www.arclightclean.com. ArcLight’s website and the information contained on, or that can be accessed through, the website is not deemed to be incorporated by reference in, and is not considered part of, this proxy statement/prospectus.

Information and statements contained in this proxy statement/prospectus or any Annex to this proxy statement/prospectus are qualified in all respects by reference to the copy of the relevant contract or other annex filed as an exhibit to the registration statement of which this proxy statement/prospectus forms a part, which includes exhibits incorporated by reference from other filings made with the SEC.

All information contained in this proxy statement/prospectus relating to ArcLight has been supplied by ArcLight, and all information relating to Proterra has been supplied by Proterra. Information provided by one another does not constitute any representation, estimate or projection of the other.

If you would like additional copies of this proxy statement/prospectus or if you have questions about the Business Combination, you should contact via phone or in writing:

Morrow Sodali LLC
470 West Avenue
Stamford CT 06902
Individuals call toll-free: (800) 662-5200
Banks and brokers call: (203) 658-9400
Email: ACTC.info@investor.morrowsodali.com

To obtain timely delivery of the documents, you must request them no later than five business days before the date of the meeting, or no later than             , 2021.

INDEX TO FINANCIAL STATEMENTS

Interim Financial Statements of ArcLight Clean Transition Corp.

Page(s)
Unaudited Condensed Balance Sheet as of September 30, 2020	F-2
Unaudited Condensed Statement of Operations for the period from July 28, 2020 (inception) through September 30, 2020	F-3
Unaudited Condensed Statement of Changes in Shareholders’ Equity for the period from July 28, 2020 (inception) through September 30, 2020	F-4
Unaudited Condensed Statement of Cash Flows for the period from July 28, 2020 (inception) through September 30, 2020	F-5
Notes to Unaudited Condensed Financial Statements	F-6

Audited Balance Sheet of ArcLight Clean Transition Corp.

Audited Financial Statements of ArcLight Clean Transition Corp.

Unaudited Condensed Financial Statements of Proterra Inc

Audited Financial Statements of Proterra Inc

ARCLIGHT CLEAN TRANSITION CORP.
UNAUDITED CONDENSED BALANCE SHEET
SEPTEMBER 30, 2020

Assets
Current assets:
Cash	$1,984,650
Prepaid expenses	456,693
Total current assets	2,441,343
Investments held in Trust Account	277,500,000
Total Assets	$279,941,343

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$429,623
Accrued expenses	508,884
Accrued expenses – related party	10,000
Note payable – related party	153,588
Total current liabilities	1,102,095
Deferred underwriting commissions	9,712,500
Total liabilities	10,814,595

Commitments and Contingencies
Class A ordinary shares; 26,412,674 shares subject to possible redemption at $10.00 per share	264,126,740

Shareholders’ Equity:
Preference shares, $0.0001 par value; 5,000,000 shares authorized; none issued and outstanding	—
Class A ordinary shares, $0.0001 par value; 500,000,000 shares authorized; 1,337,326 shares issued and outstanding (excluding 26,412,674 shares subject to possible redemption)	134
Class B ordinary shares, $0.0001 par value; 50,000,000 shares authorized; 6,937,500 shares issued and outstanding	694
Additional paid-in capital	5,062,928
Accumulated deficit	(63,748)
Total shareholders’ equity	5,000,008
Total Liabilities and Shareholders’ Equity	$279,941,343

The accompanying notes are an integral part of these unaudited condensed financial statements.

ARCLIGHT CLEAN TRANSITION CORP.

UNAUDITED CONDENSED STATEMENT OF OPERATIONS

FOR THE PERIOD FROM JULY 28, 2020 (INCEPTION) THROUGH SEPTEMBER 30, 2020

Formation, general and administrative expenses	$63,748
Net loss	$(63,748)

Weighted average Class A and Class B ordinary shares outstanding, basic and diluted	7,066,920

Basic and diluted net loss per Class A and Class B ordinary share	$(0.01)

The accompanying notes are an integral part of these unaudited condensed financial statements.

ARCLIGHT CLEAN TRANSITION CORP.

UNAUDITED CONDENSED STATEMENT OF CHANGES IN SHAREHOLDERS’ EQUITY

FOR THE PERIOD FROM JULY 28, 2020 (INCEPTION) THROUGH SEPTEMBER 30, 2020

	Ordinary Shares				Additional Paid-in Capital	Accumulated Deficit	Total Shareholders’ Equity
	Class A		Class B
	Shares	Amount	Shares	Amount
Balance – July 28, 2020 (inception)	—	$—	—	$—	$—	$—	$—
Issuance of Class B ordinary shares to Sponsor	—	—	6,937,500	694	24,306	—	25,000
Sale of units in initial public offering, gross	27,750,000	2,775	—	—	277,497,225	—	277,500,000
Offering costs	—	—	—	—	(15,884,504)	—	(15,884,504)
Sale of private placement warrants to Sponsor in private placement	—	—	—	—	7,550,000	—	7,550,000
Shares subject to possible redemption	(26,412,674)	(2,641)	—	—	(264,124,099)	—	(264,126,740)
Net loss	—	—	—	—	—	(63,748)	(63,748)
Balance – September 30, 2020	1,337,326	$134	6,937,500	$694	$5,062,928	$(63,748)	$5,000,008

The accompanying notes are an integral part of these unaudited condensed financial statements.

ARCLIGHT CLEAN TRANSITION CORP.

UNAUDITED CONDENSED STATEMENT OF CASH FLOWS

FOR THE PERIOD FROM JULY 28, 2020 (INCEPTION) THROUGH SEPTEMBER 30, 2020

Cash Flows from Operating Activities:
Net loss	$(63,748)
Adjustments to reconcile net loss to net cash used in operating activities:
General and administrative expenses paid by related party in exchange for issuance of Class B ordinary shares	25,000
General and administrative expenses paid by related party	30,387
Changes in operating assets and liabilities:
Prepaid expenses	(456,693)
Accounts payable	347,123
Accrued expenses	92,481
Accrued expenses – related party	10,000
Net cash used in operating activities	(15,450)

Cash Flows from Investing Activities:
Cash deposited in Trust Account	(277,500,000)
Net cash used in investing activities	(277,500,000)

Cash Flows from Financing Activities:
Proceeds from note payable to related party	100
Proceeds received from initial public offering, gross	277,500,000
Proceeds received from private placement	7,550,000
Offering costs paid	(5,550,000)
Net cash provided by financing activities	279,500,100

Net increase in cash	1,984,650

Cash – beginning of the period	—
Cash – ending of the period	$1,984,650

Supplemental disclosure of noncash investing and financing activities:
Offering costs included in accounts payable	$82,500
Offering costs included in accrued expenses	$416,403
Offering costs included in note payable – related party	$123,101
Deferred underwriting commissions	$9,712,500
Value of Class A ordinary shares subject to possible redemption	$264,126,740

The accompanying notes are an integral part of these unaudited condensed financial statements.

ARCLIGHT CLEAN TRANSITION CORP.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

Note 1 — Description of Organization, Business Operations and Basis of Presentation

ArcLight Clean Transition Corp. (the “Company”) is a blank check company incorporated as a Cayman Islands exempted company on July 28, 2020. The Company was incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses that the Company has not yet identified (“Business Combination”).

As of September 30, 2020, the Company had not yet commenced operations. All activity for the period from July 28, 2020 (inception) through September 30, 2020 relates to the Company’s formation and the initial public offering (the “initial public offering”) and since the closing of the initial public offering, the search for a prospective initial Business Combination. The Company has selected December 31 as its fiscal year end.

The Company’s sponsor is ArcLight CTC Holdings, L.P., a Delaware limited partnership (“Sponsor”). The registration statement for the Company’s Initial Public Offering was declared effective on September 22, 2020. On September 25, 2020, the Company consummated its Initial Public Offering of 25,000,000 units (the “Units” and, with respect to the Class A ordinary shares included in the Units being offered, the “Public Shares”), at $10.00 per Unit, generating gross proceeds of $250.0 million, and incurring offering costs of approximately $14.4 million, inclusive of approximately $8.8 million in deferred underwriting commissions (Note 6). On September 29, 2020, the Company issued an additional 2,750,000 units (the “Over-Allotment Units”) pursuant to the partial exercise by the underwriters of their over-allotment option in connection with the Initial Public Offering (the “Over-Allotment”). The Over-Allotment Units were priced at $10.00 per Unit, generating total gross proceeds of $27.5 million and incurring additional offering costs of approximately $1.5 million, inclusive of approximately $1.0 million in deferred underwriting commissions.

Simultaneously with the closing of the Initial Public Offering on September 25, 2020, the Company consummated the private placement (“Private Placement”) of 7,000,000 private placement warrants (each, a “Private Placement Warrant” and collectively, the “Private Placement Warrants”), at a price of $1.00 per Private Placement Warrant with the Sponsor, generating gross proceeds of $7.0 million (Note 4). Concurrently with the consummation of the Over-Allotment on September 29, 2020, the Sponsor also purchased an additional 550,000 Private Placement Warrants, generating gross proceeds of approximately $0.6 million.

Upon the closing of the Initial Public Offering and the Private Placement on September 25, 2020, $250.0 million ($10.00 per Unit) of the net proceeds of the sale of the Units in the Initial Public Offering and the Private Placement were placed in a trust account (“Trust Account”) with Continental Stock Transfer & Trust Company acting as trustee and invested in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations, as determined by the Company, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the Trust Account as described below. In connection with the consummation of the Over-Allotment on September 29, 2020, an additional amount of $27.5 million ($10.00 per Unit), for a total of approximately $277.5 million, was placed in the Trust Account.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of its Initial Public Offering and the sale of Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. The Company’s initial Business Combination must be with one or more operating businesses or assets with a fair market value equal to at least 80% of the net assets held in the Trust Account (as defined below) (excluding the deferred underwriting commissions and taxes payable on the interest earned on the Trust Account) at the time the Company signs a definitive agreement in connection with the initial Business Combination. However, the Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act 1940, as amended, or the Investment Company Act.

ARCLIGHT CLEAN TRANSITION CORP.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

Note 1 — Description of Organization, Business Operations and Basis of Presentation (cont.)

The Company will provide its holders of the Public Shares (the “Public Shareholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a shareholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek shareholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The Public Shareholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account (initially anticipated to be $10.00 per share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations). The per-share amount to be distributed to Public Shareholders who redeem their Public Shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriters (as discussed in Note 6). These Public Shares will be recorded at a redemption value and classified as temporary equity upon the completion of the Initial Public Offering, in accordance with Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” In such case, the Company will proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 upon such consummation of a Business Combination and a majority of the shares voted are voted in favor of the Business Combination. If a shareholder vote is not required by law and the Company does not decide to hold a shareholder vote for business or other legal reasons, the Company will, pursuant to its amended and restated memorandum and articles of association (the “Amended and Restated Memorandum and Articles of Association”), conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (the “SEC”), and file tender offer documents with the SEC prior to completing a Business Combination. If, however, a shareholder approval of the transactions is required by law, or the Company decides to obtain shareholder approval for business or legal reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. Additionally, each Public Shareholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction. If the Company seeks shareholder approval in connection with a Business Combination, the holders of the Founder Shares prior to the Initial Public Offering (the “Initial Shareholders”) agreed to vote their Founder Shares (as defined in Note 5) and any Public Shares purchased during or after the Initial Public Offering in favor of a Business Combination. In addition, the Initial Shareholders agreed to waive their redemption rights with respect to their Founder Shares and Public Shares in connection with the completion of a Business Combination. In addition, the Company has agreed not to enter into a definitive agreement regarding an initial Business Combination without the prior consent of the Sponsor.

Notwithstanding the foregoing, the Company’s Amended and Restated Memorandum and Articles of Association provide that a Public Shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% or more of the Class A ordinary shares sold in the Initial Public Offering, without the prior consent of the Company.

The Company’s Sponsor, executive officers, directors and director nominees agreed not to propose an amendment to the Company’s Amended and Restated Memorandum and Articles of Association that would affect the substance or timing of the Company’s obligation to provide for the redemption of its Public Shares in connection with a Business Combination or to redeem 100% of its Public Shares if the Company does not complete a Business Combination, unless the Company provides the Public Shareholders with the opportunity to redeem their Class A ordinary shares in conjunction with any such amendment.

If the Company is unable to complete a Business Combination within 24 months from the closing of the Initial Public Offering, or September 25, 2022 (the “Combination Period”), the Company will (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its income taxes, if any (less up to $100,000 of interest to pay dissolution expenses) divided by the number of the then-outstanding Public Shares, which redemption will completely extinguish Public

ARCLIGHT CLEAN TRANSITION CORP.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

Note 1 — Description of Organization, Business Operations and Basis of Presentation (cont.)

Shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any); and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining shareholders and the board of directors, liquidate and dissolve, subject in the case of clauses (ii) and (iii), to the Company’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law.

In connection with the redemption of 100% of the Company’s outstanding Public Shares for a portion of the funds held in the Trust Account, each holder will receive a full pro rata portion of the amount then in the Trust Account, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay the Company’s taxes payable (less up to $100,000 of interest to pay dissolution expenses).

The Initial Shareholders agreed to waive their liquidation rights with respect to the Founder Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the Initial Shareholders should acquire Public Shares in or after the Initial Public Offering, they will be entitled to liquidating distributions from the Trust Account with respect to such Public Shares if the Company fails to complete a Business Combination within the Combination Period. The underwriters agreed to waive their rights to their deferred underwriting commission (see Note 6) held in the Trust Account in the event the Company does not complete a Business Combination within in the Combination Period and, in such event, such amounts will be included with the funds held in the Trust Account that will be available to fund the redemption of the Company’s Public Shares. In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be only $10.00 per share initially held in the Trust Account. In order to protect the amounts held in the Trust Account, the Sponsor has agreed that it will be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has entered into a written letter of intent, confidentiality or other similar agreement or business combination agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per Public Share and (ii) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per share due to reductions in the value of the Trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). In the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have vendors, service providers (except the Company’s independent registered public accounting firm), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Basis of Presentation

The accompanying unaudited condensed financial statements of the Company have been prepared in accordance with United States generally accepted accounting principles (“U.S. GAAP”) for interim financial information and Article 8 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by U.S. GAAP. In the opinion of management, all adjustments (consisting of normal accruals) considered for a fair presentation have been included. Operating results for the period from July 28, 2020 (inception) through September 30, 2020 are not necessarily indicative of the results that may be expected for the year ending December 31, 2020.

The accompanying unaudited condensed financial statements should be read in conjunction with the audited financial statements and notes thereto included in the Form 8-K and the final prospectus filed by the Company with the SEC on October 1, 2020 and September 24, 2020, respectively.

ARCLIGHT CLEAN TRANSITION CORP.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

Note 1 — Description of Organization, Business Operations and Basis of Presentation (cont.)

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard.

This may make comparison of the Company’s financial statement with another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Liquidity and Capital Resources

As of September 30, 2020, the Company had approximately $2.0 million in its operating bank account and working capital of approximately $1.3 million.

The Company’s liquidity needs up to September 25, 2020 had been satisfied through a payment of $25,000 from the Sponsor to cover certain expenses on behalf of the Company in exchange for the issuance of the Founder Shares (as defined below), the loan under the Note from the Sponsor of approximately $154,000 (see Note 5) to the Company, and the net proceeds from the consummation of the Private Placement not held in the Trust Account. The Note still remains outstanding to date. In addition, in order to finance transaction costs in connection with a Business Combination, the Company’s officers, directors and Initial Shareholders may, but are not obligated to, provide the Company Working Capital Loans (see Note 5). To date, there were no amounts outstanding under any Working Capital Loans.

Based on the foregoing, management believes that the Company will have sufficient working capital and borrowing capacity to meet its needs through the earlier of the consummation of a Business Combination or one year from this filing. Over this time period, the Company will be using these funds for paying existing accounts payable, identifying and evaluating prospective initial Business Combination candidates, performing due diligence on prospective target businesses, paying for travel expenditures, selecting the target business to merge with or acquire, and structuring, negotiating and consummating the Business Combination.

Management continues to evaluate the impact of the COVID-19 pandemic and has concluded that the specific impact is not readily determinable as of the date of the balance sheet. The financial statement does not include any adjustments that might result from the outcome of this uncertainty.

ARCLIGHT CLEAN TRANSITION CORP.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

Note 2 — Summary of Significant Accounting Policies

Use of Estimates

The preparation of financial statement in conformity with U.S. GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statement. Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statement, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents.

Investments Held in Trust Account

The Company’s portfolio of investments is comprised solely of U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less, or investments in money market funds that invest in U.S. government securities, or a combination thereof. The Company’s investments held in the Trust Account are classified as trading securities. Trading securities are presented on the balance sheet at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of these securities is included in net gain on investments, dividends and interest held in Trust Account in the accompanying unaudited condensed statement of operations. The estimated fair values of investments held in the Trust Account are determined using available market information.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which, at times, may exceed the Federal Depository Insurance Coverage of $250,000, and investments held in Trust Account. At September 30, 2020, the Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.

Fair Value of Financial Instruments

Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. U.S. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value.

The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:

•        Level 1, defined as observable inputs such as quoted prices for identical instruments in active markets;

•        Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•        Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

ARCLIGHT CLEAN TRANSITION CORP.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

Note 2 — Summary of Significant Accounting Policies (cont.)

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.

As of September 30, 2020, the carrying values of cash, accounts payable and accrued expenses approximate their fair values due to the short-term nature of the instruments. The Company’s portfolio of investments held in the Trust Account is comprised of investments in U.S. Treasury securities with an original maturity of 185 days or less or investments in money market funds that invest in U.S. government securities, or a combination thereof. The fair value for trading securities is determined using quoted market prices in active markets.

Offering Costs Associated with the Initial Public Offering

Offering costs consisted of legal, accounting, and other costs incurred that were directly related to the Initial Public Offering and that were charged to shareholders’ equity upon the completion of the Initial Public Offering.

Class A Ordinary Shares Subject to Possible Redemption

 The Company accounts for its Class A ordinary shares subject to possible redemption in accordance with the guidance in ASC Topic 480 “Distinguishing Liabilities from Equity.” Class A ordinary shares subject to mandatory redemption (if any) are classified as liability instruments and are measured at fair value. Conditionally redeemable Class A ordinary shares (including Class A ordinary shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, Class A ordinary shares are classified as shareholders’ equity. The Company’s Class A ordinary shares feature certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of uncertain future events. Accordingly, at September 30, 2020, 26,412,674 Class A ordinary shares subject to possible redemption are presented as temporary equity, outside of the shareholders’ equity section of the Company’s balance sheet.

Income Taxes

The Company follows the asset and liability method of accounting for income taxes under FASB ASC 740, “Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. Deferred tax assets were deemed immaterial as of September 30, 2020.

FASB ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. There were no unrecognized tax benefits as of September 30, 2020. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. No amounts were accrued for the payment of interest and penalties as of September 30, 2020. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

On March 27, 2020, President Trump signed the Coronavirus Aid, Relief, and Economic Security “CARES” Act into law. The CARES Act includes several significant business tax provisions that, among other things, would eliminate the taxable income limit for certain net operating losses (“NOL) and allow businesses to carry back NOLs arising in 2018, 2019 and 2020 to the five prior years, suspend the excess business loss rules, accelerate refunds of

ARCLIGHT CLEAN TRANSITION CORP.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

Note 2 — Summary of Significant Accounting Policies (cont.)

previously generated corporate alternative minimum tax credits, generally loosen the business interest limitation under IRC section 163(j) from 30 percent to 50 percent among other technical corrections included in the Tax Cuts and Jobs Act tax provisions. The Company does not believe that the CARES Act will have a significant impact on Company’s financial position or statement of operations.

Net Loss Per Ordinary Share

The Company complies with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share.” Net loss per share is computed by dividing net loss by the weighted average number of shares outstanding during the period excluding shares subject to forfeiture. An aggregate of 26,412,674 Class A ordinary shares subject to possible redemption at September 30, 2020 has been excluded from the calculation of basic loss per share, since such shares, if redeemed, only participate in their pro rata share of the trust earnings. The Company has not considered the effect of the warrants sold in the Initial Public Offering (including the consummation of the Over-Allotment Units) and Private Placement to purchase an aggregate of 21,425,000 ordinary shares in the calculation of diluted loss per share, since the exercise of the warrants are contingent upon the occurrence of future events.

Reconciliation of net loss per common share

The Company’s net loss is adjusted for the portion of income (loss) that is attributable to Class A ordinary shares subject to redemption, as these shares only participate in the earnings of the Trust Account and not the income or losses of the Company. Accordingly, basic and diluted loss per common share is calculated as follows:

For the Period From July 28, 2020 (inception) through September 30, 2020
Net loss	$(63,748)
Less: Income attributable to Class A ordinary shares subject to possible redemption	—
Adjusted net loss	$(63,748)
Weighted average Class A and Class B ordinary shares outstanding, basic and diluted	7,066,920
Basic and diluted net loss per ordinary share	$(0.01)

Recent Accounting Pronouncements

Management does not believe that any recently issued, but not yet effective, accounting pronouncement if currently adopted would have a material effect on the Company’s financial statements.

Note 3 — Initial Public Offering

On September 25, 2020, the Company consummated its Initial Public Offering of 25,000,000 Units, at $10.00 per Unit, generating gross proceeds of $250.0 million, and incurring offering costs of approximately $14.4 million, inclusive of approximately $8.8 million in deferred underwriting commissions. On September 29, 2020, the Company issued an additional 2,750,000 Over-Allotment Units pursuant to the partial exercise by the underwriters of their over-allotment option in connection with the Initial Public Offering. The Over-Allotment Units were priced at $10.00 per Unit, generating total gross proceeds of $27.5 million and incurring additional offering costs of approximately $1.5 million, inclusive of approximately $1.0 million in deferred underwriting commissions.

Each Unit consists of one Class A ordinary share and one-half of one redeemable warrant (“Public Warrant”). Each whole Public Warrant will entitle the holder to purchase one Class A ordinary share at an exercise price of $11.50 per share, subject to adjustment (see Note 7).

ARCLIGHT CLEAN TRANSITION CORP.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

Note 4 — Private Placement

Simultaneously with the closing of the Initial Public Offering on September 25, 2020, the Company consummated the Private Placement of 7,000,000 Private Placement Warrants, at a price of $1.00 per Private Placement Warrant with the Sponsor, generating gross proceeds of $7.0 million. Concurrently with the consummation of the Over-Allotment on September 29, 2020, the Sponsor also purchased an additional 550,000 Private Placement Warrants, generating gross proceeds of approximately $0.6 million.

Each whole Private Placement Warrant is exercisable for one whole share of Class A ordinary shares at a price of $11.50 per share. A portion of the proceeds from the sale of the Private Placement Warrants to the Sponsor was added to the proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the Private Placement Warrants will expire worthless. The Private Placement Warrants will be non-redeemable for cash and exercisable on a cashless basis so long as they are held by the Sponsor or its permitted transferees.

The Sponsor and the Company’s officers and directors agreed, subject to limited exceptions, not to transfer, assign or sell any of their Private Placement Warrants until 30 days after the completion of the initial Business Combination.

Note 5 — Related Party Transactions

Founder Shares

On August 3, 2020, the Sponsor paid an aggregate of $25,000 for certain expenses on behalf of the Company in exchange for issuance of 8,625,000 Class B ordinary shares (the “Founder Shares”). On September 3, 2020, the Sponsor transferred 35,000 Founder Shares to each of Arno Harris, Ja-Chin Audrey Lee, Brian Goncher and Steven Berkenfeld, the Company’s independent director nominees. On September 18, 2020, the Sponsor irrevocably surrendered to the Company for cancellation and for nil consideration 1,437,500 Class B ordinary shares, resulting in 7,187,500 Class B ordinary shares outstanding. All shares and associated amounts have been retroactively restated to reflect the share surrender. The Sponsor agreed to forfeit up to an aggregate of 937,500 Founder Shares to the extent that the option to purchase additional units is not exercised in full by the underwriters, so that the Founder Shares will represent 20% of the Company’s issued and outstanding shares after the Initial Public Offering. The underwriters partially exercised their over-allotment option on September 29, 2020, with the remaining portion of the over-allotment option expiring at the conclusion of the 45-day option period. As a result of the expiration of the over-allotment option, an aggregate of 250,000 Founder Shares were forfeited by the Sponsor.

The Initial Shareholders agreed not to transfer, assign or sell any of their Founder Shares until the earlier to occur of (A) one year after the completion of the initial Business Combination and (B) subsequent to the initial Business Combination, (x) if the closing price of Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share subdivisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial Business Combination, or (y) the date on which the Company completes a liquidation, merger, share exchange or other similar transaction that results in all of the Public Shareholders having the right to exchange their ordinary shares for cash, securities or other property.

Related Party Loans

On August 3, 2020, the Sponsor agreed to loan the Company up to $300,000 to be used for the payment of costs related to the Initial Public Offering pursuant to a promissory note (the “Note”). The Note is non-interest bearing, unsecured and due upon the closing of the Initial Public Offering. As of September 30, 2020, the Company borrowed approximately $154,000 under the Note. To date, the Note still remains outstanding.

ARCLIGHT CLEAN TRANSITION CORP.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

Note 5 — Related Party Transactions (cont.)

In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor, members of the Company’s founding team or any of their affiliates may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1.5 million of such Working Capital Loans may be convertible into warrants of the post Business Combination entity at a price of $1.00 per warrant. The warrants would be identical to the Private Placement Warrants. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. To date, the Company had no borrowings under the Working Capital Loans.

Administrative Services Agreement

The Company entered into an agreement that provides that, commencing on the date that the Company’s securities are first listed on NASDAQ through the earlier of consummation of the initial Business Combination and the liquidation, the Company may pay the Sponsor $10,000 per month for office space, secretarial and administrative services provided to the Company.

In addition, the Sponsor, officers and directors, or their respective affiliates will be reimbursed for any out-of-pocket expenses incurred in connection with activities on the Company’s behalf such as identifying potential target businesses and performing due diligence on suitable Business Combinations. The Company’s audit committee will review on a quarterly basis all payments that were made by the Company to the Sponsor, executive officers or directors, or their affiliates. Any such payments prior to an initial Business Combination will be made using funds held outside the Trust Account.

Note 6 — Commitments and Contingencies

Registration and Shareholder Rights

The holders of the Founder Shares, Private Placement Warrants, and warrants that may be issued upon conversion of Working Capital Loans (and any Class A ordinary shares issuable upon the exercise of the Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans) are entitled to registration rights pursuant to a registration and shareholder rights agreement. The holders of these securities are entitled to make up to three demands, excluding short form demands, that the Company registers such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of the initial Business Combination. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The Company granted the underwriters a 45-day option from the date of this prospectus to purchase up to 3,750,000 additional Units at the Initial Public Offering price less the underwriting discounts and commissions. The underwriters partially exercised their over-allotment option on September 29, 2020 to purchase an additional 2,750,000 Over-Allotment Units. The remaining unexercised over-allotment option expired unexercised on November 6, 2020.

In connection with the consummation of the Initial Public Offering on September 25, 2020, the underwriters were entitled to an underwriting discount of $0.20 per unit, or $5.0 million in the aggregate, paid upon the closing of the Initial Public Offering. In addition, $0.35 per unit, or approximately $8.8 million in the aggregate will be payable

ARCLIGHT CLEAN TRANSITION CORP.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

Note 6 — Commitments and Contingencies (cont.)

to the underwriters for deferred underwriting commissions. On September 29, 2020, the underwriters were entitled to an additional underwriting discount of approximately $0.6 million paid upon the closing of the Over-Allotment, and an additional deferred underwriting commissions of approximately $1.0 million. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.

Note 7 — Shareholders’ Equity

Class A Ordinary Shares — The Company is authorized to issue 500,000,000 Class A ordinary shares with a par value of $0.0001 per share. Holders of the Company’s Class A ordinary shares are entitled to one vote for each share. At September 30, 2020, there were 25,000,000 Class A ordinary shares issued or outstanding, including 26,412,674 Class A ordinary shares subject to possible redemption.

Class B Ordinary Shares — The Company is authorized to issue 50,000,000 Class B ordinary shares with a par value of $0.0001 per share. On August 3, 2020, the Company issued 8,625,000 Class B ordinary shares to the Sponsor. On September 3, 2020, the Sponsor transferred 35,000 Founder Shares to each of Arno Harris, Ja-Chin Audrey Lee, Brian Goncher and Steven Berkenfeld, the Company’s independent director nominees. On September 18, 2020, the Sponsor irrevocably surrendered to the Company for cancellation and for nil consideration 1,437,500 Class B ordinary shares, resulting in 7,187,500 Class B ordinary shares outstanding. All shares and associated amounts have been retroactively restated to reflect the share surrender. Of the 7,187,500 shares outstanding, up to 937,500 Class B ordinary shares are subject to forfeiture to the Company by the Sponsor for no consideration to the extent that the underwriters’ over-allotment option is not exercised in full prior to expiration, so that the Initial Shareholders will collectively own 20% of the Company’s issued and outstanding ordinary shares after the Initial Public Offering. The underwriters partially exercised their over-allotment option on September 29, 2020, with the remaining portion of the over-allotment option expiring at the conclusion of the 45-day option period. As a result of the expiration of the over-allotment option, an aggregate of 250,000 Founder Shares were forfeited by the Sponsor, resulting in 9,937,500 Class B ordinary shares outstanding.

Ordinary shareholders of record are entitled to one vote for each share held on all matters to be voted on by shareholders. Except as described below, holders of Class A ordinary shares and holders of Class B ordinary shares will vote together as a single class on all matters submitted to a vote of the shareholders except as required by law.

The Class B ordinary shares will automatically convert into Class A ordinary shares, which such Class A ordinary shares delivered upon conversion will not have any redemption rights or be entitled to liquidating distributions if the Company does not consummate an initial Business Combination, at the time of the initial Business Combination or earlier at the option of the holders thereof at a ratio such that the number of Class A ordinary shares issuable upon conversion of all Founder Shares will equal, in the aggregate, on an as-converted basis, 20% of the sum of (i) the total number of ordinary shares issued and outstanding upon completion of the Initial Public Offering, plus (ii) the total number of Class A ordinary shares issued or deemed issued or issuable upon conversion or exercise of any equity-linked securities (as defined herein) or rights issued or deemed issued, by the Company in connection with or in relation to the consummation of the initial Business Combination, excluding any Class A ordinary shares or equity-linked securities exercisable for or convertible into Class A ordinary shares issued, deemed issued, or to be issued, to any seller in the initial Business Combination and any Private Placement Warrants issued to the Sponsor, its affiliates or any member of the management team upon conversion of Working Capital Loans. In no event will the Class B ordinary shares convert into Class A ordinary shares at a rate of less than one-to-one.

Preference Shares — The Company is authorized to issue 5,000,000 preference shares with a par value of $0.0001 per share. At September 30, 2020, there were no preference shares issued or outstanding.

ARCLIGHT CLEAN TRANSITION CORP.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

Note 7 — Shareholders’ Equity (cont.)

Warrants — Public Warrants may only be exercised for a whole number of shares. No fractional Public Warrants will be issued upon separation of the Units and only whole Public Warrants will trade. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination or (b) 12 months from the closing of the Initial Public Offering; provided in each case that the Company has an effective registration statement under the Securities Act covering the Class A ordinary shares issuable upon exercise of the Public Warrants and a current prospectus relating to them is available and such shares are registered, qualified or exempt from registration under the securities, or blue sky, laws of the state of residence of the holder (or the Company permits holders to exercise their warrants on a cashless basis under certain circumstances). The Company has agreed that as soon as practicable, but in no event later than 20 business days after the closing of the initial Business Combination, the Company will use commercially reasonable efforts to file with the SEC and have an effective registration statement covering the Class A ordinary shares issuable upon exercise of the warrants and to maintain a current prospectus relating to those Class A ordinary shares until the warrants expire or are redeemed, as specified in the warrant agreement. If a registration statement covering the Class A ordinary shares issuable upon exercise of the warrants is not effective by the 60th day after the closing of the initial Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. Notwithstanding the above, if the Class A ordinary shares are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” and, in the event the Company so elects, the Company will not be required to file or maintain in effect a registration statement, and in the event the Company does not so elect, it will use commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

The warrants have an exercise price of $11.50 per share, subject to adjustments, and will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation. In addition, if (x) the Company issues additional Class A ordinary shares or equity-linked securities for capital raising purposes in connection with the closing of the initial Business Combination at an issue price or effective issue price of less than $9.20 per ordinary share (with such issue price or effective issue price to be determined in good faith by the board of directors and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the initial Business Combination on the date of the consummation of the initial Business Combination (net of redemptions), and (z) the volume weighted average trading price of the Class A ordinary shares during the 20 trading day period starting on the trading day prior to the day on which the Company consummates its initial Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger price described under “Redemption of warrants when the price per Class A ordinary share equals or exceeds $18.00” will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price, and the $10.00 per share redemption trigger price described under the caption “Redemption of warrants when the price per Class A ordinary share equals or exceeds $10.00” will be adjusted (to the nearest cent) to be equal to the higher of the Market Value and the Newly Issued Price.

The Private Placement Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering, except that the Private Placement Warrants and the Class A ordinary shares issuable upon exercise of the Private Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be non-redeemable so long as they are held by the initial purchasers or such purchasers’ permitted transferees. If the Private Placement Warrants are held by someone other than the Initial Shareholders or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

ARCLIGHT CLEAN TRANSITION CORP.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

Note 7 — Shareholders’ Equity (cont.)

Redemption of warrants when the price per Class A ordinary share equals or exceeds $18.00:    Once the warrants become exercisable, the Company may call the outstanding warrants for redemption (except as described herein with respect to the Private Placement Warrants):

•        in whole and not in part;

•        at a price of $0.01 per warrant;

•        upon a minimum of 30 days’ prior written notice of redemption to each warrant holder; and

•        if, and only if, the last reported sale price (the “closing price”) of Class A ordinary shares equals or exceeds $18.00 per share (as adjusted) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders.

The Company will not redeem the warrants as described above unless a registration statement under the Securities Act covering the Class A ordinary shares issuable upon exercise of the warrants is then effective and a current prospectus relating to those Class A ordinary shares is available throughout the 30-day redemption period.

Redemption of warrants when the price per Class A ordinary share equals or exceeds $10.00:    Once the warrants become exercisable, the Company may redeem the outstanding warrants:

•        in whole and not in part;

•        at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of Class A ordinary shares to be determined by reference to an agreed table based on the redemption date and the “fair market value” of Class A ordinary shares; and

•        if, and only if, the closing price of Class A ordinary shares equals or exceeds $10.00 per share (as adjusted) for any 20 trading days within the 30-trading day period ending three trading days before the Company sends the notice of redemption to the warrant holders; and

•        if the closing price of the Class A ordinary shares for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders is less than $18.00 per share (as adjusted), the Private Placement Warrants must also be concurrently called for redemption on the same terms as the outstanding Public Warrants, as described above.

The “fair market value” of Class A ordinary shares for the above purpose shall mean the volume weighted average price of our Class A ordinary shares during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of warrants. In no event will the warrants be exercisable in connection with this redemption feature for more than 0.361 Class A ordinary shares per warrant (subject to adjustment).

In no event will the Company be required to net cash settle any warrant. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.

ARCLIGHT CLEAN TRANSITION CORP.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

Note 8 — Fair Value Measurements

The following table presents information about the Company’s assets that are measured at fair value on a recurring basis as of September 30, 2020 and indicates the fair value hierarchy of the valuation techniques that the Company utilized to determine such fair value.

Description	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Investments held in Trust Account:
U.S. Treasury Securities	$249,999,104	$—	$—
	$249,999,104	$—	$—

The remainder of the balance in Investments held in Trust Account, approximately $27.5 million, is comprised of cash equivalents. Level 1 instruments include investments in cash, money market funds and U.S. Treasury securities. The Company uses inputs such as actual trade data, benchmark yields, quoted market prices from dealers or brokers, and other similar sources to determine the fair value of its investments.

Transfers to/from Levels 1, 2, and 3 are recognized at the end of the reporting period. There were no transfers between levels for the period from July 28, 2020 (inception) through September 30, 2020.

Note 9 — Subsequent Events

Management has evaluated subsequent events to determine if events or transactions occurring through the date the financial statement are issued require potential adjustment or disclosure in the financial statement and has concluded that all such events that would require recognition or disclosure have been recognized or disclosed.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors of
ArcLight Clean Transition Corp.

Opinion on the Financial Statement

We have audited the accompanying balance sheet of ArcLight Clean Transition Corp. (the “Company”) as of September 25, 2020 and the related notes (collectively referred to as the “financial statement”). In our opinion, the financial statement presents fairly, in all material respects, the financial position of the Company as of September 25, 2020 in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

This financial statement is the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statement based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statement, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statement. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statement. We believe that our audit provides a reasonable basis for our opinion.

/s/ Marcum llp

Marcum llp

We have served as the Company’s auditor since 2020.

New York, NY
October 1, 2020

ARCLIGHT CLEAN TRANSITION CORP.
BALANCE SHEET
September 25, 2020

Assets
Current assets:
Cash	$2,000,100
Prepaid expenses	456,300
Total Current Assets	2,456,400
Cash held in Trust Account	250,000,000
Total Assets	$252,456,400

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$84,670
Accrued expenses	870,903
Note payable – related party	153,588
Total Current Liabilities	1,109,161
Deferred underwriting commissions	8,750,000
Total Liabilities	9,859,161

Commitments and Contingencies
Class A ordinary shares; 23,759,723 shares subject to possible redemption at $10.00 per share	237,597,230

Shareholders’ Equity:
Preference shares, $0.0001 par value; 5,000,000 shares authorized; none issued and outstanding	—
Class A ordinary shares, $0.0001 par value; 500,000,000 shares authorized; 1,240,277 shares issued and outstanding (excluding 23,759,723 shares subject to possible redemption)	124
Class B ordinary shares, $0.0001 par value; 50,000,000 shares authorized; 7,187,500 shares issued and outstanding(1)	719
Additional paid-in capital	5,039,923
Accumulated deficit	(40,757)
Total Shareholders’ Equity	5,000,009
Total Liabilities and Shareholders’ Equity	$252,456,400

____________

(1)      This number includes up to 937,500 Class B ordinary shares subject to forfeiture if the over-allotment option is not exercised in full or in part by the underwriters

The accompanying notes are an integral part of the financial statement.

ARCLIGHT CLEAN TRANSITION CORP.
NOTES TO FINANCIAL STATEMENT

NOTE 1. DESCRIPTION OF ORGANIZATION, BUSINESS OPERATIONS, GOING CONCERN AND BASIS OF PRESENTATION

ArcLight Clean Transition Corp. (the “Company”) is a blank check company incorporated as a Cayman Islands exempted company on July 28, 2020. The Company was incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses that the Company has not yet identified (“Business Combination”).

As of September 25, 2020, the Company had not yet commenced operations. All activity for the period from July 28, 2020 (inception) through September 25, 2020 relates to the Company’s formation and the initial public offering (the “Initial Public Offering”), which is described below. The Company has selected December 31 as its fiscal year end.

The Company’s sponsor is ArcLight CTC Holdings, L.P., a Delaware partnership (“Sponsor”). The registration statement for the Company’s Initial Public Offering was declared effective on September 22, 2020. On September 25, 2020, the Company consummated its Initial Public Offering of 25,000,000 units (the “Units” and, with respect to the Class A ordinary shares included in the Units being offered, the “Public Shares”), at $10.00 per Unit, generating gross proceeds of $250.0 million, and incurring offering costs of approximately $14.4 million, inclusive of approximately $8.8 million in deferred underwriting commissions (Note 6). On September 29, 2020, the Company issued an additional 2,750,000 units (the “Over-Allotment Units”) pursuant to the partial exercise by the underwriters of their over-allotment option in connection with the Initial Public Offering (the “Over-Allotment”). The Over-Allotment Units were priced at $10.00 per Unit, generating total gross proceeds of $27.5 million and incurring additional offering costs of approximately $1.5 million, inclusive of approximately $1.0 million in deferred underwriting commissions.

Simultaneously with the closing of the Initial Public Offering on September 25, 2020, the Company consummated the private placement (“Private Placement”) of 7,000,000 private placement warrants (each, a “Private Placement Warrant” and collectively, the “Private Placement Warrants”), at a price of $1.00 per Private Placement Warrant with the Sponsor, generating gross proceeds of $7.0 million (Note 4). Concurrently with the consummation of the Over-Allotment on September 29, 2020, the Sponsor also purchased an additional 550,000 Private Placement Warrants, generating gross proceeds of approximately $0.6 million.

Upon the closing of the Initial Public Offering and the Private Placement on September 25, 2020, $250.0 million ($10.00 per Unit) of the net proceeds of the sale of the Units in the Initial Public Offering and the Private Placement were placed in a trust account (“Trust Account”) with Continental Stock Transfer & Trust Company acting as trustee and invested in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations, as determined by the Company, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the Trust Account as described below. In connection with the consummation of the Over-Allotment on September 29, 2020, an additional amount of $27.5 million ($10.00 per Unit), for a total of approximately $277.8 million, was placed in the Trust Account.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of its Initial Public Offering and the sale of Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. The Company’s initial Business Combination must be with one or more operating businesses or assets with a fair market value equal to at least 80% of the net assets held in the Trust Account (as defined below) (excluding the deferred underwriting commissions and taxes payable on the interest earned on the Trust Account) at the time the Company signs a definitive agreement in connection with the initial Business Combination. However, the Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act 1940, as amended, or the Investment Company Act.

ARCLIGHT CLEAN TRANSITION CORP.
NOTES TO FINANCIAL STATEMENT

NOTE 1. DESCRIPTION OF ORGANIZATION, BUSINESS OPERATIONS, GOING CONCERN AND BASIS OF PRESENTATION (cont.)

The Company will provide its holders of the Public Shares (the “Public Shareholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a shareholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek shareholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The Public Shareholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account (initially anticipated to be $10.00 per share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations). The per-share amount to be distributed to Public Shareholders who redeem their Public Shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriters (as discussed in Note 6). These Public Shares will be recorded at a redemption value and classified as temporary equity upon the completion of the Initial Public Offering, in accordance with Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” In such case, the Company will proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 upon such consummation of a Business Combination and a majority of the shares voted are voted in favor of the Business Combination. If a shareholder vote is not required by law and the Company does not decide to hold a shareholder vote for business or other legal reasons, the Company will, pursuant to the amended and restated memorandum and articles of association which will be adopted by the Company upon the consummation of the Initial Public Offering (the “Amended and Restated Memorandum and Articles of Association”), conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (the “SEC”), and file tender offer documents with the SEC prior to completing a Business Combination. If, however, a shareholder approval of the transactions is required by law, or the Company decides to obtain shareholder approval for business or legal reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. Additionally, each Public Shareholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction. If the Company seeks shareholder approval in connection with a Business Combination, the holders of the Founder Shares prior to this Initial Public Offering (the “Initial Shareholders”) agreed to vote their Founder Shares (as defined in Note 5) and any Public Shares purchased during or after the Initial Public Offering in favor of a Business Combination. In addition, the Initial Shareholders agreed to waive their redemption rights with respect to their Founder Shares and Public Shares in connection with the completion of a Business Combination. In addition, the Company has agreed not to enter into a definitive agreement regarding an initial Business Combination without the prior consent of the Sponsor.

Notwithstanding the foregoing, the Company’s Amended and Restated Memorandum and Articles of Association will provide that a Public Shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% or more of the Class A ordinary shares sold in the Initial Public Offering, without the prior consent of the Company.

The Company’s Sponsor, executive officers, directors and director nominees agreed not to propose an amendment to the Company’s Amended and Restated Memorandum and Articles of Association that would affect the substance or timing of the Company’s obligation to provide for the redemption of its Public Shares in connection with a Business Combination or to redeem 100% of its Public Shares if the Company does not complete a Business Combination, unless the Company provides the Public Shareholders with the opportunity to redeem their Class A ordinary shares in conjunction with any such amendment.

If the Company is unable to complete a Business Combination within 24 months from the closing of the Initial Public Offering, or September 25, 2022 (the “Combination Period”), the Company will (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously

ARCLIGHT CLEAN TRANSITION CORP.
NOTES TO FINANCIAL STATEMENT

NOTE 1. DESCRIPTION OF ORGANIZATION, BUSINESS OPERATIONS, GOING CONCERN AND BASIS OF PRESENTATION (cont.)

released to the Company to pay its income taxes, if any (less up to $100,000 of interest to pay dissolution expenses) divided by the number of the then-outstanding Public Shares, which redemption will completely extinguish Public Shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any); and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining shareholders and the board of directors, liquidate and dissolve, subject in the case of clauses (ii) and (iii), to the Company’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law.

In connection with the redemption of 100% of the Company’s outstanding Public Shares for a portion of the funds held in the Trust Account, each holder will receive a full pro rata portion of the amount then in the Trust Account, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay the Company’s taxes payable (less up to $100,000 of interest to pay dissolution expenses).

The Initial Shareholders agreed to waive their liquidation rights with respect to the Founder Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the Initial Shareholders should acquire Public Shares in or after the Initial Public Offering, they will be entitled to liquidating distributions from the Trust Account with respect to such Public Shares if the Company fails to complete a Business Combination within the Combination Period. The underwriters agreed to waive their rights to their deferred underwriting commission (see Note 6) held in the Trust Account in the event the Company does not complete a Business Combination within in the Combination Period and, in such event, such amounts will be included with the funds held in the Trust Account that will be available to fund the redemption of the Company’s Public Shares. In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be only $10.00 per share initially held in the Trust Account. In order to protect the amounts held in the Trust Account, the Sponsor has agreed that it will be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has entered into a written letter of intent, confidentiality or other similar agreement or business combination agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per Public Share and (ii) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per share due to reductions in the value of the Trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). In the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have vendors, service providers (except the Company’s independent registered public accounting firm), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Liquidity and capital resources

As of September 25, 2020, the Company had approximately $2.0 million in its operating bank account, and working capital of approximately $1.3 million.

The Company’s liquidity needs up to September 25, 2020 had been satisfied through a payment of $25,000 from the Sponsor to cover certain expenses on behalf of the Company in exchange for the issuance of the Founder Shares (as defined below), the loan under the Note from the Sponsor of approximately $154,000 (see Note 5) to the Company, and the net proceeds from the consummation of the Private Placement not held in the Trust Account. The Note still remains outstanding to date. In addition, in order to finance transaction costs in connection with a

ARCLIGHT CLEAN TRANSITION CORP.
NOTES TO FINANCIAL STATEMENT

NOTE 1. DESCRIPTION OF ORGANIZATION, BUSINESS OPERATIONS, GOING CONCERN AND BASIS OF PRESENTATION (cont.)

Business Combination, the Company’s officers, directors and Initial Shareholders may, but are not obligated to, provide the Company Working Capital Loans (see Note 5). To date, there were no amounts outstanding under any Working Capital Loans.

Based on the foregoing, management believes that the Company will have sufficient working capital and borrowing capacity to meet its needs through the earlier of the consummation of a Business Combination or one year from this filing. Over this time period, the Company will be using these funds for paying existing accounts payable, identifying and evaluating prospective initial Business Combination candidates, performing due diligence on prospective target businesses, paying for travel expenditures, selecting the target business to merge with or acquire, and structuring, negotiating and consummating the Business Combination.

Management continues to evaluate the impact of the COVID-19 pandemic and has concluded that the specific impact is not readily determinable as of the date of the balance sheet. The financial statement does not include any adjustments that might result from the outcome of this uncertainty.

Basis of presentation

The accompanying financial statement is presented in U.S. dollars in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the rules and regulations of the SEC.

Emerging growth company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statement with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Concentration of credit risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which, at times, may exceed the Federal Depository Insurance Coverage of $250,000. At September 25, 2020, the Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.

ARCLIGHT CLEAN TRANSITION CORP.
NOTES TO FINANCIAL STATEMENT

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Cash and cash equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company had no cash equivalents as of September 25, 2020.

Cash held in Trust Account

At September 25, 2020, the Company had $250.0 million in cash held in the Trust Account.

Use of estimates

The preparation of the financial statement in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the balance sheet.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the balance sheet, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Financial instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under the FASB ASC 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the balance sheet.

Offering costs associated with the Initial Public Offering

Offering costs consisted of legal, accounting, and other costs incurred that were directly related to the Initial Public Offering and that were charged to shareholders’ equity upon the completion of the Initial Public Offering.

Class A ordinary shares subject to possible redemption

The Company accounts for its Class A ordinary shares subject to possible redemption in accordance with the guidance in ASC Topic 480 “Distinguishing Liabilities from Equity.” Class A ordinary shares subject to mandatory redemption (if any) are classified as liability instruments and are measured at fair value. Conditionally redeemable Class A ordinary shares (including Class A ordinary shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, Class A ordinary shares are classified as shareholders’ equity. The Company’s Class A ordinary shares feature certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of uncertain future events. Accordingly, at September 25, 2020, 23,759,723 Class A ordinary shares subject to possible redemption are presented as temporary equity, outside of the shareholders’ equity section of the Company’s balance sheet.

Income taxes

The Company complies with the accounting and reporting requirements of ASC Topic 740, “Income Taxes,” which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in future taxable or deductible amounts, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

ARCLIGHT CLEAN TRANSITION CORP.
NOTES TO FINANCIAL STATEMENT

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

ASC Topic 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The Company’s management determined that the Cayman Islands is the Company’s only major tax jurisdiction. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of September 25, 2020. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

There is currently no taxation imposed on income by the Government of the Cayman Islands. In accordance with Cayman federal income tax regulations, income taxes are not levied on the Company. Consequently, income taxes are not reflected in the Company’s financial statement. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.

Recent Accounting Standards

Management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the Company’s financial statement.

NOTE 3. INITIAL PUBLIC OFFERING

On September 25, 2020, the Company consummated its Initial Public Offering of 25,000,000 Units, at $10.00 per Unit, generating gross proceeds of $250.0 million, and incurring offering costs of approximately $14.4 million, inclusive of approximately $8.8 million in deferred underwriting commissions. On September 29, 2020, the Company issued an additional 2,750,000 Over-Allotment Units pursuant to the partial exercise by the underwriters of their over-allotment option in connection with the Initial Public Offering. The Over-Allotment Units were priced at $10.00 per Unit, generating total gross proceeds of $27.5 million and incurring additional offering costs of approximately $1.5 million, inclusive of approximately $1.0 million in deferred underwriting commissions.

Each Unit consists of one Class A ordinary share and one-half of one redeemable warrant (“Public Warrant”). Each whole Public Warrant will entitle the holder to purchase one Class A ordinary share at an exercise price of $11.50 per share, subject to adjustment (see Note 7).

NOTE 4. PRIVATE PLACEMENT

Simultaneously with the closing of the Initial Public Offering on September 25, 2020, the Company consummated the Private Placement of 7,000,000 Private Placement Warrants, at a price of $1.00 per Private Placement Warrant with the Sponsor, generating gross proceeds of $7.0 million. Concurrently with the consummation of the Over-Allotment on September 29, 2020, the Sponsor also purchased an additional 550,000 Private Placement Warrants, generating gross proceeds of approximately $0.6 million.

Each whole Private Placement Warrant is exercisable for one whole share of Class A ordinary shares at a price of $11.50 per share. A portion of the proceeds from the sale of the Private Placement Warrants to the Sponsor was added to the proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the Private Placement Warrants will expire worthless. The Private Placement Warrants will be non-redeemable for cash and exercisable on a cashless basis so long as they are held by the Sponsor or its permitted transferees.

The Sponsor and the Company’s officers and directors agreed, subject to limited exceptions, not to transfer, assign or sell any of their Private Placement Warrants until 30 days after the completion of the initial Business Combination.

ARCLIGHT CLEAN TRANSITION CORP.
NOTES TO FINANCIAL STATEMENT

NOTE 5. RELATED PARTY TRANSACTIONS

Founder Shares

On August 3, 2020, the Sponsor paid an aggregate of $25,000 for certain expenses on behalf of the Company in exchange for issuance of 8,625,000 Class B ordinary shares (the “Founder Shares”). On September 3, 2020, our sponsor transferred 35,000 Founder Shares to each of Arno Harris, Ja-Chin Audrey Lee, Brian Goncher and Steven Berkenfeld, our independent director nominees. On September 18, 2020, the Sponsor irrevocably surrendered to the Company for cancellation and for nil consideration 1,437,500 Class B ordinary shares, resulting in 7,187,500 Class B ordinary shares outstanding. All shares and associated amounts have been retroactively restated to reflect the share surrender. The holders of the Founder Shares agreed to forfeit up to an aggregate of 937,500 Founder Shares, on a pro rata basis, to the extent that the option to purchase additional units is not exercised in full by the underwriters, so that the Founder Shares will represent 20% of the Company’s issued and outstanding shares after the Initial Public Offering. The underwriters partially exercise their over-allotment option on September 29, 2020; as a result, an aggregate of 250,000 Founder Shares will be forfeited upon the expiration of the over-allotment option if the underwriters forfeited the remaining option.

The Initial Shareholders agreed not to transfer, assign or sell any of their Founder Shares until the earlier to occur of (A) one year after the completion of the initial Business Combination and (B) subsequent to the initial Business Combination, (x) if the closing price of Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share subdivisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial Business Combination, or (y) the date on which the Company completes a liquidation, merger, share exchange or other similar transaction that results in all of the Public Shareholders having the right to exchange their ordinary shares for cash, securities or other property.

Related Party Loans

On August 3, 2020, the Sponsor agreed to loan the Company up to $300,000 to be used for the payment of costs related to the Initial Public Offering pursuant to a promissory note (the “Note”). The Note is non-interest bearing, unsecured and due upon the closing of the Initial Public Offering. As of September 25, 2020, the Company borrowed approximately $154,000 under the Note. To date, the Note still remains outstanding.

In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor, members of the Company’s founding team or any of their affiliates may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1.5 million of such Working Capital Loans may be convertible into warrants of the post Business Combination entity at a price of $1.00 per warrant. The warrants would be identical to the Private Placement Warrants. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. To date, the Company had no borrowings under the Working Capital Loans.

Administrative Services Agreement

The Company entered into an agreement that will provide that, commencing on the date that the Company’s securities are first listed on NASDAQ through the earlier of consummation of the initial Business Combination and the liquidation, the Company may pay the Sponsor $10,000 per month for office space, secretarial and administrative services provided to the Company.

ARCLIGHT CLEAN TRANSITION CORP.
NOTES TO FINANCIAL STATEMENT

NOTE 5. RELATED PARTY TRANSACTIONS (cont.)

In addition, the Sponsor, officers and directors, or their respective affiliates will be reimbursed for any out-of-pocket expenses incurred in connection with activities on the Company’s behalf such as identifying potential target businesses and performing due diligence on suitable Business Combinations. The Company’s audit committee will review on a quarterly basis all payments that were made by the Company to the Sponsor, executive officers or directors, or their affiliates. Any such payments prior to an initial Business Combination will be made using funds held outside the Trust Account.

NOTE 6. COMMITMENTS & CONTINGENCIES

Registration and Shareholder Rights

The holders of the Founder Shares, Private Placement Warrants, and warrants that may be issued upon conversion of Working Capital Loans (and any Class A ordinary shares issuable upon the exercise of the Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans) are entitled to registration rights pursuant to a registration and shareholder rights agreement. The holders of these securities are entitled to make up to three demands, excluding short form demands, that the Company registers such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of the initial Business Combination. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The Company granted the underwriters a 45-day option from the date of this prospectus to purchase up to 3,750,000 additional Units at the Initial Public Offering price less the underwriting discounts and commissions. The underwriters partially exercise their over-allotment option on September 29, 2020 to purchase an additional 2,750,000 Over-Allotment Units.

In connection with the consummation of the Initial Public Offering on September 25, 2020, the underwriters were entitled to an underwriting discount of $0.20 per unit, or $5.0 million in the aggregate, paid upon the closing of the Initial Public Offering. In addition, $0.35 per unit, or approximately $8.8 million in the aggregate will be payable to the underwriters for deferred underwriting commissions. On September 29, 2020, the underwriters were entitled to an additional underwriting discount of approximately $0.6 million paid upon the closing of the Over-Allotment, and an additional deferred underwriting commissions of approximately $1.0 million. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.

NOTE 7. SHAREHOLDERS’ EQUITY

Class A Ordinary Shares — The Company is authorized to issue 500,000,000 Class A ordinary shares with a par value of $0.0001 per share. Holders of the Company’s Class A ordinary shares are entitled to one vote for each share. At September 25, 2020, there were 25,000,000 Class A ordinary shares issued or outstanding, including 23,759,723 Class A ordinary shares subject to possible redemption.

Class B Ordinary Shares — The Company is authorized to issue 50,000,000 Class B ordinary shares with a par value of $0.0001 per share. On September 25, 2020, the Company issued 8,625,000 Class B ordinary shares to the Initial Shareholders. On September 18, 2020, the Sponsor irrevocably surrendered to the Company for cancellation and for nil consideration 1,437,500 Class B ordinary shares, resulting in 7,187,500 Class B ordinary shares outstanding. All shares and associated amounts have been retroactively restated to reflect the share surrender. Of the 7,187,500 shares outstanding, up to 937,500 Class B ordinary shares that are subject to forfeiture, to the Company by the Initial Shareholders for no consideration to the extent that the underwriters’ over-allotment option is not exercised in full or in part, so that the Initial Shareholders will collectively own 20% of the Company’s

ARCLIGHT CLEAN TRANSITION CORP.
NOTES TO FINANCIAL STATEMENT

NOTE 7. SHAREHOLDERS’ EQUITY (cont.)

issued and outstanding ordinary shares after the Initial Public Offering. The underwriters partially exercise their over-allotment option on September 29, 2020; as a result, an aggregate of 250,000 Founder Shares will be forfeited upon the expiration of the over-allotment option if the underwriters forfeited the remaining option.

Ordinary shareholders of record are entitled to one vote for each share held on all matters to be voted on by shareholders. Except as described below, holders of Class A ordinary shares and holders of Class B ordinary shares will vote together as a single class on all matters submitted to a vote of the shareholders except as required by law.

The Class B ordinary shares will automatically convert into Class A ordinary shares, which such Class A ordinary shares delivered upon conversion will not have any redemption rights or be entitled to liquidating distributions if the Company does not consummate an initial Business Combination, at the time of the initial Business Combination or earlier at the option of the holders thereof at a ratio such that the number of Class A ordinary shares issuable upon conversion of all Founder Shares will equal, in the aggregate, on an as-converted basis, 20% of the sum of (i) the total number of ordinary shares issued and outstanding upon completion of the Initial Public Offering, plus (ii) the total number of Class A ordinary shares issued or deemed issued or issuable upon conversion or exercise of any equity-linked securities (as defined herein) or rights issued or deemed issued, by the Company in connection with or in relation to the consummation of the initial Business Combination, excluding any Class A ordinary shares or equity-linked securities exercisable for or convertible into Class A ordinary shares issued, deemed issued, or to be issued, to any seller in the initial Business Combination and any Private Placement Warrants issued to the Sponsor, its affiliates or any member of the management team upon conversion of Working Capital Loans. In no event will the Class B ordinary shares convert into Class A ordinary shares at a rate of less than one-to-one.

Preference Shares — The Company is authorized to issue 5,000,000 preference shares with a par value of $0.0001 per share. At September 25, 2020, there were no preference shares issued or outstanding.

Warrants — Public Warrants may only be exercised for a whole number of shares. No fractional Public Warrants will be issued upon separation of the Units and only whole Public Warrants will trade. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination or (b) 12 months from the closing of the Initial Public Offering; provided in each case that the Company has an effective registration statement under the Securities Act covering the Class A ordinary shares issuable upon exercise of the Public Warrants and a current prospectus relating to them is available and such shares are registered, qualified or exempt from registration under the securities, or blue sky, laws of the state of residence of the holder (or the Company permit holders to exercise their warrants on a cashless basis under certain circumstances). The Company has agreed that as soon as practicable, but in no event later than 20 business days after the closing of the initial Business Combination, the Company will use commercially reasonable efforts to file with the SEC and have an effective registration statement covering the Class A ordinary shares issuable upon exercise of the warrants and to maintain a current prospectus relating to those Class A ordinary shares until the warrants expire or are redeemed, as specified in the warrant agreement. If a registration statement covering the Class A ordinary shares issuable upon exercise of the warrants is not effective by the 60th day after the closing of the initial Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. Notwithstanding the above, if the Class A ordinary shares are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” and, in the event the Company so elects, the Company will not be required to file or maintain in effect a registration statement, and in the event the Company does not so elect, it will use commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

The warrants have an exercise price of $11.50 per share, subject to adjustments, and will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation. In addition, if (x) the Company issues additional Class A ordinary shares or equity-linked securities for capital raising purposes in connection

ARCLIGHT CLEAN TRANSITION CORP.
NOTES TO FINANCIAL STATEMENT

NOTE 7. SHAREHOLDERS’ EQUITY (cont.)

with the closing of the initial Business Combination at an issue price or effective issue price of less than $9.20 per ordinary share (with such issue price or effective issue price to be determined in good faith by the board of directors and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the initial Business Combination on the date of the consummation of the initial Business Combination (net of redemptions), and (z) the volume weighted average trading price of the Class A ordinary shares during the 20 trading day period starting on the trading day prior to the day on which the Company consummates its initial Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger price described under “Redemption of warrants when the price per Class A ordinary share equals or exceeds $18.00” will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price, and the $10.00 per share redemption trigger price described under the caption “Redemption of warrants when the price per Class A ordinary share equals or exceeds $10.00” will be adjusted (to the nearest cent) to be equal to the higher of the Market Value and the Newly Issued Price.

The Private Placement Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering, except that the Private Placement Warrants and the Class A ordinary shares issuable upon exercise of the Private Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be non-redeemable so long as they are held by the initial purchasers or such purchasers’ permitted transferees. If the Private Placement Warrants are held by someone other than the Initial Shareholders or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

Redemption of warrants when the price per Class A ordinary share equals or exceeds $18.00:    Once the warrants become exercisable, the Company may call the outstanding warrants for redemption (except as described herein with respect to the Private Placement Warrants):

•        in whole and not in part;

•        at a price of $0.01 per warrant;

•        upon a minimum of 30 days’ prior written notice of redemption to each warrant holder; and

•        if, and only if, the last reported sale price (the “closing price”) of Class A ordinary shares equals or exceeds $18.00 per share (as adjusted) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders.

The Company will not redeem the warrants as described above unless a registration statement under the Securities Act covering the Class A ordinary shares issuable upon exercise of the warrants is then effective and a current prospectus relating to those Class A ordinary shares is available throughout the 30-day redemption period.

Redemption of warrants when the price per Class A ordinary share equals or exceeds $10.00:    Once the warrants become exercisable, the Company may redeem the outstanding warrants:

•        in whole and not in part;

•        at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of Class A ordinary shares to be determined by reference to an agreed table based on the redemption date and the “fair market value” of Class A ordinary shares; and

ARCLIGHT CLEAN TRANSITION CORP.
NOTES TO FINANCIAL STATEMENT

NOTE 7. SHAREHOLDERS’ EQUITY (cont.)

•        if, and only if, the closing price of Class A ordinary shares equals or exceeds $10.00 per share (as adjusted) for any 20 trading days within the 30-trading day period ending three trading days before the Company sends the notice of redemption to the warrant holders; and

•        if the closing price of the Class A ordinary shares for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders is less than $18.00 per share (as adjusted), the Private Placement Warrants must also be concurrently called for redemption on the same terms as the outstanding Public Warrants, as described above.

The “fair market value” of Class A ordinary shares for the above purpose shall mean the volume weighted average price of our Class A ordinary shares during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of warrants. In no event will the warrants be exercisable in connection with this redemption feature for more than 0.361 Class A ordinary shares per warrant (subject to adjustment).

In no event will the Company be required to net cash settle any warrant. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.

NOTE 8. SUBSEQUENT EVENTS

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the financial statement was issued. Based upon this review, the Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statement.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholder and the Board of Directors of
ArcLight Clean Transition Corp.

Opinion on the Financial Statements

We have audited the accompanying balance sheet of ArcLight Clean Transition Corp. (the “Company”) as of August 3, 2020, the related statements of operations, changes in shareholder’s equity and cash flows for the period from July 28, 2020 (inception) through August 3, 2020, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of August 3, 2020 and the results of its operations and its cash flows for the period from July 28, 2020 (inception) through August 3, 2020, in conformity with accounting principles generally accepted in the United States of America.

Explanatory Paragraph — Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 1 to the financial statements, the Company’s ability to execute its business plan is dependent upon its completion of the proposed initial public offering described in Note 3 to the financial statements. The Company had a working capital deficiency as of August 3, 2020 and lacks the financial resources it needs to sustain operations for a reasonable period of time, which is considered to be one year from the issuance date of the financial statements. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans with regard to these matters are also described in Notes 1 and 3. The financial statements do not include any adjustments that might become necessary should the Company be unable to continue as a going concern.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ Marcum llp

Marcum llp

We have served as the Company’s auditor since 2020.

New York, NY
August 10, 2020, except for Note 5, the second paragraph of the Note 7 and Note 8 as to which the date is September 18, 2020.

ARCLIGHT CLEAN TRANSITION CORP.

BALANCE SHEET

August 3, 2020

Assets
Current assets:
Prepaid expenses	$13,494
Total current assets	13,494
Deferred offering costs associated with proposed public offering	45,000
Total Assets	$58,494

Liabilities and Shareholder’s Equity
Current liabilities:
Accrued expenses	$45,000
Total current liabilities	45,000

Commitments and Contingencies

Shareholder’s Equity:
Preference shares, $0.0001 par value; 5,000,000 shares authorized; none issued and outstanding	—
Class A ordinary shares, $0.0001 par value; 500,000,000 shares authorized; none issued and outstanding	—
Class B ordinary shares, $0.0001 par value; 50,000,000 shares authorized; 7,187,500 shares issued and outstanding(1)(2)	719
Additional paid-in capital	24,281
Accumulated deficit	(11,506)
Total shareholder’s equity	13,494
Total Liabilities and Shareholder’s Equity	$58,494

____________

(1)      This number includes up to 937,500 Class B ordinary shares subject to forfeiture if the over-allotment option is not exercised in full or in part by the underwriters.

The accompanying notes are an integral part of these financial statements.

ARCLIGHT CLEAN TRANSITION CORP.

STATEMENT OF OPERATIONS

For the period from July 28, 2020 (inception) through August 3, 2020

General and administrative expenses	$11,506
Net loss	$(11,506)
Weighted average shares outstanding, basic and diluted(1)(2)	6,250,000
Basic and diluted net loss per share	$(0.00)

____________

(1)      This number excludes an aggregate of up to 937,500 Class B ordinary shares subject to forfeiture if the over-allotment option is not exercised in full or in part by the underwriters.

(2)      On September 18, 2020, the Sponsor irrevocably surrendered to the Company for cancellation and for nil consideration 1,437,500 Class B ordinary shares, resulting in 7,187,500 Class B ordinary shares outstanding. All shares and associated amounts have been retroactively restated to reflect the share surrender (see Note 5).

The accompanying notes are an integral part of these financial statements.

ARCLIGHT CLEAN TRANSITION CORP.

STATEMENT OF CHANGES IN SHAREHOLDER’S EQUITY

For the period from July 28, 2020 (inception) through August 3, 2020

	Ordinary Shares				Additional Paid-in Capital	Accumulated Deficit	Total Shareholder’s Equity
	Class A		Class B
	Shares	Amount	Shares	Amount
Balance – July 28, 2020 (inception)	—	$—	—	$—	$—	$—	$—
Issuance of Class B ordinary shares to Sponsor(1)(2)	—	—	7,187,500	719	24,281	—	25,000
Net loss	—	—	—	—	—	(11,506)	(11,506)
Balance – August 3, 2020	—	$—	7,187,500	$719	$24,281	$(11,506)	$13,494

____________

(1)      This number includes up to 937,500 Class B ordinary shares subject to forfeiture if the over-allotment option is not exercised in full or in part by the underwriters.

(2)      On September 18, 2020, the Sponsor irrevocably surrendered to the Company for cancellation and for nil consideration 1,437,500 Class B ordinary shares, resulting in 7,187,500 Class B ordinary shares outstanding. All shares and associated amounts have been retroactively restated to reflect the share surrender (see Note 5).

The accompanying notes are an integral part of these financial statements.

ARCLIGHT CLEAN TRANSITION CORP.

STATEMENT OF CASH FLOWS
For the period from July 28, 2020 (inception) through August 3, 2020

Cash Flows from Operating Activities:
Net loss	$(11,506)
Changes in operating assets and liabilities:
Prepaid expenses	11,506
Net cash used in operating activities	—
Net increase in cash	—
Cash – beginning of the period	—
Cash – ending of the period	$—

Supplemental disclosure of noncash investing and financing activities:
Deferred offering costs included in accrued expenses	$45,000
Prepaid expenses paid by Sponsor in exchange for issuance of Class B ordinary shares	$25,000

The accompanying notes are an integral part of these financial statements.

ARCLIGHT CLEAN TRANSITION CORP.
NOTES TO FINANCIAL STATEMENTS

NOTE 1. DESCRIPTION OF ORGANIZATION, BUSINESS OPERATIONS, GOING CONCERN AND BASIS OF PRESENTATION

ArcLight Clean Transition Corp. (the “Company”) is a blank check company incorporated as a Cayman Islands exempted company on July 28, 2020. The Company was incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses that the Company has not yet identified (“Business Combination”).

As of August 3, 2020, the Company had not yet commenced operations. All activity for the period from July 28, 2020 (inception) through August 3, 2020 relates to the Company’s formation and the Proposed Public Offering, which is described below. The Company has selected December 31 as its fiscal year end.

The Company’s ability to commence operations is contingent upon obtaining adequate financial resources through a proposed initial public offering of 25,000,000 units at $10.00 per unit (or 28,750,000 units if the underwriters’ option to purchase additional units is exercised in full) (“Units” and, with respect to the Class A ordinary shares included in the Units being offered, the “Public Shares”) which is discussed in Note 3 (the “Proposed Public Offering”) and the sale of 7,000,000 warrants (or 7,750,000 warrants if the underwriters’ option to purchase additional units is exercised in full) at a price of $1.00 per warrant (“Private Placement Warrants”) in a private placement (the “Private Placement”) to the Company’s sponsor, ArcLight CTC Holdings, L.P., a Delaware partnership (“Sponsor”), that will close simultaneously with the Proposed Public Offering.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of its Proposed Public Offering and the sale of Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. The Company’s initial Business Combination must be with one or more operating businesses or assets with a fair market value equal to at least 80% of the net assets held in the Trust Account (as defined below) (excluding the deferred underwriting commissions and taxes payable on the interest earned on the Trust Account) at the time the Company signs a definitive agreement in connection with the initial Business Combination. However, the Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act 1940, as amended, or the Investment Company Act. Upon the closing of the Proposed Public Offering, management has agreed that an amount equal to at least $10.00 per Unit sold in the Proposed Public Offering, including the proceeds of the Private Placement Warrants, will be held in a trust account (“Trust Account”) with Continental Stock Transfer & Trust Company acting as trustee and invested in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations, as determined by the Company, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the Trust Account as described below.

The Company will provide its holders of the Public Shares (the “Public Shareholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a shareholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek shareholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The Public Shareholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account (initially anticipated to be $10.00 per share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations). The per-share amount to be distributed to Public Shareholders who redeem their Public Shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriters (as discussed in Note 6). These Public Shares will be recorded at a redemption value and classified as temporary equity upon the completion of the Proposed Public Offering, in accordance with Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” In such case, the Company will proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 upon such consummation of a Business Combination and a majority of the shares voted are voted in favor of the Business Combination. If a shareholder vote is not required by law and the Company does not decide to hold a shareholder vote for business

ARCLIGHT CLEAN TRANSITION CORP.
NOTES TO FINANCIAL STATEMENTS

NOTE 1. DESCRIPTION OF ORGANIZATION, BUSINESS OPERATIONS, GOING CONCERN AND BASIS OF PRESENTATION (cont.)

or other legal reasons, the Company will, pursuant to the amended and restated memorandum and articles of association which will be adopted by the Company upon the consummation of the Proposed Public Offering (the “Amended and Restated Memorandum and Articles of Association”), conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (the “SEC”), and file tender offer documents with the SEC prior to completing a Business Combination. If, however, a shareholder approval of the transactions is required by law, or the Company decides to obtain shareholder approval for business or legal reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. Additionally, each Public Shareholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction. If the Company seeks shareholder approval in connection with a Business Combination, the holders of the Founder Shares prior to this Proposed Public Offering (the “Initial Shareholders”) have agreed to vote their Founder Shares (as defined in Note 5) and any Public Shares purchased during or after the Proposed Public Offering in favor of a Business Combination. In addition, the Initial Shareholders have agreed to waive their redemption rights with respect to their Founder Shares and Public Shares in connection with the completion of a Business Combination. In addition, the Company has agreed not to enter into a definitive agreement regarding an initial Business Combination without the prior consent of the Sponsor.

Notwithstanding the foregoing, the Company’s Amended and Restated Memorandum and Articles of Association will provide that a Public Shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% or more of the Class A ordinary shares sold in the Proposed Public Offering, without the prior consent of the Company.

The Company’s Sponsor, executive officers, directors and director nominees will have agreed not to propose an amendment to the Company’s Amended and Restated Memorandum and Articles of Association that would affect the substance or timing of the Company’s obligation to provide for the redemption of its Public Shares in connection with a Business Combination or to redeem 100% of its Public Shares if the Company does not complete a Business Combination, unless the Company provides the Public Shareholders with the opportunity to redeem their Class A ordinary shares in conjunction with any such amendment.

If the Company is unable to complete a Business Combination within 24 months from the closing of the Proposed Public Offering (the “Combination Period”), the Company will (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its income taxes, if any (less up to $100,000 of interest to pay dissolution expenses) divided by the number of the then-outstanding Public Shares, which redemption will completely extinguish Public Shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any); and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining shareholders and the board of directors, liquidate and dissolve, subject in the case of clauses (ii) and (iii), to the Company’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law.

In connection with the redemption of 100% of the Company’s outstanding Public Shares for a portion of the funds held in the Trust Account, each holder will receive a full pro rata portion of the amount then in the Trust Account, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay the Company’s taxes payable (less up to $100,000 of interest to pay dissolution expenses).

The Initial Shareholders have agreed to waive their liquidation rights with respect to the Founder Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the Initial Shareholders should acquire Public Shares in or after the Proposed Public Offering, they will be entitled to liquidating distributions from the Trust Account with respect to such Public Shares if the Company fails to complete

ARCLIGHT CLEAN TRANSITION CORP.
NOTES TO FINANCIAL STATEMENTS

NOTE 1. DESCRIPTION OF ORGANIZATION, BUSINESS OPERATIONS, GOING CONCERN AND BASIS OF PRESENTATION (cont.)

a Business Combination within the Combination Period. The underwriters have agreed to waive their rights to their deferred underwriting commission (see Note 6) held in the Trust Account in the event the Company does not complete a Business Combination within in the Combination Period and, in such event, such amounts will be included with the funds held in the Trust Account that will be available to fund the redemption of the Company’s Public Shares. In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be only $10.00 per share initially held in the Trust Account. In order to protect the amounts held in the Trust Account, the Sponsor has agreed that it will be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has entered into a written letter of intent, confidentiality or other similar agreement or business combination agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per public share and (ii) the actual amount per public share held in the trust account as of the date of the liquidation of the Trust Account, if less than $10.00 per share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under the Company’s indemnity of the underwriters of the Proposed Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). In the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have vendors, service providers (except the Company’s independent registered public accounting firm), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Going Concern Consideration

As of August 3, 2020, the Company had no cash and a working capital deficiency of approximately $32,000. Further, the Company has incurred and expect to continue to incur significant costs in pursuit of its financing and acquisition plans. Management’s plans to address this need for capital through the Proposed Public Offering. The Company cannot assure that its plans to raise capital or to consummate an initial Business Combination will be successful. In addition, management is currently evaluating the impact of the COVID-19 pandemic on the industry and its effect on the Company’s financial position, results its operations and/or search for a target company.

These factors, among others, raise substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments that might result from its inability to consummate the Proposed Public Offering or its inability to continue as a going concern.

Basis of presentation

The accompanying financial statements are presented in U.S. dollars in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the rules and regulations of the SEC.

Emerging growth company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

ARCLIGHT CLEAN TRANSITION CORP.
NOTES TO FINANCIAL STATEMENTS

NOTE 1. DESCRIPTION OF ORGANIZATION, BUSINESS OPERATIONS, GOING CONCERN AND BASIS OF PRESENTATION (cont.)

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of estimates

The preparation of financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Financial instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under the FASB ASC 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the balance sheet.

Deferred offering costs

Deferred offering costs consist of legal, accounting, and other costs incurred through the balance sheet date that are directly related to the Proposed Public Offering and that will be charged to shareholder’s equity upon the completion of the Proposed Public Offering. Should the Proposed Public Offering prove to be unsuccessful, these deferred costs, as well as additional expenses to be incurred, will be charged to operations.

Net loss per ordinary share

The Company complies with accounting and disclosure requirements of ASC Topic 260, “Earnings Per Share.” Net loss per share is computed by dividing net loss by the weighted average number of ordinary shares outstanding during the period, excluding Class A ordinary shares subject to forfeiture. Weighted average shares at August 3, 2020 were reduced for the effect of an aggregate of 937,500 Class B ordinary shares that are subject to forfeiture if the over-allotment option is not exercised in full or in part by the underwriters (see Note 6). At August 3, 2020, the Company did not have any dilutive securities and other contracts that could, potentially, be exercised or converted into ordinary shares and then share in the earnings of the Company. As a result, diluted loss per share is the same as basic loss per share for the periods presented.

ARCLIGHT CLEAN TRANSITION CORP.
NOTES TO FINANCIAL STATEMENTS

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Income taxes

The Company complies with the accounting and reporting requirements of ASC Topic 740, “Income Taxes,” which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in future taxable or deductible amounts, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

ASC Topic 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The Company’s management determined that the Cayman Islands is the Company’s only major tax jurisdiction. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of August 3, 2020. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

There is currently no taxation imposed on income by the Government of the Cayman Islands. In accordance with Cayman federal income tax regulations, income taxes are not levied on the Company. Consequently, income taxes are not reflected in the Company’s financial statements. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.

Recent Accounting Pronouncements

Management does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s financial statements.

NOTE 3. PROPOSED PUBLIC OFFERING

Pursuant to the Proposed Public Offering, the Company will offer for sale up to 25,000,000 Units (or 28,750,000 Units if the underwriters’ option to purchase additional units is exercised in full) at a purchase price of $10.00 per Unit. Each Unit will consist of one Class A ordinary share and one-half of one redeemable warrant (“Public Warrant”). Each whole Public Warrant will entitle the holder to purchase one Class A ordinary share at an exercise price of $11.50 per share, subject to adjustment (see Note 7).

NOTE 4. PRIVATE PLACEMENT

The Sponsor agreed to purchase an aggregate of 7,000,000 Private Placement Warrants (or 7,750,000 Private Placement Warrants if the underwriters’ over-allotment option is exercised in full), at a price of $1.00 per Private Placement Warrant ($7.0 million in the aggregate, or approximately $7.8 million if the underwriters’ over-allotment option is exercised in full) in the Private Placement that will occur simultaneously with the closing of the Proposed Public Offering. In the event that the Sponsor, or an affiliate of the Sponsor, purchases any such units, the number of Private Placement Warrants to be purchased by the Sponsor will be reduced to account for the corresponding reduction in underwriting discounts payable upon completion the Proposed Public Offering.

Each whole Private Placement Warrant is exercisable for one whole share of Class A ordinary shares at a price of $11.50 per share. A portion of the proceeds from the sale of the Private Placement Warrants to the Sponsor will be added to the proceeds from the Proposed Public Offering to be held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the Private Placement Warrants will expire worthless. The Private Placement Warrants will be non-redeemable for cash and exercisable on a cashless basis so long as they are held by the Sponsor or its permitted transferees.

ARCLIGHT CLEAN TRANSITION CORP.
NOTES TO FINANCIAL STATEMENTS

NOTE 4. PRIVATE PLACEMENT (cont.)

The Sponsor and the Company’s officers and directors will agree, subject to limited exceptions, not to transfer, assign or sell any of their Private Placement Warrants until 30 days after the completion of the initial Business Combination.

NOTE 5. RELATED PARTY TRANSACTIONS

Founder Shares

On August 3, 2020, the Sponsor paid an aggregate of $25,000 for certain expenses on behalf of the Company in exchange for issuance of 8,625,000 Class B ordinary shares (the “Founder Shares”). On September 3, 2020, our sponsor transferred 35,000 Founder Shares to each of Arno Harris, Ja-Chin Audrey Lee, Brian Goncher and Steven Berkenfeld, our independent director nominees. On September 18, 2020, the Sponsor irrevocably surrendered to the Company for cancellation and for nil consideration 1,437,500 Class B ordinary shares, resulting in 7,187,500 Class B ordinary shares outstanding. All shares and associated amounts have been retroactively restated to reflect the share surrender. The holders of the Founder Shares have agreed to forfeit up to an aggregate of 937,500 Founder Shares, on a pro rata basis, to the extent that the option to purchase additional units is not exercised in full by the underwriters. The forfeiture will be adjusted to the extent that the option to purchase additional units is not exercised in full by the underwriters so that the Founder Shares will represent 20% of the Company’s issued and outstanding shares after the Proposed Public Offering. If the Company increases or decreases the size of the Proposed Public Offering, the Company will effect a share capitalization or a share repurchase or redemption or other appropriate mechanism, as applicable, with respect to the Class B ordinary shares prior to the consummation of the Proposed Public Offering in such amount as to maintain the number of Founder Shares at 20% of the Company’s issued and outstanding ordinary shares upon the consummation of the Proposed Public Offering.

The Initial Shareholders have agreed not to transfer, assign or sell any of their Founder Shares until the earlier to occur of (A) one year after the completion of the initial Business Combination and (B) subsequent to the initial Business Combination, (x) if the closing price of Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share subdivisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial Business Combination, or (y) the date on which the Company completes a liquidation, merger, share exchange or other similar transaction that results in all of the Public Shareholders having the right to exchange their ordinary shares for cash, securities or other property.

Related Party Loans

On August 3, 2020, the Sponsor agreed to loan the Company up to $300,000 to be used for the payment of costs related to the Proposed Public Offering pursuant to a promissory note (the “Note”). The Note is non-interest bearing, unsecured and due on the earlier of December 31, 2020 or the closing of the Proposed Public Offering. The Company intends to repay the Note from the proceeds of the Proposed Public Offering not being placed in the Trust Account. As of August 3, 2020, the Company has not borrowed any amount under the Note.

In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor, members of the Company’s founding team or any of their affiliates may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1.5 million of such Working Capital Loans may be convertible into warrants of the post Business Combination entity at a price of $1.00 per warrant. The warrants would be identical to the Private Placement Warrants. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. To date, the Company had no borrowings under the Working Capital Loans.

ARCLIGHT CLEAN TRANSITION CORP.
NOTES TO FINANCIAL STATEMENTS

NOTE 5. RELATED PARTY TRANSACTIONS (cont.)

Administrative Services Agreement

The Company will enter into an agreement that will provide that, commencing on the date that the Company’s securities are first listed on NASDAQ through the earlier of consummation of the initial Business Combination and the liquidation, the Company may pay the Sponsor $10,000 per month for office space, secretarial and administrative services provided to the Company.

In addition, the Sponsor, officers and directors, or their respective affiliates will be reimbursed for any out-of-pocket expenses incurred in connection with activities on the Company’s behalf such as identifying potential target businesses and performing due diligence on suitable Business Combinations. The Company’s audit committee will review on a quarterly basis all payments that were made by the Company to the Sponsor, executive officers or directors, or their affiliates. Any such payments prior to an initial Business Combination will be made using funds held outside the Trust Account.

NOTE 6. COMMITMENTS & CONTINGENCIES

Registration and Shareholder Rights

The holders of the Founder Shares, Private Placement Warrants, and warrants that may be issued upon conversion of Working Capital Loans (and any Class A ordinary shares issuable upon the exercise of the Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans) will be entitled to registration rights pursuant to a registration and shareholder rights agreement to be signed prior to or on the effective date of the Proposed Public Offering. The holders of these securities are entitled to make up to three demands, excluding short form demands, that the Company registers such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of the initial Business Combination. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The Company will grant the underwriters a 45-day option from the date of this prospectus to purchase up to 3,750,000 additional Units at the Proposed Public Offering price less the underwriting discounts and commissions.

The underwriters will be entitled to an underwriting discount of $0.20 per unit, or $5.0 million in the aggregate (or approximately $5.8 million in the aggregate if the underwriters’ over-allotment option is exercised in full), payable upon the closing of the Proposed Public Offering. In addition, $0.35 per unit, or approximately $8.8 million in the aggregate (or approximately $10.1 million in the aggregate if the underwriters’ over-allotment option is exercised in full) will be payable to the underwriters for deferred underwriting commissions. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.

NOTE 7. SHAREHOLDER’S EQUITY

Class A Ordinary Shares — The Company is authorized to issue 500,000,000 Class A ordinary shares with a par value of $0.0001 per share. Holders of the Company’s Class A ordinary shares are entitled to one vote for each share. At August 3, 2020, there were no Class A ordinary shares issued or outstanding.

Class B Ordinary Shares — The Company is authorized to issue 50,000,000 Class B ordinary shares with a par value of $0.0001 per share. On August 3, 2020, the Company issued 8,625,000 Class B ordinary shares to the Initial Shareholders. On September 18, 2020, the Sponsor irrevocably surrendered to the Company for cancellation and for nil consideration 1,437,500 Class B ordinary shares, resulting in 7,187,500 Class B ordinary shares

ARCLIGHT CLEAN TRANSITION CORP.
NOTES TO FINANCIAL STATEMENTS

NOTE 7. SHAREHOLDER’S EQUITY (cont.)

outstanding. All shares and associated amounts have been retroactively restated to reflect the share surrender. Of the 7,187,500 shares outstanding, up to 937,500 Class B ordinary shares that are subject to forfeiture, to the Company by the Initial Shareholders for no consideration to the extent that the underwriters’ over-allotment option is not exercised in full or in part, so that the Initial Shareholders will collectively own 20% of the Company’s issued and outstanding ordinary shares after the Proposed Public Offering.

Ordinary shareholders of record are entitled to one vote for each share held on all matters to be voted on by shareholders. Except as described below, holders of Class A ordinary shares and holders of Class B ordinary shares will vote together as a single class on all matters submitted to a vote of the shareholders except as required by law.

The Class B ordinary shares will automatically convert into Class A ordinary shares, which such Class A ordinary shares delivered upon conversion will not have any redemption rights or be entitled to liquidating distributions if the Company does not consummate an initial Business Combination, at the time of the initial Business Combination or earlier at the option of the holders thereof at a ratio such that the number of Class A ordinary shares issuable upon conversion of all Founder Shares will equal, in the aggregate, on an as-converted basis, 20% of the sum of (i) the total number of ordinary shares issued and outstanding upon completion of the Proposed Public Offering, plus (ii) the total number of Class A ordinary shares issued or deemed issued or issuable upon conversion or exercise of any equity-linked securities (as defined herein) or rights issued or deemed issued, by the Company in connection with or in relation to the consummation of the initial Business Combination, excluding any Class A ordinary shares or equity-linked securities exercisable for or convertible into Class A ordinary shares issued, deemed issued, or to be issued, to any seller in the initial Business Combination and any Private Placement Warrants issued to the Sponsor, its affiliates or any member of the management team upon conversion of Working Capital Loans. In no event will the Class B ordinary shares convert into Class A ordinary shares at a rate of less than one-to-one.

Preference Shares — The Company is authorized to issue 5,000,000 preference shares with a par value of $0.0001 per share. At August 3, 2020, there were no preference shares issued or outstanding.

Warrants — Public Warrants may only be exercised for a whole number of shares. No fractional Public Warrants will be issued upon separation of the Units and only whole Public Warrants will trade. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination or (b) 12 months from the closing of the Proposed Public Offering; provided in each case that the Company has an effective registration statement under the Securities Act covering the Class A ordinary shares issuable upon exercise of the Public Warrants and a current prospectus relating to them is available and such shares are registered, qualified or exempt from registration under the securities, or blue sky, laws of the state of residence of the holder (or the Company permit holders to exercise their warrants on a cashless basis under certain circumstances). The Company has agreed that as soon as practicable, but in no event later than 20 business days after the closing of the initial Business Combination, the Company will use commercially reasonable efforts to file with the SEC and have an effective registration statement covering the Class A ordinary shares issuable upon exercise of the warrants and to maintain a current prospectus relating to those Class A ordinary shares until the warrants expire or are redeemed, as specified in the warrant agreement. If a registration statement covering the Class A ordinary shares issuable upon exercise of the warrants is not effective by the 60th day after the closing of the initial Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. Notwithstanding the above, if the Class A ordinary shares are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” and, in the event the Company so elects, the Company will not be required to file or maintain in effect a registration statement, and in the event the Company does not so elect, it will use commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

ARCLIGHT CLEAN TRANSITION CORP.
NOTES TO FINANCIAL STATEMENTS

NOTE 7. SHAREHOLDER’S EQUITY (cont.)

The warrants have an exercise price of $11.50 per share, subject to adjustments, and will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation. In addition, if (x) the Company issues additional Class A ordinary shares or equity-linked securities for capital raising purposes in connection with the closing of the initial Business Combination at an issue price or effective issue price of less than $9.20 per ordinary share (with such issue price or effective issue price to be determined in good faith by the board of directors and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the initial Business Combination on the date of the consummation of the initial Business Combination (net of redemptions), and (z) the volume weighted average trading price of the Class A ordinary shares during the 20 trading day period starting on the trading day prior to the day on which the Company consummates its initial Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger price described under “Redemption of warrants when the price per Class A ordinary share equals or exceeds $18.00” will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price, and the $10.00 per share redemption trigger price described under the caption “Redemption of warrants when the price per Class A ordinary share equals or exceeds $10.00” will be adjusted (to the nearest cent) to be equal to the higher of the Market Value and the Newly Issued Price.

The Private Placement Warrants are identical to the Public Warrants underlying the Units sold in the Proposed Public Offering, except that the Private Placement Warrants and the Class A ordinary shares issuable upon exercise of the Private Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be non-redeemable so long as they are held by the initial purchasers or such purchasers’ permitted transferees. If the Private Placement Warrants are held by someone other than the Initial Shareholders or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

Redemption of warrants when the price per Class A ordinary share equals or exceeds $18.00:    Once the warrants become exercisable, the Company may call the outstanding warrants for redemption (except as described herein with respect to the Private Placement Warrants):

•        in whole and not in part;

•        at a price of $0.01 per warrant;

•        upon a minimum of 30 days’ prior written notice of redemption to each warrant holder; and

•        if, and only if, the last reported sale price (the “closing price”) of Class A ordinary shares equals or exceeds $18.00 per share (as adjusted) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders.

The Company will not redeem the warrants as described above unless a registration statement under the Securities Act covering the Class A ordinary shares issuable upon exercise of the warrants is then effective and a current prospectus relating to those Class A ordinary shares is available throughout the 30-day redemption period.

ARCLIGHT CLEAN TRANSITION CORP.
NOTES TO FINANCIAL STATEMENTS

NOTE 7. SHAREHOLDER’S EQUITY (cont.)

Redemption of warrants when the price per Class A ordinary share equals or exceeds $10.00:    Once the warrants become exercisable, the Company may redeem the outstanding warrants:

•        in whole and not in part;

•        at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of Class A ordinary shares to be determined by reference to an agreed table based on the redemption date and the “fair market value” of Class A ordinary shares; and

•        if, and only if, the closing price of Class A ordinary shares equals or exceeds $10.00 per share (as adjusted) for any 20 trading days within the 30-trading day period ending three trading days before the Company sends the notice of redemption to the warrant holders; and

•        if the closing price of the Class A ordinary shares for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders is less than $18.00 per share (as adjusted), the Private Placement Warrants must also be concurrently called for redemption on the same terms as the outstanding Public Warrants, as described above.

The “fair market value” of Class A ordinary shares for the above purpose shall mean the volume weighted average price of our Class A ordinary shares during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of warrants. In no event will the warrants be exercisable in connection with this redemption feature for more than 0.361 Class A ordinary shares per warrant (subject to adjustment).

In no event will the Company be required to net cash settle any warrant. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.

NOTE 8. SUBSEQUENT EVENTS

On September 18, 2020, the Sponsor irrevocably surrendered to the Company for cancellation and for nil consideration 1,437,500 Class B ordinary shares, resulting in 7,187,500 Class B ordinary shares outstanding. All shares and associated amounts have been retroactively restated to reflect the share surrender.

The Company has evaluated subsequent events after the balance sheet date through the date the financial statements were issued. Based upon this review, except as noted above, the Company did not identify any subsequent events that would have required potential adjustment to or disclosure in the financial statements and has concluded that all such events that would require recognition or disclosure have been recognized or disclosed.

Proterra Inc
Condensed Balance Sheets
(in thousands, except share and per share data)

	December 31, 2019	September 30, 2020
	(Note 1)	(unaudited)
Assets:
Cash and cash equivalents	$40,240	$139,378
Accounts receivable, net	44,500	47,108
Short-term investments	39,877	64,983
Inventory	94,042	99,435
Prepaid expenses and other current assets	6,684	9,022
Deferred cost of goods sold	1,240	1,973
Restricted cash, current	5,970	6,351
Total current assets	232,553	368,250
Property, plant, and equipment, net	47,515	54,698
Operating lease right-of-use assets	—	11,280
Restricted cash, non-current	7,439	6,307
Other assets	6,366	7,680
Total assets	$293,873	$448,215

Liabilities and Stockholders’ Equity:
Accounts payable	$37,865	$36,801
Accrued liabilities	14,635	15,681
Deferred revenue, current	10,358	11,677
Operating lease liabilities, current	—	3,197
Total current liabilities	62,858	67,356
Debt, non-current	24,574	127,030
Derivative liability	—	87,626
Warrant liability	—	28,986
Deferred revenue, non-current	8,264	12,207
Operating lease liabilities, non-current	—	8,695
Other long-term liabilities	11,198	14,574
Total liabilities	106,894	346,474

Commitments and contingencies (Note 7)

Stockholders’ equity:
Convertible preferred stock, $0.0001 par value; 129,572,982 shares authorized and 129,003,889 shares issued and outstanding as of December 31, 2019 and September 30, 2020 (unaudited); liquidation preference $631.3 million as of December 31, 2019 and September 30, 2020 (unaudited)	13	13
Common stock, $0.0001 par value; 170,000,000 shares authorized and 4,400,247 shares issued and outstanding as of December 31, 2019; 175,100,000 shares authorized and 5,211,092 shares issued and outstanding as of September 30, 2020 (unaudited)	—	1
Additional paid-in capital	668,178	677,323
Accumulated deficit	(481,212)	(575,596)
Total stockholders’ equity	186,979	101,741
Total liabilities and stockholders’ equity	$293,873	$448,215

See accompanying notes to financial statements.

Proterra Inc
Condensed Statements of Operations (Unaudited)
(in thousands, except per share data)

	Nine Months Ended September 30,
	2019	2020
Product revenue	$137,130	$137,253
Parts and other service revenue	4,508	5,543
Total revenue	141,638	142,796
Product cost of goods sold	134,638	130,505
Parts and other service cost of goods sold	5,389	5,862
Total cost of goods sold	140,027	136,367
Gross profit	1,611	6,429
Research and development	25,225	26,133
Selling, general and administrative	41,573	47,165
Total operating expenses	66,798	73,298
Loss from operations	(65,187)	(66,869)
Interest expense, net	2,246	6,564
Other expense (income), net	(686)	20,951
Loss before income taxes	(66,747)	(94,384)
Provision for income taxes	—	—
Net loss	$(66,747)	$(94,384)
Net loss per share of common stock, basic and diluted	$(16.89)	$(20.35)
Shares used in computing net loss per share of common stock, basic and diluted	3,952	4,637

See accompanying notes to financial statements.

Proterra Inc
Condensed Statements of Stockholders’ Equity (Unaudited)
(in thousands)

	Convertible Preferred Stock		Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total
	Shares	Amount	Shares	Amount
Balance, December 31, 2018 (Note 1)	116,427	$11	3,500	$—	$571,129	$(379,660)	$191,480
Issuance of stock, net of costs	10,858	2	760	—	76,228	—	76,230
Issuance of warrants	—	—	—	—	141	—	141
Stock-based compensation	—	—	—	—	6,184	—	6,184
Net loss	—	—	—	—	—	(66,747)	(66,747)
Balance, September 30, 2019	127,285	$13	4,260	$—	$653,682	$(446,407)	$207,288
	Convertible Preferred Stock		Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total
	Shares	Amount	Shares	Amount
Balance, December 31, 2019 (Note 1)	129,004	$13	4,400	$—	$668,178	$(481,212)	$186,979
Issuance of stock, net of costs	—	—	811	1	1,594	—	1,595
Stock-based compensation	—	—	—	—	7,551	—	7,551
Net loss	—	—	—	—	—	(94,384)	(94,384)
Balance, September 30, 2020	129,004	$13	5,211	$1	$677,323	$(575,596)	$101,741

See accompanying notes to financial statements.

Proterra Inc
Condensed Statements of Cash Flows (Unaudited)
(in thousands)

	Nine Months Ended September 30,
	2019	2020
Cash flows from operating activities:
Net loss	$(66,747)	$(94,384)

Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	8,051	11,493
Loss (gain) on disposal of fixed assets	—	(6)
Stock-based compensation	6,184	7,551
Amortization of debt discount and issuance costs	220	2,342
Accretion of debt end of term charge and PIK interest	559	1,219
Change in fair value of derivative and warrant liabilities	—	19,061
Others	(257)	(134)

Changes in operating assets and liabilities:
Accounts receivable	(1,659)	(2,608)
Inventory	(764)	(4,923)
Prepaid expenses and other current assets	(206)	(2,610)
Deferred cost of goods sold	3,108	(733)
Operating lease right-of-use assets	—	2,485
Other assets	(4,902)	(1,315)
Accounts payable and accrued liabilities	5,967	(4,059)
Deferred revenue, current and non-current	(448)	5,264
Operating lease liabilities	—	(2,399)
Other non-current liabilities	1,401	4,164
Net cash used in operating activities	(49,493)	(59,592)

Cash flows from investing activities:
Purchase of investments	(31,967)	(64,972)
Proceeds from sales of investments	50,400	40,000
Purchase of property and equipment	(8,747)	(19,828)
Proceeds from property and equipment disposal	—	59
Net cash provided by (used in) investing activities	9,686	(44,741)

Cash flows from financing activities:
Proceeds from debt, net of issuance costs	21,386	224,047
Repayment of debt and prepayment penalty	(26,708)	(22,787)
Repayment of finance obligation	(339)	(339)
Principal payment on finance lease	—	(26)
Proceeds from government grants	222	275
Proceeds from exercise of stock options	1,455	1,550
Proceeds from issuance of stock, net of issuance costs	74,901	—
Net cash provided by financing activities	70,917	202,720
Net increase in cash and cash equivalents, and restricted cash	31,110	98,387
Cash and cash equivalents, and restricted cash at the beginning of period	102,974	53,649
Cash and cash equivalents, and restricted cash at the end of period	$134,084	$152,036

Supplemental disclosures of cash flow information:
Cash paid for interest	$4,338	$2,049
Cash paid for income taxes	—	—

Non-cash investing and financing activity:
Issuance of warrants in connection with debt borrowing	$141	$—
Assets acquired through accounts payable and accrued liabilities	4,203	3,373
Non-cash transfer of vehicles from inventory to property, plant and equipment	967	—
Non-cash transfer of leased assets to inventory	—	635

See accompanying notes to financial statements.

PROTERRA INC
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

1.    Summary of Significant Accounting Policies

Organization and Description of Business

Proterra Inc (“Proterra” or the “Company”) is a leading developer and producer of electric vehicle technology for commercial application. The Company designs, develops, manufactures, and sells electric transit buses as an original equipment manufacturer for North American public transit agencies, airports, universities, and other commercial transit fleets. It also designs, develops, manufactures, sells, and integrates proprietary battery systems and electrification solutions for global commercial vehicle manufacturers. Additionally, Proterra provides fleet-scale, high-power charging solutions for our customers. The Company was originally formed in June 2004 as a Colorado limited liability company. The Company was converted to a Delaware corporation in February 2010. The Company operates from its headquarters and battery production facility in Burlingame, California. The Company also has manufacturing and product development facilities in Greenville, South Carolina and City of Industry, California.

The Company has incurred net losses and negative cash flows from operations since inception. As of September 30, 2020, the Company has an accumulated deficit of $575.6 million. The Company has $204.4 million of cash and cash equivalents and short-term investments as of September 30, 2020. The Company has funded operations primarily through a combination of equity and debt financing. Management believes that the Company’s currently available resources will be sufficient to fund its cash requirements for at least the next twelve months. However, there can be no assurance that future financings will be successfully completed or completed on terms acceptable to the Company. These financial statements do not include any adjustments that may result from the outcome of this uncertainty.

Basis of Presentation

The accompanying unaudited condensed financial statements have been prepared in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”).

The condensed financial statements as of September 30, 2020 are unaudited. The condensed balance sheet as of December 31, 2019, included herein was derived from the audited financial statements as of that date. Certain information and note disclosures normally included in financial statements prepared in accordance with U.S. GAAP have been condensed or omitted. As such, the information included herein should be read in conjunction with the financial statements and accompanying notes as of and for the year ended December 31, 2019, included elsewhere in this filing.

The unaudited condensed financial statements have been prepared on the same basis as the audited financial statements and, in the opinion of management, reflect all adjustments necessary to present fairly the Company’s financial position as of September 30, 2020 and its statements of operations, cash flows, and stockholders’ equity during the nine months ended September 30, 2019 and 2020.

There have been no changes to the Company’s significant accounting policies described in the annual financial statements for the year ended December 31, 2019, that have had a material impact on the Company’s condensed financial statements and related notes. See Note 2 for the impact of adoption of the new accounting standard, Topic 842, Leases.

The Company has not experienced any significant impact to estimates or assumptions as a result of the COVID-19 pandemic. The Company will continue to monitor impacts of the pandemic on an ongoing basis. While the COVID-19 pandemic has not had a material adverse impact on the Company’s financial condition and results of operations to date, the future impact of the COVID-19 pandemic on its operational and financial performance will depend on certain developments, including the duration and spread of the pandemic, impact on the Company’s customers and effect on its suppliers, all of which are uncertain and cannot be predicted.

Segments

The Company operates in the United States and started to expand its business to the European Union in 2018 and Canada in 2019. The revenue generated outside of the United States is not material in 2019, and was about 27% of total revenue or $38.2 million in the nine months ended September 30, 2020. The revenue in 2020 was primarily generated from Canada.

PROTERRA INC
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

1.    Summary of Significant Accounting Policies (cont.)

The Company’s chief operating decision maker is its Chief Executive Officer (CEO), who reviews financial information presented at the entity level. Accordingly, the Company has determined that it has a single reportable segment.

Foreign Currency Transactions

Net gains or losses resulting from foreign exchange transactions were not material for the nine months ended September 30, 2019. The net losses resulting from foreign exchange transactions were $0.9 million for the nine months ended September 30, 2020.

Accounts Receivable and Allowance for Doubtful Accounts

The allowance for doubtful accounts was not material as of December 31, 2019, and September 30, 2020.

Short-Term Investments

The Company’s primary objectives for investment activities are to preserve principal, provide liquidity, and maximize income without significantly increasing risk. The Company’s short-term investments were primarily comprised of U.S. Treasury securities, and classified as available-for-sale at the time of purchase because it is intended that these investments are available for current operations. Investments with maturities of one year or less from the balance sheet date are classified as short-term investments.

Investments are reported at fair value and are subject to periodic impairment review. Unrealized gains and losses related to changes in the fair value of these securities are recognized in accumulated other comprehensive loss. The ultimate value realized on these securities is subject to market price volatility until they are sold. Realized gains or losses from short-term investments are recorded in other expense (income), net.

Restricted Cash

The Company maintains certain cash amounts restricted as to withdrawal or use. The restricted cash is primarily collateral for performance bonds issued to certain customers. The collateral is provided in the form of a cash deposit to either support the bond directly or to collateralize a letter of credit that supports the performance bonds. As of December 31, 2019 and September 30, 2020, restricted cash were $13.4 million and $12.7 million, respectively.

Credit Risk and Concentration

Financial instruments owned by the Company that are potentially subject to concentrations of credit risk consist primarily of cash, cash equivalents, restricted cash, short-term investments, and accounts receivable. Cash and cash equivalents and short-term investments are maintained primarily at two financial institutions, and deposits exceed federally insured limits. Risks associated with cash and cash equivalents, and short-term investments are mitigated by banking with creditworthy financial institutions. The Company has not experienced any losses on its deposits of cash and cash equivalents or its short-term investments.

Cash equivalents consist of short-term money market funds, corporate debt securities, and debt securities issued by the U.S. Treasury, which are deposited with reputable financial institutions. The Company’s cash management and investment policy limits investment instruments to investment-grade securities with the objective to preserve capital and to maintain liquidity until the funds can be used in business operations.

Accounts receivable are typically unsecured and are generally derived from revenue earned from transit agencies, universities and airports in North America and global commercial vehicle manufacturers in both North America and the European Union. The Company periodically evaluates the collectability of its accounts receivable and provides an allowance for potential credit losses as necessary.

PROTERRA INC
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

1.    Summary of Significant Accounting Policies (cont.)

Given the large order value for customers and the relatively low number of customers, revenue and accounts receivable have typically been concentrated with a limited number of customers.

	Revenue		Accounts Receivable
	Nine Months Ended September 30,		December 31,	September 30,
	2019	2020	2019	2020
Number of customers accounted for 10% or more*	—	4	4	4

____________

*        No individual customer accounted for more than 20% of the Company’s revenue for the nine months ended September 30, 2020, or accounts receivable as of December 31, 2019 and September 30, 2020.

Single source suppliers provide the Company with a number of components that are required for manufacturing our current products. In other instances, although there may be multiple suppliers available, many of the components are purchased from a single source. If these single source suppliers fail to meet the Company’s requirements on a timely basis at competitive prices, the Company could suffer manufacturing delays, a possible loss of revenue, or incur higher cost of sales, any of which could adversely impact the Company’s operating results.

Fair Value of Financial Instruments

The carrying value of the Company’s financial instruments, including cash and cash equivalents, accounts receivable, short-term investments, accounts payable, and accrued and other current liabilities, approximates fair value due to the short period of time to maturity, receipt, or payment. The carrying amount of the Company’s debt approximates its fair value as the stated interest rates approximate market rates currently available to the Company.

In August 2020, the Company issued Convertible Notes that contain embedded features subject to derivative accounting. These embedded features are composed of conversion options that have the economic characteristics of a contingent early redemption feature settled in shares of Company stock rather than cash, because the total number of shares of Company stock delivered to settle these embedded features will predominantly have a fixed value. These conversion options are bifurcated and accounted for separately from the host debt instrument. Embedded derivatives are recognized as a derivative liability on the balance sheet. These instruments are measured at fair value and subject to remeasurement at each balance sheet date.

The warrants issued in connection with the Convertible Notes are classified as a liability because they can become exercisable into common stock upon a Qualified Initial Public Offering (“QIPO”) or into convertible preferred stock after 5 years from issuance date in the event that there is no QIPO during such period. Such warrants are measured at fair value and subject to remeasurement at each balance sheet date.

Inventories

Inventories are recorded at the lower of cost and net realizable value using the first-in, first-out method. Inventory costs consist primarily of the cost of materials, manufacturing support costs, including labor and factory overhead associated with such production, and shipping costs. The costs of vehicles, charger equipment or prototype products delivered to customers that have not yet met revenue recognition criteria are also included in inventories. The Company assesses the valuation of inventory and periodically records a provision to adjust inventory to its estimated net realizable value, including when the Company determines inventory to be obsolete or in excess of anticipated demand. Once inventory has been written-off or written-down, it creates a new cost basis for the inventory that is not subsequently written-up.

The Company recorded write-down of excess or obsolete inventories to cost of goods sold of $2.1 million and $2.5 million in the nine months period ended September 30, 2019 and 2020, respectively.

PROTERRA INC
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

1.    Summary of Significant Accounting Policies (cont.)

Impairment of Long-Lived Assets

The Company evaluates the recoverability of property, plant, and equipment and right-of-use assets for possible impairment whenever events or circumstances indicate that the carrying amount of such assets may not be recoverable. Recoverability of these assets is measured by a comparison of the carrying amounts to the future undiscounted cash flows the assets are expected to generate. If such review indicates that the carrying amount of long-lived assets is not recoverable, the carrying amount of such assets is reduced to fair value.

In addition to the recoverability assessment, the Company periodically reviews the remaining estimated useful lives of property, plant, and equipment. If the estimated useful life assumption for any asset is reduced, the remaining net book value is depreciated over the revised estimated useful life.

The Company reviews long-lived assets for impairment at the lowest level for which separate cash flows can be identified. No impairment charge was recognized in the nine months ended September 30, 2019 and 2020.

Deferred Revenue

Deferred revenue consists of billings or payments received in advance of revenue recognition that are recognized as revenue once the revenue recognition criteria are met. Generally, the Company does not pre-bill customers before delivery. In some instances, progress billings are issued upon meeting certain milestones stated in the contracts. Accordingly, the deferred revenue balance does not represent the total contract value of non-cancelable arrangements. Invoices are typically due within 30 to 40 days.

The changes in deferred revenue consisted of the following (in thousands):

Deferred revenue as of December 31, 2019	$18,622
Deferred revenue added during the nine months ended September 30, 2020	13,303
Revenue recognized from beginning balance during the nine months ended September 30, 2020	(8,041)
Deferred revenue as of September 30, 2020	$23,884

The current portion of deferred revenue represents the amount that is expected to be recognized as revenue within one year from the balance sheet date.

Revenue Recognition

The Company derives revenue primarily from the sale of vehicles and charging equipment, the installation of charging equipment, the sale of batteries and powertrain components to other vehicle manufacturers, as well as the sale of spare parts and other services provided to customers. Product revenue consists of revenue earned from the sale of vehicles and charging equipment, batteries and powertrain components to other vehicle manufacturers, as well as installation of charging equipment. Product revenue also includes revenue from leasing vehicles, charging equipment, and batteries under operating leases. Leasing revenue recognized over time was approximately $2.8 million and $1.8 million in the nine months ended September 30, 2019 and 2020, respectively. Parts and other service revenue includes sales of spare parts, revenue earned from the development of electric vehicle powertrain components, the design and development of battery systems and drive systems for other vehicle manufacturers, and extended warranties.

ASU 2014-09, Revenue — Revenue from Contracts with Customers.

Goods and services that are promised in the Company’s contracts include the sale of vehicles, charging equipment, batteries and powertrain components to other vehicle manufacturers, installation of charging equipment, spare parts, and extended warranty. The Company assesses the products and services promised in its contracts with customers at contract inception, and identifies performance obligations for each promise to transfer to the customer a product or service that is distinct. If a product or service is separately identifiable from other items in

PROTERRA INC
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

1.    Summary of Significant Accounting Policies (cont.)

the bundled arrangement and a customer can benefit from the product or service on its own or with other resources that are readily available to the customer, then such product or service is considered distinct. Customer contracts typically have multiple performance obligations. Generally, the Company’s goods and services are considered separate performance obligations. While plug-in chargers represent a single performance obligation, the Company’s performance obligation related to the sale of overhead charging systems and the Proterra charging systems, includes related installation services as both the charging equipment and installation represent inputs of a combined integrated output which benefits the customer. Development services are typically sold on a stand-alone basis and are not bundled with other goods or services.

The transaction price of the contract is allocated to each performance obligation in a manner depicting the amount of consideration to which the Company expects to be entitled in exchange for transferring the goods or services to the customer (the “allocation objective”). If the allocation objective is met at contractual prices, no further allocations are made. Otherwise, the Company allocates the transaction price to each performance obligation identified in the contract on a relative standalone selling price basis.

To determine the standalone selling price of its promised products or services, the Company conducts an analysis to determine whether its products or services have an observable standalone selling price. In determining the observable standalone selling price, the Company requires that a substantial majority of the standalone selling prices for a product or service fall within a reasonably narrow range. If the Company does not have a directly observable standalone selling price for a particular product or service, then the Company estimates a standalone selling price by using the estimated cost plus margin or by reviewing external and internal market factors including, but not limited to, pricing practices including historical discounting, major service groups, and the geographies in which the Company offers its products and services.

The Company recognizes revenue when or as it satisfies a performance obligation by transferring control of a product or service to a customer.

Revenue from product sales is recognized when control of the underlying performance obligations is transferred to the customer. For vehicle sales, revenue is recognized upon acceptance by the customer. Revenue from sales and installation of overhead charging systems and Proterra charging systems is typically recognized upon acceptance by the customer. Under certain contract arrangements, the control of the performance obligations related to the overhead charging systems and Proterra charging systems is transferred over time, and the associated revenue is recognized over the installation period using an input measure based on costs incurred to date relative to total estimated costs to completion. Revenue from plug-in chargers is recognized upon delivery to the customer. The installation service for plug-in chargers meets the definition of a performance obligation and the associated revenue is recognized over the installation period using an input measure based on costs incurred to date relative to total estimated costs to completion. For spare parts sales, revenue is recognized upon shipment. Revenue from extended warranty is recognized over the life of the extended warranty using the time elapsed method. Development service contracts typically include the delivery of prototype products to customers. The performance obligation associated with the development of prototype products as well as batteries and powertrain components to other vehicle manufacturers, is satisfied at a point in time, upon shipping or delivery depending on the contractual terms.

Revenue derived from performance obligations satisfied over time from overhead charging systems installation was $5.7 million and $2.3 million for the nine months ended September 30, 2019 and 2020, respectively.

Typically, the Company does not recognize contract assets, as rights to consideration in exchange for goods or services that have transferred to a customer are not conditional on something other than the passage of time. In certain cases, there is a condition that requires a contract asset to be recognized. As of December 31, 2019, and September 30, 2020, the contract assets balance were $0.6 million and $1.8 million, respectively. The contract assets are expected to be billed within the next twelve months and are recorded in the prepaid expenses and other current assets on the Company’s balance sheets.

PROTERRA INC
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

1.    Summary of Significant Accounting Policies (cont.)

As of September 30, 2020, the amount of remaining performance obligations that have not been recognized as revenue was $225.9 million, of which 69% were expected to be recognized as revenue over the next twelve months and the remainder thereafter.

Lease Arrangements

The Company offers customers leasing alternatives outside of the standard sales contracts for vehicles, charging equipment and batteries used in the vehicles. The leasing arrangements are typically bundled together with the sales contracts. The Company assessed the nature of the bundled arrangements under the revenue accounting standard. For arrangements that contain a lease, the Company determines the classification of the lease in accordance with Topic 840, Leases, prior to the adoption of Topic 842, Leases, on January 1, 2020. A lease arrangement that transfers substantially all of the benefits and risks incident to ownership of the products is classified as a sales-type lease based on the criteria established by the accounting standard; otherwise the lease is classified as an operating lease.

For sales-type leases, product revenue is recognized upon customer acceptance of the underlying leased assets. The current portion of net investment in sales-type leases is recorded in Accounts Receivable, and the non-current portion is recorded in Other Assets on the Company’s balance sheets. The discounted unguaranteed residual value of underlying leased assets is not material to the net investment in lease balance.

For operating leases, the leasing revenue is recognized on a straight-line basis over the lease term, which is commenced upon customer acceptance.

The Company monitors the performance of the customers to which it has leased batteries which are subject to ongoing payments. No allowance was recorded for the receivables under the leasing arrangements.

The Company adopted the new lease accounting standard, Topic 842, Leases, on January 1, 2020. The Company determines whether an arrangement is or contains a lease at inception. Short-term leases with a term of less than 12 months will not be recognized in the right-of-use assets or lease liabilities. The lease and non-lease components are not separated for all leases regardless of whether the Company is the lessee or a lessor to the lease. The adoption of the new lease accounting standard has no material impact to the Company’s accounting of leases as a lessor. Refer to Note 6, Leases, for additional information.

Product Warranties

The Company provides a limited warranty to customers on vehicles, charging systems, and battery systems. The limited warranty ranges from one to twelve years depending on the components. Separately, the Company also periodically performs field service actions related to product service campaigns. Pursuant to these warranties and field service actions, the Company will repair, replace, or adjust the parts on the products that are defective in factory-supplied materials or workmanship. The Company records a warranty reserve for the products sold at the point of revenue recognition, which includes the best estimate of the projected costs to repair or replace items under the limited warranty and field service actions. These estimates are based on actual claims incurred to date and an estimate of the nature, frequency and costs of future claims. These estimates are inherently uncertain given the relatively short history of sales. Changes to the historical or projected warranty experience may cause material changes to the warranty reserve in the future. The warranty reserve does not include projected warranty costs associated with the vehicles under operating leases, as the costs to repair these warranty claims are expensed as incurred. The portion of the warranty reserve expected to be incurred within the next 12 months is included within accrued liabilities while the remaining balance is included within other long-term liabilities on the balance sheets.

PROTERRA INC
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

1.    Summary of Significant Accounting Policies (cont.)

Warranty expense is recorded as a component of cost of goods sold. Accrued warranty activity consisted of the following (in thousands):

Nine Months Ended September 30, 2020
Warranty reserve – beginning of period	$14,926
Warranty costs incurred	(3,275)
Net changes in liability for pre-existing warranties, including expirations	(1,186)
Provision for warranty	7,971
Warranty reserve – end of period	$18,436

2.    Adoption of New Accounting Standards

Topic 842, Leases.    This standard provides guidance on the recognition, measurement, presentation, and disclosure of leases. The new standard supersedes the present U.S. GAAP standard on leases and requires substantially all leases to be reported on the balance sheet as right-of-use assets and lease obligations. The standard is effective for fiscal years beginning after December 15, 2018 for public business entities, and for fiscal years beginning after December 15, 2019 for all other entities including EGCs (Emerging Growth Company) that have elected to defer compliance with new or revised financial accounting standards until a company that is not an issuer is required to apply such standards. In 2019, the standard effective date for all other entities was deferred one year to fiscal years beginning after December 15, 2020.

The Company elected to adopt the new lease accounting standard on January 1, 2020 using the optional transition method, recognizing a cumulative-effect adjustment to the balance sheet and not adjusting comparative information for prior periods. In addition, the Company elected the package of practical expedients permitted under the transition guidance, which allowed the Company not to reassess (1) whether any expired or existing contracts are or contain leases, (2) lease classification for any expired or existing leases, and (3) initial direct costs for any existing leases. The Company did not elect the use of hindsight practical expedients in determining the lease term for existing leases. Topic 842 also provides practical expedients for an entity’s ongoing accounting. The Company has elected the short-term lease recognition exemption for all leases that qualify. As a result, for those leases with a term of less than 12 months, it will not recognize right-of-use assets or lease liabilities. The Company also elected the practical expedient to not separate lease and non-lease components for all its leases regardless of whether the Company is the lessee or a lessor to the lease.

Upon adoption, the Company recorded $13.8 million of operating lease assets and $14.3 million of operating lease liabilities on the balance sheet on January 1, 2020. The difference represents prepaid rent expense and deferred rent for leases existed on the date of adoption, which was an offset to the opening balance of operating lease assets. The adoption has no impact on the Company’s operating expenses and cash flows.

ASU No. 2016-13, Financial Instruments — Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments.    This standard requires the measurement and recognition of expected credit losses for financial assets held at amortized cost. This standard is effective for interim and annual reporting periods beginning after December 15, 2019 for public business entities. The Company adopted this standard on January 1, 2020, and it had no material impact on the financial statements.

PROTERRA INC
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

2.    Adoption of New Accounting Standards (cont.)

ASU No. 2018-13, Changes to Disclosure Requirements for Fair Value Measurement (Topic 820).     This standard improves the effectiveness of disclosure requirements for recurring and nonrecurring fair value measurements. This standard removes, modifies, and adds certain disclosure requirements. This standard is effective for interim and annual reporting periods beginning after December 15, 2019. The Company adopted this standard on January 1, 2020, and it had no material impact on the financial statements.

ASU No. 2018-15, Intangibles — Goodwill and Other — Internal-Use Software (Subtopic 350-40): Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement That Is a Service Contract.    This standard aligns the requirements for capitalizing implementation costs incurred in a hosting arrangement that is a service contract requiring the capitalization of implementation costs incurred to develop or obtain internal-use software (and hosting arrangements that include an internal-use software license). This standard is effective for interim and annual reporting periods beginning after December 15, 2019 for public business entities. The Company adopted this standard on January 1, 2020, and it had no impact on the financial statements.

Recent Accounting Pronouncements Not Yet Adopted

ASU No. 2020-06, Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity. This standard simplifies the accounting for convertible instruments by removing certain separation models in ASC 470-20, Debt — Debt with Conversion and Other Options, for convertible instruments. This standard updates the guidance on certain embedded conversion features that are not required to be accounted for as derivatives under Topic 815, Derivatives and Hedging, or that do not result in substantial premiums accounted for as paid-in capital, such that those features are no longer required to be separated from the host contract. The convertible debt instruments will be accounted for as a single liability measured at amortized cost. This will also result in the interest expense recognized for convertible debt instruments to be typically closer to the coupon interest rate when applying the guidance in Topic 835, Interest. Further, this standard made amendments to the EPS guidance in Topic 260 for convertible instruments, the most significant impact of which is requiring the use of the if-converted method for diluted EPS calculation, and no longer allowing the net share settlement method. This standard also made revisions to Topic 815-40, which provides guidance on how an entity must determine whether a contract qualifies for a scope exception from derivative accounting. The amendments to Topic 815-40 change the scope of contracts that are recognized as assets or liabilities. This standard is effective for interim and annual periods beginning after December 15, 2021, with early adoption permitted after December 15, 2020. Adoption of this standard can either be on a modified retrospective or full retrospective basis. The Company is currently evaluating the impact of adoption of this standard.

3.    Fair Value of Financial Instruments

The Company measures certain financial assets and liabilities at fair value. Fair value is determined based on the exit price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Fair value is estimated by applying the following hierarchy:

Level 1 — Quoted prices in active markets for identical assets or liabilities;

Level 2 — Observable inputs other than quoted prices in active markets for identical assets and liabilities, quoted prices for identical or similar assets or liabilities in inactive markets, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities; and

Level 3 — Inputs that are generally unobservable and typically reflect management’s estimate of assumptions that market participants would use in pricing the asset or liability.

For certain other financial instruments, including accounts receivable, accounts payable, and other current liabilities, the carrying amounts approximate fair value due to the relatively short maturity of these balances.

PROTERRA INC
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

3.    Fair Value of Financial Instruments (cont.)

Financial assets measured at fair value on a recurring basis using the above input categories were as follows (in thousands):

	Pricing Category	Fair Value at
		December 31, 2019	September 30, 2020
Assets:
Cash equivalents and marketable securities:
Money market funds	Level 1	$3,334	$27,303
U.S. Treasury securities	Level 1	29,957	99,992
Short-term investments:
U.S. Treasury securities	Level 1	39,877	64,983
Total		$73,168	$192,278

Liabilities:
Other non-current liabilities
Derivative liability	Level 3	$—	$87,626
Warrant liability	Level 3	—	28,986
Total		$—	$116,612

As of December 31, 2019 and September 30, 2020, short-term investments were primarily comprised of U.S. Treasury securities. The unrealized gain/losses related to fixed income debt securities were immaterial and primarily due to changes in interest rates, which are temporary in nature.

As of September 30, 2020, the contractual maturities of the short-term investments were less than one year.

In August 2020, the Company issued Convertible Notes that contain embedded features subject to derivative accounting. Refer to Note 5, Debt, for additional information on the Convertible Notes.

The embedded derivatives are recognized as a derivative liability on the balance sheet, and are measured at fair value and subject to remeasurement at each balance sheet date. The fair value of derivative liability are measured as the difference between the estimated value of the Convertible Notes with and without such conversion features utilizing Monte Carlo simulation pricing model.

The warrants issued in connection with the Convertible Notes are classified as a liability because they can become exercisable into common stock upon a Qualified Initial Public Offering (“QIPO”) or into convertible preferred stock after five years from issuance date in the event that there is no QIPO during such period. Such warrants are measured at fair value and subject to remeasurement at each balance sheet date. The fair value of the warrant liability is measured using Monte Carlo Simulation pricing model.

The fair value of the Convertible Notes was $356.2 million as of September 30, 2020, which is measured using Monte Carlo Simulation pricing model. The carrying value of the Convertible Notes of $100.5 million, net of $100.7 million unamortized debt discount and issuance costs, as of September 30, 2020, was recorded in Debt, non-current on the Company’s balance sheets.

The valuation of derivative and warranty liabilities and the Convertible Notes are based on significant inputs not observable in the market, and thus represents a level 3 measure. The key inputs to the valuation model include common stock fair value, equity volatility, expected term until a liquidity event to exit, expected term until exercise, and risk-free interest rate.

PROTERRA INC
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

3.    Fair Value of Financial Instruments (cont.)

A summary of the changes in the fair value of the derivative liability is as follows (in thousands):

Amount
Derivative liability – at issuance	$68,514
Change in fair value	19,112
Derivative liability – September 30, 2020	$87,626

A summary of the changes in the fair value of the warrant liability is as follows (in thousands):

Amount
Warrant liability – at issuance	$29,037
Change in fair value	(51)
Warrant liability – September 30, 2020	$28,986

The change in fair value of derivative and warrant liabilities is recorded in the other expense (income), net in the statements of operations.

4.    Balance Sheet Components

Cash and cash equivalents consisted of the following (in thousands):

	December 31, 2019	September 30, 2020
Cash	$6,949	$12,083
Cash equivalents	33,291	127,295
Total cash and cash equivalents	$40,240	$139,378

The following table provides a reconciliation of cash, cash equivalents, and restricted cash reported within the balance sheets to the total of such amounts shown on the statements of cash flows.

	December 31, 2019	September 30, 2020
Cash and cash equivalents	$40,240	$139,378
Restricted cash, current portion	5,970	6,351
Restricted cash, net of current portion	7,439	6,307
Total restricted cash	13,409	12,658
Total cash and cash equivalents, and restricted cash	$53,649	$152,036

Inventories consisted of the following (in thousands):

	December 31, 2019	September 30, 2020
Raw materials	$46,495	$37,968
Work in progress	23,197	38,986
Finished goods	19,400	17,075
Service parts	4,950	5,406
Total inventories	$94,042	$99,435

The Company recorded write-down of excess or obsolete inventories to cost of goods sold of $2.1 million and $2.5 million for the nine months ended September 30, 2019 and 2020, respectively.

PROTERRA INC
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

4.    Balance Sheet Components (cont.)

Property, plant, and equipment, net, consisted of the following (in thousands):

	December 31, 2019	September 30, 2020
Computer hardware	$3,830	$4,221
Computer software	6,558	8,525
Internally used vehicles and charging systems	12,936	18,317
Leased vehicles and batteries	10,715	7,081
Leasehold improvements	8,275	9,523
Machinery and equipment	14,237	17,485
Office furniture and equipment	1,876	1,854
Tooling	17,918	22,555
Finance lease right-of-use assets	—	179
Construction in progress	6,642	10,310
	82,987	100,050
Less: Accumulated depreciation and amortization	(35,472)	(45,352)
Total	$47,515	$54,698

As of December 31, 2019, construction in progress was comprised of various assets purchased but not placed in service, mainly related to the design of the Company’s vehicles, manufacturing improvements and the expansion of the battery manufacturing facility. Completed assets are transferred to their respective asset classes, and depreciation begins when an asset is ready for its intended use.

As of September 30, 2020, construction in progress was comprised of various assets purchased but not placed in service, mainly related to the expansion of the battery manufacturing facility, design of the Company’s vehicles and other manufacturing improvements. For the nine months ended September 30, 2019 and 2020, depreciation and amortization expense was $8.1 million and $11.5 million, respectively.

Accrued liabilities consisted of the following (in thousands):

	December 31, 2019	September 30, 2020
Accrued payroll and related expenses	$2,799	$4,826
Accrued sales and use tax	1,254	260
Warranty reserve	7,697	6,333
Financing obligation	850	933
Accrued interest	174	1,121
Accrued audit and accounting related expenses	419	461
Accrued charger installation costs	547	953
Other accrued expenses	895	794
Total	$14,635	$15,681

Other long-term liabilities consisted of the following (in thousands):

	December 31, 2019	September 30, 2020
Financing obligation	$3,056	$2,346
Accrued interest	120	—
Warranty reserve	7,229	12,103
Deferred rent	793	—
Finance lease liabilities, noncurrent	—	125
Total	$11,198	$14,574

PROTERRA INC
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

4.    Balance Sheet Components (cont.)

In July 2016, the Company entered into a bus sale and lease transaction for ten Catalyst buses. These buses are leased to other parties for five years by the customer. At the end of the lease term, the fourth quarter of 2021, the Company has an obligation to repurchase the buses back from the customer. The Company makes a portion of the monthly lease payments directly to the customer and also provides a guarantee to the customer on the remaining lease payments if the lessee fails to pay. The Company received $6.0 million from the customer directly upon delivery in 2016. Under U.S. GAAP, this sales transaction is considered as a borrowing and the lease transaction is considered as an operating lease.

The financing obligation was $3.9 million as of December 31, 2019, and $3.3 million as of September 30, 2020, respectively. The Company recognizes interest expense on the financing obligation using the effective interest method. The monthly lease payment is recognized as leasing revenue. The costs of the buses are recorded as leased vehicles in property, plant, and equipment on the balance sheets.

5.    Debt

Debt, net of debt discount and issuance costs, consisted of the following (in thousands):

	December 31, 2019	September 30, 2020
Hercules Credit Facility	$9,640	$—
SBA loan	—	10,000
Senior Credit Facility	14,934	16,552
Convertible Notes	—	$100,478
Total debt	24,574	$127,030
Less debt, current	—	—
Debt, non-current	$24,574	$127,030

Loan and Security Agreement

As of December 31, 2019, the outstanding balance under the Hercules Credit Facility was $10.0 million, and the cash interest rate was 10.55% per annum. The balance of debt issuance costs and discounts was $0.4 million as of December 31, 2019. The debt issuance cost and debt discounts are amortized to interest expense over the terms of the Hercules Credit Facility using the effective interest method. The amortization of debt issuance cost and debt discounts to interest expense was $0.2 million for the nine months ended September 30, 2019 and 2020, respectively.

The Hercules Credit Facility’s end-of-term charge of $2.3 million that was due and paid in June 2019. As of December 31, 2019, the accrued PIK interest balance was $0.1 million.

In August 2020, the Company made the repayment in full of its obligations of $10.3 million under the Hercules Credit Facility including principal and accrued interest. The Hercules Credit Facility was terminated upon payoff and the remaining unamortized debt issuance cost and debt discounts of $0.2 million were recorded to interest expense.

Senior Credit Facility

In May 2019, the Company entered into a Loan, Guaranty and Security Agreement for a senior secured asset-based lending facility (“Senior Credit Facility”) with borrowing capacity up to $75.0 million. The commitment under the Senior Credit Facility is available to the Company on a revolving basis through the earlier of May 2024 or 91 days prior to the stated maturity of any subordinated debt in aggregate amount of $7.5 million or more. The maximum availability under the Senior Credit Facility is based on certain specified percentages of eligible accounts receivable and inventory, subject to certain reserves, to be determined in accordance with the Senior Credit Facility. The commitment under the Senior Credit Facility includes a $10.0 million letter of credit sub-line. Subject to certain conditions, the commitment may be increased by $50.0 million upon approval by the lender, and at the Company’s option, the commitment can be reduced to $25.0 million or terminated upon at least 15 days written notice.

PROTERRA INC
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

5.    Debt (cont.)

The Senior Credit Facility is secured by a security interest in substantially all of the Company’s assets except for intellectual property and other restricted property.

Borrowings under the Senior Credit Facility bear interest at per annum rates equal to, at the Company’s option, either (i) the base rate plus an applicable margin for base rate loan, or (ii) the London Interbank Offered Rate (“LIBOR”) plus an applicable margin for LIBOR loan. The base rate is calculated as the greater of (a) the Lender prime rate, (b) the federal funds rate plus 0.5%, and (c) one-month LIBOR plus 1.0%. The applicable margin is calculated based on a pricing grid linked to quarterly average excess availability (as a percentage of borrowing capacity). For base rate loans, the applicable margin ranges from 0.0% to 1.5%, and for LIBOR Loans, it ranges from 1.5% to 3.0%. The Senior Credit Facility contains certain customary non-financial covenants. In addition, the Senior Credit Facility requires the Company to maintain a Fixed Charge Coverage Ratio of at least 1.00:1.00 during such times as a covenant trigger event shall exist.

As of December 31, 2019, the outstanding balance under the Senior Credit Facility was $15.3 million with maturity of May 2024. The Company incurred approximately $0.4 million debt issuance costs under this facility, and will amortize it to interest expense over the borrowing term. The interest rate was 4.89% per annum as of December 31, 2019.

As of September 30, 2020, the outstanding balance under the Senior Credit Facility was $16.8 million, and the unamortized debt issuance costs was $0.3 million. The interest rate was 4.50% per annum as of September 30, 2020.

Small Business Administration Loan

In May 2020, the Company received Small Business Administration (“SBA”) loan proceeds of $10.0 million from Town Center Bank pursuant to the Paycheck Protection Program (“the PPP loan”) under the Coronavirus Aid, Relief and Economic Security (CARES) Act. The PPP loan was in the form of a note and matures on May 6, 2022. The interest rate is 1.00% per annum and payable monthly commencing in December 2020. All or a portion of the loan may be forgiven by the SBA upon application with supporting documentation of expenditures in accordance with SBA requirements, which include employees being kept on the payroll for eight weeks after the date of the loan and the proceeds being used for payroll, rent, mortgage interest, or utilities.

Convertible Notes

In August 2020, the Company entered into a Note Purchase Agreement for Secured Convertible Promissory Notes (“Convertible Notes”). The Convertible Notes have an aggregate principal amount of $200.0 million, with a cash interest of 5.0% per annum payable at each quarter end and a paid-in-kind interest of 4.5% per annum payable by increasing the principal balance at each quarter end. The Convertible Notes will mature in August 2025, and the Company may not make prepayment unless approved by the required holders of the Convertible Notes.

At or after an underwritten initial public offering in which the Company receives gross proceeds of not less than $100 million (“Qualified IPO” or “QIPO”), or at the time of a merger, acquisition or other combination between the Company and a publicly-traded special purpose acquisition company (“SPAC transaction”), the holders may elect to convert the Convertible Notes into shares of common stock.

At the next bona fide equity financing following the Note Purchase Agreement, or 36 months after the date of the Note Purchase Agreement if no such equity financing shall have occurred (a “Qualified Financing”), the holders may elect to convert the Convertible Notes into shares of the most senior series of the Company’s preferred stock.

The conversion price will be an amount equal to:

i)       if the conversion stock is being issued at or following a QIPO, the QIPO price per share multiplied by the Discount Coefficient (as defined in the Convertible Notes), which is initially equal to 90% and will decrease by 2.75% every 6 months following the first anniversary of the closing date of the Convertible Notes, in effect on the date of QIPO (the “QIPO Conversion Price”); or

PROTERRA INC
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

5.    Debt (cont.)

ii)      if the conversion stock is being issued following a Qualified Financing, 75% of the lowest per share cash purchase price of the common stock or preferred stock sold by the Company in the Qualified Financing; or

iii)    if the conversion stock is being issued following a SPAC transaction, 75% of the SPAC Transaction Price Per Share (as defined in the Note Purchase Agreement) (the “SPAC Conversion Price”).

The Convertible Notes will automatically be converted into common stock at any time after the expiration of the lock-up period of a QIPO or SPAC transaction, if the following conditions are met:

•        if the QIPO price per share equals or exceeds $6.9075, then upon the volume-weighted average price of the Company’s publicly-traded common stock over a period of 20 consecutive trading days exceeds 150% of the QIPO Conversion Price; or if the QIPO price per share is lower than $6.9075, then upon the volume-weighted average price of the Company’s publicly-traded common stock over a period of 20 consecutive trading days exceeds 150% of an amount equal to $6.9075 multiplied by the Discount Coefficient at the time of the QIPO.

•        if the SPAC Transaction Price Per Share equals or exceeds $6.9075, then upon the volume-weighted average price of the Company’s publicly-traded common stock over a period of 20 consecutive trading days commencing after the six month anniversary of the closing of the SPAC transaction exceeding 150% of the SPAC Conversion Price; or if the SPAC Transaction Price Per Share is lower than $6.9075, then upon volume-weighted average price of the Company’s publicly-traded common stock over a period of 20 consecutive trading days commencing after the six month anniversary of the closing of the SPAC transaction and over which the Conversion Stock would be freely tradable exceeding 175% of an amount equal to $6.9075 multiplied by 75%.

Each of the Convertible Notes shall rank equally without preference or priority of any kind over one another, but senior in all rights, privileges and preferences to all other shares of the Company’s capital stock and all other securities of the Company that are convertible into or exercisable for the Company’s capital stock directly or indirectly.

Prior to the maturity date or prior to the payment or conversion of the entire balance of the Convertible Notes, in the event of a liquidation or sale of the Company, the Company shall pay to the holders of Convertible Notes the greater of (i) 150% of the principal balance of the Convertible Notes or (ii) the consideration that the holders would have received had the holders elected to convert the Convertible Notes into preferred stock immediately prior to such liquidation event.

The Convertible Notes do not entitle the holders to any voting rights or other rights as a stockholder of the Company, unless and until the Convertible Notes are actually converted into shares of the Company’s capital stock in accordance with their terms.

The Note Purchase Agreement contains certain customary non-financial covenants. In addition, the Note Purchase Agreement requires the Company to maintain liquidity at quarter end of not less than the greater of (i) $75.0 million and (ii) four times of cash burn for the three-month period then ended.

In connection with the issuance of the Convertible Notes, the Company issued warrants to the holders of Convertible Notes to purchase 5.1 million shares of Company stock at an exercise price of $0.01 per share. The stock issuable upon exercise of the warrants shall be (1) common stock, or (2) in the event that a QIPO has not occurred within five years of the Note Purchase Agreement or in the event of a liquidation or sale of the Company, the most senior series of the Company’s convertible preferred stock (or in the event that the Company is consolidated or merges with one or more other corporations, the stock that the holder of the warrant would have been entitled to receive if holder would have exercised the warrant prior to such event). The warrants are exercisable for 7 years, and will be automatically exercised in the event of a change of control transaction or the expiration of the warrants.

PROTERRA INC
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

5.    Debt (cont.)

The warrants are freestanding financial instruments and classified as liability due to the possibility that they can become exercisable into convertible preferred stock. The warrant liability of $29.0 million is initially measured at fair value on its issuance date and recorded as a debt discount, and will be amortized during the term of the Convertible Notes to interest expense using effective interest method. The warrant liability will be remeasured on a recurring basis at each reporting period date, with the change in fair value reported in other expense (income), net in the statement of operations.

The embedded features are composed of conversion options that have the economic characteristics of a contingent early redemption feature settled in shares of Company stock rather than cash, because the total number of shares of Company stock delivered to settle these embedded features will predominantly have a fixed value. These conversion options are bifurcated and accounted for separately from the host debt instrument. The derivative liability of $68.5 million is initially measured at fair value on its issuance date and recorded as a debt discount and will be amortized during the term of the Convertible Notes to interest expense using effective interest method. The derivative liability will be remeasured on a recurring basis at each reporting period date, with the change in fair value reported in other expense (income), net in the statement of operations.

The issuance costs of $5.1 million was recorded as debt discount and will be amortized during the term of the Convertible Notes to interest expense using effective interest method.

The amortization expense of debt discount and issuance costs was $1.9 million for the nine months ended September 30, 2020.

The Convertible Notes will mature in August 2025 or will be settled by issuing equity stocks, and accordingly are classified as non-current liability on the Company’s balance sheets. As of September 30, 2020, the Convertible Notes, net of debt discount and issuance costs, consisted of the following (in thousands):

Principal	$200,000
PIK interest	1,218
Total principal	201,218
Less debt discount and issuance costs	(100,740)
Total Convertible Notes	$100,478

As of September 30, 2020, the contractual future principal repayments of the total debt were as follows (in thousands):

2022	$10,000
2024	16,836
2025(1)	201,218
Total debt	$228,054

____________

(1)      Including PIK interest added to principal balance through September 30, 2020.

6.    Leases

The Company adopted the new lease accounting standard on January 1, 2020 using the optional transition method, recognizing a cumulative-effect adjustment to the balance sheet and not adjusting comparative information for prior periods. In addition, the Company elected the package of practical expedients permitted under the transition guidance, which allowed the Company not to reassess (1) whether any expired or existing contracts are or contain leases, (2) lease classification for any expired or existing leases, and (3) initial direct costs for any existing leases.

Upon adoption, the Company recorded $13.8 million of operating lease assets and $14.3 million of operating lease liabilities on the balance sheet on January 1, 2020. The difference represents prepaid rent expense and deferred rent for leases existed on the date of adoption, which was an offset to the opening balance of operating lease assets. The adoption has no impact on the Company’s operating expenses and cash flows.

PROTERRA INC
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

6.    Leases (cont.)

As a Lessor

The net investment in leases are as follows:

	December 31, 2019	September 30, 2020
Net investment in leases, current	$343	$392
Net investment in leases, non-current	3,809	5,536
Total net investment in leases	$4,152	$5,928

Interest income from accretion of net investment in lease is not material in 2019, or in the nine months ended September 30, 2020.

In the nine months ended September 30, 2020, the Company assigned one operating lease and two sales-type leases to Mitsui. The Company received a total of $1.4 million in cash, and recorded $0.9 million in product revenue for the assigned operating lease, and an aggregate loss of assignment of $0.5 million for the sales-type leases in the other expense (income), net on the statement of operations.

Future minimum payments receivable from operating and sales-type leases as of September 30, 2020 for each of the next five years are as follows:

	Operating leases	Sales-type leases
Remainder of 2020	$75	$99
2021	726	395
2022	105	643
2023	105	716
2024	105	555
Thereafter	327	4,273
Total minimum lease payments	$1,443	$6,681

As a Lessee

The Company leases its office and manufacturing facilities in Burlingame, California, Greenville, South Carolina, City of Industry, California, and Rochester Hills, Michigan under operating lease agreements with various expiration dates through 2026.

In June 2018, the Company entered into an agreement to sublease its office facilities in Rochester Hills, Michigan from July 2018 to October 2023. The total sublease payments are approximately $2.3 million for the lease term. The sublease income is recorded in the other expense (income), net on the statement of operations.

The Company had no material capital leases as of December 31, 2019.

Future minimum payments for noncancellable operating leases, based on previous lease accounting standard, as of December 31, 2019 were as follows (in thousands):

2020	$3,912
2021	3,619
2022	3,128
2023	2,300
2024	1,648
Thereafter	1,482
Total minimum lease payments	16,089
Less proceeds from sublease rental	(1,853)
Net operating lease obligation	$14,236

PROTERRA INC
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

6.    Leases (cont.)

Maturities of operating lease liabilities were as follows (in thousands):

September 30, 2020
Operating Leases
The remainder of 2020	$964
2021	3,622
2022	3,133
2023	2,300
2024	1,648
Thereafter	1,482
Total undiscounted lease payment	13,149
Less: imputed interest	(1,257)
Total lease liabilities	$11,892

Operating lease expense was $2.5 million and $3.0 million for the nine months ended September 30, 2019 and 2020, respectively.

Short-term and variable lease expenses for the nine months ended September 30, 2020 were not significant.

Supplemental cash flow information related to leases were as follows (in thousands):

Nine Months Ended September 30, 2020
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flows from operating leases	(2,890)

In the nine months ended September 30, 2020, the cash flow from financing leases and right-of-use assets obtained in exchange for lease obligations were not significant.

Operating lease right-of-use assets and liabilities consist of the following (in thousands):

September 30, 2020
Operating leases
Operating lease right-of-use assets	$11,280

Operating lease liabilities, current	$3,197
Operating lease liabilities, non-current	8,695
Total operating lease liabilities	$11,892

The weighted average remaining lease term and discount rate of operating leases are 4.2 years and 4.9%, respectively, as of September 30, 2020.

The Company has no significant finance lease in the nine months ended September 30, 2020.

As of September 30, 2020, the Company had no significant additional operating leases and finance leases that have not yet commenced.

PROTERRA INC
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

7.    Commitments and Contingencies

Purchase Commitments

As of September 30, 2020, the Company had outstanding inventory and other purchase commitments of $199.1 million.

Letters of Credit

As of September 30, 2020, the Company had letters of credit outstanding totaling $0.5 million, which will expire over various dates in 2020 and 2021.

Guarantees

The Company provides guarantees of lease payments for vehicles under the financing transaction discussed in Note 4, in the event the lessee does not make payments to the financing company.

The Company regularly reviews its performance risk under the arrangement, and in the event that it becomes probable that it will be required to perform under a guarantee, the fair value of probable payment will be recorded. No guarantee liability was recorded as of December 31, 2019 and September 30, 2020.

Legal Proceedings

The Company accrues contingent liabilities when it is probable that future expenditures will be made and such expenditures can be reasonably estimated. From time to time in the normal course of business, various claims and litigation have been asserted or commenced. Due to uncertainties inherent in litigation and other claims, the Company can give no assurance that it will prevail in any such matters, which could subject the Company to significant liability or damages. Any claims or litigation could have an adverse effect on the Company’s business, financial position, operating results, or cash flows in or following the period that claims or litigation are resolved.

As of December 31, 2019 and September 30, 2020, the Company was not a party to any legal proceedings that would have a material adverse effect on its business.

8.    Convertible Preferred Stock

The following table summarizes convertible preferred stock authorized and issued and outstanding as of December 31, 2019 and September 30, 2020:

	Shares Authorized	Shares Issued and Outstanding	Net Carrying Value	Aggregate Liquidation Preference
			(in thousands)
Series 1	27,567,694	27,476,120	$79,564	$75,006
Series 2	6,069,073	6,069,073	24,868	24,953
Series 3	7,617,704	7,617,704	36,096	36,475
Series 4	9,159,674	8,682,155	29,901	30,000
Series 5	28,391,526	28,391,526	138,747	142,987
Series 6	14,440,784	14,440,784	79,085	80,000
Series 7	23,749,620	23,749,620	151,770	155,000
Series 8	12,576,907	12,576,907	86,648	86,875
Total	129,572,982	129,003,889	$626,679	$631,296

PROTERRA INC
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

8.    Convertible Preferred Stock (cont.)

The rights, preferences, and privileges of the convertible preferred stock are as follows:

Dividends

The holders of convertible preferred stock are entitled to receive noncumulative dividends equal to 8% of the original issue price per share, when and if declared by the board of directors, prior and in preference to dividends on common stock. The holders of convertible preferred stock are also entitled to participate in dividends on common stock held on an as-if converted basis. No dividends on convertible preferred stock or common stock had been declared by the board of directors as of September 30, 2020.

Conversion Rights

Each share of convertible preferred stock is convertible at the option of the holder into shares of common stock at any time. The conversion rate for convertible preferred stock is equal to the quotient obtained by dividing the applicable original issue price by the applicable conversion price in effect at the time of conversion. The original issue price for the Series 1, 2, 3, 4, 5, 6, 7, and 8 convertible preferred stock is $2.729862, $4.11146, $4.78821, $3.45536, $5.03624, $5.539864, $6.526419, and $6.9075 per share, respectively, as adjusted for stock splits and combinations of shares and for dividends paid on such series of preferred stock in shares of such stock. The conversion price of the Series 1, 2, 3, 4, 5, 6, 7, and 8 convertible preferred stock is $2.729862, $4.01068, $4.58348, $3.45536, $5.03624, $5.539864, $6.526419, and $6.9075 per share, respectively, as adjusted for certain dilutive issuances, splits and combinations.

Each share of convertible preferred stock automatically converts into shares of common stock at the then-effective conversion price upon the Company’s sale of its common stock in a firm commitment underwriting pursuant to a registration statement filed under the Securities Act of 1933, as amended, resulting in at least $50.0 million of gross proceeds to the Company. In addition, all shares of convertible preferred stock (other than the Series 7 preferred stock and Series 8 preferred stock) will automatically convert into shares of common stock upon a vote by the holders of a majority of the outstanding shares of convertible preferred stock voting together as a single class on an as-converted basis; the Series 7 preferred stock may not be converted without the vote or written consent of the holders of at least a majority of the then outstanding shares of Series 7 convertible preferred stock and the Series 8 preferred stock may not be converted without the vote or written consent of the holders of at least a majority of the then outstanding shares of Series 8 convertible preferred stock.

In the event that the initial offering price to the public (prior to any underwriting discount), under the Securities Act of 1933, as amended, at an aggregate public offering price of not less than $50.0 million (IPO), is less than the original issuance price of the Series 8 convertible preferred stock, the conversion price of the Series 8 shall be adjusted to the higher of the IPO price or the original issuance price of the Series 7 convertible preferred stock.

Voting Rights

Holders of convertible preferred stock have voting rights equal to the number of shares of common stock into which their respective convertible preferred shares are then convertible. Holders of convertible preferred stock, as a separate class, voting on an as-converted basis, shall be entitled to elect seven directors of the Company. Holders of the common stock, as a separate class, shall be entitled to elect one director of the Company. The holders of common stock and convertible preferred stock, voting together as a single class on an as-converted basis, shall be entitled to elect the remaining number of directors of the Company.

Liquidation Preferences

In the event of a liquidation or sale of the Company, either voluntary or involuntary, distributions to the stockholders shall be made in the following manner: the holders of Series 8 preferred stock shall be entitled, before holders of other series of preferred stock and before holders of common stock, to an amount per share equal to the greater of (1) the original issue price of Series 8 preferred stock plus any declared but unpaid dividends and (2) the

PROTERRA INC
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

8.    Convertible Preferred Stock (cont.)

amount that would have been payable had all shares of Series 8 preferred stock been converted into common stock immediately prior to such event. After payment to the holders of Series 8 preferred stock, the holders of Series 7 preferred stock shall be entitled, before holders of other series of preferred stock and before holders of common stock, to an amount per share equal to the greater of (1) the original issue price of Series 7 preferred stock plus any declared but unpaid dividends and (2) the amount that would have been payable had all shares of Series 7 preferred stock been converted into common stock immediately prior to such event. After payment to the holders of Series 8 and Series 7 preferred stock, the holders of Series 5 and 6 convertible preferred stock then outstanding shall be entitled, before holders of other series of preferred stock and before holders of common stock, on a pari passu basis, to an amount per share equal to the greater of (1) the applicable original issue price for such series of convertible preferred stock plus any declared but unpaid dividends and (2) the amount that would have been payable had all shares of such series convertible preferred stock been converted into common stock immediately prior to such event. After payment to the holders of Series 8, Series 7, and Series 5 and Series 6 convertible preferred stock, the holders of Series 1, 2, 3, and 4 convertible preferred stock then outstanding shall be entitled, before holders of common stock, on a pari passu basis, to an amount per share equal to the greater of (1) the applicable original issue price for such series of convertible preferred stock plus any declared but unpaid dividends and (2) the amount that would have been payable had all shares of such series convertible preferred stock been converted into common stock immediately prior to such event. After payment of all preferential amounts required to be paid to the holders of convertible preferred stock, the remaining funds and assets available for distribution shall be distributed among the holders of common stock, pro rata based on the number of shares of common stock held.

Redemption

Convertible preferred stock is not redeemable by the Company or at the option of the preferred stockholders.

Convertible Preferred Stock Warrants

Warrants for Series 4 Preferred Stock

In May 2016, in connection with the first amendment to the Hercules Credit Facility, the Company issued warrants to purchase an additional 79,587 shares of Series 4 convertible preferred stock to Hercules at an exercise price of $3.45536 per share, subject to certain adjustments. These warrants expire at the earlier of May 2023 and three years from the Company’s qualified initial public offering.

During 2015, the Company issued warrants to purchase 397,932 shares of Series 4 convertible preferred stock to Hercules at an exercise price of $3.45536 per share, subject to certain adjustments. These warrants expire in the earlier of May 2022 or three years from the Company’s qualified initial public offering.

Warrants for Series 1 Preferred Stock

In each of October 2011 and March 2012, the Company issued warrants to purchase 45,787 shares of Series 1 convertible preferred stock at an exercise price of $2.729862 per share to a bank in connection with a debt arrangement. The warrants expire in October 2021.

As of September 30,2020, a total of 569,093 shares of the Series 1 and Series 4 convertible preferred stock warrants were outstanding.

PROTERRA INC
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

9.    Common Stock

As of December 31, 2019, the Company was authorized to issue 299,572,982 shares of capital stock with a par value of $0.0001 per share. The authorized shares consisted of 170,000,000 shares of common stock and 129,572,982 shares of convertible preferred stock. There were 4,400,247 shares of common stock issued and outstanding as of December 31, 2019.

As of September 30, 2020, the Company was authorized to issue 304,672,982 shares of capital stock with a par value of $0.0001 per share. The authorized shares consisted of 175,100,000 shares of common stock and 129,572,982 shares of convertible preferred stock. There were 5,211,092 shares of common stock issued and outstanding as of September 30, 2020.

The Company had reserved shares of common stock, on an as-if-converted basis, for issuance as follows:

	December 31, 2019	September 30, 2020
Exercise of stock options to purchase common stock	20,401,985	25,278,144
Exercise of warrants to purchase common stock	117,630	5,229,716
Issuances of shares available under stock option plans	2,362,407	2,675,403
Conversion of convertible preferred stock	129,496,639	129,496,639
Conversion of convertible preferred stock warrants	569,093	569,093
Total	152,947,754	163,248,995

Common Stock Warrants

In August 2020, in connection with the issuance of Convertible Notes, the Company issued warrants to purchase 5,112,086 shares of common stock to purchasers of such Convertible Notes. The warrants have an exercise price of $0.01 per share. The stock issuable upon exercise of the warrants shall be (1) common stock, or (2) in the event that a QIPO has not occurred within five years of the Note Purchase Agreement or in the event of a liquidation or sale of the Company, the most senior series of the Company’s preferred stock (or in the event that the Company consolidated or merges with one or more other corporation, the stock that the holder of the warrant would have been entitled to receive if holder would have exercised the warrant prior to such event). The warrants are exercisable for 7 years, and will be automatically exercised in the event of a change of control transaction or the expiration of the warrants. These warrants are classified as liability in the balance sheets. Refer to Note 5 for further details.

10.    Stock Option Plan

During 2020, the board of directors approved an increase in the number of shares of common stock reserved under the 2010 Equity Incentive Plan by 6,000,000 shares to 31,994,478 shares.

The shares available for grant under the Plan were as follows:

Nine Months Ended September 30, 2020
Balance at the beginning of period	$2,362,407
Additional shares authorized	6,000,000
Granted	(7,889,750)
Repurchased	—
Cancelled/forfeited	2,202,746
Balance at the ending of period	$2,675,403

PROTERRA INC
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

10.    Stock Option Plan (cont.)

A summary of the Company’s stock option activity and related information was as follows:

	Options Outstanding
	Number of Stock Options Outstanding	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Life (Years)	Aggregate Intrinsic Value (in thousands)
Balance as of December 31, 2019	20,401,985	$3.05	7.6	$34,723
Granted	4,139,750	4.42
Exercised	(810,845)	1.91
Cancelled/forfeited/expired	(2,202,746)	4.09
Balance as of September 30, 2020*	21,528,144	$3.25	7.1	$26,832
Exercisable as of September 30, 2020	12,941,936	$2.52	5.9	$24,117

____________

*        Excluding the outstanding CEO milestone-based stock options of 750,000 shares and time-based stock options of 3,000,000 shares with exercise price of $10, $15, $20, or $25 per share as described below, of which 375,000 shares were exercisable as of September 30, 2020.

In March 2020, in conjunction with Mr. Allen appointed as the President and Chief Executive Officer, the board of directors approved a grant to Mr. Allen of stock option awards with respect to 5,250,000 shares, comprised of (1) 1,500,000 shares of time-based award with an exercise price of $4.75 per share vesting quarterly over 4 years, (2) 3,000,000 shares of time-based award consists of 4 tranches with an exercise price of $10, $15, $20 and $25 per share, respectively, and vesting quarterly over 4 years, and (3) 750,000 shares of milestone-based award with exercise price of $4.75 per share will vest entirely and become exercisable on the first trading day following the expiration of the lockup period of the Company’s initial public offering or the consummation of a change in control of the Company.

The stock-based compensation expense for milestone-based awards will be recognized upon the performance milestone becomes probable of achievement. The unrecognized stock-based compensation expense was $2.1 million, and no expense related to this award was recognized as the performance milestone was considered not probable of achievement until it occurs.

The weighted average fair value of stock options granted, excluding the 750,000 shares of CEO milestone-based awards and 3,000,000 shares of time-based awards with exercise price of $10, $15, $20 or $25 per share, was $2.94 per share. Aggregate intrinsic value represents the difference between the estimated fair value of the underlying common stock and the exercise price of outstanding, in-the-money stock options. The total intrinsic value of stock options exercised was $2.1 million for the nine months ended September 30, 2020. The total estimated grant date fair value of stock options vested was $7.3 million for the nine months ended September 30, 2020. As of September 30, 2020, the total unrecognized stock-based compensation expense related to outstanding stock options was $29.7 million, which is expected to be recognized over a weighted-average period of 2.9 years.

Determining Fair Value of Stock Options

The fair value of stock options granted is estimated on the date of grant using the following assumptions:

	Nine Months Ended September 30,
	2019	2020
Expected term (in years)	6.1	6.0
Risk-free interest rate	1.8%	0.5%
Expected volatility	65.4%	73.1%
Expected dividend rate	—	—

PROTERRA INC
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

10.    Stock Option Plan (cont.)

Stock-based Compensation Expense

Stock-based compensation expense included in operating results was as follows (in thousands):

	Nine Months Ended September 30,
	2019	2020
Cost of goods sold	$580	$688
Research and development	1,044	1,183
Selling, general and administrative	4,560	5,680
Total stock-based compensation expense	$6,184	$7,551

11.    Net Loss Per Share

Basic net loss per share is computed by dividing the net loss by the weighted-average number of shares of common stock outstanding during the period, less the weighted-average unvested common stock subject to repurchase or forfeiture as they are not deemed to be issued for accounting purposes. Diluted net loss per share is computed by giving effect to all potential shares of common stock, including convertible preferred stock, stock options, and warrants, to the extent they are dilutive.

The computation of the Company’s basic and diluted net loss per share of common stock under the two-class method attributable to common stockholders was as follows (in thousands, except for per share data):

	Nine Months Ended September 30,
	2019	2020
Numerator:
Net loss	$(66,747)	$(94,384)

Denominator:
Weighted-average shares used in computing net loss per share of common stock, basic and diluted	3,952	4,637
Net loss per share of common stock, basic and diluted	$(16.89)	$(20.35)

The Company applied the two-class method to calculate its basic and diluted net loss per share of common stock, as its convertible preferred stock are participating securities. The two-class method is an earnings allocation formula that treats a participating security as having rights to earnings that otherwise would have been available to common stock holders. However, the two-class method does not impact the net loss per share of common stock as the Company was in a loss position for each of the periods presented and holders of convertible preferred stock do not have to participate in losses.

Since the Company was in a loss position for each of the periods presented, diluted net loss per share is the same as basic net loss per share for each period as the inclusion of all potential common stock shares outstanding would have been anti-dilutive. The potentially dilutive securities that were excluded from the diluted per share calculation because they would have been anti-dilutive were as follows:

	Nine Months Ended September 30,
	2019	2020
Convertible preferred stock(1)	127,777,494	129,496,639
Warrants to purchase convertible preferred stock	569,093	569,093
Stock options to purchase common stock	19,920,673	25,278,144
Warrants to purchase common stock	117,630	5,229,716
Common stock subject to repurchase	2,075	—
	148,386,965	160,573,592

____________

(1)      Represents the shares of common stock that the convertible preferred stock is convertible into.

PROTERRA INC
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

12.    401(k) Plan

The Company sponsors a 401(k) defined contribution plan covering all eligible employees and provides matching contribution for the first 4% of their salaries. The Company incurred $1.2 million and $1.4 million in the nine months ended September 30, 2019 and 2020, respectively.

13.    Subsequent Events

a.      In December 2020, the board of directors approved and adopted an amendment to 2010 Equity Incentive Plan to clarify that a transaction will not constitute a Change in Control if the shares of the Company’s capital stock outstanding immediately prior to such transaction represent, or are converted into or exchanged for equity securities that represent, immediately following such transaction, at least a majority of the total voting power of the equity securities of the person acquiring control of the Company. As a result of this amendment, the board of directors also approved a modification of the CEO’s milestone-based stock options of 750,000 shares to add a vesting condition that this award shall vest in full and became exercisable upon the consummation of a merger, acquisition, or other business combination involving a Special Purpose Acquisition Company that does not constitute a change in control of the Company, in addition to vest upon the first trading day following the expiration of the lockup period of the Company’s initial public offering or the consummation of a change in control of the Company, as such grant would vest under the original Change in Control clause under the 2010 Equity Incentive Plan. The stock-based compensation expense for the awards with performance conditions will be recognized when the achievement of the performance milestone becomes probable. The estimated unrecognized compensation expense associated with this award was $2.8 million.

b.      On January 11, 2021, the Company entered into an Agreement and Plan of Merger (Merger Agreement) with ArcLight Clean Transition Corp., a publicly traded special purpose acquisition company (SPAC) and Cayman Islands exempted company (ArcLight), Phoenix Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of ArcLight (Phoenix Merger Sub).

         At the closing, ArcLight will become a Delaware corporation, and Phoenix Merger Sub will merge with and into Proterra, with Proterra as the surviving company and continuing as a wholly-owned subsidiary of ArcLight. ArcLight’s name will be changed to Proterra Inc (“New Proterra”).

Upon closing of the merger,

•        Proterra’s outstanding convertible preferred stock of 129,003,889 shares will convert into 129,496,639 shares of common stock. Each share of Proterra common stock (including shares issuable upon conversion of Proterra convertible preferred stock) will be converted into the right to receive 0.8925 shares of New Proterra Common Stock, as a result of applying the exchange ratio;

•        each Proterra option will be converted into an option to purchase shares of New Proterra common stock by multiplying the number of underlying shares by the exchange ratio, rounded down to the nearest whole share; the exercise price of each converted option will be determined by dividing the per share exercise price of the respective Proterra options by the exchange ratio, rounded up to the nearest whole cent;

•        each Proterra warrant to purchase common stock and convertible preferred stock will be converted into a warrant to purchase shares of New Proterra Common Stock by multiplying the number of underlying shares by the exchange ratio, rounded down to the nearest whole share; the exercise price of each converted warrant will be determined by dividing the per share exercise price of the respective Proterra warrant by the exchange ratio, rounded up to the nearest whole cent;

•        each outstanding Convertible Note that was not optionally converted immediately prior to the consummation of the merger will remain outstanding and become convertible into shares of New Proterra common stock in accordance with the terms of such Convertible Notes.

PROTERRA INC
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

13.    Subsequent Events (cont.)

In the event that the closing sale price of New Proterra common stock exceeds certain price thresholds for 20 out of any 30 consecutive trading days or in any transaction resulting in a change in control with a valuation of the New Proterra common stock exceeds certain price thresholds during the first five years following the closing of the merger, up to an additional 22,809,500 shares of New Proterra common stock may be issued to holders of Proterra convertible preferred stock, common stock, warrants, vested options and Convertible Notes as of immediately prior to the closing of the merger.

In connection with the merger, ArcLight entered into subscription agreements with certain investors (PIPE Investors) to purchase an aggregate of 41.5 million shares of New Proterra common stock, immediately following the closing of merger, at a purchase price of $10.00 per share, for aggregate gross proceeds of $415.0 million (PIPE Financing) .

In connection with the execution of the Merger Agreement, ArcLight entered into the Sponsor Letter Agreement with ArcLight Sponsor that 10% of the Sponsor’s ArcLight common stock exchanged upon consummation of the merger from its outstanding shares of ArcLight class B ordinary shares, excluding 140,000 shares owned by ArcLight board of directors, will be subject to vesting and forfeiture.

ArcLight public shareholders have rights to redeem their shares for cash upon the closing of the merger. The Merger Agreement includes as a condition to close the merger that, at the closing of the merger, ArcLight will have a minimum of $350.0 million of funds, net of any unpaid liabilities.

We have evaluated subsequent events through February 2, 2021.

Report of Independent Registered Public Accounting Firm

To the Stockholders and Board of Directors
Proterra Inc:

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Proterra Inc (the Company) as of December 31, 2019 and 2018, the related statements of operations, stockholders’ equity, and cash flows for each of the years then ended, and the related notes (collectively, the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2019 and 2018, and the results of its operations and its cash flows for each of the years then ended, in conformity with U.S. generally accepted accounting principles.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ KPMG LLP

We have served as the Company’s auditor since 2012.

Santa Clara, California
August 17, 2020

Proterra Inc
Balance Sheets
(in thousands, except share data)

	December 31,
	2018	2019
Assets:
Cash and cash equivalents	$92,845	$40,240
Accounts receivable, net	35,495	44,500
Short-term investments	18,175	39,877
Inventory	79,317	94,042
Prepaid expenses and other current assets	7,770	6,684
Deferred cost of goods sold	5,447	1,240
Restricted cash, current	6,760	5,970
Total current assets	245,809	232,553
Property, plant, and equipment, net	49,477	47,515
Restricted cash, non-current	3,369	7,439
Other assets	1,620	6,366
Total assets	$300,275	$293,873
Liabilities and Stockholders’ Equity
Accounts payable	$31,136	$37,865
Accrued liabilities	19,817	14,635
Deferred revenue, current	11,233	10,358
Debt, current	10,853	—
Total current liabilities	73,039	62,858
Debt, non-current	18,694	24,574
Deferred revenue, non-current	7,257	8,264
Other long-term liabilities	9,805	11,198
Total liabilities	108,795	106,894
Commitments and contingencies (Note 6)
Stockholders’ equity:
Convertible preferred stock, $0.0001 par value; 116,996,075 shares authorized and 116,426,982 shares issued and outstanding as of December 31, 2018; 129,572,982 shares authorized and 129,003,889 shares issued and outstanding as of December 31, 2019; liquidation preference $544.4 million as of December 31, 2018, and $631.3 million as of December 31, 2019	11	13
Common stock, $0.0001 par value; 150,000,000 shares authorized and 3,499,988 shares issued and outstanding as of December 31, 2018, actual; 170,000,000 shares authorized and 4,400,247 shares issued and outstanding as of December 31, 2019	—	—
Additional paid-in capital	571,129	668,178
Accumulated deficit	(379,660)	(481,212)
Total stockholders’ equity	191,480	186,979
Total liabilities and stockholders’ equity	$300,275	$293,873

See accompanying notes to financial statements.

Proterra Inc
Statements of Operations
(in thousands, except per share data)

	Year Ended December 31,
	2018	2019
Product revenue	$119,314	$172,295
Parts and other service revenue	3,896	8,989
Total revenue	123,210	181,284
Product cost of goods sold	130,660	173,428
Parts and other service cost of goods sold	3,767	9,467
Total cost of goods sold	134,427	182,895
Gross loss	(11,217)	(1,611)
Research and development	31,504	35,477
Selling, general and administrative	46,343	56,132
Asset impairment charge	—	6,440
Total operating expenses	77,847	98,049
Loss from operations	(89,064)	(99,660)
Interest expense, net	3,476	2,704
Other expense (income), net	(918)	(812)
Loss before income taxes	(91,622)	(101,552)
Provision for income taxes	—	—
Net loss	$(91,622)	$(101,552)
Net loss per share of common stock, basic and diluted	$(32.36)	$(25.06)
Shares used in computing net loss per share of common Stock, basic and diluted	2,831	4,052

See accompanying notes to financial statements.

Proterra Inc
Statements of Stockholders’ Equity
(in thousands)

	Convertible Preferred Stock		Common Stock		Additional Paid in Capital	Accumulated Deficit	Total
	Shares	Amount	Shares	Amount
Balance, December 31, 2017	88,165	$9	2,282	$—	$386,541	$(288,038)	$98,512
Adoption of accounting standards	—	—	—	—	587	—	587
Issuance of stock, net of costs	28,262	2	1,218	—	178,625	—	178,627
Stock-based compensation	—	—	—	—	5,376	—	5,376
Net loss	—	—	—	—	—	(91,622)	(91,622)
Balance, December 31, 2018	116,427	$11	3,500	$—	$571,129	$(379,660)	$191,480
Issuance of stock, net of costs	12,577	2	900	—	88,388		88,390
Issuance of warrants	—	—	—	—	141	—	141
Stock-based compensation	—	—	—	—	8,520	—	8,520
Net loss	—	—	—	—		(101,552)	(101,552)
Balance, December 31, 2019	129,004	$13	4,400	$—	$668,178	$(481,212)	$186,979

See accompanying notes to financial statements.

Proterra Inc
Statements of Cash Flows
(in thousands)

	Year Ended December 31,
	2018	2019
Cash flows from operating activities:
Net loss	$(91,622)	$(101,552)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	9,254	12,643
Loss on disposal of fixed assets	793	527
Asset impairment charge	—	6,440
Stock-based compensation	5,376	8,520
Amortization of debt discount and issuance costs	247	306
Accretion of debt end of term charge	1,196	604
Others	(335)	(284)
Changes in operating assets and liabilities:
Accounts receivable	(23,196)	(9,005)
Inventory	(23,642)	(15,692)
Prepaid expenses and other current assets	(5,002)	563
Deferred cost of goods sold	(3,356)	4,207
Other assets	(718)	(4,746)
Accounts payable and accrued liabilities	12,545	(1,025)
Deferred revenue, current and non-current	11,780	132
Other non-current liabilities	3,001	1,068
Net cash used in operating activities	(103,679)	(97,294)
Cash flows from investing activities:
Purchase of investments	(34,152)	(71,817)
Proceeds from maturities of investments	16,200	50,400
Purchase of property and equipment	(16,698)	(13,810)
Net cash used in investing activities	(34,650)	(35,227)
Cash flows from financing activities:
Proceeds from debt, net of issuance costs	—	21,362
Repayment of debt and prepayment penalty	—	(26,708)
Repayment of finance obligation	(452)	(452)
Proceeds from government grants	1,507	522
Proceeds from exercise of stock options	1,916	1,726
Proceeds from issuance of stock, net of issuance costs	173,659	86,746
Net cash provided by financing activities	176,630	83,196
Net increase (decrease) in cash and cash equivalents, and restricted cash	38,301	(49,325)
Cash and cash equivalents, and restricted cash at the beginning of period	64,673	102,974
Cash and cash equivalents, and restricted cash at the end of period	$102,974	$53,649
Supplemental disclosures of cash flow information:
Cash paid for interest	$2,648	$4,881
Cash paid for income taxes	—	—
Non-cash investing and financing activity:
Issuance of warrants in connection with debt borrowing	—	141
Assets acquired through accounts payable and accrued liabilities	1,146	4,017
Non-cash transfer of vehicles from inventory to internal use	—	967

See accompanying notes to financial statements.

Proterra Inc
NOTES TO FINANCIAL STATEMENTS

1.     Summary of Significant Accounting Policies

Organization and Description of Business

Proterra Inc (“Proterra” or the “Company”) designs, manufactures, and sells electric transit buses, proprietary electric powertrains for global commercial vehicle manufacturers, and high-power charging systems. The Company was originally formed in June 2004 as a Colorado limited liability company. The Company was converted to a Delaware corporation in February 2010. The Company operates from its headquarters and battery production facility in Burlingame, California. The Company also has manufacturing and product development facilities in Greenville, South Carolina and City of Industry, California.

The Company has incurred net losses and negative cash flows from operations since inception. As of December 31, 2019, the Company has an accumulated deficit of $481.2 million. The Company has $80.1 million of cash and cash equivalents and short-term investments as of December 31, 2019. The Company has funded operations primarily through a combination of equity and debt financing. In August 2020, the Company raised an additional $150.0 million in cash through convertible promissory note financing as disclosed in Note 13, Subsequent Events. Management believes that the Company’s currently available resources will be sufficient to fund its cash requirements for at least the next twelve months. However, there can be no assurance that future financings will be successfully completed or completed on terms acceptable to the Company. These financial statements do not include any adjustments that may result from the outcome of this uncertainty.

Basis of Presentation

The Company prepared the financial statements in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”).

Segments

The Company operates in the United States and started to expand its business to the European Union in 2018 and Canada in 2019. The revenue generated outside of the United States is not material in 2018 and is less than 8% of total revenue in 2019.

The Company’s chief operating decision maker is its Chief Executive Officer (CEO), who reviews financial information presented at the entity level. Accordingly, the Company has determined that it has a single reportable segment.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires the use of estimates and judgments that affect the reported amounts in the financial statements and accompanying notes. U.S. GAAP requires the Company to make estimates and judgments in several areas including, but not limited to, those related to revenue recognition, collectability of accounts receivable, valuation of inventories, warranty liability, contingent liabilities, stock-based compensation expense, useful lives of property, plant, and equipment, recoverability of assets, residual value of leased assets, and the valuation of deferred tax assets. These estimates are based on historical facts and various other assumptions that the Company believes are reasonable. Actual results could differ materially from those estimates.

Foreign Currency Transactions

The U.S. dollar is the Company’s functional currency. Monetary assets and liabilities denominated in currencies other than the U.S. dollar are remeasured to the U.S. dollar at period end, and transaction gains and losses are recorded in other expense (income), net in the statements of operations. Net gains or losses resulting from foreign exchange transactions were not material for the years ended December 31, 2018 and 2019.

Proterra Inc
NOTES TO FINANCIAL STATEMENTS

1.     Summary of Significant Accounting Policies (cont.)

Cash and Cash Equivalents

The Company considers all highly liquid investments purchased with original maturities of three months or less to be cash equivalents.

Accounts Receivable and Allowance for Doubtful Accounts

Accounts receivable are recorded at the invoiced amount and do not bear interest. The Company determines the allowance for doubtful accounts by identifying amounts for specific customer issues as well as amounts based on overall estimated exposure. The allowance for doubtful accounts was not material as of December 31, 2018 and 2019.

Short-Term Investments

The Company’s primary objectives for investment activities are to preserve principal, provide liquidity, and maximize income without significantly increasing risk. The Company classifies its short-term investments as available-for-sale at the time of purchase because it is intended that these investments are available for current operations. Investments with maturities of one year or less from the balance sheet date are classified as short-term investments.

Investments are reported at fair value and are subject to periodic impairment review. Unrealized gains and losses related to changes in the fair value of these securities are recognized in accumulated other comprehensive loss, unless they are determined to be other-than-temporary impairments. The ultimate value realized on these securities is subject to market price volatility until they are sold. Realized gains or losses from short-term investments are recorded in other expense (income), net.

Restricted Cash

The Company maintains certain cash amounts restricted as to withdrawal or use. The restricted cash is primarily collateral for performance bonds issued to certain customers. The collateral is provided in the form of a cash deposit to either support the bond directly or to collateralize a letter of credit that supports the performance bonds. As of December 31, 2018 and 2019, restricted cash was $10.1 million and $13.4 million, respectively.

Credit Risk and Concentration

Financial instruments owned by the Company that are potentially subject to concentrations of credit risk consist primarily of cash, cash equivalents, restricted cash, short-term investments, and accounts receivable. Cash and cash equivalents and short-term investments are maintained primarily at two financial institutions in 2018 and three financial institutions in 2019, and deposits exceed federally insured limits. Risks associated with cash and cash equivalents, and short-term investments are mitigated by banking with creditworthy financial institutions. The Company has not experienced any losses on its deposits of cash and cash equivalents or its short-term investments.

Cash equivalents consist of short-term money market funds, corporate debt securities, and debt securities issued by the U.S. Treasury, which are deposited with reputable financial institutions. The Company’s cash management and investment policy limits investment instruments to investment-grade securities with the objective to preserve capital and to maintain liquidity until the funds can be used in business operations.

Accounts receivable are typically unsecured and are generally derived from revenue earned from transit agencies and airports in North America and global commercial vehicle manufacturers in European Union. The Company periodically evaluates the collectability of its accounts receivable and provides an allowance for potential credit losses as necessary.

Proterra Inc
NOTES TO FINANCIAL STATEMENTS

1.     Summary of Significant Accounting Policies (cont.)

Given the large order value for customers and the relatively low number of customers, revenue and accounts receivable were typically concentrated with a limited number of customers. Customers which represented greater than 10% of total revenue or 10% of total accounts receivable were as follows:

	Revenue		Accounts Receivable
	Year Ended December 31,		December 31,
Customer	2018	2019	2018	2019
A	15%	*	*	*
B	12%	*	*	*
C	12%	*	*	*
D	*	*	19%	*
E	*	*	15%	*
F	*	*	*	17%
G	*	*	*	13%
H	*	*	*	11%
I	*	*	*	11%

____________

*        Represents less than 10%.

Single source suppliers provide the Company with a number of components that are required for manufacturing our current products. In other instances, although there may be multiple suppliers available, many of the components are purchased from a single source. If these single source suppliers fail to meet the Company’s requirements on a timely basis at competitive prices, the Company could suffer manufacturing delays, a possible loss of revenue, or incur higher cost of sales, any of which could adversely impact the Company’s operating results.

Fair Value of Financial Instruments

The carrying value of the Company’s financial instruments, including cash and cash equivalents, accounts receivable, short-term investments, accounts payable, and accrued and other current liabilities, approximates fair value due to the short period of time to maturity, receipt, or payment. The carrying amount of the Company’s debt approximates its fair value as the stated interest rates approximate market rates currently available to the Company.

Inventories

Inventories are recorded at the lower of cost and net realizable value using the first-in, first-out method. Inventory costs consist primarily of the cost of materials, manufacturing support costs, including labor and factory overhead associated with such production, and shipping costs. The costs of vehicles or charger equipment or prototype products delivered to customers that have not yet met revenue recognition criteria are also included in inventories. The Company assesses the valuation of inventory and periodically records a provision to adjust inventory to its estimated net realizable value, including when the Company determines inventory to be in excess of anticipated demand or obsolete. Once inventory has been written-off or written-down, it creates a new cost basis for the inventory that is not subsequently written-up.

Deferred Cost of Goods Sold

Deferred cost of goods sold primarily includes incurred costs for charging system installations that have not met revenue recognition criteria.

Proterra Inc
NOTES TO FINANCIAL STATEMENTS

1.     Summary of Significant Accounting Policies (cont.)

Property, Plant, and Equipment

Property, plant, and equipment, including leasehold improvements, are stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the respective assets, as follows:

Property, Plant, and Equipment	Estimated Useful Life
Computer hardware	3 years
Computer software	3 to 5 years
Internally used vehicles and charging systems	over the shorter of their estimated useful lives or 5 years
Machinery and equipment	5 to 12 years
Office furniture and equipment	5 years
Tooling	5 years
Leasehold improvements	over the shorter of their estimated useful lives or the terms of the related leases
Leased batteries	over the shorter of the terms of the related leases or 12 years
Leased vehicles and charging systems	over the shorter of the terms of the related leases or 5 years

In the fourth quarter of 2019, the Company completed a review of the estimated useful lives of vehicles and charging equipment used for demonstration purposes. Based on this review, the Company revised the estimated useful lives of demo vehicles from 12 years to 5 years effective on November 1, 2019, after considering the condition of assets and the Company’s long-term strategy for operating such assets. The Company believes this change in estimate is appropriate, as it is based on actual experience and the expectations for the ongoing productive use of these assets. The impact to depreciation expense caused by this change in estimate is not material to selling, general and administrative expense on the statements of operations in 2019 or future periods.

In 2018, the Company completed a review of the estimated useful lives of property, plant and equipment in connection with completing the implementation of the ERP system. Based on this review, the Company revised the estimated useful lives of machinery and equipment assets from 5 years to 12 years effective on January 1, 2018 after considering (1) the condition of assets, (2) the Company’s long-term strategy for operating such assets, (3) the useful lives assigned to such assets at other publicly-held companies in similar industries, (4) the expected useful lives from the vendor, and (5) historical experience on use of such assets. The Company believes this change in estimate is appropriate, as it is based on actual experience and the expectations for the ongoing productive use of these assets.

The change in estimated useful life was made to assets with a cost and net book value of approximately $8.2 million and $6.5 million as of December 31, 2017, respectively. The impact to depreciation expense caused by this change in estimate is not material to costs of goods sold or research and development expense on the statements of operations in 2018.

For machinery and equipment assets, if their estimated useful life is less than 12 years, the depreciation expense will be recorded over the shorter period.

Upon the retirement or sale of property, plant, and equipment, the cost and associated accumulated depreciation are removed from the balance sheets, and the resulting gain or loss is reflected on the statements of operations. Maintenance and repair expenditures are expensed as incurred while major improvements that increase the functionality, output, or expected life of an asset are capitalized and depreciated ratably over the identified useful life.

Impairment of Long-Lived Assets

The Company evaluates the recoverability of property, plant, and equipment for possible impairment whenever events or circumstances indicate that the carrying amount of such assets may not be recoverable. Recoverability of

Proterra Inc
NOTES TO FINANCIAL STATEMENTS

1.     Summary of Significant Accounting Policies (cont.)

these assets is measured by a comparison of the carrying amounts to the future undiscounted cash flows the assets are expected to generate. If such review indicates that the carrying amount of property, plant, and equipment is not recoverable, the carrying amount of such assets is reduced to fair value.

In addition to the recoverability assessment, the Company periodically reviews the remaining estimated useful lives of property, plant, and equipment. If the estimated useful life assumption for any asset is reduced, the remaining net book value is depreciated over the revised estimated useful life.

The Company reviews long-lived assets for impairment at the lowest level for which separate cash flows can be identified. During the fourth quarter of 2019, due to the introduction of new products and related technology advancements, the Company determined that an impairment analysis of certain assets leased to customers was required to be performed. The estimated undiscounted future cash flows generated by these assets were less than their carrying amounts. The carrying amounts of the assets were reduced to fair value, which resulted in an impairment charge of $6.4 million recorded in the statements of operations in 2019.

No impairment charge was recognized in 2018.

Deferred Revenue

Deferred revenue consists of billings or payments received in advance of revenue recognition that are recognized as revenue once the revenue recognition criteria are met. Generally, the Company does not prebill customers before delivery. In some instances, progress billings are issued upon meeting certain milestones stated in the contracts. Accordingly, the deferred revenue balance does not represent the total contract value of noncancellable arrangements. Invoices are typically due within 30 to 40 days.

Deferred revenue was $18.5 million and $18.6 million as of December 31, 2018 and 2019, respectively. The changes in deferred revenue during 2019 consisted of the following (in thousands):

Year Ended December 31, 2019
Balance as of December 31, 2018	$18,490
Deferred revenue added during the period	9,456
Revenue recognized from beginning balance during the period	(9,325)
Balance as of December 31, 2019	$18,621

The current portion of deferred revenue represents the amount that is expected to be recognized as revenue within one year from the balance sheet date.

Revenue Recognition

The Company derives revenue primarily from the sale of vehicles and charging equipment, the installation of charging equipment, the sale of batteries and powertrain components to other vehicle manufacturers, as well as the sale of spare parts and other services provided to customers. Product revenue consists of revenue earned from the sale of vehicles and charging equipment, batteries and powertrain components to other vehicle manufacturers, as well as installation of charging equipment. Product revenue also includes revenue from leasing vehicles, charging equipment, and batteries under operating leases. Leasing revenue recognized over time was approximately $3.0 million in 2018 and $3.8 million in 2019. Parts and other service revenue includes sales of spare parts, revenue earned from the development of electric vehicle powertrain components, the design and development of battery systems and drive systems for other vehicle manufacturers, and extended warranties.

ASU 2014-09, Revenue - Revenue from Contracts with Customers.    On January 1, 2017, the Company early adopted ASC 606, Revenue from Contracts with Customers and all the related amendments using the modified

Proterra Inc
NOTES TO FINANCIAL STATEMENTS

1.     Summary of Significant Accounting Policies (cont.)

retrospective method. As a policy election, the new revenue standard was applied only to contracts that were not substantially completed as of the date of adoption. The Company recognized the cumulative effect of initially applying the new revenue standard as an adjustment to the opening balance of accumulated deficit.

Goods and services that are promised in the Company’s contracts include the sale of vehicles, charging equipment, batteries and powertrain components to other vehicle manufacturers, installation of charging equipment, spare parts, and extended warranty. The Company assesses the products and services promised in its contracts with customers at contract inception, and identifies performance obligations for each promise to transfer to the customer a product or service that is distinct. If a product or service is separately identifiable from other items in the bundled arrangement and a customer can benefit from the product or service on its own or with other resources that are readily available to the customer, then such product or service is considered distinct. Customer contracts typically have multiple performance obligations. Generally, the Company’s goods and services are considered separate performance obligations. While plug-in chargers represent a single performance obligation, the Company’s performance obligation related to the sale of overhead charging systems and the Proterra Power Control System (“PCS”), includes related installation services as both the charging equipment and installation represent inputs of a combined integrated output which benefits the customer. Development services are typically sold on a stand-alone basis and are not bundled with other goods or services.

The transaction price of the contract is allocated to each performance obligation in a manner depicting the amount of consideration to which the Company expects to be entitled in exchange for transferring the goods or services to the customer (the “allocation objective”). If the allocation objective is met at contractual prices, no further allocations are made. Otherwise, the Company allocates the transaction price to each performance obligation identified in the contract on a relative standalone selling price basis.

To determine the standalone selling price of its promised products or services, the Company conducts an analysis to determine whether its products or services have an observable standalone selling price. In determining the observable standalone selling price, the Company requires that a substantial majority of the standalone selling prices for a product or service fall within a reasonably narrow range. If the Company does not have a directly observable standalone selling price for a particular product or service, then the Company estimates a standalone selling price by using the estimated cost plus margin or by reviewing external and internal market factors including, but not limited to, pricing practices including historical discounting, major service groups, and the geographies in which the Company offers its products and services.

The Company recognizes revenue when or as it satisfies a performance obligation by transferring control of a product or service to a customer.

Revenue from product sales is recognized when control of the underlying performance obligations is transferred to the customer. For vehicle sales, revenue is recognized upon acceptance by the customer. Revenue from sales and installation of overhead charging systems and PCS chargers is typically recognized upon acceptance by the customer. Under certain contract arrangements, the control of the performance obligations related to the overhead charging systems and PCS chargers is transferred over time, and the associated revenue is recognized over the installation period using an input measure based on costs incurred to date relative to total estimated costs to completion. Revenue from plug-in chargers is recognized upon delivery to the customer. The installation service for plug-in chargers meets the definition of a performance obligation and the associated revenue is recognized over the installation period using an input measure based on costs incurred to date relative to total estimated costs to completion. For spare parts sales, revenue is recognized upon shipment. Revenue from extended warranty is recognized over the life of the extended warranty using the time elapsed method. Development service contracts typically include the delivery of prototype products to customers. The performance obligation associated with the development of prototype products as well as batteries and powertrain components to other vehicle manufacturers, is satisfied at a point in time, generally upon delivery.

Proterra Inc
NOTES TO FINANCIAL STATEMENTS

1.     Summary of Significant Accounting Policies (cont.)

Revenue derived from performance obligations satisfied over time from overhead charging systems and plug-in charger installations and extended warranties are not material in 2018. In 2019, revenue derived from performance obligations satisfied over time from overhead charging systems installation was $7.2 million.

Typically, the Company does not recognize contract assets, as rights to consideration in exchange for goods or services that have transferred to a customer are not conditional on something other than the passage of time. In certain cases, there is a condition that requires a contract asset to be recognized. As of December 31, 2018 and 2019, the contract assets balance was $2.6 million and $0.6 million, respectively. The contract assets are expected to be billed within the next twelve months and recorded in the prepaid expenses and other current assets on the Company’s balance sheets.

As of December 31, 2019, the amount of remaining performance obligations that has not been recognized as revenue was $278.0 million, of which 73% was expected to be recognized as revenue over the next twelve months and the remainder thereafter. This amount excludes the value of remaining performance obligations for contracts with an original expected length of one year or less.

Lease Arrangements

The Company offers customers leasing alternatives outside of the standard sales contracts for vehicles, charging equipment and batteries used in the vehicles. The leasing arrangements are typically bundled together with the sales contracts. The Company assessed the nature of the bundled arrangements under the revenue accounting standard. For arrangements that contain a lease, the Company determines the classification of the lease in accordance with Topic 840, Leases. A lease arrangement that transfers substantially all of the benefits and risks incident to ownership of the products is classified as a sales-type lease based on the criteria established by the accounting standard; otherwise the lease is classified as an operating lease.

For sales-type lease, the product revenue is recognized upon customer acceptance of underlying leased assets. The current portion of net investment in sales-type leases is recorded in Accounts Receivable, and the non-current portion is recorded in Other Assets on the Company’s balance sheets. The discounted unguaranteed residual value of underlying leased assets is not material to the net investment in lease balance.

For operating leases, the leasing revenue is recognized on a straight-line basis over the lease term, which is commenced upon customer acceptance.

The Company monitors the performance of the customers to which it has leased batteries which are subject to ongoing payments. No allowance was recorded for the receivables under the leasing arrangements.

Interest income from accretion of net investment in lease is not material in 2018 and 2019.

The net investment in leases are as follows:

	December 31,
	2018	2019
Net investment in leases, current	$104	$343
Net investment in leases, non-current	522	3,809
Total net investment in leases	$626	$4,152

Proterra Inc
NOTES TO FINANCIAL STATEMENTS

1.     Summary of Significant Accounting Policies (cont.)

Future minimum payments receivable from operating and sales-type leases as of December 31, 2019 for each of the next five years are as follows:

	Operating leases	Sales-type leases
2020	$307	$803
2021	827	827
2022	206	873
2023	205	774
2024	163	598
Thereafter	807	2,890
Total minimum lease payments	$2,515	$6,765

Cost of Goods Sold

Cost of goods sold includes direct material and labor costs, manufacturing overhead including depreciation expense, freight costs, and reserves for estimated warranty expenses. Cost of goods sold also includes charges to write-down the carrying value of inventory when it exceeds its estimated net realizable value and to provide for on-hand inventory that is either obsolete or in excess of forecasted demand. Costs of development services are expensed as incurred. Costs of development services incurred in periods prior to the finalization of an agreement are recorded as research and development expense. Once an agreement is finalized, these costs are recorded in cost of goods sold.

Sales and Other Taxes

Taxes assessed by various government entities, such as sales, use, and value added taxes, collected at the time of sale are excluded from revenue.

Shipping Costs

Amounts billed to customers related to shipping and handling are classified as revenue, and the related shipping and handling costs are included in cost of goods sold.

Research and Development Costs

Research and development costs are expensed as incurred. Research and development expense consists primarily of payroll and benefits of those employees engaged in research, design, and development activities, costs related to prototype parts and design tools, license expenses related to intellectual property, supplies and services, depreciation, and other occupancy costs.

Advertising Expenses

Advertising costs are expensed as incurred. Advertising expenses were $0.8 million and $0.9 million in 2018 and 2019, respectively.

Proterra Inc
NOTES TO FINANCIAL STATEMENTS

1.     Summary of Significant Accounting Policies (cont.)

Product Warranties

The Company provides a limited warranty to customers on vehicles, charging systems, and battery systems. The limited warranty ranges from one to twelve years depending on the components. Separately, the Company also periodically performs field service actions related to product service campaigns. Pursuant to these warranties and field service actions, the Company will repair, replace, or adjust the parts on the products that are defective in factory-supplied materials or workmanship. The Company records a warranty reserve for the products sold at the point of revenue recognition, which includes the best estimate of the projected costs to repair or replace items under the limited warranty and field service actions. These estimates are based on actual claims incurred to date and an estimate of the nature, frequency and costs of future claims. These estimates are inherently uncertain given the relatively short history of sales. Changes to the historical or projected warranty experience may cause material changes to the warranty reserve in the future. The warranty reserve does not include projected warranty costs associated with the vehicles under operating leases, as the costs to repair these warranty claims are expensed as incurred. The portion of the warranty reserve expected to be incurred within the next 12 months is included within accrued liabilities while the remaining balance is included within other long-term liabilities on the balance sheets.

Warranty expense is recorded as a component of cost of goods sold. Accrued warranty activity consisted of the following (in thousands):

	Year Ended December 31,
	2018	2019
Warranty reserve – beginning of period	$2,581	$10,602
Warranty costs incurred	(2,653)	(6,031)
Net changes in liability for pre-existing warranties, including expirations	—	(840)
Provision for warranty	10,674	11,195
Warranty reserve – end of period	$10,602	$14,926

Stock-Based Compensation

The Company uses the fair value method for recording stock-based compensation expense. Stock-based compensation expense for stock options is estimated at the grant date based on each stock option’s fair value as calculated using the Black-Scholes option pricing model. The Company recognizes stock-based compensation expense for stock option grants on a straight-line basis over the requisite service period for the entire award.

Income Taxes

Income taxes are computed using the asset and liability method, under which deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

The Company recognizes tax benefits from uncertain tax positions only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities based on the technical merits of the position. The Company adjusts these reserves when facts and circumstances change, such as the closing of a tax audit or the refinement of an estimate. The provision for income taxes includes the effects of any reserves that are considered appropriate.

Accrued interest and penalties related to unrecognized tax benefits are classified as income tax expense.

Proterra Inc
NOTES TO FINANCIAL STATEMENTS

1.     Summary of Significant Accounting Policies (cont.)

Government Incentives

The Company receives incentives from the federal and state government agencies in the form of grants. Incentives are recorded in the financial statements in accordance with their purpose, either as a reduction of expense or a reduction of the cost of the capital investment. The benefit of these incentives is recorded when performance is complete and all conditions as specified in the agreement are fulfilled.

California and certain other states provide incentives to accelerate the purchase of cleaner, more efficient buses in the form of point-of-sale discounts to vehicle purchasers. These incentives are included in the customer contract value, and recognized as revenue once all revenue recognition criteria are met.

Other Comprehensive Income (Loss)

The Company did not have other comprehensive income (loss) in 2018, and 2019.

2.     Adoption of New Accounting Standards

ASU No. 2018-07, Compensation-Stock Compensation (Topic 718): Improvements to Nonemployee Share-Based Payment Accounting.    This standard expands the scope of Topic 718 to include stock-based payment transactions for acquiring goods and services from non-employees. This standard is effective for interim and annual periods beginning after December 15, 2018. Early adoption is permitted. The Company adopted this standard on January 1, 2019, and it had no impact on the financial statements.

Recent Accounting Pronouncements Not Yet Adopted

Topic 842, Leases.    This standard provides guidance on the recognition, measurement, presentation, and disclosure of leases. The new standard supersedes the present U.S. GAAP standard on leases and requires substantially all leases to be reported on the balance sheet as right-of-use assets and lease obligations. The standard is effective for fiscal years beginning after December 15, 2018 for public business entities, and for fiscal years beginning after December 15, 2019 for all other entities including EGCs (Emerging Growth Company) that have elected to defer compliance with new or revised financial accounting standards until a company that is not an issuer is required to apply such standards. In 2019, the standard effective date for all other entities was deferred one year to fiscal years beginning after December 15, 2020.

The Company elected to adopt the new lease accounting standard on January 1, 2020 using the optional transition method, recognizing a cumulative-effect adjustment to the balance sheet and not adjusting comparative information for prior periods. In addition, the Company elected the package of practical expedients permitted under the transition guidance, which allowed the Company not to reassess (1) whether any expired or existing contracts are or contain leases, (2) lease classification for any expired or existing leases, and (3) initial direct costs for any existing leases. The Company did not elect the use of hindsight practical expedients in determining the lease term for existing leases. Topic 842 also provides practical expedients for an entity’s ongoing accounting. The Company has elected the short-term lease recognition exemption for all leases that qualify. As a result, for those leases with a term of less than 12 months, it will not recognize right-of-use assets or lease liabilities. The Company also elected the practical expedient to not separate lease and non-lease components for all its leases regardless of whether the Company is the lessee or a lessor to the lease.

The adjustment upon adoption is expected to result in a recognition of $13.8 million of operating lease assets and $14.3 million of operating lease liabilities on the balance sheet. The difference represents prepaid rent expense and deferred rent for leases existed on the date of adoption, which was an offset to the opening balance of operating lease assets. The adoption will have no impact on the Company’s operating expenses and cash flows.

ASU No. 2016-13, Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments.    This standard requires the measurement and recognition of expected credit losses for financial assets held at amortized cost. This standard is effective for interim and annual reporting periods beginning after December 15, 2019 for public business entities. The Company will adopt this standard on January 1, 2020, and does not expect the adoption to have a material impact on the financial statements.

Proterra Inc
NOTES TO FINANCIAL STATEMENTS

2.     Adoption of New Accounting Standards (cont.)

ASU No. 2018-13, Changes to Disclosure Requirements for Fair Value Measurement (Topic 820).    This standard improves the effectiveness of disclosure requirements for recurring and nonrecurring fair value measurements. This standard removes, modifies, and adds certain disclosure requirements. This standard is effective for interim and annual reporting periods beginning after December 15, 2019. The Company will adopt this standard on January 1, 2020, and does not expect the adoption to have a material impact on the financial statements.

ASU No. 2018-15, Intangibles—Goodwill and Other—Internal-Use Software (Subtopic 350-40): Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement That Is a Service Contract.    This standard aligns the requirements for capitalizing implementation costs incurred in a hosting arrangement that is a service contract requiring the capitalization of implementation costs incurred to develop or obtain internal-use software (and hosting arrangements that include an internal-use software license). This standard is effective for interim and annual reporting periods beginning after December 15, 2019 for public business entities. The Company will adopt this standard on January 1, 2020 and does not expect the adoption to have a material impact on the financial statements.

3.     Fair Value of Financial Instruments

The Company measures certain financial assets and liabilities at fair value. Fair value is determined based on the exit price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Fair value is estimated by applying the following hierarchy:

Level 1 — Quoted prices in active markets for identical assets or liabilities;

Level 2 — Observable inputs other than quoted prices in active markets for identical assets and liabilities, quoted prices for identical or similar assets or liabilities in inactive markets, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities; and

Level 3 — Inputs that are generally unobservable and typically reflect management’s estimate of assumptions that market participants would use in pricing the asset or liability.

For certain other financial instruments, including accounts receivable, accounts payable, and other current liabilities, the carrying amounts approximate fair value due to the relatively short maturity of these balances. Financial assets stated at fair value on a recurring basis are comprised of money market funds included within cash and cash equivalents. The fair value of the Company’s investments in certain money market funds is their face value and classified as Level 1.

The fair value of the Company’s financial assets and liabilities using the above input categories was as follows (in thousands):

		Fair Value at December 31,
	Pricing Category	2018	2019
Assets:
Cash equivalents and marketable securities:
Money market funds	Level 1	$68,364	$3,334
U.S. Treasury securities	Level 1	—	29,957
Corporate debt securities	Level 2	19,766	—
Short-term investments:
U.S. Treasury securities	Level 1	—	39,877
Corporate debt securities	Level 2	18,175	—
Total		$106,305	$73,168

Proterra Inc
NOTES TO FINANCIAL STATEMENTS

3.     Fair Value of Financial Instruments (cont.)

As of December 31, 2018, short-term investments were primarily comprised of corporate debt securities. As of December 31, 2019, short-term investments were primarily comprised of U.S. Treasury securities. The unrealized gain/losses related to fixed income debt securities were immaterial and primarily due to changes in interest rates, which are temporary in nature. For the years ended December 31, 2018 and 2019, there were no other-than-temporary impairment losses and net realized gains were not material.

As of December 31, 2019, the contractual maturities of the short-term investments were less than one year.

4.     Balance Sheet Components

Cash and cash equivalents consisted of the following (in thousands):

	December 31,
	2018	2019
Cash	$4,715	$6,949
Cash equivalents	88,130	33,291
Total cash and cash equivalents	$92,845	$40,240

The following table provides a reconciliation of cash, cash equivalents, and restricted cash reported within the balance sheets to the total of such amounts shown on the statements of cash flows.

	December 31,
	2018	2019
Cash and cash equivalents	$92,845	$40,240
Restricted cash, current portion	6,760	5,970
Restricted cash, net of current portion	3,369	7,439
Total restricted cash	10,129	13,409
Total cash and cash equivalents, and restricted cash	$102,974	$53,649

Inventories consisted of the following (in thousands):

	December 31,
	2018	2019
Raw materials	$32,569	$46,495
Work in progress	23,897	23,197
Finished goods	19,553	19,400
Service parts	3,298	4,950
Total inventories	$79,317	$94,042

Proterra Inc
NOTES TO FINANCIAL STATEMENTS

4.     Balance Sheet Components (cont.)

Property, plant, and equipment, net, consisted of the following (in thousands):

	December 31,
	2018	2019
Computer hardware	$3,497	$3,830
Computer software	6,013	6,558
Internally used vehicles and charging systems	10,127	12,936
Leased vehicles and batteries	15,951	10,715
Leasehold improvements	6,943	8,275
Machinery and equipment	13,423	14,237
Office furniture and equipment	1,565	1,876
Tooling	13,264	17,918
Construction in progress	2,551	6,642
	73,334	82,987
Less: Accumulated depreciation and amortization	(23,857)	(35,472)
Total	$49,477	$47,515

As of December 31, 2018, construction in progress was primarily comprised of $1.1 million of leased vehicles still in production and various assets purchased but not placed in service related to the design and manufacturing of the Company’s vehicles. As of December 31, 2019, construction in progress was comprised of various assets purchased but not placed in service, mainly related to the design of the Company’s vehicles, manufacturing improvements and the expansion of the battery manufacturing facility. Completed assets are transferred to their respective asset classes, and depreciation begins when an asset is ready for its intended use.

Depreciation and amortization expense was $9.3 million and $12.6 million for 2018 and 2019, respectively.

Accrued liabilities consisted of the following (in thousands):

	December 31,
	2018	2019
Accrued payroll and related expenses	$2,350	$2,799
Accrued sales and use tax	1,654	1,254
Accrued R&D expense	5,000	—
Warranty reserve	5,878	7,697
Financing obligation	750	850
Accrued interest	2,337	174
Accrued audit and accounting related expenses	670	419
Accrued charger installation costs	500	547
Other accrued expenses	678	895
Total	$19,817	$14,635

Other long-term liabilities consisted of the following (in thousands):

	December 31,
	2018	2019
Financing obligation	$3,906	$3,056
Accrued interest	612	120
Warranty reserve	4,724	7,229
Deferred rent	563	793
Total	$9,805	$11,198

Proterra Inc
NOTES TO FINANCIAL STATEMENTS

4.     Balance Sheet Components (cont.)

In July 2016, the Company entered into a bus sale and lease transaction for ten Catalyst buses. These buses are leased to other parties for five years by the customer. At the end of the lease term, the Company has an obligation to repurchase the buses back from the customer. The Company makes a portion of the monthly lease payments directly to the customer and also provides a guarantee to the customer on the remaining lease payments if the lessee fails to pay. The Company received $6.0 million from the customer directly upon delivery in 2016. Under U.S. GAAP, this sales transaction is considered as a borrowing and the lease transaction is considered as an operating lease.

The financing obligation was $4.7 million and $3.9 million as of December 31, 2018 and 2019, respectively. The Company recognizes interest expense on the financing obligation using the effective interest method. The monthly lease payment is recognized as leasing revenue. The costs of the buses are recorded as leased vehicles in property, plant, and equipment on the balance sheets.

5.     Debt

Debt, net of debt discount and issuance costs, consisted of the following (in thousands):

	December 31,
	2018	2019
Hercules Credit Facility	$29,547	$9,640
Senior Credit Facility	—	14,934
Total debt	29,547	24,574
Less debt, current	10,853	—
Debt, non-current	$18,694	$24,574

Loan and Security Agreement

In May 2015, the Company entered into a loan and security agreement with Hercules Capital, Inc. (“Hercules Credit Facility”). The Hercules Credit Facility initially provided the Company a borrowing capacity of $25.0 million and an interest rate of the greater of 10.20% or the monthly prime rate plus 6.95%.

In May 2016, the Company entered into a first amendment to the Hercules Credit Facility to add an additional $5.0 million in borrowing capacity and borrowed an additional $5.0 million upon closing. In December 2016, the Company entered into a second amendment to the Hercules Credit Facility to add $10.0 million in borrowing capacity, extended the term loan maturity to June 1, 2019, and extended the interest only period to December 31, 2017. The Company borrowed an additional $10.0 million at closing. The interest rate of this $10.0 million borrowing was the greater of 9.25% or 9.25% plus the prime rate minus 3.5% per annum.

On October 31, 2017, the Company amended and restated the Hercules Credit Facility to extend the maturity date of its outstanding principal amount to November 1, 2020. In connection with this amendment, the Company repaid $10.0 million in principal on October 31, 2017. During the period from October 31, 2017 to the earlier of September 1, 2018 and an event of default, the Company had the option to make one or more additional advances up to $10.0 million. There was no additional advance drawn under this facility in 2018. The interest rate of the term loan is composed of a cash interest rate plus a payment-in-kind (“PIK”) interest rate. The cash interest rate of the term loan is the greater of 7.95% or 7.95% plus the prime rate minus 4.25% per annum. The PIK interest rate is 1.75% per annum. The loan has an interest only period through May 31, 2019. The consummation of a qualified initial public offering with net proceeds no less than $75 million on or prior to May 31, 2019 and maintenance of no defaults will extend the interest only period to the earlier of September 30, 2020 and the term loan maturity date.

In May 2019, the Company entered into an amendment to the Hercules Credit Facility to repay $20.0 million in principal, and extend the maturity date of the remaining $10.0 million outstanding principal to May 2021. The interest rate of the term loan is composed of a cash interest rate of the greater of 10.55% or 10.55% plus the prime rate minus 5.5% and a PIK interest rate of 1.75% per annum. The loan has an interest only period through its

Proterra Inc
NOTES TO FINANCIAL STATEMENTS

5.     Debt (cont.)

maturity date. The $2.3 million end of term charge under the Amended Hercules Credit Facility remained due and was paid on June 1, 2019. The $0.8 million accrued PIK interest under the existing Hercules Credit Facility and $0.2 million prepayment penalty were paid at the closing of the amendment.

As of December 31, 2018 and 2019, the outstanding balance under the Hercules Credit Facility was $30.0 million and $10.0 million, respectively, and the cash interest rate was 9.20% and 10.55% per annum, respectively.

Since 2015, the Hercules Credit Facility has resulted in debt issuance costs and discounts. The balance of debt issuance costs and discounts was $0.5 million and $0.4 million as of December 31, 2018 and 2019, respectively. The debt issuance cost and debt discounts are amortized to interest expense over the terms of the Hercules Credit Facility using the effective interest method. The amortization of debt issuance cost and debt discounts to interest expense was $0.2 million and $0.3 million for 2018 and 2019, respectively.

The Hercules Credit Facility also created an end-of-term charge of $2.3 million that was due and paid in June 2019. The end-of-term charge is accreted to accrued interest using the effective-interest method from the funding date to its payment due date. The accreted end-of-term charge and PIK interest balance was $2.7 million as of December 31, 2018. As of December 31, 2019, the accrued PIK interest balance was $0.1 million.

In connection with entering into the Hercules Credit Facility in 2015, the Company issued a warrant to purchase 397,932 shares of Series 4 convertible preferred stock warrants to Hercules. The Company determined the fair value of the convertible preferred stock warrant shares was $0.3 million, which was recorded as a debt discount and a convertible preferred stock warrant liability, as discussed further in Note 7. In connection with the first amendment, the Company issued an additional warrant to purchase 79,587 shares of Series 4 convertible preferred stock warrants to Hercules. The Company determined the fair value of the convertible preferred stock warrant was $0.1 million, which was recorded as a debt discount and a convertible preferred stock warrant liability, as discussed further in Note 7. In connection with the Amended Hercules Credit Facility in 2019, the Company issued a warrant to purchase 36,630 shares of common stock warrants to Hercules. The Company determined the fair value of the common stock warrant was $0.1 million, which was recorded as a debt discount and classified as equity in additional paid-in capital. The warrant is exercisable for 10 years, and will automatically exercise upon the initial public offering.

The Company’s obligations under the Hercules Credit Facility are secured by a security interest and amended to a second security interest under the Amended Hercules Credit Facility on substantially all the Company’s assets except for intellectual property and other restricted property. The Hercules Credit Facility contains certain customary non-financial covenants. The Company was in compliance with all of the covenants contained in the Hercules Credit Facility as of December 31, 2018 and 2019.

Senior Credit Facility

In May 2019, the Company entered into a Loan, Guaranty and Security Agreement for a senior secured asset-based lending facility (“Senior Credit Facility”) with borrowing capacity up to $75.0 million. The commitment under the Senior Credit Facility is available to the Company on a revolving basis through the earlier of May 2024 or 91 days prior to the stated maturity of any subordinated debt in aggregate amount of $7.5 million or more. The maximum availability under the Senior Credit Facility is based on certain specified percentages of eligible accounts receivable and inventory, subject to certain reserves, to be determined in accordance with the Senior Credit Facility. The commitment under the Senior Credit Facility includes a $10.0 million letter of credit sub-line. Subject to certain conditions, the commitment may be increased by $50.0 million upon approval by the lender, and at the Company’s option, the commitment can be reduced to $25.0 million or terminated upon at least 15 days written notice.

The Senior Credit Facility is secured by a security interest in substantially all of the Company’s assets except for intellectual property and other restricted property.

Proterra Inc
NOTES TO FINANCIAL STATEMENTS

5.     Debt (cont.)

Borrowings under the Senior Credit Facility bear interest at per annum rates equal to, at the Company’s option, either (i) the base rate plus an applicable margin for base rate loan, or (ii) the London Interbank Offered Rate (“LIBOR”) plus an applicable margin for LIBOR loan. The base rate is calculated as the greater of (a) the Lender prime rate, (b) the federal funds rate plus 0.5%, and (c) one-month LIBOR plus 1.0%. The applicable margin is calculated based on a pricing grid linked to quarterly average excess availability (as a percentage of borrowing capacity). For base rate loans, the applicable margin ranges from 0.0% to 1.5%, and for LIBOR Loans, it ranges from 1.5% to 3.0%. The Senior Credit Facility contains certain customary non-financial covenants. In addition, the Senior Credit Facility requires the Company to maintain a Fixed Charge Coverage Ratio of at least 1.00:1.00 during such times as a covenant trigger event shall exist.

As of December 31, 2019, the outstanding balance under the Senior Credit Facility was $15.3 million with maturity of May 2024. The Company incurred approximately $0.4 million debt issuance costs under this facility, and will amortize it to interest expense over the borrowing term. The interest rate was 4.89% per annum as of December 31, 2019.

As of December 31, 2019, the contractual future principal repayments of the total debt were as follows (in thousands):

2021	$10,000
2024	15,277
Total	25,277
Less debt discount and issuance costs	(703)
Total debt	$24,574

In August 2020, the Company paid off its obligations under the Hercules Credit Facility. See Note 13, Subsequent Events.

6.     Commitments and Contingencies

Purchase Commitments

As of December 31, 2019, the Company had outstanding inventory and other purchase commitments of $264.3 million.

Leases

The Company leases its office and manufacturing facilities in Burlingame, California, Greenville, South Carolina, City of Industry, California, and Rochester Hills, Michigan under operating lease agreements with various expiration dates through 2026. Under the terms of the leases, the Company is responsible for certain insurance, property taxes, and maintenance expenses. Certain of the operating lease agreements contain rent holidays, rent escalation provisions, tenant allowances, and lease renewal options. Rent holidays, rent escalation, and tenant allowance provisions are considered in determining the straight-line rent expense to be recorded over the lease term. Lease terms begin on the date of initial possession of the leased property for purposes of recognizing lease expense on a straight-line basis over the term of the lease. The renewal options are not considered in the determination of the lease term unless the renewals are deemed to be reasonably assured at lease inception. The difference between required lease payments and rent expense has been recorded as deferred rent.

In June 2018, the Company entered into an agreement to sublease its office facilities in Rochester Hills, Michigan from July 2018 to October 2023. The total sublease payments are approximately $2.3 million for the lease term. The sublease income is recorded in the other expense (income) on the statements of operations.

Rent expense under these operating leases was $3.1 million and $3.4 million for the years ended December 31, 2018 and 2019, respectively.

Proterra Inc
NOTES TO FINANCIAL STATEMENTS

6.     Commitments and Contingencies (cont.)

Future minimum operating lease payments as of December 31, 2019 were as follows (in thousands):

2020	$3,912
2021	3,619
2022	3,128
2023	2,300
2024	1,648
Thereafter	1,482
Total minimum lease payments	16,089
Less proceeds from sublease rental	(1,853)
Net operating lease obligation	$14,236

The Company had no capital leases as of December 31, 2018, and no material capital leases as of December 31, 2019.

State Grants

The Company received a grant award of $1.5 million from the State of South Carolina pursuant to an agreement entered into in 2010 and amended in 2012. This grant required the Company to make a minimum capital investment of $16.0 million and create a minimum of 400 new, full time jobs by June 2017. In June 2017, the timeline was extended until June 2018. As of December 31, 2017, the Company met the capital investment requirement but did not meet the job creation requirement. In the event the minimum job creation requirement is not achieved, the Company is required to make a pro-rata repayment calculated based on the actual number of jobs created and a non-performance penalty.

In May 2018, the State of South Carolina extended the date for job creation to December 31, 2018. However, if the Company did not employ more than 300 employees by December 31, 2018, the Company was required to pay back approximately $0.2 million relating to the South Carolina grant and reserved $0.2 million as of December 31, 2017 for the repayment and penalty in the event it did not meet this condition. The Company met the requirements of the State of South Carolina and released the reserve as of December 31, 2018.

Letters of Credit

As of December 31, 2019, the Company had letters of credit outstanding totaling $2.6 million, which will expire over various dates in 2020.

Guarantees

The Company provides guarantees of lease payments for vehicles under the financing transaction discussed in Note 4, in the event the lessee does not make payments to the financing company.

The Company regularly reviews its performance risk under the arrangement, and in the event that it becomes probable that it will be required to perform under a guarantee, the fair value of probable payment will be recorded. No guarantee liability was recorded as of December 31, 2018 and 2019.

Legal Proceedings

The Company accrues contingent liabilities when it is probable that future expenditures will be made and such expenditures can be reasonably estimated. From time to time in the normal course of business, various claims and litigation have been asserted or commenced. Due to uncertainties inherent in litigation and other claims the

Proterra Inc
NOTES TO FINANCIAL STATEMENTS

6.     Commitments and Contingencies (cont.)

Company can give no assurance that it will prevail in any such matters, which could subject the Company to significant liability or damages. Any claims or litigation could have an adverse effect on the Company’s business, financial position, operating results, or cash flows in or following the period that claims or litigation are resolved.

As of December 31, 2018 and 2019, the Company was not a party to any legal proceedings that would have a material adverse effect on its business.

7.     Convertible Preferred Stock

In August and September 2019, the Company completed a private placement and issuance of a total of 10,857,762 shares of Series 8 convertible preferred stock at $6.9075 per share for proceeds of $74.8 million, net of issuance costs of approximately $0.2 million. In October 2019, the Company completed an additional private placement and issuance of 1,719,145 shares of Series 8 convertible preferred stock at $6.9075 per share for gross proceeds of $11.9 million.

In June 2018, the Company completed the private placement and issuance of a total of 15,307,518 shares of Series 7 convertible preferred stock at $6.526419 per share for proceeds of $98.8 million, net of issuance costs of approximately $1.1 million. In September 2018, the Company completed the private placement and issuance of a total of 8,442,102 additional shares of Series 7 convertible preferred stock at $6.526419 per share for proceeds of $53.0 million, net of issuance costs of approximately $2.1 million.

In January 2018, the Company completed an additional private placement and issuance of 4,512,743 shares of Series 6 convertible preferred stock at $5.539864 per share for proceeds of $24.9 million, net of issuance costs of $0.1 million. The $5.0 million prepayment for the sale of Series 6 convertible preferred stock, which was recorded as a non-current liability as of December 31, 2017, was converted to equity upon closing of this transaction.

The following table summarizes convertible preferred stock authorized and issued and outstanding as of December 31, 2018:

	Shares Authorized	Shares Issued and Outstanding	Net Carrying Value	Aggregate Liquidation Preference
			(in thousands)
Series 1(1)	27,567,694	27,476,120	$79,564	$75,006
Series 2	6,069,073	6,069,073	24,868	24,953
Series 3	7,617,704	7,617,704	36,096	36,475
Series 4	9,159,674	8,682,155	29,901	30,000
Series 5	28,391,526	28,391,526	138,747	142,987
Series 6	14,440,784	14,440,784	79,085	80,000
Series 7	23,749,620	23,749,620	151,770	155,000
Total	116,996,075	116,426,982	$540,031	$544,421

____________

(1)      Including Series 1 convertible preferred stock issued through exercise of warrants to purchase 197,315 shares. The proceeds from exercise of the warrants was $0.5 million.

Proterra Inc
NOTES TO FINANCIAL STATEMENTS

7.     Convertible Preferred Stock (cont.)

The following table summarizes convertible preferred stock authorized and issued and outstanding as of December 31, 2019:

	Shares Authorized	Shares Issued and Outstanding	Net Carrying Value	Aggregate Liquidation Preference
			(in thousands)
Series 1(1)	27,567,694	27,476,120	$79,564	$75,006
Series 2	6,069,073	6,069,073	24,868	24,953
Series 3	7,617,704	7,617,704	36,096	36,475
Series 4	9,159,674	8,682,155	29,901	30,000
Series 5	28,391,526	28,391,526	138,747	142,987
Series 6	14,440,784	14,440,784	79,085	80,000
Series 7	23,749,620	23,749,620	151,770	155,000
Series 8	12,576,907	12,576,907	86,648	86,875
Total	129,572,982	129,003,889	$626,679	$631,296

____________

(1)      Including Series 1 convertible preferred stock issued through exercise of warrants to purchase 197,315 shares. The proceeds from exercise of the warrants was $0.5 million.

The rights, preferences, and privileges of the convertible preferred stock are as follows:

Dividends

The holders of convertible preferred stock are entitled to receive noncumulative dividends equal to 8% of the original issue price per share, when and if declared by the board of directors, prior and in preference to dividends on common stock. The holders of convertible preferred stock are also entitled to participate in dividends on common stock held on an as-if converted basis. No dividends on convertible preferred stock or common stock had been declared by the board of directors as of December 31, 2019.

Conversion Rights

Each share of convertible preferred stock is convertible at the option of the holder into shares of common stock at any time. The conversion rate for convertible preferred stock is equal to the quotient obtained by dividing the applicable original issue price by the applicable conversion price in effect at the time of conversion. The original issue price for the Series 1, 2, 3, 4, 5, 6, 7, and 8 convertible preferred stock is $2.729862, $4.11146, $4.78821, $3.45536, $5.03624, $5.539864, $6.526419, and $6.9075 per share, respectively, as adjusted for stock splits, stock dividends, combinations, subdivisions, recapitalizations, or similar transactions. The conversion price of the Series 1, 2, 3, 4, 5, 6, 7, and 8 convertible preferred stock is $2.729862, $4.01068, $4.58348, $3.45536, $5.03624, $5.539864, $6.526419, and $6.9075 per share, respectively, as adjusted for certain dilutive issuances, splits and combinations.

Each share of convertible preferred stock automatically converts into shares of common stock at the then-effective conversion price upon the Company’s sale of its common stock in a firm commitment underwriting pursuant to a registration statement filed under the Securities Act of 1933, as amended, at an aggregate public offering price of not less than $50.0 million. In addition, all shares of convertible preferred stock (other than the Series 7 preferred stock) will automatically convert into shares of common stock upon a vote by the holders of a majority of the outstanding shares of convertible preferred stock voting together as a single class on an as-converted basis; the Series 7 preferred stock may not be converted without the vote or written consent of the holders of at least a majority of the then outstanding shares of Series 7 convertible preferred stock.

Proterra Inc
NOTES TO FINANCIAL STATEMENTS

7.     Convertible Preferred Stock (cont.)

The holders of Series 8 convertible preferred stock have similar rights and privileges as the holders of Series 7 convertible preferred stock. However, in the event of a liquidation or sale of the Company, either voluntary or involuntary, the holders of Series 8 convertible preferred stock are entitled to their eligible payments before other series of preferred stock. In addition, in the event that the initial offering price to the public (prior to any underwriting discount), under the Securities Act of 1933, as amended, at an aggregate public offering price of not less than $50.0 million (IPO), is less than the original issuance price of the Series 8 convertible preferred stock, the conversion price of the Series 8 shall be adjusted to the higher of the IPO price or the original issuance price of the Series 7 convertible preferred stock.

Voting Rights

Holders of convertible preferred stock have voting rights equal to the number of shares of common stock into which their respective convertible preferred shares are then convertible. Holders of convertible preferred stock, as a separate class, voting on an as-converted basis, shall be entitled to elect six directors of the Company. Holders of the common stock, as a separate class, shall be entitled to elect one director of the Company. The holders of common stock and convertible preferred stock, voting together as a single class on an as-converted basis, shall be entitled to elect the remaining number of directors of the Company.

Liquidation Preferences

In the event of a liquidation or sale of the Company, either voluntary or involuntary, distributions to the stockholders shall be made in the following manner: the holders of Series 7 preferred stock shall be entitled, before holders of other series of preferred stock, an amount per share equal to the greater of (1) the original issue price of Series 7 preferred stock plus any declared but unpaid dividends and (2) the amount that would have been payable had all shares of Series 7 preferred stock been converted into common stock immediately prior to such event. After payment to the holders of Series 7 preferred stock, the holders of Series 5 and 6 convertible preferred stock then outstanding shall be entitled, on a pari passu basis, an amount per share equal to the greater of (1) the applicable original issue price for such series of convertible preferred stock plus any declared but unpaid dividends and (2) the amount that would have been payable had all shares of such series convertible preferred stock been converted into common stock immediately prior to such event. After payment to the holders of Series 7, and Series 5 and 6 convertible preferred stock, the holders of Series 1, 2, 3, and 4 convertible preferred stock then outstanding shall be entitled, on a pari passu basis, an amount per share equal to the greater of (1) the applicable original issue price for such series of convertible preferred stock plus any declared but unpaid dividends and (2) the amount that would have been payable had all shares of such series convertible preferred stock been converted into common stock immediately prior to such event. After payment of all preferential amounts required to be paid to the holders of convertible preferred stock, the remaining funds and assets available for distribution shall be distributed among the holders of common stock, pro rata based on the number of shares of common stock held.

Redemption

Convertible preferred stock is not redeemable by the Company or at the option of the preferred stockholders.

Convertible Preferred Stock Warrants

Warrants for Series 4 Preferred Stock

In May 2016, in connection with the first amendment to the Hercules Credit Facility, the Company issued warrants to purchase an additional 79,587 shares of Series 4 convertible preferred stock to Hercules at an exercise price of $3.45536 per share, subject to certain adjustments. The warrants expire at the earlier of May 2023 and three years from the Company’s qualified initial public offering.

Proterra Inc
NOTES TO FINANCIAL STATEMENTS

7.     Convertible Preferred Stock (cont.)

During 2015, the Company issued warrants to purchase 397,932 shares of Series 4 convertible preferred stock to Hercules at an exercise price of $3.45536 per share, subject to certain adjustments. The warrants expire in the earlier of May 2022 or three years from the Company’s qualified initial public offering.

Warrants for Series 1 Preferred Stock

In each of October 2011 and March 2012, the Company issued warrants to purchase 45,787 shares of Series 1 convertible preferred stock at an exercise price of $2.729862 per share to a bank in connection with a debt arrangement. The warrants expire in October 2021.

The warrants for Series 1 and Series 4 convertible preferred stock are recorded as a warrant liability included in other long-term liabilities on the balance sheets prior to January 1, 2018.

The Company adopted ASU No. 2017-11, Earnings per Share (Topic 260); Distinguishing Liabilities from Equity (Topic 480); Derivatives and Hedging (Topic 815) on January 1, 2018, and reclassified its warrant liability of $0.6 million to additional paid-in capital upon adoption. As of December 31, 2019, a total of 569,093 shares of the Series 1 and Series 4 convertible preferred stock warrants were outstanding.

8.     Common Stock

As of December 31, 2019, the Company was authorized to issue 299,572,982 shares of capital stock with a par value of $0.0001 per share. The authorized shares consisted of 170,000,000 shares of common stock and 129,572,982 shares of convertible preferred stock. There were 3,499,988 shares and 4,400,247 shares of common stock issued and outstanding as of December 31, 2018 and 2019, respectively.

The Company had reserved shares of common stock, on an as-if-converted basis, for issuance as follows:

	December 31,
	2018	2019
Exercise of stock options to purchase common stock	18,518,472	20,401,985
Exercise of warrants to purchase common stock	81,000	117,630
Issuances of shares available under stock option plans	3,627,104	2,362,407
Conversion of convertible preferred stock	116,919,732	129,496,639
Conversion of convertible preferred stock warrants	569,093	569,093
Total	139,715,401	152,947,754

Common Stock Warrants

In connection with the 2015 lease termination agreement with lessors for the Company’s office and manufacturing space in Colorado, warrants to purchase 95,000 shares of common stock were issued, of which 15,000 were exercised in 2017. As of December 31, 2019, 80,000 shares of the common stock warrants remained outstanding. The warrants have an exercise price of $1.69 per share, and will expire at the earlier of November 2020 or one year from the Company’s qualified initial public offering. These warrants are classified as equity in the balance sheets.

In May 2019, in connection with the 2019 Amended Hercules Credit Facility, the Company issued a warrant to purchase 36,630 shares of common stock warrants to Hercules. The warrants have an exercise price of $5.46 per share, which are exercisable for 10 years and will automatically exercise upon the initial public offering. See Note 5, Debt.

Proterra Inc
NOTES TO FINANCIAL STATEMENTS

9.     Stock Option Plan

In 2010, the Company adopted the 2010 Equity Incentive Plan (the “Plan”). The Plan provides for the issuance of incentive stock options, non-statutory stock options, stock appreciation rights, restricted stock, and restricted stock units. Non-statutory stock options, stock appreciation rights, restricted stock, and restricted stock units may be granted to employees, directors, and consultants, but only employees may be granted incentive stock options. No stock appreciation rights, restricted stock, or restricted stock units had been issued under the Plan as of December 31, 2019.

The exercise price per share of all stock options granted under the Plan must equal at least 100% of the fair market value per share of the Company’s common stock on the date of grant as determined by the board of directors. If, at the time the Company grants an incentive stock option, the optionee owns stock representing more than 10% of the total combined voting power of all classes of stock of the Company, the exercise price per share must be at least 110% of the fair market value per share of the Company’s common stock on the date of grant and the stock options will expire five years after the date of grant. Except as noted above, stock options expire no more than ten years after the date of grant.

Generally, a terminated service provider may exercise stock options within three months of termination. Awards that expire or are cancelled without delivery of shares generally become available for re-issuance under the 2010 Plan.

Stock option awards generally vest over a four-year period, with 25% vesting after one year from date of grant and quarterly thereafter. Certain awards have shorter vesting periods.

During 2019, the board of directors increased the number of shares of common stock reserved for issuance under the Plan by 1,519,075 shares to a total of 25,994,478 shares. The shares available for grant under the Plan were as follows:

	Year Ended December 31,
	2018	2019
Balance at the beginning of period	2,751,406	3,627,104
Additional shares authorized	6,847,235	1,519,075
Granted	(7,312,022)	(3,359,941)
Repurchased	—	9,000
Cancelled/forfeited	1,340,485	567,169
Balance at the ending of period	3,627,104	2,362,407

A summary of the Company’s stock option activity and related information was as follows:

	Options Outstanding
	Number of Stock Options Outstanding	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Life (Years)	Aggregate Intrinsic Value (in thousands)
Balance as of December 31, 2017	13,764,812	1.67	8.3	9,498
Granted	7,312,022	4.11
Exercised	(1,217,877)	1.60
Cancelled/forfeited/expired	(1,340,485)	2.06
Balance as of December 31, 2018	18,518,472	2.61	8.3	42,951
Granted	3,359,941	5.23
Exercised	(909,259)	1.90
Cancelled/forfeited/expired	(567,169)	3.50
Balance as of December 31, 2019	20,401,985	3.05	7.6	34,723
Exercisable as of December 31, 2019	11,027,460	2.19	6.7	28,177

Proterra Inc
NOTES TO FINANCIAL STATEMENTS

9.     Stock Option Plan (cont.)

The weighted average fair value of stock options granted was $1.26 per share for 2017, $2.64 per share for 2018, and $3.14 per share for 2019. Aggregate intrinsic value represents the difference between the estimated fair value of the underlying common stock and the exercise price of outstanding, in-the-money stock options. The total intrinsic value of stock options exercised was $2.3 million for 2018 and $2.9 million for 2019. The total estimated grant date fair value of stock options vested was $4.7 million during 2018 and $8.3 million for 2019. As of December 31, 2018, the total unrecognized stock-based compensation expense related to outstanding stock options was $21.5 million, which is expected to be recognized over a weighted-average period of 3.2 years. As of December 31, 2019, the total unrecognized stock-based compensation expense related to outstanding stock options was $22.6 million, which is expected to be recognized over a weighted-average period of 2.6 years.

Determining Fair Value of Stock Options

The Company uses the Black-Scholes option pricing model to determine the fair value of stock options. The fair value of each stock option grant is estimated on the date of the grant. The fair value of the common stock underlying the stock options has historically been determined by the board of directors. There has been no public market for the Company’s common stock. Therefore, the board of directors has determined the fair value of the common stock at the time of the stock option grant by considering a number of objective and subjective factors including independent third-party valuation reports, valuations of comparable companies, sales of convertible preferred stock to unrelated third parties, operating and financial performance, lack of liquidity of capital stock and general and industry-specific economic outlook, among other factors. The fair value of the underlying common stock shall be determined by the board of directors until such time that the Company’s common stock is listed on an established stock exchange or national market system.

The fair value of stock options granted is estimated on the date of grant using the following assumptions:

	Year Ended December 31,
	2018	2019
Expected term (in years)	6.0	6.1
Risk-free interest rate	2.8%	1.8%
Expected volatility	71.5%	65.4%
Expected dividend rate	—	—

Expected Term — The Company estimates the expected term consistent with the simplified method. The Company elected to use the simplified method because of its limited history of stock option exercise activity. The simplified method calculates the expected term as the average of the vesting and contractual terms of the award.

Volatility — Since the Company has no trading history by which to determine the volatility of its own common stock price, the expected volatility being used is derived from the historical stock volatilities of a representative industry peer group of comparable publicly listed companies over a period approximately equal to the expected term of the stock options.

Risk Free Interest Rate — The risk free interest rate is based on U.S. Treasury zero coupon issues with remaining terms similar to the expected term on the options.

Expected Dividend — The Company has never declared or paid any cash dividends and does not plan to pay cash dividends in the foreseeable future, and, therefore, used an expected dividend yield of zero in the valuation model.

Proterra Inc
NOTES TO FINANCIAL STATEMENTS

9.     Stock Option Plan (cont.)

Forfeiture — All stock-based payment awards are amortized on a straight-line basis over the requisite service periods of the awards, which are generally the vesting periods. On January 1, 2017, the Company early adopted the ASU No. 2016-09, Compensation — Stock Compensation: Improvements to Employee Share-Based Payment Accounting, and elected to account for forfeitures when they occur.

Stock-based Compensation Expense

Stock-based compensation expense included in operating results was as follows (in thousands):

	Year Ended December 31,
	2018	2019
Cost of goods sold	$553	$826
Research and development	1,227	1,436
Selling, general and administrative	3,596	6,258
Total stock-based compensation expense	$5,376	$8,520

10.     Net Loss Per Share

Basic net loss per share is computed by dividing the net loss by the weighted-average number of shares of common stock outstanding during the period, less the weighted-average unvested common stock subject to repurchase or forfeiture as they are not deemed to be issued for accounting purposes. Diluted net loss per share is computed by giving effect to all potential shares of common stock, including convertible preferred stock, stock options, and warrants, to the extent they are dilutive.

The computation of the Company’s basic and diluted net loss per share of common stock under the two-class method attributable to common stockholders was as follows (in thousands, except for per share data):

	Year Ended December 31,
	2018	2019
Numerator:
Net loss	$(91,622)	$(101,552)

Denominator:
Weighted-average shares used in computing net loss per share of common stock, basic and diluted	2,831	4,052
Net loss per share of common stock, basic and diluted	$(32.36)	$(25.06)

The Company applied the two-class method to calculate its basic and diluted net loss per share of common stock, as its convertible preferred stock are participating securities. The two-class method is an earnings allocation formula that treats a participating security as having rights to earnings that otherwise would have been available to common stock holders. However, the two-class method does not impact the net loss per share of common stock as the Company was in a loss position for each of the periods presented and holders of convertible preferred stock do not have to participate in losses.

Proterra Inc
NOTES TO FINANCIAL STATEMENTS

10.     Net Loss Per Share (cont.)

Since the Company was in a loss position for each of the periods presented, diluted net loss per share is the same as basic net loss per share for each period as the inclusion of all potential common stock shares outstanding would have been anti-dilutive. The potentially dilutive securities that were excluded from the diluted per share calculation because they would have been anti-dilutive were as follows:

	Year Ended December 31,
	2018	2019
Convertible preferred stock(1)	116,919,732	129,496,639
Warrants to purchase convertible preferred stock	569,093	569,093
Stock options to purchase common stock	18,518,472	20,401,985
Warrants to purchase common stock	81,000	117,630
Common stock subject to repurchase	14,000	—
	136,102,297	150,585,347

____________

(1)      Represents the shares of common stock that the convertible preferred stock is convertible into.

11.     Income Tax

The Company did not have an income tax benefit for 2018 and 2019 related to the operating losses, as it maintains a full valuation allowance on the deferred tax assets.

The items accounting for the difference between income taxes computed at the federal statutory rate and the provision for income taxes consisted of the following:

	Year Ended December 31,
	2018	2019
U.S. statutory rate	21.0%	21.0%
State income taxes	6.1	3.4
Permanent items	(0.8)	(0.2)
Change in valuation allowance	(27.0)	(23.9)
Research and development credit	0.6	0.3
Other	0.1	(0.6)
Effective income tax rate	—%	—%

Proterra Inc
NOTES TO FINANCIAL STATEMENTS

11.     Income Tax (cont.)

The components of deferred tax assets and liabilities as of December 31, 2018 and 2019 were as follows (in thousands):

	December 31,
	2018	2019
Deferred tax assets:
Net operating loss carryforwards	$75,998	$96,047
Deferred revenue.	4,981	4,695
Stock-based compensation	1,470	2,509
Accruals and reserves, not currently deductible for tax purposes	5,969	7,612
Research and development credit	2,039	2,458
Goodwill	1,585	1,277
Interest expense	936	1,576
Other	33	39
Gross deferred tax assets	93,011	116,213
Less valuation allowance	(90,919)	(115,175)
Net deferred tax assets	$2,092	$1,038

Deferred tax liabilities:
Property, plant and equipment	$(2,079)	$(1,050)
Other	(13)	12
Gross deferred tax liabilities	(2,092)	(1,038)
Net deferred tax asset (liability)	$—	$—

The net valuation allowance increased by $21.8 million and $24.3 million for 2018 and 2019, respectively.

As of December 31, 2018 and 2019, the Company’s deferred tax assets (net of deferred tax liabilities and valuation allowance) were zero. The deferred tax assets consist primarily of the federal and state net operating losses. Realization of deferred tax assets is dependent upon future taxable income, if any, the amount and timing of which are uncertain. In assessing the realizability of deferred tax assets, management determined that it is more likely than not that no deferred tax assets will be realized. Therefore, the Company has provided a full valuation allowance against these deferred tax assets.

The Company had net operating loss carryforwards as follows (in thousands):

	December 31,
	2018	2019
Federal	$303,187	$382,081
State	207,000	272,029
Total	$510,187	$654,110

Net operating loss carryforwards are available to offset future federal and state taxable income. The federal net operating loss carryforwards generated prior to 2018 will begin to expire in 2030 and the net operating loss carryforwards generated in 2018 and 2019 do not expire. The state net operating loss carryforwards will begin to expire in 2023.

Proterra Inc
NOTES TO FINANCIAL STATEMENTS

11.     Income Tax (cont.)

The Company had research and development credit carryforwards as follows (in thousands):

	December 31,
	2018	2019
Federal	$1,271	$1,728
State	836	1,099
Total	$2,107	$2,827

The research and development credit carryforwards are available to reduce future regular income taxes. The federal research and development credit carryforwards will begin to expire in 2037, while the South Carolina research and development credit carryforwards will begin to expire in 2027. California research and development credit carryforwards have no expiration date.

Utilization of the Company’s net operating loss carryforwards and research tax credit carryforwards may be subject to substantial annual limitations due to the ownership change limitations provided by the Internal Revenue Code and similar state provisions. The annual limitation could result in the expiration of the net operating loss carryforwards and research tax credit carryforwards before utilization.

The Company’s practice is to recognize interest or penalties related to income tax matters in income tax expense. As of December 31, 2018 and 2019, the Company had no accrued interest or penalties. The unrecognized tax benefits may change during the next year for items that arise in the ordinary course of business. In the event that any unrecognized tax benefits are recognized, the effective tax rate will not be affected.

A reconciliation of the beginning and ending amount of unrecognized tax benefits for 2018 and 2019 was as follows (in thousands):

	Year Ended December 31,
	2018	2019
Beginning balance	$165	$527
Increase – tax positions in current period	316	180
Increase – tax positions in prior periods	46	—
Ending balance	$527	$707

The Company files tax returns in the United States and certain states. Due to the losses being carried forward, the tax years from 2011 forward remain open to examination.

12.     401(k) Plan

The Company sponsors a 401(k) defined contribution plan covering all eligible employees and provides matching contribution for the first 4% of their salaries. The Company incurred $1.2 million and $1.7 million of matching contribution costs in 2018 and 2019, respectively.

13.     Subsequent Events

a.      In March 2020, the board of directors approved an increase in the number of shares of common stock reserved under the 2010 Equity Incentive Plan by 6,000,000 shares to 31,994,478 shares.

b.      In March 2020, in conjunction with the appointment of Mr. Allen to the role of President and Chief Executive Officer, the board of directors approved stock option awards of 5,250,000 shares. Included in the stock option awards were 4,500,000 shares with service conditions vesting quarterly over 4 years, and 750,000 shares with performance conditions. Among the time-based awards, 3,000,000 shares of stock options consist of 4 vesting tranches with exercise prices of $10, $15, $20 and $25 per share,

Proterra Inc
NOTES TO FINANCIAL STATEMENTS

13.     Subsequent Events (cont.)

respectively. The milestone-based award of 750,000 shares with an exercise price of $4.75 per share will vest entirely and become exercisable on the first trading day following the expiration of a lockup period of the Company’s initial public offering or the consummation of a change in control of the Company.

The stock-based compensation expense for the awards with service conditions will be recognized on a straight-line basis over the vesting periods. The stock-based compensation expense for the awards with performance conditions will be recognized when the achievement of the performance milestone becomes probable. The estimated unrecognized compensation expense associated with this award was $2.1 million.

c.      In May 2020, the Company received Small Business Administration (“SBA”) loan proceeds of $10.0 million from Town Center Bank pursuant to the Paycheck Protection Program (“the PPP loan”) under the “Coronavirus Aid, Relief and Economic Security (CARES) Act”. The PPP loan was in the form of a Note (the “Note”) and matures on May 6, 2022. The interest rate is 1.00% per annum and payable monthly commencing in December 2020. All or a portion of the loan may be forgiven by the SBA upon application with supporting documentation of expenditures in accordance with SBA requirements, which include employees being kept on the payroll for eight weeks after the date of the loan and the proceeds being used for payroll, rent, mortgage interest, or utilities.

d.      In July 2020, the board of directors approved an increase of the authorized shares of common stock by 5,100,000 shares to 175,100,000 shares.

e.      In August 2020, the Company entered into a Note Purchase Agreement for Secured Convertible Promissory Notes (“Notes”). The Notes have an aggregate principal amount of $150.0 million, with a cash interest of 5.0% per annum payable at each quarter end and a paid-in-kind interest of 4.5% per annum payable by increasing the principal balance at each quarter end. The Notes will mature in August 2025, and the Company may not make prepayment unless approved by the required holders of the Notes.

At or after an initial public offering in which the Company receives gross proceeds of not less than $100 million (“Qualified IPO” or “QIPO”), or at the time of a merger, acquisition or other combination between the Company and a publicly-traded special purpose acquisition company (“SPAC transaction”), the holders may elect to convert the Notes into shares of common stock.

At the next bona fide equity financing following the Note Purchase Agreement, or 36 months after the date of the Note Purchase Agreement if no such equity financing shall have occurred (a “Qualified Financing”), the holders may elect to convert the Notes into shares of the most senior series of the Company’s preferred stock.

The Notes will automatically be converted into common stock after a QIPO or SPAC transaction if certain price conditions are met at the time of the QIPO or SPAC transaction and in the subsequent public trading price of the Company’s common stock.

The conversion price will be an amount equal to:

i)       if the conversion stock is being issued at or following a QIPO, the QIPO price per share multiplied by the Discount Coefficient, which is initially equal to 90% and will decrease by 2.75% every 6 months following the first anniversary of the closing date of the Notes, in effect on the date of QIPO; or

ii)      if the conversion stock is being issued following a Qualified Financing, 75% of the lowest per share cash purchase price of the common stock or preferred stock sold by the Company in the Qualified Financing; or

iii)    if the conversion stock is being issued following a SPAC transaction, 75% of the SPAC transaction price per share.

Proterra Inc
NOTES TO FINANCIAL STATEMENTS

13.     Subsequent Events (cont.)

Each of the Notes shall rank equally without preference or priority of any kind over one another, but senior in all rights, privileges and preferences to all other shares of the Company’s capital stock and all other securities of the Company that are convertible into or exercisable for the Company’s capital stock directly or indirectly.

Prior to the maturity date or conversion of the entire balance of the Notes, in the event of a liquidation or sale of the Company, the Company shall pay to the holders of Notes the greater of (i) 150% of the principal balance of the Notes or (ii) the consideration that the holders would have received had the holders elected to convert the Notes into preferred stock immediately prior to such liquidation event.

The Notes do not entitle the holders to any voting rights or other rights as a stockholder of the Company, unless and until the Notes are actually converted into shares of the Company’s capital stock in accordance with their terms.

The Note Purchase Agreement contains certain customary non-financial covenants. In addition, the Note Purchase Agreement requires the Company to maintain liquidity at quarter end of not less than the greater of (i) $75.0 million and (ii) four times of cash burn for the three-month period then ended.

In connection with the Secured Convertible Promissory Notes, the Company issued warrants to the holders of Notes to purchase 3.8 million shares of Company stock at an exercise price of $0.01 per share. The stock issuable upon exercise of the warrants shall be common stock, or in the event that a QIPO has not occurred within five years of the Note Purchase Agreement or in the event of a liquidation or sale of the Company, the most senior series of the Company’s preferred stock. The warrants are exercisable for 7 years, and will be automatically exercised in the event of a change of control transaction or the expiration of the warrants.

f.       In August 2020, the Company made the repayment in full of its obligations of $10.3 million under the Hercules Credit Facility including principal and accrued interest. The Hercules Credit Facility was terminated upon payoff and the remaining unamortized debt issuance cost and debt discounts of $0.2 million were recorded to interest expense.

g.      COVID-19 Pandemic:

The outbreak of the novel coronavirus COVID-19, which was declared a pandemic by the World Health Organization on March 11, 2020, has led to adverse impacts on the U.S. and global economies and created uncertainty regarding potential impacts to the Company’s supply chain, operations, and customer demand. The Company’s manufacturing operations have been designated as an “Essential Business”, and have continued to operate with limited interruptions since March 2020.

As the majority of the Company’s customers are transit agencies and they are also designated as “Essential Businesses”, there was no material adverse impact to the Company’s operations, financial position, or liquidity to date. These financial statements do not include any adjustments that may result from the outcome of this uncertainty. The COVID-19 pandemic is currently expected to continue to have a limited impact to the Company’s results of operations, financial position, and liquidity.

We have evaluated subsequent events through August 17, 2020, the date on which the financial statements were issued.

14.     Events (Unaudited) Subsequent to the Date of the Report of the Independent Registered Public Accounting Firm

a.      In December 2020, the board of directors approved and adopted an amendment to 2010 Equity Incentive Plan to clarify that a transaction will not constitute a Change in Control if the shares of the Company’s capital stock outstanding immediately prior to such transaction represent, or are converted into or exchanged for equity securities that represent, immediately following such transaction, at least a majority of the total voting power of the equity securities of the person acquiring control of the

Proterra Inc
NOTES TO FINANCIAL STATEMENTS

14.     Events (Unaudited) Subsequent to the Date of the Report of the Independent Registered Public Accounting Firm (cont.)

Company. As a result of this amendment, the board of directors also approved a modification of the CEO’s milestone-based stock options of 750,000 shares to add a vesting condition that this award shall vest in full and became exercisable upon the consummation of a merger, acquisition, or other business combination involving a Special Purpose Acquisition Company that does not constitute a change in control of the Company, in addition to vest upon the first trading day following the expiration of the lockup period of the Company’s initial public offering or the consummation of a change in control of the Company, as such grant would vest under the original Change in Control clause under the 2010 Equity Incentive Plan. The stock-based compensation expense for the awards with performance conditions will be recognized when the achievement of the performance milestone becomes probable. The estimated unrecognized compensation expense associated with this award was $2.8 million.

b.      On January 11, 2021, the Company entered into an Agreement and Plan of Merger (Merger Agreement) with ArcLight Clean Transition Corp., a publicly traded special purpose acquisition company (SPAC) and Cayman Islands exempted company (ArcLight), Phoenix Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of ArcLight (Phoenix Merger Sub).

At the closing, ArcLight will become a Delaware corporation, and Phoenix Merger Sub will merge with and into Proterra, with Proterra as the surviving company and continuing as a wholly-owned subsidiary of ArcLight. ArcLight’s name will be changed to Proterra Inc (“New Proterra”).

Upon closing of the merger,

•        Proterra’s outstanding convertible preferred stock of 129,003,889 shares will convert into 129,496,639 shares of common stock. Each share of Proterra common stock (including shares issuable upon conversion of Proterra convertible preferred stock) will be converted into the right to receive 0.8925 shares of New Proterra Common Stock, as a result of applying the exchange ratio;

•        each Proterra option will be converted into an option to purchase shares of New Proterra common stock by multiplying the number of underlying shares by the exchange ratio, rounded down to the nearest whole share; the exercise price of each converted option will be determined by dividing the per share exercise price of the respective Proterra options by the exchange ratio, rounded up to the nearest whole cent;

•        each Proterra warrant to purchase common stock and convertible preferred stock outstanding immediately prior to the consummation will be converted into a warrant exercisable into New Proterra common stock based on the merger consideration that would have received if such warrant had been exercised immediately prior to the closing;

•        each outstanding Convertible Note that was not optionally converted immediately prior to the consummation of the merger will remain outstanding and become convertible into shares of New Proterra common stock in accordance with the terms of such Convertible Notes.

In the event that the closing sale price of New Proterra common stock exceeds certain price thresholds for 20 out of any 30 consecutive trading days or in any transaction resulting in a change in control with a valuation of the New Proterra common stock exceeds certain price thresholds during the first five years following the closing of the merger, up to an additional 22,809,500 shares of New Proterra common stock may be issued to holders of Proterra convertible preferred stock, common stock, warrants, vested options and Convertible Notes as of immediately prior to the closing of the merger.

In connection with the merger, ArcLight entered into subscription agreements with certain investors (PIPE Investors) to purchase an aggregate of 41.5 million shares of New Proterra common stock, immediately following the closing of merger, at a purchase price of $10.00 per share, for aggregate gross proceeds of $415.0 million (PIPE Financing).

Proterra Inc
NOTES TO FINANCIAL STATEMENTS

14.     Events (Unaudited) Subsequent to the Date of the Report of the Independent Registered Public Accounting Firm (cont.)

In connection with the execution of the Merger Agreement, ArcLight entered into the Sponsor Letter Agreement with ArcLight Sponsor that 10% of the Sponsor’s ArcLight common stock exchanged upon consummation of the merger from its outstanding shares of ArcLight class B ordinary shares, excluding 140,000 shares owned by ArcLight board of directors, will be subject to vesting and forfeiture.

ArcLight public shareholders have rights to redeem their shares for cash upon the closing of the merger. The Merger Agreement includes as a condition to close the merger that, at the closing of the merger, ArcLight will have a minimum of $350.0 million of funds, net of any unpaid liabilities.

We have evaluated subsequent events through February 2, 2021.

Annex A

Execution Version

AGREEMENT AND PLAN OF MERGER

dated as of

January 11, 2021

by and among

ARCLIGHT CLEAN TRANSITION CORP.,

PHOENIX MERGER SUB, INC.,

and

PROTERRA INC

Annex A Page Nos.
Article I CERTAIN DEFINITIONS		A-2
1.01	Definitions	A-2
1.02	Construction	A-12
Article II THE MERGER; CLOSING		A-13
2.01	The Merger	A-13
2.02	Effects of the Merger	A-13
2.03	Closing	A-13
2.04	Organizational Documents of the Company and Acquiror	A-13
2.05	Directors and Officers of the Companies	A-14
Article III EFFECTS OF THE MERGER		A-14
3.01	Effect on Capital Stock	A-14
3.02	Equitable Adjustments	A-15
3.03	Exchange of Company Certificates and Company Book-Entry Shares	A-15
3.04	Treatment of Company Options, Warrants and Convertible Notes	A-17
3.05	Withholding	A-18
3.06	Cash in Lieu of Fractional Shares	A-18
3.07	Payment of Expenses	A-18
3.08	Dissenting Shares	A-18
3.09	Earnout	A-19
Article IV REPRESENTATIONS AND WARRANTIES OF THE COMPANY		A-20
4.01	Organization, Standing and Corporate Power	A-20
4.02	Corporate Authority; Approval; Non-Contravention	A-20
4.03	Governmental Approvals	A-21
4.04	Capitalization	A-21
4.05	Subsidiaries	A-22
4.06	Financial Statements; Internal Controls	A-22
4.07	Compliance with Laws	A-23
4.08	Absence of Certain Changes or Events	A-23
4.09	No Undisclosed Liabilities	A-24
4.10	Information Supplied	A-24
4.11	Litigation	A-24
4.12	Contracts	A-24
4.13	Employment Matters	A-25
4.14	Taxes	A-27
4.15	Intellectual Property	A-27
4.16	Data Protection	A-28
4.17	Information Technology	A-28
4.18	Real Property	A-29
4.19	Corrupt Practices; Sanctions	A-29
4.20	Insurance	A-30
4.21	Competition and Trade Regulation	A-30
4.22	Environmental Matters	A-30
4.23	Brokers	A-31
4.24	Affiliate Agreements	A-31
4.25	No Other Representations or Warranties	A-31

Annex A-i

Annex A Page Nos.
Article V REPRESENTATIONS AND WARRANTIES OF ACQUIROR AND MERGER SUB		A-31
5.01	Organization, Standing and Corporate Power	A-31
5.02	Corporate Authority; Approval; Non-Contravention	A-32
5.03	Litigation	A-32
5.04	Compliance with Laws	A-33
5.05	Employee Benefit Plans	A-33
5.06	Financial Ability; Trust Account	A-33
5.07	Taxes	A-34
5.08	Brokers	A-34
5.09	Acquiror SEC Reports; Financial Statements; Sarbanes-Oxley Act	A-35
5.10	Business Activities; Absence of Changes	A-35
5.11	Registration Statement	A-36
5.12	No Outside Reliance	A-37
5.13	Capitalization	A-37
5.14	NASDAQ Stock Market Quotation	A-38
5.15	Contracts; No Defaults	A-38
5.16	Title to Property	A-38
5.17	Investment Company Act	A-38
5.18	Affiliate Agreements	A-39
5.19	Corrupt Practices	A-39
5.20	Takeover Statutes and Charter Provisions	A-39
5.21	PIPE Investment Amount; Subscription Agreements	A-39
5.22	No Other Representations or Warranties	A-40
Article VI COVENANTS OF THE COMPANY		A-40
6.01	Conduct of Business	A-40
6.02	Inspection	A-43
6.03	HSR Act and Regulatory Approvals	A-43
6.04	No Claim Against the Trust Account	A-44
6.05	Proxy Solicitation; Other Actions	A-44
6.06	Non-Solicitation; Acquisition Proposals	A-45
6.07	Cooperation under the Credit Documents; Investor Rights Agreement	A-47
Article VII COVENANTS OF ACQUIROR		A-47
7.01	HSR Act and Regulatory Approvals	A-47
7.02	Indemnification and Insurance	A-49
7.03	Conduct of Acquiror During the Interim Period	A-49
7.04	Trust Account	A-51
7.05	Inspection	A-51
7.06	Acquiror NASDAQ Listing	A-51
7.07	Acquiror Public Filings	A-51
7.08	Financing	A-52
7.09	Additional Insurance Matters	A-52
7.10	Section 16 Matters	A-52
7.11	Director and Officer Appointments	A-52
7.12	Exclusivity	A-52
7.13	Redomicile	A-52
7.14	Management Incentive Package	A-53

Annex A-ii

Annex A Page Nos.
Article VIII JOINT COVENANTS		A-53
8.01	Support of Transaction	A-53
8.02	Preparation of Registration Statement; Special Meeting; Solicitation of Company Stockholder Approvals	A-53
8.03	Tax Matters	A-55
8.04	Confidentiality; Publicity	A-55
8.05	Ratification of Covenants	A-56
8.06	Post-Closing Cooperation; Further Assurances	A-56
Article IX CONDITIONS TO OBLIGATIONS		A-56
9.01	Conditions to Obligations of All Parties	A-56
9.02	Additional Conditions to Obligations of Acquiror	A-57
9.03	Additional Conditions to the Obligations of the Company	A-57
Article X TERMINATION/EFFECTIVENESS		A-58
10.01	Termination	A-58
10.02	Effect of Termination	A-59
Article XI MISCELLANEOUS		A-59
11.01	Waiver	A-59
11.02	Notices	A-59
11.03	Assignment	A-60
11.04	Rights of Third Parties	A-60
11.05	Expenses	A-60
11.06	Governing Law	A-60
11.07	Captions; Counterparts	A-61
11.08	Schedules and Exhibits	A-61
11.09	Entire Agreement	A-61
11.10	Amendments	A-61
11.11	Severability	A-61
11.12	Jurisdiction; WAIVER OF TRIAL BY JURY	A-61
11.13	Enforcement	A-62
11.14	Non-Recourse	A-62
11.15	Non-survival of Representations, Warranties and Covenants	A-62
11.16	Acknowledgements	A-62

Exhibits

Exhibit A — Form of Subscription Agreement

Exhibit B — Form of Company Support Agreement

Exhibit C — Form of Acquiror Support Agreement

Exhibit D — Form of Registration Rights Agreement

Exhibit E — Form of Certificate of Incorporation of Acquiror

Exhibit F — Form of Bylaws of Acquiror

Exhibit G — Form of Acquiror Equity Incentive Plan

Exhibit H — Form of Acquiror Employee Stock Purchase Plan

Exhibit I — Form of Amended and Restated Certificate of Incorporation of the Company

Exhibit J — Form of Letter of Transmittal
Annex A-iii

Execution Version

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”), dated as of January 11, 2021, is entered into by and among ArcLight Clean Transition Corp., a Cayman Islands exempted company (“Acquiror”), Phoenix Merger Sub, Inc., a Delaware corporation (“Merger Sub”), and Proterra Inc, a Delaware corporation (the “Company”). Except as otherwise indicated, capitalized terms used but not defined herein shall have the meanings set forth in Article I of this Agreement.

RECITALS

WHEREAS, Acquiror is a blank check company incorporated to acquire one or more operating businesses through a Business Combination;

WHEREAS, Merger Sub is a newly formed, wholly owned, direct Subsidiary of Acquiror, and was formed for the sole purpose of the Merger;

WHEREAS, subject to the terms and conditions hereof, at the Closing, Merger Sub will merge with and into the Company pursuant to the Merger, with the Company surviving as the Surviving Company;

WHEREAS, the respective boards of directors of each of Acquiror, Merger Sub and the Company have each approved and declared advisable this Agreement and the Transactions upon the terms and subject to the conditions of this Agreement and in accordance with the laws of its jurisdiction;

WHEREAS, contemporaneously with the execution and delivery of this Agreement, in connection with the Transactions, Acquiror and each of the investors listed on Schedule 5.21 (collectively, the “Subscribers”) have entered into certain Subscription Agreements, dated as of the date hereof (as amended or modified from time to time, collectively, the “Subscription Agreements”), each in substantially the same form as set forth on Exhibit A, for a private placement of Acquiror Common Stock, such private placement to be consummated immediately prior to the consummation of the Transactions;

WHEREAS, contemporaneously with the execution and delivery of this Agreement, in connection with the Transactions, the Sponsor has entered into that certain Sponsor Agreement, dated as of the date hereof (the “Sponsor Agreement”), with Acquiror and the Company;

WHEREAS, contemporaneously with the execution and delivery of this Agreement, in connection with the Transactions, certain Company Stockholders have entered into certain Support Agreements, dated as of the date hereof (the “Company Support Agreements”), with Acquiror and the Company, in the form set forth on Exhibit B, pursuant to which, among other things, such Company Stockholders have agreed to execute and deliver a consent constituting the Company Stockholder Approvals;

WHEREAS, contemporaneously with the execution and delivery of this Agreement, in connection with the Transactions, the Sponsor, certain directors and officers of the Company, Acquiror and the Company have entered into a Support Agreement, dated as of the date hereof (the “Acquiror Support Agreement” and together with the Company Support Agreements, the “Support Agreements”), with the Company, in the form set forth on Exhibit C, pursuant to which, among other things, the Sponsor and such directors and officers have agreed to vote in favor of this Agreement and the Transactions;

WHEREAS, contemporaneously with the Closing, in connection with the Transactions, Acquiror, the Company, certain Acquiror Stockholders and certain Company Stockholders who will receive Acquiror Common Stock pursuant to Article III, will enter into that certain Registration Rights Agreement (the “Registration Rights Agreement”), in the form set forth on Exhibit D to be effective upon the Closing;

WHEREAS, pursuant to the Acquiror Organizational Documents, Acquiror shall provide an opportunity to its shareholders to have their Acquiror Common Stock redeemed for the consideration, and on the terms and subject to the conditions and limitations, set forth in this Agreement, the Acquiror Organizational Documents, the Trust Agreement, and the Proxy Statement in conjunction with, inter alia, obtaining approval from the shareholders of Acquiror for the Business Combination (the “Offer”);

Annex A-1

WHEREAS, prior to the consummation of the Transactions, Acquiror shall, subject to obtaining the Acquiror Stockholder Approvals, (i) domesticate as a corporation in the State of Delaware (the “Redomicile”) and (ii) adopt the certificate of incorporation (the “Acquiror Charter”) in the form set forth on Exhibit E, which shall be the certificate of incorporation of Acquiror, until thereafter supplemented or amended in accordance with its terms and the DGCL;

WHEREAS, prior to the consummation of the Transactions, and contemporaneously with the Redomicile, Acquiror shall adopt the bylaws in the form set forth on Exhibit F, which shall be the bylaws of Acquiror, until thereafter supplemented or amended in accordance with its terms and the DGCL;

WHEREAS, prior to the consummation of the Transactions, Acquiror shall, subject to obtaining the Majority Acquiror Stockholder Approval, adopt the 2021 Equity Incentive Plan (the “Acquiror Equity Incentive Plan”), in the form set forth on Exhibit G, and the 2021 Employee Stock Purchase Plan (the “Acquiror Employee Stock Purchase Plan”) in the form set forth on Exhibit H; and

WHEREAS, Acquiror shall be renamed “Proterra Inc” and shall trade publicly on NASDAQ under a new ticker symbol selected by the Company.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, and intending to be legally bound hereby, Acquiror, Merger Sub and the Company agree as follows:

Article I
CERTAIN DEFINITIONS

1.01 Definitions. As used herein, the following terms shall have the following meanings:

“Acquiror” has the meaning specified in the preamble hereto.

“Acquiror Affiliate Agreement” has the meaning specified in Section 5.18.

“Acquiror and Merger Sub Representations” means the representations and warranties of each of Acquiror and Merger Sub expressly and specifically set forth in Article V of this Agreement, as qualified by the Schedules. For the avoidance of doubt, the Acquiror and Merger Sub Representations are solely made by Acquiror and Merger Sub.

“Acquiror Board” means the board of directors of Acquiror.

“Acquiror Board Recommendation” has the meaning specified in Section 8.02(d).

“Acquiror Change in Recommendation” has the meaning specified in Section 8.02(d).

“Acquiror Charter” has the meaning specified in the Recitals hereto.

“Acquiror Common Stock” means a Class A ordinary share, par value $0.0001 per share, of the share capital of Acquiror.

“Acquiror Cure Period” has the meaning specified in Section 10.01(c).

“Acquiror Employee Stock Purchase Plan” has the meaning specified in the Recitals hereto.

“Acquiror Equity Incentive Plan” has the meaning specified in the Recitals hereto.

“Acquiror Equity Plans Proposal” has the meaning specified in Section 8.02(c).

“Acquiror Material Contracts” has the meaning specified in Section 5.15.

“Acquiror Organizational Documents” means the Articles of Association and Acquiror’s memorandum of association, in each case as may be amended from time to time in accordance with the terms of this Agreement.

Annex A-2

“Acquiror SEC Reports” has the meaning specified in Section 5.09(a).

“Acquiror Stockholder” means a holder of Acquiror Common Stock.

“Acquiror Stockholder Approvals” means the Majority Acquiror Stockholder Approval and the Supermajority Acquiror Stockholder Approval.

“Acquiror Support Agreement” has the meaning specified in the Recitals hereto.

“Acquiror Warrant” means each whole warrant exercisable for one Acquiror Common Stock.

“Acquisition Proposal” has the meaning specified in Section 6.06(e)(i).

“Action” means any claim, action, suit, assessment, audit, investigation, examination, arbitration or proceeding, in each case that is by or before any Governmental Authority.

“Additional Proposal” has the meaning specified in Section 8.02(c).

“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, through one or more intermediaries or otherwise.

“Agreement” has the meaning specified in the preamble hereto.

“Amendment Proposal” has the meaning specified in Section 8.02(c).

“Ancillary Agreements” means the Subscription Agreements, the Support Agreements, the Registration Rights Agreement, the Sponsor Agreement, the Trust Agreement and any other agreement related to the Transactions.

“Anti-Corruption Laws” means any applicable Laws relating to anti-bribery or anti-corruption (governmental or commercial), including Laws that prohibit the corrupt payment, offer, promise, or authorization of the payment or transfer of anything of value (including gifts or entertainment), directly or indirectly, to any representative of a foreign Governmental Authority or commercial entity to obtain a business advantage, including the U.S. Foreign Corrupt Practices Act and all national and international Laws enacted to implement the OECD Convention on Combating Bribery of Foreign Officials in International Business Transactions.

“Antitrust Law” means the HSR Act, the Federal Trade Commission Act, the Sherman Act, the Clayton Act, and any applicable foreign antitrust Laws and all other applicable Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“Articles of Association” means the Amended and Restated Articles of Association of Acquiror, dated September 22, 2020.

“Audited Financial Statements” has the meaning specified in Section 4.06(a).

“Balance Sheet Date” means September 30, 2020.

“Benefit Plan” means any benefit or compensation plan, program, policy, practice, agreement, contract, arrangement or other obligation, whether or not in writing and whether or not funded, including, but not limited to, “employee benefit plans” within the meaning of Section 3(3) of ERISA (whether or not subject to ERISA), “voluntary employees’ beneficiary associations,” under Section 501(c)(9) of the Code, employment, individual consulting, retirement, severance, termination pay, change in control, transaction or retention arrangements, deferred compensation, equity or equity-based compensation, incentive compensation, bonus, supplemental retirement, profit sharing, insurance, medical, welfare, vacation, fringe or other benefits or remuneration plan, program, policy, agreement or arrangement of any kind.

“Business Combination” has the meaning ascribed to such term in the Articles of Association.

“Business Combination Proposal” has the meaning set forth in Section 7.12.

Annex A-3

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Law to close.

“Cancelled Shares” has the meaning set forth in Section 3.01(b)

“Cash and Cash Equivalents” shall mean the cash and cash equivalents, including checks, money orders, marketable securities, short-term instruments, negotiable instruments, funds in time and demand deposits or similar accounts on hand, in lock boxes, in financial institutions or elsewhere, together with all accrued but unpaid interest thereon, and all bank, brokerage or other similar accounts.

“CBA” has the meaning set forth in Section 4.12(a)

“Certificate of Merger” has the meaning specified in Section 2.01.

“Change in Control” means any transaction, or series of transactions, resulting in any one Person (other than the Sponsor or its Affiliates), or more than one Person that are Affiliates or that are acting as a group, acquiring ownership of equity securities of Acquiror which, together with the equity securities held by such Person, such Person and its Affiliates or such group, constitutes more than 50% of the total voting power or economic rights of the equity securities of Acquiror; provided, that to the extent such Person(s) acquire(s) ownership of more than 50% of the total voting power or economic rights of the equity securities of Acquiror through a series of transactions, the “price per share” paid or payable to the stockholders of Acquiror for purposes of Sections 3.09(a)(i) - (iv) shall be the highest price per share paid by such Person(s) in connection with all such transactions.

“CLCI” means the Companies Act (2020 Revision) of the Cayman Islands.

“Closing” has the meaning specified in Section 2.03.

“Closing Acquiror Cash” means, without duplication, an amount equal to (a) the funds contained in the Trust Account as of immediately prior to the Effective Time; plus (b) all other Cash and Cash Equivalents of Acquiror; minus (c) the aggregate amount of cash proceeds that will be required to satisfy the redemption of any shares of Acquiror Common Stock pursuant to the Offer (to the extent not already paid); plus (d) the PIPE Investment Amount; minus (e) any unpaid Transaction Expenses.

“Closing Date” has the meaning specified in Section 2.03.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning specified in the preamble hereto.

“Company Benefit Plan” means any Benefit Plan which is sponsored or maintained by, contributed to or required to be contributed to by, or with respect to which any current or potential liability is borne by the Company or any of its Affiliates.

“Company Board” means the board of directors of the Company.

“Company Board Recommendation” has the meaning specified in Section 8.02(e).

“Company Certificate” has the meaning specified in Section 3.03(a).

“Company Change in Recommendation” has the meaning specified in Section 8.02(e).

“Company Common Stock” means a share of the Company’s common stock, par value $0.0001 per share.

“Company Convertible Note” means an outstanding Secured Convertible Promissory Note issued by the Company pursuant to that certain Note Purchase Agreement, dated as of August 4, 2020, by and among the Company and the investors listed on Schedule A thereto.

“Company Cure Period” has the meaning specified in Section 10.01(b).

Annex A-4

“Company Intellectual Property” means all Owned Intellectual Property and all Intellectual Property used in the business of the Company, as currently conducted.

“Company Option” has the meaning specified in Section 3.04(a).

“Company Organizational Documents” means the certificate of incorporation and bylaws of the Company, in each case as may be amended from time to time in accordance with the terms of this Agreement.

“Company Permits” has the meaning specified in Section 4.07(d).

“Company Preferred Stock” means each and all of the (i) Series 1 Preferred Stock of the Company, par value $0.0001 per share, (ii) Series 2 Preferred Stock of the Company, par value $0.0001 per share, (iii) Series 3 Preferred Stock of the Company, par value $0.0001 per share, (iv) Series 4 Preferred Stock of the Company, par value $0.0001 per share, (v) Series 5 Preferred Stock of the Company, par value $0.0001 per share, (vi) Series 6 Preferred Stock of the Company, par value $0.0001 per share, (vii) Series 7 Preferred Stock of the Company, par value $0.0001 per share and (viii) Series 8 Preferred Stock of the Company, par value $0.0001 per share.

“Company Properties” has the meaning specified in Section 4.18(a).

“Company Representations” means the representations and warranties of the Company expressly and specifically set forth in Article IV of this Agreement, as qualified by the Schedules. For the avoidance of doubt, the Company Representations are solely made by the Company.

“Company Software” means all Software used in the business of the Company, as currently conducted.

“Company Stock” means, collectively, the Company Common Stock and the Company Preferred Stock.

“Company Stock Plan” means the Company’s 2010 Equity Incentive Plan.

“Company Stockholder” means the holder of either a share of Company Common Stock or a share of Company Preferred Stock.

“Company Stockholder Approvals” has the meaning specified in Section 8.02(e).

“Company Support Agreements” has the meaning specified in the Recitals.

“Company Warrants” means warrants to purchase shares of Company Common Stock and/or Company Preferred Stock.

“Confidentiality Agreement” means that certain Mutual Nondisclosure Agreement, dated as of October 16, 2020, between Acquiror and the Company.

“Consent Solicitation Statement” means the consent solicitation statement included as part of the Registration Statement with respect to the solicitation by the Company of the Company Stockholder Approvals.

“Contracts” means any legally binding contracts, agreements, subcontracts, leases, and purchase orders (other than Company Benefit Plans).

“COVID-19” means the novel coronavirus, SARS-CoV-2 or COVID-19 or any mutation of the same, including any resulting epidemics, pandemics, disease outbreaks or public health emergencies.

“COVID-19 Measures” means any quarantine, isolation, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other Law, decree, judgment, injunction or other order, directive, guidelines or recommendations by any Governmental Authority or industry group in connection with or in response to COVID-19, including, the Coronavirus Aid, Relief, and Economic Security Act (CARES).

“Credit Documents” means the “Loan Documents” (as defined in the First Lien Credit Agreement), the “Financing Documents” (as defined in the Second Lien Agreement) and the “Loan Documents” (as defined in the PPP Note).

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“Debt Facility Amendments” has the meaning specified in Section 6.07(c).

“DGCL” means the General Corporation Law of the State of Delaware.

“Dissenting Shares” has the meaning specified in Section 3.08.

“Earnout Period” has the meaning specified in Section 3.09(a).

“Earnout Stock” means 22,809,500 shares of Acquiror Common Stock.

“Effective Time” has the meaning specified in Section 2.01.

“Enforceability Exceptions” has the meaning specified in Section 4.02(a).

“Environmental Laws” means any and all applicable Laws relating to pollution or protection of the environment (including natural resources), worker health and safety (to the extent relating to exposure to Hazardous Materials), or the use, generation, storage, emission, transportation, disposal or release of or exposure to Hazardous Materials.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any other Person that, together with such Person, is, or within the past six (6) years was, required to be treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.

“Ex-Im Laws” means all applicable Laws relating to export, re-export, transfer and import controls, including the Export Administration Regulations and the customs and import Laws administered by U.S. Customs and Border Protection.

“Exchange Act” means the Securities Exchange Act of 1934.

“Exchanged Company Option” has the meaning set forth in Section 3.04(a).

“Financial Derivative/Hedging Arrangement” means any transaction (including an agreement with respect thereto) which is a rate swap transaction, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any combination of these transactions.

“Financial Statements” has the meaning specified in Section 4.06(b).

“First Lien Credit Agreement” means that certain Loan, Guaranty and Security Agreement dated as of May 8, 2019, by and among the Company, as borrower, the lenders party thereto, and Bank of America, N.A., as agent (as amended by that certain First Amendment and Limited Extension to Loan, Guaranty and Security Agreement, dated as of August 4, 2020).

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Government Official” means any official or employee of any directly or indirectly government-owned or controlled entity, and any officer or employee of a public international organization, as well as any person acting in an official capacity for or on behalf of any such entity or for or on behalf of any such public international organization.

“Governmental Authority” means any federal, state, provincial, municipal, local or foreign government, governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, arbitrator, court or tribunal.

“Governmental Order” means any order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any Governmental Authority.

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“Hazardous Material” means any material, substance or waste that is listed, regulated, or defined as “hazardous,” “toxic,” or “radioactive,” or as a “pollutant” or “contaminant” (or words of similar intent or meaning) under applicable Environmental Laws, including but not limited to petroleum, petroleum by-products, asbestos or asbestos-containing material, polychlorinated biphenyls, per- and pol-fluoroalkyl substances, flammable or explosive substances, toxic mold or pesticides.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Indebtedness” means, with respect to any Person, without duplication, any obligations (whether or not contingent) consisting of (a) the outstanding principal amount of and accrued and unpaid interest on, and other payment obligations for, borrowed money, or payment obligations issued or incurred in substitution or exchange for payment obligations for borrowed money, (b) amounts owing as deferred purchase price for property or services, including “earnout” payments, (c) payment obligations evidenced by any promissory note, bond, debenture, mortgage or other debt instrument or debt security, (d) contingent reimbursement obligations with respect to letters of credit, bankers’ acceptance or similar facilities (in each case to the extent drawn), (e) payment obligations of a third party secured by (or for which the holder of such payment obligations has an existing right, contingent or otherwise, to be secured by) any Lien, other than a Permitted Lien, on assets or properties of such Person, whether or not the obligations secured thereby have been assumed, (f) obligations under capitalized leases, (g) obligations under any Financial Derivative/Hedging Arrangement, (h) any other indebtedness or obligation reflected or required to be reflected as indebtedness in a consolidated balance sheet, in accordance with GAAP, (i) guarantees, make-whole agreements, hold harmless agreements or other similar arrangements with respect to any amounts of a type described in clauses (a) through (h) above and (j) with respect to each of the foregoing, any unpaid interest, breakage costs, prepayment or redemption penalties or premiums, or other unpaid fees or obligations (including unreimbursed expenses or indemnification obligations for which a claim has been made); provided, however, that Indebtedness shall not include accounts payable to trade creditors that are not past due and accrued expenses arising in the ordinary course of business consistent with past practice.

“Information or Document Request” means any request or demand for the production, delivery or disclosure of documents or other evidence, or any request or demand for the production of witnesses for interviews or depositions or other oral or written testimony, by any Regulatory Consent Authority relating to the transactions contemplated hereby or by any third party challenging the transactions contemplated hereby, including any so called “second request” for additional information or documentary material or any civil investigative demand made or issued by the Antitrust Division of the United States Department of Justice or the United States Federal Trade Commission or any subpoena, interrogatory or deposition.

“Insurance Policies” has the meaning specified in Section 4.20(a).

“Intellectual Property” means all intellectual property rights, as they exist anywhere in the world, whether registered or unregistered, including all: (i) patents and patent applications (including any divisions, continuations, continuations-in-part, reissues, reexaminations and interferences thereof); (ii) trademarks, service marks, trade dress, trade names, brand names, logos and corporate names; (iii) copyrights, mask works and designs; (iv) internet domain names; (v) trade secrets and other intellectual property rights in know-how, inventions, processes, procedures, database rights, confidential business information and other proprietary information and rights; and (vi) intellectual property rights in Software.

“Interim Period” has the meaning specified in Section 6.01.

“Intervening Event” has the meaning specified in Section 6.06(e)(iii).

“Investor Rights Agreement” means that certain Ninth Amended and Restated Investors’ Rights Agreement of the Company dated as of the date of this Agreement.

“IT Systems” means all computer hardware (including hardware, firmware, peripherals, communication equipment and links, storage media, networking equipment, power supplies and any other components used in conjunction with such), data processing systems, Software, and all other information technology equipment owned or controlled by the Company and used in the operation of its business.

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“Knowledge” shall mean the actual knowledge of (i) in the case of the Company, its Chief Executive Officer, Chief Financial Officer, Chief Technology Officer and Vice President, Human Resources, and (ii) in the case of Acquiror, Marco Gatti and Jake Erhard.

“Law” means any statute, law (including common law), act, code, ordinance, rule, regulation or Governmental Order, in each case, of any Governmental Authority.

“Lease Documents” has the meaning specified in Section 4.18(c).

“Letter of Transmittal” has the meaning specified in Section 3.03(b)(i).

“Lien” means any mortgage, deed of trust, pledge, hypothecation, easement, right of way, purchase option, right of first refusal, covenant, restriction, security interest, title defect, encroachment or other survey defect, or other lien or encumbrance of any kind, except for (a) any restrictions arising under any applicable Securities Laws, and (b) immaterial easements, rights of way, covenants, encumbrances or restrictions that do not materially detract the value of the underlying asset or the use of the asset.

“Majority Acquiror Stockholder Approval” means, with respect to any Proposal other than the Redomicile Proposal, the affirmative vote of holders of a majority of the outstanding shares of Acquiror Common Stock cast at the Special Meeting.

“Material Adverse Effect” means any event, change, circumstance or development that has a material adverse effect on (i) the assets, business, results of operations or financial condition of the Company or (ii) the ability of the Company to consummate the Transactions; provided, however, that in no event would any of the following (or the effect of any of the following), alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Material Adverse Effect” pursuant to clause (i) above: (a) any change or development in applicable Laws (including COVID-19 Measures) or GAAP or any official interpretation thereof, (b) any change or development in interest rates or economic, political, legislative, regulatory, business, financial, commodity, currency or market conditions generally affecting the economy or the industry in which the Company operates, (c) the announcement or the execution of this Agreement, the pendency or consummation of the Merger or the performance of this Agreement, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, licensors, distributors, partners, providers and employees (provided, that the exceptions in this clause (c) shall not be deemed to apply to references to “Material Adverse Effect” in the representations and warranties set forth in Section 4.02(b) and, to the extent related thereto, the condition in Section 9.02(a)), (d) any change generally affecting any of the industries or markets in which the Company operates or the economy as a whole, (e) the compliance with the terms of this Agreement or the taking of any action, or failure to take action, required or contemplated by this Agreement or with the prior written consent of Acquiror (provided, that the exceptions in this clause (e) shall not be deemed to apply to references to “Material Adverse Effect” in the representations and warranties set forth in Section 4.02(b) and, to the extent related thereto, the condition in Section 9.02(a)), (f) any earthquake, hurricane, tsunami, tornado, flood, mudslide, wild fire or other natural disaster, epidemic, disease outbreak, pandemic (including COVID-19 (or any mutation or variation thereof or related health condition)), weather condition, explosion fire, act of God or other force majeure event, (g) any national or international political or social conditions in countries in which, or in the proximate geographic region of which, the Company operates, including the engagement by the United States or such other countries in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military or terrorist attack upon the United States or such other country, or any territories, possessions, or diplomatic or consular offices of the United States or such other countries or upon any United States or such other country military installation, equipment or personnel, and (h) any failure of the Company to meet any projections, forecasts or budgets; provided, that clause (h) shall not prevent or otherwise affect a determination that any change or effect underlying such failure to meet projections or forecasts has resulted in, or contributed to, or would reasonably be expected to result in or contribute to, a Material Adverse Effect (to the extent such change or effect is not otherwise excluded from this definition of Material Adverse Effect), except in the case of clause (a), (b), (d), (f) and (g) to the extent that such change has a disproportionate impact on the Company, as compared to other industry participants.

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“Material Contracts” has the meaning specified in Section 4.12(a).

“Merger” has the meaning specified in Section 2.01.

“Merger Consideration” has the meaning specified in Section 3.01(c).

“Merger Sub” has the meaning specified in the preamble hereto.

“NASDAQ” means The Nasdaq Stock Market LLC.

“NASDAQ Proposal” has the meaning specified in Section 8.02(c).

“Offer” has the meaning specified in the Recitals hereto.

“Outstanding Acquiror Expenses” has the meaning specified in Section 3.07(b).

“Outstanding Company Expenses” has the meaning specified in Section 3.07(a).

“Owned Company Software” means all Software owned by the Company.

“Owned Intellectual Property” means all Intellectual Property owned by the Company.

“Permitted Acquisition Certification” has the meaning specified in Section 6.07(c).

“Permitted Liens” means (i) statutory or common law Liens of mechanics, materialmen, warehousemen, landlords, carriers, repairmen, construction contractors and other similar Liens (A) that arise in the ordinary course of business, (B) relate to amounts not yet delinquent or (C) that are being contested in good faith through appropriate Actions and either are not material or appropriate reserves for the amount being contested have been established in accordance with GAAP on the Financial Statements, (ii) Liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business, (iii) Liens for Taxes not yet due and payable or which are being contested in good faith through appropriate Actions, and for which appropriate reserves have been established in accordance with GAAP on the Financial Statements, (iv) non-monetary Liens, encumbrances and restrictions on real property (including easements, covenants, rights of way and similar restrictions of record) that do not, individually or in the aggregate, materially interfere with the present uses of such real property, (v) non-exclusive licenses of Intellectual Property, (vi) Liens that secure obligations that are reflected as liabilities on the balance sheet included in the Unaudited Financial Statements (which such Liens are referenced or the existence of which such Liens is referred to in the notes to the balance sheet included in the Unaudited Financial Statements), (vii) requirements and restrictions of zoning, building and other applicable Laws and municipal by-laws, and development, site plan, subdivision or other agreements with municipalities, which do not materially interfere with the current use or occupancy of any real property leased by the Company, and (viii) Liens described on Schedule 1.01(a).

“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, Governmental Authority or other entity of any kind.

“Personal Information” means any personal information that specifically identifies any individual who has provided information to the Company, including names, addresses, telephone numbers, personal health information, drivers’ license numbers and government-issued identification numbers, as applicable.

“PIPE Investment Amount” has the meaning specified in Section 5.21.

“PPP Note” means that certain U.S. Small Business Administration Note dated May 6, 2020 between the Company and Town Center Bank.

“Preferred Stock Conversion” has the meaning specified in Section 8.02(f).

“Privacy Laws” means any and all Laws applicable to the Company relating to the collection, use, storage, safeguarding and security (both technical and physical) of Personal Information.

“Proposals” has the meaning specified in Section 8.02(c).

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“Proxy Statement” means the proxy statement filed by Acquiror as part of the Registration Statement with respect to the Special Meeting for the purpose of soliciting proxies from Acquiror Stockholders to approve the Proposals (which shall also provide the Acquiror Stockholders with the opportunity to redeem their shares of Acquiror Common Stock in conjunction with a shareholder vote on the Business Combination).

“Redeeming Stockholder” means an Acquiror Stockholder who demands that Acquiror redeem its Acquiror Common Stock for cash in connection with the transactions contemplated hereby and in accordance with the Acquiror Organizational Documents.

“Redomicile” has the meaning specified in the Recitals hereto.

“Redomicile Proposal” has the meaning specified in Section 8.02(c).

“Registered IP” has the meaning specified in Section 4.15(a).

“Registration Rights Agreement” has the meaning specified in the Recitals hereto.

“Registration Statement” has the meaning specified in Section 8.02(a).

“Regulatory Consent Authorities” means the Antitrust Division of the United States Department of Justice or the United States Federal Trade Commission, as applicable.

“Related Party” means, with respect to any party hereto, any Subsidiary or Affiliate thereof, or any business, entity or Person that any of the foregoing controls, is controlled by or is under common control with.

“Representative” means, as to any Person, any of the officers, directors, managers, employees, counsel, accountants, financial advisors, lenders, debt financing sources and consultants of such Person.

“Sanctioned Person” means at any time any Person: (a) listed on any Sanctions-related list of designated or blocked persons; (b) a Governmental Authority of, resident in, or organized under the Laws of a country or territory that is the target of comprehensive Sanctions from time to time (as of the date of this Agreement, Cuba, Iran, North Korea, Syria, and the Crimea region); or (c) majority-owned or controlled by any of the foregoing.

“Sanctions” means those trade, economic and financial sanctions-related Laws, regulations, embargoes, and restrictive measures administered, enacted or enforced from time to time by (a) the United States (including without limitation the Department of Treasury, Office of Foreign Assets Control), (b) the European Union and enforced by its member states, (c) the United Nations or (d) Her Majesty’s Treasury.

“Schedules” means the disclosure schedules of the Company or Acquiror, as applicable.

“SEC” means the United States Securities and Exchange Commission.

“Second Lien Agreement” means that certain Note Purchase Agreement, dated as of August 4, 2020, by and among the Company, CSI GP I LLC, as collateral agent, and the investors listed on Schedule A thereto.

“Securities Act” means the Securities Act of 1933.

“Securities Laws” means the securities laws of any state, federal or foreign entity and the rules and regulations promulgated thereunder.

“Software” means any and all (a) computer programs, including any and all software implementation of algorithms, models and methodologies, whether in source code, object code, human readable form or other form, (b) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (c) descriptions, flow charts and other work products used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons and (d) all documentation including user manuals and other training documentation relating to any of the foregoing.

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“Special Meeting” means a meeting of the holders of Acquiror Common Stock to be held for the purpose of approving the Proposals.

“Sponsor” means ArcLight CTC Holdings, L.P.

“Sponsor Agreement” has the meaning specified in the Recitals hereto.

“Subscribers” has the meaning specified in the Recitals hereto.

“Subscription Agreements” has the meaning specified in the Recitals hereto.

“Subsidiary” means, with respect to a Person, any corporation or other organization (including a limited liability company or a partnership), whether incorporated or unincorporated, of which such Person directly or indirectly owns or controls a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization or any organization of which such Person or any of its Subsidiaries is, directly or indirectly, a general partner or managing member.

“Superior Proposal” has the meaning specified in Section 6.06(e)(ii).

“Supermajority Acquiror Stockholder Approval” means, with respect to the Redomicile Proposal only, the affirmative vote of holders of two-thirds (2/3) of the outstanding shares of Acquiror Common Stock cast at the Special Meeting.

“Support Agreements” has the meaning specified in the Recitals hereto.

“Surviving Company” has the meaning specified in Section 2.01.

“Surviving Provisions” has the meaning specified in Section 10.02.

“Tax” means any federal, state, provincial, territorial, local, foreign and other net income, alternative or add-on minimum, franchise, gross income, adjusted gross income or gross receipts, employment, unemployment, compensation, utility, social security (or similar), withholding, payroll, ad valorem, transfer, windfall profits, franchise, license, branch, excise, severance, production, stamp, occupation, premium, personal property, real property, capital stock, profits, disability, registration, value added, capital gains, goods and services, estimated, sales, use, or other tax, escheat or unclaimed property obligation, governmental fee or other like assessment, together with any interest, penalty, fine, levy, impost, duty, charge, addition to tax or additional amount imposed with respect thereto by a Governmental Authority.

“Tax Authority” means any Governmental Authority with jurisdiction or authority to impose, administer, levy, assess or collect Tax.

“Tax Return” means any return, report, statement, refund, claim, election, disclosure, declaration, information report or return, statement, estimate or other document filed or required to be filed with a Tax Authority with respect to Taxes, including any schedule or attachment thereto and including any amendments thereof.

“Terminating Acquiror Breach” has the meaning specified in Section 10.01(c).

“Terminating Company Breach” has the meaning specified in Section 10.01(b).

“Termination Date” has the meaning specified in Section 10.01(b).

“Trading Day” means any day on which shares of Acquiror Common Stock are actually traded on the principal securities exchange or securities market on which shares of Acquiror Common Stock are then traded.

“Transaction Expenses” means any fees, costs and expenses incurred or subject to reimbursement by Acquiror and its Subsidiary, whether accrued for or not, in each case in connection with the transactions contemplated by this Agreement and the Ancillary Agreements, including (a) any brokerage fees, commissions, finders’ fees, or financial advisory fees, and, in each case, related costs and expenses, (b) any

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fees, costs and expenses of counsel, accountants or other advisors or service providers, and (c) any fees, costs and expenses or payments of any of Acquiror and its Subsidiary related to any transaction bonus, discretionary bonus, change-of-control payment, retention or other compensatory payments made to any employee of Acquiror or its Subsidiary as a result of the execution of this Agreement or the Ancillary Agreements or in connection with the transactions contemplated hereby and thereby (including the employer portion of any payroll, social security, unemployment or similar Taxes).

“Transaction Proposal” has the meaning specified in Section 8.02(c).

“Transactions” means the transactions contemplated by this Agreement to occur at or immediately prior to the Closing, including the Merger and the Preferred Stock Conversion.

“Treasury Regulations” means the regulations promulgated under the Code.

“Trust Account” has the meaning specified in Section 5.06(a).

“Trust Agreement” has the meaning specified in Section 5.06(a).

“Trustee” has the meaning specified in Section 5.06(a).

“Unaudited Financial Statements” has the meaning specified in Section 4.06(b).

“VWAP” means, for any security as of any date(s), the dollar volume-weighted average price for such security on the principal securities exchange or securities market on which such security is then traded during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg through its “HP” function (set to weighted average) or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported by OTC Markets Group Inc. If the VWAP cannot be calculated for such security on such date(s) on any of the foregoing bases, the VWAP of such security on such date(s) shall be the fair market value per share on such date(s) as reasonably determined by Acquiror.

“Warrant Agreement” means that certain Warrant Agreement, dated as of September 25, 2020, between Acquiror and Continental Stock Transfer & Trust Company, a New York corporation, as warrant agent.

“Willful Breach” means, with respect to any agreement, a party’s knowing and intentional material breach of any of its representations or warranties as set forth in such agreement, or such party’s material breach of any of its covenants or other agreements set forth in such agreement, which material breach constitutes, or is a consequence of, a purposeful act or failure to act by such party with the knowledge that the taking of such act or failure to take such act would cause a material breach of such agreement.

1.02 Construction.

(a) Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, (iv) the terms “Article”, “Section”, “Schedule”, “Exhibit” and “Annex” refer to the specified Article, Section, Schedule, Exhibit or Annex of or to this Agreement unless otherwise specified, (v) the word “including” shall mean “including without limitation”, (vi) the word “or” shall be disjunctive but not exclusive and (vii) any reference to a Law shall mean such Law as amended.

(b) Unless the context of this Agreement otherwise requires, references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto.

(c) Unless the context of this Agreement otherwise requires, references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.

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(d) The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent and no rule of strict construction shall be applied against any party.

(e) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.

(f) All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

(g) The phrases “delivered,” “provided to,” “furnished to,” “made available” and phrases of similar import when used herein, unless the context otherwise requires, means that a copy of the information or material referred to has been provided no later than two (2) Business Days prior to the date of this Agreement to the party to which such information or material is to be provided or furnished (i) in the virtual “data room” set up by the Company in connection with this Agreement or (ii) by delivery to such party or its legal counsel via electronic mail or hard copy form.

Article II
THE MERGER; CLOSING

2.01 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, following the Redomicile, at the Effective Time, Merger Sub shall be merged with and into the Company (the “Merger”), with the Company being the surviving corporation (which is sometimes hereinafter referred to for the periods at and after the Effective Time as the “Surviving Company”) following the Merger and the separate corporate existence of Merger Sub shall cease. The Merger shall be consummated in accordance with this Agreement and the DGCL and evidenced by a certificate of merger (the “Certificate of Merger”), such Merger to be consummated upon filing of the Certificate of Merger or at such later time as may be agreed by Acquiror and the Company in writing and specified in the Certificate of Merger (the “Effective Time”).

2.02 Effects of the Merger. The Merger shall have the effects set forth in this Agreement and the DGCL. Without limiting the generality of the foregoing and subject thereto, by virtue of the Merger and without further act or deed, at the Effective Time, all of the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Company and all of the debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Company.

2.03 Closing. Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) shall take place electronically through the exchange of documents via e-mail or facsimile on the date which is three (3) Business Days after the date on which all conditions set forth in Article IX shall have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver thereof) or such other time and place as Acquiror and the Company may mutually agree in writing. The date on which the Closing actually occurs is referred to in this Agreement as the “Closing Date.” Subject to the satisfaction or waiver of all of the conditions set forth in Article IX of this Agreement, and provided this Agreement has not theretofore been terminated pursuant to its terms, on the Closing Date, the Company shall cause the Certificate of Merger to be executed, acknowledged and filed with the Secretary of State of the State of Delaware as provided in Sections 251 and 103 of the DGCL. Acquiror shall be renamed “Proterra Inc” and shall trade publicly on the NASDAQ under a new ticker symbol selected by the Company.

2.04 Organizational Documents of the Company and Acquiror.

(a) At the Effective Time, the certificate of incorporation of the Company, as in effect immediately prior to the Effective Time, shall be amended and restated in its entirety as set forth on Exhibit I attached hereto, and as so amended, shall be the certificate of incorporation of the Surviving Company, until thereafter supplemented or amended in accordance with its terms and the DGCL.

(b) At the Effective Time, the bylaws of the Company, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Company, until thereafter supplemented or amended in accordance with its terms, the Surviving Company’s certificate of incorporation and the DGCL.

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2.05 Directors and Officers of the Companies.

(a) The Company shall take all necessary action prior to the Effective Time such that (i) each director of the Company in office immediately prior to the Effective Time shall cease to be a director immediately following the Effective Time (including by causing each such director to tender an irrevocable resignation as a director, effective as of the Effective Time) and (ii) each person set forth on Schedule 2.05(a) shall be appointed to the Board of Directors of the Surviving Company, effective as of immediately following the Effective Time, and, as of such time, shall be the only directors of the Surviving Company (including by causing the Company Board to adopt resolutions prior to the Effective Time that expand or decrease the size of the Company Board, as necessary, and appoint such persons to the vacancies resulting from the incumbent directors’ respective resignations or, if applicable, the newly created directorships upon any expansion of the size of the Company Board). Each person appointed as a director of the Surviving Company pursuant to the preceding sentence shall remain in office as a director of the Surviving Company until his or her successor is elected and qualified or until his or her earlier death, resignation or removal.

(b) Persons constituting the officers of the Company prior to the Effective Time shall continue to be the officers of the Surviving Company until the earlier of their death, resignation or removal or until their respective successors are duly appointed.

(c) Except as otherwise agreed in writing by the Company and Acquiror prior to the Closing, and conditioned upon the occurrence of the Closing, subject to any limitation imposed under applicable Laws and NASDAQ listing requirements, Acquiror shall take all necessary action prior to the Effective Time such that (i) each director of Acquiror in office immediately prior to the Effective Time shall cease to be a director immediately following the Effective Time (including by causing each such director to tender an irrevocable resignation as a director, effective as of the Effective Time), (ii) eight (8) individuals designated by the Company (the “Company Director Designees”), six (6) of whom shall qualify as “independent directors” under the applicable listing and corporate governance rules and regulations of NASDAQ, pursuant to this Section 2.05(c) shall be appointed to the Acquiror Board, effective as of immediately following the Effective Time, (iii) one (1) individual designated by Acquiror (the “Acquiror Director Designees”), who shall qualify as an “independent director” under the applicable listing and corporate governance rules and regulations of NASDAQ, shall be appointed to the Acquiror Board, effective as of immediately following the Effective Time, and (iv) as of immediately following the Effective Time, the Company Director Designees and the Acquiror Director Designees shall be the only directors of Acquiror, and there shall be no vacancies or unfilled newly created directorships. If necessary to effect the foregoing, the Acquiror Board shall adopt resolutions prior to the Effective Time that expand or decrease the size of the Acquiror Board and appoint such persons to the vacancies resulting from the incumbent directors’ respective resignations or, if applicable, the newly created directorships upon any expansion of the size of the Acquiror Board. Each person appointed as a director of Acquiror pursuant to this Section 2.05(c) shall remain in office as a director of Acquiror until his or her successor is elected and qualified or until his or her earlier death, resignation or removal. If any of the directors designated by the parties shall be unable or unwilling to serve at the Closing, the Company or Acquiror, respectively, shall promptly designate a replacement director and provide any relevant information about such appointee as the other party may reasonably request.

(d) Acquiror shall take all necessary action prior to the Effective Time such that (i) each officer of Acquiror in office immediately prior to the Effective Time shall cease to be an officer immediately following the Effective Time and (ii) the persons constituting the officers of the Company prior to the Effective Time shall, as of immediately following the Effective Time, be appointed the officers of Acquiror in identical positions until the earlier of their death, resignation or removal or until their respective successors are duly appointed.

Article III
EFFECTS OF THE MERGER

3.01 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Acquiror, Merger Sub or the holder of any Company Stock:

(a) Conversion of Merger Sub Common Stock. Each share of common stock of Merger Sub, par value $0.0001 per share, issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of common stock of the Surviving Company, par value $0.0001 per share.

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(b) Cancellation of Certain Company Stock. Each share of Company Stock issued and outstanding immediately prior to the Effective Time that is held by the Company in treasury or owned by Acquiror or by Merger Sub shall no longer be outstanding and shall be automatically canceled and shall cease to exist (the “Cancelled Shares”), and no consideration shall be delivered in exchange therefor.

(c) Conversion of All Other Company Stock. Each share of Company Common Stock (including shares of Company Preferred Stock converted to Company Common Stock in connection with the Preferred Stock Conversion) issued and outstanding immediately prior to the Effective Time, other than any Cancelled Shares and Dissenting Shares, shall be converted into the right to receive a fraction of a share of duly authorized, validly issued, fully paid and nonassessable Acquiror Common Stock (deemed to have a value of ten dollars ($10) per share) (the “Merger Consideration”) equal to 0.8925 (the “Exchange Ratio”) shares of Acquiror Common Stock.

3.02 Equitable Adjustments. If, between the date of this Agreement and the Closing, the outstanding shares of Company Common Stock, Company Preferred Stock or shares of Acquiror Common Stock shall have been changed into a different number of shares or a different class or series, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, change, combination or exchange of shares, or any similar event shall have occurred, then any number, value (including dollar value) or amount contained herein which is based upon the number of shares of Company Common Stock, Company Preferred Stock or shares of Acquiror Common Stock will be appropriately adjusted to provide to the holders of Company Common Stock, Company Preferred Stock and the holders of Acquiror Common Stock the same economic effect as contemplated by this Agreement; provided, however, that this Section 3.02 shall not be construed to permit Acquiror, the Company or Merger Sub to take any action with respect to their respective securities that is prohibited by the terms and conditions of this Agreement.

3.03 Exchange of Company Certificates and Company Book-Entry Shares.

(a) Exchange Agent. Prior to the Effective Time, the Company and Acquiror shall appoint a bank or trust company to act as exchange agent (the “Exchange Agent”) for the payment and delivery of the aggregate Merger Consideration in accordance with this Section 3.03. At or immediately following the Effective Time, Acquiror shall deposit (or cause to be deposited) with the Exchange Agent the number of shares of Acquiror Common Stock comprising the aggregate Merger Consideration in respect of (i) certificates that immediately prior to the Effective Time represented Company Stock, including, for the avoidance of doubt, certificates representing Company Common Stock as a result of the conversion of Company Preferred Stock (“Company Certificates”) and (ii) non-certificated outstanding Company Stock represented by book entry (“Company Book-Entry Shares”), in each case other than Cancelled Shares and Dissenting Shares, for exchange in accordance with this Section 3.03 through the Exchange Agent (the “Exchange Fund”). The Exchange Agent shall, pursuant to irrevocable instructions, deliver the aggregate Merger Consideration contemplated to be issued pursuant to Section 3.01(c) out of the Exchange Fund. The Exchange Fund shall not be used for any other purpose.

(b) Exchange Procedures.

(i) Promptly following the Effective Time, Acquiror shall send, or shall cause the Exchange Agent to send, to each record holder of a Company Certificate, which shares were converted into the right to receive the Merger Consideration in respect thereof at the Effective Time pursuant to this Agreement: (i) a letter of transmittal substantially in the form of Exhibit J hereto, with such changes as may be required by the Exchange Agent and reasonably acceptable to the Company (the “Letter of Transmittal”) which shall specify that delivery shall be effected, and risk of loss and title to the Company Certificates shall pass, only upon delivery of the Company Certificates to the Exchange Agent, and shall otherwise be in such form and have such other provisions as the Company, Acquiror and the Exchange Agent may reasonably specify and (ii) instructions for effecting the surrender of the Company Certificates (or affidavits in lieu thereof in accordance with Section 3.03(e)) in exchange for the aggregate Merger Consideration in respect thereof. Upon surrender of Company Certificates (or affidavits in lieu thereof in accordance with Section 3.03(e)) for cancellation to the Exchange Agent and upon delivery of a Letter of Transmittal, duly executed and in proper form with all required enclosures and attachments, with respect to such Company Certificates, the holder of such Company Certificates shall be entitled to receive the Merger Consideration for each share of Company Common Stock formerly represented by such Company Certificates. Any Company Certificates so surrendered shall forthwith be cancelled. If payment of any Merger Consideration is to be made to a Person other than the Person in whose name any surrendered Company Certificate is registered, it shall be a condition precedent to payment that the Company Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer, and the Person requesting such payment shall have paid any transfer and

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other similar Taxes required by reason of the delivery of the aggregate Merger Consideration in respect thereof, as applicable, to a Person other than the registered holder of the Company Certificate so surrendered and shall have established to the satisfaction of Acquiror that such Taxes either have been paid or are not required to be paid. Until surrendered as contemplated hereby, each Company Certificate shall be deemed at any time after the Effective Time to represent only the right to receive the aggregate Merger Consideration in respect thereof.

(ii) Promptly following the Effective Time, Acquiror shall send, or shall cause the Exchange Agent to send, each holder of Company Book-Entry Shares the Merger Consideration for each share of Company Common Stock formerly represented by such Company Book-Entry Shares. Any Company Book-Entry Shares so surrendered shall forthwith be cancelled. Delivery of the aggregate Merger Consideration, as applicable, with respect to Company Book-Entry Shares shall only be made to the Person in whose name such Company Book-Entry Shares are registered. Until surrendered as contemplated hereby, each Company Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive the aggregate Merger Consideration in respect thereof.

(c) Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of Company Stock outstanding immediately prior to the Effective Time on the records of the Company. From and after the Effective Time, the holders of Company Certificates and Company Book-Entry Shares representing Company Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares except as otherwise provided for herein or by applicable Law. If, after the Effective Time, Company Certificates representing Company Stock are presented to Acquiror for any reason, they shall be cancelled and exchanged for the aggregate Merger Consideration in respect thereof as provided in this Agreement.

(d) Termination of Exchange Fund; Abandoned Property. At any time following one (1) year after the Closing Date, Acquiror shall be entitled to require the Exchange Agent to deliver to it any shares of Acquiror Common Stock remaining in the Exchange Fund made available to the Exchange Agent and not delivered to holders of Company Certificates or Company Book-Entry Shares, and thereafter such holders shall be entitled to look only to Acquiror (subject to abandoned property, escheat or other similar Laws) as general creditors thereof with respect to the aggregate Merger Consideration payable upon due surrender of their Company Certificates or Company Book-Entry Shares and compliance with the procedures in this Section 3.03. Notwithstanding the foregoing, neither Acquiror, the Surviving Company nor the Exchange Agent shall be liable to any holder of a Company Certificate or Company Book-Entry Shares for any Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(e) Lost, Stolen or Destroyed Certificates. In the event that any Company Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Company Certificates, upon the making of an affidavit of that fact by the holder thereof, the aggregate Merger Consideration payable in respect thereof pursuant to Section 3.01(c); provided, however, that Acquiror or the Exchange Agent may, in its reasonable discretion and as a condition precedent to the payment of such aggregate Merger Consideration, require the owners of such lost, stolen or destroyed Company Certificates to deliver a customary indemnity against any claim that may be made against Acquiror, the Surviving Company or the Exchange Agent with respect to the Company Certificates alleged to have been lost, stolen or destroyed.

(f) Distributions with Respect to Unexchanged Shares. No dividends or other distributions declared or made after the Effective Time with respect to the Acquiror Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Company Certificate or Company Book-Entry Share with respect to the Acquiror Common Stock issuable in respect thereof unless and until the holder of such Company Certificate or Company Book-Entry Share shall surrender such Company Certificate or Company Book-Entry Share. Subject to the effect of escheat, Tax or other applicable Laws, following surrender of any such Company Certificate or Company Book-Entry Share, there shall be paid by Acquiror to the holder of whole shares of Acquiror Common Stock issued in exchange therefor, without interest, (i) promptly, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Acquiror Common Stock and (ii) at the appropriate payment date, the amount of dividends or other distributions, with a record date after the Effective Time but prior to surrender and a payment date occurring after surrender, payable with respect to such whole shares of Acquiror Common Stock.

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3.04 Treatment of Company Options, Warrants and Convertible Notes.

(a) Treatment of Company Options. At the Effective Time, each Company Option (as defined below) that is outstanding immediately prior to the Effective Time, whether vested or unvested, shall, automatically and without any required action on the part of the holder thereof, cease to represent an option to purchase Company Stock (a “Company Option”) under the Company Stock Plan and shall be converted into an option to purchase a number of shares of Acquiror Common Stock (such option, an “Exchanged Company Option”) equal to the product (rounded down to the nearest whole number) of (x) the number of shares of Company Stock subject to such Company Option immediately prior to the Effective Time and (y) the Exchange Ratio, at an exercise price per share (rounded up to the nearest whole cent) equal to (A) the exercise price per share of Company Stock of such Company Option immediately prior to the Effective Time divided by (B) the Exchange Ratio, if and as determined pursuant to Section 3.01(c); provided, however, that the exercise price and the number of shares of Acquiror Common Stock purchasable pursuant to the Exchanged Company Options shall be determined in a manner consistent with the requirements of Section 409A of the Code; provided, further, that in the case of any Exchanged Company Option to which Section 422 of the Code applies, the exercise price and the number of shares of Acquiror Common Stock purchasable pursuant to such option shall be determined in accordance with the foregoing, subject to such adjustments as are necessary in order to satisfy the requirements of Section 424(a) of the Code. Except as specifically provided above, following the Effective Time, each Exchanged Company Option shall continue to be governed by the same terms and conditions (including vesting and exercisability terms) as were applicable to the corresponding former Company Option immediately prior to the Effective Time.

(b) Company Actions. At or prior to the Effective Time, the Company, the Company Board and the compensation committee of the Company Board, as applicable, shall (i) adopt any resolutions and take any actions that are necessary to effectuate the treatment of the Company Options pursuant to Section 3.04(a) and (ii) take all actions necessary to ensure that from and after the Effective Time Acquiror will not be required to deliver shares of Company Stock or other shares of capital stock of the Company to any Person pursuant to or in settlement of Company Options.

(c) Acquiror Actions. Acquiror shall take all actions that are necessary for the assumption and conversion of the Company Options, Company Warrants and Company Convertible Notes pursuant to this Section 3.04 including the reservation, issuance and listing of shares of Acquiror Common Stock as necessary to effect the transactions contemplated by this Section 3.04. If registration of the Exchanged Company Options or shares of Acquiror Common Stock is required under the Securities Act, Acquiror shall file with the SEC, as promptly as practicable after the date that is sixty (60) days after the Form 8-K announcing the Closing is filed (or any such earlier date permitted by applicable Law), a registration statement on Form S-8 with respect to such Exchanged Company Options or shares of Acquiror Common Stock, and shall use its commercially reasonable efforts to maintain the effectiveness of such registration statement for so long as the applicable Exchanged Company Options remain outstanding and such registration of the shares of Acquiror Common Stock issuable thereunder continues to be required.

(d) Assumption of Stock Plan. At the Effective Time, Acquiror shall assume (and shall cause its stockholders to approve) the Company Stock Plan, except that the Company Stock Plan (and any option agreement thereunder) shall be amended at the Effective Time to conform with the requirements of Section 3.04(a) and to include additional amendments required to comply with any Law applicable to Acquiror or as necessary to adjust or amend any performance-based vesting conditions with respect to the Exchanged Company Options (the “Assumed Company Stock Plan”). Acquiror shall be entitled to grant stock-based awards under the Assumed Company Stock Plan to the extent permissible under applicable Law and NASDAQ listing requirements and the terms thereof, using the share reserve of the Company Stock Plan as of the Effective Time (including any shares subsequently returned to the share reserve as a result of the termination of awards issued under the Company Stock Plan), except that: (A) shares covered by such awards shall be shares of Acquiror Common Stock, with the rights and subject to the limitations of such shares of Acquiror Common Stock issuable under the Acquiror Equity Incentive Plan as in effect from time to time; (B) all references in the Company Stock Plan to a number of Company Stock shall be deemed amended to refer instead to a number of shares of Acquiror Common Stock determined by multiplying the number of referenced Company Stock by the Exchange Ratio, and rounding the resulting number up or down to the nearest whole number; (C) Acquiror Board or an applicable committee thereof shall succeed to the authority and responsibility of the Company Board or any duly authorized committee thereof with respect to the administration of the Assumed Company Stock Plan; and (D) the Assumed Company Stock Plan shall be subject to administrative procedures consistent with those in effect under the Acquiror Equity Incentive Plan as in effect from time to time.

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(e) Treatment of Company Warrants. At the Effective Time, each Company Warrant that is issued and outstanding immediately prior to the Effective Time and not terminated pursuant to its terms, by virtue of the Merger and without any action on the part of Acquiror, the Company or the holder of any such Company Warrant, shall be converted into a warrant exercisable on the terms and conditions set forth therein for the Merger Consideration which such holder would have received if it had exercised such Company Warrant immediately prior to the Effective Time (assuming such Company Warrants were then fully vested).

(f) Treatment of Company Convertible Notes. At the Effective Time, each outstanding Company Convertible Note that was not optionally converted by its holder immediately prior to the Effective Time, will remain outstanding and convertible into shares of Acquiror in accordance with the terms of such Company Convertible Note.

3.05 Withholding. Each of Acquiror, Merger Sub, the Company, the Surviving Company and their respective Affiliates and agents shall be entitled to deduct and withhold from any amounts otherwise deliverable or payable under this Agreement such amounts that any such Persons are required to deduct and withhold with respect to any of the deliveries and payments contemplated by this Agreement under the Code or any other applicable Law. To the extent that Acquiror, Merger Sub, the Company, the Surviving Company or their respective Affiliates withholds or deducts such amounts with respect to any Person and properly remits such withheld or deducted amounts to the applicable Governmental Authority, such withheld or deducted amounts shall be treated as having been paid to or on behalf of such Person in respect of which such withholding or deduction was made for all purposes. In the case of any such payment payable to employees of the Company or its Affiliates in connection with the Merger treated as compensation, the parties shall cooperate to pay such amounts through the Company’s or an Affiliate’s payroll to facilitate applicable withholding.

3.06 Cash in Lieu of Fractional Shares. Notwithstanding anything to the contrary contained herein, no certificates or scrip representing fractional shares of Acquiror Common Stock shall be issued upon the conversion of Company Stock pursuant to Section 3.01, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a holder of Acquiror Common Stock. In lieu of the issuance of any such fractional share, Acquiror shall pay to each former Company Stockholder who otherwise would be entitled to receive such fractional share an amount in cash, without interest, rounded down to the nearest cent, equal to the product of (i) the amount of the fractional share interest in a share of Acquiror Common Stock to which such holder otherwise would have been entitled (but for this Section 3.06) multiplied by (ii) an amount equal to the VWAP of shares of Acquiror Common Stock for the 20 Trading Days prior to the date that is three (3) Business Days prior to the Closing.

3.07 Payment of Expenses.

(a) On the Closing Date following the Closing, Acquiror shall pay or cause to be paid by wire transfer of immediately available funds all documented out-of-pocket fees and disbursements of the Company for outside counsel incurred in connection with the Transactions and fees and expenses of the Company for any other agents, advisors, consultants, experts and financial advisors employed by the Company incurred in connection with the Transactions (collectively, the “Outstanding Company Expenses”).

(b) On the Closing Date following the Closing, Acquiror shall pay or cause to be paid by wire transfer of immediately available funds all reasonable, documented out-of-pocket fees and disbursements of Acquiror, Merger Sub or the Sponsor for outside counsel and fees and expenses of Acquiror, Merger Sub or the Sponsor or for any other agents, advisors, consultants, experts and financial advisors employed by or on behalf of Acquiror, Merger Sub or the Sponsor incurred in connection with the Transactions (collectively, the “Outstanding Acquiror Expenses”).

3.08 Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, shares of Company Stock outstanding immediately prior to the Effective Time and held by a Company Stockholder who has not voted in favor of the Merger or consented thereto in writing or by electronic transmissions and has properly demanded appraisal for such shares in accordance with, and who complies in all respects with, Section 262 of the DGCL (such shares, “Dissenting Shares”), shall not be converted into the right to receive the Merger Consideration and shall instead represent the right to receive payment of the fair value of such Dissenting Shares in accordance with and to the extent provided by Section 262 of the DGCL. At the Effective Time, (i) all Dissenting Shares shall be cancelled, extinguished and cease to exist and (ii) the holders of Dissenting Shares shall be entitled to only such rights as may be granted to him, her or it under the DGCL. If any such Company Stockholder fails to perfect or otherwise waives, withdraws or loses such Company Stockholder’s right to appraisal under Section 262 of the DGCL or a court of

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competent jurisdiction shall determine such holder is not entitled to the relief provided by Section 262 of the DGCL, then the right of such holder to be paid the fair value of such Dissenting Shares under Section 262 of the DGCL shall cease and such Dissenting Shares shall be deemed to have been converted, as of the Effective Time, into and shall only represent the right to receive the Merger Consideration upon the surrender of such shares in accordance with this Article III. The Company shall give Acquiror reasonably prompt notice of any demands received by the Company for appraisal of shares of Company Stock, attempted withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company relating to rights to be paid the fair value of Dissenting Shares, and Acquiror shall have the right to participate in and direct all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, except with the prior written consent of Acquiror (such consent not to be unreasonably withheld, conditioned or delayed), make any payment with respect to, or settle or compromise or offer to settle or compromise, any such demands or waive any failure to timely deliver a written demand for appraisal or otherwise comply with the provisions under Section 262 of the DGCL, or agree or commit to do any of the foregoing.

3.09 Earnout.

(a) From and after the Closing until the fifth (5th) anniversary of the Closing Date (the “Earnout Period”), promptly (but in any event within ten (10) Business Days) after the occurrence of any of the following events described in clauses (i) – (iv) below, Acquiror shall issue up to the full amount of Earnout Stock in accordance with clauses (i) – (iv) below to the Persons that were Company Stockholders (other than holders of Dissenting Shares) immediately prior to the Closing (including holders of any vested Company Option or Company Warrant that is deemed to be outstanding as of the Closing), on a pro rata basis with the number of shares of Company Stock represented by each vested Exchanged Company Option that remains unexercised at such time being determined as if such Exchanged Company Option were immediately prior to such event exercised in a cashless exercise, as additional consideration for the Merger (and without the need for additional consideration from any Company Stockholder (including holders of any vested Company Option or Company Warrant that is deemed to be outstanding as of the Closing)), fully paid and free and clear of all Liens other than applicable federal and state Securities Law restrictions:

(i) 21.0526% of the Earnout Stock if (y) over any twenty (20) Trading Days within any thirty (30) Trading Day period the VWAP of the Acquiror Common Stock is greater than or equal to $15.00 or (z) there occurs any transaction resulting in a Change in Control with a valuation of the Acquiror Common Stock that is greater than or equal to $15.00 per Acquiror Common Stock;

(ii) in addition to the issuance of Earnout Stock contemplated by the immediately preceding clause (i), an additional 26.3158% of the Earnout Stock if (y) over any twenty (20) Trading Days within any thirty (30) Trading Day period the VWAP of the Acquiror Common Stock is greater than or equal to $20.00 or (z) there occurs any transaction resulting in a Change in Control with a valuation of the Acquiror Common Stock that is greater than or equal to $20.00 per Acquiror Common Stock;

(iii) in addition to the issuance of Earnout Stock contemplated by the immediately preceding clauses (i) and (ii), an additional 26.3158% of the Earnout Stock if (y) over any twenty (20) Trading Days within any thirty (30) Trading Day period the VWAP of the Acquiror Common Stock is greater than or equal to $25.00 or (z) there occurs any transaction resulting in a Change in Control with a valuation of the Acquiror Common Stock that is greater than or equal to $25.00 per Acquiror Common Stock; and

(iv) in addition to the issuance of Earnout Stock contemplated by the immediately preceding clauses (i) – (iii), an additional 26.3158% of the Earnout Stock if (y) over any twenty (20) Trading Days within any thirty (30) Trading Day period the VWAP of the Acquiror Common Stock is greater than or equal to $30.00 or (z) there occurs any transaction resulting in a Change in Control with a valuation of the Acquiror Common Stock that is greater than or equal to $30.00 per Acquiror Common Stock.

(b) At all times during the Earnout Period, Acquiror shall keep available for issuance a sufficient number of shares of unissued Acquiror Common Stock to permit Acquiror to satisfy its issuance obligations set forth in this Section 3.09 and shall take all actions required to increase the authorized number of Acquiror Common Stock if at any time there shall be insufficient unissued Acquiror Common Stock to permit such reservation.

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(c) Acquiror shall take such actions as are reasonably requested by Company Stockholders to evidence the issuances pursuant to this Section 3.09, including through the provision of an updated stock ledger showing such issuances (as certified by an officer of Acquiror responsible for maintaining such ledger or the applicable registrar or transfer agent of Acquiror).

(d) In the event Acquiror shall at any time during the Earnout Period pay any dividend on Acquiror Common Stock by the issuance of additional Acquiror Common Stock, or effect a subdivision or combination or consolidation of the outstanding Acquiror Common Stock (by reclassification or otherwise) into a greater or lesser number of Acquiror Common Stock, then in each such case, (i) the number of Earnout Stock shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of Acquiror Common Stock (including any other shares so reclassified as Acquiror Common Stock) outstanding immediately after such event and the denominator of which is the number of Acquiror Common Stock that were outstanding immediately prior to such event and (ii) the dollar values set forth in Sections 3.09(a)(i) - (iv) above shall be appropriately adjusted to provide to such Company Stockholders the same economic effect as contemplated by this Agreement prior to such event.

(e) During the Earnout Period, Acquiror shall take all reasonable efforts for (i) Acquiror to remain listed as a public company on, and for the Acquiror Common Stock (including, when issued, the Earnout Stock) to be tradable over, the NASDAQ and (ii) the Earnout Stock, when issued, to be approved for listing on the NASDAQ; provided, however, the foregoing shall not limit Acquiror from consummating a Change in Control or entering into a Contract that contemplates a Change in Control. Upon the consummation of any Change in Control during the Earnout Period, other than as set forth in Section 3.09(a) above, Acquiror shall have no further obligations pursuant to this Section 3.09(e).

Article IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Schedules to this Agreement (each of which qualifies (a) the correspondingly numbered representation, warranty or covenant if specified therein and (b) such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent on its face), the Company represents and warrants to Acquiror and Merger Sub as follows:

4.01 Organization, Standing and Corporate Power. The Company is an entity duly organized, validly existing and in good standing under the Laws of the State of Delaware, and has all requisite legal entity power and authority to carry on its business as now being conducted. The Company is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except as would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the ability of the Company to consummate the Transactions or have a Material Adverse Effect. The Company Organizational Documents that have been made available to Acquiror are true, correct and complete and are in effect as of the date of the Agreement and the Company is not in default under or in violation of any provision thereunder.

4.02 Corporate Authority; Approval; Non-Contravention.

(a) The Company has all requisite corporate or other legal entity power and authority, and has taken all corporate or other legal entity action necessary in order to execute, deliver and perform its obligations under this Agreement and the Ancillary Agreements to which it is a party and, subject to satisfaction of the conditions to Closing contemplated hereby, to consummate the Transactions. The execution, delivery and performance by the Company of this Agreement and the Ancillary Agreements to which it is a party, and the consummation by it of the Transactions, have been duly and validly authorized by all necessary corporate consent and authorizations on the part of the Company, and no other corporate actions on the part of the Company are necessary to authorize the execution and delivery by the Company of this Agreement, the Ancillary Agreements to which it is a party and the consummation by it of the Transactions, in each case, subject to receipt of the Company Stockholder Approvals. This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery hereof by the other parties, is a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms (subject to applicable bankruptcy, solvency, fraudulent transfer, reorganization, moratorium and other Laws affecting creditors’ rights generally from time to time in effect and by general principles of equity (the “Enforceability Exceptions”)).

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(b) The execution, delivery and, subject to receipt of the Company Stockholder Approvals, performance of this Agreement and the Ancillary Agreements to which the Company is a party, and the consummation of the Transactions, do not, and will not, constitute or result in (i) a breach or violation of, or a default under, the Company Organizational Documents or (ii) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) of or default or change of control under, the creation or acceleration of any obligations under or the creation of a Lien on any of the assets of the Company or any of its Affiliates pursuant to, any Material Contract or Lease Document to which the Company or any of its Affiliates is a party or, assuming (solely with respect to performance of this Agreement and consummation of the Transactions) compliance with the matters referred to in Section 4.02(a), under any Law to which the Company or any of its Affiliates is subject (except Laws that are applicable due to the Company’s business, or the Contracts or licenses of the Company), except (in the case of clause (ii) above) for such violations, breaches, defaults or changes of control which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(c) The Company Support Agreements executed and delivered contemporaneously with the execution and delivery of this Agreement have been duly executed and delivered by the Company and, assuming due authorization, execution and delivery thereof by the other parties, is a legal, valid and binding obligation of the Company and, to the Knowledge of the Company, the Company Stockholders party thereto, enforceable against the Company and the Company Stockholders in accordance with their terms (subject to the Enforceability Exceptions). As of the date of this Agreement, the Company Stockholders party to the Company Support Agreements hold Company Stock representing the voting power sufficient to obtain the Company Stockholder Approvals.

4.03 Governmental Approvals. No consent of, or registration, declaration, notice or filing with, any Governmental Authority is required by or with respect to the Company in connection with the execution and delivery by the Company of this Agreement or the consummation by the Company of the Transactions, except for (i) the pre-merger notification requirements under the HSR Act, (ii) such other consents, registrations, declarations, notices and filings which, if not obtained or made, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, and (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware.

4.04 Capitalization.

(a) The authorized capital stock of the Company consists of: (i) 175,100,000 shares of Company Common Stock, of which 6,466,142 Company Common Stock were outstanding as of the close of business on January 8, 2021, (ii) 27,567,694 shares of the Company’s Series 1 Preferred Stock, par value $0.0001 per share, of which 27,476,120 shares were outstanding as of the close of business on the date of this Agreement, (iii) 6,069,073 shares of the Company’s Series 2 Preferred Stock, par value $0.0001 per share, all of which were outstanding as of the close of business on the date of this Agreement and, in the aggregate, represent the equivalent of 6,221,569 shares of Company Common Stock, (iv) 7,617,704 shares of the Company’s Series 3 Preferred Stock, par value $0.0001 per share, all of which were outstanding as of the close of business on the date of this Agreement and, in the aggregate, represent the equivalent of 7,957,958 shares of Company Common Stock, (v) 9,159,674 shares of the Company’s Series 4 Preferred Stock, par value $0.0001 per share, of which 8,682,155 shares were outstanding as of the close of business on the date of this Agreement, (vi) 28,391,526 shares of the Company’s Series 5 Preferred Stock, par value $0.0001 per share, all of which were are outstanding as of the close of business on the date of this Agreement, (vii) 14,440,784 shares of the Company’s Series 6 Preferred Stock, par value $0.0001 per share, all of which were outstanding as of the close of business on the date of this Agreement, (viii) 23,749,620 shares of the Company’s Series 7 Preferred Stock, par value $0.0001 per share, all of which were outstanding as of the close of business on the date of this Agreement and (ix) 12,576,907 shares of the Company’s Series 8 Preferred Stock, all of which was outstanding as of the close of business on the date of this Agreement. All of the issued Company Stock has been duly authorized and are validly issued, fully paid and nonassessable. 31,994,478 shares of Company Common Stock were reserved for issuance under Company Benefit Plans as of the date of this Agreement. Set forth on Schedule 4.04 is a true, correct and complete list of each holder of issued and outstanding capital stock or other equity securities (including notes and other securities convertible into equity securities) of the Company (other than Company Options) and the number of shares or other equity interests held by each such holder as of the date hereof. Each of the outstanding shares of capital stock of the Company (i) is duly authorized, validly issued, fully paid and

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nonassessable, (ii) was issued in compliance in all material respects with applicable Laws, (iii) was not issued in breach or violation of any preemptive rights or Contract to which the Company is a party, and (iv) is owned free and clear of any Lien imposed by or resulting from any Contract to which the Company is party (other than the Company Organizational Documents and Contracts that have been provided to Acquiror that set forth the Company Stockholders’ obligations to the Company).

(b) Schedule 4.04(b) sets forth a schedule of all holders of Company Options on an individual-by-individual and grant-by-grant basis, and provides the number of Company Options originally granted, the number of Company Options currently outstanding, the grant date and exercise price associated with each Company Option, the vesting schedule and termination or expiration date of each Company Option, whether the Company Option is a nonqualified stock option or an incentive stock option and whether such Company Options are currently vested or unvested. Except as set forth in Schedule 4.04(b), there are no preemptive or other outstanding rights, options, warrants, phantom interests, conversion rights, equity appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate the Company to issue or to sell any shares of its capital stock or other equity securities of the Company, or any securities or obligations convertible or exchangeable into or exercisable for, valued by reference to or giving any Person a right to subscribe for or acquire, any equity securities of the Company or to vote with the shareholders of the Company on any matter, and no securities or obligations evidencing such rights are authorized, issued or outstanding. Except as set forth in Schedule 4.04(b), the Company is not party to any stockholders agreement, voting agreement or registration rights agreement relating to its equity interests.

(c) The Company has no equity interest in, nor has it agreed to acquire, any share capital or other equity security of any other company (wherever incorporated).

(d) Each Company Option (i) was granted in material compliance with all applicable Laws and all of the terms and conditions of the Company Stock Plan to which it was issued, (ii) has a grant date identical to the date on which the Company Board (or compensation committee thereof) actually awarded such Company Option, (iii) was granted with an exercise price no less than the fair market value of the underlying shares of Company Common Stock as of the grant date and (iv) was granted pursuant to terms of the relevant option agreement, as set forth in Schedule 4.04(b) and which the Company has made available true and complete copies to Acquiror.

4.05 Subsidiaries.

The Company does not currently own or control, directly or indirectly, any interest in any other Person and is not a participant in any joint venture, partnership or similar arrangement.

4.06 Financial Statements; Internal Controls.

(a) The audited statements of financial position, statements of comprehensive income, statements of changes in shareholders’ equity and statements of cash flows of the Company for each of the years ended December 31, 2019 and December 31, 2018 (collectively, the “Audited Financial Statements”), were prepared and audited in accordance with the standards, principles and practices specified therein and, subject thereto, in accordance with GAAP, the standards of the Public Company Accounting Oversight Board and applicable Law as at the Balance Sheet Date, except as otherwise noted therein. Prior to the date hereof, true, complete and correct copies of the Audited Financial Statements, and the accompanying independent auditors’ reports, as applicable, have been made available to Acquiror.

(b) Prior to the date hereof the Company has made available to Acquiror true, complete and correct copies of the unaudited consolidated balance sheets and related unaudited consolidated statements of income, shareholders’ equity and cash flows of the Company as of September 30, 2020 and September 30, 2019 (the “Unaudited Financial Statements” and, together with the Audited Financial Statements, the “Financial Statements”). Subject to notes and normal year-end audit adjustments that are not material in amount or effect, the Unaudited Financial Statements were prepared in accordance with the standards, principles and practices specified in the Audited Financial Statements and, subject thereto, in accordance with applicable Law and show a true and fair view, in all material respects, of the: (i) assets, liabilities, the financial position and state of affairs of the Company as of September 30, 2020 and September 30, 2019 and (ii) the profits and losses and cash flow of the Company for the nine (9)-month period ended as of September 30, 2020 and September 30, 2019, respectively.

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(c) The Financial Statements were derived from the books and records of the Company and prepared in accordance with GAAP, except as may be indicated in the notes thereto and using in all material respects the same accounting principles, practices, procedures, policies and methods (with consistent classifications, judgments, inclusions, exclusions and valuation and estimation methodologies) used and applied in the preparation of the consolidated financial statements of the Company in the last three (3) years. The Financial Statements fairly present in all material respects the assets, liabilities, cash flow and financial condition and results of operations of the Company as of the times and for the periods referred to therein. Since the Balance Sheet Date, the Company has not made any material change in the accounting practices or policies applied in the preparation of the Financial Statements, except as required by applicable Law or GAAP.

(d) The Company maintains a system of accounting and internal controls designed to provide reasonable assurances regarding the reliability of the financial reporting and the preparation of the financial statements of the Company in accordance in all material respects with GAAP. Within the last three (3) years, the Company (including the Company’s personnel and independent accountants who participated in the preparation or review of financial statements or the internal accounting controls employed by the Company) have not identified nor been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by the Company, (ii) any fraud, whether or not material, that involves management of the Company or any personnel involved in financial reporting or (iii) any written claim or allegation regarding any of the foregoing. The Audited Financial Statements and the Unaudited Financial Statements, when delivered by the Company for inclusion in the Registration Statement for filing with the SEC following the date of this Agreement in accordance with Section 8.02, will comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC and the Securities Act in effect as of such date.

4.07 Compliance with Laws.

(a) The Company is, and since December 31, 2017 has been, operating in all material respects in a manner that is customary for businesses similar to the Company’s business. The Company is conducting and, since December 31, 2017, has conducted its business in material compliance with all Laws applicable to it and the Company’s business, properties or other assets.

(b) There is, and since December 31, 2017 there has been no Action by or against the Company, or any Person for whose acts or defaults the Company may be vicariously liable is pending or threatened in writing, nor has any Governmental Authority indicated in writing to the Company an intention to conduct the same.

(c) Since December 31, 2017, the Company has not received any written notice or other communication (official or otherwise) from any Governmental Authority (i) with respect to an alleged, actual or potential violation and/or failure to comply, in any material respect, with any such applicable Law or (ii) requiring the Company to take or omit any action to ensure compliance with any such applicable Law.

(d) The Company possesses all material governmental permits, approvals, orders, authorizations, consents, licenses, certificates, franchises, exemptions of, or filings or registrations with, or issued by, any Governmental Authority necessary for the ownership and use of the assets of the Company and the operation of the Company’s business as currently conducted (the “Company Permits”), except where the failure to possess the same has not had or would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Except as has not had or would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, all such Company Permits are valid and in full force and effect, and there are no lawsuits or other proceedings pending or threatened before any Governmental Authority that seek the revocation, cancellation, suspension or adverse material modification thereof. Except as has not had or would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Company is not in default, and, to the Knowledge of the Company, no condition exists that with notice or lapse of time or both would constitute a default, under the Company Permits.

4.08 Absence of Certain Changes or Events. Since the Balance Sheet Date and except as expressly required by this Agreement, (a) the Company has conducted its business in all material respects in the ordinary course of business, (b) the Company has not entered into any material transactions outside the ordinary course of business, (c) no action has been taken by the Company that would require consent under Section 6.01 if such action were taken after signing of this Agreement and prior to Closing (other than for any such actions for which such consent has

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been received in accordance with Section 6.01) and (d) there has not been any change, effect, event, circumstance, occurrence or state of facts that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

4.09 No Undisclosed Liabilities. Except (a) as disclosed, reflected or reserved against in the Audited Financial Statements or the Unaudited Financial Statements, (b) for liabilities incurred in the ordinary course of business since the Balance Sheet Date, (c) as expressly permitted or contemplated by this Agreement or otherwise incurred in connection with the Transactions, (d) as disclosed on Schedule 4.09, (e) contingent liabilities under executory contracts and (f) for liabilities that have been discharged or paid in full in the ordinary course of business, as of the date hereof, the Company does not have any material liabilities of any nature, whether accrued, contingent or otherwise.

4.10 Information Supplied. The information supplied in writing by the Company for inclusion in the Registration Statement and the Proxy Statement will not (a) in the case of the Registration Statement, at the time the Registration Statement is declared effective under the Securities Act and (b) in the case of the Proxy Statement, as of the date the Proxy Statement is first mailed to the Acquiror Stockholders and at the time of any meeting of the Acquiror Stockholders to be held in connection with the Transactions, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not false or misleading. Notwithstanding the foregoing sentence, the Company makes no representation or warranty or covenant with respect to: (a) statements made or incorporated by reference therein in any of the foregoing documents based on information supplied by Acquiror for inclusion therein or (b) any projections or forecasts or forward looking statements included in the Registration Statement or Proxy Statement.

4.11 Litigation.

(a) Neither the Company nor, to the Knowledge of the Company, any of its officers, directors, agents or employees, in their capacities as such, is the subject of or engaged in any material Action or other dispute resolution process before a third party unrelated to the dispute, whether as claimant, defendant or otherwise, and no such Action or dispute resolution process is pending or threatened in writing on the date hereof, in each case, that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. As of the date hereof, the Company is not, nor to the Knowledge of the Company is any of its officers, directors, agents or employees, in their capacities as such, subject to any settlement agreements or arrangements, whether written or oral, or is in discussions for a settlement or arrangement, regarding any material Actions.

(b) The Company is not a party to or subject to the provisions of any outstanding Governmental Order (except if generally applicable without the Company being named therein) that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

4.12 Contracts.

(a) Schedule 4.12(a) sets forth a true and complete list as of the date hereof, of the following Contracts that are effective as of the date hereof and to which the Company is a party or is bound (all such Contracts set forth on Schedule 4.12(a), or which are required to be so disclosed, the “Material Contracts”):

(i) all such Contracts with a supplier of the Company with a total annual payment or financial commitment exceeding $2,500,000 on an annual basis;

(ii) all such Contracts with third party manufacturers and suppliers for the manufacture and supply of products providing for minimum order quantities, minimum purchase requirements or exclusive supply, manufacturing or purchase requirements with a total annual payment or financial commitment exceeding $2,500,000 on an annual basis;

(iii) all such Contracts with (or with obligations of the Company to) a Related Party;

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(iv) all such Contracts that contain any covenant materially limiting or prohibiting the right of the Company (A) to engage in any line of business or conduct business in any geographic area, (B) to distribute or offer any products or services, (C) to compete with any other person in any line of business or in any geographic area or levying a fine, charge or other payment for doing any of the foregoing or (D) to employ, hire or enter into a consultancy agreement with any person or entity, in each case other than provisions of non-solicitation in the ordinary course in agreements with suppliers and customers;

(v) all such Contracts in which the aggregate outstanding expenditure or payment obligations of the Company exceeds $2,500,000, excluding obligations that are contingent liabilities in respect of a breach or indemnification obligation or similar contingent obligation as a result of a breach or default;

(vi) any partnership, joint venture or other similar agreement or arrangement providing for the formation, creation, operation, management or control of any partnership or joint venture with a third party to which the Company is a party, other than bona fide customer-supplier relationships or a trade association;

(vii) all such Contracts providing for the acquisition or disposition of any business, equity interests or material assets (whether by merger, sale of stock, sale of assets or otherwise) pursuant to which the Company has any ongoing obligation (including for deferred purchase price obligations, earn-out obligations, indemnification obligations and other contingent liabilities (including payment obligations in respect of the future utilization of any net operating losses));

(viii) all such Contracts that obligate the Company to make any loans, advances or capital contributions to, or investments in, any Person (other than advances to employees for business expenses in the ordinary course of business consistent with past practice);

(ix) any note, mortgage, indenture or other obligation or agreement or other instrument for or relating to indebtedness for borrowed money in excess of $2,500,000, or any guarantee of third party obligations in excess of $2,500,000, or any letters of credit, performance bonds or other credit support for the Company;

(x) any collective bargaining agreement or other Contract with any labor union, works council, or other labor organization (each a “CBA”);

(xi) all such contracts or agreements with any employee, officer, director or other individual service provider that (A) provide for annual compensation in excess of $250,000 or (B) are not terminable by the Company on no more than thirty (30) days’ notice and without liability or financial obligation to the Company; and

(xii) all such material Contracts pursuant to which the Company grants or is granted a license to, or other rights under, any Intellectual Property, excluding any (A) “shrink-wrap”, “click-through” and “off-the-shelf” agreements involving an annual or payment of less than $1,000,000, (B) open source licenses and (C) agreements with customers/clients entered into in the ordinary course of business.

(b) The Company (i) is not, nor has it received written notice that any other party to any Material Contract is, in material violation or material breach of or material default (immediately or upon notice or lapse of time) under or (ii) has not waived or failed to enforce any material rights or material benefits under any Material Contract to which it is a party or any of its properties or other assets is subject. No Material Contract is the subject of a notice to terminate, except for any expiration of the term of a Material Contract following the date of this Agreement in accordance with its terms. Each Material Contract is in full force and effect and, subject to the Enforceability Exceptions, is legal, valid and binding on the Company, and, to the Knowledge of the Company, each other party thereto, except as would not be material and adverse to the Company. There is no default under any such Material Contracts by the Company, or, to the Knowledge of the Company, any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by the Company, or, to the Knowledge of the Company, any other party thereto, in each case, except as would be material and adverse to the Company.

4.13 Employment Matters.

(a) Schedule 4.13(a) sets forth an accurate and complete list of each material Company Benefit Plan (other than offer letters or agreements that are terminable without notice or cost and are substantially in the form provided to Acquiror). With respect to each material Company Benefit Plan, the Company has made available, to

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the extent applicable, accurate and complete copies of (i) the plan document, including any amendments thereto, (ii) a written description of such Company Benefit Plan if it is not set forth in a written document, (iii) the most recently prepared actuarial report, (iv) the most recent summary plan description together with any summaries of all material modifications thereto, (v) the most recent IRS determination or opinion letter, and (vi) the most recent IRS Form 5500 annual report (and all schedules thereto).

(b) Each Company Benefit Plan has been established, maintained, funded and administered in accordance with its terms and is in compliance with applicable Laws, except for any failures to so administer or be in compliance that would not be material and adverse to the Company. As of the date hereof, there is no pending or, to the Knowledge of the Company, threatened material litigation relating to any Company Benefit Plans. All material contributions, premiums and other payments that the Company is required to make with respect to any Company Benefit Plan have been fully and timely paid when due, and any such amounts not yet due have been paid or properly accrued. Each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code has been determined by the IRS to be qualified under Section 401(a) of the Code, and to the Knowledge of the Company, nothing has occurred that would adversely affect the qualification or tax exemption of any such Company Benefit Plan.

(c) No Company Benefit Plan is, and neither the Company nor any of its ERISA Affiliates has any current or contingent liability or obligation under or with respect to: (i) any “defined benefit plan” (as defined in Section 3(35) of ERISA, whether or not subject thereto) or that is or was subject to Section 412 of the Code, Section 302 of ERISA or Title IV of ERISA; or (ii) a “multiemployer plan” (as defined in Section 3(37) of ERISA). No Company Benefit Plan provides, and the Company has not promised to provide, any post-termination, post-ownership or retiree health or welfare benefits to any Person, other than as required under Section 4980B of the Code or similar applicable Law for which the covered Person pays the full cost of coverage. The Company does not have any current or contingent liability by reason of at any time within the past six (6) years being treated as a single employer with any other Person under Section 414 of the Code.

(d) Except as set forth on Schedule 4.13(d), (i) the Company is not a party to or bound by any CBA (including agreements with works councils and trade unions and side letters), and no employees of the Company are represented by any labor union, works council, or other labor organization with respect to their employment; (ii) in the past three (3) years, no labor union, works council, other labor organization, or group of employees of the Company has made a demand for recognition or certification, and there are no representation or certification proceedings presently pending or, to the Knowledge of the Company, threatened to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority; (iii) to the Knowledge of the Company, in the past three (3) years, there have been no actual or threatened organizing activities with respect to any employees of the Company, and no such activities are currently pending or, to the Knowledge of the Company, threatened; (iv) in the past three (3) years, there has been no actual or, to the Knowledge of the Company, threatened strike, lockout, work stoppage, slowdown, picketing, hand billing, unfair labor practice charge, material labor grievance, material labor arbitration or other material labor dispute against or affecting the Company, and no such dispute is currently pending or to the Knowledge of the Company, threatened; and (v) with respect to the Transactions, the Company has satisfied all notice, bargaining, consent, consultation or other obligations to its employees and employees’ representatives under applicable Law and any CBA.

(e) Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby, either alone or in combination with the occurrence of any other event, would be reasonably likely to result in (i) any material payment or benefit becoming due to, or a material increase in, or acceleration of the timing of payment, funding or vesting of, the compensation or benefits of, any current or former employee, officer, director or other individual service provider of the Company; or (ii) the receipt (whether in cash, property or the vesting of property) by any “disqualified individual” or any “parachute payment” (as such terms are defined in Section 280G of the Code).

(f) Except as would not result in material liability for the Company: the Company has fully and timely paid all (i) wages, salaries, wage premiums, commissions, bonuses, severance and termination payments, fees, and other compensation that has come due and payable to its current or former employees and independent contractors under applicable Laws, Contract or Company policy, and (ii) fines, Taxes, interest, or other penalties for any failure to pay or delinquency in paying such compensation.

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4.14 Taxes.

(a) The Company has timely filed with the appropriate Tax Authority, or has caused to be timely filed on its behalf (taking into account any valid extension of time within which to file), all material Tax Returns required to be filed by it, and all such Tax Returns were and are true, correct and complete in all material respects. The Company timely has paid all material amounts of Taxes due and payable (whether or not shown on any Tax Return).

(b) The Company has (i) withheld all amounts of Taxes required to have been withheld by it in connection with amounts paid to any employee, independent contractor, creditor, stockholder or any other third party, and (ii) timely remitted such amounts required to have been remitted to the appropriate Tax Authority.

(c) The Company is not subject to any material Tax liability arising on or before the Balance Sheet Date that has not been paid or fully reserved for in the Audited Financial Statements in accordance with GAAP.

(d) No claim, assessment, deficiency or proposed adjustment for any material amount of Tax has been asserted or assessed by any Tax Authority against the Company that remains unresolved or unpaid except for claims, assessments, deficiencies or proposed adjustments being contested in good faith and for which adequate reserves have been established in accordance with GAAP. There is no material Tax audit or other examination of the Company presently in progress, and there are no waivers, extensions or requests for any waivers or extensions of any statute of limitations currently in effect with respect to any material Taxes or Tax Returns of the Company.

(e) The Company is not and has not been (i) a party to any Tax sharing, indemnification, allocation or similar agreement or arrangement (excluding any commercial contract entered into in the ordinary course of business and not primarily related to Taxes), (ii) a member of an affiliated, consolidated, combined, unitary or similar Tax group (other than any such Tax group the common parent of which was the Company), or (iii) a party to any “listed transaction” under Treasury Regulations Section 1.6011-4(b)(2) (or any similar or corresponding provision of state, local or foreign Law).

(f) The Company does not have any liability for Taxes of any other Person (other than any such Tax group the common parent of which is the Company) as a result of Treasury Regulations Section 1.1502-6, as a transferee or successor, or by operation of Law.

(g) The Company will not be required to include any material item of income in, or exclude any material deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting, or use of an improper method of accounting, for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Law) executed on or prior to the Closing Date; (iii) installment sale or open transaction disposition made on or prior to the Closing Date; or (iv) prepaid amount or deferred revenue received on or prior to the Closing Date outside of the ordinary course of business.

(h) The Company has not distributed stock of another Person, or had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code).

(i) The Company has not taken any action, nor to the Knowledge of the Company are there any facts or circumstances, that would reasonably be expected to prevent the Redomicile from qualifying as a “reorganization” pursuant to Section 368(a)(1)(F) of the Code and the Treasury Regulations or the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations.

4.15 Intellectual Property.

(a) Schedule 4.15(a) contains a complete and accurate list of all (i) issued patents and pending patent applications, (ii) trademark and service mark registrations and applications and (iii) copyright registrations, in each case that are owned by the Company (collectively, “Registered IP”), indicating for each item, as applicable, the registration or application number, the applicable filing jurisdiction and the date of filing or issuance. To the Knowledge of the Company, the Registered IP is subsisting and, excluding any Registered IP which is the subject of an application for registration or issuance, is valid and enforceable, in each case, except as would not be material and adverse to the Company.

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(b) To the Knowledge of the Company: (i) the operation of the business of the Company as currently conducted does not infringe, misappropriate, dilute or otherwise violate, and in the three (3) years prior to the date of this Agreement, has not infringed, misappropriated, diluted or otherwise violated, any third-party Intellectual Property and (ii) no third party infringes, misappropriates, dilutes or otherwise violates on the date of this Agreement, and no third party has infringed, misappropriated, diluted or otherwise violated in the three (3) years prior to the date of this Agreement, any Intellectual Property owned by the Company, in each case, except as would not be material and adverse to the Company.

(c) As of the date hereof, there is no Action pending or, to the Knowledge of the Company, threatened (including “cease and desist” letters or invitations to take a license) against the Company (i) challenging the ownership, validity, registrability, patentability, or enforceability of the Intellectual Property owned by the Company (excluding office actions and similar ex-parte proceedings in connection with the prosecution of applications for the registration or issuance of any Intellectual Property) or (ii) asserting that the Company has infringed, misappropriated, diluted or otherwise violated any third-party Intellectual Property in the three (3) years prior to the date of this Agreement, in each case, except as would not be material and adverse to the Company.

(d) To the Knowledge of the Company, all former and current officers, directors, employees, personnel, consultants, advisors, agents, and independent contractors of the Company, who have contributed to or participated in the conception and development of material Intellectual Property for the Company have entered into valid and binding proprietary rights agreements vesting ownership of such Intellectual Property in the Company.

4.16 Data Protection.

(a) In the three (3) years prior to the date of this Agreement, the Company (i) has been in compliance in all material respects with all Privacy Laws and (ii) has not been subject to any regulatory audits or investigations by any Governmental Authority relating to Privacy Laws. The Company has taken commercially reasonable steps to ensure that all Personal Information is protected in all material respects against loss and against unauthorized access, use, modification, disclosure or other use or misuse. To the Knowledge of the Company, in the three (3) years prior to the date of this Agreement, there has been no loss, theft or unauthorized access to or misuse of any Personal Information, in each case, that has resulted in, or is reasonably likely to result in, material liability to the Company.

(b) The Company has not received any written requests, complaints or objections to its collection or use of Personal Information from any data protection authority or third party (including data subjects) that remains unresolved. To the Knowledge of the Company, no individual has been awarded compensation from the Company under any Privacy Laws, and no written claim for such compensation is outstanding.

(c) The Company does not sell, rent or otherwise make available to any Person any Personal Information, except in a manner that complies in all material respects with the applicable Privacy Laws. The execution, delivery and performance of this Agreement and the transactions contemplated herein comply, and will comply, in all material respects, with all Privacy Laws and other contractual commitments related to the privacy and security of Personal Information to which the Company is bound.

4.17 Information Technology.

(a) The IT Systems: (i) operate and perform in accordance with their documentation and functional specifications and otherwise as required by the Company for the operation of its business as currently conducted and (ii) to the Knowledge of the Company, are free from bugs and other defects, in each case, except as would not be material and adverse to the Company.

(b) The Company has implemented with respect to its IT Systems commercially reasonable backup, security and disaster recovery technology consistent with generally accepted industry practices.

(c) To the Knowledge of the Company, in the three (3) years prior to the date of this Agreement, there has been no security breach or unauthorized access to the IT Systems, which resulted in the unauthorized use, misappropriation, modification, encryption, corruption, disclosure, or transfer of any information or data contained therein, in each case, that has resulted in, or is reasonably likely to result in, material liability to the Company.

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4.18 Real Property.

(a) The Company does not own any real property.

(b) Schedule 4.18(b) contains a complete and accurate list by property, city, state and country, of all real property leasehold or subleasehold estates and other rights to use or occupy any interest in real property held by the Company as of the date of this Agreement (the “Company Properties”). The Company Properties are the only properties used by the Company in, or otherwise related to, the Company’s business as of the date of this Agreement, and subject to any permitted action pursuant to Section 6.01, as of the Closing Date. The Company is the sole legal and beneficial owner of a leasehold interest in the Company Properties.

(c) Schedule 4.18(c) contains a complete and accurate list of all leases, subleases, licenses, concessions, and other contracts, agreements and leasehold arrangements and all related supplemental documents (collectively, the “Lease Documents”) pursuant to which the Company leases, licenses, subleases or otherwise occupies any Company Property on the date hereof. The Company has delivered to Acquiror a true and complete copy of each such Lease Document. Neither the Company nor, to the Knowledge of the Company, any other party to any Lease Document is in material breach or material default under such Lease Document.

(d) Each Lease Document is a written agreement in full force and effect, and, subject to the Enforceability Exceptions, is valid, binding and enforceable, subject to proper authorization and execution of each Lease Document by the other parties thereto and except to the extent that enforcement may be limited by Enforceability Exceptions. The Company has paid the rent and all other sums that are due and payable under such Lease Documents and there are no significant arrears.

(e) To the Knowledge of the Company, there exists no restrictions, covenants or encumbrances which prevent any of the Company Properties from being used now or in the future for their current use or would prevent or require consent from a third party as a result of the transactions contemplated by this Agreement or would be material and adverse to the Company, except as set forth on Schedule 4.18(e).

(f) The Company has not at any time given any covenant or entered into any agreement in respect of any freehold or leasehold property other than the Company Properties in respect of which any material contingent liability remains as of the date of this Agreement with the Company as set forth on Schedule 4.18(f)(i). The Company has not subleased, licensed or otherwise granted any Person the right to use or occupy any Company Property or any portion thereof, and the Company has not collaterally assigned or granted any other security interest in any Lease Document or any interest therein, except as set forth on Schedule 4.18(f)(ii).

(g) As of the date hereof, there are no material outstanding disputes, actions, claims, demands or complaints to which the Company is a party in respect of any of the Company Properties.

4.19 Corrupt Practices; Sanctions.

(a) Since December 31, 2017, to the Knowledge of the Company, neither the Company nor any of its Representatives have directly or indirectly paid, offered or promised to pay, or authorized or ratified the payment, directly or indirectly, of any monies or anything of value to any national, provincial, municipal or other Government Official or any political party or candidate for political office for the purpose of influencing any act or decision of such official or of any Governmental Authority to obtain or retain business, or direct business to any Person or to secure any other improper benefit or advantage in each case in violation in any material respect any Anti-Corruption Laws. The Company (x) has instituted policies and procedures designed to ensure compliance with the Anti-Corruption Laws and other anti-bribery, anti-corruption and anti-money laundering Laws in each jurisdiction in which the Company operates and (y) has maintained such policies and procedures in force. To the Knowledge of the Company, no Government Official nor any of his or her immediate family members is an officer or director or owns any securities of the Company.

(b) Since December 31, 2017, neither the Company nor, to the Knowledge of the Company, any of its Representatives, has, or is presently or has agreed to become, engaged in any conduct that violates in any material respect any applicable Anti-Corruption Laws.

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(c) Since December 31, 2017, to the Knowledge of the Company, the Company is not conducting and has not conducted, directly or indirectly, any business (including, without limitation, sales, reselling, licensing or sub-licensing arrangements, funding, making payments, procuring, insurance or otherwise providing assistance or support in connection with operations, business or any other activity) with or for the direct or indirect benefit of or on behalf of any Sanctioned Person, nor otherwise violated any applicable Sanction or Ex-Im Law.

4.20 Insurance.

(a) Schedule 4.20(a) sets forth a true and complete list of the material current insurance policies or binders of fire, liability, product liability, umbrella liability, real and personal property, workers’ compensation, vehicular, directors’ and officers’ liability, fiduciary liability and other casualty and property insurance and other material policies or binders maintained by the Company (the “Insurance Policies”). To the Company’s Knowledge, there are no events, circumstances or other liabilities that give rise to a material claim under the Insurance Policies.

(b) Except as has not had or would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Insurance Policies are in full force and effect as of the date of this Agreement with respect to the Company, and the limits thereunder have not been impaired, exhausted or materially diminished.

(c) As of the date hereof, the Company has not received any written notice of cancellation of, of a material premium increase (relative to others in the industry in which the Company operates) with respect to, or of a material alteration of coverage under, any Insurance Policy. Except as has not had or would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, all of the Insurance Policies (i) are valid and binding in accordance with their terms, subject to Enforceability Exceptions and (ii) have not been subject to any lapse in coverage. There are no material claims related to the Company or the assets, business, operations, employees, officers and directors of the Company pending under any such Insurance Policies as to which coverage has been denied or disputed or in respect of which there is an outstanding reservation of rights.

4.21 Competition and Trade Regulation.

(a) In the past five (5) years, the Company has been and currently is in compliance with relevant sanctions and export control Laws and regulations in jurisdictions in which the Company does business or to which the Company is otherwise subject, including the United States International Traffic in Arms Regulations, the Export Administration Regulations and United States sanctions Laws and regulations administered by the United States Department of the Treasury’s Office of Foreign Assets Control, except as would not be material and adverse to the Company. The Company also has policies and procedures in place designed to ensure compliance with the applicable trade sanctions Laws and are following such policies and procedures in all material respects.

(b) The Company is in compliance with all applicable Antitrust Laws in all material respects. The Company is not nor has it been a party to or is or has been concerned in any agreement or arrangement with a Governmental Authority under any anti-trust, competition or similar legislation in any jurisdiction in which the Company has assets or carries or intends to carry on business or where its activities may have an effect.

4.22 Environmental Matters. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect:

(a) the Company is, and since December 31, 2017 has been, in compliance in all material respects with all Environmental Laws and, without limiting the foregoing, all Company Permits required under Environmental Laws in connection with the operation of the Company’s business or ownership or operation of the Company Properties, which Company Permits have been obtained by the Company and are current and valid;

(b) there are no Actions pending, or to the Knowledge of the Company, threatened, against the Company, nor has the Company received any written notification of, nor, to the Knowledge of the Company, is the Company otherwise responsible for any material violation of or material liability under, Environmental Laws, including for the contamination of or manufacture, generation, storage, disposal, release or threatened release at any location by, or exposure of any Person to, any Hazardous Material;

(c) there have been no known releases of any Hazardous Material at the current or former Company Properties in quantities that could trigger the need for investigation and/or remediation costs pursuant to Environmental Laws; and

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(d) the Company has furnished to Acquiror copies of all material environmental reports, assessments and audits in its possession relating to the past or current operations or facilities of the Company or any of its Affiliates.

4.23 Brokers. No broker, investment banker, financial advisor or other Person, other than those set out in Schedule 4.23, the fees and expenses of which will be paid by the Company pursuant to an engagement letter entered into therewith, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company or any of its Affiliates.

4.24 Affiliate Agreements. Except as set forth on Schedule 4.24, the Company is not a party to any transaction, agreement, arrangement or understanding with any (a) present or former executive officer or director of the Company, (b) beneficial owner (within the meaning of Section 13(d) of the Exchange Act) of 5% or more of the capital stock or equity interests of Acquiror, Merger Sub or the Company or (c) Affiliate, “associate” or member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the Exchange Act) of any of the foregoing.

4.25 No Other Representations or Warranties. The representations and warranties made by the Company in this Article IV are the exclusive representations and warranties made by the Company, its Affiliates and their respective Representatives. Except for the representations and warranties contained in this Article IV, neither the Company nor any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of the Company, to the accuracy or completeness of any information regarding the Company available to the other parties or their respective Representatives and expressly disclaims any such other representations or warranties. For the avoidance of doubt, the Company, its Affiliate and each of their respective Representative has not made and does not make any express or implied representation or warranty, either written or oral, with respect to the Company. In particular, without limiting the foregoing, neither the Company nor any other Person makes or has made any representation or warranty to the other parties hereto, and shall have no liability in respect of, (a) any financial projection, forecast, estimate, budget or prospect information relating to the Company or (b) any oral or, except for the representations and warranties expressly made by the Company in this Article IV, written information made available to the other parties hereto in the course of their evaluation of the Company and the negotiation of this Agreement or in the course of the Transactions.

Article V
REPRESENTATIONS AND WARRANTIES
OF ACQUIROR AND MERGER SUB

Except as set forth in the Schedules to this Agreement (each of which qualifies (a) the correspondingly numbered representation, warranty or covenant if specified therein and (b) such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent on its face) or in the Acquiror SEC Reports filed or furnished by Acquiror on or after July 28, 2020 (excluding (x) any disclosures in such Acquiror SEC Reports under the headings “Risk Factors,” “Forward-Looking Statements” or “Qualitative Disclosures About Market Risk” and other disclosures that are predictive, cautionary or forward looking in nature and (y) any exhibits or other documents appended thereto), each of Acquiror and Merger Sub represents and warrants to the Company as follows:

5.01 Organization, Standing and Corporate Power.

(a) Acquiror is an entity duly incorporated, validly existing and in good standing under the CLCI, and has all requisite legal entity power and authority to carry on its business as now being conducted. Acquiror is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except as would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the ability of Acquiror to consummate the Transactions or be material and adverse to Acquiror.

(b) Merger Sub is an entity duly organized, validly existing and in good standing under the Laws of Delaware, with full corporate power and authority to enter into this Agreement and perform its obligations hereunder. Other than Merger Sub, Acquiror has no other Subsidiaries or any equity or other interests in any other Person.

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5.02 Corporate Authority; Approval; Non-Contravention.

(a) Each of Acquiror and Merger Sub has all requisite corporate or other legal entity power and authority, and has taken all corporate or other legal entity action necessary in order to execute, deliver and perform its obligations under this Agreement and the Ancillary Agreements to which it is a party and, subject to satisfaction of the conditions to Closing contemplated hereby and the adoption of this Agreement by Acquiror as the sole stockholder of Merger Sub, to consummate the Transactions. The execution, delivery and performance by Acquiror and Merger Sub of this Agreement and the Ancillary Agreements to which it is a party, and the consummation by it of the Transactions, have been duly and validly authorized by all necessary corporate consent and authorizations on the part of Acquiror and Merger Sub, and no other corporate or other actions on the part of Acquiror or Merger Sub are necessary to authorize the execution and delivery by Acquiror or Merger Sub of this Agreement, the Ancillary Agreements to which it is a party and the consummation by it of the Transactions, in each case, subject to receipt of the Acquiror Stockholder Approvals and the adoption of this Agreement by Acquiror as the sole stockholder of Merger Sub. This Agreement has been duly executed and delivered by Acquiror and Merger Sub and, assuming due authorization, execution and delivery hereof by the other parties, is a legal, valid and binding obligation of Acquiror and Merger Sub, enforceable against Acquiror and Merger Sub in accordance with its terms (subject to the Enforceability Exceptions).

(b) The execution, delivery, and performance of this Agreement and the Ancillary Agreements to which Acquiror and/or Merger Sub is a party, and the consummation of the Transactions, and (in the case of Acquiror) subject to receipt of the Acquiror Stockholder Approvals, do not, and will not, constitute or result in (i) a breach or violation of, or a default under, the Acquiror Organizational Documents or any organizational documents of Merger Sub or (ii) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) of or default under, the creation or acceleration of any obligations under or the creation of a Lien on any of the assets of Acquiror, Merger Sub or any of their Affiliates pursuant to, any Contract to which Acquiror, Merger Sub or any of their Affiliates is a party or, assuming (solely with respect to performance of this Agreement and consummation of the Transactions) compliance with the matters referred to in Section 5.02(a), under any Law to which Acquiror, Merger Sub or any of their Affiliates is subject, except (in the case of clause (ii) above) for such violations, breaches or defaults which has not had or would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of Acquiror or Merger Sub to enter into, perform its obligations under this Agreement and consummate the Transactions.

(c) The Acquiror Support Agreement executed and delivered contemporaneously with the execution and delivery of this Agreement has been duly executed and delivered by Acquiror and, assuming due authorization, execution and delivery thereof by the other parties, is a legal, valid and binding obligation of Acquiror and, to the Knowledge of Acquiror, the other parties thereto, enforceable against Acquiror and the other parties thereto in accordance with its terms (subject to the Enforceability Exceptions).

5.03 Litigation.

(a) Neither Acquiror nor, to the Knowledge of Acquiror, any of its officers, in their capacities as such, is the subject of or engaged in any material Action before a Governmental Authority, arbitration or other dispute resolution process before a third party unrelated to the dispute, whether as claimant, defendant or otherwise, and no such litigation, arbitration or dispute resolution process is pending or threatened in writing on the date hereof, in each case, that would, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of Acquiror or Merger Sub to enter into, perform its obligations under this Agreement and consummate the Transactions. As of the date hereof, Acquiror is not, nor to the Knowledge of Acquiror is any of its officers, in their capacities as such, subject to any settlement agreements or arrangements, whether written or oral, or is in discussions for a settlement or arrangement, regarding any material disputes or material claims.

(b) As of the date of this Agreement, neither Acquiror nor Merger Sub is a party to or subject to the provisions of any outstanding judgment, order, writ, injunction, decree or award of any Governmental Authority (except if generally applicable without Acquiror or Merger Sub being named therein) that would, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of Acquiror or Merger Sub to enter into, perform its obligations under this Agreement and consummate the Transactions.

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5.04 Compliance with Laws. Acquiror and Merger Sub are, and since their respective dates of incorporation, have been, operating in all material respects in a manner that is customary for businesses similar to Acquiror and Merger Sub, and each of Acquiror and Merger Sub is conducting and, since their respective dates of incorporation, has conducted its business in material compliance with all Laws.

5.05 Employee Benefit Plans. Except as may be contemplated by the Acquiror Equity Plans Proposal, neither Acquiror nor Merger Sub maintains, contributes to or has any obligation or liability, or could reasonably be expected to have any obligation or liability, under, any Benefit Plan with respect to which Acquiror, Merger Sub or any of their respective Affiliates have any remaining obligations or liabilities and neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement (either alone or in combination with another event) will (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any stockholder, director, officer or employee of Acquiror or Merger Sub, or (ii) result in the acceleration, vesting or creation of any rights of any stockholder, director, officer or employee of Acquiror or Merger Sub to payments or benefits or increases in any existing payments or benefits or any loan forgiveness.

5.06 Financial Ability; Trust Account.

(a) As of the date hereof, there is at least two hundred seventy seven and one half million dollars ($277,500,000) invested in a trust account at CitiBank, N.A. (the “Trust Account”), maintained by Continental Stock Transfer & Trust Company, a New York corporation, acting as trustee (the “Trustee”), pursuant to the Investment Management Trust Agreement, dated September 25, 2020, by and between Acquiror and the Trustee (the “Trust Agreement”). The Trust Agreement is in full force and effect and is a legal, valid and binding obligation of Acquiror and, to the Knowledge of Acquiror, the Trustee, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity. The Trust Agreement has not been terminated, repudiated, rescinded, amended or supplemented or modified, in any respect, and, to the Knowledge of Acquiror, no such termination, repudiation, rescission, amendment, supplement or modification is contemplated. To the Knowledge of Acquiror, there are no side letters and there are no agreements, Contracts, arrangements or understandings, whether written or oral, with the Trustee or any other Person that would (i) cause the description of the Trust Agreement in the Acquiror SEC Reports to be inaccurate or (ii) entitle any Person (other than any Acquiror Stockholder who is a Redeeming Stockholder) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released except in accordance with the Trust Agreement, Acquiror Organizational Documents and Acquiror’s final prospectus dated September 22, 2020, as amended. Amounts in the Trust Account are invested in United States Government securities or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940. Acquiror has performed all material obligations required to be performed by it to date under, and is not in material default, breach or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default or breach thereunder. There are no Actions pending or, to the Knowledge of Acquiror, threatened with respect to the Trust Account. Since September 25, 2020, Acquiror has not released any money from the Trust Account (other than interest income earned on the principal held in the Trust Account as permitted by the Trust Agreement). As of the Effective Time, the obligations of Acquiror to dissolve or liquidate pursuant to the Acquiror Organizational Documents shall terminate, and, as of the Effective Time, Acquiror shall have no obligation whatsoever pursuant to the Acquiror Organizational Documents to dissolve and liquidate the assets of Acquiror by reason of the consummation of the transactions contemplated hereby. Following the Effective Time, no Acquiror Stockholder shall be entitled to receive any amount from the Trust Account except to the extent such Acquiror Stockholder is a Redeeming Stockholder.

(b) As of the date hereof, assuming the accuracy of the representations and warranties of the Company herein and the compliance by the Company with its respective obligations hereunder, Acquiror has no reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to Acquiror on the Closing Date.

(c) As of the date hereof, Acquiror does not have, or have any present intention, agreement, arrangement or understanding to enter into or incur, any obligations with respect to or under any Indebtedness.

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5.07 Taxes.

(a) Each of Acquiror and Merger Sub has timely filed with the appropriate Tax Authority, or has caused to be timely filed on its behalf (taking into account any valid extension of time within which to file), all material Tax Returns required to be filed by it, and all such Tax Returns were and are true, correct and complete in all material respects. Each of Acquiror and Merger Sub has timely paid all material amounts of Taxes due and payable (whether or not shown on any Tax Return).

(b) Each of Acquiror and Merger Sub, as applicable, has (i) withheld all amounts of Taxes required to have been withheld by it in connection with amounts paid to any employee, independent contractor, creditor, stockholder or any other third party, and (ii) timely remitted such amounts required to have been remitted to the appropriate Tax Authority.

(c) Neither Acquiror nor Merger Sub is subject to any material Tax liability that has not been paid or fully reserved for in the audited financial statements (including, in each case, the notes and schedules thereto) included in the Acquiror SEC Reports in accordance with GAAP.

(d) No claim, assessment, deficiency or proposed adjustment for any material amount of Tax has been asserted or assessed by any Tax Authority against Acquiror or Merger Sub that remains unresolved or unpaid except for claims, assessments, deficiencies or proposed adjustments being contested in good faith and for which adequate reserves have been established in accordance with GAAP. There is no material Tax audit or other examination of Acquiror or Merger Sub presently in progress, and there are no waivers, extensions or requests for any waivers or extensions of any statute of limitations currently in effect with respect to any material Taxes or Tax Returns of Acquiror or Merger Sub.

(e) Neither Acquiror nor Merger Sub is or has been (i) a party to any Tax sharing, indemnification, allocation or similar agreement or arrangement (excluding any commercial contract entered into in the ordinary course of business and not primarily related to Taxes), (ii) a member of an affiliated, consolidated, combined, unitary or similar Tax group (other than any such Tax group the common parent of which was Acquiror or Merger Sub, as applicable), or (iii) a party to any “listed transaction” under Treasury Regulations Section 1.6011-4(b)(2) (or any similar or corresponding provision of state, local or foreign Law).

(f) Neither Acquiror nor Merger Sub has any liability for Taxes of any other Person (other than any such Tax group the common parent of which is Acquiror or Merger Sub, as applicable) as a result of Treasury Regulations Section 1.1502-6, as a transferee or successor, or by operation of Law.

(g) Neither Acquiror nor Merger Sub will be required to include any material item of income in, or exclude any material deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting, or use of an improper method of accounting, for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Law) executed on or prior to the Closing Date; (iii) installment sale or open transaction disposition made on or prior to the Closing Date; or (iv) prepaid amount or deferred revenue received on or prior to the Closing Date outside of the ordinary course of business.

(h) Neither Acquiror nor Merger Sub has distributed stock of another Person, or had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code).

(i) Acquiror and Merger Sub have not taken any action, nor to the Knowledge of Acquiror are there any facts or circumstances, that would reasonably be expected to prevent the Redomicile from qualifying as a “reorganization” pursuant to Section 368(a)(1)(F) of the Code and the Treasury Regulations or the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations.

5.08 Brokers. No broker, investment banker, financial advisor or other Person, other than those set out in Schedule 5.08, the fees and expenses of which will be paid by Acquiror or Merger Sub pursuant to an engagement letter entered into therewith, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Acquiror, Merger Sub or any of their Affiliates.

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5.09 Acquiror SEC Reports; Financial Statements; Sarbanes-Oxley Act.

(a) Acquiror has filed in a timely manner all required registration statements, reports, schedules, forms, statements and other documents required to be filed by it with the SEC since September 22, 2020 (collectively, as they have been amended since the time of their filing and including all exhibits thereto, the “Acquiror SEC Reports”). None of the Acquiror SEC Reports, as of their respective dates (or if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The audited financial statements and unaudited interim financial statements (including, in each case, the notes and schedules thereto) included in the Acquiror SEC Reports complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q of the SEC), and fairly present (subject, in the case of the unaudited interim financial statements included therein, to normal year-end adjustments and the absence of complete footnotes) in all material respects the financial position of Acquiror as of the respective dates thereof and the results of their operations and cash flows for the respective periods then ended.

(b) Acquiror has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to Acquiror and other material information required to be disclosed by Acquiror in the reports and other documents that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to Acquiror’s principal executive officer and its principal financial officer as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Such disclosure controls and procedures are effective in timely alerting Acquiror’s principal executive officer and principal financial officer to material information required to be included in Acquiror’s periodic reports required under the Exchange Act.

(c) Acquiror has established and maintained a system of internal controls. Such internal controls are sufficient to provide reasonable assurance regarding the reliability of Acquiror’s financial reporting and the preparation of Acquiror’s financial statements for external purposes in accordance with GAAP.

(d) There are no outstanding loans or other extensions of credit made by Acquiror to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of Acquiror. Acquiror has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(e) Neither Acquiror (including any employee thereof) nor Acquiror’s independent auditors has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by Acquiror, (ii) any fraud, whether or not material, that involves Acquiror’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by Acquiror or (iii) any claim or allegation regarding any of the foregoing.

(f) To the Knowledge of Acquiror, as of the date hereof, there are no outstanding SEC comments from the SEC with respect to the Acquiror SEC Reports. To the Knowledge of Acquiror, none of the Acquiror SEC Reports filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.

5.10 Business Activities; Absence of Changes.

(a) Since its incorporation, Acquiror has not conducted any business activities other than activities directed toward the accomplishment of a Business Combination. Except as set forth in the Acquiror Organizational Documents, there is no agreement, commitment or Governmental Order binding upon Acquiror or to which Acquiror is a party which has had or would reasonably be expected to have the effect of prohibiting or impairing any business practice of Acquiror or any acquisition of property by Acquiror or the conduct of business by Acquiror as currently conducted or as contemplated to be conducted as of the Closing other than such effects, individually or in the aggregate, which have not had and would not reasonably be expected to have a material adverse effect on the ability of Acquiror or Merger Sub to enter into, perform its obligations under this Agreement and consummate the Transactions.

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(b) Acquiror does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity. Except for this Agreement and the Transactions, Acquiror has no interests, rights, obligations or liabilities with respect to, and is not party to, bound by or has its assets or property subject to, in each case whether directly or indirectly, any Contract or transaction which is, or could reasonably be interpreted as constituting, a Business Combination.

(c) Except for (i) this Agreement and the agreements expressly contemplated hereby (including any agreements permitted by Section 7.03), (ii) as set forth on Schedule 5.10(c) and (iii) with respect to fees and expenses of Acquiror’s legal, financial and other advisors, Acquiror is not party to any Contract with any other Person that would require payments by Acquiror in excess of $500,000 in the aggregate with respect to any individual Contract or when taken together with all other Contracts (other than this Agreement and the agreements expressly contemplated hereby (including any agreements permitted by Section 7.03) and Contracts set forth on Schedule 5.10(c)).

(d) There is no liability, debt or obligation against Acquiror or Merger Sub, except for liabilities and obligations (i) reflected or reserved for on Acquiror’s consolidated balance sheet for the quarterly period ended September 30, 2020 or disclosed in the notes thereto (other than any such liabilities not reflected, reserved or disclosed as are not and would not be, in the aggregate, material to Acquiror and Merger Sub, taken as a whole), (ii) that have arisen since the date of Acquiror’s consolidated balance sheet for the quarterly period September 30, 2020 in the ordinary course of the operation of business of Acquiror and Merger Sub (other than any such liabilities as are not and would not be, in the aggregate, material to Acquiror and Merger Sub, taken as a whole) or (iii) disclosed in Schedule 5.10(d).

(e) Since its organization, Merger Sub has not conducted any business activities other than activities directed toward the accomplishment of the Merger. Except as set forth in Merger Sub’s organizational documents, there is no agreement, commitment, or Governmental Order binding upon Merger Sub or to which Merger Sub is a party which has had or would reasonably be expected to have the effect of prohibiting or impairing any business practice of Merger Sub or any acquisition of property by Merger Sub or the conduct of business by Merger Sub as currently conducted or as contemplated to be conducted as of the Closing other than such effects, individually or in the aggregate, which have not had and would not reasonably be expected to have a material adverse effect on the ability of Merger Sub to enter into and perform its obligations under this Agreement.

(f) Merger Sub does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity.

(g) Merger Sub was formed solely for the purpose of effecting the Merger and has not engaged in any business activities or conducted any operations other than in connection with the Merger and has no, and at all times prior to the Effective Time except as contemplated by this Agreement or the Ancillary Agreements, will have no, assets, liabilities or obligations of any kind or nature whatsoever other than those incident to its formation.

(h) (i) Since the date of Acquiror’s incorporation, there has not been any change, development, condition, occurrence, event or effect relating to Acquiror or Merger Sub that, individually or in the aggregate, resulted in, or would reasonably be expected to result in, a material adverse effect on the ability of Acquiror or Merger Sub to enter into, perform its obligations under this Agreement and consummate the Transactions and (ii) from July 28, 2020 through the date of this Agreement, Acquiror and Merger Sub have not taken any action that would require the consent of the Company pursuant to Section 7.03 if such action had been taken after the date hereof.

(i) None of Acquiror or Merger Sub or any of their respective Subsidiaries or Associates has an interest of five percent (5%) or greater in an entity that competes with the Company in the field of commercial or transit electric vehicles or powertrain systems. For purposes of this Section 5.10(i), “Associate” is defined pursuant to 16 C.F.R. § 801.1(d)(2).

5.11 Registration Statement. As of the time the Registration Statement becomes effective under the Securities Act, the Registration Statement (together with any amendments or supplements thereto) will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that Acquiror makes

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no representations or warranties as to the information contained in or omitted from the Registration Statement in reliance upon and in conformity with information furnished in writing to Acquiror by or on behalf of the Company specifically for inclusion in the Registration Statement.

5.12 No Outside Reliance. Notwithstanding anything contained in this Article V or any other provision hereof, Acquiror and its Affiliates and any of its and their respective directors, officers, employees, partners, members or representatives, acknowledge and agree that Acquiror has made its own investigation of the Company and that neither the Company nor any of its Affiliates or any of their respective directors, officers, employees, partners, members, agents or representatives is making any representation or warranty whatsoever, express or implied, beyond those expressly given by the Company in Article IV or any certificate delivered in accordance with Section 9.02(b), including any implied warranty or representation as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of the Company, and each of Acquiror and Merger Sub, on its own behalf and on behalf of their Affiliates and its and their directors, officers, employees, partnership, members or representatives, disclaim reliance on any representations and warranties, express or implied, other than those expressly given by the Company in Article IV or any certificate delivered in accordance with Section 9.02(b). Without limiting the generality of the foregoing, it is understood that any cost or other estimates, financial or other projections or other predictions that may be contained or referred to in the Schedules or elsewhere, as well as any information, documents or other materials (including any such materials contained in any “data room” (whether or not accessed by Acquiror or its representatives) or reviewed by Acquiror pursuant to the Confidentiality Agreement) or management presentations that have been or shall hereafter be provided to Acquiror or any of its Affiliates, agents or representatives are not and will not be deemed to be representations or warranties of the Company, and no representation or warranty is made as to the accuracy or completeness of any of the foregoing except as may be expressly set forth in Article IV of this Agreement or any certificate delivered in accordance with Section 9.02(b). Except as otherwise expressly set forth in this Agreement, Acquiror understands and agrees that any assets, properties and business of the Company are furnished “as is”, “where is” and subject to and except as otherwise provided in the representations and warranties contained in Article IV or any certificate delivered in accordance with Section 9.02(b), with all faults and without any other representation or warranty of any nature whatsoever.

5.13 Capitalization.

(a) The authorized capital stock of Acquiror consists of (i) 500,000,000 of Acquiror Common Stock, of which (A) 27,750,000 shares of Acquiror Common Stock are issued and outstanding as of the date of this Agreement and (B) 21,425,000 Acquiror Warrants are issued and outstanding as of the date of this Agreement, (ii) 50,000,000 Class B ordinary shares of Acquiror, par value $0.0001, of which 6,937,500 shares are issued and outstanding and (iii) 5,000,000 preference shares of Acquiror, par value $0.0001, none of which are issued and outstanding. All of the issued and outstanding shares of Acquiror Common Stock and Acquiror Warrants (w) have been duly authorized and validly issued and are fully paid and nonassessable, (x) were issued in compliance in all material respects with applicable Law, (y) were not issued in breach or violation of any preemptive rights or Contract and (z) are fully vested and not otherwise subject to a substantial risk of forfeiture within the meaning of Code Section 83, except as disclosed in the Acquiror SEC Reports with respect to certain Acquiror Common Stock held by the Sponsor.

(b) Except for this Agreement, the Acquiror Warrants, Class B ordinary shares and the Subscription Agreements, as of the date hereof, there are (i) no subscriptions, calls, options, warrants, rights or other securities convertible into or exchangeable or exercisable for shares of Acquiror Common Stock or the equity interests of Acquiror, or any other Contracts to which Acquiror is a party or by which Acquiror is bound obligating Acquiror to issue or sell any shares of capital stock of, other equity interests in or debt securities of, Acquiror, and (ii) no equity equivalents, stock appreciation rights, phantom stock ownership interests or similar rights in Acquiror. Except as disclosed in the Acquiror SEC Reports or the Acquiror Organizational Documents, there are no outstanding contractual obligations of Acquiror to repurchase, redeem or otherwise acquire any securities or equity interests of Acquiror. There are no outstanding bonds, debentures, notes or other indebtedness of Acquiror having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which Acquiror Stockholders may vote. Except as disclosed in the Acquiror SEC Reports, there are no registration rights, and Acquiror is not a party to any stockholders agreement, voting agreement or registration rights agreement, rights plan, anti-takeover plan or similar agreements relating to Acquiror Common Stock or any other equity interests of Acquiror. Other than Merger Sub, Acquiror does not own any capital stock or any other equity interests in any other Person or has any right, option, warrant, conversion right, stock appreciation right, redemption right, repurchase right, agreement, arrangement or commitment of any character under which a Person is or may become obligated to

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issue or sell, or give any right to subscribe for or acquire, or in any way dispose of, any shares of the capital stock or other equity interests, or any securities or obligations exercisable or exchangeable for or convertible into any shares of the capital stock or other equity interests, of such Person. There are no securities or instruments issued by or to which Acquiror is a party containing anti-dilution or similar provisions that will be triggered by the consummation of the transactions contemplated by the Subscription Agreements that have not been or will not be waived on or prior to the Closing Date.

(c) As of the date hereof, the authorized share capital of Merger Sub consists of 1,000 shares of common stock, par value $0.0001 per share, of which one share is issued and outstanding and beneficially held (and held of record) by Acquiror as of the date of this Agreement.

(d) Subject to approval of the Proposals, the shares of Acquiror Common Stock to be issued by Acquiror in connection with the Transactions, upon issuance in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and nonassessable, and will not be subject to any preemptive rights of any other stockholder of Acquiror and will be capable of effectively vesting in the Company Stockholders title to all such securities, free and clear of all Liens (other than Liens arising pursuant to applicable Securities Laws).

5.14 NASDAQ Stock Market Quotation. The issued and outstanding shares of Acquiror Common Stock are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on NASDAQ under the symbol “ACTC”. Acquiror is in compliance in all material respects with the rules of NASDAQ and there is no action or proceeding pending or, to the Knowledge of Acquiror, threatened against Acquiror by NASDAQ, the Financial Industry Regulatory Authority or the SEC with respect to any intention by such entity to deregister the Acquiror Common Stock or terminate the listing of Acquiror Common Stock on NASDAQ. None of Acquiror or its Affiliates has taken any action in an attempt to terminate the registration of the Acquiror Common Stock or Acquiror Warrants under the Exchange Act except as contemplated by this Agreement.

5.15 Contracts; No Defaults.

(a) The Acquiror SEC Reports disclose every “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) (other than confidentiality and non-disclosure agreements, this Agreement and the Subscription Agreements) to which, as of the date of this Agreement, Acquiror or Merger Sub is a party or by which any of their respective assets are bound (the “Acquiror Material Contracts”). True, correct and complete copies of the Acquiror Material Contracts have been delivered to or made available to the Company or its agents or representatives.

(b) Neither Acquiror nor Merger Sub is, nor has it received written notice that any other party to any such Acquiror Material Contract is, in material violation or material breach of or material default (immediately or upon notice or lapse of time) under any such Acquiror Material Contract to which it is a party or any of its properties or other assets is subject. No such Acquiror Material Contract is the subject of a notice to terminate, except for any expiration of the term of such Contract following the date of this Agreement in accordance with its terms. Each Acquiror Material Contract is in full force and effect and, subject to the Enforceability Exceptions, is legal, valid and binding on Acquiror or Merger Sub, as applicable, and, to the Knowledge of Acquiror, each other party thereto, except as would not be material and adverse to Acquiror and Merger Sub, taken as a whole. There is no default under any such Acquiror Material Contract by Acquiror or Merger Sub, or, to the Knowledge of Acquiror, any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by Acquiror or Merger Sub, or, to the Knowledge of Acquiror, any other party thereto, in each case, except as would be material and adverse to Acquiror and Merger Sub, taken as a whole.

5.16 Title to Property. Except as set forth on Schedule 5.16, neither the Acquiror nor Merger Sub (a) owns or leases any real or personal property or (b) is a party to any agreement or option to purchase any real property, personal property or other material interest therein.

5.17 Investment Company Act. Neither the Acquiror nor Merger Sub is an “investment company” within the meaning of the Investment Company Act of 1940.

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5.18 Affiliate Agreements. Except as set forth on Schedule 5.18, neither of the Acquiror nor Merger Sub is a party to any transaction, agreement, arrangement or understanding with any (a) present or former executive officer or director of either of the Acquiror or Merger Sub, (b) beneficial owner (within the meaning of Section 13(d) of the Exchange Act) of 5% or more of the capital stock or equity interests of Acquiror or (c) Affiliate, “associate” or member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the Exchange Act) of any of the foregoing (each of the foregoing, an “Acquiror Affiliate Agreement”).

5.19 Corrupt Practices.

(a) Since their respective dates of incorporation, to the Knowledge of Acquiror, neither Acquiror nor Merger Sub, nor any of their respective Representatives, have directly or indirectly paid, offered or promised to pay, or authorized or ratified the payment, directly or indirectly, of any monies or anything of value to any national, provincial, municipal or other Government Official or any political party or candidate for political office for the purpose of influencing any act or decision of such official or of any Governmental Authority to obtain or retain business, or direct business to any person or to secure any other improper benefit or advantage in each case in violation in any material respect any Anti-Corruption Laws. Acquiror (x) has instituted policies and procedures designed to ensure compliance with the Anti-Corruption Laws and other anti-bribery, anti-corruption and anti-money laundering Laws in each jurisdiction in which Acquiror operates and (y) has maintained such policies and procedures in force. To the Knowledge of Acquiror, no Government Official nor any of his or her immediate family members is an officer or director or owns any securities of Acquiror.

(b) Since their respective dates of incorporation, neither Acquiror nor Merger Sub nor, to the Knowledge of Acquiror, any of their respective Representatives, has, or is presently or has agreed to become, engaged in any conduct that violates in any material respect any applicable Anti-Corruption Laws.

(c) Since their respective dates of incorporation, to the Knowledge of Acquiror, neither Acquiror nor Merger Sub is conducting and has not conducted, directly or indirectly, any business (including, without limitation, sales, reselling, licensing or sub-licensing arrangements, funding, making payments, procuring, insurance or otherwise providing assistance or support in connection with operations, business or any other activity) with or for the direct or indirect benefit of or on behalf of any Sanctioned Person, nor otherwise violated any applicable Sanction or Ex-Im Law.

5.20 Takeover Statutes and Charter Provisions. Effective immediately after the consummation of the Redomicile, the Acquiror Board represents that it has taken all action necessary so that the restrictions on a “business combination” (as such term is used in Section 203 of the DGCL) contained in Section 203 of the DGCL or any similar restrictions under any foreign Laws will be inapplicable to this Agreement and the transactions contemplated hereby, including the Merger and the issuance of the Merger Consideration. As of the date of the Redomicile and through the Effective Time, no “fair price,” “moratorium,” “control share acquisition” or other anti-takeover statute or similar domestic or foreign Law applies with respect to Acquiror or Merger Sub in connection with this Agreement, the Merger, the issuance of the Merger Consideration or any of the other transactions contemplated hereby. As of the date of the Redomicile and through the Effective Time, there is no stockholder rights plan, “poison pill” or similar anti-takeover agreement or plan in effect to which Acquiror or Merger Sub is subject, party or otherwise bound.

5.21 PIPE Investment Amount; Subscription Agreements. Acquiror has delivered to the Company true, correct and complete copies of each of the fully executed Subscription Agreements pursuant to which the Subscribers have committed, subject to the terms and conditions therein, to purchase 41,500,000 shares of Acquiror Common Stock in the aggregate for an aggregate amount equal to four hundred fifteen million dollars ($415,000,000) (the “PIPE Investment Amount”). Each of the Subscription Agreements is in full force and effect and is legal, valid and binding upon Acquiror and, to the Knowledge of Acquiror, the Subscribers, enforceable in accordance with its terms. None of the Subscription Agreements has been withdrawn, terminated, amended or modified since the date of delivery hereunder and prior to the execution of this Agreement, and, to the Knowledge of Acquiror, as of the date of this Agreement no such withdrawal, termination, amendment or modification is contemplated, and as of the date of this Agreement the commitments contained in the Subscription Agreements have not been withdrawn, terminated or rescinded by the Subscriber in any respect. As of the date hereof, there are no side letters or Contracts to which Acquiror or Merger Sub is a party related to the provision or funding, as applicable, of the purchases contemplated by the Subscription Agreements or the transactions contemplated hereby other than as expressly set forth in this Agreement, the Subscription Agreements or any other agreement entered into (or to be entered into) in connection with the Transactions delivered to the Company. Acquiror has fully paid any and all commitment fees or other

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fees required in connection with the Subscription Agreements that are payable on or prior to the date hereof and will pay any and all such fees when and as the same become due and payable after the date hereof pursuant to the Subscription Agreements. Acquiror has, and to the Knowledge of Acquiror, the Subscriber has, complied with all of its obligations under the Subscription Agreements. There are no conditions precedent or other contingencies related to the consummation of the purchases set forth in the Subscription Agreements, other than as expressly set forth in the Subscription Agreements. To the Knowledge of Acquiror, as of the date hereof, no event has occurred which, with or without notice, lapse of time or both, would or would reasonably be expected to (i) constitute a default or breach on the part of Acquiror or the Subscribers, (ii) assuming the conditions set forth in Section 9.01 and Section 9.02 will be satisfied, constitute a failure to satisfy a condition on the part of Acquiror or the Subscriber or (iii) assuming the conditions set forth in Section 9.01 and Section 9.02 will be satisfied result in any portion of the amounts to be paid by the Subscribers in accordance with the Subscription Agreements being unavailable on the Closing Date. As of the date hereof, assuming the conditions set forth in Section 9.01 and Section 9.02 will be satisfied, Acquiror has no reason to believe that any of the conditions to the consummation of the purchases under the Subscription Agreements will not be satisfied, and, as of the date hereof, Acquiror is not aware of the existence of any fact or event that would or would reasonably be expected to cause such conditions not to be satisfied.

5.22 No Other Representations or Warranties. The representations and warranties made by Acquiror and Merger Sub in this Article V are the exclusive representations and warranties made by Acquiror, Merger Sub, their Affiliates, and their respective Representatives. Except for the representations and warranties contained in this Article V, neither Acquiror nor Merger Sub, nor any other Person, has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Acquiror or Merger Sub, to the accuracy or completeness of any information regarding Acquiror or Merger Sub available to the other parties or their respective Representatives and expressly disclaims any such other representations or warranties. Without limiting the foregoing, neither Acquiror nor Merger Sub, nor any other Person, makes or has made any representation or warranty to the other parties hereto with respect to, and shall have no liability in respect of, (a) any financial projection, forecast, estimate, budget or prospect information relating to Acquiror or Merger Sub or (b) any oral or, except for the representations and warranties expressly made by Acquiror or Merger Sub in this Article V, written information made available to the other parties hereto in the course of their evaluation of Acquiror and Merger Sub and the negotiation of this Agreement or in the course of the Transactions.

Article VI
COVENANTS OF THE COMPANY

6.01 Conduct of Business. From the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms (the “Interim Period”), the Company shall, except as set forth on Schedule 6.01, as expressly contemplated by this Agreement or as consented to by Acquiror in writing (which consent shall not be unreasonably conditioned, withheld or delayed), or as may be required by Law (including COVID-19 Measures), (i) use its commercially reasonable efforts to conduct and operate its business in the ordinary course consistent with past practice in all material respects, (ii) use commercially reasonable efforts to preserve intact the current business organization and ongoing businesses of the Company, and maintain the existing relations and goodwill of the Company with customers, suppliers, distributors and creditors of the Company and (iii) use commercially reasonable efforts to keep available the services of its present officers; provided, that, in the case of each of the preceding clauses (i)-(iii), during any period of full or partial suspension of operations related to COVID-19, the Company may, in connection with COVID-19, take such actions in good faith as are reasonably necessary (A) to protect the health and safety of the Company’s employees and other individuals having business dealings with the Company or (B) to respond to third-party supply or service disruptions caused by COVID-19, including, but not limited to COVID-19 Measures, and any such actions taken (or not taken) as a result of, in response to, or otherwise related to COVID-19 shall be deemed to be taken in the “ordinary course of business” for all purposes of this Section 6.01 and not be considered a breach of this Section 6.01; provided, further, that following any such suspension, to the extent that the Company took any actions pursuant to the immediately preceding proviso that caused deviations from its business being conducted in the ordinary course of business consistent with past practice, to resume conducting its business in the ordinary course of business consistent with past practice in all

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material respects as soon as reasonably practicable. Without limiting the generality of the foregoing, except as set forth on Schedule 6.01, as expressly contemplated by this Agreement or as consented to by Acquiror in writing (which consent shall not be unreasonably conditioned, withheld or delayed), or as may be required by Law, the Company shall not during the Interim Period:

(a) change or amend the certificate of incorporation, bylaws or other organizational documents of the Company;

(b) declare, make or pay any dividend or other distribution (whether in cash, equity or property, including any deemed distribution for Tax purposes) to stockholders of the Company or repurchase or redeem any Company Stock;

(c) create, allot, issue, redeem or repurchase or agree to create, allot, issue, redeem or repurchase any shares or other securities of whatsoever nature convertible into shares (or any option to subscribe for the same) of the Company, except pursuant to the exercise of Company Options or Company Warrants, in each case outstanding as of the date hereof;

(d) enter into, or amend or modify any material term of, terminate, or waive or release any material rights, claim or benefits under any Material Contract or Lease Document (or any Contract, that if existing on the date hereof, would be a Material Contract or Lease Document), to which the Company is a party or by which it is bound, other than entry into, amendments of, modifications of, terminations of, or waivers or releases under, such Contracts in the ordinary course of business consistent with past practice;

(e) enter into, or amend or modify any material term of, terminate, or waive or release any material rights, claim or benefits under any Contract or other arrangement to which the Company, on one hand, and a Company Stockholder or its Affiliate, on the other hand, are parties or by which they are bound or which is for the benefit of a Company Stockholder or its Affiliates, other than entry into, amendments of, modifications of, terminations of, or waivers or releases under, such Contracts or arrangements in the ordinary course of business consistent with past practice;

(f) sell, transfer, lease, pledge or otherwise encumber or subject to any Lien, abandon, cancel, let lapse or convey or dispose of any assets, properties or business of the Company (including Company Intellectual Property and Company Software), except for (i) dispositions of obsolete or worthless assets, (ii) sales of inventory in the ordinary course of business consistent with past practice and (iii) sales, abandonment, lapses of assets or items or materials (other than Owned Intellectual Property and Owned Company Software) in an amount not in excess of $2,500,000 in the aggregate, other than (A) as set forth on Schedule 6.01(e), (B) where the Company has, in its reasonable business judgment, decided to cancel, abandon, allow to lapse or not renew any Registered IP, (C) Permitted Liens or (D) pledges, non-exclusive licenses and encumbrances on property and assets in the ordinary course of business consistent with past practice (including performance and warranty bonds for the benefit of customers) and that would not, individually or in the aggregate, reasonably be expected to be material to the Company;

(g) except as set forth on Schedule 6.01(g) or as otherwise required pursuant to Company Benefit Plans in effect on the date of this Agreement or applicable Law, (i) grant any material increase in compensation, benefits or severance to any current or former executive officer or director of the Company, except in connection with a promotion based on job performance or workplace requirements, (ii) except for immaterial changes to welfare benefit plans (other than severance arrangements) in connection with annual renewals in the ordinary course of business, adopt, enter into, amend, modify, or terminate any material Company Benefit Plan or any collective bargaining or similar agreement (including agreements with works councils and trade unions and side letters) to which the Company is a party or by which it is bound, (iii) grant or provide any severance or termination payments, deferred compensation, or transaction, retention or change in control payments or benefits to any current or former director, employee, officer or other individual service provider of the Company, except in connection with the promotion, hiring or firing (in each case, to the extent permitted by clause (iv)) of any employee in the ordinary course of business and consistent with past practice, (iv) hire, engage, terminate (without cause), furlough, or temporarily layoff any employee or independent contractor of the Company with annual base compensation in

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excess of $250,000 (excluding any COVID-19 Measures), (v) recognize or certify any labor union, works council, other labor organization or group of employees as the bargaining representative for any employees of the Company, (vi) implement or announce any employee layoffs, plant closings, reductions-in-force, furloughs, temporary layoffs, reduction in terms and conditions of employment, or other actions that could implicate the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar Laws (excluding any COVID-19 Measures), or (vii) waive or release any noncompetition, nonsolicitation, nondisclosure, noninterference, nondisparagement or other restrictive covenant obligation of any current or former employee or independent contractor;

(h) (i) fail to maintain its existence or acquire by merger or consolidation with, or merge or consolidate with, or purchase a material portion of the assets or equity of, any corporation, partnership, limited liability company, association, joint venture or other business organization or division thereof, other than such acquisitions and purchases that would not require financial statements of the acquired business to be included in the Registration Statement pursuant to Rule 3-05 of Regulation S-X under the Securities Act; or (ii) adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company (other than the transactions contemplated by this Agreement);

(i) make any capital expenditures (or commitment to make any capital expenditures) that in the aggregate exceed $10,000,000, other than any capital expenditure (or series of related capital expenditures) consistent in all material respects with the Company’s annual capital expenditure budget for periods following the date hereof, made available to Acquiror prior to the date hereof;

(j) make any loans, advances or capital contributions to, or investments in, any other Person (including to any of its officers, directors, agents or consultants), make any material change in its existing borrowing or lending arrangements for or on behalf of such Persons, or enter into any “keep well” or similar agreement to maintain the financial condition of any other Person, except advances to employees or officers of the Company in the ordinary course of business consistent with past practice and extended payment terms for customers in the ordinary course of business;

(k) make, revoke or change any material Tax election, adopt or change any material Tax accounting method or period, file any material Tax Return in a manner inconsistent with past practices in any material respect, file any amendment to a material Tax Return, enter into any agreement with a Governmental Authority with respect to a material amount of Taxes, settle or compromise any examination, audit or other Action with a Governmental Authority of or relating to any material Taxes or settle or compromise any claim or assessment by a Governmental Authority in respect of material Taxes, consent to any extension or waiver of the statutory period of limitations applicable to any claim or assessment in respect of Taxes, incur any liability for Taxes outside the ordinary course of business, or enter into any Tax sharing, indemnification, allocation or similar agreement or arrangement (excluding any commercial contract entered into in the ordinary course of business and not primarily related to Taxes);

(l) waive, release, compromise, settle or satisfy any pending or threatened material claim (which shall include, but not be limited to, any pending or threatened Action) or compromise or settle any liability, other than in the ordinary course of business consistent with past practice or where such waiver, release, compromise, settlement or satisfaction involves monetary damages not to exceed $5,000,000 in the aggregate;

(m) incur, issue, assume, guarantee or otherwise become liable for any Indebtedness, or in any material respect, modify any Indebtedness, other than (A) borrowings in the ordinary course of business under the First Lien Credit Agreement in an aggregate amount that does not preclude satisfaction of the Payment Conditions (as defined in the First Lien Credit Agreement) as of Closing and (B) intercompany Indebtedness;

(n) enter into any material new line of business outside of the business currently conducted by the Company as of the date of this Agreement;

(o) make any material change in financial accounting methods, principles or practices, except insofar as may have been required by a change in GAAP (including pursuant to standards, guidelines and interpretations of the Financial Accounting Standards Board or any similar organization) or applicable Law;

(p) voluntarily fail to maintain, cancel or materially change coverage under, in a manner detrimental to the Company, any insurance policy maintained with respect to the Company and their assets and properties; and

(q) enter into any agreement or undertaking to do any action prohibited under this Section 6.01.

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6.02 Inspection. Subject to confidentiality obligations and similar restrictions that may be applicable to information furnished to the Company by third parties that may be in the Company’s possession from time to time, and except for any information which (a) relates to interactions with prospective buyers of the Company or the negotiation of this Agreement and the transactions contemplated hereby or (b) in the judgment of legal counsel (including in-house counsel) of the Company would result in the loss of attorney-client privilege or other privilege from disclosure or would conflict with any applicable Law or confidentiality obligations to which the Company is bound, the Company shall afford to Acquiror and its Representatives reasonable access during the Interim Period, during normal business hours and with reasonable advance notice, in such manner as to not interfere with the normal operation of the Company, to all of its properties, books, projections, plans, systems, Contracts, commitments, Tax Returns, records, commitments, analyses and appropriate officers and employees of the Company, and shall furnish such Representatives with all financial and operating data and other information concerning the affairs of the Company and that are in the possession of the Company as such Representatives may reasonably request; provided, that such access shall not include any unreasonably invasive or intrusive investigations or other testing, sampling or analysis of any properties, facilities or equipment of the Company without the prior written consent of the Company. The parties shall use commercially reasonable efforts to make alternative arrangements for such disclosure where the restrictions in the preceding sentence apply. All information obtained by Acquiror and its Representatives under this Agreement shall be subject to the Confidentiality Agreement prior to the Effective Time.

6.03 HSR Act and Regulatory Approvals. In connection with the transactions contemplated by this Agreement, the Company shall comply promptly but in no event later than ten (10) Business Days after the date hereof with the notification and reporting requirements of the HSR Act. The Company shall use its reasonable best efforts to submit, as soon as practicable, any other required applications or filings pursuant to any Antitrust Laws and furnish to Acquiror as promptly as reasonably practicable all information required for any application or other filing required to be made by Acquiror pursuant to any Antitrust Law. The Company shall (a) substantially comply with any Information or Document Requests and (b) request early termination of any waiting period under the HSR Act. The Company shall exercise its reasonable best efforts to (x) obtain termination or expiration of the waiting period under the HSR Act and consents or approvals pursuant to any other applicable Antitrust Laws, (y) prevent the entry in any Action brought by a Regulatory Consent Authority or any other Person of any Governmental Order which would prohibit, make unlawful or delay the consummation of the transactions contemplated by this Agreement and (z) if any such Governmental Order is issued in any such Action, cause such Governmental Order to be lifted. The Company shall promptly notify Acquiror of any substantive communication with any Governmental Authority or third party with respect to the transactions contemplated by this Agreement, and furnish to Acquiror upon request copies of any notices or written communications received by the Company or any of its Affiliates with respect to the transactions contemplated by this Agreement, and the Company shall permit counsel to Acquiror an opportunity to review in advance, and the Company shall consider in good faith the views of such counsel in connection with, any proposed written communications by the Company or its Affiliates to any Governmental Authority concerning the transactions contemplated by this Agreement; provided, that the Company shall not extend any waiting period or comparable period under the HSR Act or enter into any agreement with any Governmental Authority to delay the consummation of the transactions contemplated by this Agreement without the written consent of Acquiror (which consent shall not be unreasonably withheld, conditioned or delayed). The Company agrees to provide, to the extent permitted by the applicable Governmental Authority, Acquiror and its counsel the opportunity, on reasonable advance notice, to participate in any substantive meetings or discussions, either in person or by telephone, between the Company or any of its Affiliates, agents or advisors, on the one hand, and any Governmental Authority, on the other hand, concerning or in connection with the transactions contemplated hereby. Any materials exchanged in connection with this Section 6.03 may be redacted or withheld as necessary to address reasonable privilege or confidentiality concerns of legal counsel (including in-house counsel) of the Company, and to remove competitively sensitive material; provided, that the Company may, as it deems advisable and necessary, designate any materials provided to Acquiror under this Section 6.03 as “outside counsel only.” Notwithstanding anything in this Agreement to the contrary, nothing in this Section 6.03 or any other provision of this Agreement shall require or obligate the Company or any of its Affiliates to, and Acquiror and Merger Sub and Affiliates shall not, without the prior written consent of the Company, agree or otherwise be required to, take any action with respect to the Company or any of its Affiliates, including selling, divesting, or otherwise disposing of, licensing, holding separate, or taking or committing to take any action that limits in any respect its freedom of action with respect to, or its ability to retain, any business, products, rights, services, licenses, assets or properties of the Company or any of its Affiliates, or any interest therein. Acquiror and the Company shall each bear half (50%) of all filing fees payable to the Regulatory Consent Authorities in connection with the transactions contemplated by this Agreement.

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6.04 No Claim Against the Trust Account. The Company acknowledges that Acquiror is a blank check company with the power and privileges to effect a merger, asset acquisition, reorganization or similar business combination involving the Company and one or more businesses or assets, and the Company has read Acquiror’s final prospectus, dated September 22, 2020 and other Acquiror SEC Reports, the Acquiror Organizational Documents, and the Trust Agreement and understands that Acquiror has established the Trust Account described therein for the benefit of Acquiror’s public stockholders and that disbursements from the Trust Account are available only in the limited circumstances set forth therein. The Company further acknowledges and agrees that Acquiror’s sole assets consist of the cash proceeds of Acquiror’s initial public offering and private placements of its securities, and that substantially all of these proceeds have been deposited in the Trust Account for the benefit of its public stockholders. The Company further acknowledges that, if the transactions contemplated by this Agreement or, in the event of termination of this Agreement, another Business Combination, are or is not consummated by September 22, 2022 or such later date as approved by the stockholders of Acquiror to complete a Business Combination, Acquiror will be obligated to return to its stockholders the amounts being held in the Trust Account. Accordingly, the Company (on behalf of itself and its Affiliates) hereby waives any past, present or future claim of any kind against, and any right to access, the Trust Account, any trustee of the Trust Account and Acquiror to collect from the Trust Account any monies that may be owed to them by Acquiror or any of its Affiliates for any reason whatsoever, and will not seek recourse against the Trust Account at any time for any reason whatsoever, including, without limitation, for any Willful Breach of this Agreement. This Section 6.04 shall survive the termination of this Agreement for any reason.

6.05 Proxy Solicitation; Other Actions.

(a) The Company agrees to use reasonable best efforts to provide Acquiror, as soon as reasonably practicable after the date hereof and, in any event, no later than March 31, 2021 audited financial statements, including consolidated balance sheets, statements of operations, statements of cash flows, and statements of stockholders equity of the Company as of and for the years ended December 31, 2018, December 31, 2019 and December 31, 2020, in each case, prepared in accordance with GAAP and Regulation S-X and audited in accordance with the standards of the Public Company Accounting Oversight Board. The Company shall be available to, and the Company shall use reasonable best efforts to make their officers and employees available to, in each case, during normal business hours and upon reasonable advanced notice, Acquiror and its counsel in connection with (i) the drafting of the Registration Statement and (ii) responding in a timely manner to comments on the Registration Statement from the SEC. Without limiting the generality of the foregoing, the Company shall reasonably cooperate with Acquiror in connection with Acquiror’s preparation for inclusion in the Registration Statement of pro forma financial statements that comply with the requirements of Regulation S-X under the rules and regulations of the SEC (as interpreted by the staff of the SEC) to the extent such pro forma financial statements are required by Form S-4.

(b) From and after the date on which the Registration Statement becomes effective under the Securities Act until the Closing Date, the Company will give Acquiror prompt written notice of any action taken or not taken by the Company or of any development regarding the Company, in any such case which is known by the Company, that would cause the Registration Statement to contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements, in light of the circumstances under which they were made, not misleading; provided, that, if any such action shall be taken or fail to be taken or such development shall otherwise occur, Acquiror and the Company shall cooperate fully to cause an amendment or supplement to be made promptly to the Registration Statement, such that the Registration Statement no longer contains an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements, in light of the circumstances under which they were made, not misleading; provided, further, however, that no information received by Acquiror pursuant to this Section 6.05 shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by the party who disclosed such information, and no such information shall be deemed to change, supplement or amend the Schedules.

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6.06 Non-Solicitation; Acquisition Proposals.

(a) From the date of this Agreement until the Effective Time or, if earlier, the valid termination of this Agreement in accordance with Section 10.01, the Company shall not, and shall use its reasonable best efforts to cause its Representatives not to, directly or indirectly:

(i) initiate, solicit or knowingly encourage or knowingly facilitate any inquiries or requests for information with respect to, or the making of, any inquiry regarding, or any proposal or offer that constitutes, or could reasonably be expected to result in or lead to, any Acquisition Proposal;

(ii) engage in, continue or otherwise participate in any negotiations or discussions concerning, or provide access to its properties, books and records or any confidential information or data to, any Person relating to any proposal, offer, inquiry or request for information that constitutes, or could reasonably be expected to result in or lead to, any Acquisition Proposal;

(iii) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any Acquisition Proposal;

(iv) execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, confidentiality agreement, merger agreement, acquisition agreement, exchange agreement, joint venture agreement, partnership agreement, option agreement or other similar agreement for or relating to any Acquisition Proposal; or

(v) resolve or agree to do any of the foregoing.

The Company also agrees that immediately following the execution of this Agreement it shall, and shall use its reasonable best efforts to cause its Representatives to, cease any solicitations, discussions or negotiations with any Person (other than the parties hereto and their respective Representatives) conducted heretofore in connection with an Acquisition Proposal or any inquiry or request for information that could reasonably be expected to lead to, or result in, an Acquisition Proposal. The Company also agrees that within three (3) Business Days of the execution of this Agreement, the Company shall request each Person (other than the parties hereto and their respective Representatives) that has prior to the date hereof executed a confidentiality agreement in connection with its consideration of acquiring the Company (and with whom the Company has had contact in twelve (12) months prior to the date of this Agreement regarding the acquisition of the Company) to return or destroy all confidential information furnished to such Person by or on behalf of it prior to the date hereof and terminate access to any physical or electronic data room maintained by or on behalf of the Company. The Company shall promptly (and in any event within one (1) Business Day) notify, in writing, Acquiror of the receipt of any inquiry, proposal, offer or request for information received after the date hereof that constitutes, or could reasonably be expected to result in or lead to, any Acquisition Proposal, which notice shall include a summary of the material terms of, and the identity of the Person or group of Persons making, such inquiry, proposal, offer or request for information and an unredacted copy of any Acquisition Proposal or inquiry, proposal or offer made in writing or, if not in writing, a written description of the material terms and conditions of such inquiry, proposal or offer. The Company shall promptly (and in any event within one (1) Business Day) keep Acquiror informed of any material developments with respect to any such inquiry, proposal, offer, request for information or Acquisition Proposal (including any material changes thereto and copies of any additional written materials received by the Company or its Representatives). Without limiting the foregoing, it is understood that any violation of the restrictions contained in this Section 6.06 by any of the Company’s Representatives acting on the Company’s behalf, shall be deemed to be a breach of this Section 6.06 by the Company.

(b) Notwithstanding anything to the contrary in Section 6.06(a) or Section 8.02(e), this Agreement shall not prevent the Company or the Company Board, prior to obtaining the Company Stockholder Approvals, from making a Company Change in Recommendation (only to the extent permitted by Section 6.06(c) or Section 6.06(d)).

(c) Notwithstanding anything in this Section 6.06 to the contrary, if, at any time prior to obtaining the Company Stockholder Approvals, the Company Board determines in good faith, after consultation with its financial advisor(s) and outside legal counsel, in response to a bona fide written Acquisition Proposal that did not result from a material breach of Section 6.06(a), that (i) such proposal constitutes a Superior Proposal and (ii) the failure to take the actions specified in this Section 6.06(c) would be inconsistent with its fiduciary duties under applicable Law, the Company or the Company Board may, prior to obtaining the Company Stockholder Approvals, make a Company

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Change in Recommendation. Notwithstanding the foregoing, the Company shall in no event be permitted to engage in the actions enumerated in clauses (i) through (v) of Section 6.06(a) or to terminate this Agreement in connection therewith and the Company shall otherwise remain subject to the terms of this Agreement, including the Company’s obligation to solicit written consents from the Company Stockholders to give the Company Stockholder Approvals in accordance with Section 8.02(e).

(d) Notwithstanding anything in this Section 6.06 to the contrary, if, at any time prior to obtaining the Company Stockholder Approvals, the Company Board determines in good faith, after consultation with its financial advisors and outside legal counsel, in response to an Intervening Event, that the failure to make a Company Change in Recommendation would be inconsistent with its fiduciary duties under applicable Law, the Company or the Company Board may, prior to obtaining the Company Stockholder Approvals, make a Company Change in Recommendation. Notwithstanding the foregoing, the Company shall in no event be permitted to terminate this Agreement due to the foregoing and the Company shall otherwise remain subject to the terms of this Agreement, including the Company’s obligation to solicit written consents from the Company Stockholders to give the Company Stockholder Approvals in accordance with Section 8.02(e).

(e) For purposes of this Agreement, the following terms shall have the meanings assigned below:

(i) “Acquisition Proposal” means any proposal or offer from any Person or “group” (as defined in the Exchange Act) (other than Acquiror, Merger Sub or their respective Affiliates) relating to, in a single transaction or series of related transactions, (A) any direct or indirect acquisition or purchase of a business that constitutes 20% or more of the net revenues, net income or assets of the Company, (B) any direct or indirect acquisition of 20% or more of the consolidated assets of the Company (based on the fair market value thereof, as determined in good faith by the Company Board), (C) acquisition of beneficial ownership, or the right to acquire beneficial ownership, of 20% or more of the total voting power of the equity securities of the Company, any tender offer or exchange offer that if consummated would result in any Person beneficially owning 20% or more of the total voting power of the equity securities of the Company, or any merger, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or (D) any issuance or sale or other disposition (including by way of merger, reorganization, division, consolidation, share exchange, business combination, recapitalization or other similar transaction) of 20% or more of the total voting power of the equity securities of the Company.

(ii) “Superior Proposal” means a bona fide and written Acquisition Proposal made after the date hereof, that did not result from a material breach of Section 6.06(a), that the Company Board in good faith determines (after consultation with its outside legal counsel and financial advisor(s)) is reasonably likely to be consummated in accordance with its terms and would, if consummated, result in a transaction that is more favorable from a financial point of view to the stockholders of the Company (solely in their capacity as such) than the transactions contemplated hereby after taking into account all such factors and matters deemed relevant in good faith by the Company Board, including legal, financial (including the financing terms of any such proposal), regulatory, timing or other aspects of such proposal and this Agreement and the transactions contemplated hereby (including any offer by Acquiror to amend the terms of this Agreement, termination or break-up fee and conditions to consummation); provided, that for purposes of the definition of “Superior Proposal,” the term “Acquisition Proposal” shall have the meaning assigned to such term herein, except that the references to “20%” in such definition shall be deemed to be references to “80%”.

(iii) “Intervening Event” means an event, fact, development, circumstance or occurrence (but specifically excluding any Acquisition Proposal, Superior Proposal, any change generally affecting any of the industries or markets (including the capital and financial markets) in which the Company operates or the economy as a whole, and any event or change that is primarily attributable to the action(s) or inaction(s) of the Company) that materially affects the business, assets, operations or prospects of the Company and that was not known and was not reasonably foreseeable to the Company or the Company Board as of the date hereof (or the consequences of which were not reasonably foreseeable to the Company Board as of the date hereof), and that becomes known to the Company or the Company Board after the date of this Agreement.

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6.07 Cooperation under the Credit Documents; Investor Rights Agreement.

(a) During the Interim Period, (i) the Company shall not terminate any commitments under the Credit Documents without the prior written consent of Acquiror (such consent not to be unreasonably withheld, conditioned or delayed), and (ii) except as contemplated pursuant to clause (b) below, the Company shall maintain in effect and comply with, in all material respects, the terms of the Credit Documents, in each case, as in effect on the date hereof, in accordance with the terms and subject to the conditions thereof.

(b) During the Interim Period, the Company shall not take any action that results in either a “Financial Covenant Trigger Period” or a “Reporting Trigger Period” (both as defined in the First Lien Credit Agreement) commencing.

(c) As soon as reasonably practicable after the date of this Agreement, but prior to the Closing Date, the Company shall obtain and deliver to Acquiror a fully executed and effective copy of amendments and/or waivers to the First Lien Credit Agreement (the “Debt Facility Amendments”), in each case, in form and substance reasonably acceptable to Acquiror, which Debt Facility Amendments shall amend or waive such provisions as are reasonably necessary to permit the Transactions. The Company shall ensure (or receive waivers of any applicable requirement) that the Transactions constitute (i) a “Permitted Acquisition” within the meaning of the Second Lien Agreement and (ii) if necessary after giving effect to the Debt Facility Amendments, a “Permitted Acquisition” within the meaning of the First Lien Credit Agreement, including by, no later than ten (10) Business Days prior to the Closing, delivering to “Agent” (as defined in the First Lien Credit Agreement) and the “Investors” (as defined in the Second Lien Agreement) such certifications and documents (the “Permitted Acquisition Certifications”) as may be required under the First Lien Credit Agreement and Second Lien Agreement. The Company shall (i) deliver copies of the Permitted Acquisition Certifications to Acquiror as soon as reasonably practicable after delivery thereof, (ii) provide any written notices, letters, consents, waivers, amendments or material correspondence from the “Lenders” (as defined in the First Lien Credit Agreement) and the “Investors” (as defined in the Second Lien Agreement) regarding the Debt Facility Amendments or Permitted Acquisition Certifications to Acquiror as soon as reasonably practicable after the receipt thereof and (iii) notify Acquiror if it becomes aware that the Transactions will not constitute a “Permitted Acquisition” (as defined in either the First Lien Credit Agreement or Second Lien Agreement) for any reason (after accounting for any amendment and/or waiver received with respect thereto). The Company shall use commercially reasonable efforts to obtain forgiveness of the entire PPP Note under applicable Law prior to Closing. To the extent the PPP Note is not forgiven prior to the Closing Date, the Company shall, in its sole discretion, either (i) obtain consent from or provide notice of the Transactions to Town Center Bank under the PPP Note, to the extent required by the PPP Note, and deliver to Acquiror a copy of such consent or notice, as applicable, or (ii) pay the outstanding balance of the PPP Note and deliver to Acquiror a payoff letter or other evidence reasonably satisfactory to Acquiror evidencing such payoff. Without limiting any covenant contained in Section 6.01, other than the Debt Facility Amendments, the Company shall not amend, restate, amend and restate, supplement or otherwise modify the Credit Documents.

(d) Prior to Closing, the Company shall not, without the prior written consent of Acquiror (to be granted or withheld in Acquiror’s sole discretion), (i) amend or modify the Investor Rights Agreement in a manner adverse to Acquiror, (ii) waive any rights under Section 3.11 of the Investor Rights Agreement or (iii) agree to shorten the “Standoff Period” (as defined in the Investor Rights Agreement) under the Investor Rights Agreement.

Article VII
COVENANTS OF ACQUIROR

7.01 HSR Act and Regulatory Approvals.

(a) In connection with the transactions contemplated by this Agreement, Acquiror shall comply promptly but in no event later than ten (10) Business Days after the date hereof with the notification and reporting requirements of the HSR Act. Acquiror shall use its reasonable best efforts to submit, as soon as practicable, any other required applications or filings pursuant to any Antitrust Laws and furnish to the Company as promptly as reasonably practicable all information required for any application or other filing required to be made by the Company pursuant to any Antitrust Law. Acquiror shall substantially comply with any Information or Document Requests.

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(b) Acquiror shall request early termination of any waiting period under the HSR Act and exercise its reasonable best efforts to (i) obtain termination or expiration of the waiting period under the HSR Act and consents or approvals pursuant to any other applicable Antitrust Laws, (ii) prevent the entry in any Action brought by a Regulatory Consent Authority or any other Person of any Governmental Order which would prohibit, make unlawful or delay the consummation of the transactions contemplated by this Agreement and (iii) if any such Governmental Order is issued in any such Action, cause such Governmental Order to be lifted.

(c) Acquiror shall cooperate in good faith with the Regulatory Consent Authorities and exercise its reasonable best efforts to undertake promptly any and all action required to complete lawfully the transactions contemplated by this Agreement as soon as practicable (but in any event prior to the Termination Date) and any and all action necessary or advisable to avoid, prevent, eliminate or remove any impediment under Antitrust Law or the actual or threatened commencement of any proceeding in any forum by or on behalf of any Regulatory Consent Authority or the issuance of any Governmental Order that would delay, enjoin, prevent, restrain or otherwise prohibit the consummation of the Merger; provided that notwithstanding anything in this Agreement to the contrary, nothing in this Section 7.01 or any other provision of this Agreement shall require or obligate Acquiror to take any actions, including selling, divesting, or otherwise disposing of, licensing, holding separate, or taking or committing to take any action that limits in any respect Acquiror’s or the Company’s freedom of action with respect to, or its ability to retain, any business, products, rights, services, licenses, assets or properties of Acquiror or the Company; and further provided, that, notwithstanding anything in this Agreement to the contrary, nothing in this Section 7.01 or any other provision of this Agreement shall require or obligate Acquiror or any other Person to take any actions with respect to Acquiror’s Affiliates, the Sponsor, the Subscriber, their respective Affiliates and any investment funds or investment vehicles affiliated with, or managed or advised by, Acquiror’s Affiliates, the Sponsor, the Subscriber or any portfolio company (as such this term is commonly understood in the private equity industry) or investment of Acquiror’s Affiliates, Sponsor or of any such investment fund or investment vehicle.

(d) Acquiror shall promptly notify the Company of any substantive communication with, and furnish to the Company upon request copies of any notices or written communications received by, Acquiror or any of its Affiliates and any third party or Governmental Authority with respect to the transactions contemplated by this Agreement, and Acquiror shall permit counsel to the Company an opportunity to review in advance, and Acquiror shall consider in good faith the views of such counsel in connection with, any proposed communications by Acquiror or its Affiliates to any Governmental Authority concerning the transactions contemplated by this Agreement; provided, that Acquiror shall not extend any waiting period or comparable period under the HSR Act or enter into any agreement with any Governmental Authority to delay the consummation of the transactions contemplated by this Agreement without the written consent of the Company (which consent shall not be unreasonably withheld, conditioned or delayed). Acquiror agrees to provide, to the extent permitted by the applicable Governmental Authority, the Company and its counsel the opportunity, on reasonable advance notice, to participate in any substantive meetings or discussions, either in person or by telephone, between Acquiror or any of its Affiliates, agents or advisors, on the one hand, and any Governmental Authority, on the other hand, concerning or in connection with the transactions contemplated hereby. Any materials exchanged in connection with this Section 7.01 may be redacted or withheld as necessary to address reasonable privilege or confidentiality concerns of legal counsel of Acquiror, and to remove competitively sensitive material; provided, that Acquiror may, as it deems advisable and necessary, designate any materials provided to the Company under this Section 7.01 as “outside counsel only.”

(e) Acquiror and the Company shall each bear half (50%) of all filing fees payable to the Regulatory Consent Authorities in connection with the transactions contemplated by this Agreement.

(f) Acquiror shall not, and shall cause Merger Sub not to, acquire or agree to acquire, by merging with or into or consolidating with, or by purchasing a portion of the assets of or equity in, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets, or take any other action, if the entering into of a definitive agreement relating to, or the consummation of such acquisition, merger or consolidation, or the taking of any other action, would reasonably be expected to (i) impose any material delay in the obtaining of, or materially increase the risk of not obtaining, any authorizations, consents, orders or declarations of any Regulatory Consent Authorities or the expiration or termination of any applicable waiting period; (ii) materially increase the risk of any Governmental Authority entering an order prohibiting the consummation of the transactions contemplated hereby; (iii) materially increase the risk of not being able to remove any such order on appeal or otherwise; or (iv) materially delay or prevent the consummation of the transactions contemplated hereby.

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7.02 Indemnification and Insurance.

(a) From and after the Effective Time, Acquiror and the Surviving Company agree that they shall indemnify and hold harmless each present and former director and officer of the Company against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any Action, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Company would have been permitted under applicable Law and its certificate of incorporation, bylaws and indemnification agreements in effect on the date of this Agreement to indemnify such Person (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law). Without limiting the foregoing, Acquiror shall, and shall cause the Surviving Company to, (i) maintain for a period of not less than six (6) years from the Effective Time provisions in its certificate of incorporation, bylaws, and indemnification agreements, to the extent applicable, concerning the indemnification and exoneration (including provisions relating to expense advancement) of officers and directors that are no less favorable to those Persons than the provisions of its certificate of incorporation, bylaws, and indemnification agreements, to the extent applicable, as of the date of this Agreement and (ii) not amend, repeal or otherwise modify such provisions in any respect that would adversely affect the rights of those Persons thereunder, in each case, except as required by Law. Acquiror shall assume, and be liable for, and shall cause the Surviving Company and their respective Subsidiaries to honor, each of the covenants in this Section 7.02.

(b) For a period of six years from the Effective Time, Acquiror shall, or shall cause one or more of its Subsidiaries to, maintain in effect directors’ and officers’ liability insurance covering those Persons who are currently covered by the Company’s directors’ and officers’ liability insurance policies (true, correct and complete copies of which have been heretofore made available to Acquiror or its agents or representatives) on terms not less favorable than the terms of such current insurance coverage; provided, however, that (i) Acquiror may cause coverage to be extended under the current directors’ and officers’ liability insurance by obtaining a six-year “tail” policy containing terms not materially less favorable than the terms of such current insurance coverage with respect to claims existing or occurring at or prior to the Effective Time and (ii) if any claim is asserted or made within such six-year period, any insurance required to be maintained under this Section 7.02 shall be continued in respect of such claim until the final disposition thereof.

(c) Notwithstanding anything contained in this Agreement to the contrary, this Section 7.02 shall survive the consummation of the Merger indefinitely and shall be binding, jointly and severally, on Acquiror and the Surviving Company and all successors and assigns of Acquiror and the Surviving Company. In the event that Acquiror, the Surviving Company or any of their respective successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, Acquiror and the Surviving Company shall ensure that proper provision shall be made so that the successors and assigns of Acquiror or the Surviving Company, as the case may be, shall succeed to the obligations set forth in this Section 7.02. The obligations of Acquiror and the Surviving Company under this Section 7.02 shall not be terminated or modified in such a manner as to materially and adversely affect any present and former director and officer of the Company without the consent of the affected Person.

7.03 Conduct of Acquiror During the Interim Period.

(a) During the Interim Period, Acquiror and Merger Sub shall, subject to Section 7.12, carry on their business in the ordinary course of business and in accordance with applicable Law. During the Interim Period, except as set forth on Schedule 7.03 or as expressly contemplated by this Agreement or as consented to by the Company in writing (which consent shall not be unreasonably conditioned, withheld or delayed), or as may be required by Law, Acquiror shall not and each shall not permit Merger Sub to:

(i) change, modify or amend the Trust Agreement, the Acquiror Organizational Documents or the organizational documents of Merger Sub;

(ii) (A) make, declare, set aside or pay any dividends on, or make any other distribution (whether in cash, stock or property) in respect of any of its outstanding capital stock or other equity interests; (B) split, combine, reclassify or otherwise change any of its capital stock or other equity interests; or (C) other than the redemption of any shares of Acquiror Common Stock required by the Offer or as otherwise required by Acquiror’s

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Organizational Documents in order to consummate the transactions contemplated hereby, repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any capital stock of, or other equity interests in, Acquiror;

(iii) make, revoke or change any material Tax election, adopt or change any material Tax accounting method or period, file any material Tax Return in a manner inconsistent with past practices in any material respect, file any amendment to a material Tax Return, enter into any agreement with a Governmental Authority with respect to a material amount of Taxes, settle or compromise any examination, audit or other Action with a Governmental Authority of or relating to any material Taxes or settle or compromise any claim or assessment by a Governmental Authority in respect of material Taxes, consent to any extension or waiver of the statutory period of limitations applicable to any claim or assessment in respect of Taxes, incur any liability for taxes outside the ordinary course of business, or enter into any Tax sharing, indemnification, allocation or similar agreement or arrangement (excluding any commercial contract entered into in the ordinary course of business and not primarily related to Taxes);

(iv) other than as set forth on Schedule 7.03(a)(iv), enter into, renew or amend in any material respect, any Acquiror Affiliate Agreement (or any Contract, that if existing on the date hereof, would have constitute an Acquiror Affiliate Agreement);

(v) enter into, or amend or modify any material term of (in a manner adverse to Acquiror or Merger Sub (including the Company)), terminate (excluding any expiration in accordance with its terms), or waive or release any material rights, claims or benefits under, any Contract of a type required to be listed on Schedule 5.15(a) (or any Contract, that if existing on the date hereof, would have been required to be listed on Schedule 5.15(a)) or any collective bargaining or similar agreement (including agreements with works councils and trade unions and side letters) to which Acquiror or Merger Sub is a party or by which it is bound;

(vi) waive, release, compromise, settle or satisfy any pending or threatened claim (which shall include, but not be limited to, any pending or threatened Action) or compromise or settle any material liability, other than in the ordinary course of business consistent with past practice;

(vii) incur, create, assume, refinance, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any Indebtedness;

(viii) (A) offer, issue, deliver, grant or sell, or authorize or propose to offer, issue, deliver, grant or sell, any capital stock of, or other equity interests in, Acquiror or Merger Sub or any securities convertible into, or any rights, warrants or options to acquire, any such capital stock or equity interests, other than (i) in connection with the exercise of any Acquiror Warrants outstanding on the date hereof or (ii) the transactions contemplated by this Agreement (including the transactions contemplated by the Subscription Agreements) or (B) amend, modify or waive any of the terms or rights set forth in, any Acquiror Warrant or the Warrant Agreement, including any amendment, modification or reduction of the warrant price set forth therein;

(ix) (A) adopt or amend any Benefit Plan, or enter into any employment contract or collective bargaining agreement other than the Acquiror Equity Incentive Plan or the Acquiror Employee Stock Purchase Plan or as otherwise contemplated by this Agreement, (B) hire any employee or any other individual to provide services to Acquiror or its Subsidiaries following Closing or (C) enter into any agreement to pay compensation to any of its officers or directors;

(x) (A) fail to maintain its existence or acquire by merger or consolidation with, or merge or consolidate with, or purchase a material portion of the assets or equity of, any corporation, partnership, limited liability company, association, joint venture or other business organization or division thereof; or (B) adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Acquiror or Merger Sub (other than the transactions contemplated by this Agreement);

(xi) make any capital expenditures;

(xii) make any loans, advances or capital contributions to, or investments in, any other Person (including to any of its officers, directors, agents or consultants), make any change in its existing borrowing or lending arrangements for or on behalf of such Persons, or enter into any “keep well” or similar agreement to maintain the financial condition of any other Person;

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(xiii) enter into any new line of business outside of the business currently conducted by Acquiror and Merger Sub as of the date of this Agreement;

(xiv) make any change in financial accounting methods, principles or practices, except insofar as may have been required by a change in GAAP (including pursuant to standards, guidelines and interpretations of the Financial Accounting Standards Board or any similar organization) or applicable Law;

(xv) voluntarily fail to maintain, cancel or materially change coverage under any insurance policy in form and amount equivalent in all material respects to the insurance coverage currently maintained with respect to Acquiror and Merger Sub and their assets and properties; or

(xvi) enter into any agreement or undertaking to do any action prohibited under this Section 7.03.

(b) During the Interim Period, Acquiror shall, and shall cause Merger Sub to comply with, and continue performing under, as applicable, the Acquiror Organizational Documents, the Trust Agreement and all other agreements or Contracts to which Acquiror or Merger Sub may be a party.

7.04 Trust Account. Prior to or at the Closing (subject to the satisfaction or waiver of the conditions set forth in Article IX), Acquiror shall make appropriate arrangements to cause the funds in the Trust Account to be disbursed in accordance with the Trust Agreement for the following: (a) the redemption of any shares of Acquiror Common Stock in connection with the Offer; (b) the payment of the Outstanding Company Expenses and Outstanding Acquiror Expenses pursuant to Section 3.07 and the payment of the cash in lieu of the issuance of any fractional shares pursuant to Section 3.06; and (c) the balance of the assets in the Trust Account, if any, after payment of the amounts required under the foregoing clauses (a) and (b), to be disbursed to Acquiror.

7.05 Inspection. Subject to confidentiality obligations and similar restrictions that may be applicable to information furnished to Acquiror or Merger Sub by third parties that may be in Acquiror’s or Merger Sub’s possession from time to time, and except for any information which in the opinion of legal counsel (including in-house counsel) of Acquiror would result in the loss of attorney-client privilege or other privilege from disclosure or would conflict with any applicable Law or confidentiality obligations to which Acquiror or Merger Sub is bound, Acquiror shall afford to the Company, its Affiliates and their respective Representatives reasonable access during the Interim Period, during normal business hours and with reasonable advance notice, to all of their respective properties, books, projections, plans, systems, Contracts, commitments, Tax Returns, records, commitments, analyses and appropriate officers and employees of Acquiror, and shall furnish such Representatives with all financial and operating data and other information concerning the affairs of Acquiror that are in the possession of Acquiror as such Representatives may reasonably request. The parties shall use commercially reasonable efforts to make alternative arrangements for such disclosure where the restrictions in the preceding sentence apply. All information obtained by the Company, its Affiliates and their respective Representatives under this Agreement shall be subject to the Confidentiality Agreement prior to the Effective Time.

7.06 Acquiror NASDAQ Listing.

(a) From the date hereof through the Closing, Acquiror shall use reasonable best efforts to ensure Acquiror remains listed as a public company on, and for shares of Acquiror Common Stock to be listed on, NASDAQ.

(b) Acquiror shall use reasonable best efforts to cause the Acquiror Common Stock to be issued in connection with the Transactions or otherwise reserved for issuance to be approved for listing on NASDAQ as promptly as practicable following the issuance thereof, subject to official notice of issuance, on or prior to the Closing Date.

7.07 Acquiror Public Filings. From the date hereof through the Closing, Acquiror will keep current and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable Securities Laws. Without limiting the generality of the foregoing, Acquiror shall use its commercially reasonable efforts to file its Annual Report on Form 10-K with respect to its fiscal year ending December 31, 2020 prior to the Closing.

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7.08 Financing. Acquiror and Merger Sub shall take, or cause to be taken, as promptly as practicable after the date hereof, all actions, and to do, or cause to be done, all things necessary (including enforcing its rights under the Subscription Agreements), on or prior to the Closing Date, to consummate the purchases contemplated by the Subscription Agreements on the terms and conditions described or contemplated therein, including using its reasonable efforts to enforce its rights under the Subscription Agreements to cause the Subscribers to pay to (or as directed by) Acquiror the applicable purchase price under each Subscriber’s applicable Subscription Agreement in accordance with its terms.

7.09 Additional Insurance Matters. Prior to the Closing, Acquiror shall obtain directors’ and officers’ liability insurance that shall be effective as of Closing and will cover those Persons who will be the directors and officers of Acquiror and its Subsidiaries (including the directors and officers of the Company) at and after the Closing on terms customary for a typical directors’ and officers’ liability insurance policy for a company whose equity is listed on NASDAQ which policy has a scope and amount of coverage that is reasonably appropriate for a company of similar characteristics (including the line of business and revenues) as Acquiror and its Subsidiaries (including the Company).

7.10 Section 16 Matters. Prior to the Closing, the board of directors of Acquiror, or an appropriate committee of “non-employee directors” (as defined in Rule 16b-3 of the Exchange Act) thereof, shall adopt a resolution consistent with the interpretive guidance of the SEC so that the acquisition of Acquiror Common Stock pursuant to this Agreement and the other agreements contemplated hereby, by any person owning securities of the Company who is expected to become a director or officer (as defined under Rule 16a-1(f) under the Exchange Act) of Acquiror following the Closing shall be an exempt transaction for purposes of Section 16(b) of the Exchange Act pursuant to Rule 16b-3 thereunder.

7.11 Director and Officer Appointments. Except as otherwise agreed in writing by the Company and Acquiror prior to the Closing, and conditioned upon the occurrence of the Closing, subject to any limitation imposed under applicable Laws and NASDAQ listing requirements, Acquiror shall take all actions necessary or appropriate to cause (a) the number of directors constituting the Acquiror Board to be nine (9) directors, (b) the individuals set forth on Schedule 7.11(b) to be elected as members of the Acquiror Board, effective as of the Closing and (c) the individuals set forth on Schedule 7.11(c) to be the executive officers of Acquiror effective as of the Closing. On the Closing Date, Acquiror shall enter into customary indemnification agreements reasonably satisfactory to the Company with the individuals set forth on Schedule 7.11, which indemnification agreements shall continue to be effective following the Closing.

7.12 Exclusivity. Acquiror agrees that immediately following the execution of this Agreement it shall, and shall use its reasonable best efforts to cause its Representatives to, cease any solicitations, discussions or negotiations with any Person (other than the parties hereto and their respective Representatives) conducted heretofore in connection with Business Combination or any inquiry or request for information that could reasonably be expected to lead to, or result in, a Business Combination. Acquiror shall promptly (and in any event within one (1) Business Day) notify, in writing, the Company of the receipt of any inquiry, proposal, offer or request for information received after the date hereof that constitutes, or could reasonably be expected to result in or lead to, any Business Combination other than with the Company, which notice shall include a summary of the material terms of, and the identity of the Person or group of Persons making, such inquiry, proposal, offer or request for information and an unredacted copy of proposal or indication of interest, written or oral relating to any Business Combination (a “Business Combination Proposal”). Acquiror shall promptly (and in any event within one (1) Business Day) keep the Company reasonably informed of any material developments with respect to any such Business Combination Proposal.

7.13 Redomicile. Prior to the consummation of the Transactions, and subject to the Supermajority Acquiror Stockholder Approval, Acquiror shall domesticate to the State of Delaware and become a Delaware corporation in accordance with Section 388 of the DGCL by filing a certificate of corporate domestication with respect to the Redomicile and the Acquiror Charter with the Secretary of State of the State of Delaware. In connection with the Redomicile, Acquiror shall adopt as Acquiror’s initial certificate of incorporation the Acquiror Charter. Acquiror shall effect the Redomicile in such a way that Acquiror’s representations and warranties set forth in Article V remain true and correct.

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7.14 Management Incentive Package. Acquiror shall adopt the Acquiror Equity Incentive Plan, in the form attached as Exhibit G, and the Acquiror Employee Stock Purchase Plan, in the form attached as Exhibit H. The Company may propose further edits to the Acquiror Equity Incentive Plan and Acquiror Employee Stock Purchase Plan based on recommendations from the Company’s compensation consultant and the Company Board, which, after consideration and approval by Acquiror, not to be unreasonably withheld or delayed, shall be incorporated into the Acquiror Equity Incentive Plan and Acquiror Employee Stock Purchase Plan.

Article VIII
JOINT COVENANTS

8.01 Support of Transaction. Without limiting any covenant contained in Article VI or Article VII, including the obligations of the Company and Acquiror with respect to the notifications, filings, reaffirmations and applications described in Section 6.03 and Section 7.01, respectively, which obligations shall control to the extent of any conflict with the succeeding provisions of this Section 8.01, Acquiror and the Company shall each, and Acquiror shall cause Merger Sub to: (a) use commercially reasonable efforts to assemble, prepare and file any information (and, as needed, to supplement such information) as may be reasonably necessary to obtain as promptly as practicable all governmental and regulatory consents required to be obtained in connection with the Transactions, (b) use commercially reasonable efforts to obtain all material consents and approvals of third parties that any of Acquiror, the Company, or their respective Affiliates are required to obtain in order to consummate the Transactions, including any required approvals of parties to Material Contracts with the Company, and (c) take such other action as may reasonably be necessary or as another party may reasonably request to satisfy the conditions of Article IX or otherwise to comply with this Agreement and to consummate the Transactions as soon as practicable. Notwithstanding the foregoing, in no event shall Acquiror, Merger Sub or the Company be obligated to bear any expense or pay any fee or grant any concession in connection with obtaining any consents, authorizations or approvals pursuant to the terms of any Contract to which the Company is a party or otherwise in connection with the consummation of the Transactions.

8.02 Preparation of Registration Statement; Special Meeting; Solicitation of Company Stockholder Approvals.

(a) As promptly as practicable following the execution and delivery of this Agreement and in any event no later than fifteen (15) calendar days following the date of this Agreement, Acquiror shall prepare, with the assistance of the Company, and cause to be filed with the SEC a registration statement on Form S-4 (as amended or supplemented from time to time, and including the Proxy Statement and the Consent Solicitation Statement contained therein, the “Registration Statement”) in connection with the registration under the Securities Act of the Acquiror Common Stock to be issued under this Agreement, which Registration Statement will also contain the Proxy Statement and the Consent Solicitation Statement. Each of Acquiror and the Company shall use its reasonable best efforts to cause the Registration Statement, the Proxy Statement and the Consent Solicitation Statement to comply with the rules and regulations promulgated by the SEC, to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the Merger. Each of Acquiror and the Company shall furnish all information concerning it as may reasonably be requested by the other party in connection with such actions and the preparation of the Registration Statement, the Proxy Statement and the Consent Solicitation Statement. Promptly after the Registration Statement is declared effective under the Securities Act, Acquiror will cause the Proxy Statement to be mailed to stockholders of Acquiror. Acquiror and the Company shall each bear half (50%) of all fees and expenses incurred in connection with the preparation and filing of the Registration Statement and the receipt of stock exchange approval in connection with the listing of Acquiror Common Stock to be issued as Merger Consideration on the Closing Date, other than fees and expenses of advisors (which shall be borne by party incurring such fees).

(b) Each of Acquiror and the Company shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld or delayed), any response to comments of the SEC or its staff with respect to the Registration Statement and any amendment to the Registration Statement filed in response thereto. If Acquiror or the Company becomes aware that any information contained in the Registration Statement shall have become false or misleading in any material respect or that the Registration Statement is required to be amended in order to comply with applicable Law, then (i) such party shall promptly inform the other party and (ii) Acquiror, on the one hand, and the Company, on the other hand, shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld or delayed) an amendment or supplement to the Registration Statement. Acquiror and the Company shall use reasonable best efforts to cause the Registration Statement as so amended or supplemented, to

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be filed with the SEC and to be disseminated to the holders of shares of Acquiror Common Stock, as applicable, in each case pursuant to applicable Law and subject to the terms and conditions of this Agreement and the Acquiror Organizational Documents. Each of the Company and Acquiror shall provide the other parties with copies of any written comments, and shall inform such other parties of any oral comments, that Acquiror receives from the SEC or its staff with respect to the Registration Statement promptly after the receipt of such comments and shall give the other parties a reasonable opportunity to review and comment on any proposed written or oral responses to such comments prior to responding to the SEC or its staff.

(c) Acquiror agrees to include provisions in the Proxy Statement and to take reasonable action related thereto, with respect to (i) approval of the Transactions, including the Business Combination (as defined in the Articles of Association), and the adoption and approval of this Agreement (the “Transaction Proposal”), (ii) approval of the Acquiror Charter (the “Amendment Proposal”) and each change to the Acquiror Charter that is required to be separately approved, (iii) approval of the issuance of the Acquiror Common Stock as Merger Consideration and pursuant to the Subscription Agreements in accordance with the rules of NASDAQ (the “NASDAQ Proposal”), (iv) the approval and adoption of the Acquiror Equity Incentive Plan and the Acquiror Employee Stock Purchase Plan (the “Acquiror Equity Plans Proposal”), (v) adjournment of the Special Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing proposals, (vi) the Redomicile (the “Redomicile Proposal”) and (vii) approval of any other proposals reasonably agreed by Acquiror and the Company to be necessary or appropriate in connection with the Transactions contemplated hereby (the “Additional Proposal” and together with the Transaction Proposal, the Amendment Proposal, the NASDAQ Proposal, the Acquiror Equity Plans Proposal and the Redomicile Proposal, the “Proposals”). Without the prior written consent of the Company, the Proposals shall be the only matters (other than procedural matters) which Acquiror shall propose to be acted on by Acquiror Stockholders at the Special Meeting.

(d) Acquiror shall use reasonable best efforts to, as promptly as practicable after the Registration Statement is declared effective under the Securities Act, (i) establish the record date (which record date shall be mutually agreed with the Company) for, duly call, give notice of, convene and hold the Special Meeting in accordance with the CLCI, (ii) cause the Proxy Statement to be disseminated to Acquiror Stockholders in compliance with applicable Law and (iii) solicit proxies from the holders of Acquiror Common Stock to vote in favor of each of the Proposals. Acquiror shall, through the Acquiror Board, recommend to its stockholders that they approve the Proposals (the “Acquiror Board Recommendation”) and shall include the Acquiror Board Recommendation in the Proxy Statement. The Acquiror Board shall not (and no committee or subgroup thereof shall) change, withdraw, withhold, qualify or modify, or publicly propose to change, withdraw, withhold, qualify or modify, the Acquiror Board Recommendation (an “Acquiror Change in Recommendation”). Notwithstanding the foregoing provisions of this Section 8.02(d), if on a date for which the Special Meeting is scheduled, Acquiror has not received proxies representing a sufficient number of shares of Acquiror Common Stock to obtain the Acquiror Stockholder Approvals, as applicable, whether or not a quorum is present, Acquiror shall have the right to make one or more successive postponements or adjournments of the Special Meeting; provided, that the Special Meeting, without the prior written consent of the Company, (x) may not be adjourned to a date that is more than ten (10) Business Days after the date for which the Special Meeting was originally scheduled or the most recently adjourned Special Meeting (excluding any adjournments required by applicable Law) and (y) is held no later than four (4) Business Days prior to the Termination Date.

(e) As promptly as practicable after the Registration Statement becomes effective, the Company shall solicit a consent in writing or by electronic transmission from the Company Stockholders approving and adopting this Agreement, the Merger and, to the extent required by Law, the Transactions (when executed by the Company Stockholders holding (i) at least a majority of all outstanding shares of Company Preferred Stock, voting as a single class on an as-converted basis, (ii) at least a majority of all outstanding shares of Series 7 Preferred Stock of the Company, par value $0.0001 per share, (iii) at least a majority of all outstanding shares of Series 8 Preferred Stock of the Company, par value $0.0001 per share, and (iv) a majority in voting power of the outstanding Company Stock, voting together as a single class, (collectively, the “Company Stockholder Approvals”)). In connection therewith, the Company shall use reasonable best efforts to, as promptly as practicable, (i) establish the record date (which record date shall be mutually agreed with Acquiror) for determining the Company Stockholders entitled to provide such written consent, (ii) cause the Consent Solicitation Statement to be disseminated to the Company Stockholders in compliance with applicable Law and (iii) solicit written consents from the Company Stockholders to give the Company Stockholder Approvals. The Company shall, through the Company Board, recommend to the Company Stockholders that they adopt this Agreement (the “Company Board Recommendation”) and shall

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include the Company Board Recommendation in the Consent Solicitation Statement, subject to the provisions of this Section 8.02(e). The Company Board shall not (and no committee or subgroup thereof shall) change, withdraw, withhold, qualify or modify, or publicly propose to change, withdraw, withhold, qualify or modify, the Company Board Recommendation (such action, a “Company Change in Recommendation”) except in accordance with Sections 6.06(c) and 6.06(d). The Company will provide Acquiror with copies of all stockholder consents it receives within one (1) Business Day of receipt. If the Company Stockholder Approvals are obtained, then promptly following the receipt of the required consents in writing or by electronic transmission, the Company will prepare and deliver to its stockholders who have not consented the notice required by Sections 228(e) and 262 of the DGCL. Unless this Agreement has been terminated in accordance with its terms, the Company’s obligation to solicit written consents from the Company Stockholders to give the Company Stockholder Approvals in accordance with this Section 8.02(e) shall not be limited or otherwise affected by the making, commencement, disclosure, announcement or submission of any Acquisition Proposal or by any Company Change in Recommendation.

(f) Subject to receipt of the Company Stockholder Approvals, the Company shall take all actions necessary to effect the conversion of all outstanding shares of Company Preferred Stock into shares of Company Common Stock (the “Preferred Stock Conversion”) as of immediately prior to the Effective Time.

8.03 Tax Matters.

(a) Transfer Taxes. Notwithstanding anything to the contrary contained herein, all transfer, documentary, sales, use, stamp, registration, value added or other similar Taxes incurred in connection with the Transactions (“Transfer Taxes”) shall be paid fifty percent (50%) by the Company and fifty percent (50%) by Acquiror. The Company and Acquiror further agree to reasonably cooperate to reduce or eliminate the amount of any such Transfer Taxes.

(b) Tax Treatment. The parties intend that, for United States federal income tax purposes, (i) the Redomicile will qualify as a “reorganization” pursuant to Section 368(a)(1)(F) of the Code and the Treasury Regulations, (ii) the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations to which each of Acquiror, Merger Sub and the Company are to be parties under Section 368(b) of the Code and the Treasury Regulations, and (iii) this Agreement is intended to be, and is adopted as, a plan of reorganization for purposes of Sections 354, 361 and the 368 of the Code and within the meaning of Treasury Regulations Section 1.368-2(g). None of the parties knows of any fact or circumstance (without conducting independent inquiry or diligence of the other relevant party), or has taken or will take any action, if such fact, circumstance or action would be reasonably expected to cause the Redomicile to fail to qualify as a “reorganization” pursuant to Section 368(a)(1)(F) of the Code and the Treasury Regulations or the Merger to fail to qualify as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations. The Merger shall be reported by the parties for all Tax purposes in accordance with the foregoing, unless otherwise required by a Tax Authority as a result of a “determination” within the meaning of Section 1313(a) of the Code (or any similar or corresponding provision of applicable Law). The parties hereto shall, and shall cause their Affiliates to, cooperate with each other and their respective counsel to document and support the Tax treatment of the Merger as a “reorganization” within the meaning of Section 368(a) of the Code.

(c) On the Closing Date, the Company shall deliver to Acquiror (i) a certification from the Company pursuant to Treasury Regulations Section 1.1445-2(c)(3) and (ii) a notice of such certification to the Internal Revenue Service pursuant to Treasury Regulations Section 1.897-2(h)(2), in each case, in form and substance reasonably satisfactory to Acquiror, dated as of the Closing Date and duly signed by a responsible corporate officer of the Company.

8.04 Confidentiality; Publicity.

(a) Acquiror acknowledges that the information being provided to it in connection with this Agreement and the consummation of the transactions contemplated hereby is subject to the terms of the Confidentiality Agreement, the terms of which are incorporated herein by reference.

(b) The parties agree that the initial press release to be issued with respect to the Transactions shall be in the form previously agreed by the parties. None of Acquiror, Merger Sub, the Company or any of their respective Affiliates shall make any public announcement or issue any public communication regarding this Agreement or the transactions contemplated hereby, or any matter related to the foregoing, without first obtaining the prior

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consent of the Company or Acquiror, as applicable (which consent shall not be unreasonably withheld, conditioned or delayed), except if such announcement or other communication is required by applicable Law or legal process (including pursuant to the Securities Law or the rules of any national securities exchange), in which case Acquiror or the Company, as applicable, shall use their commercially reasonable efforts to coordinate such announcement or communication with the other party, prior to announcement or issuance and allow the other party a reasonable opportunity to comment thereon (which shall be considered by Acquiror or the Company, as applicable, in good faith); provided, however, that, notwithstanding anything contained in this Agreement to the contrary, (i) each party and its Affiliates may make announcements and may provide information regarding this Agreement and the transactions contemplated hereby to their respective owners, their Affiliates, and its and their respective directors, officers, employees, managers, advisors, direct and indirect investors and prospective investors without the consent of any other party hereto and (ii) the Company may exercise its rights and communicate with third parties as contemplated by Section 6.06; and provided, further, that subject to Section 6.02 and this Section 8.04, the foregoing shall not prohibit any party hereto from communicating with third parties to the extent necessary for the purpose of seeking any third party consent.

8.05 Ratification of Covenants. Following the Closing, the Company and Acquiror shall cause Acquiror to ratify, confirm and approve in all respects the covenant in Section 4(b) of the Acquiror Support Agreement.

8.06 Post-Closing Cooperation; Further Assurances. Following the Closing, each party shall, on the request of any other party, execute such further documents, and perform such further acts, as may be reasonably necessary or appropriate to give full effect to the allocation of rights, benefits, obligations and liabilities contemplated by this Agreement and the transactions contemplated hereby.

Article IX
CONDITIONS TO OBLIGATIONS

9.01 Conditions to Obligations of All Parties. The obligations of the parties hereto to consummate, or cause to be consummated, the Merger are subject to the satisfaction of the following conditions, any one or more of which may be waived (if legally permitted) in writing by all of such parties:

(a) Antitrust Law Approval. (i) All applicable waiting periods (and any extensions thereof) under the HSR Act in respect of the Transactions shall have expired or been terminated, (ii) all waiting periods (and any extensions thereof) under any Antitrust Laws in the jurisdictions listed in Schedule 9.01(a) that are required to be terminated or expired prior to the Closing shall have terminated or expired, and all approvals, clearances or authorizations under any Antitrust Laws in the jurisdictions listed in Schedule 9.01(a) required to be obtained prior to the Closing shall have been obtained, and (iii) any agreement with any Governmental Authority not to consummate the transactions contemplated hereby shall have expired or been terminated.

(b) No Prohibition. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law, judgment, decree, executive order or award which is then in effect and has the effect of making the Transactions, including the Merger, illegal or otherwise prohibiting or enjoining consummation of the Transactions, including the Merger.

(c) Offer Completion. The Offer shall have been completed in accordance with the terms hereof and the Proxy Statement.

(d) Registration Statement. The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC and not withdrawn.

(e) Acquiror Stockholder Approvals. The Acquiror Stockholder Approvals shall have been obtained.

(f) Company Stockholder Approvals. The Company Stockholder Approvals shall have been obtained.

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9.02 Additional Conditions to Obligations of Acquiror. The obligations of Acquiror to consummate, or cause to be consummated, the Merger are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by Acquiror:

(a) Representations and Warranties. The representations and warranties of the Company contained in Section 4.01 (Organization, Standing and Corporate Power), Section 4.02(a) (Corporate Authority; Approval; Non-Contravention), Section 4.08(d) (Absence of Certain Changes or Events) and Section 4.23 (Brokers) shall each be true and correct in all material respects as of the Closing Date as though made on the Closing Date, except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date. The representations and warranties of the Company contained in Section 4.04 (Capitalization), shall be true and correct in all respects other than de minimis inaccuracies as of the Closing Date as though made on the Closing Date, except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date. All other representations and warranties of the Company contained in this Agreement shall be true and correct (without giving any effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation set forth therein) as of the Closing Date, as though made on and as of the Closing Date, except (i) to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date and (ii) where the failure of such representations and warranties to be true and correct (whether as of the Closing Date or such earlier date), taken as a whole, does not result in a Material Adverse Effect.

(b) Agreements and Covenants. Each of the covenants of the Company to be performed or complied with as of or prior to the Closing shall have been performed or complied with in all material respects.

(c) Officer’s Certificate. The Company shall have delivered to Acquiror a certificate signed by an officer of the Company, dated the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 9.02(a) and Section 9.02(b) have been fulfilled.

(d) Company’s Required Funds. The Closing Acquiror Cash shall equal or exceed three hundred million dollars ($300,000,000.00), and Acquiror shall have made arrangements for the Closing Acquiror Cash held in the Trust Account to be released from the Trust Account at the Effective Time.

(e) Ancillary Agreements. The Company shall have delivered to Acquiror executed counterparts to all of the Ancillary Agreements to which the Company, or any Company Stockholder, is party.

(f) No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Material Adverse Effect.

(g) Debt Instruments. The Company shall have delivered to Acquiror fully executed copies of the Debt Facility Amendments, in each case, in form and substance reasonably satisfactory to Acquiror, which Debt Facility Amendments shall be effective on or prior to the Closing Date.

9.03 Additional Conditions to the Obligations of the Company. The obligation of the Company to consummate the Merger is subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by the Company:

(a) Representations and Warranties. The representations and warranties of Acquiror and Merger Sub contained in Section 5.01 (Organization, Standing and Corporate Power), Section 5.02(a) (Corporate Authority; Approval; Non-Contravention), Section 5.10(h)(i) (Absence of Certain Changes or Events) and Section 5.08 (Brokers) shall each be true and correct in all material respects as of the Closing Date as though made on the Closing Date, except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date. The representations and warranties of Acquiror and Merger Sub contained in Section 5.13 (Capitalization), shall be true and correct in all respects other than de minimis inaccuracies as of the Closing Date as though made on the Closing Date, except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date. All other representations and warranties of Acquiror and Merger Sub contained in this Agreement shall be true and correct (without giving any effect to any limitation as to “materiality” or “material adverse effect” or any similar limitation set forth therein) as of the Closing Date, as though made on and as of the Closing Date, except (i) to the extent that any such representation

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and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date and (ii) where the failure of such representations and warranties to be true and correct (whether as of the Closing Date or such earlier date), taken as a whole, does not result in a material adverse effect on Acquiror.

(b) Agreements and Covenants. Each of the covenants of Acquiror to be performed or complied with as of or prior to the Closing shall have been performed or complied with in all material respects.

(c) Officer’s Certificate. Acquiror shall have delivered to the Company a certificate signed by an officer of Acquiror, dated the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 9.03(a) and Section 9.03(b) have been fulfilled.

(d) NASDAQ. The Acquiror Common Stock to be issued in connection with the Transactions shall have been approved for listing on NASDAQ, subject only to official notice of issuance thereof and the requirement to have a sufficient number of round lot holders.

(e) Company’s Required Funds. The Closing Acquiror Cash shall equal or exceed three hundred fifty million dollars ($350,000,000.00), and Acquiror shall have made arrangements for the Closing Acquiror Cash held in the Trust Account to be released from the Trust Account at the Effective Time.

(f) Ancillary Agreements. Acquiror shall have delivered to the Company executed counterparts to all of the Ancillary Agreements to which Acquiror or Sponsor is party.

(g) Resignations. The directors and executive officers of Acquiror listed on Schedule 9.03(g) shall have been removed from their respective positions or tendered their irrevocable resignations, in each case effective as of the Effective Time.

Article X
TERMINATION/EFFECTIVENESS

10.01 Termination. This Agreement may be terminated, and the transactions contemplated hereby abandoned:

(a) by mutual written consent of the Company and Acquiror;

(b) prior to the Closing, by written notice to the Company from Acquiror if (i) there is any breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, such that any condition specified in Section 9.02(a), Section 9.02(b) or Section 9.02(f) would not be satisfied at the Closing (a “Terminating Company Breach”), except that, if any such Terminating Company Breach is curable by the Company through the exercise of its commercially reasonable efforts, then, for a period of up to 30 days (or any shorter period of the time that remains between the date Acquiror provides written notice of such violation or breach and the Termination Date) after receipt by the Company of notice from Acquiror of such breach, but only as long as the Company continues to use its commercially reasonable efforts to cure such Terminating Company Breach (the “Company Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Company Breach is not cured within the Company Cure Period, (ii) the Closing has not occurred on or before July 11, 2021 (the “Termination Date”), or (iii) the consummation of the Merger is permanently enjoined or prohibited by the terms of a final, non-appealable Governmental Order or other Law; provided, that the right to terminate this Agreement under Section 10.01(b)(ii) shall not be available if Acquiror’s failure to fulfill any obligation under this Agreement has been the primary cause of, or primarily resulted in, the failure of the Closing to occur on or before such date; provided, further, that the right to terminate this Agreement under Section 10.01(b)(ii) shall not be available if Acquiror is in breach of this Agreement on such date, which breach could give rise to a right of the Company to terminate this Agreement;

(c) prior to the Closing, by written notice to Acquiror from the Company if (i) there is any breach of any representation, warranty, covenant or agreement on the part of Acquiror set forth in this Agreement, such that any condition specified in Section 9.03(a) or Section 9.03(b) would not be satisfied at the Closing (a “Terminating Acquiror Breach”), except that, if any such Terminating Acquiror Breach is curable by Acquiror through the exercise of its commercially reasonable efforts, then, for a period of up to 30 days (or any shorter period of the time that remains between the date the Company provides written notice of such violation or breach and the Termination Date) after receipt by Acquiror of notice from the Company of such breach, but only as long as Acquiror continues

Annex A-58

to use its commercially reasonable efforts to cure such Terminating Acquiror Breach (the “Acquiror Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Acquiror Breach is not cured within the Acquiror Cure Period, (ii) the Closing has not occurred on or before the Termination Date, or (iii) the consummation of the Merger is permanently enjoined or prohibited by the terms of a final, non-appealable Governmental Order or other Law; provided, that the right to terminate this Agreement under Section 10.01(c)(ii) shall not be available if the Company’s failure to fulfill any obligation under this Agreement has been the primary cause of, or primarily resulted in, the failure of the Closing to occur on or before such date; provided, further, that the right to terminate this Agreement under Section 10.01(c)(ii) shall not be available if the Company is in breach of this Agreement on such date, which breach could give rise to a right of Acquiror to terminate this Agreement;

(d) by written notice from either the Company or Acquiror to the other if either Acquiror Stockholder Approval is not obtained at the Special Meeting (subject to any adjournment or recess of the meeting); or

(e) by written notice from Acquiror to the Company if the Company Stockholder Approvals have not been obtained within ten (10) Business Days following the date that the Consent Solicitation Statement is disseminated by the Company to the Company Stockholders pursuant to Section 8.02(e).

10.02 Effect of Termination. Except as otherwise set forth in this Section 10.02, in the event of the termination of this Agreement pursuant to Section 10.01, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto or its respective Affiliates, officers, directors, employees or stockholders, other than liability of any party hereto for any Willful Breach of this Agreement by such party occurring prior to such termination. The provisions of Sections 6.04, 8.04, 10.02 and Article XI (collectively, the “Surviving Provisions”) and the Confidentiality Agreement, and any other Section or Article of this Agreement referenced in the Surviving Provisions, to the extent required to survive in order to give appropriate effect to the Surviving Provisions, shall in each case survive any termination of this Agreement.

Article XI
MISCELLANEOUS

11.01 Waiver. Any party to this Agreement may, at any time prior to the Closing, by action taken by its board of directors, or officers thereunto duly authorized, waive any of the terms or conditions of this Agreement, or agree to an amendment or modification to this Agreement in the manner contemplated by Section 11.10 and by an agreement in writing executed in the same manner (but not necessarily by the same Persons) as this Agreement.

11.02 Notices. All notices and other communications among the parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service or (iv) when e-mailed during normal business hours (and otherwise as of the immediately following Business Day), addressed as follows:

(a) If to Acquiror or Merger Sub, to:

ArcLight Clean Transition Corp. 200 Clarendon Street, 55th Floor Boston, MA 02116
Attn:	General Counsel
E-mail:	christine.miller@arclightclean.com
with a copy to: Kirkland & Ellis LLP 609 Main Street Houston, TX 77002
Attn:	Douglas Bacon Alex Rose
E-mail:	douglas.bacon@kirkland.com alex.rose@kirkland.com

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(b) If to the Company to:

Proterra Inc 1815 Rollins Rd. Burlingame, CA 94010
Attn:	Jack Allen Amy Ard JoAnn Covington
E-mail:	jallen@proterra.com aard@proterra.com jcovington@proterra.com with a copy to: Latham& Watkins LLP 330 North Wabash Avenue, Suite 2800 Chicago, IL 60611
Attn:	Mark Gerstein Ryan Maierson
E-mail:	mark.gerstein@lw.com ryan.maierson@lw.com
with a copy to: Fenwick & West LLP 801 California Street Mountain View, CA 94041
Attn:	Dawn Belt
E-mail:	dbelt@fenwick.com

or to such other address or addresses as the parties may from time to time designate in writing.

11.03 Assignment. No party hereto shall assign this Agreement or any part hereof without the prior written consent of the other parties. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns. Any attempted assignment in violation of the terms of this Section 11.03 shall be null and void, ab initio.

11.04 Rights of Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the parties hereto, any right or remedies under or by reason of this Agreement; provided, however, that, notwithstanding the foregoing (a) in the event the Closing occurs, the present and former officers and directors of the Company and Acquiror (and their successors and representatives) are intended third-party beneficiaries of, and may enforce, Section 7.02 and Section 7.11 and (b) the past, present and future directors, officers, employees, incorporators, members, partners, stockholders, Affiliates, agents, attorneys, advisors and representatives of the parties, and any Affiliate of any of the foregoing (and their successors, heirs and representatives), are intended third-party beneficiaries of, and may enforce, Sections 11.14 and 11.16.

11.05 Expenses. Except as otherwise provided herein (including Section 3.07, Section 7.01(e) and Section 8.03(a)), each party hereto shall bear its own expenses incurred in connection with this Agreement and the transactions herein contemplated whether or not such transactions shall be consummated, including all fees of its legal counsel, financial advisers and accountants.

11.06 Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction; provided that, the Redomicile shall be effected in accordance with both the DGCL and the CLCI, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

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11.07 Captions; Counterparts. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

11.08 Schedules and Exhibits. The Schedules and Exhibits referenced herein are a part of this Agreement as if fully set forth herein. All references herein to Schedules and Exhibits shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. Any disclosure made by a party in the Schedules with reference to any section or schedule of this Agreement shall be deemed to be a disclosure with respect to all other sections or schedules to which such disclosure may apply solely to the extent the relevance of such disclosure is reasonably apparent on the face of the disclosure in such Schedule. Certain information set forth in the Schedules is included solely for informational purposes.

11.09 Entire Agreement. This Agreement (together with the Schedules and Exhibits to this Agreement), the Ancillary Agreements and the Confidentiality Agreement constitute the entire agreement among the parties relating to the transactions contemplated hereby and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the parties hereto or any of their respective Subsidiaries relating to the transactions contemplated hereby. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the transactions contemplated by this Agreement exist between the parties except as expressly set forth or referenced in this Agreement and the Confidentiality Agreement.

11.10 Amendments. This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed in the same manner as this Agreement (but not necessarily by the same natural persons who executed this Agreement) and which makes reference to this Agreement. The approval of this Agreement by the stockholders of any of the parties shall not restrict the ability of the board of directors of any of the parties to terminate this Agreement in accordance with Section 10.01 or to cause such party to enter into an amendment to this Agreement pursuant to this Section 11.10.

11.11 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties.

11.12 Jurisdiction; WAIVER OF TRIAL BY JURY. Any Action based upon, arising out of or related to this Agreement, or the transactions contemplated hereby, shall be brought in the Court of Chancery of the State of Delaware or, if such court lacks jurisdiction, the state or federal courts in the State of Delaware, and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the Action shall be heard and determined only in any such court, and agrees not to bring any Action arising out of or relating to this Agreement or the transactions contemplated hereby in any other court; provided that the courts of the Cayman Islands shall have jurisdiction over the Redomicile to the extent required by the CLCI. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law, or to commence legal proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this Section 11.12. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY and unconditionally WAIVES to the fullest extent permitted by law ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. Each of the parties hereto certifies and acknowledges that (a) no representative of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver, (b) each such party understands and has considered the implications of this waiver, (c) each such party makes this waiver voluntarily, and (d) each such party has been induced to enter into this Agreement and the Transactions by, among other things, the mutual waivers in this SECTION 11.12.

Annex A-61

11.13 Enforcement. The parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties do not perform their obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. The parties acknowledge and agree that (a) the parties shall be entitled to an injunction, specific performance, or other equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, without proof of damages, prior to the valid termination of this Agreement in accordance with Section 10.01, this being in addition to any other remedy to which they are entitled under this Agreement, (b) the Company shall be entitled to cause Acquiror to enforce specifically the terms and provisions of the Subscription Agreements, including with respect to causing Acquiror to cause the counterparties to the Subscription Agreements to fund their Subscription Amounts (as defined in the Subscription Agreements) in connection with Closing, in each case, subject to the terms and conditions of the Subscription Agreements, and (c) the right of specific enforcement is an integral part of the transactions contemplated by this Agreement and without that right, none of the parties would have entered into this Agreement. Each party agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that the other parties have an adequate remedy at Law or that an award of specific performance is not an appropriate remedy for any reason at Law or equity. The parties acknowledge and agree that any party seeking an injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 11.13 shall not be required to provide any bond or other security in connection with any such injunction.

11.14 Non-Recourse. This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby may only be brought against, the entities that are expressly named as parties hereto, and then only with respect to the specific obligations set forth herein with respect to such party. Except to the extent a named party to this Agreement (and then only to the extent of the specific obligations undertaken by such named party in this Agreement), (a) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any named party to this Agreement and (b) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any of the foregoing shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Company, Acquiror or Merger Sub under this Agreement of or for any claim based on, arising out of, or related to this Agreement or the transactions contemplated hereby.

11.15 Non-survival of Representations, Warranties and Covenants. None of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing and shall terminate and expire upon the occurrence of the Effective Time (and there shall be no liability after the Closing in respect thereof), except for (a) those covenants and agreements contained herein that by their terms expressly apply in whole or in part after the Closing and then only with respect to any breaches occurring after the Closing and (b) this Article XI.

11.16 Acknowledgements. Each of the parties acknowledges and agrees (on its own behalf and on behalf of its respective Affiliates and its and their respective Representatives) that: (i) it has conducted its own independent investigation of the financial condition, results of operations, assets, liabilities, properties and projected operations of the other parties (and their respective Subsidiaries) and has been afforded satisfactory access to the books and records, facilities and personnel of the other parties (and their respective Subsidiaries) for purposes of conducting such investigation; (ii) the Company Representations constitute the sole and exclusive representations and warranties of the Company in connection with the transactions contemplated hereby; (iii) the Acquiror and Merger Sub Representations constitute the sole and exclusive representations and warranties of Acquiror and Merger Sub; (iv) except for the Company Representations by the Company and the Acquiror and Merger Sub Representations by Acquiror and Merger Sub, respectively, none of the parties hereto or any other Person makes, or has made, any other express or implied representation or warranty with respect to any party hereto (or any party’s Affiliates) or the transactions contemplated by this Agreement and all other representations and warranties of any kind or nature expressed or implied (including (x) regarding the completeness or accuracy of, or any omission to state or to disclose, any information, including in the estimates, projections or forecasts or any other information, document or material provided to or made available to any party hereto or their respective Affiliates or Representatives in certain “data rooms,” management presentations or in any other form in expectation of the Transactions, including

Annex A-62

meetings, calls or correspondence with management of any party hereto (or any party’s Subsidiaries), and (y) any relating to the future or historical business, condition (financial or otherwise), results of operations, prospects, assets or liabilities of any party hereto (or its Subsidiaries), or the quality, quantity or condition of any party’s or its Subsidiaries’ assets) are specifically disclaimed by all parties hereto and their respective Subsidiaries and all other Persons (including the Representatives and Affiliates of any party hereto or its Subsidiaries); and (v) each party hereto and its respective Affiliates are not relying on any representations and warranties in connection with the Transactions except the Company Representations by the Company, the Acquiror and Merger Sub Representations by Acquiror and Merger Sub and the other representations expressly made by a Person in the Subscription Agreements, the Sponsor Agreement, the Support Agreements and the Registration Rights Agreement.

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Annex A-63

Execution Version

IN WITNESS WHEREOF, Acquiror, Merger Sub and the Company have caused this Agreement to be executed and delivered as of the date first written above by their respective officers thereunto duly authorized.

ArcLight Clean Transition Corp.
By:	/s/ John F. Erhard
	Name:	John F. Erhard
	Title:	President and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

Annex A-64

Execution Version

Phoenix Merger Sub, Inc.
By:	/s/ John F. Erhard
	Name:	John F. Erhard
	Title:	President and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

Annex A-65

Execution Version

PROTERRA INC
By:	/s/ Jack Allen
	Name:	Jack Allen
	Title:	Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

Annex A-66

EXHIBIT A

Form of Subscription Agreement

Annex A-67

EXHIBIT C

Form of Acquiror Support Agreement

Annex A-68

EXHIBIT E

Form of Certificate of Incorporation of Acquiror

Annex A-69

EXHIBIT F

Form of Bylaws of Acquiror

Annex A-70

EXHIBIT G

Form of Acquiror Equity Incentive Plan

Annex A-71

EXHIBIT H

Form of Acquiror Employee Stock Purchase Plan

Annex A-72

EXHIBIT I

Form of Amended and Restated Certificate of Incorporation of the Company

Annex A-73

EXHIBIT J

Form of Letter of Transmittal

Annex A-74

Annex B

Registrar of Companies
Government Administration Building
133 Elgin Avenue
George Town
Grand Cayman

ArcLight Clean Transition Corp. (ROC #364598) (the “Company”)

TAKE NOTICE that by unanimous written resolution of the shareholders of the Company dated 22 September 2020, the following special resolution was passed:

1            Adoption of Amended and Restated Memorandum and Articles of Association

It is resolved as a special resolution that, with effect from the effective time and date of the Company’s Registration Statement on Form 8-A as filed with the United States Securities and Exchange Commission, the Memorandum and Articles of Association of the Company currently in effect be amended and restated by the deletion in their entirety and the substitution in their place of the Amended and Restated Memorandum and Articles of Association annexed hereto.

/s/ Kristen Forbes
Kristen Forbes
Senior Corporate Administrator for and on behalf of Maples Corporate Services Limited

Dated this 24th day of September 2020

www.verify.gov.ky File#: 364598

Annex B-1

THE COMPANIES LAW (2020 REVISION)
OF THE CAYMAN ISLANDS
COMPANY LIMITED BY SHARES

AMENDED AND RESTATED
MEMORANDUM AND ARTICLES OF ASSOCIATION

OF

ARCLIGHT CLEAN TRANSITION CORP.
(ADOPTED BY SPECIAL RESOLUTION DATED 22 SEPTEMBER 2020 AND EFFECTIVE ON 22
SEPTEMBER 2020)

www.verify.gov.ky File#: 364598

Annex B-2

THE COMPANIES LAW (2020 REVISION)
OF THE CAYMAN ISLANDS
COMPANY LIMITED BY SHARES

AMENDED AND RESTATED
MEMORANDUM OF ASSOCIATION
OF
ARCLIGHT CLEAN TRANSITION CORP.
(ADOPTED BY SPECIAL RESOLUTION DATED 22 SEPTEMBER 2020 AND EFFECTIVE ON 22
SEPTEMBER 2020)

1            The name of the Company is ArcLight Clean Transition Corp.

2            The Registered Office of the Company shall be at the offices of Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands, or at such other place within the Cayman Islands as the Directors may decide.

3            The objects for which the Company is established are unrestricted and the Company shall have full power and authority to carry out any object not prohibited by the laws of the Cayman Islands.

4            The liability of each Member is limited to the amount unpaid on such Member’s shares.

5            The share capital of the Company is US$55,500 divided into 500,000,000 Class A ordinary shares of a par value of US$0.0001 each, 50,000,000 Class B ordinary shares of a par value of US$0.0001 each and 5,000,000 preference shares of a par value of US$0.0001 each.

6            The Company has power to register by way of continuation as a body corporate limited by shares under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

7            Capitalised terms that are not defined in this Amended and Restated Memorandum of Association bear the respective meanings given to them in the Amended and Restated Articles of Association of the Company.

www.verify.gov.ky File#: 364598

Annex B-3

THE COMPANIES LAW (2020 REVISION)
OF THE CAYMAN ISLANDS
COMPANY LIMITED BY SHARES

AMENDED AND RESTATED
ARTICLES OF ASSOCIATION
OF
ARCLIGHT CLEAN TRANSITION CORP.
(ADOPTED BY SPECIAL RESOLUTION DATED 22 SEPTEMBER 2020 AND EFFECTIVE ON 22
SEPTEMBER 2020)

1	Interpretation
1.1	In the Articles Table A in the First Schedule to the Statute does not apply and, unless there is something in the subject or context inconsistent therewith:
“Affiliate”

in respect of a person, means any other person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such person, and (a) in the case of a natural person, shall include, without limitation, such person’s spouse, parents, children, siblings, mother-in-law and father-in-law and brothers and sisters-in-law, whether by blood, marriage or adoption or anyone residing in such person’s home, a trust for the benefit of any of the foregoing, a company, partnership or any natural person or entity wholly or jointly owned by any of the foregoing and (b) in the case of an entity, shall include a partnership, a corporation or any natural person or entity which directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such entity.

“Applicable Law”

means, with respect to any person, all provisions of laws, statutes, ordinances, rules, regulations, permits, certificates, judgments, decisions, decrees or orders of any governmental authority applicable to such person.

	“Articles”	means these amended and restated articles of association of the Company.
	“Audit Committee”	means the audit committee of the board of directors of the Company established pursuant to the Articles, or any successor committee.
	“Auditor”	means the person for the time being performing the duties of auditor of the Company (if any).

www.verify.gov.ky File#: 364598

Annex B-4

“Business Combination”

means a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganisation or similar business combination involving the Company, with one or more businesses or entities (the “target business”), which Business Combination: (a) as long as the securities of the Company are listed on the Nasdaq Capital Market, must occur with one or more target businesses that together have an aggregate fair market value of at least 80 per cent of the assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on the income earned on the Trust Account) at the time of the signing of the definitive agreement to enter into such Business Combination; and (b) must not be solely effectuated with another blank cheque company or a similar company with nominal operations.

“business day”	means any day other than a Saturday, a Sunday or a legal holiday or a day on which banking institutions or trust companies are authorised or obligated by law to close in New York City.
“Clearing House”

means a clearing house recognised by the laws of the jurisdiction in which the Shares (or depositary receipts therefor) are listed or quoted on a stock exchange or interdealer quotation system in such jurisdiction.

“Class A Share”	means a Class A ordinary share of a par value of US$0.0001 in the share capital of the Company.
“Class B Share”	means a Class B ordinary share of a par value of US$0.0001 in the share capital of the Company.
“Company”	means the above named company.
“Company’s Website”	means the website of the Company and/or its web-address or domain name (if any).
“Compensation Committee”	means the compensation committee of the board of directors of the Company established pursuant to the Articles, or any successor committee.
“Designated Stock Exchange”	means any United States national securities exchange on which the securities of the Company are listed for trading, including the Nasdaq Capital Market.
“Directors”	means the directors for the time being of the Company.
“Dividend”	means any dividend (whether interim or final) resolved to be paid on Shares pursuant to the Articles.
“Electronic Communication”

means a communication sent by electronic means, including electronic posting to the Company’s Website, transmission to any number, address or internet website (including the website of the Securities and Exchange Commission) or other electronic delivery methods as otherwise decided and approved by the Directors.

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Annex B-5

“Electronic Record”	has the same meaning as in the Electronic Transactions Law.
“Electronic Transactions Law”	means the Electronic Transactions Law (2003 Revision) of the Cayman Islands.
“Equity-linked Securities”

means any debt or equity securities that are convertible, exercisable or exchangeable for Class A Shares issued in a financing transaction in connection with a Business Combination, including but not limited to a private placement of equity or debt.

“Exchange Act”

means the United States Securities Exchange Act of 1934, as amended, or any similar U.S. federal statute and the rules and regulations of the Securities and Exchange Commission thereunder, all as the same shall be in effect at the time.

“Founders”	means all Members immediately prior to the consummation of the IPO.
“Independent Director”	has the same meaning as in the rules and regulations of the Designated Stock Exchange or in Rule 10A-3 under the Exchange Act, as the case may be.
“IPO”	means the Company’s initial public offering of securities.
“Member”	has the same meaning as in the Statute.
“Memorandum”	means the amended and restated memorandum of association of the Company.
“Nominating Committee”	means the nominating committee of the board of directors of the Company established pursuant to the Articles, or any successor committee.
“Officer”	means a person appointed to hold an office in the Company.
“Ordinary Resolution”

means a resolution passed by a simple majority of the Members as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting, and includes a unanimous written resolution. In computing the majority when a poll is demanded regard shall be had to the number of votes to which each Member is entitled by the Articles.

“Over-Allotment Option”

means the option of the Underwriters to purchase up to an additional 15 per cent of the firm units (as described in the Articles) issued in the IPO at a price equal to US$10 per unit, less underwriting discounts and commissions.

“Preference Share”	means a preference share of a par value of US$0.0001 in the share capital of the Company.
“Public Share”	means a Class A Share issued as part of the units (as described in the Articles) issued in the IPO.

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Annex B-6

“Redemption Notice”	means a notice in a form approved by the Company by which a holder of Public Shares is entitled to require the Company to redeem its Public Shares, subject to any conditions contained therein.
“Register of Members”	means the register of Members maintained in accordance with the Statute and includes (except where otherwise stated) any branch or duplicate register of Members.
“Registered Office”	means the registered office for the time being of the Company.
“Representative”	means a representative of the Underwriters.
“Seal”	means the common seal of the Company and includes every duplicate seal.
“Securities and Exchange Commission”	means the United States Securities and Exchange Commission.
“Share”	means a Class A Share, a Class B Share or a Preference Share and includes a fraction of a share in the Company.
“Special Resolution”	subject to Article 29.4, has the same meaning as in the Statute, and includes a unanimous written resolution.
“Sponsor”	means ArcLight CTC Holdings, L.P., a Delaware limited partnership, and its successors or assigns.
“Statute”	means the Companies Law (2020 Revision) of the Cayman Islands.
“Treasury Share”	means a Share held in the name of the Company as a treasury share in accordance with the Statute.
“Trust Account”

means the trust account established by the Company upon the consummation of its IPO and into which a certain amount of the net proceeds of the IPO, together with a certain amount of the proceeds of a private placement of warrants simultaneously with the closing date of the IPO, will be deposited.

“Underwriter”	means an underwriter of the IPO from time to time and any successor underwriter.

1.2         In the Articles:

(a)     words importing the singular number include the plural number and vice versa;

(b)    words importing the masculine gender include the feminine gender;

(c)     words importing persons include corporations as well as any other legal or natural person;

(d)    “written” and “in writing” include all modes of representing or reproducing words in visible form, including in the form of an Electronic Record;

(e)     “shall” shall be construed as imperative and “may” shall be construed as permissive;

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Annex B-7

(f)     references to provisions of any law or regulation shall be construed as references to those provisions as amended, modified, re-enacted or replaced;

(g)    any phrase introduced by the terms “including”, “include”, “in particular” or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms;

(h)    the term “and/or” is used herein to mean both “and” as well as “or.” The use of “and/or” in certain contexts in no respects qualifies or modifies the use of the terms “and” or “or” in others. The term “or” shall not be interpreted to be exclusive and the term “and” shall not be interpreted to require the conjunctive (in each case, unless the context otherwise requires);

(i)     headings are inserted for reference only and shall be ignored in construing the Articles;

(j)     any requirements as to delivery under the Articles include delivery in the form of an Electronic Record;

(k)    any requirements as to execution or signature under the Articles including the execution of the Articles themselves can be satisfied in the form of an electronic signature as defined in the Electronic Transactions Law;

(l)     sections 8 and 19(3) of the Electronic Transactions Law shall not apply;

(m)   the term “clear days” in relation to the period of a notice means that period excluding the day when the notice is received or deemed to be received and the day for which it is given or on which it is to take effect; and

(n)    the term “holder” in relation to a Share means a person whose name is entered in the Register of Members as the holder of such Share.

2            Commencement of Business

2.1         The business of the Company may be commenced as soon after incorporation of the Company as the Directors shall see fit.

2.2         The Directors may pay, out of the capital or any other monies of the Company, all expenses incurred in or about the formation and establishment of the Company, including the expenses of registration.

3            Issue of Shares and other Securities

3.1         Subject to the provisions, if any, in the Memorandum (and to any direction that may be given by the Company in general meeting) and, where applicable, the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law, and without prejudice to any rights attached to any existing Shares, the Directors may allot, issue, grant options over or otherwise dispose of Shares (including fractions of a Share) with or without preferred, deferred or other rights or restrictions, whether in regard to Dividends or other distributions, voting, return of capital or otherwise and to such persons, at such times and on such other terms as they think proper, and may also (subject to the Statute and the Articles) vary such rights, save that the Directors shall not allot, issue, grant options over or otherwise dispose of Shares (including fractions of a Share) to the extent that it may affect the ability of the Company to carry out a Class B Share Conversion set out in the Articles.

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Annex B-8

3.2         The Company may issue rights, options, warrants or convertible securities or securities of similar nature conferring the right upon the holders thereof to subscribe for, purchase or receive any class of Shares or other securities in the Company on such terms as the Directors may from time to time determine.

3.3         The Company may issue units of securities in the Company, which may be comprised of whole or fractional Shares, rights, options, warrants or convertible securities or securities of similar nature conferring the right upon the holders thereof to subscribe for, purchase or receive any class of Shares or other securities in the Company, upon such terms as the Directors may from time to time determine. The securities comprising any such units which are issued pursuant to the IPO can only be traded separately from one another on the 52nd day following the date of the prospectus relating to the IPO unless the Representative(s) determines that an earlier date is acceptable, subject to the Company having filed a current report on Form 8 -K with the Securities and Exchange Commission and a press release announcing when such separate trading will begin. Prior to such date, the units can be traded, but the securities comprising such units cannot be traded separately from one another.

3.4         The Company shall not issue Shares to bearer.

4            Register of Members

4.1         The Company shall maintain or cause to be maintained the Register of Members in accordance with the Statute.

4.2         The Directors may determine that the Company shall maintain one or more branch registers of Members in accordance with the Statute. The Directors may also determine which register of Members shall constitute the principal register and which shall constitute the branch register or registers, and to vary such determination from time to time.

5            Closing Register of Members or Fixing Record Date

5.1         For the purpose of determining Members entitled to notice of, or to vote at any meeting of Members or any adjournment thereof, or Members entitled to receive payment of any Dividend or other distribution, or in order to make a determination of Members for any other purpose, the Directors may, after notice has been given by advertisement in an appointed newspaper or any other newspaper or by any other means in accordance with the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law, provide that the Register of Members shall be closed for transfers for a stated period which shall not in any case exceed forty days.

5.2         In lieu of, or apart from, closing the Register of Members, the Directors may fix in advance or arrears a date as the record date for any such determination of Members entitled to notice of, or to vote at any meeting of the Members or any adjournment thereof, or for the purpose of determining the Members entitled to receive payment of any Dividend or other distribution, or in order to make a determination of Members for any other purpose.

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5.3         If the Register of Members is not so closed and no record date is fixed for the determination of Members entitled to notice of, or to vote at, a meeting of Members or Members entitled to receive payment of a Dividend or other distribution, the date on which notice of the meeting is sent or the date on which the resolution of the Directors resolving to pay such Dividend or other distribution is passed, as the case may be, shall be the record date for such determination of Members. When a determination of Members entitled to vote at any meeting of Members has been made as provided in this Article, such determination shall apply to any adjournment thereof.

6            Certificates for Shares

6.1         A Member shall only be entitled to a share certificate if the Directors resolve that share certificates shall be issued. Share certificates representing Shares, if any, shall be in such form as the Directors may determine. Share certificates shall be signed by one or more Directors or other person authorised by the Directors. The Directors may authorise certificates to be issued with the authorised signature(s) affixed by mechanical process. All certificates for Shares shall be consecutively numbered or otherwise identified and shall specify the Shares to which they relate. All certificates surrendered to the Company for transfer shall be cancelled and, subject to the Articles, no new certificate shall be issued until the former certificate representing a like number of relevant Shares shall have been surrendered and cancelled.

6.2         The Company shall not be bound to issue more than one certificate for Shares held jointly by more than one person and delivery of a certificate to one joint holder shall be a sufficient delivery to all of them.

6.3         If a share certificate is defaced, worn out, lost or destroyed, it may be renewed on such terms (if any) as to evidence and indemnity and on the payment of such expenses reasonably incurred by the Company in investigating evidence, as the Directors may prescribe, and (in the case of defacement or wearing out) upon delivery of the old certificate.

6.4         Every share certificate sent in accordance with the Articles will be sent at the risk of the Member or other person entitled to the certificate. The Company will not be responsible for any share certificate lost or delayed in the course of delivery.

6.5         Share certificates shall be issued within the relevant time limit as prescribed by the Statute, if applicable, or as the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law may from time to time determine, whichever is shorter, after the allotment or, except in the case of a Share transfer which the Company is for the time being entitled to refuse to register and does not register, after lodgement of a Share transfer with the Company.

7            Transfer of Shares

7.1         Subject to the terms of the Articles, any Member may transfer all or any of his Shares by an instrument of transfer provided that such transfer complies with the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law. If the Shares in question were issued in conjunction with rights, options or warrants issued pursuant to the Articles on terms that one cannot be transferred without the other, the Directors shall refuse to register the transfer of any such Share without evidence satisfactory to them of the like transfer of such option or warrant.

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7.2         The instrument of transfer of any Share shall be in writing in the usual or common form or in a form prescribed by the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law or in any other form approved by the Directors and shall be executed by or on behalf of the transferor (and if the Directors so require, signed by or on behalf of the transferee) and may be under hand or, if the transferor or transferee is a Clearing House or its nominee(s), by hand or by machine imprinted signature or by such other manner of execution as the Directors may approve from time to time. The transferor shall be deemed to remain the holder of a Share until the name of the transferee is entered in the Register of Members.

8            Redemption, Repurchase and Surrender of Shares

8.1         Subject to the provisions of the Statute, and, where applicable, the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law, the Company may issue Shares that are to be redeemed or are liable to be redeemed at the option of the Member or the Company. The redemption of such Shares, except Public Shares, shall be effected in such manner and upon such other terms as the Company may, by Special Resolution, determine before the issue of such Shares. With respect to redeeming or repurchasing the Shares:

(a)     Members who hold Public Shares are entitled to request the redemption of such Shares in the circumstances described in the Business Combination Article hereof;

(b)    Class B Shares held by the Sponsor shall be surrendered by the Sponsor for no consideration to the extent that the Over-Allotment Option is not exercised in full so that the Founders will own 20 per cent of the Company’s issued Shares after the IPO (exclusive of any securities purchased in a private placement simultaneously with the IPO); and

(c)     Public Shares shall be repurchased by way of tender offer in the circumstances set out in the Business Combination Article hereof.

8.2         Subject to the provisions of the Statute, and, where applicable, the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law, the Company may purchase its own Shares (including any redeemable Shares) in such manner and on such other terms as the Directors may agree with the relevant Member. For the avoidance of doubt, redemptions, repurchases and surrenders of Shares in the circumstances described in the Article above shall not require further approval of the Members.

8.3         The Company may make a payment in respect of the redemption or purchase of its own Shares in any manner permitted by the Statute, including out of capital.

8.4         The Directors may accept the surrender for no consideration of any fully paid Share.

9            Treasury Shares

9.1         The Directors may, prior to the purchase, redemption or surrender of any Share, determine that such Share shall be held as a Treasury Share.

9.2         The Directors may determine to cancel a Treasury Share or transfer a Treasury Share on such terms as they think proper (including, without limitation, for nil consideration).

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10          Variation of Rights of Shares

10.1       Subject to Article 3.1, if at any time the share capital of the Company is divided into different classes of Shares, all or any of the rights attached to any class (unless otherwise provided by the terms of issue of the Shares of that class) may, whether or not the Company is being wound up, be varied without the consent of the holders of the issued Shares of that class where such variation is considered by the Directors not to have a material adverse effect upon such rights; otherwise, any such variation shall be made only with the consent in writing of the holders of not less than two thirds of the issued Shares of that class (other than with respect to a waiver of the provisions of the Class B Share Conversion Article hereof, which as stated therein shall only require the consent in writing of the holders of a majority of the issued Shares of that class), or with the approval of a resolution passed by a majority of not less than two thirds of the votes cast at a separate meeting of the holders of the Shares of that class. For the avoidance of doubt, the Directors reserve the right, notwithstanding that any such variation may not have a material adverse effect, to obtain consent from the holders of Shares of the relevant class. To any such meeting all the provisions of the Articles relating to general meetings shall apply mutatis mutandis, except that the necessary quorum shall be one person holding or representing by proxy at least one third of the issued Shares of the class and that any holder of Shares of the class present in person or by proxy may demand a poll.

10.2       For the purposes of a separate class meeting, the Directors may treat two or more or all the classes of Shares as forming one class of Shares if the Directors consider that such class of Shares would be affected in the same way by the proposals under consideration, but in any other case shall treat them as separate classes of Shares.

10.3       The rights conferred upon the holders of the Shares of any class issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the Shares of that class, be deemed to be varied by the creation or issue of further Shares ranking pari passu therewith or Shares issued with preferred or other rights.

11          Commission on Sale of Shares

The Company may, in so far as the Statute permits, pay a commission to any person in consideration of his subscribing or agreeing to subscribe (whether absolutely or conditionally) or procuring or agreeing to procure subscriptions (whether absolutely or conditionally) for any Shares. Such commissions may be satisfied by the payment of cash and/or the issue of fully or partly paid-up Shares. The Company may also on any issue of Shares pay such brokerage as may be lawful.

12          Non Recognition of Trusts

The Company shall not be bound by or compelled to recognise in any way (even when notified) any equitable, contingent, future or partial interest in any Share, or (except only as is otherwise provided by the Articles or the Statute) any other rights in respect of any Share other than an absolute right to the entirety thereof in the holder.

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Annex B-12

13          Lien on Shares

13.1       The Company shall have a first and paramount lien on all Shares (whether fully paid-up or not) registered in the name of a Member (whether solely or jointly with others) for all debts, liabilities or engagements to or with the Company (whether presently payable or not) by such Member or his estate, either alone or jointly with any other person, whether a Member or not, but the Directors may at any time declare any Share to be wholly or in part exempt from the provisions of this Article. The registration of a transfer of any such Share shall operate as a waiver of the Company’s lien thereon. The Company’s lien on a Share shall also extend to any amount payable in respect of that Share.

13.2       The Company may sell, in such manner as the Directors think fit, any Shares on which the Company has a lien, if a sum in respect of which the lien exists is presently payable, and is not paid within fourteen clear days after notice has been received or deemed to have been received by the holder of the Shares, or to the person entitled to it in consequence of the death or bankruptcy of the holder, demanding payment and stating that if the notice is not complied with the Shares may be sold.

13.3       To give effect to any such sale the Directors may authorise any person to execute an instrument of transfer of the Shares sold to, or in accordance with the directions of, the purchaser. The purchaser or his nominee shall be registered as the holder of the Shares comprised in any such transfer, and he shall not be bound to see to the application of the purchase money, nor shall his title to the Shares be affected by any irregularity or invalidity in the sale or the exercise of the Company’s power of sale under the Articles.

13.4       The net proceeds of such sale after payment of costs, shall be applied in payment of such part of the amount in respect of which the lien exists as is presently payable and any balance shall (subject to a like lien for sums not presently payable as existed upon the Shares before the sale) be paid to the person entitled to the Shares at the date of the sale.

14          Call on Shares

14.1       Subject to the terms of the allotment and issue of any Shares, the Directors may make calls upon the Members in respect of any monies unpaid on their Shares (whether in respect of par value or premium), and each Member shall (subject to receiving at least fourteen clear days’ notice specifying the time or times of payment) pay to the Company at the time or times so specified the amount called on the Shares. A call may be revoked or postponed, in whole or in part, as the Directors may determine. A call may be required to be paid by instalments. A person upon whom a call is made shall remain liable for calls made upon him notwithstanding the subsequent transfer of the Shares in respect of which the call was made.

14.2       A call shall be deemed to have been made at the time when the resolution of the Directors authorising such call was passed.

14.3       The joint holders of a Share shall be jointly and severally liable to pay all calls in respect thereof.

14.4       If a call remains unpaid after it has become due and payable, the person from whom it is due shall pay interest on the amount unpaid from the day it became due and payable until it is paid at such rate as the Directors may determine (and in addition all expenses that have been incurred by the Company by reason of such non-payment), but the Directors may waive payment of the interest or expenses wholly or in part.

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14.5       An amount payable in respect of a Share on issue or allotment or at any fixed date, whether on account of the par value of the Share or premium or otherwise, shall be deemed to be a call and if it is not paid all the provisions of the Articles shall apply as if that amount had become due and payable by virtue of a call.

14.6       The Directors may issue Shares with different terms as to the amount and times of payment of calls, or the interest to be paid.

14.7       The Directors may, if they think fit, receive an amount from any Member willing to advance all or any part of the monies uncalled and unpaid upon any Shares held by him, and may (until the amount would otherwise become payable) pay interest at such rate as may be agreed upon between the Directors and the Member paying such amount in advance.

14.8       No such amount paid in advance of calls shall entitle the Member paying such amount to any portion of a Dividend or other distribution payable in respect of any period prior to the date upon which such amount would, but for such payment, become payable.

15          Forfeiture of Shares

15.1       If a call or instalment of a call remains unpaid after it has become due and payable the Directors may give to the person from whom it is due not less than fourteen clear days’ notice requiring payment of the amount unpaid together with any interest which may have accrued and any expenses incurred by the Company by reason of such non-payment. The notice shall specify where payment is to be made and shall state that if the notice is not complied with the Shares in respect of which the call was made will be liable to be forfeited.

15.2       If the notice is not complied with, any Share in respect of which it was given may, before the payment required by the notice has been made, be forfeited by a resolution of the Directors. Such forfeiture shall include all Dividends, other distributions or other monies payable in respect of the forfeited Share and not paid before the forfeiture.

15.3       A forfeited Share may be sold, re-allotted or otherwise disposed of on such terms and in such manner as the Directors think fit and at any time before a sale, re-allotment or disposition the forfeiture may be cancelled on such terms as the Directors think fit. Where for the purposes of its disposal a forfeited Share is to be transferred to any person the Directors may authorise some person to execute an instrument of transfer of the Share in favour of that person.

15.4       A person any of whose Shares have been forfeited shall cease to be a Member in respect of them and shall surrender to the Company for cancellation the certificate for the Shares forfeited and shall remain liable to pay to the Company all monies which at the date of forfeiture were payable by him to the Company in respect of those Shares together with interest at such rate as the Directors may determine, but his liability shall cease if and when the Company shall have received payment in full of all monies due and payable by him in respect of those Shares.

15.5       A certificate in writing under the hand of one Director or Officer that a Share has been forfeited on a specified date shall be conclusive evidence of the facts stated in it as against all persons claiming to be entitled to the Share. The certificate shall (subject to the execution of an instrument of transfer) constitute a good title to the Share and the person to whom the Share is sold or otherwise disposed of shall not be bound to see to the application of the purchase money, if any, nor shall his title to the Share be affected by any irregularity or invalidity in the proceedings in reference to the forfeiture, sale or disposal of the Share.

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15.6       The provisions of the Articles as to forfeiture shall apply in the case of non payment of any sum which, by the terms of issue of a Share, becomes payable at a fixed time, whether on account of the par value of the Share or by way of premium as if it had been payable by virtue of a call duly made and notified.

16          Transmission of Shares

16.1       If a Member dies, the survivor or survivors (where he was a joint holder), or his legal personal representatives (where he was a sole holder), shall be the only persons recognised by the Company as having any title to his Shares. The estate of a deceased Member is not thereby released from any liability in respect of any Share, for which he was a joint or sole holder.

16.2       Any person becoming entitled to a Share in consequence of the death or bankruptcy or liquidation or dissolution of a Member (or in any other way than by transfer) may, upon such evidence being produced as may be required by the Directors, elect, by a notice in writing sent by him to the Company, either to become the holder of such Share or to have some person nominated by him registered as the holder of such Share. If he elects to have another person registered as the holder of such Share he shall sign an instrument of transfer of that Share to that person. The Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the Share by the relevant Member before his death or bankruptcy or liquidation or dissolution, as the case may be.

16.3       A person becoming entitled to a Share by reason of the death or bankruptcy or liquidation or dissolution of a Member (or in any other case than by transfer) shall be entitled to the same Dividends, other distributions and other advantages to which he would be entitled if he were the holder of such Share. However, he shall not, before becoming a Member in respect of a Share, be entitled in respect of it to exercise any right conferred by membership in relation to general meetings of the Company and the Directors may at any time give notice requiring any such person to elect either to be registered himself or to have some person nominated by him be registered as the holder of the Share (but the Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the Share by the relevant Member before his death or bankruptcy or liquidation or dissolution or any other case than by transfer, as the case may be). If the notice is not complied with within ninety days of being received or deemed to be received (as determined pursuant to the Articles), the Directors may thereafter withhold payment of all Dividends, other distributions, bonuses or other monies payable in respect of the Share until the requirements of the notice have been complied with.

17          Class B Ordinary Share Conversion

17.1       The rights attaching to the Class A Shares and Class B Shares shall rank pari passu in all respects, and the Class A Shares and Class B Shares shall vote together as a single class on all matters (subject to the Variation of Rights of Shares Article and the Appointment and Removal of Directors Article hereof) with the exception that the holder of a Class B Share shall have the Conversion Rights referred to in this Article.

17.2       Class B Shares shall automatically convert into Class A Shares on a one-for-one basis (the “Initial Conversion Ratio”): (a) at any time and from time to time at the option of the holders thereof; and (b) automatically on the day of the closing of a Business Combination.

17.3       Notwithstanding the Initial Conversion Ratio, in the case that additional Class A Shares or any other Equity-linked Securities, are issued, or deemed issued, by the Company in excess of the amounts offered in the IPO and related to the closing of a Business Combination, all Class B Shares in issue shall automatically convert into Class A Shares at the time of the closing of a Business Combination at a ratio

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Annex B-15

for which the Class B Shares shall convert into Class A Shares will be adjusted (unless the holders of a majority of the Class B Shares in issue agree to waive such anti-dilution adjustment with respect to any such issuance or deemed issuance) so that the number of Class A Shares issuable upon conversion of all Class B Shares will equal, on an as-converted basis, in the aggregate, 20 per cent of the sum of all Class A Shares and Class B Shares in issue upon completion of the IPO plus all Class A Shares and Equity-linked Securities issued or deemed issued in connection with a Business Combination, excluding any Shares or Equity-linked Securities issued, or to be issued, to any seller in a Business Combination and any private placement warrants issued to the Sponsor or its Affiliates upon conversion of working capital loans made to the Company.

17.4       Notwithstanding anything to the contrary contained herein, the foregoing adjustment to the Initial Conversion Ratio may be waived as to any particular issuance or deemed issuance of additional Class A Shares or Equity-linked Securities by the written consent or agreement of holders of a majority of the Class B Shares then in issue consenting or agreeing separately as a separate class in the manner provided in the Variation of Rights of Shares Article hereof.

17.5       The foregoing conversion ratio shall also be adjusted to account for any subdivision (by share split, subdivision, exchange, capitalisation, rights issue, reclassification, recapitalisation or otherwise) or combination (by reverse share split, share consolidation, exchange, reclassification, recapitalisation or otherwise) or similar reclassification or recapitalisation of the Class A Shares in issue into a greater or lesser number of shares occurring after the original filing of the Articles without a proportionate and corresponding subdivision, combination or similar reclassification or recapitalisation of the Class B Shares in issue.

17.6       Each Class B Share shall convert into its pro rata number of Class A Shares pursuant to this Article. The pro rata share for each holder of Class B Shares will be determined as follows: each Class B Share shall convert into such number of Class A Shares as is equal to the product of 1 multiplied by a fraction, the numerator of which shall be the total number of Class A Shares into which all of the Class B Shares in issue shall be converted pursuant to this Article and the denominator of which shall be the total number of Class B Shares in issue at the time of conversion.

17.7       References in this Article to “converted”, “conversion “ or “exchange” shall mean the compulsory redemption without notice of Class B Shares of any Member and, on behalf of such Members, automatic application of such redemption proceeds in paying for such new Class A Shares into which the Class B Shares have been converted or exchanged at a price per Class B Share necessary to give effect to a conversion or exchange calculated on the basis that the Class A Shares to be issued as part of the conversion or exchange will be issued at par. The Class A Shares to be issued on an exchange or conversion shall be registered in the name of such Member or in such name as the Member may direct.

17.8       Notwithstanding anything to the contrary in this Article, in no event may any Class B Share convert into Class A Shares at a ratio that is less than one-for-one.

18          Amendments of Memorandum and Articles of Association and Alteration of Capital

18.1       The Company may by Ordinary Resolution:

(a)     increase its share capital by such sum as the Ordinary Resolution shall prescribe and with such rights, priorities and privileges annexed thereto, as the Company in general meeting may determine;

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Annex B-16

(b)    consolidate and divide all or any of its share capital into Shares of larger amount than its existing Shares;

(c)     convert all or any of its paid-up Shares into stock, and reconvert that stock into paid-up Shares of any denomination;

(d)    by subdivision of its existing Shares or any of them divide the whole or any part of its share capital into Shares of smaller amount than is fixed by the Memorandum or into Shares without par value; and

(e)     cancel any Shares that at the date of the passing of the Ordinary Resolution have not been taken or agreed to be taken by any person and diminish the amount of its share capital by the amount of the Shares so cancelled.

18.2       All new Shares created in accordance with the provisions of the preceding Article shall be subject to the same provisions of the Articles with reference to the payment of calls, liens, transfer, transmission, forfeiture and otherwise as the Shares in the original share capital.

18.3       Subject to the provisions of the Statute, the provisions of the Articles as regards the matters to be dealt with by Ordinary Resolution and Article 29.4, the Company may by Special Resolution:

(a)     change its name;

(b)    alter or add to the Articles;

(c)     alter or add to the Memorandum with respect to any objects, powers or other matters specified therein; and

(d)    reduce its share capital or any capital redemption reserve fund.

19          Offices and Places of Business

Subject to the provisions of the Statute, the Company may by resolution of the Directors change the location of its Registered Office. The Company may, in addition to its Registered Office, maintain such other offices or places of business as the Directors determine.

20          General Meetings

20.1       All general meetings other than annual general meetings shall be called extraordinary general meetings.

20.2       The Company may, but shall not (unless required by the Statute) be obliged to, in each year hold a general meeting as its annual general meeting, and shall specify the meeting as such in the notices calling it. Any annual general meeting shall be held at such time and place as the Directors shall appoint. At these meetings the report of the Directors (if any) shall be presented.

20.3       The Directors, the chief executive officer or the chairman of the board of Directors may call general meetings, and, for the avoidance of doubt, Members shall not have the ability to call general meetings.

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Annex B-17

20.4       Members seeking to bring business before the annual general meeting or to nominate candidates for appointment as Directors at the annual general meeting must deliver notice to the principal executive offices of the Company not less than 120 calendar days before the date of the Company’s proxy statement released to Members in connection with the previous year’s annual general meeting or, if the Company did not hold an annual general meeting the previous year, or if the date of the current year’s annual general meeting has been changed by more than 30 days from the date of the previous year’s annual general meeting, then the deadline shall be set by the board of Directors with such deadline being a reasonable time before the Company begins to print and send its related proxy materials.

21          Notice of General Meetings

21.1       At least five clear days’ notice shall be given of any general meeting. Every notice shall specify the place, the day and the hour of the meeting and the general nature of the business to be conducted at the general meeting and shall be given in the manner hereinafter mentioned or in such other manner if any as may be prescribed by the Company, provided that a general meeting of the Company shall, whether or not the notice specified in this Article has been given and whether or not the provisions of the Articles regarding general meetings have been complied with, be deemed to have been duly convened if it is so agreed:

(a)     in the case of an annual general meeting, by all of the Members entitled to attend and vote thereat; and

(b)    in the case of an extraordinary general meeting, by a majority in number of the Members having a right to attend and vote at the meeting, together holding not less than ninety-five per cent in par value of the Shares giving that right.

21.2       The accidental omission to give notice of a general meeting to, or the non receipt of notice of a general meeting by, any person entitled to receive such notice shall not invalidate the proceedings of that general meeting.

22          Proceedings at General Meetings

22.1       No business shall be transacted at any general meeting unless a quorum is present. The holders of a majority of the Shares being individuals present in person or by proxy or if a corporation or other non-natural person by its duly authorised representative or proxy shall be a quorum.

22.2       A person may participate at a general meeting by conference telephone or other communications equipment by means of which all the persons participating in the meeting can communicate with each other. Participation by a person in a general meeting in this manner is treated as presence in person at that meeting.

22.3       A resolution (including a Special Resolution) in writing (in one or more counterparts) signed by or on behalf of all of the Members for the time being entitled to receive notice of and to attend and vote at general meetings (or, being corporations or other non-natural persons, signed by their duly authorised representatives) shall be as valid and effective as if the resolution had been passed at a general meeting of the Company duly convened and held.

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Annex B-18

22.4       If a quorum is not present within half an hour from the time appointed for the meeting to commence, the meeting shall stand adjourned to the same day in the next week at the same time and/or place or to such other day, time and/or place as the Directors may determine, and if at the adjourned meeting a quorum is not present within half an hour from the time appointed for the meeting to commence, the Members present shall be a quorum.

22.5       The Directors may, at any time prior to the time appointed for the meeting to commence, appoint any person to act as chairman of a general meeting of the Company or, if the Directors do not make any such appointment, the chairman, if any, of the board of Directors shall preside as chairman at such general meeting. If there is no such chairman, or if he shall not be present within fifteen minutes after the time appointed for the meeting to commence, or is unwilling to act, the Directors present shall elect one of their number to be chairman of the meeting.

22.6       If no Director is willing to act as chairman or if no Director is present within fifteen minutes after the time appointed for the meeting to commence, the Members present shall choose one of their number to be chairman of the meeting.

22.7       The chairman may, with the consent of a meeting at which a quorum is present (and shall if so directed by the meeting) adjourn the meeting from time to time and from place to place, but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place.

22.8       When a general meeting is adjourned for thirty days or more, notice of the adjourned meeting shall be given as in the case of an original meeting. Otherwise it shall not be necessary to give any such notice of an adjourned meeting.

22.9       If, prior to a Business Combination, a notice is issued in respect of a general meeting and the Directors, in their absolute discretion, consider that it is impractical or undesirable for any reason to hold that general meeting at the place, the day and the hour specified in the notice calling such general meeting, the Directors may postpone the general meeting to another place, day and/or hour provided that notice of the place, the day and the hour of the rearranged general meeting is promptly given to all Members. No business shall be transacted at any postponed meeting other than the business specified in the notice of the original meeting.

22.10     When a general meeting is postponed for thirty days or more, notice of the postponed meeting shall be given as in the case of an original meeting. Otherwise it shall not be necessary to give any such notice of a postponed meeting. All proxy forms submitted for the original general meeting shall remain valid for the postponed meeting. The Directors may postpone a general meeting which has already been postponed.

22.11     A resolution put to the vote of the meeting shall be decided on a poll.

22.12     A poll shall be taken as the chairman directs, and the result of the poll shall be deemed to be the resolution of the general meeting at which the poll was demanded.

22.13     A poll demanded on the election of a chairman or on a question of adjournment shall be taken forthwith. A poll demanded on any other question shall be taken at such date, time and place as the chairman of the general meeting directs, and any business other than that upon which a poll has been demanded or is contingent thereon may proceed pending the taking of the poll.

22.14     In the case of an equality of votes the chairman shall be entitled to a second or casting vote.

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Annex B-19

23          Votes of Members

23.1       Subject to any rights or restrictions attached to any Shares, including as set out at Article 29.4, every Member present in any such manner shall have one vote for every Share of which he is the holder.

23.2       In the case of joint holders the vote of the senior holder who tenders a vote, whether in person or by proxy (or, in the case of a corporation or other non-natural person, by its duly authorised representative or proxy), shall be accepted to the exclusion of the votes of the other joint holders, and seniority shall be determined by the order in which the names of the holders stand in the Register of Members.

23.3       A Member of unsound mind, or in respect of whom an order has been made by any court, having jurisdiction in lunacy, may vote by his committee, receiver, curator bonis, or other person on such Member’s behalf appointed by that court, and any such committee, receiver, curator bonis or other person may vote by proxy.

23.4       No person shall be entitled to vote at any general meeting unless he is registered as a Member on the record date for such meeting nor unless all calls or other monies then payable by him in respect of Shares have been paid.

23.5       No objection shall be raised as to the qualification of any voter except at the general meeting or adjourned general meeting at which the vote objected to is given or tendered and every vote not disallowed at the meeting shall be valid. Any objection made in due time in accordance with this Article shall be referred to the chairman whose decision shall be final and conclusive.

23.6       Votes may be cast either personally or by proxy (or in the case of a corporation or other non-natural person by its duly authorised representative or proxy). A Member may appoint more than one proxy or the same proxy under one or more instruments to attend and vote at a meeting. Where a Member appoints more than one proxy the instrument of proxy shall specify the number of Shares in respect of which each proxy is entitled to exercise the related votes.

23.7       A Member holding more than one Share need not cast the votes in respect of his Shares in the same way on any resolution and therefore may vote a Share or some or all such Shares either for or against a resolution and/or abstain from voting a Share or some or all of the Shares and, subject to the terms of the instrument appointing him, a proxy appointed under one or more instruments may vote a Share or some or all of the Shares in respect of which he is appointed either for or against a resolution and/or abstain from voting a Share or some or all of the Shares in respect of which he is appointed.

24          Proxies

24.1       The instrument appointing a proxy shall be in writing and shall be executed under the hand of the appointor or of his attorney duly authorised in writing, or, if the appointor is a corporation or other non natural person, under the hand of its duly authorised representative. A proxy need not be a Member.

24.2       The Directors may, in the notice convening any meeting or adjourned meeting, or in an instrument of proxy sent out by the Company, specify the manner by which the instrument appointing a proxy shall be deposited

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Annex B-20

and the place and the time (being not later than the time appointed for the commencement of the meeting or adjourned meeting to which the proxy relates) at which the instrument appointing a proxy shall be deposited. In the absence of any such direction from the Directors in the notice convening any meeting or adjourned meeting or in an instrument of proxy sent out by the Company, the instrument appointing a proxy shall be deposited physically at the Registered Office not less than 48 hours before the time appointed for the meeting or adjourned meeting to commence at which the person named in the instrument proposes to vote.

24.3       The chairman may in any event at his discretion declare that an instrument of proxy shall be deemed to have been duly deposited. An instrument of proxy that is not deposited in the manner permitted, or which has not been declared to have been duly deposited by the chairman, shall be invalid.

24.4       The instrument appointing a proxy may be in any usual or common form (or such other form as the Directors may approve) and may be expressed to be for a particular meeting or any adjournment thereof or generally until revoked. An instrument appointing a proxy shall be deemed to include the power to demand or join or concur in demanding a poll.

24.5       Votes given in accordance with the terms of an instrument of proxy shall be valid notwithstanding the previous death or insanity of the principal or revocation of the proxy or of the authority under which the proxy was executed, or the transfer of the Share in respect of which the proxy is given unless notice in writing of such death, insanity, revocation or transfer was received by the Company at the Registered Office before the commencement of the general meeting, or adjourned meeting at which it is sought to use the proxy.

25          Corporate Members

25.1       Any corporation or other non -natural person which is a Member may in accordance with its constitutional documents, or in the absence of such provision by resolution of its directors or other governing body, authorise such person as it thinks fit to act as its representative at any meeting of the Company or of any class of Members, and the person so authorised shall be entitled to exercise the same powers on behalf of the corporation which he represents as the corporation could exercise if it were an individual Member.

25.2       If a Clearing House (or its nominee(s)), being a corporation, is a Member, it may authorise such persons as it sees fit to act as its representative at any meeting of the Company or at any meeting of any class of Members provided that the authorisation shall specify the number and class of Shares in respect of which each such representative is so authorised. Each person so authorised under the provisions of this Article shall be deemed to have been duly authorised without further evidence of the facts and be entitled to exercise the same rights and powers on behalf of the Clearing House (or its nominee(s)) as if such person was the registered holder of such Shares held by the Clearing House (or its nominee(s)).

26          Shares that May Not be Voted

Shares in the Company that are beneficially owned by the Company shall not be voted, directly or indirectly, at any meeting and shall not be counted in determining the total number of outstanding Shares at any given time.

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Annex B-21

27          Directors

27.1       There shall be a board of Directors consisting of not less than one person provided however that the Company may by Ordinary Resolution increase or reduce the limits in the number of Directors.

27.2       The Directors shall be divided into three classes: Class I, Class II and Class III. The number of Directors in each class shall be as nearly equal as possible. Upon the adoption of the Articles, the existing Directors shall by resolution classify themselves as Class I, Class II or Class III Directors. The Class I Directors shall stand appointed for a term expiring at the Company’s first annual general meeting, the Class II Directors shall stand appointed for a term expiring at the Company’s second annual general meeting and the Class III Directors shall stand appointed for a term expiring at the Company’s third annual general meeting. Commencing at the Company’s first annual general meeting, and at each annual general meeting thereafter, Directors appointed to succeed those Directors whose terms expire shall be appointed for a term of office to expire at the third succeeding annual general meeting after their appointment. Except as the Statute or other Applicable Law may otherwise require, in the interim between annual general meetings or extraordinary general meetings called for the appointment of Directors and/or the removal of one or more Directors and the filling of any vacancy in that connection, additional Directors and any vacancies in the board of Directors, including unfilled vacancies resulting from the removal of Directors for cause, may be filled by the vote of a majority of the remaining Directors then in office, although less than a quorum (as defined in the Articles), or by the sole remaining Director. All Directors shall hold office until the expiration of their respective terms of office and until their successors shall have been appointed and qualified. A Director appointed to fill a vacancy resulting from the death, resignation or removal of a Director shall serve for the remainder of the full term of the Director whose death, resignation or removal shall have created such vacancy and until his successor shall have been appointed and qualified.

28          Powers of Directors

28.1       Subject to the provisions of the Statute, the Memorandum and the Articles and to any directions given by Special Resolution, the business of the Company shall be managed by the Directors who may exercise all the powers of the Company. No alteration of the Memorandum or Articles and no such direction shall invalidate any prior act of the Directors which would have been valid if that alteration had not been made or that direction had not been given. A duly convened meeting of Directors at which a quorum is present may exercise all powers exercisable by the Directors.

28.2       All cheques, promissory notes, drafts, bills of exchange and other negotiable or transferable instruments and all receipts for monies paid to the Company shall be signed, drawn, accepted, endorsed or otherwise executed as the case may be in such manner as the Directors shall determine by resolution.

28.3       The Directors on behalf of the Company may pay a gratuity or pension or allowance on retirement to any Director who has held any other salaried office or place of profit with the Company or to his widow or dependants and may make contributions to any fund and pay premiums for the purchase or provision of any such gratuity, pension or allowance.

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Annex B-22

28.4       The Directors may exercise all the powers of the Company to borrow money and to mortgage or charge its undertaking, property and assets (present and future) and uncalled capital or any part thereof and to issue debentures, debenture stock, mortgages, bonds and other such securities whether outright or as security for any debt, liability or obligation of the Company or of any third party.

29          Appointment and Removal of Directors

29.1       Prior to the closing of a Business Combination, the Company may by Ordinary Resolution of the holders of the Class B Shares appoint any person to be a Director or may by Ordinary Resolution of the holders of the Class B Shares remove any Director. For the avoidance of doubt, prior to the closing of a Business Combination, holders of Class A Shares shall have no right to vote on the appointment or removal of any Director.

29.2       The Directors may appoint any person to be a Director, either to fill a vacancy or as an additional Director provided that the appointment does not cause the number of Directors to exceed any number fixed by or in accordance with the Articles as the maximum number of Directors.

29.3       After the closing of a Business Combination, the Company may by Ordinary Resolution appoint any person to be a Director or may by Ordinary Resolution remove any Director.

29.4       Prior to the closing of a Business Combination, Article 29.1 may only be amended by a Special Resolution passed by at least two-thirds of such Members (which shall include a simple majority of the holders of Class B Shares) as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting of which notice specifying the intention to propose the resolution as a special resolution has been given, or by way of unanimous written resolution.

30          Vacation of Office of Director

The office of a Director shall be vacated if:

(a)     the Director gives notice in writing to the Company that he resigns the office of Director; or

(b)    the Director absents himself (for the avoidance of doubt, without being represented by proxy) from three consecutive meetings of the board of Directors without special leave of absence from the Directors, and the Directors pass a resolution that he has by reason of such absence vacated office; or

(c)     the Director dies, becomes bankrupt or makes any arrangement or composition with his creditors generally; or

(d)    the Director is found to be or becomes of unsound mind; or

(e)     all of the other Directors (being not less than two in number) determine that he should be removed as a Director, either by a resolution passed by all of the other Directors at a meeting of the Directors duly convened and held in accordance with the Articles or by a resolution in writing signed by all of the other Directors.

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Annex B-23

31          Proceedings of Directors

31.1       The quorum for the transaction of the business of the Directors may be fixed by the Directors, and unless so fixed shall be a majority of the Directors then in office.

31.2       Subject to the provisions of the Articles, the Directors may regulate their proceedings as they think fit. Questions arising at any meeting shall be decided by a majority of votes. In the case of an equality of votes, the chairman shall have a second or casting vote.

31.3       A person may participate in a meeting of the Directors or any committee of Directors by conference telephone or other communications equipment by means of which all the persons participating in the meeting can communicate with each other at the same time. Participation by a person in a meeting in this manner is treated as presence in person at that meeting. Unless otherwise determined by the Directors, the meeting shall be deemed to be held at the place where the chairman is located at the start of the meeting.

31.4       A resolution in writing (in one or more counterparts) signed by all the Directors or all the members of a committee of the Directors or, in the case of a resolution in writing relating to the removal of any Director or the vacation of office by any Director, all of the Directors other than the Director who is the subject of such resolution shall be as valid and effectual as if it had been passed at a meeting of the Directors, or committee of Directors as the case may be, duly convened and held.

31.5       A Director may, or other Officer on the direction of a Director shall, call a meeting of the Directors by at least two days’ notice in writing to every Director which notice shall set forth the general nature of the business to be considered unless notice is waived by all the Directors either at, before or after the meeting is held. To any such notice of a meeting of the Directors all the provisions of the Articles relating to the giving of notices by the Company to the Members shall apply mutatis mutandis.

31.6       The continuing Directors (or a sole continuing Director, as the case may be) may act notwithstanding any vacancy in their body, but if and so long as their number is reduced below the number fixed by or pursuant to the Articles as the necessary quorum of Directors the continuing Directors or Director may act for the purpose of increasing the number of Directors to be equal to such fixed number, or of summoning a general meeting of the Company, but for no other purpose.

31.7       The Directors may elect a chairman of their board and determine the period for which he is to hold office; but if no such chairman is elected, or if at any meeting the chairman is not present within five minutes after the time appointed for the meeting to commence, the Directors present may choose one of their number to be chairman of the meeting.

31.8       All acts done by any meeting of the Directors or of a committee of the Directors shall, notwithstanding that it is afterwards discovered that there was some defect in the appointment of any Director, and/or that they or any of them were disqualified, and/or had vacated their office and/or were not entitled to vote, be as valid as if every such person had been duly appointed and/or not disqualified to be a Director and/or had not vacated their office and/or had been entitled to vote, as the case may be.

31.9       A Director may be represented at any meetings of the board of Directors by a proxy appointed in writing by him. The proxy shall count towards the quorum and the vote of the proxy shall for all purposes be deemed to be that of the appointing Director.

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Annex B-24

32          Presumption of Assent

A Director who is present at a meeting of the board of Directors at which action on any Company matter is taken shall be presumed to have assented to the action taken unless his dissent shall be entered in the minutes of the meeting or unless he shall file his written dissent from such action with the person acting as the chairman or secretary of the meeting before the adjournment thereof or shall forward such dissent by registered post to such person immediately after the adjournment of the meeting. Such right to dissent shall not apply to a Director who voted in favour of such action.

33          Directors’ Interests

33.1       A Director may hold any other office or place of profit under the Company (other than the office of Auditor) in conjunction with his office of Director for such period and on such terms as to remuneration and otherwise as the Directors may determine.

33.2       A Director may act by himself or by, through or on behalf of his firm in a professional capacity for the Company and he or his firm shall be entitled to remuneration for professional services as if he were not a Director.

33.3       A Director may be or become a director or other officer of or otherwise interested in any company promoted by the Company or in which the Company may be interested as a shareholder, a contracting party or otherwise, and no such Director shall be accountable to the Company for any remuneration or other benefits received by him as a director or officer of, or from his interest in, such other company.

33.4       No person shall be disqualified from the office of Director or prevented by such office from contracting with the Company, either as vendor, purchaser or otherwise, nor shall any such contract or any contract or transaction entered into by or on behalf of the Company in which any Director shall be in any way interested be or be liable to be avoided, nor shall any Director so contracting or being so interested be liable to account to the Company for any profit realised by or arising in connection with any such contract or transaction by reason of such Director holding office or of the fiduciary relationship thereby established. A Director shall be at liberty to vote in respect of any contract or transaction in which he is interested provided that the nature of the interest of any Director in any such contract or transaction shall be disclosed by him at or prior to its consideration and any vote thereon.

33.5       A general notice that a Director is a shareholder, director, officer or employee of any specified firm or company and is to be regarded as interested in any transaction with such firm or company shall be sufficient disclosure for the purposes of voting on a resolution in respect of a contract or transaction in which he has an interest, and after such general notice it shall not be necessary to give special notice relating to any particular transaction.

34          Minutes

The Directors shall cause minutes to be made in books kept for the purpose of recording all appointments of Officers made by the Directors, all proceedings at meetings of the Company or the holders of any class of Shares and of the Directors, and of committees of the Directors, including the names of the Directors present at each meeting.

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Annex B-25

35          Delegation of Directors’ Powers

35.1       The Directors may delegate any of their powers, authorities and discretions, including the power to sub-delegate, to any committee consisting of one or more Directors (including, without limitation, the Audit Committee, the Compensation Committee and the Nominating Committee). Any such delegation may be made subject to any conditions the Directors may impose and either collaterally with or to the exclusion of their own powers and any such delegation may be revoked or altered by the Directors. Subject to any such conditions, the proceedings of a committee of Directors shall be governed by the Articles regulating the proceedings of Directors, so far as they are capable of applying.

35.2       The Directors may establish any committees, local boards or agencies or appoint any person to be a manager or agent for managing the affairs of the Company and may appoint any person to be a member of such committees, local boards or agencies. Any such appointment may be made subject to any conditions the Directors may impose, and either collaterally with or to the exclusion of their own powers and any such appointment may be revoked or altered by the Directors. Subject to any such conditions, the proceedings of any such committee, local board or agency shall be governed by the Articles regulating the proceedings of Directors, so far as they are capable of applying.

35.3       The Directors may adopt formal written charters for committees. Each of these committees shall be empowered to do all things necessary to exercise the rights of such committee set forth in the Articles and shall have such powers as the Directors may delegate pursuant to the Articles and as required by the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law. Each of the Audit Committee, the Compensation Committee and the Nominating Committee, if established, shall consist of such number of Directors as the Directors shall from time to time determine (or such minimum number as may be required from time to time by the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law). For so long as any class of Shares is listed on the Designated Stock Exchange, the Audit Committee, the Compensation Committee and the Nominating Committee shall be made up of such number of Independent Directors as is required from time to time by the rules and regulations of the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law.

35.4       The Directors may by power of attorney or otherwise appoint any person to be the agent of the Company on such conditions as the Directors may determine, provided that the delegation is not to the exclusion of their own powers and may be revoked by the Directors at any time.

35.5       The Directors may by power of attorney or otherwise appoint any company, firm, person or body of persons, whether nominated directly or indirectly by the Directors, to be the attorney or authorised signatory of the Company for such purpose and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Directors under the Articles) and for such period and subject to such conditions as they may think fit, and any such powers of attorney or other appointment may contain such provisions for the protection and convenience of persons dealing with any such attorneys or authorised signatories as the Directors may think fit and may also authorise any such attorney or authorised signatory to delegate all or any of the powers, authorities and discretions vested in him.

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Annex B-26

35.6       The Directors may appoint such Officers as they consider necessary on such terms, at such remuneration and to perform such duties, and subject to such provisions as to disqualification and removal as the Directors may think fit. Unless otherwise specified in the terms of his appointment an Officer may be removed by resolution of the Directors or Members. An Officer may vacate his office at any time if he gives notice in writing to the Company that he resigns his office.

36          No Minimum Shareholding

The Company in general meeting may fix a minimum shareholding required to be held by a Director, but unless and until such a shareholding qualification is fixed a Director is not required to hold Shares.

37          Remuneration of Directors

37.1       The remuneration to be paid to the Directors, if any, shall be such remuneration as the Directors shall determine, provided that no cash remuneration shall be paid to any Director by the Company prior to the consummation of a Business Combination. The Directors shall also, whether prior to or after the consummation of a Business Combination, be entitled to be paid all travelling, hotel and other expenses properly incurred by them in connection with their attendance at meetings of Directors or committees of Directors, or general meetings of the Company, or separate meetings of the holders of any class of Shares or debentures of the Company, or otherwise in connection with the business of the Company or the discharge of their duties as a Director, or to receive a fixed allowance in respect thereof as may be determined by the Directors, or a combination partly of one such method and partly the other.

37.2       The Directors may by resolution approve additional remuneration to any Director for any services which in the opinion of the Directors go beyond his ordinary routine work as a Director. Any fees paid to a Director who is also counsel, attorney or solicitor to the Company, or otherwise serves it in a professional capacity shall be in addition to his remuneration as a Director.

38          Seal

38.1       The Company may, if the Directors so determine, have a Seal. The Seal shall only be used by the authority of the Directors or of a committee of the Directors authorised by the Directors. Every instrument to which the Seal has been affixed shall be signed by at least one person who shall be either a Director or some Officer or other person appointed by the Directors for the purpose.

38.2       The Company may have for use in any place or places outside the Cayman Islands a duplicate Seal or Seals each of which shall be a facsimile of the common Seal of the Company and, if the Directors so determine, with the addition on its face of the name of every place where it is to be used.

38.3       A Director or Officer, representative or attorney of the Company may without further authority of the Directors affix the Seal over his signature alone to any document of the Company required to be authenticated by him under seal or to be filed with the Registrar of Companies in the Cayman Islands or elsewhere wheresoever.

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Annex B-27

39          Dividends, Distributions and Reserve

39.1       Subject to the Statute and this Article and except as otherwise provided by the rights attached to any Shares, the Directors may resolve to pay Dividends and other distributions on Shares in issue and authorise payment of the Dividends or other distributions out of the funds of the Company lawfully available therefor. A Dividend shall be deemed to be an interim Dividend unless the terms of the resolution pursuant to which the Directors resolve to pay such Dividend specifically state that such Dividend shall be a final Dividend. No Dividend or other distribution shall be paid except out of the realised or unrealised profits of the Company, out of the share premium account or as otherwise permitted by law.

39.2       Except as otherwise provided by the rights attached to any Shares, all Dividends and other distributions shall be paid according to the par value of the Shares that a Member holds. If any Share is issued on terms providing that it shall rank for Dividend as from a particular date, that Share shall rank for Dividend accordingly.

39.3       The Directors may deduct from any Dividend or other distribution payable to any Member all sums of money (if any) then payable by him to the Company on account of calls or otherwise.

39.4       The Directors may resolve that any Dividend or other distribution be paid wholly or partly by the distribution of specific assets and in particular (but without limitation) by the distribution of shares, debentures, or securities of any other company or in any one or more of such ways and where any difficulty arises in regard to such distribution, the Directors may settle the same as they think expedient and in particular may issue fractional Shares and may fix the value for distribution of such specific assets or any part thereof and may determine that cash payments shall be made to any Members upon the basis of the value so fixed in order to adjust the rights of all Members and may vest any such specific assets in trustees in such manner as may seem expedient to the Directors.

39.5       Except as otherwise provided by the rights attached to any Shares, Dividends and other distributions may be paid in any currency. The Directors may determine the basis of conversion for any currency conversions that may be required and how any costs involved are to be met.

39.6       The Directors may, before resolving to pay any Dividend or other distribution, set aside such sums as they think proper as a reserve or reserves which shall, at the discretion of the Directors, be applicable for any purpose of the Company and pending such application may, at the discretion of the Directors, be employed in the business of the Company.

39.7       Any Dividend, other distribution, interest or other monies payable in cash in respect of Shares may be paid by wire transfer to the holder or by cheque or warrant sent through the post directed to the registered address of the holder or, in the case of joint holders, to the registered address of the holder who is first named on the Register of Members or to such person and to such address as such holder or joint holders may in writing direct. Every such cheque or warrant shall be made payable to the order of the person to whom it is sent. Any one of two or more joint holders may give effectual receipts for any Dividends, other distributions, bonuses, or other monies payable in respect of the Share held by them as joint holders.

39.8       No Dividend or other distribution shall bear interest against the Company.

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Annex B-28

39.9       Any Dividend or other distribution which cannot be paid to a Member and/or which remains unclaimed after six months from the date on which such Dividend or other distribution becomes payable may, in the discretion of the Directors, be paid into a separate account in the Company’s name, provided that the Company shall not be constituted as a trustee in respect of that account and the Dividend or other distribution shall remain as a debt due to the Member. Any Dividend or other distribution which remains unclaimed after a period of six years from the date on which such Dividend or other distribution becomes payable shall be forfeited and shall revert to the Company.

40          Capitalisation

The Directors may at any time capitalise any sum standing to the credit of any of the Company’s reserve accounts or funds (including the share premium account and capital redemption reserve fund) or any sum standing to the credit of the profit and loss account or otherwise available for distribution; appropriate such sum to Members in the proportions in which such sum would have been divisible amongst such Members had the same been a distribution of profits by way of Dividend or other distribution; and apply such sum on their behalf in paying up in full unissued Shares for allotment and distribution credited as fully paid-up to and amongst them in the proportion aforesaid. In such event the Directors shall do all acts and things required to give effect to such capitalisation, with full power given to the Directors to make such provisions as they think fit in the case of Shares becoming distributable in fractions (including provisions whereby the benefit of fractional entitlements accrue to the Company rather than to the Members concerned). The Directors may authorise any person to enter on behalf of all of the Members interested into an agreement with the Company providing for such capitalisation and matters incidental or relating thereto and any agreement made under such authority shall be effective and binding on all such Members and the Company.

41          Books of Account

41.1       The Directors shall cause proper books of account (including, where applicable, material underlying documentation including contracts and invoices) to be kept with respect to all sums of money received and expended by the Company and the matters in respect of which the receipt or expenditure takes place, all sales and purchases of goods by the Company and the assets and liabilities of the Company. Such books of account must be retained for a minimum period of five years from the date on which they are prepared. Proper books shall not be deemed to be kept if there are not kept such books of account as are necessary to give a true and fair view of the state of the Company’s affairs and to explain its transactions.

41.2       The Directors shall determine whether and to what extent and at what times and places and under what conditions or regulations the accounts and books of the Company or any of them shall be open to the inspection of Members not being Directors and no Member (not being a Director) shall have any right of inspecting any account or book or document of the Company except as conferred by Statute or authorised by the Directors or by the Company in general meeting.

41.3       The Directors may cause to be prepared and to be laid before the Company in general meeting profit and loss accounts, balance sheets, group accounts (if any) and such other reports and accounts as may be required by law.

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42          Audit

42.1       The Directors may appoint an Auditor of the Company who shall hold office on such terms as the Directors determine.

42.2       Without prejudice to the freedom of the Directors to establish any other committee, if the Shares (or depositary receipts therefor) are listed or quoted on the Designated Stock Exchange, and if required by the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law, the Directors shall establish and maintain an Audit Committee as a committee of the Directors and shall adopt a formal written Audit Committee charter and review and assess the adequacy of the formal written charter on an annual basis. The composition and responsibilities of the Audit Committee shall comply with the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law. The Audit Committee shall meet at least once every financial quarter, or more frequently as circumstances dictate.

42.3       If the Shares (or depositary receipts therefor) are listed or quoted on the Designated Stock Exchange, the Company shall conduct an appropriate review of all related party transactions on an ongoing basis and shall utilise the Audit Committee for the review and approval of potential conflicts of interest.

42.4       The remuneration of the Auditor shall be fixed by the Audit Committee (if one exists).

42.5       If the office of Auditor becomes vacant by resignation or death of the Auditor, or by his becoming incapable of acting by reason of illness or other disability at a time when his services are required, the Directors shall fill the vacancy and determine the remuneration of such Auditor.

42.6       Every Auditor of the Company shall have a right of access at all times to the books and accounts and vouchers of the Company and shall be entitled to require from the Directors and Officers such information and explanation as may be necessary for the performance of the duties of the Auditor.

42.7       Auditors shall, if so required by the Directors, make a report on the accounts of the Company during their tenure of office at the next annual general meeting following their appointment in the case of a company which is registered with the Registrar of Companies as an ordinary company, and at the next extraordinary general meeting following their appointment in the case of a company which is registered with the Registrar of Companies as an exempted company, and at any other time during their term of office, upon request of the Directors or any general meeting of the Members.

42.8       Any payment made to members of the Audit Committee (if one exists) shall require the review and approval of the Directors, with any Director interested in such payment abstaining from such review and approval.

42.9       The Audit Committee shall monitor compliance with the terms of the IPO and, if any non-compliance is identified, the Audit Committee shall be charged with the responsibility to take all action necessary to rectify such non-compliance or otherwise cause compliance with the terms of the IPO.

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42.10     At least one member of the Audit Committee shall be an “audit committee financial expert” as determined by the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law. The “audit committee financial expert” shall have such past employment experience in finance or accounting, requisite professional certification in accounting, or any other comparable experience or background which results in the individual’s financial sophistication.

43          Notices

43.1       Notices shall be in writing and may be given by the Company to any Member either personally or by sending it by courier, post, cable, telex, fax or e -mail to him or to his address as shown in the Register of Members (or where the notice is given by e-mail by sending it to the e-mail address provided by such Member). Notice may also be served by Electronic Communication in accordance with the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or by placing it on the Company’s Website.

43.2       Where a notice is sent by:

(a)     courier; service of the notice shall be deemed to be effected by delivery of the notice to a courier company, and shall be deemed to have been received on the third day (not including Saturdays or Sundays or public holidays) following the day on which the notice was delivered to the courier;

(b)    post; service of the notice shall be deemed to be effected by properly addressing, pre paying and posting a letter containing the notice, and shall be deemed to have been received on the fifth day (not including Saturdays or Sundays or public holidays in the Cayman Islands) following the day on which the notice was posted;

(c)     cable, telex or fax; service of the notice shall be deemed to be effected by properly addressing and sending such notice and shall be deemed to have been received on the same day that it was transmitted;

(d)    e-mail or other Electronic Communication; service of the notice shall be deemed to be effected by transmitting the e-mail to the e-mail address provided by the intended recipient and shall be deemed to have been received on the same day that it was sent, and it shall not be necessary for the receipt of the e-mail to be acknowledged by the recipient; and

(e)     placing it on the Company’s Website; service of the notice shall be deemed to have been effected one hour after the notice or document was placed on the Company’s Website.

43.3       A notice may be given by the Company to the person or persons which the Company has been advised are entitled to a Share or Shares in consequence of the death or bankruptcy of a Member in the same manner as other notices which are required to be given under the Articles and shall be addressed to them by name, or by the title of representatives of the deceased, or trustee of the bankrupt, or by any like description at the address supplied for that purpose by the persons claiming to be so entitled, or at the option of the Company by giving the notice in any manner in which the same might have been given if the death or bankruptcy had not occurred.

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43.4       Notice of every general meeting shall be given in any manner authorised by the Articles to every holder of Shares carrying an entitlement to receive such notice on the record date for such meeting except that in the case of joint holders the notice shall be sufficient if given to the joint holder first named in the Register of Members and every person upon whom the ownership of a Share devolves by reason of his being a legal personal representative or a trustee in bankruptcy of a Member where the Member but for his death or bankruptcy would be entitled to receive notice of the meeting, and no other person shall be entitled to receive notices of general meetings.

44          Winding Up

44.1       If the Company shall be wound up, the liquidator shall apply the assets of the Company in satisfaction of creditors’ claims in such manner and order as such liquidator thinks fit. Subject to the rights attaching to any Shares, in a winding up:

(a)     if the assets available for distribution amongst the Members shall be insufficient to repay the whole of the Company’s issued share capital, such assets shall be distributed so that, as nearly as may be, the losses shall be borne by the Members in proportion to the par value of the Shares held by them; or

(b)    if the assets available for distribution amongst the Members shall be more than sufficient to repay the whole of the Company’s issued share capital at the commencement of the winding up, the surplus shall be distributed amongst the Members in proportion to the par value of the Shares held by them at the commencement of the winding up subject to a deduction from those Shares in respect of which there are monies due, of all monies payable to the Company for unpaid calls or otherwise.

44.2       If the Company shall be wound up the liquidator may, subject to the rights attaching to any Shares and with the approval of a Special Resolution of the Company and any other approval required by the Statute, divide amongst the Members in kind the whole or any part of the assets of the Company (whether such assets shall consist of property of the same kind or not) and may for that purpose value any assets and determine how the division shall be carried out as between the Members or different classes of Members. The liquidator may, with the like approval, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the Members as the liquidator, with the like approval, shall think fit, but so that no Member shall be compelled to accept any asset upon which there is a liability.

45          Indemnity and Insurance

45.1       Every Director and Officer (which for the avoidance of doubt, shall not include auditors of the Company), together with every former Director and former Officer (each an “Indemnified Person”) shall be indemnified out of the assets of the Company against any liability, action, proceeding, claim, demand, costs, damages or expenses, including legal expenses, whatsoever which they or any of them may incur as a result of any act or failure to act in carrying out their functions other than such liability (if any) that they may incur by reason of their own actual fraud, wilful neglect or wilful default. No Indemnified Person shall be liable to the Company for any loss or damage incurred by the Company as a result (whether direct or indirect) of the carrying out of their functions unless that liability arises through the actual fraud, wilful neglect or wilful default of such Indemnified Person. No person shall be found to have committed actual fraud, wilful neglect or wilful default under this Article unless or until a court of competent jurisdiction shall have made a finding to that effect.

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45.2       The Company shall advance to each Indemnified Person reasonable attorneys’ fees and other costs and expenses incurred in connection with the defence of any action, suit, proceeding or investigation involving such Indemnified Person for which indemnity will or could be sought. In connection with any advance of any expenses hereunder, the Indemnified Person shall execute an undertaking to repay the advanced amount to the Company if it shall be determined by final judgment or other final adjudication that such Indemnified Person was not entitled to indemnification pursuant to this Article. If it shall be determined by a final judgment or other final adjudication that such Indemnified Person was not entitled to indemnification with respect to such judgment, costs or expenses, then such party shall not be indemnified with respect to such judgment, costs or expenses and any advancement shall be returned to the Company (without interest) by the Indemnified Person.

45.3       The Directors, on behalf of the Company, may purchase and maintain insurance for the benefit of any Director or Officer against any liability which, by virtue of any rule of law, would otherwise attach to such person in respect of any negligence, default, breach of duty or breach of trust of which such person may be guilty in relation to the Company.

46          Financial Year

Unless the Directors otherwise prescribe, the financial year of the Company shall end on 31st December in each year and, following the year of incorporation, shall begin on 1st January in each year.

47          Transfer by Way of Continuation

If the Company is exempted as defined in the Statute, it shall, subject to the provisions of the Statute and with the approval of a Special Resolution, have the power to register by way of continuation as a body corporate under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

48          Mergers and Consolidations

The Company shall have the power to merge or consolidate with one or more other constituent companies (as defined in the Statute) upon such terms as the Directors may determine and (to the extent required by the Statute) with the approval of a Special Resolution.

49          Business Combination

49.1       Notwithstanding any other provision of the Articles, this Article shall apply during the period commencing upon the adoption of the Articles and terminating upon the first to occur of the consummation of a Business Combination and the full distribution of the Trust Account pursuant to this Article. In the event of a conflict between this Article and any other Articles, the provisions of this Article shall prevail.

49.2       Prior to the consummation of a Business Combination, the Company shall either:

(a)     submit such Business Combination to its Members for approval; or

(b)    provide Members with the opportunity to have their Shares repurchased by means of a tender offer for a per-Share repurchase price payable in cash, equal to the aggregate amount then on deposit in the Trust Account, calculated as of two business days prior to the consummation of such Business Combination, including interest earned on the Trust Account ((net of taxes paid or payable, if any),

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Annex B-33

divided by the number of then issued Public Shares, provided that the Company shall not repurchase Public Shares in an amount that would cause the Company’s net tangible assets to be less than US$5,000,001 upon consummation of such Business Combination. Such obligation to repurchase Shares is subject to the completion of the proposed Business Combination to which it relates.

49.3       If the Company initiates any tender offer in accordance with Rule 13e-4 and Regulation 14E of the Exchange Act in connection with a proposed Business Combination, it shall file tender offer documents with the Securities and Exchange Commission prior to completing such Business Combination which contain substantially the same financial and other information about such Business Combination and the redemption rights as is required under Regulation 14A of the Exchange Act. If, alternatively, the Company holds a general meeting to approve a proposed Business Combination, the Company will conduct any redemptions in conjunction with a proxy solicitation pursuant to Regulation 14A of the Exchange Act, and not pursuant to the tender offer rules, and file proxy materials with the Securities and Exchange Commission.

49.4       At a general meeting called for the purposes of approving a Business Combination pursuant to this Article, in the event that such Business Combination is approved by Ordinary Resolution, the Company shall be authorised to consummate such Business Combination, provided that the Company shall not consummate such Business Combination unless the Company has net tangible assets of at least US$5,000,001 immediately prior to, or upon such consummation of, or any greater net tangible asset or cash requirement that may be contained in the agreement relating to, such Business Combination.

49.5       Any Member holding Public Shares who is not the Sponsor, a Founder, Officer or Director may, at least two business days’ prior to any vote on a Business Combination, elect to have their Public Shares redeemed for cash, in accordance with any applicable requirements provided for in the related proxy materials (the “IPO Redemption”), provided that no such Member acting together with any Affiliate of his or any other person with whom he is acting in concert or as a partnership, limited partnership, syndicate, or other group for the purposes of acquiring, holding, or disposing of Shares may exercise this redemption right with respect to more than 15 per cent of the Public Shares in the aggregate without the prior consent of the Company and provided further that any beneficial holder of Public Shares on whose behalf a redemption right is being exercised must identify itself to the Company in connection with any redemption election in order to validly redeem such Public Shares. If so demanded, the Company shall pay any such redeeming Member, regardless of whether he is voting for or against such proposed Business Combination, a per-Share redemption price payable in cash, equal to the aggregate amount then on deposit in the Trust Account calculated as of two business days prior to the consummation of the Business Combination, including interest earned on the Trust Account (such interest shall be net of taxes payable) and not previously released to the Company to pay its taxes, divided by the number of then issued Public Shares (such redemption price being referred to herein as the “Redemption Price”), but only in the event that the applicable proposed Business Combination is approved and consummated. The Company shall not redeem Public Shares that would cause the Company’s net tangible assets to be less than US$5,000,001 following such redemptions (the “Redemption Limitation”).

49.6       A Member may not withdraw a Redemption Notice once submitted to the Company unless the Directors determine (in their sole discretion) to permit the withdrawal of such redemption request (which they may do in whole or in part).

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49.7       In the event that the Company does not consummate a Business Combination by 24 months from the consummation of the IPO, or such later time as the Members may approve in accordance with the Articles, the Company shall:

(a)     cease all operations except for the purpose of winding up;

(b)    as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-Share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company (less taxes payable and up to US$100,000 of interest to pay dissolution expenses), divided by the number of then Public Shares in issue, which redemption will completely extinguish public Members’ rights as Members (including the right to receive further liquidation distributions, if any); and

(c)     as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining Members and the Directors, liquidate and dissolve, subject in each case to its obligations under Cayman Islands law to provide for claims of creditors and other requirements of Applicable Law.

49.8       In the event that any amendment is made to the Articles:

(a)     to modify the substance or timing of the Company’s obligation to allow redemption in connection with a Business Combination or redeem 100 per cent of the Public Shares if the Company does not consummate a Business Combination within 24 months from the consummation of the IPO; or

(b)    with respect to any other provision relating to Members’ rights or pre-Business Combination activity, each holder of Public Shares who is not the Sponsor, a Founder, Officer or Director shall be provided with the opportunity to redeem their Public Shares upon the approval or effectiveness of any such amendment at a per-Share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its taxes, divided by the number of then outstanding Public Shares. The Company’s ability to provide such redemption in this Article is subject to the Redemption Limitation.

49.9       A holder of Public Shares shall be entitled to receive distributions from the Trust Account only in the event of an IPO Redemption, a repurchase of Shares by means of a tender offer pursuant to this Article, or a distribution of the Trust Account pursuant to this Article. In no other circumstance shall a holder of Public Shares have any right or interest of any kind in the Trust Account.

49.10     After the issue of Public Shares, and prior to the consummation of a Business Combination, the Company shall not issue additional Shares or any other securities that would entitle the holders thereof to:

(a)     receive funds from the Trust Account; or

(b)    vote as a class with Public Shares on a Business Combination.

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49.11     The uninterested Independent Directors shall approve any transaction or transactions between the Company and any of the following parties:

(a)     any Member owning an interest in the voting power of the Company that gives such Member a significant influence over the Company; and

(b)    any Director or Officer and any Affiliate of such Director or Officer.

49.12     A Director may vote in respect of a Business Combination in which such Director has a conflict of interest with respect to the evaluation of such Business Combination. Such Director must disclose such interest or conflict to the other Directors.

49.13     As long as the securities of the Company are listed on the Nasdaq Capital Market, the Company must complete one or more Business Combinations having an aggregate fair market value of at least 80 per cent of the assets held in the Trust Account (net of amounts previously disbursed to the Company’s management for taxes and excluding the amount of deferred underwriting discounts held in the Trust Account) at the time of the Company’s signing a definitive agreement in connection with a Business Combination. A Business Combination must not be effectuated with another blank cheque company or a similar company with nominal operations.

49.14     The Company may enter into a Business Combination with a target business that is Affiliated with the Sponsor, a Founder, a Director or an Officer. In the event the Company seeks to complete a Business Combination with a target that is Affiliated with the Sponsor, a Founder, a Director or an Officer, the Company, or a committee of Independent Directors, will obtain an opinion from an independent investment banking firm or another valuation or appraisal firm that regularly renders fairness opinions on the type of target business the Company is seeking to acquire that is a member of the United States Financial Industry Regulatory Authority or an independent accounting firm that such a Business Combination is fair to the Company from a financial point of view.

50          Business Opportunities

50.1       To the fullest extent permitted by Applicable Law, no individual serving as a Director or an Officer (“Management”) shall have any duty, except and to the extent expressly assumed by contract, to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as the Company. To the fullest extent permitted by Applicable Law, the Company renounces any interest or expectancy of the Company in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity for Management, on the one hand, and the Company, on the other. Except to the extent expressly assumed by contract, to the fullest extent permitted by Applicable Law, Management shall have no duty to communicate or offer any such corporate opportunity to the Company and shall not be liable to the Company or its Members for breach of any fiduciary duty as a Member, Director and/or Officer solely by reason of the fact that such party pursues or acquires such corporate opportunity for itself, himself or herself, directs such corporate opportunity to another person, or does not communicate information regarding such corporate opportunity to the Company.

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50.2       Except as provided elsewhere in this Article, the Company hereby renounces any interest or expectancy of the Company in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity for both the Company and Management, about which a Director and/or Officer who is also a member of Management acquires knowledge.

50.3       To the extent a court might hold that the conduct of any activity related to a corporate opportunity that is renounced in this Article to be a breach of duty to the Company or its Members, the Company hereby waives, to the fullest extent permitted by Applicable Law, any and all claims and causes of action that the Company may have for such activities. To the fullest extent permitted by Applicable Law, the provisions of this Article apply equally to activities conducted in the future and that have been conducted in the past.

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Annex B-37

Annex C

ARCLIGHT CLEAN TRANSITION CORP.

CERTIFICATE OF INCORPORATION

ARTICLE I: NAME

The name of the corporation is ArcLight Clean Transition Corp. (the “Corporation”).

ARTICLE II: AGENT FOR SERVICE OF PROCESS

The address of the Corporation’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, 19801, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE III: PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “General Corporation Law”).

ARTICLE IV: AUTHORIZED STOCK

1.     Total Authorized.    The total number of shares of all classes of stock that the Corporation has authority to issue is 510,000,000 shares, consisting of two classes: 500,000,000 shares of Common Stock, $0.0001 par value per share (“Common Stock”), and 10,000,000 shares of Preferred Stock, $0.0001 par value per share (“Preferred Stock”).

2.     Designation of Additional Series.

2.1.     The Preferred Stock may be issued from time to time in one or more series. The Board of Directors of the Corporation (the “Board”) is expressly authorized, subject to any limitations prescribed by the laws of the State of Delaware, to provide, out of unissued shares of Preferred Stock that have not been designated as to series, for series of Preferred Stock by resolution adopted and filed pursuant to the applicable laws of the State of Delaware, and, with respect to each series, to establish the number of shares to be included in each such series, to fix the designation, powers (including voting powers), preferences and relative, participating, optional or other special rights, if any, of each such series and any qualifications, limitations or restrictions thereof, and, subject to the rights of such series, to thereafter increase (but not above the total number of authorized shares of the Preferred Stock) or decrease (but not below the number of shares of such series then outstanding) the number of shares of any such series. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of two-thirds of the voting power of all of the then-outstanding shares of capital stock of the Corporation entitled to vote thereon, without a separate vote of the holders of the Preferred Stock, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law, unless a separate vote of the holders of one or more series is required pursuant to the terms of any series of Preferred Stock; provided, however, that if two-thirds of the Whole Board (as defined below) has approved such increase or decrease of the number of authorized shares of Preferred Stock, then only the affirmative vote of the holders of a majority of the voting power of all of the then-outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, without a separate vote of the holders of the Preferred Stock (unless a separate vote of the holders of one or more series is required pursuant to the terms of any series of Preferred Stock), shall be required to effect such increase or decrease. For purposes of this Restated Certificate of Incorporation (as the same may be amended and/or restated from time to time, including pursuant the terms of any certificate of designation relating to a series of Preferred Stock, this “Certificate of Incorporation”), the term “Whole Board” shall mean the total number of authorized directors whether or not there exist any vacancies in previously authorized directorships.

Annex C-1

2.2     Subject to the rights of any series of Preferred Stock then outstanding, any new series of Preferred Stock may be designated, fixed and determined as provided herein by the Board without approval of the holders of Common Stock or the holders of Preferred Stock, or any series thereof, and any such new series may have powers, preferences and rights, including, without limitation, voting powers, dividend rights, liquidation rights, redemption rights and conversion rights, senior to, junior to or pari passu with the rights of the Common Stock, any series of Preferred Stock or any future class or series of capital stock of the Corporation.

2.3     Each outstanding share of Common Stock shall entitle the holder thereof to one vote on each matter properly submitted to the stockholders of the Corporation for their vote; provided, however, that, except as otherwise required by law, holders of Common Stock shall not be entitled to vote on any amendment to this Certificate of Incorporation that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation.

ARTICLE V: AMENDMENT OF BYLAWS

The Board shall have the power to adopt, amend or repeal the Bylaws of the Corporation (as the same may be amended and/or restated from time to time, the “Bylaws”). Any adoption, amendment or repeal of the Bylaws by the Board shall require the approval of a majority of the Whole Board. The stockholders shall also have power to adopt, amend or repeal the Bylaws; provided, however, that notwithstanding any other provision of this Certificate of Incorporation or any provision of law that might otherwise permit a lesser or no vote, but in addition to any vote of the holders of any class or series of stock of the Corporation required by applicable law or by this Certificate of Incorporation, the affirmative vote of the holders of at least two-thirds of the voting power of all of the then-outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required for the stockholders to adopt, amend or repeal any provision of the Bylaws; provided further, that, in the case of any proposed adoption, amendment or repeal of any provisions of the Bylaws that is approved by the Board and submitted to the stockholders for adoption thereby, if at least two- thirds of the Whole Board has approved such adoption, amendment or repeal of any provisions of the Bylaws, then only the affirmative vote of the holders of a majority of the voting power of all of the then-outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to adopt, amend or repeal any provision of the Bylaws.

ARTICLE VI: MATTERS RELATING TO THE BOARD OF DIRECTORS

1.     Director Powers.    Except as otherwise provided by the General Corporation Law or this Certificate of Incorporation, the business and affairs of the Corporation shall be managed by or under the direction of the Board.

2.     Number of Directors.    Subject to the rights of any series of Preferred Stock then outstanding to elect additional directors under specified circumstances, the total number of directors constituting the Whole Board shall be fixed from time to time exclusively by resolution adopted by a majority of the Whole Board.

3.     Classified Board.    Subject to the rights of any series of Preferred Stock then outstanding to elect additional directors under specified circumstances, the directors shall be divided, with respect to the time for which they severally hold office, into three classes designated as Class I, Class II and Class III, respectively (the “Classified Board”). The Board may assign members of the Board already in office to the Classified Board. The number of directors in each class shall be as nearly equal as is practicable. The initial term of office of the Class I directors shall expire at the Corporation’s first annual meeting of stockholders following the initial classification of the Board, the initial term of office of the Class II directors shall expire at the Corporation’s second annual meeting of stockholders following the initial classification of the Board and the initial term of office of the Class III directors shall expire at the Corporation’s third annual meeting of stockholders following the initial classification of the Board. At each annual meeting of stockholders following the initial classification of the Board, directors elected to succeed those directors of the class whose terms then expire shall be elected for a term of office expiring at the third succeeding annual meeting of stockholders after their election.

4.     Term and Removal.    Each director shall hold office until the annual meeting at which such director’s term expires and until such director’s successor is duly elected and qualified, or until such director’s earlier death, resignation, or removal. Any director may resign by delivering a resignation in writing or by electronic transmission to the Corporation at its principal office or to the Chairperson of the Board, the Chief Executive Officer, or the

Annex C-2

Secretary. Subject to the special rights of the holders of any series of Preferred Stock, no director may be removed from the Board except for cause and only by the affirmative vote of the holders of at least two- thirds of the voting power of the then-outstanding shares of capital stock of the Corporation entitled to vote thereon, voting together as a single class. In the event of any increase or decrease in the authorized number of directors, (a) each director then serving as such shall nevertheless continue as a director of the class of which he or she is a member and (b) the newly created or eliminated directorships resulting from such increase or decrease shall be apportioned by the Board among the classes of directors so as to make all classes as nearly equal in number as is practicable, provided that no decrease in the number of directors constituting the Board shall shorten the term of any director.

5.     Board Vacancies and Newly Created Directorships.    Subject to the rights of any series of Preferred Stock then outstanding, any vacancy occurring in the Board for any cause, and any newly created directorship resulting from any increase in the authorized number of directors, shall be filled only by the affirmative vote of a majority of the directors then in office, even if less than a quorum, or by a sole remaining director, and shall not be filled by the stockholders. Any director elected in accordance with the preceding sentence shall hold office for a term expiring at the annual meeting of stockholders at which the term of office for the class in which the vacancy was created or occurred or, in the case of newly created directorships, the class to which the director has been assigned expires and until such director’s successor shall have been duly elected and qualified, or until such director’s earlier death, resignation, or removal.

6.     Vote by Ballot.    Election of directors need not be by written ballot unless the Bylaws shall so provide.

7.     Preferred Directors.    If and for so long as the holders of any series of Preferred Stock have the special right to elect additional directors, then upon commencement and for the duration of the period during which such right continues: (i) the then otherwise total authorized number of directors of the Corporation shall automatically be increased by such specified number of directors, and the holders of such Preferred Stock shall be entitled to elect the additional directors so provided for or fixed pursuant to said provisions, and (ii) each such additional director shall serve until such director’s successor shall have been duly elected and qualified, or until such director’s right to hold such office terminates pursuant to said provisions, whichever occurs earlier, subject to his or her earlier death, resignation, or removal. Except as otherwise provided by the Board in the resolution or resolutions establishing such series, whenever the holders of any series of Preferred Stock having such right to elect additional directors are divested of such right pursuant to the provisions of such stock, the terms of office of all such additional directors elected by the holders of such stock, or elected to fill any vacancies resulting from the death, resignation, or removal of such additional directors, shall forthwith terminate and the total authorized number of directors of the Corporation shall be reduced accordingly.

ARTICLE VII: DIRECTOR LIABILITY

1.     Limitation of Liability.    To the fullest extent permitted by law, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Without limiting the effect of the preceding sentence, if the General Corporation Law is hereafter amended to authorize the further elimination or limitation of the liability of a director, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law, as so amended. For purposes of this Article VII and Article X, references to a “ director ” shall include, for the avoidance of doubt and to the fullest extent permitted by law, any person who has served as a director of ArcLight Clean Transition Corp., a Cayman Islands exempted company.

2.     Change in Rights.    Neither any amendment nor repeal of this Article VII, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article VII, shall eliminate, reduce or otherwise adversely affect any limitation on the personal liability of a director of the Corporation existing at or prior to the time of such amendment, repeal or adoption of such inconsistent provision.

ARTICLE VIII: MATTERS RELATING TO STOCKHOLDERS

1.     No Action by Written Consent of Stockholders.    Subject to the rights of any series of Preferred Stock then outstanding, no action shall be taken by the stockholders of the Corporation except at a duly called annual or special meeting of stockholders and no action shall be taken by the stockholders of the Corporation by written consent in lieu of a meeting.

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2.     Special Meeting of Stockholders. Special meetings of the stockholders of the Corporation may be called only by the Board acting pursuant to a resolution adopted by a majority of the Whole Board and may not be called by the stockholders or any other person or persons.

3.     Advance Notice of Stockholder Nominations and Business Transacted at Spe- cial Meetings. Advance notice of stockholder nominations for the election of directors of the Corporation and of business to be brought by stockholders before any meeting of stockholders of the Corporation shall be given in the manner provided in the Bylaws. Business transacted at special meetings of stockholders shall be limited to the purpose or purposes stated in the notice of meeting.

ARTICLE IX: CHOICE OF FORUM

Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware, to the fullest extent permitted by law, shall be the sole and exclusive forum for: (a) any derivative action or proceeding brought on behalf of the Corporation; (b) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, stockholder, employee or agent of the Corporation to the Corporation or the Corporation’s stockholders; (c) any action asserting a claim against the Corporation arising pursuant to any provision of the General Corporation Law, this Certificate of Incorporation or the Bylaws or as to which the General Corporation Law confers jurisdiction on the Court of Chancery of the State of Delaware; (d) any action to interpret, apply, enforce or determine the validity of this Certificate of Incorporation or the Bylaws; or (e) any action governed by the internal affairs doctrine, provided that, for the avoidance of doubt, nothing in this Article IX shall preclude the filing of claims in the federal district courts of the United States of America under the Securities Act of 1933, as amended, or any successor thereto or under the Securities Exchange Act of 1934, as amended, or any successor thereto.

Any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article IX.

ARTICLE X: AMENDMENT OF CERTIFICATE OF INCORPORATION

If any provision of this Certificate of Incorporation shall be held to be invalid, illegal, or unenforceable, then such provision shall nonetheless be enforced to the maximum extent possible consistent with such holding and the remaining provisions of this Certificate of Incorporation (including without limitation, all portions of any section of this Certificate of Incorporation containing any such provision held to be invalid, illegal, or unenforceable, which is not invalid, illegal, or unenforceable) shall remain in full force and effect. For the avoidance of doubt, to the fullest extent possible, the provisions of this Certificate of Incorporation (including, without limitation, each such portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its current or former directors, officers, employees and agents from personal liability in respect of their good faith service or for the benefit of the Corporation to the fullest extent permitted by law.

The Corporation reserves the right to amend or repeal any provision contained in this Certificate of Incorporation in the manner prescribed by the laws of the State of Delaware and all rights conferred upon stockholders are granted subject to this reservation; provided, however, that, notwithstanding any provision of this Certificate of Incorporation or any provision of law that might otherwise permit a lesser vote or no vote (but subject to Section 2 of Article IV hereof), but in addition to any vote of the holders of any class or series of the stock of the Corporation required by law or by this Certificate of Incorporation, the affirmative vote of the holders of at least two- thirds of the voting power of all of the then-outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend or repeal any provision of this Certificate of Incorporation; provided, further, that if two-thirds of the Whole Board has approved such amendment or repeal of any provisions of this Certificate of Incorporation, then only the affirmative vote of the holders of at least a majority of the voting power of all of the then-outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class (in addition to any other vote of the holders of any class or series of stock of the Corporation required by law of by this Certificate of Incorporation), shall be required to amend or repeal such provisions of this Certificate of Incorporation.

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ARTICLE XI: INCORPORATOR

The name and mailing address of the sole incorporator are as follows:

[Name]

[Mailing Address]

[Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, the undersigned has duly executed this Certificate of Incorporation on this______day of [•], 2021.

[If entity is incorporator:

[NAME OF ENTITY]

By:
Name:
Title: ]

[If individual is incorporator:

Name:
Incorporator]

[Signature Page to Certificate of Incorporation of ArcLight Clean Transition Corp.]

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Annex D

ARCLIGHT CLEAN TRANSITION CORP.
(a Delaware corporation)

RESTATED BYLAWS

As Adopted [ ], 2021

ARCLIGHT CLEAN TRANSITION CORP.
(a Delaware corporation)

RESTATED BYLAWS

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Annex D-ii

ARCLIGHT CLEAN TRANSITION CORP.
(a Delaware corporation)

RESTATED BYLAWS

As Adopted [•], 2021

ARTICLE I: STOCKHOLDERS

Section 1.1:    Annual Meetings

An annual meeting of stockholders shall be held for the election of directors at such date and time as the Board of Directors (the “Board”) of Arclight Clean Transition Corp. (the “Corporation”) shall each year fix. Annual meetings may be held either at a place, within or without the State of Delaware as permitted by the General Corporation Law of the State of Delaware (the “DGCL”), or by means of remote communication as the Board in its sole discretion may determine. Any proper business may be transacted at the annual meeting. The Board may postpone, reschedule or cancel any previously scheduled annual meeting of stockholders.

Section 1.2:    Special Meetings

Special meetings of stockholders for any purpose or purposes shall be called in the manner set forth in the Certificate of Incorporation of the Corporation (as the same may be amended and/or restated from time to time, the “Certificate of Incorporation”). Special meetings may be held either at a place, within or without the State of Delaware, or by means of remote communication as the Board in its sole discretion may determine. Business transacted at any special meeting of stockholders shall be limited to matters relating to the purpose or purposes stated in the notice of the meeting. The Board may postpone, reschedule or cancel any previously scheduled special meeting of the stockholders.

Section 1.3:    Notice of Meetings

Notice of all meetings of stockholders shall be given in writing or by electronic transmission in the manner provided by applicable law (including, without limitation, as set forth in Section 7.1.1 of these Bylaws) stating the date, time and place, if any, of the meeting, the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting and the record date for determining the stockholders entitled to vote at the meeting if such date is different from the record date for determining stockholders entitled to notice of the meeting. In the case of a special meeting, such notice shall also set forth the purpose or purposes for which the meeting is called. Unless otherwise required by applicable law or the Certificate of Incorporation, notice of any meeting of stockholders shall be given not less than ten (10), nor more than sixty (60), days before the date of the meeting to each stockholder of record entitled to vote at such meeting as of the record date for determining stockholders entitled to notice.

Section 1.4:    Adjournments

Notwithstanding Section 1.5 of these Bylaws, the chairperson of the meeting shall have the power to adjourn the meeting to another time, date and place (if any), regardless of whether quorum is present, at any time and for any reason. Any meeting of stockholders, annual or special, may be adjourned from time to time, and notice need not be given of any such adjourned meeting if the time, date and place (if any) thereof and the means of remote communications (if any) by which stockholders and proxy holders may be deemed to be present in person and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken; provided, however, that if the adjournment is for more than thirty (30) days, or if after the adjournment a new record date is fixed for the adjourned meeting, then a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. At the adjourned meeting, the Corporation may transact any business that might have been transacted at the original meeting. If a quorum is present at the original meeting, it shall also be deemed present at the adjourned meeting. To the fullest extent permitted by law, the Board may postpone, reschedule or cancel at any time and for any reason any previously scheduled special or annual meeting of stockholders before it (or any adjournment) is to be held, regardless of whether any notice or public disclosure with respect to any such meeting (or adjournment) has been sent or made pursuant to Section 1.3 hereof or otherwise, in which case notice shall be provided to the stockholders of the new date, time and place, if any, of the meeting as provided in Section 1.3 above.

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Section 1.5:    Quorum

Except as otherwise provided by applicable law, the Certificate of Incorporation or these Bylaws, at each meeting of stockholders the holders of a majority of the voting power of the shares of stock issued and outstanding and entitled to vote at the meeting, present in person or represented by proxy, shall constitute a quorum for the transaction of business; provided, however, that where a separate vote by a class or classes or series of stock is required by applicable law or the Certificate of Incorporation, the holders of a majority of the voting power of the shares of such class or classes or series of the stock issued and outstanding and entitled to vote on such matter, present in person or represented by proxy at the meeting, shall constitute a quorum entitled to take action with respect to the vote on such matter. If a quorum shall fail to attend any meeting, the chairperson of the meeting or, if directed to be voted on by the chairperson of the meeting, the holders of a majority of the voting power of the shares entitled to vote who are present in person or represented by proxy at the meeting may adjourn the meeting. Shares of the Corporation’s stock belonging to the Corporation (or to another corporation, if a majority of the shares entitled to vote in the election of directors of such other corporation are held, directly or indirectly, by the Corporation), shall neither be entitled to vote nor be counted for quorum purposes; provided, however, that the foregoing shall not limit the right of the Corporation or any other corporation to vote any shares of the Corporation’s stock held by it in a fiduciary capacity and to count such shares for purposes of determining a quorum. A quorum, once established at a meeting, shall not be broken by the withdrawal of enough votes to leave less than a quorum, including at any adjournment thereof (unless a new record date is fixed for the adjourned meeting).

Section 1.6:    Organization

Meetings of stockholders shall be presided over by (a) such person as the Board may designate, or (b) in the absence of such a person, the Chairperson of the Board, or (c) in the absence of such person, the Lead Independent Director, or (d) in the absence of such person, the Chief Executive Officer of the Corporation, or (e) in the absence of such person, the President of the Corporation, or (f) in the absence of such person, by the Secretary of the Corporation, or (g) in the absence of such person, the most senior officer of the Corporation present or (h) in the absence of such person, such person as may be chosen by the holders of a majority of the voting power of the shares entitled to vote who are present, in person or by proxy, at the meeting. Such person shall be chairperson of the meeting and, subject to Section 1.10 hereof, shall determine the order of business and the procedure at the meeting, including such regulation of the manner of voting and the conduct of discussion as seems to him or her to be in order. The Secretary of the Corporation shall act as secretary of the meeting, but in such person’s absence the chairperson of the meeting may appoint any person to act as secretary of the meeting.

Section 1.7:    Voting; Proxies

Each stockholder of record entitled to vote at a meeting of stockholders may authorize another person or persons to act for such stockholder by proxy. Such a proxy may be prepared, transmitted and delivered in any manner permitted by applicable law. Except as may be required in the Certificate of Incorporation, directors shall be elected by a plurality of the votes cast by the holders of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors. At all meetings of stockholders at which a quorum is present, unless a different or minimum vote is required by applicable law, rule or regulation applicable to the Corporation or its securities, the rules or regulations of any stock exchange applicable to the Corporation, the Certificate of Incorporation or these Bylaws, in which case such different or minimum vote shall be the applicable vote on the matter, every matter other than the election of directors shall be decided by the affirmative vote of the holders of a majority of the voting power of the shares of stock entitled to vote on such matter that are present in person or represented by proxy at the meeting and are voted for or against the matter (or if there are two or more classes or series of stock entitled to vote as separate classes, then in the case of each class or series, the holders of a majority of the voting power of the shares of stock of that class or series present in person or represented by proxy at the meeting voting for or against such matter).

Section 1.8:    Fixing Date for Determination of Stockholders of Record

In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board, and which record date shall, unless otherwise required by law, not be more than sixty (60) nor less than ten (10) days before the date of such meeting. If no record date is fixed by the Board, the record date for determining stockholders entitled to notice of or to vote at a

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meeting of stockholders shall be at the Close of Business on the day next preceding the day on which notice is given, or, if notice is waived, at the Close of Business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board may fix a new record date for determination of stockholders entitled to notice of, or to vote at, the adjourned meeting.

In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board may fix, in advance, a record date, which shall not precede the date upon which the resolution fixing the record date is adopted by the Board and which shall not be more than sixty (60) days prior to such action. If no such record date is fixed by the Board, then the record date for determining stockholders for any such purpose shall be at the Close of Business on the day on which the Board adopts the resolution relating thereto.

Section 1.9:    List of Stockholders Entitled to Vote

The Corporation shall prepare, at least ten (10) days before every meeting of stockholders, a complete list of stockholders entitled to vote at the meeting (provided, however, if the record date for determining the stockholders entitled to vote is less than ten (10) days before the date of the meeting, the list shall reflect the stockholders entitled to vote as of the tenth (10th) day before the meeting date as-if it were the record date), arranged in alphabetical order and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, for a period of at least ten (10) days prior to the meeting, (a) on a reasonably accessible electronic network as permitted by applicable law (provided that the information required to gain access to the list is provided with the notice of the meeting), or (b) during ordinary business hours, at the principal place of business of the Corporation. If the meeting is held at a location where stockholders may attend in person, the list shall also be produced and kept at the time and place of the meeting during the whole time thereof and may be inspected by any stockholder who is present at the meeting. If the meeting is held solely by means of remote communication, then the list shall be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access the list shall be provided with the notice of the meeting. Except as otherwise provided by law, the list (as of the record date) shall presumptively determine the identity of the stockholders entitled to vote at the meeting and the number of shares held by each of them.

Section 1.10:    Inspectors of Elections

1.10.1    Appointment. The Corporation shall, in advance of any meeting of stockholders, appoint one or more inspectors of election to act at the meeting and make a written report thereof. The Corporation may designate one or more persons as alternate inspectors to replace any inspector who fails to act. If no inspector or alternate is able to act at a meeting of stockholders, the person presiding at the meeting shall appoint one or more inspectors to act at the meeting.

1.10.2    Inspector’s Oath. Each inspector of election, before entering upon the discharge of his duties, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of such inspector’s ability.

1.10.3    Duties of Inspectors. At a meeting of stockholders, the inspectors of election shall (a) ascertain the number of shares outstanding and the voting power of each share, (b) determine the shares represented at a meeting and the validity of proxies and ballots, (c) count all votes and ballots, (d) determine and retain for a reasonable period of time a record of the disposition of any challenges made to any determination by the inspectors, and (e) certify their determination of the number of shares represented at the meeting, and their count of all votes and ballots. The inspectors may appoint or retain other persons or entities to assist the inspectors in the performance of the duties of the inspectors.

1.10.4    Opening and Closing of Polls. The date and time of the opening and the closing of the polls for each matter upon which the stockholders will vote at a meeting shall be announced by the chairperson of the meeting at the meeting. No ballot, proxies or votes, nor any revocations thereof or changes thereto, shall be accepted by the inspectors after the closing of the polls unless the Court of Chancery upon application by a stockholder shall determine otherwise.

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1.10.5    Determinations. In determining the validity and counting of proxies and ballots, the inspectors shall be limited to an examination of the proxies, any envelopes submitted with those proxies, any information provided in connection with proxies pursuant to Section 211(a)(2)b.(i) or (iii) of the DGCL, or in accordance with Sections 211(e) or 212(c)(2) of the DGCL, ballots and the regular books and records of the Corporation, except that the inspectors may consider other reliable information for the limited purpose of reconciling proxies and ballots submitted by or on behalf of banks, brokers, their nominees or similar persons which represent more votes than the holder of a proxy is authorized by the record owner to cast or more votes than the stockholder holds of record. If the inspectors consider other reliable information for the limited purpose permitted herein, the inspectors at the time they make their certification of their determinations pursuant to this Section 1.10 shall specify the precise information considered by them, including the person or persons from whom they obtained the information, when the information was obtained, the means by which the information was obtained and the basis for the inspectors’ belief that such information is accurate and reliable.

Section 1.11:    Conduct of Meetings

The Board may adopt by resolution such rules and regulations for the conduct of the meeting of stockholders as it shall deem appropriate. Except to the extent inconsistent with such rules and regulations as adopted by the Board, the person presiding over any meeting of stockholders shall have the right and authority to convene and (for any or no reason) to recess and/or adjourn the meeting, to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such presiding person, are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board or prescribed by the presiding person of the meeting, may include, without limitation, the following: (i) the establishment of an agenda or order of business for the meeting; (ii) rules and procedures for maintaining order at the meeting and the safety of those present; (iii) limitations on attendance at or participation in the meeting to stockholders entitled to vote at the meeting, their duly authorized and constituted proxies or such other persons as the presiding person of the meeting shall determine; (iv) restrictions on entry to the meeting after the time fixed for the commencement thereof; (v) limitations on the time allotted to questions or comments by participants; (vi) restricting the use of audio/video recording devices and cell phones; and (vii) complying with any state and local laws and regulations concerning safety and security. The presiding person at any meeting of stockholders, in addition to making any other determinations that may be appropriate to the conduct of the meeting, shall, if the facts warrant, determine and declare to the meeting that a matter or business was not properly brought before the meeting and if such presiding person should so determine, such presiding person shall so declare to the meeting and any such matter or business not properly brought before the meeting shall not be transacted or considered. Unless and to the extent determined by the Board or the person presiding over the meeting, meetings of stockholders shall not be required to be held in accordance with the rules of parliamentary procedure.

Section 1.12:    Notice of Stockholder Business; Nominations.

1.12.1    Annual Meeting of Stockholders.

(a)    Nominations of persons for election to the Board and the proposal of other business to be considered by the stockholders may be made at an annual meeting of stockholders only: (i) pursuant to the Corporation’s notice of such meeting (or any supplement thereto), (ii) by or at the direction of the Board or any committee thereof or (iii) by any stockholder of the Corporation who (1)     at the time of giving notice, is a stockholder of record, (2) at the time of the annual meeting, is a stockholder of record who is entitled to vote at such meeting, and (3) has complied with the procedures set forth in this Section 1.12 in all applicable respects. For the avoidance of doubt, the foregoing clause (iii) shall be the exclusive means for a stockholder to bring nominations or business properly before an annual meeting, and such stockholder must fully comply with the notice and other procedures set forth in this Section 1.12 to bring such nominations or other business properly before an annual meeting.

(b)    For nominations or other business to be properly brought before an annual meeting by a stockholder pursuant to Section 1.12.1(a):

(i)     the stockholder must have given timely notice thereof in writing to the Secretary of the Corporation and have provided any updates or supplements to such notice at the times and in the forms required by this Section 1.12;

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(ii)     such other business (other than the nomination of persons for election to the Board) must otherwise be a proper matter for stockholder action; and

(iii)     if a Solicitation Notice is provided to the Corporation by the stockholder, then in the case of (1) a proposal of business to be considered, the stockholder must have delivered a proxy statement and form of proxy to holders of at least the percentage of the Corporation’s voting shares required under applicable law to carry any such proposal, or, (2) a nomination or nominations of persons for election to the Board, have delivered a proxy statement and form of proxy to holders of a percentage of the Corporation’s voting shares reasonably believed by the stockholder to be sufficient to elect the nominee or nominees proposed to be nominated by the stockholder. If the stockholder does not timely provide a Solicitation Notice to the Corporation (in accordance with the timeframe set forth in Section 1.12.1(c)) then the stockholder must not have solicited a number of proxies that would require the delivery of such a Solicitation Notice to the Corporation.

(c)    To be timely, a stockholder’s notice (including, if applicable, a Solicitation Notice) must be delivered to the Secretary of the Corporation at the principal executive offices of the Corporation not later than the Close of Business on the ninetieth (90th) day nor earlier than the Close of Business on the one hundred twentieth (120th) day prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is more than thirty (30) days before or more than sixty (60) days after such anniversary date or if no annual meeting was held in the preceding year, notice by the stockholder to be timely must be so delivered (A) no earlier than the Close of Business on the one hundred twentieth (120th) day prior to such annual meeting and (B) no later than the Close of Business on the later of the ninetieth (90th) day prior to such annual meeting or the Close of Business on the tenth (10th) day following the day on which Public Announcement of the date of such annual meeting is first made by the Corporation. In no event shall the Public Announcement of an adjournment or postponement of an annual meeting commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above.

Such stockholder’s notice shall set forth, or, where applicable, affirmatively state the absence of:

(i)    as to each person whom the stockholder proposes to nominate for election or re-election as a director:

(1)    the name, age, physical business address and physical residence address of such person;

(2)    the principal occupation or employment of such nominee;

(3)    the class, series and number of any shares of stock of the Corporation that are beneficially owned or owned of record by such person or any Associated Person, including any shares of any class or series of the Corporation as to which such person has a right to acquire beneficial ownership at any time in the future, as well as evidence of such ownership of such shares from one or more securities intermediaries in a form that the Board determines would be deemed acceptable for purposes of a shareholder proposal under Rule 14a-8(b)(2) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (or any successor rule) to the extent applicable to the question;

(4)    the date or dates such shares were acquired and the investment intent of such acquisition, as well as evidence of such date(s) and of continuous ownership from one or more securities intermediaries in a form that the Board determines would be deemed reasonably acceptable;

(5)    all other information relating to such person that would be required to be disclosed in solicitations of proxies for election of directors in an election contest (even if an election contest is not involved), or would be otherwise required, in each case pursuant to Section 14(a) (or any successor provision) under the Exchange Act and the rules thereunder;

(6)    such person’s written consent to being named in the proxy statement as a nominee, to the public disclosure of information regarding or related to such person provided to the Corporation by such person or otherwise pursuant to this Section 1.12, and to serving as a director if elected;

(7)    a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three (3) years, and any other material relationships, between or among such Proposing Person or any of its respective affiliates and associates, on the one hand, and

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each proposed nominee, and his or her respective affiliates and associates, on the other hand, including all information that would be required to be disclosed pursuant to Rule 404 promulgated under Regulation S-K if the Proposing Person or any of its respective affiliates and associates were the “registrant” for purposes of such rule and the nominee were a director or executive officer of such registrant;

(8)    details of any position of such person as an officer or director of any competitor (that is, any entity that produces products or provides services that compete with or are alternatives to the products produced or services provided by the Corporation or its affiliates) of the Corporation or significant supplier or customer of the Corporation, within the three (3) years preceding the submission of the notice; and

(9)    whether such person meets the independence requirements of the stock exchange upon which the Corporation’s common stock is primarily listed by the Corporation for trading.

(ii)     as to each item of business that the stockholder proposes to bring before the annual meeting:

(1)     a brief description of the business desired to be brought before the annual meeting; and

(2)     the text of the proposal or business, including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend the Bylaws, the language of the proposed amendment;

(3)     the reasons for conducting such business at the annual meeting;

(4)     any material interest in such business of each Proposing Person, individually or in the aggregate, including any anticipated benefit to any Proposing Person therefrom;

(5)     a reasonably detailed description of all agreements, arrangements and understandings (aa) between or among any of the Proposing Persons or (bb) between or among any Proposing Person and any other record or beneficial holders or persons who have the right to acquire beneficial ownership at any time in the future of the shares of any class or series of the Corporation or any other person or entity (including their names) in connection with the proposal of such business by such stockholder; and

(6)     any other information relating to such item of business that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies in support of the business to be brought before the annual meeting pursuant to Section 14(a) of the Exchange Act; provided, however, that the disclosures required by this Section 1.12.1(c)(ii)(6) shall not include any disclosures about any broker, dealer, commercial bank, trust company or other nominee who is a Proposing Person solely as a result of being the stockholder directed to prepare and submit the notice required by these Bylaws on behalf of a beneficial owner;

(iii)     as to each Proposing Person:

(1)     the current name and address of such Proposing Person, including, if applicable, their name and address as they appear on the Corporation’s stock ledger, if different;

(2)     the class, series and number of shares of stock of the Corporation that are directly or indirectly owned of record or beneficially owned by such Proposing Person, including any shares of any class or series of the Corporation as to which such Proposing Person has a right to acquire beneficial ownership at any time in the future, as well as evidence of such ownership, including the duration and continuity of such ownership, from one or more securities intermediaries in a form that the Board determines would be deemed acceptable for purposes of a shareholder proposal under Rule 14a-8(b)(2) under the Exchange Act (or any successor rule) to the extent applicable to the question;

(3)     the nominee holder for, and the number of, shares of stock of the Corporation, by class and series, that are owned beneficially but not of record by such Proposing Person, as well as evidence of such ownership, including the duration and continuity of such ownership, from one or more securities intermediaries in a form that the Board determines would be deemed acceptable for purposes of a shareholder proposal under Rule 14a-8(b)(2) under the Exchange Act (or any successor rule) to the extent applicable to the question;

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(4)     whether the duration of and the extent to which any derivative interest in the Corporation’s equity securities (including without limitation any option, warrant, convertible security, stock appreciation right, or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class or series of shares of the Corporation or with a value derived in whole or in part from the value of any class or series of shares of the Corporation, whether or not such instrument or right shall be subject to settlement in the underlying class or series of shares of the Corporation or otherwise, and any cash-settled equity swap, total return swap, synthetic equity position or similar derivative arrangement, as well as any rights to dividends on the shares of any class or series of shares of the Corporation that are separated or separable from the underlying shares of the Corporation) or any short interest in any security of the Corporation (for purposes of this Bylaw a person shall be deemed to have a short interest in a security if such person directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has the opportunity to profit or share in any profit derived from any increase or decrease in the value of the subject security, including through performance-related fees) is held directly or indirectly by or for the benefit of such Proposing Person, including without limitation whether the duration of and the extent to which any ongoing hedging or other transaction or series of transactions has been entered into by or on behalf of, or any other agreement, arrangement or understanding (including without limitation any short position or any borrowing or lending of shares) has been made, the effect or intent of which is to mitigate loss to or manage risk or benefit of share price changes for, or to increase or decrease the voting power of, such Proposing Person with respect to any share of stock of the Corporation (the foregoing subsections (2), (3) and (4), collectively, the “Securityholdings”);

(5)     any material pending or threatened legal proceeding in which such Proposing Person is a party or material participant involving the Corporation or any of its officers or directors, or any affiliate of the Corporation;

(6)     any other material relationship between such Proposing Person, on the one hand, and the Corporation, any affiliate of the Corporation or any principal competitor of the Corporation, on the other hand;

(7)     any significant equity interests or Securityholdings in any competitor of the Corporation held by such Proposing Person;

(8)     any direct or indirect material interest in any material contract or agreement with the Corporation, any affiliate of the Corporation or any principal competitor of the Corporation (including, in any such case, any employment agreement, collective bargaining agreement or consulting agreement);

(9)     all information that would be required to be set forth in a Schedule 13D filed pursuant to Rule 13d-1(a) or an amendment pursuant to Rule 13d-2(a) if such a statement were required to be filed under the Exchange Act and the rules and regulations promulgated thereunder by such Proposing Person and/or any of its respective affiliates or associates;

(10)     any other information relating to such Proposing Person that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies or consents by such Proposing Person in support of the business proposed to be brought before the meeting pursuant to Section 14(a) of the Exchange Act (the disclosures to be made pursuant to the foregoing clauses (5) through (10) are referred to as “Disclosable Interests”). For purposes hereof “Disclosable Interests” shall not include any information with respect to the ordinary course business activities of any broker, dealer, commercial bank, trust company or other nominee who is a Proposing Person solely as a result of being the stockholder directed to prepare and submit the notice required by these Bylaws on behalf of a beneficial owner;

(11)     such Proposing Person’s unconditional written consent to the public disclosure of any or all of the information provided to the Corporation pursuant to this Section 1.12;

(12)     a complete written description of any agreement, arrangement or understanding (whether oral or in writing) (including any knowledge that another person or entity is Acting in Concert with such Proposing Person) between or among such Proposing Person, any of its respective affiliates or associates and any other person Acting in Concert with any of the foregoing persons;

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(13)     as to each person whom such Proposing Person proposes to nominate for election or re-election as a director, any agreement, arrangement or understanding of such person with any other person or entity other than the Corporation with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director known to such Proposing Person after reasonable inquiry;

(14)     An executed agreement, in a form deemed satisfactory by the Board, pursuant to which such Proposing Person agrees:

a.     to comply with all applicable laws, rules and regulations in connection with the nomination, solicitation and election;

b.     to file any written solicitation materials with the Corporation’s stockholders relating to one or more of the Corporation’s directors or director nominees or any other nominee with the Securities and Exchange Commission, regardless of whether any such filing is required under rule or regulation or whether any exemption from filing is available for such materials under any rule or regulation;

c.     to assume all liability stemming from an action, suit or proceeding concerning any actual or alleged legal or regulatory violation arising out of any communication by such Proposing Person or any of its nominees with the Corporation, its stockholders or any other person in connection with the nomination or election of directors;

d.     to indemnify and hold harmless (jointly with all other group members, in the case of a group member) the Corporation and each of its directors, officers and employees individually promptly as incurred against any liability, loss, damages, expenses or other costs (including attorneys’ fees) incurred in connection with any threatened or pending action, suit or proceeding, whether legal, administrative or investigative, against the Corporation or any of its directors, officers or employees arising out of or relating to a failure or alleged failure of such Proposing Person to comply with, or any breach or alleged breach of, its or their obligations, agreements or representations under this Section; and

e.     in the event that any information included in the notice, or any other communication by such Proposing Person, with the Corporation, its stockholders or any other person in connection with the nomination or election ceases to be true and accurate in all material respects (or omits a material fact necessary to make the statements made not misleading), or that such Proposing Person has failed to continue to satisfy the eligibility requirements described in Section 1.11.1(a), to promptly (and in any event within forty eight (48) hours of discovering such misstatement, omission or failure) notify the Corporation and any other recipient of such communication of (A) the misstatement or omission in such previously provided information and of the information that is required to correct the misstatement or omission or (B) such failure;

(15)     a representation that such Proposing Person satisfies the eligibility requirements set forth in Section 1.12.1(a) before giving such notice, intends to continue to satisfy the eligibility requirements described in Section 1.12.1(a) through the date of the annual meeting, is entitled to vote at such meeting and intends to Appear in Person at the meeting to propose such business or nomination, in each case specifying (aa) to the extent known by such Proposing Person on the date of such stockholder notice, the name and address of any Aligned Person, (bb) to the extent known by such Proposing Person, whether such Proposing Person or any Aligned Person, or any affiliates or associates of the foregoing persons, individually or collectively intends to acquire, directly or indirectly, capital stock representing a majority of the voting power of the capital stock of the Corporation or the power to elect or nominate a majority of the Board, and (cc) whether such Proposing Person intends to deliver (or cause to be delivered) a Solicitation Notice;

(16)     a representation and warranty that the such Proposing Person intends to continue to satisfy the eligibility requirements described in Section 1.12.1(a) through the date of the annual meeting and a statement regarding the Proposing Person’s intent with respect to continued satisfaction of the eligibility criteria described in Section 1.12.1(a) for at least one year following the annual meeting; and

(17)     a legally enforceable undertaking to provide the updates required by this paragraph in accordance with its terms.

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(d)    To be eligible to be a nominee for election as a director of the Corporation, the proposed nominee must also provide the following information, so that such materials are delivered to, or mailed and received by, the Secretary of the Corporation at the principal executive office of the Corporation no later than five (5) Business Days after the request given by or on behalf of the Board:

(i)     a completed and signed written questionnaire in the form required by the Corporation with respect to the background and qualifications of such proposed nominee and the background of any other person or entity on whose behalf, directly or indirectly, the nomination is being made, which questionnaire shall be provided by the Secretary of the Corporation:

(ii)     a written representation and agreement, in form provided by the Secretary of the Corporation, that such proposed nominee:

(1)     is not and will not become a party to (aa) any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such proposed nominee, if elected as a director of the Corporation, will act or vote on any issue or question (a “Voting Commitment”) that has not been disclosed in writing to the Corporation at the time of such nomination, or (bb) any Voting Commitment that could limit or interfere with such proposed nominee’s ability to comply, if elected as a director of the Corporation, with such proposed nominee’s fiduciary duties under applicable law;

(2)     is not, and will not become a party to, any agreement, arrangement or understanding with any person or entity other than the Corporation with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director that has not been disclosed in writing to the Corporation at the time of nomination;

(3)     in such proposed nominee’s individual capacity and on behalf of such Proposing Person on whose behalf the nomination was made, would be in compliance, if elected as a director of the Corporation, and will comply with applicable corporate governance, conflict of interest, stock ownership requirements, confidentiality, insider trading and other policies and guidelines that may be adopted by the Board and, if such proposed nominee previously served as a director of the Corporation, fully complied with such policies and guidelines during the period of such prior service as a director of the Corporation, consistent with the proposed nominee’s fiduciary duties;

(4)     if elected as a director of the Corporation, will act in the best interests of the Corporation and its stockholders and not in the interests of individual constituencies;

(5)     consents to being named as a nominee in the Corporation’s proxy statement pursuant to Rule 14a-4(d) under the Exchange Act and any associated proxy card of the Corporation and agrees to serve if elected as a director; and

(6)     intends to serve as a director for the full term for which such individual is to stand for election.

(iii)     an unconditional consent in form provided by the Secretary of the Corporation of such nominee to disclosure by the Corporation of all or any portion of the information provided by or with respect to such in connection with the nomination these Bylaws, including by Proposing Person.

(e)    In addition, for a stockholders’ notice pursuant to this Section 1.12 (including the questionnaires, representations and agreements) to be considered timely, from the date of delivery of the stockholder notice and the closing of the polls at the annual meeting, such Proposing Person must give written notice to the Secretary of the Corporation at the principal executive offices of the Corporation of any change in the information provided pursuant to Section 1.12.1, within two (2) Business Days thereof (each an “Update”), provided that any such Update shall be delivered by such Proposing Person prior to the closing of the polls at the annual meeting. Any such Update shall specify, at a minimum, the nature, amount and date of the change, and to the extent known, the counterparty thereto.

(f)    Notwithstanding anything in Section 1.7 or any other provision of the Bylaws to the contrary, to the fullest extent permitted by law, any failure by the Proposing Person to provide any Update shall preclude (A) consideration of any proposal or nominee made by such Proposing Person at such meeting and (B) any such nominee from being eligible to serve as a director of the Corporation elected at such annual meeting.

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(g)    Notwithstanding anything in Section 1.12 or any other provision of the Bylaws to the contrary, any person who has been determined by a majority of the Whole Board to have violated Section 2.11 of these Bylaws or a Board Confidentiality Policy (as defined below) while serving as a director of the Corporation in the preceding five (5) years shall be ineligible to be nominated or serve as a member of the Board, absent a prior waiver for such nomination or service approved by two-thirds of the Whole Board.

1.12.2     Special Meetings of Stockholders. Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Corporation’s notice of such meeting. Nominations of persons for election to the Board may be made at a special meeting of stockholders at which directors are to be elected pursuant to the Corporation’s notice of such meeting (a) by or at the direction of the Board or any committee thereof or (b) provided that the Board has determined that directors shall be elected at such meeting, by any stockholder of the Corporation who is a stockholder of record at the time of giving of notice of the special meeting, who shall be entitled to vote at the meeting and who complies with the notice and other procedures set forth in this Section 1.12 in all applicable respects. In the event the Corporation calls a special meeting of stockholders for the purpose of electing one or more directors to the Board, any such stockholder may nominate a person or persons (as the case may be), for election to such position(s) as specified in the Corporation’s notice of meeting, if the stockholder’s notice required by Section 1.12.1(b) of these Bylaws shall be delivered to the Secretary of the Corporation at the principal executive offices of the Corporation (i) no earlier than the one hundred and twentieth (120th) day prior to such special meeting and (ii) no later than 5:00p.m. Eastern Time on the later of the ninetieth (90th) day prior to such special meeting or the tenth (10th) day following the day on which Public Announcement is first made of the date of the special meeting and of the nominees proposed by the Board to be elected at such meeting. In no event shall an adjournment or postponement of a special meeting commence a new time period (or extend any time period) for providing such notice.

1.12.3     General.

(a)    Except as otherwise expressly provided in any applicable rule or regulation promulgated under the Exchange Act, only such persons who are nominated in accordance with the procedures set forth in this Section 1.12 shall be eligible to be elected at a meeting of stockholders and serve as directors and only such business shall be conducted at a meeting of stockholders as shall have been brought before the meeting in accordance with the procedures set forth in this Section 1.12. Except as otherwise provided by law or these Bylaws, the chairperson of the meeting shall have the power and duty to determine whether a nomination or any other business proposed to be brought before the meeting was made or proposed, as the case may be, in accordance with the procedures set forth in this Section 1.12 and, if any proposed nomination or business is not in compliance herewith, to declare that such defective proposal or nomination shall be disregarded. Notwithstanding the foregoing provisions of this Section 1.12, unless otherwise required by law, if the stockholder (or a Qualified Representative of the stockholder (as defined below)) does not appear at the annual or special meeting of stockholders of the Corporation to present a nomination or proposed business, such nomination shall be disregarded and such proposed business shall not be transacted, notwithstanding that proxies in respect of such vote may have been received by the Corporation.

(b)    Notwithstanding the foregoing provisions of this Section 1.12, a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth herein. Nothing in this Section 1.12 shall be deemed to affect any rights of (a) stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act or (b) the holders of any series of Preferred Stock to elect directors pursuant to any applicable provisions of the Certificate of Incorporation.

(c)    For purposes of these Bylaws the following definitions shall apply:

(A)     a person shall be deemed to be “Acting in Concert” with another person if such person knowingly acts (whether or not pursuant to an express agreement, arrangement or understanding) in concert with, or toward a common goal relating to the management, governance or control of the Corporation in substantial parallel with, such other person where (1) each person is conscious of the other person’s conduct or intent and this awareness is an element in their decision-making processes and (2) at least one additional factor suggests that such persons intend to act in concert or in substantial parallel, which such additional factors may include, without limitation, exchanging information (whether publicly or privately), attending meetings, conducting discussions or making or soliciting invitations to act in concert or in substantial parallel; provided that a person shall not be deemed to be Acting in

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Concert with any other person solely as a result of the solicitation or receipt of revocable proxies or consents from such other person in response to a solicitation made pursuant to, and in accordance with, Section 14(a) (or any successor provision) of the Exchange Act by way of a proxy or consent solicitation statement filed on Schedule 14A. A person Acting in Concert with another person shall be deemed to be Acting in Concert with any third party who is also Acting in Concert with such other person;

(B)     “affiliate” and “associate” shall have the meanings ascribed thereto in Rule 405 under the Securities Act of 1933, as amended (the “Securities Act”); provided, however, that the term “partner” as used in the definition of “associate” shall not include any limited partner that is not involved in the management of the relevant partnership;

(C)     “Aligned Person” shall mean any stockholder or holder of Securityholdings that is not a Proposing Person that supports the proposed nominee or nominees for election or re-election to the Board or the business proposed to be brought before the annual meeting set forth in the stockholder’s notice;

(D)     “Appear in Person” shall mean that the stockholder that proposed the business to be brought before the annual meeting (including the nomination of candidates for election as directors to the Board), or, if the proposing stockholder is not an individual, a Qualified Representative of the proposing stockholder, appear at such annual meeting;

(E)     “Associated Person” shall mean with respect to any subject stockholder or other person (including any proposed nominee) (1) any person directly or indirectly controlling, controlled by or under common control with such stockholder or other person, (2) any beneficial owner of shares of stock of the Corporation owned of record or beneficially by such stockholder or other person, (3) any associate of such stockholder or other person, and (4) any person directly or indirectly controlling, controlled by or under common control or Acting in Concert with any such Associated Person;

(F)     “Business Day” shall mean any day other than a Saturday, a Sunday or a day on which banking institutions in the State of California are authorized or obligated by law or executive order to close;

(G)     “Close of Business” shall mean 5:00 PM, Pacific Time;

(H)     “Proposing Person” shall mean (1) the stockholder providing the notice of business proposed to be brought before an annual meeting or nomination of persons for election to the Board at a stockholder meeting, (2) the beneficial owner or beneficial owners, if different, on whose behalf the notice of business proposed to be brought before the annual meeting or nomination of persons for election to the Board at a stockholder meeting is made, and (3) any Associated Person on whose behalf the notice of business proposed to be brought before the annual meeting or nomination of persons for election to the Board at a stockholder meeting is made;

(I)     “Public Announcement” shall mean disclosure in a press release reported by a national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act; and

(J)     to be considered a “Qualified Representative” of a stockholder, a person must be a duly authorized officer, manager, trustee or partner of such stockholder or must be authorized by a writing executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as a proxy at the meeting of stockholders and such person must produce such writing or electronic transmission, or a reliable reproduction thereof, at the meeting. The Secretary of the Corporation, or any other person who shall be appointed to serve as secretary of the meeting, may require, on behalf of the Corporation, reasonable and appropriate documentation to verify the status of a person purporting to be a “Qualified Representative” for purposes hereof.

(K)     “Solicitation Notice” shall mean an affirmative statement by the stockholder that the stockholder intends to deliver a proxy statement and form of proxy to holders of, in the case of a proposal, at least the percentage of the Corporation’s voting shares required under applicable

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law to carry the proposal or, in the case of a nomination or nominations, a number of holders of the Corporation’s voting shares reasonably believed by the Proposing Person to be sufficient to elect the nominee or nominees proposed to be nominated by the Proposing Person.

ARTICLE II: BOARD OF DIRECTORS

Section 2.1:    Number; Qualifications

The total number of directors constituting the Whole Board shall be fixed from time to time in the manner set forth in the Certificate of Incorporation and the term “Whole Board” shall have the meaning specified in the Certificate of Incorporation. No decrease in the authorized number of directors constituting the Whole Board shall shorten the term of any incumbent director. Directors need not be stockholders of the Corporation.

Section 2.2:    Election; Resignation; Removal; Vacancies

Election of directors need not be by written ballot. Each director shall hold office until the annual meeting at which such director’s term expires and until such director’s successor is elected and qualified or until such director’s earlier death, resignation, or removal. Any director may resign by delivering a resignation in writing or by electronic transmission to the Corporation at its principal office or to the Chairperson of the Board, the Chief Executive Officer, or the Secretary. Such resignation shall be effective upon delivery unless it is specified to be effective at a later time or upon the happening of an event. Subject to the special rights of holders of any series of Preferred Stock to elect directors, directors may be removed only as provided by the Certificate of Incorporation and applicable law. All vacancies occurring in the Board and any newly created directorships resulting from any increase in the authorized number of directors shall be filled in the manner set forth in the Certificate of Incorporation.

Section 2.3:    Regular Meetings

Regular meetings of the Board may be held at such places, within or without the State of Delaware, and at such times as the Board may from time to time determine. Notice of regular meetings need not be given if the date, times and places thereof are fixed by resolution of the Board.

Section 2.4:    Special Meetings

Special meetings of the Board may be called by the Chairperson of the Board, the Chief Executive Officer, the Lead Independent Director or a majority of the members of the Board then in office and may be held at any time, date or place, within or without the State of Delaware, as the person or persons calling the meeting shall fix. Notice of the time, date and place of such meeting shall be given, orally, in writing or by electronic transmission (including electronic mail), by the person or persons calling the meeting to all directors at least four (4) days before the meeting if the notice is mailed, or at least twenty-four (24) hours before the meeting if such notice is given by telephone, hand delivery, telegram, telex, mailgram, facsimile, electronic mail or other means of electronic transmission. Unless otherwise indicated in the notice, any and all business may be transacted at a special meeting.

Section 2.5:    Remote Meetings Permitted

Members of the Board, or any committee of the Board, may participate in a meeting of the Board or such committee by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting pursuant to conference telephone or other communications equipment shall constitute presence in person at such meeting.

Section 2.6:    Quorum; Vote Required for Action

At all meetings of the Board, a majority of the Whole Board shall constitute a quorum for the transaction of business. If a quorum shall fail to attend any meeting, a majority of those present may adjourn the meeting to another place, date or time. Except as otherwise provided herein or in the Certificate of Incorporation, or required by law, the vote of a majority of the directors present at a meeting at which a quorum is present shall be the act of the Board.

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Section 2.7:    Organization

Meetings of the Board shall be presided over by (a) the Chairperson of the Board, or (b) in the absence of such person, the Lead Independent Director, or (c) in such person’s absence, by the Chief Executive Officer, or (d) in such person’s absence, by a chairperson chosen by the Board at the meeting. The Secretary shall act as secretary of the meeting, but in such person’s absence the chairperson of the meeting may appoint any person to act as secretary of the meeting.

Section 2.8:    Unanimous Action by Directors in Lieu of a Meeting

Any action required or permitted to be taken at any meeting of the Board, or of any committee thereof, may be taken without a meeting if all members of the Board or such committee, as the case may be, consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions are filed with the minutes of proceedings of the Board or committee, as applicable. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

Section 2.9:    Powers

Except as otherwise provided by the Certificate of Incorporation or the DGCL, the business and affairs of the Corporation shall be managed by or under the direction of the Board.

Section 2.10:    Compensation of Directors

Members of the Board, as such, may receive, pursuant to a resolution of the Board, fees and other compensation for their services as directors, including without limitation their services as members of committees of the Board.

Section 2.11:    Confidentiality

Each director shall maintain the confidentiality of, and shall not share with any third party person or entity (including third parties that originally sponsored, nominated or designated such director (the “Sponsoring Party”)), any non-public information learned in their capacities as directors, including communications among Board members in their capacities as directors. The Board may adopt a board confidentiality policy further implementing and interpreting this bylaw (a “Board Confidentiality Policy”). All directors are required to comply with this bylaw and any such Board Confidentiality Policy unless such director or the Sponsoring Party for such director has entered into a specific written agreement with the Corporation, in either case as approved by the Board, providing otherwise with respect to such confidential information.

Section 2.12:    Emergency Bylaw.

In the event there is any emergency, disaster or catastrophe, as referred to in Section 110 of the DGCL, or other similar emergency condition, and a quorum of the Board or a standing committee of the Board cannot readily be convened for action, then (i) any director or officer of the Corporation may call a meeting of the Board by any feasible means and (ii) two directors in attendance at a meeting shall constitute a quorum for the transaction of business, provided that at least one of the directors who is in attendance has been determined to be an independent director under the standards then used by the board for determining independence. Such directors in attendance may further take action to appoint one or more of the director or directors in attendance or other directors to membership on any standing or temporary committees of the Board as they shall deem advisable. The Board may by resolution designate one or more of the officers of the Corporation to serve as directors of the Corporation for the period and under the terms described in such resolution. The Board may by resolution designate one or more directors or officers of the Corporation who shall determine the commencement and termination of the period of any such emergency, disaster or catastrophe. No officer, director, or employee acting in accordance with this Section 2.12 shall be liable except for willful misconduct.

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ARTICLE III: COMMITTEES

Section 3.1:    Committees

The Board may designate one or more committees, each committee to consist of one or more of the directors of the Corporation. The Board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of the committee, the member or members thereof present at any meeting of such committee who are not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board to act at the meeting in place of any such absent or disqualified member. Any such committee, to the extent provided in a resolution of the Board, shall have and may exercise all the powers and authority of the Board in the management of the business and affairs of the Corporation and may authorize the seal of the Corporation to be affixed to all papers that may require it; but no such committee shall have the power or authority in reference to the following matters: (a) approving, adopting, or recommending to the stockholders any action or matter (other than the election or removal of members of the Board) expressly required by the DGCL to be submitted to stockholders for approval or (b) adopting, amending or repealing any bylaw of the Corporation.

Section 3.2:    Committee Rules

Each committee shall keep records of its proceedings and make such reports as the Board may from time to time request. Unless the Board otherwise provides, each committee designated by the Board may make, alter and repeal rules for the conduct of its business. In the absence of such rules, each committee shall conduct its business in the same manner as the Board conducts its business pursuant to Article II of these Bylaws, mutatis mutandis. Adequate provision shall be made for notice to members of a committee of all meetings of such committee, and, unless such committee has determined otherwise, a majority of the members of the committee shall constitute a quorum and all matters shall be determined by a majority vote of the members present. Except as otherwise provided in the Certificate of Incorporation, these Bylaws or the resolution of the Board designating the committee, any committee may create one or more subcommittees, each subcommittee to consist of one or more members of the committee, and may delegate to any such subcommittee any or all of the powers and authority of the committee.

ARTICLE IV: OFFICERS; CHAIRPERSON; LEAD INDEPENDENT DIRECTOR

Section 4.1:    Generally

The officers of the Corporation shall consist of a Chief Executive Officer (who may be the Chairperson of the Board or the President), a President, a Secretary and a Treasurer and may consist of such other officers, including, without limitation, a Chief Financial Officer, and one or more Vice Presidents, as may from time to time be appointed by the Board. All officers shall be elected by the Board; provided, however, that the Board may empower the Chief Executive Officer of the Corporation to appoint any officer other than the Chief Executive Officer, the President, the Chief Financial Officer or the Treasurer. Except as otherwise provided by law, by the Certificate of Incorporation or these Bylaws, each officer shall hold office at the pleasure of the Board and until such officer’s successor is duly elected and qualified or until such officer’s earlier resignation, death, disqualification or removal. Any number of offices may be held by the same person. Any officer may resign by delivering a resignation in writing or by electronic transmission to the Corporation at its principal office or to the Chairperson of the Board, the Chief Executive Officer, or the Secretary. Such resignation shall be effective upon delivery unless it is specified to be effective at some later time or upon the happening of some later event. Any vacancy occurring in any office of the Corporation by death, resignation, removal or otherwise may be filled by the Board and the Board may, in its discretion, leave unfilled, for such period as it may determine, any offices.

Section 4.2:    Chief Executive Officer

Subject to the control of the Board and such supervisory powers, if any, as may be given by the Board, the powers and duties of the Chief Executive Officer of the Corporation are:

(a)     to act as the general manager and, subject to the control of the Board, to have general supervision, direction and control of the business and affairs of the Corporation;

(b)     subject to Section 1.6 of these Bylaws, to preside at all meetings of the stockholders; and

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(c)     to affix the signature of the Corporation to all deeds, conveyances, mortgages, guarantees, leases, obligations, bonds, certificates and other papers and instruments in writing which have been authorized by the Board or which, in the judgment of the Chief Executive Officer, should be executed on behalf of the Corporation; to sign certificates for shares of stock of the Corporation (if any); and, subject to the direction of the Board, to have general charge of the property of the Corporation and to supervise and control all officers, agents and employees of the Corporation.

The person holding the office of President shall be the Chief Executive Officer of the Corporation unless the Board shall designate another officer to be the Chief Executive Officer.

Section 4.3:    Chairperson of the Board

Subject to the provisions of Section 2.7 of these Bylaws, the Chairperson of the Board shall have the power to preside at all meetings of the Board and shall have such other powers and duties as provided in these Bylaws and as the Board may from time to time prescribe. The Chairperson of the Board may or may not be an officer of the Corporation.

Section 4.4:    Lead Independent Director

The Board may, in its discretion, elect a lead independent director from among its members that are Independent Directors (as defined below) (such director, the “Lead Independent Director”). The Lead Independent Director shall preside at all meetings at which the Chairperson of the Board is not present and shall exercise such other powers and duties as may from time to time be assigned to him or her by the Board or as prescribed by these Bylaws. For purposes of these Bylaws, “Independent Director” has the meaning ascribed to such term under the rules of the exchange upon which the Corporation’s Common Stock is primarily traded.

Section 4.5:    President

The person holding the office of Chief Executive Officer shall be the President of the Corporation unless the Board shall have designated one individual as the President and a different individual as the Chief Executive Officer of the Corporation. Subject to the provisions of these Bylaws and to the direction of the Board, and subject to the supervisory powers of the Chief Executive Officer (if the Chief Executive Officer is an officer other than the President), and subject to such supervisory powers and authority as may be given by the Board to the Chairperson of the Board, and/or to any other officer, the President shall have the responsibility for the general management and control of the business and affairs of the Corporation and the general supervision and direction of all of the officers, employees and agents of the Corporation (other than the Chief Executive Officer, if the Chief Executive Officer is an officer other than the President) and shall perform all duties and have all powers that are commonly incident to the office of President or that are delegated to the President by the Board.

Section 4.6:    Chief Financial Officer

The person holding the office of Chief Financial Officer shall be the Treasurer of the Corporation unless the Board shall have designated another officer as the Treasurer of the Corporation. Subject to the direction of the Board and the Chief Executive Officer, the Chief Financial Officer shall perform all duties and have all powers that are commonly incident to the office of Chief Financial Officer, or as the Board or the Chief Executive Officer may from time to time prescribe.

Section 4.7:    Treasurer

The person holding the office of Treasurer shall have custody of all monies and securities of the Corporation. The Treasurer shall make such disbursements of the funds of the Corporation as are authorized and shall render from time to time an account of all such transactions. The Treasurer shall also perform such other duties and have such other powers as are commonly incident to the office of Treasurer, or as the Board or the Chief Executive Officer may from time to time prescribe.

Section 4.8:    Vice President

Each Vice President shall have all such powers and duties as are commonly incident to the office of Vice President or that are delegated to him or her by the Board or the Chief Executive Officer. A Vice President may be designated by the Board to perform the duties and exercise the powers of the Chief Executive Officer or President in the event of the Chief Executive Officer’s or President’s absence or disability.

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Section 4.9:    Secretary

The Secretary shall issue or cause to be issued all authorized notices for, and shall keep, or cause to be kept, minutes of all meetings of the stockholders and the Board. The Secretary shall have charge of the corporate minute books and similar records and shall perform such other duties and have such other powers as are commonly incident to the office of Secretary, or as the Board or the Chief Executive Officer may from time to time prescribe.

Section 4.10:    Delegation of Authority

The Board may from time to time delegate the powers or duties of any officer of the Corporation to any other officers or agents of the Corporation, notwithstanding any provision hereof.

Section 4.11:    Removal

Any officer of the Corporation shall serve at the pleasure of the Board and may be removed at any time, with or without cause, by the Board; provided that if the Board has empowered the Chief Executive Officer to appoint any officer of the Corporation, then such officer may also be removed by the Chief Executive Officer. Such removal shall be without prejudice to the contractual rights of such officer, if any, with the Corporation.

ARTICLE V: STOCK

Section 5.1:    Certificates; Uncertificated Shares

The shares of capital stock of the Corporation shall be uncertificated shares; provided, however, that the resolution of the Board that the shares of capital stock of the Corporation shall be uncertificated shares shall not apply to shares represented by a certificate until such certificate is surrendered to the Corporation (or the transfer agent or registrar, as the case may be). Notwithstanding the foregoing, the Board may provide by resolution or resolutions that some or all of any or all classes or series of its stock shall be certificated shares. Every holder of stock represented by certificates shall be entitled to have a certificate signed by, or in the name of the Corporation, by any two authorized officers of the Corporation (it being understood that each of the Chairperson of the Board, the Vice-Chairperson of the Board, the Chief Executive Officer, the President, any Vice President, the Treasurer, any Assistant Treasurer, the Secretary and any Assistant Secretary shall be an authorized officer for such purpose), representing the number of shares registered in certificate form. Any or all of the signatures on the certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if such person were an officer, transfer agent or registrar at the date of issue.

Section 5.2:    Lost, Stolen or Destroyed Stock Certificates; Issuance of New Certificates or Uncertificated Shares

The Corporation may issue a new certificate of stock or uncertificated shares in the place of any certificate previously issued by it, alleged to have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate of stock to be lost, stolen or destroyed, and the Corporation may require the owner of the lost, stolen or destroyed certificate, or such owner’s legal representative, to agree to indemnify the Corporation and/or to give the Corporation a bond sufficient to indemnify it, against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate or uncertificated shares.

Section 5.3:    Other Regulations

Subject to applicable law, the Certificate of Incorporation and these Bylaws, the issue, transfer, conversion and registration of shares represented by certificates and of uncertificated shares shall be governed by such other regulations as the Board may establish.

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ARTICLE VI: INDEMNIFICATION

Section 6.1:    Indemnification of Officers and Directors

Each person who was or is made a party to, or is threatened to be made a party to, or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, legislative, investigative or any other type whatsoever, preliminary, informal or formal, including any arbitration or other alternative dispute resolution and including any appeal of the foregoing (a “Proceeding”), by reason of the fact that such person (or a person of whom such person is the legal representative), is or was a director or officer of the Corporation or, while serving as a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee, agent or trustee of another corporation, or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans (for purposes of this Article VI, an “Indemnitee”), shall be indemnified and held harmless by the Corporation to the fullest extent permitted by the DGCL as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), against all expenses, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such Indemnitee in connection therewith, provided such Indemnitee acted in good faith and in a manner that the Indemnitee reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or Proceeding, had no reasonable cause to believe the Indemnitee’s conduct was unlawful. Such indemnification shall continue as to an Indemnitee who has ceased to be a director or officer of the Corporation and shall inure to the benefit of such Indemnitees’ heirs, executors and administrators. Notwithstanding the foregoing, subject to Section 6.5 of this Article VI, the Corporation shall indemnify any such Indemnitee seeking indemnity in connection with a Proceeding (or part thereof) initiated by such Indemnitee only if such Proceeding (or part thereof) was authorized by the Board or such indemnification is authorized by an agreement approved by the Board.

Section 6.2:    Advance of Expenses

Except as otherwise provided in a written indemnification agreement between the Corporation and an Indemnitee, the Corporation shall pay all expenses (including attorneys’ fees) incurred by an Indemnitee in defending any Proceeding as they are incurred in advance of its final disposition; provided, however, that (a) if the DGCL then so requires, the advancement of such expenses (i.e., payment of such expenses as incurred or otherwise in advance of the final disposition of the Proceeding) shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such Indemnitee, to repay such amounts if it shall ultimately be determined by final judicial decision from which there is no appeal that such Indemnitee is not entitled to be indemnified under this Article VI or otherwise; and (b) no advance will be made by the Corporation to an officer of the Corporation (except by reason of the fact that such officer is or was a director of the Corporation in which event this sentence will not apply) in any action, suit or proceeding, whether civil, criminal, administrative or investigative, if a determination is reasonably and promptly made (i) by a majority vote of directors who were not parties to the proceeding, even if not a quorum, or (ii) by a committee of such directors designated by a majority vote of such directors, even though less than a quorum, or (iii) if there are no such directors, or such directors so direct, by independent legal counsel in a written opinion, that the facts known to the decision-making party at the time such determination is made demonstrate clearly and convincingly that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to the best interests of the Corporation.

Section 6.3:    Non-Exclusivity of Rights

The rights conferred on any person in this Article VI shall not be exclusive of any other right that such person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, Bylaws, agreement, vote or consent of stockholders or disinterested directors, or otherwise. Additionally, nothing in this Article VI shall limit the ability of the Corporation, in its discretion, to indemnify or advance expenses to persons whom the Corporation is not obligated to indemnify or advance expenses pursuant to this Article VI.

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Section 6.4:    Indemnification Contracts

The Board is authorized to cause the Corporation to enter into indemnification contracts with any director, officer, employee or agent of the Corporation, or any person serving at the request of the Corporation as a director, officer, employee, agent or trustee of another corporation, partnership, joint venture, trust or other enterprise, including employee benefit plans, providing indemnification or advancement rights to such person. Such rights may be greater than those provided in this Article VI.

Section 6.5:    Right of Indemnitee to Bring Suit

The following shall apply to the extent not in conflict with any indemnification contract provided for in Section 6.4 above.

6.5.1    Right to Bring Suit. If a claim under Section 6.1 or 6.2 of this Article VI is not paid in full by the Corporation within sixty (60) days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty (20) days, the Indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If the Indemnitee is successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Indemnitee also shall be entitled to be paid, to the fullest extent permitted by law, the expense of prosecuting or defending such suit. In (a) any suit brought by the Indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the Indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (b) in any suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final adjudication that, the Indemnitee has not met any applicable standard for indemnification set forth in applicable law.

6.5.2    Effect of Determination. Neither the absence of a determination prior to the commencement of such suit that indemnification of the Indemnitee is proper in the circumstances because the Indemnitee has met the applicable standard of conduct set forth in applicable law, nor an actual determination that the Indemnitee has not met such applicable standard of conduct, shall create a presumption that the Indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the Indemnitee, be a defense to such suit.

6.5.3    Burden of Proof. In any suit brought by the Indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the Indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article VI, or otherwise, shall be on the Corporation.

Section 6.6:    Nature of Rights

The rights conferred upon Indemnitees in this Article VI shall be contract rights and such rights shall continue as to an Indemnitee who has ceased to be a director, officer or trustee and shall inure to the benefit of the Indemnitee’s heirs, executors and administrators. Any amendment, repeal or modification of any provision of this Article VI that adversely affects any right of an Indemnitee or an Indemnitee’s successors shall be prospective only, and shall not adversely affect any right or protection conferred on a person pursuant to this Article VI and existing at the time of such amendment, repeal or modification.

Section 6.7:    Insurance

The Corporation may purchase and maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL.

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Section 6.8:    Other Indemnification

The Corporation’s obligation, if any, to indemnify or advance expenses to any person who was or is serving at its request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, enterprise or non-profit entity shall be reduced by any amount such person may collect as indemnification or advancement of expenses from such other corporation, partnership, joint venture, trust, enterprise or non-profit enterprise.

ARTICLE VII: NOTICES

Section 7.1:    Notice

7.1.1    Form and Delivery. Except as otherwise specifically required in these Bylaws or by applicable law, all notices required to be given pursuant to these Bylaws may in every instance in connection with any delivery to a member of the Board, be effectively given by hand delivery (including use of a delivery service), by depositing such notice in the mail, postage prepaid, or by sending such notice by overnight express courier, facsimile, electronic mail or other form of electronic transmission. Whenever, by applicable law, the Certificate of Incorporation or these Bylaws, notice is required to be given to any stockholder, such notice may be given in writing directed to such stockholder’s mailing address or by electronic transmission directed to such stockholder’s electronic mail address, as applicable, as it appears on the records of the Corporation or by such other form of electronic transmission consented to by the stockholder. A notice to a stockholder shall be deemed given as follows: (a) if mailed, when the notice is deposited in the United States mail, postage prepaid, (b) if delivered by courier service, the earlier of when the notice is received or left at such stockholder’s address, (c) if given by electronic mail, when directed to such stockholder’s electronic mail address unless the stockholder has notified the corporation in writing or by electronic transmission of an objection to receiving notice by electronic mail or such notice is prohibited by Section 232(e) of the DGCL, and (d) if given by a form of electronic transmission consented to by the stockholder to whom the notice is given, (i) if by facsimile transmission, when directed to a number at which such stockholder has consented to receive notice, (ii) if by a posting on an electronic network together with separate notice to the stockholder of such specified posting, upon the later of (A) such posting and (B) the giving of such separate notice, and (iii) if by any other form of electronic transmission, when directed to such stockholder. A stockholder may revoke such stockholder’s consent to receiving notice by means of electronic transmission by giving written notice or by electronic transmission of such revocation to the Corporation. A notice may not be given by an electronic transmission from and after the time that (x) the Corporation is unable to deliver by such electronic transmission two consecutive notices and (y) such inability becomes known to the Secretary or to the transfer agent, or other person responsible for the giving of notice; provided, however, the inadvertent failure to discover such inability shall not invalidate any meeting or other action. Any notice given by electronic mail must include a prominent legend that the communication is an important notice regarding the Corporation.

7.1.2    Affidavit of Giving Notice. An affidavit of the Secretary or an Assistant Secretary or of the transfer agent or other agent of the Corporation that the notice has been given in writing or by a form of electronic transmission shall, in the absence of fraud, be prima facie evidence of the facts stated therein.

Section 7.2:    Waiver of Notice

Whenever notice is required to be given under any provision of the DGCL, the Certificate of Incorporation or these Bylaws, a written waiver of notice, signed by the person entitled to notice, or waiver by electronic transmission by such person, whether before or after the time stated therein, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting at the beginning of the meeting to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the stockholders, directors or members of a committee of directors need be specified in any waiver of notice.

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ARTICLE VIII: INTERESTED DIRECTORS

Section 8.1:    Interested Directors

No contract or transaction between the Corporation and one or more of its members of the Board or officers, or between the Corporation and any other corporation, partnership, association or other organization in which one or more of its directors or officers are members of the board of directors or officers, or have a financial interest, shall be void or voidable solely for this reason, or solely because the director or officer is present at or participates in the meeting of the Board or committee thereof that authorizes the contract or transaction, or solely because his, her or their votes are counted for such purpose, if: (a) the material facts as to his, her or their relationship or interest and as to the contract or transaction are disclosed or are known to the Board or the committee, and the Board or committee in good faith authorizes the contract or transaction by the affirmative votes of a majority of the disinterested directors, even though the disinterested directors be less than a quorum; (b) the material facts as to his, her or their relationship or interest and as to the contract or transaction are disclosed or are known to the stockholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the stockholders; or (c) the contract or transaction is fair as to the Corporation as of the time it is authorized, approved or ratified by the Board, a committee thereof, or the stockholders.

Section 8.2:    Quorum

Interested directors may be counted in determining the presence of a quorum at a meeting of the Board or of a committee which authorizes a contract or transaction described in Section 8.1.

ARTICLE IX: MISCELLANEOUS

Section 9.1:    Fiscal Year

The fiscal year of the Corporation shall be determined by resolution of the Board.

Section 9.2:    Seal

The Board may provide for a corporate seal, which may have the name of the Corporation inscribed thereon and shall otherwise be in such form as may be approved from time to time by the Board.

Section 9.3:    Form of Records

Any records administered by or on behalf of the Corporation in the regular course of its business, including its stock ledger, books of account and minute books, may be kept on or by means of, or be in the form of, any other information storage device, method or one or more electronic networks or databases (including one or more distributed electronic networks or databases), electronic or otherwise, provided that the records so kept can be converted into clearly legible paper form within a reasonable time and otherwise comply with the DGCL. The Corporation shall so convert any records so kept upon the request of any person entitled to inspect such records pursuant to any provision of the DGCL.

Section 9.4:    Reliance Upon Books and Records

A member of the Board, or a member of any committee designated by the Board shall, in the performance of such person’s duties, be fully protected in relying in good faith upon the books and records of the Corporation and upon such information, opinions, reports or statements presented to the Corporation by any of the Corporation’s officers or employees, or committees of the Board, or by any other person as to matters the member reasonably believes are within such other person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Corporation.

Section 9.5:    Certificate of Incorporation Governs

In the event of any conflict between the provisions of the Certificate of Incorporation and Bylaws, the provisions of the Certificate of Incorporation shall govern.

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Section 9.6:    Severability

If any provision of these Bylaws shall be held to be invalid, illegal, unenforceable or in conflict with the provisions of the Certificate of Incorporation, then such provision shall nonetheless be enforced to the maximum extent possible consistent with such holding and the remaining provisions of these Bylaws (including without limitation, all portions of any section of these Bylaws containing any such provision held to be invalid, illegal, unenforceable or in conflict with the Certificate of Incorporation, that are not themselves invalid, illegal, unenforceable or in conflict with the Certificate of Incorporation) shall remain in full force and effect.

Section 9.7:    Voting Shares in Other Business Entities

The Chief Executive Officer or President, or any other officer or officers of the Corporation designated by the Board of Directors or the Chief Executive Officer may vote, and otherwise exercise on behalf of the Corporation any and all rights and powers incident to the ownership of, any and all shares of stock or other equity interest held by the Corporation in any other corporation or other business entity. The authority herein granted may be exercised either by any such officer in person or by any other person authorized to do so by proxy or power of attorney duly executed by any such officer.

Section 9.8:    Time Periods

In applying any provision of these Bylaws which requires that an act be done or not be done a specified number of days prior to an event or that an act be done during a period of a specified number of days prior to an event, calendar days shall be used (unless otherwise specified herein), the day of the doing of the act shall be excluded, and the day of the event shall be included.

ARTICLE X: AMENDMENT

Notwithstanding any other provision of these Bylaws, any alteration, amendment or repeal of these Bylaws, and any adoption of new Bylaws, shall require the approval of the Board or the stockholders of the Corporation as expressly provided in the Certificate of Incorporation.

ARTICLE XI:EXCLUSIVE FORUM

Unless the Corporation consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act.

Any person or entity purchasing or otherwise acquiring or holding any interest in any security of the Corporation shall be deemed to have notice of and consented to the provisions of this Article XI.

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Annex E

FORM OF SUBSCRIPTION AGREEMENT

ArcLight Clean Transition Corp.
200 Clarendon Street, 55th Floor
Boston, Massachusetts 02116

Ladies and Gentlemen:

This Subscription Agreement (this “Subscription Agreement”) is being entered into as of the date set forth on the signature page hereto, by and between ArcLight Clean Transition Corp., a Cayman Islands exempted company (“ArcLight”), and the undersigned subscriber (the “Investor”), in connection with the Agreement and Plan of Merger, dated as of the date hereof (as may be amended, supplemented or otherwise modified from time to time, the “Merger Agreement”), by and among ArcLight, Proterra Inc., a Delaware corporation (the “Company”), and Phoenix Merger Sub, Inc., a Delaware corporation (“Merger Sub”), pursuant to which, among other things, Merger Sub will merge with and into the Company, with the Company as the surviving company in the merger and, after giving effect to such merger, becoming a subsidiary of ArcLight, on the terms and subject to the conditions therein (such merger, the “Transaction”). In connection with the Transaction, ArcLight is seeking commitments from interested investors to purchase, following the Domestication (as defined below) and prior to the closing of the Transaction, shares of ArcLight’s common stock, par value $0.0001 per share (the “Shares”), in a private placement for a purchase price of $10.00 per share (the “Per Share Purchase Price”). On or about the date of this Subscription Agreement, ArcLight is entering into subscription agreements (the “Other Subscription Agreements” and together with this Subscription Agreement, the “Subscription Agreements”) with certain other investors (the “Other Investors” and together with the Investor, the “Investors”), severally and not jointly, pursuant to which the Investors, severally and not jointly, have agreed to purchase on the closing date of the Transaction, inclusive of the Shares subscribed for by the Investor, an aggregate amount of up to 41,500,000 Shares, at the Per Share Purchase Price.

Prior to the closing of the Transaction (and as more fully described in the Merger Agreement), ArcLight will domesticate as a Delaware corporation in accordance with Section 388 of the General Corporation Law of the State of Delaware and Part XII of the Cayman Islands Companies Law (2020 Revision) (the “Domestication”). The aggregate purchase price to be paid by the Investor for the subscribed Shares (as set forth on the signature page hereto) is referred to herein as the “Subscription Amount.”

In connection therewith, and in consideration of the foregoing and the mutual representations, warranties and covenants, and subject to the conditions, set forth herein, and intending to be legally bound hereby, each of the Investor and ArcLight acknowledges and agrees as follows:

1. Subscription. The Investor hereby subscribes for and agrees to purchase from ArcLight the number of Shares set forth on the signature page of this Subscription Agreement on the terms and subject to the conditions provided for herein. The Investor acknowledges and agrees that the Investor’s subscription for the Shares shall be deemed to be accepted by ArcLight only when this Subscription Agreement is signed by a duly authorized person by or on behalf of ArcLight; ArcLight may do so in counterpart form. The Investor acknowledges and agrees that, as a result of the Domestication, the Shares that will be issued pursuant hereto shall be shares of common stock in a Delaware corporation (and not, for the avoidance of doubt, ordinary shares in a Cayman Islands exempted company).

2. Closing. The closing of the sale of the Shares contemplated hereby (the “Closing”) is contingent upon the substantially concurrent consummation of the Transaction. The Closing shall occur on the date of, and substantially concurrently with and conditioned upon the effectiveness of, the Transaction. Upon (a) satisfaction or waiver of the conditions set forth in Section 3 below and (b) delivery of written notice from (or on behalf of) ArcLight to the Investor (the “Closing Notice”), that ArcLight reasonably expects all conditions to the closing of the Transaction to be satisfied or waived on a date that is not less than five (5) business days from the date on which the Closing Notice is delivered to the Investor, the Investor shall deliver to ArcLight, two (2) business days prior to the closing date specified in the Closing Notice (the “Closing Date”), the Subscription Amount by wire transfer of United States dollars in immediately available funds to the account(s) specified by ArcLight in the Closing Notice. On the Closing Date, ArcLight shall issue a number of Shares to the Investor set forth on the signature page to this Subscription Agreement and subsequently cause such Shares to be registered in book entry form in the name of the Investor on ArcLight’s share register; provided, however, that ArcLight’s obligation to issue the Shares to the Investor is contingent upon ArcLight having received the Subscription Amount in full accordance with this Section 2. In the

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event that (i) the consummation of the Transaction does not occur within three (3) business days after the anticipated Closing Date specified in the Closing Notice, unless otherwise agreed to in writing by ArcLight and the Investor, ArcLight shall promptly (but in no event later than four (4) business days after the anticipated Closing Date specified in the Closing Notice) return the Subscription Amount so delivered by the Investor to ArcLight by wire transfer in immediately available funds to the account specified by the Investor, and any book entries shall be deemed cancelled. Notwithstanding such return or cancellation, unless and until this Subscription Agreement is terminated in accordance with Section 8 herein, the Investor shall remain obligated (A) to redeliver funds to ArcLight in escrow following ArcLight’s delivery to the Investor of a new Closing Notice and (B) to consummate the Closing immediately prior to or substantially concurrently with the consummation of the Transaction. For purposes of this Subscription Agreement, “business day” shall mean a day, other than a Saturday or Sunday, on which commercial banks in New York, New York and Boston, Massachusetts are open for the general transaction of business.

3. Closing Conditions.

a. The obligation of the parties hereto to consummate the purchase and sale of the Shares pursuant to this Subscription Agreement is subject to the following conditions:

(i) that no applicable governmental authority shall have enacted, issued, promulgated, enforced or entered any judgment, order, law, rule or regulation (whether temporary, preliminary or permanent) which is then in effect and has the effect of making consummation of the transactions contemplated hereby illegal or otherwise restraining or prohibiting consummation of the transactions contemplated hereby and no such governmental authority shall have instituted or threatened in writing a proceeding seeking to impose any such restraint or prohibition;

(ii) the Shares shall have been approved for listing on the Nasdaq Capital Market (“Nasdaq”), subject to official notice of issuance; and

(iii) all conditions precedent to the closing of the Transaction under the Merger Agreement shall have been satisfied (as determined by the parties to the Merger Agreement and other than those conditions under the Merger Agreement which, by their nature, are to be satisfied at the closing of the Transaction, including to the extent that any such condition is dependent upon the consummation of the purchase and sale of the Shares pursuant to this Subscription Agreement) or waived.

b. The obligation of ArcLight to consummate the issuance and sale of the Shares pursuant to this Subscription Agreement is subject to the following conditions:

(i) that all representations and warranties of the Investor contained in this Subscription Agreement shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality, which representations and warranties shall be true in all respects) at and as of the Closing Date (unless they specifically speak as of an earlier date, in which case they shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality, which representations and warranties shall be true in all respects) as of such date), and consummation of the Closing shall constitute a reaffirmation by the Investor of each of the representations and warranties of the Investor contained in this Subscription Agreement as of the Closing Date; and

(ii) that as of the Closing Date the Investor shall have performed, satisfied and complied in all material respects with all agreements, conditions and covenants required by this Subscription Agreement to have been performed, satisfied or complied with by it at or prior to the Closing.

c. The obligation of the Investor to consummate the purchase of the Shares pursuant to this Subscription Agreement is subject to the following additional conditions:

(i) all representations and warranties of ArcLight contained in this Subscription Agreement shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality, which representations and warranties shall be true in all respects) at and as of the Closing Date, and consummation of the Closing shall constitute a reaffirmation by ArcLight of each of the representations and warranties of ArcLight contained in this Subscription Agreement as of the Closing Date;

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(ii) ArcLight shall have performed, satisfied or complied in all material respects with all agreements, conditions and covenants required by this Subscription Agreement to have been performed, satisfied or complied with by it at or prior to the Closing;

(iii) no amendment, modification or waiver of the Merger Agreement shall have occurred that would reasonably be expected to materially and adversely affect the economic benefits that the Investor would reasonably expect to receive under this Subscription Agreement.

4. Further Assurances. At the Closing, the parties hereto shall execute and deliver such additional documents and take such additional actions as the parties reasonably may deem to be practical and necessary in order to consummate the subscription as contemplated by this Subscription Agreement.

5. ArcLight Representations and Warranties. ArcLight represents and warrants to the Investor that:

a. ArcLight is an exempted company duly incorporated, validly existing and in good standing under the laws of the Cayman Islands (to the extent such concept exists in such jurisdiction). ArcLight has all power (corporate or otherwise) and authority to own, lease and operate its properties and conduct its business as presently conducted and to enter into, deliver and perform its obligations under this Subscription Agreement. As of the Closing Date, following the Domestication, ArcLight will be duly incorporated, validly existing as a corporation and in good standing under the laws of the State of Delaware.

b. As of the Closing Date, the Shares will be duly authorized and, when issued and delivered to the Investor against full payment therefor in accordance with the terms of this Subscription Agreement, the Shares will be validly issued, fully paid and non-assessable and will not have been issued in violation of or subject to any preemptive or similar rights created under ArcLight’s certificate of incorporation or bylaws (each as amended to the Closing Date), by contract or under the General Corporation Law of the State of Delaware.

c. This Subscription Agreement has been duly authorized, executed and delivered by ArcLight and, assuming that this Subscription Agreement constitutes the valid and binding agreement of the Investor, this Subscription Agreement is enforceable against ArcLight in accordance with its terms, except as may be limited or otherwise affected by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws relating to or affecting the rights of creditors generally, or (ii) principles of equity, whether considered at law or equity.

d. The execution and delivery of, and the performance of the transactions contemplated by, this Subscription Agreement, including the issuance and sale of the Shares hereunder, and the compliance by ArcLight with all of the provisions of this Subscription Agreement and the consummation of the transactions contemplated herein will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of ArcLight or any of its subsidiaries pursuant to the terms of (i) any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which ArcLight or any of its subsidiaries is a party or by which ArcLight or any of its subsidiaries is bound or to which any of the property or assets of ArcLight is subject that would reasonably be expected to have a material adverse effect on the business, properties, assets, liabilities, financial condition or results of operations of ArcLight and its subsidiaries, taken as a whole (a “Material Adverse Effect”) or materially affect the validity of the Shares or the legal authority of ArcLight to comply in all material respects with the terms of this Subscription Agreement; (ii) result in any violation of the provisions of the organizational documents of ArcLight or its subsidiaries; or (iii) result in any violation of any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over ArcLight or its subsidiaries or any of their properties that would reasonably be expected to have a Material Adverse Effect or materially affect the validity of the Shares or the legal authority of ArcLight to comply in all material respects with this Subscription Agreement.

e. As of their respective dates, the SEC Reports required to be filed by ArcLight with the SEC complied in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”), and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations of the SEC promulgated thereunder, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

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The financial statements of ArcLight included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto as in effect at the time of filing and fairly present in all material respects the financial position of ArcLight as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, year-end audit adjustments. A copy of each SEC Report is available to the Investor via the SEC’s EDGAR system. There are no outstanding or unresolved comments in comment letters received by ArcLight from the staff of the Division of Corporation Finance of the SEC with respect to any of the SEC Reports.

f. ArcLight is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority, self-regulatory organization or other person in connection with the execution, delivery and performance by ArcLight of this Subscription Agreement (including, without limitation, the issuance of the Shares), other than (i) filings with the SEC, (ii) filings required by applicable state securities laws, (iii) filings required in accordance with Section 13 of this Subscription Agreement, (iv) filings required by the Nasdaq, including with respect to obtaining approval of ArcLight’s shareholders, and (v) filings that the failure of which to obtain would not be reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

g. Except for such matters as have not had and would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect, as of the date hereof, there is no (i) action, suit, claim or other proceeding, in each case by or before any governmental authority pending, or, to the knowledge of ArcLight, threatened against ArcLight or (ii) judgment, decree, injunction, ruling or order of any governmental entity or arbitrator outstanding against ArcLight. ArcLight is in compliance with all applicable laws, except where such non-compliance would not reasonably be expected to have a Material Adverse Effect.

h. As of the date of this Subscription Agreement, the authorized capital stock of ArcLight consists of (i) 500,000,000 Class A ordinary shares, (ii) 50,000,000 Class B ordinary shares and (iii) 5,000,000 preference shares, each with a par value of $0.0001 per share. As of the date of this Subscription Agreement, (A) 27,750,000 Class A ordinary shares of ArcLight are issued and outstanding, (B) 6,937,500 Class B ordinary shares of ArcLight are issued and outstanding, (C) 21,425,000 warrants to purchase Class A ordinary shares of ArcLight are issued and outstanding, and (D) no preference shares are issued and outstanding. All (1) issued and outstanding Class A ordinary shares and Class B ordinary shares of ArcLight have been duly authorized and validly issued, are fully paid and are nonassessable and are not subject to preemptive rights and (2) outstanding warrants have been duly authorized and validly issued and are not subject to preemptive rights. Except as set forth above and pursuant to the Other Subscription Agreements, the Merger Agreement and the other agreements and arrangements referred to therein or in the SEC Reports, as of the date hereof, there are no outstanding options, warrants or other rights to subscribe for, purchase or acquire from ArcLight any Class A ordinary shares, Class B ordinary shares or other equity interests in ArcLight, or securities convertible into or exchangeable or exercisable for such equity interests. As of the date hereof, ArcLight has no subsidiaries, other than Merger Sub, and does not own, directly or indirectly, interests or investments (whether equity or debt) in any person, whether incorporated or unincorporated. There are no shareholder agreements, voting trusts or other agreements or understandings to which ArcLight is a party or by which it is bound relating to the voting of any securities of ArcLight, other than (1) as set forth in the SEC Reports and (2) as contemplated by the Merger Agreement.

i. As of the date hereof, the issued and outstanding Shares of ArcLight are registered pursuant to Section 12(b) of the Exchange Act, and are listed for trading on Nasdaq under the symbol “ACTC” (it being understood that the trading symbol will be changed in connection with the Transaction). Except as disclosed in the reports (the “SEC Reports”) required to be filed by ArcLight with the SEC, as of the date hereof, there is no suit, action, proceeding or investigation pending or, to the knowledge of ArcLight, threatened against ArcLight by Nasdaq or the SEC, respectively, to prohibit or terminate the listing of ArcLight’s Shares on Nasdaq or to deregister the Shares under the Exchange Act. ArcLight has taken no action that is designed to terminate the registration of the Shares under the Exchange Act.

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j. Assuming the accuracy of the Investor’s and Other Investors’ representations and warranties set forth in Section 6 of this Subscription Agreement, (i) no registration under the Securities Act is required for the offer and sale of the Shares by ArcLight to the Investor under this Subscription Agreement, (ii) the Shares were not offered by any form of general solicitation or general advertising and (iii) the Shares are not being offered in a manner involving a public offering under, or in a distribution in violation of, the Securities Act or any state securities laws.

k. Other than the Other Subscription Agreements, the Merger Agreement and any other agreement contemplated by the Merger Agreement, ArcLight has not entered into any side letter or similar agreement with any investor in connection with such investor’s direct or indirect investment in ArcLight or with any other investor (other than with respect to terms particular to the regulatory requirements of such subscriber or its affiliates or related funds). No Other Subscription Agreement includes terms and conditions that are materially more advantageous to any Other Investor than the Investor hereunder (other than terms particular to the regulatory requirements of such subscriber or its affiliates or related funds), and such Other Subscription Agreements have not been amended or modified in any material respect following the date of this Subscription Agreement to include any such terms and conditions.

l. Other than fees payable to the Placement Agents (as defined below), ArcLight has not entered into any agreement or arrangement entitling any agent, broker, investment banker, financial advisor or other person to any broker’s or finder’s fee or any other commission or similar fee in connection with the transactions contemplated by this Subscription Agreement for which the undersigned could become liable. Other than the Placement Agents (as defined below), ArcLight is not aware of any person that has been or will be paid (directly or indirectly) remuneration for solicitation of purchasers in connection with the sale of any Shares.

6. Investor Representations and Warranties. The Investor represents and warrants to ArcLight that:

a. The Investor (i) is a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act) or an institutional “accredited investor” (within the meaning of Rule 501(a) under the Securities Act), in each case, satisfying the applicable requirements set forth on Schedule A, (ii) is acquiring the Shares only for his, her or its own account and not for the account of others, or if the Investor is subscribing for the Shares as a fiduciary or agent for one or more investor accounts, the Investor has full investment discretion with respect to each such account, and the full power and authority to make the acknowledgements, representations and agreements herein on behalf of each owner of each such account, and (iii) is not acquiring the Shares with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act (and shall provide the requested information set forth on Schedule A). The Investor is not an entity formed for the specific purpose of acquiring the Shares.

b. The Investor acknowledges and agrees that the Shares are being offered in a transaction not involving any public offering within the meaning of the Securities Act and that the Shares have not been registered under the Securities Act. The Investor acknowledges and agrees that the Shares may not be offered, resold, transferred, pledged or otherwise disposed of by the Investor absent an effective registration statement under the Securities Act except (i) to ArcLight or a subsidiary thereof, (ii) to non-U.S. persons pursuant to offers and sales that occur outside the United States within the meaning of Regulation S under the Securities Act or (iii) pursuant to another applicable exemption from the registration requirements of the Securities Act, and in each of clauses (i) and (iii) in accordance with any applicable securities laws of the states and other jurisdictions of the United States, and that any certificates representing the Shares shall contain a restrictive legend to such effect. The Investor acknowledges and agrees that the Shares will be subject to the foregoing transfer restrictions and, as a result of these transfer restrictions, the Investor may not be able to readily offer, resell, transfer, pledge or otherwise dispose of the Shares and may be required to bear the financial risk of an investment in the Shares for an indefinite period of time. The Investor acknowledges and agrees that the Shares will not be eligible for offer, resale, transfer, pledge or disposition pursuant to Rule 144 promulgated under the Securities Act until at least one year from the Closing Date. The Investor acknowledges and agrees that it has been advised to consult legal counsel prior to making any offer, resale, transfer, pledge or disposition of any of the Shares.

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c. The Investor acknowledges and agrees that the Investor is purchasing the Shares from ArcLight. The Investor further acknowledges that there have been no representations, warranties, covenants and agreements made to the Investor by or on behalf of ArcLight, the Company, any of their respective affiliates or any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing or any other person or entity, expressly or by implication, other than those representations, warranties, covenants and agreements of ArcLight expressly set forth in Section 5 of this Subscription Agreement.

d. Either (1) the Investor’s acquisition and holding of the Shares will not constitute or result in a non-exempt prohibited transaction under Section 406 of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), Section 4975 of the Internal Revenue Code of 1986, as amended, or any applicable similar law or (2) the Investor is not a Benefit Plan Investor as contemplated by ERISA.

e. The Investor acknowledges and agrees that the Investor has received and has had an adequate opportunity to review such information as the Investor deems necessary in order to make an investment decision with respect to the Shares, including, with respect to ArcLight, the Transaction and the business of the Company and its subsidiaries. Without limiting the generality of the foregoing, the Investor acknowledges that he, she or it has reviewed the SEC Reports. The Investor acknowledges and agrees that the Investor and the Investor’s professional advisor(s), if any, have had the full opportunity to ask such questions, receive such answers and obtain such information as the Investor and such Investor’s professional advisor(s), if any, have deemed necessary to make an investment decision with respect to the Shares. The Investor further acknowledges that the information provided to the Investor may change and ArcLight is under no obligation to inform the Investor regarding any such changes, except to the extent such changes would reasonably be expected to cause the failure of ArcLight to satisfy a condition to the Investor’s obligations at the Closing set forth in Section 3(c).

f. The Investor became aware of this offering of the Shares solely by means of direct contact between the Investor and ArcLight, the Company or a representative of ArcLight or the Company (including the Placement Agents), and the Shares were offered to the Investor solely by direct contact between the Investor and ArcLight, the Company or a representative of ArcLight or the Company. The Investor did not become aware of this offering of the Shares, nor were the Shares offered to the Investor, by any other means. The Investor acknowledges that the Shares (i) were not offered by any form of general solicitation or general advertising and (ii) are not being offered in a manner involving a public offering under, or in a distribution in violation of, the Securities Act, or any state securities laws. The Investor acknowledges that it is not relying upon, and has not relied upon, any statement, representation or warranty made by any person, firm or corporation (including, without limitation, ArcLight, the Company, the Placement Agents, any of their respective affiliates or any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing), other than the representations and warranties of ArcLight contained in Section 5 of this Subscription Agreement, in making its investment or decision to invest in ArcLight.

g. The Investor acknowledges that it is aware that there are substantial risks incident to the purchase and ownership of the Shares, including those set forth in ArcLight’s filings with the SEC. The Investor has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Shares, and the Investor has sought such accounting, legal and tax advice as the Investor has considered necessary to make an informed investment decision.

h. Alone, or together with any professional advisor(s), the Investor has adequately analyzed and fully considered the risks of an investment in the Shares and determined that the Shares are a suitable investment for the Investor and that the Investor is able at this time and in the foreseeable future to bear the economic risk of a total loss of the Investor’s investment in ArcLight. The Investor acknowledges specifically that a possibility of total loss exists.

i. In making its decision to purchase the Shares, the Investor has relied solely upon independent investigation made by the Investor. Without limiting the generality of the foregoing, the Investor has not relied on any statements or other information provided by or on behalf of the Placement Agents or any of their affiliates or any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing concerning ArcLight, the Company, the Transaction, the Merger Agreement, this Subscription Agreement or the transactions contemplated hereby or thereby, the Shares or the offer and sale of the Shares.

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j. The Investor acknowledges and agrees that no federal or state agency has passed upon or endorsed the merits of the offering of the Shares or made any findings or determination as to the fairness of this investment.

k. The Investor, if not an individual, has been duly formed or incorporated and is validly existing and is in good standing under the laws of its jurisdiction of formation or incorporation, with power and authority to enter into, deliver and perform its obligations under this Subscription Agreement.

l. The execution, delivery and performance by the Investor of this Subscription Agreement are within the powers of the Investor, have been duly authorized and will not constitute or result in a breach or default under or conflict with any order, ruling or regulation of any court or other tribunal or of any governmental commission or agency, or any agreement or other undertaking, to which the Investor is a party or by which the Investor is bound, and, if the Investor is not an individual, will not violate any provisions of the Investor’s organizational documents, including, without limitation, its incorporation or formation papers, bylaws, indenture of trust or partnership or operating agreement, as may be applicable. The signature on this Subscription Agreement is genuine, and the signatory, if the Investor is an individual, has legal competence and capacity to execute the same or, if the Investor is not an individual, the signatory has been duly authorized to execute the same, and, assuming that this Subscription Agreement constitutes the valid and binding agreement of ArcLight, this Subscription Agreement constitutes a legal, valid and binding obligation of the Investor, enforceable against the Investor in accordance with its terms except as may be limited or otherwise affected by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws relating to or affecting the rights of creditors generally, and (ii) principles of equity, whether considered at law or equity.

m. The Investor is not (i) a person or entity named on the List of Specially Designated Nationals and Blocked Persons administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) or in any Executive Order issued by the President of the United States and administered by OFAC (“OFAC List”), or a person or entity prohibited by any OFAC sanctions program, (ii) a Designated National as defined in the Cuban Assets Control Regulations, 31 C.F.R. Part 515, or (iii) a non-U.S. shell bank or providing banking services indirectly to a non-U.S. shell bank. The Investor agrees to provide law enforcement agencies, if requested thereby, such records as required by applicable law, provided that the Investor is permitted to do so under applicable law. If the Investor is a financial institution subject to the Bank Secrecy Act (31 U.S.C. Section 5311 et seq.) (the “BSA”), as amended by the USA PATRIOT Act of 2001 (the “PATRIOT Act”), and its implementing regulations (collectively, the “BSA/PATRIOT Act”), the Investor maintains policies and procedures reasonably designed to comply with applicable obligations under the BSA/PATRIOT Act. To the extent required, it maintains policies and procedures reasonably designed for the screening of its investors against the OFAC sanctions programs, including the OFAC List. To the extent required by applicable law, the Investor maintains policies and procedures reasonably designed to ensure that the funds held by the Investor and used to purchase the Shares were legally derived.

n. The Investor acknowledges that no disclosure or offering document has been prepared by Morgan Stanley & Co. LLC, Barclays Capital, Inc., Citigroup Global Markets Inc. and BofA Securities, Inc. or any of their affiliates (the “Placement Agents”) in connection with the offer and sale of the Shares.

o. Neither the Placement Agents, nor any of their affiliates nor any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing have made any independent investigation with respect to ArcLight, the Company or its subsidiaries or any of their respective businesses, or the Shares or the accuracy, completeness or adequacy of any information supplied to the Investor by ArcLight.

p. In connection with the issue and purchase of the Shares, the Placement Agents have not acted as the Investor’s financial advisor or fiduciary.

q. The Investor has or has commitments to have and, when required to deliver payment to ArcLight pursuant to Section 2 above, will have, sufficient funds to pay the Subscription Amount and consummate the purchase and sale of the Shares pursuant to this Subscription Agreement.

r. The Investor acknowledges that the purchase and sale of Shares hereunder meets the exemptions from filing under FINRA Rule 5123(b)(1).

s. The Investor acknowledges that the Placement Agents may have acquired, or during the term of the Shares may acquire, non-public information with respect to ArcLight, which the Investor agrees need not be provided to it.

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7. Registration Rights.

a. In the event that the Shares are not registered in connection with the consummation of the Transaction, ArcLight agrees that, within twenty (20) business days after the consummation of the Transaction (the “Filing Deadline”), it will file with the SEC (at the its sole cost and expense) a registration statement registering the offering of the resale of the Shares (the “Registration Statement”), and it shall use its commercially reasonable efforts to have the Registration Statement declared effective as soon as practicable after the filing thereof, but no later than the earlier of (i) sixty (60) calendar days after the filing thereof (or ninety (90) calendar days after the filing thereof if the SEC notifies ArcLight that it will “review” the Registration Statement) and (ii) ten (10) business days after ArcLight is notified (orally or in writing, whichever is earlier) by the SEC that the Registration Statement will not be “reviewed” or will not be subject to further review (such date, the “Effectiveness Date”). ArcLight agrees to cause such Registration Statement, or another shelf registration statement that includes the Shares to be sold pursuant to this Subscription Agreement, to remain effective until the earliest of (i) the third anniversary of the Closing, (ii) the date on which the Investor ceases to hold any Shares issued pursuant to this Subscription Agreement, or (iii) on the first date on which the Investor is able to sell all of its Shares issued pursuant to this Subscription Agreement (or shares received in exchange therefor) under Rule 144 of the Securities Act within 90 days without limitation as to the amount of such securities that may be sold, provided that at such time ArcLight is in compliance with the current public information requirement under Rule 144 and continues to be in compliance with such requirement (the earliest of (i)–(iii) being the “Expiration”). The Investor agrees to disclose its ownership and any other information reasonably requested to ArcLight upon request to assist it in making the determination described above. The Investor acknowledges and agrees that ArcLight may suspend the use of any such registration statement if it determines that in order for such registration statement not to contain a material misstatement or omission, an amendment thereto would be needed to include information that would at that time not otherwise be required in a current, quarterly or annual report under the Exchange Act, provided that (A) ArcLight shall not so delay filing or so suspend the use of the Registration Statement for a period of more than sixty (60) consecutive days or more than a total of one hundred twenty (120) calendar days, in each case in any three hundred sixty (360) day period, (B) ArcLight shall have a bona fide business purpose for not making such information public and (C) ArcLight shall use commercially reasonable efforts to make such registration statement available for the sale by the Investor of such securities as soon as practicable thereafter. ArcLight’s obligations to include the Shares issued pursuant to this Subscription Agreement (or shares issued in exchange therefor) for resale in the Registration Statement are contingent upon the Investor furnishing in writing to ArcLight such information regarding the Investor, the securities of ArcLight held by the Investor and the intended method of disposition of such Shares, which shall be limited to non-underwritten public offerings, as shall be reasonably requested by ArcLight to effect the registration of such Shares, and shall execute such documents in connection with such registration as ArcLight may reasonably request that are customary of a selling stockholder in similar situations (collectively, the “Questionnaire”), provided, however, that the Investor shall not in connection with the foregoing be required to execute any lock-up or similar agreement or otherwise be subject to any contractual restriction on the ability to transfer the Shares. ArcLight will provide a draft of the Registration Statement to the Investor for review at least two (2) business days in advance of filing the Registration Statement. So long as the Investor delivers to ArcLight a completed Questionnaire (which shall include representations and warranties as to relevant matters), the Investor shall not be identified as a statutory underwriter in the Registration Statement unless in response to a comment or request from the staff of the SEC or another regulatory agency; provided, however, that if the SEC requests that the Investor be identified as a statutory underwriter in the Registration Statement, the Investor will have an opportunity to withdraw from the Registration Statement. For purposes of clarification, any failure by ArcLight to file the Registration Statement by the Filing Deadline or to effect such Registration Statement by the Effectiveness Date shall not otherwise relieve ArcLight of its obligations to file or effect the Registration Statement as set forth in this Section 7.

b. Prior to the Expiration, ArcLight shall advise the Investor within three (3) business days (at ArcLight’s expense): (i) when a Registration Statement or any post-effective amendment thereto has become effective; (ii) of the issuance by the SEC of any stop order suspending the effectiveness of any Registration Statement or the initiation of any proceedings for such purpose; (iii) of the receipt by ArcLight of any notification with respect to the suspension of the qualification of the Shares included therein for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose; and (iv) subject to the provisions in this Subscription Agreement, of a suspension pursuant to Section 7(a) or the occurrence of any event that requires the making of any changes in any Registration Statement or prospectus so that, as of such date, the statements therein are not misleading and do not omit to state a material fact required to be stated therein or necessary to make the statements

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therein (in the case of a prospectus, in the light of the circumstances under which they were made) not misleading (provided that any such notice pursuant to this Section 7(b)(iv) shall solely provide that the use of the Registration Statement or prospectus has been suspended without setting forth the reason for such suspension). ArcLight shall use its commercially reasonable efforts to obtain the withdrawal of any order suspending the effectiveness of any Registration Statement as soon as reasonably practicable. Upon the occurrence of any event contemplated in clauses (i) through (iv) above, except for such times as ArcLight is permitted hereunder to suspend, and has suspended, the use of a prospectus forming part of a registration statement, ArcLight shall use its commercially reasonable efforts to as soon as reasonably practicable prepare a post-effective amendment to such registration statement or a supplement to the related prospectus, or file any other required document so that, as thereafter delivered to purchasers of the Shares included therein, such prospectus will not include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. The Investor agrees that it will immediately discontinue offers and sales of the Shares using a Registration Statement until the Investor receives copies of a supplemental or amended prospectus that corrects the misstatement(s) or omission(s) referred to above in clause (iv) and receives notice that any post-effective amendment has become effective or unless otherwise notified by ArcLight that it may resume such offers and sales. If so directed by ArcLight, the Investor will deliver to ArcLight or, in the Investor’s sole discretion destroy, all copies of the prospectus covering the Shares in the Investor’s possession; provided, however, that this obligation to deliver or destroy all copies of the prospectus covering the Shares shall not apply (x) to the extent the Investor is required to retain a copy of such prospectus in order to comply with applicable legal, regulatory, self-regulatory or professional requirements or in accordance with a bona fide pre-existing document retention policy or (y) to copies stored electronically on archival servers as a result of automatic data back-up.

c. Prior to the Expiration, ArcLight will use commercially reasonable efforts to file all reports necessary to enable the undersigned to resell the Shares pursuant to the Registration Statement. For as long as the Investor holds Shares, ArcLight will use commercially reasonable efforts to file all reports necessary to enable the undersigned to resell the Shares pursuant to Rule 144 of the Securities Act (when Rule 144 of the Securities Act becomes available to the Investor). In addition, in connection with any proposed sale, assignment, transfer or other disposition of the Shares by the Investor pursuant to Rule 144, or pursuant to any other exemption under the Securities Act, or in connection with a sale or transfer in the manner described in the Registration Statement such that the Shares held by the Investor become freely tradable and upon compliance by the Investor with the requirements of this Subscription Agreement, if requested by the Investor, ArcLight shall cause the Transfer Agent to remove any restrictive legends related to the book entry account holding such Shares and make a new, unlegended entry for such book entry Shares sold or disposed of without restrictive legends within two (2) trading days of any such request therefor from the Investor, provided that ArcLight and the Transfer Agent have timely received from the Investor customary representations and other documentation reasonably acceptable to ArcLight and the Transfer Agent in connection therewith.

d. Indemnification.

(i) ArcLight agrees to indemnify and hold harmless, to the extent permitted by law, the Investor, its directors, and officers, employees, and agents, and each person who controls the Investor (within the meaning of the Section 15 of the Securities Act or Section 20 of the Exchange Act) and each affiliate of the Investor (within the meaning of Rule 405 under the Securities Act) from and against any and all losses, claims, damages, liabilities and expenses (including, without limitation, any reasonable attorneys’ fees and expenses incurred in connection with defending or investigating any such action or claim) caused by any untrue or alleged untrue statement of material fact contained in any Registration Statement, prospectus included in any Registration Statement or preliminary prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as and to the extent, but only to the extent, the same are caused by or contained in any information furnished in writing to ArcLight by or on behalf of the Investor expressly for use therein, including the contents of any Questionnaire.

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(ii) The Investor agrees, severally and not jointly with any person that is a party to the Other Subscription Agreements, to indemnify and hold harmless ArcLight, its directors and officers and agents and each person who controls ArcLight (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act) against any losses, claims, damages, liabilities and expenses (including, without limitation, reasonable attorneys’ fees) resulting from any untrue statement of material fact contained in the Registration Statement, prospectus or preliminary prospectus or any amendment thereof or supplement thereto or any omission of a material fact required to be stated therein (in the case of any prospectus, or preliminary prospectus or supplement thereto, in light of the circumstances under which they were made) or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or omission is contained in any information or affidavit so furnished in writing by the Investor (including any Questionnaire furnished by the Investor) expressly for use therein. In no event shall the liability of the Investor be greater in amount than the dollar amount of the net proceeds received by the Investor upon the sale of the Shares purchased pursuant to this Subscription Agreement giving rise to such indemnification obligation.

(iii) Any person entitled to indemnification hereunder shall (1) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s right to indemnification hereunder to the extent such failure has not materially prejudiced the indemnifying party) and unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties exists with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld, conditioned or delayed). An indemnifying party who is not entitled to, or elects not to assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of legal counsel to any indemnified party a conflict of interest exists between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement includes a statement or admission of fault and culpability on the part of such indemnified party or which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

(iv) The indemnification provided for under this Subscription Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director, employee, agent, affiliate or controlling person of such indemnified party and shall survive the transfer of the Shares purchased pursuant to this Subscription Agreement.

(v) If the indemnification provided under this Section 7(d) from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by, or relates to information supplied by, such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth above, any legal or other fees, charges

Annex E-10

or expenses reasonably incurred by such party in connection with any investigation or proceeding. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this Section 7(d) from any person who was not guilty of such fraudulent misrepresentation. In no event shall the liability of the Investor be greater in amount than the dollar amount of the net proceeds received by the Investor upon the sale of the Shares purchased pursuant to this Subscription Agreement giving rise to such contribution obligation.

8. Termination. This Subscription Agreement shall terminate and be void and of no further force and effect, and all rights and obligations of the parties hereunder shall terminate without any further liability on the part of any party in respect thereof, upon the earlier to occur of (a) such date and time as the Merger Agreement is terminated in accordance with its terms without being consummated, (b) upon the mutual written agreement of each of the parties hereto to terminate this Subscription Agreement, (c) ArcLight’s notification to the Investor in writing that it has abandoned its plans to move forward with the Transaction, (d) thirty (30) days after the Termination Date (as defined in the Merger Agreement, as in effect as of the date hereof), if the Closing has not occurred by such date, or (e) if any of the conditions to Closing set forth in Section 3 of this Subscription Agreement are not satisfied or waived, or are not capable of being satisfied, on or prior to the Closing and, as a result thereof, the transactions contemplated by this Subscription Agreement will not be and are not consummated at the Closing (the termination events described in clauses (a)–(e) above, collectively, the “Termination Events”); provided that nothing herein will relieve any party from liability for any willful breach hereof prior to the time of termination, and each party will be entitled to any remedies at law or in equity to recover losses, liabilities or damages arising from any such willful breach. ArcLight shall notify the Investor of the termination of the Merger Agreement promptly after the termination of such agreement. Upon the occurrence of any Termination Event, this Subscription Agreement shall be void and of no further effect and any monies paid by the Investor to ArcLight in connection herewith shall promptly (and in any event within one business day) following the Termination Event be returned to the Investor.

9. Trust Account Waiver. The Investor acknowledges that ArcLight is a blank check company with the powers and privileges to effect a merger, asset acquisition, reorganization or similar business combination involving ArcLight and one or more businesses or assets. The Investor further acknowledges that, as described in ArcLight’s prospectus relating to its initial public offering dated September 22, 2020 (the “Prospectus”) available at www.sec.gov, substantially all of ArcLight’s assets consist of the cash proceeds of ArcLight’s initial public offering and private placement of its securities, and substantially all of those proceeds have been deposited in a trust account (the “Trust Account”) for the benefit of ArcLight, its public shareholders and the underwriters of ArcLight’s initial public offering. Except with respect to interest earned on the funds held in the Trust Account that may be released to ArcLight to pay its tax obligations, if any, the cash in the Trust Account may be disbursed only for the purposes set forth in the Prospectus. For and in consideration of ArcLight entering into this Subscription Agreement, the receipt and sufficiency of which are hereby acknowledged, the Investor hereby irrevocably waives any and all right, title and interest, or any claim of any kind it has or may have in the future, in or to any monies held in the Trust Account, and agrees not to seek recourse against the Trust Account as a result of, or arising out of, this Subscription Agreement; provided, however, that nothing in this Section 9 shall be deemed to limit the Investor’s right, title, interest or claim to any monies held in the Trust Account by virtue of its record or beneficial ownership of any equity interests in ArcLight other than the Shares purchased by it pursuant to this Subscription Agreement, pursuant to a validly exercised redemption right with respect to any such Class A ordinary shares, except to the extent that the Investor has otherwise agreed with ArcLight to not exercise such redemption right.

10. No Short Sales. The Investor hereby agrees that, from the date of this Subscription Agreement until the Closing, none of the Investor, its controlled affiliates, or any person or entity acting on behalf of the Investor or any of its controlled affiliates or pursuant to any understanding with the Investor or any of its controlled affiliates will engage in any Short Sales with respect to securities of ArcLight. For purposes of this Section 10, “Short Sales” shall include, without limitation, all “short sales” as defined in Rule 200 promulgated under Regulation SHO under the Exchange Act, and all types of direct and indirect stock pledges (other than pledges in the ordinary course of business as part of prime brokerage arrangements), forward sale contracts, options, puts, calls, swaps and similar arrangements (including on a total return basis), and sales and other transactions through non-U.S. broker dealers or foreign regulated brokers. Notwithstanding the foregoing, (i) nothing herein shall prohibit other entities under common management with the Investor that have no knowledge of this Subscription Agreement or of the Investor’s participation in the Transaction (including the Investor’s controlled affiliates and/or affiliates) from entering into any Short Sales and (ii) in the case of an Investor that is a multi-managed investment vehicle whereby separate portfolio managers manage separate portions of such Investor’s assets, and whereby none of the portfolio managers with

Annex E-11

respect to any such portion have knowledge of the investment decisions made by the portfolio managers managing other portions of such Investor’s assets that have knowledge of this Subscription Agreement, the covenant set forth above shall only apply with respect to the portion of assets managed by the portfolio manager that made the investment decision to purchase the Shares covered by this Subscription Agreement.

11. Miscellaneous.

a. Neither this Subscription Agreement nor any rights that may accrue to the Investor hereunder (other than the Shares acquired hereunder, if any) may be transferred or assigned; provided that the Investor may assign its rights and obligations under this Subscription Agreement to one or more of its affiliates prior to receipt of the Closing Notice (including other investment funds or accounts managed or advised by the investment manager who acts on behalf of the Investor or an affiliate thereof); provided, further, that no such assignment shall relieve the Investor of its obligations hereunder.

b. ArcLight may request from the Investor such additional information as ArcLight may deem necessary to register the resale of the Shares and evaluate the eligibility of the Investor to acquire the Shares, and the Investor shall provide such information as may reasonably be requested, to the extent readily available and to the extent consistent with the Investor’s internal policies and procedures; provided that ArcLight agrees to keep any such information provided by the Investor confidential except (i) as required by the federal securities law or pursuant to other routine proceedings of regulatory authorities or (ii) to the extent such disclosure is required by law, at the request of the staff of the SEC or regulatory agency or under the regulations of any national securities exchange on which ArcLight’s securities are listed for trading. The Investor acknowledges that ArcLight may file a copy of this Subscription Agreement that does not identify the Investor with the SEC as an exhibit to a periodic report or a registration statement of ArcLight.

c. The Investor acknowledges that ArcLight, the Placement Agents and, following the Closing, the Company, will rely on the acknowledgments, understandings, agreements, representations and warranties contained in Section 6 of this Subscription Agreement. Prior to the Closing, each party hereto agrees to promptly notify the other parties hereto and the Placement Agents if any of the acknowledgments, understandings, agreements, representations and warranties set forth in Section 5 or Section 6 above, as applicable, are no longer accurate in any material respect (other than those acknowledgments, understandings, agreements, representations and warranties that are qualified as to materiality), in which case such party shall notify the other parties hereto and the Placement Agents if they are no longer accurate in any respect. The Investor acknowledges and agrees that each purchase by the Investor of Shares from ArcLight will constitute a reaffirmation of the acknowledgments, understandings, agreements, representations and warranties herein (as modified by any such notice by the Investor as of the time of such purchase).

d. ArcLight, the Company and the Placement Agents are each irrevocably authorized to produce this Subscription Agreement or a copy hereof to any interested party in any administrative or legal proceeding or official inquiry with respect to the matters covered hereby; provided, however, that the foregoing clause of this Section 11(d) shall not give the Company or the Placements Agent any rights other than those expressly set forth herein.

e. All of the agreements, representations and warranties made by each party hereto in this Subscription Agreement shall survive the Closing.

f. This Subscription Agreement may not be modified, waived or terminated (other than pursuant to the terms of Section 8 above) except by an instrument in writing, signed by each of the parties hereto, provided, however, that no modification or waiver by ArcLight of the provisions of this Subscription Agreement shall be effective without the prior written consent of the Company (other than modifications or waivers that are solely ministerial in nature or otherwise immaterial and do not affect any economic or any other material term of this Subscription Agreement, provided that ArcLight provide the Company with prior written notice thereof). No failure or delay of either party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have hereunder.

Annex E-12

g. This Subscription Agreement (including the schedule hereto) constitutes the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, among the parties, with respect to the subject matter hereof. Except as set forth in Section 7, Section 11(c), Section 11(d), this Section 11(g) and the last sentence of Section 11(l) with respect to the persons specifically referenced therein, this Subscription Agreement shall not confer any rights or remedies upon any person other than the parties hereto, and their respective successor and assigns, and the parties hereto acknowledge that such persons so referenced are third party beneficiaries of this Subscription Agreement for the purposes of, and to the extent of, the rights granted to them, if any, pursuant to the applicable provisions.

h. Except as otherwise provided herein, this Subscription Agreement shall be binding upon, and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives, and permitted assigns, and the agreements, representations, warranties, covenants and acknowledgments contained herein shall be deemed to be made by, and be binding upon, such heirs, executors, administrators, successors, legal representatives and permitted assigns.

i. If any provision of this Subscription Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Subscription Agreement shall not in any way be affected or impaired thereby and shall continue in full force and effect.

j. This Subscription Agreement may be executed in one or more counterparts (including by facsimile or electronic mail or in .pdf) and by different parties in separate counterparts, with the same effect as if all parties hereto had signed the same document. All counterparts so executed and delivered shall be construed together and shall constitute one and the same agreement.

k. Notwithstanding anything in this Subscription Agreement to the contrary, ArcLight shall not publicly disclose the name of the Investor, its investment advisor or any of their respective affiliates or advisers, or include the name of the Investor, its investment advisor or any of their respective affiliates or advisers in any press release or in any filing with the SEC or any regulatory agency or trading market, without the prior written consent of the Investor, except (i) as required by the federal securities law or pursuant to other routine proceedings of regulatory authorities or (ii) to the extent such disclosure is required by law, at the request of the staff of the SEC or regulatory agency or under the regulations of any national securities exchange on which ArcLight’s securities are listed for trading; provided, however, that ArcLight shall provide to the Investor a copy of any proposed disclosure under this Section 11(k) relating to the Investor in advance of any publication thereof and shall include such revisions to such proposed disclosure as the Investor shall reasonably request.

l. The parties hereto acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Subscription Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Subscription Agreement, without posting a bond or undertaking and without proof of damages, to enforce specifically the terms and provisions of this Subscription Agreement, this being in addition to any other remedy to which such party is entitled at law, in equity, in contract, in tort or otherwise. The parties hereto acknowledge and agree that the Company and the Placement Agents shall be entitled to rely on the provisions of the Subscription Agreement of which the Company and the Placement Agents are each an express third party beneficiary, in each case, on the terms and subject to the conditions set forth herein.

m. If any change in the number, type or classes of authorized shares of ArcLight (including the Shares), other than as contemplated by the Merger Agreement or any agreement contemplated by the Merger Agreement, shall occur between the date hereof and immediately prior to the Closing by reason of reclassification, recapitalization, stock split (including reverse stock split) or combination, exchange or readjustment of shares, or any stock dividend, the number of Shares issued to the Investor shall be appropriately adjusted to reflect such change.

n. This Subscription Agreement shall be governed by and construed in accordance with the laws of the State of New York (regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof) as to all matters (including any action, suit, litigation, arbitration, mediation, claim, charge, complaint, inquiry, proceeding, hearing, audit, investigation or reviews by or before any governmental entity related hereto), including matters of validity, construction, effect, performance and remedies.

Annex E-13

o. THE PARTIES HERETO IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK AND THE SUPREME COURT OF THE STATE OF NEW YORK SOLELY IN RESPECT OF THE INTERPRETATION AND ENFORCEMENT OF THE PROVISIONS OF THIS SUBSCRIPTION AGREEMENT AND THE DOCUMENTS REFERRED TO IN THIS SUBSCRIPTION AGREEMENT AND IN RESPECT OF THE TRANSACTIONS CONTEMPLATED HEREBY, AND HEREBY WAIVE, AND AGREE NOT TO ASSERT, AS A DEFENSE IN ANY ACTION, SUIT OR PROCEEDING FOR INTERPRETATION OR ENFORCEMENT HEREOF OR ANY SUCH DOCUMENT THAT IS NOT SUBJECT THERETO OR THAT SUCH ACTION, SUIT OR PROCEEDING MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN SAID COURTS OR THAT VENUE THEREOF MAY NOT BE APPROPRIATE OR THAT THIS SUBSCRIPTION AGREEMENT OR ANY SUCH DOCUMENT MAY NOT BE ENFORCED IN OR BY SUCH COURTS, AND THE PARTIES HERETO IRREVOCABLY AGREE THAT ALL CLAIMS WITH RESPECT TO SUCH ACTION, SUIT OR PROCEEDING SHALL BE HEARD AND DETERMINED BY SUCH A NEW YORK STATE OR FEDERAL COURT. THE PARTIES HEREBY CONSENT TO AND GRANT ANY SUCH COURT JURISDICTION OVER THE PERSON OF SUCH PARTIES AND OVER THE SUBJECT MATTER OF SUCH DISPUTE AND AGREE THAT MAILING OF PROCESS OR OTHER PAPERS IN CONNECTION WITH SUCH ACTION, SUIT OR PROCEEDING IN THE MANNER PROVIDED IN THIS SECTION 11(o) OF THIS SUBSCRIPTION AGREEMENT OR IN SUCH OTHER MANNER AS MAY BE PERMITTED BY LAW SHALL BE VALID AND SUFFICIENT SERVICE THEREOF.

p. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS SUBSCRIPTION AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS SUBSCRIPTION AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS SUBSCRIPTION AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (II) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THE FOREGOING WAIVER; (III) SUCH PARTY MAKES THE FOREGOING WAIVER VOLUNTARILY AND (IV) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS SUBSCRIPTION AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 11(p).

12. Non-Reliance and Exculpation. The Investor acknowledges that it is not relying upon, and has not relied upon, any statement, representation or warranty made by any person, firm or corporation (including, without limitation, the Placement Agents, the Company or any of their respective affiliates or any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing), other than the statements, representations and warranties of ArcLight expressly contained in Section 5 of this Subscription Agreement, in making its investment or decision to invest in ArcLight. The Investor acknowledges and agrees that, other than the statements, representations and warranties of ArcLight expressly contained in Section 5 of this Subscription Agreement, none of (i) any other investor pursuant to this Subscription Agreement or any other subscription agreement related to the private placement of the Shares (including the investor’s respective affiliates or any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing), (ii) the Placement Agents, their affiliates or any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing, or (iii) any other party to the Merger Agreement (other than ArcLight) or any Non-Party Affiliate, shall have any liability to the Investor, or to any other investor, pursuant to, arising out of or relating to this Subscription Agreement or any other subscription agreement related to the private placement of the Shares, the negotiation hereof or thereof or its subject matter, or the transactions contemplated hereby or thereby, including, without limitation, with respect to any action heretofore or hereafter taken or omitted to be taken by any of them in connection with the purchase of the Shares or with respect to any claim (whether in tort, contract or otherwise) for breach of this Subscription Agreement or in respect of any written or oral representations made or alleged to be made in connection herewith, as expressly provided herein, or for any actual or alleged inaccuracies, misstatements or omissions with respect to any information or materials of any kind furnished by ArcLight, the Company, the Placement Agents or any Non-Party Affiliate concerning ArcLight, the Company, the Placement Agents, any of their controlled affiliates, this Subscription Agreement or the transactions contemplated hereby. For purposes of this

Annex E-14

Subscription Agreement, “Non-Party Affiliates” means each former, current or future officer, director, employee, partner, member, manager, direct or indirect equityholder or affiliate of ArcLight, the Company, the Placement Agents or any of ArcLight’s, the Company’s or the Placement Agents’ controlled affiliates or any family member of the foregoing.

13. Disclosure. ArcLight shall, by 9:00 a.m., New York City time, on the first (1st) Business Day immediately following the date of this Subscription Agreement, issue one or more press releases or file with the SEC a Current Report on Form 8-K (collectively, the “Disclosure Document”) disclosing all material terms of the transactions contemplated hereby and by the Other Subscription Agreements, the Transaction and any other material, nonpublic information that ArcLight or any of its representatives has provided to the Investor at any time prior to the filing of the Disclosure Document. Upon the issuance of the Disclosure Document, to the actual knowledge of ArcLight, the Investor shall not be in possession of any material, non-public information received from ArcLight or any of its officers, directors, or employees or agents.

14. Notices. Unless otherwise provided herein, any notice or communication required or permitted hereunder shall be in writing and either delivered personally, emailed or telecopied, sent by overnight mail via a reputable overnight carrier, or sent by certified or registered mail, postage prepaid, and shall be deemed to be given and received (a) when so delivered personally, (b) upon receipt of an appropriate electronic answerback or confirmation when so delivered by telecopy (to such number specified below or another number or numbers as such person may subsequently designate by notice given hereunder), (c) when sent, with no mail undeliverable or other rejection notice, if sent by email, or (d) five (5) business days after the date of mailing to the address below or to such other address or addresses as such person may hereafter designate by notice given hereunder to the address or addresses set forth on the signature pages hereto.

[SIGNATURE PAGES FOLLOW]

Annex E-15

IN WITNESS WHEREOF, the Investor has executed or caused this Subscription Agreement to be executed by its duly authorized representative as of the date set forth below.

Name of Investor:	State/Country of Formation or Domicile:
By:
Name:
Title:
Name in which Shares are to be registered (if different):	Date: ________, 2021
Investor’s EIN:
Business Address-Street:	Mailing Address-Street (if different):
City, State, Zip:	City, State, Zip:
Attn:	Attn:
Telephone No.:	Telephone No.:
Facsimile No.:	Facsimile No.:
Number of Shares subscribed for:
Aggregate Subscription Amount: $	Price Per Share: $10.00

You must pay the Subscription Amount by wire transfer of United States dollars in immediately available funds to the account specified by ArcLight in the Closing Notice.

[Signature Page to Subscription Agreement]

Annex E-16

IN WITNESS WHEREOF, ArcLight has accepted this Subscription Agreement as of the date set forth below.

ARCLIGHT CLEAN TRANSITION CORP.

By:
Name:
Title:

Date: January 11, 2021

[Signature Page to Subscription Agreement]

Annex E-17

SCHEDULE A

ELIGIBILITY REPRESENTATIONS OF THE INVESTOR

A.     QUALIFIED INSTITUTIONAL BUYER STATUS

(Please check if applicable):

☐ The Investor is a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act (a “QIB”)).

B.     INSTITUTIONAL ACCREDITED INVESTOR STATUS

(Please check the applicable subparagraphs, to the extent applicable):

     1. ☐ The Investor is an “accredited investor” (within the meaning of Rule 501(a) under the Securities Act or an entity in which all of the equity holders are accredited investors within the meaning of Rule 501(a) under the Securities Act), and has marked and initialed the appropriate box below indicating the provision under which the Investor qualifies as an “accredited investor.”

2.     ☐ The Investor is not a natural person.

Rule 501(a), in relevant part, states that an “accredited investor” shall mean any person who comes within any of the below listed categories, or who the issuer reasonably believes comes within any of the below listed categories, at the time of the sale of the securities to that person. The Investor has indicated, by marking and initialing the appropriate box below, the provision(s) below which apply to the Investor and under which the Investor accordingly qualifies as an “accredited investor.”

☐ Any bank, registered broker or dealer, insurance company, registered investment company, business development company, or small business investment company;

☐ Any plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions for the benefit of its employees, if such plan has total assets in excess of $5,000,000;

☐ Any employee benefit plan, within the meaning of the Employee Retirement Income Security Act of 1974, if a bank, insurance company, or registered investment adviser makes the investment decisions, or if the plan has total assets in excess of $5,000,000;

☐ Any organization described in Section 501(c)(3) of the Internal Revenue Code, corporation, Massachusetts or similar business trust, or partnership, not formed for the specific purpose of acquiring the securities offered, with total assets in excess of $5,000,000;

☐ Any trust with assets in excess of $5,000,000, not formed to acquire the securities offered, whose purchase is directed by a sophisticated person; or

☐ Any entity in which all of the equity owners are accredited investors meeting one or more of the above tests.

This page should be completed by the Investor
and constitutes a part of the Subscription Agreement.

[Schedule A to Subscription Agreement]

Annex E-18

Annex F

FORM OF AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT

THIS AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT (this “Agreement”), dated as of [•], 2021, is made and entered into by and among Proterra, Inc (f/k/a ArcLight Clean Transition Corp.), a Delaware corporation (the “Company”), ArcLight CTC Holdings, L.P., a Delaware limited partnership (the “Sponsor”), and each of the undersigned parties listed under Holder on the signature page hereto (each such party, together with any person or entity deemed a “New Holder” who hereafter becomes a party to this Agreement pursuant to Section 5.2 of this Agreement, a “New Holder” and collectively the “New Holders”).

RECITALS

WHEREAS, on September 25, 2020, the Company, the Sponsor and the other holders party thereto (each such party, together with the Sponsor, the “Existing Holders”) entered into that certain Registration and Shareholder Rights Agreement (the “Existing Registration Rights Agreement”), pursuant to which the Company granted the Sponsor and the Existing Holders certain registration rights with respect to certain securities of the Company held by the Existing Holders;

WHEREAS, the Company and the Sponsor previously entered into that certain Securities Subscription Agreement, dated as of August 3, 2020, pursuant to which the Sponsor purchased an aggregate of 8,625,000 shares (the “Founder Shares”) of the Company’s Class B common stock, par value $0.0001 per share (the “Class B Common Stock”), 6,797,500 of which are held by the Sponsor as of the date hereof;

WHEREAS, the shares of Class B Common Stock are convertible into the Company’s Class A common stock, par value $0.0001 per share (the “Common Stock”), at the time of the Merger (as defined below) on a one-for-one basis, subject to adjustment, on the terms and conditions provided in the Company’s amended and restated certificate of incorporation, as may be amended from time to time;

WHEREAS, pursuant to pursuant to Section 6.8 of the Existing Registration Rights Agreement, the provisions, covenants and conditions set forth therein may be amended or modified upon the written consent of the Company and the Existing Holders of a majority-in-interest of the “Registrable Securities” (as such term was defined in the Existing Registration Rights Agreement) at the time in question;

WHEREAS, in order to finance the Company’s transaction costs in connection with the Merger, the Sponsor or certain of the Company’s officers or directors may, but are not obligated to, loan the Company funds as the Company may require, of which up to $1,500,000 of such loans may be convertible into an additional 1,500,000 Private Placement Warrants (the “Working Capital Warrants”);

WHEREAS, pursuant to that certain Agreement and Plan of Merger, dated as of January 11, 2021 (the “Merger Agreement”), by and among the Company, Phoenix Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of the Company (“Merger Sub”), Proterra Inc, a Delaware corporation (“Proterra”), Merger Sub will merge with and into Proterra on or about the date hereof, with Proterra surviving the merger as a wholly owned subsidiary of the Company (the “Merger”);

WHEREAS, on January 11, 2021, the Company and each of the investors listed on Schedule A thereto (the “Investors”) entered into that certain Investors’ Rights Agreement (the “Investors’ Rights Agreement”), pursuant to which, among other things, the Company granted the Investors certain registration rights with respect to securities of the Company held by the Investors;

WHEREAS, after the closing of the Merger, the Holders will own shares of Common Stock and warrants to purchase Common Stock at an exercise price of $11.50 per share, subject to adjustment (the “Private Placement Warrants”); and

WHEREAS, the Company and the Existing Holders desire to amend and restate the Existing Registration Rights Agreement and the Investors’ Rights Agreement, in order to provide the Holders certain registration rights with respect to the Registrable Securities (as defined below) on the terms set forth herein.

Annex F-1

NOW, THEREFORE, in consideration of the representations, covenants and agreements contained herein, and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE 1
DEFINITIONS

1.1 Definitions. Capitalized terms used but not otherwise defined in this Section 1.1 or elsewhere in this Agreement shall have the meanings ascribed to such terms in the Merger Agreement:

“Adverse Disclosure” shall mean any public disclosure of material non-public information, which disclosure, in the good faith judgment of the principal executive officer or principal financial officer of the Company, after consultation with counsel to the Company, (i) would be required to be made in any Registration Statement or Prospectus in order for the applicable Registration Statement or Prospectus not to contain any Misstatement, (ii) would not be required to be made at such time if the Registration Statement were not being filed, and (iii) the Company has a bona fide business purpose for not making such information public.

“Affiliate” means, with respect to any specified Person, (a) such Person’s principal or any other Person who or which, directly or indirectly, controls, is controlled by, or is under common control with such Person or such Person’s principal including without limitation any general partner, managing partner, managing member, officer or director of such Person or such Person’s principal, (b) any venture capital fund now or hereafter existing that is controlled by one or more general partners or managing members of, or shares the same management company with, such Person or such Person’s principal, or (c) an Affiliated Fund. For purposes of this definition, the terms “controlling,” “controlled by,” or “under common control with” shall mean the possession, directly or indirectly, of (i) the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise, or (ii) the power to elect or appoint at least 50% of the directors, managers, general partners, or persons exercising similar authority with respect to such Person.

“Affiliated Fund” means a fund, account or entity (including, without limitation, any mutual fund, pension fund, pooled investment vehicle) managed by the same manager or managing member or general partner or management company or by an entity controlling, controlled by, or under common control with such manager or managing member or general partner or management company, or advised by the same investment advisor registered under the Investment Advisers Act of 1940, as amended.

“Agreement” shall have the meaning given in the Preamble.

“Block Trade” means an offering and/or sale of Registrable Securities by any Holder on a block trade or underwritten basis (whether firm commitment or otherwise) without substantial marketing efforts prior to pricing, including, without limitation, a same day trade, overnight trade or similar transaction, but excluding a variable price reoffer.

“Board” shall mean the Board of Directors of the Company.

“Commission” shall mean the U.S. Securities and Exchange Commission.

“Common Stock” shall have the meaning given in the Recitals hereto.

“Common Stock Lock-Up Period” shall mean the lock-up period covering Registrable Securities as set forth in Section 3.11 of the Investors’ Rights Agreement.

“Company” shall have the meaning given in the Preamble.

“Demand Registration” shall have the meaning given in subsection 2.1.1.

“Demanding Holder” shall have the meaning given in subsection 2.1.1.

“Effectiveness Deadline” shall have the meaning given in subsection 2.3.1.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as it may be amended from time to time.

“Existing Holder” shall have the meaning given in the Recitals hereto.

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“Existing Holder Demand Registration” shall have the meaning given in subsection 2.1.1.

“Existing Registration Rights Agreement” shall have the meaning given in the Recitals hereto.

“Form S-1 Shelf” shall have the meaning given in subsection 2.3.1.

“Form S-3 Shelf” shall have the meaning given in subsection 2.3.1.

“Sponsor Lock-up Period” shall mean the lock-up period covering Registrable Securities as set forth in Section 4 of the Sponsor Letter Agreement, dated January 11, 2021.

“Founder Shares” shall have the meaning given in the Recitals hereto shall be deemed to include the Common Stock issuable upon conversion thereof.

“Holders” shall mean the Existing Holders and the New Holders and any person or entity who hereafter becomes a party to this Agreement pursuant to Section 5.2.

“Investors” shall have the meaning given in the Recitals hereto.

“Investors’ Rights Agreement” shall have the meaning given in the Recitals hereto.

“Maximum Number of Securities” shall have the meaning given in subsection 2.1.4.

“Merger” shall have the meaning given in the Recitals hereto.

“Merger Agreement” shall have the meaning given in the Recitals hereto.

“Merger Sub” shall have the meaning given in the Recitals hereto.

“Misstatement” shall mean an untrue statement of a material fact or an omission to state a material fact required to be stated in a Registration Statement or Prospectus, or necessary to make the statements in a Registration Statement or Prospectus (in the case of a Prospectus, in the light of the circumstances under which they were made) not misleading.

“NPA” means that certain Note Purchase Agreement, dated on or about August 4, 2020, between Proterra, the Guarantors (as defined therein), the Investors (as defined therein), and CSI GP I LLC, as may be amended from time to time.

“Permitted Transferees” shall mean an Affiliate of a Holder or a Person to whom a Holder of Registrable Securities is permitted to transfer such Registrable Securities prior to the expiration of the Common Stock Lock-up Period or the Sponsor Lock-Up Period, as applicable, and to any transferee thereafter.

“Person” means any individual, corporation, partnership, trust, limited liability company, association or other entity.

“Piggyback Registration” shall have the meaning given in subsection 2.2.1.

“Piggyback Registration Rights Holders” shall have the meaning given in subsection 2.2.1.

“PIPE Subscription Agreements” means those certain subscription agreements, each dated January 11, 2021, entered into by and among the Company and the Persons identified therein as “Subscribers.”

“Private Placement Warrants” shall have the meaning given in the Recitals hereto.

“Pro Rata” shall mean the meaning given in Section 2.1.4.

“Prospectus” shall mean the prospectus included in any Registration Statement, as supplemented by any and all prospectus supplements and as amended by any and all post-effective amendments and including all material incorporated by reference in such prospectus.

“Proterra” shall have the meaning given in the Recitals hereto.

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“Registrable Security” shall mean (a) the Founder Shares (including any Common Stock or other equivalent equity security issued or issuable upon the conversion of any such Founder Shares or exercisable for Common Stock), (b) the Private Placement Warrants (including any Common Stock issued or issuable upon the exercise of any such Private Placement Warrants), (c) the Working Capital Warrants (including any Common Stock issued or issuable upon the conversion of working capital loans), (d) any outstanding Common Stock or any other equity security (including the Common Stock issued or issuable upon the exercise of any other equity security) of the Company held by a Holder as of the date of this Agreement, (e) Common Stock issued or issuable upon conversion of the secured convertible promissory notes or upon exercise of the warrants issued pursuant to the NPA, (f) any other equity security of the Company issued or issuable with respect to any such Common Stock by way of a share capitalization or share sub-division or in connection with a combination of shares, recapitalization, merger, consolidation or reorganization, and (g) Earnout Stock, as defined in the Merger Agreement; provided, however, that, as to any particular Registrable Security, such securities shall cease to be Registrable Securities when: (i) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement; (ii) such securities shall have been otherwise transferred, new certificates or book entry positions for such securities not bearing a legend restricting further transfer shall have been delivered by the Company and subsequent public distribution of such securities shall not require registration under the Securities Act; (iii) such securities shall have ceased to be outstanding; (iv) such securities have been sold to, or through, a broker, dealer or underwriter in a public distribution or other public securities transaction; or (v) with respect to a Holder, when all such securities held by such Holder could be sold without restriction on volume or manner of sale in any three-month period without registration under Rule 144 promulgated under the Securities Act (or any successor rule promulgated thereafter by the Commission).

“Registration” shall mean a registration effected by preparing and filing a registration statement or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such registration statement becoming effective.

“Registration Expenses” shall mean the out-of-pocket expenses of a Registration, excluding Selling Expenses, but including, without limitation, the following:

(A) all registration and filing fees (including fees with respect to filings required to be made with the Financial Industry Regulatory Authority, Inc.) and any securities exchange on which the Common Stock are then listed;

(B) fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of counsel for the Underwriters in connection with blue sky qualifications of Registrable Securities);

(C) printing, messenger, telephone and delivery expenses;

(D) reasonable fees and disbursements of counsel for the Company;

(E) reasonable fees and disbursements of all independent registered public accountants of the Company incurred specifically in connection with such Registration; and

(F) reasonable fees and expenses of one (1) legal counsel selected by the majority-in-interest of the Demanding Holders initiating a Demand Registration to be registered for offer and sale in the applicable Registration or the Holder initiating an Underwritten Shelf Takedown (the “Selling Holder Counsel”).

“Registration Statement” shall mean any registration statement that covers the Registrable Securities pursuant to the provisions of this Agreement, including the Prospectus included in such registration statement, amendments (including post-effective amendments) and supplements to such registration statement, and all exhibits to and all material incorporated by reference in such registration statement.

“Requesting Holder” shall have the meaning given in subsection 2.1.1.

“Securities Act” shall mean the Securities Act of 1933, as amended from time to time.

“Selling Expenses” means all underwriting discounts, selling commissions, and stock transfer taxes applicable to the sale of Registrable Securities, and fees and disbursements of counsel for any Holder, except for the fees and disbursements of the Selling Holder Counsel borne and paid by the Company as provided in Section 3.2.

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“Shelf Takedown Notice” shall have the meaning given in subsection 2.3.3.

“Shelf Threshold” shall have the meaning given in subsection 2.3.3.

“Sponsor” shall have the meaning given in the Recitals hereto.

“Underwriter” shall mean a securities dealer who purchases any Registrable Securities as principal in an Underwritten Offering and not as part of such dealer’s market-making activities.

“Underwritten Registration” or “Underwritten Offering” shall mean a Registration in which securities of the Company are sold to an Underwriter in a firm commitment underwriting for distribution to the public.

“Underwritten Shelf Takedown” shall have the meaning given in subsection 2.3.3.

“Working Capital Warrants” shall have the meaning given in the Recitals hereto.

ARTICLE 2
REGISTRATIONS

2.1 Demand Registration.

2.1.1 Request for Registration. Subject to the provisions of subsection 2.1.4 and Section 2.4 hereof, and provided the Company does not have an effective Registration Statement pursuant to Section 2.3 outstanding covering the Registrable Securities, (a) the Existing Holders of at least a majority in interest of the then-outstanding number of Registrable Securities held by the Existing Holders, (b) the New Holders of at least a majority in interest of the then-outstanding number of Registrable Securities held by the New Holders or (c) any Holder meeting the Shelf Threshold (as defined below) (the “Demanding Holders”), in each case may make a written demand for Registration of all or part of their Registrable Securities, which written demand shall describe the amount and type of securities to be included in such Registration and the intended method(s) of distribution thereof (such written demand a “Demand Registration”). The Company shall, within twenty (20) days of the Company’s receipt of the Demand Registration, notify, in writing, all other Holders of Registrable Securities of such demand, and each Holder of Registrable Securities who thereafter wishes to include all or a portion of such Holder’s Registrable Securities in a Registration pursuant to a Demand Registration (each such Holder that includes all or a portion of such Holder’s Registrable Securities in such Registration, a “Requesting Holder”) shall so notify the Company, in writing, within five (5) business days after the receipt by the Holder of the notice from the Company. Upon receipt by the Company of any such written notification from a Requesting Holder(s) to the Company, such Requesting Holder(s) shall be entitled to have their Registrable Securities included in a Registration pursuant to a Demand Registration and the Company shall file, as soon thereafter as practicable, but not more than forty five (45) days immediately after the Company’s receipt of the Demand Registration, a Form S-3 Shelf or, if Form S-3 is not then available to the Company, a Form S-1 Shelf covering all Registrable Securities requested by the Demanding Holders and Requesting Holders pursuant to such Demand Registration and shall use reasonable best efforts to cause such Registration Statement to become effective as promptly as practicable after filing. The Company shall not be obligated to effect more than an aggregate of three (3) Registrations pursuant to a Demand Registration under this subsection 2.1.1 with respect to any or all of the Registrable Securities; provided, however, that in no event shall the Existing Holders be entitled to less than one (1) Demand Registration (such registration an “Existing Holder Demand Registration”); provided, further that a Registration shall not be counted for such purposes unless a Form S-1 Shelf or any similar long-form registration statement that may be available at such time has become effective and all of the Registrable Securities requested by the Requesting Holders to be registered on behalf of the Requesting Holders in such Form S-1 Shelf Registration have been sold, in accordance with Section 3.1 of this Agreement; provided, further, that an Underwritten Shelf Takedown shall not count as a Demand Registration.

2.1.2 Effective Registration. Notwithstanding the provisions of subsection 2.1.1 above or any other part of this Agreement, a Registration pursuant to a Demand Registration shall not count as a Registration unless and until (i) the Registration Statement filed with the Commission with respect to a Registration pursuant to a Demand Registration has been declared effective by the Commission and (ii) the Company has complied with all of its obligations under this Agreement with respect thereto; provided, further, that if, after such Registration Statement has been declared effective, an offering of Registrable Securities in a Registration pursuant to a Demand Registration is subsequently interfered with by any stop order or injunction of the Commission, federal or state court or any other governmental agency, the Registration Statement with respect to such Registration shall be deemed not to have been

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declared effective, unless and until, (i) such stop order or injunction is removed, rescinded or otherwise terminated and (ii) a majority-in-interest of the Demanding Holders initiating such Demand Registration thereafter affirmatively elect to continue with such Registration and accordingly notify the Company in writing, but in no event later than five (5) days, of such election; provided, further, that the Company shall not be obligated or required to file another Registration Statement until the Registration Statement that has been previously filed with respect to a Registration pursuant to a Demand Registration becomes effective or is subsequently terminated.

2.1.3 Underwritten Offering. Subject to the provisions of subsection 2.1.4 and Section 2.4 hereof, if the Demanding Holders meeting the Shelf Threshold so advise the Company as part of their Demand Registration that the offering of the Registrable Securities pursuant to such Demand Registration shall be in the form of an Underwritten Offering, then the right of such Demanding Holder or Requesting Holder (if any) to include its Registrable Securities in such Registration shall be conditioned upon such Holder’s participation in such Underwritten Offering and the inclusion of such Holder’s Registrable Securities in such Underwritten Offering to the extent provided herein. All such Holders proposing to distribute their Registrable Securities through an Underwritten Offering under this subsection 2.1.3 shall enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering by the Company, subject only to the reasonable approval of the Demanding Holders initiating the Demand Registration.

2.1.4 Reduction of Underwritten Offering. If the managing Underwriter or Underwriters in an Underwritten Registration, including pursuant to an Underwritten Shelf Takedown, in good faith, advises the Company, the Demanding Holders and the Requesting Holders (if any) in writing that the dollar amount or number of Registrable Securities that the Demanding Holders and the Requesting Holders (if any) desire to sell, taken together with all other Common Stock or other equity securities that the Company desires to sell and the Common Stock, if any, as to which a Registration has been requested pursuant to separate written contractual piggy-back registration rights held by any other shareholders who desire to sell, exceeds the maximum dollar amount or maximum number of equity securities that can be sold in the Underwritten Offering without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering (such maximum dollar amount or maximum number of such securities, as applicable, the “Maximum Number of Securities”), then the Company shall include in such Underwritten Offering, as follows: (A) if the Underwritten Offering is pursuant to an Existing Holder Demand Registration, then (i) first, the Registrable Securities that the Existing Holders have requested be included in such Underwritten Registration that can be sold without exceeding the Maximum Number of Securities; (ii) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause, the Registrable Securities of the Requesting Holders exercising their rights to register their Registrable Securities pursuant to Section 2.1 hereof (pro rata based on the respective number of Registrable Securities that each Requesting Holder has requested be included in such Underwritten Registration and the aggregate number of Registrable Securities that the Requesting Holders together have requested be included in such Underwritten Registration (such proportion is referred to herein as “Pro Rata”)) that can be sold without exceeding the Maximum Number of Securities; (iii) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i) and (ii), the Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (iv) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i), (ii) and (iii), the Common Stock or other equity securities of other Persons that the Company is obligated to register in a Registration pursuant to separate written contractual arrangements with such persons and that can be sold without exceeding the Maximum Number of Securities; and (B) in all other instances (i) first, Pro Rata among the Demanding Holders and Requesting Holders exercising their rights to register their Registrable Securities pursuant to Section 2.1 hereof based on the number of Registrable Securities that can be sold without exceeding the Maximum Number of Securities; (ii) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause, the Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (iii) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i) and (ii), the Common Stock or other equity securities of other Persons that the Company is obligated to register in a Registration pursuant to separate written contractual arrangements with such persons and that can be sold without exceeding the Maximum Number of Securities.

2.1.5 Demand Registration Withdrawal. The Demanding Holders initiating a Demand Registration or any of the Requesting Holders (if any), pursuant to a Registration under subsection 2.1.1 shall have the right to withdraw from a Registration pursuant to such Demand Registration or an Underwritten Shelf Takedown pursuant

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to subsection 2.3.3 for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters (if any) of their intention to withdraw from such Registration at least three (3) business days prior to the effectiveness of the Registration Statement filed with the Commission with respect to the Registration of their Registrable Securities pursuant to such Demand Registration (or in the case of an Underwritten Registration pursuant to Rule 415, at least five (5) business days prior to the time of pricing of the applicable offering).

2.2 Piggyback Registration.

2.2.1 Piggyback Rights. If the Company proposes to file a Registration Statement under the Securities Act with respect to an offering of equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into equity securities, for its own account or for the account of shareholders of the Company (or by the Company and by the shareholders of the Company including, without limitation, pursuant to Section 2.1 hereof), other than a Registration Statement (i) filed in connection with any employee share option or other benefit plan, (ii) for a rights offering or an exchange offer or offering of securities solely to the Company’s existing shareholders, (iii) for an offering of debt that is convertible into equity securities of the Company or (iv) for a dividend reinvestment plan, then the Company shall give written notice of such proposed filing to all of the Holders of Registrable Securities as soon as practicable but not less than four (4) days before the anticipated filing date of such Registration Statement, which notice shall (A) describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing Underwriter or Underwriters, if any, in such offering, and (B) offer to all of the Holders of Registrable Securities the opportunity to register the sale of such number of Registrable Securities as such Holders may request in writing within five (5) business days after receipt of such written notice (such Registration a “Piggyback Registration”, and each such Holder that includes all or a portion of such Holder’s Registrable Securities in such Piggyback Registration, the “Piggyback Registration Rights Holders”). The Company shall, in good faith, cause such Registrable Securities to be included in such Piggyback Registration and shall use its reasonable best efforts to cause the managing Underwriter or Underwriters of a proposed Underwritten Offering to permit the Registrable Securities requested by the Piggyback Registration Rights Holders pursuant to this subsection 2.2.1 to be included in a Piggyback Registration on the same terms and conditions as any similar securities of the Company included in such Registration and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. All such Piggyback Registration Rights Holders proposing to distribute their Registrable Securities through an Underwritten Offering under this subsection 2.2.1 shall enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering by the Company. The notice periods set forth in this subsection 2.2.1 shall not apply to an Underwritten Shelf Takedown conducted in accordance with subsection 2.3.3. The Company shall have the right to terminate or withdraw any Registration Statement initiated by it under this subsection 2.2.1 before the effective date of such Registration, whether or not any Piggyback Registration Rights Holder has elected to include Registrable Securities in such Registration. The expenses (other than Selling Expenses) of such withdrawn registration shall be borne by the Company in accordance with Section 3.6.

2.2.2 Reduction of Piggyback Registration. If the managing Underwriter or Underwriters in an Underwritten Registration that is to be a Piggyback Registration, in good faith, advises the Company and the Piggyback Registration Rights Holders participating in the Piggyback Registration in writing that the dollar amount or number of Common Stock that the Company desires to sell, taken together with (i) the Common Stock, if any, as to which Registration has been demanded pursuant to separate written contractual arrangements with Persons other than the Piggyback Registration Rights Holders hereunder, (ii) the Registrable Securities as to which registration has been requested pursuant to Section 2.2 hereof, and (iii) the Common Stock, if any, as to which Registration has been requested pursuant to separate written contractual piggy-back registration rights of other shareholders of the Company, exceeds the Maximum Number of Securities, then:

(a) If the Registration is undertaken for the Company’s account, the Company shall include in any such Registration (A) first, the Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Piggyback Registration Rights Holders exercising their rights to register their Registrable Securities pursuant to subsection 2.2.1, Pro Rata, which can be sold without exceeding the Maximum Number of Securities; and (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the Common Stock. if any, as to which Registration has been requested or demanded pursuant to written contractual piggy-back registration rights of other stockholders of the Company, which can be sold without exceeding the Maximum Number of Securities;

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(b) If the Registration is pursuant to a request by Persons other than the Holders of Registrable Securities, then the Company shall include in any such Registration (A) first, the Common Stock or other equity securities, if any, of such requesting Persons, other than the Holders of Registrable Securities, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Piggyback Registration Rights Holders exercising their rights to register their Registrable Securities pursuant to subsection 2.2.1, Pro Rata, which can be sold without exceeding the Maximum Number of Securities; (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (D) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A), (B) and (C), the Common Stock or other equity securities for the account of other Persons that the Company is obligated to register pursuant to separate written contractual arrangements with such Persons, which can be sold without exceeding the Maximum Number of Securities.

2.2.3 Piggyback Registration Withdrawal. Any Piggyback Registration Rights Holder shall have the right to withdraw from a Piggyback Registration for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters (if any) of his, her or its intention to withdraw from such Piggyback Registration prior to the effectiveness of the Registration Statement filed with the Commission with respect to such Piggyback Registration (or in the case of an Underwritten Registration pursuant to Rule 415, at least five (5) business days prior to the time of pricing of the applicable offering). The Company (whether on its own good faith determination or as the result of a request for withdrawal by Persons pursuant to separate written contractual obligations) may withdraw a Registration Statement filed with the Commission in connection with a Piggyback Registration at any time prior to the effectiveness of such Registration Statement. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with the Piggyback Registration prior to its withdrawal under this subsection 2.2.3.

2.2.4 Unlimited Piggyback Registration Rights. For purposes of clarity, any Registration effected pursuant to Section 2.2 hereof shall not be counted as a Registration pursuant to a Demand Registration effected under Section 2.1 hereof.

2.2.5 Joinder of Piggyback Registration Rights Holders. If so indicated on its signature page hereto, a Holder may be designated solely as a Piggyback Registration Rights Holder hereunder, in which case such Piggyback Registration Rights Holder agrees that it shall be fully bound by, and subject to, all of the applicable terms, conditions, representations and warranties and other provisions of this Registration Rights Agreement as a “Piggyback Registration Rights Holder” under this Section 2.2, with all attendant rights, benefits, duties, restrictions and obligations thereunder, and shall be fully bound by, and subject to, all of the applicable terms, conditions, representations and warranties and other provisions of this Registration Rights Agreement as a “Holder” for purposes of Article III, Article IV and Article V hereto, with all attendant rights, benefits, duties, restrictions and obligations thereunder. For the avoidance of doubt, any Piggyback Registration Rights Holder designated solely as such shall not be a “Holder” for any other purpose hereunder.

2.3 Shelf Registrations.

2.3.1 Initial Registration. The Company shall, as promptly as reasonably practicable, but in no event later than sixty (60) calendar days after the consummation of the transactions contemplated by the Merger Agreement, use its reasonable best efforts to file a Registration Statement under the Securities Act to permit the public resale of all the Registrable Securities held by the Holders (and certain other outstanding equity securities of the Company) from time to time as permitted by Rule 415 under the Securities Act (or any successor or similar provision adopted by the Commission then in effect) (“Rule 415”) on the terms and conditions specified in this subsection 2.3.1 and shall use its reasonable best efforts to cause such Registration Statement to be declared effective as promptly as reasonably practicable after the initial filing thereof, but in no event later than one hundred and twenty (120) business days following the filing deadline (the “Effectiveness Deadline”); provided, that the Effectiveness Deadline shall be extended to one hundred and eighty (180) days after the filing deadline if the Registration Statement is reviewed by, and receives comments from, the Commission. The Registration Statement filed with the Commission pursuant to this subsection 2.3.1 shall be a shelf registration statement on Form S-3 (a “Form S-3 Shelf”) or, if Form S-3 is not then available to the Company, on Form S-1 (a “Form S-1 Shelf”) or such other form of registration statement as is then available to effect a registration for resale of such Registrable Securities, covering such Registrable Securities,

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and shall contain a Prospectus in such form as to permit any Holder to sell such Registrable Securities pursuant to Rule 415 at any time beginning on the effective date for such Registration Statement. A Registration Statement filed pursuant to this subsection 2.3.1 shall provide for the resale pursuant to any method or combination of methods legally available to, and requested prior to effectiveness by, the Holders, including the registration of the distribution to its shareholders, partners, members or other affiliates. The Company agrees to provide in a Registration Statement (and in any prospectus or prospectus supplement forming a part of such Registration Statement) that all assignees, successors or transferees under this Agreement shall, by virtue of such assignment, be deemed to be selling stockholders under the Registration Statement (or any such prospectus or prospectus supplement) with respect to such Registrable Securities. The Company shall use its reasonable best efforts to cause a Registration Statement filed pursuant to this subsection 2.3.1 to remain effective, and to be supplemented and amended to the extent necessary to ensure that such Registration Statement is available or, if not available, that another Registration Statement is available, for the resale of all the Registrable Securities held by the Holders until all such Registrable Securities have ceased to be Registrable Securities. When effective, a Registration Statement filed pursuant to this subsection 2.3.1 (including the documents incorporated therein by reference) will comply as to form in all material respects with all applicable requirements of the Securities Act and the Exchange Act and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading (in the case of any Prospectus contained in such Registration Statement, in the light of the circumstances under which such statement is made).

2.3.2 Form S-3 Shelf. If the Company files a Form S-3 Shelf and thereafter the Company becomes ineligible to use Form S-3 for secondary sales, the Company shall use its reasonable best efforts to file a Form S-1 Shelf as promptly as reasonably practicable to replace the shelf registration statement that is a Form S-3 Shelf and have the Form S-1 Shelf declared effective as promptly as reasonably practicable and to cause such Form S-1 Shelf to remain effective, and to be supplemented and amended to the extent necessary to ensure that such Registration Statement is available or, if not available, that another Registration Statement is available, for the resale of all the Registrable Securities held by the Holders until all such Registrable Securities have ceased to be Registrable Securities.

2.3.3 Shelf Takedown. At any time and from time to time following the effectiveness of the shelf registration statement required by subsection 2.3.1 or 2.3.2, any Holder may request to sell all or a portion of their Registrable Securities in an underwritten offering that is registered pursuant to such shelf registration statement, including a Block Trade (a “Underwritten Shelf Takedown”), provided, that such Holder(s) (a) reasonably expect aggregate gross proceeds in excess of $35,000,000 from such Underwritten Shelf Takedown or (b) reasonably expects to sell all of the Registrable Securities held by such Holder in such Underwritten Shelf Takedown but in no event less than $10,000,000 in aggregate gross proceeds (the “Shelf Threshold”). All requests for an Underwritten Shelf Takedown shall be made by giving written notice to the Company (the “Shelf Takedown Notice”). Each Shelf Takedown Notice shall specify the approximate number of Registrable Securities proposed to be sold in the Underwritten Shelf Takedown and the expected price range (net of underwriting discounts and commissions) of such Underwritten Shelf Takedown. Within five (5) business days after receipt of any Shelf Takedown Notice, the Company shall give written notice of such requested Underwritten Shelf Takedown to all other Holders of Registrable Securities (the “Company Shelf Takedown Notice”) and, subject to reductions consistent with the Pro Rata calculations in subsection 2.2.4, shall include in such Underwritten Shelf Takedown all Registrable Securities with respect to which the Company has received written requests for inclusion therein, within five (5) days after sending the Company Shelf Takedown Notice, or, in the case of a Block Trade, as provided in Section 2.5. The Company shall enter into an underwriting agreement in a form as is customary in Underwritten Offerings of securities by the Company with the managing Underwriter or Underwriters selected by the initiating Holders and shall take all such other reasonable actions as are requested by the managing Underwriter or Underwriters in order to expedite or facilitate the disposition of such Registrable Securities. In connection with any Underwritten Shelf Takedown contemplated by this subsection 2.1.3, subject to Section 3.3 and Article IV, the underwriting agreement into which each Holder and the Company shall enter shall contain such representations, covenants, indemnities and other rights and obligations of the Company and the selling stockholders as are customary in underwritten offerings of securities.

2.4 Restrictions on Registration Rights. If (A) during the period starting with the date sixty (60) days prior to the Company’s good faith estimate of the date of the filing of, and ending on a date one hundred and twenty (120) days after the effective date of, a Company initiated Registration, and provided, that the Company has delivered written notice to the Holders prior to receipt of a Demand Registration pursuant to subsection 2.1.1, and it continues

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to actively employ, in good faith, all reasonable best efforts to cause the applicable Registration Statement to become effective; (B) the Holders have requested an Underwritten Registration and the Company and the Holders are unable to obtain the commitment of underwriters to firmly underwrite the offer; or (C) in the good faith judgment of the Board such Registration would be seriously detrimental to the Company and the Board concludes as a result that it is essential to defer the filing of such Registration Statement at such time, then in each case the Company shall furnish to such Holders a certificate signed by the Chairman of the Board stating that in the good faith judgment of the Board it would be seriously detrimental to the Company for such Registration Statement to be filed in the near future and that it is therefore essential to defer the filing of such Registration Statement. In such event, the Company shall have the right to defer such filing for a period of not more than thirty (30) days; provided, however, that the Company shall not defer its obligation in this manner more than twice in any 12-month period.

2.5 Block Trades. Notwithstanding any other provision of Article II, but subject to Sections 2.4 and 3.4, if the Holders desire to effect a Block Trade, the Holders shall provide written notice to the Company at least five (5) business days prior to the date such Block Trade will commence. As promptly as reasonably practicable, the Company shall use its reasonable best efforts to facilitate such Block Trade. The Holders shall use reasonable best efforts to work with the Company and the Underwriter(s) (including by disclosing the maximum number of Registrable Securities proposed to be the subject of such Block Trade) in order to facilitate preparation of the Registration Statement, Prospectus and other offering documentation related to the Block Trade and any related due diligence and comfort procedures.

2.6 Required Holder Information. At least ten (10) business days prior to the first anticipated filing date of a Registration Statement pursuant to this Article II, the Company shall use reasonable best efforts to notify each Holder in writing (which may be by email) of the information reasonably necessary about the Holder to include such Holder’s Registrable Securities in such Registration Statement. Notwithstanding anything else in this Agreement, the Company shall not be obligated to include such Holder’s Registrable Securities to the extent the Company has not received such information, and received any other reasonably requested agreements or certificates, on or prior to the fifth business day prior to the first anticipated filing date of a Registration Statement pursuant to this Article II.

ARTICLE 3
COMPANY PROCEDURES

3.1 General Procedures. If the Company is required to effect the Registration of Registrable Securities, the Company shall use its reasonable best efforts to effect such Registration to permit the sale of such Registrable Securities in accordance with the intended plan of distribution thereof, and pursuant thereto the Company shall, as expeditiously as possible:

3.1.1 prepare and file with the Commission as soon as practicable a Registration Statement with respect to such Registrable Securities and use its reasonable best efforts to cause such Registration Statement to become effective and remain effective for a period of up to ninety (90) days or, if earlier, until all Registrable Securities covered by such Registration Statement have been sold; provided, however, that (i) such ninety (90) day period shall be extended for a period of time equal to the period the Holder refrains, at the request of an Underwriter of Common Stock (or other securities) of the Company, from selling any securities included in such registration, and (ii) in the case of any registration of Registrable Securities on Form S-3 that are intended to be offered on a continuous or delayed basis, subject to compliance with applicable Commission rules, such ninety (90) day period shall be extended for up to sixty (60) days, if necessary, to keep the registration statement effective until all such Registrable Securities are sold;

3.1.2 prepare and file with the Commission such amendments and post-effective amendments to the Registration Statement, and such supplements to the Prospectus, as may be requested by the Holders with Registrable Securities registered on such Registration Statement or any Underwriter of Registrable Securities or as may be required by the rules, regulations or instructions applicable to the registration form used by the Company or by the Securities Act or rules and regulations thereunder to keep the Registration Statement effective until all Registrable Securities covered by such Registration Statement are sold in accordance with the intended plan of distribution set forth in such Registration Statement or supplement to the Prospectus;

Annex F-10

3.1.3 prior to filing a Registration Statement or Prospectus, or any amendment or supplement thereto, furnish without charge to the Underwriters, if any, and each Holder of Registrable Securities included in such Registration, and such Holder’s legal counsel, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the Prospectus included in such Registration Statement (including each preliminary Prospectus), and such other documents as the Underwriters and each Holder of Registrable Securities included in such Registration or the legal counsel for any such Holders may request in order to facilitate the disposition of the Registrable Securities owned by such Holders;

3.1.4 prior to any public offering of Registrable Securities, use its reasonable best efforts to (i) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as the Holders of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may request and (ii) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental authorities as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be necessary or advisable to enable any Holder of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that the Company shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify or take any action to which it would be subject to general service of process or taxation in any such jurisdiction where it is not then otherwise so subject;

3.1.5 cause all such Registrable Securities to be listed on each securities exchange or automated quotation system on which similar securities issued by the Company are then listed;

3.1.6 provide a transfer agent or warrant agent, as applicable, and registrar for all such Registrable Securities no later than the effective date of such Registration Statement;

3.1.7 advise each seller of such Registrable Securities, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the Commission suspending the effectiveness of such Registration Statement or the initiation or threatening of any proceeding for such purpose and promptly use its reasonable best efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued;

3.1.8 promptly following the filing of any Registration Statement or Prospectus or any amendment or supplement to such Registration Statement or Prospectus (other than by way of a document incorporated by reference) furnish a copy thereof to each seller of such Registrable Securities and its counsel, including, without limitation, providing copies promptly upon receipt of any comment letters received with respect to any such Registration Statement or Prospectus;

3.1.9 notify the Holders at any time when a Prospectus relating to such Registration Statement is required to be delivered under the Securities Act, of the happening of any event as a result of which the Prospectus included in such Registration Statement, as then in effect, includes a Misstatement, and then to correct such Misstatement as set forth in Section 3.4 hereof;

3.1.10 permit a representative of the Holders (such representative to be selected by a majority of the participating Holders), the Underwriters, if any, and any attorney or accountant retained by such Holders or Underwriter to participate, at each such person’s own expense, in the preparation of the Registration Statement, and cause the Company’s officers, directors and employees to supply all information reasonably requested by any such representative, Underwriter, attorney or accountant in connection with the Registration; provided, however, that any such representatives or Underwriters enter into a confidentiality agreement, in form and substance reasonably satisfactory to the Company, prior to the release or disclosure of any such information; and provided further, the Company may not include the name of any Holder or Underwriter or any information regarding any Holder or Underwriter in any Registration Statement or Prospectus, any amendment or supplement to such Registration Statement or Prospectus, any document that is to be incorporated by reference into such Registration Statement or Prospectus, or any response to any comment letter, without the prior written consent of such Holder or Underwriter and providing each such Holder or Underwriter a reasonable amount of time to review and comment on such applicable document, which comments the Company shall include unless contrary to applicable law;

Annex F-11

3.1.11 obtain a “cold comfort” letter from the Company’s independent registered public accountants in the event of an Underwritten Registration, in customary form and covering such matters of the type customarily covered by “cold comfort” letters as the managing Underwriter(s) may reasonably request;

3.1.12 on the date the Registrable Securities are delivered for sale pursuant to such Registration, in the event of an Underwritten Registration, obtain an opinion, dated such date, of counsel representing the Company for the purposes of such Registration, addressed to the Underwriters, the placement agent or sales agent, if any, covering such legal matters with respect to the Registration in respect of which such opinion is being given as the Underwriters, placement agent or sales agent may reasonably request and as are customarily included in such opinions and negative assurance letters, and reasonably satisfactory to such Underwriters, placement agent or sales agent;

3.1.13 in the event of any Underwritten Offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing Underwriter of such offering;

3.1.14 make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve (12) months beginning with the first day of the Company’s first full calendar quarter after the effective date of the Registration Statement which satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder (or any successor rule promulgated thereafter by the Commission);

3.1.15 if the Registration involves the Registration of Registrable Securities involving gross proceeds in excess of $50,000,000, use its reasonable efforts to make available senior executives of the Company to participate in customary “road show” presentations that may be reasonably requested by the Underwriter in any Underwritten Offering; and

3.1.16 otherwise, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested by the Holders, in connection with such Registration.

3.2 Registration Expenses. The Registration Expenses of all Registrations shall be borne by the Company; provided, however, that (a) the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Section 2.1 if the registration request is subsequently withdrawn at the request of the Demanding Holders (in which case the Demanding Holders shall bear such expenses pro rata based upon the number of Registrable Securities that were to be included in the withdrawn registration), and (b) if, at the time of such withdrawal, the Holders shall have learned of a material adverse change in the condition, business, or prospects of the Company not known (and not reasonably available upon request from the Company or otherwise) to the Holders at the time of their request and have withdrawn the request with reasonable promptness after learning of such information, then the Holders shall not be required to pay any of such expenses. It is acknowledged by the Holders that the Holders shall bear all Selling Expenses, other than as set forth in the definition of “Registration Expenses,” all reasonable fees and expenses of Selling Holder Counsel.

3.3 Requirements for Participation in Underwritten Offerings. No Person may participate in any Underwritten Offering for equity securities of the Company pursuant to a Registration initiated by the Company hereunder unless such Person (i) agrees to sell such Person’s securities on the basis provided in any underwriting arrangements approved by the Company and (ii) completes and executes all customary questionnaires, powers of attorney, indemnities, lock-up agreements, underwriting agreements and other customary documents as may be reasonably required under the terms of such underwriting arrangements.

3.4 Suspension of Sales; Adverse Disclosure. Upon receipt of written notice from the Company that a Registration Statement or Prospectus contains a Misstatement, each of the Holders shall forthwith discontinue disposition of Registrable Securities until it has received copies of a supplemented or amended Prospectus correcting the Misstatement (it being understood that the Company hereby covenants to prepare and file such supplement or amendment as soon as practicable after the time of such notice), or until it is advised in writing by the Company that the use of the Prospectus may be resumed. If the filing, initial effectiveness or continued use of a Registration Statement in respect of any Registration at any time would require the Company to make an Adverse Disclosure or would require the inclusion in such Registration Statement of financial statements that are unavailable to the Company for reasons beyond the Company’s control, the Company may, upon giving prompt written notice of such action to the Holders, delay the filing or initial effectiveness of, or suspend use of, such Registration Statement for the shortest period of time, but in no event more than thirty (30) days, determined in good faith by the Company

Annex F-12

to be necessary for such purpose. In the event the Company exercises its rights under the preceding sentences, the Holders agree to suspend, immediately upon their receipt of the notice referred to above, their use of the Prospectus relating to any Registration in connection with any sale or offer to sell Registrable Securities. The Company shall immediately notify the Holders of the expiration of any period during which it exercised its rights under this Section 3.4.

3.5 Reporting Obligations. As long as any Holder shall own Registrable Securities, the Company, at all times while it shall be a reporting company under the Exchange Act, covenants to file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to Sections 13(a) or 15(d) of the Exchange Act. The Company further covenants that it shall take such further action as any Holder may reasonably request, all to the extent required from time to time to enable such Holder to sell Common Stock held by such Holder without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 promulgated under the Securities Act (or any successor rule promulgated thereafter by the Commission, to the extent that such rule or such successor rule is available to the Company), including providing any customary legal opinions. Upon the request of any Holder, the Company shall deliver to such Holder a written certification of a duly authorized officer as to whether it has complied with such requirements.

ARTICLE 4
INDEMNIFICATION AND CONTRIBUTION

4.1 Indemnification.

4.1.1 In connection with any Registration Statement in which a Holder of Registrable Securities is participating, the Company agrees to indemnify, to the extent permitted by law, each such Holder of Registrable Securities, its officers and directors and each Person who controls such Holder (within the meaning of the Securities Act) against all losses, claims, damages, liabilities and expenses (including attorneys’ fees) caused by any untrue or alleged untrue statement of material fact contained in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances in which they were made, not misleading, except insofar as the same are caused by or contained in any information furnished in writing to the Company by such Holder expressly for use therein. The Company shall indemnify the Underwriters, their officers and directors and each Person who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to the indemnification of the Holder. Notwithstanding the foregoing, the indemnity agreement contained in this Subsection 4.1.1 shall not apply to amounts paid in settlement of any such claim or proceeding if such settlement is effected without the consent of the Company, which consent shall not be unreasonably withheld, conditioned, or delayed.

4.1.2 In connection with any Registration Statement in which a Holder of Registrable Securities is participating, such Holder shall furnish to the Company in writing such information and affidavits as the Company reasonably requests for use in connection with any such Registration Statement or Prospectus and, to the extent permitted by law, shall indemnify the Company, its directors and officers and agents and each Person who controls the Company (within the meaning of the Securities Act) and any other Holders of Registrable Securities participating in the Registration, against any losses, claims, damages, liabilities and expenses (including without limitation reasonable attorneys’ fees) resulting from any untrue statement of material fact contained in the Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or omission is contained in any information or affidavit so furnished in writing by such Holder expressly for use therein; provided, however, that the obligation to indemnify shall be several, not joint and several, among such Holders of Registrable Securities, and the liability of each such Holder of Registrable Securities shall be in proportion to and limited to the net proceeds received by such Holder from the sale of Registrable Securities pursuant to such Registration Statement. The Holders of Registrable Securities shall indemnify the Underwriters, their officers, directors and each Person who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to indemnification of the Company.

Annex F-13

4.1.3 Any Person entitled to indemnification herein shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided, that the failure to give prompt notice shall not impair any Person’s right to indemnification hereunder to the extent such failure has not prejudiced the indemnifying party’s ability to defend such action) and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

4.1.4 The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling Person of such indemnified party and shall survive the transfer of securities. The Company and each Holder of Registrable Securities participating in an offering also agrees to make such provisions as are reasonably requested by any indemnified party for contribution to such party in the event the Company’s or such Holder’s indemnification is unavailable for any reason.

4.1.5 If the indemnification provided under Section 4.1 hereof from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by, or relates to information supplied by, such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action; provided, however, that the liability of any Holder under this subsection 4.1.5 shall be limited to the amount of the net proceeds received by such Holder in such offering giving rise to such liability except in the case of fraud or willful misconduct by such Holder. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in subsections 4.1.1, 4.1.2 and 4.1.3 above, any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding. The parties hereto agree that it would not be just and equitable if contribution pursuant to this subsection 4.1.5 were determined by Pro Rata allocation or by any other method of allocation, which does not take account of the equitable considerations referred to in this subsection 4.1.5. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this subsection 4.1.5 from any Person who was not guilty of such fraudulent misrepresentation.

ARTICLE 5
MISCELLANEOUS

5.1 Notices. Any notice or communication under this Agreement must be in writing and given by (i) deposit in the United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, (ii) delivery in person or by courier service providing evidence of delivery, or (iii) transmission by hand delivery, electronic mail, telecopy, telegram or facsimile. Each notice or communication that is mailed, delivered, or transmitted in the manner described above shall be deemed sufficiently given, served, sent, and received, in the case of mailed notices, on the third business day following the date on which it is mailed and, in the case of notices delivered by courier service, hand delivery, electronic mail, telecopy, telegram or facsimile, at such

Annex F-14

time as it is delivered to the addressee (with the delivery receipt or the affidavit of messenger) or at such time as delivery is refused by the addressee upon presentation. Any notice or communication under this Agreement must be addressed, if to the Company, to: Proterra Inc, 1815 Rollins Road, Burlingame, California 94010, Attention: Chief Executive Officer; and a copy (which shall not constitute notice) shall also be sent to Fenwick & West LLP, Silicon Valley Center, 801 California Street, Mountain View, California 94041 Attn: Dawn Belt, email: dbelt@fenwick.com, and to Latham & Watkins LLP, 330 North Wabash Avenue, Suite 2800, Chicago, IL 60611, Attn: Mark Gerstein and Ryan Maierson, email: mark.gerstein@lw.com and ryan.maierson@lw.com, if to the Sponsor to: 200 Clarendon Street, 55th Floor, Boston, MA 02116, Attention: Christine Miller, with copy to: Kirkland & Ellis LLP, 601 Lexington Avenue, New York, New York 10022, Attention: Christian O. Nagler and James S. Rowe, and, if to any Holder, at such Holder’s address or facsimile number as set forth in the Company’s books and records. Any party may change its address for notice at any time and from time to time by written notice to the other parties hereto, and such change of address shall become effective thirty (30) days after delivery of such notice as provided in this Section 5.1.

5.2 Assignment; No Third Party Beneficiaries.

5.2.1 This Agreement and the rights, duties and obligations of the Company hereunder may not be assigned or delegated by the Company in whole or in part.

5.2.2 Prior to the expiration of the Common Stock Lock-up Period or the Sponsor Lock-Up Period, as applicable, no Holder may assign or delegate such Holder’s rights, duties or obligations under this Agreement, in whole or in part, except in connection with a transfer of Registrable Securities by such Holder to a Permitted Transferee.

5.2.3 Following the expiration of the Common Stock Lock-up Period or the Sponsor Lock-Up Period, as applicable, a Holder may assign or delegate such Holder’s rights, duties or obligations under this Agreement, in whole or in part, to any transferee of Registrable Securities that (a) is a Permitted Transferee or (b) after such transfer, holds at least 10% of the outstanding shares of the Company;

5.2.4 This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties and its successors and the permitted assigns of the Holders, which shall include Permitted Transferees.

5.2.5 This Agreement shall not confer any rights or benefits on any Persons that are not parties hereto, other than as expressly set forth in this Agreement and Section 5.2 hereof.

5.2.6 No assignment by any party hereto of such party’s rights, duties and obligations hereunder shall be binding upon or obligate the Company unless and until the Company shall have received (i) written notice of such assignment as provided in Section 5.1 hereof and (ii) the written agreement of the assignee, in a form reasonably satisfactory to the Company, to be bound by the terms and provisions of this Agreement (which may be accomplished by an addendum or certificate of joinder to this Agreement). Any transfer or assignment made other than as provided in this Section 5.2 shall be null and void.

5.3 Severability. This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible that is valid and enforceable.

5.4 Counterparts. This Agreement may be executed in multiple counterparts (including facsimile or PDF counterparts), each of which shall be deemed an original, and all of which together shall constitute the same instrument, but only one of which need be produced.

5.5 Entire Agreement. This Agreement (including all agreements entered into pursuant hereto and all certificates and instruments delivered pursuant hereto and thereto) constitute the entire agreement of the parties with respect to the subject matter hereof and supersede all prior and contemporaneous agreements, representations, understandings, negotiations and discussions between the parties, whether oral or written. This Agreement will amend and restate the Existing Registration Rights Agreement to read as set forth herein, when it has been duly executed by parties having the right to so amend and restate the Existing Registration Rights Agreement.

Annex F-15

5.6 Governing Law; Venue. NOTWITHSTANDING THE PLACE WHERE THIS AGREEMENT MAY BE EXECUTED BY ANY OF THE PARTIES HERETO, THE PARTIES EXPRESSLY AGREE THAT THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED UNDER THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO THE CONFLICT OF LAW PROVISIONS OF SUCH JURISDICTION. The parties (a) hereby irrevocably and unconditionally submit to the jurisdiction of the state courts of Delaware and to the jurisdiction of the United States District Court for the District of Delaware for the purpose of any suit, action or other proceeding arising out of or based upon this Agreement, (b) agree not to commence any suit, action or other proceeding arising out of or based upon this Agreement except in the state courts of Delaware or the United States District Court for the District of Delaware, and (c) hereby waive, and agree not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court.

5.7 WAIVER OF TRIAL BY JURY. EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES THE RIGHT TO A TRIAL BY JURY IN ANY ACTION, SUIT, COUNTERCLAIM OR OTHER PROCEEDING (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF, CONNECTED WITH OR RELATING TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY, OR THE ACTIONS OF THE SPONSOR IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

5.8 Amendments and Modifications. Upon the written consent of the Company and the Holders of at least a majority in interest of the Registrable Securities at the time in question, compliance with any of the provisions, covenants and conditions set forth in this Agreement may be waived, or any of such provisions, covenants or conditions may be amended or modified; provided, however, that notwithstanding the foregoing, any amendment hereto or waiver hereof that adversely affects one Holder, solely in its capacity as a holder of the shares of the Company, in a manner that is materially different from the other Holders (in such capacity) shall require the consent of the Holder so affected; provided, further, that no consent of any Piggyback Registration Rights Holder shall be required with respect to any such waiver, amendment or modification, except with respect to any waiver, amendment or modification that adversely affects such Piggyback Registration Rights Holder, solely in its capacity as a holder of Registrable Securities, in a manner that is materially different from the other Holders (in such capacity). No course of dealing between any Holder or the Company and any other party hereto or any failure or delay on the part of a Holder or the Company in exercising any rights or remedies under this Agreement shall operate as a waiver of any rights or remedies of any Holder or the Company. No single or partial exercise of any rights or remedies under this Agreement by a party shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder or thereunder by such party. Any amendment, termination, or waiver effected in accordance with this Section 5.8 shall be binding on each party hereto and all of such party’s successors and permitted assigns, regardless of whether or not any such party, successor or assignee entered into or approved such amendment, termination, or waiver.

5.9 Titles and Headings. Titles and headings of sections of this Agreement are for convenience only and shall not affect the construction of any provision of this Agreement.

5.10 Waivers and Extensions. Any party to this Agreement may waive any right, breach or default which such party has the right to waive, provided, that such waiver will not be effective against the waiving party unless it is in writing, is signed by such party, and specifically refers to this Agreement. Waivers may be made in advance or after the right waived has arisen or the breach or default waived has occurred. Any waiver may be conditional. No waiver of any breach of any agreement or provision herein contained shall be deemed a waiver of any preceding or succeeding breach thereof nor of any other agreement or provision herein contained. No waiver or extension of time for performance of any obligations or acts shall be deemed a waiver or extension of the time for performance of any other obligations or acts.

5.11 Remedies Cumulative. In the event that the Company fails to observe or perform any covenant or agreement to be observed or performed under this Agreement, the Holders may proceed to protect and enforce its rights by suit in equity or action at law, whether for specific performance of any term contained in this Agreement or for an injunction against the breach of any such term or in aid of the exercise of any power granted in this Agreement or to enforce any other legal or equitable right, or to take any one or more of such actions, without being required to

Annex F-16

post a bond. None of the rights, powers or remedies conferred under this Agreement shall be mutually exclusive, and each such right, power or remedy shall be cumulative and in addition to any other right, power or remedy, whether conferred by this Agreement or now or hereafter available at law, in equity, by statute or otherwise.

5.12 Other Registration Rights. The Company represents and warrants that, no Person, other than (i) a Holder of Registrable Securities and (ii) a holder of securities of the Company that are registrable pursuant to the PIPE Subscription Agreements, has any right to require the Company to register any securities of the Company for sale or to include such securities of the Company in any Registration filed by the Company for the sale of securities for its own account or for the account of any other Person. Further, the Company represents and warrants that, except with respect to the PIPE Subscription Agreements, (1) this Agreement supersedes the Existing Registration Rights Agreement and any other registration rights agreement or agreement with similar terms and conditions and in the event of a conflict between any such agreement or agreements and this Agreement, the terms of this Agreement shall prevail and (2) the registration rights provisions in the Investors’ Rights Agreement have been terminated. Notwithstanding the foregoing, the Company and the Holders hereby acknowledge that the Company has granted resale registration rights to certain holders of Company securities in the PIPE Subscription Agreements, and that nothing herein shall restrict the ability of the Company to fulfill its resale registration obligations under the PIPE Subscription Agreements.

5.13 Term. This Agreement shall terminate upon the earlier of (i) the sixth anniversary of the date of this Agreement and (ii) the date as of which no Registrable Securities remain outstanding. The provisions of Section 3.5 and Article 4 shall survive any termination.

[SIGNATURE PAGES FOLLOW]

Annex F-17

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.

COMPANY:

Proterra INC

By:
Name:	Jack Allen
Title:	President and Chief Executive Officer

[Signature Page to Amended and Restated Registration Rights Agreement]

Annex F-18

HOLDER:

ARCLIGHT CTC HOLDINGS, L.P.

By: ACTC Holdings GP, LLC

By:
Name:	Daniel R. Revers
Title:	President

[Signature Page to Amended and Restated Registration Rights Agreement]

Annex F-19

HOLDER:

By:
Name:
Title:

[Signature Page to Amended and Restated Registration Rights Agreement]

Annex F-20

Annex G

Form of Company Support Agreement

Final Form

FORM OF TRANSACTION SUPPORT AGREEMENT

This TRANSACTION SUPPORT AGREEMENT (this “Agreement”) is entered into as of January [•], 2021, by and among ArcLight Clean Transition Corp., a Cayman Islands exempted company (“ACTC”), [•], a [•] (the “Stockholder”), and, solely with respect to Sections 1(a) and 1(f) hereto, Proterra Inc, a Delaware corporation (the “Company”). Each of ACTC, the Stockholder and the Company are sometimes referred to herein individually as a “Party” and collectively as the “Parties”. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Merger Agreement (defined below).

RECITALS

WHEREAS, on January 11, 2021, ACTC, Phoenix Merger Sub, Inc., a Delaware corporation (“Merger Sub”), and the Company entered into that certain Merger Agreement (as amended, supplemented or otherwise modified from time to time in accordance with its terms, the “Merger Agreement”) pursuant to which, among other things, Merger Sub will merge with and into the Company, with the Company as the surviving company in the merger and, after giving effect to such merger, becoming a wholly-owned Subsidiary of ACTC, and each share of Company Common Stock (including shares of Company Common Stock issued upon the conversion of Company Preferred Stock in connection with the Preferred Stock Conversion and including the Subject Company Stock (as defined below)) will be converted into the right to receive Acquiror Common Stock, in each case, on the terms and subject to the conditions set forth in the Merger Agreement;

WHEREAS, the Stockholder is the record and beneficial owner of the number and type of equity securities of the Company set forth on Schedule A hereto (together with any other equity securities of the Company that the Stockholder acquires record or beneficial ownership after the date hereof, collectively, the “Subject Company Stock”);

WHEREAS, in consideration for the benefits to be received by the Stockholder under the terms of the Merger Agreement and as a material inducement to ACTC agreeing to enter into, and consummate the transactions contemplated by, the Merger Agreement, the Stockholder agrees to enter into this Agreement and to be bound by the agreements, covenants and obligations contained in this Agreement; and

WHEREAS, the Parties acknowledge and agree that ACTC and Merger Sub would not have entered into, and agreed to consummate the transactions contemplated by, the Merger Agreement without the Stockholder entering into this Agreement and agreeing to be bound by the agreements, covenants and obligations contained in this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual promises set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, each intending to be legally bound, hereby agree as follows:

AGREEMENT

1. Company Stockholder Consent and Related Matters.

(a) The Parties hereby acknowledge that certain Ninth Amended and Restated Voting Agreement, dated as of August 2, 2019, by and among the Company and the Company Stockholders party thereto (as amended, supplemented or otherwise modified from time to time in accordance with its terms, the “Voting Agreement”), and each of the Stockholder and the Company hereby consents to a waiver and termination of, and amendment to, any provision of the Voting Agreement solely to the extent that such provision conflicts with this Agreement (including, but not limited to, Section 6 of the Voting Agreement and its prohibition on granting proxies to any other person). The waiver, termination and amendment provided in this Section 1(a) shall be deemed effective a moment in time prior to subsections (b) through (g) of this Section 1.

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(b) Subject to the earlier termination of this Agreement in accordance with its terms, (i) as promptly as reasonably practicable (and in any event within five (5) Business Days) following the time at which the Registration Statement becomes effective under the Securities Act, the Stockholder shall duly execute and deliver to the Company and ACTC the Company Stockholder Approvals under which it shall irrevocably and unconditionally consent to the matters, actions and proposals contemplated by Section 8.02(e) of the Merger Agreement (the “Approval”), including the Merger, the Preferred Conversion and any other transactions contemplated by the Merger Agreement to occur at or immediately prior to the Closing (collectively, the “Transactions”) and (ii) without limiting the generality of the foregoing, prior to the Closing, the Stockholder shall vote (or cause to be voted) the Subject Company Stock against and withhold consent with respect to (x) any Acquisition Proposal (including any Superior Proposal) or (y) any other matter, action or proposal that would reasonably be expected to result in (A) a breach of any of the Company’s covenants, agreements or obligations under the Merger Agreement or (B) any of the conditions to the Closing set forth in Sections 9.01 or 9.02 of the Merger Agreement not being satisfied; provided, that in the case or either (i) or (ii), the Merger Agreement shall not have been amended or modified without such Stockholder’s consent (1) to decrease the consideration payable under the Merger Agreement, or (2) to change the form of merger consideration in a manner adverse to such Stockholder.

(c) Without limiting any other rights or remedies of ACTC, the Stockholder hereby irrevocably appoints ACTC or any individual designated by ACTC as the Stockholder’s agent, attorney-in-fact and proxy (with full power of substitution and re-substitution), for and in the name, place and stead of the Stockholder, to attend on behalf of the Stockholder any meeting of the Company Stockholders with respect to the matters described in Section 1(b), to include the Subject Company Stock in any computation for purposes of establishing a quorum at any such meeting of the Company Stockholders, to vote (or cause to be voted) the Subject Company Stock or consent (or withhold consent) with respect to any of the matters described in Section 1(b) in connection with any meeting of the Company Stockholders or any action by written consent by the Company Stockholders (including the Company Stockholder Approvals). The proxy granted in this Section 1(c) shall expire upon the termination of this Agreement.

(d) The proxy granted by the Stockholder pursuant to Section 1(c) is coupled with an interest sufficient in law to support an irrevocable proxy and is granted in consideration of ACTC entering into the Merger Agreement, and agreeing to consummate the transactions contemplated thereby. The proxy granted by the Stockholder pursuant to Section 1(c) is a durable proxy and shall survive the bankruptcy, dissolution, death, incapacity or other inability to act by the Stockholder and shall revoke any and all prior proxies granted by the Stockholder with respect to the Subject Company Stock.

(e) The Stockholder shall not hereafter, unless and until this Agreement terminates or expires pursuant to its terms, purport to designate any other proxy or power of attorney with respect to the Subject Company Stock or enter into any other agreement, arrangement, or understanding with any person, directly or indirectly, to vote, grant any proxy or give instructions with respect to the voting of the Subject Company Stock, in each case, with respect to any of the matters set forth herein.

(f) Except to the extent expressly provided in this Agreement, each of the Stockholder and the Company hereby agrees not to amend, terminate or waive the Voting Agreement, or any provision thereof, in a manner or with an effect adverse to ACTC or its rights hereunder without the prior written consent of ACTC (such consent to be given or withheld in its sole discretion).

(g) For purposes of Section 4 of the Voting Agreement, the Stockholder hereby acknowledges that the Transactions constitute a “Sale of the Company” and expressly and irrevocably agrees to approve such Sale of the Company in any resolutions on which the Company Shareholders vote, specifying that Section 4 of the Voting Agreement shall apply to the Transactions.

2. Other Covenants and Agreements.

(a) The Stockholder hereby agrees that, notwithstanding anything to the contrary in any such agreement, (i) each of the agreements set forth on Schedule B hereto shall be automatically terminated and of no further force and effect (including any provisions of any such agreement that, by its terms, survive such termination) effective as of, and subject to and conditioned upon the occurrence of, the Closing and (ii) upon such termination neither the Company nor any of its Affiliates (including from and after the Effective Time, ACTC and its Affiliates) shall have any further obligations or liabilities under each such agreement. Without limiting the generality of the foregoing, the Stockholder hereby agrees to promptly execute and deliver all additional agreements, documents and instruments and take, or cause to be taken, all actions necessary or reasonably advisable in order to achieve the purpose of the preceding sentence.

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(b) The Stockholder shall be bound by and subject to (i) Section 8.04 (Confidentiality; Publicity) of the Merger Agreement to the same extent as such provisions apply to the parties to the Merger Agreement, and (ii) Section 6.04 (No Claim Against the Trust Account), Section 6.06 (Non-Solicitation; Acquisition Proposal) and Section 8.01(c) (Support of Transaction) of the Merger Agreement to the same extent as such provisions apply to the Company, in each case, mutatis mutandis, as if the Stockholder is directly party thereto. Notwithstanding anything in this Agreement to the contrary, (x) the Stockholder shall not be responsible for the actions of the Company or the Company Board (or any committee thereof) or any officers, directors (in their capacity as such), employees and professional advisors of any of the foregoing (the “Company Related Parties”), including with respect to any of the matters contemplated by this Section 2(b), (y) the Stockholder is not making any representations or warranties with respect to the actions of any of the Company Related Parties, and (z) any breach by the Company of its obligations under the Merger Agreement shall not be considered a breach of this Section 2(b) (it being understood for the avoidance of doubt that the Stockholder shall remain responsible for any breach by it of this Section 2(b)).

(c) The Stockholder acknowledges and agrees that ACTC and Merger Sub are entering into the Merger Agreement in reliance upon the Stockholder entering into this Agreement and agreeing to be bound by, and perform, or otherwise comply with, as applicable, the agreements, covenants and obligations contained in this Agreement and but for the Stockholder entering into this Agreement and agreeing to be bound by, and perform, or otherwise comply with, as applicable, the agreements, covenants and obligations contained in this Agreement ACTC and Merger Sub would not have entered into, or agreed to consummate the transactions contemplated by, the Merger Agreement.

3. Stockholder Representations and Warranties. The Stockholder represents and warrants to ACTC as follows:

(a) The Stockholder is a corporation, limited liability company or other applicable business entity duly organized or formed, as applicable, validly existing and in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) under the Laws of its jurisdiction of formation or organization (as applicable) .

(b) The Stockholder has the requisite corporate, limited liability company or other similar power and authority to execute and deliver this Agreement, to perform its covenants, agreements and obligations hereunder (including, for the avoidance of doubt, those covenants, agreements and obligations hereunder that relate to the provisions of the Merger Agreement), and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement has been duly authorized by all necessary corporate (or other similar) action on the part of the Stockholder. This Agreement has been duly and validly executed and delivered by the Stockholder and constitutes a valid, legal and binding agreement of the Stockholder (assuming that this Agreement is duly authorized, executed and delivered by ACTC), enforceable against the Stockholder in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity).

(c) No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Entity is required on the part of the Stockholder with respect to the Stockholder’s execution, delivery or performance of its covenants, agreements or obligations under this Agreement (including, for the avoidance of doubt, those covenants, agreements and obligations under this Agreement that relate to the provisions of the Merger Agreement) or the consummation of the transactions contemplated hereby, except for any consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not adversely affect the ability of the Stockholder to perform, or otherwise comply with, any of its covenants, agreements or obligations hereunder in any material respect, or which have already been obtained in advance of the Stockholder’s entry into this Agreement.

(d) None of the execution or delivery of this Agreement by the Stockholder, the performance by the Stockholder of any of its covenants, agreements or obligations under this Agreement (including, for the avoidance of doubt, those covenants, agreements and obligations under this Agreement that relate to the provisions of the Merger Agreement) or the consummation of the transactions contemplated hereby will, directly or indirectly (with or without due notice or lapse of time or both) (i) result in any breach of any provision of the Stockholder’s organizational and governing documents, (ii) result in a violation or breach of, or constitute a default or give rise to any right of termination, consent, cancellation, amendment, modification, suspension, revocation or acceleration under, any of the terms, conditions or provisions of any Contract to which the Stockholder is a party, (iii) violate, or constitute a breach under, any Governmental Order or applicable Law to which the Stockholder or any of its properties or assets are bound or (iv) other than the restrictions contemplated by this Agreement, result in the

Annex G-3

creation of any Lien upon the Subject Company Stock, except, in the case of any of clauses (ii) and (iii) above, as would not adversely affect the ability of the Stockholder to perform, or otherwise comply with, any of its covenants, agreements or obligations hereunder in any material respect.

(e) The Stockholder is the record and beneficial owner of the Subject Company Stock and has valid, good and marketable title to the Subject Company Stock, free and clear of all Liens (other than transfer restrictions under applicable Securities Law or under the Company Organizational Documents, the Voting Agreement, that certain Eighth Amended and Restated Investors’ Rights Agreement, dated as of August 2, 2019, by and among the Company and the stockholders party thereto, and that certain Eighth Amended and Restated Right of First Refusal and Co-Sale Agreement, dated as of August 2, 2019, by and among the Company and the stockholders party thereto (collectively, the “Company Stockholders Agreements”). Except for the equity securities of the Company set forth on Schedule A hereto, together with any other equity securities of the Company that the Stockholder acquires record or beneficial ownership of after the date hereof that is either permitted pursuant to, or acquired in accordance with, Section 6.01 of the Merger Agreement, the Stockholder does not own, beneficially or of record, any equity securities of the Company.1 The Stockholder does not own any right to acquire any equity securities of the Company (except in its capacity as a stockholder and as contemplated by the Company Stockholders Agreements). The Stockholder has the right to vote (and provide consent in respect of, as applicable) the Subject Company Stock and, except for this Agreement, the Merger Agreement and the Company Stockholders Agreements, the Stockholder is not party to or bound by (i) any option, warrant, purchase right, or other Contract that would (either alone or in connection with one or more events, developments or events (including the satisfaction or waiver of any conditions precedent)) require the Stockholder to Transfer any of the Subject Company Stock or (ii) any voting trust, proxy or other Contract with respect to the voting or Transfer of any of the Subject Company Stock, in each case, that could reasonably be expected to (x) impair the ability of such Stockholder to perform its obligations under this Agreement or (y) prevent, impede or delay the consummation of any of the transactions contemplated by this Agreement.

(f) There is no Proceeding pending or, to the Stockholder’s knowledge, threatened against the Stockholder that, if adversely decided or resolved, would reasonably be expected to adversely affect the ability of the Stockholder to perform, or otherwise comply with, any of its covenants, agreements or obligations under this Agreement in any material respect.

(g) The Stockholder, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that (i) it has conducted its own independent review and analysis of, and, based thereon, has formed an independent judgment concerning, the business, assets, condition, operations and prospects of, ACTC and (ii) it has been furnished with or given access to such documents and information about ACTC and its respective businesses and operations as it and its Representatives have deemed necessary to enable it to make an informed decision with respect to the execution, delivery and performance of this Agreement, the other Ancillary Agreements to which it is or will be a party and the transactions contemplated hereby and thereby.

(h) In entering into this Agreement and the other Ancillary Agreements to which it is or will be a party, the Stockholder has relied solely on its own investigation and analysis and the representations and warranties expressly set forth in the Ancillary Agreements to which it is or will be a party and no other representations or warranties of ACTC or Merger Sub (including, for the avoidance of doubt, none of the representations or warranties of ACTC set forth in the Merger Agreement or any other Ancillary Agreement), any of their respective Affiliates or any other Person, either express or implied, and the Stockholder, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that, except for the representations and warranties expressly set forth in the Ancillary Agreements to which it is or will be a party, none of ACTC, Merger Sub, any of their respective Affiliates or any other Person makes or has made any representation or warranty, either express or implied, in connection with or related to this Agreement, the Ancillary Agreements to which it is or will be a party or the transactions contemplated hereby or thereby.

4. Transfer of Subject Securities. Except as expressly contemplated by the Merger Agreement or with the prior written consent of ACTC (such consent to be given or withheld in its sole discretion), from and after the date hereof, the Stockholder agrees not to (a) Transfer any of the Subject Company Stock, (b) enter into (i) any option, warrant, purchase right, or other Contract that would (either alone or in connection with one or more events or developments (including the satisfaction or waiver of any conditions precedent)) require the Stockholder to

____________

1    Note to Draft: To be updated as needed in the event Stockholder is participating in the PIPE.

Annex G-4

Transfer the Subject Company Stock or (ii) any voting trust, proxy or other Contract with respect to the voting or Transfer of the Subject Company Stock, or (c) take any actions in furtherance of any of the matters described in the foregoing clauses (a) or (b). For purposes of this Agreement, “Transfer” means any, direct or indirect, sale, transfer, assignment, pledge, mortgage, exchange, hypothecation, grant of a security interest in or disposition or encumbrance of an interest (whether with or without consideration, whether voluntarily or involuntarily or by operation of law or otherwise). Notwithstanding the foregoing, the Stockholder may transfer its Subject Company Stock to its Affiliates with prior written notice to (but without the consent of) ACTC, subject to any such Affiliate transferee signing a joinder hereto agreeing to be bound by all provisions hereof to the same extent as the Stockholder.

5. Termination. This Agreement shall automatically terminate, without any notice or other action by any Party, and be void ab initio upon the earliest of (a) the Effective Time, (b) the termination of the Merger Agreement in accordance with its terms, (c) the amendment or modification of the Merger Agreement without the Stockholder’s consent (1) to decrease the consideration payable under the Merger Agreement, or (2) to change the form of merger consideration in a manner adverse to such Stockholder and (d) the effective date of a written agreement of the parties hereto terminating this Agreement. Upon termination of this Agreement as provided in the immediately preceding sentence, none of the Parties shall have any further obligations or liabilities under, or with respect to, this Agreement. Notwithstanding the foregoing or anything to the contrary in this Agreement, (i) the termination of this Agreement pursuant to Section 5(b) shall not affect any liability on the part of any Party for a Willful Breach of any covenant or agreement set forth in this Agreement prior to such termination or Fraud, (ii) Section 2(b)(i) (solely to the extent that it relates to Section 8.04 (Confidentiality; Publicity) of the Merger Agreement) and the representations and warranties set forth in Sections 3(g) and (h) shall each survive any termination of this Agreement and (iii) Section 2(b)(ii) (solely to the extent that it relates to Section 6.04 (No Claim Against the Trust Account) of the Merger Agreement) shall survive the termination of this Agreement pursuant to Section 5(b). For purposes of this Section 5, (x) “Willful Breach” means a material breach that is a consequence of an act undertaken or a failure to act by the breaching Party with the knowledge that the taking of such act or such failure to act would, or would reasonably be expected to, constitute or result in a breach of this Agreement and (y) “Fraud” means an act or omission by a Party, and requires: (A) a false or incorrect representation or warranty expressly set forth in this Agreement, (B) with actual knowledge (as opposed to constructive, imputed or implied knowledge) by the Party making such representation or warranty that such representation or warranty expressly set forth in this Agreement is false or incorrect, (C) an intention to deceive another Party, to induce it to enter into this Agreement, (D) another Party, in justifiable or reasonable reliance upon such false or incorrect representation or warranty expressly set forth in this Agreement, causing such Party to enter into this Agreement, and (E) causing such Party to suffer damage by reason of such reliance.

6. Fiduciary Duties. Notwithstanding anything in this Agreement to the contrary, (a) the Stockholder makes no agreement or understanding herein in any capacity other than in such Stockholder’s capacity as a record holder and beneficial owner of the Subject Company Stock[, and not in such Stockholder’s capacity as a director, officer or employee of the Company or any of the Company’s Subsidiaries] and (b) nothing herein will be construed to limit or affect any action or inaction by [such Stockholder // any representative of such Stockholder serving] in its capacity as a member of the board of directors of the Company or as an officer, employee or fiduciary of the Company, in each case, acting in such person’s capacity as a director, officer, employee or fiduciary of the Company.

7. No Recourse. Except for claims pursuant to the Merger Agreement or any other Ancillary Agreement by any party(ies) thereto against any other party(ies) thereto, each Party agrees that (a) this Agreement may only be enforced against, and any action for breach of this Agreement may only be made against, the Parties, and no claims of any nature whatsoever (whether in tort, contract or otherwise) arising under or relating to this Agreement, the negotiation hereof or its subject matter, or the transactions contemplated hereby shall be asserted against the Company, ACTC or any Affiliate of ACTC, and (b) none of the Company, ACTC or any Affiliate of ACTC shall have any liability arising out of or relating to this Agreement, the negotiation hereof or its subject matter, or the transactions contemplated hereby, including with respect to any claim (whether in tort, contract or otherwise) for breach of this Agreement or in respect of any written or oral representations made or alleged to be made in connection herewith, as expressly provided herein, or for any actual or alleged inaccuracies, misstatements or omissions with respect to any information or materials of any kind furnished in connection with this Agreement, the negotiation hereof or the transactions contemplated hereby.

Annex G-5

8. Notices. All notices and other communications among the Parties shall be in writing and shall be deemed to have been duly given (a) when delivered in person, (b) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (c) when delivered by FedEx or other nationally recognized overnight delivery service or (d) when e-mailed during normal business hours (and otherwise as of the immediately following Business Day), addressed as follows:

(a)     If to Acquiror (including in its capacity as Designee) or Merger Sub, to:

ArcLight Clean Transition Corp.
200 Clarendon Street, 55th Floor
Boston, MA 02116

Attn:	General Counsel
E-mail:	christine.miller@arclightclean.com

with a copy to:

Kirkland & Ellis LLP
609 Main Street
Houston, TX 77002

Attn:	Douglas Bacon
Alex Rose
E-mail:	douglas.bacon@kirkland.com
alex.rose@kirkland.com

(b)     If to Stockholder, to:

[•]
[•]

Attn:	[•]
E-mail:	[•]

(c)     If to the Company, to:

Proterra Inc
1815 Rollins Rd.
Burlingame, CA 94010

Attn:	Jack Allen
Amy Ard
JoAnn Covington
E-mail:	jallen@proterra.com
aard@proterra.com
jcovington@proterra.com with a copy to:

Latham & Watkins LLP
330 North Wabash Avenue, Suite 2800
Chicago, IL 60611

Attn:	Mark Gerstein
Ryan Maierson
E-mail:	mark.gerstein@lw.com
ryan.maierson@lw.com

and

Fenwick & West LLP
801 California Street
Mountain View, CA 94041

Attn:	Dawn Belt
E-mail:	dbelt@fenwick.com

or to such other address or addresses as the Parties may from time to time designate in writing.

Annex G-6

9. Entire Agreement. This Agreement, the Merger Agreement and documents referred to herein and therein constitute the entire agreement of the Parties with respect to the subject matter of this Agreement, and supersede all prior agreements and undertakings, both written and oral, among the Parties with respect to the subject matter of this Agreement, except as otherwise expressly provided in this Agreement.

10. Amendments and Waivers; Assignment. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed by the Stockholder and ACTC. Notwithstanding the foregoing, no failure or delay by any Party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assignable by the Stockholder without ACTC’s prior written consent (to be withheld or given in its sole discretion).

11. Fees and Expenses. Except as otherwise expressly set forth in the Merger Agreement, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby, including the fees and disbursements of counsel, financial advisors and accountants, shall be paid by the Party incurring such fees or expenses.

12. Remedies. Except as otherwise expressly provided herein, any and all remedies provided herein will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that either Party does not perform its respective obligations under the provisions of this Agreement in accordance with their specific terms or otherwise breach such provisions. It is accordingly agreed that each Party shall be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in each case, without posting a bond or undertaking and without proof of damages and this being in addition to any other remedy to which they are entitled at law or in equity. Each Party agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement on the basis that the other Parties have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity.

13. No Third Party Beneficiaries. This Agreement shall be for the sole benefit of the Parties and their respective successors and permitted assigns and is not intended, nor shall be construed, to give any Person, other than the Parties and their respective successors and permitted assigns, any legal or equitable right, benefit or remedy of any nature whatsoever by reason this Agreement. Nothing in this Agreement, expressed or implied, is intended to or shall constitute the Parties acting as partners or participants in a joint venture.

14. Miscellaneous. Sections 1.02 (Construction), 11.06 (Governing Law), 11.07 (Captions; Counterparts), 11.11 (Severability), 11.12 (Jurisdiction; Waiver of Trial by Jury) and 11.15 (Non-Survival of Representations, Warranties and Covenants) of the Merger Agreement are incorporated herein by reference and shall apply to this Agreement, mutatis mutandis.

[Signature page follows]

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IN WITNESS WHEREOF, the Parties have executed and delivered this Transaction Support Agreement as of the date first above written.

ARCLIGHT CLEAN TRANSITION CORP.
By:
Name:
Title:

[Signature Page to Transaction Support Agreement]

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[STOCKHOLDER]
By:
Name:
Title:

[Signature Page to Transaction Support Agreement]

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Solely with respect to Sections 1(a) and 1(f) hereto,

PROTERRA INC
By:
Name:
Title:

[Signature Page to Transaction Support Agreement]

Annex G-10

SCHEDULE A

Class/Series Securities	Number of Shares
[•]	[•]
[•]	[•]
[•]	[•]
[•]	[•]

Annex G-11

SCHEDULE B2

____________

2    To be provided.

Annex G-12

Annex H

FORM OF PROTERRA INC.

2021 EQUITY INCENTIVE PLAN

(Adopted [_____], 2021)

1.       PURPOSE.    The purpose of this Plan is to provide incentives to attract, retain and motivate eligible persons whose present and potential contributions are important to the success of the Company, and any Parents, Subsidiaries and Affiliates that exist now or in the future, by offering them an opportunity to participate in the Company’s future performance through the grant of Awards. Capitalized terms not defined elsewhere in the text are defined in Section 28.

2.       SHARES SUBJECT TO THE PLAN.

2.1.     Number of Shares Available.    Subject to Sections 2.6 and 21 and any other applicable provisions hereof, the total number of Shares reserved and available for grant and issuance pursuant to this Plan as of the date of adoption of the Plan by the Board is Ten Million (10,000,000) Shares plus (a) any reserved shares not issued or subject to outstanding grants under the Company’s 2010 Equity Incentive Plan (the “2010 Plan”) on the Effective Date, plus (b) shares that are subject to stock options or other awards granted under the 2010 Plan, that cease to be subject to such stock options or other awards, by forfeiture or otherwise, after the Effective Date, (c) shares issued under the 2010 Plan before or after the Effective Date pursuant to the exercise of stock options that are forfeited after the Effective Date, (d) shares issued under the 2010 Plan that are repurchased by the Company at the original issue price or are otherwise forfeited and (e) shares that are subject to stock options or other awards under the 2010 Plan that are used to pay the Exercise Price of an option or withheld to satisfy the tax withholding obligations related to any award.

2.2.     Lapsed, Returned Awards.    Shares subject to Awards, and Shares issued under the Plan under any Award, will again be available for grant and issuance in connection with subsequent Awards under this Plan to the extent such Shares: (a) are subject to issuance upon exercise of an Option or SAR granted under this Plan but which cease to be subject to the Option or SAR for any reason other than exercise of the Option or SAR; (b) are subject to Awards granted under this Plan that are forfeited or are repurchased by the Company at the original issue price; (c) are subject to Awards granted under this Plan that otherwise terminate without such Shares being issued; or (d) are surrendered pursuant to an Exchange Program. To the extent an Award under the Plan is paid out in cash or other property rather than Shares, such cash payment will not result in reducing the number of Shares available for issuance under the Plan. Shares used to pay the Exercise Price of an Award or withheld to satisfy the tax withholding obligations related to an Award will become available for future grant or issuance in connection with subsequent Awards under the Plan. For the avoidance of doubt, Shares that otherwise become available for grant and issuance because of the provisions of this Section 2.2 shall not include Shares subject to Awards that initially became available because of the substitution clause in Section 21.2 hereof.

2.3.     Minimum Share Reserve.    At all times the Company shall reserve and keep available a sufficient number of Shares as shall be required to satisfy the requirements of all outstanding Awards granted under this Plan.

2.4.     Automatic Share Reserve Increase.    The number of Shares available for grant and issuance under the Plan shall be increased on January 1, of each of 2022 through 2031, by the lesser of (a) four percent (4%) of the total number of shares of all classes of the Company’s common stock issued and outstanding on the immediately preceding December 31 (rounded down to the nearest whole share), or (b) such lesser number of shares determined by the Board.

2.5.     ISO Limitation.    No more than Thirty Million (30,000,000) Shares shall be issued pursuant to the exercise of ISOs.

2.6.     Adjustment of Shares.    If the number or class of outstanding Shares are changed by a stock dividend, extraordinary dividend or distribution (whether in cash, shares or other property, other than a regular cash dividend), spin-off, recapitalization, stock split, reverse stock split, subdivision, combination, consolidation, reclassification or similar change in the capital structure of the Company, without consideration, then (a) the number and class of
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Shares reserved for issuance and future grant under the Plan set forth in Section 2.1, including Shares reserved under sub-clauses (a)-(e) of Section 2.1, (b) the Exercise Prices of and number and class of Shares subject to outstanding Options and SARs, (c) the number and class of Shares subject to other outstanding Awards, and (d) the maximum number and class of Shares that may be issued as ISOs set forth in Section 2.5, shall be proportionately adjusted, subject to any required action by the Board or the stockholders of the Company and in compliance with applicable securities or other laws; provided that fractions of a Share will not be issued. If, by reason of an adjustment pursuant to this Section 2.6, a Participant’s Award Agreement or other agreement related to any Award or the Shares subject to such Award covers additional or different shares of stock or securities, then such additional or different shares, and the Award Agreement or such other agreement in respect thereof, shall be subject to all of the terms, conditions and restrictions which were applicable to the Award or the Shares subject to such Award prior to such adjustment.

3.       ELIGIBILITY.    ISOs may be granted only to Employees. All other Awards may be granted to Employees, Consultants, Directors and Non-Employee Directors; provided such Consultants, Directors and Non-Employee Directors render bona fide services not in connection with the offer and sale of securities in a capital-raising transaction. Nothing in this Plan creates an entitlement or right of any Employee, Consultant, Director or Non-Employee Director to any Award unless and until such Award is granted as provided in the Plan.

4.       ADMINISTRATION.

4.1.     Committee Composition; Authority.    This Plan will be administered by the Committee or by the Board acting as the Committee. Subject to the general purposes, terms and conditions of this Plan, and to the direction of the Board, the Committee will have full power to implement and carry out this Plan, except, however, the Board shall establish the terms for the grant of an Award to Non-Employee Directors. The Committee will have the authority to:

(a)     construe and interpret this Plan, any Award Agreement and any other agreement or document executed pursuant to this Plan;

(b)     prescribe, amend and rescind rules and regulations relating to this Plan or any Award;

(c)     select persons to receive Awards;

(d)     determine the form and terms and conditions, not inconsistent with the terms of the Plan, of any Award granted hereunder. Such terms and conditions include, but are not limited to, the Exercise Price, the time or times when Awards may vest (which may be based on performance criteria) and be exercised or settled, any vesting acceleration or waiver of forfeiture restrictions, the method to satisfy tax withholding obligations or any other tax liability legally due and any restriction or limitation regarding any Award or the Shares relating thereto, based in each case on such factors as the Committee will determine;

(e)     determine the number of Shares or other consideration subject to Awards;

(f)      determine the Fair Market Value in good faith and interpret the applicable provisions of this Plan and the definition of Fair Market Value in connection with circumstances that impact the Fair Market Value, if necessary;

(g)     determine whether Awards will be granted singly, in combination with, in tandem with, in replacement of, or as alternatives to, other Awards under this Plan or any other incentive or compensation plan of the Company or any Parent, Subsidiary or Affiliate;

(h)     grant waivers of Plan or Award conditions;

(i)      determine the vesting, exercisability and payment of Awards;

(j)      correct any defect, supply any omission or reconcile any inconsistency in this Plan, any Award or any Award Agreement;

(k)     determine whether an Award has been earned or has vested;

(l)      determine the terms and conditions of any, and to institute any Exchange Program;

(m)    reduce or modify any criteria with respect to Performance Factors;

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(n)     adjust Performance Factors to take into account changes in law and accounting or tax rules as the Committee deems necessary or appropriate to reflect the impact of extraordinary or unusual items, events or circumstances to avoid windfalls or hardships;

(o)     adopt rules and/or procedures (including the adoption of any subplan under this Plan) relating to the operation and administration of the Plan to accommodate requirements of local law and procedures outside of the United States or qualify Awards for special tax treatment under laws of jurisdictions other than the United States;

(p)     exercise discretion with respect to Performance Awards;

(q)     make all other determinations necessary or advisable for the administration of this Plan; and

(r)      delegate any of the foregoing to a subcommittee or to one or more officers pursuant to a specific delegation as permitted by applicable law, including Section 157(c) of the Delaware General Corporation Law.

4.2.     Committee Interpretation and Discretion.    Any determination made by the Committee with respect to any Award shall be made in its sole discretion at the time of grant of the Award or, unless in contravention of any express term of the Plan or Award, at any later time, and such determination shall be final and binding on the Company and all persons having an interest in any Award under the Plan. Any dispute regarding the interpretation of the Plan or any Award Agreement shall be submitted by the Participant or Company to the Committee for review. The resolution of such a dispute by the Committee shall be final and binding on the Company and the Participant. The Committee may delegate to one or more executive officers the authority to review and resolve disputes with respect to Awards held by Participants who are not Insiders, and such resolution shall be final and binding on the Company and the Participant.

4.3.     Section 16 of the Exchange Act.    Awards granted to Participants who are subject to Section 16 of the Exchange Act must be approved by two or more “non-employee directors” (as defined in the regulations promulgated under Section 16 of the Exchange Act).

4.4.     Documentation.    The Award Agreement for a given Award, the Plan and any other documents may be delivered to, and accepted by, a Participant or any other person in any manner (including electronic distribution or posting) that meets applicable legal requirements.

4.5.     Foreign Award Recipients.    Notwithstanding any provision of the Plan to the contrary, in order to comply with the laws and practices in other countries in which the Company and its Subsidiaries and Affiliates operate or have employees or other persons eligible for Awards, the Committee, in its sole discretion, shall have the power and authority to: (a) determine which Subsidiaries and Affiliates shall be covered by the Plan; (b) determine which individuals outside the United States are eligible to participate in the Plan, which may include individuals who provide services to the Company, Subsidiary or Affiliate under an agreement with a foreign nation or agency; (c) modify the terms and conditions of any Award granted to individuals outside the United States or foreign nationals to comply with applicable foreign laws, policies, customs and practices; (d) establish subplans and modify exercise procedures, vesting conditions, and other terms and procedures, to the extent the Committee determines such actions to be necessary or advisable (and such subplans and/or modifications shall be attached to this Plan as appendices, if necessary); and (e) take any action, before or after an Award is made, that the Committee determines to be necessary or advisable to obtain approval or comply with any local governmental regulatory exemptions or approvals; provided, however, that no action taken under this Section 4.5 shall increase the share limitations contained in Section 2.1 or Section 2.5 hereof. Notwithstanding the foregoing, the Committee may not take any actions hereunder, and no Awards shall be granted, that would violate the Exchange Act or any other applicable United States securities law, the Code, or any other applicable United States governing statute or law.

5.       OPTIONS.    An Option is the right but not the obligation to purchase a Share, subject to certain conditions. The Committee may grant Options to eligible Employees, Consultants and Directors and will determine whether such Options will be Incentive Stock Options within the meaning of the Code (“ISOs”) or Nonqualified Stock Options (“NSOs”), the number of Shares subject to the Option, the Exercise Price of the Option, the period during which the Option may vest and be exercised, and all other terms and conditions of the Option, subject to the following terms of this section.

5.1.     Option Grant.    Each Option granted under this Plan will identify the Option as an ISO or an NSO. An Option may be, but need not be, awarded upon satisfaction of such Performance Factors during any Performance

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Period as are set out in advance in the Participant’s individual Award Agreement. If the Option is being earned upon the satisfaction of Performance Factors, then the Committee will: (a) determine the nature, length and starting date of any Performance Period for each Option; and (b) select from among the Performance Factors to be used to measure the performance, if any. Performance Periods may overlap and Participants may participate simultaneously with respect to Options that are subject to different performance goals and other criteria.

5.2.     Date of Grant.    The date of grant of an Option will be the date on which the Committee makes the determination to grant such Option, or a specified future date. The Award Agreement will be delivered to the Participant within a reasonable time after the granting of the Option.

5.3.     Exercise Period.    Options may be vested and exercisable within the times or upon the conditions as set forth in the Award Agreement governing such Option; provided, however, that no Option will be exercisable after the expiration of ten (10) years from the date the Option is granted; and provided further that no ISO granted to a person who, at the time the ISO is granted, directly or by attribution owns more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or of any Parent or Subsidiary (“Ten Percent Stockholder”), will be exercisable after the expiration of five (5) years from the date the ISO is granted. The Committee also may provide for Options to become exercisable at one time or from time to time, periodically or otherwise, in such number of Shares or percentage of Shares as the Committee determines.

5.4.     Exercise Price.    The Exercise Price of each Option will be determined by the Committee when the Option is granted; provided that: (a) the Exercise Price of an Option will be not less than one hundred percent (100%) of the Fair Market Value of the Shares subject to the Option on the date of grant and (b) the Exercise Price of any ISO granted to a Ten Percent Stockholder will not be less than one hundred ten percent (110%) of the Fair Market Value of the Shares subject to the ISO on the date of grant. Payment for the Shares purchased may be made in accordance with Section 11 and the Award Agreement and in accordance with any procedures established by the Company.

5.5.     Method of Exercise.    Any Option granted hereunder will be vested and exercisable according to the terms of the Plan and at such times and under such conditions as determined by the Committee and set forth in the Award Agreement. An Option may not be exercised for a fraction of a Share. An Option will be deemed exercised when the Company receives: (a) notice of exercise (in such form as the Committee may specify from time to time) from the person entitled to exercise the Option (and/or via electronic execution through an authorized third-party administrator) and (b) full payment for the Shares with respect to which the Option is exercised together with applicable withholding taxes. Full payment may consist of any consideration and method of payment authorized by the Committee and permitted by the Award Agreement and the Plan. Shares issued upon exercise of an Option will be issued in the name of the Participant. Until the Shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a stockholder will exist with respect to the Shares, notwithstanding the exercise of the Option. The Company will issue (or cause to be issued) such Shares promptly after the Option is exercised. No adjustment will be made for any dividend or other right for which the record date is prior to the date the Shares are issued, except as provided in Section 2.6 of the Plan. Exercising an Option in any manner will decrease the number of Shares thereafter available, both for purposes of the Plan and for sale under the Option, by the number of Shares as to which the Option is exercised.

5.6.     Termination of Service.    If a Participant’s Service terminates for any reason other than for Cause or because of the Participant’s death, Disability, or retirement, then the Participant may exercise his or her Options only to the extent that such Options would have been exercisable by the Participant on the date the Participant’s Service terminates no later than three (3) months after the date the Participant’s Service terminates (or such shorter or longer time period as may be determined by the Committee, with any exercise of an ISO beyond three (3) months after the date Participant’s employment terminates deemed to be the exercise of an NSO), but in any event no later than the expiration date of the Options, except as required by applicable law.

(a)     Death.    If a Participant’s Service terminates because of the Participant’s death (or the Participant dies within three (3) months after the Participant’s Service terminates other than for Cause or because of the Participant’s Disability), then the Participant’s Options may be exercised only to the extent that such Options would have been exercisable by the Participant on the date the Participant’s Service terminates and must be exercised by

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the Participant’s legal representative, or authorized assignee, no later than twelve (12) months after the date the Participant’s Service terminates (or such shorter or longer time period as may be determined by the Committee), but in any event no later than the expiration date of the Options, except as required by applicable law.

(b)     Disability.    If a Participant’s Service terminates because of the Participant’s Disability, then the Participant’s Options may be exercised only to the extent that such Options would have been exercisable by the Participant on the date the Participant’s Service terminates and must be exercised by the Participant (or the Participant’s legal representative or authorized assignee) no later than twelve (12) months after the date the Participant’s Service terminates (or such shorter or longer time period as may be determined by the Committee, with any exercise of an ISO beyond (a) three (3) months after the date the Participant’s employment terminates when the termination of Service is for a Disability that is not a “permanent and total disability” as defined in Section 22(e)(3) of the Code, or (b) twelve (12) months after the date the Participant’s employment terminates when the termination of Service is for a Disability that is a “permanent and total disability” as defined in Section 22(e)(3) of the Code, deemed to be exercise of an NSO), but in any event no later than the expiration date of the Options.

(c)     Retirement.    If a Participant’s Service terminates because of such Participant’s retirement (consistent with the Company’s policies regarding retirement), then the Participant may exercise his or her Options only to the extent that such Options would have been exercisable by the Participant on the date the Participant’s Service terminates no later than twenty-four (24) months after the date the Participant’s Service terminates (with any exercise of an ISO beyond three (3) months after the date Participant’s employment terminates deemed to be the exercise of an NSO), but in any event no later than the expiration date of the Options, except as required by applicable law.

(d)     Cause.    If a Participant’s Service is terminated for Cause, then the Participant’s Options shall expire on the Participant’s date of termination of Service if the Committee has reasonably determined in good faith that such cessation of Services has resulted in connection with an act or failure to act constituting Cause (or such Participant’s Service could have been terminated for Cause (without regard to the lapsing of any required notice or cure periods in connection therewith) at the time such Participant terminated Service), or at such later time and on such conditions as are determined by the Committee, but in any event no later than the expiration date of the Options. Unless otherwise provided in an employment agreement, the Award Agreement or other applicable agreement between the Participant and the Company or any Parent or Subsidiary, Cause shall have the meaning set forth in the Plan.

5.7.     Limitations on ISOs.    With respect to Awards granted as ISOs, to the extent that the aggregate Fair Market Value of the Shares with respect to which such ISOs are exercisable for the first time by the Participant during any calendar year (under all plans of the Company and any Parent or Subsidiary) exceeds one hundred thousand dollars ($100,000), such Options will be treated as NSOs. For purposes of this Section 5.7, ISOs will be taken into account in the order in which they were granted. The Fair Market Value of the Shares will be determined as of the time the Option with respect to such Shares is granted. In the event that the Code or the regulations promulgated thereunder are amended after the Effective Date to provide for a different limit on the Fair Market Value of Shares permitted to be subject to ISOs, such different limit will be automatically incorporated herein and will apply to any Options granted after the effective date of such amendment.

5.8.     Modification, Extension or Renewal.    The Committee may modify, extend or renew outstanding Options and authorize the grant of new Options in substitution therefor, provided that any such action may not, without the written consent of a Participant, impair any of such Participant’s rights under any Option previously granted, unless for the purpose of complying with applicable laws and regulations. Any outstanding ISO that is modified, extended, renewed or otherwise altered will be treated in accordance with Section 424(h) of the Code. Subject to Section 18 of this Plan, by written notice to affected Participants, the Committee may reduce the Exercise Price of outstanding Options without the consent of such Participants; provided, however, that the Exercise Price may not be reduced below the minimum Exercise Price that would be permitted under Section 5.4 for Options granted on the date the action is taken to reduce the Exercise Price.

5.9.     No Disqualification.    Notwithstanding any other provision in this Plan, no term of this Plan relating to ISOs will be interpreted, amended or altered, nor will any discretion or authority granted under this Plan be exercised, so as to disqualify this Plan under Section 422 of the Code or, without the consent of the Participant, to disqualify any Participant’s ISO under Section 422 of the Code.

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6.       RESTRICTED STOCK AWARDS.    A Restricted Stock Award is an offer by the Company to sell to an eligible Employee, Consultant or Director Shares that are subject to restrictions (“Restricted Stock”). The Committee will determine to whom an offer will be made, the number of Shares the Participant may purchase, the Purchase Price, the restrictions under which the Shares will be subject and all other terms and conditions of the Restricted Stock Award, subject to the Plan.

6.1.     Restricted Stock Purchase Agreement.    All purchases under a Restricted Stock Award will be evidenced by an Award Agreement. Except as may otherwise be provided in an Award Agreement, a Participant accepts a Restricted Stock Award by signing and delivering to the Company an Award Agreement with full payment of the Purchase Price, within thirty (30) days from the date the Award Agreement was delivered to the Participant. If the Participant does not accept such Award within thirty (30) days, then the offer to purchase such Restricted Stock Award will terminate, unless the Committee determines otherwise.

6.2.     Purchase Price.    The Purchase Price for Shares issued pursuant to a Restricted Stock Award will be determined by the Committee on the date the Restricted Stock Award is granted and, if permitted by law, no cash consideration will be required in connection with the payment for the Purchase Price where the Committee provides that payment shall be in the form of services rendered. Payment of the Purchase Price must be made in accordance with Section 11 of the Plan, the Award Agreement and any procedures established by the Company.

6.3.     Terms of Restricted Stock Awards.    Restricted Stock Awards will be subject to such restrictions as the Committee may impose or are required by law. These restrictions may be based on completion of a specified number of years of service with the Company or upon completion of Performance Factors, if any, during any Performance Period as set out in advance in the Participant’s Award Agreement. Prior to the grant of a Restricted Stock Award, the Committee shall: (a) determine the nature, length and starting date of any Performance Period for the Restricted Stock Award; (b) select from among the Performance Factors to be used to measure performance goals, if any; and (c) determine the number of Shares that may be awarded to the Participant. Performance Periods may overlap and a Participant may participate simultaneously with respect to Restricted Stock Awards that are subject to different Performance Periods and having different performance goals and other criteria.

6.4.     Termination of Service.    Except as may be set forth in any Participant’s Award Agreement, vesting ceases on the date the Participant’s Service terminates (unless determined otherwise by the Committee).

7.       STOCK BONUS AWARDS.    A Stock Bonus Award is an award to an eligible Employee, Consultant, or Director of Shares for Services to be rendered or for past Services already rendered to the Company or any Parent, Subsidiary or Affiliate. All Stock Bonus Awards shall be made pursuant to an Award Agreement. No payment from the Participant will be required for Shares awarded pursuant to a Stock Bonus Award.

7.1.     Terms of Stock Bonus Awards.    The Committee will determine the number of Shares to be awarded to the Participant under a Stock Bonus Award and any restrictions thereon. These restrictions may be based upon completion of a specified number of years of service with the Company or upon satisfaction of performance goals based on Performance Factors during any Performance Period as set out in advance in the Participant’s Stock Bonus Agreement. Prior to the grant of any Stock Bonus Award the Committee shall: (a) determine the restrictions to which the Stock Bonus Award is subject, including the nature, length and starting date of any Performance Period for the Stock Bonus Award; (b) select from among the Performance Factors, if any, to be used to measure performance goals; and (c) determine the number of Shares that may be awarded to the Participant. Performance Periods may overlap and a Participant may participate simultaneously with respect to Stock Bonus Awards that are subject to different Performance Periods and different performance goals and other criteria.

7.2.     Form of Payment to Participant.    Payment may be made in the form of cash, whole Shares, or a combination thereof, based on the Fair Market Value of the Shares earned under a Stock Bonus Award on the date of payment, as determined in the sole discretion of the Committee.

7.3.     Termination of Service.    Except as may be set forth in the Participant’s Award Agreement, vesting ceases on the date the Participant’s Service terminates (unless determined otherwise by the Committee).

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8.       STOCK APPRECIATION RIGHTS.    A Stock Appreciation Right (“SAR”) is an award to an eligible Employee, Consultant, or Director that may be settled in cash, or Shares (which may consist of Restricted Stock), having a value equal to (a) the difference between the Fair Market Value on the date of exercise over the Exercise Price multiplied by (b) the number of Shares with respect to which the SAR is being settled (subject to any maximum number of Shares that may be issuable as specified in an Award Agreement). All SARs shall be made pursuant to an Award Agreement.

8.1.     Terms of SARs.    The Committee will determine the terms of each SAR including, without limitation: (a) the number of Shares subject to the SAR; (b) the Exercise Price and the time or times during which the SAR may be exercised and settled; (c) the consideration to be distributed on settlement of the SAR; and (d) the effect of the Participant’s termination of Service on each SAR. The Exercise Price of the SAR will be determined by the Committee when the SAR is granted, and may not be less than Fair Market Value of the Shares subject to the SAR on the date of grant. A SAR may be subject to satisfaction of Performance Factors, if any, during any Performance Period as are set out in advance in the Participant’s individual Award Agreement. If the SAR is being earned upon the satisfaction of Performance Factors, then the Committee will: (i) determine the nature, length and starting date of any Performance Period for each SAR; and (ii) select from among the Performance Factors to be used to measure the performance, if any. Performance Periods may overlap and Participants may participate simultaneously with respect to SARs that are subject to different Performance Factors and other criteria.

8.2.     Exercise Period and Expiration Date.    A SAR will be exercisable within the times or upon the occurrence of events determined by the Committee and set forth in the Award Agreement governing such SAR. The SAR Agreement shall set forth the expiration date; provided that no SAR will be exercisable after the expiration of ten (10) years from the date the SAR is granted. The Committee may also provide for SARs to become exercisable at one time or from time to time, periodically or otherwise (including, without limitation, upon the attainment during a Performance Period of performance goals based on Performance Factors), in such number of Shares or percentage of the Shares subject to the SAR as the Committee determines. Except as may be set forth in the Participant’s Award Agreement, vesting ceases on the date Participant’s Service terminates (unless determined otherwise by the Committee). Notwithstanding the foregoing, the rules of Section 5.6 also will apply to SARs.

8.3.     Form of Settlement.    Upon exercise of a SAR, a Participant will be entitled to receive payment from the Company in an amount determined by multiplying (a) the difference between the Fair Market Value of a Share on the date of exercise over the Exercise Price; times (b) the number of Shares with respect to which the SAR is exercised. At the discretion of the Committee, the payment from the Company for the SAR exercise may be in cash, in Shares of equivalent value, or in some combination thereof. The portion of a SAR being settled may be paid currently or on a deferred basis with such interest, if any, as the Committee determines, provided that the terms of the SAR and any deferral satisfy the requirements of Section 409A of the Code to the extent applicable.

8.4.     Termination of Service.    Except as may be set forth in the Participant’s Award Agreement, vesting ceases on the date the Participant’s Service terminates (unless determined otherwise by the Committee).

9.       RESTRICTED STOCK UNITS.    A Restricted Stock Unit (“RSU”) is an award to an eligible Employee, Consultant, or Director covering a number of Shares that may be settled in cash or by issuance of those Shares (which may consist of Restricted Stock). No Purchase Price shall apply to an RSU settled in Shares. All RSUs shall be made pursuant to an Award Agreement.

9.1.     Terms of RSUs.    The Committee will determine the terms of an RSU including, without limitation: (a) the number of Shares subject to the RSU; (b) the time or times during which the RSU may be vested and settled; (c) the consideration to be distributed on settlement; and (d) the effect of the Participant’s termination of Service on each RSU; provided that no RSU shall have a term longer than ten (10) years. An RSU may be subject to satisfaction of such performance goals based on Performance Factors during any Performance Period as are set out in advance in the Participant’s Award Agreement. If the RSU is being earned upon satisfaction of Performance Factors, then the Committee will: (i) determine the nature, length and starting date of any Performance Period for the RSU; (ii) select from among the Performance Factors to be used to measure the performance, if any; and (iii) determine the number of Shares deemed subject to the RSU. Performance Periods may overlap and Participants may participate simultaneously with respect to RSUs that are subject to different Performance Periods and different performance goals and other criteria.

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9.2.     Form and Timing of Settlement.    Payment of earned RSUs shall be made as soon as practicable after the date(s) determined by the Committee and set forth in the Award Agreement. The Committee, in its sole discretion, may settle earned RSUs in cash, Shares or a combination of both. The Committee may also permit a Participant to defer payment under a RSU to a date or dates after the RSU is earned provided that the terms of the RSU and any deferral satisfy the requirements of Section 409A of the Code to the extent applicable.

9.3.     Termination of Service.    Except as may be set forth in the Participant’s Award Agreement, vesting ceases on the date the Participant’s Service terminates (unless determined otherwise by the Committee).

9.4.     Dividend Equivalent Payments.    The Committee may permit Participants holding RSUs to receive dividend equivalent payments on outstanding RSUs if and when dividends are paid to stockholders on Shares.  In the discretion of the Committee, such dividend equivalent payments may be paid in cash or Shares and they may be either paid at the same time as dividend payments are made to stockholders or delayed until Shares are issued pursuant to the RSU grants and may be subject to the same vesting or performance requirements as the RSUs.  If the Committee permits dividend equivalent payments to be made on RSUs, the terms and conditions for such dividend equivalent payments will be set forth in the RSU Agreement.

10.     PERFORMANCE AWARDS.    A Performance Award is an award to an eligible Employee, Consultant or Director that is based upon the attainment of performance goals, as established by the Committee, and other terms and conditions specified by the Committee, and may be settled in cash, Shares (which may consist of, without limitation, Restricted Stock), other property or any combination thereof. Grants of Performance Awards shall be made pursuant to an Award Agreement that cites Section 10 of the Plan.

10.1.   Types of Performance Awards.    Performance Awards shall include Performance Shares, Performance Units and cash-based Awards as set forth in Sections 10.1(a), 10.1(b) and 10.1(c) below.

(a)     Performance Shares.    The Committee may grant Awards of Performance Shares, designate the Participants to whom Performance Shares are to be awarded and determine the number of Performance Shares and the terms and conditions of each such Award.

(b)     Performance Units.    The Committee may grant Awards of Performance Units, designate the Participants to whom Performance Units are to be awarded and determine the number of Performance Units and the terms and conditions of each such Award.

(c)     Cash-Settled Performance Awards.    The Committee may also grant cash-settled Performance Awards to Participants under the terms of this Plan.

The amount to be paid under any Performance Award may be adjusted on the basis of such further consideration as the Committee shall determine in its sole discretion.

10.2.   Terms of Performance Awards.    Performance Awards will be based on the attainment of performance goals using the Performance Factors within this Plan that are established by the Committee for the relevant Performance Period. The Committee will determine, and each Award Agreement shall set forth, the terms of each Performance Award including, without limitation: (a) the amount of any cash bonus, (b) the number of Shares deemed subject to an award of Performance Shares; (c) the Performance Factors and Performance Period that shall determine the time and extent to which each award of Performance Shares shall be settled; (d) the consideration to be distributed on settlement, and (e) the effect of the Participant’s termination of Service on each Performance Award. In establishing Performance Factors and the Performance Period the Committee will: (i) determine the nature, length and starting date of any Performance Period; (ii) select from among the Performance Factors to be used; and (z) determine the number of Shares deemed subject to the award of Performance Shares. Each Performance Share will have an initial value equal to the Fair Market Value of a Share on the date of grant. Prior to settlement the Committee shall determine the extent to which Performance Awards have been earned. Performance Periods may overlap and Participants may participate simultaneously with respect to Performance Awards that are subject to different Performance Periods and different performance goals and other criteria.

10.3.   Termination of Service.    Except as may be set forth in the Participant’s Award Agreement, vesting ceases on the date the Participant’s Service terminates (unless determined otherwise by the Committee).

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11.     PAYMENT FOR SHARE PURCHASES.    Payment from a Participant for Shares acquired pursuant to this Plan may be made in cash or cash equivalents or, where expressly approved for the Participant by the Committee and where permitted by law (and to the extent not otherwise set forth in the applicable Award Agreement):

(a)     by cancellation of indebtedness of the Company owed to the Participant;

(b)     by surrender of shares of the Company’s common stock held by the Participant that are clear of all liens, claims, encumbrances or security interests that have a Fair Market Value on the date of surrender equal to the aggregate Exercise Price of the Shares as to which the Award will be exercised or settled;

(c)     by waiver of compensation due or accrued to the Participant for services rendered or to be rendered to the Company or a Parent, Subsidiary or Affiliate;

(d)     by consideration received by the Company pursuant to a broker-assisted or other form of cashless exercise program implemented by the Company in connection with the Plan;

(e)     by any combination of the foregoing; or

(f)      by any other method of payment as is permitted by applicable law.

The Committee may limit the availability of any method of payment, to the extent the Committee determines, in its discretion, that such limitation is necessary or advisable to comply with applicable law or facilitate the administration of the Plan.

12.     GRANTS to Non-Employee directors.    Non-Employee Directors are eligible to receive any type of Award offered under this Plan except ISOs. Awards pursuant to this Section 12 may be automatically made pursuant to policy adopted by the Board, or made from time to time as determined in the discretion of the Board. No Non-Employee Director may receive Awards under the Plan with an aggregate grant date fair value that, when combined with cash compensation received for service as a Non-Employee Director, exceeds $750,000 in a calendar year. Grant date fair value for purposes of Awards to Non-Employee Directors under the Plan will be determined as follows: (a) for Options and SARs, grant date fair value will be calculated using the Company’s regular valuation methodology for determining the grant date fair value of such Options or SARs for reporting purposes and (b) for all other Awards, grant date fair value will be determined by either (i) calculating the product of the Fair Market Value per Share on the date of grant and the aggregate number of Shares subject to the Award or (ii) calculating the product using an average of the Fair Market Value over a number of trading days and the aggregate number of Shares subject to the Award as determined by the Committee. Awards granted to an individual while he or she was serving in the capacity as an Employee or while he or she was a Consultant but not a Non-Employee Director will not count for purposes of the limitations set forth in this Section 12.

12.1.   Eligibility.    Awards pursuant to this Section 12 shall be granted only to Non-Employee Directors. A Non-Employee Director who is elected or re-elected as a member of the Board will be eligible to receive an Award under this Section 12.

12.2.   Vesting, Exercisability and Settlement.    Except as set forth in Section 21, Awards shall vest, become exercisable and be settled as determined by the Board. With respect to Options and SARs, the exercise price for such Awards granted to Non-Employee Directors will not be less than the Fair Market Value of the Shares at the time that such Option or SAR is granted.

12.3.   Election to Receive Awards in Lieu of Cash.    A Non-Employee Director may elect to receive his or her annual retainer payments and/or meeting fees from the Company in the form of cash or Awards or a combination thereof, if permitted, and as determined, by the Committee. Such Awards will be issued under the Plan. An election under this Section 12.3 will be filed with the Company on the form prescribed by the Company.

13.     WITHHOLDING TAXES.

13.1.   Withholding Generally.    Prior to any relevant taxable or tax withholding events in connection with the Awards under this Plan, the Company or the Parent, Subsidiary, or Affiliate, as applicable, employing the Participant, may require the Participant to pay or make adequate arrangements satisfactory to the Company with respect to any or all applicable U.S. federal, state, local, and international income tax, social insurance, payroll tax, fringe benefits tax, payment on account and other tax-related items related to the Participant’s participation in this Plan and legally

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applicable to the Participant (collectively, “Tax-Related Obligations”) prior to the delivery of Shares pursuant to exercise or settlement of any Award. Whenever payments in satisfaction of Awards granted under this Plan are to be made in cash, such payment will be net of an amount sufficient to satisfy applicable withholding obligations for Tax-Related Obligations. Unless otherwise determined by the Committee, the Fair Market Value of the Shares will be determined as of the date that the taxes are required to be withheld.

13.2.   Stock Withholding.    The Committee, or its delegate(s), as permitted by applicable law, may, in its sole discretion and pursuant to such procedures as it may specify from time to time, require or permit a Participant to satisfy withholding obligations for such Tax-Related Obligations, in whole or in part by (without limitation) (a) paying cash, (b) having the Company withhold otherwise deliverable cash or Shares having a Fair Market Value equal to the Tax-Related Obligations to be withheld, (c) delivering to the Company already-owned Shares having a Fair Market Value equal to the Tax-Related Obligations to be withheld, or (d) withholding from proceeds of the sale of Shares issued pursuant to an Award either through a voluntary sale or through a mandatory sale arranged by the Company, provided that, in all instances, the satisfaction of the Tax-Related Obligations will not result in any adverse accounting consequence to the Company, as the Committee may determine in its sole discretion. The Company may withhold or account for these Tax-Related Obligations by considering applicable statutory withholding rates or other applicable withholding rates, including maximum rates for the applicable tax jurisdiction to the extent consistent with applicable laws. Unless otherwise determined by the Committee, the Fair Market Value of the Shares will be determined as of the date that the taxes are required to be withheld and such Shares shall be valued based on the value of the actual trade or, if there is none, the Fair Market Value of the Shares as of the previous trading day.

14.     TRANSFERABILITY.

14.1.   Transfer Generally.    Unless determined otherwise by the Committee or pursuant to Section 15.2, an Award may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution. If the Committee makes an Award transferable, including, without limitation, by instrument to an inter vivos or testamentary trust in which the Awards are to be passed to beneficiaries upon the death of the trustor (settlor) or by gift or by domestic relations order to a Permitted Transferee, such Award will contain such additional terms and conditions as the Committee deems appropriate and such transfer will be for no consideration. All Awards shall be exercisable: (a) during the Participant’s lifetime only by (i) the Participant, or (ii) the Participant’s guardian or legal representative; (b) after the Participant’s death, by the legal representative of the Participant’s heirs or legatees; and (c) in the case of all awards except ISOs, by a Permitted Transferee.

15.     PRIVILEGES OF STOCK OWNERSHIP; RESTRICTIONS ON SHARES.

15.1.   Voting and Dividends.    No Participant will have any of the rights of a stockholder with respect to any Shares until the Shares are issued to the Participant, except for any Dividend Equivalent Rights permitted by an applicable Award Agreement. Any Dividend Equivalent Rights will be subject to the same vesting or performance conditions as the underlying Award. In addition, the Committee may provide that any Dividend Equivalent Rights permitted by an applicable Award Agreement shall be deemed to have been reinvested in additional Shares or otherwise reinvested. After Shares are issued to the Participant, the Participant will be a stockholder and have all the rights of a stockholder with respect to such Shares, including the right to vote and receive all dividends or other distributions made or paid with respect to such Shares; provided, that if such Shares are Restricted Stock, then any new, additional or different securities the Participant may become entitled to receive with respect to such Shares by virtue of a stock dividend, stock split or any other change in the corporate or capital structure of the Company will be subject to the same restrictions as the Restricted Stock; provided, further, that the Participant will have no right to retain or receive such Dividend Equivalent Rights with respect to Unvested Shares, and any such dividends or stock distributions will be accrued and paid only at such time, if any, as such Unvested Shares become vested Shares. However, the Committee, in its discretion, may provide in the Award Agreement evidencing any Award that the Participant shall be entitled to Dividend Equivalent Rights with respect to the payment of cash dividends on Shares underlying an Award during the period beginning on the date the Award is granted and ending, with respect to each Share subject to the Award, on the earlier of the date on which the Award is exercised or settled or the date on which it is forfeited provided, that no Dividend Equivalent Right will be paid with respect to Unvested Shares, and such dividends or stock distributions will be accrued and paid only at such time, if any, as such Unvested Shares become vested Shares. Such Dividend Equivalent Rights, if any, shall be credited to the Participant in the form of additional whole Shares as of the date of payment of such cash dividends on Shares. Notwithstanding the foregoing, in no event shall Dividend Equivalent Rights be paid with respect to Options or SARs.

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15.2.   Restrictions on Shares.    At the discretion of the Committee, the Company may reserve to itself and/or its assignee(s) a right to repurchase (a “Right of Repurchase”) a portion of any or all Unvested Shares held by a Participant following such Participant’s termination of Service at any time within ninety (90) days (or such longer or shorter time determined by the Committee) after the later of the date Participant’s Service terminates and the date the Participant purchases Shares under this Plan, for cash and/or cancellation of purchase money indebtedness, at the Participant’s Purchase Price or Exercise Price, as the case may be.

16.     CERTIFICATES.    All Shares or other securities whether or not certificated, delivered under this Plan will be subject to such stock transfer orders, legends and other restrictions as the Committee may deem necessary or advisable, including restrictions under any applicable U.S. federal, state or foreign securities law, or any rules, regulations and other requirements of the SEC or any stock exchange or automated quotation system upon which the Shares may be listed or quoted and any non-U.S. exchange controls or securities law restrictions to which the Shares are subject.

17.     ESCROW; PLEDGE OF SHARES.    To enforce any restrictions on a Participant’s Shares, the Committee may require the Participant to deposit all written or electronic certificate(s) representing Shares, together with stock powers or other instruments of transfer approved by the Committee, appropriately endorsed in blank, with the Company or an agent designated by the Company to hold in escrow until such restrictions have lapsed or terminated, and the Committee may cause a legend or legends referencing such restrictions to be placed on the certificate(s). Any Participant who is permitted to execute a promissory note as partial or full consideration for the purchase of Shares under this Plan will be required to pledge and deposit with the Company all or part of the Shares so purchased as collateral to secure the payment of Participant’s obligation to the Company under the promissory note; provided, however, that the Committee may require or accept other or additional forms of collateral to secure the payment of such obligation and, in any event, the Company will have full recourse against the Participant under the promissory note notwithstanding any pledge of the Participant’s Shares or other collateral. In connection with any pledge of the Shares, Participant will be required to execute and deliver a written pledge agreement in such form as the Committee will from time to time approve. The Shares purchased with the promissory note may be released from the pledge on a pro rata basis as the promissory note is paid.

18.     REPRICING; EXCHANGE AND BUYOUT OF AWARDS.    Without prior stockholder approval, the Committee may (a) reprice Options or SARs (and where such repricing is a reduction in the Exercise Price of outstanding Options or SARs, the consent of the affected Participants is not required provided written notice is provided to them, notwithstanding any adverse tax consequences to them arising from the repricing), and (b) with the consent of the respective Participants (unless not required pursuant to Section 5.8 of the Plan), pay cash or issue new Awards in exchange for the surrender and cancellation of any, or all, outstanding Awards.

19.     SECURITIES LAW AND OTHER REGULATORY COMPLIANCE.    An Award will not be effective unless such Award is in compliance with all applicable U.S. and foreign federal and state securities and exchange control and other laws, rules and regulations of any governmental body, and the requirements of any stock exchange or automated quotation system upon which the Shares may then be listed or quoted, as they are in effect on the date of grant of the Award and also on the date of exercise or other issuance. Notwithstanding any other provision in this Plan, the Company will have no obligation to issue or deliver written or electronic certificates for Shares under this Plan prior to: (a) obtaining any approvals from governmental agencies that the Company determines are necessary or advisable; and/or (b) completion of any registration or other qualification of such Shares under any state or federal or foreign law or ruling of any governmental body that the Company determines to be necessary or advisable. The Company will be under no obligation to register the Shares with the SEC or to effect compliance with the registration, qualification or listing requirements of any foreign, national or state securities laws, exchange control laws, stock exchange or automated quotation system, and the Company will have no liability for any inability or failure to do so.

20.     NO OBLIGATION TO EMPLOY.    Nothing in this Plan or any Award granted under this Plan will confer or be deemed to confer on any Participant any right to continue in the employ of, or to continue any other relationship with, the Company or any Parent, Subsidiary or Affiliate or limit in any way the right of the Company or any Parent, Subsidiary or Affiliate to terminate Participant’s employment or other relationship at any time.

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21.     CORPORATE TRANSACTIONS.

21.1.    Assumption or Replacement of Awards by Successor.    In the event that the Company is subject to a Corporate Transaction, outstanding Awards acquired under the Plan shall be subject to the agreement evidencing the Corporate Transaction, which need not treat all outstanding Awards in an identical manner. Such agreement, without the Participant’s consent, shall provide for one or more of the following with respect to all outstanding Awards as of the effective date of such Corporate Transaction:

(a)     The continuation of an outstanding Award by the Company (if the Company is the successor entity).

(b)     The assumption of an outstanding Award by the successor or acquiring entity (if any) of such Corporate Transaction (or by its parents, if any), which assumption, will be binding on all selected Participants; provided that the Exercise Price and the number and nature of shares issuable upon exercise of any such Option or SAR, or any award that is subject to Section 409A of the Code, will be adjusted appropriately pursuant to Section 424(a) of the Code and/or Section 409A of the Code, as applicable.

(c)     The substitution by the successor or acquiring entity in such Corporate Transaction (or by its parents, if any) of equivalent awards with substantially the same terms for such outstanding Awards (except that the Exercise Price and the number and nature of shares issuable upon exercise of any such Option or SAR, or any award that is subject to Section 409A of the Code, will be adjusted appropriately pursuant to Section 424(a) of the Code and/or Section 409A of the Code, as applicable).

(d)     The full or partial acceleration of exercisability or vesting and accelerated expiration of an outstanding Award and lapse of the Company’s right to repurchase or re-acquire shares acquired under an Award or lapse of forfeiture rights with respect to shares acquired under an Award.

(e)     The settlement of the full value of such outstanding Award (whether or not then vested or exercisable) in cash, cash equivalents, or securities of the successor entity (or its parent, if any) with a Fair Market Value equal to the required amount, followed by the cancellation of such Awards; provided however, that such Award may be cancelled if such Award has no value, as determined by the Committee, in its discretion. Subject to Section 409A of the Code, such payment may be made in installments and may be deferred until the date or dates the Award would have become exercisable or vested. Such payment may be subject to vesting based on the Participant’s continued service, provided that the vesting schedule shall not be less favorable to the Participant than the schedule under which the Award would have become vested or exercisable. For purposes of this Section 21.1(e), the Fair Market Value of any security shall be determined without regard to any vesting conditions that may apply to such security.

(f)      The cancellation of outstanding Awards in exchange for no consideration.

The Board shall have full power and authority to assign the Company’s right to repurchase or re-acquire or forfeiture rights to such successor or acquiring entity. In addition, in the event such successor or acquiring entity (if any) refuses to assume, convert, replace or substitute Awards, as provided above, pursuant to a Corporate Transaction, the Committee will notify the Participant in writing or electronically that such Award will, if exercisable, be exercisable for a period of time determined by the Committee in its sole discretion, and such Award will terminate upon the expiration of such period. Awards need not be treated similarly in a Corporate Transaction and treatment may vary from Award to Award and/or from Participant to Participant.

21.2.   Assumption of Awards by the Company.    The Company, from time to time, also may substitute or assume outstanding awards granted by another company, whether in connection with an acquisition of such other company or otherwise, by either; (a) granting an Award under this Plan in substitution of such other company’s award; or (b) assuming such award as if it had been granted under this Plan if the terms of such assumed award could be applied to an Award granted under this Plan. Such substitution or assumption will be permissible if the holder of the substituted or assumed award would have been eligible to be granted an Award under this Plan if the other company had applied the rules of this Plan to such grant. In the event the Company assumes an award granted by another company, the terms and conditions of such award will remain unchanged (except that the Purchase Price or the Exercise Price, as the case may be, and the number and nature of Shares issuable upon exercise or settlement of any such Award will be adjusted appropriately pursuant to Section 424(a) of the Code and/or Section 409A of the Code, as applicable). In the event the Company elects to grant a new Option in substitution rather than assuming

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an existing option, such new Option may be granted with a similarly adjusted Exercise Price. Substitute Awards shall not be deducted from the number of Shares authorized for grant under the Plan or authorized for grant to a Participant in a calendar year.

21.3.   Non-Employee Directors’ Awards.    Notwithstanding any provision to the contrary herein, in the event of a Corporate Transaction, the vesting of all Awards granted to Non-Employee Directors shall accelerate and such Awards shall become exercisable (as applicable) in full prior to the consummation of such event at such times and on such conditions as the Committee determines.

22.     ADOPTION AND STOCKHOLDER APPROVAL.    This Plan shall be submitted for the approval of the Company’s stockholders, consistent with applicable laws, within twelve (12) months before or after the date this Plan is adopted by the Board.

23.     TERM OF PLAN/GOVERNING LAW.    Unless earlier terminated as provided herein, this Plan will become effective on the Effective Date and will terminate ten (10) years from the date this Plan is adopted by the Board. This Plan and all Awards granted hereunder shall be governed by and construed in accordance with the laws of the State of Delaware (excluding its conflict of law rules).

24.     AMENDMENT OR TERMINATION OF PLAN.    The Board may at any time terminate or amend this Plan in any respect, including, without limitation, amendment of any form of Award Agreement or instrument to be executed pursuant to this Plan; provided, however, that the Board will not, without the approval of the stockholders of the Company, amend this Plan in any manner that requires such stockholder approval; provided further, that a Participant’s Award shall be governed by the version of this Plan then in effect at the time such Award was granted. No termination or amendment of the Plan shall affect any then-outstanding Award unless expressly provided by the Committee; in any event, no termination or amendment of the Plan or any outstanding Award may materially adversely affect any then outstanding Award without the consent of the Participant, unless such termination or amendment is necessary to comply with applicable law, regulation or rule.

25.     NON-EXCLUSIVITY OF THE PLAN.    Neither the adoption of this Plan by the Board, the submission of this Plan to the stockholders of the Company for approval, nor any provision of this Plan will be construed as creating any limitations on the power of the Board to adopt such additional compensation arrangements as it may deem desirable, including, without limitation, the granting of stock options and other equity awards and bonuses otherwise than under this Plan, and such arrangements may be either generally applicable or applicable only in specific cases.

26.     INSIDER TRADING POLICY.    Each Participant who receives an Award shall comply with any policy adopted by the Company from time to time covering transactions in the Company’s securities by Employees, officers and/or directors of the Company, as well as with any applicable insider trading or market abuse laws to which the Participant may be subject.

27.     All Awards Subject to Company Clawback or Recoupment Policy.    All Awards shall, subject to applicable law, be subject to clawback or recoupment pursuant to any compensation clawback or recoupment policy adopted by the Board or the Committee or required by law during the term of Participant’s employment or other service with the Company that is applicable to executive officers, employees, directors or other service providers of the Company, and in addition to any other remedies available under such policy and applicable law, may require the cancelation of outstanding Awards and the recoupment of any gains realized with respect to Awards.

28.     DEFINITIONS.    As used in this Plan, and except as elsewhere defined herein, the following terms will have the following meanings:

28.1.   “Affiliate” means (a) any entity that, directly or indirectly, is controlled by, controls, or is under common control with, the Company, and (b) any entity in which the Company has a significant equity interest, in either case as determined by the Committee, whether now or hereafter existing.

28.2.   “Award” means any award under the Plan, including any Option, Performance Award, Restricted Stock, Stock Bonus, Stock Appreciation Right, or Restricted Stock Unit.

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28.3.   “Award Agreement” means, with respect to each Award, the written or electronic agreement between the Company and the Participant setting forth the terms and conditions of the Award, and country-specific appendix thereto for grants to non-U.S. Participants, which shall be in substantially a form (which need not be the same for each Participant) that the Committee (or in the case of Award agreements that are not used for Insiders, the Committee’s delegate(s)) has from time to time approved, and will comply with and be subject to the terms and conditions of this Plan.

28.4.    “Board” means the Board of Directors of the Company.

28.5.   “Business Combination” means the business combination effected pursuant to the Business Combination Agreement.

28.6.   “Business Combination Agreement” means the Business Combination Agreement, by and among ArcLight Clean Transition Corp., the Company, and certain other parties thereto.

28.7.   “Cause” means Participant’s (a) willful failure substantially to perform his or her duties and responsibilities to the Company or deliberate violation of a Company policy or code of conduct; (b) commission of, or plea of guilty or no contest to, a felony or other crime involving dishonesty or moral turpitude or commission of any act of fraud, embezzlement, dishonesty or any other willful misconduct or breach of fiduciary duty that has caused or is reasonably expected to result in material injury to the Company; (c) unauthorized use or disclosure of any proprietary information or trade secrets of the Company or any other party to whom the Participant owes an obligation of nondisclosure as a result of his or her relationship with the Company; (d) misappropriation of a business opportunity of the Company; (e) provision of material aid to a competitor of the Company; or (f) willful breach of any of his or her obligations under any written agreement or covenant with the Company, including with respect to any restrictive covenants. The determination as to whether a Participant’s Service is being terminated for Cause shall be made in good faith by the Company and shall be final and binding on the Participant. The foregoing definition does not in any way limit the Company’s ability to terminate a Participant’s employment or consulting relationship at any time as provided in Section 20 above, and the term “Company” will be interpreted to include any Subsidiary or Parent, as appropriate. Notwithstanding the foregoing, the definition of “Cause” may, in part or in whole, be modified or replaced in each individual employment agreement, Award Agreement or other applicable agreement with any Participant, provided that such document supersedes the definition provided in this Section 28.7.

28.8.   “Code” means the United States Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

28.9.    “Committee” means the Compensation Committee of the Board or those persons to whom administration of the Plan, or part of the Plan, has been delegated as permitted by law.

28.10. “Company” means Proterra Inc. or any successor corporation.

28.11. “Consultant” means any natural person, including an advisor or independent contractor, engaged by the Company or a Parent, Subsidiary or Affiliate to render services to such entity.

28.12. “Corporate Transaction” means the occurrence of any of the following events:

(a)     any “Person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the total voting power represented by the Company’s then-outstanding voting securities; provided, however, that for purposes of this subclause (a) the acquisition of additional securities by any one Person who is considered to own more than fifty percent (50%) of the total voting power of the securities of the Company will not be considered a Corporate Transaction;

(b)     the consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets;

(c)     the consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting

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securities of the surviving entity or its parent) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation;

(d)     any other transaction which qualifies as a “corporate transaction” under Section 424(a) of the Code wherein the stockholders of the Company give up all of their equity interest in the Company (except for the acquisition, sale or transfer of all or substantially all of the outstanding shares of the capital stock of the Company) or

(e)     a change in the effective control of the Company that occurs on the date that a majority of members of the Board is replaced during any twelve (12) month period by members of the Board whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election. For purpose of this subclause (e), if any Person is considered to be in effective control of the Company, the acquisition of additional control of the Company by the same Person will not be considered a Corporate Transaction.

For purposes of this definition, Persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company. Notwithstanding the foregoing, to the extent that any amount constituting deferred compensation (as defined in Section 409A of the Code) would become payable under this Plan by reason of a Corporate Transaction, such amount shall become payable only if the event constituting a Corporate Transaction would also qualify as a change in ownership or effective control of the Company or a change in the ownership of a substantial portion of the assets of the Company, each as defined within the meaning of Code Section 409A, as it has been and may be amended from time to time, and any proposed or final Treasury Regulations and IRS guidance that has been promulgated or may be promulgated thereunder from time to time. Notwithstanding the foregoing, the foregoing definition of “Corporate Transaction” may, in part or in whole, be modified or replaced in each individual employment agreement, Award Agreement, or other applicable agreement with any Participant provided that such document specifically references this definition.

28.13. “Director” means a member of the Board.

28.14. “Disability” means in the case of ISOs, total and permanent disability as defined in Section 22(e)(3) of the Code and in the case of other Awards, that the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.

28.15. “Dividend Equivalent Right” means the right of a Participant, granted at the discretion of the Committee or as otherwise provided by the Plan, to receive a credit for the account of such Participant in an amount equal to the cash, stock or other property dividends for each Share represented by an Award held by such Participant.

28.16. “Effective Date” shall mean the closing date of the Business Combination, subject to approval of the Plan by the Company’s stockholders.

28.17. “Employee” means any person, including Officers and Directors, employed by the Company or any Parent, Subsidiary or Affiliate. For the avoidance of doubt, neither service as a Director nor payment of a director’s fee by the Company will be sufficient to constitute “employment” by the Company and the definition of “Employee” herein shall not include Non-Employee Directors.

28.18. “Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

28.19. “Exchange Program” means a program pursuant to which (a) outstanding Awards are surrendered, cancelled or exchanged for cash, the same type of Award or a different Award (or combination thereof) or (b) the Exercise Price of an outstanding Award is increased or reduced.

28.20. “Exercise Price” means, with respect to an Option, the price at which a holder may purchase the Shares issuable upon exercise of an Option and with respect to a SAR, the price at which the SAR is granted to the holder thereof.

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28.21. “Fair Market Value” means, as of any date, the value of a share of the Company’s common stock determined as follows:

(a)     if such common stock is publicly traded and is then listed on a national securities exchange, its closing price on the date of determination on the principal national securities exchange on which the common stock is listed or admitted to trading as reported in The Wall Street Journal or such other source as the Committee may determine;

(b)     if such common stock is publicly traded but is neither listed nor admitted to trading on a national securities exchange, the average of the closing bid and asked prices on the date of determination as reported in The Wall Street Journal or such other source as the Committee deems reliable; or

(c)     if none of the foregoing is applicable, by the Board or the Committee in good faith.

28.22. “Insider” means an officer or director of the Company or any other person whose transactions in the Company’s common stock are subject to Section 16 of the Exchange Act.

28.23. “IRS” means the United States Internal Revenue Service.

28.24. “Non-Employee Director” means a Director who is not an Employee of the Company or any Parent, Subsidiary or Affiliate.

28.25. “Option” means an award of an option to purchase Shares pursuant to Section 5 or Section 12.

28.26. “Parent” means any corporation (other than the Company) in an unbroken chain of corporations ending with the Company if each of such corporations other than the Company owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

28.27. “Participant” means a person who holds an Award under this Plan.

28.28. “Performance Award” means an award covering cash, Shares or other property granted pursuant to Section 10 or Section 12 of the Plan.

28.29. “Performance Factors” means any of the factors selected by the Committee and specified in an Award Agreement, from among the following objective measures, either individually, alternatively or in any combination, applied to the Company as a whole or any business unit or Subsidiary, either individually, alternatively, or in any combination, on a GAAP or non-GAAP basis, and measured, to the extent applicable on an absolute basis or relative to a pre-established target, to determine whether the performance goals established by the Committee with respect to applicable Awards have been satisfied:

(a)     profit before tax;

(b)     billings;

(c)     revenue;

(d)     net revenue;

(e)     earnings (which may include earnings before interest and taxes, earnings before taxes, net earnings, stock-based compensation expenses, depreciation, and amortization);

(f)      operating income;

(g)     operating margin;

(h)     operating profit;

(i)      controllable operating profit or net operating profit;

(j)      net profit;

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(k)     gross margin;

(l)      operating expenses or operating expenses as a percentage of revenue;

(m)    net income;

(n)     earnings per share;

(o)     total stockholder return;

(p)     market share;

(q)     return on assets or net assets;

(r)      the Company’s stock price;

(s)      growth in stockholder value relative to a pre-determined index;

(t)      return on equity;

(u)     return on invested capital;

(v)     cash flow (including free cash flow or operating cash flows);

(w)    cash conversion cycle;

(x)     economic value added;

(y)     individual confidential business objectives;

(z)     contract awards or backlog;

(aa)    overhead or other expense reduction;

(bb)   credit rating;

(cc)    strategic plan development and implementation;

(dd)   succession plan development and implementation;

(ee)    improvement in workforce diversity;

(ff)     customer indicators and/or satisfaction;

(gg)   new product invention or innovation;

(hh)   attainment of research and development milestones;

(ii)     improvements in productivity;

(jj)     bookings;

(kk)   attainment of objective operating goals and employee metrics;

(ll)     sales;

(mm) expenses;

(nn)   balance of cash, cash equivalents, and marketable securities;

(oo)   completion of an identified special project;

(pp)   completion of a joint venture or other corporate transaction;

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(qq)   employee satisfaction and/or retention;

(rr)    research and development expenses;

(ss)    working capital targets and changes in working capital; and

(tt)     any other metric that is capable of measurement as determined by the Committee.

The Committee may provide for one or more equitable adjustments to the Performance Factors to preserve the Committee’s original intent regarding the Performance Factors at the time of the initial award grant, such as, but not limited to, in recognition of unusual or non-recurring items such as acquisition-related activities or changes in applicable accounting rules. It is within the sole discretion of the Committee to make or not make any such equitable adjustments.

28.30. “Performance Period” means one or more periods of time, which may be of varying and overlapping durations, as the Committee may select, over which the attainment of one or more Performance Factors will be measured for the purpose of determining a Participant’s right to, and the payment of, a Performance Award.

28.31. “Performance Share” means an Award granted pursuant to Section 10 of the Plan, consisting of a unit valued by reference to a designated number of Shares, the value of which may be paid to the Participant by delivery of Shares or, if set forth in the instrument evidencing the Award, of such property as the Committee shall determine, including, without limitation, cash, other property, or any combination thereof, upon the attainment of performance goals, as established by the Committee, and other terms and conditions specified by the Committee.

28.32. “Performance Unit” means an Award granted pursuant to Section 10 of the Plan, consisting of a unit valued by reference to a designated amount of property other than Shares, which value may be paid to the Participant by delivery of such property as the Committee shall determine, including, without limitation, cash, Shares, other property, or any combination thereof, upon the attainment of performance goals, as established by the Committee, and other terms and conditions specified by the Committee.

28.33. “Permitted Transferee” means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law (including adoptive relationships) of the Employee, any person sharing the Employee’s household (other than a tenant or employee), a trust in which these persons (or the Employee) have more than 50% of the beneficial interest, a foundation in which these persons (or the Employee) control the management of assets, and any other entity in which these persons (or the Employee) own more than 50% of the voting interests.

28.34. “Plan” means this Proterra Inc. 2021 Equity Incentive Plan.

28.35. “Purchase Price” means the price to be paid for Shares acquired under the Plan, other than Shares acquired upon exercise of an Option or SAR.

28.36. “Restricted Stock Award” means an award of Shares pursuant to Section 6 or Section 12 of the Plan, or issued pursuant to the early exercise of an Option.

28.37. “Restricted Stock Unit” means an Award granted pursuant to Section 9 or Section 12 of the Plan.

28.38. “SEC” means the United States Securities and Exchange Commission.

28.39. “Securities Act” means the United States Securities Act of 1933, as amended.

28.40. “Service” shall mean service as an Employee, Consultant, Director or Non-Employee Director, subject to such further limitations as may be set forth in the Plan or the applicable Award Agreement. An Employee will not be deemed to have ceased to provide Service in the case of any leave of absence approved by the Company. In the case of any Employee on an approved leave of absence or a reduction in hours worked (for illustrative purposes only, a change in schedule from that of full-time to part-time), the Committee may make such provisions respecting suspension of or modification to vesting of the Award while on leave from the employ of the Company or a Parent, Subsidiary or Affiliate or during such change in working hours as it may deem appropriate, except that in no event may an Award be exercised after the expiration of the term set forth in the applicable Award Agreement. In the event of military or other protected leave, if required by applicable laws, vesting shall continue for the longest period that vesting continues under any other statutory or Company approved leave of absence and, upon a Participant’s

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returning from such leave, he or she shall be given vesting credit with respect to Awards to the same extent as would have applied had the Participant continued to provide Service to the Company throughout the leave on the same terms as he or she was providing Service immediately prior to such leave. An employee shall have terminated employment as of the date he or she ceases to provide Service (regardless of whether the termination is in breach of local employment laws or is later found to be invalid) and employment shall not be extended by any notice period or garden leave mandated by local law, provided, however, that a change in status between an Employee, Consultant, Director or Non-Employee Director shall not terminate the service provider’s Service, unless determined by the Committee, in its discretion or to the extent set forth in the applicable Award Agreement. The Committee will have sole discretion to determine whether a Participant has ceased to provide Service and the effective date on which the Participant ceased to provide Service.

28.41. “Shares” means shares of the common stock of the Company and the common stock of any successor entity.

28.42. “Stock Appreciation Right” means an Award granted pursuant to Section 8 of the Plan.

28.43. “Stock Bonus” means an Award granted pursuant to Section 7 of the Plan.

28.44. “Subsidiary” means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if each of the corporations other than the last corporation in the unbroken chain owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

28.45. “Treasury Regulations” means regulations promulgated by the United States Treasury Department.

28.46. “Unvested Shares” means Shares that have not yet vested or are subject to a right of repurchase in favor of the Company (or any successor thereto).

29.     CODE SECTION 409A.    This Plan and Awards granted hereunder are intended to comply with Section 409A of the Code and the regulations and guidance promulgated thereunder (collectively, “Section 409A”) to the extent subject thereto, or otherwise be exempt from Section 409A, and, accordingly, to the maximum extent permitted, the Plan shall be interpreted and administered to be in compliance therewith. Any payments described in the Plan that are due within the “short-term deferral period” as defined in Section 409A shall not be treated as deferred compensation unless required by applicable law. Notwithstanding anything to the contrary in the Plan, to the extent required to avoid accelerated taxation and tax penalties under Section 409A, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to the Plan or any Award Agreement granted pursuant hereto during the six-month period immediately following the Participant’s termination of Service (the “Deferred Amounts”) shall instead be paid on the first payroll date after the earlier of (i) the six-month anniversary of the Participant’s “separation from service” (as defined in Section 409A) or (ii) the Participant’s death (such date, the “Section 409A Payment Date”), with any portion of the Deferred Amounts that would otherwise be payable prior to the Section 409A Payment Date aggregated and paid in a lump sum without interest on the Section 409A Payment Date. Notwithstanding the foregoing, none of the Company, the Committee or any of their respective affiliates shall have any obligation to take any action to prevent the assessment of any additional tax or penalty on any Participant under Section 409A and, by accepting an Award granted hereunder, the Participant acknowledges and agrees that none of the Company, the Committee or any of their respective affiliates will have any liability to the Participant for any such tax or penalty.

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Annex I

FORM OF PROTERRA INC.

2021 EMPLOYEE STOCK PURCHASE PLAN

1.      Purpose.    Proterra Inc. adopted the Plan effective as of the Effective Date. The purpose of this Plan is to provide eligible employees of the Company and the Participating Corporations with a means of acquiring an equity interest in the Company, to enhance such employees’ sense of participation in the affairs of the Company. Capitalized terms not defined elsewhere in the text are defined in Section 28.

2.      Establishment of Plan.    The Company proposes to grant rights to purchase shares of Common Stock to eligible employees of the Company and its Participating Corporations pursuant to this Plan. The Company intends this Plan to qualify as an “employee stock purchase plan” under Section 423 of the Code (including any amendments to or replacements of such Section), and this Plan shall be so construed, although the Company makes no undertaking or representation to maintain such qualification. Any term not expressly defined in this Plan but defined for purposes of Section 423 of the Code shall have the same definition herein. In addition, with regard to offers of options to purchase shares of Common Stock under the Plan to employees working for a Subsidiary or an Affiliate outside the United States, this Plan authorizes the grant of options under a Non-Section 423 Component that is not intended to meet Section 423 requirements, provided, to the extent necessary under Section 423 of the Code, the other terms and conditions of the Plan are met.

Subject to Section 14, a total of One Million Six-Hundred Thirty Thousand (1,630,000) shares of Common Stock are reserved for issuance under this Plan. In addition, on each January 1 of each of 2022 through 2031, the aggregate number of shares of Common Stock reserved for issuance under the Plan shall be increased automatically by the number of shares equal to one percent (1%) of the total number of shares of all classes of the Company’s common stock issued and outstanding on the immediately preceding December 31 (rounded down to the nearest whole share); provided, that the Board or the Committee may in its sole discretion reduce the amount of the increase in any particular year. Subject to Section 14, no more than Sixteen Million Three Hundred Thousand (16,300,000) shares of Common Stock may be issued over the term of this Plan. The number of shares initially reserved for issuance under this Plan and the maximum number of shares that may be issued under this Plan shall be subject to adjustments effected in accordance with Section 14. Any or all such shares may be granted under the Section 423 Component.

3.      ADMINISTRATION.    The Plan will be administered by the Committee. Subject to the provisions of this Plan and the limitations of Section 423 of the Code or any successor provision in the Code, all questions of interpretation or application of this Plan shall be determined by the Committee and its decisions shall be final and binding upon all eligible employees and Participants. The Committee will have full and exclusive discretionary authority to construe, interpret and apply the terms of the Plan, to determine eligibility, to designate the Participating Corporations, to determine whether Participating Corporations shall participate in the Section 423 Component or Non-Section 423 Component and to decide upon any and all claims filed under the Plan. Every finding, decision and determination made by the Committee will, to the full extent permitted by law, be final and binding upon all parties. Notwithstanding any provision to the contrary in this Plan, the Committee may adopt rules, sub-plans, and/or procedures relating to the operation and administration of the Plan designed to comply with local laws, regulations or customs or to achieve tax, securities law or other objectives for eligible employees outside of the United States. The Committee will have the authority to determine the Fair Market Value of the Common Stock (which determination shall be final, binding and conclusive for all purposes) in accordance with Section 8 below and to interpret Section 8 of the Plan in connection with circumstances that impact the Fair Market Value. Members of the Committee shall receive no compensation for their services in connection with the administration of this Plan, other than standard fees as established from time to time by the Board for services rendered by Board members serving on Board committees. All expenses incurred in connection with the administration of this Plan shall be paid by the Company. For purposes of this Plan, the Committee may designate separate offerings under the Plan (the terms of which need not be identical) in which eligible employees of one or more Participating Corporations will participate, and the provisions of the Plan will separately apply to each such separate offering even if the dates of the applicable Offering Periods of each such offering are identical. To the extent permitted by Section 423 of the Code, the terms of each separate offering under the Plan need not be identical, provided that the rights and privileges established with respect to a particular offering are applied in an identical manner to all employees of every Participating Corporation

Annex I-1

whose employees are granted options under that particular offering. The Committee may establish rules to govern the terms of the Plan and the offering that will apply to Participants who transfer employment between the Company and Participating Corporations or between Participating Corporations, in accordance with requirements under Section 423 of the Code to the extent applicable.

4.      ELIGIBILITY.

(a)     Any employee of the Company or the Participating Corporations is eligible to participate in an Offering Period under this Plan, except that one or more of the following categories of employees may be excluded from coverage under the Plan by the Committee (other than where such exclusion is prohibited by applicable law):

(b)    employees who do not meet eligibility requirements that the Committee may choose to impose (within the limits permitted by the Code);

(c)     employees who are not employed by the Company or a Participating Corporation prior to the beginning of such Offering Period or prior to such other time period as specified by the Committee;

(d)    employees who are customarily employed for twenty (20) or less hours per week;

(e)     employees who are customarily employed for five (5) months or less in a calendar year;

(f)     (i) employees who are “highly compensated employees” of the Company or any Participating Corporation (within the meaning of Section 414(q) of the Code), or (ii) any employees who are “highly compensated employees” with compensation above a specified level, who is an officer and/or is subject to the disclosure requirements of Section 16(a) of the Exchange Act;

(g)    employees who are citizens or residents of a foreign jurisdiction (without regard to whether they are also a citizen of the United States or a resident alien (within the meaning of Section 7701(b)(1)(A) of the Code)) if either (i) such employee’s participation is prohibited under the laws of the jurisdiction governing such employee, or (ii) compliance with the laws of the foreign jurisdiction would violate the requirements of Section 423 of the Code; and

(h)    individuals who provide services to the Company or any of its Participating Corporations who are reclassified as common law employees for any reason except for federal income and employment tax purposes.

The foregoing notwithstanding, an individual shall not be eligible if his or her participation in the Plan is prohibited by the law of any country that has jurisdiction over him or her, if complying with the laws of the applicable country would cause the Plan to violate Section 423 of the Code, or if he or she is subject to a collective bargaining agreement that does not provide for participation in the Plan.

(i)     No employee who, together with any other person whose stock would be attributed to such employee pursuant to Section 424(d) of the Code, owns stock or holds options to purchase stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or its Parent or Subsidiary or who, as a result of being granted an option under this Plan with respect to such Offering Period, would own stock or hold options to purchase stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or its Parent or Subsidiary shall be granted an option to purchase Common Stock under the Plan. Notwithstanding the foregoing, the rules of Section 424(d) of the Code shall apply in determining share ownership and the extent to which shares held under outstanding equity awards are to be treated as owned by the employee.

5.      OFFERING DATES.

(a)     Each Offering Period of this Plan may be of up to twenty-seven (27) months duration and shall commence and end at the times designated by the Committee. Each Offering Period shall consist of one or more Purchase Periods during which Contributions made by Participants are accumulated under this Plan.

(b)    The initial Offering Period shall commence on the Effective Date and shall end with the Purchase Date that occurs on the first May or November that is six (6) months or more following the Effective Date or another date selected by the Committee which is approximately six (6) months after the commencement of the initial Offering Period, but no more than twenty-seven (27) months after the commencement of the initial Offering

Annex I-2

period. The initial Offering Period shall consist of one (1) Purchase Period. Thereafter, a six (6) month Offering Period shall commence on each May 15 and November 15, with each such Offering Period also consisting of one (1) six (6)-month Purchase Period, except as otherwise provided by an applicable sub-plan, or on such other date determined by the Committee. The Committee may at any time establish a different duration for an Offering Period or Purchase Period to be effective after the next scheduled Purchase Date, up to a maximum duration of twenty-seven (27) months.

6.      PARTICIPATION IN THIS PLAN.

(a)     Any employee who is an eligible employee determined in accordance with Section 4 will be eligible to participate in this Plan, subject to the requirement of Section 6(b) hereof and the other terms and provisions of this Plan.

(b)    A Participant may elect to participate in this Plan by submitting an enrollment agreement prior to the commencement of the Offering Period (on such date as the Committee may determine) to which such agreement relates.

(c)     Once an employee becomes a Participant in an Offering Period, then such Participant will automatically participate in each subsequent Offering Period commencing immediately following the last day of the prior Offering Period unless the Participant withdraws or is deemed to withdraw from this Plan or terminates further participation in an Offering Period as set forth in Section 11 below. A Participant who is continuing participation pursuant to the preceding sentence is not required to file any additional enrollment agreement in order to continue participation in this Plan. A Participant who is not continuing participation pursuant to the preceding sentence is required to file an enrollment agreement prior to the commencement of the Offering Period (or such earlier date as the Committee may determine) to which such agreement relates.

7.      GRANT OF OPTION ON ENROLLMENT.    Becoming a Participant with respect to an Offering Period will constitute the grant (as of the Offering Date) by the Company to such Participant of an option to purchase on the Purchase Date up to that number of shares of Common Stock determined by a fraction, the numerator of which is the amount accumulated in such Participant’s Contribution account during such Purchase Period and the denominator of which is the lower of (i) eighty-five percent (85%) of the Fair Market Value of a share of Common Stock on the Offering Date (but in no event less than the par value of a share of the Common Stock), or (ii) eighty-five percent (85%) of the Fair Market Value of a share of the Common Stock on the Purchase Date; provided, however, that for the Purchase Period within the initial Offering Period the numerator shall be fifteen percent (15%) of the Participant’s compensation for such Purchase Period, or such lower percentage as determined by the Committee prior to the start of the Offering Period, and provided, further, that the number of shares of Common Stock subject to any option granted pursuant to this Plan shall not exceed the lesser of (x) the maximum number of shares set by the Committee pursuant to Section 10(b) below with respect to the applicable Purchase Date, or (y) the maximum number of shares which may be purchased pursuant to Section 10(a) below with respect to the applicable Purchase Date.

8.      PURCHASE PRICE.    The Purchase Price per share at which a share of Common Stock will be sold in any Offering Period shall be eighty-five percent (85%) of the lesser of:

(a)     The Fair Market Value on the Offering Date; or

(b)    The Fair Market Value on the Purchase Date.

9.      PAYMENT OF PURCHASE PRICE; CONTRIBUTION CHANGES; SHARE ISSUANCES.

(a)     The Purchase Price shall be accumulated by regular payroll deductions made during each Offering Period, unless the Committee determines that contributions may be made in another form (including but not limited to with respect to categories of Participants outside the United States that Contributions may be made in another form due to local legal requirements). The Contributions are made as a percentage of the Participant’s Compensation in one percent (1%) increments not less than one percent (1%), nor greater than fifteen percent (15%) or such lower limit set by the Committee. “Compensation” shall mean base salary or regular hourly wages; however, the Committee shall have discretion to adopt a definition of Compensation from time to time of all cash compensation reported on the employee’s Form W-2 or corresponding local country tax return, including without limitation base salary or regular hourly wages, bonuses, incentive compensation, commissions, overtime, shift premiums, pay during

Annex I-3

leaves of absence, and draws against commissions (or in foreign jurisdictions, equivalent cash compensation). For purposes of determining a Participant’s Compensation, any election by such Participant to reduce his or her regular cash remuneration under Sections 125 or 401(k) of the Code (or in foreign jurisdictions, equivalent deductions) shall be treated as if the Participant did not make such election. Contributions shall commence on the first payday following the last Purchase Date (with respect to the initial Offering Period, as soon as practicable following the effective date of filing with the U.S. Securities and Exchange Commission a securities registration statement for the Plan) and shall continue to the end of the Offering Period unless sooner altered or terminated as provided in this Plan. Notwithstanding the foregoing, the terms of any sub-plan may permit matching shares without the payment of any purchase price.

(b)    A Participant may decrease the rate of Contributions during an Offering Period by filing with the Company or a third party designated by the Company a new authorization for Contributions, with the new rate to become effective no later than the second payroll period commencing after the Company’s receipt of the authorization and continuing for the remainder of the Offering Period unless changed as described below. A decrease in the rate of Contributions may be made once during an Offering Period or more frequently under rules determined by the Committee. A Participant may increase or decrease the rate of Contributions for any subsequent Offering Period by filing with the Company or a third party designated by the Company a new authorization for Contributions prior to the beginning of such Offering Period, or such other time period as specified by the Committee.

(c)     A Participant may reduce his or her Contribution percentage to zero during an Offering Period by filing with the Company or a third party designated by the Company a request for cessation of Contributions. Such reduction shall be effective beginning no later than the second payroll period after the Company’s receipt of the request and no further Contributions will be made for the duration of the Offering Period. Contributions credited to the Participant’s account prior to the effective date of the request shall be used to purchase shares of Common Stock in accordance with Subsection (e) below. A reduction of the Contribution percentage to zero shall be treated as such Participant’s withdrawal from such Offering Period and the Plan, effective as of the day after the next Purchase Date following the filing date of such request with the Company.

(d)    All Contributions made for a Participant are credited to his or her book account under this Plan and are deposited with the general funds of the Company, except to the extent local legal restrictions outside the United States require segregation of such Contributions. No interest accrues on the Contributions, except to the extent required due to local legal requirements. All Contributions received or held by the Company may be used by the Company for any corporate purpose, and the Company shall not be obligated to segregate such Contributions, except to the extent necessary to comply with local legal requirements outside the United States.

(e)     On each Purchase Date, so long as this Plan remains in effect and provided that the Participant has not submitted a signed and completed withdrawal form before that date which notifies the Company that the Participant wishes to withdraw from that Offering Period under this Plan and have all Contributions accumulated in the account maintained on behalf of the Participant as of that date returned to the Participant, the Company shall apply the funds then in the Participant’s account to the purchase of whole shares of Common Stock reserved under the option granted to such Participant with respect to the Offering Period to the extent that such option is exercisable on the Purchase Date. The Purchase Price per share shall be as specified in Section 8 of this Plan. Any fractional share, as calculated under this Subsection (e), shall be rounded down to the next lower whole share, unless the Committee determines with respect to all Participants that any fractional share shall be credited as a fractional share. Any amount remaining in a Participant’s account on a Purchase Date which is less than the amount necessary to purchase a full share of the Common Stock shall be carried forward without interest into the next Purchase Period; however, the Committee may from time to time provide that such amounts shall be refunded without interest (except to the extent necessary to comply with local legal requirements outside the United States). In the event that this Plan has been over-sub-scribed, all funds not used to purchase shares on the Purchase Date shall be returned to the Participant, without interest (except to the extent required due to local legal requirements outside the United States). No Common Stock shall be purchased on a Purchase Date on behalf of any employee whose participation in this Plan has terminated prior to such Purchase Date, except to the extent required due to local legal requirements outside the United States.

(f)     As promptly as practicable after the Purchase Date, the Company shall issue shares for the Participant’s benefit representing the shares purchased upon exercise of his or her option.

Annex I-4

(g)    During a Participant’s lifetime, his or her option to purchase shares hereunder is exercisable only by him or her. The Participant will have no interest or voting right in shares covered by his or her option until such option has been exercised.

(h)    To the extent required by applicable federal, state, local or foreign law, a Participant shall make arrangements satisfactory to the Company and the Participating Corporation employing the Participant for the satisfaction of any withholding tax obligations that arise in connection with the Plan. The Company or any Subsidiary or Affiliate, as applicable, may withhold, by any method permissible under the applicable law, the amount necessary for the Company or Subsidiary or Affiliate, as applicable, to meet applicable withholding obligations, including any withholding required to make available to the Company or Subsidiary or Affiliate, as applicable, any tax deductions or benefits attributable to the sale or early disposition of shares of Common Stock by a Participant. The Company shall not be required to issue any shares of Common Stock under the Plan until such obligations are satisfied.

10.    LIMITATIONS ON SHARES TO BE PURCHASED.

(a)     Any other provision of the Plan notwithstanding, no Participant shall purchase Common Stock with a Fair Market Value in excess of the following limit:

(i)     In the case of Common Stock purchased during an Offering Period that commenced in the current calendar year, the limit shall be equal to (A) $25,000 minus (B) the Fair Market Value of the Common Stock that the Participant previously purchased in the current calendar year (under this Plan and all other employee stock purchase plans of the Company or any Parent or Subsidiary).

(ii)    In the case of Common Stock purchased during an Offering Period that commenced in the immediately preceding calendar year, the limit shall be equal to (A) $50,000 minus (B) the Fair Market Value of the Common Stock that the Participant previously purchased (under this Plan and all other employee stock purchase plans of the Company or any Parent or Subsidiary) in the current calendar year and in the immediately preceding calendar year.

For purposes of this Subsection (a), the Fair Market Value of Common Stock shall be determined in each case as of the beginning of the Offering Period in which such Common Stock is purchased. Employee stock purchase plans not described in Section 423 of the Code shall be disregarded. If a Participant is precluded by this Subsection (a) from purchasing additional Common Stock under the Plan, then his or her Contributions shall automatically be discontinued and shall automatically resume at the beginning of the earliest Purchase Period that will end in the next calendar year (if he or she then is an eligible employee), provided that when the Company automatically resumes such Contributions, the Company must apply the rate in effect immediately prior to such suspension.

(b)    In no event shall a Participant be permitted to purchase more than 2,500 shares on any one Purchase Date or such lesser number as the Committee shall determine. If a lower limit is set under this Subsection (b), then all Participants will be notified of such limit prior to the commencement of the next Offering Period for which it is to be effective.

(c)     If the number of shares to be purchased on a Purchase Date by all Participants exceeds the number of shares then available for issuance under this Plan, then the Company will make a pro rata allocation of the remaining shares in as uniform a manner as shall be reasonably practicable and as the Committee shall determine to be equitable. In such event, the Company will give notice of such reduction of the number of shares to be purchased under a Participant’s option to each Participant affected.

(d)    Any Contributions accumulated in a Participant’s account which are not used to purchase stock due to the limitations in this Section 10, and not covered by Section 9(e), shall be returned to the Participant as soon as practicable after the end of the applicable Purchase Period, without interest (except to the extent required due to local legal requirements outside the United States).

11.    WITHDRAWAL.

(a)     Each Participant may withdraw from an Offering Period under this Plan pursuant to a method specified for such purpose by the Company. Such withdrawal may be elected at any time prior to the end of an Offering Period, or such other time period as specified by the Committee.

Annex I-5

(b)    Upon withdrawal from this Plan, the accumulated Contributions shall be returned to the withdrawn Participant, without interest (except to the extent required due to local legal requirements outside the United States), and his or her interest in this Plan shall terminate. In the event a Participant voluntarily elects to withdraw from this Plan, he or she may not resume his or her participation in this Plan during the same Offering Period, but he or she may participate in any Offering Period under this Plan which commences on a date subsequent to such withdrawal by filing a new authorization for Contributions in the same manner as set forth in Section 6 above for initial participation in this Plan.

(c)     To the extent applicable, if the Fair Market Value on the first day of the current Offering Period in which a participant is enrolled is higher than the Fair Market Value on the first day of any subsequent Offering Period, the Company will automatically enroll such participant in the subsequent Offering Period. Any funds accumulated in a Participant’s account prior to the first day of such subsequent Offering Period will be applied to the purchase of shares on the Purchase Date immediately prior to the first day of such subsequent Offering Period, if any.

12.    TERMINATION OF EMPLOYMENT.    Termination of a Participant’s employment for any reason, including retirement, death, disability, or the failure of a Participant to remain an eligible employee of the Company or of a Participating Corporation, immediately terminates his or her participation in this Plan (except as required due to local legal requirements outside the United States). In such event, accumulated Contributions credited to the Participant’s account will be returned to him or her or, in the case of his or her death, to his or her legal representative, without interest (except to the extent required due to local legal requirements outside the United States). For purposes of this Section 12, an employee will not be deemed to have terminated employment or failed to remain in the continuous employ of the Company or of a Participating Corporation in the case of sick leave, military leave, or any other leave of absence approved by the Company; provided that such leave is for a period of not more than ninety (90) days or reemployment upon the expiration of such leave is guaranteed by contract or statute. The Company will have sole discretion to determine whether a Participant has terminated employment and the effective date on which the Participant terminated employment, regardless of any notice period or garden leave required under local law.

13.    RETURN OF CONTRIBUTIONS.    In the event a Participant’s interest in this Plan is terminated by withdrawal, termination of employment or otherwise, or in the event this Plan is terminated by the Board, the Company shall deliver to the Participant all accumulated Contributions credited to such Participant’s account. No interest shall accrue on the Contributions of a Participant in this Plan (except to the extent required due to local legal requirements outside the United States).

14.    CAPITAL CHANGES.    If the number or class of outstanding shares is changed by a stock dividend, recapitalization, stock split, reverse stock split, subdivision, combination, reclassification or similar change in the capital structure of the Company, without consideration, then the Committee shall adjust the number and class of Common Stock that may be delivered under the Plan, the Purchase Price per share and the number of shares of Common Stock covered by each option under the Plan which has not yet been exercised, and the numerical limits of Section 2 shall be proportionately adjusted, subject to any required action by the Board or the stockholders of the Company and in compliance with the applicable securities laws; provided that fractions of a share will not be issued.

15.    NONASSIGNABILITY.    Neither Contributions credited to a Participant’s account nor any rights with regard to the exercise of an option or to receive shares under this Plan may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will, the laws of descent and distribution or as provided in Section 22 below) by the Participant. Any such attempt at assignment, transfer, pledge or other disposition shall be void and without effect.

16.    USE OF PARTICIPANT FUNDS AND REPORTS.    The Company may use all Contributions received or held by it under the Plan for any corporate purpose, and the Company will not be required to segregate Participant Contributions (except to the extent required due to local legal requirements outside the United States). Until shares are issued, Participants will only have the rights of an unsecured creditor unless otherwise required under local law. Each Participant shall receive, or have access to, promptly after the end of each Purchase Period a report of his or her account setting forth the total Contributions accumulated, the number of shares purchased, the per share price thereof and the remaining cash balance, if any, carried forward to the next Purchase Period or Offering Period, as the case may be.

Annex I-6

17.    NOTICE OF DISPOSITION.    Each U.S. taxpayer Participant shall notify the Company in writing if the Participant disposes of any of the shares purchased in any Offering Period pursuant to this Plan if such disposition occurs within two (2) years from the Offering Date or within one (1) year from the Purchase Date on which such shares were purchased (the “Notice Period”). The Company may, at any time during the Notice Period, place a legend or legends on any certificate representing shares acquired pursuant to this Plan requesting the Company’s transfer agent to notify the Company of any transfer of the shares. The obligation of the Participant to provide such notice shall continue notwithstanding the placement of any such legend on the certificates.

18.    NO RIGHTS TO CONTINUED EMPLOYMENT.    Neither this Plan nor the grant of any option hereunder shall confer any right on any employee to remain in the employ of the Company or any Participating Corporation or restrict the right of the Company or any Participating Corporation to terminate such employee’s employment.

19.    EQUAL RIGHTS AND PRIVILEGES.    All eligible employees granted an option under the Section 423 Component of this Plan shall have equal rights and privileges with respect to this Plan or within any separate offering under the Plan so that this Plan qualifies as an “employee stock purchase plan” within the meaning of Section 423 or any successor provision of the Code and the related regulations. Any provision of this Plan which is inconsistent with Section 423 or any successor provision of the Code, without further act or amendment by the Company, the Committee or the Board, shall be reformed to comply with the requirements of Section 423. This Section 19 shall take precedence over all other provisions in this Plan.

20.    NOTICES.    All notices or other communications by a Participant to the Company under or in connection with this Plan shall be deemed to have been duly given when received in the form specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.

21.    TERM; STOCKHOLDER APPROVAL.    This Plan will become effective on the Effective Date. This Plan shall be approved by the stockholders of the Company, in any manner permitted by applicable corporate law, within twelve (12) months before or after the date this Plan is adopted by the Board. No purchase of shares that are subject to such stockholder approval before becoming available under this Plan shall occur prior to stockholder approval of such shares and the Board or Committee may delay any Purchase Date and postpone the commencement of any Offering Period subsequent to such Purchase Date as deemed necessary or desirable to obtain such approval (provided that if a Purchase Date would occur more than six (6) months after commencement of the Offering Period to which it relates, then such Purchase Date shall not occur and instead such Offering Period shall terminate without the purchase of such shares and Participants in such Offering Period shall be refunded their Contributions without interest). This Plan shall continue until the earlier to occur of (a) termination of this Plan by the Board (which termination may be effected by the Board at any time pursuant to Section 25 below), (b) issuance of all of the shares of Common Stock reserved for issuance under this Plan, or (c) the tenth anniversary of the Effective Date.

22.    DESIGNATION OF BENEFICIARY.

(a)     If authorized by the Committee, a Participant may file a written designation of a beneficiary who is to receive any cash from the Participant’s account under this Plan in the event of such Participant’s death prior to a Purchase Date. Such form shall be valid only if it was filed with the Company at the prescribed location before the Participant’s death.

(b)    If authorized by the Company, such designation of beneficiary may be changed by the Participant at any time by written notice filed with the Company at the prescribed location before the Participant’s death. If no such beneficiary has been designated (to the knowledge of the Company), then, in the event of the death of a Participant the Company, in its discretion, may deliver such cash to the Participant’s estate or legal heirs, or if no such estate or legal heirs are known to the Company, then to the Participant’s spouse or, if no estate, legal heir, or spouse is known to the Company, then to any one or more dependents or relatives of the Participant, or if no spouse, dependent or relative is known to the Company, then to such other person as the Company may designate.

23.    CONDITIONS UPON ISSUANCE OF SHARES; LIMITATION ON SALE OF SHARES.    Shares shall not be issued with respect to an option unless the exercise of such option and the issuance and delivery of such shares pursuant thereto shall comply with all applicable provisions of law, domestic or foreign, including, without limitation, the U.S. Securities Act of 1933, as amended, the Exchange Act, the rules and regulations promulgated thereunder, and the requirements of any stock exchange or automated quotation system upon which the shares may

Annex I-7

then be listed, exchange control restrictions and/or securities law restrictions outside the United States, and shall be further subject to the approval of counsel for the Company with respect to such compliance. Shares may be held in trust or subject to further restrictions as permitted by any subplan.

24.    APPLICABLE LAW.    The Plan shall be governed by the substantive laws (excluding the conflict of laws rules) of the State of Delaware.

25.    AMENDMENT OR TERMINATION.    The Committee, in its sole discretion, may amend, suspend or terminate the Plan, or any part thereof, at any time and for any reason. Unless otherwise required by applicable law, if the Plan is terminated, the Committee, in its discretion, may elect to terminate all outstanding Offering Periods either immediately or upon completion of the purchase of shares of Common Stock on the next Purchase Date (which may be sooner than originally scheduled, if determined by the Committee in its discretion), or may elect to permit Offering Periods to expire in accordance with their terms (and subject to any adjustment pursuant to Section 14). If an Offering Period is terminated prior to its previously-scheduled expiration, all amounts then credited to Participants’ accounts for such Offering Period, which have not been used to purchase shares of Common Stock, shall be returned to those Participants (without interest thereon, except as otherwise required under local laws) as soon as administratively practicable. Further, the Committee will be entitled to change the Purchase Periods and Offering Periods, limit the frequency and/or number of changes in the amount contributed during an Offering Period, establish the exchange ratio applicable to amounts contributed in a currency other than U.S. dollars, permit payroll withholding in excess of the amount designated by a Participant in order to adjust for delays or mistakes in the administration of the Plan, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Common Stock for each Participant properly correspond with amounts contributed from the Participant’s base salary and other eligible compensation, and establish such other limitations or procedures as the Committee determines in its sole discretion advisable which are consistent with the Plan. Such actions will not require stockholder approval or the consent of any Participants. However, no amendment shall be made without approval of the stockholders of the Company (obtained in accordance with Section 21 above) within twelve (12) months of the adoption of such amendment (or earlier if required by Section 21) if such amendment would: (a) increase the number of shares that may be issued under this Plan; or (b) change the designation of the employees (or class of employees) eligible for participation in this Plan. In addition, in the event the Board or Committee determines that the ongoing operation of the Plan may result in unfavorable financial accounting consequences, the Board or Committee may, in its discretion and, to the extent necessary or desirable, modify, amend or terminate the Plan to reduce or eliminate such accounting consequences including, but not limited to: (i) amending the definition of compensation, including with respect to an Offering Period underway at the time; (ii) altering the Purchase Price for any Offering Period including an Offering Period underway at the time of the change in Purchase Price; (iii) shortening any Offering Period by setting a Purchase Date, including an Offering Period underway at the time of the Committee’s action; (iv) reducing the maximum percentage of Compensation a participant may elect to set aside as Contributions; and (v) reducing the maximum number of shares a Participant may purchase during any Offering Period. Such modifications or amendments will not require approval of the stockholders of the Company or the consent of any Participants.

26.    CORPORATE TRANSACTIONS.    In the event of a Corporate Transaction, the Offering Period for each outstanding right to purchase Common Stock will be shortened by setting a new Purchase Date and will end on the new Purchase Date. The new Purchase Date shall occur on or prior to the consummation of the Corporate Transaction, as determined by the Board or Committee, and the Plan shall terminate on the consummation of the Corporate Transaction.

27.    CODE SECTION 409A; TAX QUALIFICATION.

(a)     Options granted under the Plan generally are exempt from the application of Section 409A of the Code. However, options granted to U.S. taxpayers which are not intended to meet the Code Section 423 requirements are intended to be exempt from the application of Section 409A of the Code under the short-term deferral exception and any ambiguities shall be construed and interpreted in accordance with such intent. Subject to Subsection (b), options granted to U.S. taxpayers outside of the Code Section 423 requirements shall be subject to such terms and conditions that will permit such options to satisfy the requirements of the short-term deferral exception available under Section 409A of the Code, including the requirement that the shares of Common Stock subject to an option be delivered within the short-term deferral period. Subject to Subsection (b), in the case of a Participant who would otherwise be subject to Section 409A of the Code, to the extent the Committee determines that an option or the

Annex I-8

exercise, payment, settlement or deferral thereof is subject to Section 409A of the Code, the option shall be granted, exercised, paid, settled or deferred in a manner that will comply with Section 409A of the Code, including Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the Effective Date. Notwithstanding the foregoing, the Company shall have no liability to a Participant or any other party if the option that is intended to be exempt from or compliant with Section 409A of the Code is not so exempt or compliant or for any action taken by the Committee with respect thereto.

(b)    Although the Company may endeavor to (i) qualify an option for favorable tax treatment under the laws of the United States or jurisdictions outside of the United States or (ii) avoid adverse tax treatment (e.g., under Section 409A of the Code), the Company makes no representation to that effect and expressly disavows any covenant to maintain favorable or avoid unfavorable tax treatment, notwithstanding anything to the contrary in this Plan, including Subsection (a). The Company shall be unconstrained in its corporate activities without regard to the potential negative tax impact on Participants under the Plan.

28.    DEFINITIONS.

(a)     “Affiliate” means any entity, other than a Subsidiary or Parent, (i) that, directly or indirectly, is controlled by, controls or is under common control with, the Company and (ii) in which the Company has a significant equity interest, in either case as determined by the Committee, whether now or hereafter existing.

(b)    “Board” shall mean the Board of Directors of the Company.

(c)     “Business Combination” means the business combination effected pursuant to the Business Combination Agreement.

(d)    “Business Combination Agreement” means the Business Combination Agreement, by and among ArcLight Clean Transition Corp., the Company, and certain other parties thereto.

(e)     “Code” shall mean the U.S. Internal Revenue Code of 1986, as amended.

(f)     “Committee” shall mean the Compensation Committee of the Board that consists exclusively of one or more members of the Board appointed by the Board.

(g)    “Common Stock” shall mean the common stock of the Company.

(h)    “Company” shall mean Proterra Inc.

(i)     “Contributions” means payroll deductions taken from a Participant’s Compensation and used to purchase shares of Common Stock under the Plan and, to the extent payroll deductions are not permitted by applicable laws (as determined by the Committee in its sole discretion) contributions by other means, provided, however, that allowing such other contributions does not jeopardize the qualification of the Plan as an “employee stock purchase plan” under Section 423 of the Plan.

(j)     “Corporate Transaction” means the occurrence of any of the following events: (i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company’s then outstanding voting securities; or (ii) the consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets; or (iii) the consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation.

(k)    “Effective Date” shall mean the closing date of the Business Combination.

(l)     “Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

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(m)   “Fair Market Value” shall mean, as of any date, the value of a share of Common Stock determined as follows:

i.       if such Common Stock is then quoted on the Nasdaq Global Select Market, the Nasdaq Global Market or the Nasdaq Capital Market (collectively, the “Nasdaq Market”), its closing price on the Nasdaq Market on the date of determination, or if there are no sales for such date, then the last preceding business day on which there were sales, as reported in The Wall Street Journal or such other source as the Board or the Committee deems reliable;

ii.      if such Common Stock is publicly traded and is then listed on a national securities exchange, its closing price on the date of determination on the principal national securities exchange on which the Common Stock is listed or admitted to trading as reported in The Wall Street Journal or such other source as the Board or the Committee deems reliable;

iii.     if such Common Stock is publicly traded but is neither quoted on the Nasdaq Market nor listed or admitted to trading on a national securities exchange, the average of the closing bid and asked prices on the date of determination as reported in The Wall Street Journal or such other source as the Board or the Committee deems reliable;

iv.     with respect to the initial Offering Period, Fair Market Value on the Offering Date shall be the price at which shares of Common Stock are offered to the public pursuant to the Registration Statement covering the initial public offering of shares of Common Stock; or

v.      if none of the foregoing is applicable, by the Board or the Committee in good faith.

(n)    “Non-Section 423 Component” means the part of the Plan which is not intended to meet the requirements set forth in Section 423 of the Code.

(o)    “Notice Period” shall mean within two (2) years from the Offering Date or within one (1) year from the Purchase Date on which such shares were purchased.

(p)    “Offering Date” shall mean the first business day of each Offering Period. However, for the initial Offering Period the Offering Date shall be the Effective Date.

(q)    “Offering Period” shall mean a period with respect to which the right to purchase Common Stock may be granted under the Plan, as determined by the Committee pursuant to Section 5(a).

(r)     “Parent” shall have the same meaning as “parent corporation” in Sections 424(e) and 424(f) of the Code.

(s)     “Participant” shall mean an eligible employee who meets the eligibility requirements set forth in Section 4 and who is either automatically enrolled in the initial Offering Period or who elects to participate in this Plan pursuant to Section 6(b).

(t)     “Participating Corporation” shall mean any Parent, Subsidiary or Affiliate that the Committee designates from time to time as eligible to participate in this Plan. For purposes of the Section 423 Component, only the Parent and Subsidiaries may be Participating Corporations, provided, however, that at any given time a Parent or Subsidiary that is a Participating Corporation under the Section 423 Component shall not be a Participating Corporation under the Non-Section 423 Component. The Committee may provide that any Participating Corporation shall only be eligible to participate in the Non-Section 423 Component.

(u)    “Plan” shall mean this Proterra Inc. 2021 Employee Stock Purchase Plan, as may be amended from time to time.

(v)    “Purchase Date” shall mean the last business day of each Purchase Period.

(w)    “Purchase Period” shall mean a period during which Contributions may be made toward the purchase of Common Stock under the Plan, as determined by the Committee pursuant to Section 5(b).

(x)    “Purchase Price” shall mean the price at which Participants may purchase shares of Common Stock under the Plan, as determined pursuant to Section 8.

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(y)    “Section 423 Component” means the part of the Plan, which excludes the Non-Section 423 Component, pursuant to which options to purchase shares of Common Stock under the Plan that satisfy the requirements for “employee stock purchase plans” set forth in Section 423 of the Code may be granted to eligible employees.

(z)     “Subsidiary” shall have the same meaning as “subsidiary corporation” in Sections 424(e) and 424(f) of the Code.

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Annex J

Execution Version

SPONSOR SUPPORT AGREEMENT

This SPONSOR SUPPORT AGREEMENT (this “Agreement”), dated as of January 11, 2021, is made by and among ArcLight Clean Transition Corp., a Cayman Islands exempted company (“ACTC”), and Proterra Inc, a Delaware corporation (the “Company”), ArcLight CTC Holdings, L.P., a Delaware limited partnership (the “Sponsor”), and the undersigned holders of Class B ordinary shares of ACTC (such shares, “ACTC Class B Shares” and the holders thereof, including the Sponsor, collectively, the “Class B Holders”). ACTC, the Company and the Class B Holders shall be referred to herein from time to time collectively as the “Parties”. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Merger Agreement (as defined below).

WHEREAS, ACTC, the Company and Phoenix Merger Sub, Inc., a Delaware corporation entered into that certain Merger Agreement, dated as of the date hereof (as it may be amended, restated or otherwise modified from time to time in accordance with its terms, the “Merger Agreement”);

WHEREAS, the Class B Holders are the record and beneficial owners of all of the issued and outstanding ACTC Class B Shares; and

WHEREAS, the Merger Agreement contemplates that the Parties will enter into this Agreement concurrently with the execution and delivery of the Merger Agreement by the parties thereto, pursuant to which, among other things, (a) each Class B Holder will vote in favor of approval of the Proposals and (b) each Class B Holder will agree to waive any adjustment to the conversion ratio set forth in the organizational documents of ACTC or any other anti-dilution or similar protection with respect to all of the ACTC Class B Shares related to the transactions contemplated by the Merger Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, each intending to be legally bound, hereby agree as follows:

1. Agreement to Vote. Each Class B Holder hereby irrevocably and unconditionally agrees (a) to vote at any meeting of the shareholders of ACTC, and in any action by written resolution of the shareholders of ACTC, all of such Class B Holder’s ACTC Class B Shares (together with any other equity securities of ACTC that such Class B Holder holds of record or beneficially, as of the date of this Agreement, or acquires record or beneficial ownership after the date hereof, collectively, the “Subject ACTC Equity Securities”) (i) in favor of the Proposals and (ii) against, and withhold consent with respect to, any other matter, action or proposal that would reasonably be expected to result in (x) a breach of any of the Acquiror’s or Merger Sub’s covenants, agreements or obligations under the Merger Agreement or (y) any of the conditions to the Closing set forth in Sections 9.01 or 9.03 of the Merger Agreement not being satisfied, (b) if a meeting is held in respect of the matters set forth in clause (a), to appear at the meeting, in person or by proxy, or otherwise cause all of such Class B Holder’s Subject ACTC Equity Securities to be counted as present thereat for purposes of establishing a quorum and (c) not to redeem, elect to redeem or tender or submit any of its Subject ACTC Equity Securities for redemption in connection with such stockholder approval, the Merger or any other transactions contemplated by the Merger Agreement. Prior to any valid termination of the Merger Agreement, each Class B Holder shall take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary under applicable Laws to consummate the Merger and the other transactions contemplated by the Merger Agreement and on the terms and subject to the conditions set forth therein. The obligations of each Class B Holder specified in this Section 1 shall apply whether or not the Merger, any of the transactions contemplated by the Merger Agreement or any action described above is recommend by Acquiror’s board of directors.

2. Waiver of Anti-dilution Protection. Each Class B Holder hereby irrevocably (a) waives, subject to, and conditioned upon, the occurrence of the Closing, to the fullest extent permitted by law and the Amended and Restated Memorandum and Articles of Association of ACTC, and (b) agrees not to assert or perfect, any rights to adjustment or other anti-dilution protections with respect to the rate that the ACTC Class B Shares convert into ACTC Class A Shares in connection with the transactions contemplated by the Merger Agreement.

Annex J-1

3. Transfer of Shares.

a. Each Class B Holder hereby agrees that it shall not (i) sell, assign, transfer (including by operation of law), place a lien on, pledge, hypothecate, grant an option to purchase, distribute, dispose of or otherwise encumber any of its Subject ACTC Equity Securities or otherwise enter into any contract, option or other arrangement or undertaking to do any of the foregoing (each, a “Transfer”), (ii) deposit any of its Subject ACTC Equity Securities into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect to any of its Subject ACTC Equity Securities that conflicts with any of the covenants or agreements set forth in this Agreement or (iii) (iv) take any action that would have the effect of preventing or materially delaying the performance of its obligations hereunder; provided, however, that the foregoing shall not apply to any Transfer (A) to ACTC’s officers or directors or affiliates; (B) by private sales or transfers made in connection with the transactions contemplated by the Merger Agreement; and (C) by virtue of the Sponsor’s organizational documents upon liquidation or dissolution of the Sponsor; provided, that any transferee of any Transfer of the types set forth in clauses (A) through (C) must enter into a written agreement agreeing to be bound by this Agreement.

b. In furtherance of the foregoing, ACTC hereby agrees to (i) place a revocable stop order on all Subject ACTC Equity Securities subject to Section 3(a), including those which may be covered by a registration statement, and (ii) notify ACTC’s transfer agent in writing of such stop order and the restrictions on such Subject ACTC Equity Securities under Section 3(a) and direct ACTC’s transfer agent not to process any attempts by any Class B Holder to Transfer any Subject ACTC Equity Securities except in compliance with Section 3(a); for the avoidance of doubt, the obligations of ACTC under this Section 3(b) shall be deemed to be satisfied by the existence of any similar stop order and restrictions currently existing on the Subject ACTC Equity Securities.

4. Other Covenants.

a. Each Class B Holder hereby agrees to be bound by and subject to (i) Section 8.04 (Confidentiality; Publicity) of the Merger Agreement to the same extent as such provisions apply to the parties to the Merger Agreement, as if such Class B Holder is directly a party thereto, and (ii) Section 7.12 (Exclusivity) and Section 8.01(c) (Support of Transaction) of the Merger Agreement to the same extent as such provisions apply to ACTC, as if such Class B Holder is directly party thereto.

b. To the fullest extent permitted by applicable law, ACTC, which will file a name change and appoint directors pursuant to the Merger Agreement in connection with the Closing (as of the Closing, the “Corporation”), on behalf of itself and its subsidiaries, renounces any interest or expectancy of the Corporation and its subsidiaries in, or in being offered an opportunity to participate in, any business opportunities that are from time to time presented to ArcLight Capital Partners (“ArcLight”) or any of its affiliates or any of its or their agents, shareholders, members, partners, directors, officers, employees, affiliates or subsidiaries (other than the Corporation and its subsidiaries), including any director or officer of the Corporation who is also an agent, shareholder, member, partner, director, officer, employee, affiliate or subsidiary of ArcLight (each, a “Business Opportunities Exempt Party”), even if the business opportunity is one that the Corporation or its subsidiaries might reasonably be deemed to have pursued or had the ability or desire to pursue if granted the opportunity to do so, and no Business Opportunities Exempt Party shall have any duty to communicate or offer any such business opportunity to the Corporation or be liable to the Corporation or any of its subsidiaries or any stockholder, including for breach of any fiduciary or other duty, as a director or officer or controlling stockholder or otherwise, and the Corporation shall indemnify each Business Opportunities Exempt Party against any claim that such person is liable to the Corporation or its stockholders for breach of any fiduciary duty, by reason of the fact that such person (i) participates in, pursues or acquires any such business opportunity, (ii) directs any such business opportunity to another person or (iii) fails to present any such business opportunity, or information regarding any such business opportunity, to the Corporation or its subsidiaries, unless, in the case of a person who is a director or officer of the Corporation, such business opportunity is expressly offered to such director or officer in writing solely in his capacity as a director or officer of the Corporation.

c. Each Class B Holder acknowledges and agrees that the Company is entering into the Merger Agreement in reliance upon such Class B Holder entering into this Agreement and agreeing to be bound by, and perform, or otherwise comply with, as applicable, the agreements, covenants and obligations contained in this Agreement and but for such Class B Holder entering into this Agreement and agreeing to be bound by, and perform, or otherwise comply with, as applicable, the agreements, covenants and obligations contained in this Agreement the Company would not have entered into, or agreed to consummate the transactions contemplated by, the Merger Agreement.

Annex J-2

5. Termination of ACTC Class B Shares Lock-up Period. Each Class B Holder and ACTC hereby agree that effective as of the consummation of the Closing (and not before), Section 5 of that certain Letter Agreement, dated September 25, 2020, by and among ACTC, the Class B Holders and certain other parties thereto (the “Class B Holder Agreement”), shall be amended and restated in its entirety as follows:

“5. Reserved.”

The amendment and restatement set forth in this Section 5 shall be void and of no force and effect with respect to the Class B Holder Agreement if the Merger Agreement shall be terminated for any reason in accordance with its terms.

6. Representations and Warranties.

a. Sponsor represents and warrants to the Company as follows: (i) it is duly organized, validly existing and in good standing under the laws of Delaware, and the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby are within Sponsor’s, corporate, limited liability company or organizational powers and have been duly authorized by all necessary actions on the part of Sponsor; (ii) the execution and delivery of this Agreement by Sponsor does not, and the performance by Sponsor of its obligations hereunder will not, (A) conflict with or result in a violation of the organizational documents of Sponsor, or (B) require any consent or approval that has not been given or other action that has not been taken by any third party (including under any Contract binding upon Sponsor or Sponsor’s Subject ACTC Equity Securities), in each case, to the extent such consent, approval or other action would prevent, enjoin or materially delay the performance by Sponsor of its obligations under this Agreement; (iii) there are no Actions pending against Sponsor or, to the knowledge of Sponsor, threatened against Sponsor, before (or, in the case of threatened Actions, that would be before) any arbitrator or any Governmental Authority, which in any manner challenges or seeks to prevent, enjoin or materially delay the performance by Sponsor of its obligations under this Agreement.

b. Each Class B Holder represents and warrants to the Company as follows: (i) this Agreement has been duly executed and delivered by such Class B Holder and, assuming due authorization, execution and delivery by the other parties to this Agreement, this Agreement constitutes a legally valid and binding obligation of such Class B Holder, enforceable against such Class B Holder in accordance with the terms hereof (except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies); (ii) such Class B Holder has not entered into, and shall not enter into, any agreement that would restrict, limit or interfere with the performance of such Class B Holder’s obligations hereunder and (iii) such Class B Holder is the record and beneficial owner of all of its Subject ACTC Equity Securities, and there exist no Liens or any other limitation or restriction (including, without limitation, any restriction on the right to vote, sell or otherwise dispose of such securities), other than pursuant to (A) this Agreement, (B) the Acquiror Organizational Documents, (C) the Merger Agreement, (D) the Class B Holder Agreement or (E) any applicable securities Laws.

7. Termination. This Agreement shall automatically terminate, without any notice or other action by any Party, and be void ab initio upon the earlier of (a) the Effective Time and (b) the termination of the Merger Agreement in accordance with its terms. Upon termination of this Agreement as provided in the immediately preceding sentence, none of the Parties shall have any further obligations or liabilities under, or with respect to, this Agreement. Notwithstanding the foregoing or anything to the contrary in this Agreement, (i) the termination of this Agreement pursuant to Section 7(b) shall not affect any liability on the part of any Party for a Willful Breach of any covenant or agreement set forth in this Agreement prior to such termination or Fraud, (ii) Sections 2, 5 and 11 (solely to the extent related to the foregoing Sections 2 or 5) shall each survive the termination of this Agreement pursuant to Section 7(a), (iii) Sections 4(b) and 11 (solely to the extent related to the foregoing Section 4(b)) shall each survive the termination of this Agreement pursuant to Section 7(a) and (iv) Sections 8, 9, 10 and 11 (solely to the extent related to the following Sections 8 or 10) shall survive any termination of this Agreement. For purposes of this Section 7, (x) “Willful Breach” means a material breach that is a consequence of an act undertaken or a failure to act by the breaching Party with the knowledge that the taking of such act or such failure to act would, or would reasonably be expected to, constitute or result in a breach of this Agreement and (y) “Fraud” means an act or omission by a Party, and requires: (i) a false or incorrect representation or warranty expressly set forth in this Agreement, (ii) with actual knowledge (as opposed to constructive, imputed or implied knowledge) by the Party making such representation or warranty that such representation or warranty expressly set forth in this Agreement is false or incorrect, (iii) an intention to deceive another Party, to induce him, her or it to enter into this Agreement,

Annex J-3

(iv) another Party, in justifiable or reasonable reliance upon such false or incorrect representation or warranty expressly set forth in this Agreement, causing such Party to enter into this Agreement, and (v) causing such Party to suffer damage by reason of such reliance.

8. No Recourse. Except for claims pursuant to the Merger Agreement or any other Ancillary Agreement by any party(ies) thereto against any other party(ies) thereto, each Party agrees that (a) this Agreement may only be enforced against, and any action for breach of this Agreement may only be made against, the Parties, and no claims of any nature whatsoever (whether in tort, contract or otherwise) arising under or relating to this Agreement, the negotiation hereof or its subject matter, or the transactions contemplated hereby shall be asserted against any Affiliate of the Company or any Affiliate of ACTC (other than the Class B Holders, on the terms and subject to the conditions set forth herein), and (b) none of the Affiliates of the Company or the Affiliates of ACTC (other than the Class B Holders, on the terms and subject to the conditions set forth herein) shall have any liability arising out of or relating to this Agreement, the negotiation hereof or its subject matter, or the transactions contemplated hereby, including with respect to any claim (whether in tort, contract or otherwise) for breach of this Agreement or in respect of any written or oral representations made or alleged to be made in connection herewith, as expressly provided herein, or for any actual or alleged inaccuracies, misstatements or omissions with respect to any information or materials of any kind furnished in connection with this Agreement, the negotiation hereof or the transactions contemplated hereby.

9. Fiduciary Duties. Notwithstanding anything in this Agreement to the contrary, (a) each Class B Holder makes no agreement or understanding herein in any capacity other than in its capacity as a record holder and beneficial owner of the Subject ACTC Equity Securities and (b) nothing herein will be construed to limit or affect any action or inaction by any representative of the Sponsor in its capacity as a member of the board of directors (or other similar governing body) of ACTC or any of its Affiliates or as an officer, employee or fiduciary of ACTC or any of its Affiliates, in each case, acting in such person’s capacity as a director, officer, employee or fiduciary of ACTC or such Affiliate.

10. No Third Party Beneficiaries. This Agreement shall be for the sole benefit of the Parties and their respective successors and permitted assigns and is not intended, nor shall be construed, to give any Person, other than the Parties and their respective successors and assigns, any legal or equitable right, benefit or remedy of any nature whatsoever by reason this Agreement. Nothing in this Agreement, expressed or implied, is intended to or shall constitute the Parties, partners or participants in a joint venture.

11. Incorporation by Reference. Sections 1.02 (Construction) 11.03 (Assignment), 11.06 (Governing Law), 11.07 (Captions; Counterparts), 11.09 (Entire Agreement), 11.10 (Amendments), 11.11 (Severability), 11.12 (Jurisdiction; Waiver of Jury Trial), 11.13 (Enforcement) and 11.15 (Non-Survival of Representations, Warranties and Covenants) of the Merger Agreement are incorporated herein by reference and shall apply to this Agreement mutatis mutandis.

[signature page follows]

Annex J-4

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.

ArcLight CTC Holdings, L.P.
By:	/s/ Daniel R. Revers
Name: Daniel R. Revers
Title: President
ARCLIGHT CLEAN TRANSITION CORP.
By:	/s/ John F. Erhard
Name: John F. Erhard
Title: Chief Executive Officer

[Signature Page to Sponsor Support Agreement]

Annex J-5

PROTERRA INC
By:	/s/ Jack Allen
Name: Jack Allen
Title: Chief Executive Officer

[Signature Page to Sponsor Support Agreement]

Annex J-6

OTHER CLASS B HOLDERS:
/s/ Daniel R. Revers
Daniel R. Revers
/s/ Arno Harris
Arno Harris
/s/ Audrey Lee
Audrey Lee
/s/ Brian Goncher
Brian Goncher
/s/ Steven Berkenfeld
Steven Berkenfeld

[Signature Page to Sponsor Support Agreement]

Annex J-7

Annex K

SPONSOR LETTER AGREEMENT

This SPONSOR LETTER AGREEMENT (this “Agreement”), dated as of January 11, 2021, is made by and among ArcLight CTC Holdings, L.P., a Delaware limited partnership (the “Sponsor”), ArcLight Clean Transition Corp., a Cayman Islands exempted company (“ACTC”), and Proterra Inc, a Delaware corporation (the “Company”). The Sponsor, ACTC and the Company are sometimes referred to herein individually as a “Party” and collectively as the “Parties”. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Merger Agreement (as defined below).

WHEREAS, Sponsor holds 6,797,500 Class B ordinary shares of ACTC (“ACTC Class B Shares”);

WHEREAS, ACTC, the Company and Phoenix Merger Sub, Inc., a Delaware corporation, entered into that certain Merger Agreement, dated as of the date hereof (as it may be amended, restated or otherwise modified from time to time in accordance with its terms, the “Merger Agreement”);

WHEREAS, pursuant to their terms, all of the ACTC Class B Shares shall be converted into Acquiror Common Stock at the time of consummation of the Merger (the “Conversion”); and

WHEREAS, the Merger Agreement contemplates that the Parties will enter into this Agreement contemporaneously with the execution and delivery of the Merger Agreement by the parties thereto.

NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, each intending to be legally bound, hereby agree as follows:

1. Vesting and Forfeiture. The Sponsor agrees that, as of immediately following the Closing and the Conversion, 10% of the Acquiror Common Stock beneficially owned by the Sponsor immediately following the Closing and the Conversion shall be subject to the vesting and forfeiture provisions set forth in this Section 1. For the avoidance of doubt, any Acquiror Common Stock beneficially owned by any individual other than the Sponsor and any Acquiror Common Stock beneficially owned by the Sponsor, other than the Acquiror Common Stock described in the foregoing sentence, shall not be subject to vesting or forfeiture. The Sponsor agrees that it shall not, and shall cause its Affiliates not to, Transfer (other than to an Affiliate) any unvested Acquiror Common Stock held by the Sponsor prior to the date such Acquiror Common Stock becomes vested pursuant to Section 1(a).

a. Vesting of Acquiror Common Stock.

(i) 10% of the Acquiror Common Stock beneficially owned by the Sponsor immediately following the Closing and the Conversion shall vest if, (A) over any twenty (20) Trading Days within any thirty (30) Trading Day period during the sixty (60) months following the Closing (the “Measurement Period”) the VWAP of the Acquiror Common Stock is greater than or equal to $15.00 per share (in which case, such Acquiror Common Stock shall vest upon the close of market on the twentieth (20th) such Trading Day) or (B) there occurs any transaction resulting in a Change in Control with a valuation of the Acquiror Common Stock that is greater than or equal to $15.00 per share of Acquiror Common Stock (in which case, such Acquiror Common Stock shall vest immediately prior to the closing of such Change in Control).

(ii) The per share stock prices referenced in Section 1(a)(ii) above will be equitably adjusted on account of any changes in the equity securities of ACTC by way of stock split, stock dividend, combination or reclassification, or through merger, consolidation, reorganization, recapitalization or business combination, or by any other means.

2. Tax Treatment. The Parties intend that the Conversion will be treated as a tax-free recapitalization under Section 368(a)(1)(E) of the Internal Revenue Code of 1986, as amended (the “Code”), and the Sponsor intends to make a protective election under Section 83(b) of the Code with respect to the receipt of the portion of the Acquiror Common Stock subject to vesting under Section 1(a)(ii) of this Agreement.

3. Forfeiture of Unvested Acquiror Common Stock. Any Acquiror Common Stock that remains unvested pursuant to Section 1(a)(ii) as of the expiration of the Measurement Period shall be forfeited and shall be transferred by the Sponsor to ACTC for cancellation, without any consideration for such transfer.

Annex K-1

4. Lock-Up.

a. Subject to Section 4(b), the Sponsor hereby agrees that it shall not, and shall cause any of its Permitted Transferees not to, Transfer any Lock-up Shares until the end of the Lock-up Period (the “Lock-up”).

b. Notwithstanding the provisions set forth in Section 4(a), the Sponsor or its Permitted Transferees may Transfer the Lock-up Shares during the Lock-up Period (i) to (A) ACTC’s officers or directors or (B) any Affiliates of the Sponsor; (ii) in the case of an individual, by gift to a member of such individual’s immediate family or to a trust, the beneficiary of which is a member of such individual’s immediate family, an Affiliate of such individual or to a charitable organization; (iii) in the case of an individual, by virtue of laws of descent and distribution upon death of such individual; or (iv) by virtue of the laws of the State of Delaware or the Sponsor limited partnership agreement upon dissolution of the Sponsor.

c. For purposes of this Agreement:

(i) the term “Lock-up Period” means the period beginning on the Closing Date and ending on the date that is 180 days after the Closing Date; provided, that the Parties may mutually agree to shorten the duration of or otherwise waive the Lock-up Period;

(ii) the term “Lock-up Shares” means the shares of Acquiror Common Stock and Acquiror Warrants (including the shares of Acquiror Common Stock issuable upon exercise thereof) held by the Sponsor immediately following the Closing (other than shares of Acquiror Common Stock acquired in the public market or pursuant to a transaction exempt from registration under the Securities Act, pursuant to a subscription agreement where the issuance of Acquiror Common Stock occurs on or after the Closing); provided, that, for clarity, shares of Acquiror Common Stock issued in connection with the PIPE investment described in Section 5.21 of the Merger Agreement shall not constitute Lock-up Shares;

(iii) the term “Permitted Transferees” means, prior to the expiration of the Lock-up Period, any Person to whom the Sponsor is permitted to transfer such Lock-up Shares prior to the expiration of the Lock-up Period pursuant to Section 4(b); and

(iv) the term “Transfer” means the (A) sale of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act, and the rules and regulations promulgated thereunder, with respect to, any security, (B) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (C) public announcement of any intention to effect any transaction specified in clause (A) or (B).

d. Notwithstanding anything to the contrary in this Agreement, any waiver, termination, shortening or other amendment or modification to any lock-up agreement applicable to the Acquiror Common Stock held by any Company Stockholder which improves the terms of any such lock-up for such Company Stockholder shall apply pro rata and on the same terms to the Lock-Up of the Sponsor hereunder and the provisions of this Section 4 shall be deemed immediately and automatically waived, terminated, shortened or amended or modified, as the case may be, without further action of the Parties.

e. From and after the Closing, prior to waiving, terminating, shortening or otherwise amending or modifying the terms of any lock-up agreement applicable to the Acquiror Common Stock held by any Company Stockholder, ACTC will provide reasonable advance written notice (in no case less than five (5) Trading Days) to the Sponsor, indicating that ACTC plans to take a specified action with respect to such lock-up agreement and setting forth the terms of any such waiver, termination, shortening or other amendment or modification.

5. New Shares. In the event that (a) any Acquiror Common Stock, Acquiror Warrants or other equity securities of ACTC are issued to the Sponsor after the date of this Agreement pursuant to any stock dividend, stock split, recapitalization, reclassification, combination or exchange of Acquiror Common Stock or Acquiror Warrants of, on or affecting the Acquiror Common Stock or Acquiror Warrants owned by the Sponsor or otherwise, (b) the Sponsor purchases or otherwise acquires beneficial ownership of any Acquiror Common Stock, Acquiror Warrants or other equity securities of ACTC after the date of this Agreement, or (c) the Sponsor acquires the right to vote or share in

Annex K-2

the voting of any Acquiror Common Stock or other equity securities of ACTC after the date of this Agreement (such Acquiror Common Stock, Acquiror Warrants or other equity securities of ACTC, collectively the “New Securities”), then such New Securities acquired or purchased by the Sponsor shall become Lock-Up Shares, to the extent such New Securities are not otherwise expressly excluded from the definition of “Lock-Up Shares”, subject to the terms of this Agreement to the same extent as if they constituted the Acquiror Common Stock or Acquiror Warrants owned by such Sponsor as of the date hereof.

6. Sponsor Director. Pursuant to the Merger Agreement, the Acquiror Director Designee shall be appointed to the Acquiror Board, effective as of immediately following the Effective Time, and shall serve until his or her earlier resignation, removal or death; provided that, the Sponsor agrees to cause the Acquiror Director Designee to tender his or her immediate irrevocable resignation in writing to the Acquiror Board in the event the Sponsor sells, disposes of, transfers or assigns (other than to an Affiliate of Sponsor) fifty percent (50%) or more of the Acquiror Common Stock held beneficially by Sponsor as of the Closing.

7. Termination. This Agreement shall automatically terminate, without any notice or other action by any Party, and be void ab initio upon the termination of the Merger Agreement in accordance with its terms. Upon termination of this Agreement as provided in the immediately preceding sentence, none of the Parties shall have any further obligations or Liabilities under, or with respect to, this Agreement.

8. No Third Party Beneficiaries. This Agreement shall be for the sole benefit of the Parties and their respective successors and permitted assigns and is not intended, nor shall be construed, to give any Person, other than the Parties and their respective successors and assigns, any legal or equitable right, benefit or remedy of any nature whatsoever by reason this Agreement. Nothing in this Agreement, expressed or implied, is intended to or shall constitute the Parties, partners or participants in a joint venture.

9. Incorporation by Reference. Section 1.2 (Construction) 11.03 (Assignment), 11.06 (Governing Law), 11.07 (Captions; Counterparts), 11.09 (Entire Agreement), 11.10 (Amendments), 11.11 (Severability), 11.12 (Jurisdiction; Waiver of Jury Trial), 11.13 (Enforcement), 11.14 (Non-Recourse) and 11.15 (Non-Survival) of the Merger Agreement are incorporated herein and shall apply to this Agreement mutatis mutandis.

[signature page follows]

Annex K-3

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.

ArcLight CTC Holdings, L.P.
By: ACTC Holdings GP, LLC, its General Partner
By:	/s/ Daniel R. Revers
Name: Daniel R. Revers
Title: President

ARCLIGHT CLEAN TRANSITION CORP.
By:	/s/ John F. Erhard
Name: John F. Erhard
Title: President and Chief Executive Officer

[Signature Page to Sponsor Letter Agreement]

Annex K-4

PROTERRA INC
By:	/s/ Jack Allen
Name: Jack Allen
Title: Chief Executive Officer

[Signature Page to Sponsor Letter Agreement]

Annex K-5

Annex L

Execution Version

AMENDMENT NO. 1 TO
SPONSOR LETTER AGREEMENT

This Amendment No. 1 to Sponsor Letter Agreement (the “Amendment”) is made and entered into as of February 2, 2021 (the “Effective Date”) and amends that certain Sponsor Letter Agreement, dated as of January 11, 2021 (the “Agreement”), by and among ArcLight CTC Holdings, L.P., a Delaware limited partnership (the “Sponsor”), ArcLight Clean Transition Corp., a Cayman Islands exempted company (“ACTC”), and Proterra Inc, a Delaware corporation (the “Company”). The Sponsor, ACTC and the Company are sometimes referred to herein individually as a “Party” and collectively as the “Parties”. Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Agreement.

RECITALS

WHEREAS, the Parties desire to amend the terms of the Agreement as set forth herein.

WHEREAS, Section 9 of the Agreement provides, in part, that the Agreement may be amended only by a duly authorized agreement in writing executed in the same manner as the Agreement and which makes references to the Agreement.

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows, effective as of the Effective Date:

1. Amendment.

1.1 Amendment to Definition of “Lock-up Period”. Section 4(c)(i) of the Agreement is hereby replaced in its entirety with the following:

the term “Lock-up Period” means the period beginning on the Closing Date and ending on the date that is 180 days after the Closing Date; provided, that such 180-day restricted period will terminate early with respect to:

(A) 33% of the Lock-up Shares on the Business Day after the Release Condition is satisfied during the period starting on the day after the Closing Date and ending on the 119th day after the Closing Date; provided, that such early termination will occur no earlier than the later of sixty (60) days after the Closing and thirty (30) days after the registration statement registering shares of Acquiror Common Stock issued in connection with the PIPE investment described in Section 5.21 of the Merger Agreement is declared effective under the Securities Act, and

(B) 33% of the Lock-up Shares on the Business Day after the Release Condition is satisfied during the period starting 120 days after the Closing Date (which, for the avoidance of doubt, shall represent an additional 33% of the Lock-up Shares if the Release Condition shall have been satisfied in clause (A) above);

1.2 Definition of “Release Condition”. A new Section 4(c)(v) is added to the Agreement as follows:

the term “Release Condition” means if over any twenty (20) Trading Days within any thirty (30) Trading Day period, the VWAP of the Acquiror Common Stock is greater than or equal to $20.00 per share of Acquiror Common Stock or there occurs any transaction resulting in a Change in Control with a valuation of the Acquiror Common Stock that is greater than or equal to $20.00 per share of Acquiror Common Stock; provided that the per share stock prices referenced herein will be equitably adjusted on account of any changes in the equity securities of ACTC by way of stock split, stock dividend, combination or reclassification, or through merger, consolidation, reorganization, recapitalization or business combination, or by any other means.

Annex L-1

2. Entire Agreement. This Amendment and the Agreement, constitute the full and entire understanding and agreement between the Parties with regard to the subjects hereof and thereof and no party shall be liable or bound to any other in any manner by any oral or written representations, warranties, covenants and agreements except as specifically set forth herein and therein. In the event of any inconsistency or conflict between the provisions of the Agreement and this Amendment, the provisions of this Amendment will prevail and govern.

3. Further Assurances. The parties agree to execute such further documents and instruments and to take such further actions as may be reasonably necessary to carry out the purposes and intent of this Amendment.

4. Ratification. All terms and provisions of the Agreement not amended hereby, either expressly or by necessary implication, shall remain in full force and effect. From and after the date of this Amendment, all references to the term “Agreement” in this Amendment or the Agreement shall include the terms contained in this Amendment.

5. Incorporation by Reference. Section 1.2 (Construction) 11.03 (Assignment), 11.06 (Governing Law), 11.07 (Captions; Counterparts), 11.10 (Amendments), 11.11 (Severability), 11.12 (Jurisdiction; Waiver of Jury Trial), 11.13 (Enforcement), 11.14 (Non-Recourse) and 11.15 (Non-Survival) of the Merger Agreement are incorporated herein and shall apply to this Amendment mutatis mutandis.

[signature page follows]

Annex L-2

IN WITNESS WHEREOF, each of the Parties has caused this Amendment to be duly executed on its behalf as of the day and year first above written.

ArcLight CTC Holdings, L.P.
By:	ACTC Holdings GP, LLC, its General Partner
By:	/s/ Daniel R. Revers
	Name:	Daniel R. Revers
	Title:	President

ARCLIGHT CLEAN TRANSITION CORP.
By:	/s/ John. F. Erhard
	Name:	John. F. Erhard
	Title:	Chief Executive Officer

[Signature Page to Amendment No. 1 to Sponsor Letter Agreement]

Annex L-3

PROTERRA INC
By:	/s/ Amy Ard
	Name:	Amy Ard
	Title:	Chief Financial Officer

[Signature Page to Amendment No. 1 to Sponsor Letter Agreement]

Annex L-4

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of directors and officers

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against willful default, willful neglect, civil fraud or the consequences of committing a crime. The Existing Organizational Documents provided for indemnification of our officers and directors to the maximum extent permitted by law, including for any liability incurred in their capacities as such, except through their own actual fraud, willful default or willful neglect.

We have entered into agreements with our officers and directors to provide contractual indemnification in addition to the indemnification provided for in the Existing Organizational Documents. We have purchased a policy of directors’ and officers’ liability insurance that insures our officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against our obligations to indemnify our officers and directors.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 21. Exhibits and Financial Statements Schedules

(a) Exhibits.

Exhibit Number	Description
2.1†

Agreement and Plan of Merger, dated as of January 11, 2021, by and among ArcLight Clean Transition Corp., Phoenix Merger Sub, Inc., and Proterra Inc (included as Annex A to the proxy statement/prospectus).

3.1	Amended and Restated Memorandum and Articles of Association of ArcLight (included as Annex B to the proxy statement/prospectus).
3.2	Form of Certificate of Incorporation of New Proterra, to become effective upon Domestication (included as Annex C to the proxy statement/prospectus).
3.3	Form of Bylaws of New Proterra, to become effective upon Domestication (included as Annex D to the proxy statement/prospectus).
4.1	Specimen Unit Certificate (incorporated by reference to Exhibit 4.1 to the Registration Statement on Form S-1 filed by the Registrant on September 18, 2020).
4.2	Specimen Class A Ordinary Share Certificate (incorporated by reference to Exhibit 4.2 to the Registration Statement on Form S-1 filed by the Registrant on September 18, 2020).
4.3	Specimen Warrant Certificate (incorporated by reference to Exhibit 4.3 to the Registration Statement on Form S-1 filed by the Registrant on September 18, 2020).
4.4

Warrant Agreement between Continental Stock Transfer & Trust Company and ArcLight Clean Transition Corp., dated September 25, 2020 (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K filed by the Registrant on September 28, 2020).

4.5*	Form of Certificate of Corporate Domestication of ArcLight, to be filed with the Secretary of the State of Delaware.
5.1*	Opinion of Kirkland & Ellis LLP.
10.1*	Form of Indemnification Agreement.
10.2*	2010 Equity Incentive Plan, as amended, and forms of equity agreements thereunder.
10.3*	2019 Equity Incentive Plan.
10.4*	2019 Employee Stock Purchase Plan.
10.5*	Form of Severance Agreement for executive officers.

Exhibit Number	Description
10.6*

AIR Commercial Real Estate Association Standard Industrial/Commercial Single-Tenant Lease — Net, dated April 23, 2015 and amended January 30, 2018, and further amended June 18, 2019 by and between G&T Properties and the Proterra, Inc

10.7*	Lease Agreement, dated May 8, 2015, by and between PAC Operating Limited Partnership and Proterra, Inc, as amended on February 8, 2019.
10.8*	Lease Agreement, dated March 21, 2018, by and between Smith Development Company, Inc. and Proterra, Inc
10.9*	Sublease Agreement, dated February 26, 2019, by and between International Transport Innovation Center and Proterra, Inc
10.10*	Amended and Restated Product Supply Agreement, dated November 3, 2017, by and between TPI Inc. and Proterra, Inc, as Amended December 31, 2018, and as further Amended October 1, 2019.
10.11*	Loan, Guaranty and Security Agreement, dated May 8, 2019, by and between Bank of America, N.A. and Proterra, Inc, as amended on August 4, 2020
10.12*

The Note Purchase Agreement dated August 4, 2020, by and among CSI Prodigy HoldCo L.P. and CSI Prodigy Co-Investment L.P., and Proterra, Inc. as amended August 31, 2020 by and among Broadscale PT Investors LP., Generation IM Climate Solutions II, L.P., QPB Holdings Ltd., Palindrome Master Fund, L.P., and Proterra, Inc.

10.13	Form of Subscription Agreement (included as Annex E to the proxy statement/prospectus).
10.14	Form of Amended and Restated Registration Rights Agreement (included as Annex F to the proxy statement/prospectus).
10.15	Form of Proterra Stockholder Transaction Support Agreement (included as Annex G to the proxy statement/prospectus).
10.16	Form of Proterra Inc 2021 Equity Incentive Plan (included as Annex H to the proxy statement/prospectus).
10.17	Form of Proterra Inc 2021 Employee Stock Purchase Plan (included as Annex I to the proxy statement/prospectus).
10.18

Sponsor Support Agreement, dated as of January 11, 2021, by and among ArcLight CTC Holdings, L.P., ArcLight Clean Transition Corp. and Proterra Inc and certain other parties thereto (incorporated by referenced to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K filed by the Registrant on January 12, 2021 and included as Annex J to the proxy statement/prospectus).

10.19

Sponsor Letter Agreement, dated as of January 11, 2021, by and among ArcLight CTC Holdings, L.P., ArcLight Clean Transition Corp. and Proterra Inc and certain other parties thereto (incorporated by referenced to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K filed by the Registrant on January 12, 2021 and included as Annex K to the proxy statement/prospectus).

10.20

Amendment No. 1 to the Sponsor Letter Agreement, dated as of February 2, 2021, by and among ArcLight CTC Holdings, L.P., ArcLight Clean Transition Corp. and Proterra Inc(incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed by the Registrant on February 2, 2021 and included as Annex L to the proxy statement/prospectus).

21.1	List of subsidiaries of ArcLight.
23.1	Consent of Marcum LLP, independent registered accounting firm for ArcLight.
23.2	Consent of Marcum LLP, independent registered accounting firm for ArcLight.
23.3	Consent of KPMG LLP independent registered accounting firm for Proterra.
24.1*	Consent of Kirkland & Ellis LLP (included as part of Exhibit 5.1).
99.1*	Power of Attorney (included on signature page to the initial filing of the Registration Statement).
99.2*	Form of Proxy for Extraordinary General Meeting (included as Annex J to the proxy statement/prospectus).
99.3*	Consent of Jennifer M. Granholm, as designee to ArcLight Clean Transition Corp. board of directors.
99.4*	Consent of Jochen M. Goetz, as designee to ArcLight Clean Transition Corp. board of directors.
99.5*	Consent of Ryan C. Popple, as designee to ArcLight Clean Transition Corp. board of directors.
99.6*	Consent of Brook F. Porter, as designee to ArcLight Clean Transition Corp. board of directors.
99.7*	Consent of Jeannine P. Sargent, as designee to ArcLight Clean Transition Corp. board of directors.
99.8*	Consent of Constance E. Skidmore, as designee to ArcLight Clean Transition Corp. board of directors.
99.9*	Consent of Michael D. Smith, as designee to ArcLight Clean Transition Corp. board of directors.

Exhibit Number	Description
101.INS	XBRL Instance Document
101.SCH	XBRL Taxonomy Extension Schema Document
101.CAL	XBRL Taxonomy Extension Calculation Linkbase Document
101.DEF	XBRL Taxonomy Extension Definition Linkbase Document
101.LAB	XBRL Taxonomy Extension Label Linkbase Document
101.PRE	XBRL Taxonomy Extension Presentation Linkbase Document

____________

*        To be filed by amendment.

†        Schedules and exhibits to this Exhibit omitted pursuant to Regulation S-K Item 601(b)(2). The Registrant agrees to furnish supplementally a copy of any omitted schedule or exhibit to the SEC upon request.

Item 22. Undertakings

11.     The undersigned registrant hereby undertakes:

(a)     To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)     to include any prospectus required by section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii)    to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)   to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement.

(b)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)     To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(d)    That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(e)     That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)     any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)    any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)   the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)   any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(f)     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by them is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(g)    That, prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(h)    That, every prospectus: (1) that is filed pursuant to the immediately preceding paragraph, or (2) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(i)     To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(j)     To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Boston, Commonwealth of Massachusetts, on the 2nd day of February, 2021.

ARCLIGHT CLEAN TRANSITION CORP.
By:	/s/ John F. Erhard
Name:	John F. Erhard
Title:	President and Chief Executive Officer

POWER OF ATTORNEY

Each of the undersigned constitutes and appoints each of Daniel R. Revers, John F. Erhard, Marco F. Gatti and Christine M. Miller, each acting alone, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for such person and in his or her name, place and stead, in any and all capacities, to sign this registration statement on Form S-4 (including all pre-effective and post-effective amendments and registration statements filed pursuant to Rule 462 under the Securities Act of 1933), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming that any such attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

NAME	POSITION	DATE
/s/ Daniel R. Revers	Chairman	February 2, 2021
Daniel R. Revers	Director
/s/ John F. Erhard	Chief Executive Officer and President	February 2, 2021
John F. Erhard	(Principal Executive Officer)
/s/ Marco F. Gatti	Chief Financial Officer	February 2, 2021
Marco F. Gatti	(Principal Financial Officer and Accounting Officer)
/s/ Arno Harris	Director	February 2, 2021
Arno Harris
/s/ Ja-Chin Audrey Lee	Director	February 2, 2021
Ja-Chin Audrey Lee
/s/ Brian Goncher	Director	February 2, 2021
Brian Goncher
/s/ Steven Berkenfeld	Director	February 2, 2021
Steven Berkenfeld